The information in this prospectus supplement is not complete and may be changed. We may not sell these securities, nor will we accept offers to buy these securities, prior to the time a final prospectus supplement is delivered.
This prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 17, 2005

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 15, 2005)

[UBS INVESTMENT BANK LOGO OMITTED]               [LEHMAN BROTHERS LOGO OMITTED]

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7
         COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-C7
      CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-AB, CLASS A-4, CLASS A-1A,
         CLASS A-MFL, CLASS A-M, CLASS A-J, CLASS B, CLASS C, CLASS D,
                        CLASS E, CLASS F AND CLASS X-CP

    APPROXIMATE TOTAL PRINCIPAL BALANCE AT INITIAL ISSUANCE: $2,255,515,000

     We, Structured Asset Securities Corporation II, have prepared this prospectus supplement in order to offer the classes of commercial mortgage pass-through certificates identified above. These certificates are the only securities offered by this prospectus supplement. This prospectus supplement specifically relates to, and is accompanied by, our prospectus dated August 15,
2005. We will not list the offered certificates on any national securities exchange or any automated quotation system of any registered securities associations, such as NASDAQ.

     The offered certificates will represent interests only in the trust identified above. They will not represent interests in or obligations of any other party. The assets of the trust will include a pool of multifamily and commercial mortgage loans having the characteristics described in this prospectus supplement, including an initial mortgage pool balance backing the offered certificates of $2,405,883,075. No governmental agency or instrumentality or private insurer has insured or guaranteed the offered certificates or any of the mortgage loans that back them.

     The holders of each class of offered certificates will receive, to the extent of available funds, monthly distributions of interest, principal or both, commencing on the distribution date in November 2005. The table on page
S-   of this prospectus supplement contains a list of the respective classes of offered certificates and states the original principal balance or notional amount, initial interest rate, interest rate description, and other select characteristics of each of those classes. That same table on page S-5 of this prospectus supplement also contains a list of the non-offered classes of the series 2005-C7 certificates.

     YOU SHOULD FULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE S-55 IN THIS
PROSPECTUS SUPPLEMENT AND ON PAGE 13 IN THE ACCOMPANYING PROSPECTUS PRIOR TO
INVESTING IN THE OFFERED CERTIFICATES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     Lehman Brothers Inc. and UBS Securities LLC are the underwriters with respect to the offered certificates. They will purchase their respective allocations, in each case if any, of the offered certificates from us, subject to the satisfaction of specified conditions. Our proceeds from the sale of the
offered certificates will equal approximately $       , plus accrued interest
on all the offered certificates (except the class A-MFL certificates), before deducting expenses payable by us. The underwriters currently intend to sell the offered certificates at varying prices to be determined at the time of sale.
Not every underwriter will have an obligation to purchase offered certificates from us. See "Method of Distribution" in this prospectus supplement.

     With respect to this offering, Lehman Brothers Inc. is acting as co-lead manager and sole bookrunner and UBS Securities LLC is acting as co-lead manager.

UBS INVESTMENT BANK                                   LEHMAN BROTHERS

            The date of this prospectus supplement is       , 2005.

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7
         Commercial Mortgage Pass-Through Certificates, Series 2005-C7

WASHINGTON                     ALABAMA                     MASSACHUSSETTS
4 properties                   7 properties                3 properties
$19,413,123                    $25,113,317                 $190,113,719
0.8% of total                  1.0% of total               7.9% of total

ORGEON                         KENTUCKY                    NEW YORK
2 properties                   2 properties                30 properties
$10,761,358                    $9,224,922                  $635,567,295
0.4% of total                  0.4% of total               26.4% of total

CALIFORNIA                     FLORIDA                     PENNSYLVANIA
24 properties                  20 properties               5 properties
$286,014,814                   $170,447,549                $27,845,240
11.9% of total                 7.1% of total               1.2% of total

NEVADA                         GEORGIA                     OHIO
1 property                     8 properties                5 properties
$5,194,467%50,338,242                 $23,303,050
0.2% of total                  2.1% of total               1.0% of total

ARIZONA                        SOUTH CAROLINA              MICHIGAN
5 properties                   3 properties                7 properties
$12,525,582                    $30,565,073                 $45,024,849
0.5% of total                  1.3% of total               1.9% of total

COLORADO                       NORTH CAROLINA              INDIANA
6 properties                   5 properties                4 properties
$36,748,693                    $22,495,646                 $24,100,273
1.5% of total                  0.9% of total               1.0% of total

KANSAS                         VIRGINIA                    ILLINOIS
1 property                     4 properties                10 properties
$3,171,556                     $35,493,095                 $183,219,056
0.1% of total                  1.5% of total               7.6% of total

TEXAS                          DISTRICT OF COLUMBIA        MINNESOTA
26 properties                  1 property                  7 properties
$163,507,049                   $40,360,000                 $11,594,793
6.8% of total                  1.7% of total               0.5% of total

OKLAHOMA                       MARYLAND                    MISSOURI
6 properties                   5 properties                4 properties
$18,849,572                    $115,503,753                $27,770,887
0.8% of total                  4.8% of total               1.2% of total

ARKANSAS                       NEW JERSEY                  NEBRASKA
1 property                     8 properties                1 property
$2,799,583                     $57,748,718                 $16,000,000
0.1% of total                  2.4% of total               0.7% of total

LOUISIANA                      CONNECTICUT                 UTAH
1 property                     6 properties                2 properties
$2,413,946                     $71,385,646                 $19,115,000
0.1% of total                  3.0% of total               0.8% of total

TENNESSEE
3 properties
$12,153,208
0.5% of total

DISTRIBUTION OF PROPERTY TYPES (1)

[PIE CHART GRAPHIC OMITTED]

Mixed Use 1.5%
Industrial/Warehouse 1.2%
Office 50.1%
Retail 23.0%
Multifamily(2) 12.2%
Hotel 10.0%
Self Storage 2.1%

(1) Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2) Multifamily Component includes Mobile Home Park properties representing 3.4%
    of the aggregate pool.

[1] >10.0% of Initial Mortgage Pool Balance

[2] >5.0 - 10.0% of Initial Mortgage Pool Balance

[3] >1.0 - 5.0% of Initial Mortgage Pool Balance

[4] <= 1.0% of Initial Mortgage Pool Balance

[200 PARK AVENUE, NEW YORK, NY PHOTO]   [99 HIGH STREET, BOSTON, MA PHOTO]

                [COURTYARD BY MARRIOTT PORTFOLIO, VARIOUS PHOTO]

                      [RECKSON PORTFOLIO I, VARIOUS PHOTO]

[1166 AVENUE OF THE AMERICAS,       [BETHESDA TOWERS,        [300 SOUTH WACKER,
       NEW YORK, NY]                  BETHESDA, MD]             CHICAGO, IL]

[MATHILDA RESEARCH CENTRE,                       [CHERRYVALE MALL,
      SUNNYVALE, CA]                               ROCKFORD, IL]

                          [SETH PORTFOLIO, VARIOUS, TX]

                               TABLE OF CONTENTS

                                                               PAGE
                                                              ------
                  PROSPECTUS SUPPLEMENT
Important Notice About the Information Contained in this

Servicing Under the Series 2005-C7 Pooling and Servicing
  Agreement .................................................  S-179
Servicing of the 200 Park Avenue Loan Combination and the
  Courtyard by Marriott Portfolio Loan Combination ..........  S-213
Servicing of the 1166 Avenue of the Americas Loan

ANNEX A-1--Certain Characteristics of Individual

ANNEX A-5--Certain Monetary Terms of the Underlying
  Mortgage Loans ............................................    A-5

                                                               PAGE
                                                              ------
ANNEX A-6--Certain Information Regarding Reserves ...........   A-6
ANNEX B--Certain Information Regarding Multifamily
  Properties ................................................     B
ANNEX C-1--Price/Yield Tables ...............................   C-1
ANNEX C-2--Decrement Tables .................................   C-2
ANNEX D--Form of Distribution Date Statement ................     D
ANNEX E--Reference Rate Schedule ............................     E
ANNEX F--Class A-AB Planned Principal Balance Schedule.......     F
ANNEX G--Global Clearance and Tax Documentation
  Procedures ................................................     G
                        PROSPECTUS
Important Notice About the Information Presented in this

            IMPORTANT NOTICE ABOUT THE INFORMATION CONTAINED IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     Information about the offered certificates is contained in two separate documents:

     o    this prospectus supplement, which describes the specific terms of the offered certificates; and

     o    the accompanying prospectus, which provides general information, some of which may not apply to the offered certificates.

     You should read both this prospectus supplement and the accompanying prospectus in full to obtain material information concerning the offered certificates. If the description of the terms of the offered certificates contained in this prospectus supplement varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized any person to give any other information or to make any representation that is different from the information contained in this prospectus supplement and the accompanying prospectus.

                                      S-3

                          NOTICE TO RESIDENTS OF KOREA

     The securities to which these materials relate (the "Subject Securities")
have not been and will not be registered under the Securities and Exchange Act of Korea and none of the Subject Securities may be offered or sold, directly or indirectly, in Korea or to any resident of Korea or to any persons for the reoffering or resale, directly or indirectly, in Korea or to any resident of
Korea, except pursuant to applicable laws and regulations of Korea. None of
Lehman Brothers Inc. or UBS Securities LLC or any of their respective affiliates makes any representation with respect to the eligibility of any recipients of these materials or of the Subject Securities to acquire the
Subject Securities under the laws of Korea, including, without limitation, the
Foreign Exchange Transaction Regulations of Korea. In addition, any recipient or purchaser of the Subject Securities represents that it is purchasing or acquiring the Subject Securities as principal for its own account. For a period of one year from the issue date of the Subject Securities, neither the holder of the Subject Securities nor any resident of Korea may transfer the Subject
Securities in Korea or to any resident of Korea unless such transfer involves all of the Subject Securities held by it. Also, for a period of one year from the issue date of the Subject Securities, the face amount of each certificate representing the Subject Securities held by a resident of Korea shall not be subdivided into more than one such certificate representing the Subject
Securities. Furthermore, the purchaser of the Subject Securities shall comply with all applicable regulatory requirements (including but not limited to requirements under the Foreign Exchange Transaction laws) in connection with the purchase of the Subject Securities. For the avoidance of doubt, it is the sole responsibility of the recipient or purchaser of the Subject Securities to determine whether such recipient or purchaser is eligible for the acquisition of the Subject Securities under applicable laws and regulations of Korea, and whether such recipient or purchaser will have complied with all applicable
Korean legal and regulatory requirements in connection with the purchase of the
Subject Securities.

                         NOTICE TO RESIDENTS OF GERMANY

     Each of the underwriters has confirmed that it is aware that no German sales prospectus (Verkaufsprospekt) has been or will be published in respect of the offering of the series 2005-C7 certificates and each of the underwriters has represented and agreed that it will comply with the German Securities Sales
Prospectus Act (Wertpapier -- Verkaufsprospektgesetz) or any other laws applicable in Germany governing the issue, offering and sale of the series
2005-C7 certificates. In particular, each underwriter has undertaken not to engage in a public offering (Offentliches Angebot) in Germany with respect to any of the series 2005-C7 certificates otherwise than in accordance with the
German Securities Sales Prospectus Act and any other act replacing or supplementing it and all other applicable laws and regulations.

     Any series 2005-C7 certificates purchased by any person which it wishes to offer for sale or resale may not be offered in any jurisdiction in circumstances which would result in the depositor being obliged to register any further prospectus or corresponding document relating to the series 2005-C7 certificates in such jurisdiction.

                          NOTICE TO NON-U.S. INVESTORS

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the offered certificates, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the offered certificates to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person.

     The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the offered certificates may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus or any of the offered certificates come must inform themselves about, and observe, any such restrictions. Each prospective purchaser of the offered certificates must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the offered certificates or possesses or distributes this prospectus supplement and the accompanying prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the offered certificates under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and neither we nor any of the underwriters have any responsibility therefor.

                             EUROPEAN ECONOMIC AREA

     Each underwriter has agreed with us that it will abide by certain selling restrictions with respect to offers of series 2005-C7 certificates to the public in the European Economic Area. See "Method of Distribution" in this prospectus supplement.

                                      S-4

                        SUMMARY OF PROSPECTUS SUPPLEMENT

     This summary contains selected information regarding the offering being made by this prospectus supplement. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, you should read carefully this prospectus supplement and the accompanying prospectus in full.

                        INTRODUCTION TO THE TRANSACTION

     The offered certificates will be part of a series of commercial mortgage pass-through certificates designated as the series 2005-C7 commercial mortgage pass-through certificates and consisting of multiple classes. The table below identifies the respective classes of that series, specifies various characteristics of each of those classes and indicates which of those classes are offered by this prospectus supplement and which are not offered by this prospectus supplement.

         SERIES 2005-C7 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

               APPROX. TOTAL                          APPROX. %
             PRINCIPAL BALANCE      APPROX. % OF     TOTAL CREDIT
                OR NOTIONAL           INITIAL         SUPPORT AT
             AMOUNT AT INITIAL     MORTGAGE POOL       INITIAL
  CLASS           ISSUANCE           BALANCE(3)      ISSUANCE(3)
--------- ----------------------- --------------- -----------------
Offered Certificates
A-1            $  101,000,000          4.2%            30.000%(4)
A-2            $  347,000,000         14.4%            30.000%(4)
A-3            $   55,000,000          2.3%            30.000%(4)
A-AB           $  128,000,000          5.3%            30.000%(4)
A-4            $  868,433,000         36.1%            30.000%(4)
A-1A           $  184,685,000          7.7%            30.000%(4)
A-MFL          $   50,000,000          2.1%            20.000%(4)
A-M            $  190,588,000          7.9%            20.000%(4)
A-J            $  201,493,000          8.4%            11.625%
B              $   15,036,000          0.6%            11.000%
C              $   36,089,000          1.5%             9.500%
D              $   30,073,000          1.2%             8.250%
E              $   24,059,000          1.0%             7.250%
F              $   24,059,000          1.0%             6.250%
X-CP           $2,204,148,000(2)       N/A               N/A

Non-Offered Certificates(12)
X-CL           $2,405,883,075(2)       N/A               N/A
G              $   24,059,000          1.0%              N/A
H              $   21,051,000          0.9%              N/A
J              $   18,044,000          0.7%              N/A
K              $   24,059,000          1.0%              N/A
L              $    9,022,000          0.4%              N/A
M              $   12,030,000          0.5%              N/A
N              $    3,007,000          0.1%              N/A
P              $    3,007,000          0.1%              N/A
Q              $    6,015,000          0.3%              N/A
S              $    6,015,000          0.3%              N/A
T              $   24,059,075          1.0%              N/A
CM-1(1)        $    1,012,000          N/A               N/A
CM-2(1)        $    1,807,000          N/A               N/A
CM-3(1)        $    2,012,000          N/A               N/A
CM-4(1)        $    1,219,000          N/A               N/A
CM-5(1)        $      956,000          N/A               N/A
CM-6(1)        $    1,612,000          N/A               N/A
CM-7(1)        $    1,382,000          N/A               N/A
R-I                       N/A          N/A               N/A
R-II                      N/A          N/A               N/A
R-III                     N/A          N/A               N/A

                                              WEIGHTED
                                              AVERAGE
           PASS-THROUGH          INITIAL        LIFE
               RATE           PASS-THROUGH    (YEARS)    PRINCIPAL     RATINGS
  CLASS     DESCRIPTION           RATE          (10)    WINDOW (10)   S&P/FITCH
--------- ---------------    --------------  --------- -------------  ---------
Offered Certificates
A-1            Fixed               %            2.67    11/05-07/10    AAA/AAA
A-2            Fixed               %            4.90    07/10-11/10    AAA/AAA
A-3            WAC(5)              %(9)         6.94    09/12-12/12    AAA/AAA
A-AB           Fixed               %            7.06    11/10-10/14    AAA/AAA
A-4           Fixed(6)             %            9.57    10/14-08/15    AAA/AAA
A-1A          Fixed(6)             %            7.38    11/05-09/15    AAA/AAA
A-MFL       Floating(7) LIBOR plus %(8)         9.89    09/15-10/15  AAA/AAA(11)
A-M           Fixed(6)             %            9.89    09/15-10/15    AAA/AAA
A-J           Fixed(6)             %            9.98    10/15-11/15    AAA/AAA
B             Fixed(6)             %           10.03    11/15-11/15    AA+/AA+
C             Fixed(6)             %           10.03    11/15-11/15     AA/AA
D             Fixed(6)             %           10.03    11/15-11/15   AA--/AA--
E             Fixed(6)             %           10.03    11/15-11/15     A+/A+
F             Fixed(6)             %           10.03    11/15-11/15      A/A
X-CP        Variable IO            %(9)         N/A        N/A         AAA/AAA

Non-Offered Certificates(12)
X-CL        Variable IO            %(9)         N/A        N/A           N/A
G             Fixed(6)             %            N/A        N/A           N/A
H              WAC(5)              %(9)         N/A        N/A           N/A
J              WAC(5)              %(9)         N/A        N/A           N/A
K              WAC(5)              %(9)         N/A        N/A           N/A
L             Fixed(6)             %            N/A        N/A           N/A
M             Fixed(6)             %            N/A        N/A           N/A
N             Fixed(6)             %            N/A        N/A           N/A
P             Fixed(6)             %            N/A        N/A           N/A
Q             Fixed(6)             %            N/A        N/A           N/A
S             Fixed(6)             %            N/A        N/A           N/A
T             Fixed(6)             %            N/A        N/A           N/A
CM-1(1)        Fixed               %            N/A        N/A           N/A
CM-2(1)        Fixed               %            N/A        N/A           N/A
CM-3(1)        Fixed               %            N/A        N/A           N/A
CM-4(1)        Fixed               %            N/A        N/A           N/A
CM-5(1)        Fixed               %            N/A        N/A           N/A
CM-6(1)        Fixed               %            N/A        N/A           N/A
CM-7(1)        Fixed               %            N/A        N/A           N/A
R-I             N/A               N/A           N/A        N/A           N/A
R-II            N/A               N/A           N/A        N/A           N/A
R-III           N/A               N/A           N/A        N/A           N/A

--------
(Footnotes on next two pages)

                                      S-5

(Footnotes to table on previous page)

(1)   The class CM-1, CM-2, CM-3, CM-4, CM-5, CM-6 and CM-7 certificates will represent interests solely in a portion of the underlying mortgage loan that is secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Cherryvale Mall. For purposes of calculating distributions on the series 2005-C7 certificates, the
      Cherryvale Mall underlying mortgage loan is divided into two portions--a non-pooled portion and a pooled portion. The non-pooled portion of the
      Cherryvale Mall underlying mortgage loan is represented by the class
      CM-1, CM-2, CM-3, CM-4, CM-5, CM-6 and CM-7 certificates. The remaining portion of the Cherryvale Mall underlying mortgage loan, which is the pooled portion of that mortgage loan, will be pooled with the other underlying mortgage loans to back the other classes of the series 2005-C7 certificates.

(2)   Notional amount.

(3)   The approximate percentage of total initial mortgage pool balance, and the approximate percentage of total credit support at initial issuance, of any class shown in the table on page S-5 does not take into account any of the principal balances of the class CM-1, CM-2, CM-3, CM-4, CM-5,
      CM-6 and CM-7 certificates, or the non-pooled portion of the Cherryvale
      Mall underlying mortgage loan that is represented by those series 2005-C7 certificates.

(4)   Presented on an aggregate basis for the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates. Also presented on an aggregate basis for the class
      A-MFL and A-M certificates.

(5)   The pass-through rates for the class A-3, H, J and K certificates will, in the case of each of those classes, for any interest accrual period, equal the weighted average from time to time of certain net interest rates on the underlying mortgage loans (without regard to the non-pooled portion of the Cherryvale Mall underlying mortgage loan).

(6)   In general, the pass-through rates for the class A-4, A-1A, A-M, A-J, B,
      C, D, E, F, G, L, M, N, P, Q, S and T certificates will, in the case of each of those classes, be fixed at the rate per annum specified in the table on page S-5 as the initial pass-through rate for the subject class.
      However, with respect to any interest accrual period, if the weighted average of certain net interest rates on the underlying mortgage loans
      (without regard to the non-pooled portion of the Cherryvale Mall underlying mortgage loan) is below the identified initial pass-through rate for the class A-4, A-1A, A-M, A-J, B, C, D, E, F, G, L, M, N, P, Q,
      S or T certificates, as the case may be, then the pass-through rate for the subject class of series 2005-C7 certificates during that interest accrual period will be that weighted average net interest rate.

(7)   The assets of the trust will include a swap agreement that relates to the class A-MFL certificates. The class A-MFL certificates will represent undivided interests in, among other things, a real estate mortgage investment conduit regular interest, designated as the class A-MFL REMIC
      III regular interest, and the rights and obligations under that swap agreement. For so long as it is in effect, that swap agreement will provide, among other things, that fixed amounts payable by the trust as interest with respect to the class A-MFL REMIC III regular interest will be exchanged for floating amounts payable as interest by the swap provider under the swap agreement, with regularly scheduled payments to be made between the trust and the swap counterparty on a net basis. The swap agreement will provide for the calculation of interest accruing at a
      LIBOR-based rate on a notional amount equal to the total principal balance of the class A-MFL certificates outstanding from time to time.
      The total principal balance of the class A-MFL certificates at any time will equal the total principal balance of the class A-MFL REMIC III regular interest. The class A-MFL REMIC III regular interest will accrue interest at the pass-through rate described under "Description of the
      Offered Certificates--Payments--Calculation of Pass-Through Rates" in
      this prospectus supplement. If interest distributions with respect to the class A-MFL REMIC III regular interest are less than the specified fixed amount payable to the swap counterparty for any distribution date, then there will be a dollar-for-dollar reduction in the amounts payable by the swap counterparty under the swap agreement and, accordingly, in the amount of interest payable on the class A-MFL certificates, thereby resulting in an effective pass-through rate for the class A-MFL certificates below the LIBOR-based rate referred to above. See
      "Description of the Swap Agreement" in this prospectus supplement.

(8)   The initial value of LIBOR will be calculated on       , 2005.

(9)   Approximate.

(10)  Calculated based on: (a) the assumptions that the related borrower timely makes all payments on each underlying mortgage loan and that no underlying mortgage loan is otherwise prepaid prior to maturity; and (b)
      the other modeling assumptions referred to under "Yield and Maturity
      Considerations" in, and set forth in the glossary to, this prospectus supplement.

                                      S-6

(Footnotes to table on cover page continued)

(11)  The ratings on the class A-MFL certificates will address the payment of interest on that class only up to the pass-through rate for the class
      A-MFL REMIC III regular interest.

(12)  The trust will include both the underlying mortgage loan and a subordinate non-pooled loan that are secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Station
      Place I. The Station Place I senior note A1 mortgage loan will be part of the pool of mortgage loans that back the offered certificates and certain classes of the non-offered certificates. However, the Station Place I subordinate note B mortgage loan will back one or more classes of non-offered certificates that (a) are not shown in the table on page S-5,
      (b) are not described in this prospectus supplement and (c) do not evidence an interest in any other mortgage loan. Accordingly, the discussion of the series 2005-C7 certificates does not include, and is without regard to, the non-offered certificates backed by the Station
      Place I subordinate note B mortgage loan.

     The series 2005-C7 certificates will evidence beneficial ownership interests in a common law trust designated as the LB-UBS Commercial Mortgage
Trust 2005-C7. We will form the trust at or prior to the time of initial issuance of the offered certificates. The assets of the trust, which will constitute the trust fund, will include a pool of multifamily and commercial mortgage loans having the characteristics described in this prospectus supplement, including an initial mortgage pool balance backing the offered certificates of approximately $2,405,883,075.

     For purposes of distribution on the series 2005-C7 certificates, the
Cherryvale Mall underlying mortgage loan is divided into two portions--a non-pooled portion and a pooled portion. Unless the context clearly indicates otherwise, information is presented in this prospectus supplement based solely on the pooled portion of the Cherryvale Mall underlying mortgage loan, and treating the non-pooled portion of that mortgage loan as a separate loan that is outside of the trust. In addition, references in this prospectus supplement to the initial mortgage pool balance are to the aggregate principal balance of the underlying mortgage loans (without regard to the non-pooled portion of the
Cherryvale Mall underlying mortgage loan) as of October 11, 2005, after application of all scheduled payments of principal due with respect to the underlying mortgage loans on or before that date.

     In addition, 12 mortgage loans, representing 42.1% of the initial mortgage pool balance, are in each case part of a loan combination. A loan combination consists of two or more mortgage loans, only one of which will be an asset of the trust (except as provided in the following sentence), but all of which are secured by the same mortgage instrument(s) encumbering the same mortgaged real property or properties. Any mortgage loan that is part of a loan combination, but is not an asset of the trust, is sometimes referred to in this prospectus supplement as a non-trust mortgage loan. The underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Station Place I, representing 1.7% of the initial mortgage pool balance, is actually part of a loan combination comprised of  the underlying mortgage loan, a pari passu non-trust loan, and a subordinate note B mortgage loan that will be included in the trust fund but will not be pooled with the underlying mortgage loans.  That subordinate non-pooled trust loan will, for all purposes of this prospectus supplement, be treated as a separate mortgage loan that is outside the trust and, accordingly, not an underlying mortgage loan and not part of the mortgage pool or any loan group. Unless clearly indicated otherwise, all numerical and statistical information in this prospectus supplement is presented without regard to that Station Place I non-pooled trust mortgage loan.

     The governing document for purposes of issuing the series 2005-C7 certificates and forming the trust will be a pooling and servicing agreement to be dated as of October 11, 2005. Except as provided in the following sentence, the series 2005-C7 pooling and servicing agreement will also govern the servicing and administration of the mortgage loans and other assets that back the series 2005-C7 certificates. The three (3) underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as 200 Park Avenue, Courtyard by Marriott Portfolio and
1166 Avenue of the Americas, respectively, which collectively represent 24.1%
of the initial mortgage pool balance and are each part of a separate loan combination, are not being serviced under the series 2005-C7 pooling and servicing agreement, but are instead each being serviced pursuant to the servicing arrangements for the securitization of a related non-trust mortgage loan. Those three (3) underlying mortgage loans are sometimes referred to in this prospectus supplement as the outside serviced underlying mortgage loans.

     The parties to the series 2005-C7 pooling and servicing agreement will include us, a trustee, a fiscal agent, a master servicer and a special servicer. A copy of the series 2005-C7 pooling and servicing agreement will be filed with the SEC as an exhibit to a current report on Form 8-K, within 15 days after the initial issuance of the offered certificates. The SEC will

                                      S-7

make that current report on Form 8-K and its exhibits available to the public for inspection. See "Available Information; Incorporation by Reference" in the
accompanying prospectus.

A. TOTAL PRINCIPAL BALANCE
   OR NOTIONAL AMOUNT AT
   INITIAL ISSUANCE.......  The class A-1, A-2, A-3, A-AB, A-4, A-1A, A-MFL,
                            A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q,
                            S, T, CM-1, CM-2, CM-3, CM-4, CM-5, CM-6 and CM-7
                            certificates will be the series 2005-C7 certificates
                            with principal balances and are sometimes referred
                            to as the series 2005-C7 principal balance
                            certificates. The class CM-1, CM-2, CM-3, CM-4,
                            CM-5, CM-6 and CM-7 certificates are sometimes
                            referred to as the class CM principal balance
                            certificates. The table on page S-5 of this
                            prospectus supplement identifies for each class of
                            series 2005-C7 principal balance certificates the
                            approximate total principal balance of that class at
                            initial issuance. The actual total principal balance
                            of any class of series 2005-C7 principal balance
                            certificates at initial issuance may be larger or
                            smaller than the amount shown in the table on page
                            S-5 of this prospectus supplement, depending on,
                            among other things, the actual size of the initial
                            mortgage pool balance or, in the case of a class of
                            class CM principal balance certificates, the actual
                            size of the non-pooled portion of the Cherryvale
                            Mall underlying mortgage loan. The actual size of
                            the initial mortgage pool balance may be as much as
                            5% larger or smaller than the amount presented in
                            this prospectus supplement.

                            The total principal balance of the class A-MFL
                            certificates will at all times equal the total
                            principal balance of the class A-MFL REMIC III
                            regular interest.

                            The class X-CL and X-CP certificates will not have
                            principal balances and are sometimes referred to as
                            the series 2005-C7 interest-only certificates. For
                            purposes of calculating the amount of accrued
                            interest, each of those classes of series 2005-C7
                            interest-only certificates will have a total
                            notional amount.

                            The total notional amount of the class X-CL
                            certificates will equal the total principal balance
                            of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-MFL,
                            A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q,
                            S and T certificates outstanding from time to time.
                            The total notional amount of the class X-CL
                            certificates at initial issuance will be
                            approximately $     , although it may be as much as
                            5% larger or smaller.

                            The total notional amount of the class X-CP
                            certificates will equal:

                            o during the period from the date of initial
                              issuance of the series 2005-C7 certificates
                              through and including the distribution date in   ,
                              the sum of (a) the lesser of $       and the total
                              principal balance of the class certificates
                              outstanding from time to time, (b) the lesser of $
                                       and the total principal balance of the
                              class certificates outstanding from time to time,
                              and (c) the total principal balance of the class
                                   ,    ,    ,    ,   ,   ,   ,   ,   ,     and
                              certificates outstanding from time to time;

                            o during the period following the distribution date
                              in          through and including the distribution
                              date in,         the sum of (a) the lesser of  $
                                    and the total principal balance of the class
                              certificates outstanding from time to time, (b)
                              the lesser of $       and the total principal
                              balance of the class      certificates outstanding
                              from time to time, and (c) the total principal
                              balance of the class    ,   ,   ,   ,

                                      S-8

                                 ,   ,   ,   ,    and   certificates
                              outstanding from time to time;

                            o during the period following the distribution
                              date in         through and including the
                              distribution date in         , the sum of (a)
                              the lesser of $      and the total principal
                              balance of the class   certificates outstanding
                              from time to time, (b) the lesser of $      and
                              the total principal balance of the class
                                 certificates outstanding from time to time,
                              (c) the total principal balance of the class   ,
                                 ,   ,   ,   ,   ,   ,   ,    and
                              certificates outstanding from time to time,
                              and (d) the lesser of $      and the total
                              principal balance of the class   certificates
                              outstanding from time to time;

                            o during the period following the distribution
                              date in         through and including the
                              distribution date in         , the sum of (a)
                              the lesser of $      and the total principal
                              balance of the class   certificates outstanding
                              from time to time, (b) the lesser of $      and
                              the total principal balance of the class
                                 certificates outstanding from time to time,
                              (c) the total principal balance of the class   ,
                                 ,   ,   ,   ,   ,   ,    and   certificates
                              outstanding from time to time, and (d) the
                              lesser of $      and the total principal balance
                              of the class   certificates outstanding from
                              time to time;

                            o during the period following the distribution
                              date in         through and including the
                              distribution date in         , the sum of (a)
                              the lesser of $      and the total principal
                              balance of the class   certificates outstanding
                              from time to time, (b) the lesser of $      and
                              the total principal balance of the class
                                 certificates outstanding from time to time,
                              (c) the total principal balance of the class   ,
                                 ,   ,   ,   ,   ,    and   certificates
                              outstanding from time to time, and (d) the
                              lesser of $      and the total principal balance
                              of the class   certificates outstanding from
                              time to time;

                            o during the period following the distribution
                              date in         through and including the
                              distribution date in         , the sum of (a)
                              the lesser of $      and the total principal
                              balance of the class   certificates outstanding
                              from time to time, (b) the lesser of $      and
                              the total principal balance of the class
                                certificates outstanding from time to time,
                              (c) the total principal balance of the class   ,
                                 ,   ,   ,    and   certificates outstanding
                              from time to time and (d) the lesser of $
                              and the total principal balance of the class
                                certificates outstanding from time to time;

                            o during the period following the distribution
                              date in         through and including the
                              distribution date in         , the sum of (a)
                              the lesser of $      and the total principal
                              balance of the class   certificates outstanding
                              from time to time, (b) the lesser of $      and
                              the total principal balance of the class
                                certificates outstanding from time to time,
                              (c) the total principal balance of the class   ,
                                ,    and   certificates outstanding from time
                              to time, and (d) the lesser of $      and the
                              total principal balance of the class
                                certificates outstanding from time to time;

                            o during the period following the distribution
                              date in         through and including the
                              distribution date in         , the sum of (a)
                              the

                                      S-9

                              lesser of $      and the total principal balance
                              of the class   certificates outstanding from
                              time to time, (b) the lesser of $      and the
                              total principal balance of the class
                                 certificates outstanding from time to time,
                              (c) the total principal balance of the class   ,
                                 and   certificates outstanding from time to
                              time, and (d) the lesser of $      and the total
                              principal balance of the class   certificates
                              outstanding from time to time; and

                            o following the distribution date in         , $0.

                            The total initial notional amount of the class X-CP
                            certificates will be approximately $       ,
                            although it may be as much as 10% larger or
                            smaller.

                            The class R-I, R-II and R-III certificates will not
                            have principal balances or notional amounts. The
                            holders of the class R-I, R-II and R-III
                            certificates are not expected to receive any
                            material payments.

B.  TOTAL CREDIT SUPPORT
    AT INITIAL ISSUANCE...  The respective classes of the series 2005-C7 certificates, other than the class R-I, R-II and
                            R-III certificates, will entitle their holders to
                            varying degrees of seniority for purposes of--

                            o receiving payments of interest and, if and when
                              applicable, payments of principal, and

                            o bearing the effects of losses on the underlying
                              mortgage loans or on a specified underlying
                              mortgage loan, as well as default-related and
                              other unanticipated expenses of the trust.

                            Without regard to the class CM principal balance
                            certificates, which are discussed below in this
                            "--Total Credit Support at Initial Issuance"
                            subsection:

                            o the class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL
                              and X-CP certificates will be the most senior
                              classes of the series 2005-C7 certificates;

                            o after the classes referred to in the prior
                              bullet, the class A-MFL and A-M certificates
                              will be the next most senior classes of the
                              series 2005-C7 certificates;

                            o after the classes referred to in the prior two
                              bullets, the class A-J certificates will be the
                              next most senior class of the series 2005-C7
                              certificates; and

                            o the class B, C, D, E, F, G, H, J, K, L, M, N, P,
                              Q, S and T certificates will, in the case of
                              each such class, be senior to each other such
                              class, if any, with a later alphabetic class
                              designation.

                            The above-described relative priority of the class
                            A-MFL certificates is based solely on the priority
                            of payments of interest and principal with respect
                            to the class A-MFL REMIC III regular interest out
                            of collections and advances on the underlying
                            mortgage loans. NO CLASS OF SERIES 2005-C7
                            CERTIFICATES PROVIDES ANY CREDIT SUPPORT TO THE
                            CLASS A-MFL CERTIFICATES FOR A FAILURE BY THE SWAP
                            COUNTERPARTY TO MAKE A PAYMENT UNDER THE RELATED
                            SWAP AGREEMENT.

                            The class R-I, R-II and R-III certificates will be
                            residual interest certificates and will not provide
                            any credit support to the other series 2005-C7
                            certificates.

                            The table on page S-5 of this prospectus supplement
                            shows the approximate total credit support provided
                            to each class of the offered certificates, other
                            than the

                                      S-10

                            class X-CP certificates, through the subordination
                            of other classes of the series 2005-C7 principal
                            balance certificates, exclusive of the class CM
                            principal balance certificates. In the case of each
                            class of the offered certificates, exclusive of the
                            class X-CP certificates, the credit support shown
                            in the table on page S-5 of this prospectus
                            supplement represents the total initial principal
                            balance, expressed as a percentage of the initial
                            mortgage pool balance, of all classes of the series
                            2005-C7 principal balance certificates, other than
                            the class CM principal balance certificates, that
                            are subordinate to the indicated class.

                            The class CM principal balance certificates
                            represent interests solely in the non-pooled
                            portion of the Cherryvale Mall underlying mortgage
                            loan. As described under "Description of the
                            Offered Certificates--Payments" in this prospectus
                            supplement,the class CM principal balance
                            certificates will represent a subordinated right to
                            receive, out of payments (or advances in lieu
                            thereof) and other collections on the Cherryvale
                            Mall underlying mortgage loan, monthly payments of
                            interest at the respective pass-through rates for
                            those classes and, following payment in full of all
                            principal due with respect to the pooled portion of
                            the Cherryvale Mall underlying mortgage loan, all
                            scheduled payments of principal (or advances in
                            lieu thereof) on, and other collections of
                            previously unadvanced principal of, that mortgage
                            loan.

C.  PASS-THROUGH RATE....   Each class of the series 2005-C7 certificates,
                            other than the class R-I, R-II and R-III
                            certificates, will bear interest. The table on page
                            S-5 of this prospectus supplement provides the
                            indicated information regarding the pass-through
                            rate at which each of those classes of the series
                            2005-C7 certificates will accrue interest.

                            The pass-through rates for the class A-1, A-2 and
                            A-AB certificates will, in the case of each of
                            those classes, be fixed at the rate per annum
                            identified in the table on page S-5 of this
                            prospectus supplement as the initial pass-through
                            rate for the subject class.

                            The pass-through rates for the class A-4, A-1A,
                            A-M, A-J, B, C, D, E, F, G, L, M, N, P, Q, S and T
                            certificates will, in the case of each of those
                            classes, generally be fixed at the rate per annum
                            identified in the table on page S-5 of this
                            prospectus supplement as the initial pass-through
                            rate for the subject class. However, with respect
                            to any interest accrual period, if the weighted
                            average of certain net interest rates on the
                            underlying mortgage loans (without regard to the
                            non-pooled portion of the Cherryvale Mall
                            underlying mortgage loan) is below the identified
                            initial pass-through rate for the class A-4, A-1A,
                            A-M, A-J, B, C, D, E, F, G, L, M, N, P, Q, S or T
                            certificates, as the case may be, then the
                            pass-through rate that will be in effect for the
                            subject class of series 2005-C7 certificates during
                            that interest accrual period will be that weighted
                            average net interest rate.

                            For so long as the related swap agreement is in
                            effect and there is no continuing payment default
                            thereunder on the part of the swap counterparty,
                            the pass-through rate applicable to payments of
                            interest to holders of the class A-MFL certificates
                            for any interest accrual period will equal the
                            value of LIBOR from time to time (which will be
                            determined as described under "Description of the
                            Offered Certificates--Payments--Calculation of
                            Pass-Through Rates" in this prospectus supplement)
                            plus      %; except that, if and to the extent that
                            the amount of interest payable with respect to the
                            class A-MFL REMIC III regular interest out of
                            collections and advances on the underlying mortgage

                                      S-11

                            loans -- and, accordingly, the amount of interest
                            payable to the swap counterparty -- for any
                            distribution date is less than 1/12 of the product
                            of (a)      %, multiplied by (b)the total principal
                            balance of the class A-MFL certificates immediately
                            prior to that distribution date, then there will be
                            a dollar-for-dollar reduction in the amounts
                            payable by the swap counterparty under the related
                            swap agreement for -- and, accordingly, in the
                            actual payments of interest to the holders of the
                            class A-MFL certificates on -- that distribution
                            date. Any such reduction will result in an
                            effective pass-through rate that is less than the
                            applicable value of LIBOR plus   %. The
                            pass-through rate for the class A-MFL REMIC III
                            regular interest will be variable and, from time to
                            time, will equal the lesser of (x)      % per annum
                            and (y) a weighted average coupon derived from the
                            net interest rates on the underlying mortgage loans
                            (without regard to the non-pooled portion of the
                            Cherryvale Mall underlying mortgage loan). If there
                            is a continuing payment default on the part of the
                            swap counterparty under the related swap agreement,
                            or if the related swap agreement is terminated and
                            not replaced, then the pass-through rate applicable
                            to the class A-MFL certificates will convert to the
                            pass-through rate applicable to the class A-MFL
                            REMIC III regular interest. The initial value of
                            LIBOR will be determined on        , 2005, and
                            subsequent values of LIBOR will be determined two
                            LIBOR business days before the start of the related
                            interest accrual period. See "Description of the
                            Swap Agreement--The Swap Agreement" and
                            "Description of the Offered Certificates--Payments"
                            in this prospectus supplement.

                            The pass-through rate for the class A-3, H, J and K
                            certificates will, for any interest accrual period,
                            equal the weighted average of certain net interest
                            rates on the underlying mortgage loans (without
                            regard to the non-pooled portion of the Cherryvale
                            Mall underlying mortgage loan).

                            The pass-through rate for the class X-CP
                            certificates, for each interest accrual period from
                            and including the initial interest accrual period
                            through and including the interest accrual period
                            that ends in         , will equal the weighted
                            average of the respective strip rates, which we
                            refer to as class X-CP strip rates, at which
                            interest accrues during the subject interest
                            accrual period on the respective components of the
                            total notional amount of the class X-CP
                            certificates outstanding immediately prior to the
                            related distribution date, with the relevant
                            weighting to be done based upon the relative sizes
                            of those components. Each of those components will
                            be comprised of all or a designated portion of the
                            total principal balance of a specified class of
                            series 2005-C7 principal balance certificates. If
                            all or a designated portion of the total principal
                            balance of any class of series 2005-C7 principal
                            balance certificates is identified under "--Total
                            Principal Balance or Notional Amount at Initial
                            Issuance" above as being part of the total notional
                            amount of the class X-CP certificates outstanding
                            immediately prior to any distribution date, then
                            that total principal balance, or designated portion
                            thereof, will represent a separate component of the
                            total notional amount of the class X-CP
                            certificates for purposes of calculating the
                            accrual of interest during the related interest
                            accrual period.

                            For purposes of accruing interest during any
                            interest accrual period from and including the
                            initial interest accrual period through and
                            including the interest accrual period that ends in
                                    , on any particular component of the total
                            notional amount of the class X-CP certificates
                            outstanding immediately

                                      S-12

                            prior to the related distribution date, the
                            applicable class X-CP strip rate will equal the
                            excess, if any, of:

                            (1)   the lesser of--

                                  (a)     the reference rate specified on Annex
                                          E to this prospectus supplement for
                                          that interest accrual period, and

                                  (b)     the weighted average of certain net
                                          interest rates on the underlying
                                          mortgage loans for that interest
                                          accrual period (without regard to the
                                          non-pooled portion of the Cherryvale
                                          Mall underlying mortgage loan), over

                            (2)   the pass-through rate in effect during that
                                  interest accrual period for the class of
                                  series 2005-C7 principal balance certificates
                                  whose total principal balance, or a
                                  designated portion thereof, comprises the
                                  subject component (or, in the case of the
                                  class A-MFL certificates, the pass-through
                                  rate in effect during that interest accrual
                                  period for the class A-MFL REMIC III regular
                                  interest).

                            Following the interest accrual period that ends in
                                    , the class X-CP certificates will cease to
                            accrue interest. In connection therewith, the class
                            X-CP certificates will have a 0% pass-through rate
                            for the interest accrual period beginning in
                                     and for each interest accrual period
                            thereafter.

                            The pass-through rate for the class X-CL
                            certificates will, with respect to any interest
                            accrual period, equal a weighted average of the
                            respective strip rates, which we refer to as class
                            X-CL strip rates, at which interest accrues during
                            that interest accrual period on the respective
                            components of the total notional amount of the
                            class X-CL certificates outstanding immediately
                            prior to the related distribution date, with the
                            relevant weighting to be done based upon the
                            relative sizes of those components. Each of those
                            components will be comprised of all or a designated
                            portion of the total principal balance of one of
                            the classes of series 2005-C7 principal balance
                            certificates (exclusive of the class CM principal
                            balance certificates). In general, the total
                            principal balance of each class of series 2005-C7
                            principal balance certificates (exclusive of the
                            class CM principal balance certificates) will
                            constitute a separate component of the total
                            notional amount of the class X-CL certificates.
                            However, if a portion, but not all, of the total
                            principal balance of any such particular class of
                            series 2005-C7 principal balance certificates is
                            identified under "--Total Principal Balance or
                            Notional Amount at Initial Issuance" above as being
                            part of the total notional amount of the class X-CP
                            certificates outstanding immediately prior to any
                            distribution date, then that identified portion of
                            such total principal balance will represent one
                            separate component of the total notional amount of
                            the class X-CL certificates for purposes of
                            calculating the accrual of interest during the
                            related interest accrual period, and the remaining
                            portion of such total principal balance will
                            represent another separate component of the class
                            X-CL certificates for purposes of calculating the
                            accrual of interest during the related interest
                            accrual period.

                            For purposes of accruing interest during any
                            interest accrual period from and including the
                            initial interest accrual period through and
                            including the interest accrual period that ends in
                                    , on any particular component of the total
                            notional amount of the class X-CL certificates
                            outstanding immediately

                                      S-13

                            prior to the related distribution date, the
                            applicable class X-CL strip rate will be calculated
                            as follows:

                            (1)   if the subject component consists of either
                                  the total principal balance, or a designated
                                  portion of the total principal balance, of
                                  any particular class of series 2005-C7
                                  principal balance certificates, and if such
                                  total principal balance or such designated
                                  portion of such total principal balance, as
                                  applicable, also constitutes a component of
                                  the total notional amount of the class X-CP
                                  certificates outstanding immediately prior to
                                  the related distribution date, then the
                                  applicable class X-CL strip rate will equal
                                  the excess, if any, of (a) the weighted
                                  average of certain net interest rates on the
                                  underlying mortgage loans (without regard to
                                  the non-pooled portion of the Cherryvale Mall
                                  underlying mortgage loan), over (b) the
                                  greater of (i) the reference rate specified
                                  on Annex E to this prospectus supplement for
                                  that interest accrual period and (ii) the
                                  pass-through rate in effect during that
                                  interest accrual period for that class of
                                  series 2005-C7 principal balance certificates
                                  (or, in the case of the class A-MFL
                                  certificates, the pass-through rate in effect
                                  during that interest accrual period for the
                                  class A-MFL REMIC III regular interest); and

                            (2)   if the subject component consists of either
                                  the total principal balance, or a designated
                                  portion of the total principal balance, of
                                  any particular class of series 2005-C7
                                  principal balance certificates, and if such
                                  total principal balance or such designated
                                  portion of such total principal balance, as
                                  applicable, does not also constitute a
                                  component of the total notional amount of the
                                  class X-CP certificates outstanding
                                  immediately prior to the related distribution
                                  date, then the applicable class X-CL strip
                                  rate will equal the excess, if any, of (a)
                                  the weighted average of certain net interest
                                  rates on the underlying mortgage loans
                                  (without regard to the non-pooled portion of
                                  the Cherryvale Mall underlying mortgage
                                  loan), over (b) the pass-through rate in
                                  effect during that interest accrual period
                                  for that class of series 2005-C7 principal
                                  balance certificates (or, in the case of the
                                  class A-MFL certificates, the pass-through
                                  rate in effect during that interest accrual
                                  period for the class A-MFL REMIC III regular
                                  interest).

                            Notwithstanding the foregoing, for purposes of
                            accruing interest on the class X-CL certificates
                            during each interest accrual period subsequent to
                            the interest accrual period that ends in         ,
                            the total principal balance of each class of series
                            2005-C7 principal balance certificates (exclusive
                            of the class CM principal balance certificates)
                            will constitute a single separate component of the
                            total notional amount of the class X-CL
                            certificates, and the applicable class X-CL strip
                            rate with respect to each of those components for
                            each of those interest accrual periods will equal
                            the excess, if any, of (a) the weighted average of
                            certain net interest rates on the underlying
                            mortgage loans (without regard to the non-pooled
                            portion of the Cherryvale Mall underlying mortgage
                            loan), over (b) the pass-through rate in effect
                            during the subject interest accrual period for the
                            class of series 2005-C7 principal balance
                            certificates whose principal balance makes up that
                            component (or, in the case of the class A-MFL
                            certificates, the pass-through rate in effect
                            during that interest accrual period for the class
                            A-MFL REMIC III regular interest).

                            The pass-through rates for each class of the class
                            CM principal balance certificates will be fixed at
                            the rate per annum identified in the table on page
                            S-5

                                      S-14

                            of this prospectus supplement as the initial
                            pass-through rate for the subject class.

                            The respective initial pass-through rates listed in
                            the table on page S-5 for the class X-CP, X-CL,
                            A-3, H, J and K certificates are each approximate.

                            The references to "certain net interest rates on
                            the underlying mortgage loans" above in this
                            "--Pass-Through Rate" subsection, in connection
                            with the description of the respective pass-through
                            rates for several of the interest-bearing classes
                            of the series 2005-C7 certificates, mean, as to any
                            particular underlying mortgage loan (or, in the
                            case of the Cherryvale Mall underlying mortgage
                            loan, as to the pooled portion of that mortgage
                            loan only), an annual rate of interest that is
                            generally equal to (a) the related mortgage
                            interest rate in effect as of, and without regard
                            to any modification or change to that mortgage
                            interest rate subsequent to, the date of initial
                            issuance of the offered certificates, minus (b) the
                            sum of:

                            o the annual rate at which the trustee fee is
                              calculated; and

                            o the annual rate at which the related master
                              servicing fee is calculated (which fee includes
                              any related primary servicing fee payable by the
                              master servicer to any related sub-servicer);
                              and

                            o in the case of each of the outside serviced
                              underlying mortgage loans, the annual rate at
                              which the applicable servicing fee payable under
                              the governing servicing agreement for such
                              mortgage loan is calculated;

                            provided that, if the subject underlying mortgage
                            loan accrues interest on the basis of the actual
                            number of days elapsed during any one-month
                            interest accrual period in a year assumed to
                            consist of 360 days, then, in some months, the
                            "related mortgage interest rate" (or, in the case
                            of the Cherryvale Mall underlying mortgage loan,
                            the "mortgage interest rate" on the pooled portion
                            of that mortgage loan only) referred to above in
                            clause (a) of this sentence will be converted to a
                            30/360 equivalent annual rate (that is, an annual
                            rate that would generally produce an equivalent
                            amount of interest if accrued on the same principal
                            amount during the same one-month interest accrual
                            period, but on the basis of an assumed 360-day year
                            consisting of twelve 30-day months), prior to
                            subtracting any of the rates referred to in clause
                            (b) of this sentence. The fees referred to in
                            clause (b) of the preceding sentence are calculated
                            based on an assumed 360-day year consisting of
                            twelve 30-day months.

D. WEIGHTED AVERAGE LIFE
   AND PRINCIPAL WINDOW...  The weighted average life of any class of series
                            2005-C7 principal balance certificates refers to the
                            average amount of time that will elapse from the
                            date of their issuance until each dollar to be
                            applied in reduction of the total principal balance
                            of those certificates is paid to the investors. The
                            principal window for any class of series 2005-C7
                            principal balance certificates is the period during
                            which the holders of those certificates will receive
                            payments of principal. The weighted average life and
                            principal window shown in the table on page S-5 of
                            this prospectus supplement for each class of offered
                            certificates, exclusive of the class X-CP
                            certificates, were calculated based on the following
                            assumptions with respect to each underlying mortgage
                            loan--

                            o the related borrower timely makes all payments
                              on the mortgage loan, and

                            o the mortgage loan will not otherwise be prepaid
                              prior to stated maturity.

                                      S-15

                            The weighted average life and principal window
                            shown in the table on page S-5 of this prospectus
                            supplement for each class of offered certificates,
                            exclusive of the class X-CP certificates, were
                            further calculated based on the other modeling
                            assumptions referred to under "Yield and Maturity
                            Considerations" in, and set forth in the glossary
                            to, this prospectus supplement.

E.  RATINGS..............   The ratings shown in the table on page S-5 of this
                            prospectus supplement for the offered certificates
                            are those of Standard & Poor's Ratings Services, a
                            division of The McGraw-Hill Companies, Inc. and
                            Fitch, Inc., respectively. It is a condition to
                            their issuance that the respective classes of the
                            offered certificates receive credit ratings no lower
                            than those shown in the table on page S-5 of this
                            prospectus supplement.

                            The ratings assigned to the respective classes of
                            offered certificates will represent the likelihood
                            of--

                            o timely receipt by the holders of all interest to
                              which they are entitled on each distribution
                              date, and

                            o except in the case of the class X-CP
                              certificates, the ultimate receipt by the
                              holders of all principal to which they are
                              entitled by the applicable rated final
                              distribution date described under "--Relevant
                              Dates and Periods--Rated Final Distribution
                              Date" below.

                            provided that the ratings on the class A-MFL
                            certificates will address the payment of interest
                            on that class only up to the pass-through rate for
                            the class A-MFL REMIC III regular interest.

                            A security rating is not a recommendation to buy,
                            sell or hold securities and the assigning rating
                            agency may revise or withdraw its rating at any
                            time.

                            The rating on the class A-MFL certificates does not
                            represent any assessment as to whether the floating
                            interest rate on those certificates will convert to
                            the pass-through rate for the class A-MFL REMIC III
                            regular interest or vice versa or any DTC delays
                            related thereto. The ratings on the class A-MFL
                            certificates do not constitute a rating with
                            respect to the likelihood of the receipt of
                            payments to be made by the swap counterparty or any
                            interest rate reductions or increases contemplated
                            herein.

                            Further, the ratings on the respective classes of
                            offered certificates do not represent any
                            assessment of: the tax attributes of the offered
                            certificates; the likelihood, frequency or extent
                            of receipt of principal prepayments; the extent to
                            which interest payable on any class of offered
                            certificates may be reduced in connection with
                            prepayment interest shortfalls; the extent of
                            receipt of prepayment premiums, yield maintenance
                            charges or default interest; or the investors'
                            anticipated yield to maturity.

                            See "Ratings" in this prospectus supplement.

                                RELEVANT PARTIES

WHO WE ARE...............   Our name is Structured Asset Securities
                            Corporation II. We are a special purpose Delaware
                            corporation. Our address is 745 Seventh Avenue, New
                            York, New York 10019, and our telephone number is
                            (212) 526-7000. See "Structured Asset Securities
                            Corporation II" in the accompanying prospectus.

                                      S-16

INITIAL TRUSTEE..........   LaSalle Bank National Association, a national
                            banking association, will act as the initial trustee
                            on behalf of the series 2005-C7 certificateholders.
                            It maintains an office at 135 South LaSalle Street,
                            Suite 1625, Chicago, Illinois 60603. See
                            "Description of the Offered Certificates--The
                            Trustee" in this prospectus supplement. The trustee
                            will also have, or be responsible for appointing an
                            agent to perform, additional duties with respect to
                            tax administration. Following the transfer of the
                            underlying mortgage loans into the trust, the
                            trustee, on behalf of the trust, will become the
                            mortgagee of record under each underlying mortgage
                            loan, subject to the discussion under "--200 Park
                            Avenue and Courtyard by Marriott Portfolio Mortgagee
                            of Record, Master Servicer and Special Servicer" and
                            "--1166 Avenue of the Americas Mortgagee of Record,
                            Master Servicer and Special Servicer" below.

INITIAL FISCAL AGENT.....   ABN AMRO Bank N.V., a Netherlands banking
                            corporation, will act as the initial fiscal agent
                            with respect to the series 2005-C7 certificates. See
                            "Description of the Offered Certificates--The Fiscal
                            Agent" in this prospectus supplement.

INITIAL MASTER SERVICER...  Wachovia Bank, National Association, a national banking association, will act as the initial master
                            servicer with respect to the underlying mortgage
                            loans, except as discussed under "--200 Park Avenue
                            and Courtyard by Marriott Portfolio Mortgagee of
                            Record, Master Servicer and Special Servicer" and
                            "--1166 Avenue of the Americas Mortgagee of Record,
                            Master Servicer and Special Servicer" below. See
                            "Servicing Under the Series 2005-C7 Pooling and
                            Servicing Agreement--The Initial Master Servicer and
                            the Initial Special Servicer" in this prospectus
                            supplement.

INITIAL SPECIAL
 SERVICER.................  Midland Loan Services, Inc., a Delaware corporation, will act as the initial special servicer with
                            respect to the underlying mortgage loans, except as
                            discussed under "--200 Park Avenue and Courtyard by
                            Marriott Portfolio Mortgagee of Record, Master
                            Servicer and Special Servicer" and "--1166 Avenue of
                            the Americas Mortgagee of Record, Master Servicer
                            and Special Servicer" below. See "Servicing Under
                            the Series 2005-C7 Pooling and Servicing
                            Agreement--The Initial Master Servicer and the
                            Initial Special Servicer" in this prospectus
                            supplement.

NON-TRUST MORTGAGE
 LOAN NOTEHOLDERS.......... Twelve (12) underlying mortgage loans are, in each case, part of a loan combination comprised of two
                            (2) or more mortgage loans that are obligations of
                            the same borrower, only one of which will be
                            included in the trust fund (or, in one such case,
                            where a second mortgage loan from the subject loan
                            combination will be included in the trust fund, but
                            not pooled with the underlying mortgage loans to
                            back the offered certificates, and is, accordingly,
                            treated as a non-trust mortgage loan). The remaining
                            mortgage loan(s) in a subject loan combination will
                            not be included in the trust fund, provided that all
                            of the mortgage loans in a subject loan combination
                            are together secured by the same mortgage
                            instrument(s) encumbering the same mortgaged real
                            property or properties. All of the mortgage loans
                            comprising a given loan combination are
                            cross-defaulted, but none of the loan combinations
                            is cross-collateralized or cross-defaulted with any
                            other loan combination.

                                      S-17

                            The following underlying mortgage loans are each
                            part of a loan combination:

                                                                                          CUT-OFF DATE
                                                                                       PRINCIPAL BALANCE
                                                                   CUT-OFF DATE            OF RELATED
                                                                 PRINCIPAL BALANCE        SUBORDINATE
                                                                    OF RELATED          NON-TRUST LOANS,
                                                 % OF INITIAL       PARI PASSU       SUBORDINATE NON-POOLED
     MORTGAGED PROPERTY NAME      CUT-OFF DATE     MORTGAGE     NON-TRUST LOANS OR       TRUST LOANS OR
 (AS IDENTIFIED ON ANNEX A-1 TO     PRINCIPAL        POOL        SENIOR NON-TRUST       JUNIOR NON-TRUST
   THIS PROSPECTUS SUPPLEMENT)       BALANCE        BALANCE     LOAN COMPONENTS(1)     LOAN COMPONENTS(2)
-------------------------------- -------------- -------------- -------------------- -----------------------

   1.   200 Park Avenue(3)       $285,131,898        11.9%        $278,500,000(3)        $ 51,236,204(3)
                                                                  $285,131,898(3)
-------------------------------- -------------- -------------- -------------------- -----------------------
   2.   Courtyard by Marriott    $177,900,000         7.4%        $121,500,000(4)        $ 42,700,000(4)
        Portfolio(4)                                              $177,900,000(4)        $ 30,000,000(4)
-------------------------------- -------------- -------------- -------------------- -----------------------
   3.   Reckson Portfolio I      $122,850,000         5.1%             NAP               $ 73,218,300
-------------------------------- -------------- -------------- -------------------- -----------------------
   4.   1166 Avenue of the       $116,000,000         4.8%        $241,560,000(5)        $117,440,000(5)
        Americas(5)
-------------------------------- -------------- -------------- -------------------- -----------------------
   5.   Mathilda Research        $110,000,000         4.6%             NAP               $ 29,000,000
        Centre
-------------------------------- -------------- -------------- -------------------- -----------------------
   6.   Cherryvale Mall          $ 84,000,000         3.5%             NAP               $ 10,000,000
-------------------------------- -------------- -------------- -------------------- -----------------------
   7.   Station Place I(6)       $ 40,360,000         1.7%        $141,373,394(6)        $ 63,000,000(6)
-------------------------------- -------------- -------------- -------------------- -----------------------
   8.   Reckson Portfolio II     $ 31,032,268         1.3%             NAP               $ 20,500,000
-------------------------------- -------------- -------------- -------------------- -----------------------
   9.   Allen Central Market     $ 14,595,000         0.6%             NAP               $  1,133,308
-------------------------------- -------------- -------------- -------------------- -----------------------
  10.   The Terraces at          $ 12,576,000         0.5%             NAP               $  1,571,235
        University Place
-------------------------------- -------------- -------------- -------------------- -----------------------
  11.   Gleneagles               $ 11,040,000         0.5%             NAP               $    839,303
-------------------------------- -------------- -------------- -------------------- -----------------------
  12.   Murphy Crossing          $  7,785,000         0.3%             NAP               $    569,463
-------------------------------- -------------- -------------- -------------------- -----------------------

--------
                            (1)   Reflects pari passu non-trust mortgage loans
                                  and senior non-trust loan components that
                                  are, in general, entitled to payments of
                                  interest and principal on a pro rata and pari
                                  passu basis with the related underlying
                                  mortgage loan that is part of the subject
                                  loan combination, except to the extent
                                  described in footnotes (5) and (6) below
                                  where the related underlying mortgage loan
                                  may be entitled to prior payments of
                                  principal under certain circumstances.

                            (2)   Reflects subordinate non-trust mortgage
                                  loans, a subordinate non-pooled trust loan
                                  and junior non-trust loan components that
                                  are, in each case: (i) prior to the
                                  occurrence of certain material uncured events
                                  of default, entitled to monthly payments of
                                  principal and interest following monthly
                                  payments of principal and interest with
                                  respect to the related underlying mortgage
                                  loan in the subject loan combination; and
                                  (ii) following and during the continuance of
                                  certain material uncured events of default
                                  with respect to the subject loan combination,
                                  entitled to payments of principal and, with
                                  respect to all subordinate non-trust mortgage
                                  loans and junior non-trust loan components
                                  (but not the subordinate non-pooled trust
                                  loan), interest, only following payment of
                                  all accrued interest (other than default
                                  interest) and the total outstanding principal
                                  balance of the related underlying mortgage
                                  loan in the subject loan combination.

                            (3)   The 200 Park Avenue mortgage loan in the
                                  trust is one of three (3) mortgage loans
                                  comprising the 200 Park Avenue loan
                                  combination that includes: (a) the 200 Park
                                  Avenue underlying mortgage loan; (b) the 200
                                  Park Avenue note A1 non-trust mortgage loan,
                                  with a cut-off date principal balance of
                                  $329,736,204; and (c) the 200 Park Avenue
                                  note A2 non-trust mortgage loan, with a
                                  cut-off date principal balance of
                                  $285,131,898. The 200 Park Avenue note A1
                                  non-trust mortgage loan is comprised of two
                                  loan components with differing payment
                                  priorities, referred to in this prospectus
                                  supplement as (i) the 200 Park Avenue note A1
                                  senior non-trust mortgage loan component,
                                  with a cut-off date principal balance of
                                  $278,500,000, which is, at all times, pari
                                  passu in right of payment with the 200 Park
                                  Avenue underlying mortgage loan and the 200
                                  Park Avenue note A2 non-trust mortgage loan,
                                  and (ii) the 200 Park Avenue note A1 junior
                                  non-trust mortgage loan component, with a
                                  cut-off date principal balance of
                                  $51,236,204, which is, during the continuance
                                  of certain material uncured events of default
                                  with respect to the 200 Park Avenue loan
                                  combination, subordinate in right of payment
                                  to the 200 Park Avenue underlying mortgage
                                  loan, the 200 Park Avenue note A1 senior
                                  non-trust mortgage loan component and the 200
                                  Park Avenue note A2 non-trust mortgage loan.
                                  The 200 Park Avenue note A2 non-trust
                                  mortgage loan is, at all times, pari passu in
                                  right of payment with the 200 Park Avenue
                                  underlying mortgage loan and the 200 Park
                                  Avenue note A1 senior non-trust mortgage loan
                                  component. The aggregate cut-off date
                                  principal balance of the entire 200 Park
                                  Avenue loan combination is $900,000,000.

                            (4)   The Courtyard by Marriott Portfolio mortgage
                                  loan in the trust is one of four (4) mortgage
                                  loans comprising the Courtyard by Marriott
                                  Portfolio loan combination that includes: (a)
                                  the Courtyard by Marriott Portfolio
                                  underlying mortgage loan; (b) the Courtyard
                                  by Marriott Portfolio note A1 non-trust
                                  mortgage loan, with a cut-off date principal
                                  balance of $164,200,000; (c) the Courtyard by
                                  Marriott Portfolio note A2 non-trust mortgage
                                  loan, with an original principal balance of
                                  $177,900,000; and (d) the Courtyard by
                                  Marriott Portfolio note B non-trust mortgage
                                  loan, with a cut-off date principal balance
                                  of $30,000,000. The Courtyard by Marriott

                                      S-18

                                  Portfolio note A1 non-trust mortgage loan is
                                  comprised of two loan components with
                                  differing payment priorities, referred to in
                                  this prospectus supplement as (i) the
                                  Courtyard by Marriott Portfolio note A1 senior
                                  non-trust mortgage loan component, with a
                                  cut-off date principal balance of
                                  $121,500,000, which is, at all times, pari
                                  passu in right of payment with the Courtyard
                                  by Marriott Portfolio underlying mortgage loan
                                  and the Courtyard by Marriott Portfolio note
                                  A2 non-trust mortgage loan, and (ii) the
                                  Courtyard by Marriott Portfolio note A1 junior
                                  non-trust mortgage loan component, with a
                                  cut-off date principal balance of $42,700,000,
                                  which is, during the continuance of certain
                                  material uncured events of default with
                                  respect to the Courtyard by Marriott Portfolio
                                  loan combination, subordinate in right of
                                  payment to the Courtyard by Marriott Portfolio
                                  underlying mortgage loan, the Courtyard by
                                  Marriott Portfolio note A1 senior non-trust
                                  mortgage loan component and the Courtyard by
                                  Marriott Portfolio note A2 non-trust mortgage
                                  loan. The Courtyard by Marriott Portfolio note
                                  A2 non-trust mortgage loan is, at all times,
                                  pari passu in right of payment with the
                                  Courtyard by Marriott Portfolio underlying
                                  mortgage loan and the Courtyard by Marriott
                                  Portfolio note A1 senior non-trust mortgage
                                  loan component. The Courtyard by Marriott
                                  Portfolio note B non-trust mortgage loan is,
                                  following and during the continuance of
                                  certain material uncured events of default
                                  with respect to the Courtyard by Marriott
                                  Portfolio loan combination, subordinate in
                                  right of payment to the Courtyard by Marriott
                                  Portfolio underlying mortgage loan, the entire
                                  Courtyard by Marriott Portfolio note A1
                                  non-trust mortgage loan and the Courtyard by
                                  Marriott Portfolio note A2 non-trust mortgage
                                  loan. The aggregate cut-off date principal
                                  balance of the entire Courtyard by Marriott
                                  Portfolio loan combination is $550,000,000.

                            (5)   The 1166 Avenue of the Americas mortgage loan
                                  in the trust is one of two (2) mortgage loans
                                  comprising the 1166 Avenue of the Americas
                                  loan combination that includes: (a) the 1166
                                  Avenue of the Americas underlying mortgage
                                  loan; and (b) the 1166 Avenue of the Americas
                                  non-trust mortgage loan, with a cut-off date
                                  principal balance of $359,000,000. The 1166
                                  Avenue of the Americas non-trust mortgage
                                  loan is comprised of three senior loan
                                  components and seven subordinate loan
                                  components with differing payment priorities.
                                  The three 1166 Avenue of the Americas senior
                                  non-trust mortgage loan components have an
                                  aggregate cut-off date balance of
                                  $241,560,000; and, during the continuance of
                                  certain uncured events of default that cause
                                  the 1166 Avenue of the Americas loan
                                  combination to be specially serviced, the
                                  1166 Avenue of the Americas senior non-trust
                                  mortgage loan components will be pari passu
                                  in right of payment with the 1166 Avenue of
                                  the Americas underlying mortgage loan
                                  (although, in the absence of such an event of
                                  default, principal payments will be applied
                                  first to reduce the principal balance of the
                                  1166 Avenue of the Americas underlying
                                  mortgage loan to zero before being applied to
                                  the 1166 Avenue of the Americas senior
                                  non-trust mortgage loan components). The
                                  seven 1166 Avenue of the Americas subordinate
                                  non-trust mortgage loan components have an
                                  aggregate cut-off date principal balance of
                                  $117,440,000 and are generally subordinate in
                                  right of payment to the 1166 Avenue of the
                                  Americas underlying mortgage loan and the
                                  three 1166 Avenue of the Americas senior
                                  non-trust mortgage loan components. The
                                  aggregate cut-off date principal balance of
                                  the entire 1166 Avenue of the Americas loan
                                  combination is $475,000,000.

                            (6)   The Station Place I underlying mortgage loan
                                  is one of three (3) mortgage loans comprising
                                  the Station Place I loan combination that
                                  include: (a) the Station Place I underlying
                                  mortgage loan, with a cut-off date principal
                                  balance of $40,360,000, (b) the Station Place
                                  I note A2 non-trust mortgage loan, with a
                                  cut-off date principal balance of
                                  $141,373,394, which is pari passu in right of
                                  payments of interest with the Station Place I
                                  underlying mortgage loan and (c) the Station
                                  Place I non-pooled note B trust mortgage
                                  loan, which is, during the continuance of
                                  certain material uncured events of default
                                  with respect to the Station Place I loan
                                  combination, generally subordinate in right
                                  of payment of principal to the Station Place
                                  I underlying mortgage loan and the Station
                                  Place I note A2 non-trust mortgage loan.
                                  Although the Station Place I non-pooled note
                                  B trust loan will be included in the trust
                                  and will be represented by one or more
                                  classes of certificates that are not being
                                  offered by this prospectus supplement, the
                                  Station Place I non-pooled note B trust loan
                                  will be treated for all purposes in this
                                  prospectus supplement as a non-trust mortgage
                                  loan outside of the trust. Therefore it is
                                  not reflected in any statistical or other
                                  information presented in this prospectus
                                  supplement applicable to the other mortgage
                                  loans.

                            Except as provided below under "--200 Park Avenue
                            and Courtyard by Marriott Portfolio Mortgagee of
                            Record, Master Servicer and Special Servicer" and
                            "--1166 Avenue of the Americas Mortgagee of Record,
                            Master Servicer and Special Servicer," each of the
                            of the loan combinations will be serviced under the
                            series 2005-C7 pooling and servicing agreement by
                            the master servicer and the special servicer
                            thereunder. Pursuant to one or more co-lender or
                            similar agreements with respect to each of the loan
                            combinations, the holder of a particular non-trust
                            mortgage loan or loan combination controlling party
                            in the subject loan combination, or a group of
                            holders of non-trust mortgage loans in the subject
                            loan combination (acting together), may be granted
                            various rights and powers, subject to certain
                            limitations, including (a) cure rights with respect
                            to the underlying mortgage loan in that loan
                            combination, (b) a purchase option with respect to
                            the underlying mortgage loan in that loan
                            combination, (c) the

                                      S-19

                            right to advise, direct and/or consult with the
                            applicable servicer regarding various servicing
                            matters, including certain modifications, affecting
                            that loan combination and/or (d) the right to
                            replace the special servicer with respect to that
                            loan combination. In some cases, those rights and
                            powers may be assignable or may be exercised
                            through a representative or designee.

                            See "Description of the Mortgage Pool--Loan
                            Combinations" in this prospectus supplement for a
                            more detailed description, with respect to each
                            loan combination, of the related co-lender
                            arrangement and the priority of payments among the
                            mortgage loans comprising such loan combination.
                            Also, see "Servicing Under the Series 2005-C7
                            Pooling and Servicing Agreement--The Series 2005-C7
                            Controlling Class Representative, the Class CM
                            Representative and the Serviced Non-Trust Loan
                            Noteholders," "Servicing of the 200 Park Avenue
                            Loan Combination and the Courtyard by Marriott
                            Portfolio Loan Combination" and "Servicing of the
                            1166 Avenue of the Americas Loan Combination" in
                            this prospectus supplement for a more detailed
                            description of certain of the foregoing rights of
                            the respective non-trust mortgage loan noteholders.
                            See also "Risk Factors--Risks Related to the
                            Underlying Mortgage Loans--The Underlying Mortgage
                            Loans Have a Variety of Characteristics Which May
                            Expose Investors to Greater Risk of Default and
                            Loss--Some of the Mortgaged Real Properties Are or
                            May Be Encumbered by Additional Debt and the
                            Ownership Interests in Some Borrowers Have Been or
                            May Be Pledged to Secure Debt Which, in Either
                            Case, May Reduce the Cash Flow Available to the
                            Subject Mortgaged Real Property" in this prospectus
                            supplement.

200 PARK AVENUE AND
 COURTYARD BY MARRIOTT
 PORTFOLIO MORTGAGEE OF
 RECORD, MASTER SERVICER
 AND SPECIAL SERVICER....   The (a) entire 200 Park Avenue loan combination
                            (including the 200 Park Avenue underlying mortgage
                            loan) and (b) the entire Courtyard by Marriott
                            Portfolio loan combination (including the Courtyard
                            by Marriott Portfolio underlying mortgage loan) are
                            currently being -- and, upon issuance of the series
                            2005-C7 certificates, will continue to be --
                            serviced and administered pursuant to the series
                            2005-C3 pooling and servicing agreement relating to
                            the LB-UBS Commercial Mortgage Trust 2005-C3,
                            Commercial Mortgage Pass-Through Certificates,
                            Series 2005-C3 commercial mortgage securitization,
                            which provides for servicing arrangements that are
                            similar but not identical to those under the series
                            2005-C7 pooling and servicing agreement. In that
                            regard--

                            o LaSalle Bank National Association is the trustee
                              under the series 2005-C3 pooling and servicing
                              agreement and will, in that capacity, be the
                              mortgagee of record with respect to the entire
                              200 Park Avenue loan combination and the entire
                              Courtyard by Marriott Portfolio loan
                              combination;

                            o Wells Fargo Bank, National Association is the
                              master servicer under the series 2005-C3 pooling
                              and servicing agreement and will, in that
                              capacity, be the initial master servicer for
                              both the entire 200 Park Avenue loan combination
                              and the entire Courtyard by Marriott Portfolio
                              loan combination, subject to replacement
                              pursuant to the terms of the series 2005-C3
                              pooling and servicing agreement; and

                            o J.E. Robert Company, Inc. is the special
                              servicer under the series 2005-C3 pooling and
                              servicing agreement and will, in that capacity,
                              be the initial special servicer for both the
                              entire 200 Park Avenue loan combination and

                                      S-20

                              the entire Courtyard by Marriott Portfolio loan
                              combination, subject to replacement pursuant to
                              the terms of the series 2005-C3 pooling and
                              servicing agreement, including, without cause
                              (a) by the holders of a majority interest in a
                              designated controlling class of series 2005-C3
                              certificates, (b) as special servicer with
                              respect to the related loan combination only, if
                              and for so long as the total unpaid principal
                              balance of the junior non-trust loan component
                              of the 200 Park Avenue note A1 non-trust
                              mortgage loan or the junior non-trust loan
                              component of the Courtyard by Marriott Portfolio
                              note A1 non-trust mortgage loan, as the case may
                              be, in each case net of any appraisal reduction
                              amount with respect to the subject loan
                              combination allocable under the series 2005-C3
                              pooling and servicing agreement to such junior
                              non-trust loan component, is greater than, or
                              equal to, 27.5% of the original principal
                              balance of such junior non-trust loan component,
                              then also by the holders of a majority interest
                              in those classes of series 2005-C3 certificates
                              representing an interest in that junior
                              non-trust loan component, and (c) as special
                              servicer with respect to the Courtyard by
                              Marriott Portfolio loan combination only, if and
                              for so long as the total unpaid principal
                              balance of the Courtyard by Marriott Portfolio
                              note B non-trust mortgage loan, net of any
                              appraisal reduction amount with respect to the
                              Courtyard by Marriott Portfolio loan combination
                              allocable under the series 2005-C3 pooling and
                              servicing agreement to the Courtyard by Marriott
                              Portfolio note B non-trust mortgage loan, is
                              equal to, or greater than, 27.5% of the original
                              principal balance of the Courtyard by Marriott
                              Portfolio note B non-trust mortgage loan, then
                              by the holder of the Courtyard by Marriott
                              Portfolio note B non-trust mortgage loan.

                            We further discuss appraisal reduction amounts and
                            the allocation thereof under "--Description of the
                            Offered Certificates--Advances of Delinquent
                            Monthly Debt Service Payments" below.

                            Notwithstanding the foregoing, references in this
                            prospectus supplement to the trustee, master
                            servicer and special servicer will mean the
                            trustee, master servicer and special servicer,
                            respectively, under the series 2005-C7 pooling and
                            servicing agreement unless the context clearly
                            indicates otherwise.

1166 AVENUE OF THE AMERICAS
  MORTGAGEE OF RECORD,
  MASTER SERVICER AND
  SPECIAL SERVICER........  The entire 1166 Avenue of the Americas loan combination (including the 1166 Avenue of the
                            Americas underlying mortgage loan) is currently
                            being -- and, upon issuance of the series 2005-C7
                            certificates, will continue to be -- serviced and
                            administered pursuant to the series 2005-C6 trust
                            and servicing agreement relating to the 1166 Avenue
                            of the Americas Trust II, Commercial Mortgage
                            Pass-Through Certificates, Series 2005-C6 commercial
                            mortgage securitization, which provides for
                            servicing arrangements that are similar but not
                            identical to those under the series 2005-C7 pooling
                            and servicing agreement. In that regard--

                            o LaSalle Bank National Association is the trustee
                              under the series 2005-C6 trust and servicing
                              agreement and will, in that capacity, be the
                              mortgagee of record with respect to the entire
                              1166 Avenue of the Americas loan combination;

                            o Wachovia Bank, National Association is the
                              master servicer under the series 2005-C6 trust
                              and servicing agreement and will, in that
                              capacity, be the initial

                                      S-21

                              master servicer for the entire 1166 Avenue of
                              the Americas loan combination, subject to
                              replacement pursuant to the terms of the series
                              2005-C6 trust and servicing agreement; and

                            o Wachovia Bank, National Association is the
                              special servicer under the series 2005-C6 trust
                              and servicing agreement and will, in that
                              capacity, be the initial special servicer for
                              the entire 1166 Avenue of the Americas loan
                              combination, subject to replacement pursuant to
                              the terms of the series 2005-C6 trust and
                              servicing agreement, including, (i) with cause,
                              by certain specified parties under the series
                              2005-C6 trust and servicing agreement, and (ii)
                              without cause, by the holder of the 1166 Avenue
                              of the Americas underlying mortgage loan or its
                              designee (which designee, pursuant to the series
                              2005-C7 pooling and servicing agreement, will be
                              the series 2005-C7 controlling class
                              representative) in connection with its one-time
                              right to terminate and replace the series
                              2005-C6 special servicer.

                            Notwithstanding the foregoing, references in this
                            prospectus supplement to the trustee, master
                            servicer and special servicer will mean the
                            trustee, master servicer and special servicer,
                            respectively, under the series 2005-C7 pooling and
                            servicing agreement unless the context clearly
                            indicates otherwise.

CONTROLLING CLASS OF SERIES
 2005-C7 CERTIFICATEHOLDERS
 AND THE SERIES 2005-C7
 CONTROLLING CLASS
 REPRESENTATIVE..........   The holders or beneficial owners of certificates
                            representing a majority interest in a designated
                            controlling class of the series 2005-C7 certificates
                            will have the right, subject to the conditions
                            described under "Servicing Under the Series 2005-C7
                            Pooling and Servicing Agreement--The Series 2005-C7
                            Controlling Class Representative, the Class CM
                            Representative and the Serviced Non-Trust Loan
                            Noteholders" and "--Replacement of the Special
                            Servicer" in this prospectus supplement, to--

                            o replace the existing special servicer under the
                              series 2005-C7 pooling and servicing agreement,
                              with or without cause, or any such special
                              servicer that has resigned, been terminated or
                              otherwise ceased to serve in that capacity,
                              subject to the corresponding rights, if any, of
                              the class CM representative with respect to the
                              Cherryvale Mall underlying mortgage loan, of the
                              related loan combination controlling party with
                              respect to the Station Place I non-pooled note B
                              trust loan or of a related non-trust mortgage
                              loan noteholder or its representative with
                              respect to any particular loan combination
                              serviced under the series 2005-C7 pooling and
                              servicing agreement, and

                            o select a representative that, subject to certain
                              limitations, may direct and advise the master
                              servicer and/or the special servicer, as
                              applicable, regarding various servicing matters
                              with respect to the underlying mortgage loans
                              (exclusive of the outside serviced underlying
                              mortgage loans) under the series 2005-C7 pooling
                              and servicing agreement, subject to the
                              corresponding rights of the class CM
                              representative with respect to the Cherryvale
                              Mall underlying mortgage loan , of the related
                              loan combination controlling party with respect
                              to the Station Place I non-pooled note B trust
                              loan or of a related non-trust mortgage loan
                              noteholder or its representative with respect to
                              any particular loan combination serviced under
                              the series 2005-C7 pooling and servicing
                              agreement.

                                      S-22

                            Unless there are significant losses on the
                            underlying mortgage loans, the controlling class of
                            series 2005-C7 certificateholders will be the
                            holders of a non-offered class of series 2005-C7
                            certificates. The series 2005-C7 controlling class
                            certificateholders will not have any rights to
                            replace -- or, except under very limited and
                            unlikely circumstances, select a representative
                            that may direct -- the special servicer under the
                            applicable servicing agreement with respect to any
                            outside serviced underlying mortgage loan (although
                            the series 2005-C7 controlling class representative
                            will have a one-time right to replace the series
                            2005-C6 special servicer with respect to the 1166
                            Avenue of the Americas loan combination).

CLASS CM REPRESENTATIVE...  The class CM representative, will, in general, be designated by the holders or beneficial owners of
                            class CM principal balance certificates representing
                            a majority of the voting rights evidenced by all of
                            the class CM principal balance certificates. Subject
                            to the conditions described under "Servicing Under
                            the Series 2005-C7 Pooling and Servicing
                            Agreement--The Series 2005-C7 Controlling Class
                            Representative, the Class CM Representative and the
                            Serviced Non-Trust Loan Noteholders" and
                            "--Replacement of the Special Servicer" in this
                            prospectus supplement, the class CM representative
                            will be entitled to exercise the following rights:

                            o following certain events, including the
                              occurrence of a monetary event of default and
                              the transfer to special servicing of the
                              Cherryvale Mall underlying mortgage loan, the
                              class CM representative may purchase the
                              Cherryvale Mall underlying mortgage loan from
                              the trust fund;

                            o the class CM representative may cure certain
                              events of default that occur with respect to the
                              Cherryvale Mall underlying mortgage loan, as
                              further described under "Servicing Under the
                              Series 2005-C7 Pooling and Servicing
                              Agreement--The Series 2005-C7 Controlling Class
                              Representative, the Class CM Representative and
                              the Serviced Non-Trust Loan Noteholders--
                              Additional Rights of the Class CM
                              Representative; Right to Purchase and Right to
                              Cure Defaults"; and

                            o for so long as the total principal balance of
                              the class CM principal balance certificates, net
                              of any appraisal reduction amount (see
                              "--Description of the Offered
                              Certificates--Advances of Delinquent Monthly
                              Debt Service Payments" below) with respect to
                              the Cherryvale Mall underlying mortgage loan, is
                              greater than, or equal to, 25% of the initial
                              total principal balance of the class CM
                              principal balance certificates, the class CM
                              representative may subject to certain
                              limitations direct and advise the special
                              servicer with respect to various servicing
                              matters regarding, and replace the special
                              servicer solely with respect to, the Cherryvale
                              Mall underlying mortgage loan.

SWAP COUNTERPARTY........   IXIS Financial Products Inc., a Delaware
                            corporation, will be the counterparty under the swap
                            agreement relating to the class A-MFL certificates.
                            For a description of the swap counterparty, see
                            "Description of the Swap Agreement--The Swap
                            Counterparty" in this prospectus supplement.

UNDERWRITERS.............   Lehman Brothers Inc. and UBS Securities LLC are
                            the underwriters with respect to the offered
                            certificates.In connection therewith--

                            o Lehman Brothers Inc. is acting as co-lead
                              manager and sole bookrunner, and

                            o UBS Securities LLC is acting as co-lead manager.

                                      S-23

                            Lehman Brothers Inc. is our affiliate and an
                            affiliate of one or more of the mortgage loan
                            sellers. UBS Securities LLC is an affiliate of
                            another mortgage loan seller. See "Method of
                            Distribution" in this prospectus supplement.

                           RELEVANT DATES AND PERIODS

CUT-OFF DATE.............   Sixteen (16) mortgage loans that we intend to
                            include in the trust, representing 15.3% of the
                            initial mortgage pool balance, were originated after
                            October 11, 2005. The remainder of the underlying
                            mortgage loans were originated on or before October
                            11, 2005. Accordingly, references to "cut-off date"
                            in this prospectus supplement mean, individually and
                            collectively:

                            o October 11, 2005, in the case of each underlying
                              mortgage loan originated on or before that date;
                              and

                            o the related date of origination, in the case of
                              the underlying mortgage loans originated after
                              October 11, 2005.

                            All payments and collections received on each
                            underlying mortgage loan after its cut-off date,
                            excluding any payments or collections that
                            represent amounts due on or before that cut-off
                            date, will belong to the trust.

ISSUE DATE...............   The date of initial issuance for the offered
                            certificates will be on or about November 4, 2005.

DISTRIBUTION DATE........   Payments on the offered certificates are scheduled
                            to occur monthly, commencing in November 2005.
                            During any given month, the distribution date will
                            be the fourth business day following the 11th
                            calendar day of that month or, if that 11th calendar
                            day is not a business day, then the fifth business
                            day following that 11th calendar day.

RECORD DATE..............   The record date for each monthly payment on an
                            offered certificate will be the last business day of
                            the prior calendar month, except that the first
                            record date will be the date of initial issuance of
                            the offered certificates. The registered holders of
                            the series 2005-C7 certificates at the close of
                            business on each record date will be entitled to
                            receive, on the following distribution date, any
                            payments on those certificates, except that the last
                            payment on any offered certificate will be made only
                            upon presentation and surrender of the certificate.

COLLECTION PERIOD........   Amounts available for payment on the offered
                            certificates on any distribution date will depend on
                            the payments and other collections received, and any
                            advances of payments due, on the underlying mortgage
                            loans during the related collection period. In
                            general, each collection period--

                            o will relate to a particular distribution date,

                            o will be approximately one month long,

                            o will begin immediately after the prior
                              collection period ends or, in the case of the
                              first collection period, will begin on the day
                              following the cut-off date, and

                            o will end on a specified day of the same calendar
                              month in which the subject distribution date
                              occurs or, if that specified day is not a
                              business day, then on the immediately following
                              business day.

                                      S-24

                            However, the collection period for any distribution
                            date for four (4) of the underlying mortgage loans
                            may differ from the collection period with respect
                            to the rest of the mortgage pool for that
                            distribution date. Accordingly, there may be
                            multiple collection periods with respect to each
                            distribution date--

                            o a collection period with respect to the 200 Park
                              Avenue underlying mortgage loan,

                            o a collection period with respect to the
                              Courtyard by Marriott Portfolio underlying
                              mortgage loan,

                            o a collection period with respect to the 1166
                              Avenue of the Americas underlying mortgage loan,

                            o a collection period with respect to the Station
                              Place I underlying mortgage loan, and

                            o a collection period with respect to the rest of
                              the mortgage pool,

                            which multiple collection periods will not
                            necessarily coincide with each other. Unless the
                            context clearly indicates otherwise, references in
                            any other portion of this prospectus supplement to
                            "collection period" will mean, individually and
                            collectively, as applicable, the foregoing five
                            collection periods for the subject distribution
                            date.

INTEREST ACCRUAL PERIOD...  The amount of interest payable with respect to the offered certificates and the class A-MFL REMIC III
                            regular interest on any distribution date will be a
                            function of the interest accrued during the related
                            interest accrual period. The interest accrual period
                            for the offered certificates (exclusive of the class
                            A-MFL certificates) and the class A-MFL REMIC III
                            regular interest for any distribution date will be
                            the period commencing on the 11th day of the month
                            preceding the month in which that distribution date
                            occurs and ending on the 10th day of the month in
                            which that distribution date occurs. The interest
                            accrual period for the class A-MFL certificates for
                            any distribution date will be the period from and
                            including the distribution date in the month
                            preceding the month in which the subject
                            distribution date occurs (or, in the case of the
                            first distribution date, from and including the date
                            of initial issuance of the class A-MFL certificates)
                            to, but excluding, the subject distribution date;
                            except that, if there is a continuing payment
                            default on the part of the swap counterparty under
                            the related swap agreement, or if the related swap
                            agreement is terminated and not replaced, then the
                            interest accrual period with respect to the class
                            A-MFL certificates for any distribution date will
                            also be the period commencing on the 11th day of the
                            month preceding the month in which that distribution
                            date occurs and ending on the 10th day of the month
                            in which that distribution date occurs. Interest
                            will be calculated with respect to each class of
                            offered certificates (other than the class A-MFL
                            certificates) and with respect to the class A-MFL
                            REMIC III regular interest assuming that each year
                            consists of twelve 30-day months, and interest will
                            be calculated with respect to the class A-MFL
                            certificates based upon the actual number of days in
                            the related interest accrual period and a year
                            consisting of 360 days; except that, if there is a
                            continuing payment default on the part of the swap
                            counterparty under the related swap agreement, or if
                            the related swap agreement is terminated and not
                            replaced, then the class A-MFL certificates will
                            also accrue interest on the basis of a 360-day year
                            consisting of twelve 30-day months.

                                      S-25

                            Because of the timing of their origination in
                            October 2005 or for other reasons, Sixteen (16)
                            underlying mortgage loans, representing 15.3% of
                            the initial mortgage pool balance, do not provide
                            for the payment of a full month's interest in
                            November 2005. In connection therewith, the related
                            mortgage loan seller will supplement any amounts
                            payable by the related borrower in November 2005,
                            such that the trust will receive, in November 2005,
                            a full month's interest with respect to those
                            mortgage loans. For purposes of determining
                            distributions on the series 2005-C7 certificates,
                            each of those supplemental payments should be
                            considered a payment by the related borrower.

LIBOR DETERMINATION
 DATE.....................  The applicable value of LIBOR, for purposes of calculating the pass-through rate for the class
                            A-MFL certificates as well as the payment
                            obligations under the related swap agreement, will
                            initially be determined on         , 2005 and will
                            thereafter be determined monthly on the second LIBOR
                            business day preceding the applicable interest
                            accrual period.
RATED FINAL
 DISTRIBUTION DATE........  The rated final distribution dates for the respective classes of the offered certificates with
                            principal balances are as follows:

                            o for the class A-1, A-2, A-3, A-AB, A-4 and A-1A
                              certificates, the distribution date in      ;
                              and

                            o for the class A-M, A-MFL, A-J, B, C, D, E and F
                              certificates, the distribution date in      .

                            See "Ratings" in this prospectus supplement.

ASSUMED FINAL
 DISTRIBUTION DATE........  With respect to any class of offered certificates, the assumed final distribution date is the
                            distribution date on which the holders of those
                            certificates would be expected to receive their last
                            payment and the total principal balance or notional
                            amount, as applicable, of those certificates would
                            be expected to be reduced to zero, based upon--

                            o the assumption that each borrower timely makes
                              all payments on its underlying mortgage loan;

                            o the assumption that no borrower otherwise
                              prepays its underlying mortgage loan prior to
                              stated maturity; and

                            o the other modeling assumptions referred to under
                              "Yield and Maturity Considerations" in, and set
                              forth in the glossary to, this prospectus
                              supplement.

                            Accordingly, the assumed final distribution date
                            for each class of offered certificates is the
                            distribution date in the calendar month and year
                            set forth below for that class:

                                      S-26

                                                              MONTH AND YEAR OF
                                                                ASSUMED FINAL
                                                CLASS         DISTRIBUTION DATE
                                           ----------------  ------------------
                                           A-1 ............
                                           A-2 ............
                                           A-3 ............
                                           A-AB ...........
                                           A-4 ............
                                           A-1A ...........
                                           A-MFL ..........
                                           A-M ............
                                           A-J ............
                                           B ..............
                                           C ..............
                                           D ..............
                                           E ..............
                                           F ..............
                                           X-CP ...........

                    DESCRIPTION OF THE OFFERED CERTIFICATES
REGISTRATION AND
 DENOMINATIONS............  We intend to deliver the offered certificates in book-entry form in original denominations of $10,000
                            initial principal balance -- or, solely in the case
                            of the class X-CP certificates, $250,000 initial
                            notional amount -- and in any greater whole dollar
                            denominations.

                            You will initially hold your offered certificates,
                            directly or indirectly, through The Depository
                            Trust Company, and they will be registered in the
                            name of Cede & Co. as nominee for The Depository
                            Trust Company. As a result, you will not receive a
                            fully registered physical certificate representing
                            your interest in any offered certificate, except
                            under the limited circumstances described under
                            "Description of the Offered
                            Certificates--Registration and Denominations" in
                            this prospectus supplement and under "Description
                            of the Certificates--Book-Entry Registration" in
                            the accompanying prospectus.

PAYMENTS

A. GENERAL...............   For purposes of allocating payments on certain
                            classes of the offered certificates, the mortgage
                            pool will be divided into:

                            o a loan group no. 1 consisting of all of the
                              underlying mortgage loans that are secured by
                              property types other than multifamily and mobile
                              home park, together with 12 underlying mortgage
                              loans that are secured by multifamily and mobile
                              home park properties; and

                            o a loan group no. 2 consisting of all but 12 of
                              the underlying mortgage loans that are secured
                              by multifamily and mobile home park properties.

                            Loan group no. 1 will contain a total of 117
                            underlying mortgage loans that represent 92.3% of
                            the initial mortgage pool balance, and loan group
                            no. 2 will contain a total of 26 underlying
                            mortgage loans that represent 7.7% of the initial
                            mortgage pool balance.

                            The trustee will make payments of interest and,
                            except in the case of the class X-CL and X-CP
                            certificates, principal to the following classes of
                            series 2005-C7

                                      S-27

                            certificateholders (exclusive of the class A-MFL
                            certificateholders) and with respect to the class
                            A-MFL REMIC III regular interest, sequentially as
                            follows:

                                      PAYMENT ORDER             CLASS
                                      ---------------  -------------------------

                                      1st ...........  A-1, A-2, A-3, A-AB, A-4,
                                                         A-1A, X-CL and X-CP
                                      2nd ...........        A-MFL and A-M
                                      3rd ...........             A-J
                                      4th ...........              B
                                      5th ...........              C
                                      6th ...........              D
                                      7th ...........              E
                                      8th ...........              F
                                      9th ...........              G
                                      10th ..........              H
                                      11th ..........              J
                                      12th ..........              K
                                      13th ..........              L
                                      14th ..........              M
                                      15th ..........              N
                                      16th ..........              P
                                      17th ..........              Q
                                      18th ..........              S
                                      19th ..........              T

                            Amounts allocable as interest and principal with
                            respect to the non-trust mortgage loans and the
                            non-pooled portion of the Cherryvale Mall
                            underlying mortgage loan will not be available to
                            make payments of interest and/or principal with
                            respect to the classes of series 2005-C7
                            certificates listed in the foregoing table.

                            Interest payments with respect to the class A-1,
                            A-2, A-3, A-AB, A-4, A-1A, X-CL and X-CP
                            certificates are to be made concurrently:

                            o in the case of the class A-1, A-2, A-3, A-AB and
                              A-4 certificates, on a pro rata basis in
                              accordance with the respective interest
                              entitlements evidenced by those classes of
                              series 2005-C7 certificates, from available
                              funds attributable to loan group no. 1;

                            o in the case of the class A-1A certificates, from
                              available funds attributable to loan group no.
                              2; and

                            o in the case of the class X-CP and X-CL
                              certificates, on a pro rata basis in accordance
                              with the respective interest entitlements
                              evidenced by those classes of series 2005-C7
                              certificates, from available funds attributable
                              to loan group no. 1 and/or loan group no. 2;

                            provided that, if the foregoing would result in a
                            shortfall in the interest payment on any of the
                            class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL and/or
                            X-CP certificates, then payments of interest will
                            be made on those classes of series 2005-C7
                            certificates, on a pro rata basis in accordance
                            with the respective interest entitlements evidenced
                            thereby, from available funds attributable to the
                            entire mortgage pool; and provided, further, that
                            the "available funds" referred to above in this
                            sentence do not include amounts attributable to any
                            non-trust

                                      S-28

                            mortgage loan or the non-pooled portion of the
                            Cherryvale Mall underlying mortgage loan.

                            The class R-I, R-II and R-III certificates do not
                            bear interest and do not entitle their respective
                            holders to payments of interest.

                            The allocation of principal payments among the A-1,
                            A-2, A-3, A-AB, A-4 and A-1A classes is described
                            under "--Payments--Payments of Principal" below.
                            The class X-CL, X-CP, R-I, R-II and R-III
                            certificates do not have principal balances and do
                            not entitle their respective holders to payments of
                            principal.

                            The allocation of interest payments between the
                            class A-MFL REMIC III regular interest and the
                            class A-M certificates is to be made concurrently,
                            on a pro rata basis in accordance with the
                            respective interest entitlements represented
                            thereby.

                            The allocation of principal distributions between
                            the class A-MFL REMIC III regular interest and the
                            class A-M certificates is to be made concurrently,
                            on a pro rata basis in accordance with the relative
                            sizes of the respective then outstanding total
                            principal balances thereof.

                            Payments of interest made on or with respect to the
                            class A-MFL REMIC III regular interest will be
                            applied to make payments to the swap counterparty
                            and/or the class A-MFL certificateholders, as
                            applicable. Payments of principal made on or with
                            respect to the class A-MFL REMIC III regular
                            interest will be applied to make payments of
                            principal to the class A-MFL certificateholders.

                            As described under "Description of the Mortgage
                            Pool--The Pooled and Non-Pooled Portions of the
                            Cherryvale Mall Mortgage Loan" and "Description of
                            the Offered Certificates--Payments" in this
                            prospectus supplement the class CM principal
                            balance certificates will represent a subordinated
                            right to receive, out of payments (or advances in
                            lieu thereof) and other collections on the
                            Cherryvale Mall underlying mortgage loan, monthly
                            payments of interest at the respective pass-through
                            rates for those classes and, following payment in
                            full of all principal due with respect to the
                            pooled portion of the Cherryvale Mall underlying
                            mortgage loan, all scheduled payments of principal
                            (or advances in lieu thereof) on, and other
                            collections of previously unadvanced principal of,
                            that mortgage loan.

                            See "Description of the Offered
                            Certificates--Payments--Priority of Payments" in
                            this prospectus supplement.
B. PAYMENTS
   OF INTEREST............  Each class of series 2005-C7 certificates (other than the class R-I, R-II and R-III certificates) and
                            the class A-MFL REMIC III regular interest will bear
                            interest. In each case, that interest will accrue
                            during each interest accrual period based upon--

                            o the pass-through rate applicable for the
                              particular class of series 2005-C7 certificates
                              or the class A-MFL REMIC III regular interest,
                              as the case may be, for that interest accrual
                              period,

                            o the total principal balance or notional amount,
                              as the case may be, of the particular class of
                              series 2005-C7 certificates or the class A-MFL
                              REMIC III regular interest, as the case may be,
                              outstanding immediately prior to the related
                              distribution date, and

                                      S-29

                            o the assumption that each year consists of twelve
                              30-day months (or, in the case of the class
                              A-MFL certificates, for so long as the related
                              swap agreement is in effect and there is no
                              continuing payment default thereunder on the
                              part of the swap counterparty, based on the
                              actual number of days in the applicable interest
                              accrual period and the assumption that each year
                              consists of 360 days).

                            If the pass-through rate of the class A-MFL REMIC
                            III regular interest for any interest accrual
                            period is limited by the weighted average of the
                            net interest rates of the underlying mortgage loans
                            (without regard to the non-pooled portion of the
                            Cherryvale Mall underlying mortgage loan), then the
                            amount by which the interest distributable with
                            respect to the class A-MFL REMIC III regular
                            interest is reduced as a result of such limitation
                            will result in the amount of interest payable by
                            the trust to the swap counterparty being reduced by
                            that amount. As a result, there will be a
                            dollar-for-dollar reduction in the amount payable
                            by the swap counterparty to the trust, and a
                            corresponding dollar-for-dollar reduction in the
                            amount of interest payable with respect to the
                            class A-MFL certificates on the applicable
                            distribution date.
                            The borrowers under the underlying mortgage loans
                            are generally prohibited from making whole or
                            partial voluntary prepayments that are not
                            accompanied by a full month's interest on the
                            prepayment. If, however, a whole or partial
                            voluntary prepayment (or, to the extent it results
                            from the receipt of insurance proceeds or a
                            condemnation award, a whole or partial involuntary
                            prepayment) on an underlying mortgage loan is not
                            accompanied by the amount of one full month's
                            interest on the prepayment, then, as and to the
                            extent described under "Description of the Offered
                            Certificates--Payments--Payments of Interest" in
                            this prospectus supplement, the resulting
                            shortfall, less--

                            o the amount of the master servicing fee that
                              would have been payable from that uncollected
                              interest, and

                            o in the case of a voluntary prepayment on a
                              non-specially serviced mortgage loan, the
                              applicable portion of the payment made by the
                              master servicer to cover prepayment interest
                              shortfalls resulting from the voluntary
                              prepayments on non-specially serviced mortgage
                              loans during the related collection period,

                            will be allocated to reduce the amount of accrued
                            interest otherwise payable to the holders of all of
                            the interest-bearing classes of the series 2005-C7
                            certificates, including the offered certificates,
                            but excluding the class CM certificates, on a pro
                            rata basis in accordance with the respective
                            amounts of interest actually accrued on those
                            classes (or, in the case of the class A-MFL
                            Certificates, on the class A-MFL REMIC III regular
                            interest) during the corresponding interest accrual
                            period; provided that any such resulting interest
                            shortfall that is attributable to a prepayment of
                            the non-pooled portion of the Cherryvale Mall
                            underlying mortgage loan would be allocated to
                            reduce the amount of accrued interest otherwise
                            payable to the holders of the class CM
                            certificates.

                            On each distribution date, subject to available
                            funds and the payment priority described under
                            "--Payments--General" above and, in the case of the
                            class A-MFL certificates only, further subject to
                            the amount received from or payable to the swap
                            counterparty for that distribution date, you will
                            be entitled to receive your proportionate share of
                            all unpaid distributable interest accrued with
                            respect to your class of offered certificates
                            through the end of the related interest accrual
                            period.

                                      S-30

                            All distributions of interest with respect to the
                            class A-MFL REMIC III regular interest will be made
                            to a segregated account or sub-account maintained
                            by the trustee from which they will, in turn, be
                            distributed to the holders of the class A-MFL
                            certificates and/or the swap counterparty.

                            See "Description of the Offered
                            Certificates--Payments--Payments of Interest",
                            "--Payments--Priority of Payments" and
                            "--Payments--Payments on the Class A-MFL
                            Certificates" in this prospectus supplement.

C. SWAP AGREEMENT.......    The assets of the trust will include an interest
                            rate swap agreement between the trustee on behalf of
                            the trust and IXIS Financial Products, Inc. as swap
                            counterparty. The initial notional amount of the
                            swap agreement will be equal to the total initial
                            principal balance of the class A-MFL certificates
                            (and, correspondingly, of the class A-MFL REMIC III
                            regular interest). The notional amount of the swap
                            agreement for any distribution date will equal the
                            total principal balance of the class A-MFL
                            certificates (and, correspondingly, of the class
                            A-MFL REMIC III regular interest) immediately prior
                            to that distribution date. The maturity date of the
                            swap agreement will be the earlier of the rated
                            final distribution date for the class A-MFL
                            certificates and the date on which the notional
                            amount of the swap agreement is zero (including as a
                            result of the termination of the trust fund). Under
                            the swap agreement, the trust will generally be
                            obligated to pay to the swap counterparty with
                            respect to each distribution date, out of interest
                            amounts paid or payable, as the case may be, with
                            respect to the class A-MFL REMIC III regular
                            interest, an amount equal to the sum of (i) any
                            prepayment premiums or yield maintenance charges
                            allocable to the class A-MFL REMIC III regular
                            interest and (ii) 1/12th of the product of (A) the
                            notional amount of the swap agreement for that
                            distribution date and (B)     % per annum. The swap
                            counterparty will generally be obligated to pay to
                            the trust with respect to each distribution date an
                            amount equal to the product of (i)the notional
                            amount of the swap agreement for that distribution
                            date, (ii) the applicable value of LIBOR plus     %
                            per annum and (iii) a fraction, the numerator of
                            which is the actual number of days elapsed during
                            the related accrual period, and the denominator of
                            which is 360.

                            If the pass-through rate on the class A-MFL REMIC
                            III regular interest is reduced below     % per
                            annum or if there is an interest shortfall with
                            respect to the class A-MFL REMIC III regular
                            interest, then the amount payable by the trust to
                            the swap counterparty with respect to any
                            distribution date will be reduced by an amount
                            generally equal to the excess, if any, of (1)
                            1/12th of the product of (a)        %, multiplied
                            by (b) the notional amount of the swap agreement
                            for that distribution date over (2) the amount of
                            interest distributions with respect to the class
                            A-MFL REMIC III regular interest pursuant to the
                            priority of distributions on that distribution
                            date. As a result, the amount payable by the swap
                            counterparty to the trust with respect to the
                            subject distribution date will be reduced (to not
                            less than zero) by the exact same amount as the
                            reduction determined as described in the
                            immediately preceding sentence.

                            If the reduction in the amount payable by the trust
                            to the swap counterparty with respect to any
                            distribution date, which reduction is determined as
                            described in the second to last sentence of the
                            prior paragraph, exceeds the total amount payable
                            by the swap counterparty to the trust without
                            regard to that reduction, then the swap
                            counterparty will in the future be entitled to be
                            reimbursed by the

                                      S-31

                            trust to the extent that the subject reduction more
                            than offsets the payment from the swap
                            counterparty; provided that any such reimbursement
                            payment from the trust will, with respect to any
                            future distribution date, generally be limited to
                            the excess, if any, of (a) the amount of interest
                            distributions with respect to the class A-MFL REMIC
                            III regular interest with respect to that future
                            distribution date, over (b) 1/12th of the product
                            of (i)     % per annum and (ii) the notional amount
                            of the swap agreement for that distribution date.

                            Payments by the trust to the swap counterparty, and
                            by the swap counterparty to the trust, as described
                            above in this "--Swap Agreement" section will, in
                            general, be made on a net basis, and any such
                            amounts paid to or retained by the trust will be
                            available to make payments of interest to the class
                            A-MFL certificateholders.

                            None of the master servicer, the trustee or the
                            fiscal agent will be required to advance any
                            amounts payable or required to be paid by the swap
                            counterparty with respect to the class A-MFL
                            certificates.

                            See "Risk Factors--Risks Relating to the Swap
                            Agreement" and "Description of the Swap Agreement"
                            in this prospectus supplement.
D. PAYMENTS
   OF PRINCIPAL...........  Subject to available funds and the payment priority described under "--Pay-ments--General" above, the
                            holders of each class of offered certificates,
                            other than the class X-CP certificates, will be
                            entitled to receive a total amount of principal
                            over time equal to the total principal balance of
                            their particular class.

                            The trustee is required to make payments of
                            principal in a specified sequential order, taking
                            account of whether the payments (or advances in
                            lieu thereof) and other collections of principal
                            that are to be distributed were received and/or
                            made with respect to underlying mortgage loans in
                            loan group no. 1 or underlying mortgage loans in
                            loan group no. 2, such that:

                            o no payments of principal will be made to the
                              holders of any of the class G, H, J, K, L, M, N,
                              P, Q, S and T certificates until the total
                              principal balance of the offered certificates
                              (exclusive of the class X-CP certificates) and
                              the class A-MFL REMIC III regular interest is
                              reduced to zero;

                            o no payments of principal will be made to the
                              holders of the class A-J, B, C, D, E or F
                              certificates until, in the case of each class of
                              those offered certificates, the total principal
                              balance of all more senior classes of offered
                              certificates (exclusive of the class X-CP
                              certificates) and the class A-MFL REMIC III
                              regular interest is reduced to zero;

                            o no payments of principal will be made to the
                              holders of the class A-M certificates or with
                              respect to the class A-MFL REMIC III regular
                              interest until the total principal balance of
                              the class A-1, A-2, A-3, A-AB, A-4 and A-1A
                              certificates is reduced to zero, and any and all
                              payments of principal with respect to the class
                              A-MFL REMIC III regular interest and the class
                              A-M certificates will be allocated between them
                              on a pro rata basis in accordance with the
                              respective total principal balances thereof;

                            o no payments of principal will be made to the
                              holders of the class CM principal balance
                              certificates until the holders of the other
                              classes of series 2005-C7 principal balance
                              certificates have received payments of principal

                                      S-32

                              with respect to the Cherryvale Mall underlying
                              mortgage loan equal to the unpaid principal
                              balance of the pooled portion thereof as of the
                              cut-off date;

                            o except as described in the paragraph following
                              these bullets, no payments of principal with
                              respect to loan group no. 1 will be made to the
                              holders of the class A-1A certificates until the
                              total principal balance of the class A-1, A-2,
                              A-3, A-AB and A-4 certificates is reduced to
                              zero;

                            o except as described in the paragraph following
                              these bullets, no payments of principal with
                              respect to loan group no. 2 will be made to the
                              holders of the class A-1, A-2, A-3, A-AB and/or
                              A-4 certificates until the total principal
                              balance of the class A-1A certificates is
                              reduced to zero;

                            o on any given distribution date, except as
                              described in the paragraph following these
                              bullets, no payments of principal will be made
                              to the holders of the class A-1, A-2, A-3, A-AB
                              and/or A-4 certificates until the holders of the
                              class A-1A certificates have received all
                              payments of principal to which they are entitled
                              on that distribution date with respect to loan
                              group no. 2;

                            o on any given distribution date, beginning with
                              the distribution date in     , except as
                              described in the paragraph following these
                              bullets, the total principal balance of the
                              class A-AB certificates must be paid down to the
                              applicable scheduled principal balance for that
                              class set forth on Annex F to this prospectus
                              supplement before any payments of principal are
                              made with respect to the class A-1, A-2, A-3
                              and/or A-4 certificates; and

                            o except as described in the paragraph following
                              these bullets, no payments of principal will be
                              made to the holders of the class A-4
                              certificates until the total principal balance
                              of the class A-1, A-2, A-3 and A-AB certificates
                              is reduced to zero, no payments of principal
                              will be made to the holders of the class A-AB
                              certificates (other than as described in the
                              immediately preceding bullet) until the total
                              principal balance of the class A-1, A-2 and A-3
                              certificates is reduced to zero, no payments of
                              principal will be made to the holders of the
                              class A-3 certificates until the total principal
                              balance of the class A-1 and A-2 certificates is
                              reduced to zero, and no payments of principal
                              will be made to the holders of the class A-2
                              certificates until the total principal balance
                              of the class A-1 certificates is reduced to
                              zero.

                            Because of losses on the underlying mortgage loans
                            and/or default-related or other unanticipated
                            expenses of the trust, the total principal balance
                            of the class A-MFL REMIC III regular interest and
                            the class A-M, A-J, B, C, D, E, F, G, H, J, K, L,
                            M, N, P, Q, S and T certificates could be reduced
                            to zero at a time when the class A-1, A-2, A-3,
                            A-AB, A-4 and A-1A certificates, or any two or more
                            classes of those certificates, remain outstanding.
                            Under those circumstances, any payments of
                            principal on the outstanding class A-1, A-2, A-3,
                            A-AB, A-4 and A-1A certificates will be made among
                            those classes of certificates on a pro rata basis
                            in accordance with their respective total principal
                            balances.

                            All distributions of principal with respect to the
                            class A-MFL REMIC III regular interest will be made
                            to a segregated account or sub-account maintained
                            by the trustee from which they will, in turn, be
                            distributed to the holders of the class A-MFL
                            certificates.

                            The total payments of principal to be made on the
                            series 2005-C7 principal balance certificates
                            (exclusive of the class CM principal balance
                            certificates) on any distribution date will, in
                            general, be a function of--

                                      S-33

                            o the amount of scheduled payments of principal
                              due or, in some cases, deemed due on the
                              underlying mortgage loans (or, in the case of
                              the Cherryvale Mall underlying mortgage loan, on
                              the pooled portion only) during the related
                              collection period, which payments are either
                              received as of the end of that collection period
                              or advanced by the master servicer, the trustee
                              or the fiscal agent; and

                            o the amount of any prepayments and other
                              unscheduled collections of previously unadvanced
                              principal with respect to the underlying
                              mortgage loans (or, in the case of the
                              Cherryvale Mall underlying mortgage loan, on the
                              pooled portion only) that are received during
                              the related collection period.

                            In the case of the class A-MFL certificates,
                            however, any payments of principal will first be
                            made with respect to the class A-MFL REMIC III
                            regular interest, after which any corresponding
                            payments will be made to the class A-MFL
                            certificateholders.

                            However, if the master servicer, the special
                            servicer, the trustee or the fiscal agent
                            reimburses itself out of general collections on the
                            mortgage pool for any advance that it has
                            determined is not recoverable out of collections on
                            the related underlying mortgage loan, then that
                            advance (together with accrued interest thereon)
                            will be deemed, to the fullest extent permitted, to
                            be reimbursed first out of payments and other
                            collections of principal otherwise distributable on
                            the series 2005-C7 principal balance certificates
                            (exclusive of the class CM principal balance
                            certificates), prior to being deemed reimbursed out
                            of payments and other collections of interest
                            otherwise distributable on the series 2005-C7
                            certificates (exclusive of the class CM principal
                            balance certificates). In addition, if payments and
                            other collections of principal on the mortgage pool
                            are applied to reimburse, or pay interest on, any
                            advance that is determined to be nonrecoverable
                            from collections on the related underlying mortgage
                            loan, as described in the prior sentence, then that
                            advance will be reimbursed, and/or interest thereon
                            will be paid, first out of payments or other
                            collections of principal on the loan group (i.e.,
                            loan group no. 1 or loan group no. 2, as
                            applicable) that includes the subject underlying
                            mortgage loan as to which the advance was made, and
                            prior to using payments of other collections of
                            principal on the other loan group.

                            On any distribution date after the pooled portion
                            of the Cherryvale Mall underlying mortgage loan has
                            been paid down to zero, the holders of the class CM
                            principal balance certificates will be entitled to
                            receive an aggregate amount of principal payments
                            up to all payments and other collections of
                            principal with respect to the non-pooled portion of
                            the Cherryvale Mall underlying mortgage loan that
                            were received during the related collection period.

                            The class X-CL, X-CP, R-I, R-II and R-III
                            certificates do not have principal balances and do
                            not entitle their holders to payments of principal.

                            See "Description of the Offered
                            Certificates--Payments--Payments of Principal,"
                            "--Payments--Priority of Payments,"
                            "--Payments--Payments on the Class A-MFL
                            Certificates" and "--Payments--Payments on the
                            Class CM Principal Balance Certificates" in this
                            prospectus supplement.

                                      S-34

E. PAYMENTS OF PREPAYMENT
   PREMIUMS AND YIELD
   MAINTENANCE CHARGES....  If any prepayment premium or yield maintenance charge is collected on any of the underlying
                            mortgage loans (exclusive of any prepayment premium
                            or yield maintenance charge collected with respect
                            to the non-pooled portion of the Cherryvale Mall
                            underlying mortgage loan), then the trustee will pay
                            that amount, net of any liquidation fee or workout
                            fee payable therefrom, in the proportions described
                            under "Description of the Offered Certificates--
                            Payments--Payments of Prepayment Premiums and Yield
                            Maintenance Charges" in this prospectus supplement,
                            to--

                            o the holders of the class X-CL certificates;

                            o the holders of the class X-CP certificates;
                              and/or

                            o the holders of any of the class A-1, A-2, A-3,
                              A-AB, A-4, A-1A, A-M, A-MFL, A-J, B, C, D, E, F,
                              G, H, J and/or K certificates that are then
                              entitled to receive any principal payments with
                              respect to the loan group that includes the
                              prepaid mortgage loan (or, if and to the extent
                              allocable to the class A-MFL REMIC III regular
                              interest while the swap agreement is in effect
                              and there is no continuing payment default
                              thereunder on the part of the swap counterparty,
                              to the swap counterparty).

                            If any default prepayment consideration is
                            collected during any particular collection period
                            with respect to the Cherryvale Mall underlying
                            mortgage loan, then on the distribution date
                            corresponding to that collection period, the
                            trustee will allocate that prepayment consideration
                            between the pooled portion and the non-pooled
                            portion thereof on a pro rata basis in accordance
                            with the respective amounts of principal then being
                            prepaid with respect to each such portion. The
                            portion of any prepayment consideration allocable
                            to the non-pooled portion of the Cherryvale Mall
                            underlying mortgage loan will be distributed to the
                            holders of the class CM principal balance
                            certificates.

REDUCTIONS OF CERTIFICATE
 PRINCIPAL BALANCES IN
 CONNECTION WITH LOSSES ON
 THE UNDERLYING MORTGAGE
 LOANS AND DEFAULT-RELATED
 AND OTHER UNANTICIPATED
 EXPENSES.................  Because of losses on the underlying mortgage loans
                            (including, for this purpose, advances that are
                            reimbursed out of general collections on the
                            mortgage pool because collections on the related
                            underlying mortgage loan are determined to be
                            insufficient to make such reimbursement) and/or
                            default-related and other unanticipated expenses of
                            the trust, the total principal balance of the
                            mortgage pool, net of outstanding advances of
                            principal and exclusive of the non-pooled portion of
                            the Cherryvale Mall underlying mortgage loan, may
                            fall below the total principal balance of the series
                            2005-C7 principal balance certificates (exclusive of
                            the class CM principal balance certificates). If and
                            to the extent that those losses on the underlying
                            mortgage loans and/or expenses of the trust cause
                            such a deficit to exist following the payments made
                            on the series 2005-C7 certificates on any
                            distribution date, the total principal balances of
                            the following classes of series 2005-C7 principal
                            balance certificates (or, in the case of the
                            reference to "A-MFL" below, the class A-MFL REMIC
                            III regular interest) will be sequentially reduced,
                            in the following order, until that deficit is
                            eliminated:

                                      S-35

                                       REDUCTION ORDER         CLASS
                                       ---------------  ------------------
                                       1st ...........           T
                                       2nd ...........           S
                                       3rd ...........           Q
                                       4th ...........           P
                                       5th ...........           N
                                       6th ...........           M
                                       7th ...........           L
                                       8th ...........           K
                                       9th ...........           J
                                       10th ..........           H
                                       11th ..........           G
                                       12th ..........           F
                                       13th ..........           E
                                       14th ..........           D
                                       15th ..........           C
                                       16th ..........           B
                                       17th ..........          A-J
                                       18th .......... A-MFL and A-M, pro rata
                                                      by total principal balance
                                       19th .......... A-1, A-2, A-3, A-AB, A-4
                                                        and A-1A, pro rata by
                                                       total principal balance

                            Although losses on the underlying mortgage loans,
                            extraordinary expenses and available funds
                            shortfalls will not be directly allocated to the
                            class A-MFL certificates, such losses and
                            shortfalls may be allocated to the class A-MFL
                            REMIC III regular interest in reduction of the
                            total principal balance of the class A-MFL REMIC
                            III regular interest and the amount of its interest
                            entitlement, respectively. Any decrease in the
                            total principal balance of the class A-MFL REMIC
                            III regular interest will result in a corresponding
                            decrease in the total principal balance of the
                            class A-MFL certificates, and any interest
                            shortfalls suffered by the class A-MFL REMIC III
                            regular interest (for whatever reason) will reduce
                            the amount of interest distributed on the class
                            A-MFL certificates to the extent described in this
                            prospectus supplement.

                            Notwithstanding the foregoing, as and to the extent
                            described under "Description of the Offered
                            Certificates--Reductions of Certificate Principal
                            Balances in Connection with Realized Losses and
                            Additional Trust Fund Expenses" in this prospectus
                            supplement, losses on and/or default-related or
                            other unanticipated trust fund expenses with
                            respect to the Cherryvale Mall underlying mortgage
                            loan will first be allocated to reduce the total
                            principal balance of the class CM principal balance
                            certificates, prior to being allocated to reduce
                            the total principal balance of any other class of
                            series 2005-C7 principal balance certificates or
                            the class A-MFL REMIC III regular interest.

                            See "Description of the Offered
                            Certificates--Reductions of Certificate Principal
                            Balances in Connection with Realized Losses and
                            Additional Trust Fund Expenses" in this prospectus
                            supplement.

                                      S-36

ADVANCES OF DELINQUENT MONTHLY
 DEBT SERVICE PAYMENTS......Except as described below in this "--Advances of
                            Delinquent Monthly Debt Service Payments"
                            subsection, the master servicer will be required to
                            make advances with respect to any delinquent
                            scheduled debt service payments, other than balloon
                            payments, due or assumed due on the underlying
                            mortgage loans, in each case net of related master
                            servicing fees and workout fees (and, in the case of
                            each of the outside serviced underlying mortgage
                            loans, further net of any comparable fees payable
                            for the subject mortgage loan pursuant to the
                            governing servicing agreement). In addition, the
                            trustee must make any of those advances that the
                            master servicer is required, but fails, to make, and
                            the fiscal agent must make any of those advances
                            that the trustee is required, but fails, to make. As
                            described under "Description of the Offered
                            Certificates--Advances of Delinquent Monthly Debt
                            Service Payments" in this prospectus supplement, any
                            party that makes an advance will be entitled to be
                            reimbursed for that advance, together with interest
                            at the prime rate described in that section of this
                            prospectus supplement.

                            Notwithstanding the foregoing, none of the master
                            servicer, the trustee or the fiscal agent will be
                            required to make any advance that it determines or,
                            in general, with respect to specially serviced
                            mortgage loans and mortgage loans as to which the
                            related mortgaged real properties have been
                            acquired by the trust following default, that the
                            special servicer determines will not be recoverable
                            from proceeds of the related underlying mortgage
                            loan.

                            None of the master servicer, the trustee or the
                            fiscal agent will be required to make any advance
                            of delinquent debt service payments with respect to
                            any non-trust mortgage loan included in any of the
                            loan combinations described herein. Advances of
                            delinquent debt service payments will, however, be
                            required with respect to the Station Place I
                            non-pooled note B trust loan. In addition, none of
                            the master servicer, the trustee or the fiscal
                            agent will be required to advance any amounts
                            payable or required to be paid by the swap
                            counterparty with respect to the class A-MFL
                            certificates.

                            Subject to the discussions below regarding the
                            outside serviced underlying mortgage loans, if
                            there occurs or exists any of various specified
                            adverse events or circumstances with respect to any
                            underlying mortgage loan or the mortgaged real
                            property for that mortgage loan, then a new
                            appraisal (or, in cases involving underlying
                            mortgage loans or mortgaged real properties with
                            principal balances or allocated loan amounts, as
                            the case may be, of less than $2,000,000, a
                            valuation estimate of that property) must be
                            obtained or conducted. If, based on that appraisal
                            or other valuation, subject to the discussion below
                            regarding underlying mortgage loans that are part
                            of loan combinations, it is determined that--

                            o the principal balance of, and other delinquent
                              amounts due under, the subject underlying
                              mortgage loan, exceed

                            o an amount equal to--

                              1.  90% of the new appraised or estimated value of
                                  that real property (which value may be subject
                                  to reduction by the special servicer based on
                                  its review of the related appraisal and other
                                  relevant information), minus

                              2.  the amount of any obligations secured by liens
                                  on the property, which liens are prior to the
                                  lien of the mortgage loan, plus

                                      S-37

                              3.  certain escrows and reserves and any letters
                                  of credit constituting additional security for
                                  the mortgage loan,

                            then the amount otherwise required to be advanced
                            with respect to interest on that mortgage loan will
                            be reduced. The reduction will be in generally the
                            same proportion that the excess, sometimes referred
                            to as an appraisal reduction amount, bears to the
                            principal balance of the mortgage loan, net of
                            related advances of principal. Due to the payment
                            priorities, any reduction in advances of interest
                            will, in general, reduce the funds available to pay
                            interest on the most subordinate interest-bearing
                            class or classes of series 2005-C7 certificates
                            (or, in the case of the class A-MFL certificates,
                            the class A-MFL REMIC III regular interest) then
                            outstanding that evidence an interest in the
                            subject underlying mortgage loan. Appraisal
                            reduction amounts will not affect the principal
                            portion of P&I advances.

                            The 1166 Avenue of the Americas underlying mortgage
                            loan is not being serviced under the series 2005-C7
                            pooling and servicing agreement, and advances of
                            delinquent debt service payments for that
                            underlying mortgage loan will be made by the series
                            2005-C6 master servicer under the series 2005-C6
                            trust and servicing agreement (the governing
                            document for the securitization of the non-trust
                            mortgage loan in the 1166 Avenue of the Americas
                            loan combination). Those advances will be made, on
                            generally the same terms and conditions described
                            above, in accordance with the terms of the series
                            2005-C6 trust and servicing agreement (net of
                            related master servicing fees and/or primary
                            servicing fees payable to the series 2005-C6
                            servicers and master servicing fees payable to the
                            series 2005-C7 master servicer). The master
                            servicer for the series 2005-C7 securitization and,
                            if it fails to do so, the trustee, and then the
                            fiscal agent, for the series 2005-C7 transaction,
                            will be required, however, to make a backup advance
                            of any delinquent monthly debt service payment with
                            respect to the 1166 Avenue of the Americas
                            underlying mortgage loan that the master servicer
                            under the series 2005-C6 trust and servicing
                            agreement is required but fails to advance, unless
                            the master servicer, the trustee or the fiscal
                            agent, as applicable, for the series 2005-C7
                            transaction has determined that such advance would
                            not be recoverable from collections on the 1166
                            Avenue of the Americas underlying mortgage loan.
                            The amount of those advances may be reduced based
                            on an appraisal performed by the series 2005-C6
                            special servicer in accordance with the series
                            2005-C6 trust and servicing agreement, which
                            reduction will be calculated with respect to the
                            1166 Avenue of the Americas underlying mortgage
                            loan in a manner similar but not identical to the
                            calculation described in the preceding paragraph.
                            Further, the trigger events for when an appraisal
                            of the related mortgaged real property is required
                            will be similar but not identical to the appraisal
                            trigger events under the series 2005-C7 pooling and
                            servicing agreement.

                            Although the 200 Park Avenue underlying mortgage
                            loan and the Courtyard by Marriott Portfolio
                            underlying mortgage loan are not being serviced
                            under the series 2005-C7 pooling and servicing
                            agreement, advances of delinquent monthly debt
                            service payments with respect to those underlying
                            mortgage loans are being made by the master
                            servicer, the trustee or the fiscal agent pursuant
                            to the series 2007-C7 pooling and servicing and not
                            by any party to the related governing servicing
                            agreement for those underlying mortgage loans.
                            Notwithstanding the foregoing, the amount of any
                            P&I advances by the master servicer, the trustee or
                            the fiscal agent with respect to each of those
                            underlying mortgage loans may be

                                      S-38

                            reduced based on an appraisal reduction amount that
                            was calculated in accordance with the related
                            governing pooling and servicing agreement. It is
                            expected that any such appraisal reduction amount
                            would be calculated in a manner similar to that
                            under the series 2005-C7 pooling and servicing
                            agreement. Further, the trigger events for when an
                            appraisal of the related mortgaged real property or
                            properties is required pursuant to those governing
                            pooling and servicing agreements will be similar
                            but not identical to the appraisal trigger events
                            under the series 2005-C7 pooling and servicing
                            agreement.

                            The calculation of any appraisal reduction amount,
                            as described above under this "--Advances of
                            Delinquent Monthly Debt Service Payments" section,
                            in respect of any underlying mortgage loan that is
                            part of a loan combination will, in each case, take
                            into account all of the mortgage loans comprising
                            the related loan combination. The applicable
                            servicer will determine whether an appraisal
                            reduction amount exists with respect to the entire
                            subject loan combination based on a calculation
                            that generally treats the subject loan combination
                            as if it was a single underlying mortgage loan. Any
                            resulting appraisal reduction amount will be
                            allocated among the mortgage loans, as follows--

                            o with respect to the 200 Park Avenue loan
                              combination, any appraisal reduction amount will
                              be allocated, first, to the junior non-trust
                              loan component of the 200 Park Avenue note A1
                              non-trust mortgage loan (up to the amount of the
                              outstanding principal balance of, and all
                              accrued and unpaid interest (other than default
                              interest) on, that junior non-trust loan
                              component), and then, on a pro rata basis by
                              balance, between the 200 Park Avenue underlying
                              mortgage loan, the senior non-trust loan
                              component of the 200 Park Avenue note A1
                              non-trust mortgage loan and the 200 Park Avenue
                              note A2 non-trust mortgage loan;

                            o with respect to the Courtyard by Marriott
                              Portfolio loan combination, any resulting
                              appraisal reduction amount will be allocated,
                              first, to the Courtyard by Marriott Portfolio
                              note B non-trust mortgage loan (up to the amount
                              of the outstanding principal balance of, and all
                              accrued and unpaid interest (other than default
                              interest) on, that note B non-trust mortgage
                              loan), and second, to the junior non-trust loan
                              component of the Courtyard by Marriott Portfolio
                              note A1 non-trust mortgage loan (up to the
                              amount of the outstanding principal balance of,
                              and all accrued and unpaid interest (other than
                              default interest) on, that junior non-trust loan
                              component), and then, on a pro rata basis by
                              balance, between the Courtyard by Marriott
                              Portfolio underlying mortgage loan, the senior
                              non-trust loan component of the Courtyard by
                              Marriott Portfolio note A1 non-trust mortgage
                              loan and the Courtyard by Marriott Portfolio
                              note A2 non-trust mortgage loan;

                            o with respect to the 1166 Avenue of the Americas
                              loan combination, any resulting appraisal
                              reduction amount will be allocated, first, to
                              the seven subordinate loan components of the
                              related non-trust mortgage loan, up to the
                              outstanding principal balance thereof, and then,
                              on a pro rata basis by balance, to the subject
                              underlying mortgage loan and the three senior
                              loan components of the related non-trust
                              mortgage loan;

                            o with respect to the Station Place I loan
                              combination, any resulting appraisal reduction
                              amount will be allocated, first, to the Station
                              Place I non-pooled note B trust loan (up to the
                              amount of the outstanding principal balance of,
                              and all accrued and unpaid interest (other than
                              default interest) on, that

                                      S-39

                              non-pooled note B trust loan), and then, on a
                              pro rata basis by balance, between the Station
                              Place I underlying mortgage loan and the Station
                              Place I note A2 non-trust mortgage loan; and

                            o with respect to each other loan combination
                              identified in the loan combination chart under
                              "--Relevant Parties--Non-Trust Mortgage Loan
                              Noteholders," any resulting appraisal reduction
                              amount will, in each case, be allocated, first,
                              to the related subordinate non-trust mortgage
                              loan (up to the amount of the outstanding
                              principal balance of, and all accrued and unpaid
                              interest (other than default interest) on, that
                              subordinate non-trust mortgage loan), and then,
                              to the subject underlying mortgage loan.

                            The amount of advances of interest on any of the
                            underlying mortgage loans that are part of a loan
                            combination will reflect any appraisal reduction
                            amount allocable thereto.

                            See "Description of the Offered
                            Certificates--Advances of Delinquent Monthly Debt
                            Service Payments" and "Servicing Under the Series
                            2005-C7 Pooling and Servicing Agreement--Required
                            Appraisals" and "--Servicing and Other Compensation
                            and Payment of Expenses" in this prospectus
                            supplement. See also "Description of the
                            Certificates--Advances" in the accompanying
                            prospectus.

REPORTS TO
 CERTIFICATEHOLDERS.......  On each distribution date, the trustee will provide or make available to the registered holders of the
                            series 2005-C7 certificates a monthly report
                            substantially in the form of Annex D to this
                            prospectus supplement. The trustee's report will
                            detail, among other things, the payments made to the
                            series 2005-C7 certificateholders on that
                            distribution date and the performance of the
                            underlying mortgage loans and the mortgaged real
                            properties.

                            Upon reasonable prior notice, you may also review
                            at the trustee's offices during normal business
                            hours a variety of information and documents that
                            pertain to the underlying mortgage loans and the
                            mortgaged real properties for those loans.

                            See "Description of the Offered
                            Certificates--Reports to Certificateholders;
                            Available Information" in this prospectus
                            supplement.

OPTIONAL TERMINATION.....   Specified parties to the transaction may terminate
                            the trust by purchasing all of the mortgage loans
                            and any foreclosure properties held by the trust,
                            but only when the total principal balance of the
                            mortgage pool, net of outstanding advances of
                            principal, but including the pooled portion of the
                            Cherryvale Mall underlying mortgage loan, is less
                            than 1.0% of the initial mortgage pool balance.

                            In addition, following the date on which the total
                            principal balances of the class A-1, A-2, A-3,
                            A-AB, A-4, A-1A, A-MFL, A-M, A-J, B, C, D, E, F and
                            G certificates are reduced to zero, the trust fund
                            may also be terminated, with the consent of 100% of
                            the remaining 2005-C7 certificateholders and the
                            master servicer and subject to such additional
                            conditions as may be set forth in the series
                            2005-C7 pooling and servicing agreement, in
                            connection with an exchange of all the remaining
                            series 2005-C7 certificates for all the mortgage
                            loans and foreclosure properties remaining in the
                            trust fund at the time of exchange.

                            See "Description of the Offered
                            Certificates--Termination" in this prospectus
                            supplement.

                                      S-40

        THE UNDERLYING MORTGAGE LOANS AND THE MORTGAGED REAL PROPERTIES

GENERAL..................   In this section, "--The Underlying Mortgage Loans
                            and the Mortgaged Real Properties," we provide
                            summary information with respect to the mortgage
                            loans that we intend to include in the trust. For
                            more detailed information regarding those mortgage
                            loans, you should review the following sections in
                            this prospectus supplement:

                            o "Description of the Mortgage Pool;"

                            o "Risk Factors--Risks Related to the Underlying
                              Mortgage Loans;"

                            o Annex A-1--Certain Characteristics of Individual
                              Underlying Mortgage Loans;

                            o Annex A-2--Certain Characteristics of the
                              Mortgage Pool;

                            o Annex A-3--Certain Characteristics of Loan Group
                              No. 1;

                            o Annex A-4--Certain Characteristics of Loan Group
                              No. 2;

                            o Annex A-5--Certain Monetary Terms of the
                              Underlying Mortgage Loans;

                            o Annex A-6--Certain Information Regarding
                              Reserves; and

                            o Annex B--Certain Information Regarding
                              Multifamily Properties.

                            For purposes of calculating distributions on
                            certain classes of the offered certificates, the
                            pool of mortgage loans backing the series 2005-C7
                            certificates will be divided into a loan group no.
                            1 and a loan group no. 2.

                            Loan group no. 1 will consist of all of the
                            underlying mortgage loans that are secured by
                            property types other than multifamily and mobile
                            home park, together with 12 underlying mortgage
                            loans that are secured by multifamily and mobile
                            home park properties. Loan group no. 1 will consist
                            of 117 mortgage loans, with an initial loan group
                            no. 1 balance of $2,221,197,964, representing
                            approximately 92.3% of the initial mortgage pool
                            balance.

                            Loan group no. 2 will consist of all but 12 of the
                            underlying mortgage loans that are secured by
                            multifamily and mobile home park properties. Loan
                            group no. 2 will consist of 26 mortgage loans, with
                            an initial loan group no. 2 balance of
                            $184,685,111, representing approximately 7.7% of
                            the initial mortgage pool balance. See Annex
                            B--Certain Information Regarding Multifamily
                            Properties.

                            When reviewing the information that we have
                            included in this prospectus supplement, including
                            the Annexes hereto, with respect to the mortgage
                            loans that are to back the offered certificates,
                            please note that--

                            o All numerical information provided with respect
                              to the underlying mortgage loans is provided on
                              an approximate basis.

                            o References to initial mortgage pool balance mean
                              the aggregate cut-off date principal balance of
                              all the underlying mortgage loans (exclusive of
                              the non-pooled portion of the Cherryvale Mall
                              underlying mortgage loan), references to the
                              initial loan group no. 1 balance mean the
                              aggregate cut-off date principal balance of the
                              underlying mortgage loans in loan group no. 1
                              (exclusive of the non-pooled portion of the
                              Cherryvale Mall underlying mortgage loan) and
                              references to the initial loan group no. 2
                              balance mean

                                      S-41

                              the aggregate cut-off date principal balance of
                              the underlying mortgage loans in loan group no.
                              2. We will transfer each of the underlying
                              mortgage loans, at its respective cut-off date
                              principal balance, to the trust. We show the
                              cut-off date principal balance for each of the
                              underlying mortgage loans (or, in the case of
                              the Cherryvale Mall underlying mortgage loan,
                              its cut-off date principal balance without
                              regard to the non-pooled portion of that
                              mortgage loan) on Annex A-1 to this prospectus
                              supplement.

                            o All weighted average information provided with
                              respect to the mortgage loans reflects a
                              weighting based on their respective cut-off date
                              principal balances or, in the case of the
                              Cherryvale Mall underlying mortgage loan, unless
                              the context clearly indicates otherwise, based
                              on its cut-off date principal balance without
                              regard to the non-pooled portion of that
                              mortgage loan.

                            o When information with respect to mortgaged real
                              properties is expressed as a percentage of the
                              initial mortgage pool balance, the initial loan
                              group no. 1 balance or the initial loan group
                              no. 2 balance, the percentages are based upon
                              the cut-off date principal balances of the
                              related underlying mortgage loans or allocated
                              portions of those balances or, in the case of
                              the Cherryvale Mall underlying mortgage loan,
                              unless the context clearly indicates otherwise,
                              based on its cut-off date principal balance
                              without regard to the non-pooled portion of that
                              mortgage loan.

                            o The underlying mortgage loan secured by the
                              Cherryvale Mall is a $94,000,000 mortgage loan
                              which is deemed, for the purposes of
                              distributions on the series 2005-C7
                              certificates, to consist of two portions--

                              1. a pooled portion that has a current principal
                                 balance of $84,000,000 and accrues interest at
                                     % per annum; and

                              2. a non-pooled portion that has a current
                                 principal balance of $10,000,000 and accrues
                                 interest at   % per annum.

                            o The underlying mortgage loan secured by the
                              mortgaged real property identified on Annex A-1
                              to this prospectus supplement as Station Place
                              I, representing 1.7% of the initial mortgage
                              pool balance, is part of a loan combination
                              comprised of that underlying mortgage loan, a
                              pari passu non-trust mortgage loan, and a
                              subordinate non-pooled note B trust loan that
                              will be included in the trust fund but will not
                              be pooled with the underlying mortgage loans.
                              That subordinate non-pooled trust mortgage loan
                              will, for all purposes of this prospectus
                              supplement, be treated as a separate mortgage
                              loan that is outside the trust and, accordingly,
                              not an underlying mortgage loan and not part of
                              the mortgage pool or any loan group. Unless the
                              context clearly indicates otherwise, all
                              numerical and statistical information in this
                              prospectus supplement is presented without
                              regard to that Station Place I non-pooled note B
                              trust loan.

                              Unless specifically indicated otherwise, all
                              statistical information with respect to the
                              Cherryvale Mall underlying mortgage loan,
                              including principal balances, loan-to-value
                              ratios and debt service coverage ratios, is
                              being presented based only on the pooled portion
                              of that mortgage loan, as if the related
                              non-pooled portion of that mortgage loan is a
                              separate subordinated mortgage loan (assumed to
                              have the same annual mortgage interest rate as
                              the entire subject underlying mortgage loan and
                              to provide for interest-only

                                      S-42

                              monthly payments) that is not included in the
                              trust fund. The cut-off date loan-to-value ratio
                              and the underwritten debt service coverage ratio
                              for the Cherryvale Mall underlying mortgage
                              loan, including the non-pooled portion thereof,
                              is 60.3% and 1.73x, respectively.

                            o With respect to each of the underlying mortgage
                              loans that are part of a loan combination,
                              unless the context clearly indicates otherwise,
                              certain statistical information (in particular,
                              information relating to debt service coverage
                              ratios, loan-to-value ratios and loan amount per
                              square foot or other unit of measurement) in
                              this prospectus supplement is calculated in the
                              following manner:

                              1. with respect to the 200 Park Avenue underlying
                                 mortgage loan, based on the entire 200 Park
                                 Avenue loan combination, exclusive of the
                                 junior non-trust loan component of the 200 Park
                                 Avenue note A1 non-trust mortgage loan (see
                                 "Description of the Mortgage Pool--Significant
                                 Underlying Mortgage Loans--The 200 Park Avenue
                                 Mortgage Loan");

                              2. with respect to the Courtyard by Marriott
                                 Portfolio underlying mortgage loan, based on
                                 the entire Courtyard by Marriott Portfolio loan
                                 combination, exclusive of (a) the junior
                                 non-trust loan component of the Courtyard by
                                 Marriott Portfolio note A1 non-trust mortgage
                                 loan and (b) the Courtyard by Marriott
                                 Portfolio note B non-trust mortgage loan (see
                                 "Description of the Mortgage Pool--Significant
                                 Underlying Mortgage Loans--The Courtyard by
                                 Marriott Portfolio Mortgage Loan");

                              3. with respect to the 1166 Avenue of the
                                 Americas underlying mortgage loan, taking into
                                 account the three senior non-trust loan
                                 components (but without regard to the seven
                                 subordinate non-trust loan components) of the
                                 corresponding non-trust mortgage loan (see
                                 "Description of the Mortgage Pool--Significant
                                 Underlying Mortgage Loans--The 1166 Avenue of
                                 the Americas Mortgage Loan");

                               4. with respect to the Station Place I underlying
                                 mortgage loan, taking into account the Station
                                 Place I note A2 non-trust mortgage loan (but
                                 without regard to the Station Place I
                                 non-pooled note B trust loan) (see "Description
                                 of the Mortgage Pool--Significant Underlying
                                 Mortgage Loans--The Station Place I Mortgage
                                 Loan") and

                               5. with respect to each other loan combination
                                 identified in the loan combination chart under
                                 "--Relevant Parties--Non-Trust Mortgage Loan
                                 Noteholders," without regard to the
                                 corresponding non-trust mortgage loan(s) in the
                                 subject loan combination, each of which is
                                 generally subordinate. See "Description of the
                                 Mortgage Pool--Significant Underlying Mortgage
                                 Loans--The Mathilda Research Centre Mortgage
                                 Loan" and "--Loan Combinations" in this
                                 prospectus supplement.

                            o If any of the mortgage loans is secured by
                              multiple real properties located in more than
                              one state or representing more than one property
                              type, a portion of that mortgage loan has been
                              allocated to each of those properties.

                            o The general characteristics of the entire
                              mortgage pool backing the offered certificates
                              are not necessarily representative of the
                              general characteristics of either loan group no.
                              1 or loan group no. 2. The yield and risk of
                              loss on any class of offered certificates may
                              depend on, among other things, the

                                      S-43

                               composition of each of loan group no. 1 and loan
                               group no. 2. The general characteristics of each
                               such loan group should also be analyzed when
                               making an investment decision. See "--Additional
                               Statistical Information" below.

                            o  Whenever we refer to a particular mortgaged real
                               property by name, we mean the mortgaged real
                               property identified by that name on Annex A-1 to
                               this prospectus supplement. Whenever we refer to
                               a particular mortgage loan by name, we mean the
                               mortgage loan secured by the mortgaged real
                               property identified by that name on Annex A-1 to
                               this prospectus supplement.

                            o  Sixteen (16) mortgage loans that we intend to
                               include in the trust, representing 15.3% of the
                               initial mortgage pool balance, have not closed as
                               of the date of the preparation of this prospectus
                               supplement and therefore certain mortgage loan
                               characteristics included in this prospectus
                               supplement for those mortgage loans, including
                               the interest rates thereof, have been estimated.
                               As a result, certain statistical information in
                               this prospectus supplement may change if those
                               mortgage loans bear a different interest rate
                               than anticipated.

                            o  Statistical information regarding the mortgage
                               loans may change prior to the date of initial
                               issuance of the offered certificates as a result
                               of changes in the composition of the mortgage
                               pool prior to that date.

                            It has been confirmed to us by S&P and Fitch that
                            eight (8) of the mortgage loans that we intend to
                            include in the trust, representing 36.3% of the
                            initial mortgage pool balance, each has, in the
                            context of its inclusion in the mortgage pool,
                            credit characteristics consistent with investment
                            grade-rated obligations. Five (5) of those mortgage
                            loans are described under "Description of the
                            Mortgage Pool--Significant Underlying Mortgage
                            Loans" in this prospectus supplement.

SOURCE OF THE UNDERLYING
 MORTGAGE LOANS...........  We are not the originator of any of the mortgage loans that we intend to include in the trust. We
                            will acquire those mortgage loans from two or more
                            parties. Except in five (5) cases, representing 1.3%
                            of the initial mortgage pool balance, each of those
                            mortgage loans was originated by--

                            o  the related mortgage loan seller from whom we
                               acquired the mortgage loan,

                            o  an affiliate of the related mortgage loan seller,
                               or

                            o  a correspondent in the related mortgage loan
                               seller's or its affiliate's conduit lending
                               program.

                            Lehman Brothers Inc. is our affiliate and an
                            affiliate of one or more of the mortgage loan
                            sellers. UBS Securities LLC is an affiliate of
                            another mortgage loan seller.

PAYMENT AND OTHER TERMS...  Each of the mortgage loans that we intend to include in the trust is the obligation of a borrower
                            to repay a specified sum with interest. Repayment of
                            each of the mortgage loans that we intend to include
                            in the trust is secured by a mortgage lien on the
                            fee and/or leasehold interest of the related
                            borrower or another party in one or more commercial
                            or multifamily real properties and, with respect to
                            one of the mortgage loans, the related borrower's
                            interest in an installment sales contract related to
                            the applicable mortgaged real property. Except for
                            limited permitted encumbrances, which we identify in
                            the glossary to this prospectus supplement, that
                            mortgage lien will be a first priority lien.

                                      S-44

                            All of the mortgage loans that we intend to include
                            in the trust are or should be considered
                            nonrecourse. None of those mortgage loans is
                            insured or guaranteed by any governmental agency or
                            instrumentality or by any private mortgage insurer.

                            Each of the mortgage loans that we intend to
                            include in the trust currently accrues interest at
                            the annual rate specified with respect to that loan
                            on Annex A-1 to this prospectus supplement. The
                            mortgage interest rate for each underlying mortgage
                            loan is, in the absence of default, fixed for the
                            entire term of the loan.

                            Subject, in some cases, to a next business day
                            convention--

                            o One (1) of the mortgage loans that we intend to
                              include in the trust, representing 3.5% of the
                              initial mortgage pool balance, provide for
                              scheduled payments of principal and/or interest
                              to be due on the fifth day of each month,

                            o One-hundred forty-two (142) of the mortgage
                              loans that we intend to include in the trust,
                              representing 96.5% of the initial mortgage pool
                              balance, provide for scheduled payments of
                              principal and/or interest to be due on the
                              eleventh day of each month.

                            One-hundred forty-one (141) of the mortgage loans
                            that we intend to include in the trust,
                            representing 93.5% of the initial mortgage pool
                            balance, of which 115 mortgage loans are in loan
                            group no. 1, representing 93.0% of the initial loan
                            group no. 1 balance, and 26 mortgage loans are in
                            loan group no. 2, representing 100.0% of the
                            initial loan group no. 2 balance, respectively,
                            provide for:

                            o either (a) amortization schedules that (i) are
                              significantly longer than their respective
                              remaining terms to stated maturity and (ii) in
                              some cases, begin following the end of an
                              initial interest-only period or (b) no
                              amortization prior to stated maturity; and

                            o a substantial balloon payment of principal on
                              each of their respective maturity dates.

                            Twenty-two (22) of the balloon mortgage loans
                            identified in the prior paragraph, representing
                            40.5% of the initial mortgage pool balance, of
                            which 20 mortgage loans are in loan group no. 1,
                            representing 41.1% of the initial loan group no. 1
                            balance, and two (2) mortgage loans are in loan
                            group no. 2, representing 33.5% of the initial loan
                            group no. 2 balance, respectively, require payments
                            of interest only to be due on each due date until
                            the stated maturity date. Another 48 of the balloon
                            mortgage loans identified in the prior paragraph,
                            representing 31.8% of the initial mortgage pool
                            balance, of which 42 mortgage loans are in loan
                            group no. 1, representing 32.0% of the initial loan
                            group no. 1 balance, and six (6) mortgage loans are
                            in loan group no. 2, representing 28.4% of the
                            initial loan group no. 2 balance, respectively,
                            require payments of interest only to be due until
                            the expiration of a designated interest-only period
                            that ends prior to the related stated maturity
                            date.

                            Two (2) of the mortgage loans that we intend to
                            include in the trust, representing 6.5% of the
                            initial mortgage pool balance, both of which
                            mortgage loans are in loan group no. 1,
                            representing 7.0% of the initial loan group no. 1
                            balance, have a payment schedule that provides for
                            the payment of the subject mortgage loan in full or
                            substantially in full by its maturity date. Those
                            mortgage loans do not

                                      S-45

                            provide for any of the repayment incentives
                            associated with mortgage loans with anticipated
                            repayment dates.

DELINQUENCY STATUS.......   None of the mortgage loans that we intend to
                            include in the trust were 30 days or more delinquent
                            with respect to any monthly debt service payment as
                            of the cut-off date or at any time during the
                            12-month period preceding that date.

PREPAYMENT LOCK-OUT,
 DEFEASANCE, PREPAYMENT
 PREMIUM AND YIELD
 MAINTENANCE PERIODS......  An initial prepayment lock-out period is currently in effect for all of the mortgage loans that we
                            intend to include in the trust, except for the
                            underlying mortgage loan secured by the mortgaged
                            real property identified on Annex A-1 to this
                            prospectus supplement as 1166 Avenue of the
                            Americas, which mortgage loan represents 4.8% of the
                            initial mortgage pool balance. A prepayment lock-out
                            period is a period during which the principal
                            balance of a mortgage loan may not be voluntarily
                            prepaid in whole or in part.

                            One-hundred twenty-five (125) of the mortgage loans
                            that we intend to include in the trust,
                            representing 85.4% of the initial mortgage pool
                            balance, of which 100 mortgage loans are in loan
                            group no. 1, representing 84.5% of the initial loan
                            group no. 1 balance, and 25 mortgage loans are in
                            loan group no. 2, representing 97.0% of the initial
                            loan group no. 2 balance, respectively, provide for
                            a defeasance period, following the initial
                            prepayment lock-out period. A defeasance period is
                            a period when voluntary prepayments are still
                            prohibited but the related borrower may obtain a
                            full or partial release of the related mortgaged
                            real property from the related mortgage lien by
                            defeasing the mortgage loan through the delivery of
                            non-callable U.S. Treasury securities or other
                            non-callable government securities, within the
                            meaning of section 2(a)(16) of the Investment
                            Company Act of 1940, which are acceptable to the
                            applicable rating agencies, as substitute
                            collateral. None of these 125 mortgage loans
                            permits defeasance prior to the second anniversary
                            of the date of initial issuance of the offered
                            certificates.

                            One (1) of the 125 mortgage loans described in the
                            preceding paragraph, representing 1.6% of the
                            initial mortgage pool balance, which mortgage loan
                            is in loan group no. 1 and represents 1.7% of the
                            initial loan group no. 1 balance, provides for (i)
                            an initial prepayment lock-out period, followed by
                            (ii) a defeasance period, followed by (iii) a
                            period when the mortgage loan may either be
                            defeased or prepaid (together with a fixed
                            prepayment penalty equal to 1% of the amount
                            prepaid). The period identified in clause (iii) of
                            the preceding sentence is not considered a
                            defeasance period for purposes of this prospectus
                            supplement.

                            Seventeen (17) other mortgage loans that we intend
                            to include in the trust, representing 9.7% of the
                            initial mortgage pool balance, of which 16 mortgage
                            loans are in loan group no. 1, representing 10.3%
                            of the initial loan group no. 1 balance, and one
                            (1) mortgage loan is in loan group no. 2,
                            representing 3.0% of the initial loan group no. 2
                            balance, respectively, each provides for a period,
                            following the initial prepayment lock-out period,
                            when the loan is prepayable together with a yield
                            maintenance charge, but do not provide for
                            defeasance.

                            One (1) of the 17 mortgage loans described in the
                            preceding paragraph, representing 3.6% of the
                            initial mortgage pool balance, which mortgage loan
                            is in loan group no. 1 and represents 3.9% of the
                            initial loan group no. 1 balance, provides for an
                            initial prepayment lock-out period, followed by a
                            period when

                                      S-46

                            the mortgage loan may be prepaid together a yield
                            maintenance charge, followed by a period when the
                            mortgage loan may be prepaid together a fixed
                            percentage prepayment penalty which declines over
                            time.

                            Set forth below is information regarding the
                            remaining terms of the prepayment lock-out and
                            prepayment lock-out/defeasance periods,
                            respectively, for the 124 underlying mortgage loans
                            that currently provide for a prepayment lock-out
                            period:

                                         MORTGAGE    LOAN GROUP   LOAN GROUP
                                           POOL         NO. 1       NO. 2
                                       ------------ ------------ -----------
  Maximum remaining prepayment
   lock-out or prepayment
   lock-out/defeasance period ........  175 months   175 months   120 months
  Minimum remaining prepayment
   lock-out or prepayment
   lock-out/defeasance period ........   7 months     7 months     35 months
  Weighted average remaining
   prepayment lock-out or
   prepayment lock-out/defeasance
   period ............................   97 months    97 months    89 months

                       Notwithstanding the foregoing, even a mortgage loan in a
                       prepayment lock-out or prepayment lockout/defeasance
                       period may allow for prepayments under limited
                       circumstances. See "Description of the Mortgage
                       Pool--Terms and Conditions of the Underlying Mortgage
                       Loans--Other Prepayment Provisions" in this prospectus
                       supplement.

                       The 1166 Avenue of the Americas underlying mortgage
                       loan, which represents 4.8% of the initial mortgage pool
                       balance and 5.2% of the initial loan group no. 1
                       balance, respectively, currently provides for a period
                       when the mortgage loan may be partially prepaid with a
                       yield maintenance period, followed by a period when the
                       mortgage loan may either be defeased or prepaid with a
                       yield maintenance charge. Such period following the
                       initial yield maintenance period is not considered a
                       defeasance period for purposes of this prospectus
                       supplement.

                                      S-47

                       ADDITIONAL STATISTICAL INFORMATION
A. GENERAL
   CHARACTERISTICS........  The mortgage pool, loan group no. 1 and loan group
                            no. 2, respectively, will have the following general
                            characteristics as of the cut-off date:

                                                                    LOAN GROUP         LOAN GROUP
                                              MORTGAGE POOL           NO. 1              NO. 2
                                           ------------------- ------------------- -----------------

  Total cut-off date principal
   balance ................................  $2,405,883,075      $2,221,197,964       $184,685,111
  Number of mortgage loans ................             143                 117                 26
  Number of mortgaged real
   properties .............................             227                 194                 33
  Maximum cut-off date principal
   balance ................................  $  285,131,898       $ 285,131,898        $35,200,000
  Minimum cut-off date principal
   balance ................................  $    1,298,556       $   1,318,841        $ 1,298,556
  Average cut-off date principal
   balance ................................  $   16,824,357       $  18,984,598        $ 7,103,273
  Maximum mortgage interest rate ..........          6.856%              6.856%             6.330%
  Minimum mortgage interest rate ..........          4.955%              4.955%             5.125%
  Weighted average mortgage
   interest rate ..........................          5.520%              5.526%             5.457%
  Maximum original term to
   maturity ...............................      180 months          180 months         121 months
  Minimum original term to
   maturity ...............................       60 months           60 months          60 months
  Weighted average original term to
   maturity ...............................      113 months          114 months          95 months
  Maximum remaining term to
   maturity ...............................      178 months          178 months         121 months
  Minimum remaining term to
   maturity ...............................       57 months           57 months          58 months
  Weighted average remaining term
   to maturity ............................      110 months          112 months          94 months
  Weighted average underwritten
   debt service coverage ratio ............           1.50x               1.51x              1.36x
  Weighted average cut-off date
   loan-to-value ratio ....................           64.5%               63.5%              76.8%

                            In reviewing the foregoing table, please note that:

                            o The initial mortgage pool balance, the initial
                              loan group no. 1 balance and the initial loan
                              group no. 2 balance are each subject to a
                              permitted variance of plus or minus 5%. None of
                              those balances reflects the non-pooled portion
                              of the Cherryvale Mall underlying mortgage loan.

                            o The underlying mortgage loan secured by the
                              mortgaged real property identified on Annex A-1
                              to this prospectus supplement as Station Place
                              I, representing 1.7% of the initial mortgage
                              pool balance, is part of a loan combination
                              comprised of  that underlying mortgage loan, a
                              pari passu non-trust mortgage loan, and a
                              non-pooled note B trust loan that will be
                              included in the trust fund but will not be
                              pooled with the underlying mortgage loans.  That
                              subordinate non-pooled trust loan will, for all

                                      S-48

                              purposes of this prospectus supplement, be
                              treated as a separate mortgage loan that is
                              outside the trust and, accordingly, not an
                              underlying mortgage loan and not part of the
                              mortgage pool or any loan group. Unless clearly
                              indicated otherwise, all numerical and
                              statistical information in this prospectus
                              supplement is presented without regard to that
                              Station Place I note B non-pooled trust mortgage
                              loan.

                            o Unless specifically indicated otherwise, all
                              statistical information with respect to the
                              Cherryvale Mall underlying mortgage loan,
                              including principal balances, loan-to-value
                              ratios and debt service coverage ratios, is
                              being presented in this prospectus supplement
                              based only on the pooled portion of that
                              mortgage loan, as if the non-pooled portion of
                              such mortgage loan is a separate subordinated
                              mortgage loan (assumed to have the same per
                              annum mortgage interest rate as the Cherryvale
                              Mall underlying mortgage loan and to provide for
                              interest-only monthly payments) that is not
                              included in the trust fund.

                            o Except as described below in the second
                              succeeding bullet, the underwritten debt service
                              coverage ratio for any mortgage loan that is to
                              be included in the trust is equal to the
                              underwritten annual net cash flow for the
                              related mortgaged real property, divided by the
                              product of 12 times the monthly debt service
                              payment due in respect of that underlying
                              mortgage loan on the first due date following
                              the cut-off date or, if that mortgage loan is
                              currently in an interest-only period, on the
                              first due date after the commencement of the
                              scheduled amortization (exclusive, in the case
                              of the Cherryvale Mall underlying mortgage loan,
                              of such part of the monthly debt service payment
                              that is allocable to the non-pooled portion of
                              that mortgage loan).

                            o Except as described in the following bullet, the
                              cut-off date loan-to-value ratio for any
                              mortgage loan to be included in the trust is
                              equal to its cut-off date principal balance
                              (without regard, in the case of the Cherryvale
                              Mall underlying mortgage loan, to the non-pooled
                              portion thereof), divided by the estimated value
                              of the related mortgaged real property as set
                              forth in a related third-party appraisal dated
                              as specified on Annex A-1 to this prospectus
                              supplement.

                            o The exceptions to the foregoing calculations of
                              underwritten debt service coverage ratio and
                              cut-off date loan-to-value ratio are as follows:

                              (1)  in the case of an underlying mortgage loan
                                   that provides for payments of interest
                                   only until the related stated maturity
                                   date, the calculation of underwritten debt
                                   service coverage ratio is based upon the
                                   actual interest-only payments (calculated
                                   in accordance with the related loan
                                   documents) that will be due in respect of
                                   the subject mortgage loan during the
                                   12-month period following the cut-off
                                   date; and

                              (2)  in the case of an underlying mortgage loan
                                   that is part of a loan combination (as set
                                   forth under "Description of the Mortgage
                                   Pool--Loan Combinations" in this prospectus
                                   supplement), the underwritten debt service
                                   coverage ratio and the cut-off date
                                   loan-to-value ratio are, in general, each
                                   calculated based on the entire subject loan
                                   combination, exclusive of each corresponding
                                   non-trust mortgage loan and/or loan component
                                   of a corresponding non-trust mortgage loan
                                   that would, in connection with a material
                                   event of default, be subordinate in whole or
                                   in part in right of payment to the subject
                                   underlying mortgage loan.

                                      S-49

                            o In the case of some of the mortgage loans that
                              we intend to include in the trust, the
                              calculation of underwritten annual net cash flow
                              for the related mortgaged real property or
                              properties (which is, in turn, used in the
                              calculation of underwritten debt service
                              coverage ratios) was based on certain
                              assumptions regarding projected rental income
                              and/or occupancy, including: (a) the assumption
                              that a particular tenant at the subject
                              mortgaged real property that has executed a
                              lease, but has not yet taken occupancy and/or
                              has not yet commenced paying rent, will take
                              occupancy and commence paying rent on a future
                              date, (b) the assumption that an unexecuted
                              lease that is currently being negotiated with
                              respect to a particular tenant at the subject
                              mortgaged real property or is out for signature
                              will be executed and in place on a future date,
                              (c) the assumption that a portion of the
                              currently vacant and unleased space at the
                              subject mortgaged real property will be leased
                              at current market rates and consistent with
                              occupancy rates of comparable properties in the
                              subject market, (d) the assumption that certain
                              rental income payable on a future date under a
                              signed lease, but where the tenant is in an
                              initial rent abatement or free rent period, will
                              be paid commencing on such future date, (e)
                              assumptions regarding the renewal of particular
                              leases, incremental rent increases and/or the
                              re-leasing of certain space at the subject
                              mortgaged real property, (f) certain additional
                              lease-up assumptions as may be described in the
                              footnotes to Annex A-1 to this prospectus
                              supplement, and/or (g) certain other assumptions
                              regarding the payment of rent not currently
                              being paid. There is no assurance that the
                              foregoing assumptions made with respect to any
                              particular underlying mortgage loan will, in
                              fact, be consistent with actual property
                              performance; and, if they are not consistent,
                              actual annual net cash flow for a mortgaged
                              property may be less than the underwritten
                              annual net cash flow presented with respect to
                              that property in this prospectus supplement.

                            o Sixteen (16) mortgage loans that we intend to
                              include in the trust, representing 15.3% of the
                              initial mortgage pool balance, have not closed
                              as of the date of the preparation of this
                              prospectus supplement and therefore certain
                              mortgage loan characteristics included in this
                              prospectus supplement for those mortgage loans,
                              including the interest rates thereof, have been
                              estimated. As a result, certain statistical
                              information in this prospectus supplement may
                              change if those mortgage loans bear a different
                              interest rate than anticipated.

                                      S-50

B. GEOGRAPHIC
   CONCENTRATION...........   The table below shows the number of, and
                              percentage of the initial mortgage pool balance
                              secured by, mortgaged real properties located in
                              the indicated states:

                                            % OF INITIAL
                              NUMBER OF     MORTGAGE POOL
          STATE              PROPERTIES        BALANCE
-------------------------   ------------   --------------
  New York ..............        30             26.4%
  California ............        24             11.9%
  Massachusetts .........         3              7.9%
  Illinois ..............        10              7.6%
  Florida ...............        20              7.1%
  Texas .................        26              6.8%
  Maryland ..............         5              4.8%
  Connecticut ...........         6              3.0%

                              The remaining mortgaged real properties with
                              respect to the mortgage pool are located
                              throughout 26 other states and the District of
                              Columbia. No more than 2.4% of the initial
                              mortgage pool balance is secured by mortgaged real
                              properties located in any of these other
                              jurisdictions.

C.  PROPERTY TYPES.......     The table below shows the number of, and
                              percentage of the initial mortgage pool balance
                              secured by, mortgaged real properties
                              predominantly operated for each indicated purpose:

                                                   % OF INITIAL
                                     NUMBER OF     MORTGAGE POOL
          PROPERTY TYPE             PROPERTIES        BALANCE
--------------------------------   ------------   --------------
  Office .......................        33            50.1%
  Retail                                58            23.0%
  Regional Mall ................         1             3.5%
  Anchored Retail ..............        37            14.2%
  Unanchored Retail ............        20             5.3%
  Hotel ........................        72            10.0%
  Multifamily ..................        31             8.8%
  Mobile Home Park .............        14             3.4%
  Self Storage .................        13             2.1%
  Mixed Use ....................         2             1.5%
  Industrial/Warehouse .........         4             1.2%

D. ENCUMBERED
   INTERESTS................  The table below shows the number of mortgage loans and the percentage of the initial mortgage pool
                              balance represented thereby, that are secured by
                              mortgaged real properties for which the whole or
                              predominant encumbered interest is as indicated:

       ENCUMBERED INTEREST                         % OF INITIAL
        IN THE MORTGAGED             NUMBER OF     MORTGAGE POOL
          REAL PROPERTY           MORTGAGE LOANS      BALANCE
-------------------------------- ---------------- --------------
  Fee Simple ...................       137             89.0%
  Fee Simple/Leasehold .........         4             10.3%
  Leasehold ....................         2              0.7%

                              It should be noted that each mortgage loan secured
                              by overlapping fee and leasehold interests or by a
                              predominant fee interest and a relatively minor
                              leasehold interest, is presented as being secured
                              by a fee simple interest in this

                                      S-51

                              prospectus supplement and is therefore included
                              within the category referred to as "fee simple" in
                              the chart above.

E. SIGNIFICANT UNDERLYING
   MORTGAGE LOANS............ The ten (10) largest mortgage loans and/or groups of cross-collateralized mortgage loans that we
                              intend to include in the trust fund, collectively
                              represent 53.5% of the initial mortgage pool
                              balance. For a discussion of those ten (10)
                              largest underlying mortgage loans and/or groups of
                              cross-collateralized underlying mortgage loans,
                              see "Description of the Mortgage Pool--Significant
                              Underlying Mortgage Loans" in this prospectus
                              supplement.

                      LEGAL AND INVESTMENT CONSIDERATIONS

FEDERAL INCOME
 TAX CONSEQUENCES.........  The trustee or its agent will make elections to treat designated portions of the assets of the trust
                            as multiple real estate mortgage investment
                            conduits, or REMICs, under sections 860A through
                            860G of the Internal Revenue Code of 1986, as
                            amended. Those multiple REMICs are as follows:

                            o REMIC I, which will hold, among other things,
                              the underlying mortgage loans;

                            o REMIC II, which will hold the regular interests
                              in REMIC I; and

                            o REMIC III, which will hold the regular interests
                              in REMIC II.

                            Any assets not included in a REMIC will constitute
                            one or more grantor trusts for U.S. federal income
                            tax purposes. The class A-MFL REMIC III regular
                            interest, the swap agreement and the trustee's
                            floating rate account, will constitute a grantor
                            trust for federal income tax purposes.

                            The offered certificates (exclusive of the class
                            A-MFL certificates) and the class A-MFL REMIC III
                            regular interest will be treated as regular
                            interests in REMIC III. This means that they will
                            be treated as newly issued debt instruments for
                            federal income tax purposes. The class A-MFL
                            certificates will represent undivided beneficial
                            ownership interests in the grantor trust consisting
                            of the class A-MFL REMIC III regular interest, the
                            swap agreement and the trustee's floating rate
                            account. You will have to report income on your
                            offered certificates in accordance with the accrual
                            method of accounting even if you are otherwise a
                            cash method taxpayer. Except for the class A-MFL
                            certificates, the offered certificates will not
                            represent any interest in the grantor trust
                            referred to above.

                            One or more classes of the offered certificates may
                            be issued with more than a de minimis amount of
                            original issue discount. If you own an offered
                            certificate issued with original issue discount,
                            you may have to report original issue discount
                            income and be subject to a tax on this income
                            before you receive a corresponding cash payment.
                            When determining the rate of accrual of original
                            issue discount, market discount and premium, if
                            any, with respect to the series 2005-C5
                            certificates for federal income tax purposes, the
                            prepayment assumption used will be that following
                            any date of determination:

                            o any underlying mortgage loans with anticipated
                              repayment dates will be paid in full on those
                              dates,

                            o no mortgage loan in the trust will otherwise be
                              prepaid prior to maturity, and

                                      S-52

                            o there will be no extension of maturity for any
                              mortgage loan in the trust.

                            Some of the offered certificates (excluding the
                            class A-MFL certificates but including the class
                            A-MFL REMIC III regular interest) may be treated as
                            having been issued at a premium.

                            For a more detailed discussion of the federal
                            income tax aspects of investing in the offered
                            certificates, see "Federal Income Tax Consequences"
                            in each of this prospectus supplement and the
                            accompanying prospectus.

ERISA....................   We anticipate that, subject to satisfaction of the
                            conditions referred to under "ERISA Considerations"
                            in this prospectus supplement and the accompanying
                            prospectus, retirement plans and other employee
                            benefit plans and arrangements subject to--

                            o Title I of the Employee Retirement Income
                              Security Act of 1974, as amended, or

                            o section 4975 of the Internal Revenue Code of
                              1986, as amended,

                            will be able to invest in the offered certificates
                            without giving rise to a prohibited transaction.
                            This is based upon an individual prohibited
                            transaction exemption granted to a predecessor to
                            Lehman Brothers Inc. by the U.S. Department of
                            Labor.

                            If you are a fiduciary of any retirement plan or
                            other employee benefit plan or arrangement subject
                            to Title I of ERISA or section 4975 of the Internal
                            Revenue Code of 1986, as amended, you should review
                            carefully with your legal advisors whether the
                            purchase or holding of the offered certificates
                            could give rise to a transaction that is prohibited
                            under ERISA or section 4975 of the Internal Revenue
                            Code of 1986, as amended. In addition, if you are a
                            fiduciary of any such retirement plan or other
                            employee benefit plan and are considering an
                            investment in the class A-MFL certificates, you
                            should review the specific requirements for
                            purchases of class A-MFL certificates by plans. See
                            "ERISA Considerations" in this prospectus
                            supplement and in the accompanying prospectus.

LEGAL INVESTMENT.........   The offered certificates will not be mortgage
                            related securities within the meaning of the
                            Secondary Mortgage Market Enhancement Act of 1984,
                            as amended. All institutions whose investment
                            activities are subject to legal investment laws and
                            regulations, regulatory capital requirements or
                            review by regulatory authorities should consult with
                            their own legal advisors in determining whether and
                            to what extent the offered certificates will be
                            legal investments for them. See "Legal Investment"
                            in this prospectus supplement and in the
                            accompanying prospectus.

INVESTMENT
 CONSIDERATIONS...........  The rate and timing of payments and other collections of principal on or with respect to the
                            underlying mortgage loans may affect the yield to
                            maturity on your offered certificates. In the case
                            of any offered certificate purchased at a discount
                            from its principal balance, a slower than
                            anticipated rate of payments and other collections
                            of principal on the underlying mortgage loans could
                            result in a lower than anticipated yield. In the
                            case of any offered certificate purchased at a
                            premium from its principal balance, a faster than
                            anticipated rate of payments and other collections
                            of principal on the underlying mortgage loans could
                            result in a lower than anticipated yield.

                                      S-53

                            In addition, if you are contemplating the purchase
                            of class X-CP certificates, you should be aware
                            that--

                            o the yield to maturity on the class X-CP
                              certificates will be highly sensitive to the
                              rate and timing of any principal prepayments
                              and/or other early liquidations of the
                              underlying mortgage loans;

                            o a faster than anticipated rate of payments and
                              other collections of principal on the underlying
                              mortgage loans could result in a lower
                              anticipated yield with respect to the class X-CP
                              certificates, and

                            o an extremely rapid rate of prepayments and/or
                              other liquidations of the underlying mortgage
                              loans could result in a complete or partial loss
                              of your initial investment with respect to the
                              class X-CP certificates.

                            The yield on the class A-MFL certificates, as well
                            as on the other offered certificates with variable
                            or capped pass-through rates, could also be
                            adversely affected if the underlying mortgage loans
                            with relatively higher net mortgage interest rates
                            pay principal faster than the underlying mortgage
                            loans with relatively lower net mortgage interest
                            rates.

                            In addition, the pass-through rate for, and yield
                            on, the class X-CP certificates will vary with
                            changes in the relative sizes of the respective
                            components that make up the related total notional
                            amount of that class, with each of those components
                            consisting of the total principal balance, or a
                            designated portion of the total principal balance,
                            of a class of series 2005-C7 principal balance
                            certificates.

                            The yield on the class A-MFL certificates will be
                            highly sensitive to changes in the level of LIBOR.

                            Holders of the class A-1, A-2, A-3, A-AB and A-4
                            certificates will be affected by the rate and
                            timing of payments and other collections of
                            principal on the underlying mortgage loans in loan
                            group no. 1 and, in the absence of significant
                            losses on the mortgage pool, should be largely
                            unaffected by the rate and timing of payments and
                            other collections of principal on the underlying
                            mortgage loans in loan group no. 2. Conversely,
                            holders of the class A-1A certificates will be
                            affected by the rate and timing of payments and
                            other collections of principal on the underlying
                            mortgage loans in loan group no. 2 and, only after
                            the retirement of the class A-1, A-2, A-3, A-AB and
                            A-4 certificates or in connection with significant
                            losses on the mortgage pool, will be affected by
                            the rate and timing of payments and other
                            collections of principal on the underlying mortgage
                            loans in loan group no. 1.

                            See "Yield and Maturity Considerations" in this
                            prospectus supplement and in the accompanying
                            prospectus.

                                      S-54

                                  RISK FACTORS

     The offered certificates are not suitable investments for all investors.
You should not purchase any offered certificates unless you understand and are able to bear the risks associated with those certificates.

     The offered certificates are complex securities and it is important that you possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this prospectus supplement and the accompanying prospectus in the context of your financial situation.

     You should consider the following factors, as well as those set forth under "Risk Factors" in the accompanying prospectus, in deciding whether to purchase any offered certificates. The "Risk Factors" section in the accompanying prospectus includes a number of general risks associated with making an investment in the offered certificates.

RISKS RELATED TO THE OFFERED CERTIFICATES

     The Class A-MFL, A-M, A-J, B, C, D, E and F Certificates Are Subordinate
to, and Are Therefore Riskier than, the Class A-1, A-2, A-3, A-AB, A-4 and A-1A
Certificates. If you purchase class A-MFL, A-M, A-J, B, C, D, E and F certificates, then your offered certificates (in the case of the class A-MFL certificates, by virtue of the interest evidenced thereby in the class A-MFL
REMIC III regular interest) will provide credit support to other classes of series 2005-C7 certificates, including the A-1, A-2, A-3, A-AB, A-4, A-1A, X-CP and X-CL classes. As a result, you will receive payments after, and must bear the effects of losses on the underlying mortgage loans before, the holders of those other classes of series 2005-C7 certificates.

     When making an investment decision, you should consider, among other things--

     o    the payment priorities of the respective classes of the series 2005-C7 certificates,

     o    the order in which the principal balances of the respective classes of the series 2005-C7 certificates with balances will be reduced in connection with losses and default-related shortfalls, and

     o    the characteristics and quality of the mortgage loans in the trust.

     See "Description of the Mortgage Pool" and "Description of the Offered
Certificates--Payments" and "--Reductions of Certificate Principal Balances in
Connection with Realized Losses and Additional Trust Fund Expenses" in this prospectus supplement. See also "Risk Factors--The Investment Performance of
Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the
Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be
Highly Unpredictable," "--Any Credit Support for Your Offered Certificates May
Be Insufficient to Protect You Against All Potential Losses" and "--Payments on
the Offered Certificates Will Be Made Solely from the Limited Assets of the
Related Trust, and Those Assets May Be Insufficient to Make All Required
Payments on Those Certificates" in the accompanying prospectus.

     The Offered Certificates Have Uncertain Yields to Maturity. The yields on your offered certificates will depend on--

     o    the price you paid for your offered certificates, and

     o    the rate, timing and amount of payments on your offered certificates.

     The rate, timing and amount of payments on your offered certificates will depend on:

     (a)  the pass-through rate for, and other payment terms of, your offered certificates;

     (b)  the rate and timing of payments and other collections of principal on the underlying mortgage loans or, in some cases, a particular group of underlying mortgage loans;

     (c)  the rate and timing of defaults, and the severity of losses, if any, on the underlying mortgage loans or, in some cases, a particular group of underlying mortgage loans;

     (d)  the rate, timing, severity and allocation of other shortfalls and expenses that reduce amounts available for payment on your offered certificates;

     (e)  the collection and payment of prepayment premiums and yield maintenance charges with respect to the underlying mortgage loans or, in some cases, a particular group of underlying mortgage loans; and

     (f)  servicing decisions with respect to the underlying mortgage loans or, in some cases, a particular group of underlying mortgage loans.

                                      S-55

     In general, these factors cannot be predicted with any certainty.
Accordingly, you may find it difficult to determine the effect that these factors might have on the yield to maturity of your offered certificates.

     In the absence of significant losses on the mortgage pool, holders of the class A-1, A-2, A-3, A-AB and A-4 certificates should be concerned with the factors described in clauses (b) through (f) of the second preceding paragraph primarily insofar as they relate to the underlying mortgage loans in loan group
no. 1. Until the class A-1, A-2, A-3, A-AB and A-4 certificates are retired, holders of the class A-1A certificates should, in the absence of significant losses on the mortgage pool, be concerned with the factors described in clauses
(b) through (f) of the second preceding paragraph primarily insofar are they relate to the underlying mortgage loans in loan group no. 2.

     The yield to investors in the class A-MFL certificates will be highly sensitive to changes in the level of LIBOR. Investors in the class A-MFL certificates should consider the risk that lower than anticipated levels of
LIBOR could result in actual yields that are lower than anticipated yields on the class A-MFL certificates.

     In addition, because interest payments on the class A-MFL certificates may be reduced or the pass-through rate on the class A-MFL certificates may convert to the pass-through rate on the class A-MFL REMIC III regular interest, in connection with certain events discussed in this prospectus supplement, the yield to investors in the class A-MFL certificates under such circumstances may not be as high as that offered by other LIBOR-based investments that are not subject to such interest rate restrictions.

     In general, the earlier a change in the level of LIBOR, the greater the effect on the yield to maturity to an investor in the class A-MFL certificates.
As a result, the effect on such investor's yield to maturity of a level of
LIBOR that is lower than the rate anticipated by such investor during the period immediately following the issuance of the class A-MFL certificates may not be offset by a subsequent like increase in the level of LIBOR. The failure by the swap counterparty in its obligation to make payments under the swap agreement, the conversion to a pass-through rate that is below the rate that would otherwise be payable under the swap agreement at the applicable floating rate and/or the reduction of interest payments resulting from payment of interest to the class A-MFL REMIC III regular interest based on a pass-through
rate below    % per annum would have such a negative impact. There can be no assurance that a default by the swap counterparty and/or the conversion of the pass-through rate from a rate based on LIBOR to the pass-through rate on the class A-MFL REMIC III regular interest would not adversely affect the amount and timing of distributions to the holders of the class A-MFL certificates. See
"Yield and Maturity Considerations" in this prospectus supplement.

     See "Description of the Mortgage Pool," "Servicing Under the Series
2005-C7 Pooling and Servicing Agreement," "Servicing of the 200 Park Avenue
Loan Combination and the Courtyard by Marriott Portfolio Loan Combination,"
"Servicing of the 1166 Avenue of the Americas Loan Combination," "Description
of the Offered Certificates--Payments" and "--Reductions of Certificate
Principal Balances in Connection with Realized Losses and Additional Trust Fund
Expenses" and "Yield and Maturity Considerations" in this prospectus supplement. See also "Risk Factors--The Investment Performance of Your Offered
Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying
Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly
Unpredictable" and "Yield and Maturity Considerations" in the accompanying prospectus.

     The Investment Performance of Your Offered Certificates May Vary
Materially and Adversely from Your Expectations Because the Rate of Prepayments and Other Unscheduled Collections of Principal on the Underlying Mortgage Loans
Is Faster or Slower than You Anticipated. If you purchase any offered certificate at a premium from its principal balance, and if payments and other collections of principal on the mortgage loans in the trust occur at a rate faster than you anticipated at the time of your purchase, then your actual yield to maturity may be lower than you had assumed at the time of your purchase. Conversely, if you purchase any offered certificate at a discount from its principal balance, and if payments and other collections of principal on the mortgage loans in the trust occur at a rate slower than you anticipated at the time of your purchase, then your actual yield to maturity may be lower than you had assumed at the time of your purchase.

     Holders of the class A-1, A-2, A-3, A-AB and A-4 certificates will be affected by the rate of payments and other collections of principal on the underlying mortgage loans in loan group no. 1 and, in the absence of significant losses on the mortgage pool, should be largely unaffected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group no. 2. Conversely, holders of the class
A-1A certificates will be affected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group no. 2 and, only after the retirement of the class A-1, A-2, A-3, A-AB and A-4 certificates or in connection with significant losses on the mortgage pool, will be affected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group no. 1.

                                      S-56

     If you purchase a class X-CP certificate, your yield to maturity will be particularly sensitive to the rate and timing of principal payments on the underlying mortgage loans. Depending on the timing thereof, a payment of
principal in reduction of the total principal balance of the class   ,   ,   ,
  ,   ,   ,   ,   ,   ,   ,   ,   ,   ,   ,   ,    or    certificates may
result in a reduction in the total notional amount of the class X-CP certificates. Accordingly, if principal payments on the underlying mortgage loans occur at a rate faster than that assumed at the time of purchase, then your actual yield to maturity with respect to the class X-CP certificates may be lower than that assumed at the time of purchase. Your yield to maturity could also be adversely affected by--

     o    the repurchase of any underlying mortgage loan in connection with a material breach of representation and warranty or a material document omission, all as described under "Description of the Mortgage
          Pool--Cures and Repurchases" in this prospectus supplement,

     o    the sale of defaulted underlying mortgage loans out of the trust in accordance with a fair value or other purchase option, and

     o    the termination of the trust, as described under "Description of the
          Offered Certificates--Termination" in this prospectus supplement.

     Prior to investing in the class X-CP certificates, you should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other early liquidation of the underlying mortgage loans could result in your failure to fully recover your initial investment. The ratings on the class X-CP certificates do not address whether a purchaser of those certificates would be able to recover its initial investment in them.

     You should consider that prepayment premiums and yield maintenance charges may not be collected in all circumstances. Furthermore, even if a prepayment premium or yield maintenance charge is collected and payable on your offered certificates, it may not be sufficient to offset fully any loss in yield on your offered certificates resulting from the corresponding prepayment.

     The yield on the class A-MFL certificates and the other offered certificates with a variable or capped pass-through rate could also be adversely affected if the underlying mortgage loans with relatively higher net mortgage interest rates pay principal faster than the mortgage loans with relatively lower net mortgage interest rates. In addition, the pass-through rate for, and yield on, the class X-CP certificates will vary with changes in the relative sizes of the respective components that make up the related total notional amount of that class, with each of those components consisting of the total principal balance, or a designated portion of the total principal balance, of a class of series 2005-C7 principal balance certificates.

     The Interests of the Series 2005-C7 Controlling Class Certificateholders
May Be in Conflict with the Interests of the Offered Certificateholders. The holders or beneficial owners of series 2005-C7 certificates representing a majority interest in the controlling class of series 2005-C7 certificates will be entitled to: (a) appoint a representative having the rights and powers described and/or referred to under "Servicing Under the Series 2005-C7 Pooling and Servicing Agreement--The Series 2005-C7 Controlling Class Representative,
the Class CM Representative and the Serviced Non-Trust Loan Noteholders" in
this prospectus supplement; and (b) replace the special servicer under the series 2005-C7 pooling and servicing agreement, subject to satisfaction of the conditions described under "Servicing Under the Series 2005-C7 Pooling and
Servicing Agreement--Replacement of the Special Servicer" in this prospectus supplement. Among other things, the series 2005-C7 controlling class representative may direct the special servicer under the series 2005-C7 pooling and servicing agreement to take, or to refrain from taking, certain actions with respect to the servicing and/or administration of any specially serviced mortgage loans and foreclosure properties in the trust fund (other than the outside serviced underlying mortgage loans and any related foreclosure properties) that the series 2005-C7 controlling class representative may consider advisable, except to the extent that (i) the class CM representative may otherwise do so with respect to the Cherryvale Mall underlying mortgage loan and/or (ii) a related non-trust mortgage loan noteholder or loan combination controlling party or a designee or representative thereof may otherwise do so with respect to an underlying mortgage loan that is part of a loan combination.

     In the absence of significant losses on the underlying mortgage loans, the series 2005-C7 controlling class will be a non-offered class of series 2005-C7 certificates. The series 2005-C7 controlling class certificateholders are therefore likely to have interests that conflict with those of the holders of the offered certificates. You should expect that the series 2005-C7 controlling class representative will exercise its rights and powers on behalf of the series 2005-C7 controlling class certificateholders, and it will not be liable to any other class of series 2005-C7 certificateholders for so doing.

     The Interests of the Holders of the Class CM Principal Balance
Certificates May Be in Conflict with the Interests of the Offered
Certificateholders. The holders of certificates representing a majority interest in the class CM principal balance

                                      S-57

certificates will be entitled to designate a representative having the rights and powers with respect to the Cherryvale Mall underlying mortgage loan described under "Servicing Under the Series 2005-C7 Pooling and Servicing
Agreement--The Series 2005-C7 Controlling Class Representative, the Class CM
Representative and the Serviced Non-Trust Loan Noteholders" in this prospectus supplement. For so long as the total principal balance of the class CM principal balance certificates, net of any appraisal reduction amount with respect to the Cherryvale Mall underlying mortgage loan, is greater than, or equal to, 25% of the initial total principal balance of the class CM principal balance certificates, the class CM representative can direct and advise the special servicer regarding various servicing actions, or replace the special servicer, with respect to the Cherryvale Mall underlying mortgage loan.

     None of the class CM principal balance certificates are offered by this prospectus supplement. The holders of those certificates are likely to have interests that conflict with those of the holders of the offered certificates.
You should expect that the class CM representative will exercise its rights and powers on behalf of the class CM principal balance certificateholders, and such directing certificateholder will not be liable to any other class of series
2005-C7 certificateholders for so doing.

     Additional Compensation to the Master Servicer and the Special Servicer
and Interest on Advances Will Affect Your Right to Receive Distributions on
Your Offered Certificates. To the extent described in this prospectus supplement, the master servicer, the special servicer, the trustee and the fiscal agent will each be entitled to receive interest on unreimbursed advances made by that party with respect to the underlying mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on an underlying mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the series 2005-C7 pooling and servicing agreement. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates.
Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

RISKS RELATED TO THE SWAP AGREEMENT

     Distributions on the Class A-MFL Certificates will Depend, in Part, on
Payments Received from the Swap Counter-party. The trust will have the benefit of a swap agreement relating to the class A-MFL certificates with IXIS
Financial Products Inc. Because the class A-MFL REMIC III regular interest accrues interest at a fixed rate of interest subject to a maximum pass-through rate equal to a weighted average coupon derived from net interest rates on the underlying mortgage loans (without regard to the non-pooled portion of the
Cherryvale Mall underlying mortgage loan), the ability of the holders of the class A-MFL certificates to obtain the payment of interest at the designated
LIBOR-based pass-through rate (which payment of interest may be reduced in certain circumstances as described in this prospectus supplement) will depend on payment by the swap counterparty pursuant to the swap agreement. See
"Description of the Swap Agreement" in this prospectus supplement.

     A Decline in the Ratings of the Swap Counterparty, Among Other Things, May
Result in the Termination of the Swap Agreement and as a Result, the
Pass-Through Rate on the Class A-MFL Certificates May Convert to the
Pass-Through Rate on the Class A-MFL REMIC III Regular Interest. If the swap counterparty's long-term or short-term ratings fall below the ratings specified under "Description of the Swap Agreement--The Swap Agreement" in this prospectus supplement, then: (a) in the case of the collateralization event, the swap counterparty will be required to post collateral to the extent necessary to fund any termination fee payable by the swap counterparty in the event of a termination of the swap agreement, to find a suitable replacement swap counterparty or to find a suitable guarantor of its obligations under the swap agreement; and (b) in the case of a rating agency trigger event, the swap counterparty will be required to find a suitable replacement swap counterparty or find a suitable guarantor of its obligations under the swap agreement.

     If the swap counterparty fails to post acceptable collateral, find a suitable replacement swap counterparty or find a suitable guarantor of its obligations under the swap agreement after a collateralization event, or if the swap counterparty fails to find a suitable replacement swap counterparty or find a suitable guarantor of its obligations under the swap agreement after a rating agency trigger event, or if another event of default or a termination event occurs under the swap agreement, then the trustee will be required to take such actions (following the expiration of any applicable grace period), unless otherwise directed in writing by the holders of 25% (by balance) of the class A-MFL certificates, to enforce the rights of the trustee under the swap agreement as may be permitted by the terms of the swap agreement, including the termination of the swap agreement, and use any termination fees received from the swap counterparty to enter into a replacement swap agreement on substantially similar terms. Other events of default under the swap agreement will include the failure of either party to

                                      S-58

make any payment required thereunder, which failure is not remedied within one
(1) business day following notice thereof. The swap agreement will provide for other customary events of default and termination events.

     If a guarantor of the swap counterparty's obligations under the swap agreement is in place, then the ratings requirements of the swap agreement with respect to the swap counterparty will be satisfied provided that the ratings of that guarantor satisfy those rating requirements.

     If the costs attributable to entering into a replacement swap agreement would exceed the net proceeds of the liquidation of the swap agreement, then a replacement swap agreement will not be entered into and any such proceeds will instead be distributed to the holders of the class A-MFL certificates. There can be no assurance that the swap counterparty will maintain the required ratings or have sufficient assets or otherwise be able to fulfill its obligations under the swap agreement, and there can be no assurance that any termination fee payable by the swap counterparty under the swap agreement will be sufficient for the trustee to engage a replacement swap counterparty.
Furthermore, a termination fee may not be payable by the swap counterparty in connection with certain termination events.

     In addition, and notwithstanding the foregoing, the trustee will not be obligated to take any enforcement action with respect to the swap agreement unless it has received from the class A-MFL certificateholders an indemnity satisfactory to it with respect to the costs, expenses and liabilities associated with enforcing the rights of the trust under the swap agreement. No such costs, expenses and/or liabilities will be payable out of the trust fund.

     During the occurrence of a continuing payment default on the part of the swap counterparty, or if the swap agreement is terminated and no replacement swap counterparty is found, the class A-MFL certificate pass-through rate will convert to the pass-through rate on the class A-MFL REMIC III regular interest,
which is a fixed interest rate of    % per annum subject to a maximum
pass-through rate equal to a weighted average coupon derived from the net interest rates on the underlying mortgage loans (without regard to the non-pooled portion of the Cherryvale Mall underlying mortgage loan). Any such conversion to the pass-through rate on the class A-MFL REMIC III regular interest might result in a temporary delay of payment of the distributions to the holders of the class A-MFL certificates if notice of the resulting change in payment terms of the class A-MFL certificates is not given to DTC within the time frame in advance of the distribution date that DTC requires to modify the payment.

     If the Pass-Through Rate of the Class A-MFL REMIC III Regular Interest is
Limited by a Weighted Average of the Net Interest Rates on the Underlying
Mortgage Loans, or if Interest Distributions with Respect to the Class A-MFL
REMIC III Regular Interest are Insufficient to Make the Required Payment to the
Swap Counterparty, Interest Distributions on the Class A-MFL Certificates Will
Be Reduced. Interest distributions with respect to the class A-MFL REMIC III regular interest will be subject to a maximum pass-through rate equal to a weighted average coupon derived from net interest rates on the underlying mortgage loans (without regard to the non-pooled portion of the Cherryvale Mall
underlying mortgage loan). If this weighted average coupon drops below    % per
annum, then interest distributions on the class A-MFL certificates will be reduced dollar-for-dollar with the reduction in the amount of interest allocated to the class A-MFL REMIC III regular interest as a result of that
weighted average coupon dropping below    % per annum. In addition, if for any
other reason the funds allocated to payment of interest distributions on the class A-MFL REMIC III regular interest are insufficient to make all required interest payments on the class A-MFL REMIC III regular interest (for example, as a result of prepayment interest shortfalls), interest distributions on the class A-MFL certificates will also be reduced dollar-for-dollar. These reductions would result in the effective pass-through rate on the class A-MFL
certificates being less than the applicable value of LIBOR plus   %. See
"Description of the Swap Agreement" in this prospectus supplement.

     The Swap Agreement May Be Assigned. The swap counterparty may assign its rights and obligations under the swap agreement provided that, among other conditions, the ratings of the replacement swap counterparty would not cause a collateralization event under the swap agreement.

RISKS RELATED TO THE UNDERLYING MORTGAGE LOANS

     The Absence or Inadequacy of Insurance Coverage on the Mortgaged
Properties May Adversely Affect Payments on Your Certificates. After the
terrorist attacks of September 11, 2001, the cost of insurance coverage for acts of terrorism increased and the availability of such insurance decreased.
In response to this situation, Congress enacted the Terrorism Risk Insurance
Act of 2002, which established a three-year federal back-stop program under which the federal government and the insurance industry share in the risk of loss associated with certain future terrorist attacks. Pursuant to the provisions of the act, (a) qualifying insurers must offer terrorism insurance coverage in all property and casualty insurance policies on terms not materially different than terms applicable to other losses, (b) the federal government will reimburse insurers 90% of amounts

                                      S-59

paid on claims, in excess of a specified deductible, provided that aggregate property and casualty insurance losses resulting from an act of terrorism exceed $5,000,000, (c) the federal government's aggregate insured losses are limited to $100 billion per program year, (d) reimbursement to insurers will require a claim based on a loss from a terrorist act (as specifically defined),
(e) to qualify for reimbursement, an insurer must have previously disclosed to the policyholder the premium charged for terrorism coverage and its share of anticipated recovery for insured losses under the federal program, and (f) the federal program by its terms terminates (unless extended by Congressional action) December 31, 2005.

     In a recently issued (June 30, 2005) Report on Terrorism Insurance, the
U.S. Treasury Department concluded that the short term effect of non-renewal or non-extension of the Terrorism Risk Insurance Act of 2002 would be a decrease in the availability of terrorism coverage, higher costs for policies that could be purchased, and consequently less coverage being taken up in the market. It further concluded, however, that over time the private sector would develop additional capacity by tapping into the capital markets and employing risk transfer mechanisms. Prior to the terrorist attacks in London in July, the Bush administration had stated that it would only support extending the Terrorism
Risk Insurance Act of 2002 if changes were made to the law to increase the magnitude of the events that would trigger coverage under the Terrorism Risk
Insurance Act of 2002, increase deductibles and co-payments, and eliminate some lines of insurance altogether. The London terrorist attacks have reinvigorated the debate over extension of the Terrorism Risk Insurance Act of 2002, with many insurers and reinsurers asserting a need to extend the Terrorism Risk
Insurance Act of 2002's back stop provisions. In addition, proposals for replacing the Terrorism Risk Insurance Act of 2002, including a proposal to create a pool into which participating insurers would deposit a part of their written premiums, are being considered. Whether or not Congress will act prior to December 2005, and the nature and extent of any actions it may take with respect to the Terrorism Risk Insurance Act of 2002, remain to be seen; there can be no assurance that the Terrorism Risk Insurance Act of 2002 will be extended, nor that alternative terrorism legislation will be enacted.

     The Terrorism Risk Insurance Act of 2002 only applies to losses resulting from attacks that have been committed by individuals on behalf of a foreign person or foreign interest, and does not cover acts of purely domestic terrorism. Further, any such attack must be certified as an "act of terrorism"
by the federal government, which decision is not subject to judicial review. As a result, insurers may continue to try to exclude from coverage under their policies losses resulting from terrorist acts not covered by the act. Moreover, the act's deductible and copayment provisions still leave insurers with high potential exposure for terrorism-related claims. Because nothing in the act prevents an insurer from raising premium rates on policyholders to cover potential losses, or from obtaining reinsurance coverage to offset its increased liability, the cost of premiums for such terrorism insurance coverage is still expected to be high.

     With respect to substantially all of the mortgage loans that we intend to include in the trust, the related loan documents generally provide that either
(a) the borrowers are required to maintain full or partial insurance coverage for property damage to the related mortgaged real property against certain acts of terrorism (except that, in certain instances, including in the case of several of the mortgage loans described under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans" in this prospectus supplement, the requirement to obtain such insurance coverage may be subject to the commercial availability of that coverage, certain limitations with respect to the cost thereof and/or whether such hazards are at the time commonly insured against for property similar to such mortgaged real properties and located in or around the region in which such mortgaged real property is located), (b) the borrowers are required to provide such additional insurance coverage as lender may reasonably require to protect its interests or to cover such hazards as are commonly insured against for similarly situated properties, (c) a credit-rated tenant is obligated to restore the mortgaged real property in the event of a casualty, or (d) a principal of the borrower has agreed to be responsible for losses resulting from terrorist acts which are not otherwise covered by insurance. If the related mortgage loan documents do not expressly require insurance against acts of terrorism, but permit the lender to require such other insurance as is reasonable, the related borrower may challenge whether maintaining insurance against acts of terrorism is reasonable in light of all the circumstances, including the cost.

     In the case of some of the mortgaged real properties securing mortgage loans that we intend to include in the trust fund, the insurance covering any of such mortgaged real properties for acts of terrorism may be provided through a blanket policy that also covers properties unrelated to the trust fund. Acts of terrorism at those other properties could exhaust coverage under the blanket policy. No representation is made as to the adequacy of any such insurance coverage provided under a blanket policy, in light of the fact that multiple properties are covered by that policy.

     If a borrower is required to maintain insurance for terrorist or similar acts that was not previously maintained, the borrower may incur higher costs for insurance premiums in obtaining such coverage which would have an adverse effect on the net cash flow of the related mortgaged real property. Further, if the federal insurance back-stop program referred to in the third, fourth and fifth preceding paragraphs is not extended or renewed, premiums for terrorism insurance coverage will

                                      S-60

likely increase and/or the terms of such insurance may be materially amended to enlarge stated exclusions or to otherwise effectively decrease the scope of coverage available. In addition, in the event that any mortgaged real property securing an underlying mortgage loan sustains damage as a result of an uninsured terrorist or similar act, such damaged mortgaged real property may not generate adequate cash flow to pay, and/or provide adequate collateral to satisfy, all amounts owing under such mortgage loan, which could result in a default on that mortgage loan and, potentially, losses on some classes of the series 2005-C7 certificates.

     A Concentration of Mortgaged Real Properties in One or More Geographic
Areas Reduces Diversification and May Increase the Risk that Your Certificates
May Not Be Paid in Full. Concentrations of mortgaged real properties in geographic areas may increase the risk that adverse economic or other developments or natural or man-made disasters affecting a particular region of the country could increase the frequency and severity of losses on mortgage loans secured by those properties. See "--Risks Related to the Underlying
Mortgage Loans--The Underlying Mortgage Loans Have a Variety of Characteristics
Which May Expose Investors to Greater Risk of Default and Loss--Five Percent or
More of the Initial Mortgage Pool Balance Will Be Secured by Mortgage Liens on
Real Properties Located in Each of the Following States--New York, California,
Massachusetts, Illinois, Florida and Texas" below in this prospectus supplement. In some historical periods, several regions of the United States have experienced significant real estate downturns when others have not.
Regional economic declines or conditions in regional real estate markets could adversely affect the income from, and market value of, the mortgaged real properties. Other regional factors, including earthquakes, floods, hurricanes, changes in governmental rules or fiscal policies or terrorist acts, also may adversely affect the mortgaged real properties. For example, mortgaged real properties located in California may be more susceptible to certain hazards
(such as earthquakes or widespread fires) than properties in other parts of the country and mortgaged real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricane Katrina and Hurricane Rita and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States
(parts of Louisiana, Texas, Mississippi, Alabama and Florida) and certain other parts of the southeastern United States. See "--Risks Related to the Underlying
Mortgage Loans--Hurricane Katrina and Hurricane Rita" below. The mortgage loans do not all require the maintenance of flood insurance for the related mortgaged real properties. We cannot assure you that any hurricane damage would be covered by insurance. See "--Risks Related to the Underlying Mortgage
Loans--Uninsured Loss; Sufficiency of Insurance" below and "Description of the
Mortgage Pool--Additional Loan and Property Information--Property, Liability
and Other Insurance" in this prospectus supplement.

     Hurricane Katrina and Hurricane Rita. In late August 2005, Hurricane
Katrina and related windstorms, floods and tornadoes caused extensive and catastrophic physical damage in and to coastal and inland areas located in the
Gulf Coast region of the United States (parts of Louisiana, Mississippi,
Alabama and Florida) and certain other parts of the southeastern United States.
In addition, in late September 2005, Hurricane Rita and related windstorms, floods and tornadoes also caused extensive and catastrophic physical damage in and to the foregoing areas, and particularly to the state of Texas and the
Texas/Louisiana border. That damage, and the national, regional and local economic and other effects of that damage, are not yet fully assessed or known.
Initial economic effects appear to include nationwide decreases in oil supplies and refining capacity, nationwide increases in gas prices and regional interruptions in travel and transportation, tourism and economic activity generally in some Gulf Coast areas. It is not possible to determine the extent to which these effects may be temporary or how long they may last. These effects could lead to a general economic downturn, including increased oil prices, loss of jobs, regional disruptions in travel, transportation and tourism and a decline in real-estate related investments, in particular, in the areas most directly damaged by the storm. Other temporary and/or long-term effects on national, regional and local economies, securities, financial and real estate markets, government finances and spending or travel habits may subsequently arise or become apparent in connection with Hurricane Katrina and
Hurricane Rita and their aftermath.

     Repayment of the Underlying Mortgage Loans Depends on the Operation of the
Mortgaged Real Properties. The underlying mortgage loans are secured by mortgage liens on fee and/or leasehold interests in the following types of real property:

     o    office;

     o    anchored retail;

     o    hotel;

     o    multifamily;

     o    unanchored retail;

                                      S-61

     o    regional mall;

     o    mobile home park;

     o    self-storage;

     o    mixed use; and

     o    industrial/warehouse.

     The risks associated with lending on these types of real properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, repayment of each of the underlying mortgage loans is dependent on--

     o    the successful operation and value of the related mortgaged real property, and

     o    the related borrower's ability to refinance the mortgage loan or sell the related mortgaged real property.

     See "Risk Factors--Repayment of a Commercial or Multifamily Mortgage Loan
Depends Upon the Performance and Value of the Underlying Real Property, Which
May Decline Over Time, and the Related Borrower's Ability to Refinance the
Property, of Which There Is No Assurance" and "Description of the Trust
Assets--Mortgage Loans--A Discussion of the Various Types of Multifamily and
Commercial Properties that May Secure Mortgage Loans Underlying a Series of
Offered Certificates" in the accompanying prospectus.

     Risks Associated with Condominium Ownership. One (1) mortgage loan that we intend to include in the trust, secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the
Americas and representing 4.8% of the initial mortgage pool balance, is secured by the related borrower's interest in a commercial condominium unit.

     In addition, in the case of one (1) mortgage loan, representing 1.0% of the initial mortgage pool balance and secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Wachovia Place, the related loan documents contemplate that such mortgaged real property may be submitted to a condominium regime and upon satisfaction of certain conditions, the liens of the related deeds of trust will be subordinated to the condominium declaration.

     In the case of condominiums, a condominium owner is generally responsible for the payment of common area maintenance charges. In the event those charges are not paid when due, the condominium association may have a lien for those unpaid charges against the owner of the subject condominium unit, and, in some cases, pursuant to the condominium declaration, the lien of the mortgage for a related mortgage loan is subordinate to that lien for unpaid common area maintenance charges. In addition, pursuant to many condominium declarations, the holders of the remaining units would become responsible for the common area maintenance charges that remain unpaid by any particular unit holder.

     Further, in the case of condominiums, a board of managers generally has discretion to make decisions affecting the condominium building and there is no assurance that the borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers. Thus, decisions made by that board of managers, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium building, restoration following a casualty and many other decisions affecting the maintenance of that building, may not be consistent with the mortgage loan documents and may have an adverse impact on the underlying mortgage loans that are secured by mortgaged real properties consisting of such condominium interests.

     There can be no assurance that the related board of managers will always act in the best interests of the borrower under those mortgage loans. Further, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged real properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominiums. The rights of other unit owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to the subject mortgaged real property, due to the possible existence of multiple loss payees on any insurance policy covering such mortgaged real property, there could be a delay in the restoration of the mortgaged real property and/or the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the series 2005-C7 certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium.

     The Underlying Mortgage Loans Have a Variety of Characteristics Which May
Expose Investors to Greater Risk of Default and Loss. When making an investment decision, you should consider, among other things, the following characteristics of

                                      S-62

the underlying mortgage loans and/or the mortgaged real properties for those loans. Any or all of these characteristics can affect, perhaps materially and adversely, the investment performance of your offered certificates. Several of the items below include a cross-reference to where the associated risks are further discussed in this prospectus supplement or in the accompanying prospectus. In addition, several of those items may include a cross reference to where further information about the particular characteristic may be found in this prospectus supplement.

   o The Mortgaged Real Property Will Be the Sole Asset Available to Satisfy
     the Amounts Owing Under an Underlying Mortgage Loan in the Event of
     Default. All of the mortgage loans that we intend to include in the trust are or should be considered nonrecourse loans. You should anticipate that, if the related borrower defaults on any of the underlying mortgage loans, only the mortgaged real property and any additional collateral for the relevant loan, such as escrows or letters of credit, but none of the other assets of the borrower, is available to satisfy the debt. Even if the related loan documents permit recourse to the borrower or a guarantor, the trust may not be able to ultimately collect the amount due under a defaulted mortgage loan or under a guaranty. None of the mortgage loans are insured or guaranteed by any governmental agency or instrumentality or by any private mortgage insurer. See "Risk Factors--Repayment of a
     Commercial or Multifamily Mortgage Loan Depends Upon the Performance and
     Value of the Underlying Real Property, Which May Decline Over Time, and
     the Related Borrower's Ability to Refinance the Property, of Which There
     Is No Assurance--Most of the Mortgage Loans Underlying Your Offered
     Certificates Will Be Nonrecourse" in the accompanying prospectus.

   o In Some Cases, Payments on an Underlying Mortgage Loan Are Dependent on a
     Single Tenant or on One or a Few Major Tenants at the Related Mortgaged
     Real Property. In the case of 63 mortgaged real properties, securing 33.8%
     of the initial mortgage pool balance, the related borrower has leased the property to at least one tenant that occupies 25% or more of the particular property. In the case of 22 of those properties, securing 18.5%
     of the initial mortgage pool balance, the related borrower has leased the particular property to a single tenant that occupies 90% or more of the property. Accordingly, the full and timely payment of each of the related underlying mortgage loans is highly dependent on the continued operation of one or more major tenants, which, in some cases, is the sole tenant at the mortgaged real property. See "Risk Factors--Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the
     Underlying Real Property, Which May Decline Over Time, and the Related
     Borrower's Ability to Refinance the Property, of Which There Is No
     Assurance--The Successful Operation of a Multifamily or Commercial
     Property Depends on Tenants," "--Repayment of a Commercial or Multifamily
     Mortgage Loan Depends Upon the Performance and Value of the Underlying
     Real Property, Which May Decline Over Time, and the Related Borrower's
     Ability to Refinance the Property, of Which There Is No Assurance--
     Dependence on a Single Tenant or a Small Number of Tenants Makes a
     Property Riskier Collateral" and "--Repayment of a Commercial or
     Multifamily Mortgage Loan Depends Upon the Performance and Value of the
     Underlying Real Property, Which May Decline Over Time and the Related
     Borrower's Ability to Refinance the Property, of Which There Is No
     Assurance--Tenant Bankruptcy Adversely Affects Property Performance" in
     the accompanying prospectus.

   o Ten Percent or More of the Initial Mortgage Pool Balance Will Be Secured
     by Mortgage Liens on the Respective Borrower's Interests in Each of the
     Following Property Types--Office, Retail and Hotel.  Thirty-three (33) of the mortgaged real properties, securing 50.1% of the initial mortgage pool balance, are primarily used for office purposes. Some of those office properties are heavily dependent on one or a few major tenants that lease a substantial portion of the related mortgaged real property.

     A number of factors may adversely affect the value and successful operation of an office property. Some of these factors include:

     1. the strength, stability, number and quality of the tenants;

     2. accessibility from surrounding highways/streets;

     3. the physical condition and amenities of the subject building in relation to competing buildings, including the condition of the HVAC system, parking and the subject building's compatibility with current business wiring requirements;

     4. whether the area is a desirable business location, including local labor cost and quality, access to transportation, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities; and

     5. the financial condition of the owner of the subject property.

                                      S-63

     With respect to certain of the office properties that we intend to include in the trust, one or more tenants may have the option (at any time or after the expiration of a specified period) to terminate their leases at the related mortgaged real property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases has been taken into account in the underwriting of the related underlying mortgage loan. Although the foregoing leases sometimes contain certain disincentives with respect to the related termination options, there can be no assurance that tenants at the mortgaged real properties securing the underlying mortgage loans will not exercise such options, especially in the event the rent paid by such tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged real properties and available to make payments on the offered certificates.

     See "Description of the Trust Assets--Mortgage Loans--A Discussion of the
     Various Types of Multifamily and Commercial Properties that May Secure
     Mortgage Loans Underlying a Series of Offered Certificates--Office
     Properties" in the accompanying prospectus.

     Fifty-eight (58) of the mortgaged real properties, securing 23.0% of the initial mortgage pool balance, are primarily used for retail purposes. A number of factors may adversely affect the value and successful operation of a retail property. Some of these factors include:

     1. the strength, stability, number and quality of the tenants;

     2. tenants' sales;

     3. tenant mix;

     4. whether the subject property is in a desirable location;

     5. the physical condition and amenities of the subject building in relation to competing buildings;

     6. competition from nontraditional sources such as catalog retailers, home shopping networks, electronic media shopping, telemarketing and outlet centers;

     7. whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be, are particularly important factors; and

     8. the financial condition of the owner of the subject property.

     We consider thirty-eight (38) of the subject retail properties (which include regional malls), securing 17.7% of the initial mortgage pool balance, to be anchored, including shadow anchored; and 20 of the subject retail properties, securing 5.3% of the initial mortgage pool balance, to be unanchored. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the subject property and is important in attracting customers to the subject property. A shadow anchor is a store or business that satisfies the criteria for an anchor tenant, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan.

     At some retail properties, the anchor store or business owns the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant. In some cases, an anchor tenant
     (or a shadow anchor) may cease to operate at the property, thereby leaving its space unoccupied even though it continues to own or pay rent on the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if their sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled termination date or to pay rent at a reduced rate for the remaining term of the lease.

     See "Description of the Trust Assets--Mortgage Loans--A Discussion of the
     Various Types of Multifamily and Commercial Properties that May Secure
     Mortgage Loans Underlying a Series of Offered Certificates--Retail
     Properties" in the accompanying prospectus.

     Seventy-two (72) of the mortgaged real properties, collectively securing
     10.0% of the initial mortgage pool balance, are primarily used for hospitality purposes, such as hotels and motels. A number of factors may adversely affect the value and successful operation of a hospitality property. Some of these factors include:

                                      S-64

     1. the location of the property and its proximity to major population centers or attractions;

     2. the seasonal nature of business at the property;

     3. the level of room rates relative to those charged by competitors;

     4. quality and perception of the franchise affiliation;

     5. economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

     6. the existence or construction of competing hospitality properties;

     7. nature and quality of the services and facilities;

     8. financial strength and capabilities of the owner and operator;

     9. the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

    10. increases in operating costs, which may not be offset by increased room rates;

    11. the property's dependence on business and commercial travelers and tourism;

    12. changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

    13. changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

     Because limited service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates.
     Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature.

     Hospitality properties may be operated under franchise agreements. See, for example, "Description of the Mortgage Pool--Significant Underlying
     Mortgage Loans--The Courtyard by Marriott Portfolio Mortgage Loan" in this prospectus supplement. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions.
     The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In some cases, the franchise agreement may be terminable with or without cause by the franchisor or the franchisee. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

     The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

     1. the continued existence and financial strength of the franchisor;

     2. the public perception of the franchise service mark; and

     3. the duration of the franchise licensing agreement.

     The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. A lender

                                      S-65

     may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable. Further, in the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated liquor license. That party would be required to apply in its own right for a new liquor license. There can be no assurance that a new license could be obtained or that it could be obtained promptly.

     In general, the inclusion in the trust of a significant concentration of mortgage loans that are secured by mortgage liens on a particular type of income-producing property makes the overall performance of the mortgage pool materially more dependent on the factors that affect the operations at and value of that property type. See "Description of the Trust
     Assets--Mortgage Loans--A Discussion of the Various Types of Multifamily
     and Commercial Properties That May Secure Mortgage Loans Underlying a
     Series of Offered Certificates" in the accompanying prospectus.

   o Conflicting Rights of Tenants May Adversely Affect a Mortgaged Real
     Property. With respect to some of the mortgaged real properties operated for office, retail or other commercial use, different tenants may have rights of first offer, rights of first refusal or expansion rights with respect to the same space in the related improvements. There is a risk that a tenant who loses any such right in the event of a simultaneous exercise of another tenant's right for the same space may have remedies under its lease due to such tenant's inability to exercise such right.
     Such conflicting rights exist, for example, with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex
     A-1 to this prospectus supplement as 200 Park Avenue, which mortgage loan represents 11.9% of the initial mortgage pool balance. In the case of the
     200 Park Avenue underlying mortgage loan, the related mortgaged real property is subject to several leases, each of which may benefit from a currently operative exclusive use right. Several other leases of space at the related mortgaged real property contain exclusive use provisions which may become operative upon the granting of a currently operative exclusive use right to another tenant, and such exclusive use provisions may allow tenants benefiting therefrom to terminate their lease or take other remedial action in the event that another tenant's operation violates such tenant's exclusive use provision. In addition, certain leases of space at the related mortgaged real property contain co-tenancy provisions (which may permit a tenant to terminate its lease and/or to pay reduced rent)
     which could be triggered if certain tenants exercised their right to terminate their lease for breach of the exclusive use provisions. There are likely other underlying mortgage loans as to which tenants at the subject mortgaged real property have the foregoing rights.

   o Five Percent or More of the Initial Mortgage Pool Balance Will Be Secured
     by Mortgage Liens on Real Properties Located in Each of the Following
     States--New York, California, Massachusetts, Illinois, Florida and Texas.
     The mortgaged real properties located in each of the following states secure mortgage loans or allocated portions of mortgage loans that represent 5.0% or more of the initial mortgage pool balance:

                                                     % OF INITIAL
                                       NUMBER OF       MORTGAGE
               STATE                  PROPERTIES     POOL BALANCE
----------------------------------   ------------   -------------

  New York .......................        30             26.4%
  California .....................        24             11.9%
  Massachusetts ..................         3              7.9%
  Illinois .......................        10              7.6%
  Florida ........................        20              7.1%
  Texas ..........................        26              6.8%

     The inclusion in the trust of a significant concentration of mortgage loans that are secured by mortgage liens on real properties located in a particular state or jurisdiction makes the overall performance of the mortgage pool materially more dependent on economic and other conditions or events in that jurisdiction. See "--Risks Related to the Underlying
     Mortgage Loans--A Concentration of Mortgaged Real Properties in One or
     More Geographic Areas Reduces Diversification and May Increase the Risk
     that Your Certificates May Not Be Paid in Full" above and "Risk
     Factors--Geographic Concentration Within a Trust Exposes Investors to
     Greater Risk of Default and Loss" in the accompanying prospectus. The mortgaged real properties located in any given state or jurisdiction may be concentrated in one or more areas within that state. Annex A-1 to this prospectus supplement contains the address for each mortgaged real property.

                                      S-66

   o The Mortgage Pool Will Include Material Concentrations of Balloon
     Loans. One hundred forty-one (141) of the mortgage loans that we intend to include in the trust, representing 93.5% of the initial mortgage pool balance, of which 115 mortgage loans are in loan group no. 1, representing
     93.0% of the initial loan group no. 1 balance, and 26 mortgage loans are in loan group no. 2, representing 100% of the initial loan group no. 2 balance, respectively, are balloon loans. Twenty-two (22) of those balloon loans, representing 40.5% of the initial mortgage pool balance, of which
     20 mortgage loans are in loan group no. 1, representing 41.1% of the initial loan group no. 1 balance, and two (2) mortgage loans are in loan group no. 2, representing 33.5% of the initial loan group no. 2 balance, respectively, are interest-only balloon loans. The ability of a borrower to make the required balloon payment on a balloon loan, or payment of the entire principal balance of an interest-only balloon loan, at maturity depends upon the borrower's ability either to refinance the loan or to sell the mortgaged real property. See "Description of the Mortgage
     Pool--Terms and Conditions of the Underlying Mortgage Loans" in this prospectus supplement and "Risk Factors--The Investment Performance of
     Your Offered Certificates Will Depend Upon Payments, Defaults and Losses
     on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses
     May Be Highly Unpredictable--There Is an Increased Risk of Default
     Associated with Balloon Payments" in the accompanying prospectus.

   o The Mortgage Pool Will Include Some Disproportionately Large Mortgage
     Loans. The inclusion in the mortgage pool of one or more loans that have outstanding principal balances that are substantially larger than the other mortgage loans in that pool can result in losses that are more severe, relative to the size of the mortgage pool, than would be the case if the total balance of the mortgage pool were distributed more evenly.
     The 10 largest mortgage loans and/or groups of cross-collateralized mortgage loans to be included in the trust represent 53.5% of the initial mortgage pool balance. It has been confirmed to us by S&P and Fitch, however, that five (5) of the 10 largest mortgage loans and/or groups of cross-collateralized mortgage loans to be included in the trust, each has, in the context of its inclusion in the mortgage pool, credit characteristics consistent with investment grade-rated obligations. See
     "Description of the Mortgage Pool--General," "--Cross-Collateralized
     Mortgage Loans, Multi-Property Mortgage Loans and Mortgage Loans with
     Affiliated Borrowers" and "--Significant Underlying Mortgage Loans" in
     this prospectus supplement and "Risk Factors--Loan Concentration Within a
     Trust Exposes Investors to Greater Risk of Default and Loss" in the
     accompanying prospectus.

   o The Mortgage Pool Will Include Leasehold Mortgage Loans and Lending on a
     Leasehold Interest in Real Property is Riskier Than Lending on the Fee
     Interest in That Property. Six (6) mortgage loans, representing 11.0% of the initial mortgage pool balance, are secured by a mortgage lien on the related borrower's leasehold interest (but not by the underlying fee interest) in all or a material portion of the related mortgaged real property. Because of possible termination of the related ground lease, lending on a leasehold interest in a real property is riskier than lending on an actual ownership interest in that property notwithstanding the fact that a lender, such as the trustee on behalf of the trust, generally will have the right to cure defaults under the related ground lease. In addition, the terms of certain ground leases may require that insurance proceeds or condemnation awards be applied to restore the property or be paid, in whole or in part, to the ground lessor rather than be applied against the outstanding principal balance of the related mortgage loan.
     Finally, there can be no assurance that any of the ground leases securing an underlying mortgage loan contain all of the provisions that a lender may consider necessary or desirable to protect its interest as a lender with respect to a leasehold mortgage loan. See also "Legal Aspects of
     Mortgage Loans--Foreclosure--Leasehold Considerations" in the accompanying prospectus. In addition, with respect to one mortgage loan that we intend to include in the trust, secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as McClellan Hospital Building, representing 0.2% of the initial mortgage pool balance, St. Clare's
     Hospital of Schenectady, N.Y. is the fee owner of the mortgaged real property. The hospital ground leased the mortgaged real property to the related borrower. In order to obtain certain tax benefits, (i) the related borrower assigned its leasehold interest to the City of Schenectady
     Industrial Development Agency and (ii) the related borrower and the City of Schenectady IDA entered into an installment sales agreement, which agreement grants the related borrower a present right to use and occupy the premises. The related underlying mortgage loan is secured by a (i) a mortgage and an assignment of all of borrower's interests in the installment sales contract and the property, and (ii) a mortgage on the
     City of Schenectady IDA's leasehold interest in the property. In addition, the lender received an agreement, executed by the City of Schenectady IDA, granting the lender notice and cure rights with respect to a default by the related borrower, and the right to a new installment sales contract in the event of a foreclosure of the related borrower's interest in the property but not the interest of the City of Schenectady IDA therein. The ground lease and landlord's agreement contain certain leasehold mortgagee protections. Pursuant to the

                                      S-67

     ground lease, St. Clare's Hospital of Schenectady, N.Y. has an option to purchase the leasehold interest in the related mortgaged real property for a price equal to 90% of the fair market value thereof in 2016. Because of possible termination of the related installment sales agreement or ground lease, lending on the borrower's interest in this real property is riskier than lending on a leasehold interest in that property or an actual ownership interest in that property.

   o Some of the Mortgaged Real Properties Are Legal Nonconforming Uses or
     Legal Nonconforming Structures. Many of the mortgage loans are secured by a mortgage lien on a real property that is a legal nonconforming use or a legal nonconforming structure. This may impair the ability of the related borrower to restore the improvements on a mortgaged real property to its current form or use following a major casualty. See "Description of the
     Mortgage Pool--Additional Loan and Property Information--Zoning and
     Building Code Compliance" in this prospectus supplement and "Risk
     Factors--Changes in Zoning Laws May Adversely Affect the Use or Value of
     a Real Property" in the accompanying prospectus.

   o Some of the Mortgaged Real Properties May Not Comply with All Applicable
     Zoning Laws and/or Local Building Codes or with the Americans with
     Disabilities Act of 1990. Some of the mortgaged real properties securing mortgage loans that we intend to include in the trust may not comply with all applicable zoning or land-use laws and ordinances, with all applicable local building codes or with the Americans with Disabilities Act of 1990.
     Compliance, if required, can be expensive. Failure to comply could result in penalties and/or restrictions on the use of the subject mortgaged real property, in whole or in part. There can be no assurance that any of the mortgage loans that we intend to include in the trust do not have outstanding building code violations. See "Description of the Mortgage
     Pool--Additional Loan and Property Information--Zoning and Building Code
     Compliance" in this prospectus supplement and "Risk Factors--Compliance with the Americans with Disabilities Act of 1990 May Be Expensive" and
     "Legal Aspects of Mortgage Loans--Americans with Disabilities Act" in the accompanying prospectus.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the Americas, which secures a mortgage loan representing 4.8% of the initial mortgage pool balance, third parties unrelated to the related borrowers own the air rights with respect to certain portions of the building. The 1166 Avenue of the
     Americas Condominium Association has leased these air rights. If the subject air rights leases are terminated and the 1166 Avenue of the
     Americas Condominium Association no longer leases an interest in the air rights, the 1166 Avenue of the Americas building will be in violation of zoning regulations. If the 1166 Avenue of the Americas building could not be rebuilt to its current state or its current use were no longer permitted due to building violations or changes in zoning or other regulations, or if the building is not in compliance with zoning regulations as a result of the related borrower's not leasing an interest in the air rights related to the building, then the related borrower might experience cash flow delays and shortfalls or be subject to penalties that would reduce or delay the amount of proceeds available for distributions on the series 2005-C7 certificates.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Chesterfield Commons East, which secures a mortgage loan representing 0.8% of the initial mortgage pool balance, the certificates of occupancy for the two tenants were not available at closing.

     In addition, the mortgaged real property identified on Annex A-1 to this prospectus supplement as Stock Building Supply, which secures a mortgage loan representing 0.2% of the initial mortgage pool balance, has been under construction which will require new certificates of occupancy to replace temporary certificates of occupancy, which were dated to expire prior to the date of initial issuance of the series 2005-C7 certificates.
     The related mortgaged real property is benefited by an easement which allows access to a water pipe, which easement is subject to termination upon a default thereunder. The easement also incorrectly describes the related mortgaged real property. The related borrower is obligated, and the mortgage loan is subject to a related holdback of $100,000, to record an amendment to such easement to address the foregoing issues.

     Further, some of the mortgaged real properties securing mortgage loans that we intend to include in the trust may comply currently with applicable zoning or land-use ordinances by virtue of certain contractual arrangements or agreements. However, if those contractual arrangements or agreements are breached or otherwise terminated, then the related mortgaged real property or properties may no longer be in compliance.

   o Multiple Mortgaged Real Properties Are Owned by the Same Borrower,
     Affiliated Borrowers or Borrowers with Related Principals or Are Occupied, in Whole or in Part, by the Same Tenant or Affiliated Tenants, Which
     Presents a Greater Risk to the Trust in the Event of the Bankruptcy or
     Insolvency of Any Such Borrower or Tenant.

                                      S-68

     Twenty-two (22) separate groups of mortgage loans that we intend to include in the trust have borrowers that, in the case of each of those groups, are the same or under common control. The four (4) largest of these separate groups represent 16.4%, 6.4%, 2.6% and 1.9%, respectively, of the initial mortgage pool balance. See "Description of the Mortgage
     Pool--Cross-Collateralized Mortgage Loans, Multi-Property Mortgage Loans
     and Mortgage Loans with Affiliated Borrowers" in this prospectus supplement.

     In addition, there are tenants who lease space at more than one mortgaged real property securing mortgage loans that we intend to include in the trust. Furthermore, there may be tenants that are related to or affiliated with a borrower. See Annex A-1 to this prospectus supplement for a list of the three most significant tenants at each of the mortgaged real properties used for retail, office and/or industrial/warehouse purposes.

     The bankruptcy or insolvency of, or other financial problems with respect to, any borrower or tenant that is, directly or through affiliation, associated with two or more of the mortgaged real properties securing the underlying mortgage loans could have an adverse effect on all of those properties and on the ability of those properties to produce sufficient cash flow to make required payments on the related mortgage loans in the trust. See "Risk Factors--Repayment of a Commercial or Multifamily
     Mortgage Loan Depends Upon the Performance and Value of the Underlying
     Real Property, Which May Decline Over Time, and the Related Borrower's
     Ability to Refinance the Property, of Which There Is No Assurance--Tenant
     Bankruptcy Adversely Affects Property Performance," "--Repayment of a
     Commercial or Multifamily Mortgage Loan Depends Upon the Performance and
     Value of the Underlying Real Property, Which May Decline Over Time, and
     the Related Borrower's Ability to Refinance the Property, of Which There
     Is No Assurance--Borrower Concentration Within a Trust Exposes Investors
     to Greater Risk of Default and Loss" and "--Repayment of a Commercial or
     Multifamily Mortgage Loan Depends Upon the Performance and Value of the
     Underlying Real Property, Which May Decline Over Time, and the Related
     Borrower's Ability to Refinance the Property, of Which There Is No
     Assurance--Borrower Bankruptcy Proceedings Can Delay and Impair Recovery
     on a Mortgage Loan Underlying Your Offered Certificates" in the
     accompanying prospectus.

   o Some of the Mortgaged Real Properties Are or May Be Encumbered by
     Additional Debt and the Ownership Interests in Some Borrowers Have Been or
     May Be Pledged to Secure Debt Which, in Either Case, May Reduce the Cash
     Flow Available to the Subject Mortgaged Real Property. Twelve (12)
     mortgage loans that we intend to include in the trust, which mortgage loans collectively represent 42.1% of the initial mortgage pool balance, are each part of a loan combination that includes one or more additional mortgage loans (not included in the trust) that are secured by the same mortgage instrument(s) encumbering the same mortgaged real property or properties, as applicable, as is the subject underlying mortgage loan. We provide a more detailed discussion of these loan combinations under
     "Description of the Mortgage Pool--Loan Combinations" in this prospectus supplement, and we have included a table under "Description of the
     Mortgage Pool--Loan Combinations--General" that identifies each underlying mortgage loan that is part of a loan combination.

     One or more co-lender or similar agreements have been executed and delivered with respect to each of the loan combinations referred to in the prior paragraph. However, some provisions contained in a related co-lender, intercreditor or similar agreement restricting a subordinate lender's actions may not be enforceable. If, in the event of the related borrower's bankruptcy, a court refuses to enforce certain restrictions against a subordinate lender, such as provisions whereby a subordinate lender has agreed not to take direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, or not to vote a second mortgagee's claim with respect to a bankruptcy proceeding, there could be resulting delays in the trustee's ability to recover with respect to the related borrower. See
     "Risk Factors--Certain Aspects of Subordination Agreements, Including
     Co-Lender Agreements Executed in Connection with Mortgage Loans Underlying
     Your Offered Certificates That Are Part of a Split Loan Structure, May be
     Unenforceable" in the accompanying prospectus.

     In addition, with respect to the Station Place I non-pooled note B trust loan, P&I advances will be made which, if deemed non-recoverable, will be reimbursed to the servicer first, from collections on the Station Place I non-pooled note B trust loan and then from the related underlying mortgage loan. Any such reimbursement from the related mortgage loan will reduce amounts distributable to holders of the series 2005-C7 certificates.

     With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus supplement as 200 Park Avenue, representing 11.9% of the initial mortgage pool balance, which is also one of the 12 underlying mortgage loans referred to in the second preceding paragraph, there exists a mezzanine loan that is secured by, in addition to a pledge of 100% of the equity ownership interests in the related borrower, a mortgage on

                                      S-69

     the 200 Park Avenue mortgaged real property, which may be recorded at any time by the 200 Park Avenue mezzanine loan lender, as further described under "Description of the Mortgage Pool--Significant Underlying Mortgage
     Loans--The 200 Park Avenue Loan--Mezzanine Financing" in this prospectus supplement.]

     With respect to the mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1900 Euclid
     Avenue, which mortgage loan represents 0.3% of the initial mortgage pool balance, the related borrower has incurred debt in the principal amount of
     $1,000,000 to Cleveland Civic Vision Housing Fund, L.L.C., an Ohio
     nonprofit corporation. According to the terms and conditions of the related intercreditor agreement, such debt is secured by the mortgaged real property, however, such debt is subject to and unconditionally subordinated at all times to the lien of the mortgage loan that is part of the mortgage pool described in this prospectus supplement.

     The existence of additional secured indebtedness may adversely affect the borrower's financial viability and/or the trust's security interest in the mortgaged real property. Any or all of the following may result from the existence of additional secured indebtedness on a mortgaged real property:

     1. refinancing the related underlying mortgage loan at maturity for the purpose of making any balloon payments may be more difficult;

     2. reduced cash flow could result in deferred maintenance at the particular real property;

     3. if the holder of the additional secured debt files for bankruptcy or is placed in involuntary receivership, foreclosing on the particular real property could be delayed; and

     4. if the mortgaged real property depreciates for whatever reason, the related borrower's equity is more likely to be extinguished, thereby eliminating the related borrower's incentive to continue making payments on its mortgage loan in the trust.

     In addition, with respect to each of seven (7) mortgage loans that we intend to include in the trust, which mortgage loans collectively represent 25.5% of the initial mortgage pool balance, the direct or indirect equity interests in the related borrower have been pledged to secure a related mezzanine or affiliate loan, in each case as described under "Description of the Mortgage Pool--Additional Loan and Property
     Information--Other Financing" in this prospectus supplement.

     Further, with respect to each of 24 mortgage loans that we intend to include in the trust, which mortgage loans collectively represent 40.8% of the initial mortgage pool balance, the equity holders of the borrower have a right to obtain mezzanine or affiliate financing, secured by a pledge of the direct or indirect ownership interests in the borrower, provided that the requirements set forth in the related loan documents are satisfied, as described under "Description of the Mortgage Pool--Additional Loan and
     Property Information--Other Financing" in this prospectus supplement.

     It is also possible that, in the case of some of the other mortgage loans that we intend to include in the trust, one or more of the principals of the related borrower may have incurred without our knowledge or may in the future also incur mezzanine or affiliate debt.

     Mezzanine debt is secured by the principal's direct ownership interest in the related borrower. Affiliate debt is secured by an entity's indirect ownership interest in the related borrower. While a mezzanine or affiliate debt lender has no security interest in or rights to the related mortgaged real properties, a default under the subject mezzanine or affiliate loan could cause a change in control of the related borrower. Mezzanine and/or affiliate financing reduces the subject principal's indirect equity in the subject mortgaged real property, and therefore may reduce its incentive to support such mortgaged real property.

     See "Description of the Mortgage Pool--Loan Combinations" and "--Additional
     Loan and Property Information-- Other Financing" in this prospectus supplement and "Risk Factors--Subordinate Debt Increases the Likelihood
     that a Borrower Will Default on a Mortgage Loan Underlying Your Offered
     Certificates" in the accompanying prospectus.

o    Certain Borrower Covenants May Affect That Borrower's Available Cash Flow.
     Borrower covenants with respect to payments for landlord improvements, tenant improvements and leasing commissions, required repairs, taxes and other matters may adversely affect a borrower's available cash flow and the failure to satisfy those obligations may result in a default under the subject lease.

                                      S-70

   o Some Borrowers Under the Underlying Mortgage Loans Will Not Be Special
     Purpose Entities. The business activities of the borrowers under the underlying mortgage loans with cut-off date principal balances below
     $5,000,000 are in many cases not limited to owning their respective mortgaged real properties. In addition, the business activities of borrowers under underlying mortgage loans with cut-off date principal balances above $5,000,000 may, in some cases, not be, or previously may not have been, limited to owning their respective mortgaged real properties. For example, with respect to one (1) underlying mortgage loan
     (which underlying mortgage loan has a cut-off date principal balance in excess of $5,000,000, is secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 99 High Street, and represents 7.7% of the initial mortgage pool balance), the related borrower is the Teachers Insurance and Annuity Association of America for
     the benefit of its separate real estate account, which is not a single purpose entity. While the related loan documents prohibit further encumbrance of the 99 High Street Mortgaged Property, such documents impose no restrictions on the related borrower's other business activities, on the transfer of beneficial interests in such borrower, or on such borrower's ability to incur other additional debt.

     In addition, with respect to one (1) underlying mortgage loan (which underlying mortgage loan has a cut-off date principal balance in excess of
     $5,000,000, is secured by the mortgaged real property identified on Annex
     A-1 to this prospectus supplement as NTSB Academy, and represents 0.7% of the initial mortgage pool balance), the related borrower is The George
     Washington University, which is not a single purpose entity. While the related loan documents prohibit further encumbrance of the NTSB mortgaged real property, they impose no restrictions on the related borrower's other business activities, on the transfer of beneficial interests in such borrower, or on such borrower's ability to incur other additional debt.

     With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Bethesda
     Towers, representing 3.6% of the initial mortgage pool balance, such mortgage loan is secured by an indemnity deed of trust. The grantor under the indemnity deed of trust and the guarantor under the payment guaranty therein is an entity formed on July 23, 1999 for the purpose of owning the related mortgaged real property. In order to avoid liability for applicable transfer taxes that would otherwise be due, the related borrower purchased 100% of the equity interests in the grantor on August
     17, 2005 rather than effectuate a transfer of the fee title to the related mortgaged real property itself. Therefore, such borrower is not a newly formed special purpose entity.

     Further, with respect to two underlying mortgage loans secured by the respective mortgaged real properties identified on Annex A-1 to this prospectus supplement as Mission Trace Shopping Center and Havana
     Exchange, respectively, representing 0.7% and 0.2%, respectively, of the initial mortgage pool balance, which underlying mortgage loans each have a cut-off date principal balance in excess of $5,000,000, the related borrowers are not newly formed special purpose entities and have previously owned other properties in addition to the related mortgaged real property.

     With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as LaPlata
     Plaza, representing 0.6% of the initial mortgage pool balance, which underlying mortgage loan has a cut-off date principal balance in excess of
     $5,000,000, an affiliate of the related borrower that pledged the related mortgaged real property to secure the underlying mortgage loan owns three unencumbered parcels of unimproved land adjacent to the related mortgaged real property. However, that affiliate is required to transfer those parcels to a third party no later than October 1, 2006 and to refrain from the development of the three unencumbered parcels prior to the required transfer.

     In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged real property, the borrower may be engaged in activities unrelated to the subject mortgaged real property and may incur indebtedness or suffer liabilities with respect to those activities. In addition, certain borrowers, although currently special purpose entities, may not have met the criteria of a special purpose entity in the past or may have engaged in activities unrelated to the subject mortgaged real property in the past. This could negatively impact the borrower's financial conditions and thus its ability to pay amounts due and owing under the subject underlying mortgage loan.
     Furthermore, borrowers that are not special purpose entities and thus are not structured to limit the possibility of becoming insolvent or bankrupt, may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because the borrowers may be (a)
     operating entities with business distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business,

                                      S-71

     or (b) individuals that have personal liabilities unrelated to the property. The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

     In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower's leasehold interest in the related mortgaged real property and the underlying fee interest in such property (in which case we reflect that the mortgage loan is secured by a mortgage on the related fee interest), the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

     Furthermore, any borrower, even a special purpose entity structured to be bankruptcy-remote, as an owner of real estate may be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or such corporate or individual general partner or managing member.

     Tenancies in Common May Hinder Recovery. Certain of the mortgage loans that we intend to include in the trust fund have borrowers that own the related mortgaged real properties as tenants-in-common. Under certain circumstances, a tenant-in-common can be forced to sell its property, including by a bankruptcy trustee, by one or more tenants-in-common seeking to partition the property and/or by a governmental lienholder in the event of unpaid taxes. Such a forced sale or action for partition of a mortgaged real property may occur during a market downturn and could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers and/or a substantial decrease in the amount recoverable upon the related mortgage loan. Additionally, mortgaged real properties owned by tenant-in-common borrowers may be characterized by inefficient property management, inability to raise capital, possible serial bankruptcy filings and the need to deal with multiple borrowers in the event of a default on the loan.
Each of the mortgaged real properties identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the Americas, Wachovia Place, American
Storage, AAA Friendly Storage, Lankershim Retail, Stock Building Supply,
Bayonne Mobile Home Park, Shops at Silver Creek and Beltline Regent Retail
Center, respectively, which secure mortgage loans that collectively represent
6.9% of the initial mortgage pool balance, are owned by tenant-in-common borrowers. In addition, the mortgaged real property identified on Annex A-1 to this prospectus supplement as The Terraces at University Place, securing 0.5%
of the initial mortgage pool balance, is expected, following the completion of a reverse 1031 exchange, to be owned by up to ten tenants-in-common. See
"Description of the Mortgage Pool--Additional Loan and Property Information
--Other Financing" in this prospectus supplement. Not all tenant-in-common borrowers for these mortgage loans are special purpose entities and some of those tenants-in-common are individuals.

     Changes in Mortgage Pool Composition Can Change the Nature of Your
Investment. In general, if you purchase any offered certificates that have a relatively longer weighted average life, or if you purchase class X-CP certificates, then you will be more exposed to risks associated with changes in concentrations of borrower, loan or property characteristics than are persons that own offered certificates with relatively shorter weighted average lives.
See "Risk Factors--Changes in Pool Composition Will Change the Nature of Your
Investment" in the accompanying prospectus.

     Lending on Income-Producing Real Properties Entails Environmental
Risks. The trust could become liable for a material adverse environmental condition at any of the mortgaged real properties securing the mortgage loans in the trust. Any potential environmental liability could reduce or delay payments on the offered certificates.

     With respect to each of the mortgaged real properties securing mortgage loans that we intend to include in the trust, except as otherwise discussed in the next paragraph, a third-party consultant conducted a Phase I environmental site assessment, updated a previously conducted Phase I environmental site assessment or, in the case of 19 mortgaged real properties, securing 1.8% of the initial mortgage pool balance, conducted a transaction screen. Except as provided in the following sentence, all of the environmental assessments, updates and transaction screens referred to in the first sentence of this paragraph were completed during the 12-month period ending on the cut-off date.
With respect to mortgaged real properties identified on Annex A-1 to this prospectus supplement as Courtyard by Marriott Portfolio, representing 7.4% of the initial mortgage pool balance, a third-party consultant conducted a Phase I environmental site assessment within approximately 13 months of the cut-off date.

     The above-described environmental assessments may have identified various adverse or potentially adverse environmental conditions at the respective mortgaged real properties. If the particular condition is significant, it could result in a claim for damages by any party injured by that condition.

                                      S-72

     In many cases, the environmental assessments described above identified the presence of asbestos-containing materials, lead-based paint, mold and/or radon. Where a material amount of asbestos-containing materials or lead-based paint was present above actionable levels, the environmental consultant generally recommended, and the related loan documents generally required--

     o    the continuation or the establishment of an operation and maintenance plan to address the issue, or

     o    the implementation of a remediation or mitigation program to address the issue;

provided that, in lieu of the actions contemplated by the preceding two bullets, an indemnity or a guaranty from an individual or an entity for, or an environmental insurance policy against, losses, costs and damages resulting from the required remediation or abatement of asbestos-containing materials and/or lead-based paint, may have been required to be delivered.

     In certain cases where the environmental consultant recommended that action be taken in respect of a materially adverse or potentially material adverse environmental condition at the related mortgaged real property, then:

     o    an environmental consultant investigated those conditions and recommended no further investigations or remediation; or

     o    a responsible third party was identified as being responsible for the remediation; or

     o    the related originator of the subject underlying mortgage loan generally required the related borrower to:

          (a)  to take investigative and/or remedial action; or

          (b)  to carry out an operation and maintenance plan or other specific remedial measures post-closing and/or to establish an escrow reserve in an amount generally equal to 125% of the estimated cost of obtaining that plan and/or the remediation; or

          (c)  to monitor the environmental condition and/or to carry out additional testing, in the manner and within the time frame specified in the related loan documents; or

          (d)  to obtain or seek a letter from the applicable regulatory authority stating that no further action was required; or

          (e)  to obtain environmental insurance (in the form of a secured creditor impaired property policy or other form of environmental insurance) or provide an indemnity from an individual or an entity.

     Some borrowers under the subject underlying mortgage loans may not have satisfied or may not satisfy all post-closing obligations required by the related loan documents with respect to environmental matters. There can be no assurance that recommended operations and maintenance plans have been implemented or will continue to be complied with.

     In some cases, the environmental consultant did not recommend that any action be taken by the related borrower with respect to a potential adverse environmental condition at a mortgaged real property because a responsible party, other than the related borrower, had been identified with respect to that condition. There can be no assurance, however, that such a responsible party will be willing or financially able to address the subject condition.

     In certain cases, the environmental assessments described above identified potential and, in some cases, serious environmental problems, at properties adjacent or otherwise near to the related mortgaged real properties. Such assessment generally indicated, however, that:

     o    the mortgaged real property had not been affected or had been minimally affected,

     o    the potential for the problem to affect the mortgaged real property was limited, or

     o    a person responsible for remediation had been identified.

     Where such problems posed a material adverse impact to a related mortgaged real property, the related borrower was generally required to monitor or further mitigate the environmental condition and/or to carry out additional testing, a responsible third party was identified, an indemnity was obtained, environmental insurance was obtained and/or some confirmation was sought that a responsible party was undertaking appropriate measures at the problem site.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as 200 Park Avenue, which mortgaged real property secures a mortgage loan representing 11.9% of the initial mortgage pool balance, the Phase I consultant observed the presence of above-ground storage tanks that require registration with the New York State Department of
Environmental Conservation. The Phase I consultant recommended registration of those storage tanks, at an estimated cost of $600, with the appropriate New
York State department.

                                      S-73

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Courtyard by Marriott -- Lincroft-Red Bank, which is one of the mortgaged real properties that secure the Courtyard by Marriott
Portfolio underlying mortgage loan representing 7.4% of the initial mortgage pool balance, the Phase I consultant recommended abandonment of three on-site groundwater monitoring wells in accordance with state and local regulations. No estimate of abandonment costs was provided. In addition, with respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Courtyard by Marriott -- Norwalk, Connecticut, also one of the Courtyard by
Marriott Portfolio mortgaged real properties, the Phase II consultant identified the presence of hydrocarbons in the soil at the related mortgaged real property. Based on historic use of the subject property as a gasoline station, as well as the concentration and nature of the hydrocarbons, the Phase
II consultant recommended further investigation of the subsurface conditions.
With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Courtyard by Marriott -- Portland Beaverton, also one of the Courtyard by Marriott Portfolio mortgaged real properties, a Phase I consultant reported that groundwater at an adjacent property is contaminated with trichloroethylene and additional contaminants that likely had minimally encroached on the subject property. Because the contamination is wholly attributed to an off-site release, and due to the fact that drinking water for the property is not obtained from on-site wells, the Phase I consultant recommended no further action.

     With respect to the nine (9) mortgaged real properties identified on Annex
A-1 to this prospectus supplement as Reckson Portfolio I, which mortgaged real properties secure a mortgage loan representing 5.1% of the initial mortgage pool balance, the following environmental considerations were identified. With respect to 225 High Ridge Road, according to the Phase I consultant, soil and groundwater contamination was identified at the property in connection with a heating oil underground storage tank, which was removed from the property in
1988 (prior to the construction of the current improvements), and the prior owner's use of chlorinated organic solvents for metalwork conducted at the property. According to the Phase I consultant, approximately 11,000 cubic yards of impacted soil was removed from the property by the former owner of the property, CBS Technologies. The consultant further indicated that CBS
Technologies conducted site investigations under a Consent Order entered into with the Connecticut Department of Environmental Protection in 1988, which
Consent Order names CBS Technologies as the responsible party with respect to these matters. In addition, according to the consultant, a groundwater recovery and treatment system was implemented in 1990 under the Consent Order, which is currently operated and maintained by CBS Technologies. According to the Phase I consultant, recent subsurface investigations conducted in 2005 identified that although a majority of the impacted soil was removed from the property, a small area is contaminated with extractable total petroleum hydrocarbons. The Phase I consultant recommended no further investigation at this time, but recommended that the former owner's environmental consultant be given access to the property to perform necessary testing and remediation in order to obtain regulatory closure with respect to the property. The borrower has obtained environmental insurance with respect to this matter. There can be no assurance that all contamination will be remedied, that CBS Technologies will continue to perform and pay for the required remediation work or that the environmental insurance policy will be sufficient to cover all necessary remediation or potential liability to the borrower with respect to this matter. With respect to 80 Grasslands Road, the Phase I consultant identified groundwater impacted by a concentration of volatile organic compounds. According to that consultant those concentrations should attenuate through natural bio-degradation and, further, the mortgaged real property is provided with a municipal supply of potable water not from on-site wells and a concrete foundation and asphalt paved parking area may protect the mortgaged real property from volatile organic compound vapors. According to the Phase I consultant, the New York
State Department of Environmental Conservation is not currently requiring any remediation or any further action, but there can be no assurance that it will not require action in the future or that it will issue a regulatory closure for the contamination incident. There can be no assurance that the volatile organic compound levels will attenuate. With respect to 35 Pinelawn Road, the mortgaged real property is listed as a New York Spill and a New York Historic Spills case due to a fire in October of 2000 that caused a leak of transformer oil.
According to the Phase I environmental consultant, cleanup activities were undertaken by the responsible party, Long Island Power Authority/Keyspan.
Further, the New York State DEC Conservation indicated that only soil and not groundwater was impacted, but there can be no assurance that it will issue a regulatory closure or that the spill will not have a significant negative environmental impact.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the Americas, which mortgaged real property secures a mortgage loan representing 4.8% of the initial mortgage pool balance, the Phase I consultant detected asbestos-containing materials in 12 bulk samples in pipe insulation. Abatement procedures are underway for the pipe insulation samples that were accessible.

     With respect to the three (3) mortgaged real properties identified on
Annex A-1 to this prospectus supplement as Reckson Portfolio II, which mortgaged real properties secure a mortgage loan representing 1.3% of the initial mortgage pool

                                      S-74

balance, the following environmental considerations were identified. With respect to 50 Marcus Drive, the Phase I report indicated that several leaching pools and drywells were remediated due to the presence of certain hazardous substances. According to the Phase I environmental consultant, remedial actions were taken according to an agreement with the New York State Department of
Environmental Conservation, in-place engineering controls were instituted to address vapor intrusion and indoor air monitoring was conducted. According to the Phase I environmental consultant, the New York State DEC indicated that certain tasks need to be completed before it will issue a final release letter and a closure of the site. There can be no assurance that the required tasks will be completed, that the New York State DEC will issue a closure and require no further action or that the groundwater quality will continue to improve.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Storage Deluxe, which mortgaged real property secures a mortgage loan representing 0.6% of the initial mortgage pool balance, a Phase I consultant reported that the related mortgaged real property has been impacted by chlorinated solvent discharges from a former leaking underground storage tank. Remedial work has been undertaken, and the Phase I consultant recommended continued groundwater monitoring until closure status is granted by the appropriate state agency. According to the Phase I consultant, the current owner maintains an environmental indemnification agreement with the prior owner.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Route 17 North -- Paramus, which mortgaged real property secures a mortgage loan representing 0.5% of the initial mortgage pool balance, a historical site review identified impacted groundwater at the mortgaged real property. Residual petroleum hydrocarbons, including benzene, chlorobenzene and tetrachloroethylene, in amounts exceeding the requirements of the New Jersey Department of Environmental Protection were detected during several Phase II site investigations. The site is restricted to commercial and industrial activity and is subject to certain use and activity limitations and use of groundwater is prohibited. According to the PhaseI environmental consultant, the New Jersey DEP acknowledged that off-site sources were likely responsible for the presence of benzene and tetrachloroethylene, but attributed the presence of chlorobenzene to previous operations at the mortgaged real property. To obtain a no further action letter, the New Jersey DEP required continued groundwater monitoring activities at the subject property until acceptable levels for certain hazardous substances are achieved on two consecutive testing periods. Although an environmental consultant hired by the previous owner of the mortgaged real property submitted a letter dated June 8,
2005 to the New Jersey DEP indicating that such levels were achieved, the New
Jersey DEP has not yet provided administrative closure with respect to the matter. The Phase I environmental assessment with respect to the mortgaged real property recommended that groundwater monitoring activities be continued until the New Jersey DEP issues an administrative closure and requires no further action. The amount of $163,798 was escrowed at closing to be disbursed to cover the costs and expenses of the borrower in procuring an AIG environmental policy with respect to this matter acceptable to the lender. There can be no assurance that the conditions for an administrative closure by the New Jersey DEP have been or will be met or that no further action will be required with respect to the mortgaged real property. In addition, there can be no assurance that the borrower will obtain an environmental insurance policy with respect to this matter or that such environmental insurance policy will provide coverage for any such environmental matters or will be in a sufficient amount to pay for all necessary remediation actions and potential liabilities.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Executive Lodge Apartments, which mortgaged real property secures a mortgage loan representing 0.3% of the initial mortgage pool balance, the Phase I consultant recommended quarterly radon sampling of units with elevated radon sampling results, at an estimated cost of $560 per sampling event.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as the Phoenix Building, which mortgaged real property secures a mortgage loan representing 0.2% of the initial mortgage pool balance, previous and ongoing subsurface investigations indicated elevated levels of petroleum based constituents and lead in the form of volatile organic compounds and other hazardous substances due to previous manufacturing operations at the site. The site is restricted to commercial and industrial activity and is subject to certain use and activity limitations and use of groundwater is prohibited. According to the Phase I environmental consultant, a voluntary cleanup program including groundwater monitoring is being completed by the previous owner who is obliged to take such action according to a consent order and an agreement with the Pennsylvania Department of Environmental
Protection. The related borrower hired an environmental consultant to estimate the cost of remediation and, based on such estimate, $150,000 was escrowed at closing for that purpose. Additionally, as a condition of closing, the related borrower was required to obtain an environmental insurance policy. The Phase I assessment recommended the continuation of the cleanup program until an administrative closure is reached. There can be no assurance that the voluntary cleanup will continue or be completed, that amounts escrowed are sufficient. In addition, there can be no assurance that the borrower will obtain an environmental insurance policy with respect to this

                                      S-75

matter or that such environmental insurance policy will provide coverage for any such environmental matters or will be in sufficient amount to pay for all necessary remediation actions and potential liabilities. or that the
Pennsylvania DEP will issue a closure of the site.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as The Shoppes at Hunt Club, which mortgaged real property secures a mortgage loan representing 0.2% of the initial mortgage pool balance, the Phase I environmental assessment identified potential environmental conditions due to the operation of a dry cleaning facility at the mortgaged real property. According to the Phase I environmental consultant, the dry cleaning facility was admitted to the Florida Dry Cleaning Program in 1998 due to a high concentration of dry cleaning solvents detected in a soil sample.
An subsequent assessment was performed in 2001 and no dry cleaning solvents were identified above regulatory action levels. Consequently, a Site
Rehabilitation Completion Order was issued by the Florida Department of
Environmental Protection on April 15, 2002, which indicated that no further assessment was required for the mortgaged real property. There can be no assurance that the Florida Department of Environmental Protection will not require further action in the future or that levels of dry cleaning solvents will continue to remain below regulatory action levels.

     With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Madison Garden Apartments, which mortgaged real property secures a mortgage loan representing 0.2% of the initial mortgage pool balance, the Phase I consultant recommended quarterly radon sampling of units with elevated radon sampling results, at an estimated cost of $560 per sampling event.

     A particular environmental assessment may not have conducted a review for all potentially adverse conditions. For example, an analysis for lead-based paint, lead in drinking water, mold, and/or radon was done only if the originating lender determined or the environmental consultant recommended that the use, age, location and condition of the subject property warranted that analysis. There can be no assurance that--

     o    the environmental assessments referred to above identified all material adverse environmental conditions and circumstances at the subject properties;

     o    the results of the environmental testing were accurately evaluated in all cases;

     o    the recommendation of the environmental consultant was, in the case of all identified problems, the appropriate action to take;

     o    the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by the related environmental consultant;

     o    the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks;

     o    any environmental insurance or indemnities will be sufficient or will cover the recommended remediation or other action; and/or

     o    any environmental escrows that may have been established will be sufficient to cover the recommended remediation or other action.

     See "Description of the Mortgage Pool--Assessments of Property
Condition--Environmental Assessments" in this prospectus supplement and "Risk
Factors--Environmental Liabilities Will Adversely Affect the Value and
Operation of the Contaminated Property and May Deter a Lender from Foreclosing"
and "Legal Aspects of Mortgage Loans--Environmental Considerations" in the
accompanying prospectus.

     Lending on Income-Producing Properties Entails Risks Related to Property
Condition. Engineering firms inspected substantially all of the mortgaged real properties during the 12-month period preceding the cut-off date, in order to assess--

     o    the structure, exterior walls, roofing, interior construction, mechanical and electrical systems, and

     o    the general condition of the site, buildings and other improvements located at each property.

     In some cases, the inspections identified, at origination of the related mortgage loan, conditions requiring escrows to be established for repairs or replacements or other work to be performed at the related mortgaged real property, in each case estimated to cost in excess of $100,000. In those cases, the originator generally required the related borrower or a sponsor of the borrower to fund reserves, or deliver letters of credit, guaranties or other instruments, to cover or partially cover these costs. There can be no assurance that, in any such case, the reserves established by the related borrower to cover the costs

                                      S-76

of required repairs, replacements or installations will be sufficient for their intended purpose or that the related borrowers will complete such repairs, replacements or installations which, in some cases, are necessary to maintain compliance with state or municipal regulations.

     Uninsured Loss; Sufficiency of Insurance. The borrowers under the mortgage loans that we intend to include in the trust are, with limited exception, required to maintain the insurance coverage described under "Description of the
Mortgage Pool--Additional Loan and Property Information--Property, Liability
and Other Insurance" in this prospectus supplement. Some types of losses, however, may be either uninsurable or not economically insurable, such as losses due to riots, acts of war or terrorism, certain nuclear, biological or chemical materials, floods or earthquakes. There is also a possibility of casualty losses on a mortgaged real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a mortgaged real property securing one of the underlying mortgage loans will be fully covered by insurance or that the related underlying mortgage loan will be fully repaid in the event of a casualty.

     Furthermore, various forms of insurance maintained with respect to any of the mortgaged real properties for the underlying mortgage loans, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in the trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in the trust. See "Risk Factors--Lack of Insurance Coverage Exposes a
Trust to Risk for Particular Special Hazard Losses" in the accompanying prospectus.

     Property Managers and Borrowers May Each Experience Conflicts of Interest
in Managing Multiple Properties. In the case of many of the mortgage loans that we intend to include in the trust fund, the related property managers and borrowers may experience conflicts of interest in the management and/or ownership of the related mortgaged real properties because:

     o    the mortgaged real properties may be managed by property managers that are affiliated with the related borrowers;

     o    the property managers also may manage additional properties, including properties that may compete with those mortgaged real properties; or

     o    affiliates of the property managers and/or the borrowers, or the property managers and/or the borrowers themselves, also may own other properties, including properties that may compete with those mortgaged real properties.

     There May be Restrictions on the Ability of a Borrower, a Lender or Any
Transferee Thereof to Terminate or Renegotiate Property Management Agreements
That are in Existence With Respect to Some of the Mortgaged Real Properties. In
the case of some of the mortgage loans that we intend to include in the trust, the property manager and/or the property management agreement in existence with respect to the related mortgaged real property cannot be terminated by the borrower or the lender, other than under the very limited circumstances set forth in that management agreement, and the terms of the property management agreement are not subject to negotiation. See, for example, "Description of the
Mortgage Pool--Significant Underlying Mortgage Loans--The Courtyard by Marriott
Portfolio Mortgage Loan--Management Agreement" in this prospectus supplement.
The terms of those property management agreements may provide for the granting of broad powers and discretion to the property manager with respect to the management and operation of the subject property including the right to set pricing or rates, hire and fire employees and manage revenues, operating accounts and reserves. In addition, the fees payable to a property manager pursuant to any property management agreement related to an underlying mortgage loan may be in excess of property management fees paid with respect to similar real properties for similar management responsibilities and may consist of a base fee plus an incentive fee (after expenses and a specified return to the property owner). Further, those property management agreements (including with respect to the identity of the property manager) may be binding on transferees of the mortgaged real property, including a lender as transferee that succeeds to the rights of the borrower through foreclosure or acceptance of a deed in lieu of foreclosure, and any transferee of such lender. In addition, certain property management agreements contain provisions restricting the owner of the related mortgaged real property from mortgaging, or refinancing mortgage debt on, its interest in such property and/or from selling the subject mortgaged real property to specified entities that might provide business competition to or taint the reputation of the subject business enterprise or the property manager and/or its affiliates, and may require any transferees of the subject mortgaged real property to execute a recognition or nondisturbance agreement binding such entity to the foregoing terms. These restrictions may restrict the liquidity of the related mortgaged real property.

     With Respect to Twelve Mortgage Loans (Including Seven (7) of the Fifteen
Largest Mortgage Loans) That We Intend to Include in the Trust, the Mortgaged
Real Property or Properties that Secure the Subject Mortgage Loan in the Trust
Also Secure

                                      S-77

One (1) or More Related Mortgage Loans That Are Not in the Trust; The Interests
of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your
Interests; The Series 2005-C7 Certificateholders May Have a Limited Ability to
Control the Servicing of the Subject Loan Combinations. Twelve (12) mortgage loans that we intend to include in the trust, which mortgage loans (a) are described under "Description of the Mortgage Pool--Loan Combinations" and/or
"--Significant Underlying Mortgage Loans" in this prospectus supplement and (b)
collectively represent 42.1% of the initial mortgage pool balance, are each part of a loan combination that includes one or more additional mortgage loans
(in all cases but one, not included in the trust) that are secured by the same mortgage instrument(s) encumbering the same mortgaged real property or properties, as applicable, as is the subject underlying mortgage loan. Pursuant to one or more co-lender or similar agreements, a holder of a particular non-trust mortgage loan or loan combination controlling party in a subject loan combination, or a group of holders of non-trust mortgage loans in a subject loan combination (acting together), may be granted various rights and powers that affect the underlying mortgage loan in that loan combination, including
(a) cure rights with respect to the underlying mortgage loan in that loan combination, (b) a purchase option with respect to the underlying mortgage loan in that loan combination, (c) the right to advise, direct and/or consult with the applicable servicer regarding various servicing matters, including certain modifications, affecting that loan combination, and/or (d) the right to replace the applicable special servicer (without cause). In some cases, those rights and powers may be assignable or may be exercised through a representative or designee. In connection with exercising any of the foregoing rights afforded to it, the holder of any of the non-trust mortgage loans or loan combination controlling party in any of the above-described loan combinations (or, if applicable, any representative, designee or assignee thereof with respect to the particular right) will likely not be an interested party with respect to the series 2005-C7 securitization, will have no obligation to consider the interests of, or the impact of exercising such rights on, the series 2005-C7 certificateholders and may have interests that conflict with your interests. If any such non-trust mortgage loan is included in a securitization, then the representative, designee or assignee exercising any of the rights of the holder of that non-trust mortgage loan may be a securityholder, an operating advisor, a controlling class representative or other comparable party or a servicer from that securitization. You should expect that a non-trust mortgage loan noteholder or loan combination controlling party or any party acting on behalf of or through a non-trust mortgage loan noteholder or loan combination controlling party will exercise its rights and powers to protect its own economic interests, and will not be liable to the series 2005-C7 certificateholders for so doing. See "Description of the Mortgage Pool--Loan
Combinations" in this prospectus supplement for a more detailed description, with respect to each loan combination, of the related co-lender arrangement and the priority of payments among the mortgage loans comprising that loan combination. Also, see "Servicing Under the Series 2005-C7 Pooling and
Servicing Agreement--The Series 2005-C7 Controlling Class Representative, the
Class CM Representative and the Serviced Non-Trust Loan Noteholders" and
"--Replacement of the Special Servicer" in this prospectus supplement for a more detailed description of certain of the foregoing rights of the respective non-trust mortgage loan noteholders or loan combination controlling party with respect to the loan combinations being serviced and administered under the series 2005-C7 pooling and servicing agreement.

     In addition, the following three (3) underlying mortgage loans are each being serviced and administered pursuant to the servicing agreement for the securitization of a non-trust mortgage loan that is part of the same loan combination as the subject underlying mortgage loan: (a) the 200 Park Avenue underlying mortgage loan, which is the largest mortgage loan that we intend to include in the trust and represents 11.9% of the initial mortgage pool balance, is being serviced pursuant to the pooling and servicing agreement relating to the LB-UBS Commercial Mortgage Trust 2005-C3, Commercial Mortgage Pass-Through
Certificates, Series 2005-C3, which is the governing document the securitization of the 200 Park Avenue note A1 non-trust mortgage loan; (b) the
Courtyard by Marriott Portfolio underlying mortgage loan, which is the third largest mortgage loan that we intend to include in the trust and represents
7.4% of the initial mortgage pool balance, is also being serviced pursuant to the series 2005-C3 pooling and servicing agreement referred to in clause (a)
above, which is also the governing document for the securitization of the
Courtyard by Marriott Portfolio note A1 non-trust mortgage loan; and (c) the
1166 Avenue of the Americas underlying mortgage loan, which is the fifth largest mortgage loan that we intend to include in the trust and represents
4.8% of the initial mortgage pool balance, is being serviced pursuant to the trust and servicing agreement relating to the 1166 Avenue of the Americas
Commercial Mortgage Trust II, Commercial Mortgage Pass-Through Certificates,
Series 2005-C6, which is the governing document for the securitization of the
1166 Avenue of the Americas non-trust mortgage loan. Each of the foregoing pooling and servicing/securitization agreements are similar but not identical to the series 2005-C7 pooling and servicing agreement. See "Servicing of the
200 Park Avenue Loan Combination and the Courtyard by Marriott Portfolio Loan
Combination" and "Servicing of the 1166 Avenue of the Americas Loan
Combination" in this prospectus supplement. In addition, the series 2005-C7 certificateholders will have limited ability to control the servicing of those underlying mortgage loans and the parties with control over the servicing of those underlying mortgage loans may have interests that conflict with your interests.

                                      S-78

     Conflicts of Interest May Exist in Connection with the Master Servicer and/or the Special Servicer. The master servicer, the special servicer or any of their respective affiliates may have interests when dealing with the underlying mortgage loans that are in conflict with those of holders of the offered certificates. These relationships may create conflicts of interest. If the special servicer, an affiliate thereof or any other related entity holds any of the series 2005-C7 non-offered certificates, it might seek to reduce the potential for losses on those non-offered certificates by deferring acceleration or other action with respect to a defaulted or specially serviced mortgage loan in the hope of maximizing future proceeds. That failure to take immediate action, however, might pose a greater risk to the trust and ultimately result in less proceeds to the trust than would be realized if earlier action had been taken. In general, the master servicer and the special servicer are required to service in accordance with a servicing standard that considers the series 2005-C7 certificateholders, as a collective whole, and no servicer is required to act in a manner more favorable to the offered certificates or any particular class of offered certificates than to the series
2005-C7 non-offered certificates.

     Furthermore, the master servicer and/or the special servicer may service, in the ordinary course of its business, existing and new mortgage loans or portfolios of mortgage loan for third parties that are similar to the mortgage loans that will be included in the trust. The real properties securing those other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged real properties securing the underlying mortgage loans.
Consequently, the performance by the master servicer and/or the special servicer of services with respect to the underlying mortgage loans and related mortgaged real properties at the same time as they are performing services on behalf of other persons with respect to other mortgage loans and competing properties, may pose inherent conflicts for such servicer.

     Conflicts of Interest May Exist in Connection with Certain Previous or
Existing Relationships of a Mortgage Loan Seller or an Affiliate Thereof to
Certain of the Underlying Mortgage Loans, Related Borrowers or Related
Mortgaged Real Properties. Certain of the underlying mortgage loans may have been refinancings of debt previously held by a mortgage loan seller or an affiliate of a mortgage loan seller, or a mortgage loan seller or its respective affiliates may have or have had equity investments in the borrowers or mortgaged real properties relating to certain of the mortgage loans included in the trust. A mortgage loan seller and its affiliates may have made and/or may make loans to, or equity investments in, or may otherwise have or have had business relationships with, affiliates of the borrowers under the mortgage loans in the trust. In addition, a mortgage loan seller and its affiliates may have made and/or may make loans to, or equity investments in, or may otherwise have or have had business relationships with, affiliates of the borrowers under the mortgage loans in the trust. Further, a mortgage loan seller and/or its affiliates may have had or may have (currently or at a future time) a managing or non-managing ownership interest in certain of the borrowers under the mortgage loans in the trust. See, for example, "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The 200 Park Avenue Mortgage
Loan--The Borrower and Sponsor" and "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The Seth Portfolio Mortgage
Loans--The Borrowers and Sponsor" in this prospectus supplement. With respect to the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Walgreens -- Dallas,
Walgreens -- Anderson and Eckerd -- Southern Pines, respectively, representing
0.2%, 0.2% and 0.2%, respectively, of the initial mortgage pool balance, the mortgage loan seller or an affiliate thereof is the owner of the related borrowers. Additional financial interests in, or other financial dealings with, a borrower or its affiliates under any of the mortgage loans in the trust may create conflicts of interest.

     Further, in the case of the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Seth Portfolio -- Sandstone Apartments and Seth Portfolio -- Bayou Park
Apartments, which mortgage loans represent 2.6% of the initial mortgage pool balance, the mezzanine lender is an affiliate of the majority indirect owner of the related borrower. In its capacity as mezzanine lender and in the exercise of its related rights under the intercreditor agreement, such as the right to cure borrower defaults under the underlying mortgage loan, the mezzanine lender may consider and act in the best interests of the borrower and those interests will likely conflict with the interests of the mortgage lender. See
"Description of the Mortgage Pool--Significant Underlying Mortgage Loans--Seth
Portfolio Mortgage Loans--The Borrower and the Sponsor" and "--Significant
Underlying Mortgage Loans--Seth Portfolio Mortgage Loans--Mezzanine Financing"
in this prospectus supplement.

     In the foregoing cases, the relationship of the mortgage loan seller or an affiliate to, or the ownership interest of the mortgage loan seller or an affiliate in, the borrower under any mortgage loan to be included in the trust or a borrower affiliate may have presented a conflict of interest in connection with the underwriting and origination of that underlying mortgage loan. There can be no assurance that there are not other underlying mortgage loans that involve the related mortgage loan seller or its affiliates in a manner similar to those described above.

     Limitations on Enforceability of Cross-Collateralization May Reduce Its
Benefits. The mortgage pool will include mortgage loans that are secured, including through cross-collateralization with other mortgage loans, by multiple mortgaged

                                      S-79

real properties. These mortgage loans are identified in the tables contained in
Annex A-1 to this prospectus supplement. The purpose of securing any particular mortgage loan or group of cross-collateralized mortgage loans with multiple real properties is to reduce the risk of default or ultimate loss as a result of an inability of any particular property to generate sufficient net operating income to pay debt service. However, some of these mortgage loans may permit--

     o    the release of one or more of the related mortgaged real properties from the related mortgage lien, and/or

     o    a full or partial termination of the applicable
          cross-collateralization,

in each case, upon the satisfaction of the conditions described under
"Description of the Mortgage Pool--Terms and Conditions of the Underlying
Mortgage Loans" and "--Cross Collateralized Mortgage Loans, Multi-Property
Mortgage Loans and Mortgage Loans With Affiliated Borrowers" in this prospectus supplement.

     In addition, in the case of the underlying mortgage loan secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Courtyard by Marriott Portfolio, which mortgage loan represents 7.4% of the initial mortgage pool balance, the related loan documents permit property substitutions, thereby changing the real property collateral, as described under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Courtyard by Marriott Portfolio Mortgage Loan--Substitutions,"
respectively, in this prospectus supplement.

     If the borrower under any mortgage loan that is cross-collateralized with the mortgage loans of other borrowers were to become a debtor in a bankruptcy case, the creditors of that borrower or the representative of that borrower's bankruptcy estate could challenge that borrower's pledging of the underlying mortgaged real property as a fraudulent conveyance. See "Risk Factors--Some
Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be
Challenged as Being Unenforceable--Cross-Collateralization Arrangements" in the
accompanying prospectus.

     In addition, when multiple real properties secure an individual mortgage loan or group of cross-collateralized mortgage loans, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of that individual mortgage loan or group of cross-collateralized mortgage loans, generally to avoid recording tax. This mortgage amount may equal the appraised value or allocated loan amount for the mortgaged real property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan or group of cross-collateralized mortgage loans.

     Limited Information Causes Uncertainty. Some of the mortgage loans that we intend to include in the trust are loans that were made to enable the related borrower to acquire the related mortgaged real property. Accordingly, for certain of these loans limited or no historical operating information is available with respect to the related mortgaged real properties. As a result, you may find it difficult to analyze the historical performance of those properties.

     Tax and Other Considerations Related to Foreclosure May Adversely Affect
Distributions on the Series 2005-C7 Certificates. If the trust were to acquire an underlying real property through foreclosure or similar action, the special servicer may be required to retain an independent contractor to operate and manage the property. Any net income from that operation and management, other than qualifying rents from real property within the meaning of section 856(d)
of the Internal Revenue Code of 1986, as amended, as well as any rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of building involved, will subject the trust to federal, and possibly state or local, tax as described under "Federal Income Tax Consequences--REMICs--Prohibited Transactions Tax and
Other Taxes" in the accompanying prospectus. The risk of taxation being imposed on income derived from the operation of foreclosed real property is particularly present in the case of hospitality properties. Those taxes, and the cost of retaining an independent contractor, would reduce net proceeds available for distribution with respect to the series 2005-C7 certificates.

     In addition, in connection with the trust's acquisition of an underlying real property, through foreclosure or similar action, and/or its liquidation of such property, the trust may in certain jurisdictions, particularly in New York and California, be required to pay state or local transfer or excise taxes.
Such state or local taxes may reduce net proceeds available for distribution to the series 2005-C7 certificates.

     Investors May Want to Consider Prior Bankruptcies. We are aware of one (1)
mortgage loan that we intend to include in the trust, representing 0.2% of the initial mortgage pool balance, where the related borrower, a controlling principal in the related borrower or a guarantor has been a party to prior bankruptcy proceedings within the last 10 years. However, there is no assurance that principals or affiliates of other borrowers have not been a party to bankruptcy proceedings. See "Risk Factors--Borrower Bankruptcy Proceedings Can
Delay and Impair Recovery on a Mortgage Loan Underlying Your Offered
Certificates" in the accompanying prospectus.

                                      S-80

     In addition, certain tenants at some of the underlying mortgaged real properties are a party to a bankruptcy proceeding. Other tenants may, in the future, be a party to a bankruptcy proceeding.

     Litigation May Adversely Affect Property Performance. There may be pending or threatened legal proceedings against the borrowers and/or guarantors under the underlying mortgage loans, the managers of the related mortgaged real properties and their respective affiliates, arising out of the ordinary business of those borrowers, managers and affiliates. We cannot assure you that litigation will not have a material adverse effect on your investment.

     With respect to the to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the Americas, representing 4.8% of the initial mortgage pool balance, there are pending legal proceedings against the Marsh & McLennan
Companies, Inc., the sponsor, and its affiliates. On January 30, 2005, the sponsor and Marsh Inc. entered into an agreement with the New York State
Attorney General and the New York State Insurance Department to settle a New
York State Attorney General lawsuit and a New York State Insurance Department citation, claiming various instances of fraud, antitrust violations and unjust enrichment relating primarily to Marsh Inc.'s broker compensation arrangements.
Pursuant to a settlement agreement, Marsh Inc. agreed to establish a fund of
$850 million, payable over four years, for eligible Marsh Inc. policyholder clients. In 2004, Marsh Inc. recorded a charge for the full amount of this fund and on June 1, 2005 it made its first payment into the fund, in the amount of
$255 million. Clients eligible to receive a distribution from the fund had until September 20, 2005 to request a distribution. In addition, on September
21, 2005, over 30 state insurance regulators working collaboratively through the National Association of Insurance Commissioners announced a National
Association of Insurance Commissioners settlement agreement, a multi-state regulatory settlement with the sponsor. The National Association of Insurance
Commissioners settlement agreement is designed to see that the extensive compensation and disclosure reforms are implemented, and adopts the settlement agreement. While the settlement agreement is binding on certain of Marsh Inc.'s policyholder clients, it does not resolve any investigation, proceeding or action commenced against any former or current employees of Marsh Inc., the sponsor or its affiliates. Since the filing of the New York State Attorney
General lawsuit, eight former Marsh Inc. employees have pled guilty to criminal charges relating to the matters under investigation. The New York State
Attorney General has stated that additional charges and guilty pleas involving
Marsh Inc. personnel and others are imminent. Marsh Inc. currently faces no criminal sanctions. Notwithstanding the settlement agreement and the National
Association of Insurance Commissioners settlement agreement, numerous other lawsuits have been commenced against Marsh Inc., the sponsor and one or more of their subsidiaries, as well as their current and former directors and officers, relating to matters alleged in the New York State Attorney General lawsuit.
There can be no assurance that additional lawsuits will not be commenced against the sponsor or its affiliates. These ongoing and potential future lawsuits against the sponsor and its affiliates may result in additional costs to the sponsor and may have a material adverse effect on its business, financial condition and results of operations. The resulting effect of these proceedings could adversely affect the amount and timing of payments on the mortgage loans and consequently, the amount and timing of distributions to the series 2005-C7 certificateholders. The sponsor and its affiliates lease 100% of the 1166 Avenue of the Americas mortgaged real property.

     Risks Relating to the Characterization of the Primary Lease and the
Sponsor Lease at the 1166 Avenue of the Americas Mortgaged Real Property. For
example, with respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the Americas, which secures a mortgage loan representing 4.8% of the initial mortgage pool balance, the related mortgaged real property is subject to primary leases and a sponsor lease, as described under "Description of the Mortgage Pool--Significant
Underlying Mortgage Loans--The 1166 Avenue of the Americas Mortgage Loan--The
Primary Leases and the Sponsor Lease" in this prospectus supplement. The rights of the series 2005-C7 certificateholders may be adversely affected in the event that bankruptcy proceedings are commenced by or against the related borrower, any primary lease tenant or the related sponsor. A bankruptcy court could hold that all or any of such primary leases or the sponsor lease is a financing transaction between a related borrower and the applicable tenant, rather than a
"true lease". In such instance, the applicable borrower could be characterized as a lender to the applicable tenant, which would in turn be characterized as the owner of the applicable premises. As such the leased premises would be deemed property of such tenant's bankruptcy estate and subject to, among other things, the automatic stay. There can be no assurance that the bankruptcy court would characterize the primary leases or the sponsor lease as a "true lease".
Affirmative title insurance coverage was obtained to insure the lien of the mortgaged property even if any or all of the primary leases or the sponsor lease is characterized as a financing transaction. Furthermore, if a bankruptcy court were to hold that any primary lease or the sponsor lease is a financing transaction, the applicable borrower or related borrowers should be viewed as a perfected secured lender, assuming all appropriate security filings were made.
The sponsor has informed the originator that it intends to treat the primary leases but not the sponsor lease as financing leases not subject to New York
City commercial rent tax. Secured lenders are subject to numerous statutory provisions which may interfere with or delay their ability to obtain

                                      S-81

payment of a loan. In the event of a bankruptcy filing by or against any primary lease tenant or the sponsor where the bankruptcy court were to hold that the lease is a "true lease" of real property, the primary lease tenants and/or the sponsor, as applicable, as debtor-in-possession, or a trustee, would have the option to "assume" or "reject" the lease to which they are a party. If it elects to assume the lease, it must cure all defaults under the lease and provide adequate assurance of its future performance thereunder. If it elects to reject the lease, such a rejection is deemed a breach of the lease immediately before the date of the filing of the bankruptcy petition, and the primary lease tenants and/or the sponsor, as applicable would not be obligated to continue to perform thereunder. The related borrowers' claim for damages pursuant to the lease would be treated as a general unsecured claim, which may result in recoveries materially less than the amount of the claim. Regardless of how a bankruptcy court would characterize any primary lease or the sponsor lease, the amount of recovery on any claims against any primary tenant or the sponsor under the applicable lease, and the amount of time that would pass between the commencement of the applicable primary lease tenant's or the sponsor's bankruptcy case and the receipt of such recovery, also cannot be predicted.

     Future Terrorist Attacks and Military Actions May Adversely Affect the
Value of the Offered Certificates and Payments on the Underlying Mortgage
Loans. It is impossible to predict whether, or the extent to which, future terrorist activities may occur in the United States or with respect to U.S.
interests around the world. It is uncertain what effects any future terrorist activities in the United States or abroad and/or any consequent actions on the part of the United States Government and others, including military action, will have on: (a) U.S. and world financial markets; (b) local, regional and national economies; (c) real estate markets across the U.S.; (d) particular business segments, including those that are important to the performance of the mortgaged real properties that secure the underlying mortgage loans; and/or (e)
insurance costs and the availability of insurance coverage for terrorist acts in the future. Any such negative financial impact could adversely affect the cash flow at the related mortgaged real properties and ultimately the ability of borrowers to pay interest and/or principal on the underlying mortgage loans.
Among other things, reduced investor confidence could result in substantial volatility in securities markets and a decline in real estate-related investments. In addition, reduced consumer confidence, as well as a heightened concern for personal safety, could result in a material decline in personal spending and travel.

     As a result of the foregoing, defaults on commercial real estate loans could increase; and, regardless of the performance of the underlying mortgage loans, the liquidity and market value of the offered certificates may be impaired. See "Risk Factors--Lack of Liquidity Will Impair Your Ability to Sell
Your Offered Certificates and May Have an Adverse Effect on the Market Value of
Your Offered Certificates," "--The Market Value of Your Offered Certificates
May Be Adversely Affected by Factors Unrelated to the Performance of Your
Offered Certificates and the Underlying Mortgage Assets, Such as Fluctuations
in Interest Rates and the Supply and Demand of CMBS Generally" and "--Repayment
of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and
Value of the Underlying Real Property, Which May Decline Over Time, and the
Related Borrower's Ability to Refinance the Property, of Which There Is No
Assurance" in the accompanying prospectus.

              CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT

     From time to time we use capitalized terms in this prospectus supplement, including in Annexes A-1, A-2, A-3, A-4, A-5, A-6 and B to this prospectus supplement. In cases where a particular capitalized term is frequently used, it will have the meaning assigned to it in the glossary attached to this prospectus supplement.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus include the words "expects," "intends," "anticipates," "estimates" and similar words and expressions. These words and expressions are intended to identify forward-looking statements. Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated. These risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering.
The forward-looking statements made in this prospectus supplement are accurate as of the date stated on the cover of this prospectus supplement. We have no obligation to update or revise any forward-looking statement.

                                      S-82

                        DESCRIPTION OF THE MORTGAGE POOL

GENERAL

     We intend to include the one-hundred forty-three (143) mortgage loans identified on Annex A-1 to this prospectus supplement in the trust. The mortgage pool consisting of those loans will have an Initial Mortgage Pool
Balance (as described below) of $2,405,883,075. However, the actual Initial
Mortgage Pool Balance may be as much as 5.0% smaller or larger than that amount if any of those mortgage loans are removed from the mortgage pool or any other mortgage loans are added to the mortgage pool. See "--Changes in Mortgage Pool
Characteristics" below.

     For purposes of allocating payments on certain classes of the offered certificates, the mortgage pool will be divided into a "Loan Group No. 1" and a
"Loan Group No. 2." "Loan Group No. 1" will consist of all of the mortgage loans backing the series 2005-C7 certificates that are secured by property types other than multifamily and mobile home park, together with the underlying mortgage loans secured by the Loan Group No. 1 Multifamily Properties identified in the glossary to this prospectus supplement. Loan Group No. 1 will consist of one-hundred seventeen (117) mortgage loans, with an Initial Loan
Group No. 1 Balance of $2,221,197,964, representing approximately 92.3% of the
Initial Mortgage Pool Balance. "Loan Group No. 2" will consist of all of the mortgage loans backing the series 2005-C7 certificates that are secured by multifamily and mobile home park properties (other than the Loan Group No. 1
Multifamily Properties identified in the glossary to this prospectus supplement). Loan Group No. 2 will consist of twenty-six (26) mortgage loans, with an Initial Loan Group No. 2 Balance of $184,685,111, representing approximately 7.7% of the Initial Mortgage Pool Balance. See Annex B--Certain
Information Regarding Multifamily Properties.

     The Initial Mortgage Pool Balance will equal the total cut-off date principal balance of all the mortgage loans included in the trust (exclusive, in the case of the Cherryvale Mall Mortgage Loan, of the initial Allocated
Principal Balance of the Cherryvale Mall Non-Pooled Portion), the Initial Loan
Group No. 1 Balance will equal the total cut-off date principal balance of the mortgage loans in Loan Group No. 1 (exclusive of the Cherryvale Mall Non-Pooled
Portion), and the Initial Loan Group No. 2 Balance will equal the total cut-off date principal balance of the mortgage loans in Loan Group No. 2.

     The cut-off date principal balance of any mortgage loan is equal to its unpaid principal balance as of the cut-off date, after application of all monthly debt service payments due with respect to the mortgage loan on or before that date, whether or not those payments were received. The cut-off date principal balance of each mortgage loan that we intend to include in the trust
(exclusive, in the case of the Cherryvale Mall Mortgage Loan, of the initial
Allocated Principal Balance of the Cherryvale Mall Non-Pooled Portion) is shown on Annex A-1 to this prospectus supplement. Those cut-off date principal balances range from $1,298,556 to $285,131,898, and the average of those cut-off date principal balances is $16,824,357.

     Except in the case of five (5) underlying mortgage loans, collectively representing 1.3% of the Initial Mortgage Pool Balance, each of the mortgage loans that we intend to include in the trust was originated by the related mortgage loan seller, by an affiliate of the related mortgage loan seller or by a correspondent in the related mortgage loan seller's or one of its affiliates'
conduit lending program.

     The Lehman Mortgage Loan Seller is our affiliate and an affiliate of
Lehman Brothers Inc. The UBS Mortgage Loan Seller is an affiliate of UBS
Securities LLC.

     Each of the mortgage loans that we intend to include in the trust is an obligation of the related borrower to repay a specified sum with interest. Each of those mortgage loans is evidenced by one or more promissory notes and secured by a mortgage, deed of trust or other similar security instrument that creates a mortgage lien on the fee and/or leasehold interest of the related borrower or another party in one or more commercial or multifamily real properties. That mortgage lien will, in all cases, be a first priority lien, subject only to Permitted Encumbrances.

     You should consider each of the underlying mortgage loans to be a nonrecourse obligation of the related borrower. You should anticipate that, in the event of a payment default by the related borrower, recourse will be limited to the corresponding mortgaged real property or properties for satisfaction of that borrower's obligations. In those cases where recourse to a borrower or guarantor is permitted under the related loan documents, we have not undertaken an evaluation of the financial condition of any of these persons. None of the underlying mortgage loans will be insured or guaranteed by any governmental agency or instrumentality or by any private mortgage insurer.

     It has been confirmed to us by S&P and Fitch that eight (8) of the mortgage loans that we intend to include in the trust, representing 36.3% of the Initial Mortgage Pool Balance, each has, in the context of its inclusion in the trust, credit characteristics consistent with investment grade-rated obligations.

                                      S-83

     The Station Place I Mortgage Loan, representing 1.7% of the Initial
Mortgage Pool Balance, is part of a Loan Combination comprised of the Station
Place I Mortgage Loan, the Station Place I Note A2 Non-Trust Loan, and the
Station Place I Non-Pooled Note B Trust Loan, which is a subordinate mortgage loan that will be included in the trust fund but will not be pooled with the underlying mortgage loans. That Station Place I Non-Pooled Note B Trust Loan will, for all purposes of this prospectus supplement, be treated as a separate mortgage loan that is outside the trust and, accordingly, not an underlying mortgage loan and not part of the mortgage pool or any loan group. Unless clearly indicated otherwise, all numerical and statistical information in this prospectus supplement is presented without regard to the Station Place I
Non-Pooled Note B Trust Loan.

     We provide in this prospectus supplement a variety of information regarding the mortgage loans that we intend to include in the trust. When reviewing this information, please note that--

     o    All numerical information provided with respect to the mortgage loans is provided on an approximate basis.

     o    All weighted average information provided with respect to the mortgage loans reflects a weighting by their respective cut-off date principal balances (or, in the case of the Cherryvale Mall Mortgage Loan, unless the context clearly indicates otherwise, the initial Allocated
          Principal Balance of the Cherryvale Mall Pooled Portion).

     o    If a mortgage loan is secured by multiple mortgaged real properties located in more than one state or representing more than one property type, a portion of that mortgage loan has been allocated to each of those properties.

     o    When information with respect to mortgaged real properties is expressed as a percentage of the Initial Mortgage Pool Balance, the
          Initial Loan Group No. 1 Balance or the Initial Loan Group No. 2
          Balance, the percentages are based upon the cut-off date principal balances of the related mortgage loans or allocated portions of those balances (or, in the case of the Cherryvale Mall Mortgage Loan, unless the context clearly indicates otherwise, the initial Allocated
          Principal Balance of the Cherryvale Mall Pooled Portion).

     o    The general characteristics of the entire mortgage pool backing the offered certificates are not necessarily representative of the general characteristics of either Loan Group No. 1 or Loan Group No. 2. The yield and risk of loss on any class of offered certificates may depend on, among other things, the composition of each of Loan Group No. 1 and Loan Group No. 2. The general characteristics of each such loan group should also be analyzed when making an investment decision.

     o    Sixteen (16) mortgage loans that we intend to include in the trust, representing 15.3% of the Initial Mortgage Pool Balance, have not closed as of the date of the preparation of this prospectus supplement and therefore certain mortgage loan characteristics included in this prospectus supplement for those mortgage loans, including the interest rates thereof, have been estimated. As a result, certain statistical information in this prospectus supplement may change if those mortgage loans bear a different interest rate than anticipated.

THE POOLED AND NON-POOLED PORTIONS OF THE CHERRYVALE MALL MORTGAGE LOAN

     General. For purposes of distributions on the series 2005-C7 certificates, the Cherryvale Mall Mortgage Loan will be treated as if it consists of two portions, which we refer to as the Cherryvale Mall Pooled Portion and the
Cherryvale Mall Non-Pooled Portion, respectively. The Cherryvale Mall Pooled
Portion consists of $84,000,000 of the entire cut-off date principal balance of the Cherryvale Mall Mortgage Loan, and the Cherryvale Mall Non-Pooled Portion
consists of the remaining $10,000,000 of the cut-off date principal balance of the Cherryvale Mall Mortgage Loan. The Class CM Principal Balance Certificates
represent beneficial ownership of the Cherryvale Mall Non-Pooled Portion, and the holders of those certificates will be entitled to collections of principal and interest on the Cherryvale Mall Mortgage Loan that are allocable to the
Cherryvale Mall Non-Pooled Portion. The holders of the offered certificates and certain non-offered classes of the series 2005-C7 certificates will be entitled to receive collections of principal and interest on the Cherryvale Mall
Mortgage Loan that are allocable to the Cherryvale Mall Pooled Portion. Each of the Cherryvale Mall Pooled Portion and the Cherryvale Mall Non-Pooled Portion
will be deemed to accrue interest at the same rate and on the same terms as the
Cherryvale Mall Mortgage Loan. As and to the extent described under "--The
Pooled and Non-Pooled Portions of the Cherryvale Mall Mortgage Loan--Allocation
of Payments" below, the rights of the holders of the Class CM Principal Balance
Certificates to receive payments of principal and interest to which they are entitled with respect to the Cherryvale Mall Mortgage Loan will be subordinated to the rights of the holders of the offered certificates and certain non-offered classes of the series 2005-C7 certificates to receive payments of principal and interest to which they are entitled with respect to the
Cherryvale Mall Mortgage Loan.

     Allocation of Payments. On or prior to each distribution date, amounts received during the related collection period with respect to the Cherryvale
Mall Mortgage Loan, together with any amounts advanced with respect to the
Cherryvale Mall

                                      S-84

Mortgage Loan, and exclusive of amounts payable and/or reimbursable to the master servicer, the special servicer, the trustee and/or the fiscal agent with respect to the Cherryvale Mall Mortgage Loan under the series 2005-C7 pooling and servicing agreement, will be applied as follows:

     o    first, for inclusion in the Standard Available P&I Funds, as interest accrued with respect to the Cherryvale Mall Pooled Portion, accrued
          (on a 30/360 Basis) at the applicable Net Mortgage Pass-Through Rate from time to time, on the Allocated Principal Balance of the
          Cherryvale Mall Pooled Portion, through but not including the then-most recent due date for the Cherryvale Mall Mortgage Loan, to the extent not previously received or advanced;

     o    second, for inclusion in the Standard Available P&I Funds, as principal on the Cherryvale Mall Pooled Portion in an amount equal to the lesser of (1) the Allocated Principal Balance of the Cherryvale
          Mall Pooled Portion immediately prior to the subject distribution date and (2) the entire portion of the Total Principal Payment Amount for the subject distribution date that is allocable to the Cherryvale Mall
          Mortgage Loan;

     o    third, for inclusion in the Standard Available P&I Funds, as a reimbursement with respect to the Cherryvale Mall Pooled Portion for any Realized Losses and/or Additional Trust Fund Expenses incurred with respect to the Cherryvale Mall Mortgage Loan that were not otherwise borne by the holders of the Class CM Principal Balance
          Certificates and that have not been previously reimbursed;

     o    fourth, for inclusion in the Class CM Available P&I Funds, as interest with respect to the Cherryvale Mall Non-Pooled Portion, accrued (on a
          30/360 Basis) at the applicable Net Mortgage Pass-Through Rate from time to time, on the Allocated Principal Balance of the Cherryvale
          Mall Non-Pooled Portion, through but not including the then-most recent due date for the Cherryvale Mall Mortgage Loan, to the extent not previously received or advanced;

     o    fifth, for inclusion in the Class CM Available P&I Funds, as principal of the Cherryvale Mall Non-Pooled Portion in an amount equal to the lesser of (1) the Allocated Principal Balance of the Cherryvale Mall
          Non-Pooled Portion immediately prior to the subject distribution date and (2) the excess, if any, of (a) the entire portion of the Total
          Principal Payment Amount for the subject distribution date that is allocable to the Cherryvale Mall Mortgage Loan, over (b) the payments of principal to be made with respect to the Cherryvale Mall Pooled
          Portion on that distribution date in accordance with clause second above;

     o    sixth, for inclusion in the Class CM Available P&I Funds, as a reimbursement with respect to the Cherryvale Mall Non-Pooled Portion for any Realized Losses and/or Additional Trust Fund Expenses incurred with respect to the Cherryvale Mall Mortgage Loan that were borne by the holders of the Class CM Principal Balance Certificates and that have not been previously reimbursed; and

     o    seventh, to reimburse the Class CM Representative for any outstanding cure payments made with respect to the Cherryvale Mall Mortgage Loan.

CROSS-COLLATERALIZED MORTGAGE LOANS, MULTI-PROPERTY MORTGAGE LOANS AND MORTGAGE
  LOANS WITH AFFILIATED BORROWERS

     The mortgage pool will include seventeen (17) mortgage loans, collectively representing 19.0% of the Initial Mortgage Pool Balance, that are, in each case, individually or through cross-collateralization with other underlying mortgage loans, secured by two or more real properties. However, the amount of the mortgage lien encumbering any particular one of those properties may be less than the full amount of the related mortgage loan or group of cross-collateralized mortgage loans, generally to minimize the amount of mortgage recording tax due in connection with the transaction. The mortgage amount may equal the appraised value or allocated loan amount for the particular real property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other mortgaged real properties securing the same mortgage loan or group of cross-collateralized mortgage loans.

                                      S-85

     The table below identifies, by name of the loan or loan group set forth on
Annex A-1 to this prospectus supplement, each individual multi-property mortgage loan and/or group of cross-collateralized mortgage loans that represents at least 1.0% of the Initial Mortgage Pool Balance.

                                                                                                        % OF INITIAL
                                                                                           NUMBER OF       MORTGAGE
                               PROPERTY/PORTFOLIO NAMES                                   PROPERTIES     POOL BALANCE
-------------------------------------------------------------------------------------    ------------   -------------

1.   Courtyard by Marriott Portfolio ................................................        64              7.4%
2.   Reckson Portfolio I ............................................................         9              5.1%
3.   Seth Portfolio -- Bayou Park Apartments and Seth Portfolio -- Sandstone Apartments       2              2.6%
4.   Reckson Portfolio II ...........................................................         3              1.3%

     The following table identifies the various separate groups of mortgaged real properties that are under common ownership and/or control, that are not reflected in the prior table and that represent at least 1.0% of the Initial
Mortgage Pool Balance.

                                                                                                     % OF INITIAL
                                                                                       NUMBER OF       MORTGAGE
                             PROPERTY/PORTFOLIO NAMES                                 PROPERTIES     POOL BALANCE
----------------------------------------------------------------------------------   ------------   -------------

1.   Mathilda Research Centre and 200 Park Avenue ................................        2              16.4%
2.   Allen Central Market, Murphy Crossing, Gleneagles and The Terraces at
     University Place ...,,.......................................................        4               1.9%
3.   Page Plaza, Edgecombe Square, Lilburn Corners, LaPlata Plaza, Gleneagles
     Court Shopping Center and Jackson Village ...................................        6               1.9%
4.   East Hampton Village and Bunker Hill/Valley Forge ...........................        2               1.6%
5.   Fleming, Highland and Eastway Apartments, Prestige Mobile Home Park, Oak
     Orchard Mobile Home Park and Northrup Mobile Home Park.......................        6               1.1%
6.   Westminster Apartments, The Orchard and Harmony Pointe ......................        3               1.1%
7.   Lanier Commons Shopping Center and Shops at Sea Island ......................        2               1.1%
8.   Chesterfield Commons East and Grand Mesa Pad Sites ..........................        2               1.0%
9.   Havana Exchange and Mission Trace Shopping Center ...........................        2               1.0%

     Each group of cross-collateralized mortgage loans, and each individual multi-property mortgage loan, that we intend to include in the trust entitles the related borrower(s) to a release of one or more of the corresponding mortgaged real properties through full or, in some such cases, partial defeasance. Three (3) groups of cross-collateralized mortgage loans, collectively representing 4.0% of the Initial Mortgage Pool Balance, and four
(4) multi-property mortage loans, collectively representing 13.0% of the
Initial Mortgage Pool Balance, that we intend to include in the trust, entitle the related borrower(s) to a release of one or more or the corresponding mortgaged real properties through only partial defeasance. The partial defeasance of a group of cross-collateralized mortgage loans or any individual multi-property loan would result in the defeased and undefeased portions of the subject aggregate debt ceasing to be cross-collateralized. See "--Terms and
Conditions of the Underlying Mortgage Loans--Defeasance Loans" below.

     In the case of the Courtyard by Marriott Portfolio Mortgage Loan, which mortgage loan represents 7.4% of the Initial Mortgage Pool Balance, the
Courtyard by Marriott Portfolio Borrower may obtain the release from the lien of the related mortgage of certain specified Courtyard by Marriott Portfolio
Mortgaged Properties, provided that various conditions are satisfied, as set forth under "--Significant Underlying Mortgage Loans--The Courtyard by Marriott
Portfolio Mortgage Loan--Releases" in this prospectus supplement. Further, the
Courtyard by Marriott Portfolio Mortgage Loan permits property substitutions, thereby changing the real property collateral, as described under
"--Significant Underlying Mortgage Loans--The Courtyard by Marriott Portfolio
Mortgage Loan--Substitutions" in this prospectus supplement.

     In addition, the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Jackson
Village is also secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Gleneagles Court Shopping Center, but the
Gleneagles Court Shopping Center underlying mortgage loan is not secured by the
Jackson Village mortgage real property. The Jackson Village mortgage loan will cease to be secured by the Gleneagles Court Shopping Center mortgaged real property and the one-way cross-collateralization will terminate upon the satisfaction of certain tenant related conditions. Both of these mortgage loans are included among the 17 mortgage loans referred to in the first paragraph of this "--Cross-Collateralized Mortgage Loans, Multi-Property Mortgage Loans and
Mortgage Loans with Affiliated Borrowers" section. Further, the Jackson Village underlying mortgage

                                      S-86

loan may be defeased or prepaid without the defeasance or prepayment of any portion of the Gleneagles Court Shopping Center underlying mortgage loan, however, the Gleneagles Court Shopping Center underlying mortgage loan may not be defeased or prepaid without the corresponding defeasance or prepayment of the entire Jackson Village underlying mortgage loan.

ADDITIONAL PARTIAL RELEASES

     Set forth below is a description of additional partial releases permitted with respect to portions of certain mortgaged real properties securing mortgage loans in our trust, other than those permitted with respect to cross-collateralized and multi-property underlying mortgage loans which are described above under "--Cross-Collateralized Mortgage Loans, Multi-Property
Mortgage Loans and Mortgage Loans with Affiliated Borrowers", and other than those permitted in connection with a defeasance which are described below under
"--Terms and Conditions of the Underlying Mortgage Loans--Defeasance Loans."

     With respect to the 1166 Avenue of the Americas Mortgage Loan, the 1166
Avenue of the Americas Borrowers may obtain a release of one or more of condominium units comprising the 1166 Avenue of the Americas Mortgaged Property
from the lien of the related mortgage subject to the satisfaction of certain conditions, as set forth under "--Significant Underlying Mortgage Loans--The
1166 Avenue of the Americas Mortgage Loan--Property Releases" and "--Terms and
Conditions of the Underlying Mortgage Loans--Prepayment Provisions--Other
Prepayment Provisions" in this prospectus supplement.

     With respect to one (1) mortgage loan that we intend to include in the trust, secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Paseo Sepulveda, the related borrower has the right at any time to request, upon the satisfaction of certain specified conditions set forth in the loan documents (as described below), that such mortgage loan be split and severed into two separate underlying mortgage loans secured by two separate mortgaged real properties, one such property to be transferred to, and the corresponding underlying mortgage loan assumed by, a new borrower, in accordance with the related loan documents. Each new underlying mortgage loan will be represented by a separate promissory note and secured by a separate mortgage representing a lien on only a portion of the property that constituted the Paseo Sepulveda mortgaged real property as of the cut-off date. Each of those two parcels will therefore be released from the lien of the original mortgage and subject only to the lien of the new mortgage. Upon the severance of the Paseo Sepulveda underlying mortgage loan, the two new Paseo Sepulveda underlying mortgage loans will consist of (a) one (1) underlying mortgage loan in the principal amount of $15,000,000, secured by the Paseo Sepulveda mortgaged real property identified as Paseo Sepulveda-Retail Center, and representing the obligation of the original borrower, and (b) one (1)
underlying mortgage loan in the principal amount of $5,000,000, secured by the
Paseo Sepulveda mortgaged real property identified as Paseo
Sepulveda-Walgreen's Parcel, representing the obligation of the new borrower.
The severance of the Paseo Sepulveda underlying mortgage loan and concurrent assumption as described above is subject to the satisfaction by the related borrower of the following conditions, among others: (a) the third party transferee must have demonstrated expertise in owning and operating like properties (such expertise to be determined by the lender), (b) the transferee must have a net worth and liquidity acceptable to the lender, (c) the transferee must not be in default with respect to other indebtedness in a manner unacceptable to the lender, (d) there must exist an aggregate debt service coverage ratio of 1.20x and a loan-to-value ratio not in excess of 80%,
(e) rating agency confirmation must be delivered, and (f) the borrower must deliver evidence of the creation of reciprocal easements between the parcels as necessary for their operation which easements shall be prior in right to the lien of the lender on each parcel.

     With respect to one (1) mortgage loan that we intend to include in the trust, secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as RV Ranch and Stor-More, representing 0.1% of the initial mortgage pool balance, the related borrower has the right at any time to request the release of a vacant parcel of land not required or used for the operation of the Stor-More self storage facility, subject to the satisfaction of the following conditions, among others: (i) nonoccurrence or discontinuance of an event of default on either the date of the release request or the date of actual release, (ii) compliance with zoning, land use and similar legal requirements with respect to the released parcel and the remaining parcel,
(iii) segregation and allocation of expenses with respect to the released parcel and the remaining parcel, (iv) confirmation that no development, subdivision or construction with respect to the released parcel will adversely impact the remaining parcel, (v) confirmation that the use, occupancy and operation of the remaining parcel will be consistent with such use, occupancy and operation prior to any release, (vi) delivery of rating agency letters confirming consistency of ratings prior to and after any release and (vii)
release of the released parcel to an entity separate and distinct from the related borrower.

     Further, some of the other mortgage loans that we intend to include in the trust may permit the release of one or more undeveloped or non-income producing parcels or outparcels that, in each such case, do not represent a significant portion of

                                      S-87

the appraised value of the related mortgaged real property, or have been excluded from the appraised value of the related mortgaged real property, shown on Annex A-1 to this prospectus supplement.

TERMS AND CONDITIONS OF THE UNDERLYING MORTGAGE LOANS

     Due Dates. Subject, in some cases, to a next business day convention--

     o    one (1) of the mortgage loans that we intend to include in the trust, representing 3.5% of the Initial Mortgage Pool Balance, provide for scheduled payments of principal and/or interest to be due on the fifth day of each month, and

     o    one-hundred forty-two (142) of the mortgage loans that we intend to include in the trust, representing 96.5% of the Initial Mortgage Pool
          Balance, provide for scheduled payments of principal and/or interest to be due on the eleventh day of each month.

     Each mortgage loan that we intend to include in the trust provides for one or both of the following--

     o    a grace period for the payment of each monthly debt service payment that does not go beyond the 11th day of the month or, if that 11th day is not a business day, then beyond the next business day, and/or

     o    that either Default Interest will commence accruing or late payment charges will be due in the event that a monthly debt service payment has not been made as of the 11th day of the month or, if that 11th day is not a business day, then as of the next business day;

provided that, because the grace period with respect to certain underlying mortgage loans does not commence until a notice required under the related loan documents is delivered to the related borrower, if the master servicer fails to deliver the requisite notice for such an underlying mortgage loan in a timely manner in any given month, the grace period for that underlying mortgage loan could expire later than the 11th day (or the next business day) in that month.

     Mortgage Rates; Calculations of Interest. In general, each of the mortgage loans that we intend to include in the trust bears interest at a mortgage interest rate that, in the absence of default, is fixed until maturity.

     The current mortgage interest rate for each of the mortgage loans that we intend to include in the trust is shown on Annex A-1 to this prospectus supplement. As of the cut-off date, those mortgage interest rates ranged from
4.955% per annum to 6.856% per annum, and the weighted average of those mortgage interest rates was 5.520% per annum.

     None of the mortgage loans that we intend to include in the trust provides for negative amortization or for the deferral of interest.

     Each of the underlying mortgage loans will accrue interest on an
Actual/360 Basis with the exception of the underlying mortgage loans identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the Americas and
Cherryvale Mall, respectively, which accrue interest on a 30/360 Basis.

     Balloon Loans. One-hundred forty-one (141) of the mortgage loans that we intend to include in the trust, representing 93.5% of the Initial Mortgage Pool
Balance, of which 115 mortgage loans are in Loan Group No. 1, representing
93.0% of the Initial Loan Group No. 1 Balance, and 26 mortgage loans are in
Loan Group No. 2, representing 100% of the Initial Loan Group No. 2 Balance, respectively, are Balloon Loans and are characterized by--

     o    either (a) an amortization schedule that is significantly longer than the actual term of the mortgage loan and that may begin after the end of an initial interest-only period or (b) no amortization prior to stated maturity, and

     o    a substantial balloon payment being due with respect to the mortgage loan on its stated maturity date.

     Twenty-two (22) of the Balloon Loans identified in the prior paragraph, representing 40.5% of the Initial Mortgage Pool Balance, of which 20 mortgage loans are in Loan Group No. 1, representing 41.1% of the Initial Loan Group No.
1 Balance, and two (2) mortgage loans are in Loan Group No. 2, representing
33.5% of the Initial Loan Group No. 2 Balance, respectively, require payments of interest only to be due on each due date until the stated maturity date.
Another 48 of the Balloon Loans identified in the prior paragraph, representing
31.8% of the Initial Mortgage Pool Balance, of which 42 Mortgage Loans are in
Loan Group No. 1, representing 32.0% of the Initial Loan Group No. 1 Balance, and six (6) Mortgage Loans are in Loan Group No. 2, representing 28.4% of the
Initial Loan Group No. 2 Balance, respectively, require payments of interest only to be due until the expiration of a designated interest-only period that ends prior to the stated maturity date.

     Fully Amortizing Mortgage Loans. Two (2) of the mortgage loans that we intend to include in the trust, representing 6.5% of the Initial Mortgage Pool
Balance, both of which mortgage loans are in Loan Group No. 1, representing
7.0% of the

                                      S-88

Initial Loan Group No. 1 Balance, have a payment schedule that provides for the payment of the subject mortgage loan in full or substantially in full by its maturity date.

     Amortization of Principal. The table below shows, in months, the original and, as of the cut-off date, the remaining amortization schedules and terms to maturity for the mortgage loans that we expect to back the offered certificates or the specified sub-groups of those mortgage loans.

                                                                                                     ALL
                                          BALLOON LOANS             FULLY AMORTIZING           MORTGAGE LOANS
                                    -------------------------- -------------------------- -------------------------
                                                 LOAN    LOAN               LOAN    LOAN               LOAN   LOAN
                                     MORTGAGE   GROUP   GROUP   MORTGAGE   GROUP   GROUP   MORTGAGE   GROUP   GROUP
                                       POOL     NO. 1   NO. 2     POOL     NO. 1   NO. 2     POOL     NO. 1   NO. 2
                                    ---------- ------- ------- ---------- ------- ------- ---------- ------- ------

ORIGINAL TERM TO MATURITY (MOS.)
Maximum ...........................     180      180     121       157      157     N/A        180      180    121
Minimum ...........................      60       60      60       121      121     N/A         60       60     60
Weighted Average ..................     110      111      95       148      148     N/A        113      114     95

REMAINING TERM TO MATURITY (MOS.)
Maximum ...........................     178      178     121       157      157     N/A        178      178    121
Minimum ...........................      57       57      58       120      120     N/A         57       57     58
Weighted Average ..................     108      109      94       147      147     N/A        110      112     94

ORIGINAL AMORTIZATION TERM (MOS.)
Maximum ...........................     360      360     360       157      157     N/A        360      360    360
Minimum ...........................     240      240     240       121      121     N/A        121      121    240
Weighted Average ..................     340      338     358       148      148     N/A        319      315    358

REMAINING AMORTIZATION TERM (MOS.)
Maximum ...........................     360      360     360       157      157     N/A        360      360    360
Minimum ...........................     238      238     240       120      120     N/A        120      120    240
Weighted Average ..................     339      337     358       147      147     N/A        318      315    358

     The calculation of original and remaining amortization terms in the foregoing table does not take into account 22 mortgage loans that we intend to include in the trust, collectively representing 40.5% of the Initial Mortgage
Pool Balance, of which 20 mortgage loans are in Loan Group No. 1, representing
41.1% of the Initial Loan Group No. 1 Balance, and two (2) mortgage loans are in Loan Group No. 2, representing 33.5% of the Initial Loan Group No. 2
Balance, respectively, that each provides for payments of interest only until the related stated maturity date. In addition, with respect to 48 other mortgage loans that we intend to include in the trust, representing 31.8% of the Initial Mortgage Pool Balance, of which 42 mortgage loans are in Loan Group
No. 1, representing 32.0% of the Initial Loan Group No. 1 Balance, and six (6)
mortgage loans are in Loan Group No. 2, representing 28.4% of the Initial Loan
Group No. 2 Balance, respectively, payments of interest only are made during a specified interest-only period following origination of that mortgage loan. The original and remaining amortization terms in the table above for the mortgage loans referred to in the prior sentence are, in each case, calculated assuming the amortization term commences as of the end of the interest-only period.

                                      S-89

     The following underlying mortgage loans permit additional amortization payments solely to the extent available from excess cash flow, as described below--

     o    with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as
          1155 Market Street, the related borrower is required to make additional monthly amortization payments of $30,637.14, solely to the extent available from excess cash flow, (provided that until one of the leases at the mortgaged real property is renewed and upon the occurrence of certain events with respect to certain leases at the mortgaged real property, such amount is required to be deposited into a reserve account instead), during and after February 2008 (but not between February 2012 and January 2013) and it is assumed that the related borrower does, in fact, make such additional monthly amortization payments;

     o    with respect to the underlying mortgage loan secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Sunchase at Longwood, the related borrower is required to make additional monthly amortization payments of $13,750.00, solely to the extent available from excess cash flow, during and after July 2008 and it is assumed that the related borrower does, in fact, make such additional monthly amortization payments; and

     o    with respect to the underlying mortgage loan secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Oak Orchard Mobile Home Park, the related borrower is required to make additional monthly amortization payments of $6,847.25, solely to the extent available from excess cash flow, during and after November
          2010 and it is assumed that the related borrower does, in fact, make such additional monthly amortization payments.

     Some of the underlying mortgage loans will, in each case, provide for a recast of the amortization schedule and an adjustment of the scheduled debt service payments on the mortgage loan upon application of specified amounts of condemnation proceeds or insurance proceeds to pay the related unpaid principal balance.

     Prepayment Provisions. All of the mortgage loans that we intend to include in the trust provide for one or more of the following:

     o    a prepayment lock-out period, during which the principal balance of a mortgage loan may not be voluntarily prepaid in whole or in part;

     o    a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related mortgaged real property through defeasance, and

     o    a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment.

     Notwithstanding otherwise applicable lock-out periods, certain prepayments of some of the underlying mortgage loans may occur under the circumstances described under "--Terms and Conditions of the Underlying Mortgage Loans--
Prepayment Provisions--Other Prepayment Provisions" below. The prepayment terms of each of the mortgage loans that we intend to include in the trust are more particularly described in Annex A-1 to this prospectus supplement.

     Prepayment Lock-Out or Prepayment Lock-Out/Defeasance Periods. As of the
cut-off date, except in the case of the 1166 Avenue of the Americas Mortgage
Loan, representing 4.8% of the Initial Mortgage Pool Balance, an initial prepayment lock-out period is currently in effect for all of the mortgage loans that we intend to include in the trust.

     With respect to One-hundred twenty-five (125) of the underlying mortgage loans referred to in the preceding sentence, representing 85.4% of the Initial
Mortgage Pool Balance, of which 100 mortgage loans are in Loan Group No. 1, representing 84.5% of the Initial Loan Group No. 1 Balance, and 25 mortgage loans are in Loan Group No. 2, representing 97.0% of the Initial Loan Group No.
2 Balance, respectively, the initial prepayment lock-out period is followed by a defeasance period during which principal prepayments are still prohibited. In no event will the defeasance period for any of those 125 mortgage loans begin earlier than the second anniversary of the Issue Date.

     One (1) of the 125 mortgage loans described in the preceding paragraph, representing 1.6% of the initial mortgage pool balance, which mortgage loan is in loan group no. 1 and represents 1.7% of the initial loan group no. 1 balance, provides for (i) an initial prepayment lock-out period, followed by
(ii) a defeasance period, followed by (iii) a period when the mortgage loan may either be defeased or prepaid (together a fixed prepayment penalty equal to 1%
of the amount prepaid).  The period described in clause (iii) of the preceding sentence is not considered to be a defeasance period for purposes of this prospectus supplement.

     Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/ defeasance periods, as applicable, for the underlying mortgage loans, other than the 1166 Avenue of the Americas
Mortgage Loan:

                                      S-90

     o    the maximum remaining prepayment lock-out or prepayment
          lock-out/defeasance period as of the cut-off date is 175 months with respect to the entire mortgage pool, 175 months with respect to Loan
          Group No. 1 and 120 months with respect to Loan Group No. 2,

     o    the minimum remaining prepayment lock-out or prepayment
          lock-out/defeasance period as of the cut-off date is 7 months with respect to the entire mortgage pool, seven (7} months with respect to
          Loan Group No. 1 and 35 months with respect to Loan Group No. 2, and

     o    the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the cut-off date is 97 months with respect to the entire mortgage pool, 97 months with respect to Loan
          Group No. 1 and 89 months with respect to Loan Group No. 2.

     Notwithstanding otherwise applicable lock-out periods, certain prepayments of some of the underlying mortgage loans may occur under the circumstances described under "--Terms and Conditions of the Underlying Mortgage Loans--
Prepayment Provisions--Other Prepayment Provisions" below.

     Prepayment Consideration Periods. Seventeen (17) of the mortgage loans that we intend to include in the trust, representing 9.7% of the Initial
Mortgage Pool Balance, of which 16 mortgage loans are in Loan Group No. 1, representing 10.3% of the Initial Loan Group No. 1 Balance, and one (1)
mortgage loan is in Loan Group No. 2, representing 3.0% of the Initial Loan
Group No. 2 Balance, respectively, provide for a period, following the initial prepayment lock-out period, when the loan is prepayable together with a yield maintenance charge, but do not provide for defeasance.

     One (1) of the 17 mortgage loans described in the preceding paragraph, representing 3.6% of the initial mortgage pool balance, which mortgage loan is in loan group no. 1 and represents 3.9% of the initial loan group no. 1 balance, provides for an initial prepayment lock-out period, followed by a period when the mortgage loan may be prepaid together a yield maintenance charge, followed by a period when the mortgage loan may be prepaid together a fixed percentage prepayment penalty which declines over time.

     In the case of the 1166 Avenue of the Americas Mortgage Loan, the 1166
Avenue of the Americas Borrower may from time to time prepay portions of the underlying mortgage loan, together with a yield maintenance premium based on
U.S. Treasury rates (plus, in the case of a partial release, 0.25%) in connection with the transfer of one or more condominium units within the 1166
Avenue of the Americas Mortgaged Property. See "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--1166 Avenue of the
Americas--Partial Release" in this prospectus supplement.

     Prepayment premiums and yield maintenance charges received on the underlying mortgage loans, whether in connection with voluntary or involuntary prepayments, will be allocated and paid to the holders of certain classes of the series 2005-C7 certificates (or, if and to the extent allocable to the class A-MFL REMIC III regular interest while the swap agreement is in effect and there is no continuing payment default thereunder on the part of the swap counterparty, to the swap counterparty), in the amounts and in accordance with the priorities described under "Description of the Offered
Certificates--Payments--Payments of Prepayment Premiums and Yield Maintenance
Charges" in this prospectus supplement. However, limitations may exist under applicable state law on the enforceability of the provisions of the underlying mortgage loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted mortgage loan in the trust, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor the underwriters make any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the mortgage loans included in the trust. See "Risk Factors--Some Provisions in the
Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being
Unenforceable--Prepayment Premiums, Fees and Charges" and "Legal Aspects of
Mortgage Loans--Default Interest and Limitations on Prepayments" in the
accompanying prospectus.

     Open Prepayment Periods. One-hundred ten (110) mortgage loans that we intend to include in the trust, representing 84.9% of the Initial Mortgage Pool
Balance, of which 89 mortgage loans are in Loan Group No. 1, representing 85.0%
of the Initial Loan Group No. 1 Balance, and 21 mortgage loans are in Loan
Group No. 2, representing 83.2% of the Initial Loan Group No. 2 Balance, respectively, provide for an open prepayment period, during which voluntary principal prepayments may be made without any prepayment consideration. That open prepayment period generally begins not more than 12 months prior to stated
maturity.

     Other Prepayment Provisions. Generally, the mortgage loans that we intend to include in the trust provide that condemnation proceeds and insurance proceeds may be applied to reduce the mortgage loan's principal balance, to the extent such funds will not be used to repair the improvements on the mortgaged real property or given to the related borrower, in

                                      S-91

many or all cases without prepayment consideration. In addition, some of the mortgage loans that we intend to include in the trust may also in certain cases permit, in connection with the lender's application of insurance or condemnation proceeds to a partial prepayment of the related mortgage loan, the related borrower to prepay the entire remaining principal balance of the mortgage loan, in many or all cases without prepayment consideration. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph. With respect to certain mortgage loans, particularly those secured in whole or in part by a ground lease, single tenant mortgage loans and other mortgage loans which require that insurance and/or condemnation proceeds be used to repair or restore the mortgaged real property, such proceeds may be required to be used to restore the related mortgaged real property rather than to prepay that mortgage loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

     With respect to the 1166 Avenue of the Americas Mortgage Loan, the 1166
Avenue of the Americas Borrower may obtain a release of one or more of condominium units comprising the 1166 Avenue of the Americas Mortgaged Property
from the lien of the related mortgage subject to the satisfaction of certain conditions, including prepayment of all or a portion of the 1166 Avenue of the
Americas Mortgage Loan in an amount specified in the related loan document for the portion to be released, together with a yield maintenance premium based on
U.S. Treasury rates (plus, in the case of a partial release, 0.25%) as set forth under "--Significant Underlying Mortgage Loans--The 1166 Avenue of the
Americas Mortgage Loan--Property Releases" and "--Terms and Conditions of the
Underlying Mortgage Loans--Prepayment Provisions--Additional Partial Releases"
in this prospectus supplement.

     Defeasance Loans. One-hundred twenty-five (125) of the mortgage loans that we intend to include in the trust, representing 85.4% of the Initial Mortgage
Pool Balance, of which 100 mortgage loans are in Loan Group No. 1, representing
84.5% of the Initial Loan Group No. 1 Balance, and 25 mortgage loans are in
Loan Group No. 2, representing 97.0% of the Initial Loan Group No. 2 Balance, respectively, permit the respective borrowers (subsequent to an initial prepayment lock-out period, which is currently in effect, and subject to the satisfaction of various conditions) to defease the subject mortgage loan in whole or, in some cases, in part, during a period that voluntary prepayments are prohibited, by pledging to the holder of the mortgage loan the requisite amount of Government Securities, and thereby obtain a release of the related mortgaged real property or, if applicable, one or more of the related mortgaged real properties. As to any such mortgage loan, the permitted defeasance period does not begin prior to the second anniversary of the Issue Date.

     In general, the Government Securities that are to be delivered in connection with the defeasance of any underlying mortgage loan, must provide for a series of payments that:

     o    will be made prior, but as closely as possible, to all successive due dates through and including the maturity date or, in some instances, the expiration of the prepayment lock-out period; and

     o    will, in the case of each due date, be in a total amount equal to or greater than the scheduled debt service payment, including any applicable balloon payment, scheduled to be due or deemed due on that date, with any excess to be returned to the related borrower or a successor borrower.

     Each group of cross-collateralized mortgage loans and individual multi-property mortgage loans that we intend to include in the trust may be defeased or, in some cases, partially defeased during some portion of the related loan term. Each group of cross-collateralized mortgage loans and each individual multi-property mortgage loan that allows for partial defeasance of the aggregate debt, and that we intend to include in the trust, provides that in the event of a defeasance of less than the entire aggregate debt, one or more of the related mortgaged real properties would be released and the cross-collateralization would terminate as to the released property or properties. Three (3) groups of cross-collaterized mortgage loans, collectively representing 4.0% of the Initial Mortgage Pool Balance, and four (4)
multi-property mortgage loans, collectively representing 13.0% of the Initial
Mortgage Pool Balance, that we intend to include in the trust, entitle the related borrower(s) to a release of one or more of the corresponding mortgaged real properties through only partial defeasance.

     If fewer than all of the mortgaged real properties securing any particular multi-property mortgage loan or group of cross-collateralized mortgage loans are permitted by the related loan documents to be released in connection with any defeasance, then the borrower generally must deliver one of the following:
(a) an amount sufficient to purchase government securities that provide payments equal to 100% to 125% of the scheduled principal and interest payments for the mortgage loan (or portion thereof) being defeased; or (b) an amount sufficient to purchase government securities that provide payments equal to the lesser of (i) 100% to 125% of the scheduled principal and interest payments for the mortgage loan (or portion thereof) being defeased or (ii) the total of all remaining scheduled payments on, as applicable, all of the subject

                                      S-92

cross-collateralized mortgage loans or the entire individual multi-property mortgage loan (assuming no defeasance shall have occurred), less all scheduled defeasance payments to be made under substitute notes delivered in connection with the defeasance.

     With respect to the underlying mortgage loan secured by the related mortgaged real property identified on Annex A-1 to this prospectus supplement as Wachovia Place, representing 1.0% of the Initial Mortgage Pool Balance, the related borrower has the right to obtain a release of the residential portion from the lien of the related mortgage of the related mortgaged real property in connection with a partial defeasance, subject to satisfaction of certain conditions, including among others, that the amount of the defeasance deposit required in connection with any such release shall be sufficient to make all scheduled payments in amounts equal to the release price of $3,027,344.

     In connection with any delivery of defeasance collateral, the related borrower will be required to deliver a security agreement granting the trust a first priority security interest in the collateral, together with an opinion of counsel confirming the first priority status of the security interest. Also, a borrower will generally be required to deliver a certification from an independent accounting firm to the effect that the defeasance collateral is sufficient to make all scheduled debt service payments under the related mortgage loan through maturity.

     In general, the defeasance collateral will consist of U.S. Treasury securities. However, subject to obtaining ratings confirmations from the related rating agencies, some borrowers may be entitled to defease their respective mortgage loans with other types of obligations that constitute
Government Securities.

     Due-on-Sale and Due-on-Encumbrance Provisions. All of the mortgage loans that we intend to include in the trust contain both a due-on-sale clause and a due-on-encumbrance clause. In general, except for the permitted transfers or encumbrances discussed below in this "--Due-on-Sale and Due-on-Encumbrance
Provisions" subsection, these clauses either:

     o    permit the holder of the related mortgage to accelerate the maturity of the mortgage loan if the borrower sells or otherwise transfers or encumbers the corresponding mortgaged real property, or

     o    prohibit the borrower from transferring or encumbering the corresponding mortgaged real property without the consent of the holder of the mortgage.

     See, however, "Risk Factors--The Investment Performance of Your Offered
Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying
Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly
Unpredictable--Delinquencies, Defaults and Losses on the Underlying Mortgage
Loans May Affect the Amount and Timing of Payments on Your Offered
Certificates; and the Rate and Timing of Those Delinquencies and Defaults, and
the Severity of Those Losses, Are Highly Unpredictable" and "--Some Provisions
in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as
Being Unenforceable--Due-on-Sale and Debt Acceleration Clauses" and "Legal
Aspects of Mortgage Loans--Due-on-Sale and Due-on-Encumbrance Provisions" in
the accompanying prospectus.

     In addition, all of the mortgage loans that we intend to include in the trust permit one or more of the following types of transfers:

     o    transfers of the corresponding mortgaged real property if specified conditions are satisfied, which conditions normally include one or both of the following--

          1.   confirmation by each applicable rating agency that the transfer will not result in a qualification, downgrade or withdrawal of any of its then current ratings of the certificates, or

          2.   the reasonable acceptability of the transferee to the lender;

     o    a transfer of the corresponding mortgaged real property to a person that is affiliated with or otherwise related to the borrower or a principal of the borrower;

     o    transfers by the borrower of the corresponding mortgaged real property to specified entities or types of entities;

     o    issuance by the borrower of new partnership or membership interests;

     o    changes in ownership between existing shareholders, partners or members, as applicable, of the related borrower;

     o    a transfer of non-controlling ownership interests in the related borrower;

     o    a transfer of controlling ownership interests in the related borrower to specified persons, entities or types of entities and/or subject to the satisfaction of certain gross asset tests or other conditions specified in the related mortgage loan documents;

                                      S-93

     o    transfers of interests in the related borrower for estate planning purposes or otherwise upon the death of a principal; or

     o    other transfers similar in nature to the foregoing.

     In the case of the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as 99 High
Street and NTSB Academy, respectively, as long as the related borrower is the borrower named in the related mortgage loan documents at closing, such documents do not prohibit the transfer or encumbrance of any direct or indirect interest in that borrower.

MORTGAGE POOL CHARACTERISTICS

     A detailed presentation of various characteristics of the mortgage loans that we intend to include in the trust, and of the corresponding mortgaged real properties, on an individual basis and in tabular format, is shown on Annex
A-1, Annex A-2, Annex A-3, Annex A-4, Annex A-5, Annex A-6 and Annex B to this prospectus supplement. The statistics in the tables and schedules on Annex A-1,
Annex A-2, Annex A-3, Annex A-4, Annex A-5, Annex A-6 and Annex B to this prospectus supplement were derived, in many cases, from information and operating statements furnished by or on behalf of the respective borrowers. The information and the operating statements were generally unaudited and have not been independently verified by us or the underwriters.

SIGNIFICANT UNDERLYING MORTGAGE LOANS

     General. Set forth below are summary discussions of the ten (10) largest underlying mortgage loans and/or groups of cross-collateralized underlying mortgage loans that we intend to include in the trust.

                                      S-94

                      I. THE 200 PARK AVENUE MORTGAGE LOAN
-------------------------------------------------------------------------------

                           MORTGAGE LOAN INFORMATION

 CUT-OFF DATE PRINCIPAL BALANCE:       $285,131,898(1)
 LOAN PER SQUARE FOOT:                 $        298(2)
 % OF INITIAL MORTGAGE POOL BALANCE:          11.9%
 SHADOW RATING (S&P/FITCH):            A-/A-
 LOAN PURPOSE:                         Acquisition
 MORTGAGE INTEREST RATE:               5.4896646% per annum(3)
 INTEREST CALCULATION:                 Actual/360
 FIRST PAYMENT DATE:                   June 11, 2005
 AMORTIZATION TERM:                    Interest Only
 ANTICIPATED REPAYMENT DATE:           NAP(4)
 HYPERAMORTIZATION:                    NAP(4)
 MATURITY DATE:                        May 11, 2015
 MATURITY BALANCE:                     $285,131,898
 BORROWER:                             200 Park, L.P.
 SPONSOR:                              Tishman Speyer Real Estate Venture
                                       VI, L.P.
 DEFEASANCE/PREPAYMENT:                Defeasance permitted beginning from
                                       the earlier of (i) four years from May
                                       4, 2005 and (ii) two years after the
                                       latest securitization of any mortgage
                                       loan included in the 200 Park Avenue
                                       Loan Combination. Prepayment
                                       without penalty permitted three
                                       months prior to scheduled maturity
                                       date.
 UP-FRONT RESERVES:                    Tenant Allowance Reserve(5)
                                       TI/LC Reserve(6)
                                       Required Repair Reserve(7)
                                       CapEx Reserve(8)
 ONGOING RESERVES:                     Tax and Insurance Reserve(9)
                                       TI/LC Reserve(10)
                                       Replacement Reserve(11)
 LOCKBOX:                              Hard(12)
 MEZZANINE DEBT:                       $275,000,000 and additional may be
                                       permitted(13)

                    MORTGAGED PROPERTY INFORMATION

 SINGLE ASSET/PORTFOLIO:               Single Asset
 PROPERTY TYPE:                        Office
 LOCATION:                             New York, New York
 YEAR BUILT:                           1963
 YEAR RENOVATED:                       1991-1994; 1999-2004
 SQUARE FEET:                          2,850,323
 OCCUPANCY:                            100.0%
 OCCUPANCY DATE:                       January 1, 2005
 OWNERSHIP INTEREST:                   Fee(14)
 PROPERTY MANAGEMENT:                  Tishman Speyer Properties, L.P., an
                                       affiliate of the Borrower
 U/W NCF:                              $78,056,834(15)
 U/W NCF DSCR:                         1.65x(16)
 APPRAISED VALUE:                      $1,850,000,000
 APPRAISAL AS OF DATE:                 May 1, 2005
 CUT-OFF DATE LTV RATIO:               45.9%(17)
 MATURITY LTV RATIO:                   45.9%(17)

(1)  The 200 Park Avenue Mortgage Loan is one of three (3) mortgage loans comprising the 200 Park Avenue Loan Combination that includes: (a) the 200
     Park Avenue Mortgage Loan; (b) the 200 Park Avenue Note A1 Non-Trust Loan,
     with an aggregate cut-off date principal balance of $329,736,204; and (c)
     the 200 Park Avenue Note A2 Non-Trust Loan, with a cut-off date principal balance of $285,131,898. The 200 Park Avenue Note A1 Non-Trust Loan is
     comprised of two loan components with differing payment priorities, referred to in this prospectus supplement as (i) the 200 Park Avenue Note
     A1 Senior Non-Trust Loan Component, with a cut-off date principal balance of $278,500,000, which is, at all times, pari passu in right of payment with the 200 Park Avenue Mortgage Loan and the 200 Park Avenue Note A2
     Non-Trust Loan, and (ii) the 200 Park Avenue Note A1 Junior Non-Trust Loan
     Component, with a cut-off date principal balance of $51,236,204, which is, during the continuance of certain material uncured events of default with respect to the 200 Park Avenue Loan Combination, subordinate in right of payment to the 200 Park Avenue Mortgage Loan, the 200 Park Avenue Note A1
     Senior Non-Trust Loan Component and the 200 Park Avenue Note A2 Non-Trust
     Loan. The 200 Park Avenue Note A2 Non-Trust Loan is, at all times, pari passu in right of payment with the 200 Park Avenue Mortgage Loan and the
     200 Park Avenue Note A1 Senior Non-Trust Loan Component. The Cut-off Date
     Principal Balance in the table above is based on the 200 Park Avenue
     Mortgage Loan only. As of the cut-off date, the aggregate principal balance of the entire 200 Park Avenue Loan Combination is $900,000,000.

(2)  Based on a loan amount comprised of the entire 200 Park Avenue Loan
     Combination (as described in footnote (1) above), excluding the 200 Park
     Avenue Note A1 Junior Non-Trust Loan Component.

(3)  The mortgage interest rate set forth above is for the 200 Park Avenue
     Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan Component
     and the 200 Park Avenue Note A2 Non-Trust Loan. The mortgage interest rate for the 200 Park Avenue Note A1 Junior Non-Trust Loan Component is
     5.7651362%.

(4)  NAP means not applicable.

(5)  At closing, the 200 Park Avenue Borrower deposited $6,799,309 into an unfunded tenant obligations reserve account to pay for tenant allowances and leasing commissions due to certain tenants at the 200 Park Avenue
     Mortgaged Property.

(6)  At closing, the 200 Park Avenue Borrower deposited $9,872,331 into a leasing reserve account to pay for certain tenant improvements to be made in years one through three of the loan term, tenant allowances and other leasing costs incurred in connection with the leasing of space at the 200
     Park Avenue Mortgaged Property. At any time after May 11, 2008, in the event that (i) there is no continuing event of default under the 200 Park
     Avenue Mortgage Loan, and (ii) the debt service coverage ratio for the 200
     Park Avenue Mortgaged Property is equal to or greater than 1.50x, then, upon 200

                                      S-95

     Park Avenue Borrower's request, the mortgagee is required to deposit a portion of the leasing reserve funds equal to the undisbursed amount of the initial leasing reserve deposit into the lockbox account and such funds are to be applied in accordance with the applicable loan documents. See
     "--Lockbox" below.

(7)  At closing, the 200 Park Avenue Borrower deposited $3,406,712 into a required repair reserve account to pay for certain required repairs identified in the loan documents.

(8)  At closing, the 200 Park Avenue Borrower deposited $5,739,288 into a capital expenditure reserve account to pay for certain capital expenditures incurred in years one through three of the loan term. At any time after May
     11, 2008, in the event that (i) there is no continuing event of default under the 200 Park Avenue Mortgage Loan, and (ii) the debt service coverage ratio for the 200 Park Avenue Mortgaged Property is equal to or greater than 1.50x, then, upon the 200 Park Avenue Borrower's request, the mortgagee is required to deposit the remaining capital expenditures reserve funds into the lockbox and such funds are to be applied in accordance with the applicable loan documents. See "--Lockbox" below.

(9)  The 200 Park Avenue Borrower is required to make monthly escrow deposits into a tax and insurance reserve account in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums payable during the next ensuing 12 months. Notwithstanding the foregoing, so long as the 200 Park Avenue Borrower provides evidence of a blanket insurance policy covering the 200 Park Avenue Mortgaged Property, as approved by the mortgagee, the monthly insurance escrow payment will not be required. As of the cut-off date, such evidence of insurance has been provided.

(10) The 200 Park Avenue Borrower is required to deposit any lease termination payments in excess of $750,000 for any lease into the TI/LC reserve account.

(11) The 200 Park Avenue Borrower is required to make a monthly escrow deposit into a replacement reserve account in the amount of $35,000.

(12) See "--Lockbox" below.

(13) See "--Mezzanine Financing" and "--Permitted Mezzanine Financing" below.

(14) The 200 Park Avenue Borrower owns the fee simple interest in the 200 Park
     Avenue Mortgaged Property and the landlord's and tenant's interest in a ground lease and the grantee's interest in the grant of term. These estates have not been merged in order to avoid any inadvertent termination of any of the leases at the 200 Park Avenue Mortgaged Property which may have been entered into prior to the unity of the three estates in the same entity.

(15) Reflects in-place U/W Net Cash Flow. The U/W Net Cash Flow of the 200 Park
     Avenue Mortgaged Property is projected to be $129,864,120 based on assumed mark-to-market rent adjustment to below-market tenant leases, as further adjusted to reflect long-term tenor of current leases, and certain other lease-up assumptions.

(16) The U/W DSCR, based on in-place U/W Net Cash Flow (described in footnote
     (15) above), is calculated taking into account the 200 Park Avenue Mortgage
     Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan Component and the
     200 Park Avenue Note A2 Non-Trust Loan (excluding the 200 Park Avenue Note
     A1 Junior Non-Trust Loan Component). The U/W DSCR based on in-place U/W Net
     Cash Flow, taking into account the entire 200 Park Avenue Loan Combination, would be 1.55x. Based on the projected U/W Net Cash Flow for the 200 Park
     Avenue Mortgaged Property of $129,864,120 (as described in footnote (15)
     above), the U/W DSCR, taking into account the 200 Park Avenue Mortgage
     Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan Component and the
     200 Park Avenue Note A2 Non-Trust Loan (excluding the 200 Park Avenue Note
     A1 Junior Non-Trust Loan Component), would be 2.75x, and the U/W DSCR for the entire 200 Park Avenue Loan Combination would be 2.59x.

(17) The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based on the 200
     Park Avenue Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust
     Loan Component and the 200 Park Avenue Note A2 Non-Trust Loan (excluding the 200 Park Avenue Note A1 Junior Non-Trust Loan Component). The Cut-off
     Date LTV Ratio and the Maturity LTV Ratio based on the entire 200 Park
     Avenue Loan Combination would be 48.6%.

                                      S-96

                                                 MAJOR TENANT INFORMATION
                                                                                                               LEASE
                                     APPROXIMATE     % TOTAL     % TOTAL BASE      RENT                      EXPIRATION
             TENANT(1)               SQUARE FEET   SQUARE FEET    REVENUES(2)     PSF(3)    RATINGS(4)          DATE
----------------------------------- ------------- ------------- -------------- ----------- ------------ -------------------

The Dreyfus Corporation ...........     351,585        12.3%          10.2%       $41.55    A+/AA-             3/31/2019
Winston & Strawn LLP ..............     335,094        11.8           11.8        $50.25      NR             11/23/2011(5)
Barclays Bank PLC .................     333,822        11.7           12.0        $51.50    AA/AA+             7/31/2017
Greenberg Traurig, LLP ............     241,610         8.5            8.4        $49.36      NR             11/30/2013(6)
Gibson Dunn & Crutcher LLP ........     177,074         6.2            9.5        $76.23      NR              5/31/2006(7)
                                        -------        ----           ----
TOTAL .............................   1,439,185        50.5%          51.9%
                                      =========        ====           ====

(1)  The five major tenants are ranked by approximate square feet.

(2)  The percentages of total base revenues are based on underwritten base rental revenues based on underwritten in-place base rent.

(3)  Reflects in-place base rent.

(4)  Credit ratings are those by S&P and Fitch, respectively, and may reflect the parent company rating (even though the parent company may have no obligations under the related lease) if the tenant company is not rated. NR means not rated.

(5)  Winston & Strawn LLP's lease expiration consists of 112,951 square feet and
     93,599 square feet expiring November 23 and 30, respectively, in year 2011,
     125,105 square feet expiring April 30, 2007 and 3,439 square feet on month-to-month basis.

(6)  Greenberg Traurig, LLP's lease expiration consists of 148,610 square feet expiring November 30, 2013 and 93,000 square feet expiring November 30,
     2021.

(7)  Gibson Dunn & Crutcher LLP's lease expiration consists of 131,880 square feet expiring May 31, 2006 and 45,194 square feet expiring October 31,
     2011.

                                            LEASE EXPIRATION INFORMATION

                                                                        APPROXIMATE                      CUMULATIVE
                       APPROXIMATE       AS % OF        CUMULATIVE        EXPIRING         AS % OF          % OF
                         EXPIRING         TOTAL         % OF TOTAL          BASE          TOTAL BASE     TOTAL BASE
        YEAR           SQUARE FEET     SQUARE FEET     SQUARE FEET      REVENUES(1)      REVENUES(1)     REVENUES(1)
-------------------   -------------   -------------   -------------   ---------------   -------------   ------------

  2005(2)                  55,034           1.9%           1.9%        $  2,279,342           1.6%           1.6%
  2006                    147,834           5.2            7.1%          12,364,260           8.7           10.3%
  2007                    169,573           5.9           13.1%           9,929,967           7.0           17.2%
  2008                    153,018           5.4           18.4%           7,214,688           5.1           22.3%
  2009                    185,424           6.5           24.9%           7,532,977           5.3           27.5%
  2010                     54,395           1.9           26.8%           2,441,280           1.7           29.2%
  2011                    484,716          17.0           43.9%          24,578,877          17.2           46.5%
  2012                     66,438           2.3           46.2%           4,170,706           2.9           49.4%
  2013                    148,610           5.2           51.4%           6,839,727           4.8           54.2%
  2014                     41,745           1.5           52.9%           2,299,625           1.6           55.8%
  2015 and beyond       1,343,546          47.1          100.0%          63,165,842          44.2          100.0%
  Vacant                        0           0.0          100.0%                  --            --
                        ---------         -----                        ------------         -----
  TOTAL                 2,850,323         100.0%                       $142,817,291         100.0%
                        =========         =====                        ============         =====

(1)  Based on underwritten base rental revenues based on underwritten in-place base rent.

(2)  Includes any month-to-month leases.

     The Borrower and Sponsor. The 200 Park Avenue Borrower is 200 Park, L.P.,
a Delaware limited partnership that is ultimately owned and controlled by
Tishman Speyer Real Estate Venture VI, L.P., an investment fund formed by and affiliated with Tishman Speyer Properties, L.P. Tishman Speyer Properties, L.P.
is a global developer and operator of office buildings and mixed-use, retail and multifamily properties. Formed in 1978, Tishman Speyer Properties, L.P.
reports that it has developed or acquired a portfolio of over 65 million square feet valued in excess of $16 billion. Since 1997, Tishman Speyer Properties,
L.P. has managed a series of privately-held funds including the Tishman Speyer
Real Estate Venture VI, and Tishman Speyer Properties, L.P. reports it has raised over $2.5 billion in direct equity capital on behalf of over 40 investors. Tishman Speyer Properties, L.P., headquartered in New York City, has offices and owns properties in six countries, Germany, England, France, Spain,
Australia, and Brazil. An affiliate of the originating lender held an indirect majority non-controlling interest in the 200 Park Avenue Borrower at the time of origination of the 200 Park Avenue Loan Combination, but no longer holds such interest as of the date of this prospectus supplement.

     The Mortgage Loan. The 200 Park Avenue Mortgage Loan was originated on May
4, 2005 and has a cut-off date principal balance of $285,131,898. The 200 Park
Avenue Mortgage Loan is one of three (3) mortgage loans, collectively

                                      S-97

referred to as the "200 Park Avenue Loan Combination," that are all secured by the 200 Park Avenue Mortgaged Property. The 200 Park Avenue Loan Combination
consists of: (i) the 200 Park Avenue Mortgage Loan; (ii) the 200 Park Avenue
Note A1 Non-Trust Loan (which is evidenced by the 200 Park Avenue Note A1
Senior Non-Trust Loan Component and the 200 Park Avenue Note A1 Junior
Non-Trust Loan Component); and (iii) the 200 Park Avenue Note A2 Non-Trust
Loan. All of the mortgage loans in the 200 Park Avenue Loan Combination are obligations of the 200 Park Avenue Borrower, are secured by the 200 Park Avenue
Mortgaged Property and are cross-defaulted with each other. The 200 Park Avenue
Note A1 Non-Trust Loan and the 200 Park Avenue Note A2 Non-Trust Loan are
together referred to in this prospectus supplement as the "200 Park Avenue
Non-Trust Loans." The respective rights of the holders of the 200 Park Avenue
Mortgage Loan and the 200 Park Avenue Non-Trust Loans will be governed by the
200 Park Avenue Co-Lender Agreement, which is described under "--Loan
Combinations--The 200 Park Avenue Mortgage Loan--Co-Lender Agreement" below.

     The 200 Park Avenue Mortgage Loan (as well as the 200 Park Avenue
Non-Trust Loans) is a ten-year interest-only balloon loan with a stated
maturity date of May 11, 2015. The 200 Park Avenue Mortgage Loan (as well as the 200 Park Avenue Note A1 Senior Non-Trust Loan Component and the 200 Park
Avenue Note A2 Non-Trust Loan) accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 5.4896646% per annum. The 200 Park
Avenue Note A1 Junior Non-Trust Loan Component accrues interest on an
Actual/360 Basis at an interest rate, in the absence of default, of 5.7651362%
per annum. On the eleventh day of each month to but excluding the stated
maturity date, the 200 Park Avenue Borrower is required to make interest-only payments on the 200 Park Avenue Loan Combination. The principal balance of the
200 Park Avenue Mortgage Loan (as well as the 200 Park Avenue Non-Trust Loans), plus all accrued and unpaid interest thereon, will be due on the stated
maturity date.

     The 200 Park Avenue Borrower is prohibited from voluntarily prepaying the
200 Park Avenue Mortgage Loan, in whole or in part, prior to February 11, 2015.
From and after February 11, 2015, the 200 Park Avenue Borrower may prepay the
200 Park Avenue Mortgage Loan, in whole or in part, without payment of any prepayment consideration, provided that (a) the 200 Park Avenue Borrower simultaneously prepays the 200 Park Avenue Non-Trust Loans and (b) the 200 Park
Avenue Mezzanine Borrower simultaneously prepays the 200 Park Avenue Mezzanine
Loan (as each such term is defined under "--Mezzanine Financing" below) by a dollar amount which, in each case, bears the same relation to the principal amount of the related mezzanine loan outstanding immediately prior to such prepayment as the amount of the prepayment on the 200 Park Avenue Mortgage Loan bears to the principal amount of the 200 Park Avenue Mortgage Loan outstanding immediately prior to the prepayment thereof.

     The 200 Park Avenue Borrower may defease the entire 200 Park Avenue
Mortgage Loan at any time after the earlier of (i) four years from May 4, 2005 or (ii) the expiration of two years following the latest securitization of any mortgage loan comprising the 200 Park Avenue Loan Combination, and by doing so obtain the release of the 200 Park Avenue Mortgaged Property. A defeasance will be effected by the 200 Park Avenue Borrower's pledging substitute collateral that consists of direct, non-callable United States Treasury obligations that produce payments which replicate the payment obligations of the 200 Park Avenue
Borrower under the 200 Park Avenue Mortgage Loan and are sufficient to pay off the 200 Park Avenue Mortgage Loan in its entirety on the stated maturity date.
The 200 Park Avenue Borrower's right to defease the entire 200 Park Avenue
Mortgage Loan is subject to, among other things, S&P and Fitch each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2005-C7 certificates by such rating agency. As a condition to the defeasance of the entire 200 Park Avenue Mortgage Loan, (i) the 200 Park Avenue Borrower must simultaneously defease the entire 200 Park Avenue Non-Trust Loans and (ii) the
200 Park Avenue Mezzanine Borrower must simultaneously prepay the entire 200
Park Avenue Mezzanine Loan.

     The Mortgaged Property. The 200 Park Avenue Mortgage Loan is secured by a first priority mortgage lien on the fee simple interest of the 200 Park Avenue
Borrower in the 200 Park Avenue Mortgaged Property, a 58-story Class A office building with approximately 2,850,323 square feet of net rentable area
(including approximately 105,424 square feet of retail space) located in midtown Manhattan, New York. 200 Park Avenue also includes a six-level valet-service parking garage with approximately 249 parking spaces. The building has been known since 1992 as The MetLife Building, namesake for the building's prior owner and current tenant, Metropolitan Life Insurance Company
("MetLife") which purchased the building in 1981 when it was then known as The
Pan Am Building. As part of the recent sale to the 200 Park Avenue Borrower, the building will continue to be known as The MetLife Building. Built in 1963,
200 Park Avenue is located on a portion of a city block bounded by East 45th
Street to the north, Grand Central Station to the south, Vanderbilt Avenue to the west and Depew Place to the east. The building has direct access to Grand
Central Station, one of New York City's major transportation hubs with access to Metro North commuter trains and the local subway system. 200 Park Avenue has been well maintained over the years with the most recent renovations occurring during the past five-year period from 1999 to 2004. As reported by prior owner
MetLife, significant improvements in excess of $90 million have included facade cleaning and

                                      S-98

restoration, elevator modernization, and completely redesigned lobby and entrances. 200 Park Avenue is leased to a diverse mix of tenants (including numerous investment grade tenants) comprised of professional services firms
(including law firms) and several financial services firms. Major tenants include The Dreyfus Corporation (a subsidiary of Mellon Financial Corporation which is rated A+/AA- by S&P and Fitch, respectively) with 351,585 square feet
(12.3% of total space), the law firm of Winston & Strawn LLP with 335,094 square feet (11.8% of total space) and Barclays Bank PLC (rated AA/AA+ by S&P and Fitch, respectively) with 333,822 square feet (11.7% of total space). In addition, MetLife continues to lease 53,031 square feet (1.9% of total space)
through March 2025. All of 200 Park Avenue's retail space is leased to approximately 16 tenants consisting of several restaurants, a New York Sports
Club and a Smith Barney consumer retail investment location. Occupancy at the
200 Park Avenue Mortgaged Property, based on square footage leased, was 100.0%
as of January 1, 2005.

     Lockbox. The 200 Park Avenue Borrower is required to cause all gross income from the 200 Park Avenue Mortgaged Property to be deposited into a lockbox account under the control of the lender, which funds shall be disbursed as follows: (1) tax and insurance amounts, to the tax and insurance accounts;
(2) monthly debt service, to the debt service account; (3) replacement reserve amounts, to the replacement reserve account; (4), cash management fees, to the lockbox bank; (5) default interest or any late charges, to the debt service account; (6) if no event of default exists, monthly debt service due under the
200 Park Avenue Mezzanine Loan, together with any late payment charges or default interest and any 200 Park Avenue Mezzanine Net Liquidation Proceeds
After Debt Service (defined below), to the mezzanine loan account; (7) if no event of default exists, during (a) a 200 Park Avenue Mezzanine Low DSCR Period
(defined below) or (b) a 200 Park Avenue Mezzanine Loan event of default, all monthly costs and expenses approved by the 200 Park Avenue Mezzanine Loan lender, to the 200 Park Avenue Borrower; (8) if no event of default exists, during (a) a 200 Park Avenue Mezzanine Low DSCR Period or (b) a 200 Park Avenue
Mezzanine Loan event of default, certain extraordinary expenses approved by the
200 Park Avenue Mezzanine Loan lender, to the 200 Park Avenue Borrower; and (9)
if no event of default exists, any remaining amounts (a) during a 200 Park
Avenue Mezzanine Loan event of default, to the mezzanine loan account or (b) at all other times, to the 200 Park Avenue Borrower.

     "200 Park Avenue Mezzanine Low DSCR Period" means the period during which and for so long as the 200 Park Avenue Mezzanine Loan lender has notified the
200 Park Avenue Mortgage Loan lender that a 200 Park Avenue Low DSCR Period is occurring.

     "200 Park Avenue Low DSCR Period" shall only mean the period where the debt service coverage ratio for the 12-month period ending on the last day of any calendar quarter ending on or after June 30, 2005 is less than 1.05x as calculated for two consecutive calendar quarters and such period shall end when the debt service coverage ratio for the 12-month period ending on the last day of any calendar quarter ending on or after June 30, 2005 is equal to or greater than 1.05x as calculated for two consecutive calendar quarters.

     "200 Park Avenue Mezzanine Net Liquidation Proceeds After Debt Service"
means all amounts paid to or received by or on behalf of the 200 Park Avenue
Borrower in connection with a casualty, condemnation, sale, transfer or refinancing of the 200 Park Avenue Mortgaged Property less certain costs, expenses and amounts specifically set forth in the 200 Park Avenue Mezzanine
Loan documents.

     Terrorism Coverage. The 200 Park Avenue Borrower is required under the related loan documents to maintain comprehensive all risk insurance (including, without limitation, comprehensive boiler and machinery insurance) and insurance against certain acts of terrorism, in an amount equal to not less than the sum of: (i) the aggregate outstanding principal balances of the 200 Park Avenue
Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan Component, the
200 Park Avenue Note A1 Junior Non-Trust Loan Component, the 200 Park Avenue
Note A2 Non-Trust Loan and the 200 Park Avenue Mezzanine Loan and (ii) business interruption/loss of rents insurance equal to the greater of (a) estimated gross income from the operation of the 200 Park Avenue Mortgaged Property for actual losses sustained for the succeeding 24 month period and (b) projected operating expenses (including debt service) for the maintenance and operation of the 200 Park Avenue Mortgaged Property for actual losses sustained for the succeeding 24-month period. Notwithstanding the foregoing, the total annual premium required to be paid by the 200 Park Avenue Borrower for the above described insurance (and any additional property insurance that may be required by lender) shall not exceed $7,950,000 per year, as adjusted based upon the prior year's Consumer Price Index. To the extent that the cost of the amount of the above described insurance exceeds the premium limit of $7,950,000 in any year, the 200 Park Avenue Borrower is required, for such year, to obtain the maximum amount of all risk, comprehensive boiler and machinery, business interruption/loss of rents and terrorism coverage that can be obtained for an annual premium of $7,950,000. The relative amounts of such insurance shall be determined by the 200 Park Avenue Borrower in its good faith business judgment to be the optimal insurance coverage available.

                                      S-99

     Mezzanine Financing. The 200 Park Avenue Mezzanine Borrower is 200 Park
Senior Mezz, L.P., a Delaware limited partnership. The 200 Park Avenue
Mezzanine Borrower has incurred mezzanine financing (the "200 Park Avenue
Mezzanine Loan") in the original principal amount of $275,000,000. The lender on the 200 Park Avenue Mezzanine Loan consists of a syndicate of third-party financial institutions (which includes, as of the date of this prospectus supplement, an affiliate of the related mortgage loan seller). The 200 Park
Avenue Mezzanine Loan matures May 11, 2015. On the eleventh day of each month to but excluding May 11, 2015, the 200 Park Avenue Mezzanine Borrower is
required to make interest-only payments based on a fixed rate per annum on the
200 Park Avenue Mezzanine Loan. The remaining principal balance of the 200 Park
Avenue Mezzanine Loan, plus all accrued and unpaid interest thereon, is due on the stated maturity date. The 200 Park Avenue Mezzanine Loan is secured by, in addition to the related loan documents which include a pledge of 100% of the equity ownership interests in the 200 Park Avenue Borrower, a mortgage on the
200 Park Avenue Mortgaged Property. The 200 Park Avenue Mezzanine Loan lender shall have the right to record the unrecorded mortgage at any time at the 200
Park Avenue Mezzanine Loan lender's expense, provided that the 200 Park
Mezzanine Loan lender may add the costs relating to such recording to the mezzanine debt during the existence of a 200 Park Mezzanine Loan event of default. The 200 Park Avenue Mezzanine Loan lender, however, shall have the right to enforce the mortgage or commence a foreclosure action or the like only if (a) the 200 Park Avenue Mezzanine Loan lender has obtained the consent of the 200 Park Avenue Mortgage Loan lender to commence such enforcement action or
(b) foreclosure proceedings have been duly and properly commenced under the related mortgage securing the 200 Park Avenue Mortgage Loan.

     The 200 Park Avenue Mortgage Loan lender and the 200 Park Avenue Mezzanine
Loan lender entered into an intercreditor agreement (the "200 Park Avenue
Intercreditor Agreement"), that sets forth the relative priorities between the
200 Park Avenue Mortgage Loan and the 200 Park Avenue Mezzanine Loan. The 200
Park Avenue Intercreditor Agreement provides that, among other things:

     (i)   The 200 Park Avenue Mezzanine Loan lender may not foreclose on the
           200 Park Avenue Mezzanine Loan collateral unless certain conditions are satisfied, including that any transferee, if not the 200 Park
           Avenue Mezzanine Loan lender, must generally be an institutional investor that meets specified tests as of the date of transfer or that has first obtained written confirmation from the applicable rating agencies that such transfer will not in itself result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any class of the series 2005-C7 certificates.

     (ii)  The 200 Park Avenue Mezzanine Loan is generally subordinate to the
           200 Park Avenue Mortgage Loan in right of payment; provided, however, that so long as no event of default has occurred and is continuing with respect to the 200 Park Avenue Mortgage Loan, the 200 Park
           Avenue Mezzanine Loan lender may accept payments due and payable from time to time under the 200 Park Avenue Mezzanine Loan documents and prepayments of such loans made in accordance with the 200 Park Avenue
           Mezzanine Loan documents.

     (iii) Upon an "event of default" under the 200 Park Avenue Mezzanine Loan, the 200 Park Avenue Mezzanine Loan lender will have the right, subject to the terms of the 200 Park Avenue Intercreditor Agreement, to select a replacement manager for the 200 Park Avenue Mortgaged
           Property.

     (iv)  The 200 Park Avenue Mezzanine Loan lender has the right to receive notice of any event of default under the 200 Park Avenue Mortgage
           Loan and the right to cure any monetary default within a period ending seven business days after the later of receipt of such notice or expiration of the 200 Park Avenue Borrower's cure period; provided that the 200 Park Avenue Mezzanine Loan lender will not have the right to cure with respect to monthly scheduled debt service payments for a period of more than six consecutive months unless the 200 Park
           Avenue Mezzanine Loan lender has commenced and is continuing to diligently pursue its rights against the 200 Park Avenue Mezzanine collateral. In addition, if the default is of a non-monetary nature, the 200 Park Avenue Mezzanine Loan lender will have ten business days after the later of receipt of such notice or expiration of the 200
           Park Avenue Borrower's cure period to cure such non-monetary default under the 200 Park Avenue Mortgage Loan documents; provided, that, if such non-monetary default is susceptible of cure but cannot reasonably be cured within that period then (or is not susceptible of cure without foreclosure on the 200 Park Avenue Mezzanine
           collateral), subject to certain conditions, the 200 Park Avenue
           Mezzanine Loan lender will be given an additional period of time as is reasonably necessary in the exercise of due diligence to cure such non-monetary default or to pursue such foreclosure.

     (v)   If the 200 Park Avenue Mortgage Loan has been accelerated, or any proceeding to foreclose or otherwise enforce the mortgage or other security for the 200 Park Avenue Mortgage Loan has been commenced, a proceeding or other action relating to insolvency, reorganization, or relief of debtors has been commenced against the 200 Park Avenue
           Borrower or its general partner, or if 200 Park Avenue Mortgage Loan is a "specially serviced" loan and

                                     S-100

           a material event of default under the related mortgage loan documents has occurred or is reasonably foreseeable, then the mezzanine lenders have the right to purchase the 200 Park Avenue Mortgage Loan in whole for a price equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon
           (exclusive of liquidated damages, acceleration prepayment premium, prepayment fee, premiums, yield maintenance charge, late charges, or any default interest relating to any defaults cured by the 200 Park
           Avenue Mezzanine Loan lender as provided in the 200 Park Avenue
           Intercreditor Agreement), any protective advances made by the mortgagee and any interest on any advances, all costs and expenses actually incurred by the mortgage lender in enforcing the terms of the related documents, and, if mezzanine lenders shall fail to purchase the 200 Park Avenue Mortgage Loan within 60 days of receipt of the 200 Park Avenue Mortgage Loan lender's notice of such purchase option, special servicing and liquidation fees payable to any special servicer for any related securitization trust. The purchase option will expire upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure of the 200 Park Avenue
           Mortgage Loan or the 200 Park Avenue Mortgaged Property; provided such option will not expire by reason of any of the foregoing prior to the earlier of the date which is 30 days after the date on which the 200 Park Avenue Mortgage Loan lender delivered notice of such option or the date on which each mezzanine lender shall have notified the 200 Park Avenue Mortgage Loan lender in writing of its decision not to exercise the option to purchase. In the event of a foreclosure the mezzanine lender may bid at the foreclosure sale to the extent permitted by applicable law and in the event that the holder of the
           200 Park Avenue Mortgage Loan shall accept an offer of a deed in lieu of foreclosure, the mezzanine lender may, within 10 business days of such acceptance, purchase the 200 Park Avenue Mortgaged Property from the 200 Park Avenue Mortgage Loan lender or its nominee for the loan purchase price described above plus (x) the net costs and expenses incurred by the 200 Park Avenue Mortgage Loan lender or nominee during its ownership of the 200 Park Avenue Mortgaged Property and
           (y) the costs and expenses incurred by the 200 Park Avenue Mortgage
           Loan lender or nominee in connection with the transfer of the 200
           Park Avenue Mortgaged Property, including reasonable attorneys fees, recording charges and transfer taxes.

     (vi)  The 200 Park Avenue Mezzanine Loan documents generally may be modified without the mortgage lender's consent, except that certain provisions may not be modified without the mortgage lender's consent, including, without limitation, a material increase in any monetary obligations of the 200 Park Avenue Mezzanine Borrower.
           Notwithstanding the foregoing, upon the occurrence of an event of default under the 200 Park Avenue Mezzanine Loan documents, the 200
           Park Avenue Mezzanine Loan lender will be permitted, subject to the satisfaction of certain conditions, to amend or modify the related
           200 Park Avenue Mezzanine Loan in a manner that increases the interest rate thereunder.

     (vii) In addition to a pledge of the equity ownership interests in the 200
           Park Avenue Borrower, the 200 Park Avenue Mezzanine Loan is secured by an unrecorded mortgage encumbering the 200 Park Avenue Mortgaged
           Property. The 200 Park Avenue Mezzanine Loan lender is permitted to cause such mortgage to be recorded at any time but is precluded from commencing any enforcement thereof until (i) the 200 Park Avenue
           Mortgage Loan lender has consented to such action, which consent will not be unreasonably withheld or (ii) foreclosure proceedings have been duly and properly commenced under the 200 Park Avenue Mortgage
           Loan mortgage.

     Permitted Mezzanine Financing. The equity owners of the 200 Park Avenue
Mezzanine Borrower may have the right to obtain junior mezzanine financing in accordance with the terms of, and subject to certain conditions set forth in, the 200 Park Avenue Mortgage Loan documents and the 200 Park Avenue Mezzanine
Loan documents.

     Building Naming Rights/Signage. Metropolitan Tower Life Insurance Company,
pursuant to an easement reserved in the 200 Park Avenue Mortgaged Property deed conveyed by Metropolitan Tower Life Insurance Company to the 200 Park Avenue
Borrower, has a perpetual right to maintain, inspect, sell, transfer and mortgage the existing signs, logos, names, insignias and related conduit, electrical services and other utilities bearing the MetLife or similar logo or insignia, together with rights of access for workers and equipment necessary to maintain and repair the same ("200 Park Avenue Signage Rights"). Metropolitan
Tower Life Insurance Company also reserves the right to place similar signs on any future building on the site. Metropolitan Tower Life Insurance Company, together with any entity to which it transfers the 200 Park Avenue Signage
Rights pursuant to the terms of the easement, has the right to rename the building located on the 200 Park Avenue Mortgaged Property.

                                     S-101

                      II. THE 99 HIGH STREET MORTGAGE LOAN
-------------------------------------------------------------------------------

                            MORTGAGE LOAN INFORMATION

 CUT-OFF DATE BALANCE:                   $185,000,000
 LOAN PER SQUARE FOOT:                   $253
 % OF INITIAL MORTGAGE POOL BALANCE:     7.7%
 SHADOW RATING (S&P/FITCH):              NAP(1)
 LOAN PURPOSE:                           Acquisition
 MORTGAGE INTEREST RATE:                 5.5245% per annum
 INTEREST CALCULATION:                   Actual/360
 FIRST PAYMENT DATE:                     November 11, 2005
 AMORTIZATION TERM:                      Interest Only
 ANTICIPATED REPAYMENT DATE:             NAP(1)
 HYPERAMORTIZATION:                      NAP(1)
 MATURITY DATE:                          November 11, 2015
 MATURITY BALANCE:                       $185,000,000
 BORROWER:                               Teachers Insurance and Annuity
                                         Association of America, for the benefit
                                         of its separate real estate account
 SPONSOR:                                TIAA-CREF
 PREPAYMENT/DEFEASANCE:                  Defeasance permitted beginning two
                                         years after securitization. Prepayment
                                         without penalty permitted six months
                                         prior to scheduled maturity date.
 UP-FRONT RESERVES:                      NAP(1)
 ONGOING RESERVES:                       Tax and Insurance Reserve(2)
                                         Lease Termination Reserve(3)
 LOCKBOX:                                Springing Hard
 OTHER DEBT:                             NAP(1)

                    MORTGAGED PROPERTY INFORMATION

 SINGLE ASSET/PORTFOLIO:                 Single Asset
 PROPERTY TYPE:                          Class A Office
 LOCATION:                               Boston, Massachusetts
 YEAR BUILT:                             1971
 YEAR RENOVATED:                         1992-1995
 SQUARE FEET:                            731,204(4)
 OCCUPANCY:                              91.6%
 OCCUPANCY DATE:                         June 1, 2005
 OWNERSHIP INTEREST:                     Fee
 PROPERTY MANAGEMENT:                    Spaulding & Slye, LLC, a third-party
                                         manager
 U/W NCF:                                $12,835,325(5)
 U/W NCF DSCR:                           1.24x(6)
 APPRAISED VALUE:                        $276,200,000
 APPRAISAL AS OF DATE:                   August 1, 2005
 CUT-OFF DATE LTV RATIO:                 67.0%
 MATURITY LTV RATIO:                     67.0%

(1)  NAP means not applicable.

(2)  The 99 High Street Borrower is required, upon the occurrence of an event of default or a debt service coverage ratio of less than 1.10x, to make monthly escrow deposits into a tax and insurance reserve account equal to
     (i) one-twelfth of the estimated annual real estate taxes payable during the next ensuing 12 months, and (ii) at the option of the lender, if the 99
     High Street Borrower does not maintain an approved blanket insurance policy or doesn't provide evidence of payment of insurance premiums under such blanket insurance policy, one-twelfth of the estimated insurance premiums payable for the renewal of the coverage afforded by such blanket insurance policy.

(3)  The 99 High Street Borrower is required to deposit into a lease termination payment reserve account all lease termination payments paid by a major tenant as defined in the related loan documents for the payment of tenant improvement, leasing commissions and other costs incurred in connection with the re-leasing of the related terminated space or other vacant space at the property. Upon the re-leasing of the applicable terminated space or other vacant space at the property and commencement of full rental payments related to the re-leased space including payment of all related tenant improvement and leasing commission obligations, and subject to no event of default, the remaining portion of the related lease termination payment will be disbursed to the 99 High Street Borrower.

(4)  The 99 High Street Mortgaged Property also includes a 180-space underground parking garage.

(5)  Reflects in-place U/W Net Cash Flow. The U/W Net Cash Flow for the 99 High
     Street Mortgaged Property is projected to be $15,591,898 based on assumed lease-up of a portion of soon to be vacated space and assumed mark-to-market rent adjustments applied to below-market and, where applicable, above-market tenant leases and certain other lease-up assumptions.

(6)  Based on in-place U/W Net Cash Flow. Based on the projected U/W Net Cash
     Flow for the 99 High Street Mortgaged Property of $15,591,898 as described in footnote (4) above, the 99 High Street Mortgage Loan has an U/W DSCR of
     1.50x.

                                     S-102

                                                MAJOR TENANT INFORMATION

                                     APPROXIMATE   % TOTAL     % TOTAL                                        LEASE
                                        SQUARE      SQUARE       BASE           RENT                       EXPIRATION
TENANT(1)                                FEET        FEET    REVENUES(2)       PSF(3)      RATINGS(4)         DATE
----------------------------------- ------------- --------- ------------- --------------- ------------ ------------------

KPMG LLP ..........................    153,885       21.0%       22.8%         $34.18              NR        5/31/2010(5)
National Union Fire Insurance
 Company of Pittsburgh, PA ........     87,815       12.0        14.2          $37.50           AA/AA        3/31/2009(6)
AON Risk Services, Inc. ...........     63,765        8.7        10.0          $36.25       BBB+/BBB+        3/31/2008
Adams Harkness, Inc. ..............     50,951        7.0         7.9          $36.00(7)           NR        2/28/2014
FEMA ..............................     48,706        6.7         7.3          $43.15         AAA/AAA       12/14/2008(8)
                                       -------       ----        ----
TOTAL .............................    405,122       55.4%       62.2%
                                       =======       ====        ====

(1)  The five major tenants are ranked by approximate square feet.

(2)  The percentages of total base revenues are based on in-place underwritten base rental revenues.

(3)  Reflects in-place base rent.

(4)  Credit ratings are those by S&P and Fitch, respectively, and may reflect the parent company rating (even though the parent company may have no obligations under the related lease) if the tenant company is not rated. In the case of FEMA, the ratings reflect the sovereignty rating of the United
     States of America, signatory on the lease. NR means not rated.

(5)  KPMG LLP's lease expiration consists of 10,355 square feet expiring
     February 28, 2006 and 143,530 square feet expiring May 31, 2010.

(6)  National Union Fire Insurance Company of Pittsburgh, PA's lease provides for one, six-year renewal option at fair market value.

(7)  Adams Harkness, Inc.'s lease provides for free rent through July 31, 2006.
     Commencing August 1, 2006, the tenant pays rent as reflected above.

(8)  FEMA's lease may be terminated at any time upon 90 days prior notice.

                                           LEASE EXPIRATION INFORMATION

                     APPROXIMATE                                     APPROXIMATE
                       EXPIRING                    CUMULATIVE % OF     EXPIRING                       CUMULATIVE %
                        SQUARE     AS % OF TOTAL     TOTAL SQUARE        BASE        AS % OF TOTAL    OF TOTAL BASE
        YEAR             FEET       SQUARE FEET          FEET        REVENUES(1)   BASE REVENUES(1)    REVENUES(1)
------------------- ------------- --------------- ----------------- ------------- ------------------ --------------

        2005                 0           0.0%             0.0%       $         0           0.0%            0.0%
        2006            14,721           2.0              2.0%           599,614           2.6             2.6%
        2007            14,316           2.0              4.0%           557,978           2.4             5.0%
        2008           113,381          15.5             19.5%         4,032,454          17.4            22.4%
        2009            90,576          12.4             31.9%         3,384,494          14.6            36.9%
        2010           144,455          19.8             51.6%         5,011,235          21.6            58.5%
        2011            25,445           3.5             55.1%         1,043,245           4.5            63.0%
        2012                 0           0.0             55.1%                 0           0.0            63.0%
        2013            47,226           6.5             61.6%         2,164,259           9.3            72.3%
        2014           129,439          17.7             79.3%         4,161,629          17.9            90.2%
  2015 and beyond       89,979          12.3             91.6%         2,264,546           9.8           100.0%
       Vacant           61,666           8.4            100.0%                --            --
                       -------         -----                         -----------         -----
       TOTAL           731,204         100.0%                        $23,219,453         100.0%
                       =======         =====                         ===========         =====

(1)  Based on in-place underwritten base rental revenues.

     The Borrower and Sponsor. The 99 High Street Borrower is Teachers
Insurance and Annuity Association of America, a New York Corporation, for the
benefit of its separate real estate account. Teachers Insurance and Annuity
Association of America ("TIAA") provides insurance and retirement related products and through its separate real estate account is one of the country's largest investors in mortgages and real estate equity interests. TIAA (rated
AAA/AAA by S&P and Fitch, respectively) is a member company of TIAA-CREF, a family of companies that also includes the College Retirement Equities Fund
("CREF"). Headquartered in New York, New York, TIAA-CREF is one of the world's largest retirement systems reporting more than $350 billion in combined assets under its management as of June 30, 2005 and reports that it is the nation's largest institutional real estate investor with a global portfolio of direct or indirect investment of $59 billion.

     The Mortgage Loan. The 99 High Street Mortgage Loan was originated on
October   , 2005. The 99 High Street Mortgage Loan is a ten-year loan with a stated maturity date of November 11, 2015. The 99 High Street Mortgage Loan will accrue interest on an Actual/360 Basis. Up to its stated maturity, in the absence of default, the 99 High Street Mortgage Loan will accrue interested at a fixed rate of 5.5245% per annum. On the eleventh day of each month through and including the stated maturity date, the 99 High Street Borrower is required to make interest-only payments on the 99 High Street Mortgage Loan. The principal balance of the 99 High Street Mortgage Loan, plus all accrued and unpaid interest thereon, is due on the stated maturity date.

                                     S-103

     The 99 High Street Borrower is prohibited from voluntarily prepaying the
99 High Street Mortgage Loan, in whole or in part, prior to May 11, 2015. From and after May 11, 2015, the 99 High Street Borrower may prepay the 99 High
Street Loan, in whole only, without payment of any prepayment consideration.

     The 99 High Street Borrower may defease the 99 High Street Mortgage Loan, in whole only, at any time after the expiration of the earlier of three years after the closing date of the mortgage loan and two years following the Issue
Date, and by doing so obtain the release of the 99 High Street Mortgaged
Property. A defeasance will be effected by the 99 High Street Borrower's pledging substitute collateral that consists of direct non-callable United
States Treasury obligations which produce payments that replicate the payment obligations of the 99 High Street Borrower under the 99 High Street Mortgage
Loan and that are sufficient to pay off such loan in its entirety on May 11,
2015. The 99 High Street Borrower's right to defease such loan is subject to, among other things, S&P and Fitch confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the rating then assigned to any class of series 2005-C7 certificates by such rating agency.

     The Mortgaged Property. The 99 High Street Mortgage Loan is secured by a first priority mortgage lien on the fee interest of the 99 High Street Borrower in the 99 High Street Mortgaged Property, a 32-story class A office building with approximately 731,204 square feet of net rentable area and an approximate
180-space underground parking garage located in downtown Boston, Massachusetts.
99 High Street was built in 1971 and was renovated during the 1992-1995 period.
99 High Street is leased to a mix of tenants including firms in the insurance, accounting, government and professional services industries. Major tenants include the accounting firm of KPMG LLP with 153,885 square feet (21.0% of total space), National Union Fire Insurance Company of Pittsburgh, PA (a member company of AIG rated AA/AA by S&P and Fitch, respectively) with 87,815 square feet (12.0% of total space), AON Risk Services, Inc. a subsidiary of AON Group,
Inc. (which guarantees the lease and part of AON Corporation which is rated
BBB+/BBB+ by S&P and Fitch, respectively), with 63,765 square feet (8.7% of total space). Other leading tenants include Adams Harkness and the Federal
Emergency Management Agency ("FEMA"). As of June 1, 2005, based on square footage leased, occupancy at 99 High Street was 91.6%.

     Lockbox. The 99 High Street Borrower is required to cause all income from the 99 High Street Mortgaged Property to be deposited into a lockbox account under the control of the lender. Prior to the occurrence of a Triggering Event
(as defined below), the 99 High Street Borrower has the right to withdraw funds from the lockbox account. Following the occurrence of a Triggering Event, the
99 High Street Borrower will no longer have the right to withdraw funds from the lockbox account and funds in such account will be allocated as follows (a)
to the tax account in the amount of the monthly tax deposit; (b) to the extent required, to the insurance reserve account in the amount of the monthly insurance premium deposit; (c) to the debt service account in the amount of the monthly debt service payment and, if applicable, in the amount of any default interest and late payment charges; (d) to the lockbox bank for such bank's fees; and (e) provided no event of default has occurred and is continuing, to the 99 High Street Borrower. The term "Triggering Event" means the occurrence of an event of default under the 99 High Street Loan in the nature of (i) the
99 High Street Borrower's failure to make the monthly debt service payment or to pay any other sums due under the 99 High Street Mortgage Loan documents,
(ii) the 99 High Street Borrower's failure to pay real estate taxes or failure to maintain insurance as required under the 99 High Street Mortgage Loan documents, (iii) any prohibited transfer or encumbrance of the 99 High Street
Mortgaged Property, or (iv) the insolvency or bankruptcy of the 99 High Street
Borrower.

     Terrorism Coverage. The 99 High Street Borrower is required to maintain insurance against terrorism, terrorist acts or similar acts of sabotage with coverage amounts of not less than an amount equal to the full insurable value of the improvements and personal property and eighteen (18) months of business interruption/loss of rents insurance. Notwithstanding the foregoing, the total annual premium required to be paid by the 99 High Street Borrower for the above described insurance (and any additional property insurance that may be required by lender) is subject to an annual cap specified in the related loan documents.

                                     S-104

             III. THE COURTYARD BY MARRIOTT PORTFOLIO MORTGAGE LOAN
-------------------------------------------------------------------------------

                               MORTGAGE LOAN INFORMATION

  CUT-OFF DATE PRINCIPAL BALANCE:       $177,900,000(1)
  LOAN PER ROOM:                        $50,545(2)
  % OF INITIAL MORTGAGE POOL BALANCE:   7.4%
  SHADOW RATING (S&P/FITCH):            A-/A-
  LOAN PURPOSE:                         Acquisition
  MORTGAGE INTEREST RATE:               5.6903889% per annum(3)
  INTEREST CALCULATION:                 Actual/360
  FIRST PAYMENT DATE:                   May 11, 2005
  WEIGHTED AVERAGE AMORTIZATION TERM:   24.5 years(4)
  ANTICIPATED REPAYMENT DATE:           NAP(5)
  HYPERAMORTIZATION:                    NAP(5)
  MATURITY DATE:                        April 11, 2015
  MATURITY BALANCE:                     $148,909,816
  BORROWER:                             Courtyard II Associates, L.P.
  SPONSORS:                             Marriott International, Inc.; Host
                                        Marriott, L.P.; Sarofim Realty
                                        Advisors, Limited Partnership
  PREPAYMENT/DEFEASANCE:                Defeasance permitted beginning from
                                        the earlier of (i) three years from
                                        origination and (ii) two years after the
                                        latest securitization of any mortgage
                                        loan in the Courtyard by Marriott
                                        Loan Combination. Prepayment
                                        without penalty permitted three
                                        months prior to scheduled maturity
                                        date.
  UP-FRONT RESERVES:                    Required Repairs Reserve(6)
                                        FF&E Reserve(6)
  ONGOING RESERVES:                     Tax and Insurance Reserve(7)
                                        FF&E Reserve (8)
                                        Ground Rent Reserve(9)
  LOCKBOX:                              Hard/Hotel(10)
  B NOTE:                               $30,000,000(1)
  MEZZANINE DEBT:                       $128,942,755 and additional
                                        permitted(11)

                     MORTGAGED PROPERTY INFORMATION

 SINGLE ASSET/PORTFOLIO:                Portfolio(12)
 PROPERTY TYPE:                         Hotel
 LOCATION:                              29 states(12)
 YEAR BUILT:                            1985-1990
 YEAR RENOVATED:                        2003-2005
 NUMBER OF ROOMS:                       9,443(12)
 WEIGHTED AVERAGE OCCUPANCY:            70.4%(13)
 OCCUPANCY DATE:                        August 12, 2005(13)
 OWNERSHIP INTEREST:                    Fee/Leasehold
 PROPERTY MANAGEMENT:                   Courtyard Management Corporation,
                                        an affiliate of the Borrower
 WEIGHTED AVERAGE ADR:                  $99.76(14)
 WEIGHTED AVERAGE REVPAR:               $70.50(15)
 U/W NCF:                               $62,624,234(16)
 U/W NCF DSCR:                          1.71x(17)
 APPRAISED VALUE:                       $856,500,000(18)
 APPRAISAL AS OF DATE:                  December 2004 -- January 2005
 CUT-OFF DATE LTV RATIO:                55.7%(19)
 MATURITY LTV RATIO:                    46.6%(19)

(1)  The Courtyard by Marriott Portfolio Mortgage Loan is one of four (4)
     mortgage loans comprising the Courtyard by Marriott Portfolio Loan
     Combination that includes: (a) the Courtyard by Marriott Portfolio Mortgage
     Loan; (b) the Courtyard by Marriott Portfolio Note A1 Non-Trust Loan, with an aggregate cut-off date principal balance of $164,200,000; (c) the
     Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, with a cut-off date principal balance of $177,900,000; and (d) the Courtyard by Marriott
     Portfolio Note B Non-Trust Loan, with a cut-off date principal balance of
     $30,000,000. The Courtyard by Marriott Portfolio Note A1 Non-Trust Loan is
     comprised of two loan components with differing payment priorities, referred to in this prospectus supplement as (i) the Courtyard by Marriott
     Portfolio Note A1 Senior Non-Trust Loan Component, with a cut-off date principal balance of $121,500,000, which is, at all times, pari passu in right of payment with the Courtyard by Marriott Portfolio Mortgage Loan and the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, and (ii) the
     Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component,
     with a cut-off date principal balance of $42,700,000, which is, during the continuance of certain material uncured events of default with respect to the Courtyard by Marriott Portfolio Loan Combination, subordinate in right of payment to the Courtyard by Marriott Portfolio Mortgage Loan, the
     Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component and
     the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan. The Courtyard
     by Marriott Portfolio Note A2 Non-Trust Loan is, at all times, pari passu in right of payment with the Courtyard by Marriott Portfolio Mortgage Loan and the Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan
     Component. The Courtyard by Marriott Portfolio Note B Non-Trust Loan is,
     following and during the continuance of certain material uncured events of default with respect to the Courtyard by Marriott Portfolio Loan
     Combination, subordinate in right of payment to the Courtyard by Marriott
     Portfolio Mortgage Loan, the entire Courtyard by Marriott Portfolio Note A1
     Non-Trust Loan and the Courtyard by Marriott Portfolio Note A2 Non-Trust
     Loan. The Cut-off Date Principal Balance in the table above is based on the
     Courtyard by Marriott Portfolio Mortgage Loan only. As of the cut-off date, the aggregate principal balance of the entire Courtyard by Marriott
     Portfolio Loan Combination is $550,000,000.

(2)  Based on a loan amount comprised of the entire Courtyard by Marriott
     Portfolio Loan Combination (as described in footnote (1) above) excluding the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component
     and the Courtyard by Marriott Note B Non-Trust Loan.

(3)  The mortgage interest rate set forth above is for the Courtyard by Marriott
     Portfolio Mortgage Loan, the Courtyard by Marriott Portfolio Note A1 Senior
     Non-Trust Loan Component and the Courtyard by Marriott Portfolio Note A2
     Non-Trust Loan. The mortgage interest rate for the Courtyard by Marriott
     Portfolio Note A1 Junior Non-Trust Loan Component is 5.77399%, and the
     mortgage interest rate for the Courtyard by Marriott Portfolio Note B
     Non-Trust Loan is 6.1601%.

(4)  Payments of interest only are required through and including the payment date in April 2008, following which monthly debt service payments of principal and interest are required. The weighted average amortization term is weighted based on allocated loan amounts of the Courtyard by Marriott
     Portfolio Mortgaged Properties. Those allocated loan amounts are based on a
     25-year amortization schedule, except that the allocated loan amount for the Courtyard by Marriott Mortgaged Property located in Fresno is based on a 10.5-year amortization schedule, and the Courtyard by Marriott Mortgaged
     Property located in Poughkeepsie is based on a 13-year amortization schedule.

                                     S-105

(5)  NAP means not applicable.

(6)  At closing, the Courtyard by Marriott Portfolio Borrower deposited $764,161 into a required repairs account to be used to pay for certain immediate repairs required to be performed at certain of the Courtyard by Marriott
     Portfolio Mortgaged Properties and deposited $10,282,033 into an FF&E reserve account.

(7)  The Courtyard by Marriott Portfolio Borrower is required on each monthly payment date to make deposits to a tax and insurance reserve account, except that so long as an affiliate of Marriott International, Inc. is the property manager, the Courtyard by Marriott Portfolio Borrower participates in Marriott International, Inc.'s insurance programs, and such programs otherwise meet the requirements of the related loan documents, the monthly escrow payment will not be required. As of the cut-off date, these conditions have been met, and the Courtyard by Marriott Portfolio Borrower is currently not required to make monthly insurance escrow payments.

(8)  The Courtyard by Marriott Portfolio Borrower is required on each monthly payment date to make deposits to a furniture, fixture and equipment
     ("FF&E") replacement reserve with the property manager (an affiliate of
     Marriott International, Inc.) equal to 5.0% of the total gross revenues of the Courtyard by Marriott Portfolio Mortgaged Properties.

(9)  The Courtyard by Marriott Portfolio Borrower is required on each monthly payment date to make deposits to a ground rent reserve account. Ground rent reserve deposits are not required if Marriott International, Inc., or an affiliate of Marriott International, Inc. is the property manager of the
     Courtyard by Marriott Portfolio Mortgaged Properties, and the property manager is paying all ground rent expenses on behalf of the Courtyard by
     Marriott Portfolio Borrower. As of the cut-off date, Marriott
     International, Inc. or an affiliate of Marriott International, Inc. is the property manager and is paying all ground rent expenses on behalf of the
     Courtyard by Marriott Portfolio Borrower.

(10) See "--Lockbox" below.

(11) See "--Mezzanine Financing" below.

(12) Portfolio of 64 hotel properties with aggregate of 9,443 rooms located in
     29 states: California, Illinois, Florida, Alabama, New York, Maryland,
     Connecticut, Georgia, Missouri, Arizona, Michigan, Colorado, Virginia,
     Texas, New Jersey, Tennessee, Ohio, North Carolina, Pennsylvania, Kansas,
     Arkansas, Washington, Indiana, Kentucky, Oklahoma, Minnesota, Oregon,
     Massachusetts and South Carolina. An additional six hotel properties secure the Courtyard by Marriott Portfolio Mortgage Loan, which properties may be released at any time without payment of a release price or prepayment consideration. Those six properties have not been assigned allocated loan amounts or any value in the underwriting of the Courtyard by Marriott
     Portfolio Mortgage Loan.

(13) Occupancy is the weighted average occupancy of the Courtyard by Marriott
     Portfolio Mortgaged Properties for the trailing 12 months through August
     12, 2005, weighted based on allocated loan amount per property.

(14) ADR is the weighted average daily rate based on average daily rate for each of the Courtyard by Marriott Portfolio Mortgaged Properties for the 12
     months ending August 12, 2005, weighted based on allocated loan amount per property.

(15) RevPAR is the weighted average revenue per available room based on revenue per available room for each of the Courtyard by Marriott Portfolio
     Mortgaged Properties for the 12 months ending August 12, 2005, weighted based on allocated loan amount per property.

(16) Reflects in-place U/W Net Cash Flow of the Courtyard by Marriott Portfolio
     Mortgaged Properties. The U/W Net Cash Flow of the Courtyard by Marriott
     Portfolio Mortgaged Properties is projected to be $78,636,673 based on assumed increase in the weighted average occupancy, ADR and RevPAR of the
     Courtyard by Marriott Portfolio Mortgaged Properties.

(17) The U/W DSCR, based on in-place U/W Net Cash Flow (described in footnote
     (16) above) is calculated taking into account the Courtyard by Marriott
     Portfolio Mortgage Loan, the Courtyard by Marriott Portfolio Note A1 Senior
     Non-Trust Loan Component and the Courtyard by Marriott Portfolio Note A2
     Non-Trust Loan (excluding the Courtyard by Marriott Portfolio Note A1
     Junior Non-Trust Loan Component and the Courtyard by Marriott Portfolio
     Note B Non-Trust Loan). The U/W DSCR based on in-place U/W Net Cash Flow taking into account the entire Courtyard by Marriott Portfolio Loan
     Combination would be 1.48x. Based on the projected U/W Net Cash Flow for the Courtyard by Marriott Portfolio Mortgaged Properties (as described in footnote (16) above), the U/W DSCR, taking into account the Courtyard by
     Marriott Portfolio Mortgage Loan, the Courtyard by Marriott Portfolio Note
     A1 Senior Non-Trust Loan Component and the Courtyard by Marriott Portfolio
     Note A2 Non-Trust Loan (excluding the Courtyard by Marriott Portfolio Note
     A1 Junior Non-Trust Loan Component and the Courtyard by Marriott Portfolio
     Note B Non-Trust Loan), would be 2.15x, and the U/W DSCR for the entire
     Courtyard by Marriott Portfolio Loan Combination would be 1.86x.

(18) Aggregate of appraised values for the Courtyard by Marriott Portfolio
     Mortgaged Properties.

(19) The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based on the
     Courtyard by Marriott Portfolio Mortgage Loan, the Courtyard by Marriott
     Portfolio Note A1 Senior Non-Trust Loan Component and the Courtyard by
     Marriott Portfolio Note A2 Non-Trust Loan (excluding the Courtyard by
     Marriott Portfolio Note A1 Junior Non-Trust Loan Component and the
     Courtyard by Marriott Portfolio Note B Non-Trust Loan). The Cut-off Date
     LTV Ratio and the Maturity LTV Ratio based on the entire Courtyard by
     Marriott Portfolio Loan Combination would be 64.2% and 53.8%.

     The Borrower and Sponsor. The Courtyard by Marriott Portfolio Borrower is
Courtyard II Associates, L.P., a Delaware limited partnership, a single purpose, bankruptcy-remote entity that owns no material assets other that the
Courtyard by Marriott Portfolio Mortgaged Properties and related interests. The
Courtyard by Marriott Portfolio Borrower is sponsored by Marriott
International, Inc., Host Marriott, L.P., and Sarofim Realty Advisors, Limited
Partnership, each a Delaware limited partnership, together with certain affiliates of the foregoing entities (such entities, together with such affiliates, collectively, the "Courtyard by Marriott Portfolio Sponsor").

     The Mortgage Loan. The Courtyard by Marriott Portfolio Mortgage Loan was
originated on March 29, 2005, and has a cut-off date principal balance of
$177,900,000. The Courtyard by Marriott Portfolio Mortgage Loan is one of four
(4) mortgage loans, collectively referred to as the "Courtyard by Marriott
Portfolio Loan Combination," that are all secured by the Courtyard by Marriott
Portfolio Mortgaged Properties. The Courtyard by Marriott Portfolio Loan
Combination consists

                                     S-106

of: (i) the Courtyard by Marriott Portfolio Mortgage Loan; (ii) the Courtyard
by Marriott Portfolio Note A1 Non-Trust Loan (which is evidenced by the
Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component and the
Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component); (iii)
the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan; and (iv) the
Courtyard by Marriott Portfolio Note B Non-Trust Loan. All of the mortgage loans in the Courtyard by Marriott Portfolio Loan Combination are obligations of the Courtyard by Marriott Portfolio Borrower, are secured by the Courtyard by Marriott Portfolio Mortgaged Properties and are cross-defaulted with each other. The Courtyard by Marriott Portfolio Note A1 Non-Trust Loan and the
Courtyard by Marriott Portfolio Note A2 Non-Trust Loan are together referred to in this prospectus supplement as the "Courtyard by Marriott Portfolio Pari
Passu Non-Trust Loans." The two (2) Courtyard by Marriott Portfolio Pari Passu
Non-Trust Loans and the Courtyard by Marriott Portfolio Note B Non-Trust Loan
are collectively referred to in this prospectus supplement as the "Courtyard by
Marriott Portfolio Non-Trust Loans." The respective rights of the holders of the Courtyard by Marriott Portfolio Mortgage Loan and the Courtyard by Marriott
Portfolio Non-Trust Loans will be governed by the Courtyard by Marriott
Portfolio Co-Lender Agreement, which is described under "--Loan
Combinations--The Courtyard by Marriott Portfolio Mortgage Loan--Co-Lender
Agreement" below.

     The Courtyard by Marriott Portfolio Mortgage Loan (as well as the
Courtyard by Marriott Portfolio Non-Trust Loans) is a ten-year balloon loan with a stated maturity date of April 11, 2015. The Courtyard by Marriott
Portfolio Mortgage Loan (as well as the Courtyard by Marriott Portfolio Note A1
Senior Non-Trust Loan Component and the Courtyard by Marriott Portfolio Note A2
Non-Trust Loan) accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 5.6903889% per annum. The Courtyard by Marriott
Portfolio Note A1 Junior Non-Trust Loan Component accrues interest on an
Actual/360 Basis at an interest rate, in the absence of default, of 5.77399%
per annum. The Courtyard by Marriott Portfolio Note B Non-Trust Loan accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 6.1601% per annum. Payments of interest only are required through and including the payment date in April 2008. Following the payment date in April
2008, on the eleventh day of each month to but excluding the stated maturity date, the Courtyard by Marriott Portfolio Borrower is required to make constant monthly debt service payments of $3,527,901 (based on a 24.5-year amortization schedule) on the Courtyard by Marriott Portfolio Loan Combination. The
principal balance of the Courtyard by Marriott Portfolio Mortgage Loan (as well as the Courtyard by Marriott Portfolio Non-Trust Loans), plus all accrued and unpaid interest thereon, will be due on the stated maturity date.

     The Courtyard by Marriott Portfolio Borrower is prohibited from voluntarily prepaying the Courtyard by Marriott Portfolio Mortgage Loan in
whole or in part prior to January 11, 2015. From and after January 11, 2015, the Courtyard by Marriott Portfolio Borrower may prepay the Courtyard by
Marriott Portfolio Mortgage Loan, in whole or in part, without payment of any prepayment consideration, provided that (a) the Courtyard by Marriott Portfolio
Borrower provides the lender with 20 days prior written notice, and (b) if the date on which such prepayment is received by the lender is not a regularly-scheduled payment date, the Courtyard by Marriott Portfolio Borrower shall pay to the lender, in addition to any other amounts due to the lender, interest on the portion of the outstanding principal balance of the Courtyard by Marriott Portfolio Mortgage Loan subject to such prepayment through the end of the interest period in which such prepayment occurs.

     The Courtyard by Marriott Portfolio Borrower may defease the Courtyard by
Marriott Portfolio Mortgage Loan, in whole or in part, on any payment date after the expiration of the earlier of (i) three years from loan origination and (ii) two years following the latest securitization of any mortgage loan comprising the Courtyard by Marriott Portfolio Loan Combination, and by doing so obtain the release of all or some of the Courtyard by Marriott Portfolio
Mortgaged Properties. A defeasance of any portion of the loan will be effected by the Courtyard by Marriott Portfolio Borrower's pledging substitute collateral that consists of direct, non-callable United States Treasury obligations that produce payments which replicate the payment obligations of the Courtyard by Marriott Portfolio Borrower under the Courtyard by Marriott
Portfolio Mortgage Loan and are sufficient to pay, on January 11, 2015, the portion of the Courtyard by Marriott Portfolio Mortgage Loan being defeased.
The Courtyard by Marriott Portfolio Borrower's right to defease any portion of the Courtyard by Marriott Portfolio Mortgage Loan is subject to, among other things, S&P and Fitch each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2005-C7 certificates by such rating agency. As a condition to the defeasance of the entire Courtyard by Marriott Portfolio Mortgage Loan, the
Courtyard by Marriott Portfolio Borrower must simultaneously defease in full the Courtyard by Marriott Portfolio Non-Trust Loans.

     The Mortgaged Properties. The Courtyard by Marriott Portfolio Mortgage
Loan is secured by a first priority mortgage lien on (a) the respective fee simple interest of the Courtyard by Marriott Portfolio Borrower in eight
Courtyard by Marriott Portfolio Mortgaged Properties, and (b) the respective leasehold interest of the Courtyard by Marriott Portfolio Borrower in 56
Courtyard by Marriott Portfolio Mortgaged Properties, as described under
"--Ground Leases" below. The Courtyard

                                     S-107

by Marriott Portfolio Mortgage Loan is based on allocated loan amounts attributable to the 64 hotels that constitute the Courtyard by Marriott
Portfolio Mortgaged Properties.

     The Courtyard by Marriott Portfolio Mortgaged Properties consist of 64 select-service hotels containing approximately 9,443 rooms. These hotels are located in 29 states across the United States with concentrations in
California, Illinois and Florida. All Courtyard by Marriott Portfolio Mortgaged
Properties are flagged "Courtyard by Marriott," a brand name of Marriott
International, Inc. The typical amenities provided by Courtyard by Marriott
Hotels comprise: restaurant and lounge, meeting space, central courtyard, swimming pool and exercise room, 24-hour access to food, and high speed internet access. Many of the Courtyard by Marriott Portfolio Mortgaged
Properties will undergo renovation under Marriott's ongoing renovation program, referred to herein as the "Courtyard by Marriott Portfolio Reinvention
Program," which is being instituted for all Courtyard by Marriott branded hotels. The scope of a full Courtyard by Marriott Portfolio Reinvention Program includes a redesigned and upgraded guestroom package, redesigned lobbies and new amenities, and functional features designed to appeal to the business traveler. The cost of a full Courtyard by Marriott Portfolio Reinvention
Program for each Courtyard by Marriott Portfolio Mortgaged Property is approximately $12,500 per key. Six of the Courtyard by Marriott Portfolio
Mortgaged Properties have completed the Courtyard by Marriott Portfolio
Reinvention Program as of early 2005, 26 hotels will partially undergo the
Courtyard by Marriott Portfolio Reinvention Program (case goods only) in 2005 or 2006, and the remaining 32 hotels will undergo a full Courtyard by Marriott
Portfolio Reinvention Program in 2005 or early 2006.

     Certain characteristics of the Courtyard by Marriott Portfolio Mortgaged
Properties, organized by location of the subject Courtyard by Marriott
Portfolio Mortgaged Properties, are identified in the table below:

        THE COURTYARD BY MARRIOTT PORTFOLIO MORTGAGED PROPERTIES(1)

                                                 WEIGHTED        WEIGHTED
                            # OF       # OF       AVERAGE         AVERAGE
        LOCATION         PROPERTIES   ROOMS   AGE (YEARS)(2)   OCCUPANCY(3)
----------------------- ------------ ------- ---------------- --------------

California ............       8       1,182        17               71.4%
Illinois ..............       7       1,015        19               69.1
Florida ...............       5         741        17               71.4
Alabama ...............       3         442        19               66.3
New York ..............       2         294        18               73.8
Connecticut ...........       2         294        16               78.1
Maryland ..............       2         295        16               74.6
Missouri ..............       2         303        17               69.4
Georgia ...............       3         435        19               65.1
Michigan ..............       2         295        17               68.2
Arizona ...............       3         444        17               71.0
Colorado ..............       2         304        17               64.2
Virginia ..............       2         299        17               76.0
Texas .................       3         447        16               71.1
Tennessee .............       2         290        17               70.8
New Jersey ............       1         146        17               81.0
Ohio ..................       2         295        17               64.9
North Carolina ........       2         298        17               70.2
Pennsylvania. .........       1         149        17               76.2
Kansas ................       1         149        17               65.8
Arkansas ..............       1         149        17               66.9
Oklahoma ..............       1         149        17               71.5
Indiana ...............       1         146        18               71.0
Kentucky ..............       1         146        17               62.0
Washington ............       1         149        16               71.7
Minnesota .............       1         146        17               69.7
Oregon ................       1         149        16               60.7
Massachusetts .........       1         146        17               53.4
South Carolina ........       1         146        17               67.6
                              -       -----        --               ----
TOTAL/WEIGHTED
 AVERAGE ..............      64       9,443        17               70.4%
                             ==       =====        ==               ====

                          WEIGHTED     WEIGHTED
                           AVERAGE     AVERAGE      APPRAISED     ALLOCATED LOAN
        LOCATION           ADR(4)     REVPAR(5)       VALUE           AMOUNT
----------------------- ------------ ----------- --------------- ---------------

California ............  $  104.88    $  74.73    $116,300,000    $ 23,786,667
Illinois ..............      92.10       63.60      99,800,000      21,359,056
Florida ...............     113.69       81.22      75,500,000      15,759,890
Alabama ...............      96.53       64.11      42,600,000       9,142,694
New York ..............     120.66       89.24      42,000,000       8,594,524
Connecticut ...........     109.26       85.64      34,900,000       7,517,761
Maryland ..............     110.24       82.26      35,500,000       7,400,296
Missouri ..............      96.20       66.75      32,900,000       7,028,324
Georgia ...............      93.34       60.88      33,000,000       7,008,746
Michigan ..............     103.33       70.27      30,700,000       6,401,844
Arizona ...............      88.10       61.85      31,700,000       5,786,736
Colorado ..............      96.68       62.04      30,100,000       5,557,124
Virginia ..............      91.41       69.81      26,200,000       5,501,278
Texas .................      89.03       63.54      23,500,000       4,778,917
Tennessee .............      86.41       60.82      20,900,000       4,561,558
New Jersey ............     118.42       95.90      21,300,000       4,326,628
Ohio ..................      86.28       56.15      19,100,000       4,072,121
North Carolina ........      83.77       58.85      16,900,000       3,445,640
Pennsylvania. .........     115.52       88.00      16,300,000       3,386,908
Kansas ................      98.80       65.03      14,600,000       3,171,556
Arkansas ..............      86.24       57.66      13,000,000       2,799,583
Oklahoma ..............      80.48       57.54      12,700,000       2,760,428
Indiana ...............      88.97       63.16      12,700,000       2,721,273
Kentucky ..............      93.00       57.62      12,700,000       2,682,118
Washington ............     102.53       73.49      13,000,000       2,623,386
Minnesota .............      93.68       65.28      10,300,000       2,094,793
Oregon ................      78.69       47.75       7,300,000       1,311,358
Massachusetts .........      93.10       49.72       5,700,000       1,163,719
South Carolina ........      74.50       50.38       5,300,000       1,155,073
                         ---------    --------    ------------    ------------
TOTAL/WEIGHTED
 AVERAGE ..............  $   99.76    $  70.50    $856,500,000    $177,900,000
                         =========    ========    ============    ============

(1)  Ranked by the aggregate allocated loan amount per state.

                                     S-108

(2)  Weighted average age for each state based on the average age of each property in the specified state and weighted based on the allocated loan amount for that property.

(3)  Weighted average occupancy for each state based on average occupancy per property in the specified state for the 12-month period ending August 12,
     2005, and weighted based on the allocated loan amount for that property.

(4)  Weighted average daily rate ("ADR") for each state based on average ADR per property in the specified state for the 12-month period ending August 12,
     2005, and weighted based on the allocated loan amount for that property.

(5)  Weighted average revenue per available room ("RevPAR") for each state based on average RevPAR per property in the specified state for the 12-month period ending August 12, 2005, and weighted based on the allocated loan amount for that property.

     Releases. The Courtyard by Marriott Portfolio Mortgaged Properties may be
released from the lien of the related mortgage if the Courtyard by Marriott
Portfolio Borrower elects to defease the entire Courtyard by Marriott Portfolio
Mortgage Loan (together with the Courtyard by Marriott Portfolio Pari Passu
Non-Trust Loans) or elects, on or after January 11, 2015, to prepay the entire
Courtyard by Marriott Portfolio Mortgage Loan, as described under "--The
Mortgage Loan" above. If the Courtyard by Marriott Portfolio Borrower has elected to defease a portion of the Courtyard by Marriott Portfolio Mortgage
Loan (together with the Courtyard by Marriott Portfolio Pari Passu Non-Trust
Loans) or, on or after January 11, 2015, prepay a portion of the Courtyard by
Marriott Portfolio Mortgage Loan (together with the Courtyard by Marriott
Portfolio Pari Passu Non-Trust Loans), then the Courtyard by Marriott Portfolio
Borrower may obtain the release of an individual Courtyard by Marriott
Portfolio Mortgaged Property, provided the principal balance of the defeased notes or the amount of such prepayment shall equal 110% of the allocated loan amount for the individual Courtyard by Marriott Portfolio Mortgaged Property
proposed to be released, the DSCR for the remaining Courtyard by Marriott
Portfolio Mortgaged Properties for the trailing 12 month period immediately prior to such release shall be equal to or greater than the DSCR on the closing date of the Courtyard by Marriott Portfolio Loan Combination and the loan to value ratio for the remaining properties shall be less than the loan to value ratio on the closing date of the Courtyard by Marriott Portfolio Loan
Combination.

     Lockbox. The Courtyard by Marriott Portfolio Borrower and the property manager are required to cause all revenues from the Courtyard by Marriott
Portfolio Mortgaged Properties to be deposited directly into a lockbox account in which lender has a perfected security interest. Thereafter, provided that the property manager is an affiliate of Marriott International, Inc. and
Marriott International, Inc. is rated "investment grade" by the applicable rating agencies, all funds in the lockbox account will be transferred each business day from the lockbox account to the property manager's account (which is an account in which lender does not have a perfected security interest) and will be used to pay, pursuant to the management agreement, operating expenses incurred in connection with the operation of the Courtyard by Marriott
Portfolio Mortgaged Properties, debt service and other amounts due to the lender and otherwise as set forth in the management agreement and the loan documents. In the event that the manager of the Courtyard by Marriott Portfolio
Mortgaged Properties is an affiliate of Marriott International, Inc. and
Marriott International, Inc. is not rated "investment grade", all funds in the lockbox account shall not be transferred to the property manager's account but instead shall be disbursed from the lockbox account in the following priority:
first, to the property manager for operating expenses; next, to amounts due to the lender including deposits to reserve accounts required under the relevant loan documents and debt service and finally as set forth in the management agreement. In the event that the property manager is not an affiliate of
Marriott International, Inc. (unless a rating agency confirmation has been obtained with respect to the application of the funds in the lockbox account as set forth above), and provided that an event of default shall not have occurred and be continuing, all available funds in the lockbox account will be disbursed in the following priority: (a) to the tax and insurance reserve account for the payment of taxes and insurance; (b) to the ground lease escrow account in the amount of ground lease rent due on the next payment date; (c) to the debt service reserve account in the amount of debt service due on the next payment date and for any other amounts then due and payable under the loan documents;
and (d) if the manager is not an affiliate of Marriott International, Inc., as directed by manager, or, if the management agreement was cancelled, as directed by the Courtyard by Marriott Portfolio Borrower. Upon the occurrence and during the continuance of an event of default under the loan documents, the Courtyard by Marriott Portfolio Borrower shall have no further rights to receive any amounts from the lockbox account, directly or indirectly, and the Courtyard by
Marriott Portfolio Borrower has assigned, and the property manager has acknowledged such assignment, all amounts otherwise payable to the Courtyard by
Marriott Portfolio Borrower under and from the lockbox account.

     Terrorism Coverage. The Courtyard by Marriott Portfolio Borrower is
required to obtain and maintain terrorism insurance, to the extent available at commercially reasonable terms, as is customarily carried by operators of similar facilities, with regard to the comprehensive all-risk, business income, boiler and machinery and, during times of construction, general liability insurance.

                                     S-109

     Ground Leases. The Courtyard by Marriott Portfolio Mortgage Loan is
secured by the Courtyard by Marriott Portfolio Borrower's respective leasehold interest in 56 Courtyard by Marriott Portfolio Mortgaged Properties. A
memorandum of each ground lease and any amendments thereto or assignments thereof have been recorded in the applicable recorder's office. Forty-nine (49)
of the subject ground leases, with an aggregate annual rent for 2005 of
$9,987,446, are currently leased from an affiliate of Marriott International,
Inc., under leases which expire on December 31, 2068 (the "Courtyard by
Marriott Portfolio Affiliate Ground Leases"). The other seven of the subject ground leases, with an aggregate annual rent for 2005 of $1,710,773, are currently leased from separate third parties under leases which have a final expiry, including all renewal options, of December 29, 2033; December 29, 2063;
June 14, 2068; December 28, 2038; December 30, 2063; June 30, 2024; and,
January 3, 2050, respectively.

     The annual rental for each of the Courtyard by Marriott Portfolio
Affiliate Ground Leases is the greater of a minimum rental rate or a stated
percentage of gross revenue, such percentage with a current range from 4.0% to
8.0%. Each year, the annual minimum rental for each of the Courtyard by
Marriott Portfolio Affiliate Ground Leases will be increased by the greater of
(i) the product of the existing annual minimum rental and 80% of the percentage increase in the Consumer Price Index ("CPI") over the three prior fiscal years or (ii) 75% of the average annual rental for the prior three fiscal years.
Notwithstanding anything to the contrary, the annual minimum rental per fiscal year will never decrease. Annual rental for the seven Courtyard by Marriott
Portfolio Mortgaged Properties secured by ground leases with third party ground lessors are as follows. Rent under the Courtyard by Marriott Poughkeepsie ground lease shall be the greater of (i) $110,000 per fiscal year or (ii) 3.5%
of gross revenues. Rent under the Courtyard by Marriott Norwalk ground lease will be increased every five years by the greater of (i) 15.0% of the then prevailing rental rate or (ii) the product of the annual rental then in effect and 60.0% of the increase in the CPI during the preceding five years. Rent under the Courtyard by Marriott Tampa--Westshore ground lease shall by increased by 5.0% every ten years during the lease term. Rent under the
Courtyard by Marriott Philadelphia--Devon ground lease shall be the greater of
$240,000 or (ii) 4.25% of gross revenues. Rent under the Courtyard by Marriott
San Jose--Cupertino ground lease shall be the greater of (i) the product of the annual rental then in effect and 75.0% of the increase in the CPI during the preceding five years or (ii) 6.0% of gross revenues. Rent under the Courtyard by Marriott Fresno ground lease shall be the greater of (i) the then current annual rental increased by 3.0% or (ii) 6.0% of gross revenues. Rent under the
Courtyard by Marriott Charlotte--South Park ground lease shall be the greater of (i) $352,051 per year or (ii) 6.0% of gross revenues.

     Mezzanine Financing. CBM Mezzanine Borrower Limited Partnership, a
Delaware limited partnership, an owner of indirect interests in the Courtyard by Marriott Portfolio Borrower, is the borrower under a mezzanine loan from
Marriott International, Inc., in the principal amount of $128,942,755, secured by one or more pledges of direct or indirect interests in the Courtyard by
Marriott Portfolio Borrower, as well as by direct or indirect interests in an affiliated owner of a separate portfolio of Courtyard by Marriott hotels. The proceeds of such loan shall be applied to (a) pay the cost of the alterations to the Courtyard by Marriott Portfolio Mortgaged Properties (implemented under the Courtyard by Marriott Portfolio Reinvention Program), (b) pay the cost of improvements to certain other properties owned by Courtyard by Marriott Limited
Partnership (an affiliate of the Courtyard by Marriott Portfolio Borrower), (c)
fund or pay for the redemption, purchase or other acquisition of certain interests in CBM Joint Venture Limited Partnership, owned by Host Marriott,
L.P., a Delaware limited partnership, and/or its affiliates and any costs or expenses relating thereto and (d) such other purposes approved by the lender in writing. The Courtyard by Marriott Portfolio Mezzanine Loan accrues interest at a floating rate and is secured by one or more pledges of direct or indirect interests in the Courtyard by Marriott Portfolio Borrower (the "Courtyard by
Marriott Portfolio Mezzanine Collateral"). The Courtyard by Marriott Portfolio
Mezzanine Loan matures on the earlier to occur of May 10, 2012 or the termination of the management agreement with respect to the Courtyard by
Marriott Portfolio Mortgaged Property.

     The Courtyard by Marriott Portfolio Mortgage Loan lender and the Courtyard by Marriott Portfolio Mezzanine Loan lender entered into an intercreditor agreement (the "Courtyard by Marriott Portfolio Mezzanine Intercreditor
Agreement"), that sets forth the relative priorities between the Courtyard by
Marriott Portfolio Mortgage Loan and the Courtyard by Marriott Portfolio
Mezzanine Loan, and provides, among other things:

     o  The Courtyard by Marriott Portfolio Mezzanine Loan lender may not foreclose on the Courtyard by Marriott Portfolio Mezzanine Collateral
        unless Courtyard by Marriott Portfolio Mezzanine Loan lender has first obtained written confirmation from the rating agencies that such transfer will not in itself result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any class of the series 2005-C7 certificates, or certain other

                                     S-110

        conditions are satisfied, including that any transferee must generally be an institutional investor that meets specified tests as of the date of transfer, the Courtyard by Marriott Portfolio Mortgaged Properties
        will be managed by a property manager meeting the criteria set forth in the related mortgage loan documents, and an acceptable non-consolidation opinion has been delivered.

     o  The Courtyard by Marriott Portfolio Mezzanine Loan is generally subordinate to the Courtyard by Marriott Portfolio Mortgage Loan in
        right of payment; provided, however, that so long as no event of default has occurred and is continuing with respect to the Courtyard by Marriott
        Portfolio Mortgage Loan and the scheduled maturity date of the Courtyard by Marriott Portfolio Mortgage Loan has not occurred, the Courtyard by
        Marriott Portfolio Mezzanine Loan lender may accept payments due and payable from time to time under the related mezzanine loan documents.

     o  In certain circumstances, the Courtyard by Marriott Portfolio Mezzanine
        Loan lender will have the right, subject to the terms of the Courtyard by Marriott Portfolio Mezzanine Intercreditor Agreement, to select a replacement manager for the Courtyard by Marriott Portfolio Mortgaged
        Properties; provided, however, that if any event has occurred under the
        Courtyard by Marriott Portfolio Mortgage Loan documents which would permit the Courtyard by Marriott Portfolio Mortgage Loan lender to select the manager for the Courtyard by Marriott Portfolio Mortgaged
        Properties, the Courtyard by Marriott Portfolio Mortgage Loan lender will have the sole right to select such manager.

     o  The Courtyard by Marriott Portfolio Mezzanine Loan lender has the right to receive notice of any event of default under the Courtyard by
        Marriott Portfolio Mortgage Loan and the right to cure any monetary default within a period ending five business days after the receipt of such notice; provided, that the Courtyard by Marriott Portfolio
        Mezzanine Loan lender will not have the right to cure with respect to monthly scheduled debt service payments for a period of more than six consecutive months unless the mezzanine lender has commenced and is continuing to diligently pursue its rights against the Courtyard by
        Marriott Portfolio Mezzanine Collateral. In addition, if the default is of a non-monetary nature, the Courtyard by Marriott Portfolio Mezzanine
        Loan lender will have the same period of time as the Courtyard by
        Marriott Portfolio Borrower to cure such non-monetary default under the
        Courtyard by Marriott Portfolio Mortgage Loan documents; provided, that, if such non-monetary default is susceptible of cure but cannot reasonably be cured within that period then, subject to certain conditions, the Courtyard by Marriott Portfolio Mezzanine Loan lender will be given an additional period of time as is reasonably necessary in the exercise of due diligence to cure such non-monetary default.

     o  If the Courtyard by Marriott Portfolio Mortgage Loan has been accelerated, or any proceeding to foreclose or otherwise enforce the mortgage or other security for the Courtyard by Marriott Portfolio
        Mortgage Loan has been commenced, then the Courtyard by Marriott
        Portfolio Mezzanine Loan lender has the right to purchase the Courtyard by Marriott Portfolio Mortgage Loan in whole for a price equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon, any protective advances made by the mortgagee and any interest on any advances, and all costs and expenses actually incurred by the mortgage lender in enforcing the terms of the related documents (provided that no liquidation fee to any servicer or special servicer for any related securitization trust will be due if the Courtyard by Marriott Portfolio Mortgage Loan is purchased prior to the date 60 days after the Courtyard by Marriott Portfolio
        Mortgage Loan becomes a specially serviced mortgage loan). The purchase option will expire upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure of the Courtyard by Marriott
        Portfolio Mortgage Loan or the Courtyard by Marriott Portfolio Mortgaged
        Properties.

     o  The Courtyard by Marriott Portfolio Mezzanine Loan documents generally may be modified without the Courtyard by Marriott Portfolio Mortgage
        Loan lender's consent, except that certain provisions may not be modified without the Courtyard by Marriott Portfolio Mortgage Loan lender's consent, including, without limitation, a material increase in any monetary obligations of the Courtyard by Marriott Portfolio
        Mezzanine Borrower. Notwithstanding the foregoing, upon the occurrence of an event of default under the Courtyard by Marriott Portfolio
        Mezzanine Loan documents, the Courtyard by Marriott Portfolio Mezzanine
        Loan lender will be permitted, subject to the satisfaction of certain conditions, to amend or modify the Courtyard by Marriott Portfolio
        Mezzanine Loan in a manner that increases the interest rate under which the Courtyard by Marriott Portfolio Mezzanine Loan accrues (but not the interest rate that is payable by the related mezzanine borrower under the Courtyard by Marriott Portfolio Mezzanine Loan).

                                     S-111

     o  In the event and for so long as, and at any time that, the Courtyard by
        Marriott Portfolio Mezzanine Loan lender is a person who either owns more than 49% of the direct or indirect interests in the Courtyard by
        Marriott Portfolio Borrower or controls, directly or indirectly, the
        Courtyard by Marriott Portfolio Borrower, the Courtyard by Marriott
        Portfolio Mezzanine Loan lender will not be entitled to (i) any rights or remedies against the Courtyard by Marriott Portfolio Mortgage Loan lender for breach of certain representations or warranties set forth in the Courtyard by Marriott Portfolio Mezzanine Intercreditor Agreement,
        (ii) notice of defaults, (iii) opportunity to cure or purchase the
        Courtyard by Marriott Portfolio Mortgage Loan, (iv) modify its loan documents, (v) consent to the modification of the Courtyard by Marriott
        Portfolio Mortgage Loan or (vi) exercise rights of consultation with the
        Courtyard by Marriott Portfolio Mortgage Loan lender.

     Further, the Courtyard by Marriott Portfolio Sponsor has a one-time right to obtain a loan secured by a pledge of the direct or indirect ownership interests in CBM Mezzanine Borrower Limited Partnership, owned by the Courtyard by Marriott Portfolio Sponsor, provided that certain conditions are met, including the following: (a) no event of default shall have occurred and remain uncured on such date; (b) the Courtyard by Marriott Portfolio Borrower remains a special purpose bankruptcy remote entity in compliance with the related loan documents; (c) in the case of an additional mezzanine loan with a floating interest rate, the borrower thereunder must be obligated to purchase an interest rate cap at the initial funding of the additional mezzanine loan at a fixed strike price such that if the additional mezzanine loan is deemed to bear interest at the cap rate, the anticipated mezzanine DSCR during the applicable period after giving effect to the permitted mezzanine debt will be no less than
1.20x at all times, and in the case of an additional mezzanine loan with a fixed interest rate, that the borrower thereunder must provide evidence at the initial funding of the additional mezzanine loan that the anticipated mezzanine
DSCR will be no less than 1.20x at all times; (d) the lender must be a qualified institutional lender, as described in the related loan documents; (v)
if requested by the lender, the Courtyard by Marriott Portfolio Borrower must execute amendments to the Courtyard by Marriott Portfolio Mortgage Loan
documents reasonably requested by the lender, (vi) the lender and the additional mezzanine lender must execute an intercreditor agreement in form and substance reasonably satisfactory to the lender, the additional mezzanine lender and the rating agencies; (vii) the Courtyard by Marriott Portfolio
Borrower must reimburse (or cause to be reimbursed) the lender for all reasonable out-of-pocket expenses incurred by the lender (including the reasonable fees and expenses of the rating agencies in connection with the additional mezzanine loan); (viii) the proceeds of the additional mezzanine loan shall be used for improvements to the Courtyard by Marriott Portfolio
Mortgaged Properties and/or to the properties owned by Courtyard by Marriott
Limited Partnership or shall be invested as capital investments in the
Courtyard by Marriott Portfolio Borrower or in Courtyard by Marriott Limited
Partnership; and (ix) the rating agencies must have delivered a rating agency confirmation in connection with the additional mezzanine loan.

     Substitutions. In the event of a casualty or condemnation at a Courtyard by Marriott Portfolio Mortgaged Property, if the Courtyard by Marriott
Portfolio Borrower cannot or elects not to satisfy the conditions set forth in the Courtyard by Marriott Portfolio Mortgage Loan documents in connection with a restoration costing in excess of the restoration threshold amount set forth in such loan documents, the Courtyard by Marriott Portfolio Borrower, at its
option, may substitute a substitute property for the Courtyard by Marriott
Portfolio Mortgaged Property at which such casualty or condemnation has occurred. The Courtyard by Marriott Portfolio Borrower's right to substitute a
Courtyard by Marriott Portfolio Mortgaged Property is subject to the condition that the sum of (a) the allocated loan amount of such substitute Courtyard by
Marriott Portfolio Mortgaged Property and (b) the aggregate of the allocated loan amounts of all other Courtyard by Marriott Portfolio Mortgaged Properties which are or were a substitute property, does not constitute more than 10% of the original outstanding principal amount of the Courtyard by Marriott
Portfolio Mortgage Loan. No substitution may occur after the occurrence and during the continuance of an event of default. To qualify as a substitute
Courtyard by Marriott Portfolio Mortgaged Property, the property proposed to be a substitute Courtyard by Marriott Portfolio Mortgaged Property must, at the time of substitution: (i) be a property as to which the Courtyard by Marriott
Portfolio Borrower will hold indefeasible fee or leasehold title free and clear of any lien or other encumbrance except for permitted encumbrances; (ii) be free and clear of hazardous substances, except for nominal amounts of any such substances commonly incorporated in or used in the operation of properties similar to the Courtyard by Marriott Portfolio Mortgaged Properties (in either case in compliance in all material respects with all environmental laws), all as set forth in an environmental report delivered to the lender; (iii) be in substantially the same repair and condition as the replaced property was on the closing date of the Courtyard by Marriott Portfolio Loan Combination or, in the
event that the replaced property was itself a substitute Courtyard by Marriott
Portfolio Mortgaged Property, on the date that such Courtyard by Marriott
Portfolio Mortgaged Property became subject to the Courtyard by Marriott
Portfolio Mortgage Loan, all as set forth in a physical conditions report delivered to the lender; (iv) be in compliance, in all material respects, with legal requirements; (v) as evidenced by an appraisal performed at the Courtyard by Marriott Portfolio Borrower's expense and delivered to the lender, have a fair market value no less than the

                                     S-112

greater of (y) the fair market value of the replaced Courtyard by Marriott
Portfolio Mortgaged Property on the closing date of the Courtyard by Marriott
Portfolio Loan Combination and (z) the fair market value of the replaced
Courtyard by Marriott Portfolio Mortgaged Property immediately prior to the substitution; (vi) be used as a "Courtyard by Marriott" and comply with the then applicable system standards of the "Courtyard by Marriott" brand; and
(vii) be subject to the management agreement (described under "--Management
Agreement" below).

     Management Agreement. Pursuant to a management agreement dated March 29,
2005, between the Courtyard by Marriott Portfolio Borrower and Courtyard
Management Corporation (the "Courtyard by Marriott Portfolio Manager")
("Courtyard Management Agreement"), each of the properties is operated as a
"Courtyard by Marriott" and managed, on behalf of the Courtyard by Marriott
Portfolio Borrower, by the Courtyard by Marriott Portfolio Manager. The
Courtyard Management Agreement has an initial term of 20 years and will expire on March 29, 2025. The Courtyard Management Agreement is automatically renewed for two successive periods of 10 years each, provided that the Courtyard by
Marriott Portfolio Manager has the option to terminate the Courtyard Management
Agreement by not less than 300 days notice prior to March 29, 2035, as applicable. The Courtyard by Marriott Portfolio Manager may also elect to terminate the Courtyard Management Agreement as to any individual property that fails to meet the operational, physical and technological standards of comparable hotels in the "Courtyard by Marriott" standard. The operation of the hotels is under the exclusive supervision and control of the Courtyard by
Marriott Portfolio Manager, which is responsible for the proper and efficient operation of the Courtyard by Marriott Portfolio Mortgaged Properties. Subject
to the terms of the Courtyard Management Agreement, the Courtyard by Marriott
Portfolio Manager has discretion and control, free from interference, interruption or disturbance, in all matters relating to management and operation of the Courtyard by Marriott Portfolio Mortgaged Properties.

     The Courtyard by Marriott Portfolio Manager is entitled to a base management fee of 6% of gross revenues and an incentive management fee which is based, in part, on the financial performance of the Courtyard by Marriott
Portfolio Mortgaged Properties.

     The Courtyard Management Agreement provides that both the Courtyard by
Marriott Portfolio Borrower and the Courtyard by Marriott Portfolio Manager
have the option, upon the occurrence of certain events more specifically set forth in the Courtyard Management Agreement, to terminate the Courtyard
Management Agreement.

     Pursuant to a separate agreement between the lender and the Courtyard by
Marriott Portfolio Manager, the lender has agreed not to terminate the
Courtyard Management Agreement following an exercise of remedies under the
Courtyard by Marriott Portfolio Mortgage Loan documents, provided that (a) the
Courtyard by Marriott Portfolio Borrower did not have the right to terminate the Courtyard Management Agreement pursuant to the Courtyard Management
Agreement and (b) following such exercise of remedies by the lender under the
Courtyard by Marriott Portfolio Mortgage Loan documents, the Courtyard
Management Agreement will continue as a direct agreement between the Courtyard by Marriott Portfolio Manager and the lender.

                                     S-113

                   IV. THE RECKSON PORTFOLIO I MORTGAGE LOAN

-------------------------------------------------------------------------------

                            MORTGAGE LOAN INFORMATION

 CUT-OFF DATE BALANCE:                 $122,850,000(1)
 LOAN PER SQUARE FOOT:                 $         94
 % OF INITIAL MORTGAGE POOL BALANCE:           5.1%
 SHADOW RATING (S&P/FITCH):            BBB-/BBB-
 LOAN PURPOSE:                         Refinance
 WEIGHTED AVERAGE MORTGAGE INTEREST
  RATE:                                5.20% per annum(2)
 INTEREST CALCULATION:                 Actual/360
 FIRST PAYMENT DATE:                   October 11, 2005
 AMORTIZATION TERM:                    Interest Only
 ANTICIPATED REPAYMENT DATE:           NAP(3)
 HYPERAMORTIZATION:                    NAP(3)
 MATURITY DATE:                        September 11, 2010
 MATURITY/ARD BALANCE:                 $122,850,000
 BORROWERS:                            RA 492 River Road LLC, RA 100
                                       Executive Drive LLC, RA 200 Executive
                                       Drive LLC, RA 35 Pinelawn Road LLC,
                                       RA 80 Grasslands Road LLC, RA 100
                                       Grasslands Road LLC, RA 150 Motor
                                       Parkway LLC, RA 660 White Plains
                                       Road LLC and RA 225 High Ridge LLC
 SPONSORS:                             Reckson Australia Operating Company
                                       LLC and Reckson Operating Partnership,
                                       L.P.
 PREPAYMENT/DEFEASANCE:                Defeasance permitted beginning two
                                       years after securitization. Prepayment
                                       without penalty permitted one month
                                       prior to scheduled maturity date. Partial
                                       defeasance allowed in connection with
                                       the release of certain of the mortgaged
                                       properties(4).
 UP-FRONT RESERVES:                    Tax Reserve(5)
                                       Insurance Reserve(6)
                                       Rollover Reserve(7)
 ONGOING RESERVES:                     Tax Reserve
                                       Insurance Reserve
                                       Required Repair Reserve(8)
                                       Capital Expenditure Reserve(9)
                                       Rollover Reserve(10)
 LOCKBOX:                              Hard(11)
 MEZZANINE DEBT:                       Future mezzanine debt permitted(12)

                         MORTGAGED PROPERTY INFORMATION

 SINGLE ASSET/PORTFOLIO:               Portfolio
 PROPERTY TYPE:                        Class A Office
 LOCATION:                             New York, New Jersey and Connecticut
 YEAR BUILT:                           1952-1989
 YEAR RENOVATED:                       Various
 SQUARE FEET:                          1,304,238
 OCCUPANCY:                            94.4%
 OCCUPANCY DATE:                       Various
 OWNERSHIP INTEREST:                   Fee
 PROPERTY MANAGEMENT:                  Reckson Management Group, Inc., an
                                       affiliate of the borrowers
 U/W NCF:                              $15,719,252
 U/W NCF DSCR:                         2.43x(13)
 APPRAISED VALUE:                      $270,500,000
 APPRAISAL AS OF DATE:                 Various
 CUT-OFF DATE LTV RATIO:               45.4%(14)
 MATURITY/ARD LTV RATIO:               45.4%(14)

(1)  The Reckson Portfolio I Mortgage Loan is part of the Reckson Portfolio I
     Loan Combination that also includes the Reckson Portfolio I Non-Trust Loan in the cut-off date principal amount of $73,218,300.

(2)  The Weighted Average Mortgage Interest Rate set forth above is the weighted average rate of the entire Reckson Portfolio I Loan Combination. The rate on the Reckson Portfolio I Mortgage Loan may be different, and possibly lower, than that weighted average rate.

(3)  NAP means not applicable.

(4)  See "--Partial Releases" below.

(5)  At closing, the Reckson Portfolio I Borrowers deposited $1,548,703 into a tax reserve account to be used, together with required on-going monthly deposits, to pay real estate taxes due in the months following the closing.

(6)  At closing, the Reckson Portfolio I Borrowers deposited $128,766 into an insurance reserve account to be used, together with required on-going monthly deposits, to pay insurance premiums as and when they come due.

(7)  At closing, the Reckson Portfolio I Borrowers deposited $2,090,988 into a rollover reserve account to be used to pay tenant improvements and leasing commissions associated with vacant space at the property known as 225 High
     Ridge Road.

(8)  In lieu of making monthly deposits into a required repair reserve account,
     Reckson Australia Operating Company LLC provided a guarantee with respect to required repairs, subject to a cap of the amount guaranteed (together with all other amounts guaranteed by such sponsor under any guarantee of the loan) of 10% of the outstanding principal balance.

(9)  In lieu of making monthly deposits into a capital expenditure reserve account, Reckson Australia Operating Company LLC provided a guarantee with respect to capital expenditures, subject to a cap of the amount guaranteed
     (together with all other amounts guaranteed by such sponsor under any guarantee of the loan) of 10% of the outstanding principal balance.

(10) In lieu of making monthly deposits into a rollover reserve account, Reckson
     Australia Operating Company LLC provided a guarantee with respect to lease expirations, subject to a cap of the amount guaranteed (together with all other amounts guaranteed by such sponsor under any guarantee of the loan)
     of 10% of the outstanding principal balance.

(11) See "--Lockbox" below.

(12) See "--Permitted Mezzanine Financing" below.

                                     S-114

(13) The U/W DSCR is based solely on the Reckson Portfolio I Mortgage Loan and does not take into account the Reckson Portfolio I Non-Trust Loan. The U/W
     DSCR for the entire Reckson Portfolio I Loan Combination is 1.52x. (taking into account the Reckson Portfolio I Non-Trust Loan and treating the
     Reckson Portfolio I Loan Combination as a single underlying mortgage loan).

(14) The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based solely on the Reckson Portfolio I Mortgage Loan and do not take into account the
     Reckson Portfolio I Non-Trust Loan. The Cut-off Date LTV Ratio and the
     Maturity LTV Ratio of the entire Reckson Portfolio I Loan Combination are each 72.5% (taking into account the Reckson Portfolio I Non-Trust Loan and treating the Reckson Portfolio I Loan Combination as a single underlying mortgage loan).

                             MAJOR TENANT INFORMATION

                                                     APPROXIMATE       % TOTAL
             TENANT(1)                 PROPERTY      SQUARE FEET   SQUARE FEET(2)
---------------------------------- ---------------- ------------- ----------------

Radianz U.S. No. 2 Inc. ..........  492 River Road     130,009           10.0%
Amscan Inc. ......................     80 & 100        120,024            9.2
                                   Grasslands Road
Synapse Group Inc. ...............  225 High Ridge      74,945            5.7
Clairol Corp. ....................  225 High Ridge      42,152            3.2
Philip Morris Management Co. .....  225 High Ridge      41,911            3.2
                                                       -------           ----
TOTAL ............................                     409,041           31.4%
                                                       =======           ====

                                      % TOTAL                                LEASE
                                        BASE         RENT                  EXPIRATION
             TENANT(1)              REVENUES(2)    PSF (3)    RATINGS(4)      DATE
---------------------------------- ------------- ----------- ------------ -----------

Radianz U.S. No. 2 Inc. ..........       7.8%     $  16.75       --        5/14/2011
Amscan Inc. ......................       7.6         17.75       --       12/31/2014
Synapse Group Inc. ...............       5.5         20.70       --        9/30/2016
Clairol Corp. ....................       4.0         26.88       --        4/30/2007
Philip Morris Management Co. .....       4.1         27.25       --        9/30/2010
                                        ----
TOTAL ............................      29.1%
                                        ====

(1)  The five largest tenants in the Reckson Portfolio I Mortgaged Properties are ranked by underwritten base rent.

(2)  The % Total Square Feet and % Total Base Revenues are based on the aggregate rentable square feet and aggregate underwritten base revenues, respectively, of the entire Reckson Portfolio I.

(3)  Based on full base rent.

(4)  Credit ratings are those of S&P and Fitch and may reflect the parent company rating if the parent company guarantees the lease and if the tenant company is not rated. NR means not rated.

                                          LEASE EXPIRATION INFORMATION

                                                                       APPROXIMATE                     CUMULATIVE
                       APPROXIMATE         AS %         CUMULATIVE       EXPIRING        AS % OF          % OF
                         EXPIRING        OF TOTAL       % OF TOTAL         BASE         TOTAL BASE     TOTAL BASE
        YEAR           SQUARE FEET     SQUARE FEET     SQUARE FEET     REVENUES(1)     REVENUES(1)      REVENUES
-------------------   -------------   -------------   -------------   -------------   -------------   -----------

        2005               14,873           1.1%            1.1%       $   349,761          1.2%           1.2%
        2006              109,134           8.4             9.5          2,982,033         10.6           11.9
        2007              129,565           9.9            19.4          3,129,161         11.1           23.0
        2008              105,797           8.1            27.6          2,407,020          8.6           31.6
        2009               93,421           7.2            34.7          2,502,593          8.9           40.5
        2010              181,974          14.0            48.7          4,474,276         15.9           56.4
        2011              210,142          16.1            64.8          4,271,691         15.2           71.6
        2012               44,158           3.4            68.2          1,082,408          3.9           75.4
        2013               24,436           1.9            70.0            669,894          2.4           77.8
        2014              169,245          13.0            83.0          3,364,723         12.0           89.8
  2015 and beyond         139,002          10.7            93.7          2,865,545         10.2            100%
       Vacant              82,491           6.3             100%                --
                          -------          ----            ----        -----------         ----           ----
       TOTAL            1,304,238           100%                       $28,099,105          100%           100%
                        =========          ====            ====        ===========         ====           ====

(1)  Based on in-place underwritten base revenues.

     The Borrowers and Sponsors. The borrowers under the Reckson Portfolio I
Mortgage Loan are RA 492 River Road LLC, RA 100 Executive Drive LLC, RA 200
Executive Drive LLC, RA 35 Pinelawn Road LLC, RA 80 Grasslands Road LLC, RA 100
Grasslands Road LLC, RA 150 Motor Parkway LLC, RA 660 White Plains Road LLC and
RA 225 High Ridge LLC, each a Delaware limited liability company (collectively, the "Reckson Portfolio I Borrowers"). The key principal of the Reckson
Portfolio I Mortgage Borrowers is Reckson Australia Operating Company LLC. The
original sponsor of the Reckson Portfolio I Mortgage Loan, Reckson Operating
Partnership L.P. (an affiliate of Reckson Associates Realty Corp.) transferred
75% of the ownership interests in the Reckson Portfolio I Borrower to Reckson
Australia Operating Company LLC, an affiliate of an Australian listed property trust, and indirectly retained 25% of the ownership interests in the Reckson
Portfolio I Borrower.

     The Mortgage Loan. The Reckson Portfolio I Mortgage Loan was originated on
August 26, 2005 and has a cut-off date principal balance of $122,850,000. The
Reckson Portfolio I Mortgage Loan is one of two (2) mortgage loans, collectively referred to as the "Reckson Portfolio I Loan Combination," both of which are obligations of the Reckson Portfolio I

                                     S-115

Borrower and are secured by the Reckson Portfolio I Mortgaged Properties. The
Reckson Portfolio I Loan Combination is comprised of (a) the Reckson Portfolio
I Mortgage Loan; and (b) the Reckson Portfolio I Non-Trust Loan in the
principal amount of $73,218,300, which will not be included in the trust. The
Reckson Portfolio I Non-Trust Loan is, during the continuance of certain material uncured events of default with respect to the Reckson Portfolio I
Mortgage Loan, subordinate in right of payment to the Reckson Portfolio I
Mortgage Loan. The respective rights of the holders of the Reckson Portfolio I
Mortgage Loan and the Reckson Portfolio I Non-Trust Loan will be governed by the Reckson Portfolio I Co-Lender Agreement, which is described under "--Loan
Combinations--The A/B Loan Combinations--Co-Lender Agreement" below.

     The Reckson Portfolio I Mortgage Loan (as well as the Reckson Portfolio I
Non-Trust Loan) is a five-year loan with a stated maturity date of September
11, 2010. The Reckson Portfolio I Loan Combination accrues interest on an
Actual/360 Basis. In the absence of a default, the Reckson Portfolio I Mortgage
Loan will accrue interest at an interest rate, in the absence of default, of
5.20% per annum and the Reckson Portfolio I Non-Trust Loan will accrue interest at an interest rate, in the absence of default, of 5.20% per annum. On the eleventh day of each month through and including August 11, 2010, the Reckson
Portfolio I Borrowers are required to make interest-only payments on the
Reckson Portfolio I Mortgage Loan.

     The Reckson Portfolio I Borrowers are prohibited from voluntarily prepaying the Reckson Portfolio I Mortgage Loan, in whole or in part, prior to
August 11, 2010. From and after August 11, 2010, the Reckson Portfolio I
Borrowers may prepay the entire Reckson Portfolio I Loan Combination, in whole, without payment of any prepayment consideration.

     The Reckson Portfolio I Borrowers may defease the entire Reckson Portfolio
I Loan Combination, in whole or, with respect to any or all of the properties located at 100 Executive Drive, 200 Executive Drive, 35 Pinelawn Road, 80
Grasslands Road, 100 Grasslands Road and 225 High Ridge Road (collectively, the
"Reckson Portfolio I Non-Core Properties"), in part, on any payment date after the date which is two years following the securitization of the Reckson
Portfolio I Mortgage Loan and before August 11, 2010, and by doing so obtain the release of all of the Reckson Portfolio I Mortgaged Properties or one or
more of the Reckson Portfolio I Non-Core Properties, as applicable. A defeasance will be effected by the Reckson Portfolio I Borrowers' pledging substitute collateral that consists of United States obligations which produce payments that replicate the payment obligations of the Reckson Portfolio I
Borrower under the Reckson Portfolio I Mortgage Loan and the Reckson Portfolio
I Non-Trust Loan and are sufficient to pay off such loans in their entirety or, in the case of a partial defeasance, 110% of the allocated loan amount of the applicable Non-Core Property on September 11, 2010. The Reckson Portfolio I
Borrowers' right to defease the Reckson Portfolio I Loan Combination is subject to, among other things, S&P and Fitch confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the rating then assigned to any class of series 2005-C7 certificates by such rating agency. In addition, with respect to a partial defeasance of the Reckson Portfolio I Loan
Combination and release of a Reckson Portfolio I Non-Core Property, the Reckson
Portfolio I Borrower must satisfy the additional conditions set forth in
"--Partial Release" below.

     The Mortgaged Properties. The Reckson Portfolio I Mortgage Loan is secured by a first priority mortgage lien on the fee simple interests in the Reckson
Portfolio I Mortgaged Properties. The Reckson Portfolio I Mortgaged Properties
consist of nine Class A office buildings located at 492 River Road, Nutley, New
Jersey; 100 Executive Drive, West Orange, New Jersey; 200 Executive Drive, West
Orange, New Jersey; 35 Pinelawn Road, Melville, New York; 80 Grasslands Road,
Elmsford, New York; 100 Grasslands Road, Elmsford, New York; 150 Motor Parkway,
Hauppauge, New York; 660 White Plains Road, Tarrytown, New York and 225 High
Ridge Road, Stamford, Connecticut.

            THE RECKSON PORTFOLIO I MORTGAGED PROPERTIES

          PROPERTY(1)                   LOCATION         YEAR BUILT
------------------------------- ----------------------- ------------

225 High Ridge Road ........... Stamford, Connecticut       1989
660 White Plains Road ......... Tarrytown, New York         1983
150 Motor Parkway ............. Hauppauge, NY               1984
492 River Road ................ Nutley, NJ                  1952
35 Pinelawn Road .............. Melville, NY                1980
200 Executive Drive ........... West Orange, NJ             1980
100 Executive Drive ........... West Orange, NJ             1978
80 Grasslands Road ............ Elmsford, NY                1989
100 Grasslands Road ........... Elmsford, NY                1964

                                 APPROXIMATE                                    ALLOCATED LOAN
          PROPERTY(1)            SQUARE FEET   OCCUPANCY(2)   APPRAISED VALUE       AMOUNT
------------------------------- ------------- -------------- ----------------- ---------------

225 High Ridge Road ...........    231,876          98.7%       $76,500,000      $55,274,000
660 White Plains Road .........    275,998          91.4%       $53,600,000      $37,657,300
150 Motor Parkway .............    193,880          84.1%       $36,600,000      $24,080,000
492 River Road ................    130,009         100.0%       $29,700,000      $22,073,000
35 Pinelawn Road ..............    114,190          96.4%       $19,400,000      $15,189,000
200 Executive Drive ...........    109,183          93.4%       $16,700,000      $12,981,000
100 Executive Drive ...........     94,035          85.7%       $15,200,000      $12,115,000
80 Grasslands Road ............     87,613         100.0%       $14,600,000      $10,672,000
100 Grasslands Road ...........     67,454         100.0%       $ 8,200,000      $ 6,027,000

(1)  The properties are ranked by allocated loan amount.

(2)  Occupancy is based on currently leased space.

                                     S-116

     Lockbox. The Reckson Portfolio I Borrowers are required to cause the tenants of the Reckson Portfolio I Mortgaged Properties to deposit all rents directly into a segregated lockbox account under the control of the lender and any rents and other income collected by the Reckson Portfolio I Borrowers or the property manager is required to be deposited into such account within one business day of their receipt thereof. Unless an event of default under the related loan documents has occurred and is continuing, amounts in such lockbox account will be disbursed to the operating account of the Reckson Portfolio I
Borrowers. Upon the occurrence and continuance of an event of default under the related loan documents, all amounts in such lockbox account are required to be transferred on each business day to another segregated account controlled by the lender and applied and disbursed in such order, proportion and priority as the lender may determine in its sole discretion.

     Terrorism Coverage. The Reckson Portfolio I Borrowers are required to either (i) maintain casualty, commercial general liability, rental loss and/or business interruption, boiler and machinery and umbrella liability insurance, which do not contain exclusions for loss, cost, damage or liability caused by terrorism or terrorist acts, or (ii) in the event the Reckson Portfolio I
Borrowers cannot obtain such policies, one or more terrorism insurance policies covering the full amount of the loss, cost, damage or liability excluded by the exclusions in the aforementioned insurance policies, to the extent such coverage is available to the Reckson Portfolio I Borrowers. Notwithstanding the
foregoing, the Reckson Portfolio I Borrowers are not required to incur costs for such terrorism insurance policies in excess of 150% of the aggregate annual cost of the casualty, commercial general liability, rental loss and/or business interruption, boiler and machinery and umbrella liability insurance with respect to the Reckson Portfolio I Mortgaged Properties. The Reckson Portfolio
I Borrower is permitted to provide blanket terrorism policies in lieu of single site policies, subject to restrictions contained in the related loan documents.

     Partial Releases. On any payment date after the expiration of the earlier of (i) three years from loan origination and (ii) two years following the latest securitization of any mortgage loan comprising the Reckson Portfolio I
Loan Combination, the Reckson Portfolio I Borrowers may partially defease the
Reckson Portfolio I Loan Combination and obtain the release of one or more
Reckson Portfolio I Non-Core Properties. In connection with any such partial defeasance and release, in addition to the conditions for defeasance set forth under "--The Mortgage Loan" above, the Reckson Portfolio I Borrowers must (i)
certify to the lender that after giving effect to such partial defeasance, the debt service coverage ratio for the remaining Reckson Portfolio I Mortgaged
Properties must be not less than the greater of (1) the debt service coverage ratio for the 12 full calendar months immediately preceding the origination date of the Reckson Portfolio I Mortgage Loan and (2) 1.30x, and (ii) provide defeasance collateral in an amount equal to 110% of the allocated loan amount of the related Reckson Portfolio I Non-Core Property.

     Guarantees. At closing, one of the prior sponsors, Reckson Operating
Partnership, L.P., ("ROP") delivered certain guarantees with respect to the base rent and expense recoveries due under the leases of Ampacet Corp., ADM
Rice, GSA and Quaker Sales of space at 660 White Plains Road, Lincoln Education and Hockman Lewis of space at 200 Executive Drive and Liberty Mutual and Ajilon of space at 150 Motor Parkway in the event of the exercise of certain tenant termination rights contained in the applicable leases. In addition, in lieu of making all required initial and/or monthly deposits in the required repair reserve account, the capital expenditure reserve account and the rollover reserve account, Reckson Australia Operating Company LLC provided a guarantee of such initial and/or monthly reserve obligations. ROP also provided a master lease of approximately 24,158 square feet of space at 660 White Plains Road.

     Environmental Issues. Certain mortgaged real properties securing the
Reckson Portfolio I Mortgage Loan are subject to environmental considerations, as described in "Risk Factors--Lending on Income-Producing Real Properties
Entails Environmental Risks" in this prospectus supplement.

     Permitted Mezzanine Financing. The related loan documents permit the pledge of the equity interests in one or more of the Reckson Portfolio I
Borrowers as security for a mezzanine loan, subject to the satisfaction the following conditions: (a) a combined debt service coverage ratio of the Reckson
Portfolio I Mortgage Loan and all such mezzanine loans for the twelve full calendar months immediately preceding the date of determination of no less than the actual debt service coverage ratio with respect to the Reckson Portfolio I
Mortgage Loan for the twelve full calendar months immediately preceding the origination date of the Reckson Portfolio I Mortgage Loan, and (b) a combined loan-to-value ratio of the Reckson Portfolio I Mortgage Loan and all such mezzanine loans of no greater than the actual loan-to-value ratio with respect to the Reckson Portfolio I Mortgage Loan on the origination date of the Reckson
Portfolio I Mortgage Loan.

                                     S-117

--------------------------------------------------------------------------------
                V. THE 1166 AVENUE OF THE AMERICAS MORTGAGE LOAN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           MORTGAGE LOAN INFORMATION
--------------------------------------------------------------------------------

 CUT-OFF DATE PRINCIPAL BALANCE:       $116,000,000(1)

 LOAN PER SQUARE FOOT:                 $396(2)

 % OF INITIAL MORTGAGE POOL BALANCE:   4.8%

 SHADOW RATING (S&P/FITCH):            AAA/AAA

 LOAN PURPOSE:                         Refinance
 MORTGAGE INTEREST RATE:               5.701% per annum(3)

 INTEREST CALCULATION:                 30/360

 FIRST PAYMENT DATE:                   November 11, 2005

 AMORTIZATION TERM:                    13 years, one month(4)
 ANTICIPATED REPAYMENT DATE:           NAP(5)

 HYPERAMORTIZATION:                    NAP(5)

 MATURITY DATE:                        October 11, 2035(4)

 MATURITY BALANCE:                     $0(4)

 BORROWERS:                            MMC Borrower LLC, Marsh USA
                                       Borrower LLC, Seabury & Smith
                                       Borrower LLC, Mercer HR
                                       Consulting Borrower LLC and Mercer
                                       MC Consulting Borrower LLC

 SPONSOR:                              Marsh & McLennan Companies, Inc.

 DEFEASANCE/PREPAYMENT:                Defeasance and/or prepayment with
                                       penalty permitted beginning two years
                                       following securitization. Additionally,
                                       prepayments in connection with the
                                       release of certain condominium units
                                       comprising the 1166 Avenue of the
                                       Americas Mortgaged Property is
                                       permitted throughout the term of the
                                       loan with payment of a release price
                                       and yield maintenance premium.

 UP-FRONT RESERVES:                    NAP(5)

 ONGOING RESERVES(10):                 Tax and Insurance Reserve(6)
                                       Rent Reserve(7)

                                       Common Charges Reserve(8)
                                       Replacement Reserve(9)

 LOCKBOX:                              Hard(11)

 MEZZANINE DEBT:                       Permitted(12)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         MORTGAGED PROPERTY INFORMATION
--------------------------------------------------------------------------------

 SINGLE ASSET/PORTFOLIO:     Single Asset

 PROPERTY TYPE:              Office(13)

 LOCATION:                   New York, New York

 YEAR BUILT:                 1974

 YEAR RENOVATED:             1995-2001

 SQUARE FEET:                902,232(13)

 OCCUPANCY:                  100.0%

 OCCUPANCY DATE:             September 29, 2005

 OWNERSHIP INTEREST:         Fee(14)

 PROPERTY MANAGEMENT:        Self-managed(15)

 U/W NCF:                    $45,014,186(16)

 U/W NCF DSCR:               1.71x(17)

 APPRAISED VALUE:            $650,000,000(18)

 APPRAISAL AS OF DATE:       November 1, 2005

 CUT-OFF DATE LTV RATIO:     55.0%(19)

 MATURITY LTV RATIO:         0.0%(20)
--------------------------------------------------------------------------------

(1)  The 1166 Avenue of the Americas Mortgage Loan is one of two (2) mortgage loans comprising the 1166 Avenue of the Americas Loan Combination that includes: (a) the 1166 Avenue of the Americas Mortgage Loan; and (b) the
     1166 Avenue of the Americas Non-Trust Loan, with a cut-off date principal balance of $359,000,000. The 1166 Avenue of the Americas Non-Trust Loan is
     comprised of ten loan components with differing payment priorities, referred to in this prospectus supplement as (i) the 1166 Avenue of the
     Americas Senior Non-Trust Loan Components, which consist of three loan components with an aggregate cut-off date principal balance of
     $241,560,000, and (ii) the 1166 Avenue of the Americas Junior Non-Trust
     Loan Components, which consist of seven loan components with an aggregate cut-off date principal balance of $117,440,000. In the absence of certain material uncured events of default, principal payments will be applied first to reduce the principal balance of the 1166 Avenue of the Americas
     Mortgage Loan to zero before being applied to the 1166 Avenue of the
     Americas Senior Non-Trust Loan Components. During the continuance of certain material uncured events of default, the 1166 Avenue of the Americas
     Senior Non-Trust Loan Components will be pari passu in right of payment with the 1166 Avenue of the Americas Mortgage Loan. The seven 1166 Avenue of the Americas Junior Non-Trust Loan Components are generally subordinate in right of payment to the 1166 Avenue of the Americas Mortgage Loan and the three 1166 Avenue of the Americas Senior Non-Trust Loan Components. The
     Cut-off Date Principal Balance in the table above is based on the 1166
     Avenue of the Americas Mortgage Loan only. As of the cut-off date, the aggregate principal balance of the entire 1166 Avenue of the Americas Loan
     Combination is $475,000,000.

(2)  Based on a loan amount comprised of the 1166 Avenue of the Americas
     Mortgage Loan and the 1166 Avenue of the Americas Senior Non-Trust Loan
     Components (as described in footnote (1) above), excluding the 1166 Avenue of the Americas Junior Non-Trust Loan Components.

(3)  The mortgage interest rate set forth above is for the entire 1166 Avenue of the Americas Loan Combination.

(4)  Maturity Date reflects the stated maturity of the entire 1166 Avenue of the
     Americas Loan Combination which amortizes on a 30-year schedule.
     Amortization Term and Maturity Balance reflect that the 1166 Avenue of the
     Americas Mortgage Loan, which is senior in priority for all principal payment prior to the occurrence of certain material uncured events of default, is expected to fully amortize in approximately 13 years, one month or by November 11, 2018.

(5)  NAP means not applicable.

(6)  Upon the occurrence and during the continuance of a Trigger Event
     (hereinafter defined), the 1166 Avenue of the Americas Borrowers are required to make monthly escrow deposits into a tax and insurance reserve account in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums payable during the next ensuing 12 months. Funds remaining in such account after the cessation of a Trigger
     Event shall be returned to the 1166 Avenue of the Americas Borrowers.

(7)  Upon the occurrence and during the continuance of a Trigger Event, the 1166
     Avenue of the Americas Borrowers are required to make a deposit into

                                     S-118

     a rent reserve account in an amount equal to three months' rent payable under the Sponsor Lease. Funds remaining in such account after the cessation of a Trigger Event shall be returned to the 1166 Avenue of the
     Americas Borrowers.

(8)  Upon the occurrence and during the continuance of a Trigger Event, the 1166
     Avenue of the Americas Borrowers are required to make monthly escrow deposits into a common charge reserve account in an amount equal to one-twelfth of the estimated annual condominium common charges payable during the next ensuing 12 months. Funds remaining in such account after the cessation of a Trigger Event shall be returned to the 1166 Avenue of the Americas Borrowers.

(9)  Upon the occurrence and during the continuance of a Trigger Event, the 1166
     Avenue of the Americas Borrowers are required to make monthly escrow deposits into a replacement reserve account in an amount equal to one-twelfth of the estimated annual replacement and repair costs payable during the next ensuing 12 months, which amount shall in no event exceed
     $0.35 per rentable square foot (which amount shall increase annually based on the corresponding increase in the consumer price index).

(10) Provided no event of default under the related loan documents has occurred and is then continuing, the 1166 Avenue of the Americas Borrowers may provide letters of credit, satisfying the applicable conditions set forth in the related loan agreement, in lieu of these reserves.

(11) See "--Lockbox" below.

(12) See "--Permitted Mezzanine Financing" below.

(13) The 1166 Avenue of the Americas Mortgaged Property is comprised of multiple commercial condominium units with an aggregate of 902,232 square feet and a corresponding 56.5866% share of the common elements of the Condominium (as hereinafter defined).

(14) The 1166 Avenue of the Americas Borrowers own a fee interest in the condominium units and their appurtenant percentage interest in the related common elements, as tenants-in-common.

(15) The 1166 Avenue of the Americas Mortgaged Property will initially be self-managed by the 1166 Avenue of the Americas Borrowers. However, the
     overall building is managed on behalf of the boards of managers of the 1166
     Avenue of the Americas Condominium by CB Richard Ellis, Inc.

(16) Reflects U/W Net Cash Flow based on the Sponsor Lease (as hereinafter defined).

(17) The U/W DSCR is calculated taking into account the 1166 Avenue of the
     Americas Mortgage Loan and the 1166 Avenue of the Americas Senior Non-Trust
     Loan Components (excluding the 1166 Avenue of the Americas Junior Non-Trust
     Loan Components). The U/W DSCR taking into account the entire 1166 Avenue of the Americas Loan Combination would be 1.36x.

(18) Appraised value based on the Sponsor Lease.

(19) The Cut-off Date LTV Ratio is based on the 1166 Avenue of the Americas
     Mortgage Loan and the 1166 Avenue of the Americas Senior Non-Trust Loan
     Components (excluding the 1166 Avenue of the Americas Junior Non-Trust Loan
     Components). The Cut-off Date LTV Ratio taking into account the entire 1166
     Avenue of the Americas Loan Combination is 73.1%.

(20) The Maturity LTV Ratio is calculated assuming that the 1166 Avenue of the
     Americas Mortgage Loan fully amortizes by November 11, 2018 (see footnote 4 above).

------------------------------------------------------------------------------------------------------------------------
                                              MAJOR TENANT INFORMATION(1)
------------------------------------------------------------------------------------------------------------------------
                                                                                                               LEASE
                                     APPROXIMATE     % TOTAL     % TOTAL BASE        RENT                    EXPIRATION
              TENANT                 SQUARE FEET   SQUARE FEET    REVENUES(2)       PSF(3)      RATINGS(4)      DATE
------------------------------------------------------------------------------------------------------------------------

Marsh & McLennan Companies, Inc.... 902,232            100.0%        100.0%       $ 44.01(5)      BBB/BBB   10/11/2035
TOTAL ............................. 902,232            100.0%        100.0%       $ 44.01(5)
                                    =======            =====         =====        =======
------------------------------------------------------------------------------------------------------------------------

(1)  Reflects Sponsor, Marsh & McLennan Companies, Inc., which master leases
     100% of the 1166 Avenue of the Americas Mortgaged Property which is comprised of multiple condominium units aggregating 902,232 square feet which are leased to the five Primary Tenants as noted below.

(2)  The percentage of total base revenues is based on underwritten base rental revenues based on the Sponsor Lease.

(3)  Reflects in-place base rent under the Sponsor Lease.

(4)  Credit ratings of the tenant are those by S&P and Fitch, respectively.

(5)  The rent under the Sponsor Lease escalates by 5% every five years. The
     Sponsor is not obligated to pay rent under the Sponsor Lease until the occurrence and continuance of a Trigger Event (defined below).

------------------------------------------------------------------------------------------------------
                                    PRIMARY TENANT INFORMATION(1)
------------------------------------------------------------------------------------------------------
                                                                                             LEASE
                                                                              % OF         EXPIRATION
                      TENANT(2)                            RENT(3)       TOTAL RENT(4)      DATE(5)
------------------------------------------------------------------------------------------------------

        Marsh USA Inc. ..............................    $1,433,194           45.2%       10/11/2035
        Marsh & McLennan Companies, Inc. ............     1,041,602           32.8        10/11/2035
        Mercer Human Resources Consulting, Inc. .....       478,788           15.1        10/11/2035
        Mercer Management Consulting, Inc. ..........       174,393            5.5        10/11/2035
        Seabury & Smith, Inc. .......................        42,806            1.4        10/11/2035
                                                         ----------          -----
        TOTAL .......................................    $3,170,783          100.0%
                                                         ==========          =====
------------------------------------------------------------------------------------------------------

                                      S-119

(1)  Five Primary Tenants lease the multiple condominium units that comprise the
     1166 Avenue of the Americas Mortgaged Property under five separate triple net Primary Leases. The Primary Tenants sublease approximately 84,377 square feet of the space through September 30, 2010, subject to certain extension options under the sublease agreement.

(2)  Ranked by percentage of total rent based on monthly rent due under the
     Primary Leases. See "--The Primary Leases and the Sponsor Lease" below.

(3)  Monthly fixed rent payment obligation.

(4)  The percentage of Total Rent is based on the annualized monthly rent payments due under the Primary Leases.

(5)  Expiration for each of the Primary Leases.

     The Borrower and Sponsor. The 1166 Avenue of the Americas Borrowers are
MMC Borrower LLC, Marsh USA Borrower LLC, Seabury & Smith Borrower LLC, Mercer
HR Consulting Borrower LLC and Mercer MC Consulting Borrower LLC, each a
Delaware limited liability company, and each a single purpose bankruptcy remote entity in accordance with rating agency criteria. The 1166 Avenue of the
Americas Borrowers are ultimately owned and controlled by Marsh & McLennan
Companies, Inc., the 1166 Avenue of the Americas sponsor, which is a publicly traded company listed on the New York Stock Exchange under the symbol MMC.
Marsh & McLennan Companies, Inc. is a global professional services firm with approximately 60,000 employees in over 100 countries, and reports that it is a leader in delivering risk and insurance services and solutions to clients.
Marsh & McLennan Companies, Inc.'s services, provided through various subsidiaries, include global risk management and consulting, insurance brokering, financial solutions, and insurance program management services.

     The Mortgaged Property. The 1166 Avenue of the Americas Mortgage Loan is
secured by a first priority lien on the fee simple interest of the 1166 Avenue of the Americas Borrowers in the 1166 Avenue of the Americas Mortgaged
Property, which constitutes a portion of the condominium known as The 1166 A of
A Condominium (the "Condominium"), which fee simple interest is owned by the
1166 Avenue of the Americas Borrowers as tenants-in-common. 1166 Avenue of the
Americas is a 44-story class A office building located in midtown Manhattan,
New York, New York containing approximately 1,683,978 square feet of net rentable area. The 1166 Avenue of the Americas building has been subdivided into multiple commercial condominium units and related percentage shares of the common areas of the building. The 1166 Avenue of the Americas Mortgaged
Property consists of 21 condominium units located on floors 22 through 44
(excluding mechanicals floor 33) with an aggregate of 902,232 square feet of net rentable area and a 56.5866% share of the common elements of the
Condominium. The 1166 Avenue of the Americas Mortgaged Property is leased to
Marsh & McLennan Companies, Inc. and four of its operating subsidiaries (the
"Primary Tenants") under five separate thirty-year triple net leases that expire October 11, 2035 (the "Primary Leases"). In addition, Marsh & McLennan
Companies, Inc. leases the entire 1166 Avenue of the Americas Mortgaged
Property under a separate thirty-year triple net master lease (the "Sponsor
Lease") that is co-terminus with the Primary Leases. In addition to the condominium units that comprise the 1166 Avenue of the Americas Mortgaged
Property, the overall 1166 Avenue of the Americas building includes 30,795 square feet of common area and lobby space and several other condominium units with approximately 194,581 square feet of net rentable area that are owned by the Sponsor or its affiliates (other than the 1166 Avenue of the Americas
Borrowers) and condominium units with approximately 556,370 square feet of net rentable area that are owned by 1166 LLC, a Delaware limited liability company that is not affiliated with the Sponsor or the 1166 Avenue of the Americas
Borrowers. Occupancy at the 1166 Avenue of the Americas Mortgaged Property,
based on square footage leased, was 100.0% as of September 29, 2005.

     The Mortgage Loan. The 1166 Avenue of the Americas Mortgage Loan was
originated on September 29, 2005 and has a cut-off date principal balance of
$116,000,000. The 1166 Avenue of the Americas Mortgage Loan is one of two (2)
mortgage loans, together referred to as the "1166 Avenue of the Americas Loan
Combination," that are both secured by the 1166 Avenue of the Americas
Mortgaged Property. The 1166 Avenue of the Americas Loan Combination consists of: (i) the 1166 Avenue of the Americas Mortgage Loan; and (ii) the 1166 Avenue
of the Americas Non-Trust Loan with a cut-off date principal balance of
$359,000,000, which will not be included in the trust. Both mortgage loans in the 1166 Avenue of the Americas Loan Combination are obligations of the 1166
Avenue of the Americas Borrowers, are secured by the 1166 Avenue of the
Americas Mortgaged Property and are cross-defaulted with each other. The 1166
Avenue of the Americas Non-Trust Loan is comprised of ten (10) loan components with differing payment priorities. The three (3) most senior loan components of the 1166 Avenue of the Americas Non-Trust Loan have an aggregate unpaid principal balance of $241,560,000 and are collectively referred to in this prospectus supplement as the 1166 Avenue of the Americas Senior Non-Trust Loan
Components; and the remaining seven (7) subordinate loan components of the 1166
Avenue of the Americas Non-Trust Loan have an aggregate unpaid principal balance of $117,440,000 and are collectively referred to in this prospectus supplement as the 1166 Avenue of the Americas Junior Non-Trust Loan Components.
The respective rights of the holders of the 1166 Avenue of the Americas
Mortgage Loan and the 1166 Avenue of the Americas Non-Trust Loan will be governed by the 1166

                                     S-120

Avenue of the Americas Co-Lender Agreement which is described under "--Loan
Combinations--The 1166 Avenue of the Americas Loan--Co-Lender Agreement" below.

     The 1166 Avenue of the Americas Mortgage Loan Combination has a stated
maturity of October 11, 2035. The 1166 Avenue of the Americas Loan Combination
will accrue interest on a 30/360 day Basis. The 1166 Avenue of the Americas
Loan Combination, in the absence of default, will accrue interest at a fixed rate of 5.701% per annum.

     On the eleventh day of each month beginning with the loan payment date in
November 2005, to and including the stated maturity date, the 1166 Avenue of the Americas Borrowers are required to make a constant monthly debt service payment on the 1166 Avenue of the Americas Loan Combination equal to
$2,757,203.05 (based on a 30-year amortization schedule). Notwithstanding the foregoing, in the event of a partial prepayment made in accordance with the terms of the related loan agreement the monthly debt service payment on the
1166 Avenue of the Americas Loan Combination will be adjusted such that the scheduled principal payment amount for each loan payment date occurring after any partial prepayment will be reduced by an amount equal to the product of such scheduled principal payment amount multiplied by a fraction, the numerator of which is the amount of such partial prepayment and the denominator of which is the original principal amount of the 1166 Avenue of the Americas Loan
Combination.

     Except in accordance with a partial release, voluntary prepayment of the
1166 Avenue of the Americas Loan Combination is prohibited at any time prior the second anniversary of the Issue Date. Thereafter, the 1166 Avenue of the
Americas Loan Combination may be prepaid at any time in whole, but not in part, provided, however that simultaneously with such prepayment, the 1166 Avenue of the Americas Borrowers pay the yield maintenance premium. Additionally, at any time, the 1166 Avenue of the Americas Borrowers may partially prepay the 1166
Avenue of the Americas Loan Combination in connection with the release of any condominium unit or condominium units constituting part of the 1166 Avenue of the Americas Mortgaged Property, provided, however, in connection with such a partial prepayment, the 1166 Avenue of the Americas Borrowers will be obligated to pay the yield maintenance premium.

     The 1166 Avenue of the Americas Borrowers may defease the 1166 Avenue of the Americas Loan Combination in whole or in part after the second anniversary of the Issue Date and by doing so obtain the release or assignment of the applicable 1166 Avenue of the Americas Mortgaged Property, subject to the satisfaction of certain conditions precedent set forth in the related loan documents. A defeasance in whole will be effected by the 1166 Avenue of the
Americas Borrowers pledging substitute collateral that consists of direct non-callable United States Treasury obligations which produce payments that replicate the payment obligations of the 1166 Avenue of the Americas Borrower under the 1166 Avenue of the Americas Loan Combination and that are sufficient to pay off the 1166 Avenue of the Americas Loan Combination in its entirety on
October 11, 2035. A partial defeasance will be effected by the 1166 Avenue of the Americas Borrowers pledging substitute collateral that consists of direct non-callable United States Treasury obligations which produce payments that replicate the payment obligations of the 1166 Avenue of the Americas Borrower under the 1166 Avenue of the Americas Loan Combination and that are sufficient to pay off, in its entirety on October 11, 2035, a portion of 1166 Avenue of the Americas Loan Combination equal to a release price determined in accordance with the related loan documents. The 1166 Avenue of the Americas Borrowers'
right to defease any portion of the 1166 Avenue of the Americas Loan
Combination is subject to, among other things, S&P and Fitch each confirming that the defeasance will not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of the 2005-C7 Certificates by such rating agency.

     Property Releases. The 1166 Avenue of the Americas Borrowers have the ability to obtain the release of floors constituting the 1166 Avenue of the
Americas Mortgaged Property through either partial defeasance (as described above) or prepayment (with a yield maintenance premium) provided certain conditions are met, including the payment of a release price which, with respect to each condominium unit subject to a release, shall be an amount equal to the greater of (i) 110% of the allocated loan amount for such condominium unit and (ii) an amount which will not (A) cause the DSCR (calculated on a trailing 12-month basis) after giving effect to the proposed release to be less than the DSCR (calculated on a trailing twelve-month basis) prior to giving effect to the proposed release, and (B) cause the loan-to-value ratio (as determined in accordance with the related loan documents) after giving effect to the proposed release to be greater than the loan-to-value ratio prior to giving effect to the proposed release.

     Lockbox. The 1166 Avenue of the Americas Borrowers are required to cause all income from the 1166 Avenue of the Americas Borrowers Mortgaged Property to
be deposited into a lockbox account under the control of the related mortgagee from which account all funds on deposit therein shall be swept each business day to a cash collateral account under the control of the related mortgagee. On each loan payment date prior to the occurrence, and after the cessation, of a
Trigger Event (as defined below), all funds on deposit in the cash collateral account will be applied first to the payment of current debt service and then, assuming the absence of a Trigger Event, to the 1166 Avenue of the Americas
Borrowers or their designee, which

                                     S-121

may be a Primary Tenant. Following the occurrence, and during the continuance, of a Trigger Event, funds on deposit in the lockbox account shall be swept each business day to the cash collateral account and disbursed as follows: (1) tax and insurance amounts, to the tax and insurance account; (2) common charge amounts to the common charge account, (3) monthly debt service, to the debt service account; (4) replacement reserve amounts, to the replacement reserve account; (5) rent reserve amounts, to the rent reserve account; (6) other amounts due under the related loan documents, to the debt service account; and
(7) if no event of default exists, to the 1166 Avenue of the Americas Borrowers or their designee, which may be a Primary Tenant.

     The Primary Leases and The Sponsor Lease. The 1166 Avenue of the Americas
Mortgaged Property is 100% leased to the five Primary Tenants pursuant to the
Primary Leases. The term of each Primary Lease is coterminous with the stated
maturity of the 1166 Avenue of the Americas Loan Combination. In addition, pursuant to the Sponsor Lease, 100% of the 1166 Avenue of the Americas
Mortgaged Property is leased to the Sponsor.

     The monthly fixed rent under the Primary Leases aggregate $3,170,783 and the monthly fixed rent under the Sponsor Lease is $3,308,936. In connection with the release of any portion of the 1166 Avenue of the Americas Mortgaged
Property demised under the Primary Leases or the Sponsor Lease to a third party, monthly fixed rent under the Primary Leases and the Sponsor Lease shall be reduced in proportion to the area of the 1166 Avenue of the Americas
Mortgaged Property so released. There is no obligation to pay rent under the
Sponsor Lease until the occurrence of a Trigger Event. A "Trigger Event" will be deemed to occur upon the occurrence of any of the following events: (a) an event of default under the related loan documents, (b) an event of default under the Primary Leases or the Sponsor Lease or (c) the long term unsecured debt obligations of the Sponsor are rated below "B (stable outlook)" by S&P or
Fitch (if rated by Fitch) or "B2 (stable outlook)" by Moody's; provided, however, that such Trigger Event shall cease and terminate, in the case of a
Trigger Event caused by (i) an event of default under the related loan documents, if such event of default under the related loan documents is thereafter cured and no other events of default under the related loan documents occur for two consecutive calendar quarters after such cure, and (ii)
in an event of default under any Primary Lease or under the Sponsor Lease, if such event of default is thereafter cured and no other events of default occur for two consecutive calendar quarters after such cure, and (iii) a downgrade of the Sponsor's rating, as of any date as to which the long term unsecured debt obligations of Sponsor are rated at least "BB- (stable outlook)" by S&P and
Fitch (if rated by Fitch) and at least "Ba3 (stable outlook)" by Moody's two consecutive calendar quarters and no event of default under the related loan documents occurs for such two consecutive calendar quarter period.

     Relationship Between the Primary Leases and the Sponsor Lease. The 1166
Avenue of the Americas Sponsor has acknowledged that the 1166 Avenue of the
Americas Mortgaged Property is subject to the Primary Leases, and the Primary
Tenants have acknowledged that the 1166 Avenue of the Americas Mortgaged
Property is subject to the Sponsor Lease. The Sponsor and the Primary Tenants
have agreed that, during the continuance of a Trigger Event, the Primary Leases shall automatically (without further action by the 1166 Avenue of the Americas
Borrowers, the lender, any Primary Tenant or the Sponsor) be deemed to be sub-leases of the Sponsor Lease for all purposes. In such event, the Sponsor will be sub-landlord of, and each of the Primary Tenants, sub-tenants of, the portion of the 1166 Avenue of the Americas Mortgaged Property that was covered by the applicable Primary Lease. From and after the cessation and termination of any Trigger Event, so long as no other Trigger Event occurs and is continuing, the Primary Leases will no longer be deemed sub-leases in regard to the Sponsor Lease, but will continue in full force and effect.

     Termination of Sponsor Lease. At any time prior to an occurrence of a
Trigger Event or after the cessation and termination of a Trigger Event, upon
30 days' prior written notice to the lender, the 1166 Avenue of the Americas
Borrowers may, without the prior written consent of the lender so long as no event of default under the related loan documents has occurred and is then continuing, terminate the Sponsor Lease subject to the satisfaction of the certain conditions precedent, including the 1166 Avenue of the Americas
Sponsor's delivery to the 1166 Avenue of the Americas Borrowers of a guaranty of all of the Primary Leases in form and substance satisfactory to the lender
(the "Primary Lease Guaranty"), which Primary Lease Guaranty must then be assigned to the holder of the 1166 Avenue of the Americas Mortgage Loan.

     Terrorism Insurance. The 1166 Avenue of the Americas Borrowers must obtain and maintain, or must exercise their rights, if any, to cause the board of managers of the Condominium to maintain, terrorism insurance for the 1166
Avenue of the Americas Borrowers and the 1166 Avenue of the Americas Mortgaged
Property (i) if lenders to owners of commercial properties reasonably comparable to the 1166 Avenue of the Americas Mortgaged Property are then requiring terrorism insurance or equivalent protection for such properties, in amounts and with such limits as is generally then being required by lenders or rating agencies with respect to comparable properties and (ii) if lenders originating loans to owners of comparable properties are not then requiring terrorism insurance or equivalent protection but the then current policies and

                                     S-122

practices of any rating agencies, equitably applied, will result in the qualification, downgrade or withdrawal of the then-current rating assigned to any securities backed by any portion of the 1166 Avenue of the Americas Loan
Combination, due to the lack of, or deficiency in the amount of, terrorism insurance, in and of itself, then, in amounts and with such limits as is necessary, in the reasonable judgment of the holders of 1166 Avenue of the
Americas Loan Combination, to prevent the qualification, downgrade or withdrawal of the then-current rating assigned to such securities.
Notwithstanding the foregoing, (i) the 1166 Avenue of the Americas Borrowers shall not be required to expend more than $2,000,000 for the first year the
1166 Avenue of the Americas Loan Combination is outstanding (which amount, the
"Terrorism Premium Threshold", shall increase annually based on a corresponding increase in the consumer price index) and (ii) if terrorism insurance is not commercially available, the 1166 Avenue of the Americas Borrowers will not be required to maintain such insurance. For so long as the long term unsecured debt obligations of the 1166 Avenue of the Americas Sponsor are rated "BBB" or better by S&P, the 1166 Avenue of the Americas Sponsor may self-insure a portion of terrorism insurance (not greater than the greater of (a) the difference between the required amount of terrorism insurance and the full replacement value of the 1166 Avenue of the Americas Mortgaged Property and (b)
the difference between the required amount of terrorism insurance and the maximum amount of terrorism insurance that can be purchased for the Terrorism
Premium Threshold).

     Permitted Mezzanine Financing. From and after September 29, 2020, the related loan documents permit certain equity owners of the 1166 Avenue of the
Americas Borrowers to pledge their 100% direct equity ownership interest in the
1166 Avenue of the Americas Borrowers in order to obtain mezzanine financing subject to certain conditions including: (a) no existence of an event of default under the related loan documents, (b) a minimum combined DSCR of not less than 1.20x, (c) a maximum combined loan-to value ratio of 75%, (d) the combined outstanding principal balance of the 1166 Avenue of the Americas Loan
Combination and the proposed mezzanine loan not exceeding $475,000,000, (e)
confirmation that the proposed mezzanine loan will not result in a qualification, downgrade or withdrawal of any ratings assigned by S&P and any other rating agencies to any securities represented by the 1166 Avenue of the
Americas Loan Combination, and (f) execution of a co-lender agreement acceptable to the lender and rating agencies. Additionally, the related loan documents permit the pledge of any indirect interests in any 1166 Avenue of the
Americas Borrower in connection with any corporate credit facility currently in place or to be obtained by the Sponsor or its successors and assigns but only to the extent such credit facility is secured by all or substantially all of the assets of the Sponsor and provided that no such transaction shall cause a default or an event of default under any Primary Lease or the Sponsor Lease.

     Litigation Matters. There are pending legal proceedings against the 1166
Avenue of the Americas Sponsor, Marsh, Inc. and their respective affiliates and one or more settlement agreements have been entered into with respect to such proceedings. Notwithstanding such settlement agreements numerous other lawsuits have been commenced against the 1166 Avenue of the Americas Sponsor, Marsh,
Inc. and one or more of their subsidiaries, as well as their current and former directors and officers, relating to matters alleged in a lawsuit brought by the
New York State Attorney General. See "Risk Factors--Risks Related to the
Mortgage Loans--Litigation May Adversely Affect Property Performance".

                                     S-123

--------------------------------------------------------------------------------
                 VI. THE MATHILDA RESEARCH CENTRE MORTGAGE LOAN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            MORTGAGE LOAN INFORMATION
--------------------------------------------------------------------------------

 CUT-OFF DATE BALANCE:                 $110,000,000(1)

 LOAN PER SQUARE FOOT:                 $259

 % OF INITIAL MORTGAGE POOL BALANCE:   4.6%

 SHADOW RATING (S&P/FITCH):            NAP(2)

 LOAN PURPOSE:                         Acquisition

 WEIGHTED AVERAGE MORTGAGE
  INTEREST RATE:                       5.7475% per annum(3)

 INTEREST CALCULATION:                 Actual/360

 FIRST PAYMENT DATE:                   May 11, 2005

 AMORTIZATION TERM:                    21 years, 8 months(4)

 ANTICIPATED REPAYMENT DATE:           NAP(2)

 HYPERAMORTIZATION:                    NAP(2)

 MATURITY DATE:                        April 11, 2015

 MATURITY BALANCE:                     $88,729,310

 BORROWER:                             Sunnyvale Office Park, L.P.

 SPONSOR:                              Tishman Speyer Real Estate
                                       Venture VI, L.P.

 PREPAYMENT/DEFEASANCE:                Defeasance permitted beginning the
                                       earlier of three years after the closing
                                       date or two years after the latest of
                                       (a) the securitization of the Mathilda
                                       Research Centre Mortgage Loan or
                                       (b) the securitization of the Mathilda
                                       Research Centre Non-Trust Loan.
                                       Prepayment without penalty permitted
                                       six months prior to scheduled
                                       maturity date.

 UP-FRONT RESERVES:                    NAP(2)

 ONGOING RESERVES:                     Tax and Insurance Reserve(5)
                                       Replacement Reserve (6)
                                       Low DSCR Reserve (7)
                                       Leasing Reserve (8)

 LOCKBOX:                              Hard (9)

 B NOTE:                               $29,000,000(1)

 OTHER DEBT:                           NAP(2)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         MORTGAGED PROPERTY INFORMATION
--------------------------------------------------------------------------------

 SINGLE ASSET/PORTFOLIO:   Single Asset

 PROPERTY TYPE:            Class A Office(10)

 LOCATION:                 Sunnyvale, California

 YEAR BUILT:               2000-2002

 YEAR RENOVATED:           NAP(2)

 SQUARE FEET:              424,825(10)

 OCCUPANCY:                100.0%

 OCCUPANCY DATE:           April 1, 2005

 OWNERSHIP INTEREST:       Fee

 PROPERTY MANAGEMENT:      Tishman Speyer Properties, L.P., an
                           affiliate of the Borrower

 U/W NCF:                  $12,746,182

 U/W NCF DSCR:             1.44x(11)

 APPRAISED VALUE:          $174,000,000

 APPRAISAL AS OF DATE:     March 22, 2005

 CUT-OFF DATE LTV RATIO:   63.2%(12)

 MATURITY LTV RATIO:       51.0%(12)
--------------------------------------------------------------------------------

(1)  The Mathilda Research Centre Mortgage Loan is part of the Mathilda Research
     Centre Loan Combination that also includes the Mathilda Research Centre
     Mortgage Non-Trust Loan in the cut-off date principal amount of
     $29,000,000.

(2)  NAP means not applicable.

(3)  The Weighted Average Mortgage Interest Rate set forth above is the weighted average rate of the entire Mathilda Research Centre Loan Combination. The rate on the Mathilda Research Centre Mortgage Loan may be different, and possibly lower, than that weighted average rate.

(4)  Payments of interest only are required through and including the payment date in April 11, 2008.

(5)  The Mathilda Research Centre Borrower is required to make monthly escrow deposits into a tax and insurance reserve account in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums payable during the next ensuing 12 months. Notwithstanding the foregoing, so long as the Mathilda Research Centre Borrower provides evidence of a blanket insurance policy covering the Mathilda Research
     Centre Mortgaged Property, as approved by the mortgagee, the monthly insurance escrow payment shall not be required. As of the cut-off date, evidence of such insurance has been provided.

(6)  The Mathilda Research Centre Borrower is required to make monthly escrow deposits into a replacement reserve account in an amount equal to $8,850.

(7)  Upon the occurrence of (a) an event of default or (b) a DSCR of less than
     1.25x for two consecutive calendar quarters, the Mathilda Research Centre
     Borrower is required to deposit all excess cash flow into a Low DSCR reserve account. Upon the occurrence of a DSCR of at least 1.25x for two consecutive calendar quarters, the monthly deposit required shall not be required.

(8)  Upon the occurrence of (a) receipt of written notice from Juniper Networks,
     Inc., ("Juniper") that they will not renew one or more of their leases, or the expiration of the period in which Juniper may renew one or more of its leases and Juniper has not notified the Mathilda Research Centre Borrower of its intention to renew or (b) Juniper's failure to maintain a long-term, unsecured debt rating of B- or equivalent by the rating agencies, the
     Mathilda Research Centre Borrower will be required to deposit all excess cash flow into a leasing reserve account along with all lease termination payments. Notwithstanding the foregoing, as long as no event of default exists, the Mathilda Research Centre Borrower may provide a letter of credit in lieu of making payments to the leasing reserve.

(9)  See "--Lockbox " below.

                                     S-124

(10) The Mathilda Research Centre Mortgaged Property consists of three, four-story Class A office buildings; 1194 N. Mathilda Avenue with 144,315 square feet built in 2000, 1184 N. Mathilda Avenue with 122,435 square feet built in 2001 and 1220 N. Mathilda Avenue with 158,075 square feet built in
     2002. The Mathilda Research Centre Mortgaged Property also includes 1,484 surface parking spaces.

(11) The U/W NCF DSCR is based solely on the Mathilda Research Centre Mortgage
     Loan and does not take into account the Mathilda Research Centre Non-Trust
     Loan. The U/W NCF DSCR of the entire Mathilda Research Centre Loan
     Combination is 1.14x.

(12) The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based solely on the Mathilda Research Centre Mortgage Loan and does not take into account the Mathilda Research Centre Non-Trust Loan. The Cut-off Date LTV Ratio and
     the Maturity LTV Ratio based on the entire Mathilda Research Centre Loan
     Combination are 79.9% and 64.7%, respectively.

--------------------------------------------------------------------------------
                            MAJOR TENANT INFORMATION
--------------------------------------------------------------------------------
                                               APPROXIMATE    % TOTAL SQUARE
        TENANT(1)             BUILDING       SQUARE FEET(2)        FEET
--------------------------------------------------------------------------------

Juniper Networks, Inc.    1194, 1184 and
                         1220 N. Mathilda
                              Avenue           424,825             100.0%
                                               -------             -----
           TOTAL                               424,825             100.0%
                                               =======             =====
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                      LEASE
                          % TOTAL BASE                              EXPIRATION
        TENANT(1)          REVENUES(3)   RENT PSF(4)   RATINGS(5)   DATE(6)(7)
--------------------------------------------------------------------------------

Juniper Networks, Inc.                                             6/30/2012;
                                                                   2/14/2013;
                              100.0%       $ 37.02       BB/NR     5/31/2014
                              -----        -------
           TOTAL              100.0%       $ 37.02
                              =====        =======
--------------------------------------------------------------------------------

(1)  Juniper Networks, Inc. fully leases each of the three buildings comprising the Mathilda Research Centre Mortgaged Property.

(2)  Aggregate square footage of the three buildings comprising the Mathilda
     Research Centre Mortgaged Property.

(3)  The percent of total base revenues is based on aggregate underwritten base rental revenues.

(4)  Reflects overall average in-place base rent.

(5)  Credit ratings are those by S&P and Fitch, respectively. NR means not rated.

(6)  Lease expirations for the 1194, 1184 and 1220 N. Mathilda Avenue buildings, respectively.

(7)  Juniper Networks, Inc.'s leases each provide for two, 5-year renewal options at fair market rent upon 9-12 months prior notice.

-----------------------------------------------------------------------------------------------------------------------------
                                                LEASE EXPIRATION INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
                               APPROXIMATE                     CUMULATIVE % OF    APPROXIMATE      AS % OF     CUMULATIVE %
                             EXPIRING SQUARE   AS % OF TOTAL     TOTAL SQUARE    EXPIRING BASE    TOTAL BASE   OF TOTAL BASE
            YEAR                   FEET         SQUARE FEET          FEET         REVENUES(1)    REVENUES(1)    REVENUES(1)
-----------------------------------------------------------------------------------------------------------------------------

  2005-2011 ...............            0             0.0%             0.0%        $         0         0.0%          0.0%
  2012 ....................      144,315            34.0             34.0%          5,141,943        32.7          32.7%
  2013 ....................      122,435            28.8             62.8%          4,673,344        29.7          62.4%
  2014 ....................      158,075            37.2            100.0%          5,913,586        37.6         100.0%
  2015 and beyond .........            0             0.0            100.0%                  0         0.0         100.0%
  Vacant ..................            0             0.0            100.0%                 --          --
                                 -------           -----                          -----------       -----
  TOTAL ...................      424,825           100.0%                         $15,728,873       100.0%
                                 =======           =====                          -----------       =====

(1)   Based on underwritten base rental revenues.

     The Borrower and Sponsor. The Mathilda Research Centre Borrower is
Sunnyvale Office Park, L.P., a Delaware limited partnership which is sponsored by Tishman Speyer Real Estate Venture VI, L.P., a Delaware limited partnership.
In 1997, Tishman Speyer Properties, L.P. began co-investing their funds with institutions, corporations and high net worth individuals in a series of privately-held funds. The six funds range in strategy from core investments to value-added and focus primarily on office properties in major metropolitan cities located in the United States and abroad. Tishman Speyer Properties, L.P.
is a global developer and operator of office buildings, mixed-use, retail and multifamily real property. Since its formation in 1978, the company has developed or acquired a portfolio of over 65 million square feet, valued at over $16 billion. Since 1997, Tishman Speyer has managed a series of privately-held funds and has raised over $2.5 billion in direct equity capital on behalf of over 40 investors. Tishman Speyer Properties, L.P. has offices in six countries and is headquartered in New York City. The company has properties in Germany, England, France, Spain, Australia, Brazil and America.

     The Mortgage Loan. The Mathilda Research Centre Mortgage Loan was
originated on April 5, 2005 and has a cut-off principal balance of
$110,000,000. The Mathilda Research Centre Mortgage Loan is one of two (2)
mortgage loans, collectively referred to as the "Mathilda Research Centre Loan
Combination" that are both secured by the Mathilda Research Centre Mortgaged
Property. The Mathilda Research Centre Loan Combination is comprised of: (a)
the Mathilda Research Centre Mortgage Loan; (b) the one Mathilda Research
Centre Non-Trust Loan which will not be included in the Trust with a principal amount of $29,000,000. The Mathilda Research Centre Non-Trust Loan is, at all
times, during the continuance of certain uncured events of default with respect to the Mathilda Research Centre Mortgage Loan, subordinate

                                     S-125

in right of payment to the Mathilda Research Centre Mortgage Loan. The respective rights of the holders of the Mathilda Research Centre Mortgage Loan and the Mathilda Research Centre Non-Trust Loan will be governed by the
Mathilda Research Centre Co-Lender Agreement, which is described under "--Loan
Combinations--The Mathilda Research Centre Mortgage Loan--Co-Lender Agreement"
below.

     The Mathilda Research Centre Mortgage Loan is a ten-year loan with a stated maturity date of April 11, 2015. The Mathilda Research Centre Loan
Combination accrues interest on an Actual/360 Basis. In the absence of default, the Matilda Research Center Mortgage Loan accrues interest at a fixed rate of
  % per annum and the Matilda Research Center Non-Trust Loan will accrue
interest at a fixed rate of   % per annum. On the eleventh day of each month to
and including April 2008, the Mathilda Research Centre Borrower is required to make interest-only payments on the Mathilda Research Centre Mortgage Loan. On the eleventh day of each month from and including May 2008, up to but excluding the stated maturity date, the Mathilda Research Centre Borrower is required to make a monthly debt service payment of principal and interest on the Mathilda
Research Centre Mortgage Loan. The remaining principal balance of the Mathilda
Research Centre Mortgage Loan, plus all accrued and unpaid interest thereon, is due on the stated maturity date.

     The Mathilda Research Centre Borrower is prohibited from voluntarily prepaying the Mathilda Research Centre Mortgage Loan in whole or in part prior to October 11, 2014. From and after October 11, 2014, the Mathilda Research
Centre Borrower may prepay the Mathilda Research Centre Mortgage Loan, in whole or in part, without payment of any prepayment consideration, provided the
Mathilda Research Centre Borrower pays to the lender all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment and, if such prepayment occurs on a date which is not a scheduled payment date, all interest which would have accrued on the amount of principal being prepaid after the date of such prepayment to the next scheduled payment date, less the amount of investment income that would be earned from investing the amount of the principal prepayment in permitted investments specified by the Mathilda Research Centre Borrower from the date of such prepayment to the next succeeding scheduled payment date.

     The Mathilda Research Centre Borrower may defease the entire Mathilda
Research Centre Mortgage Loan Combination (in whole only) on any scheduled payment date after the expiration of the earlier of (a) three years from the closing date of the Mathilda Research Centre Mortgage Loan or (b) two years following the later of the securitization of the Mathilda Research Centre
Mortgage Loan or the Mathilda Research Non-Trust Loan, and by so doing obtain the release of the Mathilda Research Centre Mortgage Loan Combination. A
defeasance will be affected by the Mathilda Research Centre Borrower's pledging substitute collateral that consists of direct, non-callable United States
Treasury obligations that produce payments which replicate the scheduled payment obligations of the Mathilda Research Centre Mortgage Loan and the
Mathilda Research Centre Non-Trust Loan, including payment of the outstanding principal amount in its entirety on the stated maturity date. The Mathilda
Research Centre Mortgage Loan Borrower's right to defease the entire Mathilda
Research Centre Loan Combination is subject to, among other things, S&P and
Fitch each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the rating then assigned to any class of series
2005-C7 certificates by such rating agency. If at the time of defeasance by the
Mathilda Research Centre Borrower, the lender has exercised its option to divide the Mathilda Research Centre Mortgage Loan into a mortgage loan and one or more mezzanine loans, the borrower(s) under such mezzanine loan(s) must simultaneously defease the entire Mathilda Research Centre Mortgage Loan.

     The Mortgaged Property. The Mathilda Research Centre Loan Combination is
secured by a first priority mortgage lien on the fee simple interest in the
Mathilda Research Centre Mortgaged Property, a Class A office complex situated on approximately 17.84 landscaped acres in Sunnyvale, California. Developed between 2000-2002, the property consists of three, four-story Class A office buildings containing an aggregate of 424,825 square feet of net rentable area with approximately 1,484 surface parking spaces. The Mathilda Research Centre
Mortgaged Property has been 100% leased and occupied from completion by Juniper
Networks, Inc. (rated BB by S&P), a designer and manufacturer of internet protocol network related products and services.

     Lockbox. The Mathilda Research Centre Borrower is required to deposit, or cause to be deposited, all gross income from the Mathilda Research Centre
Mortgaged Property into a lockbox account under the sole control of the
Mathilda Research Centre Mortgage Loan lender. The Mathilda Research Centre
Borrower is required to direct all tenants at the Mathilda Research Centre
Mortgaged Property to send all rents directly to the lockbox account. On each business day, the lockbox bank will withdraw and disburse all funds on deposit in the lockbox account in the following order: first, to the tax and insurance account for the payment of required monthly tax and insurance payments; second, to the payment of the interest-only payments or monthly debt service due with respect to the Mathilda Research Centre Mortgage Loan; third, to the replacement reserve account in the amount of the required monthly deposit for replacement reserves; fourth, to the

                                     S-126

payment of any interest accruing at the default interest rate or any late payment charges; fifth, to the payment of the lockbox bank's fees and expenses incurred in connection with the administration and maintenance of the lockbox account (excluding any servicing fee paid to the servicer); sixth, during a
Juniper Excess Cash Flow Sweep Period (as defined below) or a Low DSCR Period
(as defined below), and provided that no event of default then exists under the
Mathilda Research Centre Mortgage Loan, to the borrower expense account for the payment of certain costs and expenses relating to the operation of the Mathilda
Research Centre Mortgaged Property approved by the lender under the Mathilda
Research Centre Mortgage Loan; seventh, during a Juniper Excess Cash Flow Sweep
Period or a Low DSCR Period, and provided that no event of default then exists under the Mathilda Research Centre Mortgage Loan, to the payment of certain extraordinary expenses approved by the lender under the Mathilda Research
Centre Mortgage Loan; eighth, during a Juniper Excess Cash Flow Sweep Period, to the leasing reserve account until the leasing reserve account contains
$16,993,000, and ninth, provided that no event of default then exists under the
Mathilda Research Centre Mortgage Loan, (a) upon the occurrence and during the continuation of a Low DSCR Period, to the low DSCR reserve account or (b) at all other times, to the Mathilda Research Centre Borrower.

     "Juniper Excess Cash Flow Sweep Period" means the period (a) commencing upon (i) the Mathilda Research Centre Borrower's receipt of written notice from
Juniper Networks, Inc., stating that Juniper Networks, Inc., does not intend to renew one or more of its leases at the Mathilda Research Centre Mortgaged
Property or the expiration of the period in which Juniper Networks, Inc., may elect to renew one or more of its leases and Juniper Networks, Inc., has not notified Mathilda Research Centre Borrower of its intention to renew ("a
Juniper Non-Renewal Event") or (ii) Juniper failing to maintain a long-term unsecured debt rating equal to or greater than B- or its equivalent by S&P,
Moody's and Fitch (a "Juniper Downgrade Event"), and (b) terminating upon, (i)
if the Juniper Excess Cash Flow Sweep Period commenced due to a Juniper
Non-Renewal Event, either (A) the commencement of the renewal terms of all of
Juniper's leases at the Mathilda Research Centre Mortgaged Property in accordance with the terms and provisions of each such lease or (B) Mathilda
Research Centre Borrower enters into a new lease which (1) demises to a tenant substantially all of Juniper's space at the Mathilda Research Centre Mortgaged
Property, (2) has an expiration date (exclusive of extension options) of at least the end of the calendar year 2017, and (3) provides for the payment of annual market rents which would yield to Mathilda Research Centre Borrower, net of all operating expenses, a net operating income for the Mathilda Research
Centre Mortgaged Property through and including the end of the calendar year
2017, as determined by lender in its reasonable discretion, no less than
$14,000,000.00; and (ii) if the Juniper Excess Cash Flow Sweep Period commenced due to a Juniper Downgrade Event, Juniper maintaining a long-term unsecured debt rating equal to or greater than B+ or its equivalent by the S&P, Moody's and Fitch.

     "Low DSCR Period" means the period (a) commencing upon (i) the existence of an event of default under the Mathilda Research Centre Mortgage Loan or (ii)
lender's good faith determination that the debt service coverage ratio for the periods ending, respectively, at the end of any two consecutive calendar quarters is less than 1.25x taking into account both the Mathilda Research
Centre Mortgage Loan and the Mathilda Research Centre Non-Trust Loan and (b)
terminating upon lender's good faith determination that the debt service coverage ratio for the periods ending, respectively, at the end of any two consecutive calendar quarters is at least 1.25x taking into account both the
Mathilda Research Centre Mortgage Loan and the Mathilda Research Centre
Non-Trust Loan.

     The Juniper Networks, Inc. Lease. Pursuant to lease agreements dated June
18, 1999, February 28, 2000, and August 15, 2000 (the "Juniper Leases"),
Juniper Networks, Inc., leases 100% of the Mathilda Research Centre Mortgaged
Property from the Mathilda Research Centre Borrower. Each of the Juniper Leases
is for a 12-year term expiring on June 30, 2012, February 14, 2013 and May 31,
2014 respectively. Juniper has the right to extend each Juniper Lease for two periods of five years each at the then fair market rent. Pursuant to the
Juniper Leases, Juniper is responsible for all costs, expenses and charges relating to the Mathilda Research Centre Mortgaged Property with the exception of structural expenditures which are the obligation of the landlord. Juniper
Networks, Inc., has no termination rights under the Juniper Leases other than in connection with a casualty or condemnation.

     Terrorism Coverage. The Mathilda Research Centre Mortgage Loan Borrower is
required, in accordance with the related loan documents, to maintain insurance against terrorism, terrorist acts or similar acts of sabotage, but excluding acts of war, with coverage amounts of not less than an amount equal to the full insurable value of the Mathilda Research Centre Mortgaged Property; provided that the Mathilda Research Centre Borrower shall not be obligated to expend more than $200,000 (as adjusted to reflect any increase during the preceding year in the Consumer Price Index) in any fiscal year on terrorism insurance premiums and if the cost of such insurance premiums exceeds $200,000 per year, then the Mathilda Research Centre Borrower is required to maintain the maximum terrorism insurance coverage as may be maintained for $200,000 per year in insurance premiums.

                                     S-127

--------------------------------------------------------------------------------
                     VII. THE BETHESDA TOWERS MORTGAGE LOAN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           MORTGAGE LOAN INFORMATION
--------------------------------------------------------------------------------

 CUT-OFF DATE BALANCE:                 $87,210,000

 LOAN PER SQUARE FOOT:                 $164

 % OF INITIAL MORTGAGE POOL BALANCE:   3.6

 LOAN PURPOSE:                         Acquisition(7)

 MORTGAGE INTEREST RATE:               6.215% per annum

 INTEREST CALCULATION:                 Actual/360

 FIRST PAYMENT DATE:                   November 11, 2005

 AMORTIZATION TERM:                    Interest Only

 ANTICIPATED REPAYMENT DATE:           NAP(1)

 HYPERAMORTIZATION:                    NAP(1)

 MATURITY DATE:                        November 11, 2010

 MATURITY/ARD BALANCE:                 $87,210,000

 BORROWER:                             UCM/MDC-Bethesda Towers, LLC(8)

 PROPERTY OWNER:                       East-West Towers LLC

 SPONSORS:                             Moore Development Company, Lloyd W.
                                       Moore and Urdang Capital Management,
                                       Inc., as managers for Honeywell
                                       International Inc. Master Pension Trust

 PREPAYMENT:                           Prepayment locked out for first seven
                                       months; permitted thereafter with yield
                                       maintenance fee and/or prepayment
                                       premium. Prepayment without penalty
                                       permitted 90 days prior to scheduled
                                       maturity date.

 DEFEASANCE:                           NAP(1)

 UP-FRONT RESERVES:                    Tax Reserve(2)
                                       Insurance Reserve(3)
                                       Required Repairs Reserve(4)
                                       Rollover Reserve(5)

 ONGOING RESERVES:                     Tax Reserve(2)
                                       Insurance Reserve(3)
                                       Rollover Reserve(5)

 LOCKBOX:                              Hard(6)

 OTHER DEBT:                           None
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         MORTGAGED PROPERTY INFORMATION
--------------------------------------------------------------------------------

 SINGLE ASSET/PORTFOLIO:     Single Asset

 PROPERTY TYPE:              Class B Office

 LOCATION:                   Bethesda, Maryland

 YEAR BUILT:                 1973-77

 YEAR RENOVATED:             2000

 SQUARE FEET:                532,904

 OCCUPANCY:                  71.2% leased(9)

 OCCUPANCY DATE:             9/12/05

 SHIP INTEREST:              Fee

 PROPERTY MANAGEMENT:        Moore & Associates, Inc., an affiliate
                             of the borrower

 U/W NCF:                    $6,595,165(9)

 U/W NCF DSCR:               1.20x(9)

 APPRAISED VALUE:            $127,800,000

 APPRAISAL AS OF DATE:       6/1/05

 CUT-OFF DATE LTV RATIO:     68.2%

 MATURITY/ARD LTV RATIO:     68.2%
--------------------------------------------------------------------------------

(1)  NAP means not applicable.

(2)  At closing, the Bethesda Towers Borrower and the Bethesda Towers Property
     Owner deposited $294,551.56 into a tax reserve account to be used, together with required on-going monthly deposits, to pay real estate taxes due in the months following the closing.

(3)  At closing, the Bethesda Towers Borrower and the Bethesda Towers Property
     Owner deposited $81,466.67 into an insurance reserve account to be used, together with required on-going monthly deposits, to pay insurance premiums in respect of the Bethesda Towers Property as and when they come due.

(4)  At closing, the Bethesda Towers Borrower and the Bethesda Towers Property
     Owner deposited $1,376,295 into a required repairs reserve account to be used to pay for certain required repairs, including facade repairs.

(5)  At closing, the Bethesda Towers Borrower and the Bethesda Towers Property
     Owner deposited $5,000,000 into a rollover reserve account to be used, together with any other deposits thereafter, to pay for tenant improvements and leasing commissions. If at any time the balance in such rollover reserve account falls below $2,000,000, the Bethesda Towers Borrower or the
     Bethesda Towers Property Owner are required to make a monthly deposit of
     $44,408.67 into such account until the balance exceeds $2,000,000. In addition, if the Bethesda Towers Borrower or the Bethesda Towers Property
     Owner at any time receives monies with respect to a lease modification, consent, waiver, claim settlement, termination, cancellation, buy-out, assignment, sub-let, or other action for the benefit of a tenant, such sum is required to be deposited into the rollover reserve account, no matter the then current balance.

(6)  See "Lockbox" below.

(7)  The sponsors acquired the equity interest in the Bethesda Towers Borrower approximately two months prior to the closing of this loan.

(8)   The Bethesda Towers Borrower does not own the Bethesda Towers Mortgaged
      Property. The Bethesda Towers Loan is guaranteed by the property owner, and such guaranty is secured by an indemnity deed of trust.

(9)   Occupancy, U/W NCF and U/W NCF DSCR were calculated including rent from
      GSA -- Health & Human Services, which leases 100,872 square feet, 92,130 square feet of which is currently dark. Additionally, GSA -- Health &
      Human Services may terminate its lease on August 27, 2006 with 120 days prior notice. GSA -- Health & Human Services continues to make rental payments under its lease. Excluding the GSA -- Health & Human Services space, the property is 52.3% occupied.

                                     S-128

--------------------------------------------------------------------------------
                          MAJOR TENANT INFORMATION
--------------------------------------------------------------------------------
                                                APPROXIMATE       % TOTAL
               TENANT                PROPERTY   SQUARE FEET   SQUARE FEET(2)
--------------------------------------------------------------------------------

GSA -- US CONSUMER PRODUCT
 SAFETY COMMISSION ................               113,839           30.0%
GSA -- HEALTH & HUMAN
 SERVICES (1) .....................               100,872           26.6
DISCOVERY COMMUNICATIONS INC. .....                33,306            8.8
FIRST WASHINGTON REALTY INC. ......                18,622            4.9
NEXTEL COMMUNICATIONS OF THE
 MID-ATLANTIC INC. ................                18,085            4.8
                                                  -------           ----
TOTAL .............................               284,724           75.1%
                                                  =======           ====

----------------------------------------------------------------------------------------
                                       % TOTAL                                  LEASE
                                         BASE         RENT                   EXPIRATION
               TENANT                REVENUES(2)    PSF (3)    RATINGS(4)       DATE
----------------------------------------------------------------------------------------

GSA -- US CONSUMER PRODUCT
 SAFETY COMMISSION ................     30.5%       $29.74        AAA       8/25/2013
GSA -- HEALTH & HUMAN
 SERVICES (1) .....................     27.4         30.12        AAA       8/26/2008
DISCOVERY COMMUNICATIONS INC. .....     10.1         33.62        NR        12/31/2008
FIRST WASHINGTON REALTY INC. ......      4.5         26.68        NR       6/3020/08 --
                                                                           14,742 sq.ft.
                                                                                MTM
                                                                            1,750 sq.ft.
                                                                                MTM
                                                                            2,130 sq.ft.
NEXTEL COMMUNICATIONS OF THE
 MID-ATLANTIC INC. ................       4.9         30.08      A-/BBB+     4/17/2008
                                         ----      --------
TOTAL .............................      77.4%
                                         ====

(1)  GSA -- Health & Human Services may terminate the lease at any time after
     8/27/06 upon 4 months prior notice, with no termination penalty.

(2)  Based upon occupied square feet and base revenue.

(3)  Based on full base rent.

(4)  Credit ratings are those of S&P and Fitch. NR means not rated.

--------------------------------------------------------------------------------------------------------------------
                                           LEASE EXPIRATION INFORMATION
--------------------------------------------------------------------------------------------------------------------
                                                                                                        CUMULATIVE
                             APPROXIMATE                   CUMULATIVE %    APPROXIMATE      AS % OF        % OF
                               EXPIRING    AS % OF TOTAL     OF TOTAL     EXPIRING BASE    TOTAL BASE   TOTAL BASE
            YEAR             SQUARE FEET    SQUARE FEET     SQUARE FEET    REVENUES(1)    REVENUES(1)    REVENUES
--------------------------------------------------------------------------------------------------------------------

  2005(2) .................     10,737          2.0%            2.0%       $   211,650         1.9%         1.9%
  2006 ....................     15,909          3.0             5.0            439,139         4.0          5.9
  2007 ....................     17,139          3.2             8.2            458,899         4.1         10.0
  2008 ....................    176,449         33.1            41.3          5,342,632        48.2         58.2
  2009 ....................        984          0.2            41.5             32,256         0.3         58.5
  2010 ....................     16,569          3.1            44.6            483,643         4.4         62.9
  2011 ....................     11,744          2.2            46.8            347,101         3.1         66.0
  2012 ....................          0          0.0            46.8                  0         0.0         66.0
  2013 ....................    113,839         21.4            68.2          3,385,719        30.5         96.5
  2014 ....................          0          0.0            68.2                  0         0.0         96.5
  2015 and beyond .........     15,044          2.8            71.0            385,500         3.5          100
  Vacant (3) ..............    154,490         29.0           100.0                  0           0          100
                               -------         -----          ------       -----------       ------       ------
  TOTAL ...................    532,904         98.02%         100.00%      $11,086,538       100.00%      100.00%
                               =======         =====          ======       ===========       ======       ======
--------------------------------------------------------------------------------------------------------------------

(1)  Based on in-place underwritten base revenues.

(2)  Includes one tenant on a month to month basis

(3)  Includes a 973 square foot management office.

     The Borrower, Property Owner and Sponsor. The borrower under the Bethesda
Towers Mortgage Loan is UCM/MDC-Bethesda Towers, LLC, a Delaware limited liability company (the "Bethesda Towers Borrower"). The Bethesda Towers
Mortgage loan is secured by an indemnity deed of trust. The property owner and grantor under the indemnity deed of trust with respect to the Bethesda Towers
Mortgage Loan is East-West Towers, L.L.C., a Delaware limited liability company
(the "Bethesda Towers Property Owner" and, together with the Bethesda Towers
Borrower, the "Bethesda Towers Mortgage Obligors"). The grantor under the indemnity deed of trust and the guarantor under the payment guaranty therein is an entity formed on July 23, 1999 for the purpose of owning the related mortgaged real property. The related sponsors purchased 100% of the equity interests in the grantor on August 17, 2005 rather than effectuate a transfer of the fee title to the related mortgaged real property itself. Therefore, such borrower is not a newly formed special purpose entity. The key principal of the
Bethesda Towers Mortgage Obligors is Lloyd W. Moore. Lloyd W. Moore is the sole member of MPRO LLC, the guarantor under the non-recourse carve-out guaranty and the environmental indemnity. If MPRO LLC's net worth falls below $15,000,000, there is springing liability under a conditional guaranty delivered by Lloyd W.
Moore.

     The Mortgage Loan. The Bethesda Towers Mortgage Loan was originated on
October 12, 2005, and has a cut-off date principal balance of $87,210,000.00.
The Bethesda Towers Mortgage Loan is a five-year loan with a stated maturity date of November 11, 2010. The Bethesda Towers Mortgage Loan accrues interest on an Actual/360 Basis at an interest rate, in the

                                     S-129

absence of default, of 6.215% per annum. On the eleventh day of each month through and including October 11, 2010 the Bethesda Towers Borrower is required to make interest-only payments on the Bethesda Towers Mortgage Loan.

     The Bethesda Towers Borrower is prohibited from voluntarily prepaying the
Bethesda Towers Mortgage Loan, in whole or in part before May 11, 2006. On any monthly payment date occurring on or after May 11, 2006, the Bethesda Towers
Borrower may prepay the Bethesda Towers Mortgage Loan in whole, but not in part, provided the prepayment is accompanied by (i), if the prepayment occurs prior to November 11, 2008, a yield maintenance premium, (ii) if the prepayment occurs on or after November 11, 2008 and before November 11, 2009, a prepayment premium equal to 2% of the outstanding principal balance of the Bethesda Towers
Mortgage Loan, or (iii) if the prepayment occurs on or after November 11, 2009 and before August 11, 2010, a prepayment premium equal to 1% of the outstanding principal balance of the Bethesda Towers Mortgage Loan. From and after August
11, 2010, the Bethesda Towers Borrower may prepay the Bethesda Towers Mortgage
Loan, in whole only, without premium or penalty.

     The Mortgaged Property. The Bethesda Towers Mortgage Loan is secured by a first priority mortgage lien on the fee simple interest in the Bethesda Towers located at 4330 East West Highway, 4340 East West Highway, and 4350 East West
Highway, Bethesda, Maryland (the "Bethesda Towers Mortgaged Property").

     Health & Human Services, which leases 100,872 square feet of space and pays approximately 27% of the occupied base rent at the Bethesda Towers
Mortgaged Real Property, may terminate its lease at any time after August 27,
2006 upon four months prior notice, with no termination penalty. The tenant vacated 84,060 square feet of space on floors seven through eleven on December
1, 2004 and vacated 8,070 square feet of space on floor three on June 1, 2005 and currently occupies only 8,742 square feet of space on floor three.

     Lockbox. The Bethesda Towers Obligors are required to cause the tenants of the Bethesda Towers Mortgaged Property to deposit all rents directly into a segregated lockbox account under the control of the lender and any rents and other income collected by the Bethesda Towers Obligors or the property manager is required to be deposited into such account within one business day of their receipt thereof. Unless (i) an event of default under the related loan documents has occurred and is continuing or (ii) the debt service coverage ratio for a trailing 12-month period as of the last day of two consecutive calendar quarters is less than 1.05x, until such date that the debt service coverage ratio determined on a trailing twelve month basis has been equal to or greater than 1.20x for two consecutive calendar quarters (any such event described in (i) and (ii) hereof, a "Bethesda Towers Sweep Event"), amounts in such lockbox account will be disbursed to the operating account of the Bethesda
Towers Property Owner. Upon the occurrence and continuance of a Bethesda Towers
Sweep Event, all amounts in such lockbox account are required to be transferred on each business day to another segregated account controlled by the lender and applied and disbursed in such order, proportion and priority as set forth in the related loan documents, except in the case of an event of default, in which case as the lender may determine in its sole discretion.

     Terrorism Coverage. The Bethesda Towers Borrower is required to either (i)
maintain casualty, rental loss and/or business interruption, builder's risk and boiler and machinery insurance, which do not contain exclusions for loss, cost, damage or liability caused by terrorism or terrorist acts, or (ii) in the event the Bethesda Towers Borrower cannot obtain such policies, one or more terrorism insurance policies covering the full amount of the loss, cost, damage or liability excluded by the exclusions in the aforementioned insurance policies, to the extent such coverage is available to the Bethesda Towers Borrower.
Notwithstanding the foregoing, the Bethesda Towers Borrower is not required to incur costs for such terrorism insurance policies in excess of 200% of the aggregate cost of all other insurance required under the related loan documents for the immediately preceding annual policy period.

                                     S-130

--------------------------------------------------------------------------------
                     VIII. THE CHERRYVALE MALL MORTGAGE LOAN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            MORTGAGE LOAN INFORMATION
--------------------------------------------------------------------------------

 CUT-OFF DATE BALANCE:                 $84,000,000(1)

 LOAN PER SQUARE FOOT:                 $123(2)

 % OF INITIAL MORTGAGE POOL BALANCE:   3.6%

 SHADOW RATING (S&P/FITCH)             AAA/AA

 LOAN PURPOSE:                         Refinance

 MORTGAGE INTEREST RATE:               5.00% per annum

 INTEREST CALCULATION:                 30/360

 FIRST PAYMENT DATE:                   November 5, 2005

 AMORTIZATION TERM:                    30 years

 ANTICIPATED REPAYMENT DATE:           NAP(3)

 HYPERAMORTIZATION:                    NAP(3)

 MATURITY DATE:                        October 5, 2015

 MATURITY BALANCE:                     $66,461,540(1)

 BORROWER:                             Cherryvale Mall, LLC

 SPONSOR:                              CBL Holdings I, Inc.

 PREPAYMENT/DEFEASANCE:                Defeasance permitted beginning
                                       two years after securitization.
                                       Prepayment without penalty
                                       permitted three months prior to
                                       Maturity Date.

 UP-FRONT RESERVES:                    NAP(3)

 ONGOING RESERVES:                     Tax and Insurance Reserve(4)
                                       TI/LC Reserve(5)
                                       CapEx/Replacement Reserve(6)

 LOCKBOX:                              Hard(7)

 MEZZANINE DEBT:                       NAP(3)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         MORTGAGED PROPERTY INFORMATION
--------------------------------------------------------------------------------

 SINGLE ASSET/PORTFOLIO:        Single Asset

 PROPERTY TYPE:                 Regional Mall

 LOCATION:                      Rockford, Illinois

 YEAR BUILT:                    1973

 YEAR RENOVATED:                2004

 GROSS SQUARE FEET:             777,211(8)

 COLLATERAL SQUARE FEET:        683,731(9)

 OVERALL OCCUPANCY:             96.5%

 IN-LINE OCCUPANCY:             90.8%

 OCCUPANCY DATE:                September 20, 2005

 OWNERSHIP INTEREST:            Fee

 PROPERTY MANAGEMENT:           CBL & Associates Management, Inc.,
                                an affiliate of the Cherryvale Mall
                                Borrower

 IN-LINE SALES PSF:             $320(10)

 IN-LINE COST OF OCCUPANCY:     12.1%(10)

 U/W NCF:                       $10,499,630(1) (11)

 U/W NCF DSCR:                  1.89x(1) (11)

 APPRAISED VALUE:               $156,000,000

 APPRAISAL AS OF DATE:          August 18, 2005

 CUT-OFF DATE LTV RATIO:        53.8%(1)

 MATURITY LTV RATIO:            42.6%(1)
--------------------------------------------------------------------------------

(1)  The Cherryvale Mall Mortgage Loan is made up of a pooled portion of
     $84,000,000 and a non-pooled portion of $10,000,000. Maturity Balance, U/W
     NCF, U/W NCF DSCR, Cut-off Date LTV Ratio and Maturity LTV Ratio were calculated based on the pooled portion only. The entire Cherryvale Mall
     Mortgage Loan has a Maturity Balance of $76,461,540, an U/W NCF DSCR of
     1.73x, a Cut-off Date LTV Ratio of 60.3% and a Maturity LTV Ratio of 49.0%.

(2)  Based on collateral square feet of 683,731.

(3)  NAP means not applicable.

(4)  Upon the occurrence and continuance of an event of default or a decline of the DSCR (each, a "Cherryvale Mall Cash Management Event"), the Cherryvale
     Mall Borrower is required to make monthly escrow deposits into a reserve account equal to one-twelfth of the estimated annual real estate taxes and one-twelfth of the estimated annual insurance premiums.

(5)  Upon the occurrence and continuance of a Cherryvale Mall Cash Management
     Event, the Cherryvale Mall Borrower is required to make monthly escrow deposits of $22,217 into a reserve account for the estimated costs of tenant improvements and leasing commissions up to an amount equal to two years of such required deposits with respect solely to a decline of the
     DSCR.

(6)  Upon the occurrence and continuance of a Cherryvale Mall Cash Management
     Event, the Cherryvale Mall Borrower is required to make monthly escrow deposits into a replacement reserve account in the amount of $11,396 up to an amount equal to two years of such required deposits.

(7)  See "--Lockbox" below.

(8)  Reflects gross leasable area of the entire mall including any anchors which may not be part of the collateral.

(9)  Collateral square feet comprising the Cherryvale Mall Mortgaged Property consists of 390,080 square feet of anchor space, 293,651 square feet of in-line mall space.

(10) In-line sales per square foot and in-line cost of occupancy percentage for in-line shops of less than 10,000 square feet for the trailing twelve months ending December 2004.

(11) Reflects in-place U/W Net Cash Flow.

                                     S-131

-------------------------------------------------------------------------------------------------------------------
                              GROSS LEASABLE AREA (GLA) OVERVIEW OF CHERRYVALE MALL
-------------------------------------------------------------------------------------------------------------------
                                                     APPROXIMATE           AS %                       ANCHOR LEASE
                     STORE                           SQUARE FEET          OF GLA       RATINGS(1)      EXPIRATION
-------------------------------------------------------------------------------------------------------------------

        ANCHORS
         H.C. Prange Co. (Bergner's) .........          128,330            16.5%           NR          1/31/2007
         Marshall Field & Company ............          147,632            19.0            NR          1/31/2009
         Sears, Roebuck & Co. ................          114,118            14.7          BB+/BB        9/30/2008
         JCPenney(2) .........................           93,480(2)         12.0(2)       BB+/BB+       7/31/2024
        TOTAL ANCHOR SPACE ...................          483,560            62.2%
        In-Line Mall Space ...................          293,651
                                                        -------           -------
        TOTAL GLA ............................          777,211           100.0%
                                                        =========         =======
--------------------------------------------------------------------------------------------------------------------

(1)  Credit ratings are by S&P and Fitch, respectively, and may reflect parent company rating (even though the parent company may have no obligations under the related lease) if tenant company is not rated.

(2)  JC Penney owns its building and improvements and therefore is not part of the collateral.

--------------------------------------------------------------------------------
                        MAJOR IN-LINE TENANT INFORMATION
--------------------------------------------------------------------------------
                                                 APPROXIMATE        LEASE
                   TENANT                         SQUAREFEET      EXPIRATION
--------------------------------------------------------------------------------

  Express/Limited/Bath & BodyWorks .........        18,509(1)     1/31/2013
  Abercrombie & Fitch ......................         8,895        1/31/2011
  Dress Barn ...............................         8,351       12/31/2014
  DEB ......................................         8,226        1/31/2015
  Victoria's Secret ........................         6,823        1/31/2013
                                                    --------
  TOTAL ....................................        50,804
                                                    ========
--------------------------------------------------------------------------------

(1)  The Express, Limited and Bath & BodyWorks spaces all arise from the same lease.

--------------------------------------------------------------------------------
                          LEASE EXPIRATION INFORMATION
--------------------------------------------------------------------------------
                                   APPROXIMATE
                                    EXPIRING        AS % OF TOTAL
                                 IN-LINE SQUARE    IN-LINE SQUARE
              YEAR                    FEET              FEET
--------------------------------------------------------------------------------

      2005 ....................        5,240             1.8%
      2006 ....................       22,890             7.8
      2007 ....................       22,010             7.5
      2008 ....................       21,290             7.3
      2009 ....................       10,348             3.5
      2010 ....................       28,912             9.8
      2011 ....................       41,266            14.1
      2012 ....................       13,668             4.7
      2013 ....................       35,643            12.1
      2014 ....................       30,985            10.6
      2015 and beyond .........       34,351            11.7
      Vacant ..................       27,048             9.2
                                     -------           -----
      TOTAL ...................      293,651           100.0%
                                     =======           =====

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                                                    APPROXIMATE
                                 CUMULATIVE % OF     EXPIRING     AS % OF TOTAL   CUMULATIVE % OF
                                  TOTAL IN-LINE    IN-LINE BASE    IN-LINE BASE    TOTAL IN-LINE
              YEAR                 SQUARE FEET      REVENUES(1)    REVENUES(1)    BASE REVENUES(1)
---------------------------------------------------------------------------------------------------

      2005 ....................         1.8%        $   81,220          1.0%             1.0%
      2006 ....................         9.6%           731,293          9.5             10.5%
      2007 ....................        17.1%           741,509          9.6             20.1%
      2008 ....................        24.3%           925,057         11.9             32.0%
      2009 ....................        27.8%           392,828          5.1             37.0%
      2010 ....................        37.7%           731,182          9.4             46.5%
      2011 ....................        51.7%           939,355         12.1             58.6%
      2012 ....................        56.4%           662,636          8.5             67.1%
      2013 ....................        68.5%           839,011         10.8             78.0%
      2014 ....................        79.1%           745,538          9.6             87.6%
      2015 and beyond .........        90.8%           962,316         12.4            100.0%
      Vacant ..................       100.0%                 0          0.0            100.0%
                                                    ----------        -----
      TOTAL ...................                     $7,751,945        100.0%
                                                    ==========        =====
---------------------------------------------------------------------------------------------------

(1)  Based on in-place underwritten base rental revenues applicable to in-line tenants.

     The Borrower and Sponsor. The Cherryvale Mall Borrower is Cherryvale Mall,
LLC, a Delaware limited liability company that is 100% directly and indirectly owned by CBL & Associates Limited Partnership, a Delaware limited partnership.
Approximately 55% of CBL Holdings I, Inc. is owned and controlled by CBL &
Associates Properties, Inc., a Delaware corporation which is publicly traded.
Approximately 15% of CBL & Associates Limited Partnership is owned by various current and former executives of CBL & Associates Limited Partnership. The remainder is owned by various other investors. CBL & Associates Properties,
Inc. is headquartered in Chattanooga, Tennessee.

     The Mortgage Loan. The Cherryvale Mall Mortgage Loan was originated on
October 4, 2005 and has a cut-off date principal balance of $94,000,000. The
Cherryvale Mall Mortgage Loan is a ten-year loan with a stated maturity date of
October 5, 2015. The Cherryvale Mall Mortgage Loan will accrue interest on an
30/360 Basis. Up to its stated maturity, in the absence of default, the
Cherryvale Mall Mortgage Loan will accrue interest at a fixed rate of 5.00% per annum. On the

                                     S-132

fifth day of each month during the term of the Cherryvale Mall Mortgage Loan, the Cherryvale Mall Borrower is required to make payments of principal and interest, which payments shall be applied first to accrued and unpaid interest and the balance to the outstanding principal balance of the Cherryvale Mall
Mortgage Loan. The remaining principal balance of the Cherryvale Mall Mortgage
Loan, plus all accrued and unpaid interest thereon, is due on the stated
maturity date.

     The Cherryvale Mall Borrower is prohibited from voluntarily prepaying the
Cherryvale Mall Mortgage Loan, in whole or in part, prior to July 5, 2015. From and after July 5, 2015, the Cherryvale Mall Borrower may prepay the Cherryvale
Mall Mortgage Loan, in whole only, without payment of any prepayment consideration.

     The Cherryvale Mall Borrower may defease the Cherryvale Mall Mortgage Loan in whole on any due date after two years following the initial issuance of the series 2005-C7 certificates and prior to July 5, 2015, and, in connection therewith, obtain the release of the Cherryvale Mall Mortgaged Property. A defeasance will be effected by the Cherryvale Mall Borrower's pledging substitute collateral that consists of non-callable United States Treasury obligations that produce payments which replicate the payment obligations of the Cherryvale Mall Borrower under the Cherryvale Mall Mortgage Loan and that are sufficient to pay off the Cherryvale Mall Mortgage Loan in its entirety on
July 5, 2015. The Cherryvale Mall Borrower's right to defease the Cherryvale
Mall Mortgage Loan is subject to S&P and Fitch confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the rating then assigned to any class of series 2005-C7 certificates by such rating agency.

     The Mortgaged Property. The Cherryvale Mall Mortgage Loan is secured by a first priority mortgage lien on the fee simple interest in the Cherryvale Mall
Mortgaged Property. The Cherryvale Mall Mortgaged Property consists of a portion of The Cherryvale Mall, which is an approximately 777,211 square foot regional mall located in Rockford, Illinois and anchored by four department stores. One of the four department stores, JC Penney, owns its land and improvements and, therefore, such land and improvements are not part of the collateral for the Cherryvale Mall Mortgage Loan. The other three department stores, Bergner's, Marshall Field & Company and Sears, lease their stores from the Cherryvale Mall Borrower. The Cherryvale Mall was developed in 1973 and recently underwent a $15,000,000 renovation in 2004. As of September 20, 2005, overall occupancy at the Cherryvale Mall Mortgaged Property was 96.5%, with in-line occupancy of 90.8%.

     Lockbox. The Cherryvale Mall Borrower is required to cause the tenants to deposit all rents derived from the Cherryvale Mall Mortgaged Property directly into a segregated lockbox account under the control of the related mortgagee;
provided that prior to the occurrence of and following the termination of a
Cherryvale Mall Cash Management Event (as defined below), the funds on deposit in the lockbox account will be swept on each business day to an account controlled and maintained by the Cherryvale Mall Borrower. A "Cherryvale Mall
Cash Management Event" includes: an event of default and a decline in the debt service coverage ratio for the Cherryvale Mall Mortgaged Property Loan calculated in accordance with the related loan documents. Following the occurrence and during the continuance of a Cherryvale Mall Cash Management
Event, funds on deposit in the lockbox account will no longer be swept to an account maintained and controlled by the Cherryvale Mall Borrower but will instead be swept on a daily basis to a cash management account under the sole control of the related mortgagee until such Cherryvale Mall Cash Management
Event terminates in accordance with the related loan agreement. During the existence of a Cherryvale Mall Cash Management Event, provided no event of default has occurred and is continuing, funds in the cash management account will be applied as follows: (i) first, to the payment of the Cherryvale Mall
Borrower's monthly real estate tax reserve obligation, (ii) second, to the payment of the Cherryvale Mall Borrower's monthly insurance reserve obligation,
(iii) third, to the amount of any default rate interest and late charges to the debt service account, (iv) fourth, to the monthly payment of the debt service to the debt service account, (v) fifth, to the payment of the Cherryvale Mall
Borrower's monthly tenant improvement and leasing commission reserve obligation, (vi) sixth, to the payment of the Cherryvale Mall Borrower's monthly capital expense reserve obligation, (vii) seventh, to the payment of any other amounts due and payable under the loan documents and fees and expenses incurred in connection with the cash management account or lockbox account and (viii) eighth, provided no event of default is then existing, to the Cherryvale Mall Borrower.

     Terrorism Coverage. The Cherryvale Mall Borrower is required, in accordance with the related loan documents, to maintain commercial property and business interruption insurance, which includes coverage against losses resulting from perils and acts of terrorism.

     Partial Release. With the lender's prior consent, the Cherryvale Mall
Borrower may obtain the release of any parcel of land at the Cherryvale Mall
Mortgaged Property (i) that is not occupied by a tenant, (ii) the rent for which has not formed the basis for the lender's underwriting of the Cherryvale
Mall Mortgage Loan, and (iii) for which certain conditions set forth in the related loan documents are satisfied.

                                     S-133

--------------------------------------------------------------------------------
                      IX. THE SETH PORTFOLIO MORTGAGE LOANS
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            MORTGAGE LOAN INFORMATION
--------------------------------------------------------------------------------

 AGGREGATE CUT-OFF DATE BALANCE:   $61,900,000(1)

 AGGREGATE LOAN PER UNIT:          $    45,641(2)

 AGGREGATE % OF INITIAL MORTGAGE
  POOL BALANCE:                    2.6%

 SHADOW RATING (S&P/FITCH):        NAP(3)

 LOAN PURPOSE:                     Refinance

 MORTGAGE INTEREST RATE:           5.205% per annum

 INTEREST CALCULATION:             Actual/360

 FIRST PAYMENT DATE:               September 11, 2005

 AMORTIZATION TERM:                Interest Only

 ANTICIPATED REPAYMENT DATE:       NAP(3)

 HYPERAMORTIZATION:                NAP(3)

 MATURITY DATE:                    August 11, 2010

 MATURITY BALANCE:                 $61,900,000

 BORROWERS:                        VR Bayou Apartments Limited
                                   Partnership; Sandstone Apartments
                                   Limited Partnership

 SPONSORS:                         John Foresi and Andrew Stewart, and an
                                   affiliate of Lehman Brothers Holdings
                                   Inc.

 PREPAYMENT/DEFEASANCE:            Defeasance permitted beginning two
                                   years after securitization. Prepayment
                                   without penalty permitted three months
                                   prior to Maturity Date.

 UP-FRONT RESERVES:                Deferred Maintenance Reserve(4)
                                   Additional Required Repair Reserve(5)

 ONGOING RESERVES:                 Tax and Insurance Reserve(6)
                                   Replacement Reserve(7)

 LOCKBOX:                          Springing Soft(8)

 SETH MEZZANINE DEBT:              $ 4,450,000(9)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         MORTGAGED PROPERTY INFORMATION
--------------------------------------------------------------------------------

 SINGLE ASSET/PORTFOLIO:               Portfolio(10)

 PROPERTY TYPE:                        Multifamily

 LOCATION:                             Texas(10)

 YEAR BUILT:                           1970; 1978-1979(10)

 YEAR RENOVATED:                       2001-2005(10)

 NUMBER OF UNITS:                      1,384(10)

 OCCUPANCY:                            95.0%(11)

 OCCUPANCY DATE:                       July 1, 2005

 OWNERSHIP INTEREST:                   Fee

 PROPERTY MANAGEMENT:                  Venterra Realty Management Company,
                                       Inc., an affiliate of the Borrowers

 U/W NCF:                              $4,900,889(12)

 U/W NCF DSCR:                         1.50x(13)

 [AGGREGATE] APPRAISED VALUE:          $80,350,000(14)

 APPRAISAL AS OF DATE:                 June 29, 2005

 [AGGREGATE] CUT-OFF DATE LTV RATIO:    77.1%(15)

 [AGGREGATE] MATURITY LTV RATIO:        77.1%(15)

(1)  The Seth Portfolio Mortgage Loans are comprised of two cross-collateralized and cross-defaulted loans, a $35,200,000 loan (the "Seth Portfolio -- Bayou
     Park Apartments Mortgage Loan") and a $26,700,000 loan (the "Seth Portfolio
     -- Sandstone Apartments Mortgage Loan") each with substantially the same terms including the same mortgage interest rate, interest calculation, first payment date and maturity date.

(2)  Reflects weighted average loan per unit based on the respective amounts of the Seth Portfolio -- Bayou Park Apartments Mortgage Loan and the Seth
     Portfolio -- Sandstone Apartments Loan.

(3)  NAP means not applicable.

(4)  At closing, the Seth Portfolio Borrowers were required to make deferred maintenance deposits in the amount of $176,956 with respect to the Seth
     Portfolio -- Bayou Park Apartments Mortgaged Property and $35,963 with respect to the Seth Portfolio -- Sandstone Apartments Mortgaged Property to
     pay for certain scheduled repairs.

(5)  At closing, the Seth Portfolio -- Bayou Park Apartments Borrower authorized the lender to hold back from the related loan proceeds in an interest bearing escrow account $100,923 to pay for additional specified required repairs.

(6)  The Seth Portfolio Borrowers are required to make monthly escrow deposits into tax and insurance reserve accounts in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums payable during the next ensuing 12 months with respect to the Seth Portfolio
     Mortgaged Properties.

(7)  The Seth Portfolio Borrowers are required to make monthly deposits into replacement reserve accounts in the amounts of $14,333 with respect to the
     Seth Portfolio -- Bayou Park Apartments Mortgage Loan and $14,500 with respect to the Seth Portfolio--Sandstone Apartments Mortgage Loan.

(8)  See "--Lockbox" below.

(9)  See "--Mezzanine Financing" below.

(10) The Seth Portfolio Mortgaged Properties consist of Bayou Park Apartments located in Houston, Texas, built in 1970 and renovated 2001-2005, containing 688 residential units and approximately 906 parking spaces, and
     Sandstone Apartments located in Pasadena, Texas built in 1978-1979, containing 696 units and approximately 1,296 parking spaces.

(11) Weighted average based on the respective amounts of the Seth Portfolio
     Mortgage Loans and occupancy of 94.8% for the Seth Portfolio--Bayou Park
     Apartments Mortgaged Property and 95.3% for the Seth Portfolio -- Sandstone
     Apartments Mortgaged Property.

                                     S-134

(12) Aggregate U/W NCF comprised of $2,780,379 U/W NCF for the Seth Portfolio --
     Bayou Park Apartments Mortgaged Property and $2,120,510 for the Seth
     Portfolio -- Sandstone Apartments Mortgaged Property.

(13) Weighted average based on U/W DSCR of 1.50x for each of the Seth Portfolio
     Mortgaged Properties and based on the respective amounts of the Seth
     Portfolio Mortgage Loans.

(14) Aggregate appraised value comprised of $46,250,000 with respect to the Seth
     Portfolio -- Bayou Park Apartments Mortgaged Property and $34,100,000 with respect to the Seth Portfolio -- Sandstone Apartments Mortgaged Property.

(15) Weighted averages based on the appraised values as noted in footnote (14)
     above and the respective amounts of the Seth Portfolio Mortgage Loans.

-------------------------------------------------------------------------------------------------------------------------------
                                              THE SETH PORTFOLIO MORTGAGE LOANS
-------------------------------------------------------------------------------------------------------------------------------
                                                APPROXIMATE
                                                 NUMBER OF                   U/W NCF        LOAN         APPRAISED    CUT-OFF
          PROPERTY(1)              LOCATION        UNITS     OCCUPANCY(2)      DSCR        AMOUNT          VALUE      DATE LTV
-------------------------------------------------------------------------------------------------------------------------------

Bayou Park Apartments .........   Houston, TX        688          94.8%        1.50x    $ 35,200,000   $ 46,250,000     76.1%
Sandstone Apartments ..........  Pasadena, TX        696          95.3         1.50x      26,700,000     34,100,000     78.3
                                                   -----          ----         ----     ------------   ------------     ----
TOTAL/WEIGHTED AVERAGE(3) .....                    1,384          95.0%       1.50X     $ 61,900,000   $ 80,350,000     77.1%
                                                   =====          ====        =====     ============   ============     ====
------------------------------------------------------------------------------------------------------------------------------

(1)  Ranked by Loan Amount as of the Cut-off Date.

(2)  Occupancy for each property is as of July 1, 2005.

(3)  Weighted average occupancy, U/W DSCR and Cut-off Date LTV are weighted based on the respective amounts of the Seth Portfolio Mortgage Loans.

     The Borrowers and Sponsor. The Seth Portfolio Borrowers are VR Bayou
Apartments Limited Partnership and Sandstone Apartments Limited Partnership,
each a Delaware limited partnership. The Seth Portfolio Borrowers are owned by
VR Seth Holdings Limited Partnership, a Delaware limited partnership, which is controlled by Venterra Realty Management Company, Inc., whose principals are
John Foresi and Andrew Stewart, and an affiliate of the originating lender, which affiliate holds the indirect majority interest in the Seth Portfolio
Borrowers. Venterra Realty is a Texas based real estate investment management company involved in the finance, acquisition and management of multifamily communities in the southwestern United States. As reported by the company,
Venterra Realty manages a portfolio of over 4,000 multifamily units.

     The Mortgage Loans. The Seth Portfolio Mortgage Loans were originated on
August 3, 2005 and have an aggregate cut-off date principal balance of
$61,900,000. The Seth Portfolio Mortgage Loans are comprised of two separate, but cross-defaulted and cross-collateralized loans: a $35,200,000 loan (the
"Seth Portfolio -- Bayou Park Apartments Mortgage Loan") to the Seth Portfolio
-- Bayou Park Apartments Borrower that is secured by a first priority deed of trust upon the fee interest in the Seth Portfolio -- Bayou Park Apartments
Mortgaged Property, and a $26,700,000 loan (the "Seth Portfolio -- Sandstone
Apartments Mortgage Loan") to the Seth Portfolio -- Sandstone Apartments
Borrower that is secured by a first priority deed of trust upon the fee interest in the Seth Portfolio -- Sandstone Apartments Mortgaged Property. Each
of the Seth Portfolio Mortgage Loans is a five-year balloon loan with a stated
maturity date of August 11, 2010. The Seth Portfolio Mortgage Loans each accrue interest on an Actual/360 Basis, at a fixed interest rate, in the absence of default, of 5.205% per annum. On the eleventh day of each month to but not including the stated maturity date, the Seth Portfolio Borrowers are required to make payments of interest only, calculated on the outstanding principal balance of the Seth Portfolio Mortgage Loans. The aggregate principal balance of the Seth Portfolio Mortgage Loans, plus all accrued and unpaid interest thereon, are due and payable on such stated maturity date.

     The Seth Portfolio Borrowers are prohibited from voluntarily prepaying the
Seth Portfolio Mortgage Loans, in whole or in part, prior to May 11, 2010. From and after May 11, 2010, the Seth Portfolio Borrowers may prepay either or both of the Seth Portfolio Mortgage Loans, in whole only, without payment of any prepayment consideration, provided that no prepayment shall result in a release of either of the Seth Portfolio Mortgaged Properties from the lien of the deeds of trust securing the same unless both Seth Portfolio Mortgage Loans are prepaid or defeased.

     Commencing on the second anniversary of the Issue Date, the Seth Portfolio
Borrowers may obtain the release of the Seth Portfolio Mortgaged Properties by simultaneously defeasing the Seth Portfolio Mortgage Loans. A defeasance will be effected by the Seth Portfolio Borrowers pledging fixed rate non-callable obligations that are "government securities" within the meaning of Section
2(a)(16) of the Investment Company Act of 1940, as amended, that produce payments which replicate the payment obligations of the Seth Portfolio
Borrowers and are sufficient to pay off the Seth Portfolio Mortgage Loans on their stated maturity date. The right of the Seth Portfolio Borrowers to defease the Seth Portfolio Mortgage Loans is subject to the satisfaction of certain conditions set forth in the Seth Portfolio Mortgage Loan documents, including but not limited

                                     S-135

to, the mortgage lender having received from S&P and Fitch written confirmation that such release will not in itself result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any class of the series
2005-C7 certificates.

     Commencing on the second anniversary of the Issue Date, each Seth
Portfolio Borrower may also obtain the separate release of its respective Seth
Portfolio Mortgaged Property by defeasing the payment obligations under its respective Seth Portfolio Mortgage Loan and complying with the conditions described in the preceding paragraph, provided that, in the case of the first such separate release, the defeasance collateral must be sufficient to purchase government securities that produce payments equal to at least 125% of the payment obligations under the related Seth Portfolio Mortgage Loan, with the excess payments from the defeasance collateral to be utilized to reduce the corresponding payments under the remaining Seth Portfolio Mortgage Loan, and the remaining Seth Portfolio Mortgage Loan, as reduced, must satisfy a debt service coverage ratio test of 1.20x (based on the lesser of (i) gross income for the preceding 12 months or (ii) gross income for the preceding three months annualized) and a loan to value test of 80%.

     The Mortgaged Properties. The Seth Portfolio Mortgaged Properties are
comprised of two, garden-style apartment properties located in or near Houston,
Texas known as Bayou Park Apartments and Sandstone Apartments and contain an aggregate of 1,384 residential units. Both properties are multi-building complexes of two-to-three-story buildings. Bayou Park Apartments, built in 1970 and renovated during the 2001-2005 period, consists of 40, two- and three-story buildings containing 688 residential units and offers approximately 906 on-site parking spaces. Sandstone Apartments, built in 1978-1979, consists of 58 two-story buildings with 696 residential units and provides approximately 1,296 on-site parking spaces. The Seth Portfolio Mortgaged Properties offer a mix of units ranging from studio units to one, two and three-bedroom units. The Seth
Portfolio Mortgaged Properties are situated on several landscaped acres with each complex offering its residents a number of amenities such as swimming pools, fitness centers, tennis courts, laundry facilities and clubhouses. As of
July 1, 2005, the overall weighted average occupancy of the Seth Portfolio
Mortgaged Properties was 95.0%.

----------------------------------------------------------------------------------------------------------------------------------
                              MIX OF RESIDENTIAL UNITS AT THE SETH PORTFOLIO MORTGAGED PROPERTIES
----------------------------------------------------------------------------------------------------------------------------------
                                                  YEAR BUILT/       APPROXIMATE                                           THREE
           PROPERTY               LOCATION         RENOVATED      NUMBER OF UNITS   STUDIO   ONE BEDROOM   TWO BEDROOM   BEDROOM
----------------------------------------------------------------------------------------------------------------------------------

Bayou Park Apartments ........ Houston, TX     1970/2001-2005            688          41         528           119            0
Sandstone Apartments ......... Pasadena, TX   1978-1979/NAP(1)           696           0         348           334           14
                                                                         ---          --         ---           ---           --
TOTAL ........................                                         1,384          41         876           453           14
                                                                       =====          ==         ===           ===           ==
-----------------------------------------------------------------------------------------------------------------------------------

(1)  NAP means not applicable.

     Lockbox. (A) upon the occurrence of an event of default beyond applicable cure periods under the related Seth Portfolio Mortgage Loan documents and (b)
during any period that the DSCR for the applicable Seth Portfolio Mortgaged
Property shall be below 1.00x the lender, upon notice to the Seth Portfolio
Borrower, may require all rents from the Seth Portfolio Mortgaged Property be paid directly to the property manager and deposited into a lockbox account under the exclusive control of the lender. If in the lender's reasonable judgment, the property manager's performace in the collection of rents shall decline in any material respect the lender may require the Seth Portfolio
Borrower to cause all of the tenants to deposit rent payments directly into such lockbox account. In the event that lockbox procedures have been instituted as a result of one of the triggering events described in the preceding sentence and thereafter no event of the nature described in the preceding sentence shall exist, such lockbox procedures shall be discontinued and the mortgage lender shall disburse to the applicable Seth Portfolio Borrower all funds remaining on deposit in the lock-box account.

     Terrorism Coverage. Although the Seth Portfolio Mortgage Loan documents do not expressly require the maintenance of terrorism insurance, the Seth
Portfolio Borrowers are required to obtain all-risk coverage as well as such other insurance and in such amounts as the mortgage lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Seth Portfolio
Mortgaged Properties located in or around the region in which the Seth
Portfolio Mortgaged Properties are located. The form of all policies (including exclusions and exceptions) are subject to the approval of the mortgage lender.

     Mezzanine Financing. At the time of the closing of the Seth Portfolio
Mortgage Loans, the entity that is the sole limited partner of each Seth
Portfolio Borrower and the holder of 100% of the equity interests in the sole general partner of each Seth Portfolio Borrower (the "Seth Portfolio Mezzanine
Borrower") received mezzanine financing in the original principal amount of
$4,450,000 (the "Seth Portfolio Mezzanine Loan"). The Seth Portfolio Mezzanine
Loan is secured by a pledge of 100% of the aforementioned direct and indirect ownership interests of the Seth Portfolio Mezzanine Borrower in the Seth
Portfolio Borrowers as well as a pledge of direct and/or indirect interests in the Seth Portfolio Mezzanine Borrower

                                     S-136

(collectively, the "Seth Portfolio Mezzanine Collateral"). The holder of the
Seth Portfolio Mezzanine Loan (the "Seth Portfolio Mezzanine Lender") is
currently Lehman Brothers Holdings Inc.

     The Seth Portfolio Mezzanine Loan is a five-year balloon loan with a stated maturity date of August 11, 2010. The Seth Portfolio Mezzanine Loan accrues interest at a fixed rate per annum. On the eleventh day of each month up to, but excluding, the stated maturity date, the Seth Portfolio Mezzanine
Borrower is required to make a constant monthly debt service payment. The principal balance of the Seth Portfolio Mezzanine Loan, together with accrued and unpaid interest thereon, is due and payable on the stated maturity date.

     The Seth Portfolio Mezzanine Loan documents provide that $2,545,000 of the
Seth Portfolio Mezzanine Loan is allocated to the Seth Portfolio Mezzanine
Collateral related to the Seth Portfolio -- Bayou Park Apartments Mortgaged
Property and that $1,905,000 of the Seth Portfolio Mezzanine Loan is allocated to the Seth Portfolio Mezzanine Collateral related to the Seth Portfolio --
Sandstone Apartments Mortgaged Property. The Seth Portfolio Mezzanine Loan
documents contain substantially similar restrictions regarding the prepayment and defeasance of the Seth Portfolio Mezzanine Loan to those applicable to the
Seth Portfolio Mortgage Loan, except that the debt service coverage ratio and loan to value constraints applicable to a release of the collateral related to only one Seth Portfolio Mortgaged Property are 1.10x and 85%, respectively, based on the combined debt service and loan amounts payable under the remaining
Seth Portfolio Mortgage Loan and Seth Portfolio Mezzanine Loan.

     The Seth Portfolio Mezzanine Borrower is required to cause all rents of the Seth Portfolio Mortgaged Properties to be deposited into a segregated lockbox account under the control of the Seth Portfolio Mezzanine Lender, provided that, if no event of default exists under the Seth Portfolio Mezzanine
Loan and the combined debt service coverage ratio of the Seth Portfolio
Mortgage Loan and the Seth Portfolio Mezzanine Loan is equal to or greater than
1.00x, the Seth Portfolio Mezzanine Borrower shall have the right to utilize and distribute the funds on deposit in the lockbox account. If an event of default occurs or if the combined debt service coverage ratio is less than
1.00x, the funds on deposit in the lockbox account will instead be swept to a cash collateral account under the sole control of the Seth Portfolio Mezzanine
Lender; provided that if no event of default exists, funds remaining in the cash collateral account (after payment of all sums due to the holders of the
Seth Portfolio Mortgage Loans and the Seth Portfolio Mezzanine Loan, including monthly debt service payments and reserve deposits) are to be released to the extent required for the payment of expenses approved by the Seth Portfolio
Mezzanine Lender. The foregoing lockbox procedures shall not apply during periods that rents from the Seth Portfolio Mortgaged Properties are required to be deposited into a lockbox account pledged to the holder of the Seth Portfolio
Mortgage Loans, as described above under "--Lockbox."

     The holder of the Seth Portfolio Mortgage Loans and the Seth Portfolio
Mezzanine Lender have entered into an intercreditor agreement (the "Seth
Portfolio Mezzanine Intercreditor Agreement") that sets forth the relative priorities between the Seth Portfolio Mortgage Loans and the Seth Portfolio
Mezzanine Loan. The Seth Portfolio Mezzanine Intercreditor Agreement provides that, among other things:

     o    The Seth Portfolio Mezzanine Lender may not transfer the Seth
          Portfolio Mezzanine Loan unless (a) it shall have first obtained written confirmation from S&P and Fitch as evidenced by written confirmation from such rating agencies that such action will not in itself result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any class of the series 2005-C7 certificates or (b) the transferee is an institutional investor that meets specified tests as of the date of transfer.

     o    The Seth Portfolio Mezzanine Lender may not foreclose on the Seth
          Portfolio Mezzanine Collateral or exercise any other rights to realize upon such collateral without having first obtained written confirmation from S&P and Fitch as evidenced by written confirmation from such rating agencies that such action will not in itself result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any class of the series 2005-C7 certificates unless (a) the party acquiring the Seth Portfolio Mezzanine Collateral is the Seth Portfolio Mezzanine Lender or another institutional investor that meets specified tests as of the date of transfer, (b)
          the Seth Portfolio Mortgaged Properties are managed by a qualified property manager that satisfies the requirements of the Seth Portfolio
          Mezzanine Intercreditor Agreement, and (c) to the extent not already in place, hard cash management and adequate reserve requirements are imposed under the Seth Portfolio Mortgage Loans.

     o    The Seth Portfolio Mezzanine Loan is generally subordinate to the Seth
          Portfolio Mortgage Loans in right of payment; provided, however, that so long as no event of default has occurred and is continuing with respect to the Seth Portfolio Mortgage Loans, the Seth Portfolio
          Mezzanine Lender may accept payments due and payable from time to time under the related Seth Portfolio Mezzanine Loan documents.

                                     S-137

     o    The holder of the Seth Portfolio Mortgage Loan consents to the Seth
          Portfolio Mezzanine Lender's right, pursuant to the Seth Portfolio
          Mezzanine Loan documents, to cause the termination of the property manager. In the event both the Seth Portfolio Mezzanine Lender and the mortgage lender shall have such rights at any time, and the mortgage lender shall fail to exercise such rights, the Seth Portfolio
          Mezzanine Lender may exercise such rights, provided such exercise may be superseded by any subsequent exercise of such rights by the mortgage lender pursuant to the Seth Portfolio Mortgage Loan documents. Upon the occurrence of any event which would entitle the
          Seth Portfolio Mezzanine Lender to cause the termination of the property manager pursuant to the Seth Portfolio Mezzanine Loan documents, the Seth Portfolio Mezzanine Lender shall have the right to select, or cause the selection, of a replacement property manager
          (including any asset manager) or leasing agent for the applicable Seth
          Portfolio Mortgaged Property, which replacement manager shall either
          (a)(1) be subject to the mortgage lender's reasonable approval and (2)
          be acceptable to S&P and Fitch, as evidenced by written confirmation from the rating agencies that the selection of such replacement manager will not in itself result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any class of the series 2005-C7 certificates or (b) be a qualified property manager that satisfies the minimum requirements set forth in the Seth
          Portfolio Mezzanine Intercreditor Agreement.

     o    Prior to the mortgage lender's commencement of any enforcement action under the Seth Portfolio Mortgage Loan documents, the Seth Portfolio
          Mezzanine Lender has the right to receive notice of any event of default under the Seth Portfolio Mortgage Loans and the right to cure any monetary default within a period ending five business days after the later of receipt of such notice or expiration of the applicable
          Seth Portfolio Borrower's cure period; provided, however, that the
          Seth Portfolio Mezzanine Lender shall not have the right to cure with respect to monthly scheduled debt service payments for a period of more than four consecutive months unless the Seth Portfolio Mezzanine
          Lender has commenced and is continuing to diligently pursue its rights against the Seth Portfolio Mezzanine Collateral. In addition, if the default is of a non-monetary nature, the Seth Portfolio Mezzanine
          Lender will have the same period of time as the applicable Seth
          Portfolio Loan Borrower to cure such non-monetary default under such
          Seth Portfolio Mortgage Loan; provided, however, that, if such non-monetary default is susceptible of cure but cannot reasonably be cured within such period then, subject to certain conditions, the Seth
          Portfolio Mezzanine Lender will be given an additional period of time as is reasonably necessary in the exercise of due diligence to cure such non-monetary default.

     o    If the Seth Portfolio Mortgage Loans have been accelerated, or any proceeding to foreclose or otherwise realize upon the security for the
          Seth Portfolio Mortgage Loans has been commenced, then the Seth
          Portfolio Mezzanine Lender has the right to purchase the Seth
          Portfolio Mortgage Loans in whole for a price equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon, any protective advances made by the mortgage lender and any interest charged by the mortgage lender on any advances for monthly payments of interest on the Seth Portfolio
          Mortgage Loans and/or on any protective advances, and all costs and expenses (including legal fees and expenses) actually incurred by the mortgage lender in enforcing the terms of the Seth Portfolio Mortgage
          Loan documents. Such purchase option will expire upon (a) a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Seth Portfolio Mortgage Loan
          Mortgaged Properties or (b) the event triggering the Seth Portfolio
          Mezzanine Lender's purchase option ceasing to exist.

     o    The Seth Portfolio Mezzanine Loan documents generally may be modified without the mortgage lender's consent, although certain provisions of the Seth Portfolio Mezzanine Loan documents may not be modified without the mortgage lender's consent, including, without limitation, increasing in any material respect any monetary obligations of the
          Seth Portfolio Mezzanine Borrower. Notwithstanding the foregoing, in addressing an event of default that has occurred under the Seth
          Portfolio Mezzanine Loan Documents, the Seth Portfolio Mezzanine
          Lender will be permitted, subject to the satisfaction of certain conditions, to amend or modify the Seth Portfolio Mezzanine Loan in a manner that increases the interest rate under the Seth Portfolio
          Mezzanine Loan documents.

                                     S-138

--------------------------------------------------------------------------------
                      X. THE 300 SOUTH WACKER MORTGAGE LOAN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            MORTGAGE LOAN INFORMATION
--------------------------------------------------------------------------------

 CUT-OFF DATE BALANCE:                 $57,500,000

 LOAN PER SQUARE FOOT:                 $112

 % OF INITIAL MORTGAGE POOL BALANCE:   2.4%

 SHADOW RATING (S&P/FITCH):            NAP(1)

 LOAN PURPOSE:                         Acquisition

 MORTGAGE INTEREST RATE:               5.354% per annum

 INTEREST CALCULATION:                 Actual/360

 FIRST PAYMENT DATE:                   September 11, 2005

 AMORTIZATION TERM:                    30 year(2)

 ANTICIPATED REPAYMENT DATE:           NAP(1)
ssssssss
 HYPERAMORTIZATION:                    NAP(1)

 MATURITY DATE:                        August 11, 2015

 MATURITY/ARD BALANCE:                 $53,308,064

 BORROWER:                             Broadway 300 S. Wacker Fee LLC

 SPONSORS:                             Broadway Investment REIT and
                                       Broadway Investment Domestic REIT

 PREPAYMENT/DEFEASANCE:                Defeasance permitted beginning two
                                       years after securitization. Prepayment
                                       without penalty permitted three months
                                       prior to scheduled maturity date.

 UP-FRONT RESERVES:(9)                 TI/LC Reserve(3)
                                       Unfunded Landlord Obligation
                                       Reserve(4)
                                       Free Rent Reserve(5)

 ONGOING RESERVES:(9)                  Tax and Insurance Reserve(6)
                                       TI/LC Reserve(7)
                                       Replacement Reserve(8)

 LOCKBOX:                              Hard(10)

 MEZZANINE DEBT:                       $4,500,000(11)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         MORTGAGED PROPERTY INFORMATION
--------------------------------------------------------------------------------

  SINGLE ASSET/PORTFOLIO:   Single Asset

  PROPERTY TYPE:            Office

  LOCATION:                 Chicago, Illinois

  YEAR BUILT:               1971

  YEAR RENOVATED:           1990

  SQUARE FEET:              512,354 square feet

  OCCUPANCY:                87.1%

  OCCUPANCY DATE:           July 1, 2005

  OWNERSHIP INTEREST:       Fee

  PROPERTY MANAGEMENT:      Broadway Real Estate Services, LLC, an
                            affiliate of the Borrower(11)

  U/W NCF:                  $ 4,912,054

  U/W NCF DSCR:             1.27x

  APPRAISED VALUE:          $82,000,000

  APPRAISAL AS OF DATE:     June 3, 2005

  CUT-OFF DATE LTV RATIO:   70.1%
  MATURITY LTV RATIO:       65.0%

(1)   NAP means not applicable.

(2)   Payments of interest only are required through and including the payment date in August 2010.

(3)   At closing, the 300 South Wacker Borrower deposited $3,000,000 into a rollover reserve account for the payment of future tenant improvements and leasing commissions.

(4)   At closing, the 300 South Wacker Borrower deposited $1,731,796 into a rollover reserve account for the payment of specified unfunded tenant improvements and leasing commissions obligations due at the 300 South
      Wacker Mortgaged Property.

(5)   At closing, the 300 South Wacker Borrower deposited $1,881,596 into a free rent reserve account for contractual rent abatements. The related loan agreement provides that funds in such account shall be released on each monthly payment date commencing in September 2005 through and includes September 2009, in accordance with a specified schedule.

(6)   The 300 South Wacker Borrower is required to make monthly escrow deposits into a tax and insurance reserve account in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums payable during the next ensuing 12 months.

(7)   The 300 South Wacker Borrower is required to (i) make monthly escrow deposits in the amount of $41,000 and, (ii) deposit all lease termination payments, if any, after the first $25,000 of such payments in aggregate, into a rollover reserve account for the payment of tenant improvements and leasing commissions.

(8)   The 300 South Wacker Borrower is required to make a monthly escrow deposit into a replacement reserve account in the amount of $10,674.

(9)   Provided no event of default exists under the related loan documents, the
      300 South Wacker Borrower may provide a letter of credit in lieu of making any required payments to a rollover reserve account.
                                                                                                                                     (10)  See "--Lockbox" below.

(11)  See "--Mezzanine Financing" below.

(12)  The property manager has sub-managed the 300 South Wacker Mortgaged
      Property to Lincoln Property Company Commercial Inc., a third-party manager.

                                     S-139

-------------------------------------------------------------------------------------------
                                 MAJOR TENANT INFORMATION
-------------------------------------------------------------------------------------------
                                                 APPROXIMATE     % TOTAL     % TOTAL BASE
TENANT(1)                                        SQUARE FEET   SQUARE FEET    REVENUES(2)
-------------------------------------------------------------------------------------------

McDonnell Boehnen Hulbert & Berghoff ..........     60,782         11.9%          13.7%
Wayne Hummer Investments, L.L.C. ..............     48,102          9.4           14.0
Franczek & Sullivan P.C .......................     30,252          5.9            6.8
Globetrotters Engineering Corporation .........     27,656          5.4            5.7
Howard Johnson & Company ......................     22,837          4.5            6.8
                                                    ------         ----           ----
TOTAL .........................................    189,629         37.0%          47.0%
                                                   =======         ====           ====
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                                                                   LEASE
                                                    RENT                         EXPIRATION
TENANT(1)                                          PSF(3)    RATINGS(4)             DATE
--------------------------------------------------------------------------------------------

McDonnell Boehnen Hulbert & Berghoff ..........   $ 15.38        NR         10/31/2014(5)(6)
Wayne Hummer Investments, L.L.C. ..............   $ 19.85        NR         10/31/2007(7)(8)
Franczek & Sullivan P.C .......................   $ 15.38        NR          8/31/2014(8)
Globetrotters Engineering Corporation .........   $ 14.04        NR         10/31/2012(8)
Howard Johnson & Company ......................   $ 20.46      A+/AA-       11/30/2008(8)
TOTAL .........................................
---------------------------------------------------------------------------------------------

(1)  The five major tenants are ranked by approximate square feet.

(2)  The percentages of total base revenues are based on underwritten base rental revenues.

(3)  Reflects in-place base rent.

(4)  Credit ratings are those by S&P and Fitch, respectively, and may reflect the parent company rating (even though the parent company may have no obligations under the related lease) if the tenant company is not rated. NR means not rated.

(5)  McDonnell Boehnen Hulbert & Berghoff has an on-going option to terminate, at any time, any one of four leased floors upon 12 months prior notice and the payment of a termination fee.

(6)  McDonnell Boehnen Hulbert & Berghoff has two, five-year renewal options.

(7)  Franczek & Sullivan has a one-time option to terminate its lease at any time after September 1, 2009 upon 12 months prior notice and payment of a termination fee.

(8)  Franczek & Sullivan, Wayne Hummer Investments, L.L.C., Globetrotters
     Engineering Corporation and Howard Johnson & Company each have one, five-year renewal option.

--------------------------------------------------------------------------------------------------------------------------
                                                LEASE EXPIRATION INFORMATION
--------------------------------------------------------------------------------------------------------------------------
                                                                           APPROXIMATE                        CUMULATIVE
                       APPROXIMATE         AS %        CUMULATIVE %          EXPIRING           AS % OF          % OF
                         EXPIRING        OF TOTAL        OF TOTAL              BASE            TOTAL BASE     TOTAL BASE
        YEAR           SQUARE FEET     SQUARE FEET      SQUARE FEET        REVENUES(1)        REVENUES(1)      REVENUES
--------------------------------------------------------------------------------------------------------------------------

      2005(2)              17,375            3.4%        3.4%              $    180,313             2.6%          2.6%
      2006                 15,935            3.1         6.5%                   120,648             1.8           4.4%
      2007                 79,957           15.6        22.1%                 1,419,063            20.8          25.2%
      2008                 82,812           16.2        38.3%                 1,443,843            21.1          46.3%
      2009                 64,920           12.7        50.9%                   961,753            14.1          60.4%
      2010                 46,814            9.1        60.1%                   632,129             9.3          69.6%
      2011                 22,225            4.3        64.4%                   300,038             4.4          74.0%
      2012                 27,656            5.4        69.8%                   388,290             5.7          79.7%
      2013                  2,785            0.5        70.4%                    92,775             1.4          81.1%
      2014                 66,643           13.0        83.4%                 1,016,020            14.9          95.9%
 2015 and beyond           19,029            3.7        87.1%                   278,098             4.1         100.0%
     Vacant                66,203           12.9       100.0%                        --              --
                          -------          -----                            -----------           -----
     TOTAL                512,354          100.0%                           $ 6,832,969(3)        100.0%
                          =======          =====                            ===========           =====

(1)  Based on underwritten base rental revenues.

(2)  Includes any month-to-month leases.

(3)  Total excludes grossed up vacancy.

     The Borrower and Sponsors. The 300 South Wacker Borrower is Broadway 300
S. Wacker Fee LLC, a Delaware limited liability company. The sponsors of the
300 South Wacker Borrower are Broadway Investment REIT and Broadway Investment
Domestic REIT, which are sponsored by a group of institutional investors and managed by Broadway Real Estate Partners LLC. Broadway Real Estate Partners LLC
is a private real estate investment and management firm headquartered in New
York. Broadway Real Estate Partners LLC acquires high-quality office properties that are $40 million or greater in value and are stabilized assets. The firm has acquired approximately 4.4 million square feet throughout the United States with a total value of more than $1.2 billion.

     The Mortgage Loan. The 300 South Wacker Mortgage Loan was originated on
July 28, 2005 and has a cut-off date principal balance of $57,500,000. The 300
Wacker Drive Mortgage Loan is a 10-year loan with a stated maturity date of
August 11, 2015. The 300 South Wacker Mortgage Loan accrues interest on an
Actual/360 Basis at an interest rate, in the absence of default of 5.354% per annum. On the eleventh day of each month to and including the payment date in
August

                                     S-140

2010, the 300 South Wacker Borrower is required to make interest-only payments on the 300 South Wacker Mortgage Loan. On the eleventh day of each month from and including September 2010, up to but excluding the stated maturity date, the
300 South Wacker Borrower is required to make a constant monthly debt service payment on the 300 South Wacker Mortgage Loan in the amount of $321,231 (based on a 30-year amortization schedule). The remaining principal balance of the 300
South Wacker Mortgage Loan, plus all accrued and unpaid interest thereon, is due and payable on the stated maturity date.

     The 300 South Wacker Borrower is prohibited from voluntarily prepaying the
300 South Wacker Mortgage Loan, in whole or in part, prior to May 11, 2015.
From and after May 11, 2015, the 300 South Wacker Borrower is permitted to prepay the 300 South Wacker Mortgage Loan, in whole only, without payment of any prepayment consideration.

     The 300 South Wacker Borrower may, provided no event of default exists at the time, defease the entire 300 South Wacker Mortgage Loan at any time following the second anniversary of the Issue Date, and by so doing obtain a release of the 300 South Wacker Mortgaged Property. A defeasance will be effected by the 300 South Wacker Borrower pledging substitute collateral that consists of direct, non-callable fixed-rate obligations that are "government securities" within the meaning of Section 2(a)(16) of the Investment Company
Act of 1940, as amended, that produce payments which replicate the payment obligations of the 300 South Wacker Borrower under the 300 South Wacker
Mortgage Loan and are sufficient to pay off the 300 South Wacker Mortgage Loan in its entirety on May 11, 2015. The 300 South Wacker Borrower's right to defease the entire 300 South Wacker Mortgage Loan is subject to, among other things, S&P and Fitch each confirming that the defeasance would not result in a qualification, downgrading or withdrawal of the ratings then assigned to any class of series 2005-C7 certificates by such rating agency.

     The Mortgaged Property. The 300 South Wacker Mortgage Loan is secured by a first priority mortgage lien on the fee simple interest of the 300 South Wacker
Borrower in the 300 South Wacker Mortgaged Property located in Chicago,
Illinois. The 300 South Wacker Mortgaged Property is a 36-story office building that is located in downtown Chicago's West Loop area. Built in 1971 and renovated in 1990, the 300 South Wacker Mortgaged Property contains approximately 512,354 square feet of net rentable area. and an executive parking garage with approximately 18 parking spaces. The 300 South Wacker
Mortgaged Property is leased to a mix of tenants with lead tenant McDonnell
Boehnen Hulbert & Berghoff leasing 60,782 square feet (11.9% of the total space). Other major tenants include, Wayne Hummer Investments, L.L.C. with
48,102 square feet (9.4% of the total space), Franczek & Sullivan P.C. with
30,252 square feet (5.9% of the total space), Globetrotters Engineering
Corporation with 27,656 square feet (5.4% of the total space) and Howard
Johnson & Company (a subsidiary of Merrill Lynch which is rated A+/AA- by S&P and Fitch, respectively) with 22,837 square feet (4.5% of the total space).

     Lockbox. The 300 South Wacker Borrower is required to deposit all income from the 300 South Wacker Mortgaged Property into a segregated lockbox account that has been pledged to the 300 South Wacker Mortgage Loan lender. All amounts in the lockbox account are required to be transferred each business day to another account (the "300 South Wacker Property Account") that has also been pledged to the holder of the 300 South Wacker Mortgage Loan. Provided no event of default shall exist with respect to the 300 South Wacker Mortgage Loan, all amounts in the 300 South Wacker Property Account will be applied on each business day in the following order of priority: (i) first, to the payment of the 300 South Wacker Borrower's monthly real estate tax reserve obligation,
(ii) second, to the payment of the 300 South Wacker Borrower's monthly insurance premium reserve obligation, (iii) third, to the payment of monthly debt service with respect to the 300 South Wacker Mortgage Loan, (iv) fourth, to the payment of the 300 South Wacker Borrower's monthly replacement reserve obligation, (v) fifth, to the payment of the 300 South Wacker Borrower's monthly lease rollover reserve obligation, (vi) sixth, to the payment of any default interest and late payment charges, (vii) seventh, to the payment of the fees and expenses of the bank holding the 300 South Wacker Property Account,
(viii) eighth, following the occurrence of a 300 South Wacker Mezzanine Loan
"event of default", to the payment of reserves established for the payment of operating expenses and then extraordinary expenses, (ix) ninth, to the payment of monthly debt service payable with respect to the 300 South Wacker Mezzanine
Loan, and (x) tenth, to the 300 South Wacker Mezzanine Loan lender, if a 300
South Wacker Mezzanine Loan "event of default" exists, and otherwise to the 300
South Wacker Borrower. If an event of default shall exist with respect to the
300 South Wacker Mortgage Loan, the lender may apply amounts in the 300 South
Wacker Property Account to the payment of amounts due with respect to the 300
South Wacker Mortgage Loan in such order of priority as the lender may determine.

     Terrorism Coverage. The 300 South Wacker Borrower is required to maintain insurance against acts of terrorism or similar acts of sabotage covering 100%
of the replacement value of the 300 South Wacker Mortgaged Property, if commercially available and provided such insurance is available at a cost not in excess of $250,000. If the cost of such insurance is greater than $250,000, the 300 South Wacker Borrower is required to obtain the maximum coverage available for acts of terrorism at a cost of $250,000. While the Terrorism Risk
Insurance Act of 2002, as amended ("TRIA") is in effect, "terrorism" shall have the meaning ascribed thereto in TRIA.

                                     S-141

     Mezzanine Financing. The 300 South Wacker Borrower's sole member (the "300
South Wacker Member") has incurred mezzanine financing (the "300 South Wacker
Mezzanine Loan") in the initial principal amount of $4,500,000, which accrues interest at a fixed rate per annum. The 300 South Wacker Mezzanine Loan is secured by a pledge of 100% of the ownership interests of the 300 South Wacker
Member in the 300 South Wacker Borrower (the "300 South Wacker Mezzanine
Collateral"). As of the date of this prospectus supplement, the holder of the
300 South Wacker Mezzanine Loan (the "300 South Wacker Mezzanine Lender") is
Lehman Brothers Bank, FSB.

     The 300 South Wacker Mezzanine Loan is a ten-year loan with a stated
maturity date of August 11, 2015. On the eleventh day of each month through and including the payment date in August 2010, the 300 South Wacker Member is required to make interest-only payments in arrears on the 300 South Wacker
Mezzanine Loan. On the eleventh day of each month from and including September
2010, up to but excluding the stated maturity date, the 300 South Wacker Member is required to make a constant monthly debt service payment on the 300 South
Wacker Mezzanine Loan. The remaining principal balance of the 300 South Wacker
Mezzanine Loan, plus all accrued and unpaid interest thereon, is due and payable on the stated maturity date.

     The 300 South Wacker Member is prohibited from voluntarily prepaying the
300 South Wacker Mezzanine Loan, in whole or in part, prior to May 11, 2015.
From and after May 11, 2015, the 300 South Wacker Member is permitted to prepay the 300 South Wacker Mezzanine Loan, in whole only, without payment of any prepayment consideration.

     The 300 South Wacker Member may, provided no event of default exists at the time, defease the entire 300 South Wacker Mezzanine Loan at any time following the second anniversary the Issue Date, and by so doing obtain a release of the pledged collateral 300 South Wacker Mezzanine Collateral. A defeasance will be effected by the 300 South Wacker Member pledging substitute collateral that consists of direct, non-callable fixed-rate obligations that are "government securities" within the meaning of Section 2(a)(16) of the
Investment Company Act of 1940, as amended, that produce payments which replicate the payment obligations of the 300 South Wacker Member under the 300
South Wacker Mezzanine Loan and are sufficient to pay off the Mezzanine Loan in its entirety on May 11, 2015.

     The holders of the 300 South Wacker Mortgage Loan and the 300 South Wacker
Mezzanine Loan entered into an intercreditor agreement (the "300 South Wacker
Intercreditor Agreement") that sets forth the relative priorities between the
300 South Wacker Mortgage Loan and the 300 South Wacker Mezzanine Loan. The 300
South Wacker Intercreditor Agreement provides that, among other things:

     o    The 300 South Wacker Mezzanine Lender may not foreclose on or otherwise transfer the 300 South Wacker Mezzanine Collateral without the mortgage lender's consent (not to be unreasonably withheld or delayed) unless certain conditions are satisfied, including that any transferee must be either the 300 South Wacker Mezzanine Lender or
          (generally speaking) an institutional investor that meets specified tests as of the date of transfer.

     o    The 300 South Wacker Mezzanine Loan is generally subordinate to the
          300 South Wacker Mortgage Loan in right of payment; provided, however, that so long as no event of default has occurred and is continuing with respect to the 300 South Wacker Mortgage Loan, the 300 South
          Wacker Mezzanine Lender may accept payments due and payable from time to time under the related mezzanine loan documents.

     o    Upon an "event of default" under the 300 South Wacker Mezzanine Loan, the 300 South Wacker Mezzanine Lender will have the right, subject to the terms of the 300 South Wacker Intercreditor Agreement, to select a replacement manager for the 300 South Wacker Mortgaged Property, which replacement manager must be one of at least five property managers identified on a list provided by the mortgage lender to the 300 South
          Wacker Mezzanine Lender or, if no such list is provided within the time period required by the 300 South Wacker Intercreditor Agreement, a property manager that manages, together with its affiliates, seven or more properties of a type, quality and size similar to the 300
          South Wacker Mortgaged Property, totaling in the aggregate no less than 3,500,000 square feet of gross leaseable area of space.

     o    Prior to the commencement or any enforcement action as a request of an event of default under the 300 South Wacker Mortgage Loan, the mortgage lender shall provide notice of such event of default to the
          300 South Wacker Mezzanine Lender, and the 300 South Wacker Mezzanine
          Lender shall have the following rights: if the default is a monetary default, the 300 South Wacker Mezzanine Lender shall have the right to cure the monetary default within a period ending five business days after the later of receipt of such notice or expiration of the 300
          South Wacker Borrower's cure period; provided, however, that the 300
          South Wacker Mezzanine Lender shall not have the right to cure with respect to monthly scheduled debt service payments for a period of more than four consecutive months unless the 300 South Wacker
          Mezzanine Lender has commenced and is continuing to diligently pursue its rights

                                     S-142

          against the 300 South Wacker Mezzanine Collateral; and if the default is of a non-monetary nature, the 300 South Wacker Mezzanine Lender will have the same period of time as the 300 South Wacker Borrower to cure such non-monetary default under the 300 South Wacker Mortgage
          Loan document, plus an additional 10 business days; provided, however, that, if such non-monetary default is susceptible of cure but cannot reasonably be cured within such period then, subject to certain conditions, the 300 South Wacker Mezzanine Lender will be given an additional period of time as is reasonably necessary in the exercise of due diligence to cure such non-monetary default.

     o    If the 300 South Wacker Mortgage Loan has been accelerated, or an event of default exists under the 300 South Wacker Mortgage Loan, or any proceeding to foreclose or otherwise enforce the mortgage or other security for the 300 South Wacker Mortgage Loan has been commenced, then the 300 South Wacker Mezzanine Lender has the right to purchase the 300 South Wacker Mortgage Loan in whole for a price equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon (exclusive of prepayment penalties, exit fees or yield maintenance charges), any protective advances made by the mortgagee and any interest charged by the mortgagee on any advances for monthly payments of interest on the 300
          South Wacker Mortgage Loan and/or on any protective advances, and all costs and expenses (including legal fees and expenses) actually incurred by the mortgage lender in enforcing the terms of the 300
          South Wacker Mortgage Loan documents. Such purchase option will expire on the earlier to occur (a) one business day prior to (i) a foreclosure sale or trustee's sale of the 300 South Wacker Mortgaged
          Property or (ii) the tenth day after 300 South Wacker Mezzanine Lender receives written notice of the delivery of a deed in lieu of foreclosure covering the 300 South Wacker Mortgaged Property
          (whichever of (i) or (ii) shall first occur) or (b) the cessation of the event giving rise to the related purchase option.

     o    The 300 South Wacker Mezzanine Loan documents generally may be modified without the 300 South Wacker Mortgage Lender's consent, although certain provisions of the 300 South Wacker Mezzanine Loan documents may not be modified without the 300 South Wacker Mortgage
          Lender's consent, including, without limitation, increasing in any material respect any monetary obligations of the 300 South Wacker
          Member. Notwithstanding the foregoing, in addressing an event of default that has occurred under the 300 South Wacker Mezzanine Loan documents, the 300 South Wacker Mezzanine Lender will be permitted, subject to the satisfaction of certain conditions, to amend or modify the 300 South Wacker Mezzanine Loan in a manner that increases the interest rate under the 300 South Wacker Mezzanine Loan documents.

                                     S-143

LOAN COMBINATIONS

     General. The mortgage pool will include 12 mortgage loans that are each part of a separate loan combination. Each of those loan combinations consists of the particular mortgage loan that we intend to include in the trust and one or more other mortgage loans that we will not include in the trust (or, in one such case, where a second mortgage loan from the subject loan combination will be included in the trust, but not pooled with the underlying mortgage loans to back the offered certificates and is, accordingly, treated as a non-trust mortgage loan). Each mortgage loan comprising a particular loan combination is evidenced by a separate promissory note. The aggregate debt represented by the entire loan combination, however, is secured by the same mortgage(s) or deed(s)
of trust on the related mortgaged real property or properties. The mortgage loans constituting a particular loan combination are obligations of the same borrower and are cross-defaulted. The allocation of payments to the respective mortgage loans comprising a loan combination, whether on a senior/subordinated or a pari passu basis (or some combination thereof), is either effected through a co-lender agreement or other intercreditor arrangement to which the respective holders of the subject promissory notes are parties and/or may be reflected in the subject promissory notes and/or a common loan agreement. Such co-lender agreement or other intercreditor arrangement will, in general, govern the respective rights of the noteholders, including in connection with the servicing of the respective mortgage loans comprising a loan combination.
Further, each such co-lender agreement or other intercreditor arrangement will generally prohibit the transfer of the ownership of any mortgage loan that is part of a loan combination to any person or entity other than: institutional lenders, institutional investors, investment funds or other substantially similar institutions, affiliates of the foregoing, or a trustee of a rated securitization trust that, in each such case, exceed a minimum net worth, surplus or shareholder equity requirement and are regularly engaged in the business of making or owning mortgage loans similar to the underlying mortgage loans.

     The table below identifies each underlying mortgage loan that is part of a
Loan Combination.

                                                                      RELATED PARI PASSU
                                                                      NON-TRUST LOANS OR
                  MORTGAGE LOANS THAT ARE                              SENIOR NON-TRUST
                PART OF A LOAN COMBINATION                            LOAN COMPONENT(1)
----------------------------------------------------------- --------------------------------------
                                                    % OF
     MORTGAGED PROPERTY NAME         CUT-OFF       INITIAL
   (AS IDENTIFIED ON ANNEX A-1         DATE       MORTGAGE       CUT-OFF DATE         NON-TRUST
 TO THE ACCOMPANYING PROSPECTUS     PRINCIPAL       POOL          PRINCIPAL             LOAN
           SUPPLEMENT)               BALANCE       BALANCE         BALANCE           NOTEHOLDER
-------------------------------- --------------- ---------- --------------------- ----------------

1. 200 Park Avenue(3)            $285,131,898        11.9%      $278,500,000(3)        LB-UBS
                                                                                     Commercial
                                                                                   Mortgage Trust
                                                                                       2005-C3
                                                                $285,131,898(3)        LB-UBS
                                                                                     Commercial
                                                                                   Mortgage Trust
                                                                                       2005-C5
---------------------------------------------------------------------------------------------------
2. Courtyard by Marriott         $177,900,000         7.4%      $121,500,000(4)        LB-UBS
   Portfolio(4)                                                                      Commercial
                                                                                   Mortgage Trust
                                                                                       2005-C3
                                                                $177,900,000(4)        LB-UBS
                                                                                     Commercial
                                                                                   Mortgage Trust
                                                                                       2005-C5
---------------------------------------------------------------------------------------------------
3. Reckson Portfolio I(5)        $122,850,000         5.1%      NAP
---------------------------------------------------------------------------------------------------
4. 1166 Avenue of the            $116,000,000         4.8%      $241,560,000(6)    1166 Avenue of
   Americas(6)                                                                      the Americas
                                                                                     Commercial
                                                                                   Mortgage Trust
                                                                                    II (the "1166
                                                                                       Trust")

                                         RELATED SUBORDINATE
                                           NON-TRUST LOANS,               U/W NCF DSCR
                                        SUBORDINATE NON-POOLED                AND
                                            TRUST LOANS OR              CUT-OFF DATE LTV
                                           JUNIOR NON-TRUST                OF ENTIRE
                                          LOAN COMPONENT(2)             LOAN COMBINATION
                                 ------------------------------------ --------------------
     MORTGAGED PROPERTY NAME                            NON-TRUST OR
   (AS IDENTIFIED ON ANNEX A-1     CUT-OFF DATE         SUBORDINATE       U/W     ORIGINAL
 TO THE ACCOMPANYING PROSPECTUS      PRINCIPAL           TRUST LOAN       NCF       LTV
           SUPPLEMENT)                BALANCE            NOTEHOLDER      DSCR      RATIO
-------------------------------- -------------------- --------------- ---------- ---------

1. 200 Park Avenue(3)            $ 51,236,204(3)          LB-UBS         1.55x      48.6%
                                                        Commercial
                                                      Mortgage Trust
                                                          2005-C3
------------------------------------------------------------------------------------------
2. Courtyard by Marriott         $ 42,700,000(4)          LB-UBS         1.48x      64.2%
   Portfolio(4)                                         Commercial
                                                      Mortgage Trust
                                                          2005-C3
                                 $ 30,000,000(4)        Third-party
                                                       institutional
                                                        noteholder
------------------------------------------------------------------------------------------
3. Reckson Portfolio I(5)        $ 73,218,300           Loan seller      1.52x      72.5%
                                                         affiliate
------------------------------------------------------------------------------------------
4. 1166 Avenue of the            $117,440,000(6)        1166 Trust       1.36x      73.1%
   Americas(6)

                                      S-144

                                                                     RELATED PARI PASSU
                                                                     NON-TRUST LOANS OR
                  MORTGAGE LOANS THAT ARE                             SENIOR NON-TRUST
                 PART OF A LOAN COMBINATION                           LOAN COMPONENT(1)
------------------------------------------------------------ -----------------------------------
                                                     % OF
     MORTGAGED PROPERTY NAME          CUT-OFF       INITIAL
   (AS IDENTIFIED ON ANNEX A-1          DATE       MORTGAGE       CUT-OFF DATE       NON-TRUST
  TO THE ACCOMPANYING PROSPECTUS     PRINCIPAL       POOL          PRINCIPAL            LOAN
           SUPPLEMENT)                BALANCE       BALANCE         BALANCE          NOTEHOLDER
--------------------------------- --------------- ---------- --------------------- -------------

5. Mathilda Research Centre(5)    $110,000,000       4.6%       NAP
------------------------------------------------------------------------------------------------
6. Station Place I(7)             $ 40,360,000       1.7%       $141,373,394(7)    Loan seller
                                                                                    affiliate
------------------------------------------------------------------------------------------------
7. Reckson Portfolio II(5)        $ 31,032,268       1.3%       NAP
------------------------------------------------------------------------------------------------
8. Allen Central Market(5)        $ 14,595,000       0.6%       NAP
------------------------------------------------------------------------------------------------
9. The Terraces at University     $ 12,576,000       0.5%       NAP
   Place(5)
------------------------------------------------------------------------------------------------
10.   Gleneagles(5)               $ 11,040,000       0.5%       NAP
------------------------------------------------------------------------------------------------
11.   Murphy Crossing(5)          $  7,785,000       0.3%       NAP
------------------------------------------------------------------------------------------------

                                            RELATED SUBORDINATE
                                             NON-TRUST LOANS,                 U/W NCF DSCR
                                          SUBORDINATE NON-POOLED                  AND
                                              TRUST LOANS OR                CUT-OFF DATE LTV
                                             JUNIOR NON-TRUST                  OF ENTIRE
                                             LOAN COMPONENT(2)              LOAN COMBINATION
                                  --------------------------------------- --------------------
     MORTGAGED PROPERTY NAME                              NON-TRUST OR
   (AS IDENTIFIED ON ANNEX A-1        CUT-OFF DATE         SUBORDINATE        U/W     ORIGINAL
  TO THE ACCOMPANYING PROSPECTUS        PRINCIPAL          TRUST LOAN         NCF       LTV
           SUPPLEMENT)                   BALANCE           NOTEHOLDER        DSCR      RATIO
--------------------------------- -------------------- ------------------ ---------- ---------

5. Mathilda Research Centre(5)    $29,000,000             Our affiliate      1.14x     79.9%
----------------------------------------------------------------------------------------------
6. Station Place I(7)             $63,000,000(7)             LB-UBS          1.24x     69.9%
                                                           Commercial
                                                         Mortgage Trust
                                                             2005-C7
----------------------------------------------------------------------------------------------
7. Reckson Portfolio II(5)        $20,500,000           Seller affiliate     1.62x     69.3%
----------------------------------------------------------------------------------------------
8. Allen Central Market(5)        $ 1,133,308             Our affiliate      1.06x     73.2%
----------------------------------------------------------------------------------------------
9. The Terraces at University     $ 1,571,235             Our affiliate      1.11x     84.8%
   Place(5)
----------------------------------------------------------------------------------------------
10.   Gleneagles(5)               $   839,303             Our affiliate      1.05x     79.7%
----------------------------------------------------------------------------------------------
11.   Murphy Crossing(5)          $   569,463             Our affiliate      1.07x     77.0%
----------------------------------------------------------------------------------------------

----------
(1)  Reflects those Pari Passu Non-Trust Loans and Senior Non-Trust Loan
     Components that are, in general, entitled to payments of interest and principal on a pro rata and pari passu basis with the related underlying mortgage loan that is part of the same Loan Combination, except to the extent described in footnotes (6) and (7) below where the related underlying mortgage loan is, under certain circumstances, entitled to prior payments of principal. See each italicized section below entitled
     "--Priority of Payments" for specific information regarding the application of payments for each of the Loan Combinations listed in the foregoing table.

(2)  Reflects those Subordinate Non-Trust Loans, a subordinate non-pooled trust loan and Junior Non-Trust Loan Components that are, in each case: (i) prior to the occurrence of certain material uncured events of default, entitled to monthly payments of principal and interest following monthly payments of principal and interest with respect to the underlying mortgage loan in the subject Loan Combination; and (ii) following and during the continuance of certain material uncured events of default with respect to subject Loan
     Combination, generally entitled to payments of principal and interest only following payment of all accrued interest (other than default interest) and the total outstanding principal balance of the underlying mortgage loan in the subject Loan Combination. See each italicized section below entitled
     "Priority of Payments" for specific information regarding the application of payments for each of the Loan Combinations listed in the foregoing table.

(3)  The 200 Park Avenue Mortgage Loan is one of three (3) mortgage loans comprising the 200 Park Avenue Loan Combination that includes: (a) the 200
     Park Avenue Mortgage Loan; (b) the 200 Park Avenue Note A1 Non-Trust Loan,
     with an original principal balance of $329,736,204; and (c) the 200 Park
     Avenue Note A2 Non-Trust Loan, with a cut-off date principal balance of
     $285,131,898. The 200 Park Avenue Note A1 Non-Trust Loan is comprised of
     (i) the 200 Park Avenue Note A1 Senior Non-Trust Loan Component, with a cut-off date principal balance of $278,500,000, which is, at all times, pari passu in right of payment with the 200 Park Avenue Mortgage Loan and the 200 Park Avenue Note A2 Non-Trust Loan, and (ii) the 200 Park Avenue
     Note A1 Junior Non-Trust Loan Component, with a cut-off date principal balance of $51,236,204, which is, during the continuance of certain material uncured events of default with respect to the 200 Park Avenue Loan
     Combination, subordinate in right of payment to the 200 Park Avenue
     Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan Component
     and the 200 Park Avenue Note A2 Non-Trust Loan. The 200 Park Avenue Note A2
     Non-Trust Loan is, at all times, pari passu in right of payment with the
     200 Park Avenue Mortgage Loan and the 200 Park Avenue Note A1 Senior
     Non-Trust Loan Component. The aggregate cut-off date principal balance of the 200 Park Avenue Loan Combination is $900,000,000.

(4)  The Courtyard by Marriott Portfolio Mortgage Loan is one of four (4)
     mortgage loans comprising the Courtyard by Marriott Portfolio Loan
     Combination that includes: (a) the Courtyard by Marriott Portfolio Mortgage
     Loan; (b) the Courtyard by Marriott Portfolio Note A1 Non-Trust Loan, with an original principal balance of $164,200,000; (c) the Courtyard by
     Marriott Portfolio Note A2 Non-Trust Loan, with an original principal balance of $177,900,000; and (d) the Courtyard by Marriott Portfolio Note B
     Non-Trust Loan, with a cut-off date principal balance of $30,000,000. The
     Courtyard by Marriott Portfolio Note A1 Non-Trust Loan is comprised of (i)
     the Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan
     Component, with a cut-off date principal balance of $121,500,000, which is, at all times, pari passu in right of payment with the Courtyard by Marriott
     Portfolio Mortgage Loan and the Courtyard by Marriott Portfolio Note A2
     Non-Trust Loan, and (ii) the Courtyard by Marriott Portfolio Note A1 Junior
     Non-Trust Loan Component, with a cut-off date principal balance of
     $42,700,000, which is, during the continuance of certain material uncured events of default with respect to the Courtyard by Marriott Portfolio Loan
     Combination, subordinate in right of payment to the Courtyard by Marriott
     Portfolio Mortgage Loan, the Courtyard by Marriott Portfolio Note A1 Senior
     Non-Trust Loan Component and the Courtyard by Marriott Portfolio Note A2
     Non-Trust Loan. The Courtyard by Marriott Portfolio Note A2 Non-Trust Loan
     is, at all times, pari passu in right of payment with the Courtyard by
     Marriott Portfolio Mortgage Loan and the Courtyard by Marriott Portfolio
     Note A1 Senior Non-Trust Loan Component. The Courtyard by Marriott
     Portfolio Note B Non-Trust Loan is, following and during the continuance of certain material uncured events of default with respect to the Courtyard by
     Marriott Portfolio Loan Combination, subordinate in right of payment to the
     Courtyard by Marriott Portfolio Mortgage Loan, the entire Courtyard by
     Marriott Portfolio Note A1 Non-Trust Loan and the Courtyard by Marriott
     Portfolio Note A2 Non-Trust Loan. The aggregate original principal balance of the Courtyard by Marriott Portfolio Loan Combination is $550,000,000.

(5)  The subject Loan Combination constitutes an A/B Loan Combination.

(6)  The 1166 Avenue of the Americas Mortgage Loan is one of two (2) mortgage loans comprising the 1166 Avenue of the Americas Loan Combination that includes: the 1166 Avenue of the Americas Mortgage Loan is one of two (2)
     mortgage loans comprising the 1166 Avenue of the Americas Loan Combination that includes: (a) the 1166 Avenue of the Americas Mortgage Loan; and (b)
     the 1166 Avenue of the Americas Non-Trust Loan, with an aggregate cut-off date principal balance of $359,000,000. The 1166 Avenue of the Americas
     Non-Trust Loan is comprised of ten loan components with differing payment priorities, referred to in this prospectus supplement as (i) the 1166
     Avenue of the Americas Senior Non-Trust Loan Components,

                                     S-145

     which consist of three loan components with an aggregate cut-off date principal balance of $241,560,000, and (ii) the 1166 Avenue of the Americas
     Junior Non-Trust Loan Components, which consist of seven loan components with an aggregate cut-off date principal balance of $114,440,000. In the absence of certain material uncured events of default, principal payments will be applied first to reduce the principal balance of the 1166 Avenue of the Americas Mortgage Loan to zero before being applied to the 1166 Avenue of Americas Senior Non-Trust Loan Components. During the continuance of such material uncured events of default, the 1166 Avenue of the Americas
     Senior Non-Trust Loan Components will be pari passu in right of payment with the 1166 Avenue of the Americas Mortgage Loan. The seven 1166 Avenue of the Americas Junior Non-Trust Loan Components are generally subordinate in right of payment to the 1166 Avenue of the Americas Mortgage Loan and the three 1166 Avenue of the Americas Senior Non-Trust Loan Components. The
     cut-off date principal balance in the table above is based on the 1166
     Avenue of the Americas Mortgage Loan only. As of the cut-off date, the aggregate principal balance of the entire 1166 Avenue of the Americas Loan
     Combination is $475,000,000.

(7)  The Station Place I Mortgage Loan is one of three (3) mortgage loans comprising the Station Place I loan combination that include: (a) the
     Station Place I Mortgage Loan, with a cut-off date principal balance of
     $40,360,000, (b) the Station Place I Note A2 Non-Trust Loan, with a cut-off date principal balance of $141,373,394, which is pari passu in right of payments of interest with the Station Place I Mortgage Loan and (c) the
     Station Place I Non-Pooled Note B Trust Loan, which is, during the continuance of certain material uncured events of default with respect to the Station Place I Mortgage Loan and the Station Place I Note A2 Non-Trust
     Loan, subordinate in right of payments of principal. Although the Station
     Place I Non-Pooled Note B Trust Loan will be included in the trust and will be represented by one or more classes of certificates that are not being offered by this Prospectus Supplement, the Station Place I Non-Pooled Note
     B Trust Loan will be treated for all purposes in this Prospectus Supplement as a Non-Trust Loan outside of the trust. Therefore it is not reflected in any statistical or other information presented in this Prospectus
     Supplement applicable to the other mortgage loans.

(8)  Expected to be included in a separate commercial mortgage securitization.

     Set forth below is a brief description of the co-lender arrangement regarding the 12 underlying mortgage loans that are each part of a loan combination.

     The 200 Park Avenue Mortgage Loan. The 200 Park Avenue Mortgage Loan is
part of a Loan Combination comprised of three (3) mortgage loans that are all secured by the 200 Park Avenue Mortgaged Property, identified in this prospectus supplement as (a) the 200 Park Avenue Mortgage Loan, (b) the 200
Park Avenue Note A1 Non-Trust Loan, and (c) the 200 Park Avenue Note A2
Non-Trust Loan. The 200 Park Avenue Note A1 Non-Trust Loan and the 200 Park
Avenue Note A2 Non-Trust Loan are together referred to as the 200 Park Avenue
Non-Trust Loans. In addition, the 200 Park Avenue Note A1 Non-Trust Loan consists of the 200 Park Avenue Note A1 Senior Non-Trust Loan Component and the
200 Park Avenue Note A1 Junior Non-Trust Loan Component. See "--Significant
Underlying Mortgage Loans--The 200 Park Avenue Mortgage Loan" above in this prospectus supplement for a more detailed description of the 200 Park Avenue
Mortgage Loan. The 200 Park Avenue Non-Trust Loans will be serviced, along with the 200 Park Avenue Mortgage Loan, under the series 2005-C3 pooling and servicing agreement by the series 2005-C3 master servicer and the series
2005-C3 special servicer.

     Co-Lender Agreement. The 200 Park Avenue Co-Lender Agreement, executed in
June 2005, between the three holders of the mortgage loans comprising the 200
Park Avenue Loan Combination, generally provides that:

     o  Consent Rights. The Loan Combination Controlling Party will have the ability to advise and direct the series 2005-C3 master servicer and/or the series 2005-C3 special servicer with respect to certain specified servicing actions regarding the 200 Park Avenue Loan Combination, including those involving foreclosure or material modification of the
        200 Park Avenue Mortgage Loan and the 200 Park Avenue Non-Trust Loans.
        As of any date of determination, the Loan Combination Controlling Party for the 200 Park Avenue Loan Combination will be:

        (a)     the holder of the 200 Park Avenue Note A1 Non-Trust Loan,
                acting directly or through a representative (which
                representative, under the series 2005-C3 pooling and servicing agreement, will be a designated series 2005-C3
                certificateholder), if for so long as the total unpaid
                principal balance of the 200 Park Avenue Note A1 Junior
                Non-Trust Loan Component, net of any existing Appraisal
                Reduction Amount with respect to the 200 Park Avenue Loan
                Combination that is allocable to the 200 Park Avenue Note A1
                Junior Non-Trust Loan Component pursuant to the series 2005-C3 pooling and servicing agreement, is greater than, or equal to,
                27.5% of the original principal balance of the 200 Park Avenue
                Note A1 Junior Non-Trust Loan Component; and

        (b)     the holders of mortgage loans representing more than 50% of the aggregate unpaid principal balance of the 200 Park Avenue
                Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust
                Loan Component and the 200 Park Avenue Note A2 Non-Trust Loan,
                acting directly or through representatives (which
                representative, in the case of the 200 Park Avenue Mortgage
                Loan, under the series 2005-C7 pooling and servicing agreement, will be the series 2005-C7 controlling class representative), if for so long as the total unpaid principal balance of the 200
                Park Avenue Note A1 Junior Non-Trust Loan Component, net of any
                existing Appraisal Reduction Amount with respect to the 200
                Park Avenue Loan Combination that is allocable to the 200 Park
                Avenue Note A1 Junior Non-Trust Loan Component, is less than
                27.5% of the original principal balance of the 200 Park Avenue
                Note A1 Junior Non-Trust Loan Component; provided that, in the event that a majority (by unpaid principal balance of their respective components or mortgage loans, as the case may be) of the holders of the 200 Park Avenue Mortgage Loan, the 200 Park
                Avenue Note A1 Senior Non-Trust Loan Component and the 200 Park
                Avenue Note A2 Non-Trust Loan have not, within the requisite time period, directly or through

                                     S-146

                representatives, executed a mutual consent with respect to any advice, consent or direction regarding a specified servicing action, the series 2005-C3 special servicer or master servicer, as applicable, will implement such servicing action that it deems to be in accordance with the servicing standard set forth in the series 2005-C3 pooling and servicing agreement, and the decision of such series 2005-C3 special servicer or master servicer, as applicable, will be binding on all such parties, subject to the conditions set forth in the 200 Park Avenue
                Co-Lender Agreement.

     o  Consultation Rights. Each of the holder of the 200 Park Avenue Mortgage
        Loan and the holder of the 200 Park Avenue Note A2 Non-Trust Loan will have the ongoing right, directly or through a representative, to consult with the series 2005-C3 master servicer and/or the series 2005-C3 special servicer with respect to various servicing matters affecting all of the mortgage loans in the 200 Park Avenue Loan Combination, including the 200 Park Avenue Mortgage Loan (provided that such consultation rights will be non-binding).

     o  Purchase Option. If and for so long as the 200 Park Avenue Loan
        Combination is specially serviced and a scheduled payment on the 200
        Park Avenue Loan Combination is at least 60 days delinquent, the holder of the 200 Park Avenue Note A1 Non-Trust Loan or its designee (which designee, under the series 2005-C3 pooling and servicing agreement, will be a designated series 2005-C3 certificateholder) has the option to purchase the 200 Park Avenue Mortgage Loan and the 200 Park Avenue Note
        A2 Non-Trust Loan (together only)--and, in connection therewith, the series 2005-C3 pooling and servicing agreement will grant such designated series 2005-C3 certificateholder the right to purchase the
        200 Park Avenue Note A1 Non-Trust Loan--all at an aggregate price generally equal to the aggregate unpaid principal balance of the 200
        Park Avenue Loan Combination, together with all accrued unpaid interest on those loans (other than Default Interest) to but not including the date of such purchase, and any servicing compensation, advances and interest on advances payable or reimbursable to any party to the series
        2005-C3 pooling and servicing agreement pursuant thereto (but exclusive of any prepayment consideration).

     o  Cure Rights. The holder of the 200 Park Avenue Note A1 Non-Trust Loan or its designee (which designee, under the series 2005-C3 pooling and servicing agreement, will be a designated series 2005-C3
        certificateholder) has the assignable right to cure a monetary default or a default susceptible to cure by the payment of money, within 10 business days of the later of (a) receipt by the holder of the 200 Park
        Avenue Note A1 Non-Trust Loan of notice of the subject event of default and (b) the expiration of the applicable grace period for the subject event of default; provided that (i) no more than nine such cure events are permitted during the term of the 200 Park Avenue Loan Combination,
        (ii) no more than four consecutive cure events are permitted, and (iii)
        no more than five cure events, whether or not consecutive, are permitted within any 12-month period; provided, further, that in connection with the foregoing, the holder of the 200 Park Avenue Note A1 Non-Trust Loan
        (or its designee) will be required to effect any cure with respect to the 200 Park Avenue Note A1 Senior Non-Trust Loan Component, the 200
        Park Avenue Mortgage Loan and the 200 Park Avenue Note A2 Non-Trust
        Loan, but will not be required to effect a cure with respect to the 200
        Park Avenue Note A1 Junior Non-Trust Loan Component.

     Priority of Payments. Pursuant to the 200 Park Avenue Co-Lender Agreement,
following the allocation of payments to each mortgage loan in the 200 Park
Avenue Loan Combination and to each of the 200 Park Avenue Note A1 Senior
Non-Trust Loan Component and 200 Park Avenue Note A1 Junior Non-Trust Loan
Component in accordance with the related loan documents, unless there exists either (a) certain monetary events of default as to the 200 Park Avenue Loan
Combination (excluding the 200 Park Avenue Note A1 Junior Non-Trust Loan
Component) for which the holder of the 200 Park Avenue Note A1 Non-Trust Loan or its designee has not exercised its cure rights as described in the fourth bullet under "--Loan Combinations--The 200 Park Avenue Mortgage Loan--Co-Lender
Agreement" above, or (b) certain non-monetary events of default with respect to the 200 Park Avenue Loan Combination at a time when the 200 Park Avenue Loan
Combination is being specially serviced, collections on the 200 Park Avenue
Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) generally in the following manner:

     o  first, to the 200 Park Avenue Mortgage Loan, the 200 Park Avenue Note A1
        Senior Non-Trust Loan Component and the 200 Park Avenue Note A2
        Non-Trust Loan, on a pro rata and pari passu basis, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

                                     S-147

     o  second, to the 200 Park Avenue Mortgage Loan, the 200 Park Avenue Note
        A1 Senior Non-Trust Loan Component and the 200 Park Avenue Note A2
        Non-Trust Loan, on a pro rata and pari passu basis, in an amount equal to (a) all voluntary principal prepayments attributable to the 200 Park
        Avenue Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan
        Component and the 200 Park Avenue Note A2 Non-Trust Loan, (b) all
        unscheduled principal payments on account of the application of insurance or condemnation proceeds attributable to the 200 Park Avenue
        Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan
        Component and the 200 Park Avenue Note A2 Non-Trust Loan, and (c) the
        amount of the maturity date principal payment attributable to the 200
        Park Avenue Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust
        Loan Component and the 200 Park Avenue Note A2 Non-Trust Loan;

     o  third, to the 200 Park Avenue Note A1 Junior Non-Trust Loan Component,
        in an amount equal to all accrued and unpaid interest (other than
        Default Interest) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

     o  fourth, to the 200 Park Avenue Note A1 Junior Non-Trust Loan Component
        in an amount equal to (a) all voluntary principal prepayments attributable to the 200 Park Avenue Note A1 Junior Non-Trust Loan
        Component, (b) all unscheduled principal payments on account of the application of insurance or condemnation proceeds attributable to the
        200 Park Avenue Note A1 Junior Non-Trust Loan Component and (c) the
        amount of the maturity date principal payment attributable to the 200
        Park Avenue Note A1 Junior Non-Trust Loan Component;

     o fifth, to the 200 Park Avenue Mortgage Loan, the 200 Park Avenue Note A1
       Senior Non-Trust Loan Component and the 200 Park Avenue Note A2 Non-Trust
       Loan, on a pro rata and pari passu basis, any prepayment premium attributable to the 200 Park Avenue Mortgage Loan, the 200 Park Avenue
       Note A1 Senior Non-Trust Loan Component and the 200 Park Avenue Note A2
       Non-Trust Loan in accordance with the related loan documents;

     o  sixth, to the 200 Park Avenue Mortgage Loan, the 200 Park Avenue Note A1
        Senior Non-Trust Loan Component and the 200 Park Avenue Note A2
        Non-Trust Loan, on a pro rata and pari passu basis, any late payment charges and Default Interest due in respect of the 200 Park Avenue
        Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan
        Component and the 200 Park Avenue Note A2 Non-Trust Loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  seventh, to the 200 Park Avenue Note A1 Junior Non-Trust Loan Component,
        any prepayment premium attributable to the 200 Park Avenue Note A1
        Junior Non-Trust Loan Component in accordance with the related loan documents;

     o  eighth, to the 200 Park Avenue Note A1 Junior Non-Trust Loan Component,
        any late payment charges and Default Interest due in respect of the 200
        Park Avenue Note A1 Junior Non-Trust Loan Component in accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  ninth, to the 200 Park Avenue Note A1 Junior Non-Trust Loan Component,
        up to the amount of any unreimbursed costs and expenses paid or advanced by the holder of the 200 Park Avenue Mortgage Loan or its designee with respect to the 200 Park Avenue Loan Combination pursuant to the 200 Park
        Avenue Co-Lender Agreement or the applicable servicing agreement; and

     o  tenth, for such remaining purposes as are provided in the 200 Park
        Avenue Co-Lender Agreement.

     For purposes of clauses second and fourth above, principal amounts with respect to the 200 Park Avenue Loan Combination will be "attributable" to the
200 Park Avenue Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust
Loan Component, the 200 Park Avenue Note A2 Non-Trust Loan and the 200 Park
Avenue Note A1 Junior Non-Trust Loan Component, respectively, on a pro rata basis in accordance with their respective principal balances.

     Notwithstanding the foregoing, if the holder of the 200 Park Avenue Note
A1 Non-Trust Loan or its designee has previously made a cure payment in respect of an event of default with respect to the 200 Park Avenue Note A1 Senior
Non-Trust Loan Component, the 200 Park Avenue Mortgage Loan and the 200 Park
Avenue Note A2 Non-Trust Loan, then the holder of the 200 Park Avenue Mortgage
Loan or its designee will be entitled to reimbursement for that cure payment from collections on the 200 Park Avenue Loan Combination, after all amounts which are payable at such time in accordance with clauses first through eighth of the second preceding paragraph (and prior to any amounts which are payable at such time in accordance with clause tenth of the second preceding paragraph)
have been paid; provided that payments are not required to be applied as described in the next paragraph; and provided further that, in connection with the foregoing, the holder of the 200 Park Avenue Mortgage Loan will not be required to effect a cure with respect to the 200 Park Avenue Note A1 Junior
Non-Trust Loan Component.

                                     S-148

     Pursuant to the 200 Park Avenue Co-Lender Agreement, during the continuance of: (a) certain monetary events of default as to the 200 Park
Avenue Loan Combination (excluding the 200 Park Avenue Note A1 Junior Non-Trust
Loan Component) for which the holder of the 200 Park Avenue Note A1 Non-Trust
Loan or its designee has not exercised its cure rights as described under
"--Loan Combinations--The 200 Park Avenue Mortgage Loan--Co-Lender
Agreement--Cure Rights" above, or (b) certain non-monetary events of default with respect to the 200 Park Avenue Loan Combination at a time when the 200
Park Avenue Loan Combination is being specially serviced, collections on the
200 Park Avenue Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) generally in the same order of priority as that set forth in the third preceding paragraph, except that with respect to the second bullet of the third preceding paragraph, payments will instead be made to the 200 Park Avenue
Mortgage Loan, the 200 Park Avenue Note A1 Senior Non-Trust Loan Component and
the 200 Park Avenue Note A2 Non-Trust Loan, on a pro rata and pari passu basis, in an amount equal to the total principal balance thereof, until such total principal balance has been reduced to zero and, with respect to the fourth bullet of the third preceding paragraph, payments will instead be made to the
200 Park Avenue Note A1 Junior Non-Trust Loan Component in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero.

     The Courtyard by Marriott Portfolio Mortgage Loan. The Courtyard by
Marriott Portfolio Mortgage Loan is part of a loan combination comprised of four (4) mortgage loans that are all secured by the Courtyard by Marriott
Portfolio Mortgaged Properties, identified in this prospectus supplement as (a)
the Courtyard by Marriott Portfolio Mortgage Loan, (b) the Courtyard by
Marriott Portfolio Note A1 Non-Trust Loan, (c) the Courtyard by Marriott
Portfolio Note A2 Non-Trust Loan, and (d) the Courtyard by Marriott Portfolio
Note B Non-Trust Loan. The Courtyard by Marriott Portfolio Note A1 Non-Trust
Loan, the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, and the
Courtyard by Marriott Portfolio Note B Non-Trust Loan are together referred to as the Courtyard by Marriott Portfolio Non-Trust Loans. In addition, the
Courtyard by Marriott Portfolio Note A1 Non-Trust Loan consists of the
Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component and the
Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component. See
"--Significant Underlying Mortgage Loans--The Courtyard by Marriott Portfolio
Mortgage Loan" above in this prospectus supplement for a more detailed description of the Courtyard by Marriott Portfolio Mortgage Loan. The Courtyard
by Marriott Portfolio Non-Trust Loans will be serviced, along with the
Courtyard by Marriott Portfolio Mortgage Loan, under the series 2005-C3 pooling and servicing agreement by the 2005-C3 master servicer and the series 2005-C3 special servicer.

     Co-Lender Agreement. The Courtyard by Marriott Portfolio Co-Lender
Agreement, executed in June 2005, between the four holders of the mortgage loans comprising the Courtyard by Marriott Portfolio Loan Combination,
generally provides that:

     o  Consent Rights. The Loan Combination Controlling Party will have the ability to advise and direct the series 2005-C3 master servicer and/or the 2005-C3 special servicer with respect to certain specified servicing actions regarding the Courtyard by Marriott Portfolio Combination, including those involving foreclosure or material modification of the
        Courtyard by Marriott Portfolio Mortgage Loan and the Courtyard by
        Marriott Portfolio Non-Trust Loans. As of any date of determination, the
        Loan Combination Controlling Party for the Courtyard by Marriott
        Portfolio Loan Combination will be:

        (a)     the Courtyard by Marriott Portfolio Note B Non-Trust Loan
                Noteholder or its designee, if and for so long as the total unpaid principal balance of the Courtyard by Marriott Portfolio
                Note B Non-Trust Loan, net of that portion of any existing
                Appraisal Reduction Amount with respect to the Courtyard by
                Marriott Portfolio Loan Combination that is allocable to the
                Courtyard by Marriott Portfolio Note B Non-Trust Loan, is equal to or greater than 27.5% of the original principal balance of the Courtyard by Marriott Portfolio Note B Non-Trust Loan, and

        (b)     the holder of the Courtyard by Marriott Portfolio Note A1
                Non-Trust Loan, acting directly or through a representative
                (which representative, under the series 2005-C3 pooling and servicing agreement, will be a designated series 2005-C3
                certificateholder), if for so long as the total unpaid
                principal balance of the Courtyard by Marriott Portfolio Note
                A1 Junior Non-Trust Loan Component, net of any existing
                Appraisal Reduction Amount with respect to the Courtyard by
                Marriott Portfolio Loan Combination that is allocable to the
                Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan
                Component, is greater than, or equal to, 27.5% of the original principal balance of the Courtyard by Marriott Portfolio Note
                A1 Junior Non-Trust Loan Component, and

                                     S-149

        (c)     at all other times, the holders of mortgage loans representing more than 50% of the aggregate unpaid principal balance of the
                Courtyard by Marriott Portfolio Mortgage Loan, the Courtyard by
                Marriott Portfolio Note A1 Senior Non-Trust Loan Component and
                the Courtyard by Marriott Note A2 Non-Trust Loan, acting
                directly or through representatives (which representative, in the case of the Courtyard by Marriott Mortgage Loan, under the series 2005-C5 pooling and servicing agreement, will be the series 2005-C5 controlling class representative), if for so long as the total unpaid principal balance of the Courtyard by
                Marriott Note A1 Junior Non-Trust Loan Component, net of any
                existing Appraisal Reduction Amount with respect to the
                Courtyard by Marriott Loan Combination that is allocable to the
                Courtyard by Marriott Note A1 Junior Non-Trust Loan Component,
                is less than 27.5% of the original principal balance of the
                Courtyard by Marriott Note A1 Junior Non-Trust Loan Component;
                provided that, in the event that a majority (by unpaid
                principal balance of their respective components or mortgage loans, as the case may be) of the holders of the Courtyard by
                Marriott Portfolio Mortgage Loan, the Courtyard by Marriott
                Portfolio Note A1 Senior Non-Trust Loan Component and the
                Courtyard by Marriott Note A2 Non-Trust Loan have not, within the requisite time period, directly or through representatives, executed a mutual consent with respect to any advice, consent or direction regarding a specified servicing action, the series
                2005-C3 special servicer or master servicer, as applicable, will implement such servicing action that it deems to be in accordance with the servicing standard set forth in the series
                2005-C3 pooling and servicing agreement, and the decision of such series 2005-C3 special servicer or master servicer, as applicable, will be binding on all such parties, subject to the conditions set forth in the Courtyard by Marriott Co-Lender
                Agreement.

     o  Consultation Rights. Each of the holder of the Courtyard by Marriott
        Portfolio Mortgage Loan and the holder of the Courtyard by Marriott
        Portfolio Note A2 Non-Trust Loan will have the ongoing right, directly or through a representative, to consult with the series 2005-C3 master servicer and/or the series 2005-C3 special servicer with respect to various servicing matters affecting all of the mortgage loans in the
        Courtyard by Marriott Portfolio Loan Combination, including the
        Courtyard by Marriott Portfolio Mortgage Loan (provided that such consultation rights will be non-binding).

     o  Purchase Option. If and for so long as the Courtyard by Marriott
        Portfolio Loan Combination is specially serviced and a scheduled payment on the Courtyard by Marriott Portfolio Loan Combination is at least 60 days delinquent (a) at all times, the Courtyard by Marriott Portfolio
        Note B Non-Trust Loan Noteholder (or its assignee) and (b) additionally, if and for so long as the total unpaid principal balance of the
        Courtyard by Marriott Portfolio Note B Non-Trust Loan, net of that portion of any existing Appraisal Reduction Amount with respect to the
        Courtyard by Marriott Portfolio Loan Combination that is allocable to the Courtyard by Marriott Portfolio Note B Non-Trust Loan, is less than
        27.5% of the original principal balance of the Courtyard by Marriott
        Portfolio Note B Non-Trust Loan, the holder of the Courtyard by Marriott
        Portfolio Note A1 Non-Trust Loan or its designee (which designee, under the series 2005-C3 pooling and servicing agreement, will be a designated series 2005-C3 certificateholder), will have the option to purchase the
        Courtyard by Marriott Portfolio Mortgage Loan and the Courtyard by
        Marriott Portfolio Note A2 Non-Trust Loan (together only)--and, in connection therewith, the series 2005-C3 pooling and servicing agreement will grant such designated series 2005-C3 certificateholder the right to purchase the 200 Park Avenue Note A1 Non-Trust Loan--all at an aggregate price generally equal to the aggregate unpaid principal balance of the
        Courtyard by Marriott Portfolio Loan Combination (excluding the
        Courtyard by Marriott Portfolio Note B Non-Trust Loan), together with all accrued unpaid interest on those loans (other than Default Interest)
        to but not including the date of such purchase, and any servicing compensation, advances and interest on advances payable or reimbursable to any party to the series 2005-C3 pooling and servicing agreement pursuant thereto (but exclusive of any prepayment consideration);
        provided that the purchase right of the Courtyard by Marriott Portfolio
        Note B Non-Trust Loan Noteholder (or its assignee) will be prior to the purchase right of the holder of the Courtyard by Marriott Portfolio Note
        A1 Non-Trust Loan (or its assignee).

     o  Cure Rights. The Courtyard by Marriott Portfolio Note B Non-Trust Loan
        Noteholder has the assignable right to cure a monetary default or a default susceptible to cure by the payment of money, within 10 business days of the later of (a) receipt by the Courtyard by Marriott Portfolio
        Note B Non-Trust Loan Noteholder of notice of the subject event of default and (b) the expiration of the applicable grace period for the subject event of default; provided that (i) no more than nine such cure events are permitted during the term of the Courtyard by Marriott
        Portfolio Loan Combination, (ii) no more than four consecutive cure events are permitted, and (iii) no more than five cure events, whether or not consecutive, are permitted within any 12-month period; provided, further, that any cure effected by the Courtyard by Marriott Portfolio
        Note B Non-Trust Loan Noteholder must be effected with respect to all of the

                                     S-150

        Courtyard by Marriott Portfolio Note A Loans (including the Courtyard by
        Marriott Portfolio Note A1 Junior Non-Trust Loan Component). In
        addition, if and for so long as the total unpaid principal balance of the Courtyard by Marriott Portfolio Note B Non-Trust Loan, net of that portion of any existing Appraisal Reduction Amount with respect to the
        Courtyard by Marriott Portfolio Loan Combination that is allocable to the Courtyard by Marriott Portfolio Note B Non-Trust Loan, is less than
        27.5% of the original principal balance of the Courtyard by Marriott
        Portfolio Note B Non-Trust Loan, the holder of the Courtyard by Marriott
        Portfolio Note A1 Non-Trust Loan or its designee (which designee, under the series 2005-C3 pooling and servicing agreement, will be a designated series 2005-C3 certificateholder) will also be entitled to effect the cures set forth in the preceding sentence; provided that (a) the holder of the Courtyard by Marriott Portfolio Note A1 Non-Trust Loan or its
        representative must obtain the consent of the Courtyard by Marriott
        Portfolio Note B Non-Trust Loan Noteholder to effect such cure, (b) the cure right of the Courtyard by Marriott Portfolio Note B Non-Trust Loan
        Noteholder will be prior to the cure right of holder of the Courtyard by
        Marriott Portfolio Note A1 Non-Trust Loan, and (c) any cure by the holder of the Courtyard by Marriott Portfolio Note A1 Non-Trust Loan is
        required to be effected with respect to the Courtyard by Marriott
        Portfolio Note A1 Senior Non-Trust Loan Component, the Courtyard by
        Marriott Portfolio Mortgage Loan and the Courtyard by Marriott Portfolio
        Note A2 Non-Trust Loan, but is not required to be effected with respect to the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan
        Component or the Courtyard by Marriott Portfolio Note B Non-Trust Loan.

     Priority of Payments. Pursuant to the Courtyard by Marriott Portfolio
Co-Lender Agreement, following the allocation of payments to each mortgage loan in the Courtyard by Marriott Portfolio Loan Combination and to each of the
Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component and the
Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component in
accordance with the related loan documents, unless there exist either (a)
certain monetary events of default as to the Courtyard by Marriott Portfolio
Note A Loans (excluding the Courtyard by Marriott Portfolio Note A1 Junior
Non-Trust Loan Component for any cure effected by the holder of the Courtyard by Marriott Portfolio Note A1 Non-Trust Loan) for which the parties entitled to effect a cure with respect thereto have not exercised their cure rights as described under "--Loan Combinations--The Courtyard by Marriott Portfolio
Mortgage Loan--Co-Lender Agreement--Cure Rights" above, or (b) certain non-monetary events of default with respect to the Courtyard by Marriott
Portfolio Note A Loans at a time when the Courtyard by Marriott Portfolio Note
A Loans are being specially serviced, collections on the Courtyard by Marriott
Portfolio Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation)
generally in the following manner:

     o  first, to the Courtyard by Marriott Portfolio Mortgage Loan, the
        Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component
        and the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, on a pro
        rata and pari passu basis, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the principal balance thereof
        (net of related master servicing fees), until all such interest is paid in full;

     o  second, to the Courtyard by Marriott Portfolio Mortgage Loan, the
        Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component
        and the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, on a pro
        rata and pari passu basis, in an amount equal to (a) all scheduled principal payments attributable to the Courtyard by Marriott Portfolio
        Mortgage Loan, the Courtyard by Marriott Portfolio Note A1 Senior
        Non-Trust Loan Component and the Courtyard by Marriott Portfolio Note A2
        Non-Trust Loan, (b) all voluntary principal prepayments attributable to the Courtyard by Marriott Portfolio Mortgage Loan, the Courtyard by
        Marriott Portfolio Note A1 Senior Non-Trust Loan Component and the
        Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, (c) all
        unscheduled principal payments on account of the application of insurance or condemnation proceeds attributable to the Courtyard by
        Marriott Portfolio Mortgage Loan, the Courtyard by Marriott Portfolio
        Note A1 Senior Non-Trust Loan Component and the Courtyard by Marriott
        Portfolio Note A2 Non-Trust Loan and (d) the amount of the maturity date principal payment attributable to the Courtyard by Marriott Portfolio
        Mortgage Loan, the Courtyard by Marriott Portfolio Note A1 Senior
        Non-Trust Loan Component and the Courtyard by Marriott Portfolio Note A2
        Non-Trust Loan;

     o  third, to the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust
        Loan Component, in an amount equal to all accrued and unpaid interest
        (other than Default Interest) on the unpaid principal balance thereof
        (net of related master servicing fees), until all such interest is paid in full;

     o  fourth, to the Courtyard by Marriott Portfolio Note A1 Junior Note A1
        Non-Trust Loan Component in an amount equal to (a) all scheduled principal payments attributable to the Courtyard by Marriott Portfolio
        Note A1 Junior

                                     S-151

        Non-Trust Loan Component in accordance with the related loan documents,
        (b) all voluntary principal prepayments attributable to the Courtyard by
        Marriott Portfolio Note A1 Junior Non-Trust Loan Component, (c) all
        unscheduled principal payments on account of the application of insurance or condemnation proceeds attributable to the Courtyard by
        Marriott Portfolio Note A1 Junior Non-Trust Loan Component and (d) the
        amount of the maturity date principal payment attributable to the
        Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component;

     o  fifth, to the Courtyard by Marriott Portfolio Note B Non-Trust Loan, in
        an amount equal to all accrued and unpaid interest (other than Default
        Interest) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

     o  sixth, to the Courtyard by Marriott Portfolio Note B Non-Trust Loan in
        an amount equal to (a) all scheduled principal payments attributable to the Courtyard by Marriott Portfolio Note B Non-Trust Loan, (b) all
        voluntary principal prepayments attributable to the Courtyard by
        Marriott Portfolio Note B Non-Trust Loan, (c) all unscheduled principal payments on account of the application of insurance or condemnation proceeds attributable to the Courtyard by Marriott Portfolio Note B
        Non-Trust Loan and (d) the amount of the maturity date principal payment attributable to the Courtyard by Marriott Portfolio Note B Non-Trust
        Loan;

     o  seventh, to the Courtyard by Marriott Portfolio Mortgage Loan, the
        Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component
        and the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, on a pro
        rata and pari passu basis, any prepayment premium attributable to the
        Courtyard by Marriott Portfolio Mortgage Loan, the Courtyard by Marriott
        Portfolio Note A1 Senior Non-Trust Loan Component and the Courtyard by
        Marriott Portfolio Note A2 Non-Trust Loan in accordance with the related loan documents;

     o  eighth, to the Courtyard by Marriott Portfolio Mortgage Loan, the
        Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component
        and the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, on a pro
        rata and pari passu basis, any late payment charges and Default Interest due in respect of the Courtyard by Marriott Portfolio Mortgage Loan, the
        Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component
        and the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan in
        accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  ninth, to the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust
        Loan Component, any prepayment premium attributable to the Courtyard by
        Marriott Portfolio Note A1 Junior Non-Trust Loan Component in accordance with the related loan documents;

     o  tenth, to the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust
        Loan Component, any late payment charges and Default Interest due in respect of the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust
        Loan Component in accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  eleventh, to the Courtyard by Marriott Portfolio Note B Non-Trust Loan,
        any prepayment premium attributable to the Courtyard by Marriott
        Portfolio Note B Non-Trust Loan in accordance with the related loan documents;

     o  twelfth, to the Courtyard by Marriott Portfolio Note B Non-Trust Loan,
        any late payment charges and Default Interest due in respect of the
        Courtyard by Marriott Portfolio Note B Non-Trust Loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  thirteenth, to the Courtyard by Marriott Portfolio Note A1 Junior
        Non-Trust Loan Component, up to the amount of any unreimbursed costs and expenses paid or advanced by the holder of the Courtyard by Marriott
        Portfolio Note A1 Non-Trust Loan or its designee with respect to the
        Courtyard by Marriott Portfolio Loan Combination pursuant to the
        Courtyard by Marriott Portfolio Co-Lender Agreement or the applicable servicing agreement;

     o  fourteenth, to the Courtyard by Marriott Portfolio Note B Non-Trust
        Loan, up to the amount of any unreimbursed costs and expenses paid or advanced by the Courtyard by Marriott Portfolio Note B Non-Trust Loan
        Noteholder or its designee with respect to the Courtyard by Marriott
        Portfolio Loan Combination pursuant to the Courtyard by Marriott
        Portfolio Co-Lender Agreement or the applicable servicing agreement; and

     o  fifteenth, for such remaining purposes as are provided in the Courtyard by Marriott Portfolio Co-Lender Agreement.

     For purposes of clauses second, fourth and sixth above, principal amounts with respect to the Courtyard by Marriott Portfolio Loan Combination will be
"attributable" to the Courtyard by Marriott Portfolio Mortgage Loan, the
Courtyard by

                                     S-152

Marriott Portfolio Note A1 Senior Non-Trust Loan Component, the Courtyard by
Marriott Portfolio Note A2 Non-Trust Loan, the Courtyard by Marriott Portfolio
Note A1 Junior Non-Trust Loan Component and the Courtyard by Marriott Note B
Non-Trust Loan, respectively, on a pro rata basis in accordance with their respective principal balances.

     Notwithstanding the foregoing, if the Courtyard by Marriott Portfolio Note
B Non-Trust Loan Noteholder or its designee has previously made a cure payment in respect of an event of default with respect to the Courtyard by Marriott
Portfolio Note A Loans, then the Courtyard by Marriott Portfolio Note B
Non-Trust Loan Noteholder or its designee will be entitled to reimbursement for that cure payment from collections on the Courtyard by Marriott Portfolio Loan
Combination, after all amounts which are payable at such time in accordance with clauses first through thirteenth of the second preceding paragraph (and prior to any amounts which are payable at such time in accordance with clause fifteenth of the second preceding paragraph) have been paid; provided that payments are not required to be applied as described in the next paragraph.
Further notwithstanding the foregoing, if the holder of the Courtyard by
Marriott Portfolio Note A1 Non-Trust Loan or its designee has previously made a cure payment in respect of an event of default with respect to the Courtyard by
Marriott Portfolio Mortgage Loan, the Courtyard by Marriott Portfolio Note A1
Senior Non-Trust Loan Component and the Courtyard by Marriott Portfolio Note A2
Non-Trust Loan, then the holder of the Courtyard by Marriott Portfolio Note A1
Non-Trust Loan or its designee will be entitled to reimbursement for that cure payment from collections on the Courtyard by Marriott Portfolio Loan
Combination, after all amounts which are payable at such time in accordance with clauses first through twelfth of the second preceding paragraph (and prior to any amounts which are payable at such time in accordance with clause fourteenth of the second preceding paragraph) have been paid; provided that payments are not required to be applied as described in the next paragraph.

     Pursuant to the Courtyard by Marriott Portfolio Co-Lender Agreement,
during the continuance of: (a) certain monetary events of default as to the
Courtyard by Marriott Portfolio Pari Passu Loans (excluding the Courtyard by
Marriott Portfolio Note A1 Junior Non-Trust Loan Component for any cure effected by the holder of the Courtyard by Marriott Portfolio Mortgage Loan)
for which none of the parties entitled to effect a cure with respect thereto have exercised their cure rights as described in the fourth bullet under
"--Loan Combinations--The Courtyard by Marriott Portfolio Mortgage
Loan--Co-Lender Agreement" above, or (b) certain non-monetary events of default with respect to the Courtyard by Marriott Portfolio Pari Passu Loans at a time when the Courtyard by Marriott Portfolio Pari Passu Loans are being specially serviced, collections on the Courtyard by Marriott Portfolio Loan Combination
will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) generally in the same order of priority as that set forth in the third preceding paragraph, except that with respect to the second bullet of the third preceding paragraph, payments will instead be made to the Courtyard by Marriott Portfolio Mortgage Loan, the
Courtyard by Marriott Portfolio Note A1 Senior Non-Trust Loan Component and the
Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, on a pro rata and pari passu basis, in an amount equal to the total principal balance thereof, until such total principal balance has been reduced to zero and, with respect to the fourth bullet of the third preceding paragraph, payments will instead be made to the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component
in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero and, with respect to the sixth bullet of the third preceding paragraph, payments will instead be made to the Courtyard by
Marriott Portfolio Note B Non-Trust Loan in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero.

     The 1166 Avenue of the Americas Mortgage Loan.  The 1166 Avenue of the
Americas Mortgage Loan, which has an unpaid principal balance of $116,000,000 and represents 4.8% of the Initial Mortgage Pool Balance, is part of the 1166
Avenue of the Americas Loan Combination, which is comprised of the 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas Non-Trust
Loan, both of which are secured by a single mortgage instrument on the 1166
Avenue of the Americas Mortgaged Property. The 1166 Avenue of the Americas
Non-Trust Loan has an unpaid principal balance of $359,000,000, consists of ten loan components with differing payment priorities, and will be the primary asset that directly backs the 1166 Avenue of the Americas Commercial Mortgage
Trust II, Commercial Mortgage Pass-Through Certificates, Series 2005-C6. The
1166 Avenue of the Americas Mortgage Loan is generally: (a) prior to an event of default, (i) pari passu in right of payment of interest only with the three
1166 Avenue of the Americas Senior Non-Trust Loan Components (which have an aggregate unpaid principal balance of $241,560,000), (ii) senior in right of payment of interest to the seven 1166 Avenue of the Americas Junior Non-Trust
Loan Components (which have an aggregate unpaid principal balance of
$117,440,000) and (iii) senior in right of payment of principal to the entire
1166 Avenue of the Americas Non-Trust Loan (including all ten components); and
(b) subsequent to an event of default, (i) pari passu in right of payment of principal and interest with the three 1166 Avenue of the Americas Senior
Non-Trust Loan Components, and (ii) senior in right of payment of principal and interest to the seven 1166 Avenue of the Americas Junior Non-Trust Loan
Components. See "--Significant

                                     S-153

Underlying Mortgage Loans--The 1166 Avenue of the Americas Mortgage Loan" above for a more detailed description of the 1166 Avenue of the Americas Mortgage
Loan. See "Servicing of the 1166 Avenue of the Americas Loan Combination--Rights
of the Series 2005-C6 Directing Certificateholders/Asset Status Report" in this prospectus supplement for a more detailed description of certain rights of the
1166 Avenue of the Americas Non-Trust Loan Noteholder, as those rights may be exercised through representatives and designees. The 1166 Avenue of the
Americas Loan Combination is being serviced and administered, and will continue to be serviced and administered, pursuant to the series 2005-C6 trust and servicing agreement (the governing document for the securitization of the 1166
Avenue of the Americas Non-Trust Loan and the issuance of the series 2005-C6 certificates), which provides for servicing arrangements that are similar but not identical to those under the series 2005-C7 pooling and servicing agreement. Certain provisions of the series 2005-C6 trust and servicing agreement are more fully described under "Servicing of the 1166 Avenue of the
Americas Loan Combination" in this prospectus supplement.

     Co-Lender Agreement. The two holders of the mortgage loans comprising the
1166 Avenue of the Americas Loan Combination are bound by the terms and provisions of the 1166 Avenue of the Americas Co-Lender Agreement, executed in
October 2005 (the "1166 Avenue of the Americas Co-Lender Agreement"). The 1166
Avenue of the Americas Co-Lender Agreement generally includes the following provisions, among others:

     o  Consent Rights. The series 2005-C6 special servicer is required to prepare and deliver an asset status report to the series 2005-C7 master servicer and to each series 2005-C6 directing class certificateholder regarding the 1166 Avenue of the Americas Loan Combination and the 1166
        Avenue of the Americas Mortgaged Property within 30 days after the 1166
        Avenue of the Americas Loan Combination become specially serviced loans under the series 2005-C6 trust and servicing agreement. The holder of the 1166 Avenue of the Americas Mortgage Loan or its representative
        (which representative, under the series 2005-C7 pooling and servicing agreement, will be the series 2005-C7 controlling class representative)
        will be entitled to consult (provided that such consultation will be non-binding) with the series 2005-C6 directing certificateholders and the series 2005-C6 special servicer with respect to certain special servicing actions, including any of the matters contained in the asset status report. In the event that the series 2005-C6 directing certificateholders and the holder of the 1166 Avenue of the Americas
        Mortgage Loan are not in agreement with respect to the matters covered by the asset status report, then the series 2005-C6 special servicer is required to follow the direction of the series 2005-C6 directing certificateholders subject to the conditions and in accordance with the procedures set forth in the series 2005-C6 trust and servicing agreement. See "Servicing of the 1166 Avenue of the Americas Loan
        Combination--Rights of the Series 2005-C6 Directing
        Certificateholders/Asset Status Report" in this prospectus supplement.
        As of any date of determination, the Loan Combination Controlling Party for the 1166 Avenue of the Americas Loan Combination will be the 1166
        Avenue of the Americas Non-Trust Loan Noteholder or its representative
        (which representative, under the series 2005-C6 trust and servicing agreement, will be the series 2005-C6 directing certificateholders).

     o  Termination of Special Servicer. The holder of the 1166 Avenue of the
        Americas Mortgage Loan or its representative (which representative, under the series 2005-C7 pooling and servicing agreement, will be the series 2005-C7 controlling class representative) will have the one time right to terminate, and designate a replacement for, the series 2005-C6 special servicer, without cause, upon receipt of written confirmation from S&P that such termination would not result in the downgrade, withdrawal or qualification of the then current ratings of any of the series 2005-C6 certificates. See "Servicing of the 1166 Avenue of the
        Americas Loan Combination--Replacement of Master Servicer and Special
        Servicer Under the Series 2005-C6 Trust and Servicing Agreement" below in this prospectus supplement

     o  Purchase Option. If and for so long as the 1166 Avenue of the Americas
        Loan Combination is specially serviced and, further, upon the date when a scheduled payment on such Loan Combination becomes at least 60 days delinquent, the related Non-Trust Loan Noteholder (or its assignee) will have the option to purchase the 1166 Avenue of the Americas Mortgage
        Loan at a price generally equal to the unpaid principal balance of such underlying mortgage loan, together with all accrued unpaid interest on that loan (other than Default Interest) through the end of the applicable interest accrual period, and any servicing compensation, advances and interest on advances payable or reimbursable to any party to the series 2005-C6 trust and servicing agreement pursuant thereto
        (but exclusive of any prepayment consideration and late payment charges).

     Certain provisions of the 1166 Avenue of the Americas Co-Lender Agreement
are more fully described under "Servicing of the 1166 Avenue of the Americas
Loan Combination" in this prospectus supplement.

                                     S-154

     Priority of Payments. Pursuant to the 1166 Avenue of the Americas
Co-Lender Agreement, following the allocation of payments to each mortgage loan in the 1166 Avenue of the Americas Loan Combination in accordance with the related loan documents, prior to the occurrence of a monetary default and certain material non-monetary defaults with respect to the 1166 Avenue of the
Americas Loan Combination, collections on the 1166 Avenue of the Americas Loan
Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances)
generally in the following manner:

     o  first, to the payment of interest on the 1166 Avenue of the Americas
        Mortgage Loan and the 1166 Avenue of the Americas Senior Non-Trust Loan
        Components, on a pro rata and pari passu basis;

     o  second, to pay the principal portion of the related monthly debt service payment in reduction of the stated principal balance of the 1166 Avenue of the Americas Mortgage Loan, until reduced to zero, and then to the reduction of the stated principal balance of the 1166 Avenue of the
        Americas Senior Non-Trust Loan Components, until reduced to zero;

     o  third, to make payments of interest and, after the 1166 Avenue of the
        Americas Mortgage Loan and the 1166 Avenue of the Americas Senior
        Non-Trust Loan Components are paid in full, principal on the 1166 Avenue of the Americas Junior Non-Trust Loan Components (in the case of principal, to the extent of the principal portion of the related monthly debt service payment, until the stated principal balance of each such
        1166 Avenue of the Americas Junior Non-Trust Loan Component is reduced to zero), sequentially in the order set forth in the 1166 Avenue of the
        Americas Co-Lender Agreement; and

     o  fourth, for such remaining purposes as are provided in the 1166 Avenue of the Americas Co-Lender Agreement.

     Any involuntary prepayments received, and any principal payments
(including any balloon payment or other unscheduled payment) in excess of the principal portion of the scheduled monthly payment received after the expiration of the lockout period, will be applied in the same manner as the principal portion of the monthly payment.

     During the continuance of a monetary default and certain material non-monetary defaults, but prior to a final recovery determination with respect to the 1166 Avenue of the Americas Loan Combination, all amounts received with respect to the 1166 Avenue of the Americas Loan Combination will be allocated
(after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) generally in the following manner:

     o  first, to the payment of interest on the 1166 Avenue of the Americas
        Senior Non-Trust Loan Components and the 1166 Avenue of the Americas
        Mortgage Loan, on a pro rata and pari passu basis;

     o  second, to pay the principal portion of the related monthly debt service payment in reduction of the stated principal balances of the 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas Senior
        Non-Trust Loan Components, pro rata, in accordance with the stated
        principal balances thereof, until each is reduced to zero;

     o  third, to make payments of interest and, after the 1166 Avenue of the
        Americas Mortgage Loan and the 1166 Avenue of the Americas Senior
        Non-Trust Loan Components have been paid in full, principal on the 1166
        Avenue of the Americas Junior Non-Trust Loan Components (in the case of principal, to the extent of the principal portion of the related monthly debt service payment, until the stated principal balance of each such
        1166 Avenue of the Americas Junior Non-Trust Loan Component is reduced to zero), sequentially in the order set forth in the 1166 Avenue of the
        Americas Co-Lender Agreement;

     o  fourth, to the reduction of the stated principal balances of, first, the
        1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the
        Americas Senior Non-Trust Components, pro rata, in accordance with the stated principal balances thereof, until each is reduced to zero, and then, the 1166 Avenue of the Americas Junior Non-Trust Loan Components,
        sequentially in the order set forth in the 1166 Avenue of the Americas
        Co-Lender Agreement, until the stated principal balances thereof are reduced to zero;

     o  fifth, to the payment of all accrued and unpaid interest on the 1166
        Avenue of the Americas Mortgage Loan, calculated at the applicable default rate (less interest paid on the 1166 Avenue of the Americas
        Mortgage Loan pursuant to clause first above), and any yield maintenance charge with respect thereto, and all accrued and unpaid interest on the
        1166 Avenue of the Americas Senior Non-Trust Loan Components, calculated at the applicable default rate (less interest paid on the 1166 Avenue of the Americas Senior Non-Trust Loan Components pursuant to clause first above), and any yield maintenance charge with respect thereto, on a pro rata and pari passu basis;

                                     S-155

     o  sixth, to the payment of all accrued and unpaid interest on each 1166
        Avenue of the Americas Junior Non-Trust Loan Component, calculated at the applicable default rate for such component (less interest paid on each such 1166 Avenue of the Americas Junior Non-Trust Loan Component
        pursuant to clause third above), and any yield maintenance charge with respect thereto, sequentially in the order set forth in the 1166 Avenue of the Americas as Co-Lender Agreement; and

     o  seventh, for such remaining purposes as are provided in the 1166 Avenue of the Americas Co-Lender Agreement.

     Pursuant to the terms of the 1166 Avenue of the Americas Co-Lender
Agreement, upon a final recovery determination with respect to the 1166 Avenue of the Americas Loan Combination, all amounts received with respect to the 1166
Avenue of the Americas Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances) in the following priority:

     o  first, to the payment of interest on the 1166 Avenue of the Americas
        Senior Non-Trust Loan Components and the 1166 Avenue of the Americas
        Mortgage Loan, on a pro rata and pari passu basis;

     o  second, to the reduction of the stated principal balances of the 1166
        Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas
        Senior Non-Trust Loan Components, pro rata, in accordance with the stated principal balances thereof, until each is reduced to zero;

     o  third, to make payments of interest and principal on the 1166 Avenue of the Americas Junior Non-Trust Loan Components (in the case of principal until the stated principal balance of each such 1166 Avenue of the
        Americas Junior Non-Trust Loan Component is reduced to zero), sequentially in the order set forth in the 1166 Avenue of the Americas
        Co-Lender Agreement;

     o  fourth, to the payment of all accrued and unpaid interest on the 1166
        Avenue of the Americas Mortgage Loan calculated at the applicable default rate (less interest paid on the 1166 Avenue of the Americas
        Mortgage Loan pursuant to clause first above), and any yield maintenance charge with respect thereto, and all accrued and unpaid interest on the
        1166 Avenue of the Americas Senior Non-Trust Loan Components calculated at the applicable default rate (less interest paid on the 1166 Avenue of the Americas Junior Non-Trust Loan Components pursuant to clause first above), and any yield maintenance charge with respect thereto, on a pro rata and pari passu basis;

     o  fifth, to the payment of all accrued and unpaid interest on each 1166
        Avenue of the Americas Junior Non-Trust Loan Component, calculated at the applicable default rate for such component (less interest paid on each such 1166 Avenue of the Americas Junior Non-Trust Loan Component
        pursuant to clause third above), and any yield maintenance charge with respect thereto, in the order set forth in the 1166 Avenue of the
        Americas Co-Lender Agreement; and

     o  sixth, to the payment of any remaining amount among the 1166 Avenue of the Americas Mortgage Loan, each 1166 Avenue of the Americas Senior
        Non-Trust Loan Component and each 1166 Avenue of the Americas Junior
        Non-Trust Loan Component, pro rata based on their respective initial stated principal balances.

     In the event that the 1166 Avenue of the Americas Loan Combination is prepaid in full after the conclusion of the lockout period, all amounts received will be applied in the same order of priority as clauses first through third in the preceding paragraph.

     The Station Place I Mortgage Loan. The Station Place I Mortgage Loan is
part of a loan combination comprised of three (3) mortgage loans that are all secured by the Station Place I Mortgaged Properties, identified in this prospectus supplement as (a) the Station Place I Mortgage Loan, (b) the Station
Place I Note A2 Non-Trust Loan, and (c) the Station Place I Non-Pooled Note B
Trust Loan. The Station Place I Note A2 Non-Trust Loan and the Station Place I
Non-Pooled Note B Trust Loan will be serviced, along with the Station Place I
Mortgage Loan, under the series 2005-C7 pooling and servicing agreement by the master servicer and, subject to the rights of the holder of the Station Place I
Non-Pooled Note B Trust Loan to replace the special servicer with respect to the Station Place I Loan Combination, the special servicer, generally as if such loans were mortgage loans in the trust, except that P&I Advances will only be required with respect to the Station Place I Non-Pooled Note B Trust Loan.

     Co-Lender Agreement. The Station Place I Co-Lender Agreement between the three holders of the mortgage loans comprising the Station Place I Loan
Combination, generally provides that:

                                     S-156

     o  Consent Rights. Subject to certain limitations, the related Loan
        Combination Controlling Party will have the ability to advise and direct the series 2005-C7 master servicer and/or the 2005-C7 special servicer with respect to certain specified servicing actions regarding the
        Station Place I Loan Combination, including those involving foreclosure or material modification of the Station Place I Loan Combination. As of any date of determination, the Loan Combination Controlling Party for the Station Place I Loan Combination will be:

        (a)     the Station Place I Non-Pooled Note B Noteholder or its
                designee, if and for so long as the total unpaid principal balance of the Station Place I Non-Pooled Note B Trust Loan, net of that portion of any existing Appraisal Reduction Amount with respect to the Station Place I Loan Combination that is allocable to the Station Place I Non-Pooled Note B Trust Loan,
                is equal to or greater than 25.0% of the original principal balance of the Station Place I Non-Pooled Note B Trust Loan,
                and

        (b)     at all other times, the holders of mortgage loans representing more than 50% of the aggregate unpaid principal balance of the
                Station Place I Mortgage Loan and the Station Place I Note A2
                Non-Trust Loan, acting directly or through representatives
                (which representative, in the case of the Station Place I
                Mortgage Loan will be the series 2005-C7 controlling class representative), provided that, in the event that a majority
                (by unpaid principal balance of their respective mortgage
                loans, as the case may be) of the holders of the Station Place
                I Mortgage Loan and the Station Place I Note A2 Non-Trust Loan
                have not, within the requisite time period, directly or through representatives, executed a consent with respect to any advice, consent or direction regarding a specified servicing action, the series 2005-C7 special servicer or master servicer, as applicable, will implement such servicing action as directed by the series 2005-C7 controlling class representative that it deems to be in accordance with the servicing standard set forth in the series 2005-C7 pooling and servicing agreement, and the decision of such controlling class representative, series
                2005-C7 special servicer or master servicer, as applicable, will be binding on all such parties, subject to the conditions set forth in the Station Place I Co-Lender Agreement.

     o  Consultation Rights. Each of the holder of the Station Place I Mortgage
        Loan and the holder of the Station Place I Note A2 Non-Trust Loan will have the ongoing right, directly or through a representative, to consult with the series 2005-C7 master servicer and/or the series 2005-C7 special servicer with respect to various servicing matters affecting all of the mortgage loans in the Station Place I Loan Combination, including the Station Place I Mortgage Loan (provided that such consultation rights will be non-binding).

     o  Purchase Option. If and for so long as the Station Place I Loan
        Combination is specially serviced and a scheduled payment on the Station
        Place I Loan Combination is at least 60 days delinquent at all times, the holder of the Station Place I Non-Pooled Note B Trust Loan (or its
        assignee) will have the option to purchase the Station Place I Mortgage
        Loan and the Station Place I Note A2 Non-Trust Loan (together only) at an aggregate price generally equal to the aggregate unpaid principal balance of the Station Place I Loan Combination (excluding the Station
        Place I Non-Pooled Note B Trust Loan), together with all accrued unpaid interest on those loans (other than Default Interest) to but not including the date of such purchase, and any servicing compensation, advances and interest on advances payable or reimbursable to any party to the series 2005-C7 pooling and servicing agreement pursuant thereto
        (but exclusive of any prepayment consideration).

     o  Cure Rights. The holder of the Station Place I Non-Pooled Note B has the assignable right to cure a monetary default or a default susceptible to cure by the payment of money, within 10 business days of the later of
        (a) receipt by the holder of the Station Place I Non-Pooled Note B Trust
        Loan of notice of the subject event of default and (b) the expiration of the applicable grace period for the subject event of default; provided that (i) no more than nine such cure events are permitted during the term of the Station Place I Loan Combination, (ii) no more than four consecutive cure events are permitted, and (iii) no more than five cure events, whether or not consecutive, are permitted within any 12-month period; provided, further, that any cure effected by the holder of the
        Station Place I Non-Pooled Note B Trust Loan must be effected with respect to both the Station Place I Mortgage Loan and the Station Place
        I Note A2 Non-Trust Loan.

     o  Replacement of Special Servicer. The Loan Combination Controlling Party
        for the Station Place I Loan Combination is entitled to terminate the special servicer, with or without cause, as described under "Servicing
        Under the Series 2005-C7 Pooling and Servicing Agreement--Replacement of
        the Special Servicer" in this prospectus supplement.

     Priority of Payments. Pursuant to the terms of the Station Place I
Co-Lender Agreement, unless there exist either (a) certain monetary events of default as to the related underlying mortgage loan or (b) certain non-monetary events of default

                                     S-157

with respect to the related underlying mortgage loan at a time when the related underlying mortgage loan is being specially serviced, collections on the
Station Place I Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) generally in the following manner:

     o  first, to the Station Place I Mortgage Loan and the Station Place I Note
        A2 Non-Trust Loan, on a pro rata and pari passu basis, in an amount equal to all accrued and unpaid interest (other than Default Interest)
        on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

     o  second, (a) to the Station Place I Mortgage Loan, and thereafter to the
        Station Place I Note A-2 Non-Trust Loan, all regularly scheduled principal payments received during the term of the Station Place I
        Mortgage Loan and (b) to the Station Place I Mortgage Loan and the
        Station Place I Note A2 Non-Trust Loan, on a pro rata and pari passu basis, in an amount equal to (1) all voluntary principal prepayments received in respect of the Station Place I Loan Combination attributable to the Station Place I Mortgage Loan and the Station Place I Note A2
        Non-Trust Loan in accordance with the related co-lender agreement, (2)
        all unscheduled principal payments received in respect of the Station
        Place I Loan Combination on account of the application of insurance or condemnation proceeds attributable to the Station Place I Mortgage Loan and the Station Place I Note A2 Non-Trust Loan in accordance with the related co-lender agreement and (3) on the maturity date, all principal payments received in respect of the Station Place I Loan Combination attributable to the Station Place I Mortgage Loan and the Station Place
        I Note A2 Non-Trust Loan in accordance with the related co-lender agreement, (in each such case the principal to be attributable to the
        Station Place I Mortgage Loan and the Station Place I Note A2 Non-Trust
        Loan under the related loan documents means the pro rata share of such principal receipts based on the percentage that the outstanding principal balance of such mortgage loan represents in the outstanding principal balance of the entire Station Place I Loan Combination);

     o  third, to the Station Place I Non-Pooled Note B Loan Trust Loan, to
        repay the holder thereof any cure payments made by it;

     o  fourth, to the Station Place I Non-Pooled Note B Trust Loan, in an
        amount equal to all accrued and unpaid interest (other than Default
        Interest) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

     o  fifth, to the Station Place I Non-Pooled Note B Trust Loan, in an amount equal to (a) all scheduled principal payments attributable to the
        Station Place I Non-Pooled Note B Trust Loan in accordance with the related co-lender agreement, (b) all voluntary principal prepayments received in respect of the Station Place I Loan Combination attributable to the Station Place I Non-Pooled Note B Trust Loan in accordance with the related co-lender agreement, (c) all unscheduled principal payments received in respect of the Station Place I Loan Combination on account of the application of insurance or condemnation proceeds attributable to the Station Place I Non-Pooled Note B Trust Loan in accordance with the related co-lender agreement and (d) on the maturity date, all principal payments received in respect of the Station Place I Loan Combination attributable to the Station Place I Note B Non-Pooled Trust Loan in
        accordance with the related co-lender agreement, (in each such case the principal to be attributable to the Station Place I Non-Pooled Note B
        Trust Loan under the related co-lender agreement means the pro rata share of such principal receipts based on the percentage that the outstanding principal balance of such mortgage loan represents in the outstanding principal balance of the entire Station Place I Loan
        Combination); and

     o  sixth, for such remaining purposes as are provided in the related
        Co-Lender Agreement.

     Pursuant to the Station Place I Co-Lender Agreement, during the existence of: (a) certain monetary events of default with respect to the related underlying mortgage loan or (b) certain non-monetary events of default with respect to the related underlying mortgage loan at a time when the related underlying mortgage loan is being specially serviced, collections on the
Station Place I Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) to the Station Place I Mortgage Loan, the Station Place I Note A2
Non-Trust Loan and the Station Place I Non-Pooled B Note Trust Loan generally in the following manner:

     o  first, to the Station Place I Mortgage Loan and the Station Place I Note
        A2 Non-Trust Loan, on a pro rata and pari passu basis, in an amount equal to accrued and unpaid interest (excluding Default Interest) on the principal balance thereof (net of related master servicing fees);

                                     S-158

     o  second, unless a final recovery determination has been made with respect to the Station Place I Loan Combination, to the Station Place I
        Non-Pooled Note B Loan, in an amount equal to accrued and unpaid interest (excluding Default Interest) on the principal balance thereof
        (net of the related master servicing fees);

     o  third, to the Station Place I Mortgage Loan and the Station Place I Note
        A2 Non-Trust Loan, on a pro rata and pari passu basis, in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero;

     o  fourth, to the Station Place I Non-Pooled Note B Trust Loan, to repay the holder thereof any cure payments made by it;

     o  fifth, if a final recovery determination has been made with respect to the Station Place I Loan Combination, to the Station Place I Non-Pooled
        Note B Trust Loan in an amount equal to accrued and unpaid interest
        (excluding Default Interest) on the principal balance thereof (net of related master servicing fees);

     o  sixth, to the Station Place I Non-Pooled Note B Trust Loan in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero;

     o  seventh, to the Station Place I Mortgage Loan and the Station Place I
        Note A2 Non-Trust Loan, on a pro rata and pari passu basis, any prepayment consideration attributable to the Station Place I Mortgage
        Loan and the Station Place I Note A2 Non-Trust Loan, in accordance with the related co-lender agreement;

     o  eighth, to the Station Place I Non-Pooled Note B Trust Loan, any
        prepayment consideration attributable to the Station Place I B Note Loan in accordance with the related co-lender agreement;

     o  ninth, to the Station Place I Mortgage Loan and the Station Place I Note
        A2 Non-Trust Loan, on a pro rata and pari passu basis, any late payment charges and Default Interest due in respect of the Station Place I
        Mortgage Loan and the Station Place I Note A2 Non-Trust Loan in
        accordance with the related co-lender agreement (after application as provided in the applicable servicing agreement);

     o  tenth, to the Station Place I Non-Pooled Note B Trust Loan, any late payment charges and Default Interest due in respect of the Station Place
        I Non-Pooled Note B Trust Loan in accordance with the related co-lender agreement (after application as provided in the applicable servicing agreement); and

     o  eleventh, for such remaining purposes as are provided in the related
        Co-Lender Agreement.

     The A/B Loan Combinations. Each underlying mortgage loan that is part of an A/B Loan Combination is comprised of two (2) mortgage loans that are both secured by the related mortgaged real property. See "Servicing Under the Series
2005-C7 Pooling and Servicing Agreement--The Series 2005-C7 Controlling Class
Representative, the Class CM Representative and the Serviced Non-Trust Loan
Noteholders" in this prospectus supplement for a more detailed description of certain rights of the holders of the underlying mortgage loans that comprise each A/B Loan Combination. The Non-Trust Loan in each A/B Loan Combinations will be serviced, along with the related underlying mortgage loan, under the series 2005-C7 pooling and servicing agreement by the master servicer and the special servicer (subject to the rights of certain parties to replace the special servicer with respect to a specific Loan Combination as described under
"Servicing Under the Series 2005-C7 Pooling and Servicing
Agreement--Replacement of the Special Servicer" in this prospectus supplement), generally as if that Non-Trust Loan was a mortgage loan in the trust (provided, however, that the master servicer shall not be required to make P&I Advances with respect to any Non-Trust Loan).

     Co-Lender Agreement. The holders of the mortgage loans comprising each A/B
Loan Combination are bound by the terms and provisions of the related A/B Loan
Combination Co-Lender Agreement, executed in November 2005. Each A/B Loan
Combination Co-Lender Agreement generally includes the following provisions, among others:

     o  Consent Rights. The Loan Combination Controlling Party for each of the
        A/B Loan Combinations will have the ability to advise and direct the series 2005-C7 master servicer and/or special servicer with respect to certain specified servicing actions regarding the subject Loan
        Combination, including those involving foreclosure or material modification of the related underlying mortgage loan and the related
        Non-Trust Loan (see "Servicing Under the Series 2005-C7 Pooling and
        Servicing Agreement--The Series 2005-C7 Controlling Class
        Representative, the Class CM Representative and the Serviced Non-Trust
        Loan Noteholders" in this prospectus supplement), subject to certain conditions described in the related A/B Loan Combination Co-Lender
        Agreement. As of any date of determination, the Loan Combination
        Controlling Party for each A/B Loan Combination will, in each case, be
        (A) the related Non-Trust Loan Noteholder or its designee, if and for so long as the unpaid principal balance of the

                                     S-159

        related Non-Trust Loan, net of that portion of any existing Appraisal
        Reduction Amount with respect to the subject Loan Combination that is allocable to such Non-Trust Loan, is equal to or greater than 25.0% (or, in the case of the Mathilda Research Centre Non-Trust Loan, 27.5%) of
        the original principal balance of such Non-Trust Loan, and (B)
        otherwise, the holder of the related underlying mortgage loan or its designee (which designee, in accordance with the series 2005-C7 pooling and servicing agreement, will be the series 2005-C7 controlling class representative).

     o  Purchase Option. If and for so long as the subject Loan Combination is specially serviced and, further, upon the date when a scheduled payment on such Loan Combination becomes at least 60 days delinquent, the related Non-Trust Loan Noteholder (or its assignee) will have the option to purchase the underlying mortgage loan at a price generally equal to the unpaid principal balance of such underlying mortgage loan, together with all accrued unpaid interest on that loan (other than Default
        Interest) to but not including the date of such purchase, and any servicing compensation, advances and interest on advances payable or reimbursable to any party to the series 2005-C7 pooling and servicing agreement pursuant thereto (but exclusive of any prepayment consideration and late payment charges).

     o  Cure Rights. With respect to each of the Reckson Portfolio I Loan
        Combination, the Reckson Portfolio II Loan Combination and the Mathilda
        Research Centre Loan Combination only, the related Non-Trust Loan
        Noteholder has the assignable right to cure a monetary default or a default susceptible to cure by the payment of money, within 10 business days of the later of (a) receipt by the related Non-Trust Loan
        Noteholder of notice of the subject event of default and (b) the expiration of the applicable grace period for the subject event of default; provided that no more than nine (9) such cure events are permitted during the term of any such Loan Combination.

     Priority of Payments. Pursuant to each of the A/B Loan Combination
Co-Lender Agreements, following the allocation of payments to each mortgage loan in the subject Loan Combination in accordance with the related loan documents, unless there exist either (a) certain monetary events of default as to the related underlying mortgage loan or (b) certain non-monetary events of default with respect to the related underlying mortgage loan at a time when the related underlying mortgage loan is being specially serviced, collections on the subject Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) to the related underlying mortgage loan and the related Non-Trust Loan generally in the following manner:

     o  first, to the related underlying mortgage loan, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

     o  second, to the related underlying mortgage loan, in an amount equal to
        (a) all scheduled principal payments attributable to the related underlying mortgage loan in accordance with the related loan documents,
        (b) all voluntary principal prepayments attributable to the related underlying mortgage loan in accordance with the related loan documents,
        (c) all unscheduled principal payments on account of the application of insurance or condemnation proceeds attributable to the related underlying mortgage loan in accordance with the related loan documents and (d) on the maturity date, all principal payments attributable to the related underlying mortgage loan in accordance with the related loan documents, in each such case principal to be attributable to the related mortgage loan under the related loan documents on a pro rata basis in accordance with the outstanding principal balance of such mortgage loan;

     o  third, to the related Non-Trust Loan, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

     o  fourth, to the related Non-Trust Loan, in an amount equal to (a) all scheduled principal payments attributable to the related Non-Trust Loan in accordance with the related loan documents, (b) all voluntary principal prepayments attributable to the related Non-Trust Loan in accordance with the related loan documents, (c) all unscheduled principal payments on account of the application of insurance or condemnation proceeds attributable to the related Non-Trust Loan in accordance with the related loan documents and (d) on the maturity date, all principal payments attributable to the related Non-Trust Loan in accordance with the related loan documents, in each such case principal to be attributable to the related mortgage loan under the related loan documents on a pro rata basis in accordance with the outstanding principal balance of such mortgage loan;

     o  fifth, to the related underlying mortgage loan, any prepayment consideration attributable to the related underlying mortgage loan in accordance with the related loan documents;

                                     S-160

     o  sixth, to the related Non-Trust Loan, any prepayment consideration attributable to the related Non-Trust Loan in accordance with the related loan documents;

     o  seventh, to the related underlying mortgage loan, any late payment charges and Default Interest due in respect of the related underlying mortgage loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  eighth, to the related Non-Trust Loan, any late payment charges and
        Default Interest due in respect of the related Non-Trust Loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  ninth, to the related Non-Trust Loan, up to the amount of any unreimbursed costs and expenses paid or advanced by the related
        Non-Trust Loan Noteholder with respect to the subject Loan Combination pursuant to the related Co-Lender Agreement or the applicable servicing agreement; and

     o  tenth, for such remaining purposes as are provided in the related
        Co-Lender Agreement.

     Pursuant to each of the A/B Loan Combination Co-Lender Agreements, during the existence of: (a) certain monetary events of default with respect to the related underlying mortgage loan or (b) certain non-monetary events of default with respect to the related underlying mortgage loan at a time when the related underlying mortgage loan is being specially serviced, collections on the subject Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) to the related underlying mortgage loan and the related Non-Trust Loan generally in the following manner:

     o  first, to the related underlying mortgage loan, in an amount equal to accrued and unpaid interest (excluding Default Interest) on the principal balance thereof (net of related master servicing fees);

     o  second, to the related underlying mortgage loan, in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero;

     o  third, to the related Non-Trust Loan in an amount equal to accrued and unpaid interest (excluding Default Interest) on the principal balance thereof (net of related master servicing fees);

     o  fourth, to the related Non-Trust Loan in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero;

     o  fifth, to the related underlying mortgage loan, any prepayment consideration attributable to the related underlying mortgage loan in accordance with the related loan documents;

     o  sixth, to the related Non-Trust Loan, any prepayment consideration attributable to the related Non-Trust Loan in accordance with the related loan documents;

     o  seventh, to the related underlying mortgage loan, any late payment charges and Default Interest due in respect of the related underlying mortgage loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  eighth, to the related Non-Trust Loan, any late payment charges and
        Default Interest due in respect of the related Non-Trust Loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement);

     o  ninth, to the related underlying mortgage loan, any other amounts paid by the related borrower and due in respect of the related underlying mortgage loan;

     o  tenth, to the related Non-Trust Loan, any other amounts paid by the related borrower and due in respect of the related Non-Trust Loan;

     o  eleventh, to the related Non-Trust Loan, up to the amount of any unreimbursed costs and expenses paid or advanced by the related
        Non-Trust Loan Noteholder with respect to the subject Loan Combination pursuant to the related Co-Lender Agreement or the applicable servicing agreement; and

     o  twelfth, for such remaining purposes as are provided in the related
        Co-Lender Agreement.

ADDITIONAL LOAN AND PROPERTY INFORMATION

     Delinquencies. None of the mortgage loans that we intend to include in the trust were, as of the cut-off date, or have been at any time during the
12-month period preceding that date, 30 days or more delinquent with respect to any monthly debt service payment due thereunder.

                                     S-161

     Tenant Matters. Described and listed below are special considerations regarding tenants at the mortgaged real properties for the mortgage loans that we intend to include in the trust--

     o  Sixty-two (62) of the mortgaged real properties, securing 44.2% of the
        Initial Mortgage Pool Balance, are, in each case, a retail property, an office property or an industrial/warehouse property that has space leased to one or more major tenants that each occupies at least 25% of the net rentable area of the particular property.

     o  Eighteen (18) of the mortgaged real properties, securing 15.1% of the
        Initial Mortgage Pool Balance, are entirely or substantially leased to a single tenant.

     o  A number of companies are major tenants at more than one of the mortgaged real properties.

     o  There are several cases in which a particular entity is a tenant at more than one of the mortgaged real properties, and although it may not be a major tenant at any of those properties, it is significant to the success of the properties.

     o  Three (3) of the mortgaged real properties, securing 3.1 of the Initial
        Mortgage Pool Balance, are each a multifamily rental property that has a material tenant concentration of students. These mortgaged real properties may experience more fluctuations in occupancy rate than other types of properties.

     o  Certain tenant leases at the mortgaged real properties have terms that are shorter than the terms of the related mortgage loans and, in some cases, significantly shorter.

     o  Several anchors at the retail properties do not have operating covenants or those covenants have lapsed.

     o  Certain of the mortgaged real properties used for multifamily rental purposes are located in states and/or municipalities where laws or ordinances impose limitations on increases in rent on the rental units of such mortgaged real properties.

     o  Five (5) of the mortgaged real properties, collectively securing 0.9% of the Initial Mortgage Pool Balance, are multifamily rental properties that, in each case, receive rent subsidies from the United States
        Department of Housing and Urban Development under its Section 8 Housing
        Assistance Program.

     o  The mortgaged real property identified on Annex A-1 to this prospectus supplement as Royal Coast Apartments, securing 0.2% of the Initial
        Mortgage Pool Balance, is and will be subject to the Low Income Housing
        Tax Credit program for low income residents until January 1, 2025, which program requires the related borrower to lease or set aside 35 one-bedroom units at or below 40% of the median family income and the remaining units at or below 60% of the median family income.

     o  There are several cases in which the sole tenant or a significant tenant of a related mortgaged property is an agency of the United States
        Federal Government. Typically the terms of such tenancies are prescribed by the Government Services Administration and may contain few or no limitations on the ability of such tenant to terminate the lease and/or vacate the premises and cease the payment of rent. For example, in the case of the 99 High Street Mortgage Loan, the Federal Emergency
        Management Agency, which is the fifth largest tenant at the 99 High
        Street Mortgaged Property, may terminate its lease at any time in whole or in part upon at least 90 days prior notice. See "Description of the
        Mortgage Pool--Significant Underlying Mortgage Loans--The 99 High Street
        Mortgage Loan." In addition, the Social Security Administration is also a tenant at the 99 High Street Property and may terminate its lease at any time in whole or in part upon at least 90 days prior notice. In the case of the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1445 North Loop Office Building, which secures a mortgage loan representing 0.3% of the Initial Mortgage Pool Balance, the second largest tenant at such mortgaged real property is the United
        States Food and Drug Administration, which may terminate its lease at any time after May 31, 2005 upon 120 days notice.

     Ground Leases. Six (6) of the mortgage loans that we intend to include in the trust, representing 11.0% of the Initial Mortgage Pool Balance, are secured by a mortgage lien on the related borrower's leasehold interest (but not by the underlying fee interest) in all or a material portion of the related mortgaged real property. Except as provided in the following two (2) sentences, in each of those cases, the related ground lease, taking into account all exercised extension options and all options that may be exercised by the lender (if not already exercised by the borrower), expires more than 10 years after the stated
maturity of the related mortgage loan and the related lessor has agreed to give the holder of that mortgage loan notice of, and the right to cure, any default or breach by the lessee. In the case of the Courtyard by Marriott Portfolio
Mortgage Loan, representing 7.4% of the Initial Mortgage Pool Balance, the ground leases on the Courtyard by Marriott Portfolio Mortgaged Properties
located in Fresno and Poughkeepsie, respectively, have expiration dates of nine years and

                                     S-162

three years, respectively, after the stated maturity of the Courtyard by
Marriott Portfolio Mortgage Loan. In addition, in the case of the underlying mortgage loan identified on Annex A-1 to this prospectus supplement as Loring
Building, representing 0.1% of the Initial Mortgage Pool Balance, the underlying mortgage loan is secured by the related borrower's fee interest in the building encumbered by the mortgage and a leasehold interest in the adjacent parking lot, which such lease expires four years after the stated
maturity of the related mortgage loan and the related lessor under such lease of the adjacent parking lot has not agreed to the following: (i) requiring mortgage lender's prior consent to amendments; and (ii) to enter into a new lease with the mortgage lender in the event of termination of the existing lease.

     Purchase Options. In the case of the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as BJ's at Cape Coral and Lilburn Corners, respectively, representing 0.6% and 0.4%, respectively, of the Initial Mortgage Pool Balance, the leases to one or more tenants contain an option to purchase the related mortgaged real property or a portion thereof, which options are in favor of such tenant and may be evidenced by a recorded memoranda, as well as rights to operate such mortgaged real property or portions thereof which rights may be evidenced by a recorded operating agreement. In the case of the McClellan
Hospital Building underlying mortgage loan, representing 0.2% of the Initial
Mortgage Pool Balance, the tenant under the ground lease has the option to purchase the leasehold interest in the related mortgaged real property for a price equal to 90% of the fair market value of such leasehold interest in 2016.
These rights may be binding upon a successor owner or transferee of the related mortgaged real property and, further, could affect the marketability of such property in a foreclosure sale or other sale to a third-party.

     Rights of First Refusal. With respect to the underlying mortgage loan secured by the respective mortgaged real property identified on Annex A-1 to this prospectus supplement as LaPlata Plaza, representing 0.6% of the Initial
Mortgage Pool Balance, certain lessees have a right of first refusal to purchase the related mortgaged real property pursuant to their lease with the related borrower; however such right does not apply to transfer by foreclosure or deed in lieu of foreclosure. Further, with respect to the underlying mortgage loan secured by the respective mortgaged real property identified on
Annex A-1 to this prospectus supplement as Lilburn Corners, representing 0.4%
of the Initial Mortgage Pool Balance, a certain lessee has a right of first refusal to purchase the related mortgaged property pursuant to its lease with the related borrower, however such right does not apply to transfers by foreclosures or deeds in lieu of foreclosure.

     Other Financing. In the case of the underlying mortgage loans described under "Description of the Mortgage Pool--Loan Combinations" above in this prospectus supplement, the mortgaged real property or properties that secure each such underlying mortgage loan also secure one or more related mortgage loans that are not included in the trust. See "Risk Factors--Risks Related to the Underlying Mortgage Loans--The Underlying Mortgage Loans Have a Variety of
Characteristics Which May Expose Investors to Greater Risk of Default and
Loss--Some of the Mortgaged Real Properties Are or May Be Encumbered by
Additional Debt and the Ownership Interests in Some Borrowers Have Been or May
Be Pledged to Secure Debt Which, in Either Case, May Reduce the Cash Flow
Available to the Subject Mortgaged Real Property" in this prospectus supplement and, further, see "--Significant Underlying Mortgage Loans--The 200 Park Avenue
Mortgage Loan," "--Significant Underlying Mortgage Loans--The Courtyard by
Marriott Portfolio Mortgage Loan," "--Significant Underlying Mortgage
Loans--The Reckson Portfolio I Mortgage Loan," "--Significant Underlying
Mortgage Loans--The 1166 Avenue of the Americas Mortgage Loan" and
"--Significant Underlying Mortgage Loans--The Mathilda Research Centre Mortgage
Loan" and "--Loan Combinations" above.

     With respect to the mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1900 Euclid Avenue, which mortgage loan represents 0.3% of the initial mortgage pool balance, the related borrower has incurred debt in the principal amount of $1,000,000 to
Cleveland Civic Vision Housing Fund, L.L.C., an Ohio nonprofit corporation.
According to the terms and conditions of the related intercreditor agreement , such debt is secured by the mortgaged real property, however, such debt is subject to and unconditionally subordinated at all times to the lien of the mortgage loan that is part of the mortgage pool described in this prospectus supplement.

     Except as disclosed under this "--Other Financing" subsection, including as described in the succeeding paragraph, we are not aware of any other mortgage loans that we intend to include in the trust, as to which there is any additional secured debt encumbering the related mortgaged real property.
However, the direct or indirect equity interests in borrowers under some of the underlying mortgage loans have been or are permitted to be pledged to secure mezzanine or affiliate debt. "Mezzanine debt" is debt secured by the principal's direct ownership interest in a related borrower, and the affiliate debt referred to in this "--Other Financing" section is secured by an entity's indirect ownership interest in a related borrower.

     With respect to the 200 Park Avenue Mortgage Loan, which mortgage loan represents 11.9% of the Initial Mortgage Pool Balance, the direct and indirect owners of the related borrower have pledged 100% of the equity interests in the related borrower to secure a mezzanine loan in the principal amount of
$275,000,000, as described under "Description of the

                                     S-163

Mortgage Pool--Significant Underlying Mortgage Loans--The 200 Park Avenue
Mortgage Loan--Mezzanine Financing" above in this prospectus supplement. Such mezzanine loan is further secured by, in addition to a pledge of 100% of the equity ownership interests in the related borrower, a mortgage on the 200 Park
Avenue Mortgaged Property, which may be recorded at any time by the 200 Park
Avenue mezzanine loan lender, as further described under "Description of the
Mortgage Pool--Significant Underlying Mortgage Loans--The 200 Park Avenue
Mortgage Loan--Mezzanine Financing" above in this prospectus supplement.

     With respect to the Courtyard by Marriott Portfolio Mortgage Loan, which mortgage loan represents 7.4% of the Initial Mortgage Pool Balance, the equity holders of the related borrowers have pledged 100% of the equity interests in the related borrowers to secure a mezzanine loan in the principal amount of
$128,942,755, as described under "--Significant Underlying Mortgage Loans--The
Courtyard by Marriott Portfolio Mortgage Loan--Mezzanine Financing" above in this prospectus supplement.

     With respect to the Seth Portfolio Mortgage Loans, which mortgage loans represent 2.6% of the Initial Mortgage Pool Balance, the equity owners of the related borrower have pledged 100% of the equity interests in the related borrower and 100% the ownership interests in the sole general partner of the related borrower to secure a mezzanine loan in the original principal amount of
$4,450,000, as described under "Description of the Mortgage Pool--Significant
Underlying Mortgage Loans--The Seth Portfolio Mortgage Loans--Mezzanine
Financing" above in this prospectus supplement.

     With respect to the 300 South Wacker Mortgage Loan, which mortgage loan represents 2.4% of the Initial Mortgage Pool Balance, the sole limited partner of the related borrower has pledged 100% of its limited partnership interests in the related borrower to secure a mezzanine loan in the original principal amount of $4,500,000, as described under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The 300 South Wacker Mortgage
Loan--Mezzanine Financing" above in this prospectus supplement.

     With respect to the Station Place I underlying mortgage loan, which mortgage loan represents 1.7% of the Initial Mortgage Pool Balance, the owners of the direct and indirect ownership interests in the related borrower have the right to obtain a mezzanine loan in an amount up to $40,000,000 from a mezzanine lender that is an institutional lender acceptable to the mortgage lender, secured by a pledge of the ownership interests in the related borrower, provided that the following requirements are satisfied: (a) achievement of a combined minimum debt service coverage ratio of 1.24x, (b) achievement of a combined maximum principal amount of the related mortgage loan and the mezzanine loan not in excess of 70% of the then appraised fair market value of the related mortgaged real property, (c) nonexistence or discontinuance of an event of default under the related loan documents, (d) conformity with then current requirements of the rating agencies and (e) delivery of confirmation from each of the rating agencies that the mezzanine financing will not result in a qualification, downgrade or withdrawal of the then applicable ratings for any of the issued and outstanding series 2005-C7 certificates.

     With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Wachovia
Place, which represents 1.0% of the Initial Mortgage Pool Balance, the equity owners of the related borrower have pledged 100% of the equity interests in the related borrower to secure a mezzanine loan in the remaining principal amount of $2,000,000 made by Lehman Brothers Holdings Inc., a Delaware corporation, doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc.
The mezzanine loan is subject to the intercreditor agreement between the senior lender and the mezzanine lender. The intercreditor agreement provides, among other things, that (a) the mezzanine lender will have certain rights to cure defaults under the mortgage loan, (b) upon the occurrence of an event of default under the mortgage loan, no payments will be retained by the mezzanine lender on the mezzanine loan until all payments that are due or that will become due under the related mortgage loan are paid in full to the mortgagee,
(c) the mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the mortgagee, (d) the mezzanine lender is not permitted to transfer more than 49% of its beneficial interest in the mezzanine loan unless such transfer is to a transferee meeting certain requirements or unless a confirmation from each rating agency that such action will not result in a downgrade, qualification or withdrawal of any of the ratings assigned to the series 2005-C5 certificates has been received, and (e)
if the mortgage loan is accelerated or becomes a specially serviced mortgage loan or if the mortgagee under the mortgage loan exercises any right or remedy under the loan documents with respect to the mortgagor or mortgaged real property, the mezzanine lender has the right to purchase the mortgage loan, in whole but not in part, for a price equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon, and any advances made by the mortgagee under the mortgage loan and any interest thereon.

     With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Tower Plaza
Center, which represents 0.3% of the Initial Mortgage Pool Balance, the equity owners of the related borrower have pledged 100% of the equity interests in the related borrower to secure a mezzanine loan in the

                                     S-164

original principal amount of $749,401 made by Tri-State Asset Investment
Corporation. The mezzanine loan is subject to the subordination agreement between the mortgage lender and the subordinate lender. The subordination agreement provides, among other things, that the subordinate lender (i) will not demand, sue or commence any action to collect the subordinate debt
(including any enforcement or foreclosure of the pledge of equity interests in the related borrower), accelerate the payment thereof or commence, vote or take any action in respect of a bankruptcy proceeding involving the related borrower until the mortgage loan shall have been paid in full, (ii) will not receive all or any portion of the subordinate debt (a) except for payments made strictly in accordance with the subordinate debt document and/or (b) at any time that a default under the related mortgage loan shall exist and (iii) will not amend or modify any portion of the subordinate loan documents or assign, transfer or grant any participation in any rights or claims in or to the subordinate debt, in each case without first obtaining the mortgage lender's prior written consent.

     Further with respect to the 200 Park Avenue Mortgage Loan, which mortgage loan represents 11.9% of the Initial Mortgage Pool Balance, the owners of the direct and indirect ownership interests in the related borrower have the right to obtain additional mezzanine financing (in addition to that described above in this "--Other Financing" section), as described under "Description of the
Mortgage Pool--Significant Underlying Mortgage Loans--The 200 Park Avenue
Mortgage Loan--Permitted Mezzanine Financing" above in this prospectus supplement.

     Further with respect to the Courtyard by Marriott Portfolio Mortgage Loan,
which mortgage loan represents 7.4% of the Initial Mortgage Pool Balance, the owners of the direct and indirect ownership interests in the related borrower have the right to obtain additional mezzanine financing (in addition to that described above in this "--Other Financing" section), as described under
"--Significant Underlying Mortgage Loans--The Courtyard by Marriott Portfolio
Mortgage Loan--Mezzanine Financing" above in this prospectus supplement.

     With respect to the Reckson Portfolio I Mortgage Loan, which mortgage loan represents 5.1% of the Initial Mortgage Pool Balance, the owners of the direct and indirect ownership interests in the related borrowers have a right to obtain mezzanine financing from a lender that is an eligible institution, as defined in the related loan documents, secured by a pledge of the ownership interests in the Reckson Portfolio I Borrowers, provided that the requirements set forth in the related loan documents are satisfied, as described under
"Description of the Mortgage Pool--Significant Underlying Mortgage Loans--The
Reckson Portfolio I Mortgage Loan--Permitted Mezzanine Financing" above in this prospectus supplement.

     With respect to the 1166 Avenue of the Americas Mortgage Loan, which mortgage loan represents 4.8% of the Initial Mortgage Pool Balance, the related loan documents permit certain equity owners of the 1166 Avenue of the Americas
Borrowers to pledge their 100% direct equity ownership interest in the 1166
Avenue of the Americas Borrowers in order to obtain mezzanine financing, subject to certain conditions, as further described under "--Significant
Underlying Mortgage Loans--The 1166 Avenue of the Americas Mortgage
Loan--Permitted Mezzanine Financing" above.

     With respect to the mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Reckson Portfolio II, representing 1.3% of the Initial Mortgage Pool Balance, the owners of the direct and indirect ownership interests in the related borrowers have a right to obtain mezzanine financing from a lender that is an eligible institution, as defined in the related loan documents, secured by a pledge of the ownership interests in the related borrowers, subject to the satisfaction the following conditions: (a) a combined debt service coverage ratio of the related loan combination and all such mezzanine loans for the 12 full calendar months immediately preceding the date of determination of no less than the actual debt service coverage ratio with respect to such mortgage loan combination for the
12 full calendar months immediately preceding the origination date of the related mortgage loan, and (b) a combined loan-to-value ratio of the related mortgage loan combination and all such mezzanine loans of no greater than the actual loan-to-value ratio with respect to such mortgage loan combination on the origination date of the related mortgage loan.

     With respect to the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as
Mission Trace Shopping Center, Tower 14 and Havana Exchange, representing 1.5%
of the Initial Mortgage Pool Balance, the owner of the direct and indirect ownership interests in the related borrower has the right to obtain mezzanine financing from a qualified lender, as specified in the related loan documents, secured by a pledge of the ownership interests in the related borrower, provided that the following requirements, among others, are satisfied: (a)
achievement of a combined minimum debt service coverage ratio of 1.15x and a combined maximum loan-to-value ratio of 90%; and (b) delivery of a subordination and intercreditor agreement acceptable to the lender under the related mortgage loan.

     With respect to the mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1155 Market Street, which mortgage loan represents 0.9% of the Initial Mortgage Pool Balance, the owners

                                     S-165

of the direct and indirect ownership interests in the related borrower have the right to obtain mezzanine financing from a mezzanine lender acceptable to the lender, secured by a pledge of the ownership interests in the related borrower, provided that the following requirements are satisfied: (a) receipt by the lender of written confirmation from the rating agencies that the mezzanine financing will not result in a qualification, downgrade or withdrawal of the then applicable ratings for any of the issued and outstanding certificates and
(b) achievement of a combined minimum debt service coverage ratio of 1.20x and a combined maximum loan-to-value ratio of 70%.

     With respect to each of the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Foremost Business Park, Shop City Shopping Center, LaPlata Plaza, Hilton
Garden Inn, Giant Eagle of Seven Fields, Lilburn Corners, 9894 Bissonnet,
Gleneagles Court Shopping Center, Conejo Valley Plaza, Jackson Village, Page
Plaza, Highlands Ranch Self Storage and Edgecombe Square, collectively representing 4.8% of the Initial Mortgage Pool Balance, the owner of the direct and indirect ownership interests in the related borrower has the right to obtain mezzanine financing from a qualified lender, as specified in the related loan documents, secured by a pledge of the ownership interests in the related borrower, provided that the following requirements, among others, are satisfied: (a) achievement of a combined minimum debt service coverage ratio of
1.15x and a combined maximum loan-to-value ratio of 85%; and (b) delivery of a subordination and intercreditor agreement acceptable to the lender under the related mortgage loan.

     With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as The Terraces at University Place, representing 0.5% of the Initial Mortgage Pool Balance, the related borrower has incurred subordinate unsecured debt in the amount of
$1,572,000 which is owed to the master tenant on the related mortgaged real property. This debt was made in the context of a prior reverse 1031 real property exchange. The related borrower is presently an exchange intermediary which is obligated to transfer the related mortgaged real property to more than one, but less than 11, tenants in common satisfying rating agency standards for special purpose entities and other conditions specified in the loan documents.
The aforementioned debt, if not repaid, allows the master tenant to convert such debt into a direct ownership interest in the exchange intermediary.

     With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Harmony
Pointe, representing 0.4% of the Initial Mortgage Pool Balance, the related borrower's sole member has a pre-existing credit facility with Wells Fargo Bank which is secured by a pledge of 100% of the equity interests in such sole member. Wells Fargo Bank and the related mortgage lender have not entered into an intercreditor or subordination agreement.

     Furthermore, in connection with most of the underlying mortgage loans for which mezzanine financing is permitted as referenced above in this section, if the mezzanine financing bears interest at a floating rate, lender may determine the debt service average ratio on the basis of a market-based constant reasonably determined by lender.

     In addition, in the case of some of the other mortgage loans that we intend to include in the trust, one or more of the principals of the related borrower may have incurred or may in the future also incur mezzanine or affiliate debt.

     Except as disclosed under this "--Other Financing" subsection, we are not aware of any other mezzanine or affiliate debt affecting borrowers under the mortgage loans that we intend to include in the trust.

     In addition, some of the borrowers under the mortgage loans that we intend to include in the trust have incurred or may, in the future, be permitted to incur unsecured debt, including loans from members or partners, that is in addition to customary trade debt and equipment financing.

     Additional debt, in any form, may cause a diversion of funds from property maintenance and increase the likelihood that the borrower will become the subject of a bankruptcy proceeding. See "Risk Factors--Subordinate Debt
Increases the Likelihood that a Borrower Will Default on a Mortgage Loan
Underlying Your Offered Certificates" and "Legal Aspects of Mortgage
Loans--Subordinate Financing" in the accompanying prospectus.

     Zoning and Building Code Compliance. In connection with the origination of each mortgage loan that we intend to include in the trust, the related originator generally examined whether the use and occupancy of the mortgaged real property were in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may have been in the form of legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

     Where the property as currently operated is a permitted nonconforming use and/or structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, the related originator--

                                     S-166

     o  determined that any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

     o  determined that casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by the originator to be sufficient to pay off the related mortgage loan in full;

     o  determined that the mortgaged real property, if permitted to be repaired or restored in conformity with current law, would in the originator's judgment constitute adequate security for the related mortgage loan;
        and/or

     o  required law and ordinance insurance.

     See "Risk Factors--Risks Related to the Underlying Mortgage Loans--The
Underlying Mortgage Loans Have a Variety of Characteristics Which May Expose
Investors to Greater Risk of Default and Loss--Some of the Mortgaged Real
Properties Are Legal Nonconforming Uses or Legal Nonconforming Structures" in
this prospectus supplement. See also "Risk Factors--Risks Related to the
Underlying Mortgage Loans--The Underlying Mortgage Loans Have a Variety of
Characteristics Which May Expose Investors to Greater Risk of Default and
Loss--Some of the Mortgaged Real Properties May Not Comply With All Applicable
Zoning Laws and/or Local Building Codes or with the Americans With Disabilities
Act of 1990" in this prospectus supplement, and "Risk Factors--Changes in
Zoning Laws May Adversely Affect the Use or Value of a Real Property" in the
accompanying prospectus.

     Outstanding building and/or fire code violations, in addition to other zoning violations, may exist with respect to some of the mortgaged real properties that secure the underlying mortgage loans. In some, but not all, of those circumstances, the borrower under the related mortgage loan has agreed to cure such violations within a set period of time from the date of the closing of such mortgage loan; however, there can be no assurance that the borrowers will comply with their obligations to cure any such violations with respect to the related mortgaged real properties.

     In addition, certificates of occupancy or other evidence of compliance with zoning and building codes may not be available for all or for certain portions of some of the mortgaged real properties which secure mortgage loans included in the trust.

     For example, with respect to the mortgaged real property identified on
Annex A-1 to this prospectus supplement as Chesterfield Commons East, which secures a mortgage loan representing 0.8% of the initial mortgage pool balance, the certificates of occupancy for the two tenants were not available at closing.

     In addition, the mortgaged real property identified on Annex A-1 to this prospectus supplement as Stock Building Supply, which secures a mortgage loan representing 0.2% of the Initial Mortgage Pool Balance has been under construction which will require new certificates of occupancy to replace the temporary certificates of occupancy. The related mortgaged real property is benefited by an easement which allows access to a water pipe, which easement is subject to termination upon a default thereunder. The easement also incorrectly describes the related mortgaged real property. The related borrower is obligated (and the mortgage loan is subject to a related holdback of $100,000)
to record an amendment to such easement to address the foregoing issues.

     Further, some of the mortgaged real properties securing mortgage loans that we intend to include in the trust may comply currently with applicable zoning or land-use ordinances by virtue of certain contractual arrangements or agreements. However, if those contractual arrangements or agreements are breached or otherwise terminated, then the related mortgaged real property or properties may no longer be in compliance.

     In a similar situation is the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Acworth Commons, securing 0.2% of the Initial Mortgage Pool Balance, which does not currently constitute a separate tax lot. The related borrower is expected, on January 1, 2006, to become a separate tax lot and currently taxes for the entire property up to January 1, 2006 are held in escrow. Should the related mortgaged property fail to become a separate tax lot such property will be at risk of a tax lien (which lien would be prior in right to the lien of the related mortgage) in the event that the non-trust property owner fails to contribute its portion of property taxes.

                                     S-167

     Lockboxes. One hundred twenty-seven (127) mortgage loans that we intend to include in the trust fund, representing approximately 95.8% of the Initial
Mortgage Pool Balance, generally provide that rents and certain other income derived from the related mortgaged real properties will be paid, currently or upon the occurrence of a triggering event, into one of the following types of lockboxes:

                                      NUMBER OF     % OF INITIAL
                                       MORTGAGE       MORTGAGE
          TYPE OF LOCKBOX               LOANS       POOL BALANCE
----------------------------------   -----------   -------------

  Hard ...........................       24             47.7%
  Springing Soft .................       83             26.7%
  Springing Hard .................       18             13.6%
  Hard/Hotel .....................        1              7.4%
  Soft ...........................        1              0.4%

     o  HARD LOCKBOX. Tenants are directed to pay rents directly to a lockbox account controlled by the lender (or, with respect to multifamily rental properties and mobile home park properties, income is collected and deposited in the lockbox account by an unaffiliated property manager).
        In most of the cases described in the preceding sentence: (a) until the occurrence of a triggering event, funds deposited into the lockbox account are disbursed to or at the direction of the borrower on a daily or other periodic basis or the related borrower has withdrawal rights, and the borrower is obligated to pay, among other things, debt service payments, taxes and insurance, reserves and other amounts due under the related mortgage loan; and (b) following the occurrence of a triggering event and requisite notice to the depository, funds on deposit in the lockbox account are required to be disbursed by the lender in accordance with the related loan documents to satisfy the borrower's obligation to pay certain of the items described in clause (a) above, with the remainder disbursed to the borrower. In a few of the cases described in the second preceding sentence, funds on deposit in the lockbox account are required (without the requirement of a triggering event) to be disbursed by the lender in accordance with the related loan documents to satisfy the borrower's obligation to pay, among other things, current debt service payments, taxes and insurance, reserve account deposits and operating expenses, with the remainder disbursed to the borrower.

     o  HARD/HOTEL LOCKBOX. With respect to hospitality properties only, cash or
        "over-the-counter" receipts are deposited into the lockbox account by a property manager (which may be affiliated with the borrower), while credit card receivables are deposited directly into a lockbox account)
        controlled by the lender. In most of the cases described in the preceding sentence: (a) until the occurrence of a triggering event, funds deposited into the lockbox account are disbursed to or at the direction of the borrower on a daily or other periodic basis or the related borrower has withdrawal rights, and the borrower is obligated to pay, among other things, debt service payments, taxes and insurance, reserves and other amounts due under the related mortgage loan; and (b)
        following the occurrence of a triggering event and requisite notice to the depository, funds on deposit in the lockbox account are required to be disbursed by the lender in accordance with the related loan documents to satisfy the borrower's obligation to pay the items described in clause (a) above, with the remainder disbursed to the borrower. In very few of the cases described in the second preceding sentence, funds on deposit in the lockbox account are required to be disbursed by the lender in accordance with the related loan documents to satisfy the borrower's obligation to pay, among other things, current debt service payments, taxes and insurance, reserve account deposits and operating expenses, with the remainder disbursed to the borrower. In the case of the Courtyard by Marriott Portfolio Mortgage Loan, representing 7.4% of the Initial Mortgage Pool Balance, depending on the identity and rating of the property manager or a specified affiliate thereof, periodic disbursements may be made from the lockbox account to that property manager, who will have certain obligations regarding the application of the disbursements, even while an event of default exists under the subject underlying mortgage loan. See "--Significant Underlying Mortgage
        Loans--The Courtyard by Marriott Portfolio Mortgage Loan--Lockbox"
        above.

     o  SPRINGING HARD LOCKBOX. Either--

        1. income is collected by the borrower or the property manager (which may be an affiliate of the borrower) and paid into a lockbox account or tenants are directed to pay rents directly to a lockbox account that is, in each case, controlled by the borrower, or by both the borrower and the lender and, following the occurrence of a triggering event, that existing lockbox account or another lockbox account is established as a Hard Lockbox with lender cash management; or

                                     S-168

        2. a lockbox account is not in place on the closing date and the related mortgage loan documents provide for the establishment, following the occurrence of certain triggering events, of a Hard Lockbox with lender cash management.

     o  SOFT LOCKBOX. Income is collected by the borrower or an affiliated property manager and paid into a lockbox account that otherwise satisfies the description for a Hard Lockbox.

     o  SPRINGING SOFT LOCKBOX. A lockbox account is not in place on the closing date and the related mortgage loan documents provide for the establishment, following the occurrence of certain triggering events, of a Soft Lockbox as described in the preceding bullet.

     For the purposes of the foregoing lockbox definitions, examples of triggering events may include one or more of the following:

        1. a failure to pay the related mortgage loan in full on or before any related anticipated repayment date;

        2. a decline, by more than a specified amount, in the net operating income of the related mortgaged real property;

        3. a failure to meet a specified debt service coverage ratio; and/or

        4. an event of default under the mortgage loan.

     Property, Liability and Other Insurance. Although exceptions exist, such as in cases where tenants maintain insurance or are permitted to self-insure, the loan documents for each of the mortgage loans that we intend to include in the trust generally require the related borrower to maintain or cause to be maintained with respect to the corresponding mortgaged real property the following insurance coverage:

     o  property insurance in an amount that generally is, subject to a customary deductible, at least equal to the lesser of--

        1. the outstanding principal balance of the subject underlying mortgage loan (together with, in the case of an underlying mortgage loan that is part of a Loan Combination, the Non-Trust Loan(s) that are part of that Loan Combination), and

        2. the full insurable value or the full insurable replacement cost of the improvements located on the insured property;

     o  if any portion of the improvements at the property was in an area identified in the federal register by the Federal Emergency Management
        Agency as having special flood hazards, flood insurance meeting the requirements of the Federal Insurance Administration guidelines, if available, in an amount that is equal to the least of--

        1. the outstanding principal balance of the subject underlying mortgage loan (together with, in the case of an underlying mortgage loan that is part of a Loan Combination, the Non-Trust Loan(s) that are part of that Loan Combination),

        2. the full insurable value of the improvements on the insured property that are located in the area identified as having specific flood hazards,

        3. the maximum amount of insurance available under the National Flood
           Insurance Act of 1968, and

        4. the full insurable replacement cost of the improvements located on the mortgaged real property;

     o  comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the insured property, in such an amount as is generally required by reasonably prudent commercial lenders with respect to properties similar to the mortgaged real properties in similar locales; and

     o  business interruption or rent loss insurance in an amount not less than the projected rental income or revenue from the insured property for at least 12 months.

     With respect to substantially all of the mortgage loans that we intend to include in the trust, the related loan documents generally provide for at least one of the following: (a) the related borrower is required to maintain full or partial insurance coverage for property damage to the related mortgaged real property against certain acts of terrorism (except that the requirement to obtain such insurance coverage may be subject to, in certain instances, the commercial availability of that coverage, certain limitations with respect to the cost thereof and/or whether such hazards are at the time commonly insured against for property similar to such mortgaged real properties and located in or around the region in which such mortgaged

                                     S-169

real property is located); (b) the related borrower is required to provide such additional insurance coverage as the lender may reasonably require to protect its interests or to cover such hazards as are commonly insured against for similarly situated properties (except that the related borrower may object to the reasonableness of having to maintain insurance against acts of terrorism);
(c) a credit-rated tenant is obligated to restore the related mortgaged real property in the event of a casualty; or (d) a principal of the related borrower is responsible for losses resulting from terrorist acts which are not otherwise covered by insurance. Such policies generally do not provide coverage for biological, chemical or nuclear events or domestic terrorism.

     The mortgaged real properties for the mortgage loans that we intend to include in the trust, including certain of those properties located in
California, are generally not insured against earthquake risks. However, if a mortgaged real property was located in California or in seismic zones 3 or 4 and seismic reports obtained in connection with the origination of the mortgage loan concluded that the mortgaged real property was likely to experience a probable maximum or bounded loss in excess of 20% of the estimated replacement cost of the improvements as a result of an earthquake, the borrower or a tenant occupying the entire mortgaged real property was required to obtain earthquake insurance. It should be noted, however, that because the seismic assessments may not necessarily have used the same assumptions in assessing probable maximum loss, it is possible that some of the mortgaged real properties that were considered unlikely to experience a probable maximum loss in excess of 20%
of estimated replacement cost might have been the subject of a higher estimate had different assumptions been used.

     Forty-seven (47) of the mortgaged real properties, securing 14.0% of the
Initial Mortgage Pool Balance, are located in Florida, Texas or Louisiana, states that have historically been at greater risk than other states regarding other acts of nature, such as hurricanes and tornadoes. The related mortgage loan documents with respect to most of those mortgaged real properties, together with the related mortgage loan documents with respect to a significant number of mortgaged real properties located in various other states, require the related borrower to maintain windstorm insurance.

     Various forms of insurance maintained with respect to any of the mortgaged real properties for the underlying mortgage loans, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in the trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in the trust. See "Risk Factors--Lack of Insurance Coverage Exposes a Trust to Risk
for Particular Special Hazard Losses" in the accompanying prospectus.

     The applicable originator and its successors and assigns are the beneficiaries under separate title insurance policies with respect to each mortgage loan that we intend to include in the trust. Each title insurer may enter into such co-insurance and reinsurance arrangements with respect to the title insurance policy as are customary in the title insurance industry.
Subject to standard exceptions and/or exclusions, including those regarding claims made in the context of insolvency proceedings, each title insurance policy will provide coverage to the trustee for the benefit of the series
2005-C7 certificateholders for claims made against the trustee regarding the priority and validity of the borrowers' title to the subject mortgaged real property.

ASSESSMENTS OF PROPERTY CONDITION

     Property Inspections. Each of the mortgaged real properties securing a mortgage loan that we intend to include in the trust was inspected in connection with the origination or acquisition of that mortgage loan to assess its general condition.

     Appraisals. Each of the mortgaged real properties securing a mortgage loan that we intend to include in the trust was appraised by a state certified appraiser or an appraiser belonging to the Appraisal Institute. Those appraisals were conducted in accordance with the Appraisal Foundation's Uniform
Standards of Professional Appraisal Practices. Each of those appraisals was conducted within approximately 12 months of the origination of the related mortgage loan that we intend to include in the trust and generally have not been updated. Each of the resulting appraisal reports or a separate letter contains a statement by the appraiser stating that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. We have not independently verified the accuracy of that statement with respect to any of those properties. The primary purpose of each of those appraisals was to provide an opinion of the fair market value of the related mortgaged real property. There can be no assurance that another appraiser would have arrived at the same opinion of value. The dates of the subject appraisals, or appraisal updates, and the resulting appraised values are shown on Annex A-1 to this prospectus supplement.

     Environmental Assessments. A third-party consultant conducted a Phase I environmental site assessment, updated a previously conducted Phase I environmental site assessment or, in the case of 19 mortgaged real properties, securing 1.8% of

                                     S-170

the Initial Mortgage Pool Balance, conducted a transaction screen, with respect to each of the mortgaged real properties securing the underlying mortgage loans. Except as provided in its following sentence, all of the environmental assessments, updates and transaction screens referred to in the first sentence of this paragraph were completed during the 12-month period ending on the cut-off date. With respect to the Courtyard by Marriott Mortgaged Properties, a third-party consultant conducted a Phase I environmental site assessment within approximately 13 months of the cut-off date. The Courtyard by Marriott Mortgage
Loan represents 7.4% of the Initial Mortgage Pool Balance.

     The environmental assessment conducted at any particular mortgaged real property did not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water was conducted in most instances only at multifamily rental properties and only when the originator of the related mortgage loan or the environmental consultant involved believed that such an analysis was warranted under the circumstances.

     The above-described environmental assessments may have identified various adverse or potentially adverse environmental conditions at the respective mortgaged real properties. If the particular condition is significant, then this could result in a claim for damages by any party injured by the condition.

     In many cases, the environmental assessments described above identified the presence of asbestos-containing materials, lead-based paint, mold and/or radon. Where a material amount of asbestos-containing materials or lead-based paint was present above actionable levels, the environmental consultant generally recommended, and the related loan documents generally required--

     o  the continuation or the establishment of an operation and maintenance plan to address the issue, or

     o  the implementation of a remediation or mitigation program to address the issue;

provided that, in lieu of the actions contemplated by the preceding two bullets, an indemnity or a guaranty from an individual or an entity for, or an environmental insurance policy against, losses, costs and damages resulting from the required remediation or abatement of asbestos-containing materials and/or lead-based paint, may have been required to be delivered.

     In certain cases where the environmental consultant recommended that action be taken in respect of a materially adverse or potentially material adverse environmental condition at the related mortgaged real property, then:

     o  an environmental consultant investigated those conditions and recommended no further investigations or remediation; or

     o  a responsible third party was identified as being responsible for the remediation; or

     o  the related originator of the subject underlying mortgage loan generally required the related borrower to:

        (a) to take investigative and/or remedial action; or

        (b) to carry out an operation and maintenance plan or other specific remedial measures post-closing and/or to establish an escrow reserve in an amount generally equal to 125% of the estimated cost of obtaining that plan and/or the remediation; or

        (c) to monitor the environmental condition and/or to carry out additional testing, in the manner and within the time frame specified in the related loan documents; or

        (d) to obtain or seek a letter from the applicable regulatory authority stating that no further action was required; or

        (e) to obtain environmental insurance (in the form of a secured creditor impaired property policy or other form of environmental insurance) or provide an indemnity from an individual or an entity.

     Some borrowers under the subject underlying mortgage loans may not have satisfied or may not satisfy all post-closing obligations required by the related loan documents with respect to environmental matters. There can be no assurance that recommended operations and maintenance plans have been implemented or will continue to be complied with.

     In some cases, the environmental consultant did not recommend that any action be taken by the related borrower with respect to a potential adverse environmental condition at a mortgaged real property because a responsible party with respect to that condition had already been identified. There can be no assurance, however, that such a responsible party will be willing or financially able to address the subject condition.

     In certain cases, the environmental assessments described above identified potential and, in some cases, serious environmental problems, at properties adjacent or otherwise near to the related mortgaged real properties. Such assessment generally indicated, however, that:

                                     S-171

     o  the mortgaged real property had not been affected or had been minimally affected,

     o  the potential for the problem to affect the mortgaged real property was limited, or

     o  a person responsible for remediation had been identified.

     Where such problems posed a material adverse impact to a related mortgaged real property, the related borrower was generally required to monitor or further mitigate the environmental condition and/or to carry out additional testing, a responsible third party was identified, an indemnity was obtained, environmental insurance was obtained and/or some confirmation was sought that a responsible party was undertaking appropriate measures at the problem site.

     We discuss a variety of environmental issues associated with specific mortgaged real properties securing the underlying mortgage loans under "Risk
Factors -- Risks Related to the Underlying Mortgage Loans -- Lending on Income
- Producing Real Properties Entails Environmental Risks" in this prospectus supplement.

     The information provided by us in this prospectus supplement regarding environmental conditions at the respective mortgaged real properties is based on the results of the environmental assessments referred to in this
"--Assessments of Property Condition--Environmental Assessments" subsection and has not been independently verified by us, the underwriters or any of our or their respective affiliates.

     There can be no assurance that the environmental assessments referred to above identified all environmental conditions and risks at, or that any environmental conditions will not have a material adverse effect on the value of or cash flow from, one or more of the mortgaged real properties securing the underlying mortgage loans.

     Environmental Insurance. As discussed above, certain mortgaged real properties securing the underlying mortgage loans may, in each case, be covered by a secured creditor impaired property policy. Each of these policies provides coverage for the following losses, subject to the applicable deductible, policy terms and exclusions, individual and policy aggregate limits, and further subject to the conditions and limitations set forth below:

     1. With respect to secured creditor impaired property policies which provide full loan balance coverage, if during the term of the policy there is an event of default under the subject mortgage loan and a pollution condition that was discovered prior to or during the default, or that was disclosed to the insurer prior to the effective date of the policy, and the holder of the note has not foreclosed on the collateral, the insurer will (if the pollution condition exists at the time of default) indemnify the trust for the outstanding balance on the date of default, including interest from the date of default until the date that the outstanding balance is paid, interest on any advances of scheduled payments made by the trust after the date of default as well as advances and interest on advances for property protection for up to 10% of the outstanding balance on the date of default. Under the policy, a
        "pollution condition" is the presence of hazardous substances on, under or emanating from the property in concentrations or amounts exceeding the maximum levels allowed by applicable environmental laws or a government order or directive. With respect to certain other secured creditor impaired property policies, policy terms may limit the coverage under such policies to the lesser of actual losses resulting from such pollution condition or the amount of the related mortgage loan.

     2. If the trust becomes legally obligated to pay for claims for bodily injury, property damage or clean-up costs resulting from pollution conditions on, under or emanating from the property that are made against the insured and reported to the insurer during the policy period, the insurer will defend against and pay such claims.

     3. If the trust incurs clean-up costs after enforcing the related mortgage, the insurer will pay for clean-up costs sustained as a result of pollution conditions on, under or emanating from the property provided that the trust reports the pollution conditions to the appropriate governmental agency in accordance with applicable environmental laws in effect at the time of the discovery of the pollution conditions.

     The secured creditor impaired property policies described above require that the insured or the party having direct responsibility for administering or servicing the trust provide the insurer with written notice of a claim as soon as possible but no later than 45 days after first learning of the default and pollution condition or loss. In addition to other excluded matters, the policy does not cover claims arising out of the presence of lead-based paint or asbestos, penalties arising out of violations of law or clean-up costs that are voluntarily incurred. The environmental insurance may be provided under a blanket insurance policy covering other real properties, some of which may not secure loans in the trust. See "--Property, Liability and Other Insurance"
above.

     The premium for the secured creditor impaired property policies described above has been paid in full as of the Issue Date.

                                     S-172

     Engineering Assessments. In connection with the origination process, various engineering firms inspected the respective mortgaged real properties securing the mortgage loans that we intend to include in the trust, to assess the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. The resulting reports indicated deferred maintenance items and/or recommended capital improvements with respect to some of those mortgaged real properties. In cases where the cost of repair was deemed material, the related borrowers were generally required to deposit with the lender an amount generally equal to 125% of the engineering firm's estimated cost of the recommended repairs, corrections or replacements to assure their completion.

ASSIGNMENT OF THE UNDERLYING MORTGAGE LOANS

     On or before the Issue Date, we will acquire--

     o  eighty-nine (89) mortgage loans, with an aggregate cut-off date principal balance of $1,606,856,958, from the Lehman Mortgage Loan
        Seller, and

     o  fifty-four (54) mortgage loans, with an aggregate cut-off date principal balance of $799,026,117, from the UBS Mortgage Loan Seller.

     We will transfer all of the underlying mortgage loans to the trust.

     In each case, the transferor will assign the subject mortgage loans, without recourse, to the transferee. In connection with the foregoing transfers, the UBS Mortgage Loan Seller will be required to deliver to the trustee, with respect to each UBS Mortgage Loan, and we will be required to deliver to the trustee, with respect to each Lehman Mortgage Loan, the following documents, among others:

     o either--

        1. the original promissory note(s) evidencing that mortgage loan, or

        2. if any original promissory note has been lost, a copy of that note, together with a lost note affidavit and indemnity;

     o  the original or a copy of the mortgage instrument, together with originals or copies of any intervening assignments of the mortgage instrument;

     o  the original or a copy of any separate assignment of leases and rents, together with originals or copies of any intervening assignments of that assignment of leases and rents;

     o  either--

        1. an executed assignment of the mortgage instrument in favor of the trustee, in recordable form except for missing recording information relating to a mortgage instrument that has not been returned from the applicable recording office, or

        2. a certified copy of that assignment as sent for recording;

     o  either--

        1. an executed assignment of any separate assignment of leases and rents in favor of the trustee, in recordable form except for missing recording information relating to an assignment of leases and rents that has not been returned from the applicable recording office, or

        2. a certified copy of that assignment as sent for recording; and

     o an original or copy of the related policy or certificate of lender's title insurance policy, or if a title insurance policy has not yet been issued, a "marked-up" commitment for title insurance or a pro forma policy;

provided that, in the case of each of the Outside Serviced Trust Mortgage
Loans, the Lehman Mortgage Loan Seller will only be obligated to deliver the original promissory note evidencing that mortgage loan, a copy of the related
Co-Lender Agreement and a copy of the agreement governing the servicing of that mortgage loan.

     The trustee, either directly or through a custodian, is required to hold all of the documents delivered to it with respect to the underlying mortgage loans, in trust for the benefit of the series 2005-C7 certificateholders and, in the case of a Loan Combination, also for the benefit of the related
Non-Trust Loan Noteholders. Within a specified period of time following that

                                     S-173

delivery, the trustee, directly or through a custodian, will be further required to conduct a review of those documents. The scope of the trustee's review of those documents will, in general, be limited solely to confirming that they have been received. None of the trustee, the master servicer, the special servicer or any custodian is under any duty or obligation to inspect, review or examine any of the documents relating to the underlying mortgage loans to determine whether the document is valid, effective, enforceable, in recordable form or otherwise appropriate for the represented purpose.

     The above loan documents, among others, with respect to the 200 Park
Avenue Mortgage Loan and the Courtyard by Marriott Mortgage Portfolio Loan
(with the exception of the original mortgage notes evidencing the 200 Park
Avenue Mortgage Loan and the Courtyard by Marriott Portfolio Mortgage Loan)
have been delivered to the trustee under the series 2005-C3 pooling and servicing agreement, which governs the securitization of a pool of commercial and multifamily mortgage loans that includes the 200 Park Avenue Note A1
Non-Trust Loan and the Courtyard by Marriott Portfolio Note A1 Non-Trust Loan.
The above loan documents, among others, with respect to the 1166 Avenue of the
Americas Mortgage Loan (with the exception of the original mortgage note evidencing the 1166 Avenue of the Americas Mortgage Loan) have been delivered to the trustee under the series 2005-C6 trust and servicing agreement, which governs the securitization of the 1166 Avenue of the Americas Non-Trust Loans.

     If, as provided in the series 2005-C7 pooling and servicing agreement--

     o  any of the above-described documents required to be delivered by us or the UBS Mortgage Loan Seller to the trustee is not delivered,

     o  we or the UBS Mortgage Loan Seller, as applicable, are notified of the missing document, and

     o  either (a) we, in the case of a Lehman Mortgage Loan, and the UBS
        Mortgage Loan Seller, in the case of a UBS Mortgage Loan, agree that, or
        (b) an arbitration panel makes a binding determination that, in the case of (a) or (b), such omission materially and adversely affects the value of the subject underlying mortgage loan, such material and adverse effect to be determined (i) with respect to any notice of a document omission that is delivered within the 24-month period following the
        Issue Date, as of the pricing date for the series 2005-C7 certificates, and (ii) with respect to any notice of a document omission that is delivered subsequent to the 24-month period following the Issue Date, as of the date of such notice,

then the omission will constitute a "Material Document Omission" as to which the trust will have the rights against us or the UBS Mortgage Loan Seller, as applicable, that are described under "--Cures and Repurchases" below.

     Within a specified period following the later of--

     o  the Issue Date, and

     o  the date on which all recording information necessary to complete the subject document is received by the trustee,

one or more independent third party contractors, retained at the expense of us, in the case of the Lehman Mortgage Loans, and the UBS Mortgage Loan Seller, in
the case of the UBS Mortgage Loans, must submit for recording in the real property records of the applicable jurisdiction each of the assignments of recorded loan documents in favor of the trustee described above. Because most of the mortgage loans that we intend to include in the trust are newly originated, many of those assignments cannot be completed and recorded until the related mortgage and/or assignment of leases and rents, reflecting the necessary recording information, is returned from the applicable recording office.

     In addition to the foregoing, the UBS Mortgage Loan Seller will be required to deliver to the master servicer with respect to each UBS Mortgage
Loan, and we will be required to deliver to the master servicer with respect to each Lehman Mortgage Loan (other than the Outside Serviced Trust Mortgage
Loans), only the documents required to be included in the related Servicing
File for the subject underlying mortgage loan and only to the extent such documents: (a) were delivered in connection with the origination of such underlying mortgage loan, (b) are reasonably necessary for the ongoing administration or servicing of such underlying mortgage loan by the master servicer or the special servicer in connection with its duties under the series
2005-C7 pooling and servicing agreement, and (c) are in our possession or under our control or in the possession or under the control of the UBS Mortgage Loan
Seller, as applicable; provided that neither we nor the UBS Mortgage Loan
Seller will be required to deliver any draft documents, privileged or other communications or correspondence, credit underwriting or due diligence analyses or information, credit committee briefs or memoranda or other internal approval documents or data or internal worksheets, memoranda, communications or evaluations. With respect to each underlying mortgage loan, within a specified period of time following the Issue Date, the master servicer will be required to certify solely as to its receipt, but not the sufficiency or accuracy, of the documents constituting the Servicing File that are then

                                     S-174

in its possession. In addition, if any document required to be included in the related Servicing File and delivered to the master servicer with respect to a subject underlying mortgage loan, is not so delivered, and if a written request therefor is not made to us, in the case of a Lehman Mortgage Loan, or the UBS
Mortgage Loan Seller, in the case of a UBS Mortgage Loan, within approximately
18 months of the date of the certification referred to in the preceding sentence, then neither we nor the UBS Mortgage Loan Seller, as applicable, will have any further obligation to deliver such document with respect to the subject mortgage loan. The master servicer will not be under any duty or obligation to inspect, review or examine any of the documents constituting the
Servicing File to determine whether they are valid, effective, enforceable or otherwise appropriate for the represented purpose and will not be obligated to pursue any remedies against us or the UBS Mortgage Loan Seller, as the case may be, in the event those documents are not delivered.

REPRESENTATIONS AND WARRANTIES

     As of the Issue Date, and subject to certain exceptions, we will make with respect to each Lehman Mortgage Loan that we include in the trust, and the UBS
Mortgage Loan Seller will make with respect to each UBS Mortgage Loan that we include in the trust, representations and warranties generally to the effect described below, together with any other representations and warranties as may be required by the applicable rating agencies:

     o  The information pertaining to the mortgage loan set forth in the loan schedule attached to the series 2005-C7 pooling and servicing agreement, regarding, among other things, its cut-off date principal balance, its mortgage interest rate and the amount of the next monthly payment, will be true and correct in all material respects as of the cut-off date.

     o  The representing party is the owner of the mortgage loan, has good title to it, has full right, power and authority to sell, assign and transfer the mortgage loan and is transferring the mortgage loan free and clear of any and all liens, pledges, charges and security interests of any nature encumbering the mortgage loan, other than servicing rights.

     o  To the actual knowledge of the representing party, as of the date of its origination, the mortgage loan complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of the mortgage loan, including applicable usury laws.

     o  The proceeds of the mortgage loan have been fully disbursed (except in those cases where the full amount of the mortgage loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related mortgaged real property), and there is no requirement for future advances thereunder.

     o  The promissory note, each mortgage instrument and each assignment of leases and rents, if separate from the related mortgage instrument, with respect to the mortgage loan is the legal, valid and binding obligation of the maker thereof, subject to any nonrecourse provisions in the particular document and any state anti-deficiency legislation, and is enforceable in accordance with its terms, except that (1) such enforcement may be limited by (a) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and/or other similar laws affecting the enforcement of creditors' rights generally and (b) by general principles of equity, regardless of whether that enforcement is considered in a proceeding in equity or at law, and (2) certain provisions in the subject agreement or instrument may be further limited or rendered unenforceable by applicable law, but subject to the limitations set forth in clause (1) of this bullet, those limitations will not render the subject agreement or instrument invalid as a whole or substantially interfere with the mortgagee's realization of the principal benefits and/or security provided by the subject agreement or instrument.

     o  Each related mortgage instrument is a valid and, subject to the exceptions and limitations in the preceding bullet, enforceable first lien on the related mortgaged real property, which mortgaged real property is free and clear of all encumbrances and liens having priority over or on a parity with the first lien of the mortgage instrument, except for Permitted Encumbrances, and except that the mortgage instrument relating to each underlying mortgage loan that is part of a
        Loan Combination also secures one or more related Non-Trust Loans that will not be included in the trust. The Permitted Encumbrances do not, individually or in the aggregate, materially and adversely interfere with the benefits of the security intended to be provided by the related mortgage instrument, the current principal use of the related mortgaged real property or the current ability of the related mortgaged real property to generate sufficient cashflow to enable the related borrower to timely pay in full the principal and interest on the subject mortgage loan (other than a balloon payment, which would require a refinancing).

                                     S-175

     o  To the actual knowledge of the representing party, subject to the exceptions and limitations on enforceability in the second preceding bullet, there is no valid offset, defense, counterclaim or right of rescission with respect to the promissory note or any related mortgage instrument or other agreement executed by the related borrower in connection with the mortgage loan.

     o  The assignment of each related mortgage instrument in favor of the trustee (or, in the case of each of the Outside Serviced Trust Mortgage
        Loans, the trustee under the governing pooling and servicing agreement)
        constitutes the legal, valid, binding and, subject to the limitations and exceptions in the third preceding bullet, enforceable assignment of that mortgage instrument to the trustee.

     o  To the actual knowledge of the representing party, all taxes and governmental assessments which, in all such cases, were directly related to the subject mortgaged real property and could constitute liens on the subject mortgaged real property prior to the lien of the related mortgage, and that prior to the cut-off date became due and payable in respect of, and materially affect, any related mortgaged real property, have been paid or are not yet delinquent, or an escrow of funds in an amount sufficient to cover those payments has been established.

     o  To the actual knowledge of the representing party, there is no proceeding pending for total or partial condemnation of any related mortgaged real property that materially affects its value, and such related mortgaged real property was free of material damage.

     o  To the actual knowledge of the representing party, as of the date of origination of the mortgage loan, except where a tenant is permitted under a lease to insure or self-insure, all insurance required under the mortgage loan was in full force and effect with respect to each related mortgaged real property; provided that the insurance for acts of terrorism and the amount thereof may be limited by the commercial availability of such coverage, whether the mortgagee may reasonably require such insurance, cost limitations and/or whether such hazards are commonly insured against for similar properties.

     o  As of the Issue Date, the mortgage loan is not 30 days or more past due in respect of any scheduled payment of principal and/or interest.

     o  To the actual knowledge of the representing party, as of the date of origination of the mortgage loan, the related borrower is not a debtor in any bankruptcy, reorganization, insolvency or comparable proceeding.

     If, as provided in the series 2005-C7 pooling and servicing agreement--

     o  there exists a breach of any of the above-described representations and warranties made by us or the UBS Mortgage Loan Seller,

     o  we or the UBS Mortgage Loan Seller, as applicable, are notified of the breach, and

     o  either (a) we, in the case of a Lehman Mortgage Loan, and the UBS
        Mortgage Loan Seller, in the case of a UBS Mortgage Loan, agree that, or
        (b) an arbitration panel makes a binding determination that, in the case of (a) or (b), such breach materially and adversely affects the value of the subject underlying mortgage loan, such material and adverse effect to be determined (i) with respect to any notice of a breach that is delivered within the 24-month period following the Issue Date, as of the pricing date for the series 2005-C7 certificates, and (ii) with respect to any notice of a breach that is delivered subsequent to the 24-month period following the Issue Date, as of the date of such notice,

then that breach will be a "Material Breach" as to which the trust will have the rights against us or the UBS Mortgage Loan Seller, as applicable, that are described under "--Cures and Repurchases" below.

                                     S-176

CURES AND REPURCHASES

     If there exists a Material Breach of any of the representations and warranties made by us with respect to any of the Lehman Mortgage Loans or by the UBS Mortgage Loan Seller with respect to any of the UBS Mortgage Loans, as discussed under "--Representations and Warranties" above, or if there exists a
Material Document Omission with respect to any Lehman Mortgage Loan or UBS
Mortgage Loan, as discussed under "--Assignment of the Underlying Mortgage
Loans" above, then we, in the case of a Lehman Mortgage Loan, and the UBS
Mortgage Loan Seller, in the case of a UBS Mortgage Loan, will be required either:

     o  to cure that Material Breach or Material Document Omission, as the case may be, in all material respects,

     o  at our option (in the case of a Lehman Mortgage Loan) or at the option of the UBS Mortgage Loan Seller (in the case of a UBS Mortgage Loan), in the event such party determines that such Material Breach or Material
        Document Omission cannot be cured, to pay an amount (which would be held in a reserve fund and applied to any losses on and expenses related to the subject underlying mortgage loan) equal to the loss of value directly attributed to such Material Breach or Material Document
        Omission, provided that there can be no assurance that any such loss of value payment will, in fact, cover the amount of actual losses and expenses incurred by the trust in connection with the subject underlying mortgage loan, including unpaid special servicing compensation and other related costs and expenses, and provided, further, that the foregoing option will not be available if 95% or more of the loss of value of the subject underlying mortgage loan was caused by the subject Material
        Breach or Material Document Omission, as applicable, and the subject
        Material Breach or Material Document Omission is not capable of being cured, or

     o  to repurchase the affected mortgage loan at a price generally equal to the sum of--

        1. the unpaid principal balance of that mortgage loan at the time of purchase, plus

        2. all unpaid interest, other than Default Interest, due with respect to that mortgage loan pursuant to the related loan documents through the due date in the collection period of purchase, plus

        3. all unreimbursed servicing advances made under the series 2005-C7 pooling and servicing agreement with respect to that mortgage loan, plus

        4. all unpaid interest accrued on advances made under the series 2005-C7 pooling and servicing agreement with respect to that mortgage loan, plus

        5. subject to certain limitations, to the extent not otherwise covered by clause 4. of this bullet, all unpaid special servicing fees and other Additional Trust Fund Expenses related to that mortgage loan
           (including any liquidation fee, if payable under the series 2005-C7 pooling and servicing agreement).

     The time period within which we or the UBS Mortgage Loan Seller must complete that cure or repurchase will generally be limited to either (a) 90 days following the date on which we, in the case of a Lehman Mortgage Loan, and the UBS Mortgage Loan Seller, in the case of a UBS Mortgage Loan, agree that, or (b) 60 days after an arbitration panel makes a binding determination that, in the case of (a) or (b), as applicable, a Material Breach or a Material
Document Omission, as the case may be, exists. However, if the responsible party is diligently attempting to correct the problem, then, with limited exception, it will be entitled to as much as an additional 90 days (in the case of clause (a) above in this paragraph) or 45 days (in the case of clause (b)
above in this paragraph), or more in the case of a Material Document Omission resulting from the failure of the responsible party to have received the recorded documents, to complete that cure or repurchase.

     If a Material Breach or a Material Document Omission exists with respect to any underlying mortgage loan that is cross-collateralized with one or more other mortgage loans in the trust, if the cross-collateralization can be terminated without any adverse tax consequence for the trust, and if the series
2005-C7 controlling class representative so consents, then we or the UBS
Mortgage Loan Seller, as applicable, will be permitted, subject to specified conditions, to repurchase only the affected mortgage loan. Otherwise, the entire cross-collateralized group will be treated as a single mortgage loan for purposes of--

     o  determining whether the subject breach or document omission materially and adversely affects the value of that cross-collateralized group, and

     o  the application of remedies.

     The cure/payment/repurchase obligations of us and the UBS Mortgage Loan
Seller described above will constitute the sole remedies available to the series 2005-C7 certificateholders in connection with a Material Breach or a
Material Document Omission with respect to any mortgage loan in the trust.

                                     S-177

     In connection with the enforcement of any cure/payment/repurchase obligations of us or the UBS Mortgage Loan Seller, as applicable, relating to a
Material Breach or a Material Document Omission with respect to any mortgage loan in the trust, the parties to the series 2005-C7 pooling and servicing agreement and/or the applicable mortgage loan purchase agreement have agreed that any claims with respect thereto are to be resolved through non-binding mediation and, if an agreement with respect to the subject Material Breach or a
Material Document Omission is not reached through non-binding mediation after a period of approximately 90 days following the commencement thereof, then through a binding arbitration proceeding conducted in accordance with the terms of the pooling and servicing agreement, the applicable mortgage loan purchase agreement and the American Arbitration Association Rules for Large Complex
Disputes. We and the UBS Mortgage Loan Seller, as applicable, and the other parties to the series 2005-C7 pooling and servicing agreement and/or the applicable mortgage loan purchase agreement have waived the right to resolve any claim related to the enforcement of any cure/payment/repurchase obligations of us or the UBS Mortgage Loan Seller, as applicable, in connection with a
Material Breach or a Material Document Omission through the judicial process.

     Further, no other person will be obligated to cure, pay loss of value or repurchase any affected mortgage loan in connection with, or otherwise address, a Material Breach or a Material Document Omission, if we or the UBS Mortgage
Loan Seller, as the case may be, default on our obligations to do so. There can be no assurance that we or the UBS Mortgage Loan Seller will have sufficient assets to cure, pay the loss of value or repurchase a mortgage loan if required to do so.

CHANGES IN MORTGAGE POOL CHARACTERISTICS

     The description in this prospectus supplement of the mortgage pool is based upon the mortgage pool as it is expected to be constituted at the time the offered certificates are issued, with adjustments for the monthly debt service payments due on the underlying mortgage loans on or before the cut-off date. Prior to the Issue Date, one or more mortgage loans may be removed from the mortgage pool if we consider the removal necessary or appropriate. A limited number of other mortgage loans may be included in the mortgage pool prior to the Issue Date, unless including those mortgage loans would materially alter the characteristics of the mortgage pool as described in this prospectus supplement. We believe that the information in this prospectus supplement will be generally representative of the characteristics of the mortgage pool as it will be constituted at the time the offered certificates are issued. However, the range of mortgage interest rates and maturities, as well as the other characteristics of the underlying mortgage loans described in this prospectus supplement, may vary, and the actual Initial Mortgage Pool Balance may be as much as 5% larger or smaller than the Initial Mortgage Pool Balance specified in this prospectus supplement.

     A current report on Form 8-K will be available to purchasers of the offered certificates on or shortly after the Issue Date. We will file that current report on Form 8-K, together with the series 2005-C7 pooling and servicing agreement as an exhibit, with the SEC within 15 days after the Issue
Date. If mortgage loans are removed from or added to the mortgage pool and investors were not otherwise informed, then that removal or addition will be noted in that current report on Form 8-K.

                                     S-178

       SERVICING UNDER THE SERIES 2005-C7 POOLING AND SERVICING AGREEMENT

GENERAL

     The series 2005-C7 pooling and servicing agreement will govern the servicing and administration of the mortgage loans in the trust (other than the
Outside Serviced Trust Mortgage Loans), as well as the servicing and administration of (a) the Serviced Non-Trust Loans, and (b) any REO Properties
acquired by the special servicer on behalf of the trust and, if and when applicable, the related Non-Trust Loan Noteholder(s) as a result of foreclosure or other similar action. The following summaries describe some of the provisions of the series 2005-C7 pooling and servicing agreement relating to the servicing and administration of those mortgage loans and REO Properties.
You should also refer to the accompanying prospectus, in particular the section captioned "Description of the Governing Documents" for additional important information regarding provisions of the series 2005-C7 pooling and servicing agreement that relate to the rights and obligations of the master servicer and the special servicer.

     Because some of the Loan Combinations are to be serviced and administered under the series 2005-C7 pooling and servicing agreement, while other Loan
Combinations are subject to other servicing arrangements, we have adopted the use of the following terms:

     o  "Serviced Loan Combinations," which refers to the Loan Combinations that are being serviced and administered under the series 2005-C7 pooling and servicing agreement, which Loan Combinations consist of the Station
        Place I Loan Combination and all of the A/B Loan Combinations;

     o  "Serviced Non-Trust Loans," which refers to the Non-Trust Loans that are part of Serviced Loan Combinations, which Non-Trust Loans consist of the
        Station Place I Note A2 Non-Trust Loan and all of the A/B Loan
        Combination Non-Trust Loans;

     o  "Serviced Non-Trust Loan Noteholders," which refers to the holders of the Serviced Non-Trust Loans, which holders consist of the holder of the
        Station Place I Note A2 Non-Trust Loan and all of the A/B Loan
        Combination Non-Trust Loan Noteholders;

     o  "Outside Serviced Loan Combinations," which refers to the Loan
        Combinations that are being serviced and administered under pooling and servicing agreements other than the series 2005-C7 pooling and servicing agreement, which Loan Combinations consist of the 200 Park Avenue Loan
        Combination, the Courtyard by Marriott Portfolio Loan Combination and
        the 1166 Avenue of the Americas Loan Combination; and

     o  "Outside Serviced Trust Mortgage Loans," which refers to the underlying mortgage loans that are part of the Outside Serviced Loan Combinations, which underlying mortgage loans consist of the 200 Park Avenue Mortgage
        Loan, the Courtyard by Marriott Portfolio Mortgage Loan and the 1166
        Avenue of the Americas Mortgage Loan.

     The series 2005-C7 pooling and servicing agreement provides that the master servicer and the special servicer must each service and administer the mortgage loans (other than the Outside Serviced Trust Mortgage Loans) and any
REO Properties in the trust for which it is responsible, together with, when appropriate, the Serviced Non-Trust Loans, directly or through sub-servicers, in accordance with--

     o  any and all applicable laws,

     o  the express terms of the series 2005-C7 pooling and servicing agreement,

     o  the express terms of the subject mortgage loans and any and all related intercreditor, co-lender and/or similar agreements, and

     o  to the extent consistent with the foregoing, the Servicing Standard.

     In general, the master servicer will be responsible for the servicing and administration of each mortgage loan in the trust (including the Station Place
Non-Pooled B-Note Loan, but excluding the Outside Serviced Trust Mortgage
Loans) and each Serviced Non-Trust Loan--

     o  as to which no Servicing Transfer Event has occurred, or

     o  that is a worked-out mortgage loan as to which no new Servicing Transfer
        Event has occurred.

     The special servicer, on the other hand, will be responsible for the servicing and administration of each mortgage loan in the trust (including, if applicable, the Station Place Non-Pooled B-Note Loans but excluding, if applicable, the Outside

                                     S-179

Serviced Trust Mortgage Loans) and each Serviced Non-Trust Loan, as to which a
Servicing Transfer Event has occurred and which has not yet become a worked-out mortgage loan with respect to that Servicing Transfer Event, and any related
REO Properties.

     Despite the foregoing, the series 2005-C7 pooling and servicing agreement will require the master servicer to continue to receive information (which information, with respect to an Outside Serviced Trust Mortgage Loan, will be received from the master servicer under the governing servicing agreement for the related Outside Serviced Loan Combination) and prepare all reports to the trustee required to be received or prepared with respect to any specially serviced mortgage loans (other than, if applicable, the Outside Serviced Loan
Combinations) and, otherwise, to render other incidental services with respect to any specially serviced mortgage loans (other than, if applicable, the
Outside Serviced Loan Combinations). In addition, the special servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to non-specially serviced mortgage loans (other than the
Outside Serviced Trust Mortgage Loans) in the trust and related Serviced
Non-Trust Loans. Neither the master servicer nor the special servicer will have responsibility for the performance by the other of its respective obligations and duties under the series 2005-C7 pooling and servicing agreement.

     The master servicer will transfer servicing of a mortgage loan for which it is responsible under the series 2005-C7 pooling and servicing agreement to the special servicer upon the occurrence of a Servicing Transfer Event with respect to that mortgage loan. The special servicer will return the servicing of that mortgage loan to the master servicer, and that mortgage loan will be considered to have been worked-out, if and when all Servicing Transfer Events with respect to that mortgage loan cease to exist in accordance with the definition of "Servicing Transfer Event" in the glossary to this prospectus supplement.

     The occurrence of a Servicing Transfer Event with respect to any mortgage loan in a Serviced Loan Combination will automatically result in the occurrence of a Servicing Transfer Event with respect to the other mortgage loan(s) in that Loan Combination; provided that if, subject to the terms, conditions and limitations of the related Co-Lender Agreement, a Non-Trust Loan Noteholder prevents the occurrence of a Servicing Transfer Event with respect to the related mortgage loan in the trust through the exercise of cure rights as set forth in the related Co-Lender Agreement, then the existence of such Servicing
Transfer Event with respect to the related Serviced Non-Trust Loan will not, in and of itself, result in the existence of a Servicing Transfer Event with respect to the related mortgage loan in the trust, or the transfer to special servicing of the applicable Loan Combination (provided that a separate
Servicing Transfer Event may occur with respect thereto).

     Some of the mortgage loans that we intend to include in the trust are currently being serviced by third-party servicers that are entitled to and will become sub-servicers of these loans on behalf of the master servicer. Neither the trustee nor any other successor master servicer may terminate the sub-servicing agreement for any of those sub-servicers without cause.

     In general, each Serviced Loan Combination will be serviced and administered under the series 2005-C7 pooling and servicing agreement as if it was a mortgage loan in the trust.

     Notwithstanding the foregoing, the Outside Serviced Trust Mortgage Loans will not be serviced under the series 2005-C7 pooling and servicing agreement.
Under the terms of the related Co-Lender Agreement--

     o  for so long as the 200 Park Avenue Note A1 Non-Trust Loan is part of the
        Series 2005-C3 Securitization, the 200 Park Avenue Loan Combination will be serviced and administered by the master servicer and a special servicer for the Series 2005-C3 Securitization (subject to replacement of each such party), in accordance with the series 2005-C3 pooling and servicing agreement (or any permitted successor servicing agreement);

     o  for so long as the Courtyard by Marriott Portfolio Note A1 Non-Trust
        Loan is part of the Series 2005-C3 Securitization, the Courtyard by
        Marriott Loan Combination will be serviced and administered by the master servicer and a special servicer for the Series 2005-C3
        Securitization (subject to replacement of each such party), in accordance with the series 2005-C3 pooling and servicing agreement (or any permitted successor servicing agreement); and

     o  for so long as the 1166 Avenue of the Americas Non-Trust Loans is part of the Series 2005-C6 Securitization, the 1166 Avenue of the Americas
        Loan Combination will be serviced and administered by the master servicer and a special servicer for the series 2005-C6 Securitization
        (subject to replacement of each such party), in accordance with the series 2005-C6 trust and servicing agreement (or any permitted successor servicing agreement).

     The discussion below regarding servicing generally relates solely to the servicing of the mortgage loans in the trust (including the Station Place I
Non-Pooled Note B Loan, but excluding the Outside Serviced Trust Mortgage
Loans) under the series 2005-C7 pooling and servicing agreement. For a description of certain of the servicing arrangements for the Outside

                                     S-180

Serviced Loan Combinations, see "Servicing of the 200 Park Avenue Loan
Combination and the Courtyard by Marriott Portfolio Loan Combination" and
"Servicing of the 1166 Avenue of the Americas Loan Combination" in this prospectus supplement.

THE INITIAL MASTER SERVICER AND THE INITIAL SPECIAL SERVICER

     The Master Servicer. Wachovia Bank, National Association will act as master servicer under the series 2005-C7 pooling and servicing agreement.
Wachovia is a wholly owned subsidiary of Wachovia Corporation. Its principal servicing offices are located at 8739 Research Drive-URP 4, Charlotte, North
Carolina 28262-1075.

     As of June 30, 2005, Wachovia and its affiliates were responsible for master or primary servicing approximately 16,346 commercial and multifamily loans, totaling approximately $158 billion in aggregate outstanding principal amount, including loans securitized in mortgage-backed securitization transactions. Wachovia will make no representations as to the validity or sufficiency of the series 2005-C7 pooling and servicing agreement, the series
2005-C7 certificates, the mortgage loans in the trust or this prospectus supplement.

     The information set forth in this prospectus supplement concerning
Wachovia has been provided by it. Neither we nor any underwriter makes any representation or warranty as to the accuracy or completeness of that information.

     Wells Fargo Bank, National Association, whose principal servicing offices are located at 45 Fremont Street, 2nd Floor, San Francisco, California 94105,
is the master servicer under the series 2005-C3 pooling and servicing agreement, which governs the servicing of the 200 Park Avenue Loan Combination and the Courtyard by Marriott Portfolio Loan Combination.

     Wachovia Bank, National Association, whose principal servicing offices are located at 8739 Research Drive-URP 4, Charlotte, North Carolina 28262-1075, is
the master servicer under the series 2005-C6 trust and servicing agreement, which governs the servicing of the 1166 Avenue of the Americas Loan
Combination.

     The Special Servicer. Midland Loan Services, Inc., a Delaware corporation, will act as special servicer under the series 2005-C7 pooling and servicing agreement. Midland is a real estate financial services company that provides loan servicing and asset management for large pools of commercial and multifamily real estate assets. Midland's principal offices are located at
10851 Mastin Street Building 82, Suite 700, Overland Park, Kansas 66210.

     As of September 30, 2005, Midland was servicing approximately 16,457 commercial and multifamily loans with a principal balance of approximately
$126.5 billion. The collateral for these loans is located in all 50 states, the
District of Columbia, Puerto Rico, Guam and Canada. With respect to those loans, approximately 11,924 of the loans, with a total principal balance of approximately $91.6 billion, pertain to commercial and multifamily mortgage-backed securities.

     Property type concentrations within the portfolio include multifamily, office, retail, hospitality and other types of income producing properties.
Midland also provides commercial loan servicing for newly-originated loans and loans acquired in the secondary market for:

     o  financial institutions,

     o  private investors, and

     o  issuers of commercial and multifamily mortgage-backed securities.

     As of September 30, 2005, Midland was named as special servicer in approximately 97 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $63.3 billion. With respect to such transactions as of such date, Midland was servicing approximately 118 assets with an outstanding principal balance of approximately
$773 million.

     Midland is approved as a master servicer, special servicer and primary servicer for investment-grade rated commercial and multifamily mortgage-backed securities by Fitch, Moody's and S&P. Midland has received the highest rankings as a master, primary and special servicer from Fitch and S&P. S&P ranks Midland as "Strong" and Fitch ranks Midland as "1" for each category. Midland is also a
HUD/FHA-approved mortgagee and a Fannie-Mae-approved multifamily loan servicer.

     The information set forth in this prospectus supplement concerning Midland has been provided by it. Neither we nor either of the underwriters makes any representation or warranty as to the accuracy or completeness of this information.

     J.E. Robert Company, Inc., a Virginia corporation, whose principal executive offices are located at 1650 Tysons Boulevard, Suite 1600, McLean,
Virginia 22102, is the initial special servicer under the series 2005-C3 pooling and servicing agreement, which governs the servicing of the 200 Park
Avenue Loan Combination and the Courtyard by Marriott Portfolio Loan
Combination.

                                     S-181

     Wachovia Bank, National Association, whose principal servicing offices are located at 8739 Research Drive-URP 4, Charlotte, North Carolina 28262-1075, is
the initial special servicer under the series 2005-C6 trust and servicing agreement, which governs the servicing of the 1166 Avenue of the Americas Loan
Combination.

SERVICING AND OTHER COMPENSATION AND PAYMENT OF EXPENSES

     The Master Servicing Fee. The principal compensation to be paid to the master servicer with respect to its master servicing activities will be the master servicing fee.

     The master servicing fee will be earned with respect to each and every mortgage loan in the trust (including the Outside Serviced Trust Mortgage
Loans) and each Serviced Non-Trust Loan, including each such mortgage loan--

     o  that is being specially serviced;

     o  as to which the corresponding mortgaged real property has become an REO
        Property; or

     o  that has been defeased.

     In the case of each mortgage loan in the trust, the master servicing fee will--

     o  be calculated on a 30/360 Basis, except in the case of partial periods of less than a month, when it will be computed on the basis of the actual number of days elapsed in the partial period and a 360-day year,

     o  accrue at the related master servicing fee rate,

     o  accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that mortgage loan, and

     o  be payable monthly from amounts received with respect to, or allocable as recoveries of, interest on that mortgage loan or, following liquidation of that mortgage loan and any related REO Property, from general collections on the other mortgage loans and REO Properties in the trust.

     The master servicing fee rate with respect to the underlying mortgage loans, under the series 2005-C7 pooling and servicing agreement, will vary on a loan-by-loan basis and ranges from 0.010% per annum to 0.110% per annum. The weighted average master servicing fee rate for the mortgage pool, which excludes the Station Place Non-Pooled Note B Loan, was 0.020% per annum as of the cut-off date. Except in the case of the Outside Serviced Trust Mortgage
Loans, that master servicing fee rate includes any sub-servicing fee rate payable to any third-party servicers that sub-service or primary service the loans on behalf of the master servicer.

     A fee comparable to the above-described master servicing fee will also be payable with respect to each of the 200 Park Avenue Mortgage Loan and the
Courtyard by Marriott Portfolio Mortgage Loan under the series 2005-C3 pooling and servicing agreement, which fees will be calculated on a 30/360 Basis at
0.01% per annum, and a fee comparable to the above-described master servicing fee will also be payable with respect to the 1166 Avenue of the Americas
Mortgage Loan under the series 2005-C6 trust and servicing agreement, which fee will be calculated on a 30/360 Basis at 0.005% per annum.

     Additional Master Servicing Compensation. As additional master servicing compensation, subject to the discussion under "--Servicing and Other
Compensation and Payment of Expenses--Prepayment Interest Shortfalls" below, the master servicer will be entitled to receive any and all Prepayment Interest
Excesses collected with respect to the entire mortgage pool (but, in the case of an Outside Serviced Trust Mortgage Loan, only to the extent passed through to the trust).

     In addition, the master servicer will generally be authorized to invest or direct the investment of funds held in its custodial account, and in any and all escrow and/or reserve accounts maintained by the master servicer, in
Permitted Investments. See "--Custodial Account" below. In general, the master servicer will be entitled to retain any interest or other income earned on those funds that is not otherwise payable to the borrowers and, to the extent the investments are made for its benefit, will be required to cover any losses of principal from its own funds. The master servicer will not be obligated, however, to cover any losses resulting from the bankruptcy or insolvency of any depository institution or trust company holding any of those accounts.

     All modification fees, assumption fees, assumption application fees, defeasance fees, extension fees, consent/waiver fees and other comparable transaction fees and charges, if any, collected with respect to the mortgage loans in the trust (other than the Outside Serviced Trust Mortgage Loans) and the Serviced Non-Trust Loans will be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, in accordance with the series 2005-C7 pooling and

                                     S-182

servicing agreement. Similarly, any late payment charges and Default Interest actually collected (and, in the case of an Outside Serviced Trust Mortgage
Loan, remitted to the trust) with respect to any mortgage loan in the trust during any collection period will be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, as provided in the series 2005-C7 pooling and servicing agreement, but only to the extent that those late payment charges and Default Interest are not otherwise allocable--

     o  to pay the master servicer, the special servicer, the trustee or the fiscal agent, as applicable, any unpaid interest on advances reimbursed to that party, during that collection period, with respect to the subject mortgage loan or the related mortgaged real property,

     o  to pay any other expenses, excluding special servicing fees, liquidation fees and workout fees, that are then outstanding with respect to the subject mortgage loan or the related mortgaged real property, and that, if paid from collections on the mortgage pool other than late payment charges and Default Interest collected with respect to the subject mortgage loan, would be an Additional Trust Fund Expense, or

     o  to reimburse the trust for any Additional Trust Fund Expenses, including interest on advances, but excluding special servicing fees, liquidation fees and workout fees, that were previously paid with respect to the subject mortgage loan or the related mortgaged real property from collections on the mortgage pool (other than late payment charges and
        Default Interest collected with respect to the subject mortgage loan)
        and that were not previously reimbursed in accordance with this bullet.

     Some or all of the items referred to in the prior paragraph that are collected in respect of the Serviced Non-Trust Loans may also be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, as provided in the series 2005-C7 pooling and servicing agreement. Some or all of the items referred to in the prior paragraph
(exclusive of Default Interest and late payment charges) that are collected in respect of an Outside Serviced Trust Mortgage Loan will likely be paid to, and allocated between, the applicable servicers as additional compensation, as provided under the governing servicing agreement for the related Outside
Serviced Loan Combination. However, Default Interest and late payment charges allocable to an Outside Serviced Trust Mortgage Loan may be applied, in accordance with the governing servicing agreement, first, to offset interest on servicing advances made under such governing servicing agreement, and then, to the extent passed through to the trust, for the same purposes as Default
Interest and late payment charges on the other underlying mortgage loans.

     Prepayment Interest Shortfalls. The series 2005-C7 pooling and servicing agreement generally provides that if any Prepayment Interest Shortfalls are incurred in connection with the voluntary prepayment by borrowers of non-specially serviced mortgage loans in the trust (including, if applicable, the Outside Serviced Trust Mortgage Loans) during any collection period, the master servicer must make a non-reimbursable payment with respect to the related distribution date in an amount equal to the lesser of:

     o  the total amount of those Prepayment Interest Shortfalls, and

     o  the sum of the following components of the master servicer's total servicing compensation for that same collection period--

        1. all Prepayment Interest Excesses, if any, collected with respect to the entire mortgage pool during that collection period, and

        2. with respect to each and every mortgage loan in the trust for which the master servicer receives master servicing fees during that collection period, the portion of those fees calculated, in each case, at an annual rate of 0.01% per annum.

     No other master servicing compensation will be available to cover
Prepayment Interest Shortfalls.

     Any payments made by the master servicer with respect to any distribution date to cover Prepayment Interest Shortfalls will be included among the amounts payable as principal and interest on the series 2005-C7 certificates on that distribution date as described under "Description of the Offered
Certificates--Payments" in this prospectus supplement. If the amount of the payments made by the master servicer with respect to any distribution date to cover Prepayment Interest Shortfalls is less than the total of all the
Prepayment Interest Shortfalls incurred with respect to the mortgage pool during the related collection period, then the resulting Net Aggregate
Prepayment Interest Shortfall will be allocated to or among one or more of the respective interest-bearing classes of the series 2005-C7 certificates (in the case of the class A-MFL certificates, through the class A-MFL REMIC III regular interest), in reduction of the interest payable on those certificates, as and to the extent described under "Description of the Offered
Certificates--Payments--Payments of Interest" in this prospectus supplement.

                                     S-183

     Principal Special Servicing Compensation. The principal compensation to be paid to the special servicer with respect to its special servicing activities in respect of the mortgage pool (other than the Outside Serviced Trust Mortgage
Loans), the Station Place I Non-Pooled B-Note Loan and the Serviced Non-Trust
Loans will be--

     o  the special servicing fee,

     o  the workout fee, and

     o  the liquidation fee.

     The Special Servicing Fee. The special servicing fee will be earned with respect to each mortgage loan in the trust (other than the Outside Serviced
Trust Mortgage Loans) and each Serviced Non-Trust Loan--

     o that is being specially serviced, or

     o as to which the corresponding mortgaged real property has become an REO
       Property.

     In the case of each mortgage loan in the trust that satisfies the criteria described in the prior paragraph, the special servicing fee will--

     o  be calculated on a 30/360 Basis, except in the case of partial periods of less than a month, when it will be computed on the basis of the actual number of days elapsed in the partial period and a 360-day year,

     o  accrue at a special servicing fee rate of 0.25% per annum,

     o  accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that mortgage loan, and

     o  generally be payable monthly from general collections on all the mortgage loans and any REO Properties in the trust.

     Special servicing fees earned with respect to a Serviced Non-Trust Loan may be paid out of collections on the entire subject Serviced Loan Combination.

     The Workout Fee. The special servicer will, in general, be entitled to receive a workout fee with respect to each mortgage loan in the trust (other than the Outside Serviced Trust Mortgage Loans) and each Serviced Non-Trust
Loan that is a worked-out mortgage loan. The workout fee will generally be payable out of, and will be calculated by application of a workout fee rate of
1.0% to, each collection of--

     o  interest, other than Default Interest,

     o  principal, and

     o  prepayment consideration,

received on the subject mortgage loan for so long as it remains a worked-out mortgage loan; provided that any workout fees in respect of a Serviced Loan
Combination will generally be payable out of and based on collections on the entire such Serviced Loan Combination.

     The workout fee with respect to any worked-out mortgage loan referred to in the prior paragraph will cease to be payable if a new Servicing Transfer
Event occurs with respect to that loan. However, a new workout fee would become payable if that mortgage loan again became a worked-out mortgage loan with respect to that new Servicing Transfer Event.

     If the special servicer is terminated or replaced (other than for cause)
or resigns, then it will retain the right to receive any and all workout fees payable with respect to each mortgage loan serviced under the series 2005-C7 pooling and servicing agreement that became a worked-out mortgage loan during the period that it acted as special servicer and remained a worked-out mortgage loan at the time of its termination, replacement or resignation. The successor special servicer will not be entitled to any portion of those workout fees.

     Although workout fees are intended to provide the special servicer with an incentive to better perform its duties, the payment of any workout fee will reduce amounts payable to the series 2005-C7 certificateholders.

     The Liquidation Fee. Except as described in the next paragraph, the special servicer will be entitled to receive a liquidation fee with respect to:
(a) any specially serviced mortgage loan (other than, if applicable, an Outside
Serviced Trust Mortgage Loan) and Serviced Non-Trust Loan for which it obtains a full, partial or discounted payoff from the related

                                     S-184

borrower; and (b) any specially serviced mortgage loan or REO Property (other than, if applicable, an Outside Serviced Trust Mortgage Loan or any related REO
Property) and Serviced Non-Trust Loan as to which it receives any Liquidation
Proceeds. As to each such specially serviced mortgage loan and REO Property, the liquidation fee will generally be payable from, and will be calculated by application of a liquidation fee rate of 1.0% to, the related payment or proceeds, exclusive of any portion of that payment or proceeds that represents a recovery of Default Interest; provided that any liquidation fees in respect of a Serviced Loan Combination will generally be payable out of and based on collections on the entire such Serviced Loan Combination.

     Despite anything to the contrary described in the prior paragraph, no liquidation fee will be payable based on, or out of, amounts received in connection with:

     o  a specially serviced mortgage loan that becomes a worked-out mortgage loan (unless it again becomes a specially serviced mortgage loan);

     o  the repurchase of any mortgage loan in the trust by us or the UBS
        Mortgage Loan Seller, due to a breach of representation or warranty or for missing mortgage loan documentation, prior to the expiration of a specified period of time set forth in the series 2005-C7 pooling and servicing agreement, as described under "Description of the Mortgage
        Pool--Cures and Repurchases" in this prospectus supplement;

     o  the purchase of any specially serviced mortgage loan out of the trust by any holder of the fair value purchase option, as described under "--Fair
        Value Option" below, unless (a) such purchase occurs more than 90 days after the purchase option arose, and (b) the purchase is by certain specified parties under the series 2005-C7 pooling and servicing agreement;

     o  the purchase of any defaulted mortgage loan in the trust by a related mezzanine lender in connection with repurchase rights set forth in the applicable intercreditor agreement, unless the liquidation fee is payable and is actually paid pursuant to such intercreditor agreement;

     o  the purchase of all of the mortgage loans and REO Properties in the trust by us, Lehman Brothers Inc., the special servicer, any certificateholder(s) of the series 2005-C7 controlling class or the master servicer in connection with the termination of the trust, as described under "Description of the Offered Certificates--Termination"
        in this prospectus supplement;

     o  the purchase of the Cherryvale Mall Mortgage Loan by the Class CM
        Representative, as described under "--The Series 2005-C7 Controlling
        Class Representative, the Class CM Representative and the Serviced
        Non-Trust Loan Noteholders" in this prospectus supplement unless such purchase occurs more than 90 days after the purchase option arose;

     o  the purchase of the 200 Park Avenue Mortgage Loan and/or the Courtyard
        by Marriott Portfolio Mortgage Loan by a series 2005-C3
        certificateholder in accordance with the series 2005-C3 pooling and servicing agreement, as the case may be, as described under "Description of the Mortgage Pool--Loan Combinations" in this prospectus supplement, unless (a) such purchase occurs more than 60 days after the purchase right arose, and (b) the liquidation fee is actually paid;

     o  the purchase of an underlying mortgage loan that is part of a Loan
        Combination by any related Non-Trust Loan Noteholder or its designee or, if applicable, the holder of the Station Place I Non-Pooled Note B Loan or its designee, in any event in accordance with the related Co-Lender
        Agreement, unless (a) such purchase occurs more than 60 days after the purchase right arose, and (b) the liquidation fee is actually paid; or

     o  the receipt or application of loss of value payments, as described under
        "Description of the Mortgage Pool--Cures and Repurchases" in this prospectus supplement.

     Although liquidation fees are intended to provide the special servicer with an incentive to better perform its duties, the payment of any liquidation fee will reduce amounts payable to the series 2005-C7 certificateholders.

     Outside Serviced Loan Combinations. Special servicing fees, liquidation fees and workout fees will be payable with respect to the Outside Serviced Loan
Combinations in accordance with the applicable governing servicing agreement under generally the same circumstances as such fees will be payable with respect to the Serviced Loan Combinations under the series 2005-C7 pooling and servicing agreement and may reduce amounts payable to the series 2005-C7 certificateholders (exclusive of the class A-MFL certificateholders) and with respect to the class A-MFL REMIC III regular interest.

     Additional Special Servicing Compensation. As additional special servicing compensation, the special servicer will be authorized to invest or direct the investment of funds held in its REO account in Permitted Investments. See
"--REO

                                     S-185

Properties" below. In general, the special servicer will be entitled to retain any interest or other income earned on those funds and will be required to cover any losses of principal from its own funds without any right to reimbursement. The special servicer will not be obligated, however, to cover any losses resulting from the bankruptcy or insolvency of any depository institution or trust company holding the special servicer's REO account.

     In addition, the special servicer will be entitled to a separate fee of
$1,500 per loan payable from the collection account for making a fair value price determination with respect to an Outside Serviced Trust Mortgage Loan, as described under "--Fair Value Option" below.

     All modification fees, assumption fees, assumption application fees, extension fees, defeasance fees, consent/waiver fees and other comparable transaction fees and charges, if any, collected with respect to the mortgage loans in the trust (other than the Outside Serviced Trust Mortgage Loans) and the Serviced Non-Trust Loans will be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, in accordance with the series 2005-C7 pooling and servicing agreement. Similarly, any late payment charges and Default Interest actually collected (and, in the case of an
Outside Serviced Trust Mortgage Loan, remitted to the trust) with respect to any mortgage loan in the trust during any collection period will be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, as provided in the series 2005-C7 pooling and servicing agreement, but only to the extent that those late payment charges and
Default Interest are not otherwise allocable--

     o  to pay the master servicer, the special servicer, the trustee or the fiscal agent, as applicable, any unpaid interest on advances reimbursed to that party, during that collection period, with respect to the subject mortgage loan or the related mortgaged real property,

     o  to pay any other expenses, excluding special servicing fees, liquidation fees and workout fees, that are then outstanding with respect to the subject mortgage loan or the related mortgaged real property, and that, if paid from collections on the mortgage pool other than late payment charges and Default Interest collected with respect to the subject mortgage loan, would be an Additional Trust Fund Expense, or

     o  to reimburse the trust for any Additional Trust Fund Expenses, including interest on advances, but excluding special servicing fees, liquidation fees and workout fees, that were previously paid with respect to the subject mortgage loan or the related mortgaged real property from collections on the mortgage pool (other than late payment charges and
        Default Interest collected with respect to the subject mortgage loan)
        and that were not previously reimbursed in accordance with this bullet.

     Some or all of the items referred to in the prior paragraph that are collected in respect of the Serviced Non-Trust Loans may also be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, as provided in the series 2005-C7 pooling and servicing agreement. Some or all of the items referred to in the prior paragraph
(exclusive of Default Interest and late payment charges) that are collected in respect of an Outside Serviced Trust Mortgage Loan will likely be paid to, and allocated between, the applicable servicers as additional compensation, as provided in the governing servicing agreement for the related Outside Serviced
Loan Combination. However, Default Interest and late payment charges allocable to an Outside Serviced Trust Mortgage Loan may be applied, first, to offset interest on servicing advances made under the related governing servicing agreement, and then, to the extent passed through to the trust, for the same purposes as Default Interest and late payment charges on the other underlying mortgage loans.

     Payment of Expenses; Servicing Advances. Each of the master servicer and the special servicer will be required to pay its overhead costs and any general and administrative expenses incurred by it in connection with its servicing activities under the series 2005-C7 pooling and servicing agreement. The master servicer and the special servicer will not be entitled to reimbursement for these expenses except as expressly provided in the series 2005-C7 pooling and servicing agreement.

     Any and all customary, reasonable and necessary out-of-pocket costs and expenses incurred or to be incurred, as the case may be, by the master servicer, the special servicer, the trustee or the fiscal agent in connection with the servicing of a mortgage loan under the series 2005-C7 pooling and servicing agreement, if a default is imminent or after a default, delinquency or other unanticipated event has occurred with respect to that loan, or in connection with the administration of any REO Property, will be servicing advances. Servicing advances will be reimbursable from future payments and other collections, including Insurance Proceeds, Condemnation Proceeds and
Liquidation Proceeds, in connection with the related mortgage loan or REO
Property.

     The special servicer may request that the master servicer make servicing advances with respect to a specially serviced mortgage loan or REO Property under the series 2005-C7 pooling and servicing agreement, in lieu of the special servicer's

                                     S-186

making that advance itself. The special servicer must make the request a specified number of days in advance of when the servicing advance is required to be made under the series 2005-C7 pooling and servicing agreement. The master servicer, in turn, must make the requested servicing advance within a specified number of days following the master servicer's receipt of the request. If the request is timely and properly made, the special servicer will be relieved of any obligations with respect to a servicing advance that it requests that the master servicer make, regardless of whether or not the master servicer actually makes that advance.

     If the master servicer or the special servicer is required under the series 2005-C7 pooling and servicing agreement to make a servicing advance, but it does not do so within 15 days after the servicing advance is required to be made, then the trustee will be required:

     o  if it has actual knowledge of the failure, to give the master servicer or the special servicer, as applicable, notice of its failure; and

     o  if the failure continues for three more business days, to make the servicing advance.

     The series 2005-C7 pooling and servicing agreement will obligate the fiscal agent to make any servicing advances that the trustee was obligated, but failed, to make.

     Despite the foregoing discussion or anything else to the contrary in this prospectus supplement, none of the master servicer, the special servicer, the trustee or the fiscal agent will be obligated to make servicing advances that, in the judgment of the party making the advance, or in the judgment of the special servicer (with regard to advances by parties other than the special servicer on specially serviced mortgage loans or REO Properties), would not be ultimately recoverable from expected collections on the related mortgage loan or REO Property. In making such recoverability determination, that person will be entitled to consider (among other things) the obligations of the borrower under the terms of the related mortgage loan as it may have been modified, to consider (among other things) the related mortgaged real properties in their
"as is" or then current conditions and occupancies, as modified by that party's assumptions regarding the possibility and effects of future adverse change with respect to the related mortgaged real properties, to estimate and consider
(among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such person may update or change its recoverability determinations at any time and may obtain from the special servicer any analysis, appraisals or market value estimates or other information in the possession of the special servicer for such purposes. If the master servicer, the special servicer, the trustee or the fiscal agent makes any servicing advance that it subsequently determines (or, with regard to advances by parties other than the special servicer on specially serviced mortgage loans or REO Properties, that the special servicer subsequently determines) is not recoverable from expected collections on the related mortgage loan or REO Property, it may obtain reimbursement for that advance, together with interest on the advance, out of general collections on the mortgage loans and any REO Properties on deposit in the master servicer's custodial account from time to time. See "Description of the
Certificates--Advances" in the accompanying prospectus and "--Custodial
Account" below.

     Notwithstanding the foregoing, upon a determination that a previously made servicing advance is not recoverable from expected collections on the related mortgage loan or REO Property in the trust, instead of obtaining reimbursement out of general collections on the mortgage pool immediately, any of the master servicer, the special servicer, the trustee or the fiscal agent, as applicable, may, in its sole discretion, elect to obtain reimbursement for such non-recoverable servicing advance over a period of time (not to exceed 12 months without the consent of the series 2005-C7 controlling class representative), with interest thereon at the prime rate described below. At any time after such a determination to obtain reimbursement over time in accordance with the preceding sentence, the master servicer, the special servicer, the trustee or the fiscal agent, as applicable, may, in its sole discretion, decide to obtain reimbursement from general collections on the mortgage pool immediately. The fact that a decision to recover a non-recoverable servicing advance over time, or not to do so, benefits some classes of series 2005-C7 certificateholders to the detriment of other classes of series 2005-C7 certificateholders will not constitute a violation of the
Servicing Standard by the master servicer or the special servicer or a breach of the terms of the series 2005-C7 pooling and servicing agreement by any party thereto or a violation of any fiduciary duty owed by any party thereto to the series 2005-C7 certificateholders.

     If the master servicer, the special servicer, the trustee or the fiscal agent reimburses itself out of general collections on the mortgage pool for any servicing advance that it has determined is not recoverable out of collections on the related mortgage loan, then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed: (i)
first, out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2005-C7 principal balance certificates, thereby reducing the Total Principal Payment Amount for

                                     S-187

the applicable distribution date, and (ii) then, out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series 2005-C7 certificates. In addition, if payments and other collections of principal on the mortgage pool are applied to reimburse, or pay interest on, any advance that is determined to be nonrecoverable from collections on the related mortgage loan (or, if such mortgage loan is part of a Serviced Loan Combination, on or in respect of such Loan Combination), as described in the prior sentence, then that advance will be reimbursed, and/or interest thereon will be paid, first, out of payments or other collections of principal on the loan group that includes the subject mortgage loan as to which the advance was made, and then, out of payments or other collections of principal on the other loan group. However, no servicing advances, or interest thereon, will be reimbursable or payable out of amounts otherwise distributable with respect to the Class CM Principal Balance Certificates unless those servicing advances relate to the Cherryvale Mall Mortgage Loan.

     Notwithstanding the foregoing, none of the master servicer, the special servicer, the trustee or the fiscal agent will be required to make any servicing advances with respect to any Outside Serviced Trust Mortgage Loan or any related mortgaged real property under the series 2005-C7 pooling and servicing agreement. Those servicing advances will be made by the applicable master servicer, special servicer, trustee or fiscal agent (and will be reimbursable together with interest thereon) under the governing servicing agreement for the related Outside Serviced Loan Combination, on generally the same terms and conditions as are applicable under the series 2005-C7 pooling and servicing agreement. See "Servicing of the 200 Park Avenue Loan Combination
and the Courtyard by Marriott Portfolio Loan Combination" and "Servicing of the
1166 Avenue of the Americas Loan Combination" in this prospectus supplement.

     The master servicer will be permitted to pay, and the special servicer may direct the payment of, some servicing expenses out of general pool-wide collections on deposit in the master servicer's custodial account. Servicing expenses that may be so paid include the cost to remediate any adverse environmental circumstance or condition at any of the mortgaged real properties securing an underlying mortgage loan serviced under the series 2005-C7 pooling and servicing agreement. In addition, the series 2005-C7 pooling and servicing agreement will require the master servicer, at the direction of the special servicer if a specially serviced asset is involved, to pay directly out of the master servicer's custodial account any servicing expense that, if advanced by the master servicer or the special servicer, would not be recoverable from expected collections on the related mortgage loan or REO Property. This is only to be done, however, when the master servicer, or the special servicer if a specially serviced asset is involved, has determined in accordance with the
Servicing Standard that making the payment is in the best interests of the series 2005-C7 certificateholders (or, if the subject specially serviced asset is a Serviced Loan Combination or any related REO Property, the best interests of the series 2005-C7 certificateholders and the related Serviced Non-Trust
Loan Noteholder(s)), as a collective whole.

     The master servicer, the special servicer, the trustee and the fiscal agent will be entitled to receive interest on servicing advances made by them.
The interest will accrue on the amount of each servicing advance, and compound annually, for so long as the servicing advance is outstanding, at a rate per annum equal to the prime rate as published in the "Money Rates" section of The
Wall Street Journal, as that prime rate may change from time to time. Interest accrued with respect to any servicing advance will generally be payable--

     o  first, out of Default Interest and late payment charges on deposit in the master servicer's collection account that were collected on the related underlying mortgage loan in the collection period in which that servicing advance was reimbursed, and

     o  then, after or at the same time that advance is reimbursed, but only if and to the extent that the Default Interest and late payment charges referred to in the preceding bullet are insufficient to cover the advance interest, out of any other amounts then on deposit in the master servicer's custodial account.

THE SERIES 2005-C7 CONTROLLING CLASS REPRESENTATIVE, THE CLASS CM
REPRESENTATIVE AND THE SERVICED NON-TRUST LOAN NOTEHOLDERS

     Series 2005-C7 Controlling Class. As of any date of determination, the controlling class of series 2005-C7 certificateholders will be the holders of the most subordinate class of series 2005-C7 principal balance certificates then outstanding, other than the class CM Principal Balance Certificates (based on the payment priority described under "Description of the Offered
Certificates--Payments--Priority of Payments" in this prospectus supplement)
that has a total principal balance that is at least equal to 25% of that class's original total principal balance. However, if no class of series
2005-C7 principal balance certificates, exclusive of the class CM principal balance certificates, has a total principal balance that satisfies this requirement, then the controlling class of series 2005-C7 certificateholders will be the holders of the most subordinate class of series 2005-C7 principal balance certificates then outstanding, other than the class CM principal balance certificates (based on the

                                     S-188

payment priority described under "Description of the Offered
Certificates--Payments--Priority of Payments" in this prospectus supplement)
that has a total principal balance greater than zero. The class A-1, A-2, A-3,
A-AB, A-4 and A-1A certificates will be treated as one class, and the class
A-MFL and A-M certificates will be treated as one class, for purposes of determining, and exercising the rights of, the controlling class of series
2005-C7 certificates. For clarification, the controlling class of series
2005-C7 certificateholders will in no event be the holders of the class X-CL,
X-CP, R-I, R-II or R-III certificates, which do not have principal balances

     Selection of the Series 2005-C7 Controlling Class Representative. The
series 2005-C7 pooling and servicing agreement permits the holder or holders of series 2005-C7 certificates representing a majority of the voting rights allocated to the series 2005-C7 controlling class to select a representative with the rights and powers described below in this "--The Series 2005-C7
Controlling Class Representative, the Class CM Representative and the Serviced
Non-Trust Loan Noteholders" section and elsewhere in this prospectus supplement. In addition, if the series 2005-C7 controlling class is held in book-entry form and confirmation of the identities of the related beneficial owners has been provided to the trustee, those beneficial owners entitled to a majority of the voting rights allocated to the series 2005-C7 controlling class will be entitled to directly select a controlling class representative.
Notwithstanding the foregoing, until a series 2005-C7 controlling class representative is so selected in accordance with the preceding two sentences, or after receipt of a notice from the holders (or, if applicable, the beneficial owners) of series 2005-C7 certificates representing a majority of the voting rights allocated to the series 2005-C7 controlling class that a series 2005-C7 controlling class representative is no longer designated, any party identified to the trustee as beneficially owning more than 50% of the aggregate principal balance of the series 2005-C7 controlling class certificates will be the series 2005-C7 controlling class representative.

     If the series 2005-C7 controlling class of certificates is held in book-entry form, then costs incurred in determining the identity of the series
2005-C7 controlling class representative may be an expense of the trust.

     Designation of the Loan Combination Controlling Parties. The Co-Lender
Agreement for each Loan Combination provides for, or allows for, one or more particular holders of the mortgage loans, including Non-Trust Loans, comprising that Loan Combination or its or their designee or designees (as to that Loan
Combination, the "Loan Combination Controlling Party") to provide advice and direction to the master servicer and/or the special servicer (or, with respect to an Outside Serviced Loan Combination, to provide advice and direction to the master servicer and special servicer under the governing servicing agreement for such Loan Combination) with respect to various servicing actions regarding that Loan Combination, including (in the case of the Serviced Loan
Combinations) as described below in this "--The Series 2005-C7 Controlling
Class Representative, the Class CM Representative and the Serviced Non-Trust
Loan Noteholders" section. The manner of the determination of the Loan
Combination Controlling Party for each Loan Combination is described under the subheading "--Co-Lender Agreement" relating to such Loan Combination that appears under "Description of the Mortgage Pool--Loan Combinations" in this prospectus supplement.

     Rights and Powers of The Series 2005-C7 Controlling Class Representative,
the Class CM Representative and the Serviced Non-Trust Loan
Noteholders. Neither the special servicer nor the master servicer will, in general, be permitted to take (or, in the case of the special servicer, if and when applicable, consent to the master servicer's taking) any of the following actions under the series 2005-C7 pooling and servicing agreement with respect to the mortgage pool (exclusive of each underlying mortgage loan that is part of a Loan Combination), as to which action the series 2005-C7 controlling class representative has objected in writing within 10 business days (or, in the case of certain of those actions, five business days) of having been notified in writing of the particular action and having been provided with all reasonably requested information with respect to the particular action--

     o  any foreclosure upon or comparable conversion, which may include acquisitions of an REO Property, of the ownership of properties securing those specially serviced mortgage loans in the trust as come into and continue in default;

     o  any modification, extension, amendment or waiver of a monetary term
        (including the timing of payments, but excluding the waiver of Default
        Interest and late charges) (or, in the case of a non-specially serviced mortgage loan, a material monetary term) or any material non-monetary term (including any material term relating to insurance) of a mortgage loan in the trust;

     o  any proposed sale of an REO Property in the trust, other than in connection with the termination of the trust as described under
        "Description of the Offered Certificates--Termination" in this prospectus supplement, for less than an amount approximately equal to the unpaid principal balance of the related mortgage loan, plus accrued interest (other than Default Interest) thereon, plus any related unreimbursed servicing advances thereon, plus such other items set forth in the 2005-C7 pooling and servicing agreement;

                                     S-189

     o  any acceptance of a discounted payoff with respect to a specially serviced mortgage loan in the trust;

     o  any determination to bring an REO Property, or the mortgaged real property securing a specially serviced mortgage loan, held by the trust into compliance with applicable environmental laws or to otherwise address hazardous materials located at that property;

     o  any release of collateral for specially serviced mortgage loans other than any release of collateral that (a) is required by the terms of such mortgage loan (with no material discretion by the lender), (b) occurs upon satisfaction of such mortgage loan and (c) occurs in connection with a defeasance;

     o  any release of a parcel of land with respect to a non-specially serviced mortgage loan in the trust (other than parcels that were not given value in the calculation of loan-to-value ratio in connection with the underwriting of such mortgage loan), other than any release of collateral that (a) is required by the terms of such mortgage loan (with no material discretion by the lender), (b) occurs upon satisfaction of such mortgage loan, (c) occurs in connection with a defeasance, or (d)
        may be approved by the master servicer in accordance with the series
        2005-C7 pooling and servicing agreement;

     o  any acceptance of substitute or additional collateral for a mortgage loan in the trust, other than any acceptance of substitute or additional collateral that (a) is required by the terms of such mortgage loan (with no material discretion by the lender), (b) occurs in connection with a defeasance, or (c) may be approved by the master servicer in accordance with the series 2005-C7 pooling and servicing agreement;

     o  any acceptance of a change in the property management company or, if applicable, the hotel franchise for a mortgaged real property, in each case other than as required by the terms of the mortgage loan; provided that, in each case, there is no material discretion by the lender, and provided, further, that, with respect to a change in the property management company, the unpaid principal balance of such mortgage loan is greater than $5,000,000;

     o  any waiver of a due-on-sale or due-on-encumbrance clause with respect to an underlying mortgage loan;

     o  any determination by the special servicer not to maintain or cause a borrower to maintain for a mortgaged real property all-risk casualty or other insurance that provides coverage for acts of terrorism, despite the fact that such insurance may be required under the terms of the related underlying mortgage loan;

     o  any acceptance of an assumption agreement releasing a borrower from liability under an underlying mortgage loan; and

     o  any other actions as may be specified in the series 2005-C7 pooling and servicing agreement;

provided that, if the special servicer or the master servicer, as applicable, determines that failure to take such action would violate the Servicing
Standard, then the special servicer or the master servicer, as applicable, may take (or, in the case of the special servicer, if and to the extent applicable, consent to the master servicer's taking) any such action without waiting for the series 2005-C7 controlling class representative's response.

     Similarly, neither the special servicer nor the master servicer (to the extent the master servicer is permitted to take such action under the series
2005-C7 pooling and servicing agreement) will be permitted to take (or, in case of the special servicer, if and when appropriate, to consent to the master servicer's taking) any of the following actions (or, subject to the related
Co-Lender Agreement, some subset of the following actions) under the series
2005-C7 pooling and servicing agreement with respect to a Serviced Loan
Combination, as to which action the related Loan Combination Controlling Party has objected within 10 business days of having been notified thereof in writing and having been provided with all reasonably requested information with respect thereto:

     o  any proposed foreclosure upon or comparable conversion, which may include acquisitions of an REO Property, of the related mortgaged real property and the other collateral securing the subject Serviced Loan
        Combination if it comes into and continues in default;

     o  any modification, extension, amendment or waiver of a monetary term
        (including the timing of payments) or any material non-monetary term
        (including a material term relating to insurance) of a mortgage loan that is part of the subject Serviced Loan Combination;

     o  any proposed sale of a related REO Property;

     o  any acceptance of a discounted payoff of a mortgage loan that is part of the subject Serviced Loan Combination;

                                     S-190

     o  any determination to bring the related mortgaged real property
        (including if it is an REO Property) into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related mortgaged real property;

     o  any renewal or replacement of the then existing insurance policies to the extent that the renewal or replacement policy does not comply with the terms of the related loan documents or any waiver, modification or amendment of any insurance requirements under the related loan documents, in each case if lender's approval is required by the related loan documents;

     o  any adoption or approval of a plan in bankruptcy of the related borrower;

     o  any release of collateral for the subject Serviced Loan Combination
        (including, but not limited to, the termination or release of any reserves, escrows or letters of credit), other than in accordance with the terms of, or upon satisfaction of, the subject Loan Combination;

     o  any acceptance of substitute or additional collateral for the subject
        Serviced Loan Combination, other than in accordance with the terms thereof;

     o  any waiver of a "due-on-sale" or "due-on-encumbrance" clause with respect to the subject Serviced Loan Combination;

     o  any acceptance of an assumption agreement releasing the related borrower from liability under the subject Serviced Loan Combination;

     o  any approval of a material capital expenditure, if lender's approval is required by the related loan documents;

     o  any replacement of the property manager, if lender's approval is required by the related loan documents;

     o  any approval of the transfer of the related mortgaged real property or interests in the related borrower or the incurrence of additional indebtedness secured by the related mortgaged real property, if lender's approval is required by the related loan documents; and

     o  any modification to a ground lease or certain designated space leases;

provided that, if the special servicer or the master servicer, as applicable, determines that immediate action is necessary to protect the interests of the series 2005-C7 certificateholders and the related Serviced Non-Trust Loan
Noteholder(s), as a collective whole, then the special servicer or the master servicer (to the extent the master servicer is otherwise permitted to take such action under the series 2005-C7 pooling and servicing agreement), as applicable, may take (or, in the case of the special servicer, if and to the extent applicable, consent to the master servicer's taking) any such action without waiting for the related Loan Combination Controlling Party's response.

     In addition, the series 2005-C7 controlling class representative may direct the special servicer to take, or to refrain from taking, any actions with respect to the servicing and/or administration of any specially serviced mortgage loans and REO Properties in the trust fund (other than any such mortgage loans that are part of, and any such REO Properties that relate to, a
Loan Combination) that the series 2005-C7 controlling class representative may consider advisable or as to which provision is otherwise made in the series
2005-C7 pooling and servicing agreement. In general, the related Loan
Combination Controlling Party may in similar fashion direct the special servicer and/or the master servicer, as applicable, to take, or refrain from taking, any actions with respect to a Serviced Loan Combination that such Loan
Combination Controlling Party may consider consistent with the related
Co-Lender Agreement or as to which provision is otherwise made in the related
Co-Lender Agreement.

     Notwithstanding the foregoing, if the total principal balance of the Class
CM Principal Balance Certificates, net of any Appraisal Reduction Amount with respect to the Cherryvale Mall Mortgage Loan, is equal to or greater than 25%
of the initial total principal balance of the Class CM Principal Balance
Certificates, then the series 2005-C7 controlling class representative will not be entitled to exercise any of the rights and powers described above with respect to the Cherryvale Mall Mortgage Loan and, instead, the Class CM
Representative will generally be entitled to exercise some or all of those rights and powers with respect to the Cherryvale Mall Mortgage Loan.

     Also, notwithstanding the foregoing, no advice, direction or objection given or made by the series 2005-C7 controlling class representative, by the
Class CM Representative or by the Loan Combination Controlling Party for any
Serviced Loan Combination, as contemplated by any of the foregoing paragraphs in this "--The Series 2005-C7 Controlling Class Representative, the Class CM
Representative and the Serviced Non-Trust Loan Noteholders--Rights and Powers
of The

                                     S-191

Series 2005-C7 Controlling Class Representative, the Class CM Representative
and the Serviced Non-Trust Loan Noteholders" subsection, may require or cause the special servicer or master servicer, as applicable, to violate (a) any other provision of the series 2005-C7 pooling and servicing agreement described in this prospectus supplement or the accompanying prospectus, including the obligation of that servicer to act in accordance with the Servicing Standard,
(b) the related mortgage loan documents, including any applicable co-lender and/or intercreditor agreements, or (c) applicable law, including the REMIC provisions of the Internal Revenue Code; and that servicer is to ignore any such advice, direction or objection that would cause such a violation.

     Furthermore, the special servicer will not be obligated to seek approval from the series 2005-C7 controlling class representative, in the case of the
Cherryvale Mall Mortgage Loan, from the Class CM Representative or, in the case of a Serviced Loan Combination, from the related Loan Combination Controlling
Party, for any actions to be taken by the special servicer with respect to the workout or liquidation of any particular specially serviced mortgage loan in the trust fund or any Serviced Loan Combination that is being specially serviced if--

     o  the special servicer has, as described above, notified the series
        2005-C7 controlling class representative or, in the case of a Serviced
        Loan Combination, the related Loan Combination Controlling Party in writing of various actions that the special servicer proposes to take with respect to the workout or liquidation of that mortgage loan or that
        Serviced Loan Combination, and

     o  for 60 days following the first of those notices, the series 2005-C7 controlling class representative or, in the case of a Serviced Loan
        Combination, the related Loan Combination Controlling Party has objected to all of those proposed actions and has failed to suggest any alternative actions that the special servicer considers to be consistent with the Servicing Standard.

     The Loan Combination Controlling Party from time to time for each Loan
Combination is identified under the subheading "--Co-Lender Agreement--Consent
Rights" for the subject Loan Combination, under "Description of the Mortgage
Pool--Loan Combinations" in this prospectus supplement.

     Furthermore, during the time that the series 2005-C7 controlling class representative is not the related Loan Combination Controlling Party with respect to a particular Outside Serviced Loan Combination, the series 2005-C7 controlling class representative may have certain consultation rights with respect to the servicing thereof.

     With respect to the 200 Park Avenue Loan Combination and the Courtyard by
Marriott Portfolio Loan Combination, the provisions of the series 2005-C3 pooling and servicing agreement and the related Co-Lender Agreements relating to the rights and powers of the applicable Loan Combination Controlling Parties are similar but not identical to those described above in this "--The Series
2005-C7 Controlling Class Representative, the Class CM Representative and the
Serviced Non-Trust Loan Noteholders--Rights and Powers of The Series 2005-C7
Controlling Class Representative, the Class CM Representative and the Serviced
Non-Trust Loan Noteholders" section. For a description of certain provisions of the series 2005-C6 trust and servicing agreement that are analogous to those described above in this "--The Series 2005-C7 Controlling Class Representative, the Class CM Representative and the Serviced Non-Trust Loan Noteholders--Rights
and Powers of The Series 2005-C7 Controlling Class Representative, the Class CM
Representative and the Serviced Non-Trust Loan Noteholders" section, see
"Servicing of the 1166 Avenue of the Americas Loan Combination" in this prospectus supplement.

     Limitation on Liability of The Series 2005-C7 Controlling Class
Representative, the Class CM Representative and the Serviced Non-Trust Loan
Noteholders. The series 2005-C7 controlling class representative will not be liable to the trust or the series 2005-C7 certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; except that the series 2005-C7 controlling class representative will not be protected against any liability to a series 2005-C7 controlling class certificateholder which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. Each series 2005-C7 certificateholder acknowledges and agrees, by its acceptance of its series
2005-C7 certificates, that:

     o  the series 2005-C7 controlling class representative may have special relationships and interests that conflict with those of the holders of one or more classes of the series 2005-C7 certificates;

     o  the series 2005-C7 controlling class representative may act solely in the interests of the holders of the series 2005-C7 controlling class;

     o  the series 2005-C7 controlling class representative does not have any duties or liability to the holders of any class of series 2005-C7 certificates other than the series 2005-C7 controlling class;

                                     S-192

     o  the series 2005-C7 controlling class representative may take actions that favor the interests of the holders of the series 2005-C7 controlling class over the interests of the holders of one or more other classes of series 2005-C7 certificates;

     o  the series 2005-C7 controlling class representative will not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misconduct, by reason of its having acted solely in the interests of the holders of the series 2005-C7 controlling class;
        and

     o  the series 2005-C7 controlling class representative will have no liability whatsoever for having acted solely in the interests of the holders of the series 2005-C7 controlling class, and no series 2005-C7 certificateholder may take any action whatsoever against the series
        2005-C7 controlling class representative for having so acted.

     A Serviced Non-Trust Loan Noteholder or its designee and the Class CM
Representative, in connection with exercising the rights and powers described under "--The Series 2005-C7 Controlling Class Representative, the Class CM
Representative and the Serviced Non-Trust Loan Noteholders--Rights and Powers
of The Series 2005-C7 Controlling Class Representative, the Class CM
Representative and the Serviced Non-Trust Loan Noteholders" above with respect to a Serviced Loan Combination or the Cherryvale Mall Mortgage Loan, as
applicable, will be entitled to substantially the same limitations on liability to which the series 2005-C7 controlling class representative is entitled.

     Additional Rights of the Serviced Non-Trust Loan Noteholders; Right to
Purchase and Right to Cure Defaults.

     Right to Purchase. With respect to each Serviced Loan Combination, if and for so long as the subject Loan Combination is specially serviced and, further, upon any monthly debt service payment with respect to that Loan Combination becoming at least 60 days delinquent, then the related Non-Trust Loan
Noteholder or, with respect to the Station Place I Loan Combination, the
Station Place I Non-Pooled Note B Trust Loan Noteholder will have an assignable right to purchase the related underlying mortgage loan, as further described under "Description of the Mortgage Pool--Loan Combinations--The Station Place I
Mortgage Loan--Co-Lender Agreement--Purchase Option" and "Description of the
Mortgage Pool--Loan Combinations--The A/B Loan Combinations--Co-Lender
Agreement--Purchase Option," respectively, in this prospectus supplement.

     Right to Cure Defaults. With respect to the Mathilda Research Centre
Mortgage Loan, the Reckson Portfolio I Mortgage Loan and the Reckson Portfolio
II Mortgage Loan, the related Non-Trust Loan Noteholder will have an assignable right to cure certain events of default with respect to the Mathilda Research
Centre Mortgage Loan, the Reckson Portfolio I Mortgage Loan and the Reckson
Portfolio II Mortgage Loan, as further described under "Description of the
Mortgage Pool--Loan Combinations--The A/B Loan Combinations--Co-Lender
Agreement--Cure Rights" in this prospectus supplement.

     Further, with respect to the Station Place I Mortgage Loan, the Station
Place I Non-Pooled Note B Loan Noteholder will have an assignable right to cure certain events of default with respect to the Station Place I Mortgage Loan, as further described under "Description of the Mortgage Pool--Loan
Combinations--The Station Place I Mortgage Loan--Co-Lender Agreement--Cure
Rights" in this prospectus supplement.

     Outside Serviced Loan Combinations. As and to the extent described under
"Description of the Mortgage Pool--Loan Combinations," one or more related
Non-Trust Loan Noteholders with respect to each Outside Serviced Loan
Combination will have a purchase option and/or cure rights with respect to the corresponding Outside Serviced Trust Mortgage Loan.

     Additional Rights of the Class CM Representative; Right to Purchase and
Right to Cure Defaults. The Class CM Representative will have the right, under certain circumstances following the occurrence and during the continuation of certain specified monetary defaults on the Cherryvale Mall Mortgage Loan, and after the Cherryvale Mall Mortgage Loan has become a specially serviced mortgage loan, to purchase the Cherryvale Mall Mortgage Loan in whole, but not in part, at a purchase price generally equal to the unpaid principal balance of the Cherryvale Mall Mortgage Loan, together with all accrued unpaid interest on that loan (other than Default Interest) at the related mortgage interest rate and any servicing compensation, advances and interest on advances payable or reimbursable to any party to the series 2005-C7 pooling and servicing agreement pursuant thereto.

     The Class CM Representative has the right, with respect to the Cherryvale
Mall Mortgage Loan, to cure (a) a default in the payment of a scheduled payment within four days from the receipt of notice of that default, (b) any other default susceptible to cure by the payment of money within 10 business days from the receipt of notice of that default and (c) a non-monetary default within 30 days from the receipt of notice of that default; provided that (x) no
more than      consecutive cures of defaulted scheduled payments in any
12-month period are permitted, and (y) no more than      cures of defaulted
scheduled payments in the aggregate in any 12-month period are permitted.

                                     S-193

REPLACEMENT OF THE SPECIAL SERVICER

     Subject to the discussion below in this "--Replacement of the Special
Servicer" section, series 2005-C7 certificateholders entitled to a majority of the voting rights allocated to the series 2005-C7 controlling class may--

     o  terminate an existing special servicer with or without cause, and

     o  appoint a successor to any special servicer that has resigned or been terminated.

     Any termination of an existing special servicer and/or appointment of a successor special servicer will be subject to, among other things, receipt by the trustee of--

     1. written confirmation from each of S&P and Fitch that the appointment will not result in a qualification, downgrade or withdrawal of any of the ratings then assigned thereby to any class of the series 2005-C7 certificates, and

     2. the written agreement of the proposed special servicer to be bound by the terms and conditions of the series 2005-C7 pooling and servicing agreement, together with an opinion of counsel regarding, among other things, the enforceability of the series 2005-C7 pooling and servicing agreement against the proposed special servicer.

     In connection with the foregoing right of the series 2005-C7 certificateholders entitled to a majority of the voting rights allocated to the series 2005-C7 controlling class to replace the special servicer, those series
2005-C7 certificateholders may be required to consult with one or more of the related Serviced Non-Trust Loan Noteholders with respect to each Serviced Loan
Combination prior to appointing a replacement special servicer; provided that those series 2005-C7 certificateholders may, in their sole discretion, reject any advice provided by any such Non-Trust Loan Noteholder.

     If the controlling class of series 2005-C7 certificates is held in book-entry form and confirmation of the identities of the related beneficial owners has been provided to the trustee, then the beneficial owners entitled to a majority of the voting rights allocated to the series 2005-C7 controlling class will be entitled to directly replace an existing special servicer and appoint a successor, in the manner described above.

     Any costs and expenses incurred in connection with the removal of a special servicer (without cause) that are not paid by the replacement special servicer will be payable by the holders or beneficial owners entitled to a majority of the voting rights allocated to the series 2005-C7 controlling class.

     The series 2005-C7 controlling class certificateholders will not have any similar right to terminate, appoint or replace the parties responsible for the servicing and administration of any Outside Serviced Trust Mortgage Loan.

     With respect to each of the Reckson Portfolio I Loan Combination, the
Mathilda Research Centre Loan Combination, the Reckson Portfolio II Loan
Combination and the Station Place I Loan Combination:

     o  the related Loan Combination Controlling Party may terminate an existing special servicer with respect to, but solely with respect to, such Loan
        Combination, with or without cause, and appoint a successor to any such special servicer with respect to, but solely with respect to, such Loan
        Combination that has resigned or been terminated, subject to receipt by the trustee of the items described in clauses (1) and (2) of the second paragraph under this "--Replacement of the Special Servicer" section;
        and

     o  unless the series 2005-C7 controlling class representative is the Loan
        Combination Controlling Party, the majority holders of the series
        2005-C7 controlling class certificates cannot terminate a special servicer appointed by the related Loan Combination Controlling Party with respect to such Loan Combination, without cause.]

     Similarly, with respect to the Cherryvale Mall Mortgage Loan, if and for so long as the total principal balance of the Class CM Principal Balance
Certificates, net of any Appraisal Reduction Amount with respect to the
Cherryvale Mall Mortgage Loan, is equal to or greater than 25% of the initial total principal balance of the Class CM Principal Balance Certificates, then:

     o  the Class CM Representative may terminate an existing special servicer with respect to, but solely with respect to, the Cherryvale Mall
        Mortgage Loan, with or without cause, and appoint a successor to any such special servicer with respect to, but solely with respect to, the
        Cherryvale Mall Mortgage Loan that has resigned or been terminated, subject to receipt by the trustee of the items described in clauses (1)
        and (2) of the second paragraph under this "--Replacement of the Special
        Servicer" section; and

     o  the majority holders of the series 2005-C7 controlling class certificates cannot terminate a special servicer appointed by the Class
        CM Representative with respect to the Cherryvale Mall Mortgage Loan, without cause.

                                     S-194

     If the special servicer for any Loan Combination or the Cherryvale Mall
Mortgage Loan is different from the special servicer for the rest of the mortgage loans serviced under the series 2005-C7 pooling and servicing agreement, then (unless the context indicates otherwise) all references to the special servicer in this prospectus supplement and the accompanying prospectus are intended to mean the applicable special servicer or all special servicers together, as appropriate in light of the circumstances.

ENFORCEMENT OF DUE-ON-SALE AND DUE-ON-ENCUMBRANCE PROVISIONS

     Subject to the discussion under "--The Series 2005-C7 Controlling Class
Representative, the Class CM Representative and the Serviced Non-Trust Loan
Noteholders" above, the special servicer, in accordance with the series 2005-C7 pooling and servicing agreement, will be required to determine, in a manner consistent with the Servicing Standard, whether to exercise any right the lender under any mortgage loan in the trust (other than the Outside Serviced
Trust Mortgage Loans) and any Serviced Non-Trust Loan may have under either a due-on-sale or due-on-encumbrance clause to accelerate payment of that mortgage loan. However, subject to the related loan documents and applicable law, the special servicer may not waive its rights or grant its consent under any such due-on-sale or due-on-encumbrance clause, unless either (a) written confirmation has been received from each of S&P and Fitch that this action would not result in the qualification, downgrade or withdrawal of any of the ratings then assigned by that rating agency to any class of series 2005-C7 certificates, or (b) such confirmation of ratings is not necessary because of the satisfaction of such criteria, including the size of the subject mortgage loan being below any minimum threshold, as may be established by those rating agencies and set forth in the series 2005-C7 pooling and servicing agreement.

     Notwithstanding the foregoing, with respect to an Outside Serviced Trust
Mortgage Loan, the master servicer and special servicer for the related Outside
Serviced Loan Combination will be responsible for enforcing or waiving the mortgagee's rights under any due-on-encumbrance or due-on-sale clause in a manner consistent with that described above.

MODIFICATIONS, WAIVERS, AMENDMENTS AND CONSENTS

     In general, except as described below and in certain other limited matters, the master servicer will not be permitted to agree to waive, modify or amend any term of any mortgage loan in the trust or Serviced Non-Trust Loan.
The special servicer, subject to the limitations described below in this
"--Modifications, Waivers, Amendments and Consents" section, will generally be responsible for any material waivers, modifications or amendments of any mortgage loan documents (other than with respect to the Outside Serviced Trust
Mortgage Loans), including with respect to the Serviced Non-Trust Loans.

     With respect to any mortgage loan in the trust (other than an Outside
Serviced Trust Mortgage Loan) that is not specially serviced, the master servicer may, generally without receiving prior confirmation from any applicable rating agency or the consent of the special servicer or the series
2005-C7 controlling class representative--

     o  consent to subordination of the lien of the subject mortgage loan to an easement or right-of-way for utilities, access, parking, public improvements or another purpose, provided that the master servicer has determined in accordance with the Servicing Standard that such easement or right-of-way will not materially interfere with the then-current use of the related mortgaged real property, the security intended to be provided by the related mortgage instrument or the related borrower's ability to repay the subject mortgage loan, or materially or adversely affect the value of the related mortgaged real property;

     o  grant waivers of minor covenant defaults (other than financial covenants) including late financial statements;

     o  grant releases of non-material parcels of a property (provided that, if the related loan documents expressly require the mortgagee thereunder to grant the release upon the satisfaction of certain conditions, then the release is to be made as required by the related loan documents);

     o  approve routine leasing activity with respect to (a) leases (other than ground leases) for less than 5,000 square feet, provided that no subordination, non-disturbance and attornment agreement exists with respect to the subject lease, or (b) leases (other than ground leases)
        of more than 5,000 square feet and less than 10,000 square feet, provided that (i) no subordination, non-disturbance and attornment agreement exists with respect to the subject lease and (ii) the subject lease is not more than 20% of the related mortgaged real property;

     o  approve or consent to grants of easements and rights-of-way that do not materially affect the use or value of the related mortgaged real property or the related borrower's ability to make any payments with respect to the subject mortgage loan; and

                                     S-195

     o grant other non-material waivers, consents, modifications or amendments;

provided that (1) any such modification, waiver or amendment would not in any way affect a payment term of the related mortgage loan (other than, in the case of a non-specially serviced mortgage loan, a waiver of payment of Default
Interest or a late payment charge), (2) agreeing to such modification, waiver or amendment would be consistent with the Servicing Standard, (3) agreeing to such modification, waiver or amendment will not violate the terms, provisions or limitations of the series 2005-C7 pooling and servicing agreement and (4)
the master servicer will not grant or enter into any subordination, non-disturbance and attornment agreements (or waivers, consents, approvals, amendments or modifications in connection therewith) without the prior written consent of the special servicer. Furthermore, the master servicer may not agree to any modification, extension, waiver or amendment of any term of any mortgage loan that would cause any REMIC or grantor trust created under the series
2005-C7 pooling and servicing agreement to fail to qualify as such under the
Internal Revenue Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the startup day under the REMIC provisions of the Internal Revenue Code.

     Furthermore, none of the trustee, the master servicer or the special servicer, as applicable, may give any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager or, if the related mortgaged real property is hospitality property, give any consent, approval or direction regarding the termination of the franchise or the designation of a new franchise, with respect to any mortgaged real property that secures a mortgage loan in the trust with an unpaid principal balance that is at least equal to the lesser of
$20,000,000 and 2% of the then aggregate principal balance of the mortgage pool, unless: (1) the mortgagee is not given discretion under the terms of the related mortgage loan to withhold its consent; or (2) it has received prior written confirmation from each of S&P and Fitch that such action will not result in the qualification, downgrade or withdrawal of any of the ratings then assigned by that rating agency to any class of the series 2005-C7 certificates.

     The management, prosecution, defense and/or settlement of claims and litigation relating to any mortgage loan brought against the trust fund or any party to the series 2005-C7 pooling and servicing agreement will generally be handled by the master servicer and the special servicer, as more specifically provided for in the series 2005-C7 pooling and servicing agreement. In connection with handling such matters, the master servicer and the special servicer may be required to seek the consent of the series 2005-C7 controlling class representative with respect to material decisions and settlement proposals. In addition, the special servicer may be entitled to reasonable compensation for directing, managing, prosecuting and/or defending any such claims, as set forth in the series 2005-C7 pooling and servicing agreement.

     The series 2005-C7 pooling and servicing agreement will permit the special servicer to modify, extend, waive or amend any term of any mortgage loan serviced thereunder if that modification, extension, waiver or amendment:

     o  is consistent with the Servicing Standard, and

     o  except under the circumstances described below or as otherwise described under "--Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions"
        above and/or "--Maintenance of Insurance" below, will not--

        1. affect the amount or timing of any scheduled payments of principal, interest or other amounts, including prepayment premiums and yield maintenance charges, but excluding Default Interest and, with some limitations, other amounts constituting additional servicing compensation, payable under the mortgage loan,

        2. affect the obligation of the related borrower to pay a prepayment premium or yield maintenance charge or permit a principal prepayment during the applicable prepayment lock-out period,

        3. except as expressly provided by the related mortgage instrument or in connection with a material adverse environmental condition at the related mortgaged real property, result in a release of the lien of the related mortgage instrument on any material portion of that property without a corresponding principal prepayment, or

        4. in the special servicer's judgment, materially impair the security for the mortgage loan or reduce the likelihood of timely payment of amounts due on the mortgage loan.

     Notwithstanding the second bullet of the preceding paragraph, but subject to the following paragraph and the discussion under "--The Series 2005-C7
Controlling Class Representative, the Class CM Representative and the Serviced
Non-Trust Loan Noteholders" above, the special servicer may--

     o  reduce the amounts owing under any specially serviced mortgage loan by forgiving principal, accrued interest, and/or any prepayment premium or yield maintenance charge,

                                     S-196

     o  reduce the amount of the monthly debt service payment on any specially serviced mortgage loan, including by way of a reduction in the related mortgage interest rate,

     o  forbear in the enforcement of any right granted under any mortgage note, mortgage instrument or other loan document relating to a specially serviced mortgage loan,

     o  accept a principal prepayment on a specially serviced mortgage loan during any prepayment lock-out period, or

     o  subject to the limitations described in the following paragraph, extend the maturity date of a specially serviced mortgage loan;

provided that--

     1. the related borrower is in monetary default or material non-monetary default with respect to the specially serviced mortgage loan or, in the judgment of the special servicer, that default is reasonably foreseeable,

     2. in the judgment of the special servicer, that modification, extension, waiver or amendment would increase the recovery to the series 2005-C7 certificateholders (or, if a Serviced Loan Combination is involved, to the series 2005-C7 certificateholders and the related Serviced Non-Trust
        Loan Noteholder(s)), as a collective whole, on a present value basis,

     3. that modification, extension, waiver or amendment does not result in a tax on "prohibited transactions" or "contributions" being imposed on the trust after the startup day under the REMIC provisions of the Internal
        Revenue Code or cause any REMIC or grantor trust created pursuant to the series 2005-C7 pooling and servicing agreement to fail to qualify as such under the Internal Revenue Code, and

     4. the subject mortgage loan is not an Outside Serviced Trust Mortgage
        Loan.

     In no event, however, will the special servicer be permitted to:

     o  extend the maturity date of a mortgage loan beyond a date that is five years prior to the last rated final distribution date;

     o  extend the maturity date of a mortgage loan for more than five years beyond its original maturity date; or

     o  if the mortgage loan is secured solely or primarily by a lien on a ground lease, but not by the related fee interest, extend the maturity date of that mortgage loan beyond the date that is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the term of that ground lease.

     Any modification, extension, waiver or amendment of the payment terms of a
Serviced Loan Combination will be required to be structured so as to be reasonably consistent with the allocation and payment priorities in the related loan documents and the related Co-Lender Agreement, such that neither the trust as holder of the subject underlying mortgage loan (and, in the case of the
Station Place I Loan Combination, the Station Place I Non-Pooled Note B Loan),
on the one hand, nor any related Serviced Non-Trust Loan Noteholder, on the other hand, gains a priority over the other that is not reflected in the related loan documents and the related Co-Lender Agreement.

     Further, to the extent consistent with the Servicing Standard, with respect to each Serviced Loan Combination, taking into account the subordinate position of any subordinate mortgage loan included therein:

     o  no waiver, reduction or deferral of any amounts due on the underlying mortgage loan in a Serviced Loan Combination will be effected prior to the waiver, reduction or deferral of the entire corresponding item in respect of that subordinate mortgage loan; and

     o  no reduction of the mortgage interest rate of the underlying mortgage loan in a Serviced Loan Combination may be effected prior to the reduction of the mortgage interest rate of that subordinate mortgage loan, to the fullest extent possible.

     The special servicer and master servicer will each be required to notify the trustee of any modification, waiver or amendment of any term of any underlying mortgage loan agreed to by it, and to deliver to the trustee, for deposit in the related mortgage file, an original counterpart of the agreement relating to that modification, waiver or amendment promptly following its execution.

     Notwithstanding the foregoing, (a) the master servicer and special servicer for the Series 2005-C3 Securitization will be responsible for entering into any modifications or amendments and for granting any waivers or consents with respect to the

                                     S-197

200 Park Avenue Mortgage Loan and the Courtyard by Marriott Portfolio Mortgage
Loan and (b) the master servicer and special servicer for the Series 2005-C6
Securitization will be responsible for entering into any modifications or amendments and for granting any waivers or consents with respect to the 1166
Avenue of the Americas Mortgage Loan, in each case under terms and conditions similar to those described above in this "--Modifications, Waivers, Amendments and Consents" section, except that some modifications of the 1166 Avenue of the
Americas Loan Combination will require the consent of the series 2005-C6 certificateholders and the series 2005-C7 controlling class representative. Any modification, waiver or amendment of the payment terms of any Outside Serviced
Loan Combination shall be structured so as to be consistent with the allocation and payment priorities set forth in the related loan documents and the related
Co-Lender Agreement, such that no holder of a mortgage loan comprising the subject Loan Combination will gain a priority over any other such holder with respect to any payment, which priority is not reflected in the related loan documents and the related Co-Lender Agreement.

REQUIRED APPRAISALS

     Within a specified number of days after the date on which any Appraisal
Trigger Event has occurred with respect to any of the mortgage loans in the trust (other than an Outside Serviced Trust Mortgage Loan), the special servicer must obtain, and deliver to the trustee a copy of, an appraisal of the related mortgaged real property, from an independent appraiser meeting the qualifications imposed in the series 2005-C7 pooling and servicing agreement, unless an appraisal had previously been obtained within the prior 12 months and the special servicer believes, in accordance with the Servicing Standard, there has been no subsequent material change in the circumstances surrounding that property that would draw into question the applicability of that appraisal.
Notwithstanding the foregoing, if the Stated Principal Balance of the subject mortgage loan is less than $2,000,000, the special servicer may perform an internal valuation of the mortgaged real property instead of obtaining an appraisal. Also notwithstanding the foregoing, if the portion of the Stated
Principal Balance of the subject mortgage loan that has been allocated to any particular mortgaged real property, assuming there is more than one mortgaged real property securing the related mortgage loan, is less than $2,000,000, the special servicer may perform an internal valuation of the particular mortgaged real property instead of obtaining an appraisal.

     As a result of any appraisal or other valuation, it may be determined that an Appraisal Reduction Amount exists with respect to the subject mortgage loan or, if applicable, the subject Serviced Loan Combination. An Appraisal
Reduction Amount is relevant to the determination of the amount of any advances of delinquent interest required to be made with respect to the affected mortgage loan and, in the case of a Serviced Loan Combination, may be relevant to the determination of the identity of the related Loan Combination
Controlling Party. See "Description of the Offered Certificates--Advances of
Delinquent Monthly Debt Service Payments" in this prospectus supplement and
"--The Series 2005-C7 Controlling Class Representative, the Class CM
Representative and the Serviced Non-Trust Loan Noteholders" above. The
Appraisal Reduction Amount for any mortgage loan or Serviced Loan Combination will be determined following either--

     o  the occurrence of the Appraisal Trigger Event, if no new appraisal or estimate is required or obtained, or

     o  the receipt of a new appraisal or estimate, if one is required and obtained,

and on a monthly basis thereafter until satisfaction of the conditions described in the bullets to the next paragraph.

     If an Appraisal Trigger Event occurs with respect to any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan), then the special servicer will have an ongoing obligation to obtain or perform, as applicable, on or about each anniversary of the occurrence of that Appraisal
Trigger Event, an update of the prior required appraisal or other valuation.
Based upon that update, the special servicer is to redetermine and report to the trustee and the master servicer the new Appraisal Reduction Amount, if any, with respect to the mortgage loan. This ongoing obligation will cease, except in the case of a mortgage loan as to which the Appraisal Trigger Event was the expiration of five years following the initial extension of its maturity, if and when--

     o  if the subject mortgage loan had become a specially serviced mortgage loan, it has become a worked-out mortgage loan as contemplated under
        "--General" above,

     o  the subject mortgage loan has remained current for at least three consecutive monthly debt service payments, and

     o  no other Appraisal Trigger Event has occurred with respect to the subject mortgage loan during the preceding three months.

     The cost of each required appraisal, and any update of that appraisal, will be advanced by the master servicer, at the request of the special servicer, and will be reimbursable to the master servicer as a servicing advance.

     At any time that an Appraisal Reduction Amount exists with respect to any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan)
or, if applicable, any Serviced Loan Combination, the series 2005-C7 controlling class

                                     S-198

representative or, in cases involving a Serviced Loan Combination, the related
Loan Combination Controlling Party (and, at any time that an Appraisal
Reduction Amount exists with respect to the Cherryvale Mall Mortgage Loan, the
Class CM Representative) will be entitled, at its own expense, to obtain and deliver to the master servicer, the special servicer and the trustee an appraisal reasonably satisfactory to the special servicer. Upon request of the series 2005-C7 controlling class representative, the related Loan Combination
Controlling Party or the Class CM Representative, as the case may be, the special servicer will be required to recalculate the Appraisal Reduction Amount with respect to the subject mortgage loan(s) based on that appraisal and to report the recalculated Appraisal Reduction Amount to the master servicer.

     Subject to the Servicing Standard, the special servicer will be permitted, but not obligated, to adjust downward (but not upward) the value of any mortgaged real property as reflected in an appraisal obtained by it.

     Notwithstanding the foregoing, (a) any Appraisal Reduction Amounts with respect to the 200 Park Avenue Loan Combination and/or the Courtyard by
Marriott Portfolio Loan Combination will be determined based upon appraisals obtained in accordance with the series 2005-C3 pooling and servicing agreement, and (b) any Appraisal Reduction Amounts with respect to the 1166 Avenue of the
Americas Loan Combination will be determined based upon appraisals obtained in accordance with the series 2005-C6 trust and servicing agreement, in each case on terms similar to those described above, and each such determination will affect the amount of any advances of delinquent interest required to be made on the 200 Park Avenue Mortgage Loan, the Courtyard by Marriott Portfolio Mortgage
Loan or the 1166 Avenue of the Americas Mortgage Loan, as applicable, and may affect the identity of the related Loan Combination Controlling Party. See
"Servicing of the 1166 Avenue of the Americas Loan Combination--Appraisal
Trigger Event/Appraisal Reduction Amount Under the Series 2005-C6 Trust and
Servicing Agreement" in this prospectus supplement.

CUSTODIAL ACCOUNT

     General. The master servicer will be required to establish and maintain a custodial account for purposes of holding payments and other collections that it receives with respect to the mortgage loans in the trust. That custodial account must be maintained in a manner and with a depository institution that satisfies rating agency standards for securitizations similar to the one involving the offered certificates. Payments and collections received in respect of the Serviced Non-Trust Loans will not be deposited in the custodial account.

     The funds held in the master servicer's custodial account may be held as cash or invested in Permitted Investments. Any interest or other income earned on funds in the master servicer's custodial account will be paid to the master servicer as additional compensation subject to the limitations set forth in the series 2005-C7 pooling and servicing agreement.

     Deposits. Under the series 2005-C7 pooling and servicing agreement, the master servicer is required to deposit or cause to be deposited in its custodial account within one business day following receipt, in the case of payments and other collections on the underlying mortgage loans, or as otherwise required under the series 2005-C7 pooling and servicing agreement, the following payments and collections received or made by or on behalf of the master servicer with respect to the mortgage pool and the Station Place I
Non-Pooled Note B Loan subsequent to the Issue Date, other than monthly debt service payments due on or before the cut-off date, which monthly debt service payments belong to the related mortgage loan seller:

     o  all payments on account of principal on the mortgage loans in the trust, including principal prepayments;

     o  all payments on account of interest on the mortgage loans in the trust, including Default Interest;

     o  all prepayment premiums, yield maintenance charges and late payment charges collected with respect to the mortgage loans in the trust;

     o  all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds
        collected on the underlying mortgage loans in the trust, except to the extent that any of those proceeds are to be deposited in the special servicer's REO account;

     o  any amounts representing a reimbursement, payment and/or contribution due and owing to the Trust from any Non-Trust Loan Noteholder in accordance with the related Co-Lender Agreement;

     o  all remittances to the Trust under the series 2005-C3 pooling and servicing agreement and/or the related Co-Lender Agreement with respect to each of the 200 Park Avenue Mortgage Loan and the Courtyard by
        Marriott Portfolio Mortgage Loan;

     o  all remittances to the Trust under the series 2005-C6 trust and servicing agreement and/or the 1166 Avenue of the Americas Co-Lender
        Agreement with respect to the 1166 Avenue of the Americas Mortgage Loan;

                                     S-199

     o  any amounts required to be deposited by the master servicer in connection with losses incurred with respect to Permitted Investments of funds held in the custodial account;

     o  all payments required to be paid by the master servicer or the special servicer with respect to any deductible clause in any blanket or master force placed insurance policy maintained by it as described under
        "--Maintenance of Insurance" below;

     o  any amount required to be transferred from a loss of value reserve fund, any Serviced Loan Combination custodial account or the special servicer's REO account;

     o  any amounts required to be transferred from any debt service reserve accounts with respect to the mortgage loans in the trust; and

     o  insofar as they do not constitute escrow payments, any amount paid by a borrower with respect to a mortgage loan in the trust specifically to cover items for which a servicing advance has been made.

     Upon its receipt of any of the amounts described in the first seven bullets and the last bullet of the prior paragraph with respect to any specially serviced mortgage loan in the trust (other than, if applicable, the
Outside Serviced Trust Mortgage Loans), the special servicer is required to promptly remit those amounts to the master servicer for deposit in the master servicer's custodial account.

     The obligation of the master servicer to deposit the amounts identified in this "--Custodial Account--Deposits" section with respect to any Outside
Serviced Trust Mortgage Loan is dependent upon its receipt of such amounts from a party responsible for servicing or administering such Outside Serviced Trust
Mortgage Loan.

     Notwithstanding the foregoing, amounts received on each underlying mortgage loan that is part of a Serviced Loan Combination will be deposited into a separate account maintained by the master servicer before being transferred to the master servicer's custodial account.

     Also notwithstanding the foregoing, the custodial account and each Loan
Combination-specific account may, in fact, be separate sub-accounts of the same account.

     Withdrawals. The master servicer may make withdrawals from its custodial account for any of the following purposes, which are not listed in any order of priority:

     1.  to remit to the trustee for deposit in the trustee's collection account described under "Description of the Offered Certificates--Collection
         Account" in this prospectus supplement, on the business day preceding each distribution date, all payments and other collections on the mortgage loans and any REO Properties in the trust that are then on deposit in the custodial account, exclusive of any portion of those payments and other collections that represents one or more of the following--

         (a)    monthly debt service payments due on a due date subsequent to the end of the related collection period,

         (b)    payments and other collections received by the relevant
                servicer after the end of the related collection period, and

         (c)    amounts that are payable or reimbursable from the custodial account to any person other than the series 2005-C7
                certificateholders in accordance with any of clauses 3. through
                22. below;

     2.  apply amounts held for future distribution on the series 2005-C7 certificates to make advances to cover delinquent scheduled debt service payments, other than balloon payments, as and to the extent described under "Description of the Offered Certificates--Advances of
         Delinquent Monthly Debt Service Payments" in this prospectus supplement;

     3.  to reimburse the fiscal agent, the trustee, itself or the special servicer, as applicable, for any unreimbursed advances made by that party under the series 2005-C7 pooling and servicing agreement, which reimbursement is to be made out of collections on the mortgage loan or
         REO Property as to which the advance was made;

     4.  to pay itself earned and unpaid master servicing fees in respect of each mortgage loan in the trust, which payment is first to be made out of amounts received on or with respect to that mortgage loan that are allocable as a recovery of interest and then, if the subject mortgage loan and any related REO Property has been liquidated, out of general collections on deposit in the custodial account;

     5.  to pay the special servicer, out of general collections on deposit in the custodial account, earned and unpaid special servicing fees with respect to each mortgage loan in the trust (other than the Outside
         Serviced Trust Mortgage Loans) that is either--

                                     S-200

         (a)    specially serviced mortgage loan, or

         (b)    mortgage loan as to which the related mortgaged real property has become an REO Property;

     6.  to pay the special servicer earned and unpaid workout fees and liquidation fees to which it is entitled with respect to any mortgage loan in the trust (other than the Outside Serviced Trust Mortgage
         Loans) and, if necessary, with respect to any Serviced Non-Trust Loan that is a Subordinate Non-Trust Loan, which payment is to be made from the sources described under "--Servicing and Other Compensation and
         Payment of Expenses" above;

     7.  to reimburse the fiscal agent, the trustee, itself or the special servicer, as applicable, out of general collections on deposit in the custodial account, for any unreimbursed advance (other than a P&I advance made with respect to the Station Place I Non-Pooled Note B Loan or the portion of a P&I Advance made with respect to the Cherryvale
         Mall Non-Pooled Portion) made by that party under the series 2005-C7 pooling and servicing agreement that has been determined not to be ultimately recoverable as described in clause 3. above or otherwise out of collections on the subject mortgage loan or any related REO
         Property;

     8.  to pay the fiscal agent, the trustee, itself or the special servicer, as applicable, unpaid interest on any advance made by and then being reimbursed to that party under the series 2005-C7 pooling and servicing agreement, which payment is to be made out of any Default Interest and late payment charges on deposit in the custodial account that were received, during the collection period in which the advance is reimbursed, with respect to the mortgage loan as to which that advance was made;

     9.  to pay unpaid expenses (other than interest on advances which is covered by clauses 8. above and 10. below, and other than special servicing fees, workout fees and liquidation fees) that were incurred with respect to any mortgage loan in the trust or related REO Property and that, if paid from collections on the mortgage pool other than the late payment charges and Default Interest received with respect to that mortgage loan, would constitute Additional Trust Fund Expenses, which payment is to be made out of Default Interest and late payment charges on deposit in the custodial account that were received with respect to the mortgage loan as to which the expense was incurred, to the extent such amounts have not been otherwise applied according to clause 8.
         above;

     10. in connection with the reimbursement of advances as described in clause
         3. or 7. above or out of the trustee's collection account, to pay the fiscal agent, the trustee, itself or the special servicer, as the case may be, out of general collections on deposit in the custodial account, any interest accrued and payable on that advance and not otherwise payable under clause 8. above;

     11. to pay itself any items of additional master servicing compensation on deposit in the custodial account as discussed under "--Servicing and
         Other Compensation and Payment of Expenses--Additional Master Servicing
         Compensation" above;

     12. to pay the special servicer any items of additional special servicing compensation on deposit in the custodial account as discussed under
         "--Servicing and Other Compensation and Payment of Expenses--Additional
         Special Servicing Compensation" above;

     13. to pay, out of general collections on deposit in the custodial account, certain servicing expenses that, if advanced, would not be recoverable under clause 3. above, as discussed under "--Servicing and Other
         Compensation and Payment of Expenses--Payment of Expenses; Servicing
         Advances" above;

     14. to pay, out of general collections on deposit in the custodial account, for costs and expenses incurred by the trust in connection with the remediation of adverse environmental conditions at any mortgaged real property that secures a defaulted mortgage loan in the trust;

     15. to pay the fiscal agent, the trustee, itself, the special servicer, us or any of their or our respective members, managers, directors, officers, employees and agents, as the case may be, out of general collections on deposit in the custodial account, any of the reimbursements or indemnities to which we or any of those other persons or entities are entitled as described under "Description of the
         Governing Documents--Matters Regarding the Master Servicer, the Special
         Servicer, the Manager and Us" and "--Matters Regarding the Trustee" in
         the accompanying prospectus and under "Description of the Offered
         Certificates--The Fiscal Agent" in this prospectus supplement;

     16. to pay, out of general collections on deposit in the custodial account, for the cost of an independent appraiser or other expert in real estate matters retained pursuant to the series 2005-C7 pooling and servicing agreement, to the extent that such cost is not covered by a servicing advance;

                                     S-201

     17. in the event the master servicer determines, in accordance with the
         Servicing Standard, that it has received insufficient information from the master servicer or special servicer under the governing servicing agreement for an Outside Serviced Trust Mortgage Loan to make a recoverability determination with respect to required P&I Advances on that mortgage loan, to pay, out of general collections on deposit in the custodial account, for costs incurred in connection with obtaining an appraisal and/or other relevant information necessary to make such determination;

     18. to pay, out of general collections on deposit in the custodial account, for the cost of certain advice of counsel and tax accountants, the fees of an independent contractor retained to manage an REO Property, the cost of various opinions of counsel, the cost of recording the series
         2005-C7 pooling and servicing agreement and the cost of the trustee's transferring mortgage files to a successor after having been terminated by series 2005-C7 certificateholders without cause, all as set forth in the series 2005-C7 pooling and servicing agreement;

     19. with respect to each mortgage loan purchased out of the trust, to pay to the purchaser all amounts received on that mortgage loan following the purchase that have been deposited in the custodial account;

     20. to make any required payments (other than normal monthly remittances)
         due under the related Co-Lender Agreement from the trust, as holder of a mortgage loan that is part of a Loan Combination, including to reimburse a servicer of an Outside Serviced Loan Combination for a servicing advance that is not recoverable out of collections on that
         Outside Serviced Loan Combination;

     21. to reimburse the master servicer, the trustee or the fiscal agent (with interest) for any P&I advance made thereby with respect to the Station
         Place I Non-Pooled Note B Trust Loan or the portion of any P&I Advance made with respect to the Cherryvale Mall Non-Pooled Portion, which reimbursement will be made, first, out of collections on the Station
         Place I Non-Pooled Note B Trust Loan or the Cherryvale Mall Non-Pooled
         Portion, as applicable, and then, if not recoverable therefrom, out of collections on the Station Place I Mortgage Loan or the Cherryvale Mall
         Pooled Portion, as applicable;

     22. to pay any other items described in this prospectus supplement as being payable from the custodial account;

     23. to withdraw amounts deposited in the custodial account in error; and

     24. to clear and terminate the custodial account upon the termination of the series 2005-C7 pooling and servicing agreement.

     The series 2005-C7 pooling and servicing agreement will prohibit the application of amounts received on a Serviced Non-Trust Loan to cover expenses payable or reimbursable out of general collections with respect to mortgage loans and REO Properties in the trust that are not related to such Serviced
Non-Trust Loan (or, in the case of a Subordinate Non-Trust Loan, to the applicable Loan Combination).

MAINTENANCE OF INSURANCE

     The series 2005-C7 pooling and servicing agreement will require the master servicer to use reasonable efforts, consistent with the Servicing Standard, to cause to be maintained for each mortgaged real property (other than a mortgaged real property with respect to an Outside Serviced Loan Combination) that is not an REO Property all insurance coverage as is required under the related mortgage loan in the trust. In addition, the master servicer will generally be required to cause to be maintained any such insurance that the related borrower is required (but fails) to maintain, but only to the extent that (a) the trust has an insurable interest and (b) the subject insurance is available at a commercially reasonable rate.

     Notwithstanding the foregoing, neither the master servicer nor the special servicer, as applicable, will be required to maintain or cause a borrower to maintain for a mortgaged real property all-risk casualty or other insurance that provides coverage for acts of terrorism, despite the fact that such insurance may be required under the terms of the related underlying mortgage loan, in the event that the special servicer determines, based on due inquiry in accordance with the Servicing Standard, that such insurance (a) is not available at commercially reasonable rates and such hazards are not commonly insured against at the time for properties similar to the subject mortgaged real property and located in and around the region in which the subject mortgaged real property is located or (b) is not available at any rate.

     The related Loan Combination Controlling Party, in the case of a mortgaged real property that secures a Serviced Loan Combination, the Class CM
Representative, in the case of the Cherryvale Mall Mortgaged Property, or the series 2005-C7 controlling class representative, otherwise, may request that earthquake insurance be secured for one or more mortgaged real

                                     S-202

properties by the related borrower, to the extent that (a) insurance may be obtained at a commercially reasonable price and (b) the related mortgage loan requires the borrower to obtain earthquake insurance at the mortgagee's request.

     The series 2005-C7 pooling and servicing agreement will require the special servicer, consistent with the Servicing Standard, to cause to be maintained for each REO Property (other than an REO Property relating to an
Outside Serviced Loan Combination) no less insurance coverage than was previously required of the applicable borrower under the related mortgage loan, but only if and to the extent that (a) such insurance is available at a commercially reasonable rate and (b) the subject hazards are at the time commonly insured against for properties similar to the subject REO Property and located in or around the region in which such REO Property is located, except that in the case of insurance coverage for acts of terrorism, the special servicer may be required to obtain that insurance at rates that may not be considered commercially reasonable.

     If either the master servicer or the special servicer obtains and maintains a blanket policy or master force placed policy insuring against hazard losses on all the mortgage loans and/or REO Properties that it is required to service and administer under the series 2005-C7 pooling and servicing agreement, then, to the extent such policy--

     o  is obtained from an insurer having a claims-paying ability or financial strength rating that meets, or whose obligations are guaranteed or backed in writing by an entity having a claims-paying ability or financial strength rating that meets, the requirements of the series
        2005-C7 pooling and servicing agreement, and

     o  provides protection equivalent to the individual policies otherwise required,

the master servicer or the special servicer, as the case may be, will be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related mortgaged real properties and/or REO Properties. That blanket policy or master force placed policy may contain a customary deductible clause, except that if there has not been maintained on the related mortgaged real property or REO Property an individual hazard insurance policy complying with the requirements described above in this "--Maintenance of Insurance" section, and there occur one or more losses that would have been covered by an individual policy, then the master servicer or special servicer, as appropriate, must promptly deposit into the master servicer's custodial account from its own funds the amount of those losses that would have been covered by an individual policy, taking account of any applicable (or, to the extent consistent with the Servicing Standard, deemed) deductible clause, but are not covered under the blanket policy or master force placed policy because of the deductible clause in the blanket policy or master force placed policy.

     In the case of each of the 200 Park Avenue Loan Combination and the
Courtyard by Marriott Portfolio Loan Combination, the master servicer and/or the special servicer under the series 2005-C3 pooling and servicing agreement will be responsible for causing the related borrower to maintain insurance on the related mortgaged real property on substantially similar terms to those described above. In the case of each of the 1166 Avenue of the Americas Loan
Combination, the master servicer and/or the special servicer under the series
2005-C6 trust and servicing agreement will be responsible for causing the related borrower to maintain insurance on the related mortgaged real property, as described under "Servicing of the 1166 Avenue of the Americas Loan
Combination--Maintenance of Insurance Policies Under the Series 2005-C6 Trust
and Servicing Agreement" in this prospectus supplement.

FAIR VALUE OPTION

     Any single certificateholder or group of certificateholders with a majority interest in the series 2005-C7 controlling class, the special servicer and any assignees thereof will have the option to purchase any specially serviced mortgage loan in the trust (including, if applicable, an Outside
Serviced Trust Mortgage Loan) as to which a material default exists, at a price generally equal to the sum of--

     o  the outstanding principal balance of that mortgage loan,

     o  all accrued and unpaid interest on that mortgage loan, other than
        Default Interest,

     o  all unreimbursed servicing advances with respect to that mortgage loan,

     o  all unpaid interest accrued on advances made by the master servicer, the special servicer, the trustee and/or the fiscal agent with respect to that mortgage loan, and

     o  any other amounts payable under the series 2005-C7 pooling and servicing agreement.

     The special servicer is required to accept the first offer by a holder of the purchase option above that is at least equal to that purchase price.

                                     S-203

     If none of the purchase option holders exercises its option to purchase any specially serviced mortgage loan in the trust as to which a material default exists, as described above in this "--Fair Value Option" section, then each holder of the purchase option will also have the option to purchase that specially serviced mortgage loan at a price equal to the fair value of that loan. Upon receipt of a written request from any holder of the purchase option to determine the fair value price in contemplation of its intention to exercise its option to purchase that specially serviced mortgage loan at a price that is below the purchase price set forth in the first paragraph of this "--Fair Value
Option" section, the special servicer is required to promptly obtain an appraisal of the related mortgaged real property by an independent appraiser unless such an appraisal was obtained within one year of such date and the special servicer has no knowledge of any circumstances that would materially affect the validity of that appraisal. Promptly after obtaining that appraisal, the special servicer must determine the fair value price in accordance with the
Servicing Standard and the discussion in the next to last paragraph of this
"--Fair Value Option" section. Promptly after determining the fair value price, the special servicer is required to report such fair value price to the trustee and each holder of the purchase option.

     If the special servicer determines that it is willing, or another holder of the purchase option notifies the special servicer that it is willing, to purchase any specially serviced mortgage loan at a price equal to or above the fair value price, then the special servicer will notify all other holders of the purchase option that it has made or received, as the case may be, such a bid (without disclosing the amount of that bid). All other holders of the purchase option may submit competing bids within the ten business day period following such notice. At the conclusion of the above-described ten-business day period, the special servicer will be required, subject to the following sentence, to accept the highest bid received from any holder of the purchase option that is at least equal to the fair value price. If the special servicer accepts the bid of any holder of the purchase option, that holder of the purchase option will be required to purchase the subject specially serviced mortgage loan within ten business days of receipt of notice of the acceptance.

     If the special servicer has not accepted a bid at the fair value price prior to the expiration of 120 days from its determination of the fair value price and thereafter receives a bid at the fair value price or a request from a holder of the purchase option for an updated fair value price, the special servicer will be required, within 45 days, to recalculate the fair value price and repeat the notice and bidding procedure described above until the purchase option terminates.

     If the party exercising the purchase option at the fair value price for any specially serviced mortgage loan is the special servicer or an affiliate thereof, the trustee will be required to verify that the fair value price is at least equal to the fair value of such mortgage loan. In determining whether the fair value price is at least equal to the fair value of such mortgage loan the trustee is permitted to conclusively rely on an appraisal obtained by the trustee from an independent appraiser at the time it is required to verify the fair value price, and/or the opinion of an independent expert in real estate matters (including the master servicer) with at least five years' experience in valuing or investing in loans, similar to such mortgage loan, that has been selected by the trustee with reasonable care at the expense of the trust.

     Any holder of the purchase option may, once such option is exercisable, assign its purchase option with respect to any specially serviced mortgage loan to a third party other than (a) another holder of the purchase option, (b) the related borrower, or (c) if such assignment would violate the terms of any related co-lender, intercreditor or similar agreement, any affiliate of the related borrower; and, upon such assignment, that third party will have all of the rights that had been granted to the assignor in respect of the purchase option. That assignment will only be effective after written notice, together with a copy of the executed assignment and assumption agreement, has been delivered to the trustee, the master servicer and the special servicer.

     In determining the fair value price for any specially serviced mortgage loan, the special servicer may take into account and rely upon, among other factors, the results of any appraisal or updated appraisal that it or the master servicer may have obtained in accordance with the series 2005-C7 pooling and servicing agreement within the prior 12 months; the opinions on fair value expressed by independent investors in mortgage loans comparable to the subject specially serviced mortgage loan; the period and amount of any delinquency on the subject specially serviced mortgage loan; the physical condition of the related mortgaged real property; the state of the local economy; and the expected recoveries from the subject specially serviced mortgage loan if the special servicer were to pursue a workout or foreclosure strategy instead of selling that mortgage loan to a holder of the purchase option.

     Notwithstanding the foregoing, with respect to an Outside Serviced Trust
Mortgage Loan that becomes a specially serviced mortgage loan under the terms of the applicable servicing agreement and as to which a material default exists, the fair value price described above may be calculated based upon, among other things, appraisals and other information obtained from the applicable outside servicers, but only to the extent such information is so obtained. If the special servicer under the series 2005-C7 pooling and servicing agreement has received insufficient information from the applicable outside

                                     S-204

servicer with respect to any such Outside Serviced Trust Mortgage Loan in order to establish a fair value price, it will base such determination only on information otherwise available or easily obtainable by it, at the expense of the trust. Notwithstanding the foregoing, in the case of the 1166 Avenue of the
Americas Mortgage Loan, the series 2005-C7 special servicer may be required to rely on a value determination made by the applicable outside servicer with respect to that Outside Serviced Trust Mortgage Loan in accordance with the applicable servicing agreement (if such a fair value determination is provided). If the special servicer determines that a fair value price cannot be established for any such Outside Serviced Trust Mortgage Loan based on the information available to it, then none of the purchase option holders will be permitted to exercise the purchase option at a fair value price. In connection with the foregoing, the special servicer will be entitled to a separate fee of
$1,500 per loan payable from the collection account for making a fair value price determination with respect to an Outside Serviced Trust Mortgage Loan.

     The purchase option for any specially serviced mortgage loan will terminate, and will not be exercisable (or if exercised, but the purchase of the subject mortgage loan has not yet occurred, will terminate and be of no further force or effect) if (a) the special servicer has accepted a bid at the fair value price (although the purchase option will resume if the purchase is not completed within the requisite time period), (b) the subject specially serviced mortgage loan has ceased to be a specially serviced mortgage loan or is otherwise no longer in material default, (c) the related mortgaged real property has become an REO Property, (d) a final recovery determination has been made with respect to the subject specially serviced mortgage loan or (e)
the subject specially serviced mortgage loan has been removed from the trust fund. Until a bid at the fair value price is accepted, the special servicer is required to continue to pursue all of the other resolution options available to it with respect to the specially serviced mortgage loan in accordance with the series 2005-C7 pooling and servicing agreement and the Servicing Standard.
Notwithstanding the foregoing, any party exercising a fair value purchase option under the series 2005-C7 pooling and servicing agreement will be subject to any restrictions on transfer contained in any related co-lender or intercreditor agreement, including, without limitation, with respect to the 200
Park Avenue Mortgage Loan, the restrictions on transfer of the 200 Park Avenue
Mortgage Loan to specified entities set forth in the related loan agreement.

REALIZATION UPON DEFAULTED MORTGAGE LOANS

     If a default on an underlying mortgage loan (other than an Outside
Serviced Trust Mortgage Loan) or Serviced Loan Combination has occurred, then, subject to the discussion under "--The Series 2005-C7 Controlling Class
Representative, the Class CM Representative and the Serviced Non-Trust Loan
Noteholders" above and applicable law, the special servicer may, on behalf of the trust and, if applicable, the related Serviced Non-Trust Loan
Noteholder(s), take any of the following actions:

     o  institute foreclosure proceedings;

     o  exercise any power of sale contained in the related mortgage instrument;

     o  obtain a deed in lieu of foreclosure; or

     o  otherwise acquire title to the corresponding mortgaged real property, by operation of law or otherwise.

     Notwithstanding the foregoing, the special servicer may not, on behalf of the trust and, if applicable, the related Serviced Non-Trust Loan
Noteholder(s), obtain title to a mortgaged real property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any mortgaged real property, if, as a result of that action, the trustee, on behalf of the series 2005-C7 certificateholders and, if applicable, the related
Serviced Non-Trust Loan Noteholder(s), could, in the judgment of the special servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of, that mortgaged real property within the meaning of CERCLA or any comparable law, unless:

     o  the special servicer has previously determined in accordance with the
        Servicing Standard, based on a report prepared by a person who regularly conducts environmental audits, that the mortgaged real property is in compliance with applicable environmental laws and regulations and there are no circumstances or conditions present at the mortgaged real property that have resulted in any contamination for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

     o  in the event that the determination described in the preceding bullet cannot be made, the special servicer has previously determined in accordance with the Servicing Standard, on the same basis as described in the preceding bullet, that it would maximize the recovery to the series 2005-C7 certificateholders and, if the subject mortgaged real property secures a Serviced Loan Combination, the affected Serviced
        Non-Trust Loan Noteholder(s), as a collective

                                     S-205

        whole, on a present value basis, to acquire title to or possession of the mortgaged real property and to take such remedial, corrective and/or other further actions as are necessary to bring the mortgaged real property into compliance with applicable environmental laws and regulations and to appropriately address any of the circumstances and conditions referred to in the preceding bullet.

     See, however, "--The Series 2005-C7 Controlling Class Representative, the
Class CM Representative and the Serviced Non-Trust Loan Noteholders--Rights and
Powers of The Series 2005-C7 Controlling Class Representative, the Class CM
Representative and the Serviced Non-Trust Loan Noteholders" above.

     The cost of any environmental testing will be covered by, and reimbursable as, a servicing advance, and the cost of any remedial, corrective or other further action contemplated by the second bullet of the second paragraph of this "--Realization Upon Defaulted Mortgage Loans" section will generally be payable directly out of the master servicer's custodial account.

     If neither of the conditions relating to environmental matters set forth in the two bullets of the second paragraph of this "--Realization Upon
Defaulted Mortgage Loans" section has been satisfied with respect to any mortgaged real property securing a defaulted mortgage loan serviced under the series 2005-C7 pooling and servicing agreement, the special servicer will be required to take such action as is in accordance with the Servicing Standard, other than proceeding against the subject mortgaged real property. In connection with the foregoing, the special servicer may, on behalf of the trust and, if applicable, the related Serviced Non-Trust Loan Noteholder(s), but subject to the discussion under "--The Series 2005-C7 Controlling Class
Representative, the Class CM Representative and the Serviced Non-Trust Loan
Noteholders--Rights and Powers of The Series 2005-C7 Controlling Class
Representative, the Class CM Representative and the Serviced Non-Trust Loan
Noteholders" above, release all or a portion of the subject mortgaged real property from the lien of the related mortgage.

     If Liquidation Proceeds collected with respect to a defaulted mortgage loan in the trust are less than the outstanding principal balance of the defaulted mortgage loan, together with accrued interest on that mortgage loan and reimbursable expenses incurred by the special servicer, the master servicer and/or any other applicable party in connection with that mortgage loan, then the trust will realize a loss in the amount of the shortfall. The special servicer and/or the master servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any defaulted mortgage loan, prior to the payment of those Liquidation Proceeds to the series 2005-C7 certificateholders, for--

     o  any and all amounts that represent unpaid servicing compensation with respect to the subject mortgage loan,

     o  any unreimbursed servicing expenses incurred with respect to the subject mortgage loan, and

     o  any unreimbursed advances of delinquent payments made with respect to the subject mortgage loan.

     In addition, amounts otherwise payable on the series 2005-C7 certificates may be further reduced by interest payable to the master servicer and/or special servicer on the servicing expenses and advances.

     The special servicer under the applicable governing pooling and servicing agreement for each Outside Serviced Loan Combination will be responsible for realizing against the related mortgaged real property following an event of default under the related Outside Serviced Loan Combination, and assuming no alternative arrangements can be made for the resolution of that event of default. See "Servicing of the 200 Park Avenue Loan Combination and the
Courtyard by Marriott Loan Combination" and "Servicing of the 1166 Avenue of
the Americas Loan Combination--Remedial Rights" in this prospectus supplement.

REO PROPERTIES

     If title to any mortgaged real property is acquired by the special servicer on behalf of the trust and, if applicable, the related Serviced
Non-Trust Loan Noteholder(s), then the special servicer will be required to sell that property not later than the end of the third calendar year following the year of acquisition, unless--

     o  the IRS grants an extension of time to sell the property, or

     o  the special servicer obtains an opinion of independent counsel generally to the effect that the holding of the property subsequent to the end of the third calendar year following the year in which the acquisition occurred will not result in the imposition of a tax on the trust assets or cause any REMIC created under the series 2005-C7 pooling and servicing agreement to fail to qualify as such under the Internal
        Revenue Code.

     Regardless of whether the special servicer applies for or is granted an extension of time to sell the property as contemplated by the first bullet of the prior sentence or receives the opinion contemplated by the second bullet of the prior

                                     S-206

sentence, the special servicer must act in accordance with the Servicing
Standard and the terms and conditions of the Pooling and Servicing Agreement to liquidate the property. If an extension is granted or opinion given, the special servicer must sell the REO Property within the period specified in the extension or opinion, as the case may be.

     Subject to the foregoing, the special servicer will generally be required to solicit cash offers for any REO Property held by the trust in a manner that will be reasonably likely to realize a fair price for the property; provided that the special servicer may not be obligated to accept the highest cash bid for the subject REO Property if, subject to the discussion under "--The Series
2005-C7 Controlling Class Representative, the Class CM Representative and the
Serviced Non-Trust Loan Noteholders" above, the special servicer determines, in accordance with the Servicing Standard, that acceptance of a lower cash bid would be in the best interests of the series 2005-C7 certificateholders (and, if the subject REO Property relates to a Serviced Loan Combination, the related
Serviced Non-Trust Loan Noteholder(s)), as a collective whole. Neither the trustee, in its individual capacity, nor any of its affiliates may bid for or purchase from the trust any REO Property.

     The special servicer may retain an independent contractor to operate and manage the REO Property. The retention of an independent contractor will not relieve the special servicer of its obligations with respect to the REO
Property.

     In general, the special servicer or an independent contractor employed by the special servicer at the expense of the trust will be obligated to operate and manage any REO Property held by the trust in a manner that:

     o  maintains its status as foreclosure property under the REMIC provisions of the Internal Revenue Code, and

     o  would, to the extent commercially reasonable and consistent with the preceding bullet, maximize net after-tax proceeds received from that property without materially impairing the special servicer's ability to sell the REO Property promptly at a fair price.

     The special servicer must review the operation of each REO Property held by the trust and consult with the trustee, or any person appointed by the trustee to act as tax administrator, to determine the trust's federal income tax reporting position with respect to the income it is anticipated that the trust would derive from the property. The special servicer could determine that it would not be commercially reasonable to manage and operate the property in a manner that would avoid the imposition of--

     o  a tax on net income from foreclosure property, within the meaning of section 860G(c) of the Internal Revenue Code, or

     o  a tax on prohibited transactions under section 860F of the Internal
        Revenue Code.

     To the extent that income the trust receives from an REO Property is subject to--

     o  a tax on net income from foreclosure property, that income would be subject to federal tax at the highest marginal corporate tax rate, which is currently 35%, or

     o  a tax on prohibited transactions, that income would be subject to federal tax at a 100% rate.

     The determination as to whether income from an REO Property held by the trust would be subject to a tax will depend on the specific facts and circumstances relating to the management and operation of each REO Property.
The risk of taxation being imposed on income derived from the operation of foreclosed real property is particularly present in the case of hospitality and healthcare properties. Generally, income from an REO Property that is directly operated by the special servicer would be apportioned and classified as service or non-service income. The service portion of the income could be subject to federal tax either at the highest marginal corporate tax rate or at the 100%
rate. The non-service portion of the income could be subject to federal tax at the highest marginal corporate tax rate or, although it appears unlikely, at the 100% rate. Any tax imposed on the trust's income from an REO Property would reduce the amount available for payment to the series 2005-C7 certificateholders. See "Federal Income Tax Consequences" in this prospectus supplement and in the accompanying prospectus. The reasonable out-of-pocket costs and expenses of obtaining professional tax advice in connection with the foregoing will be payable out of the master servicer's custodial account.

     The special servicer will be required to segregate and hold all funds collected and received in connection with any REO Property held by the trust separate and apart from its own funds and general assets. If an REO Property is acquired by the trust, the special servicer will be required to establish and maintain an account for the retention of revenues and other proceeds derived from the REO Property. That REO account must be maintained in a manner and with a depository institution that satisfies rating agency standards for securitizations similar to the one involving the offered certificates. The special servicer will be required to deposit, or cause to be deposited, in its
REO account, upon receipt, all net income,

                                     S-207

Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received by it with respect to each REO Property held by the trust. The funds held in this
REO account may be held as cash or invested in Permitted Investments. Any interest or other income earned on funds in the special servicer's REO account will be payable to the special servicer, subject to the limitations described in the series 2005-C7 pooling and servicing agreement.

     The special servicer will be required to withdraw from its REO account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property held by the trust, but only to the extent of amounts on deposit in the account relating to that particular REO Property.
Promptly following the end of each collection period, the special servicer will be required to withdraw from the REO account and deposit, or deliver to the master servicer for deposit, into the master servicer's custodial account the total of all amounts received with respect to each REO Property held by the trust during that collection period, net of--

     o  any withdrawals made out of those amounts as described in the preceding sentence,

     o  any portion of those amounts that may be retained as reserves as described in the next paragraph, and

     o  if the subject REO Property relates to a Serviced Loan Combination, any portion of those amounts that are payable to the related Serviced
        Non-Trust Loan Noteholder.

     The special servicer may, subject to the limitations described in the series 2005-C7 pooling and servicing agreement, retain in its REO account that portion of the proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of the related REO Property, including the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses.

     The special servicer must keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, its REO account.

     Notwithstanding anything to the contrary described above, the special servicer will not have any obligations with respect to any REO Property relating to an Outside Serviced Loan Combination. In the event a mortgaged real property relating to an Outside Serviced Loan Combination is acquired as an REO property under the governing servicing agreement for such Loan Combination, the special servicer under that governing servicing agreement will be required to operate, manage, lease, maintain and dispose of that property pursuant to the terms of the governing servicing agreement, which will likely be substantially similar to those described above with respect to the special servicer under the series 2005-C7 pooling and servicing agreement and any REO Properties administered thereunder. See "Servicing of the 200 Park Avenue Loan Combination
and the Courtyard by Marriott Portfolio Loan Combination" and "Servicing of the
1166 Avenue of the Americas Loan Combination" in this prospectus supplement.

INSPECTIONS; COLLECTION OF OPERATING INFORMATION

     The special servicer will be required to perform or cause to be performed a physical inspection of a mortgaged real property as soon as practicable after the related mortgage loan in the trust (other than an Outside Serviced Mortgage
Loan) becomes a specially serviced mortgage loan and annually thereafter for so long as the related underlying mortgage loan remains a specially serviced mortgage loan, provided that the cost of each of those inspections will be borne by the trust and payable through a reimbursable servicing advance or directly out of the master servicer's custodial account. In addition, the special servicer must perform or cause to be performed a physical inspection of each of the REO Properties held by the trust at least once per calendar year, provided that the cost of each of those inspections will be borne by the trust and payable through a reimbursable servicing advance or directly out of the master servicer's custodial account. Beginning in 2006, the master servicer will be required at its expense to perform or cause to be performed a physical inspection of each mortgaged real property securing a non-specially serviced mortgage loan--

     o  at least once every two calendar years in the case of mortgaged real properties securing underlying mortgage loans that have outstanding principal balances, or with allocated loan amounts, of $2,000,000 or less, and

     o  at least once every calendar year in the case of all other mortgaged real properties;

provided that the master servicer will not be required to perform or cause to be performed an inspection on a mortgaged real property if such property has been inspected by the master servicer or the special servicer in the preceding six months. Notwithstanding the foregoing, however, neither the master servicer nor the special servicer will be obligated to inspect any mortgaged real property related to an Outside Serviced Loan Combination.

     The master servicer and the special servicer will each be required to prepare or cause to be prepared and deliver to the trustee a written report of each of the inspections performed by it that generally describes the condition of the subject

                                     S-208

mortgaged real property and, insofar as the master servicer or the special servicer is aware thereof, that specifies the existence of any sale, transfer or abandonment of the subject mortgaged real property or any material change in its condition or value.

     With respect to each Outside Serviced Loan Combination, periodic inspections of the related mortgaged real properties are to be performed by the master servicer and/or special servicer under the governing servicing agreement for that Loan Combination.

     The special servicer, in the case of any specially serviced mortgage loans for which it is responsible, and the master servicer, in the case of all other mortgage loans serviced under the series 2005-C7 pooling and servicing agreement, will also be required, consistent with the Servicing Standard, to use reasonable efforts to collect from the related borrowers required to deliver them the quarterly and annual operating statements and related rent rolls with respect to each of the related mortgaged real properties. The special servicer will also be required to obtain operating statements and rent rolls with respect to any REO Properties held by the trust. The special servicer will be required to deliver to the master servicer copies of the operating statements and rent rolls it collects, and the master servicer will be required to deliver to the trustee copies of the operating statements and rent rolls it collects or receives, in each case upon request. The master servicer or the special servicer, as applicable, will be required to prepare an operating statement analysis report with respect to each mortgaged real property and REO Property for the applicable period. See "Description of the
Offered Certificates--Reports to Certificateholders; Available Information" in
this prospectus supplement. Upon request, such operating statement analysis report is required to be delivered by the master servicer to the trustee, provided that in the case of a report prepared by the special servicer, such report will be delivered by the special servicer to the master servicer for delivery to the trustee. Each of the mortgage loans in the trust requires the related borrower to deliver an annual property operating statement or other annual financial information. The foregoing notwithstanding, there can be no assurance that any operating statements required to be delivered will in fact be delivered, nor are the master servicer and the special servicer likely to have any practical means of compelling their delivery in the case of an otherwise performing mortgage loan.

     With respect to the Outside Serviced Trust Mortgage Loans, a servicer under the governing servicing agreement for the related Loan Combination will be responsible for collecting financial information with respect to the related mortgaged real properties and will be required to deliver such information to the master servicer under the series 2005-C7 pooling and servicing agreement.
Such information will be made available to the series 2005-C7 certificateholders by the trustee as provided in this prospectus supplement.

EVIDENCE AS TO COMPLIANCE

     No later than April 30 of each year, beginning in 2006, each of the master servicer and the special servicer must:

     o  at its expense, cause a firm of independent public accountants, that is a member of the American Institute of Certified Public Accountants to
        furnish a statement to the trustee and the Serviced Non-Trust Loan
        Noteholders, among others, to the effect that--

        1. the firm has obtained a letter of representation regarding certain matters from the management of the master servicer or special servicer, as applicable, which includes an assertion that the master servicer or special servicer, as applicable, has complied with minimum mortgage loan servicing standards, to the extent applicable to commercial and multifamily mortgage loans, identified in the
           Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of commercial and multifamily mortgage loans during the most recently completed calendar year, and

        2. on the basis of an examination conducted by the firm in accordance with standards established by the American Institute of Certified
           Public Accountants, that representation is fairly stated in all material respects, subject to those exceptions and other
           qualifications that may be appropriate;

     o  except that, in rendering its report the firm may rely, as to matters relating to the direct servicing of commercial and multifamily mortgage loans by sub-servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards, rendered within one year of such report, with respect to those sub-servicers and, further, except that the special servicer will not be required to cause such a report to be delivered if there were no specially serviced mortgage loans during the most recently ended calendar year; and

                                     S-209

     o  deliver to the trustee and the Serviced Non-Trust Loan Noteholders, among others, a statement signed by an officer of the master servicer or the special servicer, as the case may be, to the effect that, to the knowledge of that officer, the master servicer or special servicer, as the case may be, has fulfilled its material obligations under the series
        2005-C7 pooling and servicing agreement in all material respects throughout the preceding calendar year or the portion of that year during which the series 2005-C7 certificates were outstanding.

     Copies of the above-mentioned annual accountants' statement and officer's certificate of each of the master servicer and the special servicer will be made available to series 2005-C7 certificateholders, at their expense, upon written request to the trustee.

EVENTS OF DEFAULT

     Each of the following events, circumstances and conditions will be considered events of default with respect to the master servicer or the special servicer, as applicable, under the series 2005-C7 pooling and servicing agreement:

     o  the master servicer or the special servicer fails to deposit, or to remit to the appropriate party for deposit, into the master servicer's custodial account or the special servicer's REO account, as applicable, any amount required to be so deposited, which failure is not remedied within one business day following the date on which the deposit or remittance was required to be made;

     o  the master servicer fails to remit to the trustee for deposit in the trustee's collection account any amount required to be so remitted, which failure is not remedied by 11:00 a.m., New York City time, on the applicable distribution date, or the master servicer fails to make in a timely manner any payment required to be made to a Serviced Non-Trust
        Loan Noteholder, which failure is not remedied by 11:00 a.m., New York
        City time, on the business day immediately following the date on which the payment was required to be made;

     o  the master servicer or the special servicer fails to timely make any servicing advance required to be made by it under the series 2005-C7 pooling and servicing agreement, and that failure continues unremedied for three business days following the date on which notice of such failure has been given to the master servicer or the special servicer, as applicable, by any party to the series 2005-C7 pooling and servicing agreement;

     o  the master servicer or the special servicer fails to observe or perform in any material respect any of its other covenants or agreements under the series 2005-C7 pooling and servicing agreement, and that failure continues unremedied for 30 days (or such shorter period as may be provided for in the series 2005-C7 pooling and servicing agreement for certain specified acts) or, if the responsible party is diligently attempting to remedy the failure, 60 days (or such shorter period as may be provided for in the series 2005-C7 pooling and servicing agreement for certain specified acts) after written notice of the failure
        (requiring it to be remedied) has been given to the master servicer or the special servicer, as the case may be, by any other party to the series 2005-C7 pooling and servicing agreement, by series 2005-C7 certificateholders entitled to not less than 25% of the voting rights for the series 2005-C7 certificates or by any affected Serviced
        Non-Trust Loan Noteholder;

     o  it is determined that there is a breach by the master servicer or the special servicer of any of its representations or warranties contained in the series 2005-C7 pooling and servicing agreement that materially and adversely affects the interests of any class of series 2005-C7 certificateholders or any Serviced Non-Trust Loan Noteholder, and that breach continues unremedied for 30 days or, if the responsible party is diligently attempting to cure the breach, 60 days after written notice of the breach (requiring it to be remedied) has been given to the master servicer or the special servicer, as the case may be, by any other party to the series 2005-C7 pooling and servicing agreement, by series 2005-C7 certificateholders entitled to not less than 25% of the voting rights for the series 2005-C7 certificates or by any affected Serviced
        Non-Trust Loan Noteholder;

     o  various events of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings occur with respect to the master servicer or the special servicer, or the master servicer or the special servicer takes various actions indicating its bankruptcy, insolvency or inability to pay its obligations;

     o  the master servicer or the special servicer is removed from S&P's Select
        Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S.
        Commercial Mortgage Special Servicer, as applicable, and is not reinstated within 60 days, and the ratings assigned by S&P to one or more classes of the series 2005-C7 certificates are qualified, downgraded or withdrawn in connection therewith;

                                     S-210

     o  one or more ratings assigned by Fitch to one or more classes of the series 2005-C7 certificates have been qualified, downgraded or withdrawn, or otherwise made the subject of a "negative" credit watch that remains in effect for at least 60 days, which action Fitch has determined is solely or in material part a result of the master servicer or special servicer, as the case may be, acting in that capacity; and

     o  the master servicer ceases to be rated at least CMS3 by Fitch or the special servicer ceases to be rated at least CSS3 by Fitch and, in either case, that rating is not restored within 60 days after the subject downgrade or withdrawal.

RIGHTS UPON EVENT OF DEFAULT

     If an event of default described above under "--Events of Default" occurs with respect to the master servicer or the special servicer and remains unremedied, the trustee will be authorized, and at the written direction of the series 2005-C7 certificateholders entitled to not less than 25% of the voting rights for the series 2005-C7 certificates, the trustee will be required, to terminate all of the future rights and obligations of the defaulting party under the series 2005-C7 pooling and servicing agreement and in and to the trust assets other than any rights the defaulting party may have as a series
2005-C7 certificateholder. Upon any termination, the trustee must either:

     o  succeed to all of the responsibilities, duties and liabilities of the master servicer or special servicer, as the case may be, under the series 2005-C7 pooling and servicing agreement; or

     o  appoint an established mortgage loan servicing institution to act as successor master servicer or special servicer, as the case may be, under the series 2005-C7 pooling and servicing agreement.

     The holders of series 2005-C7 certificates entitled to a majority of the voting rights for the series 2005-C7 Certificates may require the trustee to appoint an established mortgage loan servicing institution to act as successor master servicer or special servicer, as the case may be, under the series
2005-C7 pooling and servicing agreement, rather than have the trustee act as that successor.

     Notwithstanding the foregoing discussion in this "--Rights Upon Event of
Default" section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events of default described in the last three bullets under "--Events of Default" above, the master servicer will have the right for a period of approximately 45 days
(during which time the master servicer will continue to master service the mortgage loans), at its expense, to sell its master servicing rights with respect to the mortgage pool to a master servicer whose appointment S&P and
Fitch have each confirmed will not result in a qualification, downgrade or withdrawal of any of the then-current ratings of the series 2005-C7 certificates.

     In general, series 2005-C7 certificateholders entitled to at least 66-2/3%
of the voting rights allocated to each class of series 2005-C7 certificates affected by any event of default may waive the event of default. However, some events of default may only be waived (a) by all of the holders of the affected classes of the series 2005-C7 certificates and/or (b) with the consent of the trustee. Upon any waiver of an event of default, the event of default will cease to exist and will be deemed to have been remedied for every purpose under the series 2005-C7 pooling and servicing agreement.

     Notwithstanding the foregoing in this "--Rights Upon Event of Default"
section, (a) if an event of default on the part of the master servicer affects a Serviced Non-Trust Loan Noteholder, and if the master servicer is not otherwise terminated as provided above, then the master servicer may not be terminated by or at the direction of the related Non-Trust Loan Noteholder, and
(b) furthermore, if an event of default affects solely a Serviced Non-Trust
Loan Noteholder, then the master servicer may not be terminated by the trustee.
However, in the case of each of clause (a) and (b) of the prior sentence, at the request of the affected Serviced Non-Trust Loan Noteholder, the master servicer must appoint a sub-servicer that will be responsible for servicing the subject Serviced Loan Combination.

     Also notwithstanding the foregoing in this "--Rights Upon Event of
Default" section, if an event of default on the part of the special servicer affects a Serviced Non-Trust Loan and the special servicer is not otherwise terminated as provided above, then the related Serviced Non-Trust Loan
Noteholder may, subject to certain conditions, require the termination of the duties and obligations of the special servicer with respect to the subject
Serviced Loan Combination only, but no other mortgage loan in the trust, in accordance with the terms of the series 2005-C7 pooling and servicing agreement. If the special servicer for a Serviced Loan Combination is different from the special servicer for the rest of the mortgage loans serviced under the series 2005-C7 pooling and servicing agreement, then (unless the context indicates otherwise) all references to the special servicer in this prospectus supplement and the accompanying prospectus are intended to mean the applicable special servicer or both special servicers together, as appropriate in light of the circumstances.

                                     S-211

     In general, with respect to each Outside Serviced Trust Mortgage Loan, the trustee may waive any event of default on the part of the master servicer and/or the special servicer under the governing servicing agreement only if so directed by series 2005-C7 certificateholders entitled to waive a comparable event of default under the series 2005-C7 pooling and servicing agreement. In the event of any such event of default that is not waived or cured and that materially and adversely affects the trust as holder of the subject Outside
Serviced Trust Mortgage Loan, the trustee may (and, at the direction of the series 2005-C7 controlling class representative or the holders of series
2005-C7 certificates entitled to 25% of the series 2005-C7 voting rights, will be required to) pursue such rights, if any, as the holder of the subject
Outside Serviced Trust Mortgage Loan may have pursuant to the applicable servicing agreement. The trustee, as holder of the 200 Park Avenue Mortgage
Loan and the Courtyard by Marriott Portfolio Mortgage Loan, will have substantially the same rights in respect of events of default on the part of the master servicer and/or the special servicer under the series 2005-C3 pooling and servicing agreement as are granted to the Serviced Non-Trust Loan
Noteholders in respect of events of default on the part of the master servicer and/or the special servicer under the series 2005-C7 pooling and servicing agreement. Subject to any waiver of the subject event of default on substantially the same terms as are applicable to an event of default under the series 2005-C7 pooling and servicing agreement, the trustee will be required to exercise those rights at the direction of the series 2005-C7 controlling class representative or the holders of series 2005-C7 certificates entitled to at least 25% of the series 2005-C7 voting rights. For a description of certain of the rights of the trustee, as holder of the 1166 Avenue of the Americas
Mortgage Loan, in respect of events of default on the part of the master servicer and/or the special servicer under the series 2005-C6 trust and servicing agreement, see "Servicing of the 1166 Avenue of the Americas Loan
Combination--Replacement of Master Servicer and Special Servicer Under the
Series 2005-C6 Trust and Servicing Agreement" in this prospectus supplement.

     No series 2005-C7 certificateholder will have the right under the series
2005-C7 pooling and servicing agreement to institute any suit, action or proceeding with respect to that agreement or any underlying mortgage loan unless--

     o  that holder previously has given to the trustee written notice of default,

     o  except in the case of a default by the trustee, series 2005-C7 certificateholders entitled to not less than 25% of the series 2005-C7 voting rights have made written request to the trustee to institute that suit, action or proceeding in its own name as trustee under the series
        2005-C7 pooling and servicing agreement and have offered to the trustee such reasonable indemnity as it may require, and

     o  except in the case of a default by the trustee, the trustee for 60 days has neglected or refused to institute that suit, action or proceeding.

     The trustee, however, will be under no obligation to exercise any of the trusts or powers vested in it by the series 2005-C7 pooling and servicing agreement or to make any investigation of matters arising under that agreement or to institute, conduct or defend any litigation under that agreement or in relation to that agreement at the request, order or direction of any of the series 2005-C7 certificateholders, unless in the trustee's opinion, those certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred as a result of any investigation or litigation.

ADMINISTRATION OF THE OUTSIDE SERVICED TRUST MORTGAGE LOANS

     The Outside Serviced Trust Mortgage Loans and any related REO Properties will, in each case, be serviced and administered in accordance with the governing servicing agreement for the related Loan Combination. If the trustee is requested to take any action in its capacity as holder of an Outside
Serviced Trust Mortgage Loan, pursuant to that governing servicing agreement, or if a responsible officer of the trustee becomes aware of a default or event of default on the part of any party under that governing servicing agreement, then (subject to any more specific discussion within this prospectus supplement, including under "--Rights Upon Event of Default" above, with respect to the matter in question) the trustee will notify, and act in accordance with the instructions of, the series 2005-C7 controlling class representative.

                                     S-212

                SERVICING OF THE 200 PARK AVENUE LOAN COMBINATION
            AND THE COURTYARD BY MARRIOTT PORTFOLIO LOAN COMBINATION

     The series 2005-C3 pooling and servicing agreement initially governs the servicing and administration of the: (a) 200 Park Avenue Mortgage Loan and the
200 Park Avenue Non-Trust Loans and any related REO Property; and (b) the
Courtyard by Marriott Portfolio Mortgage Loan and the Courtyard by Marriott
Portfolio Non-Trust Loans. The series 2005-C3 pooling and servicing agreement is the governing document for the Series 2005-C3 Securitization, which closed prior to the Issue Date. Under the series 2005-C3 pooling and servicing agreement, the master servicer is Wells Fargo Bank, National Association, the trustee is LaSalle Bank National Association, the fiscal agent is ABN AMRO Bank
N.V., the initial special servicer is J.E. Robert Company, Inc. and the initial series 2005-C3 controlling class representative (which is comparable to the series 2005-C7 controlling class representative) is an affiliate of that special servicer. The master servicer, special servicer and trustee under the series 2005-C7 pooling and servicing agreement will not have any obligation or authority to supervise the series 2005-C3 master servicer, the series 2005-C3 special servicer, the series 2005-C3 trustee or the series 2005-C3 fiscal agent or to make servicing advances with respect to either the 200 Park Avenue Loan
Combination or the Courtyard by Marriot Portfolio Loan Combination. The series
2005-C3 pooling and servicing agreement provides for servicing in a manner acceptable for rated transactions similar in nature to the series 2005-C7 securitization and the servicing arrangements under the series 2005-C3 pooling and servicing agreement are generally similar, but not identical, to the servicing arrangements under the series 2005-C7 pooling and servicing agreement. In that regard--

     o    one or more parties to the series 2005-C3 pooling and servicing agreement will be responsible for making servicing advances with respect to the 200 Park Avenue Loan Combination and the Courtyard by
          Marriott Portfolio Loan Combination, which servicing advances will be reimbursable (with interest) to the maker thereof out of collections on the subject Loan Combination, and none of the parties to that agreement (in their capacities under such agreement) will have any right or duty to make advances of delinquent debt service payments on the 200 Park Avenue Mortgage Loan or the Courtyard by Marriott
          Portfolio Mortgage Loan;

     o    the mortgage loans that form the 200 Park Avenue Loan Combination and the Courtyard by Marriott Portfolio Loan Combination, respectively, are to be serviced and administered under a general servicing standard that is substantially similar to the Servicing Standard under the series 2005-C7 pooling and servicing agreement and as if they were a single mortgage loan indebtedness under that agreement (subject to any rights of the respective Loan Combination Controlling Parties or representatives on their behalf to consult or advise with respect to, or to approve or disapprove, various servicing-related actions involving the 200 Park Avenue Loan Combination and the Courtyard by
          Marriott Portfolio Loan Combination);

     o    the mortgage loans that form the 200 Park Avenue Loan Combination and the Courtyard by Marriott Portfolio Loan Combination will become specially serviced mortgage loans if specified events occur, which events are substantially similar to the Servicing Transfer Events, in which case the party serving as the special servicer under the series
          2005-C3 pooling and servicing agreement will be entitled to (among other things) special servicing fees, workout fees and/or liquidation fees with respect to the 200 Park Avenue Mortgage Loan and/or the
          Courtyard by Marriott Portfolio Mortgage Loan that arise and are payable in a manner and to an extent that is substantially similar to the special servicing fees, workout fees and/or liquidation fees that are payable to the special servicer under the series 2005-C7 pooling and servicing agreement with respect to other underlying mortgage loans;

     o    any modification, extension, waiver or amendment of the payment terms of the 200 Park Avenue Loan Combination and/or the Courtyard by
          Marriott Portfolio Loan Combination, as the case may be, is required to be structured so as to be consistent with the allocation and payment priorities in the related mortgage loan documents and the related Co-Lender Agreement, such that neither the trust as holder of the 200 Park Avenue Mortgage Loan or the Courtyard by Marriott
          Portfolio Mortgage Loan, as applicable, nor any holder of a related
          Non-Trust Loans gains a priority over the other such holder that is not reflected in the related mortgage loan documents and the related
          Co-Lender Agreement;

     o    in the case of each of the 200 Park Avenue Loan Combination and the
          Courtyard by Marriott Portfolio Loan Combination, the master servicer and special servicer under the series 2005-C3 pooling and servicing agreement will each have duties to consult with or obtain the approval of or take direction from the related Loan Combination Controlling
          Party under that agreement under provisions that are substantially similar to those described in this prospectus supplement with respect to Serviced Loan Combinations (see "Servicing Under the Series 2005-C7
          Pooling and Servicing Agreement--The Series 2005-C7 Controlling Class
          Representative, the Class CM Representative and the Serviced Non-Trust
          Loan Noteholders--Rights and Powers of The Series 2005-C7 Controlling
          Class Representative, the Class CM Representative and the Serviced
          Non-Trust Loan Noteholders");

                                     S-213

     o    in the case of the 200 Park Avenue Loan Combination, the majority holder(s) of the controlling class under the series 2005-C3 pooling and servicing agreement and/or the majority holder(s) of certain classes of series 2005-C3 certificates directly backed by the 200 Park
          Avenue Note A1 Junior Non-Trust Loan Component, depending on the circumstances, will have the right to replace the special servicer with respect to the 200 Park Avenue Loan Combination under the series
          2005-C3 pooling and servicing agreement without consulting the series
          2005-C7 controlling class representative (on behalf of the trust as holder of the 200 Park Avenue Mortgage Loan);

     o    in the case of the Courtyard by Marriott Portfolio Loan Combination,
          the majority holder(s) of the controlling class under the series
          2005-C3 pooling and servicing agreement, the majority holder(s) of certain classes of series 2005-C3 certificates directly backed by the
          Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan
          Component and/or the Courtyard by Marriott Portfolio Note B Non-Trust
          Loan Noteholder, depending on the circumstances, will have the right to replace the special servicer with respect to the Courtyard by
          Marriott Portfolio Loan Combination under the series 2005-C3 pooling and servicing agreement without consulting the series 2005-C7 controlling class representative (on behalf of the trust as holder of the Courtyard by Marriott Portfolio Mortgage Loan);

     o    in general, the respective parties to the series 2005-C3 pooling and servicing agreement will have substantially the same limitations on liability and rights to reimbursement and/or indemnification as do the respective parties to the series 2005-C7 pooling and servicing agreement; and

     o    if the 200 Park Avenue Mortgage Loan or the Courtyard by Marriott
          Portfolio Mortgage Loan becomes no longer subject to the series
          2005-C3 pooling and servicing agreement, then the related Loan
          Combination will be serviced and administered under one or more successor servicing agreements entered into with the master servicer under the series 2005-C3 pooling and servicing agreement and, if applicable, the special servicer under the series 2005-C3 pooling and servicing agreement, on terms substantially similar to those in the series 2005-C3 pooling and servicing agreement, unless that master servicer, that special servicer and the holders of the mortgage loans that form the subject Loan Combination otherwise agree; no such other servicing agreement may be entered into on behalf of the trust as the holder of the 200 Park Avenue Mortgage Loan or the Courtyard by
          Marriott Portfolio Mortgage Loan, as the case may be, unless the holders of all mortgage loans comprising the subject Loan Combination collectively agree to grant consent to such other servicing agreement;
          and entry into any successor servicing agreement will be conditioned upon receipt from S&P and Fitch of a written confirmation that entering into that agreement would not result in the withdrawal, downgrade, or qualification, as applicable, of the then current ratings assigned by those rating agencies to any class of series
          2005-C7 certificates.

                                     S-214

         SERVICING OF THE 1166 AVENUE OF THE AMERICAS LOAN COMBINATION

GENERAL

     The 1166 Avenue of the Americas Mortgage Loan, the 1166 Avenue of the
Americas Non-Trust Loan and any related foreclosure property will initially be serviced under the series 2005-C6 trust and servicing agreement, which is the governing document for the Series 2005-C6 Securitization, which closed prior to the Issue Date. In the event the 1166 Avenue of the Americas Non-Trust Loan is no longer part of a securitization and provided that the 1166 Avenue of the
Americas Mortgage Loan is included in a securitization, the 1166 Avenue of the
Americas Co-Lender Agreement provides that the 1166 Avenue of the Americas Loan
Combination will continue to be serviced in accordance with the applicable provisions of the series 2005-C6 trust and servicing agreement by the series
2005-C6 master servicer and the series 2005-C6 special servicer (or successors meeting the requirements of the series 2005-C6 trust and servicing agreement).
The master servicer, special servicer and trustee under the series 2005-C7 pooling and servicing agreement will have no obligation or authority to supervise the series 2005-C6 master servicer, special servicer or trustee or to make servicing advances with respect to the 1166 Avenue of the Americas Loan
Combination. The series 2005-C6 trust and servicing agreement provides for servicing in a manner acceptable for rated transactions similar in nature to the series 2005-C7 securitization and the servicing arrangements under that trust and servicing agreement are generally similar to the servicing arrangements under the series 2005-C7 pooling and servicing agreement. There are, however, some differences, including, but not limited to, those described below in this "Servicing of the 1166 Avenue of the Americas Loan Combination"
section.

ADVANCES

     On or prior to each remittance date with respect to the 1166 Avenue of the
Americas Loan Combination (which remittance date precedes the series 2005-C7 distribution date each month), the series 2005-C6 master servicer is required to make P&I advances to the holder of the 1166 Avenue of the Americas Mortgage
Loan in the amount of scheduled installments of principal and interest (net of related master servicing fees and/or primary servicing fees payable to the series 2005-C6 servicers and master servicing fees payable to the series
2005-C7 master servicer) on the 1166 Avenue of the Americas Mortgage Loan, which were due on the related loan payment date and not collected, unless that
P&I advance when considered in light of any other previously unreimbursed advances, in the good faith judgment of such master servicer, would not be ultimately recoverable from certain payments and collections on the 1166 Avenue of the Americas Mortgage Loan and/or the 1166 Avenue of the Americas Junior
Non-Trust Loan Components (including, without limitation, default interest, insurance proceeds and liquidation proceeds) or otherwise. The series 2005-C7 pooling and servicing agreement will provide that the master servicer for the series 2005-C7 transaction will be required to make any advance of a delinquent monthly debt service payment with respect to the 1166 Avenue of the Americas
Mortgage Loan that the master servicer under the series 2005-C6 trust and servicing agreement is required but fails to make, unless either of those master servicers has determined that such advance would not be recoverable from collections on the 1166 Avenue of the Americas Mortgage Loan and/or the 1166
Avenue of the Americas Subordinate Non-Trust Loan Components. The amount of any
P&I advances may be reduced based on an Appraisal Reduction Amount as described in the fourth succeeding paragraph.

     If the 1166 Avenue of the Americas Borrowers fail to make any payment for
(1) property protection expenses, including taxes, assessments, insurance premiums and other similar items, or (2) property improvement expenses on a timely basis, or collections from the 1166 Avenue of the Americas Borrowers are insufficient to pay any such expenses when due, the series 2005-C6 master servicer is required to advance the amount of any shortfall as a property protection advance. In the event that the series 2005-C6 master servicer fails to make a property protection advance for reasons other than a determination of non-recoverability, the series 2005-C6 trustee will be required to make that property protection advance, subject to a determination of recoverability. In the event that the series 2005-C6 trustee fails to make a property protection advance for reasons other than a determination of non-recoverability, the series 2005-C6 fiscal agent will be required to make that property protection advance, subject to a determination of recoverability. The series 2005-C6 trustee and the series 2005-C6 fiscal agent will be entitled to conclusively rely upon such determination of nonrecoverability of the series 2005-C6 master servicer. A property protection advance will be deemed nonrecoverable when that property protection advance, considered in light of any other previously unreimbursed advances, in the good faith judgment of the series 2005-C6 master servicer, trustee or fiscal agent, would not be ultimately recoverable from certain payments and collections on the 1166 Avenue of the Americas Loan
Combination (including, without limitation, default interest, insurance proceeds and liquidation proceeds) or otherwise. However, under certain conditions, the series 2005-C6 master servicer may, but is not obligated to, make a property protection advance even if it determines that such property protection advance would not be recoverable.

     The right of reimbursement with respect to P&I advances (including backup
P&I advances made by the series 2005-C7 master servicer, trustee and fiscal agent) and property protection advances for the 1166 Avenue of the Americas
Loan

                                     S-215

Combination is prior to the right of holders of the series 2005-C6 and series
2005-C7 certificates to distributions. Interest will accrue on any P&I advance and property protection advance made pursuant to the series 2005-C6 trust and servicing agreement at the "advance rate" compounded annually, which is defined under the series 2005-C6 trust and servicing agreement as the prime rate as most recently published in the "Money Rates" section of The Wall Street
Journal, New York edition, or the average of such rates if more than one rate is published on any one date. Interest will accrue on any backup P&I advances made by the series 2005-C7 master servicer, trustee and fiscal agent in accordance with the series 2005-C7 pooling and servicing agreement.

     The obligation of the series 2005-C6 master servicer to make P&I advances and property protection advances pursuant to the series 2005-C6 trust and servicing agreement continues through the foreclosure of the 1166 Avenue of the
Americas Loan Combination and until the liquidation thereof or of the related
REO Property.

     In addition, if it is determined that an Appraisal Reduction Amount exists with respect to the 1166 Avenue of the Americas Loan Combination, then, with respect to the series 2005-C6 distribution date immediately following the date of such determination and with respect to each subsequent series 2005-C6 distribution date for as long as that Appraisal Reduction Amount exists, the series 2005-C6 master servicer will be required in the event of subsequent delinquencies to advance in respect of interest on the 1166 Avenue of the
Americas Loan Combination only an amount equal to the product of (i) the amount of the interest portion of the P&I advance that would otherwise be required without regard to this sentence, multiplied by (ii) a fraction, the numerator of which is generally equal to the principal balance of the 1166 Avenue of the
Americas Loan Combination, net of such Appraisal Reduction Amount, and the denominator of which is generally equal to the principal balance of the 1166
Avenue of the Americas Loan Combination. Such reduction in the amount advanced may reduce the amount available to make distributions to series 2005-C7 certificateholders with respect to the 1166 Avenue of the Americas Mortgage
Loan. The reduced interest portion of the P&I advance as a result of an
Appraisal Reduction Amount will be allocated first, to the 1166 Avenue of the
Americas Subordinate Non-Trust Loan Components, and thereafter to the 1166
Avenue of the Americas Senior Non-Trust Loan Components and the 1166 Avenue of
the Americas Mortgage Loan on a pro rata and pari passu basis.

MAINTENANCE OF INSURANCE POLICIES UNDER THE SERIES 2005-C6 TRUST AND SERVICING
  AGREEMENT

     The series 2005-C6 master servicer is required to use reasonable efforts consistent with the series 2005-C6 servicing standard to maintain or cause the
1166 Avenue of the Americas Borrowers to maintain, and if the 1166 Avenue of the Americas Borrowers does not so maintain, is required to itself maintain
(subject to the provisions of the series 2005-C6 trust and servicing agreement concerning recoverability of advances, to the extent the series 2005-C6 trustee has an insurable interest) and keep in full force and effect for the 1166
Avenue of the Americas Loan Combination fire and hazard insurance with extended coverage on the 1166 Avenue of the Americas Mortgaged Property and such other types of insurance and in such amounts as is required to be maintained under the related loan agreement; provided, however, that the series 2005-C6 master servicer shall not be required to maintain, or cause the 1166 Avenue of the
Americas Borrowers to maintain, terrorism insurance if the series 2005-C6 special servicer determines that such insurance is not required to be maintained under the related loan agreement. In the event that the 1166 Avenue of the Americas Loan Combination is converted into REO Property, the series
2005-C6 master servicer must also cause to be maintained with respect to such
REO Property public liability insurance providing coverage against such risks as that servicer determines, in accordance with the series 2005-C6 servicing standard, to be in the best interests of the series 2005-C6 trust fund and must cause to be maintained with respect to such REO Property insurance providing coverage against up to 24 months of rent interruptions. No earthquake or other additional insurance other than the flood insurance (to the extent described in the next sentence) is to be required of the 1166 Avenue of the Americas
Borrowers or to be maintained by the series 2005-C6 master servicer other than pursuant to the terms of the related loan agreement and pursuant to such applicable laws and regulations as may at any time be in force and require such additional insurance. At any time the series 2005-C6 master servicer has knowledge that the location of the 1166 Avenue of the Americas Mortgaged
Property is designated as a federal special flood hazard area, the series
2005-C6 master servicer is required to use reasonable efforts to cause the 1166
Avenue of the Americas Borrowers to maintain or will itself obtain flood insurance in respect thereof, to the extent available, in an amount equal to the lesser of (a) the unpaid principal amount of the 1166 Avenue of the
Americas Loan Combination and (b) the maximum amount of such insurance required by the related loan agreement and as is available for the 1166 Avenue of the
Americas Mortgaged Property pursuant to the National Flood Insurance Act.

THE SERIES 2005-C6 SERVICING STANDARD

     The series 2005-C6 master servicer and the series 2005-C6 special servicer are required to service and administer the 1166 Avenue of the Americas Loan
Combination on behalf of and in the best interests of and for the benefit of the series 2005-C6

                                     S-216

certificateholders and the holder of the 1166 Avenue of the Americas Mortgage
Loan, in accordance with applicable law and the terms of the series 2005-C6 trust and servicing agreement, the related loan documents and the 1166 Avenue of the Americas Agreement and, to the extent consistent with the foregoing, the following standard: (a)(i) in the same manner in which, and with the same care, skill, prudence and diligence with which, the series 2005-C6 master servicer or the series 2005-C6 special servicer, as applicable, generally services and administers similar mortgage loans with similar borrowers for other third party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own loans and to the maximization of net present value of the 1166 Avenue of the Americas Loan Combination to the series 2005-C6 certificateholders and the holder of the 1166 Avenue of the Americas Mortgage Loan (as a collective whole), or (ii) in the same manner in which, and with the same care, skill, prudence and diligence with which the series 2005-C6 master servicer or the series 2005-C6 special servicer, as applicable, services and administers similar loans which the series 2005-C6 master servicer or the series 2005-C6 special servicer owns, whichever servicing procedure is of a higher standard;
and (b) without regard to (i) any relationship that the series 2005-C6 master servicer, the series 2005-C6 special servicer or any affiliate thereof may have with any 1166 Avenue of the Americas Borrower, any affiliate of any 1166 Avenue of the Americas Borrower, us or any other parties to the series 2005-C6 transaction; (ii) the ownership of any series 2005-C6 certificate, the 1166
Avenue of the Americas Mortgage Loan or any certificate evidencing an interest in the 1166 Avenue of the Americas Mortgage Loan by the series 2005-C6 master servicer, the series 2005-C6 special servicer or any affiliate thereof; (iii)
the series 2005-C6 master servicer's obligation to make advances or otherwise incur servicing expenses with respect to the 1166 Avenue of the Americas Loan
Combination; (iv) the right of the series 2005-C6 master servicer, the series
2005-C6 special servicer or any affiliate thereof to receive compensation or other fees for its services under the series 2005-C6 trust and servicing agreement; and (v) the ownership, servicing or management for others of any other mortgage loans or mortgaged property.

SPECIALLY SERVICED MORTGAGE LOAN UNDER THE SERIES 2005-C6 TRUST AND SERVICING
  AGREEMENT

     The series 2005-C6 special servicer will be responsible for the servicing and administration of the 1166 Avenue of the Americas Loan Combination if they become specially serviced loans. The 1166 Avenue of the Americas Loan
Combination will become "specially serviced loans" if--

     (1)  the 1166 Avenue of the Americas Borrowers have not made two consecutive monthly payments (and have not cured at least one delinquency by the next loan payment date under the 1166 Avenue of the
          Americas Loan Combination) or the payment due on the maturity date;

     (2)  the 1166 Avenue of the Americas Borrowers have expressed to the series
          2005-C6 master servicer an inability to pay or a hardship in paying the 1166 Avenue of the Americas Loan Combination in accordance with their terms or, in the judgment of the series 2005-C6 master servicer
          (consistent with the series 2005-C6 servicing standard), a default under the 1166 Avenue of the Americas Loan Combination is imminent, and in either case the series 2005-C6 special servicer will be required to engage in modification negotiations relating to material terms or payment terms or other typical special servicing activities in connection therewith;

     (3)  the series 2005-C6 master servicer has received notice that any 1166
          Avenue of the Americas Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors;

     (4)  the series 2005-C6 master servicer has received notice of a foreclosure or threatened foreclosure of any lien on the 1166 Avenue of the Americas Mortgaged Property; or

     (5)  a default of which the series 2005-C6 master servicer has notice
          (other than a failure by the 1166 Avenue of the Americas Borrowers to pay principal or interest as required pursuant to the related loan documents) and which materially and adversely affects the interests of the series 2005-C6 certificateholders or the holder of the 1166 Avenue of the Americas Mortgage Loan has occurred and remained unremedied for the applicable grace period specified in the related loan agreement
          (or, if no grace period is specified, 60 days; provided that such
          60-day grace period does not apply to a default that gives rise to an immediate acceleration without application of a grace period); and
          provided further, that a default requiring a property protection advance will be deemed to materially and adversely affect the interests of the series 2005-C6 certificateholders and the holder of the 1166 Avenue of the Americas Mortgage Loan.

     The 1166 Avenue of the Americas Loan Combination will cease to be specially serviced loans and will become "corrected mortgage loans": (a) with respect to the circumstances described in clause (1) above, when the 1166
Avenue of

                                     S-217

the Americas Borrowers have brought the 1166 Avenue of the Americas Loan
Combination current and thereafter made three consecutive full and timely monthly payments (including pursuant to any workout of the 1166 Avenue of the
Americas Loan Combination); (b) with respect to the circumstances described in clauses (2), (3) and (4) above, when such circumstances cease to exist in the good faith judgment of the series 2005-C6 special servicer (or with respect to the circumstances described in the second part of clause (2), pursuant to any work-out implemented by the series 2005-C6 special servicer); or (c) with respect to the circumstances described in clause (5) above, when such default is cured, and provided, that at that time no circumstance identified in clauses
(1) through (5) above exists that would cause the 1166 Avenue of the Americas
Loan Combination to continue to be characterized as "specially serviced loans."

APPRAISAL TRIGGER EVENT/APPRAISAL REDUCTION AMOUNT UNDER THE SERIES 2005-C6
  TRUST AND SERVICING AGREEMENT

     Under the series 2005-C6 trust and servicing agreement, Appraisal Trigger
Events or the equivalent include the following:

     o    the 1166 Avenue of the Americas Loan Combination is 60 days delinquent in respect of any monthly payment;

     o    the 1166 Avenue of the Americas Mortgaged Property is acquired on behalf of the series 2005-C6 trust fund and the holder of the 1166
          Avenue of the Americas Mortgage Loan;

     o    either of the mortgage loans constituting the 1166 Avenue of the
          Americas Loan Combination is modified to reduce the amount of any monthly payment;

     o    a receiver is appointed and continues in such capacity in respect of the 1166 Avenue of the Americas Mortgaged Property for at least 30 days;

     o    any 1166 Avenue of the Americas Borrower is subject to any bankruptcy, insolvency or similar proceeding; or

     o    the 1166 Avenue of the Americas Loan Combination is due and has not
          been paid on the maturity date.

     Upon the occurrence of any of the foregoing Appraisal Trigger Events, the series 2005-C6 special servicer will thereupon be required to obtain (within 60 days of the applicable required appraisal date) an appraisal of the 1166 Avenue of the Americas Mortgaged Property conducted in accordance with the standards of the appraisal institute by a "qualified appraiser" (as defined under the series 2005-C6 trust and servicing agreement), unless such an appraisal had been previously obtained within the prior 12 months and the series 2005-C6 special servicer has no actual notice that a material change has occurred with respect to the 1166 Avenue of the Americas Mortgaged Property that would draw into question the applicability of such appraisal.

     An Appraisal Reduction Amount with respect to the 1166 Avenue of the
Americas Loan Combination will equal the excess, if any, of: (a) the sum, without duplication, of (i) the stated principal balance of the 1166 Avenue of the Americas Loan Combination, (ii) to the extent not previously advanced, all unpaid interest on the 1166 Avenue of the Americas Loan Combination through the most recent loan payment date at a per annum rate equal to the applicable mortgage interest rate (exclusive of any default interest), (iii) all accrued but unpaid special servicing fees, unreimbursed advances (together with interest thereon) and other expenses of the series 2005-C6 trust fund and the series 2005-C7 trust fund related to the 1166 Avenue of the Americas Loan
Combination, and (iv) all currently due and unpaid real estate taxes, assessments and insurance premiums in respect of the 1166 Avenue of the
Americas Mortgaged Property (net of any amount escrowed or advanced therefor), over (b) an amount equal to 90% of the appraised value (net of any prior liens)
of the 1166 Avenue of the Americas Mortgaged Property as determined by such appraisals or estimates.

     In the event that after the occurrence of an Appraisal Trigger Event with respect thereto, the 1166 Avenue of the Americas Loan Combination has remained current for six consecutive loan payment dates, and no other Appraisal Trigger
Event has occurred and is continuing, the series 2005-C6 special servicer may, within 30 days after the date of that sixth loan payment date, order an appraisal (which may be an update of the prior appraisal), the cost of which is required to be paid by the series 2005-C6 master servicer as a property protection advance recoverable from the series 2005-C6 trust fund and the holder of the 1166 Avenue of the Americas Mortgage Loan. Based upon that appraisal, the series 2005-C6 special servicer is required to redetermine and report to the series 2005-C6 trustee, the series 2005-C6 master servicer and the series 2005-C7 master servicer, the Appraisal Reduction Amount with respect to the 1166 Avenue of the Americas Loan Combination and such redetermined
Appraisal Reduction Amount will replace the prior Appraisal Reduction Amount with respect to the 1166 Avenue of the Americas Loan Combination.

MODIFICATIONS UNDER THE SERIES 2005-C6 TRUST AND SERVICING AGREEMENT

     Consistent with the series 2005-C6 servicing standard and the provisions of the series 2005-C6 trust and servicing agreement, the series 2005-C6 master servicer and the series 2005-C6 special servicer may, in their respective discretion, waive

                                     S-218

any late payment charge or penalty interest in connection with any delinquent monthly payment or any other delinquent payment with respect to the 1166 Avenue of the Americas Loan Combination. In addition, absent a default, modifications, waivers or amendments to the 1166 Avenue of the Americas Loan Combination that do not affect payment terms or materially affect the security afforded by the
1166 Avenue of the Americas Loan Combination may be made by the series 2005-C6 master servicer or the series 2005-C6 special servicer, as applicable, in accordance with the series 2005-C6 servicing standard without the consent of the series 2005-C6 certificateholders, the holder of the 1166 Avenue of the
Americas Mortgage Loan or the series 2005-C6 trustee, provided that any such modification, waiver or amendment would not be "significant" as such term is defined in the Internal Revenue Code and treasury regulations thereunder, as evidenced by an opinion of counsel, would not cause the 1166 Avenue of the
Americas Mortgage Loan to fail to qualify as a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Internal Revenue Code, and does not otherwise adversely affect the status of any REMIC holding the 1166 Avenue of the Americas Mortgage Loan (and the series 2005-C6 master servicer may rely on an opinion of counsel in making such determinations (at the expense of the party seeking such modification or amendment)). If a default has occurred or is reasonably foreseeable, the series 2005-C6 special servicer, only if it determines in accordance with the series 2005-C6 servicing standard (evidenced by an officer's certificate delivered to the series 2005-C6 trustee and the holder of the 1166 Avenue of the Americas Mortgage Loan) that a modification, waiver or amendment of the terms of the 1166 Avenue of the Americas Loan
Combination is reasonably likely to produce a greater recovery on a present value basis (as a collective whole) than liquidation of the 1166 Avenue of the
Americas Loan Combination, may agree to a modification, waiver or amendment to the terms of the 1166 Avenue of the Americas Loan Combination, subject to the rights of the series 2005-C6 directing certificateholders, as described below.
Some modifications of the 1166 Avenue of the Americas Loan Combination will require the consent of series 2005-C6 certificateholders and the series 2005-C7 controlling class representative.

SALE OF 1166 AVENUE OF THE AMERICAS NON-TRUST LOAN IF IT BECOMES A DEFAULTED
LOAN TO CERTAIN PARTIES UNDER THE SERIES 2005-C6 TRUST AND SERVICING AGREEMENT
(INCLUDING EACH HOLDER OF THE SERIES 2005-C7 CONTROLLING CLASS)

     Within five business days after the 1166 Avenue of the Americas Loan
Combination have become "defaulted loans" (as defined below), the series
2005-C6 special servicer is required to give notice of that event to each series 2005-C6 certificateholder of the series 2005-C6 directing class, the holder of the 1166 Avenue of the Americas Mortgage Loan and the series 2005-C6 trustee. Any single series 2005-C6 certificateholder or group of series 2005-C6 certificateholders with a majority interest in the series 2005-C6 directing class, the holder of the 1166 Avenue of the Americas Mortgage Loan and each holder of the series 2005-C7 controlling class or the series 2005-C6 special servicer and any assignees thereof (but excluding any of the foregoing that is an affiliate of any 1166 Avenue of the Americas Borrower at the time the 1166
Avenue of the Americas Loan Combination become defaulted loans), will have the option to purchase the 1166 Avenue of the Americas Non-Trust Loan at a price generally equal to the sum of, without duplication: (i) the outstanding principal balance of the 1166 Avenue of the Americas Non-Trust Loan, (ii) all
accrued and unpaid interest on the 1166 Avenue of the Americas Non-Trust Loan, other than default interest, (iii) all unreimbursed property protection advances with respect to the 1166 Avenue of the Americas Non-Trust Loan, (iv)
all unpaid interest accrued on advances made by the series 2005-C6 master servicer, the series 2005-C6 trustee and/or the series 2005-C6 fiscal agent with respect to the 1166 Avenue of the Americas Non-Trust Loan, and (v) all
unpaid or unreimbursed additional trust fund expenses with respect to the 1166
Avenue of the Americas Non-Trust Loan.

     The series 2005-C6 special servicer is required to accept the first offer by a holder of the purchase option above that is at least equal to the purchase price specified in the preceding paragraph.

     If none of the purchase option holders exercises its option to purchase the 1166 Avenue of the Americas Non-Trust Loan when they become defaulted loans as described in the two preceding paragraphs, then each holder of the purchase option will also have the option to purchase the 1166 Avenue of the Americas
Non-Trust Loan at a price (the "fair value price") equal to the fair value of the 1166 Avenue of the Americas Non-Trust Loan. Upon receipt of a request from any holder of the purchase option to determine the fair value price in contemplation of its intention to exercise its option to purchase the 1166
Avenue of the Americas Non-Trust Loan at a price that is below the purchase price set forth in the two preceding paragraphs, the series 2005-C6 special servicer is required to promptly obtain an appraisal of the 1166 Avenue of the
Americas Mortgaged Property by an independent appraiser (unless such an appraisal was obtained within one year of that date and the series 2005-C6 special servicer has no knowledge of any circumstances that would materially affect the validity of that appraisal). Within 30 days after obtaining that appraisal, the series 2005-C6 special servicer must determine the fair value price in accordance with the series 2005-C6 servicing standard and the discussion below. Promptly after determining the fair value price, the series
2005-C6 special servicer is required to report that fair value price to the series 2005-C6 trustee and each holder of the purchase option.

                                     S-219

     In the event that the series 2005-C6 special servicer determines that it is willing, or another holder of the purchase option notifies the series
2005-C6 special servicer that it is willing, to purchase the 1166 Avenue of the
Americas Non-Trust Loan at a price equal to or above the fair value price, the series 2005-C6 special servicer will notify all other holders of the purchase option that it has made or received, as the case may be, such a bid (without disclosing the amount of such bid). All other holders of the purchase option may submit competing bids within the ten business day period following such notice. At the conclusion of the above-described ten business day period, the series 2005-C6 special servicer is required to accept the highest bid received from any holder of the purchase option that is at least equal to the fair value price. If the series 2005-C6 special servicer accepts the bid of any holder of the purchase option, such holder of the purchase option will be required to purchase the 1166 Avenue of the Americas Non-Trust Loan within ten business days of receipt of notice of such acceptance. If the series 2005-C6 special servicer has not accepted a bid at the fair value price prior to the expiration of 120 days from its determination of the fair value price and thereafter receives a bid at the fair value price or a request from a holder of the purchase option for an updated fair value price, the series 2005-C6 special servicer is required to, within 45 days, recalculate the fair value price and repeat the notice and bidding procedure described above until the purchase option terminates.

     Any holder of the purchase option may, once that option is exercisable, assign its purchase option with respect to the 1166 Avenue of the Americas
Non-Trust Loan to a third party other than another holder of the purchase option and, upon such assignment, such third party will have all of the rights that had been granted to the assignor in respect of the purchase option. Such assignment will only be effective after notice (together with a copy of the executed assignment and assumption agreement) has been delivered to the series
2005-C6 trustee, the series 2005-C6 master servicer and the series 2005-C6 special servicer.

     In determining the fair value price for the 1166 Avenue of the Americas
Non-Trust Loan, the series 2005-C6 special servicer will take into account, among other factors, the results of any appraisal or updated appraisal that it or the series 2005-C6 master servicer may have obtained in accordance with the series 2005-C6 trust and servicing agreement within the prior 12 months; the opinions on fair value expressed by independent investors in mortgage loans comparable to the 1166 Avenue of the Americas Non-Trust Loan; the period and amount of any delinquency on the 1166 Avenue of the Americas Non-Trust Loan;
the physical condition of the 1166 Avenue of the Americas Mortgaged Property;
the state of the local economy; and the expected recoveries from the 1166
Avenue of the Americas Non-Trust Loan if the series 2005-C6 special servicer were to pursue a workout or foreclosure strategy instead of selling the 1166
Avenue of the Americas Non-Trust Loan to a holder of the purchase option.

     The purchase option for the 1166 Avenue of the Americas Non-Trust Loan will terminate, and will not be exercisable (or if exercised, but the purchase of the 1166 Avenue of the Americas Non-Trust Loan has not yet occurred, will terminate and be of no further force or effect) if (a) the series 2005-C6 special servicer has accepted a bid at the fair value price, (b) the 1166
Avenue of the Americas Non-Trust Loan has ceased to be a defaulted loan, (c)
the 1166 Avenue of the Americas Mortgaged Property has become an REO Property or (d) a final recovery determination has been made with respect to the 1166
Avenue of the Americas Non-Trust Loan. Until a bid at the fair value price is accepted, the series 2005-C6 special servicer is required to continue to pursue all of the other resolution options available to it with respect to the 1166
Avenue of the Americas Non-Trust Loan in accordance with the series 2005-C6 servicing standard.

     The 1166 Avenue of the Americas Loan Combination will be "defaulted loans"
if they are specially serviced loans which are in monetary default under the terms of the related loan agreement or are in non-monetary default in a manner that has caused an interest shortfall to certain classes of series 2005-C6 certificateholders or a realized loss to occur, in either case, beyond any applicable cure period.

SALE OF 1166 AVENUE OF THE AMERICAS MORTGAGE LOAN IF IT BECOMES 60 DAYS
DELINQUENT TO THE HOLDER OF THE SERIES 2005-C6 DIRECTING CERTIFICATEHOLDERS

     If and for so long as the 1166 Avenue of the Americas Loan Combination are specially serviced and a monthly payment is at least 60 days delinquent, the holder of the 1166 Avenue of the Americas Non-Trust Loan or its designee (which designee, under the series 2005-C6 trust and servicing agreement, will be the series 2005-C6 directing certificateholders) has the option to purchase the
1166 Avenue of the Americas Mortgage Loan at a price generally equal to the unpaid principal balance of the 1166 Avenue of the Americas Mortgage Loan, together with all accrued unpaid interest thereon (other than default interest)
through the end of the applicable interest accrual period, and any servicing compensation, advances and interest on advances payable or reimbursable to any party pursuant to the series 2005-C6 trust and servicing agreement with respect thereto (but exclusive of any prepayment consideration). See "Description of the Mortgage Pool--Loan Combinations--The 1166 Avenue of the Americas Mortgage
Loan--Co-Lender Agreement" above in this prospectus supplement.

                                     S-220

REMEDIAL RIGHTS

     Until the satisfaction in full of the obligations of the 1166 Avenue of the Americas Borrowers under the 1166 Avenue of the Americas Loan Combination, except as provided in the series 2005-C6 trust and servicing agreement, the series 2005-C6 trustee as holder of the 1166 Avenue of the Americas Mortgage
Loan may not institute or commence a proceeding or case under or file a petition (in each case, either by itself or in conjunction with any other persons) under the United States Bankruptcy Code (or join any person in any such petition) or otherwise invoke or cause any other person to institute or commence an insolvency proceeding with respect to or against any 1166 Avenue of the Americas Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to any
1166 Avenue of the Americas Borrower or all or any part of its property or assets ordering the winding-up or liquidation of the affairs of that borrower.
The holder of the 1166 Avenue of the Americas Mortgage Loan, pursuant to the
1166 Avenue of the Americas Co-Lender Agreement, has appointed the 1166 Avenue of the Americas Non-Trust Noteholder as its agent for the purpose of exercising any and all rights and taking any and all actions available to the holder of the 1166 Avenue of the Americas Mortgage Loan in connection with any case by or against any 1166 Avenue of the Americas Borrower under the United States
Bankruptcy Code or in any other insolvency proceeding.

REPLACEMENT OF MASTER SERVICER AND SPECIAL SERVICER UNDER THE SERIES 2005-C6
  TRUST AND SERVICING AGREEMENT

     If any event of default with respect to the series 2005-C6 master servicer or the series 2005-C6 special servicer exists under the series 2005-C6 trust and servicing agreement and such default is not cured or waived as described in the following sentence, then the series 2005-C6 trustee may, and at the written direction of the holders of greater than 51% of the aggregate voting rights of the series 2005-C6 certificates or the holder of the 1166 Avenue of the
Americas Mortgage Loan shall, terminate the series 2005-C6 master servicer or the series 2005-C6 special servicer, as applicable, in accordance with the provisions of the series 2005-C6 trust and servicing agreement, and the series
2005-C6 trustee will be required to serve as or appoint a successor series
2005-C6 master servicer or series 2005-C6 special servicer, as applicable, as provided in the series 2005-C6 trust and servicing agreement. The holders of
662/3% of the aggregate voting rights of all the series 2005-C6 certificates, together with the holder of the 1166 Avenue of the Americas Mortgage Loan, will have the right to waive any series 2005-C6 master servicer default or series
2005-C6 special servicer default occurring under the series 2005-C6 trust and servicing agreement, subject to certain conditions set forth therein, including the condition that, with respect to a waiver of any series 2005-C6 master servicer default or series 2005-C6 special servicer default that relates to the failure to make any required deposit into the applicable account for distribution to the series 2005-C6 certificateholders (including any P&I advance required to be made by the series 2005-C6 master servicer), such waiver will require the consent of (a) 100% of the aggregate voting rights of all the series 2005-C6 certificates, (b) the holder of the 1166 Avenue of the Americas
Mortgage Loan and (c) the series 2005-C6 trustee. Any appointment of a successor to either the series 2005-C6 master servicer or the series 2005-C6 special servicer is conditioned upon receipt of written confirmation from S&P that the appointment of such successor would not result in the downgrade, withdrawal or qualification of the then current ratings of any of the series
2005-C6 certificates. The series 2005-C7 trustee may, on behalf of the series
2005-C7 certificateholders, waive an event of default on the part of the series
2005-C6 master servicer or the series 2005-C6 special servicer only if so directed by such series 2005-C7 certificateholders as would be able to waive a comparable event of default under the series 2005-C7 pooling and servicing agreement. If an event of default on the part of the series 2005-C6 master servicer or the series 2005-C6 special servicer is not waived or cured, and if that event of default materially and adversely affects the holder of the 1166
Avenue of the Americas Mortgage Loan, then the series 2005-C7 trustee may (or, at the direction of the series 2005-C7 controlling class representative or the holders of series 2005-C7 certificates entitled to at least 25% of the series
2005-C7 voting rights, will be required to) seek termination of the defaulting party under the series 2005-C6 trust and servicing agreement.

     In addition, the holder of the 1166 Avenue of the Americas Mortgage Loan
(or its representative which, under the series 2005-C7 pooling and servicing agreement, for this purpose, will be the series 2005-C7 controlling class representative) will have the right to terminate the series 2005-C6 special servicer and designate a successor therefor once during the term of the 1166
Avenue of the Americas Loan Combination upon 30 days' written notice to the series 2005-C6 trustee, the series 2005-C6 master servicer and the terminated series 2005-C6 special servicer; provided that (i) the applicable rating agency confirms to the series 2005-C6 trustee in writing that such replacement, in and of itself, will not cause a qualification, withdrawal or downgrading of the then current ratings assigned to any class of series 2005-C6 certificates, (ii)
any expenses incurred by the series 2005-C6 trustee or the terminated series
2005-C6 special servicer in connection with the replacement of the series
2005-C6 special servicer are paid by the holder of the 1166 Avenue of the
Americas Mortgage Loan, (iii) any successor series 2005-C6 special servicer designated by the holder of the 1166 Avenue of the Americas Mortgage Loan is on
S&P's Select Servicer List as a U.S. Commercial Mortgage Special Servicer, and
(iv) such successor series 2005-C6 special

                                     S-221

servicer executes and delivers to the series 2005-C6 trustee an agreement, which contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the series 2005-C6 special servicer under the series 2005-C6 trust and servicing agreement from and after the date of such agreement; and (v) the rates at which the special servicing fee, disposition fee and work-out fee (or any component thereof) under the series 2005-C6 trust and servicing agreement are calculated do not exceed the rates then in effect.

RIGHTS OF THE SERIES 2005-C6 DIRECTING CERTIFICATEHOLDERS/ASSET STATUS REPORT

     The "series 2005-C6 directing certificateholders" are the holders of a majority of the voting rights of the series 2005-C6 directing class. The
"series 2005-C6 directing class" is the most subordinate class of series
2005-C6 certificates with a certificate principal balance (net of any Appraisal
Reduction Amount allocated to the component of the 1166 Avenue of the Americas
Non-Trust Loan that corresponds to that class) at least equal to 25% of the initial certificate principal balance of that class, or if no class of series
2005-C6 certificates has a certificate principal balance that satisfies that requirement, the series 2005-C6 directing class will be the most subordinate class of series 2005-C6 certificates with a certificate principal balance (net of any Appraisal Reduction Amount allocated to the component of the 1166 Avenue of the Americas Non-Trust Loan that corresponds to that class) greater than zero. The series 2005-C6 directing certificateholders will have the right to advise the series 2005-C6 special servicer with respect to certain actions of the series 2005-C6 special servicer.

     Pursuant to the series 2005-C6 trust and servicing agreement, no later than 30 days after the 1166 Avenue of the Americas Loan Combination become specially serviced loans, the series 2005-C6 special servicer is required to prepare and deliver an "asset status report" to S&P, the series 2005-C6 master servicer, the series 2005-C7 master servicer and each series 2005-C6 certificateholder of the series 2005-C6 directing class with respect to the
1166 Avenue of the Americas Loan Combination and the 1166 Avenue of the
Americas Mortgaged Property. Any asset status report prepared by the series
2005-C6 special servicer will set forth the following information, to the extent reasonably determined, which includes, among other things: (i) a summary of the status of the specially serviced loans, (ii) a discussion of the legal and environmental considerations reasonably known to the series 2005-C6 special servicer, consistent with the series 2005-C6 servicing standard, that are applicable to the exercise of remedies and whether outside legal counsel has been retained, (iii) a current rent roll and income or operating statement available for the 1166 Avenue of the Americas Mortgaged Property, (iv) the
appraised value of the property together with the assumptions used in the calculation thereof, (v) a recommendation by the series 2005-C6 special servicer as to how the specially serviced loans might be returned to performing status, returned to the series 2005-C6 master servicer for regular servicing or otherwise realized upon, (vi) a summary of any proposed actions and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth the basis on which the Special Servicer made such determination, (vii) a status report on any foreclosure actions or other proceedings undertaken with respect to the 1166 Avenue of the Americas Mortgaged Property, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional events of default thereon, and (viii) such other information as the series 2005-C6 special servicer deems relevant in light of the series 2005-C6 servicing standard.

     If, within ten business days following delivery of the asset status report, the series 2005-C6 directing certificateholders do not disapprove in writing of any action proposed to be taken in such asset status report, the series 2005-C6 special servicer is required (subject to consultation with the holder of the 1166 Avenue of the Americas Mortgage Loan and obtaining any required consent of any series 2005-C6 certificateholders and the holder of the
1166 Avenue of the Americas Mortgage Loan) to implement the recommended action as outlined in such asset status report. If the series 2005-C6 directing certificateholders disapprove in writing of such asset status report, the series 2005-C6 special servicer is required to revise and deliver a new asset status report within 30 days after the series 2005-C6 directing certificateholders' disapproval. The series 2005-C6 special servicer is required to continue to revise such asset status report until either the series
2005-C6 directing certificateholders fail to disapprove such revised asset status report within ten business days of receipt or the passage of 60 days from the date of preparation of the first asset status report.

     The holder of the 1166 Avenue of the Americas Mortgage Loan or its
representative (which, under the series 2005-C7 pooling and servicing agreement, will be the series 2005-C7 controlling class representative) and each of the series 2005-C6 certificateholders of the series 2005-C6 directing class will have the right to consult with the series 2005-C6 special servicer concerning any of the matters contained in the asset status report and to suggest alternate strategies or actions with respect to the 1166 Avenue of the
Americas Loan Combination for a period of ten business days following the delivery of such asset status report; provided that, if any such party has not responded within such period, it will be deemed to have approved the actions proposed in the asset status report. The series 2005-C6 special servicer is under no obligation to comply with any advice or consultation provided by the holder of the 1166 Avenue of the Americas Mortgage Loan or its representative
or

                                     S-222

any series 2005-C6 certificateholder of the series 2005-C6 directing class.
Subject to the limitations below, in the event that the holder of the 1166
Avenue of the Americas Mortgage Loan or its representative and any series
2005-C6 certificateholder of the series 2005-C6 directing class and/or the series 2005-C6 directing certificateholders disagree with any element of the asset status report, but such parties are in agreement with each other about an alternate course of action, the series 2005-C6 special servicer is required to revise the asset status report to reflect such alternate course, and shall follow such alternate course of action. In the event that the holder of the
1166 Avenue of the Americas Mortgage Loan, any series 2005-C6 certificateholder of the series 2005-C6 directing class and the series 2005-C6 directing certificateholders are not in agreement with respect to the matters covered by the asset status report, then the series 2005-C6 special servicer is required to follow the direction of the series 2005-C6 directing certificateholders in accordance with the procedures described above.

     Notwithstanding the foregoing, the series 2005-C6 special servicer may take any action set forth in an asset status report at any time if (i) the series 2005-C6 special servicer determines that failure to take that action would materially and adversely affect the interests of the series 2005-C6 certificateholders or the holder of the 1166 Avenue of the Americas Mortgage
Loan, as the case may be, and (ii) the series 2005-C6 special servicer has made a reasonable effort to contact the series 2005-C6 directing certificateholders and the holder of the 1166 Avenue of the Americas Mortgage Loan. The series
2005-C6 special servicer is not permitted to take any action inconsistent with an approved asset status report, unless that action would be required in the series 2005-C6 special servicer's reasonable judgment in accordance with the series 2005-C6 servicing standard. Further notwithstanding the foregoing, no advice, direction or objection by the series 2005-C6 directing certificateholders or the holder of the 1166 Avenue of the Americas Mortgage
Loan contemplated by any of the foregoing may (a) require or cause the series
2005-C6 special servicer to violate any applicable law, (b) be inconsistent with the series 2005-C6 servicing standard, (c) require or cause the series
2005-C6 special servicer to violate the provisions of the series 2005-C7 pooling and servicing agreement relating to or otherwise adversely affect REMIC status, (d) require or cause the series 2005-C6 special servicer to violate any other provisions of the series 2005-C6 trust and servicing agreement, (e)
require or cause the series 2005-C6 special servicer to violate the terms of the 1166 Avenue of the Americas Loan Combination, (f) expose the series 2005-C6 master servicer, the series 2005-C6 special servicer, any other party to the series 2005-C6 trust and servicing agreement, the originator of the 1166 Avenue of the Americas Loan Combination, the series 2005-C6 trust fund or their affiliates, officers, directors, employees or agents to any claim, suit or liability, or (g) materially expand the scope of the series 2005-C6 master servicer's or series 2005-C6 special servicer's responsibilities under the series 2005-C6 trust and servicing agreement.

INDEMNIFICATION, REIMBURSEMENTS, FEES AND LIMITATIONS ON LIABILITY

     The respective parties to the series 2005-C6 trust and servicing agreement will be entitled to indemnities, reimbursements, fees (including, without limitation, master servicing fees, special servicing fees, workout fees and/or disposition fees and other additional servicing compensation specified in the series 2005-C6 trust and servicing agreement) and limitations on liability in connection with the servicing and administration of the 1166 Avenue of the
Americas Loan Combination that are similar in nature (although specific terms vary) to the indemnities, reimbursements, fees and limitations on liability to which the respective parties to the series 2005-C7 pooling and servicing agreement are entitled in connection with the servicing and administration of mortgage loans thereunder, including. The master servicing fee rate is 0.005%
per annum, the disposition fee rate and the workout fee rate are both 0.60% and the special servicing fee rate is 0.18% per annum.

                                     S-223

                    DESCRIPTION OF THE OFFERED CERTIFICATES

GENERAL

     The series 2005-C7 certificates will be issued, on or about November 4,
2005, under the series 2005-C7 pooling and servicing agreement. They will represent the entire beneficial ownership interest of the trust. The assets of the trust will include:

     o    the underlying mortgage loans;

     o    any and all payments under and proceeds of the underlying mortgage loans received after the cut-off date, exclusive of payments of principal, interest and other amounts due on or before that date;

     o    the loan documents for the underlying mortgage loans;

     o    our rights under our mortgage loan purchase agreement with the UBS
          Mortgage Loan Seller;

     o    any REO Properties acquired by the special servicer on behalf of the trust with respect to defaulted mortgage loans; and

     o    those funds or assets as from time to time are deposited in the master servicer's custodial account described under "Servicing Under the
          Series 2005-C7 Pooling and Servicing Agreement--Custodial Account,"
          the special servicer's REO account described under "Servicing Under the Series 2005-C7 Pooling and Servicing Agreement--REO Properties,"
          the trustee's collection account described under "--Collection
          Account" below, the trustee's floating rate account described under
          "--Floating Rate Account" below or the trustee's interest reserve account described under "--Interest Reserve Account" below.

     The series 2005-C7 certificates will include the following classes:

     o    the X-CP, A-1, A-2, A-3, A-AB, A-4, A-1A, A-MFL, A-M, A-J, B, C, D, E
          and F classes, which are the only classes of series 2005-C7 certificates that are offered by this prospectus supplement, and

     o    the X-CL, G, H, J, K, L, M, N, P, Q, S, T, CM-1, CM-2, CM-3, CM-4,
          CM-5, CM-6, CM-7, R-I, R-II and R-III classes, which are classes of series 2005-C7 certificates that--

          1.   will be retained or privately placed by us, and

          2.   are not offered by this prospectus supplement.

     The discussion of the series 2005-C7 certificates in this prospectus supplement does not address, and should be read without regard to, any certificates backed by the Station Place I Non-Pooled Note B Loan. Those certificates are not offered by this prospectus supplement.

     The class A-MFL certificates will represent undivided interests in a grantor trust, the assets of which will include, among other things, an uncertificated REMIC regular interest, designated as the class A-MFL REMIC III regular interest, the trustee's floating rate account, and the rights and obligations under a swap agreement. For so long as it is in effect, that swap agreement will provide, among other things, that amounts payable as interest by the trust with respect to the class A-MFL REMIC III regular interest will be exchanged for amounts payable as interest by the swap counterparty under the swap agreement, with payments to be made between the trust and the swap counterparty on a net basis. The swap agreement will provide for the calculation of interest at a LIBOR-based rate and the accruing of interest on a notional amount equal to the total principal balance of the class A-MFL certificates outstanding from time to time. The total principal balance of the class A-MFL certificates at any time will equal the total principal balance of the class A-MFL REMIC III regular interest. See "Description of the Swap
Agreement" in this prospectus supplement.

     The class A-1, A-2, A-3, A-AB, A-4, A-1A, A-MFL, A-M, A-J, B, C, D, E, F,
G, H, J, K, L, M, N, P, Q, S, T, CM-1, CM-2, CM-3, CM-4, CM-5, CM-6 and CM-7
certificates are the series 2005-C7 certificates that will have principal balances and are sometimes referred to as the series 2005-C7 principal balance certificates. The principal balance of any of these certificates will represent the total payments of principal to which the holder of the certificate is entitled over time out of payments, or advances in lieu of payments, and other collections on the assets of the trust. Accordingly, on each distribution date, the principal balance of each of these certificates will be reduced by any payments of principal actually made with respect to the certificate on that distribution date. See "--Payments" below. On any particular distribution date, the principal balance of each of these certificates may also be reduced, without any corresponding payment, in connection with Realized Losses on

                                     S-224

the underlying mortgage loans and Additional Trust Fund Expenses. However, in limited circumstances, if and to the extent the total Stated Principal Balance of the mortgage pool exceeds the total principal balance of the series 2005-C7 principal balance certificates immediately following the distributions to be made with respect to those certificates on any distribution date, the total principal balance of a class of series 2005-C7 principal balance certificates that was previously so reduced without a corresponding payment of principal, may be reinstated (up to the amount of that prior reduction), with past due interest. See "--Reductions of Certificate Principal Balances in Connection
with Realized Losses and Additional Trust Fund Expenses" below.

     Notwithstanding the foregoing, in the case of the class A-MFL certificates, any applicable distributions of principal on any given distribution date will first be allocated in reduction of the total principal balance of the class A-MFL REMIC III regular interest before actually being distributed to the class A-MFL certificateholders. In addition, any reduction in the total principal balance of the class A-MFL certificates on any given distribution date, without a corresponding distribution, in connection with losses on the underlying mortgage loans and default-related and otherwise unanticipated trust fund expenses, and any reinstatement of any portion of the total principal balance of the class A-MFL certificates on any given distribution date, will be made in response to a corresponding reduction made in the total principal balance of the class A-MFL REMIC III regular interest in connection with those losses and expenses or a corresponding reinstatement of a portion of the total principal balance of the class A-MFL REMIC III regular interest, as the case may be.

     The class X-CL and X-CP certificates will not have principal balances and are sometimes referred to as the series 2005-C7 interest-only certificates. For purposes of calculating the amount of accrued interest, each class of series
2005-C7 interest-only certificates will have a total notional amount.

     The total notional amount of the class X-CL certificates will equal the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-MFL,
A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates outstanding from time to time. The total notional amount of the class X-CL
certificates at initial issuance will be approximately $       , although it
may be as much as 5% larger or smaller.

     The total notional amount of the class X-CP certificates will equal:

     o    during the period from the Issue Date through and including the
          distribution date in        , the sum of (a) the lesser of $
          and the total principal balance of the class     certificates
          outstanding from time to time, (b) the lesser of $       and the total
          principal balance of the class    certificates outstanding from time
          to time, and (c) the total principal balance of the class    ,   ,   ,
             ,    ,    ,    ,    ,    ,    and    certificates outstanding from
          time to time;

     o    during the period following the distribution date in      through and
          including the distribution date in     , the sum of (a) the lesser of
          $          and the total principal balance of the class   certificates
          outstanding from time to time, (b) the lesser of $       and the total
          principal balance of the class    certificates outstanding from time
          to time, and (c) the total principal balance of the class    ,   ,   ,
             ,    ,    ,    ,    ,    ,    and    certificates outstanding from
          time to time;

     o    during the period following the distribution date in       through and
          including the distribution date in      , the sum of (a) the lesser of
          $        and the total principal balance of the class certificates
          outstanding from time to time, (b) the lesser of $            and the
          total principal balance of the class    certificates outstanding from
          time to time, (c) the total principal balance of the class    ,     ,
             ,    ,    ,    ,    ,    ,    and     certificates outstanding from
          time to time, and (d) the lesser of $           and the total
          principal balance of the class      certificates outstanding from time
          to time;

     o    during the period following the distribution date in         through
          and including the distribution date in         , the sum of (a) the
          lesser of $      and the total principal balance of the class
          certificates outstanding from time to time, (b) the lesser of $
          and the total principal balance of the class   certificates
          outstanding from time to time, (c) the total principal balance of the
          class   ,   ,   ,   ,   ,   ,    ,    and    certificates outstanding
          from time to time, and (d) the lesser of $      and the total
          principal balance of the class certificates outstanding from time to time;

     o    during the period following the distribution date in         through
          and including the distribution date in         , the sum of (a) the
          lesser of $      and the total principal balance of the class
          certificates outstanding from time to time, (b) the lesser of $
          and the total principal balance of the class   certificates
          outstanding from time to time, (c) the total principal balance of the
          class   ,   ,   ,   ,   ,   ,    and    certificates outstanding from
          time to time, and (d) the lesser of $      and the total principal
          balance of the class   certificates outstanding from time to time;

                                     S-225

     o    during the period following the distribution date in         through
          and including the distribution date in         , the sum of (a) the
          lesser of $      and the total principal balance of the class
          certificates outstanding from time to time, (b) the lesser of $
          and the total principal balance of the class   certificates
          outstanding from time to time, (c) the total principal balance of the
          class   ,   ,   ,   ,    and    certificates outstanding from time to
          time and (d) the lesser of $       and the total principal balance of
          the class   certificates outstanding from time to time;

     o    during the period following the distribution date in         through
          and including the distribution date in         , the sum of (a) the
          lesser of $      and the total principal balance of the class
          certificates outstanding from time to time, (b) the lesser of $
          and the total principal balance of the class   certificates
          outstanding from time to time, (c) the total principal balance of the
          class   ,   ,    and    certificates outstanding from time to time, and
          (d) the lesser of $     and the total principal balance of the class
               certificates outstanding from time to time;

     o    during the period following the distribution date in         through
          and including the distribution date in         , the sum of (a) the
          lesser of $      and the total principal balance of the class
          certificates outstanding from time to time, (b) the lesser of $
          and the total principal balance of the class   certificates
          outstanding from time to time, (c) the total principal balance of the
          class   ,    and    certificates outstanding from time to time, and
          (d) the lesser of $          and the total principal balance of the
          class   certificates outstanding from time to time; and

     o    following the distribution date in         , $0.

     The total initial notional amount of the class X-CP certificates will be
approximately $       , although it may be as much as 10% larger or smaller.

     The class R-I, R-II and R-III certificates will not have principal balances or notional amounts.

     In general, principal balances and notional amounts will be reported on a class-by-class basis. In order to determine the principal balance or notional amount, as applicable, of any of your offered certificates from time to time, you may multiply the original principal balance or notional amount, as applicable, of that certificate as of the Issue Date, as specified on the face of that certificate, by the then applicable certificate factor for the relevant class. The certificate factor for any class of offered certificates, as of any date of determination, will equal a fraction, expressed as a percentage, the numerator of which will be the then outstanding total principal balance or notional amount, as applicable, of that class, and the denominator of which will be the original total principal balance or notional amount, as applicable, of that class. Certificate factors will be reported monthly in the trustee's distribution date statement.

REGISTRATION AND DENOMINATIONS

     General. The offered certificates will be issued in book-entry form in original denominations of $10,000 initial principal balance--or, solely in the case of the class X-CP certificates, $250,000 initial notional amount--and in any additional whole dollar denominations.

     Each class of offered certificates will initially be represented by one or more certificates registered in the name of Cede & Co., as nominee of The
Depository Trust Company. You will not be entitled to receive an offered certificate issued in fully registered, certificated form, except under the limited circumstances described in the accompanying prospectus under
"Description of the Certificates--Book-Entry Registration." For so long as any class of offered certificates is held in book-entry form--

     o    all references to actions by holders of those certificates will refer to actions taken by DTC upon instructions received from beneficial owners of those certificates through its participating organizations,
          and

     o    all references in this prospectus supplement to payments, notices, reports, statements and other information to holders of those certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of those certificates, for payment to beneficial owners of offered certificates through its participating organizations in accordance with DTC's procedures.

     The trustee will initially serve as registrar for purposes of providing for the registration of the offered certificates and, if and to the extent physical certificates are issued to the actual beneficial owners of any of the offered certificates, the registration of transfers and exchanges of those certificates.

                                     S-226

     DTC, Euroclear and Clearstream. You will hold your certificates through
DTC, in the United States, or Clearstream Banking Luxembourg or The Euroclear
System, in Europe, if you are a participating organization of the applicable system, or indirectly through organizations that are participants in the applicable system. Clearstream and Euroclear will hold omnibus positions on behalf of organizations that are participants in either of these systems, through customers' securities accounts in Clearstream's or Euroclear's names on the books of their respective depositaries. Those depositaries will, in turn, hold those positions in customers' securities accounts in the depositaries'
names on the books of DTC. For a discussion of DTC, Euroclear and Clearstream, see "Description of the Certificates--Book-Entry Registration--DTC, Euroclear
and Clearstream" in the accompanying prospectus.

     Transfers between participants in DTC will occur in accordance with DTC's rules. Transfers between participants in Clearstream and Euroclear will occur in accordance with their applicable rules and operating procedures.
Cross-market transfers between persons holding directly or indirectly through
DTC, on the one hand, and directly or indirectly through participants in
Clearstream or Euroclear, on the other, will be accomplished through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. See "Description of the
Certificates--Book-Entry Registration--Holding and Transferring Book-Entry
Certificates" in the accompanying prospectus. For additional information regarding clearance and settlement procedures for the offered certificates and for information with respect to tax documentation procedures relating to the offered certificates, see Annex G hereto.

COLLECTION ACCOUNT

     General. The trustee must establish and maintain an account in which it will hold funds pending their payment on the series 2005-C7 certificates
(exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest, and from which it will make those payments. That collection account must be maintained in a manner and with a depository institution that satisfies rating agency standards for securitizations similar to the one involving the offered certificates. Funds held in the trustee's collection account may be invested in Permitted Investments for the benefit and at the risk of the Trustee. See "--The Trustee" below.

     Deposits. On the business day prior to each distribution date, the master servicer will be required to remit to the trustee for deposit in the collection account the following funds:

     o    All payments and other collections on the mortgage loans and any REO
          Properties in the trust that are then on deposit in the master servicer's custodial account, exclusive of any portion of those payments and other collections that represents one or more of the following:

          1.   monthly debt service payments due on a due date subsequent to the end of the related collection period;

          2.   payments and other collections received by the relevant servicer after the end of the related collection period;

          3.   amounts that are payable or reimbursable from the master
               servicer's custodial account to any person other than the series
               2005-C7 certificateholders, including--

               (a)  amounts payable to the master servicer or the special servicer as compensation, as described under "Servicing
                    Under the Series 2005-C7 Pooling and Servicing
                    Agreement--Servicing and Other Compensation and Payment of
                    Expenses" in this prospectus supplement,

               (b)  amounts payable in reimbursement of outstanding advances, together with interest on those advances, as permitted under the series 2005-C7 pooling and servicing agreement, and

               (c)  amounts payable with respect to other expenses of the trust;
                    and

          4.   amounts deposited in the master servicer's custodial account in error.

     o    Any advances of delinquent monthly debt service payments made by the master servicer on the underlying mortgage loans with respect to that distribution date.

     o    Any payments made by the master servicer to cover Prepayment Interest
          Shortfalls incurred during the related collection period.

     See "--Advances of Delinquent Monthly Debt Service Payments" below and
"Servicing Under the Series 2005-C7 Pooling and Servicing Agreement--Custodial
Account" and "--Servicing and Other Compensation and Payment of Expenses" in
this prospectus supplement.

     With respect to each distribution date that occurs during March, commencing in 2006, the trustee will be required to transfer from its interest reserve account, which we describe under "--Interest Reserve Account" below, to its collection

                                     S-227

account the interest reserve amounts that are then being held in that interest reserve account with respect to the underlying mortgage loans that accrue interest on an Actual/360 Basis.

     Withdrawals. The trustee may from time to time make withdrawals from its collection account for any of the following purposes:

     o    to pay itself a monthly fee, which is described under "--The Trustee"
          below, and investment earnings on Permitted Investments of funds in the collection account;

     o    to indemnify itself and various related persons as described under
          "Description of the Governing Documents--Matters Regarding the
          Trustee" in the accompanying prospectus, and to make comparable indemnifications with respect to the fiscal agent and various related persons;

     o    to pay for various opinions of counsel or the advice of counsel required to be obtained in connection with any amendments to the series 2005-C7 pooling and servicing agreement and the administration of the trust;

     o    to pay any federal, state and local taxes imposed on the trust, its assets and/or transactions, together with all incidental costs and expenses, that are required to be borne by the trust as described under "Federal Income Tax Consequences--REMICs--Prohibited
          Transactions Tax and Other Taxes" in the accompanying prospectus and
          "Servicing Under the Series 2005-C7 Pooling and Servicing
          Agreement--REO Properties" in this prospectus supplement;

     o    to pay the cost of transferring mortgage files to a successor trustee where the trustee has been terminated without cause and that cost is not otherwise covered;

     o    with respect to each distribution date during January of 2006 or any year thereafter that is not a leap year or during February of 2006 or any year thereafter, to transfer to the trustee's interest reserve account the interest reserve amounts required to be so transferred in that month with respect to the underlying mortgage loans that accrue interest on an Actual/360 Basis; and

     o    to pay to the person entitled thereto any amounts deposited in the collection account in error;

provided that amounts otherwise payable with respect to the Class CM Principal
Balance Certificates will not be available to cover Additional Trust Fund
Expenses attributable to any underlying mortgage loan other than the Cherryvale
Mall Mortgage Loan.

     On each distribution date, all amounts on deposit in the trustee's collection account, exclusive of any portion of those amounts that are to be withdrawn for the purposes contemplated in the foregoing paragraph, will be withdrawn and applied to make payments on the series 2005-C7 certificates
(exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest. For any distribution date, those funds will consist of the following separate components--

     o    the portion of those funds that represent prepayment consideration collected on the underlying mortgage loans (exclusive of the
          Cherryvale Mall Non-Pooled Portion) as a result of voluntary or involuntary prepayments that occurred during the related collection period, which will be paid to the holders of the class A-1, A-2, A-3,
          A-AB, A-4, A-1A, X-CL, X-CP, A-M, A-J, B, C, D, E, F, G, H, J and/or K
          certificates and with respect to the class A-MFL REMIC III regular interest, as and to the extent described under "--Payments--Payments of Prepayment Premiums and Yield Maintenance Charges" below,

     o    the portion of those funds that represent default prepayment consideration collected on the Cherryvale Mall Non-Pooled Portion during the related collection period, which will be paid to the holders of the Class CM Principal Balance Certificates certificates, as described under "--Payments--Payments of Prepayment Premiums and
          Yield Maintenance Charges" below,

     o    the portion of those funds allocable to the Cherryvale Mall Non-Pooled
          Portion (see "Description of the Mortgage Pool--The Pooled and
          Non-Pooled Portions of the Cherryvale Mall Mortgage Loan" in this prospectus supplement), referred to in this prospectus supplement as the Class CM Available P&I Funds, which will be paid to the holders of the Class CM Principal Balance Certificates, as described under
          "--Payments--Payments on the Class CM Principal Balances Certificates"
          below; and

     o    the remaining portion of those funds, which--

          1.   we refer to as the Standard Available P&I Funds, and

                                     S-228

          2.   will be paid to the holders of all the series 2005-C7
               certificates (exclusive of the Class CM Principal Balance
               Certificates) and with respect to the class A-MFL REMIC III regular interest, as described under "--Payments--Priority of
               Payments" below.

FLOATING RATE ACCOUNT

     The trustee, on behalf of the class A-MFL certificateholders, will be required to establish and maintain an account in which it will hold funds pending their distribution on the class A-MFL certificates or to the swap counterparty and from which it will make those distributions. That floating rate account must be maintained in a manner and with a depository institution that satisfies rating agency standards for securitizations similar to the one involving the offered certificates. Any funds held in the trustee's floating rate account may be held in cash or, at the trustee's risk, invested in
Permitted Investments. Subject to the limitations in the series 2005-C7 pooling and servicing agreement, any interest or other income earned on funds in the trustee's floating rate account will be paid to the trustee as additional compensation.

     Deposits. The trustee will deposit into the floating rate account:

     o    all payments received from the swap counterparty under the swap agreement, as described under "Description of the Swap Agreement" in this prospectus supplement; and

     o    all amounts allocable to the class A-MFL REMIC III regular interest, as described under this "Description of the Offered Certificates"
          section.

     The trustee will be required to deposit in the floating rate account the amount of any losses of principal arising from investments of funds held in the floating rate account. However, it will not be obligated to cover any losses resulting from the bankruptcy or insolvency of any depository institution holding the floating rate account if such depository meets the requirements set forth in the series 2005-C7 pooling and servicing agreement.

     Withdrawals. The trustee may from time to time make withdrawals from the floating rate account for any of the following purposes:

     o    to make payments to the swap counterparty in respect of regularly scheduled payments payable under the swap agreement, as described under "Description of the Swap Agreement" in this prospectus supplement;

     o    to make distributions to the class A-MFL certificates on each distribution date, as described under "--Payments--Payments on the
          Class A-MFL Certificates" below;

     o    to pay itself interest and other investment income earned on funds held in the floating rate account; and

     o    to pay to the person entitled thereto any amounts deposited in the floating rate account in error.

INTEREST RESERVE ACCOUNT

     The trustee must maintain an account in which it will hold the interest reserve amounts described in the next paragraph with respect to the underlying mortgage loans that accrue interest on an Actual/360 Basis. That interest reserve account must be maintained in a manner and with a depository that satisfies rating agency standards for similar securitizations as the one involving the offered certificates. Funds held in the trustee's interest reserve account may be invested in Permitted Investments for the benefit and at the risk of the Trustee. See "--The Trustee" below.

     During January, except in a leap year, and February of each calendar year, beginning in January 2006, the trustee will, on or before the distribution date in that month, withdraw from its collection account and deposit in its interest reserve account the interest reserve amounts with respect to those underlying mortgage loans that accrue interest on an Actual/360 Basis, and for which the monthly debt service payment due in that month was either received or advanced.
That interest reserve amount for each of those mortgage loans will, in general, equal one day's interest accrued at the related mortgage interest rate (or, in the case of the 200 Park Avenue Mortgage Loan and the Courtyard by Marriott
Portfolio Mortgage Loan, the related mortgage interest rate, minus 0.01%) on the Stated Principal Balance of that loan as of the end of the related collection period.

     During March of each calendar year, beginning with March 2006, the trustee will, on or before the distribution date in that month, withdraw from its interest reserve account and deposit in its collection account any and all interest reserve amounts then on deposit in the interest reserve account with respect to the underlying mortgage loans that accrue interest on an Actual/360
Basis. All interest reserve amounts that are so transferred from the interest reserve account to the collection account will be included in the Standard
Available P&I Funds for the distribution date during the month of transfer.

                                     S-229

PAYMENTS

     General. For purposes of allocating payments on certain classes of the offered certificates, the pool of mortgage loans backing the series 2005-C7 certificates will be divided into:

     1.   Loan Group No. 1, which will consist of 117 underlying mortgage loans, with an Initial Loan Group No. 1 Balance of $2,221,197,964, representing approximately 92.3% of the Initial Mortgage Pool Balance.

     2.   Loan Group No. 2, which will consist of 26 underlying mortgage loans, with an Initial Loan Group No. 2 Balance of $184,685,111, representing approximately 7.7% of the Initial Mortgage Pool Balance.

     On each distribution date, the trustee will, subject to the available funds, make all payments required to be made on the series 2005-C7 certificates on that date to the holders of record as of the close of business on the last business day of the calendar month preceding the month in which those payments are to occur. The final payment of principal and/or interest on any offered certificate, however, will be made only upon presentation and surrender of that certificate at the location to be specified in a notice of the pendency of that final payment.

     In order for a series 2005-C7 certificateholder to receive payments by wire transfer on and after any particular distribution date, that certificateholder must provide the trustee with written wiring instructions no less than five business days prior to the record date for that distribution date (or, in the case of the initial distribution date, no later than the close of business on the later of (a) the fifth business day prior to the record date for the initial distribution date and (b) the Issue Date). Otherwise, that certificateholder will receive its payments by check mailed to it.

     Cede & Co. will be the registered holder of your offered certificates, and you will receive payments on your offered certificates through DTC and its participating organizations, until physical certificates are issued to the actual beneficial owners. See "--Registration and Denominations" above.

     All payments with respect to the class A-MFL REMIC III regular interest will be made to the trustee's floating rate account.

     Payments of Interest. All of the classes of the series 2005-C7 certificates, except for the R-I, R-II and R-III classes, and the class A-MFL
REMIC III regular interest will bear interest

     With respect to each interest-bearing class of the series 2005-C7 certificates and with respect to the class A-MFL REMIC III regular interest, that interest will accrue during each interest accrual period based upon--

     o    the pass-through rate applicable for that particular class of series
          2005-C7 certificates or the class A-MFL REMIC III regular interest, as the case may be, for that interest accrual period,

     o    the total principal balance or notional amount, as the case may be, of that particular class of series 2005-C7 certificates or the class
          A-MFL REMIC III regular interest, as the case may be, outstanding immediately prior to the related distribution date, and

     o    the assumption that each year consists of twelve 30-day months (or, in the case of the class A-MFL certificates, for so long as the related swap agreement is in effect and there is no continuing payment default thereunder on the part of the swap counterparty, based on the actual number of days in the applicable interest accrual period and the assumption that each year consists of 360 days).

     However, no interest will accrue with respect to the class X-CP
certificates following the      interest accrual period.

     In addition, if the pass-through rate of the class A-MFL REMIC III regular interest for any interest accrual period is limited by the Weighted Average
Pool Pass-Through Rate, then the amount by which the interest distributable with respect to the class A-MFL REMIC III regular interest is reduced as a result of that limitation will result in a corresponding reduction to the amount of interest payable by the swap counterparty with respect to the related distribution date and therefore a corresponding reduction to the amount of interest distributable with respect to the class A-MFL certificates on that distribution date.

     On each distribution date, subject to the Standard Available P&I Funds or the Class CM Available P&I Funds, as applicable, for that date and the priority of payments described under "--Payments--Priority of Payments" or "--Payments--
Payments on the Class CM Principal Balance Certificates," as applicable, below, the total amount of interest distributable with respect to each interest-bearing class of the series 2005-C7 certificates (exclusive of the class A-MFL certificates) and with respect to the class A-MFL REMIC III regular interest will equal--

                                     S-230

     o    the total amount of interest accrued during the related interest accrual period with respect to that class of series 2005-C7 certificates or the class A-MFL REMIC III regular interest, as the case may be, reduced by

     o    the portion of any Net Aggregate Prepayment Interest Shortfall for
          that distribution date that is allocable to that class of series
          2005-C7 certificates or the class A-MFL REMIC III regular interest, as the case may be.

     If the full amount of interest distributable with respect to any interest-bearing class of the series 2005-C7 certificates (exclusive of the class A-MFL certificates) or with respect to the class A-MFL REMIC III regular interest is not paid on any distribution date, then the unpaid portion of that interest will continue to be payable on future distribution dates, subject to the Standard Available P&I Funds or the Class CM Available P&I Funds, as
applicable, for those future distribution dates and the priorities of payment described under "--Payments--Priority of Payments" or "--Payments--Payments on
the Class CM Principal Balance Certificates," as applicable, below. However, no interest will accrue on any of that unpaid interest, and a portion of any past-due interest with respect to the class A-MFL REMIC III regular interest may be payable to the swap counterparty.

     The Net Aggregate Prepayment Interest Shortfall for any distribution date will be allocated among the respective interest-bearing classes of the series
2005-C7 certificates (exclusive of the class A-MFL certificates) and the class
A-MFL REMIC III regular interest in the following manner:

     o    that portion, if any, of the Net Aggregate Prepayment Interest
          Shortfall for any distribution date that is attributable to the
          Cherryvale Mall Non-Pooled Portion will be allocated on a pro rata basis to the respective classes of Class CM Principal Balance
          Certificates in accordance with the respective amounts of accrued interest in respect of each such class of series 2005-C7 certificates for the related interest accrual period; and

     o    the remaining portion, if any, of the Net Aggregate Prepayment
          Interest Shortfall for any distribution date will be allocated among the respective interest-bearing classes of series 2005-C7 certificates
          (exclusive of the class A-MFL certificates and the Class CM Principal
          Balance Certificates) and the class A-MFL REMIC III regular interest on a pro rata basis in accordance with the respective amounts of accrued interest in respect of each such class of series 2005-C7 certificates and the class A-MFL REMIC III regular interest for the related interest accrual period.

     Although Net Aggregate Prepayment Interest Shortfalls will not be allocated directly to the class A-MFL certificates, any such shortfalls allocated to the class A-MFL REMIC III regular interest will result in a dollar-for-dollar reduction in the interest distributable on the class A-MFL certificates.

     Any distributions of interest allocated to the class A-MFL REMIC III regular interest will be deposited in the trustee's floating rate account and will thereafter be distributed to the holders of the class A-MFL certificates and/or the swap counterparty, as applicable.

     Calculation of Pass-Through Rates. The pass-through rates for the class
A-1, A-2 and A-AB certificates will, in the case of each of those classes, be fixed at the rate per annum identified in the table on page S-5 of this prospectus supplement as the initial pass-through rate for that class.

     The pass-through rates for the class A-4, A-1A, A-M, A-J, B, C, D, E, F,
G, L, M, N, P, Q, S and T certificates will, in the case of each of those classes, generally be fixed at the rate per annum identified in the table on page S-5 of this prospectus supplement as the initial pass-through rate for the subject class. However, with respect to any interest accrual period, if the applicable Weighted Average Pool Pass-Through Rate is below the identified initial pass-through rate for the class A-4, A-1A, A-M, A-J, B, C, D, E, F, G,
L, M, N, P, Q, S or T certificates, as the case may be, then the pass-through rate that will be in effect for the subject class of series 2005-C7 certificates during that interest accrual period will be that Weighted Average
Pool Pass-Through Rate.

     The pass-through rate applicable to the class A-MFL REMIC III regular interest for each interest accrual period will equal the lesser of--

     o    % per annum, and

     o    the Weighted Average Pool Pass-Through Rate for the related distribution date.

     For so long as the swap agreement is in effect and there is no continuing payment default thereunder on the part of the swap counterparty, the pass-through rate applicable to the class A-MFL certificates for each interest
accrual period will equal LIBOR plus      % per annum. However, the
pass-through rate with respect to the class A-MFL certificates may be effectively reduced as a result of shortfalls allocated to the class A-MFL
REMIC III regular interest. In addition, if there is

                                     S-231

a continuing Swap Payment Default, or if the swap agreement is terminated and a replacement swap agreement is not obtained, then the pass-through rate applicable to the class A-MFL certificates will convert to a per annum rate equal to the pass-through rate on the class A-MFL REMIC III regular interest, and accordingly the interest accrual period and interest accrual basis for the class A-MFL certificates will convert to those of the class A-MFL REMIC III regular interest. See "--Payments on the Class A-MFL Certificates" and
"Description of the Swap Agreement--The Swap Agreement" in this prospectus supplement.

     The term "LIBOR" means, with respect to the class A-MFL certificates and each interest accrual period for those certificates, the rate for deposits in
U.S. Dollars, for a period equal to one month, which appears on the Dow Jones
Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time, on the related LIBOR Determination Date. If that rate does not appear on Dow Jones
Market Service Page 3750, LIBOR for that interest accrual period will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by any five major reference banks in the London interbank market selected by the calculation agent under the swap agreement to provide that bank's offered quotation of such rates at approximately 11:00 a.m., London time, on the related LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the first day of the subject interest accrual period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The calculation agent under the swap agreement will request the principal London office of any five major reference banks in the London interbank market selected by the calculation agent to provide a quotation of those rates, as offered by each such bank. If at least two such quotations are provided, LIBOR for that interest accrual period will be the arithmetic mean of the quotations.
If fewer than two quotations are provided as requested, LIBOR for that interest accrual period will be the arithmetic mean of the rates quoted by major banks in New York City selected by the calculation agent under the swap agreement, at approximately 11:00 a.m., New York City time, on the related LIBOR
Determination Date with respect to the subject interest accrual period for loans in U.S. Dollars to leading European banks for a period equal to one month, commencing on the LIBOR Determination Date with respect to such interest accrual period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The calculation agent under the swap agreement will determine LIBOR for each interest accrual period and the determination of LIBOR by that calculation agent will be binding absent manifest error.

     The "LIBOR Determination Date" for the class A-MFL certificates is (i)
with respect to the initial interest accrual period,          , 2005, and (ii)
with respect to each applicable interest accrual period thereafter, the date that is two LIBOR Business Days prior to the commencement of the subject interest accrual period. A "LIBOR Business Day" is any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England and/or New York, New York, as applicable for purposes of calculating LIBOR as described in the prior paragraph.

     The pass-through rates for the class A-3, H, J and K certificates will, in the case of each of those classes, for any interest accrual period, equal the
Weighted Average Pool Pass-Through Rate for that interest accrual period.

     The pass-through rate for the class X-CP certificates, for each interest accrual period from and including the initial interest accrual period through
and including the interest accrual period that ends in         , will equal the
weighted average of the respective strip rates, which we refer to as class X-CP strip rates, at which interest accrues during the subject interest accrual period on the respective components of the total notional amount of the class
X-CP certificates outstanding immediately prior to the related distribution date, with the relevant weighting to be done based upon the relative sizes of those components. Each of those components will be comprised of all or a designated portion of the total principal balance of a specified class of series 2005-C7 principal balance certificates. If all or a designated portion of the total principal balance of any class of series 2005-C7 principal balance certificates is identified under "--General" above as being part of the total notional amount of the class X-CP certificates outstanding immediately prior to any distribution date, then that total principal balance, or designated portion thereof, will represent a separate component of the total notional amount of the class X-CP certificates for purposes of calculating the accrual of interest during the related interest accrual period.

     For purposes of accruing interest during any interest accrual period, from and including the initial interest accrual period through and including the
interest accrual period that ends in         , on any particular component of
the total notional amount of the class X-CP certificates outstanding immediately prior to the related distribution date, the applicable class X-CP strip rate will equal the excess, if any, of:

     (1)  the lesser of (a) the reference rate specified on Annex E to this prospectus supplement for that interest accrual period and (b) the
          Weighted Average Pool Pass-Through Rate for that interest accrual period, over

                                     S-232

     (2)  the pass-through rate in effect during that interest accrual period for the class of series 2005-C7 principal balance certificates whose total principal balance, or a designated portion thereof, comprises the subject component (or, in the case of the class A-MFL
          certificates, the pass-through rate in effect during that interest accrual period for the class A-MFL REMIC III regular interest).

     Following the interest accrual period that ends in         , the class
X-CP certificates will cease to accrue interest. In connection therewith, the class X-CP certificates will have a 0% pass-through rate for the interest
accrual period beginning in          and for each interest accrual period
thereafter.

     The pass-through rate for the class X-CL certificates for any interest accrual period will equal the weighted average of the respective strip rates, which we refer to as class X-CL strip rates, at which interest accrues during that interest accrual period on the respective components of the total notional amount of the class X-CL certificates outstanding immediately prior to the related distribution date, with the relevant weighting to be done based upon the relative sizes of those components. Each of those components will be comprised of all or a designated portion of the total principal balance of one of the classes of series 2005-C7 principal balance certificates (exclusive of the Class CM Principal Balance Certificates).

     In general, the total principal balance of each class of series 2005-C7 principal balance certificates (exclusive of the Class CM Principal Balance
Certificates) will constitute a separate component of the total notional amount of the class X-CL certificates; provided that, if a portion, but not all, of the total principal balance of any particular class of series 2005-C7 principal balance certificates is identified under "--General" above as being part of the total notional amount of the class X-CP certificates outstanding immediately prior to any distribution date, then that identified portion of such total principal balance will represent one separate component of the total notional amount of the class X-CL certificates for purposes of calculating the accrual of interest during the related interest accrual period, and the remaining portion of such total principal balance will represent another separate component of the class X-CL certificates for purposes of calculating the accrual of interest during the related interest accrual period.

     For purposes of accruing interest during any interest accrual period, from and including the initial interest accrual period through and including the
interest accrual period that ends in         , on any particular component of
the total notional amount of the class X-CL certificates outstanding immediately prior to the related distribution date, the applicable class X-CL strip rate will be calculated as follows:

     (1)  if the subject component consists of either the total principal balance, or a designated portion of the total principal balance, of any particular class of series 2005-C7 principal balance certificates, and if such total principal balance or such designated portion of such total principal balance, as applicable, also constitutes a component of the total notional amount of the class X-CP certificates outstanding immediately prior to the related distribution date, then the applicable class X-CL strip rate will equal the excess, if any, of
          (a) the Weighted Average Pool Pass-Through Rate for that interest accrual period, over (b) the greater of (i) the reference rate specified on Annex E to this prospectus supplement for that interest accrual period and (ii) the pass-through rate in effect during that interest accrual period for that class of series 2005-C7 principal balance certificates (or, in the case of the class A-MFL certificates, if applicable, the pass-through rate in effect during that interest accrual period for the class A-MFL REMIC III regular interest); and

     (2)  if the subject component consists of either the total principal balance, or a designated portion of the total principal balance, of any particular class of series 2005-C7 principal balance certificates, and if such total principal balance or such designated portion of such total principal balance, as applicable, does not also constitute a component of the total notional amount of the class X-CP certificates outstanding immediately prior to the related distribution date, then the applicable class X-CL strip rate will equal the excess, if any, of
          (a) the Weighted Average Pool Pass-Through Rate for that interest accrual period, over (b) the pass-through rate in effect during that interest accrual period for that class of series 2005-C7 principal balance certificates (or, in the case of the class A-MFL certificates, if applicable, the pass-through rate in effect during that interest accrual period for the class A-MFL REMIC III regular interest).

     Notwithstanding the foregoing, for purposes of accruing interest on the class X-CL certificates during each interest accrual period subsequent to the
interest accrual period that ends in         , the total principal balance of
each class of series 2005-C7 principal balance certificates (exclusive of the
Class CM Principal Balance Certificates) will constitute a single separate component of the total notional amount of the class X-CL certificates, and the applicable class X-CL strip rate with respect to each of those components for each of those interest accrual periods will equal the excess, if any, of (a)
the Weighted Average Pool Pass-Through Rate for the subject interest accrual period, over (b) the pass-through rate in effect

                                     S-233

during the subject interest accrual period for the class of series 2005-C7 principal balance certificates whose total principal balance makes up that component (or, in the case of the class A-MFL certificates, if applicable, the pass-through rate in effect during that interest accrual period for the class
A-MFL REMIC III regular interest).

     The calculation of the Weighted Average Pool Pass-Through Rate will be unaffected by any change in the mortgage interest rate for any underlying mortgage loan from what it was on the Issue Date, including in connection with any bankruptcy or insolvency of the related borrower or any modification of that mortgage loan agreed to by the master servicer or the special servicer.

     The pass-through rate for each class of the Class CM Principal Balance
Certificates will be fixed at the rate per annum identified in the table on page S-5 of this prospectus supplement as the initial pass-through rate for that class.

     The class R-I, R-II and R-III certificates will not be interest-bearing and, therefore, will not have pass-through rates.

     Payments of Principal. Subject to the Standard Available P&I Funds or the
Class CM Available P&I Funds, as applicable, for each distribution date and the priority of payments described under "--Payments--Priority of Payments" or
"--Payments--Payments on the Class CM Principal Balance Certificates," as
applicable, below, the holders of each class of series 2005-C7 principal balance certificates will be entitled to receive a total amount of principal over time equal to the total principal balance of that class. In addition, subject to available funds, the total payments of principal to be made on the series 2005-C7 principal balance certificates on any distribution date will generally equal the Total Principal Payment Amount for that distribution date.
However, all payments of principal on the class A-MFL certificates will be made out of payments of principal made to the trustee's floating rate account with respect to the class A-MFL REMIC III regular interest.

     The Total Principal Payment Amount for any distribution date will consist of the Class CM Principal Payment Amount for that distribution date, which is payable with respect to the Class CM Principal Balance Certificates, and the
Net Total Principal Payment Amount for that distribution date, which is payable with respect to the remaining series 2005-C7 principal balance certificates
(exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest.

     On each distribution date, after all required payments of interest have been made with respect to the class X-CL, X-CP, A-1, A-2, A-3, A-AB, A-4 and
A-1A certificates on that date, the trustee will be required to apply any and all remaining Standard Available P&I Funds to make payments of principal with respect to the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates. In general:

     o    except as otherwise discussed in the paragraph following these bullets, no payments of principal with respect to Loan Group No. 1 will be made to the holders of the class A-1A certificates until the total principal balance of the class A-1, A-2, A-3, A-AB and A-4 certificates is reduced to zero;

     o    except as otherwise discussed in the paragraph following these bullets, no payments of principal with respect to Loan Group No. 2 will be made to the holders of the class A-1, A-2, A-3, A-AB and/or
          A-4 certificates until the total principal balance of the class A-1A certificates is reduced to zero;

     o    on any given distribution date, except as otherwise discussed in the paragraph following these bullets, no payments of principal will be made to the holders of the class A-1, A-2, A-3, A-AB and/or A-4 certificates until the holders of the class A-1A certificates have received all payments of principal to which they are entitled on that distribution date with respect to Loan Group No. 2;

     o    on any given distribution date, beginning with the distribution date in , except as otherwise discussed in the paragraph following these bullets, the total principal balance of the class A-AB certificates must be paid down to the Class A-AB Planned Principal Balance for that distribution date before any payments of principal are made with respect to the class A-1, A-2, A-3 and/or A-4 certificates; and

     o    except as otherwise discussed in the paragraph following these bullets, no payments of principal will be made to the holders of the class A-4 certificates until the total principal balance of the class
          A-1, A-2, A-3 and A-AB certificates is reduced to zero, no payments of principal will be made to the holders of the class A-AB certificates
          (other than as described in the immediately preceding bullet) until the total principal balance of the class A-1, A-2 and A-3 certificates is reduced to zero, no payments of principal will be made to the holders of the class A-3 certificates until the total principal balance of the class A-1 and A-2 certificates is reduced to zero, and no payments of principal will be made to the holders of the class A-2 certificates until the total principal balance of the class A-1 certificates is reduced to zero.

     Notwithstanding the foregoing, on each distribution date coinciding with or following the Class A Senior Principal Payment Cross-Over Date, and in any
event on the final distribution date in connection with the termination of the trust,

                                     S-234

assuming that any two or more of the A-1, A-2, A-3, A-AB, A-4 and A-1A classes are outstanding at that time, payments of principal on the outstanding class
A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, will be made up to, and on a pro rata basis in accordance with, the respective total principal balances of those classes of series 2005-C7 certificates then outstanding.

     The "Class A-AB Planned Principal Balance" for any distribution date is the scheduled principal balance specified for that distribution date on Annex F to this prospectus supplement. Such principal balances were calculated using, among other things, the Modeling Assumptions and a 0% CPR. Based on the
Modeling Assumptions and a 0% CPR, the total principal balance of the class
A-AB certificates on each distribution date would be reduced to approximately the scheduled principal balance indicated for that distribution date on Annex F to this prospectus supplement. There is no assurance, however, that the underlying mortgage loans will not be subject to prepayment or that they will perform in conformity with the Modeling Assumptions. Therefore, there can be no assurance that the total principal balance of the class A-AB certificates on any distribution date will be equal to (and, following retirement of the class
A-1, A-2 and A-3 certificates, there can be no assurance that the total principal balance of the class A-AB certificates will not be less than) the principal balance that is specified for such distribution date on Annex F to this prospectus supplement.

     Following the retirement of the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, and subject to available funds, payments of principal, up to the
Net Total Principal Payment Amount for each distribution date (net of any portion of that amount applied in retirement of the class A-1, A-2, A-3, A-AB,
A-4 and/or A-1-A certificates), will be allocated between the class A-MFL REMIC
III regular interest and the class A-M certificates, on a pro rata basis in accordance with the respective total principal balances thereof, to the extent necessary to reduce those respective total principal balances to zero. Any distributions of principal allocated to the class A-MFL REMIC III regular interest will be deposited in the trustee's floating rate account and thereafter distributed to the holders of the class A-MFL certificates.

     Following the retirement of the class A-1, A-2, A-3, A-AB, A-4, A-1A and
A-M certificates and the class A-MFL REMIC III regular interest, the holders of the class A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates will, in the case of each of those classes, subject to the available funds and the priority of payments described under "--Payments--Priority of Payments"
below, be entitled to payments of principal on each distribution date up to the lesser of:

     o    the total principal balance of the subject class of series 2005-C7 principal balance certificates outstanding immediately prior to the subject distribution date; and

     o    the excess, if any, of (a) the Net Total Principal Payment Amount for
          the subject distribution date, over (b) the total principal balance of the class A-MFL REMIC III regular interest and all other classes of series 2005-C7 principal balance certificates (exclusive of the class
          A-MFL certificates and the Class CM Principal Balance Certificates)
          that, as described under "--Payments--Priority of Payments" below, are senior in right of payment to the subject class of series 2005-C7 principal balance certificates, outstanding immediately prior to the subject distribution date.

     IN NO EVENT WILL THE HOLDERS OF THE CLASS A-MFL, A-M, A-J, B, C, D, E, F,
G, H, J, K, L, M, N, P, Q, S AND T CERTIFICATES BE ENTITLED TO RECEIVE ANY
PAYMENTS OF PRINCIPAL UNTIL THE TOTAL PRINCIPAL BALANCE OF THE CLASS A-1, A-2,
A-3, A-AB, A-4 AND A-1A CERTIFICATES IS REDUCED TO ZERO. FURTHERMORE, IN NO
EVENT WILL THE HOLDERS OF ANY CLASS OF SERIES 2005-C7 PRINCIPAL BALANCE
CERTIFICATES (EXCLUSIVE OF THE CLASS A-1, A-2, A-3, A-AB, A-4 AND A-1A
CERTIFICATES AND THE CLASS CM PRINCIPAL BALANCE CERTIFICATES) BE ENTITLED TO
RECEIVE ANY PAYMENTS OF PRINCIPAL UNTIL THE TOTAL PRINCIPAL BALANCE OF ALL
OTHER MORE SENIOR CLASSES OF SERIES 2005-C7 PRINCIPAL BALANCE CERTIFICATES AND,
IF APPLICABLE, THE CLASS A-MFL REMIC III REGULAR INTEREST, IS REDUCED TO ZERO.

     The Class CM Principal Payment Amount for each distribution date will be allocated to the class CM-1, CM-2, CM-3, CM-4, CM-5, CM-6 and CM-7 certificates, in that order, in each case up to the lesser of (a) the total principal balance of the subject class of Class CM Principal Balance
Certificates immediately prior to that distribution date and (b) any remaining unallocated portion of that Class CM Principal Payment Amount.

     Notwithstanding the foregoing, on the final distribution date in connection with a termination of the trust, subject to the Standard Available
P&I Funds or the Class CM Available P&I Funds, as applicable, for that final distribution date and the priority of payments described under
"--Payments--Priority of Payments" or "--Payments--Payments on the Class CM
Principal Balance Certificates," as applicable, below, the holders of each class of series 2005-C7 principal balance certificates (in the case of the class A-MFL certificates, through the class A-MFL REMIC III regular interest)
will be entitled to payments of principal, up to the total principal balance of that class of series 2005-C7 principal balance certificates outstanding immediately prior to that final distribution date.

                                     S-235

     If the master servicer, the special servicer, the trustee or the fiscal agent reimburses itself out of general collections on the mortgage pool for any advance (including the portion of any monthly debt service advance with respect to the Cherryvale Mall Non-Pooled Portion) that it has determined is not recoverable out of collections on the related mortgage loan in the trust fund, then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed (i) first, out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest, and (ii) then, out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series 2005-C7 certificates (exclusive of the class A-MFL certificates) and the class A-MFL
REMIC III regular interest), thereby reducing the payments of principal on the series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest). As a result, the
Total Principal Payment Amount for the corresponding distribution date would be reduced, to not less than zero, by the amount of any such reimbursement. In addition, if payments and other collections of principal on the mortgage pool are applied to reimburse, or pay interest on, any advance that is determined to be nonrecoverable from collections on the related underlying mortgage loan, as described above in this paragraph, then that advance will be reimbursed, and/or interest thereon will be paid, first out of payments or other collections of principal on the loan group that includes the subject underlying mortgage loan as to which the advance was made, and prior to using payments or other collections of principal on the other loan group. Notwithstanding the foregoing, amounts otherwise distributable with respect to the Class CM
Principal Balance Certificates will not be available to reimburse advances or pay Additional Trust Fund Expenses with respect to any underlying mortgage loan other than the Cherryvale Mall Mortgage Loan.

     If any advance is considered to be nonrecoverable from collections on the related underlying mortgage loan and, therefore, is reimbursed out of payments and other collections of principal with respect to the entire mortgage pool as described in the preceding paragraph, and if there is a subsequent recovery of that item, that subsequent recovery would generally be included as part of the amounts payable as principal with respect to the series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates and the Class
CM Principal Balance Certificates) and the class A-MFL REMIC III regular interest. In addition, if any advance is determined to be nonrecoverable from collections on the related underlying mortgage loan and, therefore, interest on that advance is paid out of general principal collections on the mortgage pool, and if interest on that advance is subsequently reimbursed to the trust out of
Default Interest, late payment charges or any other amounts collected on the underlying mortgage loan as to which that advance was made, then the portion of such Default Interest, late payment charge or other amount that was applied to reimburse the trust for interest on that advance would also generally be included as amounts payable as principal with respect to the series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates and the Class CM Principal Balance Certificates) and the class A-MFL REMIC III regular interest). For purposes of determining the respective portions of the
Total Principal Payment Amount attributable to each loan group, those subsequent recoveries that are to be included as amounts payable as principal with respect to the series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates and the Class CM Principal Balance Certificates)
and the class A-MFL REMIC III regular interest will be deemed allocated to offset the corresponding prior reductions in amounts attributable to each loan group in reverse order to that set forth in the last sentence of the prior paragraph.

     The class X-CL, X-CP, R-I, R-II and R-III certificates do not have principal balances and do not entitle their respective holders to payments of principal.

     Reimbursement Amounts. As discussed under "--Reductions of Certificate
Principal Balances in Connection with Realized Losses and Additional Trust Fund
Expenses" below, the total principal balance of any class of series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest may be reduced without a corresponding payment of principal. If that occurs with respect to any class of series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates) or with respect to the class A-MFL REMIC III regular interest, then, subject to the Standard Available P&I Funds or the Class CM Available P&I
Funds, as applicable, and the priority of payments described under
"--Payments--Priority of Payments" or "--Payments--Payments on the Class CM
Principal Balance Certificates," as applicable, below, the holders of that class or that REMIC III regular interest will be entitled to be reimbursed for the amount of that reduction, without interest. References to the "loss reimbursement amount" under "--Payments--Priority of Payments" below and elsewhere in this prospectus supplement mean, in the case of any class of series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates) and in the case of the class A-MFL REMIC III regular interest, for any distribution date, the total amount to which the holders of that class or that REMIC III regular interest, as the case may be, will be entitled as reimbursement for all previously unreimbursed reductions, if any, made

                                     S-236

in the total principal balance of that class or that REMIC III regular interest on all prior distribution dates as discussed under "--Reductions of Certificate
Principal Balances in Connection with Realized Losses and Additional Trust Fund
Expenses" below.

     In limited circumstances, if and to the extent the total Stated Principal
Balance of the mortgage pool (exclusive of the Allocated Principal Balance of the Cherryvale Mall Non-Pooled Portion) exceeds the total principal balance of the series 2005-C7 principal balance certificates (exclusive of the Class CM
Principal Balance Certificates) immediately following the distributions to be made with respect to those certificates on any distribution date, the total principal balance of a class of series 2005-C7 principal balance certificates
(exclusive of the Class CM Principal balance Certificates) that was previously reduced as described in the preceding paragraph without a corresponding payment of principal, may be reinstated (up to the amount of the prior reduction), with past due interest. Any such reinstatement of principal balance would result in a corresponding reduction in the loss reimbursement amount otherwise payable to the holders of the subject class of series 2005-C7 principal balance certificates. See "--Reductions of Certificate Principal Balances in Connection
with Realized Losses and Additional Trust Fund Expenses" below.

     Priority of Payments. On each distribution date, the trustee will apply the Standard Available P&I Funds for that date for the following purposes and in the following order of priority, in each case to the extent of the remaining
Available P&I Funds:

     (1)  concurrently, (a) from the portion of the Standard Available P&I Funds attributable to Loan Group No. 2, to pay interest to the holders of the class A-1A certificates up to the total amount of interest payable with respect to such class on the subject distribution date, (b) from the portion of the Standard Available P&I Funds attributable to Loan
          Group No. 1, to pay interest to the holders of the class A-1, A-2,
          A-3, A-AB and A-4 certificates, pro rata in accordance with their respective interest entitlements, up to the total amount of interest payable with respect to each such class on the subject distribution date, and (c) from any and all Standard Available P&I Funds, to pay interest to the holders of the class X-CL and X-CP certificates, pro rata in accordance with their respective interest entitlements, up to the total amount of interest payable with respect to each such class on the subject distribution date; provided, however, that if the
          Standard Available P&I Funds for the subject distribution date, or the applicable portion of those Available P&I Funds attributable to either loan group, is insufficient to pay in full the total amount of interest to be distributable with respect to any of those classes as described above, the Standard Available P&I Funds will be allocated among all those classes pro rata in proportion to the respective amounts of interest then payable thereon, without regard to loan group;

     (2)  to pay principal to the holders of the class A-1A certificates, until the total principal balance of the class A-1A certificates has been reduced to zero, in an amount up to the portion of the Net Total
          Principal Payment Amount for the subject distribution date that is attributable to Loan Group No. 2;

     (3)  to pay principal to the holders of the class A-AB certificates, in an amount up to the lesser of (a) the Net Total Principal Payment Amount for the subject distribution date, exclusive of any payments of principal made with respect to the class A-1A certificate on the subject distribution date as described in the immediately preceding clause (2), and (b) the excess, if any, of (i) the total principal balance of the class A-AB certificates outstanding immediately prior to the subject distribution date, over (ii) the Class A-AB Planned
          Principal Balance for the subject distribution date;

     (4)  to pay principal to the holders of the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, sequentially in that order, in each case until the total principal balance of the subject class of series 2005-C7 certificates has been reduced to zero, in an aggregate amount up to the Net Total Principal Payment Amount for the subject distribution date, exclusive of any payments of principal made with respect to the class A-1A and/or A-AB certificates on the subject distribution date as described in the immediately preceding clauses (2) and (3); and

     (5)  to make payments to the holders of the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, in an amount up to, and on a pro rata basis in accordance with, the respective loss reimbursement amounts with respect to those classes for the subject distribution date;

provided that, on each distribution date coinciding with or following the Class
A Senior Principal Payment Cross-Over Date, and in any event on the final distribution date, assuming any two or more of the A-1, A-2, A-3, A-AB, A-4 and
A-1A classes are outstanding at that time, the allocations and order of principal payments described in clauses (2), (3) and (4) above will be ignored and payments of principal on the A-1, A-2, A-3, A-AB, A-4 and/or A-1A classes will be made up to, and on a pro rata basis in accordance with, the respective total principal balances of those classes then outstanding.

                                     S-237

     On each distribution date, following the payments to be made with respect to the class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL and X-CP certificates as described above, the trustee will apply any remaining Standard Available P&I
Funds for that date to make the following payments in the following order of priority, in each case to the extent of the remaining Available P&I Funds:

     (1) payments to the trustee's floating rate account with respect to the class A-MFL REMIC III regular interest and to the holders of the class A-M certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class A-MFL REMIC III regular interest and the class A-M certificates on the subject distribution date, pro rata in proportion to the respective amounts of interest then payable thereon,

     second, in respect of principal, until the total principal balance of the class A-MFL REMIC III regular interest and the class A-M certificates is reduced to zero, pro rata based on total principal balance, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the
subject distribution date, over the total principal balance of the class A-1,
A-2, A-3, A-AB, A-4 and A-1A certificates outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to, and pro rata in accordance with, the then respective loss reimbursement amounts for the class A-MFL REMIC III regular interest and the class A-M certificates;

     (2) payments to the holders of the class A-J certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class A-J certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class A-J certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A and A-M certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class A-J certificates;

     (3) payments to the holders of the class B certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class B certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class B certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M and A-J certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class B certificates;

     (4) payments to the holders of the class C certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class C certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class C certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J and B certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class C certificates;

     (5) payments to the holders of the class D certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class D certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class D certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B and C certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

                                     S-238

     third, as a reimbursement, up to the then loss reimbursement amount for the class D certificates;

     (6) payments to the holders of the class E certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class E certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class E certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C and D certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class E certificates;

     (7) payments to the holders of the class F certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class F certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class F certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D and E certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class F certificates;

     (8) payments to the holders of the class G certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class G certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class G certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E and F certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class G certificates;

     (9) payments to the holders of the class H certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class H certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class H certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F and G certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class H certificates;

     (10) payments to the holders of the class J certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class J certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class J certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G and H certificates and the class A-MFL REMIC
III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class J certificates;

     (11) payments to the holders of the class K certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class K certificates on the subject distribution date,

                                     S-239

     second, in respect of principal, until the total principal balance of the class K certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G, H and J certificates and the class A-MFL
REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class K certificates;

     (12) payments to the holders of the class L certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class L certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class L certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G, H, J and K certificates and the class A-MFL
REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class L certificates;

     (13) payments to the holders of the class M certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class M certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class M certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K and L certificates and the class
A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class M certificates;

     (14)  payments to the holders of the class N certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class N certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class N certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L and M certificates and the class
A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class N certificates;

     (15)  payments to the holders of the class P certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class P certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class P certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M and N certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class P certificates;

     (16)  payments to the holders of the class Q certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class Q certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class Q certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N and P certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class Q certificates;

                                     S-240

     (17)  payments to the holders of the class S certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class S certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class S certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P and Q certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class S certificates;

     (18)  payments to the holders of the class T certificates--

     first, in respect of interest, up to the total amount of interest payable with respect to the class T certificates on the subject distribution date,

     second, in respect of principal, until the total principal balance of the class T certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Payment Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4,
A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q and S certificates and the class A-MFL REMIC III regular interest outstanding immediately prior to the subject distribution date, and

     third, as a reimbursement, up to the then loss reimbursement amount for the class T certificates; and

     (19) payments to the holders of the class R-I, R-II and R-III certificates, up to the amount of any remaining Standard Available P&I Funds;

provided that, on the final distribution date, subject to the Standard
Available P&I Funds for such distribution date and the priority of payments described above in this paragraph, the holders of each class of series 2005-C7 principal balance certificates referred to above in this paragraph will be entitled to receive payments of principal sufficient to retire their certificates, without regard to the Net Total Principal Payment Amount for the final distribution date.

     Interest, principal and loss reimbursement amount in respect to the class
A-MFL REMIC III regular interest will be paid to the trustee's floating rate account for distribution to the holders of the class A-MFL certificates and/or the swap counterparty on the subject distribution date.

     Payments of Prepayment Premiums and Yield Maintenance Charges. If any
prepayment consideration is collected during any particular collection period with respect to any mortgage loan in the trust (exclusive of any default prepayment consideration collected with respect to the Cherryvale Mall
Non-Pooled Portion), regardless of whether that prepayment consideration is calculated as a percentage of the amount prepaid or in accordance with a yield maintenance formula, then on the distribution date corresponding to that collection period, the trustee will pay a portion of that prepayment consideration to the holders of any class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M,
A-J, B, C, D, E, F, G, H, J or K certificates that are, and to the trustee's floating rate account with respect to the class A-MFL REMIC III regular interest if it is, then entitled to payments of principal from the loan group
(i.e. Loan Group No. 1 or Loan Group No. 2) that includes the prepaid mortgage loan, up to an amount equal to, in the case of any particular class of those certificates and/or that REMIC III regular interest, the product of--

     o    the amount of that prepayment consideration, net of workout fees and/or liquidation fees payable in connection with the receipt of that prepayment consideration, multiplied by

     o    a fraction, which in no event may be greater than 1.0 or less than
          0.0, the numerator of which is equal to the excess, if any, of the pass-through rate for that class of series 2005-C7 principal balance certificates or that REMIC III regular interest, as the case may be, for the related interest accrual period, over the relevant Discount
          Rate, and the denominator of which is equal to the excess, if any, of the mortgage interest rate of the prepaid mortgage loan over the relevant Discount Rate, and further multiplied by

     o    a fraction, the numerator of which is equal to the amount of principal payable to the holders of that class of series 2005-C7 principal balance certificates or with respect to that REMIC III regular interest, as the case may be, on that distribution date with respect to the loan group that includes the prepaid mortgage loan, and the denominator of which is the portion of the Net Total Principal Payment
          Amount for that distribution date attributable to the loan group that includes the prepaid mortgage loan.

                                     S-241

     The trustee will thereafter pay any remaining portion of that prepayment consideration, net of workout fees and/or liquidation fees payable in connection with the receipt of that prepayment consideration, to the holders of the class X-CL certificates and/or the holders of the class X-CP certificates, allocable between such classes as follows:

     o    on any distribution date up to and including the distribution date in
                   ,

          1.   % thereof to the holders of the class X-CL certificates, and

          2.   % thereof to the holders of the class X-CP certificates; and

     o    on any distribution date subsequent to the distribution date in      ,
          100% thereof to the holders of the class X-CL certificates.

     For so long as the swap agreement relating to the class A-MFL certificates remains in effect and there is no continuing payment default thereunder on the part of the swap counterparty, prepayment consideration allocated to the class
A-MFL REMIC III regular interest will be payable to the swap counterparty.

     If any default prepayment consideration is collected during any particular collection period with respect to the Cherryvale Mall Mortgage Loan, then on the distribution date corresponding to that collection period, the trustee will allocate that prepayment consideration between the Cherryvale Mall Pooled
Portion and the Cherryvale Mall Non-Pooled Portion on a pro rata basis in accordance with the respective amounts of principal then being prepaid with respect to each such portion. The portion of any prepayment consideration allocable to the Cherryvale Mall Non-Pooled Portion, net of workout fees and liquidation fees payable in connection with the receipt thereof, will be distributed among the holders of the respective classes of Class CM Principal
Balance Certificates, pro rata, based on the amount of principal then being prepaid with respect to each such class of series 2005-C7 certificates.

     Neither we nor the underwriters make any representation as to--

     o    the enforceability of the provision of any promissory note evidencing one of the underlying mortgage loans requiring the payment of a prepayment premium or yield maintenance charge, or

     o    the collectability of any prepayment premium or yield maintenance charge.

     See "Description of the Mortgage Pool--Terms and Conditions of the
Underlying Mortgage Loans--Prepayment Provisions" in this prospectus supplement.

     Payments on the Class A-MFL Certificates. On each distribution date, for so long as the total principal balance of the class A-MFL certificates has not been reduced to zero, the trustee is required to apply amounts on deposit in the floating rate account (exclusive of any portion thereof that constitutes prepayment consideration, amounts deposited in error, amounts payable to the swap counterparty and/or interest and other investment earnings payable to the trustee), in the following order of priority:

     o    first, to make distributions of interest to the holders of the class
          A-MFL certificates, up to an amount equal to the Class A-MFL Interest
          Distribution Amount for the subject distribution date;

     o    second, to make distributions of principal to the holders of the class
          A-MFL certificates, up to the Class A-MFL Principal Distribution
          Amount for the subject distribution date, until the total principal balance of that class is reduced to zero; and

     o    third, to reimburse the holders of the class A-MFL certificates for all previously unreimbursed reductions, if any, made in the total principal balance of that class on all prior distribution dates as discussed under "--Reductions of Certificate Principal Balances in
          Connection with Realized Losses and Additional Trust Fund Expenses"
          below.

     For so long as the swap agreement is in effect and there is no continuing payment default thereunder on the part of the swap counterparty, the "Class
A-MFL Interest Distribution Amount" with respect to any distribution date will generally be equal to: (a) all interest accrued during the related interest accrual period at the applicable pass-through rate for the class A-MFL certificates on the total principal balance of such class, reduced (to not less
than zero) by (b)the excess, if any, of (i) 1/12th of the product of (A)     %
and (B) the total principal balance of the class A-MFL certificates immediately prior to the subject distribution date, over (ii) the amount of interest distributions with respect to the class A-MFL REMIC III regular interest pursuant to the priority of distributions on that distribution date; and
increased by (c) to the extent not otherwise payable to the swap counterparty, the amount, if any, by which (i) interest distributions with respect to the class A-MFL REMIC III regular interest pursuant to the priority of distributions on that distribution date exceeds (ii) 1/12th of

                                     S-242

the product of (A)    %, multiplied by (B) the notional amount of the swap
agreement for that distribution date. All or a portion of the amount described in clause (c) of the prior sentence with respect to any distribution date may be payable to the swap counterparty if, with respect to any prior distribution date, the amount of the reduction described in clause (b) of the prior sentence exceeded the maximum amount payable by the swap counterparty with respect to that prior distribution date without regard to any such reduction.
Notwithstanding the foregoing, if there is a continuing Swap Payment Default, or if the swap agreement is terminated and a replacement swap agreement is not obtained, then the "Class A-MFL Interest Distribution Amount" with respect to any distribution date will be the amount of interest distributions with respect to the class A-MFL REMIC III regular interest on such distribution date pursuant to the priority of distributions.

     With respect to any distribution date, the "Class A-MFL Principal
Distribution Amount" will be an amount equal to the amount of principal allocated to the class A-MFL REMIC III regular interest pursuant to the priority of distributions on such distribution date.

     For so long as the swap agreement is in effect and there is no continuing payment default thereunder on the part of the swap counterparty, all prepayment consideration allocable to the class A-MFL REMIC III regular interest will be payable to the swap counterparty. However, if there is a continuing Swap
Payment Default, or if the swap agreement is terminated and a replacement swap agreement is not obtained, then all prepayment consideration allocable to the class A-MFL REMIC III regular interest will be payable to the holders of the class A-MFL certificates.

     See "--Payments--Priority of Payments" and "Description of the Swap
Agreement" in this prospectus supplement.

                                     S-243

     Payments on the Class CM Principal Balance Certificates. On each distribution date, the trustee will apply the Class CM Available P&I Funds for that date to make the following payments and in the following order of priority, in each case to the extent of the remaining portion of the Class CM
Available P&I Funds:

 ORDER OF
 PAYMENT     RECIPIENT CLASS OR CLASSES                    TYPE AND AMOUNT OF PAYMENT
---------   ----------------------------   ----------------------------------------------------------

     1                  CM-1               Interest up to the total interest payable on that class
     2                  CM-1               Principal up to the total principal payable on that class
     3                  CM-1               Reimbursement up to the total loss reimbursement amount
                                           for that class
     4                  CM-2               Interest up to the total interest payable on that class
     5                  CM-2               Principal up to the total principal payable on that class
     6                  CM-2               Reimbursement up to the loss reimbursement amount for
                                           that class
     7                  CM-3               Interest up to the total interest payable on that class
     8                  CM-3               Principal up to the total principal payable on that class
     9                  CM-3               Reimbursement up to the loss reimbursement amount for
                                           that class
    10                  CM-4               Interest up to the total interest payable on that class
    11                  CM-4               Principal up to the total principal payable on that class
    12                  CM-4               Reimbursement up to the loss reimbursement amount for
                                           that class
    13                  CM-5               Interest up to the total interest payable on that class
    14                  CM-5               Principal up to the total principal payable on that class
    15                  CM-5               Reimbursement up to the loss reimbursement amount for
                                           that class
    16                  CM-6               Interest up to the total interest payable on that class
    17                  CM-6               Principal up to the total principal payable on that class
    18                  CM-6               Reimbursement up to the loss reimbursement amount for
                                           that class
    19                  CM-7               Interest up to the total interest payable on that class
    20                  CM-7               Principal up to the total principal payable on that class
    21                  CM-7               Reimbursement up to the loss reimbursement amount for
                                           that class

TREATMENT OF REO PROPERTIES

     Notwithstanding that any mortgaged real property securing an underlying mortgage loan may become an REO Property through foreclosure, deed in lieu of foreclosure or otherwise, the related mortgage loan(s) will be treated as having remained outstanding, until the REO Property is liquidated, for purposes of determining--

     o    payments on the series 2005-C7 certificates and/or the class A-MFL
          REMIC III regular interest,

     o    allocations of Realized Losses and Additional Trust Fund Expenses to
          the series 2005-C7 certificates and/or the class A-MFL REMIC III regular interest, and

     o    the amount of all fees payable to the master servicer, the special servicer and the trustee under the series 2005-C7 pooling and servicing agreement.

     In connection with the foregoing, the related underlying mortgage loan will be taken into account when determining the Weighted Average Pool
Pass-Through Rate and the Total Principal Payment Amount for each distribution date.

                                     S-244

     Operating revenues and other proceeds derived from an REO Property administered under the series 2005-C7 pooling and servicing agreement will be applied--

     o    first, to pay, or to reimburse the master servicer, the special servicer, the trustee and/or the fiscal agent for the payment of, some of the costs and expenses incurred in connection with the operation and disposition of the REO Property, and

     o    thereafter, as collections of principal, interest and other amounts due on the related mortgage loan(s).

     To the extent described under "--Advances of Delinquent Monthly Debt
Service Payments" below, the master servicer, the trustee and the fiscal agent will be required to advance delinquent monthly debt service payments with respect to each underlying mortgage loan as to which the corresponding mortgaged real property has become an REO Property, in all cases as if the mortgage loan had remained outstanding.

REDUCTIONS OF CERTIFICATE PRINCIPAL BALANCES IN CONNECTION WITH REALIZED LOSSES
AND ADDITIONAL TRUST FUND EXPENSES

     As a result of Realized Losses and Additional Trust Fund Expenses, the
total Stated Principal Balance of the mortgage pool (exclusive of the Allocated
Principal Balance of the Cherryvale Mall Non-Pooled Portion) may decline below the total principal balance of the series 2005-C7 principal balance certificates (exclusive of the Class CM Principal Balance Certificates). If
this occurs following the payments made to the series 2005-C7 certificateholders and with respect to the class A-MFL REMIC III regular interest on any distribution date, then the respective total principal balances of the following classes of the series 2005-C7 principal balance certificates
(or, in the case of the reference to "A-MFL" below, the class A-MFL REMIC III regular interest) are to be successively reduced in the following order, until the total principal balance of those classes of certificates or the class A-MFL
REMIC III regular interest, as the case may be, equals the total Stated
Principal Balance of the mortgage pool (reduced by the total Allocated
Principal Balance of the Cherryvale Mall Non-Pooled Portion) that will be outstanding immediately following that distribution date.

 ORDER OF ALLOCATION                 CLASS
---------------------   -------------------------------

          1st                          T
          2nd                          S
          3rd                          Q
          4th                          P
          5th                          N
          6th                          M
          7th                          L
          8th                          K
          9th                          J
          10th                         H
          11th                         G
          12th                         F
          13th                         E
          14th                         D
          15th                         C
          16th                         B
          17th                        A-J
          18th                   A-MFL and A-M,
                            pro rata based on total
                         outstanding principal balances
          19th                   A-1, A-2, A-3,
                              A-AB, A-4 and A-1A,
                            pro rata based on total
                         outstanding principal balances

     The reference in the foregoing table to "A-MFL" means the class A-MFL
REMIC III regular interest. However, any reduction in the total principal balance of the class A-MFL REMIC III regular interest, as described above, will result in a dollar-for-dollar reduction in the total principal balance of the class A-MFL certificates.

     In no event will the total principal balance of the class A-MFL REMIC III regular interest or any class of series 2005-C7 principal balance certificates identified in the foregoing table be reduced until the total principal balance of all other series

                                     S-245

2005-C7 principal balance certificates listed above it in the table has been reduced to zero. In no event will the total principal balance of any of the
A-1, A-2, A-3, A-AB, A-4 or A-1A classes be reduced until the total principal balance of the class A-MFL REMIC III regular interest has been reduced to zero.

     The reductions in the total principal balances of the respective classes of series 2005-C7 principal balance certificates or the class A-MFL REMIC III regular interest, as described above, will represent an allocation of the
Realized Losses and/or Additional Trust Fund Expenses that caused the particular mismatch in principal balances between the underlying mortgage loans and those classes of series 2005-C7 certificates.

     Notwithstanding the foregoing, all Realized Losses and Additional Trust
Fund Expenses, if any, in respect of or related to the Cherryvale Mall Mortgage
Loan will be allocated--

     o    first, to the class CM-7, CM-6, CM-5, CM-4, CM-3, CM-2 and CM-1 certificates, in that order, in each case up to the total principal balance of the subject class, until the total principal balance of the
          Class CM Principal Balance Certificates equals the Allocated Principal
          Balance of the Cherryvale Mall Non-Pooled Portion that will be outstanding immediately following that distribution date; and

     o    then, to the respective classes of series 2005-C7 principal balance certificates (exclusive of the class A-MFL, CM-1, CM-2, CM-3, CM-4,
          CM-5, CM-6 and CM-7 certificates) and the class A-MFL REMIC III regular interest, as described above in this "--Reductions of
          Certificate Principal Balances in Connection with Realized Losses and
          Additional Trust Fund Expenses" section.

     The Realized Loss with respect to a liquidated mortgage loan, or related
REO Property, will generally equal the excess, if any, of:

     o    the outstanding principal balance of the mortgage loan as of the date of liquidation, together with all accrued and unpaid interest on the mortgage loan to but not including the due date in the collection period in which the liquidation occurred (exclusive, however, of any portion of that interest that represents Default Interest), over

     o    the total amount of Liquidation Proceeds, if any, recovered in connection with the subject liquidation that are available to pay principal of, and interest (other than Default Interest) on, that mortgage loan.

     If any portion of the debt due under a mortgage loan is forgiven, whether in connection with a modification, waiver or amendment granted or agreed to by the master servicer or the special servicer or in connection with the bankruptcy, insolvency or similar proceeding involving the related borrower, the amount forgiven (other than Default Interest) also will be treated as a
Realized Loss.

     Realized Losses will include advances that are determined to be non-recoverable from collections on the related underlying mortgage loan and are therefore recovered out of general collections on the Mortgage Pool.

     Additional Trust Fund Expenses may include:

     o    any special servicing fees, workout fees and liquidation fees paid to the special servicer;

     o    any interest paid to the master servicer, the special servicer, the trustee and/or the fiscal agent with respect to unreimbursed advances, which interest payment, in any particular case, is not covered out of late payment charges and Default Interest actually collected on the related underlying mortgage loan;

     o    the cost of various opinions of counsel required or permitted to be obtained in connection with the servicing of the underlying mortgage loans and the administration of the other trust assets that, in any particular case, is not paid for by the related borrower or covered out of late payment charges and Default Interest actually collected on the related underlying mortgage loan;

     o    any unanticipated, non-mortgage loan specific expense of the trust, including--

          1.   any reimbursements and indemnifications to the trustee, the fiscal agent and various related persons described under
               "Description of the Governing Documents--Matters Regarding the
               Trustee" in the accompanying prospectus (the fiscal agent having the same rights to indemnity and reimbursement as described with respect to the trustee),

          2.   any reimbursements and indemnification to the master servicer, the special servicer, us and various related persons described under "Description of the Governing Documents--Matters Regarding
               the Master Servicer, the Special Servicer, the Manager and Us" in
               the accompanying prospectus, and

                                     S-246

          3.   any federal, state and local taxes, and tax-related expenses, payable out of the trust assets, as described under "Servicing
               Under the Series 2005-C7 Pooling and Servicing Agreement--REO
               Properties" in this prospectus supplement and/or "Federal Income
               Tax Consequences--REMICs--Prohibited Transactions Tax and Other
               Taxes" in the accompanying prospectus;

     o    P&I advances with respect to the Station Place I Non-Pooled Note B
          Trust Loan that are reimbursed (with interest) out of collections on the Station Place I Mortgage Loan;

     o    rating agency fees, other than on-going surveillance fees, that, in any particular case, cannot be recovered from the related borrower and are not otherwise covered out of late payment charges and Default
          Interest actually collected on the related underlying mortgage loan;
          and

     o    any amounts expended on behalf of the trust to remediate an adverse environmental condition at any mortgaged real property securing a defaulted mortgage loan as described under "Servicing Under the Series
          2005-C7 Pooling and Servicing Agreement--Realization Upon Defaulted
          Mortgage Loans" in this prospectus supplement and that are not paid for by the related borrower or covered out of late payment charges and
          Default Interest actually collected on the related underlying mortgage loan.

     Any expenses under the governing servicing agreement for an Outside
Serviced Loan Combination that are similar to the Additional Trust Fund
Expenses described above and that relate to such Outside Serviced Loan
Combination, are to be paid out of collections on that Loan Combination, could adversely affect amounts available for payments on the series 2005-C7 certificates and, to the extent paid out of amounts otherwise distributable to the trust with respect to the related Outside Serviced Trust Mortgage Loan, should be considered Additional Trust Fund Expenses.

     The Total Principal Payment Amount may from time to time include Recovered
Amounts. In such circumstances, it is possible that the total Stated Principal
Balance of the mortgage pool (exclusive of the Allocated Principal Balance of the Cherryvale Mall Non-Pooled Portion) may exceed the total principal balance of the series 2005-C7 principal balance certificates (exclusive of the Class CM
Principal Balance Certificates). If and to the extent that any such excess exists as a result of the payment of Recovered Amounts as principal on the series 2005-C7 principal balance certificates, the total principal balances of one or more classes of series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates) or the class A-MFL REMIC III regular interest that had previously been reduced as described above in this "--Reductions of
Certificate Principal Balances in Connection with Realized Losses and
Additional Trust Fund Expenses" section may be increased (in each case, up to the amount of any such prior reduction). Any such increases would be made among the respective classes of series 2005-C7 principal balance certificates
(exclusive of the class A-MFL certificates) or the class A-MFL REMIC III regular interest, as the case may be, in the reverse order that such reductions had been made (i.e., such increases would be made first with respect to the most senior class of series 2005-C7 principal balance certificates or the class
A-MFL REMIC III regular interest, as applicable, with a loss reimbursement amount and thereafter in descending order of seniority); provided that such increases may not result in the total principal balance of the series 2005-C7 principal balance certificates (exclusive of the Class CM Principal Balance
Certificates) being in excess of the total Stated Principal Balance of the mortgage pool (exclusive of the Cherryvale Mall Non-Pooled Portion). Any such increases will also be accompanied by a reinstatement of the past due interest on the various interest-bearing classes of the series 2005-C7 certificates
(exclusive of the Allocated Principal Balance of the class A-MFL certificates)
and the class A-MFL REMIC III regular interest that would otherwise have accrued if the reinstated principal amounts had never been written off. Any restoration of the total principal balance of the class A-MFL REMIC III regular interest will result in a dollar-for-dollar increase in the total principal balance of the class A-MFL certificates.

ADVANCES OF DELINQUENT MONTHLY DEBT SERVICE PAYMENTS

     The master servicer will be required to make, for each distribution date, a total amount of advances of principal and/or interest generally equal to all monthly and assumed monthly debt service payments, in each case net of related master servicing fees and workout fees (and, in the case of each Outside
Serviced Trust Mortgage Loan, further net of any comparable fees payable pursuant to the governing servicing agreement for that mortgage loan), that--

     o    were due or deemed due, as the case may be, with respect to the underlying mortgage loans during the related collection period, and

     o    were not paid by or on behalf of the respective borrowers or otherwise collected as of the close of business on the last day of the related collection period (and, in the case of the 1166 Avenue of the Americas
          Mortgage Loan, were not advanced on a timely basis by the master servicer under the series 2005-C6 trust and servicing agreement).

                                     S-247

     The 1166 Avenue of the Americas Mortgage Loan is not being serviced under the series 2005-C7 pooling and servicing agreement, and advances of delinquent debt service payments for the 1166 Avenue of the Americas Mortgage Loan will be made by the master servicer for the Series 2004-C6 Securitization, as described under "Servicing of the 1166 Avenue of the Americas Loan Combination--Advances"
in this prospectus supplement. The master servicer under the series 2005-C7 pooling and servicing agreement will be required, however, to make any advance of a delinquent monthly debt service payment with respect to the 1166 Avenue of the Americas Mortgage Loan that the master servicer under the series 2004-C6 trust and servicing agreement is required but fails to make, unless either of those master servicers has determined that such advance would not be recoverable from collections on the 1166 Avenue of the Americas Mortgage Loan and/or the 1166 Avenue of the Americas Subordinate Non-Trust Loan Components.

     Notwithstanding the foregoing, if it is determined that an Appraisal
Reduction Amount exists with respect to any mortgage loan in the trust (or, with respect to an Outside Serviced Trust Mortgage Loan, if the master servicer has received notice from a servicer under the applicable governing servicing agreement of the existence of an Appraisal Reduction Amount with respect thereto), then the master servicer will generally reduce the interest portion
(but not the principal portion) of each P&I advance, if any, that it must make with respect to that mortgage loan during the period that the Appraisal
Reduction Amount exists. The interest portion of any P&I advance required to be made with respect to any underlying mortgage loan as to which there exists an
Appraisal Reduction Amount, will equal the product of:

     o    the amount of the interest portion of that P&I advance that would otherwise be required to be made with respect to the mortgage loan for the subject distribution date without regard to this sentence and the prior sentence, multiplied by

     o    a fraction, the numerator of which is equal to the Stated Principal
          Balance of the mortgage loan, net of the Appraisal Reduction Amount
          (or, if applicable, the relevant portion thereof allocable to the mortgage loan), and the denominator of which is equal to the Stated
          Principal Balance of the mortgage loan.

     In the case of any underlying mortgage loan that is part of a Loan
Combination, any reduction in the interest portion of P&I advances to be made with respect to that underlying mortgage loan, as contemplated by the prior paragraph, will be based on that portion of any Appraisal Reduction Amount with respect to the subject Loan Combination that is allocable to that underlying mortgage loan.

     Each Loan Combination will be treated as a single underlying mortgage loan for purposes of calculating an Appraisal Reduction Amount. Any Appraisal
Reduction Amount with respect to a Loan Combination will be allocated in accordance with the definition of "Appraisal Reduction Amount," in the case of a Serviced Loan Combination, pursuant to the series 2005-C7 pooling and servicing agreement and, in the case of an Outside Serviced Loan Combination, pursuant to the governing servicing agreement.

     With respect to any distribution date, the master servicer will be required to make P&I advances either out of its own funds or, subject to replacement as and to the extent provided in the series 2005-C7 pooling and servicing agreement, funds held in the master servicer's custodial account that are not required to be paid on the series 2005-C7 certificates on that distribution date.

     The trustee will be required to make any P&I advance that the master servicer is required, but fails, to make, including with respect to the Outside
Serviced Trust Mortgage Loans. If the trustee fails to make a required P&I advance, then the fiscal agent will be required to make the advance. If the fiscal agent makes a P&I advance on behalf of the trustee, the trustee will not be in default. See "--The Trustee" and "--The Fiscal Agent" below. None of the master servicer, the trustee or the fiscal agent will be required to make any
P&I advance with respect to any of the Non-Trust Loans.

     The master servicer, the trustee and the fiscal agent will each be entitled to recover any P&I advance made by it out of its own funds from collections on the underlying mortgage loan as to which the advance was made.
None of the master servicer, the trustee or the fiscal agent will be obligated to make any P&I advance for any underlying mortgage loan (including specially serviced mortgage loans and mortgage loans as to which the related mortgaged real property has become an REO Property) that, in its judgment (or in the judgment of the special servicer for specially serviced mortgage loans and mortgage loans as to which the related mortgaged real property has become an
REO Property), would not ultimately be recoverable out of collections on the related underlying mortgage loan. If the master servicer, the trustee or the fiscal agent makes any P&I advance that it subsequently determines will not be recoverable out of collections on the related underlying mortgage loan, it may obtain reimbursement for that advance, together with interest accrued on the advance as described in the third succeeding paragraph, out of general collections on the mortgage loans and any REO Properties in the trust on deposit in the master servicer's custodial account from time to time, except that any P&I Advance with respect to the

                                     S-248

Cherryvale Mall Non-Pooled Portion will only be reimbursed out of collections on the Cherryvale Mall Mortgage Loan. The master servicer will be entitled to rely on the special servicer's determination, and the trustee and the fiscal agent will be entitled to rely on the master servicer's and/or the special servicer's determination, that an advance, if made, would not be ultimately recoverable from collections on the related underlying mortgage loan. In making such recoverability determination, such person will be entitled to consider
(among other things) the obligations of the borrower under the terms of the related mortgage loan as it may have been modified, to consider (among other things) the related mortgaged real properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged real properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such person may update or change its recoverability determinations at any time and may obtain from the special servicer any analysis, appraisals or market value estimates or other information in the possession of the special servicer for such purposes. See
"Description of the Certificates--Advances" in the accompanying prospectus and
"Servicing Under the Series 2005-C7 Pooling and Servicing Agreement--Custodial
Account" in this prospectus supplement. For a discussion of similar provisions with regard to P&I advances on the 1166 Avenue of the Americas Mortgage Loan, see "Servicing of the 1166 Avenue of the Americas Loan Combination--Advances"
in this prospectus supplement.

     The master servicer, trustee and fiscal agent will be responsible for making P&I advances with respect to the Station Place I Non-Pooled Note B Trust
Loan in the same manner, and subject to the same limitations, as with respect to any underlying mortgage loan. However, those advances will be reimbursable
(with interest thereon) solely from collections on the Station Place I
Non-Pooled Note B Trust Loan and, if not recoverable therefrom, from collections on the Station Place I Mortgage Loan.

     If the master servicer, the trustee or the fiscal agent reimburses itself out of general collections on the mortgage pool for any P&I advance (including the portion of any P&I Advance with respect to the Cherryvale Mall Non-Pooled
Portion) that has been determined not to be recoverable out of collections on the related underlying mortgage loan, then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed (i) first, out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2005-C7 principal balance certificates (exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest, and (ii) then, out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series 2005-C7 certificates (exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest, thereby reducing the payments of principal on the series 2005-C7 principal balance certificates
(exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest. In addition, if payments and other collections of principal on the mortgage pool are applied to reimburse, or pay interest on, any advance that is determined to be nonrecoverable from collections on the related underlying mortgage loan, as described in the prior sentence, then that advance will be reimbursed, and/or interest thereon will be paid, first out of payments or other collections of principal on the loan group that includes the subject underlying mortgage loan as to which the advance was made, and prior to using payments or other collections of principal on the other loan group. However, amounts payable on the Class CM Principal Balance Certificates will not be available to reimburse advances or pay Additional Trust Fund Expenses that relate to any mortgage loan other than the Cherryvale Mall Mortgage Loan.

     Notwithstanding the foregoing, upon a determination that a previously made
P&I advance is not recoverable out of collections on the related underlying mortgage loan, instead of obtaining reimbursement out of general collections on the mortgage pool immediately, any of the master servicer, the trustee or the fiscal agent, as applicable, may, in its sole discretion, elect to obtain reimbursement for such non-recoverable P&I advance over a period of time (not to exceed 12 months without the consent of the series 2005-C7 controlling class representative), with interest thereon at the prime rate described in the following paragraph. At any time after such a determination to obtain reimbursement over time in accordance with the preceding sentence, the master servicer, the trustee or the fiscal agent, as applicable, may, in its sole discretion, decide to obtain reimbursement out of general collections on the mortgage pool immediately. The fact that a decision to recover a non-recoverable P&I advance over time, or not to do so, benefits some classes of series 2005-C7 certificateholders to the detriment of other classes of series 2005-C7 certificateholders will not constitute a violation of the
Servicing Standard or a breach of the terms of the series 2005-C7 pooling and servicing agreement by any party thereto, or a violation of any fiduciary duty owed by any party thereto to the series 2005-C7 certificateholders.

     The master servicer, the trustee and the fiscal agent will each be entitled to receive interest on P&I advances made thereby out of its own funds.
Subject to the following sentence, that interest will commence accruing upon the date the applicable advance was made and will continue to accrue on the amount of each P&I advance, and compound annually, for so long as that advance is outstanding at an annual rate equal to the prime rate as published in the
"Money Rates" section

                                     S-249

of TheWall Street Journal, as that prime rate may change from time to time.
With respect to any underlying mortgage loan that provides for a grace period for monthly debt service payments that extends beyond the distribution date for the series 2005-C7 certificates, then, until the expiration of the applicable grace period, the interest accrued on any P&I advance made with respect to any such mortgage loan will be limited to the amount of Default Interest and/or late payment charges, if any, collected in connection with the late payment with respect to which such P&I advance was made.

     Subject to the discussion above regarding the reimbursement of P&I advances with respect to the Cherryvale Mall Non-Pooled Portion and the Station
Place I Non-Pooled Note B Loan, interest accrued with respect to any P&I advance made with respect to any underlying mortgage loan will be payable--

     o    first, out of any Default Interest and late payment charges collected by the trust on that mortgage loan during the collection period in which that advance is reimbursed, and

     o    then, after or at the same time that advance is reimbursed, but only if and to the extent that the Default Interest and late payment charges referred to in the prior bullet are insufficient to cover the advance interest, out of any other amounts then on deposit in the master servicer's custodial account.

     Any delay between a sub-servicer's receipt of a late collection of a monthly debt service payment as to which a P&I advance was made and the forwarding of that late collection to the master servicer, will increase the amount of interest accrued and payable to the master servicer, the trustee or the fiscal agent, as the case may be, on that P&I advance. To the extent not offset by Default Interest and/or late payment charges accrued and actually collected on the related underlying mortgage loan, interest accrued on any outstanding P&I advance will result in a reduction in amounts payable on one or more classes of the series 2005-C7 certificates.

     A monthly debt service payment will be assumed to be due with respect to:

     o    each underlying mortgage loan that is delinquent with respect to its balloon payment beyond the end of the collection period in which its maturity date occurs and as to which no arrangements have been agreed to for the collection of the delinquent amounts, including an extension of maturity; and

     o    each underlying mortgage loan as to which the corresponding mortgaged real property has become an REO Property.

     The assumed monthly debt service payment deemed due on any mortgage loan described in the prior sentence that is delinquent as to its balloon payment, will equal, for its stated maturity date and for each successive due date that it remains outstanding and part of the trust, the monthly debt service payment that would have been due on the mortgage loan on the relevant date if the related balloon payment had not come due and the mortgage loan had, instead, continued to amortize (if applicable) and accrue interest according to its terms in effect prior to that stated maturity date. The assumed monthly debt service payment deemed due on any mortgage loan described in the second preceding sentence as to which the related mortgaged real property has become an REO Property, will generally equal, for each due date that the REO Property remains part of the trust, the monthly debt service payment or, in the case of a mortgage loan delinquent with respect to its balloon payment, the assumed monthly debt service payment due or deemed due on the last due date prior to the acquisition of that REO Property.

     None of the master servicer, the trustee or the fiscal agent will be required to advance any amounts payable or required to be paid by the swap counterparty with respect to the class A-MFL certificates.

REPORTS TO CERTIFICATEHOLDERS; AVAILABLE INFORMATION

     Certificateholder Reports. Based solely on information provided in monthly reports prepared by the master servicer and the special servicer and delivered to the trustee, the trustee will be required to make available, as and under the circumstances described under "--Information Available Electronically"
below, on each distribution date, to each registered holder of an offered certificate and, upon request, to each beneficial owner of an offered certificate held in book-entry form that is identified to the reasonable satisfaction of the trustee:

     o    A distribution date statement containing substantially the information contained in Annex D to this prospectus supplement.

     o    A CMSA bond level file, together with a CMSA collateral summary file setting forth information with respect to the underlying mortgage loans and the corresponding mortgaged real properties, respectively.

                                     S-250

     o    A mortgage pool data update report, which is to contain substantially the categories of information regarding the underlying mortgage loans set forth on Annexes A-1 through A-6 to this prospectus supplement, with that information to be presented in tabular format substantially similar to the format utilized on those annexes. The mortgage pool data update report may be included as part of the distribution date statement.

     The master servicer or the special servicer, as specified in the series
2005-C7 pooling and servicing agreement, is required to deliver to the trustee
(or, in the case of the special servicer, to the master servicer for delivery, directly or as part of other reports, to the trustee) monthly, and the trustee is required to make available, as and under the circumstances described below under "--Information Available Electronically," a copy of each of the following reports with respect to the underlying mortgage loans (except as provided in the fourth succeeding paragraph below with respect to the Outside Serviced
Trust Mortgage Loans) and the corresponding mortgaged real properties:

     o    a CMSA delinquent loan status report;

     o    a CMSA historical loan modification and corrected mortgage loan report;

     o    a CMSA historical liquidation report;

     o    a CMSA REO status report;

     o    a CMSA servicer watch list;

     o    a loan payoff notification report;

     o    a CMSA comparative financial status report;

     o    a CMSA loan level reserve/LOC report;

     o    a CMSA loan periodic update file;

     o    a CMSA property file; and

     o    a CMSA financial file.

     In addition, upon the request of any holder or, to the extent identified to the reasonable satisfaction of the trustee, beneficial owner of an offered certificate, the trustee will be required to request from the master servicer, and, upon receipt, make available to the requesting party, during normal business hours at the offices of the trustee, copies of the following reports required to be prepared and maintained by the master servicer and/or the special servicer:

     o    with respect to any mortgaged real property or REO Property, a CMSA operating statement analysis report; and

     o    with respect to any mortgaged real property or REO Property, a CMSA
          NOI adjustment worksheet.

     The reports identified in the preceding three paragraphs as CMSA reports will be in the forms prescribed in the standard Commercial Mortgage Securities
Association investor reporting package. Forms of these reports are available at the CMSA's internet website, located at www.cmbs.org.

     Recipients of the reports described above in this "--Reports to
Certificateholders; Available Information" section will be deemed to have agreed to keep the information therein confidential in accordance with applicable securities laws.

     With respect to each of the Outside Serviced Trust Mortgage Loans, the reports required to be delivered to the holder of those mortgage loans by the series 2005-C3 master servicer or the series 2005-C6 master servicer, as applicable, pursuant to the governing servicing agreement are substantially similar, but not identical, to those required to be delivered to the trustee by the master servicer under the series 2005-C7 pooling and servicing agreement.
To the extent any such information with respect to an Outside Serviced Trust
Mortgage Loan or the related mortgaged real property is received from the series 2005-C3 master servicer or the series 2005-C6 master servicer, as applicable, the series 2005-C7 master servicer is required to aggregate that information with the CMSA reports the series 2005-C7 master servicer is required to prepare with respect to the underlying mortgage loans, and the trustee is then required to make those reports available as described below under "--Information Available Electronically." The obligation of the series
2005-C7 master servicer and/or the trustee to remit any reports or information identified in this "--Reports to Certificateholders; Available Information"
section with respect to an Outside Serviced Trust Mortgage Loan is dependent upon its receipt of the corresponding information from a party responsible for servicing that mortgage loan.

     Within a reasonable period of time after the end of each calendar year, upon request, the trustee is required to send to each person who at any time during the calendar year was a series 2005-C7 certificateholder of record, a report summarizing

                                     S-251

on an annual basis, if appropriate, certain items of the monthly distribution date statements relating to amounts distributed to the certificateholder and such other information as may be required to enable the certificateholder to prepare its federal income tax returns. The foregoing requirements will be deemed to have been satisfied to the extent that the information is provided from time to time pursuant to the applicable requirements of the Internal
Revenue Code.

     Absent manifest error of which it is aware, none of the master servicer, the special servicer or the trustee will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or any other third party that is included in any reports, statements, materials or information prepared or provided by the master servicer, the special servicer or the trustee, as applicable.

     Book-Entry Certificates. If you hold your offered certificates in book-entry form through DTC, you may, at your expense, obtain direct access to the monthly reports of the trustee as if you were a certificateholder, provided that you deliver a written certification to the trustee confirming your beneficial ownership in the offered certificates. Otherwise, until definitive certificates are issued with respect to your offered certificates, the information contained in those monthly reports will be available to you only to the extent that it is made available through DTC and the DTC participants or is available on the trustee's internet website.

     Conveyance of notices and other communications by DTC to the DTC participants, and by the DTC participants to beneficial owners of the offered certificates, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. We, the master servicer, the special servicer, the trustee, the fiscal agent and the series 2005-C7 certificate registrar are required to recognize as certificateholders only those persons in whose names the series 2005-C7 certificates are registered on the books and records of the certificate registrar.

     Information Available Electronically. The trustee will make available each month, for the relevant reporting periods, to the series 2005-C7 certificateholders and beneficial owners of series 2005-C7 certificates identified to the reasonable satisfaction of the trustee, the distribution date statement, any mortgage pool data update report, any loan payoff notification report, and the mortgage loan information presented in the standard Commercial
Mortgage Securities Association investor reporting package formats via the trustee's internet website. All the foregoing reports will be accessible on a restricted basis after receipt by the trustee of a certification in the form attached to the series 2005-C7 pooling and servicing agreement from the person(s) seeking access. The trustee's internet website will initially be located at www.etrustee.net.

     The trustee may require the acceptance of a disclaimer and an agreement of confidentiality in connection with providing access to its internet website.
The trustee will not be liable for the dissemination of information made in accordance with the series 2005-C7 pooling and servicing agreement.

     At the request of the underwriters, as provided in the series 2005-C7 pooling and servicing agreement, the trustee will be required to make available electronically, on each distribution date, to the Trepp Group, Intex Solutions,
Inc., Charter Research Corporation and/or any other similar third party information provider, a copy of the reports made available to the series
2005-C7 certificateholders.

     None of the trustee, the master servicer or the special servicer will make any representations or warranties as to the accuracy or completeness of, and may disclaim responsibility for, any information made available by the trustee, the master servicer or the special servicer, as the case may be, for which it is not the original source.

     Other Information. The series 2005-C7 pooling and servicing agreement will obligate the trustee to make available at its offices, during normal business hours, upon reasonable advance written notice, for review by any holder or beneficial owner of an offered certificate or any person identified to the trustee as a prospective transferee of an offered certificate or any interest in that offered certificate, originals or copies of, among other things, the following items:

     o    this prospectus supplement, the accompanying prospectus and any other disclosure documents relating to the non-offered classes of the series
          2005-C7 certificates, in the form most recently provided by us or on our behalf to the trustee;

     o    the series 2005-C7 pooling and servicing agreement, each sub-servicing agreement delivered to the trustee since the Issue Date, and any amendments to those agreements;

     o    all monthly reports of the trustee delivered, or otherwise electronically made available, to series 2005-C7 certificateholders since the Issue Date;

     o    all officer's certificates delivered to the trustee annually by the master servicer and/or the special servicer since the Issue Date, as described under "Servicing Under the Series 2005-C7 Pooling and
          Servicing Agreement--Evidence as to Compliance" in this prospectus supplement;

                                     S-252

     o    all accountant's reports delivered to the trustee annually with respect to the master servicer and/or the special servicer since the
          Issue Date, as described under "Servicing Under the Series 2005-C7
          Pooling and Servicing Agreement--Evidence as to Compliance" in this prospectus supplement;

     o    the most recent appraisal, if any, with respect to each mortgaged real property for an underlying mortgage loan (other than an Outside
          Serviced Trust Mortgage Loan) obtained by the master servicer or the special servicer and delivered to the trustee;

     o    the mortgage files for the underlying mortgage loans, including all documents, such as modifications, waivers and amendments of those underlying mortgage loans, that are to be added to the mortgage files from time to time, to the extent held by the trustee;

     o    upon request, the most recent inspection report with respect to each mortgaged real property with respect to an underlying mortgage loan
          (other than an Outside Serviced Trust Mortgage Loan) prepared by or on behalf of the master servicer or the special servicer and delivered to the trustee as described under "Servicing Under the Series 2005-C7
          Pooling and Servicing Agreement--Inspections; Collection of Operating
          Information" in this prospectus supplement;

     o    upon request, except in the case of an Outside Serviced Trust Mortgage
          Loan, the most recent quarterly and annual operating statement and rent roll for each mortgaged real property for an underlying mortgage loan and financial statements of the related borrower collected by the master servicer or the special servicer and delivered to the trustee as described under "Servicing Under the Series 2005-C7 Pooling and
          Servicing Agreement--Inspections; Collection of Operating Information"
          in this prospectus supplement; and

     o    with respect to each Outside Serviced Trust Mortgage Loan, the governing servicing agreement and any reports and other information delivered under that agreement to the master servicer on behalf of the trust as holder of such Outside Serviced Trust Mortgage Loan.

     Copies of any and all of the foregoing items will be available from the trustee upon request. However, the trustee will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing the copies.

     In connection with providing access to or copies of the items described above, the trustee (or the master servicer, if applicable) may require:

     o    in the case of a registered holder of an offered certificate or a beneficial owner of an offered certificate held in book-entry form, a written confirmation executed by the requesting person or entity, in the form attached to the series 2005-C7 pooling and servicing agreement, generally to the effect that the person or entity is a registered holder or beneficial owner of offered certificates and will keep the information confidential, together with a related indemnity;
          and

     o    in the case of a prospective purchaser of an offered certificate or any interest in that offered certificate, confirmation executed by the requesting person or entity, in the form attached to the series
          2005-C7 pooling and servicing agreement, generally to the effect that the person or entity is a prospective purchaser of offered certificates or an interest in offered certificates, is requesting the information for use in evaluating a possible investment in the offered certificates and will otherwise keep the information confidential, together with a related indemnity.

VOTING RIGHTS

     The voting rights for the series 2005-C7 certificates will be allocated among the respective classes of those certificates as follows:

     o    99% of the voting rights will be allocated among the holders of the various classes of series 2005-C7 certificates that have principal balances, pro rata in accordance with those principal balances;

     o    1% of the voting rights will be allocated among the holders of the class X-CL and X-CP certificates, pro rata in accordance with their respective notional amounts; and

     o    0% of the voting rights will be allocated among the holders of the class R-I, R-II and R-III certificates.

     For purposes of the foregoing, the total principal balance of each class of Class CM Principal Balance Certificates will be reduced by any portion of an
Appraisal Reduction Amount with respect to the Cherryvale Mall Mortgage Loan that is allocable to that class. Any Appraisal Reduction Amount with respect to the Cherryvale Mall Mortgage Loan will be

                                     S-253

allocable to the class CM-7, CM-6, CM-5, CM-4, CM-3, CM-2 and CM-1 certificates, in that order, in each case up to the total principal balance of the subject class of Class CM Principal Balance Certificates.

     Voting rights allocated to a class of series 2005-C7 certificateholders will be allocated among those certificateholders in proportion to their respective percentage interests in that class.

TERMINATION

     The obligations created by the series 2005-C7 pooling and servicing agreement will terminate following the earliest of--

     1.   the final payment or advance on, other liquidation of, the last mortgage loan or related REO Property remaining in the trust, and

     2.   the purchase of all of the mortgage loans and REO Properties remaining in the trust by any single certificateholder or group of
          certificateholders of the series 2005-C7 controlling class, the special servicer, the master servicer, us or Lehman Brothers Inc., in that order of preference.

     Written notice of termination of the series 2005-C7 pooling and servicing agreement will be given to each series 2005-C7 certificateholder. The final payment with respect to each series 2005-C7 certificate will be made only upon surrender and cancellation of that certificate at the office of the series
2005-C7 certificate registrar or at any other location specified in the notice of termination.

     Any purchase by any single holder or group of holders of the controlling class, the special servicer, the master servicer, us or Lehman Brothers Inc. of all the mortgage loans and REO Properties remaining in the trust is required to be made at a price generally equal to:

     o    the sum of--

          1.   the total principal balance of all the mortgage loans then included in the trust, other than any mortgage loans as to which the mortgaged real properties have become REO Properties,
               together with (a) interest, other than Default Interest, on those mortgage loans, (b) unreimbursed servicing advances for those mortgage loans and (c) unpaid interest on advances made with respect to those mortgage loans, and

          2.   the appraised value of all REO Properties then included in the trust,

     minus

     o    solely in the case of a purchase by the master servicer or the special servicer, the total of all amounts payable or reimbursable to the purchaser under the series 2005-C7 pooling and servicing agreement.

     The purchase will result in early retirement of the outstanding series
2005-C7 certificates. However, the rights of any single holder or group of holders of the series 2005-C7 controlling class, the special servicer, the master servicer, us or Lehman Brothers Inc. to make the purchase is subject to the requirement that the total Stated Principal Balance of the mortgage pool be less than 1.0% of the Initial Mortgage Pool Balance. The termination price, exclusive of any portion of the termination price payable or reimbursable to any person other than the series 2005-C7 certificateholders, will constitute part of the Standard Available P&I Funds or the Class CM Available P&I Funds,
as applicable, for the final distribution date. Any person or entity making the purchase will be responsible for reimbursing the parties to the series 2005-C7 pooling and servicing agreement for all reasonable out-of-pocket costs and expenses incurred by the parties in connection with the purchase.

     In addition, following the date on which the total principal balances of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-MFL, A-M, A-J, B, C, D, E, F and G
certificates are reduced to zero, the trust fund may also be terminated, with the consent of 100% of the remaining 2005-C7 certificateholders and the master servicer and subject to such additional conditions as may be set forth in the series 2005-C7 pooling and servicing agreement, in connection with an exchange of all the remaining series 2005-C7 certificates for all the mortgage loans and
REO Properties remaining in the trust fund at the time of exchange.

THE TRUSTEE

     LaSalle Bank National Association, a national banking association, will act as trustee on behalf of the series 2005-C7 certificateholders. As of the
Issue Date, the office of the trustee primarily responsible for administration of the trust assets, its corporate trust office, is located at 135 South
LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global
Securities and Trust Services Group--LB-UBS Commercial Mortgage Trust Series
2005-C7.

                                     S-254

     The trustee is at all times required to be a corporation, bank, trust company or association organized and doing business under the laws of the U.S.
or any State of the U.S. or the District of Columbia. In addition, the trustee must at all times--

     o    be authorized under those laws to exercise trust powers,

     o    have a combined capital and surplus of at least $50,000,000, and

     o    be subject to supervision or examination by federal or state banking authority.

     If the corporation, bank, trust company or association publishes reports of condition at least annually, in accordance with law or to the requirements of the supervising or examining authority, then the combined capital and surplus of the corporation, bank, trust company or association will be deemed to be its combined capital and surplus as described in its most recent published report of condition.

     We, the master servicer, the special servicer and our and their respective affiliates, may from time to time enter into normal banking and trustee relationships with the trustee and its affiliates. The trustee and any of its respective affiliates may hold series 2005-C7 certificates in their own names.
In addition, for purposes of meeting the legal requirements of some local jurisdictions, the trustee will have the power to appoint a co-trustee or separate trustee of all or any part of the trust assets. All rights, powers, duties and obligations conferred or imposed upon the trustee will be conferred or imposed upon the trustee and the separate trustee or co-trustee jointly, or in any jurisdiction in which the trustee shall be incompetent or unqualified to perform some acts, singly upon the separate trustee or co-trustee who shall exercise and perform its rights, powers, duties and obligations solely at the direction of the trustee.

     The trustee will be entitled to a monthly fee for its services, which fee will--

     o    accrue at the annual rate stated in the series 2005-C7 pooling and servicing agreement,

     o    accrue on the total Stated Principal Balance of the mortgage pool outstanding from time to time, and

     o    be calculated on a 30/360 Basis.

     The trustee fee is payable out of general collections on the mortgage loans and any REO Properties in the trust.

     In addition, the trustee will be authorized to invest or direct the investment of funds held in its collection account and interest reserve account in Permitted Investments. See "--Collection Account" and "--Interest Reserve
Account" above. It will be--

     o    entitled to retain any interest or other income earned on those funds,
          and

     o    required to cover any losses of principal of those investments from its own funds.

     The trustee will not be obligated, however, to cover any losses resulting from the bankruptcy or insolvency of any depository institution or trust company holding the collection account or the interest reserve account.

     See also "Description of the Governing Documents--The Trustee," "--Duties
of the Trustee," "--Matters Regarding the Trustee" and "--Resignation and
Removal of the Trustee" in the accompanying prospectus.

     LaSalle Bank National Association is also the trustee under the series
2005-C3 pooling and servicing agreement, which governs the administration of the 200 Park Avenue Loan Combination and the Courtyard by Marriott Portfolio
Loan Combination, and the series 2005-C6 trust and servicing agreement, which governs the administration of the 1166 Avenue of the Americas Loan Combination.

THE FISCAL AGENT

     ABN AMRO Bank N.V., a Netherlands banking corporation, will act as fiscal agent pursuant to the series 2005-C7 pooling and servicing agreement. The fiscal agent's office is located at 135 South LaSalle Street, Suite 1625,
Chicago, Illinois 60603. The duties and obligations of the fiscal agent consist only of making P&I advances as described under "--Advances of Delinquent
Monthly Debt Service Payments" above and servicing advances as described under
"Servicing Under the Series 2005-C7 Pooling and Servicing Agreement--Servicing
and Other Compensation and Payment of Expenses" in this prospectus supplement.
The fiscal agent will not be liable except for the performance of those duties and obligations. The fiscal agent will be entitled to reimbursement for each advance made by it, with interest, in the same manner and to the same extent as the trustee and the master servicer. The fiscal agent will be entitled to various rights, protections, immunities and indemnities substantially similar to those afforded to the trustee. The trustee will be responsible for payment of the compensation of the fiscal agent.

                                     S-255

                       YIELD AND MATURITY CONSIDERATIONS

YIELD CONSIDERATIONS

     General. The yield on any offered certificate will depend on:

     o    the price at which the certificate is purchased by an investor, and

     o    the rate, timing and amount of payments on the certificate.

     The rate, timing and amount of payments on any offered certificate will in turn depend on, among other things,

     o    the pass-through rate for the certificate, which will be fixed or variable, as described in this prospectus supplement,

     o    the rate and timing of principal payments, including principal prepayments, and other principal collections on the underlying mortgage loans and the extent to which those amounts are to be applied or otherwise result in reduction of the principal balance or notional amount, as applicable, of the certificate,

     o    the rate, timing and severity of Realized Losses and Additional Trust
          Fund Expenses and the extent to which those losses and expenses result in the reduction of the principal balance or notional amount, as applicable, of, or the total payments on, the certificate,

     o    the timing and severity of any Net Aggregate Prepayment Interest
          Shortfalls and the extent to which those shortfalls result in the reduction of the interest payments on the certificate, and

     o    in the case of the class A-MFL certificates only, whether the pass-through rate on the class A-MFL REMIC III regular interest is limited by the Weighted Average Pool Pass-Through Rate.

     See "Description of the Offered Certificates--Payments--Calculation of
Pass-Through Rates" and "Description of the Mortgage Pool" in this prospectus supplement and "--Rate and Timing of Principal Payments" below.

     Pass-Through Rates. If the pass-through rate applicable to any class of offered certificates is equal to, based upon or limited by the Weighted Average
Pool Pass-Through Rate from time to time, then the yield on those offered certificates could be sensitive to changes in the relative composition of the mortgage pool as a result of scheduled amortization, voluntary prepayments and liquidations of the underlying mortgage loans following default. The pass-through rate on the class A-MFL REMIC III regular interest will be sensitive to changes in the relative composition of the mortgage pool.

     For so long as the swap agreement is in effect and there is no continuing payment default thereunder on the part of the swap counterparty, the pass-through rate on the class A-MFL certificates is based on LIBOR, and therefore the yield on the class A-MFL certificates will be highly sensitive to changes in the level of LIBOR. The yield to investors in the class A-MFL certificates will be highly sensitive to changes in the level of LIBOR. If you purchase a class A-MFL certificate, you should consider the risk that lower than anticipated levels of LIBOR could result in actual yields that are lower than you anticipate.

     In addition, because interest payments on the class A-MFL certificates may be reduced or the pass-through rate may convert to a fixed rate, subject to a maximum pass-through rate equal to the Weighted Average Pool Pass-Through Rate, in connection with certain events discussed in this prospectus supplement, the yield to investors in the class A-MFL certificates under such circumstances may not be as high as that offered by other LIBOR-based investments that are not subject to such interest rate restrictions.

     See "Description of the Offered Certificates--Payments--Calculation of
Pass-Through Rates" and "Description of the Mortgage Pool" in this prospectus supplement and "--Rate and Timing of Principal Payments" below.

     Rate and Timing of Principal Payments. The yield to maturity of the class
X-CP certificates will be extremely sensitive to, and the yield maturity of any other offered certificates purchased at a discount or a premium will be affected by, the rate and timing of principal payments made in a reduction of the principal balances of those certificates. In turn, the rate and timing of principal payments that are applied or otherwise result in reduction of the principal balance or notional amount of any offered certificate will be directly related to the rate and timing of principal payments on or with respect to the underlying mortgage loans. Finally, the rate and timing of principal payments on or with respect to the underlying mortgage loans will be affected by their amortization schedules, the dates on which balloon payments are due and the rate and timing of principal prepayments and other unscheduled collections on them, including for this purpose, collections made in connection with liquidations of mortgage loans due to defaults, casualties or condemnations affecting the mortgaged real properties, or purchases or other removals of underlying mortgage loans from the trust.

                                     S-256

     Prepayments and other early liquidations of the underlying mortgage loans will result in payments on the series 2005-C7 certificates of amounts that would otherwise be paid over the remaining terms of the mortgage loans. This will tend to accelerate the rate at which the total notional amount of the class X-CP certificates is reduced and further tend to shorten the weighted average lives of the offered certificates with principal balances. Defaults on the underlying mortgage loans, particularly at or near their maturity dates, may result in significant delays in payments of principal on the underlying mortgage loans and, accordingly, on the series 2005-C7 certificates, while work-outs are negotiated or foreclosures are completed. These delays will tend to lengthen the weighted average lives of the offered certificates with principal balances.

     The extent to which the yield to maturity on any offered certificate may vary from the anticipated yield will depend upon the degree to which the certificate is purchased at a discount or premium and when, and to what degree, payments of principal on the underlying mortgage loans are in turn paid or otherwise result in a reduction of the principal balance or notional amount of the certificate. If you purchase your offered certificates at a discount, you should consider the risk that a slower than anticipated rate of principal payments on the underlying mortgage loans could result in an actual yield to you that is lower than your anticipated yield. If you purchase class X-CP certificates, or if you otherwise purchase your offered certificates at a premium, you should consider the risk that a faster than anticipated rate of principal payments on the underlying mortgage loans could result in an actual yield to you that is lower than your anticipated yield.

     The yield to investors on the class X-CP certificates will be highly sensitive to the rate and timing of principal payments, including prepayments, on the underlying mortgage loans. Depending on the timing thereof, a payment of principal on the underlying mortgage loans that is, in turn, applied in
reduction of the total principal balance of the class    ,    ,    ,     ,
    ,    ,      ,    ,    ,  ,  ,  ,  ,  ,  ,   and   certificates may result
in a reduction in the total notional amount of the class X-CP certificates. If you are considering the purchase of class X-CP certificates, you should consider the risk that an extremely rapid rate of payments and other collections of principal on or with respect to the underlying mortgage loans could result in your failure to fully recover your initial investment.

     In the event that prepayments and other early liquidations occur with respect to underlying mortgage loans that have relatively high net mortgage interest rates, the Weighted Average Pool Pass-Through Rate would decline, which could, in turn, adversely affect the yield on any offered certificate with a variable or capped pass-through rate. In addition, the pass-through rate for, and the yield on, the class X-CP certificates will vary with changes in the relative sizes of the respective components that make up the related total notional amount of that class, with each of those components consisting of the total principal balance, or a designated portion of the total principal balance, of a class of series 2005-C7 principal balance certificates.

     Because the rate of principal payments on or with respect to the underlying mortgage loans will depend on future events and a variety of factors, no assurance can be given as to that rate or the rate of principal prepayments in particular.

     Even if they are collected and payable on your offered certificates, prepayment premiums and yield maintenance charges may not be sufficient to offset fully any loss in yield on your offered certificates attributable to the related prepayments of the underlying mortgage loans.

     Delinquencies and Defaults on the Mortgage Loans. The rate and timing of delinquencies and defaults on the underlying mortgage loans will affect the amount of payments on your offered certificates, the yield to maturity of your offered certificates and, in the case of offered certificates with principal balances, the rate of principal payments on your offered certificates and the weighted average life of your offered certificates. Delinquencies on the underlying mortgage loans, unless covered by monthly debt service advances, may result in shortfalls in payments of interest and/or principal on your offered certificates for the current month.

     If--

     o    you calculate the anticipated yield to maturity for your offered certificates based on an assumed rate of default and amount of losses on the underlying mortgage loans that is lower than the default rate and amount of losses actually experienced, and

     o    the additional losses result in a reduction of the total payments on or the principal balance or notional amount, as applicable, of your offered certificates,

then your actual yield to maturity will be lower than you calculated and could, under some scenarios, be negative.

     The timing of any loss on a liquidated mortgage loan that results in a reduction of the total payments on or the principal balance or notional amount, as applicable, of your offered certificates will also affect your actual yield to maturity, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier your loss occurs, the greater the effect on your yield to maturity.

                                     S-257

     Depending on the timing thereof, any reduction of the total principal
balance of the class    ,    ,    ,     ,     ,    ,      ,    ,    ,  ,  ,  ,
 ,  ,  ,   or   certificates caused by a Realized Loss with respect to the underlying mortgage loans or an Additional Trust Fund Expense may result in a reduction in the total notional amount of the class X-CP certificates.

     Even if losses on the underlying mortgage loans do not result in a reduction of the total payments on or the principal balance or notional amount, as applicable, of your offered certificates, the losses may still affect the timing of payments on, and the weighted average life and/or yield to maturity of, your offered certificates.

     In addition, if the master servicer, the trustee or the fiscal agent reimburses itself out of general collections on the mortgage pool for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2005-C7 principal balance certificates, prior to being deemed reimbursed out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series
2005-C7 certificates. As a result, the Total Principal Payment Amount for the corresponding distribution date would be reduced, to not less than zero, by the amount of any such reimbursement. Accordingly, any such reimbursement would have the effect of reducing current payments of principal to any holders of the offered certificates otherwise entitled thereto. Notwithstanding the foregoing, amounts otherwise payable with respect to the Class CM Principal Balance
Certificates will not be available to reimburse advances and/or pay Additional
Trust Fund Expenses with respect to any underlying mortgage loan other than the
Cherryvale Mall Mortgage Loan.

     The Effect of Loan Groups. The mortgage pool has been divided into two loan groups for purposes of calculating distributions on certain classes of the offered certificates. As a result, the holders of the class A-1, A-2, A-3, A-AB and A-4 certificates will be affected by the rate, timing and amount of payments and other collections of principal on, and by delinquencies and defaults on, the mortgage loans in Loan Group No. 1 and, in the absence of significant losses on the mortgage pool, should be largely unaffected by the rate, timing and amount of payments and other collections of principal on, and by delinquencies and defaults on, the mortgage loans in Loan Group No. 2. In addition, the holders of the class A-1A certificates will be affected by the rate, timing and amount of payments and other collections of principal on, and by delinquencies and defaults on, the mortgage loans in Loan Group No. 2 and, prior to the retirement of the class A-1, A-2, A-3, A-AB and A-4 certificates, in the absence of significant losses on the mortgage pool, should be largely unaffected by the rate, timing and amount of payments and other collections of principal on, and by delinquencies and defaults on, the mortgage loans in Loan
Group No. 1. Investors should take this into account when reviewing this "Yield and Maturity Considerations" section.

     Relevant Factors. The following factors, among others, will affect the rate and timing of principal payments and defaults and the severity of losses on or with respect to the mortgage loans in the trust:

     o    prevailing interest rates;

     o    the terms of the mortgage loans, including--

          1.   provisions that require the payment of prepayment premiums and yield maintenance charges,

          2.   provisions that impose prepayment lock-out periods, and

          3.   amortization terms that require balloon payments;

     o    the demographics and relative economic vitality of the areas in which the related mortgaged real properties are located;

     o    the general supply and demand for commercial and multifamily rental space of the type available at the related mortgaged real properties in the areas in which those properties are located;

     o    the quality of management of the mortgaged real properties;

     o    the servicing of the mortgage loans;

     o    possible changes in tax laws; and

     o    other opportunities for investment.

     See "Risk Factors--Risks Related to the Underlying Mortgage Loans,"
"Description of the Mortgage Pool," "Servicing Under the Series 2005-C7 Pooling
and Servicing Agreement," "Servicing of the 200 Park Avenue Loan Combination
and the Courtyard by Marriott Portfolio Loan Combination" and "Servicing of the
1166 Avenue of the Americas Loan Combination"

                                     S-258

in this prospectus supplement and "Description of the Governing Documents" and
"Yield and Maturity Considerations--Yield and Prepayment Considerations" in the
accompanying prospectus.

     The rate of prepayment on the mortgage loans in the trust is likely to be affected by prevailing market interest rates for real estate loans of a comparable type, term and risk level. When the prevailing market interest rate is below the annual rate at which a mortgage loan accrues interest, the related borrower may have an increased incentive to refinance the mortgage loan.
Conversely, to the extent prevailing market interest rates exceed the annual rate at which a mortgage loan accrues interest, the related borrower may be less likely to voluntarily prepay the mortgage loan.

     Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some underlying borrowers may sell their mortgaged real properties in order to realize their equity in those properties, to meet cash flow needs or to make other investments. In addition, some underlying borrowers may be motivated by federal and state tax laws, which are subject to change, to sell their mortgaged real properties prior to the exhaustion of tax depreciation benefits.

     A number of the underlying borrowers are partnerships. The bankruptcy of the general partner in a partnership may result in the dissolution of the partnership. The dissolution of a borrower partnership, the winding-up of its affairs and the distribution of its assets could result in an acceleration of its payment obligations under the related mortgage loan.

     We make no representation or warranty regarding:

     o    the particular factors that will affect the rate and timing of prepayments and defaults on the underlying mortgage loans;

     o    the relative importance of those factors;

     o    the percentage of the total principal balance of the underlying mortgage loans that will be prepaid or as to which a default will have occurred as of any particular date; or

     o    the overall rate of prepayment or default on the underlying mortgage loans.

     Unpaid Interest. If the portion of the Standard Available P&I Funds payable with respect to interest on any class of offered certificates on any distribution date is less than the total amount of interest then payable for that class, the shortfall will be payable to the holders of those certificates on subsequent distribution dates, subject to the Standard Available P&I Funds on those subsequent distribution dates and the priority of payments described under "Description of the Offered Certificates--Payments--Priority of Payments"
in this prospectus supplement. That shortfall will not bear interest, however, and will therefore negatively affect the yield to maturity of that class of offered certificates for so long as it is outstanding.

     Delay in Payments. Because monthly payments will not be made on the offered certificates until several days after the due dates for the underlying mortgage loans during the related collection period, your effective yield will be lower than the yield that would otherwise be produced by your pass-through rate and purchase price, assuming that purchase price did not account for a delay.

YIELD SENSITIVITY

     The tables on Annex C-1 hereto show the pre-tax corporate bond equivalent yield to maturity and modified duration with respect to each class of offered certificates, as well as the weighted average life and the first and final distribution dates on which principal is to be paid with respect to each class of offered certificates with principal balances. We prepared those tables using the Modeling Assumptions. Where applicable, they also show the assumed purchase prices, which prices do not include accrued interest. Assumed purchase prices are expressed in 32nds as a percentage of the initial total principal balance or notional amount, as applicable, of each class of offered certificates. For example, 99-24 means 9924/32%.

     We calculated the yields set forth in the tables on Annex C-1 by--

     o    determining the monthly discount rates that, when applied to the assumed stream of cash flows to be paid on each class of offered certificates, would cause the discounted present value of that assumed stream of cash flows to equal the assumed purchase prices, plus accrued interest from and including the first day of the initial interest accrual period to but excluding the assumed settlement date specified as part of the Modeling Assumptions, and

     o    converting those monthly rates to semi-annual corporate bond equivalent rates.

     That calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as payments on the offered certificates and, consequently, does not purport to reflect the return on any investment in the offered certificates when those reinvestment rates are considered.

                                     S-259

     For purposes of the tables on Annex C-1, modified duration has been calculated using the modified Macaulay Duration as specified in the "PSA
Standard Formulas." The Macaulay Duration is calculated as the present value weighted average time to receive future payments of principal and interest (or, in the case of the class X-CP certificates, just payments of interest), and the
PSA Standard Formula modified duration is calculated by dividing the Macaulay
Duration by the appropriate semi-annual compounding factor. The duration of a security may be calculated according to various methodologies. Accordingly, no representation is made by us or any other person that the modified duration approach used in this prospectus supplement is appropriate. Duration, like yield, will be affected by the prepayment rate of the underlying mortgage loans and extensions with respect to balloon payments that actually occur during the life of an offered certificate and by the actual performance of the underlying mortgage loans, all of which may differ, and may differ significantly, from the assumptions used in preparing the tables on Annex C-1.

     Prepayments on mortgage loans may be measured by a prepayment standard or model. The model used in this prospectus supplement is the Constant Prepayment
Rate or CPR model. The CPR model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then outstanding principal balance of the subject mortgage loan(s). The CPR model does not purport to be either an historical description of the prepayment experience of any pool of loans or a prediction of the anticipated rate of prepayment of any pool of loans. We do not make any representations about the appropriateness of the CPR model.

     The characteristics of the mortgage loans in the trust will differ in some respects from those assumed in preparing the tables on Annex C-1. Those tables are presented for illustrative purposes only. Neither the mortgage pool nor any particular underlying mortgage loan will prepay at any constant rate, and it is unlikely that the underlying mortgage loans will prepay in a manner consistent with any designated scenario for the tables on Annex C-1. In addition, there can be no assurance that--

     o    the underlying mortgage loans (or any particular group of underlying mortgage loans) will prepay at any particular rate,

     o    the underlying mortgage loans (or any particular group of underlying mortgage loans) will not prepay, involuntarily or otherwise, during lock-out/defeasance periods, yield maintenance periods and/or declining premium periods,

     o    the actual pre-tax yields on, or any other payment characteristics of, any class of offered certificates will correspond to any of the information shown in the tables on Annex C-1, or

     o    the total purchase prices of the offered certificates will be as assumed.

     You must make your own decision as to the appropriate assumptions, including prepayment assumptions, to be used in deciding whether to purchase the offered certificates.

WEIGHTED AVERAGE LIVES

     The weighted average life of any offered certificate with a principal balance refers to the average amount of time that will elapse from the Issue
Date until each dollar to be applied in reduction of the principal balance of that certificate is distributed to the investor. For purposes of this prospectus supplement, the weighted average life of any offered certificate with a principal balance is determined as follows:

     o    multiply the amount of each principal payment on the certificate by the number of years from the assumed settlement date to the related distribution date;

     o    sum the results; and

     o    divide the sum by the total amount of the reductions in the principal balance of the certificate.

     Accordingly, the weighted average life of any offered certificate with a principal balance will be influenced by, among other things, the rate at which principal of the underlying mortgage loans is paid or otherwise collected or advanced and the extent to which those payments, collections and/or advances of principal are in turn applied in reduction of the principal balance of that certificate. The weighted average life of any offered certificate may also be affected to the extent that additional payments of principal are in turn applied in reduction of the principal balance of that certificate occur as a result of the purchase of a mortgage loan from the trust or the optional termination of the trust. The purchase of a mortgage loan from the trust will have the same effect on payments to the offered certificateholders as if the subject mortgage loan had prepaid in full, except that no prepayment fee is collectable on the subject mortgage loans.

     As described in this prospectus supplement, the Net Total Principal
Payment Amount for each distribution date will be payable first with respect to the class A-1, A-2, A-3, A-AB, A-4 and/or A-1A certificates (allocated among those classes as

                                     S-260

described under "Description of the Offered Certificates--Payments--Payments of
Principal" and "--Payments--Priority of Payments" in this prospectus supplement), until the total principal balances of those classes are reduced to zero, and will thereafter be distributable entirely with respect to the other classes of offered certificates with principal balances (in the case of the class A-MFL certificates, through the class A-MFL REMIC III regular interest), sequentially based upon their relative seniority, in each case until the related principal balance is reduced to zero. Because of the order in which the
Net Total Principal Payment Amount is applied, the weighted average lives of the class A-1, A-2, A-3, A-AB and A-1A certificates may be shorter, and the weighted average lives of the other classes of offered certificates with principal balances may be longer, than would otherwise be the case if the principal payment amount for each distribution date was being paid on a pro rata basis among the respective classes of series 2005-C7 certificates with principal balances.

     The tables set forth in Annex C-2 show with respect to each class of offered certificates (exclusive of the class X-CP certificates)--

     o    the weighted average life of that class, and

     o    the percentage of the initial total principal balance of that class that would be outstanding after each of the specified dates, based upon each of the indicated levels of CPR and the Modeling Assumptions.

     The actual characteristics and performance of the underlying mortgage loans will differ from the assumptions used in calculating the tables on Annex
C-2. Those tables are hypothetical in nature and are provided only to give a general sense of how the principal cash flows might behave under the assumed prepayment scenarios. Any difference between the assumptions used in calculating the tables on Annex C-2 and the actual characteristics and performance of the underlying mortgage loans, or actual prepayment or loss experience, will affect the percentages of initial total principal balances outstanding over time and the weighted average lives of the respective classes of the offered certificates. It is highly unlikely that the underlying mortgage loans will prepay in accordance with the Maturity Assumptions at any of the specified CPRs until maturity or that all the underlying mortgage loans will so prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the underlying mortgage loans that prepay may increase or decrease the percentages of initial principal balances and weighted average lives shown in the tables. Variations may occur even if the average prepayment experience of the underlying mortgage loans were to conform to the assumptions and be equal to any of the specified CPRs. You must make your own decisions as to the appropriate prepayment, liquidation and loss assumptions to be used in deciding whether to purchase any offered certificate.

     We make no representation that--

     o    the mortgage loans (or any particular group of underlying mortgage loans) in the trust will prepay in accordance with the assumptions set forth in this prospectus supplement at any of the CPRs shown or at any other particular prepayment rate,

     o    all the mortgage loans (or any particular group of underlying mortgage loans) in the trust will prepay in accordance with the assumptions set forth in this prospectus supplement at the same rate, or

     o    mortgage loans in the trust that are in a lock-out/defeasance period, a yield maintenance period or declining premium period will not prepay as a result of involuntary liquidations upon default or otherwise.

                                USE OF PROCEEDS

     Substantially all of the proceeds from the sale of the offered certificates will be used by us to--

     o    purchase the mortgage loans that we will include in the trust, and

     o    pay expenses incurred in connection with the issuance of the series
          2005-C7 certificates.

                       DESCRIPTION OF THE SWAP AGREEMENT

GENERAL

     On the Issue Date, the trustee, on behalf of the trust, will enter into an interest rate swap agreement related to the class A-MFL certificates with the swap counterparty. The initial notional amount of the swap agreement will be equal to the total initial principal balance of the class A-MFL certificates
(and, correspondingly, the class A-MFL REMIC III regular interest). The notional amount of the swap agreement will decrease to the extent of any decrease in the total principal balance of the

                                     S-261

class A-MFL certificates (and, correspondingly, the class A-MFL REMIC III regular interest). The maturity date of the swap agreement will be the earlier of the rated final distribution date for the class A-MFL certificates and the date on which the notional amount of the swap agreement is zero (including as a result of the termination of the trust fund).

THE SWAP AGREEMENT

     The swap agreement will provide that, with respect to each distribution date, commencing in November 2005, (a) the trust will generally be obligated to pay to the swap counterparty, on that distribution date, (i) any prepayment consideration distributable in respect of the class A-MFL REMIC III regular interest for that distribution date and (ii) an amount equal to 1/12th of the product of (x) the notional amount of the swap agreement for that distribution
date and (y)   % per annum, and (b) the swap counterparty will pay to the trust, for the benefit of the class A-MFL certificateholders, on the business day prior to that distribution date, an amount equal to the product of (i) the notional amount of the swap agreement for that distribution date, (ii) LIBOR
plus     % per annum and (iii) a fraction, the numerator of which is the actual number of days elapsed during the related interest accrual period, and the denominator of which is 360. For so long as the applicable swap agreement is in effect and there is no continuing payment default thereunder on the part of the swap counterparty, the pass-through rate for the class A-MFL certificates for
any interest accrual period will equal LIBOR plus     %, although the effective
pass-through rate with respect to the class A-MFL certificates may be less as a result of any reduction in the amount payable by the swap counterparty as described below.

     If the pass-through rate on the class A-MFL REMIC III regular interest is
reduced below    % per annum or if there is an interest shortfall with respect to the class A-MFL REMIC III regular interest, then the amount payable by the trust to the swap counterparty with respect to the subject distribution date will be reduced by an amount equal to the excess, if any, of (a) 1/12th of the
product of (i)    %, multiplied by (ii) the notional amount of the swap
agreement for that distribution date, over (b) the amount of interest distributions with respect to the class A-MFL REMIC III regular interest pursuant to the priority of distributions on that distribution date. If the amount described in clause (a) of the preceding sentence exceeds the amount described in clause (b) of the preceding sentence, then the amount payable by the swap counterparty to the trust will be reduced on a dollar-for-dollar basis
(to not less than zero) by the amount of that excess.

     If the reduction in the amount payable by the trust to the swap counterparty with respect to any distribution date, which reduction is determined as described in the first sentence of the prior paragraph, exceeds the total amount payable by the swap counterparty to the trust without regard to that reduction, then the swap counterparty will in the future be entitled to be reimbursed by the trust to the extent that such reduction more than offset the payment from the swap counterparty; provided that any such reimbursement payment from the trust will, with respect to any future distribution date, generally be limited to the excess, if any, of (a) the amount of interest distributions with respect to the class A-MFL REMIC III regular interest with respect to that future distribution date over (b) 1/12th of the product of (i)
   % per annum and (ii) the notional amount of the swap agreement for that future distribution date.

     Payments by the trust to the swap counterparty and by the swap counterparty to the trust will, in general, be made on a net basis, and any such amounts paid to the trust will be available to make payments of interest to the class A-MFL certificateholders.

     If at any time a Collateralization Event is in effect, the swap counterparty will be required to: (a) post collateral securing its obligations under the swap agreement, but only to the extent necessary to cover any termination fee payable by it in the event of a termination of the swap agreement; (b) find a replacement swap counterparty whose ratings would not cause a Collateralization Event; or (c) find a party to guarantee the swap counterparty's obligations under the swap agreement, the ratings of which guarantor would have allowed it to be an acceptable replacement swap counterparty under the immediately preceding clause (b). If at any time a
Rating Agency Trigger Event is in effect, the swap counterparty will be required to find a replacement swap counterparty or a guarantor whose ratings would not cause a Collateralization Event. If the swap counterparty fails to post acceptable collateral, find a suitable replacement swap counterparty or find a suitable guarantor of its obligations under the swap agreement while a
Collateralization Event is in effect, fails to find a suitable replacement swap counterparty or find a suitable guarantor while a Rating Agency Trigger Event is in effect, fails to make a payment to the trust required under the swap agreement (which failure continues unremedied for one business day following notice), or if an early termination date is designated under the swap agreement in accordance with its terms (each such event, a "Swap Default"), then the trustee will be required to take such actions (following the expiration of any applicable grace period), unless otherwise directed in writing by the holders or beneficial owners, as the case may be, of 25% of the total principal balance of the class A-MFL certificates, to enforce the rights of the trust under the swap agreement as may be permitted by the terms of the swap agreement, including the termination thereof, and use any termination payments received from the

                                     S-262

swap counterparty (as described under "--Termination Fees" below) to enter into a replacement interest rate swap agreement on substantially identical terms. If the costs attributable to entering into a replacement interest rate swap agreement would exceed the net proceeds of the liquidation of the swap agreement, a replacement interest rate swap agreement will not be entered into and any such proceeds will instead be distributed to the holders of the class
A-MFL certificates. Notwithstanding the foregoing, the trustee will not be obligated to take any enforcement action with respect to the swap agreement unless it has received from the class A-MFL certificateholders an indemnity satisfactory to it with respect to the costs, expenses and liabilities associated with enforcing the rights of the trust under the swap agreement. No such costs, expenses and/or liabilities will be payable out of the trust fund.

     A "Collateralization Event" will be in effect if: (a) either (i) the unsecured long-term senior debt obligations of the swap counterparty are rated below "A1" by Moody's or are rated "A1" by Moody's and such rating is on watch for possible downgrade (but only for so long as it is on watch for possible downgrade) or (ii) the unsecured short-term debt obligations of the swap counterparty are rated below "P-1" by Moody's or are rated "P-1" by Moody's and such rating is on watch for possible downgrade (but only for so long as it is on watch for possible downgrade); (b) no short-term rating is available from
Moody's and the unsecured long-term senior debt obligations of the swap counterparty are rated below "Aa3" by Moody's or are rated "Aa3" by Moody's and such rating is on watch for possible downgrade (but only for so long as it is on watch for possible downgrade); or (c) either (i) the unsecured long-term senior debt obligations of the swap counterparty are rated below "A+" by S&P or are rated "A+" by S&P and such rating is on watch for possible downgrade (but only for so long as it is on watch for possible downgrade) or (ii) the unsecured short-term debt obligations of the swap counterparty are rated below
"A-1+" by S&P; or (d) no short-term rating is available from S&P and the unsecured long-term senior debt obligations of the swap counterparty are rated below "AA--" by S&P or are rated "AA--" by S&P and such rating is on watch for possible downgrade (but only for so long as it is on watch for possible downgrade).

     A "Rating Agency Trigger Event" will be in effect if at any time after the date hereof the swap counterparty and any guarantor of its obligations under the swap agreement shall both fail to satisfy the Swap Counterparty Ratings
Threshold. "Swap Counterparty Ratings Threshold" shall mean: (a) either (i) the unsecured long-term senior debt obligations of the swap counterparty are rated at least "BBB" and the unsecured short-term debt obligations of the swap counterparty are rated at least "A-3" by S&P or (ii) if the swap counterparty does not have a short-term rating from S&P, the unsecured long-term senior debt obligations of the swap counterparty are rated at least "BBB+" by S&P; and (b)
either (i) the unsecured long-term senior debt obligations of the swap counterparty are rated at least "Baa2" by Moody's (and such rating is not on watch for possible downgrade) and the unsecured short-term debt obligations of the swap counterparty are rated at least "P-3" by Moody's (and such rating is not on watch for possible downgrade) or (ii) no short-term rating is available from Moody's and the unsecured long-term senior debt obligations of the swap counterparty are rated at least "Baa1" by Moody's; provided that, if a guarantor of the swap counterparty's obligations under the swap agreement is in place, then the ratings requirements set forth in clauses (a) and (b) of this sentence will instead apply to that guarantor, and the Swap Counterparty
Ratings Threshold will be satisfied if the ratings of that guarantor satisfy the ratings requirements set forth in clauses (a) and (b) of this sentence.

     Any conversion of the pass-through rate, interest accrual period and interest accrual basis of the class A-MFL certificates to the pass-through rate, interest accrual period and interest accrual basis, respectively, of the class A-MFL REMIC III regular interest following a payment default under the swap agreement on the part of the swap counterparty (a "Swap Payment Default")
will become permanent following the determination by either the trustee or the holders or beneficial owners, as the case may be, of 25% of the total principal balance of the class A-MFL certificates not to enter into a replacement interest rate swap agreement and distribution of any termination payments to the holders of the class A-MFL certificates. Any such Swap Payment Default and the consequent conversion of the pass-through rate, interest accrual period and interest accrual basis of the class A-MFL certificates to the pass-through rate, interest accrual period and interest accrual basis, respectively, of the class A-MFL REMIC III regular interest will not constitute a default under the series 2005-C7 pooling and servicing agreement. Any such conversion might result in a temporary delay of payment of the distributions to the holders of the class A-MFL certificates if notice of the resulting change in payment terms of the class A-MFL certificates is not given to DTC within the time frame in advance of the distribution date that DTC requires to modify the payment.

     The trustee will have no obligation on behalf of the trust to pay or cause to be paid to the swap counterparty any portion of the amounts due to the swap counterparty under the swap agreement for any distribution date unless and until the related payment of interest and/or prepayment consideration on the class A-MFL REMIC III regular interest for such distribution date is actually received by the trustee.

                                     S-263

TERMINATION FEES

     In the event of the termination of the swap agreement and the failure of the swap counterparty to replace the swap agreement, the swap counterparty may be obligated to pay a termination fee to the trust generally designed to compensate the trust for the cost, if any, of entering into a substantially similar interest rate swap agreement with another swap counterparty. If that termination fee is not used to pay for such a replacement swap agreement, then such termination fee will be distributed to the class A-MFL certificateholders.
To the extent that a replacement swap agreement is obtained and any upfront payment is received from the replacement swap counterparty, then that upfront payment will be applied to pay any termination fee owing to the terminated swap counterparty, with any balance thereof to be paid to us. Other than to the extent provided in the foregoing sentence, no termination fee will be paid by the trust to the swap counterparty. No upfront payment from a replacement swap counterparty will be available for payments on the class A-MFL certificates.

THE SWAP COUNTERPARTY

     IXIS Financial Products Inc. ("IXIS") is the swap counterparty under the swap agreement (see "Description of the Swap Agreement--The Swap Agreement" in
this prospectus supplement). IXIS, a Delaware corporation, is a wholly-owned subsidiary of IXIS Capital Markets North America Inc., which is a subsidiary of
IXIS Corporate & Investment Bank ("IXIS CIB"), a French bank organized as a societe anonyme. IXIS changed its name from CDC Financial Products Inc. in
November 2004.

     IXIS has long-term debt ratings from S&P and Moody's of "AAA" and "Aaa", respectively, and short-term debt ratings from S&P and Moody's of "A-1+" and
"P-1," respectively, with respect to its obligations that are entered into on or before January 23, 2007 with a scheduled maturity date on or before January
23, 2017, based upon a guarantee of its obligations by IXIS CIB with recourse to Caisse des Depots et Consignations. IXIS has long-term debt ratings from S&P and Moody's of "AA" and "Aa2", respectively, with respect to its obligations that are entered into either (i) on or before January 23, 2007 with a scheduled maturity date after January 23, 2017 or (ii) after January 23, 2007 regardless of the scheduled maturity date, based upon a guarantee of its obligations by
IXIS CIB with no recourse to Caisse des Depots et Consignations. IXIS CIB changed its name from CDC IXIS Capital Markets in November 2004.

     IXIS CIB is a subsidiary of Caisse Nationale des Caisses d'Epargne et de
Prevoyance ("CNCEP"), a French bank organized as a societe anonyme a directoire et conseil de surveillance. CNCEP is a credit institution, licensed as a bank.

     Caisse des Depots et Consignations is a special national legislative public entity of the Republic of France which operates under the supervision of an independent supervisory board composed of representatives of the French
Parliament, magistrates, the director of the French Treasury and the Governor of Banque de France, the French central bank.

     IXIS Capital Markets North America Inc. will provide without charge a copy of the most recent publicly available annual report of IXIS Capital Markets
North America Inc., IXIS CIB, CNCEP and Caisse des Depots et Consignations.
Written requests should be directed to David L. Askren, Corporate Secretary,
IXIS Capital Markets North America Inc., 9 West 57th Street, New York, New York
10019; telephone (212) 891-6152.

     IXIS has not participated in the preparation of this offering document and has not reviewed and is not responsible for any information contained herein, other than the information contained in the preceding five paragraphs.

     The information in this section has been provided by IXIS and is not guaranteed as to accuracy or completeness, and is not to be construed as representations by us or the underwriters. Except for the information contained herein under the caption "--The Swap Counterparty", IXIS has not been involved in the preparation of, and does not accept responsibility for, this prospectus supplement or the accompanying prospectus.

     The delivery of this prospectus supplement shall not create any implication that there has been no change in the affairs of IXIS since the date of this prospectus supplement, or that the information contained in this section is correct as of any time subsequent to its date.

     THE SWAP CONTRACTS ARE OBLIGATIONS OF IXIS AND ARE NOT OBLIGATIONS OF THE
DEPOSITOR OR THE UNDERWRITERS.

     The swap counterparty may assign its rights and obligations under the swap agreement provided that, among other conditions, the ratings of the replacement swap counterparty would not result in a Collateralization Event.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     Upon the issuance of the offered certificates, Sidley Austin Brown & Wood
LLP, our counsel, will deliver its opinion generally to the effect that, assuming compliance with the series 2005-C7 pooling and servicing agreement and the governing

                                     S-264

servicing agreement for each Outside Serviced Trust Mortgage Loan, and subject to any other assumptions set forth in the opinion, each of REMIC I, REMIC II and REMIC III will qualify as a REMIC under the Internal Revenue Code, and the arrangement under which the class A-MFL REMIC III regular interest, the trustee's floating rate account and the swap agreement relating to the class
A-MFL certificates is held will be classified as a grantor trust for U.S.
federal income tax purposes.

     The assets of REMIC I will generally include--

     o    the underlying mortgage loans,

     o    any REO Properties acquired on behalf of the series 2005-C7 certificateholders,

     o    the master servicer's custodial account,

     o    the special servicer's REO account, and

     o    the trustee's collection account and interest reserve account.

     For federal income tax purposes,

     o    the separate non-certificated regular interests in REMIC I will be the regular interests in REMIC I and will be the assets of REMIC II,

     o    the class R-I certificates will evidence the sole class of residual interests in REMIC I,

     o    the separate non-certificated regular interests in REMIC II will be the regular interests in REMIC II and will be the assets of REMIC III,

     o    the class R-II certificates will evidence the sole class of residual interests in REMIC II,

     o    the class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP, A-MFL, A-M, A-J,
          B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S, T, CM-1, CM-2, CM-3,
          CM-4, CM-5, CM-6 and CM-7 certificates and the class A-MFL REMIC III regular interest will evidence and/or constitute the regular interests in, and will generally be treated as debt obligations of, REMIC III,

     o    the class R-III certificates will evidence the sole class of residual interests in REMIC III, and

     o    the class A-MFL certificates will evidence interests in a grantor trust consisting of the class A-MFL REMIC III regular interest, the swap agreement and the trustee's floating rate account.

     For federal income tax purposes, each of the X-CL and X-CP classes will evidence multiple regular interests in REMIC III.

DISCOUNT AND PREMIUM; PREPAYMENT CONSIDERATION

     For federal income tax reporting purposes, one or more classes of the offered certificates may be issued with more than a de minimis amount of original issue discount. If you own an offered certificate issued with original issue discount, you may have to report original issue discount income and be subject to a tax on this income before you receive a corresponding cash payment.

     The IRS has issued regulations under sections 1271 to 1275 of the Internal
Revenue Code generally addressing the treatment of debt instruments issued with original issue discount. Section 1272(a)(6) of the Internal Revenue Code provides for special rules applicable to the accrual of original issue discount on, among other things, REMIC regular certificates. The Treasury Department has not issued regulations under that section. You should be aware, however, that the regulations issued under sections 1271 to 1275 of the Internal Revenue Code and section 1272(a)(6) of the Internal Revenue Code do not adequately address all issues relevant to, or are not applicable to, prepayable securities such as the offered certificates. We recommend that you consult with your own tax advisor concerning the tax treatment of your offered certificates.

     If the method for computing original issue discount described in the accompanying prospectus results in a negative amount for any period with respect to any holder of offered certificates, the amount of original issue discount allocable to such period would be zero. This is a possibility of particular relevance to a holder of a class X-CP certificate. The holder would be permitted to offset the negative amount only against future original issue discount, if any, attributable to his or her offered certificate. Although the matter is not free from doubt, a holder of a class X-CP certificate may be permitted to deduct a loss to the extent that his or her respective remaining basis in the certificate exceeds the maximum amount of future payments to which the holder is entitled, assuming no further prepayments of the underlying mortgage loans. Any loss might be treated as a capital loss.

                                     S-265

     Some of the offered certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of an offered certificate will be treated as holding a certificate with amortizable bond premium will depend on the certificateholder's purchase price and the payments remaining to be made on the certificate at the time of its acquisition by the certificateholder. If you acquire an interest in any offered certificates issued at a premium, you should consider consulting your own tax advisor regarding the possibility of making an election to amortize the premium. See
"Federal Income Tax Consequences--REMICs--Taxation of Owners of REMIC Regular
Certificates--Premium" in the accompanying prospectus.

     When determining the rate of accrual of market discount and premium, if any, with respect to the series 2005-C7 certificates for federal income tax purposes, the prepayment assumption used will be that following any date of determination:

     o    the mortgage loans with anticipated repayment dates will be paid in full on those dates,

     o    no mortgage loan in the trust will be prepaid prior to maturity, and

     o    there will be no extension of maturity for any mortgage loan in the trust.

     Prepayment premiums and yield maintenance charges actually collected on the underlying mortgage loans will be paid on certain classes of the offered certificates as and to the extent described under "Description of the Offered
Certificates--Payments--Payments of Prepayment Premiums and Yield Maintenance
Charges" in this prospectus supplement. It is not entirely clear under the
Internal Revenue Code when the amount of a prepayment premium or yield maintenance charge should be taxed to the holder of a class of offered certificates entitled to that amount. For federal income tax reporting purposes, the tax administrator will report prepayment premiums or yield maintenance charges as income to the holders of a class of offered certificates entitled thereto only after the master servicer's actual receipt of those amounts. The IRS may nevertheless seek to require that an assumed amount of prepayment premiums and yield maintenance charges be included in payments projected to be made on the applicable offered certificates and that the taxable income be reported based on the projected constant yield to maturity of those offered certificates. Therefore, the projected prepayment premiums and yield maintenance charges would be included prior to their actual receipt by holders of the applicable offered certificates. If the projected prepayment premiums and yield maintenance charges were not actually received, presumably the holder of an offered certificate would be allowed to claim a deduction or reduction in gross income at the time the unpaid prepayment premiums and yield maintenance charges had been projected to be received. Moreover, it appears that prepayment premiums and yield maintenance charges are to be treated as ordinary income rather than capital gain. However, the correct characterization of the income is not entirely clear. We recommend you consult your own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

CHARACTERIZATION OF INVESTMENTS IN OFFERED CERTIFICATES

     Except to the extent noted below, the offered certificates will be "real estate assets" within the meaning of section 856(c)(5)(B) of the Internal
Revenue Code in the same proportion that the assets of the trust would be so treated. In addition, interest, including original issue discount, if any, on the offered certificates will be interest described in section 856(c)(3)(B) of the Internal Revenue Code to the extent that those certificates are treated as
"real estate assets" within the meaning of section 856(c)(5)(B) of the Internal
Revenue Code.

     Most of the mortgage loans to be included in the trust are not secured by real estate used for residential or other purposes prescribed in section
7701(a)(19)(C) of the Internal Revenue Code. Consequently, in general, it appears that the offered certificates will be treated as assets qualifying under that section to only a limited extent. Accordingly, investment in the offered certificates may not be suitable for a thrift institution seeking to be treated as a "domestic building and loan association" under section
7701(a)(19)(C) of the Internal Revenue Code. In particular, potential thrift institution purchasers of class A-1, A-2, A-3, A-AB and A-4 certificates may wish to consult their tax advisors concerning the application of section
7701(a)(19)(C) of the Internal Revenue Code to those certificates in light of the preponderant economic interests those certificates represent in Loan Group
No. 1, which generally, with the exception of 12 underlying mortgage loans, does not consist of assets described in that section of the Internal Revenue
Code. The offered certificates will be treated as "qualified mortgages" for another REMIC under section 860G(a)(3)(C) of the Internal Revenue Code.

     To the extent an offered certificate represents ownership of an interest in a mortgage loan that is secured in part by the related borrower's interest in a bank account, that mortgage loan is not secured solely by real estate.
Therefore:

     o    a portion of that certificate may not represent ownership of "loans secured by an interest in real property" or other assets described in section 7701(a)(19)(C) of the Internal Revenue Code;

                                     S-266

     o    a portion of that certificate may not represent ownership of "real estate assets" under section 856(c)(5)(B) of the Internal Revenue
          Code; and

     o    the interest on that certificate may not constitute "interest on obligations secured by mortgages on real property" within the meaning of section 856(c)(3)(B) of the Internal Revenue Code.

     In addition, most of the mortgage loans that we intend to include in the trust contain defeasance provisions under which the lender may release its lien on the collateral securing the mortgage loan in return for the borrower's pledge of substitute collateral in the form of Government Securities.
Generally, under the Treasury regulations, if a REMIC releases its lien on real property that secures a qualified mortgage, that mortgage ceases to be a qualified mortgage on the date the lien is released unless certain conditions are satisfied. In order for the mortgage loan to remain a qualified mortgage, the Treasury regulations require that--

     (1)  the borrower pledges substitute collateral that consist solely of
          Government Securities;

     (2)  the mortgage loan documents allow that substitution;

     (3)  the lien is released to facilitate the disposition of the property or any other customary commercial transaction, and not as part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages; and

     (4)  the release is not within two years of the startup day of the REMIC.

     Following the defeasance of a mortgage loan, regardless of whether the foregoing conditions were satisfied, that mortgage loan would not be treated as a "loan secured by an interest in real property" or a "real estate asset" and interest on that loan would not constitute "interest on obligations secured by real property" for purposes of sections 7701(a)(19)(C), 856(c)(5)(B) and
856(c)(3)(B) of the Internal Revenue Code, respectively.

     See "Description of the Mortgage Pool" in this prospectus supplement and
"Federal Income Tax Consequences--
REMICs--Characterization of Investments in REMIC Certificates" in the
  accompanying prospectus.

CONSTRUCTIVE SALES OF CLASS X-CP CERTIFICATES

     Section 1259 of the Internal Revenue Code requires the recognition of gain upon the constructive sale of an appreciated financial position. A constructive sale of a financial position may occur if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer's risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that--

     o    entitle the holder to a specified principal amount,

     o    pay interest at a fixed or variable rate, and

     o    are not convertible into the stock of the issuer or a related party,

cannot be the subject of a constructive sale for this purpose. Accordingly, only class X-CP certificates, which do not have principal balances, could be subject to this provision if a holder of those offered certificates engages in a constructive sale transaction.

PROHIBITED TRANSACTIONS TAX AND OTHER TAXES

     In the case of REO Properties directly operated by the special servicer, a tax may be imposed on any of the REMICs should the REO Properties consist primarily of hotels and income from the REO Property would be apportioned and classified as "service" or "non-service" income. The "service" portion of the income could be treated as net income from foreclosure property or net income from a prohibited transaction subject to federal tax either at the highest marginal corporate tax rate or at the 100% rate, respectively. Any tax imposed on the trust's income from an REO Property would reduce the amount available for payment to the series 2005-C7 certificateholders.

     See "Servicing Under the Series 2005-C7 Pooling and Servicing
Agreement--REO Properties" in this prospectus supplement and "Federal Income
Tax Consequences--REMICs--Prohibited Transactions Tax and Other Taxes" in the
accompanying prospectus.

     For further information regarding the federal income tax consequences of investing in the offered certificates, see "Federal Income Tax
Consequences--REMICs" in the accompanying prospectus.

                                     S-267

THE CLASS A-MFL CERTIFICATES

     Each holder of a class A-MFL certificate will be treated for federal income tax purposes as having bought its proportionate share of the class A-MFL
REMIC III regular interest and having entered into its proportionate share of the swap agreement. Holders of the class A-MFL certificates must allocate the price they pay for their certificates between their interests in the class
A-MFL REMIC III regular interest and the swap agreement based on their relative market values. Such allocation will be used for, among other things, purposes of computing any original issue discount, market discount or premium on the class A-MFL REMIC III regular interest. Any amount allocated to the swap agreement will be treated as a swap premium (the "Swap Premium") either paid or received by the holders of the class A-MFL certificates, as the case may be. If a Swap Premium is deemed paid by a holder, it will reduce the purchase price allocable to the class A-MFL REMIC III regular interest. If the Swap Premium is deemed received by a holder, it will be deemed to have increased the purchase price for the class A-MFL REMIC III regular interest.

     Based on the anticipated purchase prices of the class A-MFL certificates and issue price of the class A-MFL REMIC III regular interest, it is anticipated that the class A-MFL REMIC III regular interest will be issued at a premium and that a Swap Premium will be deemed to be paid to the initial holders of the class A-MFL certificates. The initial holders of a class A-MFL certificate will be required to amortize the amount of the Swap Premium into income over the term of the swap agreement. Such holders may do so under a method based on the Swap Premium representing the present value of a series of equal payments made over the term of the swap agreement that would fully amortize a loan with an interest rate equal to the discount rate used to determine the Swap Premium (or at some other reasonable rate). The amount amortized into income in each period would be the principal amount of the hypothetical level payment in such period. Moreover, while Regulations promulgated by the U.S. Treasury Department ("Treasury") treat a non-periodic payment made under a swap contract as a loan for all federal income tax purposes if the payment is "significant", it is anticipated that the Swap
Premium would not be treated "significant" under those Treasury regulations.
Prospective purchasers of class A-MFL certificates should consult their own tax advisors regarding the appropriate method of amortizing any Swap Premium.

     Treasury regulations have been promulgated under Section 1275 of the
Internal Revenue Code generally providing for the integration of a "qualifying debt instrument" with a hedge if the combined cash flows of the components are substantially equivalent to the cash flows on a variable rate debt instrument.
However, such regulations specifically disallow integration of debt instruments subject to Section 1272(a)(6) of the Internal Revenue Code, such as REMIC regular interests. Therefore, holders of the class A-MFL certificate will be unable to use the integration method provided for under such regulations with respect to such certificates. Consequently, the rate at which holders of the class A-MFL certificates amortize the Swap Premium they are deemed to receive in income each period may differ from the rate at which such holders amortize
(and offset against interest income on the class A-MFL REMIC III regular interest) in each such period the initially corresponding amount of bond premium at which they are deemed to have purchased the class A-MFL REMIC III regular interest.

     Under Treasury regulations (i) all taxpayers must recognize periodic payments with respect to a notional principal contract under the accrual method of accounting, and (ii) any periodic payments received under the swap agreement must be netted against payments made under the swap agreement and deemed made or received as a result of the Swap Premium over the recipient's taxable year and accounted for as a net payment, rather than accounted for on a gross basis.
The resulting net income or deduction with respect to net payments under a notional principal contract for a taxable year should constitute ordinary income or ordinary deduction. Such deduction (including the amortization of the upfront payment) is treated as a miscellaneous itemized deduction, which, for individuals, is subject to limitations on deductibility, including that the deduction may not be used at all if the individual is subject to the alternative minimum tax. PROSPECTIVE INVESTORS WHO ARE INDIVIDUALS SHOULD
CONSULT THEIR TAX ADVISORS PRIOR TO INVESTING IN THE CLASS A-MFL CERTIFICATES,
WHICH MAY NOT BE AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE SUBJECT TO
LIMITATIONS ON THE DEDUCTIBILITY OF MISCELLANEOUS ITEMIZED DEDUCTIONS.

     Any amount of proceeds from the sale, redemption or retirement of a class
A-MFL certificate that is considered to be allocated to the holder's rights under the swap agreement or that the holder is deemed to have paid to the purchaser would be considered a "termination payment" allocable to that class
A-MFL certificate under Treasury regulations. A holder of a class A-MFL certificate will have gain or loss from such a termination equal to (A)(i) any termination payment it received or is deemed to have received minus (ii) the unamortized portion of any Swap Premium paid (or deemed paid) by the holder upon entering into or acquiring its interest in the swap agreement or (B)(i)
any termination payment it paid or is deemed to have paid minus (ii) the unamortized portion of any Swap Premium received upon entering into or acquiring its interest in the swap agreement. Gain or loss realized upon the termination of the swap agreement will generally be treated as capital gain or loss. Moreover, in the case of a bank or thrift institution, Section 582(c) of the Code would likely not apply to treat such gain or loss as ordinary.

                                     S-268

     The class A-MFL certificates, representing a beneficial ownership in the class A-MFL REMIC III regular interest and in the swap agreement, may constitute positions in a straddle, in which case the straddle rules of Section
1092 of the Code would apply. A selling holder's capital gain or loss with respect to such regular interest would be short term because the holding period would be tolled under the straddle rules. Similarly, capital gain or loss realized in connection with the termination of the swap agreement would be short term. If the holder of a class A-MFL certificate incurred or continued to incur indebtedness to acquire or hold such class A-MFL certificate, the holder would generally be required to capitalize a portion of the interest paid on such indebtedness until termination of the swap agreement.

                              ERISA CONSIDERATIONS

     If you are--

     o  a fiduciary of a Plan, or

     o  any other person investing "plan assets" of any Plan,

you should carefully review with your legal advisors whether the purchase or holding of an offered certificate would be a "prohibited transaction" or would otherwise be impermissible under ERISA or section 4975 of the Internal Revenue
Code. See "ERISA Considerations" in the accompanying prospectus.

     If a Plan acquires a series 2005-C7 certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See "ERISA
Considerations--Plan Asset Regulations" in the accompanying prospectus.
However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the Plan Asset Regulations. For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered "plan assets" if less than 25% of the value of each class of equity interests is held by "benefit plan investors," which include Plans, as well as employee benefit plans not subject to ERISA, such as governmental plans, but this exception will be tested immediately after each acquisition of a series 2005-C7 certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the series 2005-C7 certificates by
Plans, it cannot be assured that benefit plan investors will own less than 25%
of each class of the series 2005-C7 certificates.

     If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and the Internal Revenue Code will not apply to transactions involving the trust's underlying assets. However, if the trust or any of the Exemption-Favored Parties is a Party in Interest with respect to the Plan, the acquisition or holding of offered certificates by that
Plan could result in a prohibited transaction, unless the Underwriter
Exemption, as discussed below, or some other exemption is available.

     The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Lehman Brothers Inc., which exemption is identified as Prohibited Transaction Exemption 91-14, as amended by Prohibited
Transaction Exemptions 2000-58 and 2002-41. Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of sections 406(a) and
(b) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under sections 4975(a) and (b) of the Internal Revenue Code, specified transactions relating to, among other things--

     o  the servicing and operation of pools of real estate loans, such as the mortgage pool, and

     o  the purchase, sale and holding of mortgage pass-through certificates, such as the offered certificates, that are underwritten by an
        Exemption-Favored Party.

     The Underwriter Exemption sets forth five general conditions which must be satisfied for a transaction involving the purchase, sale and holding of an offered certificate to be eligible for exemptive relief under the exemption.
The conditions are as follows:

     o  first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party;

     o  second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by S&P,
        Fitch or Moody's;

     o  third, the trustee cannot be an affiliate of any other member of the
        Restricted Group (other than an underwriter);

                                     S-269

     o  fourth, the following must be true--

        1. the sum of all payments made to and retained by Exemption-Favored
           Parties must represent not more than reasonable compensation for underwriting the relevant class of certificates,

        2. the sum of all payments made to and retained by us in connection with the assignment of mortgage loans to the trust must represent not more than the fair market value of the obligations, and

        3. the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person's services under the series 2005-C7 pooling and servicing agreement and reimbursement of that person's reasonable expenses in connection therewith; and

     o  fifth, the investing Plan must be an accredited investor as defined in
        Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

     It is a condition of their issuance that the each class of offered certificates receive an investment grade rating from each of S&P and Fitch. In addition, the initial trustee is not an affiliate of any other member of the
Restricted Group. Accordingly, as of the Issue Date, the second and third general conditions set forth above will be satisfied with respect to the offered certificates. A fiduciary of a Plan contemplating the purchase of an offered certificate in the secondary market must make its own determination that, at the time of the purchase, the certificate continues to satisfy the second and third general conditions set forth above. A fiduciary of a Plan contemplating the purchase of an offered certificate, whether in the initial issuance of the certificate or in the secondary market, must make its own determination that the first and fourth general conditions set forth above will be satisfied with respect to the certificate as of the date of the purchase. A
Plan's authorizing fiduciary will be deemed to make a representation regarding satisfaction of the fifth general condition set forth above in connection with the purchase of an offered certificate.

     The Underwriter Exemption also requires that the trust meet the following requirements:

     o  the trust assets must consist solely of assets of the type that have been included in other investment pools;

     o  certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories of S&P,
        Fitch or Moody's for at least one year prior to the Plan's acquisition of an offered certificate; and

     o  certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan's acquisition of an offered certificate.

     We believe that these requirements have been satisfied as of the date of this prospectus supplement.

     If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by sections 406(a) and
407(a) of ERISA, as well as the excise taxes imposed by sections 4975(a) and
(b) of the Internal Revenue Code by reason of sections 4975(c)(1)(A) through
(D) of the Internal Revenue Code, in connection with--

     o  the direct or indirect sale, exchange or transfer of an offered certificate acquired by a Plan upon initial issuance from us or an
        Exemption-Favored Party when we are, or a mortgage loan seller, the trustee, the master servicer, the special servicer or any sub-servicer, any party responsible for servicing an Outside Serviced Trust Mortgage
        Loan, provider of credit support, Exemption-Favored Party or mortgagor is, a Party in Interest with respect to the investing Plan,

     o  the direct or indirect acquisition or disposition in the secondary market of an offered certificate by a Plan, and

     o  the continued holding of an offered certificate by a Plan.

     However, no exemption is provided from the restrictions of sections
406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an offered certificate on behalf of a Plan sponsored by any member of the
Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

     Moreover, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption, are satisfied, it may also provide an exemption from the restrictions imposed by sections
406(b)(1) and (b)(2) of ERISA and the taxes imposed by section 4975(c)(1)(E) of the Internal Revenue Code in connection with:

     o  the direct or indirect sale, exchange or transfer of offered certificates in the initial issuance of those certificates between us or an Exemption-Favored Party and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of the assets of the Plan in those certificates is a borrower, or an affiliate of a borrower, with respect to 5.0% or less of the fair market value of the underlying mortgage loans;

                                     S-270

     o  the direct or indirect acquisition or disposition in the secondary market of offered certificates by a Plan; and

     o  the continued holding of offered certificates by a Plan.

     Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by sections 406(a),
406(b) and 407(a) of ERISA, and the taxes imposed by sections 4975(a) and (b)
of the Internal Revenue Code by reason of section 4975(c) of the Internal
Revenue Code, for transactions in connection with the servicing, management and operation of the trust assets.

     Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by sections 406(a) and 407(a) of ERISA, and the taxes imposed by sections 4975(a)
and (b) of the Internal Revenue Code, by reason of sections 4975(c)(1)(A)
through (D) of the Internal Revenue Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a Party in Interest with respect to an investing plan by virtue of--

                                     S-271

     o  providing services to the Plan, or

     o  having a specified relationship to this person,

solely as a result of the Plan's ownership of offered certificates.

     Before purchasing an offered certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the
Underwriter Exemption, and the other requirements set forth in the Underwriter
Exemption, would be satisfied at the time of the purchase.

     The Underwriter Exemption contains specific requirements applicable to the swap agreement and the swap counterparty. Among other requirements, the swap agreement must relate to an interest rate swap that is denominated in U.S.
dollars and that is not leveraged. If the swap counterparty fails to maintain certain rating levels described in the swap agreement, the swap counterparty will be required to post collateral, arrange for a guarantee or assign its rights and obligations under the swap agreement to a replacement swap counterparty, and, if the swap counterparty does not, within the time period specified therein, take such action, the trustee will be permitted to terminate the swap agreement. In addition, the class A-MFL certificates may be sold to a person investing assets of a Plan only if such person is a "Qualified Plan
Investor". A "Qualified Plan Investor" is a plan investor or group of plan investors on whose behalf the decision to purchase such class A-MFL certificates is made by an independent fiduciary that is (i) qualified to analyze and understand the terms and conditions of the swap agreement and the effect of the swap agreement on the credit ratings of the class A-MFL certificates, and (ii) a "qualified professional asset manager", as defined in
Part V(a) of PTCE 84-14, an "in-house asset manager" as defined in Part IV(a)
of PTCE 96-23, or a plan fiduciary with total Plan and non-Plan assets under management of at least $100 million at the time of the acquisition of such class A-MFL certificates.

     A governmental plan as defined in section 3(32) of ERISA is not subject to
ERISA or section 4975 of the Internal Revenue Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Internal Revenue
Code. A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any similar law.

     Any fiduciary of a Plan considering whether to purchase an offered certificate on behalf of that Plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Internal Revenue Code to the investment.

     The sale of offered certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that--

     o  the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

     o  the investment is appropriate for Plans generally or for any particular
        Plan.

     With respect to the 99 High Street Mortgage Loan, according to the related mortgage loan documents, the 99 High Street Borrower is relying on a prohibited transaction exemption under the Employee Retirement Income Security Act of
1974, as amended ("ERISA"). Because of the requirements of such exemption,
Teachers Insurance and Annuity Association of America ("TIAA") and any
affiliate of TIAA, as well as separate accounts of TIAA, are prohibited from purchasing the series 2005-C7 offered certificates. Any entity purchasing series 2005-C7 offered certificates will be deemed to represent that they are not one of the entities (or accounts) specified in the preceding sentence. See
"Description of the Mortgage Pool--Significant Underlying Mortgage Loans--99
High Street Mortgage Loan--The Borrower and Sponsor" in this prospectus supplement.

                                LEGAL INVESTMENT

     None of the offered certificates will be mortgage related securities for purposes of SMMEA. Furthermore, neither we nor any of the underwriters makes any representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory or other purposes, or as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions. All investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the offered certificates--

     o  are legal investments for them, or

     o  are subject to investment, capital or other restrictions.

     See "Legal Investment" in the accompanying prospectus.

                                     S-272

                             METHOD OF DISTRIBUTION
     Subject to the terms and conditions of an underwriting agreement between us and the underwriters, the underwriters have agreed, severally and not jointly, to purchase from us, and we have agreed to sell to them, their respective allotments, in each case if any, of the offered certificates as set forth on the table below. As set forth in the table below, not every underwriter is obligated to acquire offered certificates. Proceeds to us from the sale of the offered certificates, before deducting expenses payable by us,
will be approximately $         , plus accrued interest on all the offered
certificates (other than the class A-MFL certificates) from October 11, 2005.
It is expected that delivery of the offered certificates will be made to the underwriters in book-entry form through the same day funds settlement system of
DTC on or about November 4, 2005, against payment for them in immediately available funds.

UNDERWRITER                          CLASS A-1         CLASS A-2         CLASS A-3         CLASS A-AB        CLASS A-4
-------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------

Lehman Brothers Inc. ..........    $                 $                 $                 $                 $
UBS Securities LLC ............
                                   --------------    --------------    --------------    --------------    --------------
TOTAL .........................    $                 $                 $                 $                 $
                                   ==============    ==============    ==============    ==============    ==============

UNDERWRITER                          CLASS A-1A       CLASS A-MFL        CLASS A-M         CLASS A-J          CLASS B
-------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------

Lehman Brothers Inc. ..........    $                 $                 $                 $                 $
UBS Securities LLC ............
                                   --------------    --------------    --------------    --------------    --------------
TOTAL .........................    $                 $                 $                 $                 $
                                   ==============    ==============    ==============    ==============    ==============

UNDERWRITER                           CLASS C           CLASS D           CLASS E           CLASS F          CLASS X-CP
-------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------

Lehman Brothers Inc. ..........    $                 $                 $                 $                 $
UBS Securities LLC ............
                                   --------------    --------------    --------------    --------------    --------------
TOTAL .........................    $                 $                 $                 $                 $
                                   ==============    ==============    ==============    ==============    ==============

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the offered certificates is subject to, among other things:

     o  the receipt of various legal opinions; and

     o  the satisfaction of various conditions, including that--

        1. no stop order suspending the effectiveness of our registration statement is in effect, and

        2. no proceedings for the purpose of obtaining a stop order are pending before or threatened by the SEC.

     The underwriters currently intend to sell the offered certificates from time to time in one or more negotiated transactions or otherwise at varying prices to be determined at the time of sale. The underwriters may accomplish these transactions by selling the offered certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. The underwriters may be deemed to have received compensation from us, in connection with the sale of the offered certificates, in the form of underwriting compensation. The underwriters and any dealers that participate with the underwriters in the distribution of the offered certificates may be deemed to be statutory underwriters and any profit on the resale of the offered certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     Each underwriter has further represented to and agreed with us that:

     (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the
             "FSMA")) received by it in connection with the issue or sale of any offered certificates in circumstances in which section 21(1)
             of the FSMA does not apply to us; and

     (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered certificates in, from or otherwise involving the United
             Kingdom.

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed with us that with effect from and including

                                     S-273

the date on which the Prospectus Directive is implemented in that Relevant
Member State (the "Relevant Implementation Date") it has not made and will not make an offer of series 2005-C7 certificates to the public in that Relevant
Member State prior to the publication of a prospectus in relation to the series
2005-C7 certificates which has been approved by the competent authority in that
Relevant Member State or, where appropriate, approved in another Relevant
Member State and notified to the competent authority in that Relevant Member
State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of series 2005-C7 certificates to the public in that Relevant Member State at any time:

     (a)     to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total
             balance sheet of more than |Hm43,000,000 and (3) an annual net
             turnover of more than |Hm50,000,000, as shown in its last annual
             or consolidated accounts; or

     (c)     in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus
             Directive.

     For the purposes of this provision, the expression an "offer of series
2005-C7 certificates to the public" in relation to any series 2005-C7 certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the series 2005-C7 certificates to be offered so as to enable an investor to decide to purchase or subscribe the series 2005-C7 certificates, as the same may be varied in that Member State by any measure implementing the Prospectus
Directive in that Member State and the expression "Prospectus Directive" means
Directive 2003/71/EC and includes any relevant implementing measure in each
Relevant Member State.

     The underwriting agreement provides that we will indemnify the underwriters, and that under limited circumstances the underwriters will indemnify us, against various civil liabilities under the Securities Act of
1933, as amended, relating to the disclosure in this prospectus supplement, the accompanying prospectus or our registration statement.

     We have also been advised by the underwriters that they presently intend to make a market in the offered certificates. The underwriters have no obligation to do so, however, and any market making may be discontinued at any time. There can be no assurance that an active public market for the offered certificates will develop. See "Risk Factors--Lack of Liquidity Will Impair
Your Ability to Sell Your Offered Certificates and May Have an Adverse Effect
on the Market Value of Your Offered Certificates" in the accompanying prospectus.

     With respect to this offering--

     o  Lehman Brothers Inc., one of our affiliates, is acting as co-lead manager and sole bookrunner, and

     o  UBS Securities LLC is acting as co-lead manager.

                                 LEGAL MATTERS

     Particular legal matters relating to the offered certificates will be passed upon for us by Sidley Austin Brown & Wood LLP, New York, New York, for
both underwriters by Sidley Austin Brown & Wood LLP, New York, New York and for
UBS Securities LLC by Cadwalader, Wickersham & Taft LLP, New York, New York.

                                     S-274

                                    RATINGS

     It is a condition to their issuance that the respective classes of offered certificates be rated as follows:

  CLASS      S&P     FITCH
---------   -----   ------

    X-CP     AAA      AAA
    A-1      AAA      AAA
    A-2      AAA      AAA
    A-3      AAA      AAA
    A-AB     AAA      AAA
    A-4      AAA      AAA
    A-1A     AAA      AAA
   A-MFL     AAA      AAA
    A-M      AAA      AAA
    A-J      AAA      AAA
     B       AA+      AA+
     C        AA      AA
     D       AA-      AA-
     E        A+      A+
     F        A        A

     The ratings on the offered certificates address the likelihood of:

     o  the timely receipt by holders of all payments of interest to which they are entitled (subject to the below discussion of the ratings on the class A-MFL certificates) on each distribution date; and

     o  except in the case of the class X-CL and X-CP certificates, the ultimate receipt by holders of all payments of principal to which they are entitled on or before the related rated final distribution date.

     The ratings take into consideration the credit quality of the mortgage pool, structural and legal aspects associated with the offered certificates, and the extent to which the payment stream from the mortgage pool is adequate to make payments of interest and principal required under the offered certificates.

     The ratings on the respective classes of offered certificates do not represent any assessment of--

     o  the tax attributes of the offered certificates or of the trust,

     o  whether or to what extent prepayments of principal may be received on the underlying mortgage loans,

     o  the likelihood or frequency of prepayments of principal on the underlying mortgage loans,

     o  the degree to which the amount or frequency of prepayments of principal on the underlying mortgage loans might differ from those originally anticipated,

     o  whether or to what extent the interest payable on any class of offered certificates may be reduced in connection with Net Aggregate Prepayment
        Interest Shortfalls,

     o  whether and to what extent prepayment premiums, yield maintenance charges or Default Interest will be received, and

     o  the yield to maturity that investors may experience.

     Also, a security rating does not represent any assessment of the possibility that the holders of the class X-CP certificates might not fully recover their investment in the event of rapid prepayments and/or other early liquidations of the underlying mortgage loans.

     In general, ratings address credit risk and not prepayment risk. As described in this prospectus supplement, the amounts payable with respect to the class X-CP certificates consist primarily of interest. Even if the entire mortgage pool were to prepay in the initial month, with the result that the holders of the class X-CP certificates receive only a single month's interest payment and, accordingly, suffer a nearly complete loss of their investment, all amounts due to those certificateholders will nevertheless have been paid.
This result would be consistent with the ratings received on the class X-CP certificates. The

                                     S-275

ratings of the class X-CP certificates do not address the timing or magnitude of reduction of the notional amounts of those certificates, but only the obligation to pay interest timely on those notional amounts as so reduced from time to time.

     A rating on the class A-MFL certificates does not represent any assessment of whether the floating interest rate on such certificates will convert to the pass-through rate on the class A-MFL REMIC III regular interest. The ratings on the class A-MFL certificates do not constitute a rating with respect to the likelihood of the receipt of payments to be made by the swap counterparty or any interest rate reductions or increases contemplated herein. With respect to the class A-MFL certificates, the rating agencies are only rating the receipt of interest up to the pass-through rate applicable to the class A-MFL REMIC III regular interest, and are not rating the receipt of interest accrued at LIBOR
plus     %. In addition, the ratings do not address any shortfalls or delays in payment that investors in the class A-MFL certificates may experience as a result of the conversion of the pass-through rate on the class A-MFL certificates from a rate based on LIBOR to a fixed rate or the likelihood of investors in the class A-MFL certificates incurring additional costs as a result of the existence of the swap agreement.

     There can be no assurance as to whether any rating agency not requested to rate the offered certificates will nonetheless issue a rating to any class of offered certificates and, if so, what the rating would be. A rating assigned to any class of offered certificates by a rating agency that has not been requested by us to do so may be lower than the rating assigned thereto by S&P or Fitch.

     The ratings on the offered certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating. See
"Rating" in the accompanying prospectus.

                                     S-276

                                    GLOSSARY
     The following capitalized terms will have the respective meanings assigned to them in this "Glossary" section whenever they are used in this prospectus supplement, including in Annexes A-1, A-2, A-3, A-4, A-5, A-6 and B to this prospectus supplement.

     "30/360 BASIS" means the accrual of interest based on a 360-day year consisting of twelve 30-day months.

     "99 HIGH STREET BORROWER" means the borrower under the 99 High Street
Mortgage Loan.

     "99 HIGH STREET MORTGAGE LOAN" means the underlying mortgage loan secured by the 99 High Street Mortgaged Property.

     "99 HIGH STREET MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as 99 High Street.

     "200 PARK AVENUE BORROWER" means the borrower under the 200 Park Avenue
Loan Combination, as identified under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The 200 Park Avenue Mortgage
Loan--The Borrower and Sponsor" in this prospectus supplement.

     "200 PARK AVENUE CO-LENDER AGREEMENT" means that certain Co-Lender
Agreement dated as of June 13, 2005, between the initial holder of the promissory note for the 200 Park Avenue Mortgage Loan and the initial 200 Park
Avenue Non-Trust Loan Noteholders.

     "200 PARK AVENUE INTERCREDITOR AGREEMENT" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The 200 Park Avenue Mortgage Loan--Mezzanine Financing" in this prospectus supplement.

     "200 PARK AVENUE LOAN COMBINATION" means, together, the 200 Park Avenue
Mortgage Loan and the 200 Park Avenue Non-Trust Loans.

     "200 PARK AVENUE LOW DSCR PERIOD" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The 200 Park Avenue Mortgage Loan--Lockbox" in this prospectus supplement.

     "200 PARK AVENUE MEZZANINE BORROWER" means the borrower under the 200 Park
Avenue Mezzanine Loan, as identified under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The 200 Park Avenue Mortgage
Loan--Mezzanine Financing" in this prospectus supplement.

     "200 PARK AVENUE MEZZANINE LOAN" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The 200 Park Avenue Mortgage Loan--Mezzanine Financing" in this prospectus supplement.

     "200 PARK AVENUE MEZZANINE LOW DSCR PERIOD" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying
Mortgage Loans--The 200 Park Avenue Mortgage Loan--Lockbox" in this prospectus supplement.

     "200 PARK AVENUE MEZZANINE NET LIQUIDATION PROCEEDS AFTER DEBT SERVICE"
has the meaning assigned to that term under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The 200 Park Avenue Mortgage
Loan--Lockbox" in this prospectus supplement.

     "200 PARK AVENUE MORTGAGE LOAN" means the underlying mortgage loan secured by the 200 Park Avenue Mortgaged Property.

     "200 PARK AVENUE MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as 200 Park Avenue.

     "200 PARK AVENUE NON-TRUST LOAN NOTEHOLDER" means the holder of the promissory note for a 200 Park Avenue Non-Trust Loan.

     "200 PARK AVENUE NON-TRUST LOANS" means, together, the 200 Park Avenue
Note A1 Non-Trust Loan and the 200 Park Avenue Note A2 Non-Trust Loan.

     "200 PARK AVENUE NOTE A LOANS" means, collectively, the 200 Park Avenue
Mortgage Loan, the 200 Park Avenue Note A1 Non-Trust Loan and the 200 Park
Avenue Note A2 Non-Trust Loan.

                                     S-277

     "200 PARK AVENUE NOTE A1 JUNIOR NON-TRUST LOAN COMPONENT" means the junior component of the 200 Park Avenue Note A1 Non-Trust Loan that is identified in the related loan agreement as "Note A1 Tranche B", and that is, in general, subordinate in right of payment to the 200 Park Avenue Mortgage Loan, the 200
Park Avenue Note A1 Senior Non-Trust Loan Component and the 200 Park Avenue
Note A2 Non-Trust Loan.

     "200 PARK AVENUE NOTE A1 NON-TRUST LOAN" means the Non-Trust Loan secured by the 200 Park Avenue Mortgaged Property and evidenced by promissory note A-1, which Non-Trust Loan is comprised of (i) the 200 Park Avenue Note A1 Senior
Non-Trust Loan Component and (ii) the 200 Park Avenue Note A1 Junior Non-Trust
Loan Component.

     "200 PARK AVENUE NOTE A1 SENIOR NON-TRUST LOAN COMPONENT" means the senior component of the 200 Park Avenue Note A1 Non-Trust Loan, that is identified in the related loan agreement as "Note A-1 Tranche A", and that is, at all times, pari passu in right of payment with the 200 Park Avenue Mortgage Loan and the
200 Park Avenue Note A2 Non-Trust Loan, and, in general, senior in right of payment to the 200 Park Avenue Note A1 Junior Non-Trust Loan Component.

     "200 PARK AVENUE NOTE A2 NON-TRUST LOAN" means the Non-Trust Loan secured by the 200 Park Avenue Mortgaged Property and evidenced by promissory note A-2, which Non-Trust Loan is, at all times, pari passu in right of payment with the
200 Park Avenue Mortgage Loan and the 200 Park Avenue Note A1 Senior Non-Trust
Loan Component, and, in general, senior in right of payment to the 200 Park
Avenue Note A1 Junior Non-Trust Loan Component.

     "200 PARK AVENUE SIGNAGE RIGHTS" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The 200 Park Avenue Mortgage Loan--Building Naming Rights/Signage" in
this prospectus supplement.

     "300 SOUTH WACKER BORROWER" means the borrower under the 300 South Wacker
Mortgage Loan.

     "300 SOUTH WACKER MORTGAGE LOAN" means the underlying mortgage loan secured by the 300 South Wacker Mortgaged Property.

     "300 SOUTH WACKER MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as 300 South Wacker.

     "1166 AVENUE OF THE AMERICAS BORROWERS" shall mean the borrowers under the
1166 Avenue of the Americas Loan Combination.

     "1166 AVENUE OF THE AMERICAS CO-LENDER AGREEMENT" means that certain
Co-Lender Agreement dated as of a date in October 2005 between the initial holder of the promissory note for the 1166 Avenue of the Americas Mortgage Loan and the initial 1166 Avenue of the Americas Non-Trust Loan Noteholder.

     "1166 AVENUE OF THE AMERICAS JUNIOR NON-TRUST LOAN COMPONENTS" means, collectively, the seven subordinated components of the 1166 Avenue of the
Americas Non-Trust Loan, which components are, as and to the extent described under "Description of the Mortgage Pool--Loan Combinations--The 1166 Avenue of
the Americas Mortgage Loan" in this prospectus supplement, subordinate in right of payment with the 1166 Avenue of the Americas Mortgage Loan.

     "1166 AVENUE OF THE AMERICAS LOAN COMBINATION" means, together, the 1166
Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas
Non-Trust Loan.

     "1166 AVENUE OF THE AMERICAS MORTGAGE LOAN" means the underlying mortgage loan that is secured by the 1166 Avenue of the Americas Mortgaged Property,
which underlying mortgage loan has, as of the cut-off date, an unpaid principal
balance of $      .

     "1166 AVENUE OF THE AMERICAS MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the Americas.

     "1166 AVENUE OF THE AMERICAS NON-TRUST LOAN" means the mortgage loan secured by the 1166 Avenue of the Americas Mortgaged Property that is not included in the trust and that consists of the three 1166 Avenue of the
Americas Senior Non-Trust Loan Components and the seven 1166 Avenue of the
Americas Junior Non-Trust Loan Components, as described under "Description of the Mortgage Pool--Loan Combinations--The 1166 Avenue of the Americas Mortgage
Loan" in this prospectus supplement. The 1166 Avenue of the Americas Non-Trust
Loan will be the primary asset that directly backs the 1166 Avenue of the
Americas Commercial Mortgage Trust II, Commercial Mortgage Pass-Through
Certificates, Series 2005-C6.

     "1166 AVENUE OF THE AMERICAS NON-TRUST LOAN NOTEHOLDER" means the means the holder of the 1166 Avenue of the Americas Non-Trust Loan.

                                     S-278

     "1166 AVENUE OF THE AMERICAS SENIOR NON-TRUST LOAN COMPONENTS" means, collectively, the three senior components of the 1166 Avenue of the Americas
Non-Trust Loan, which components are, as and to the extent described under
"Description of the Mortgage Pool--Loan Combinations--The 1166 Avenue of the
Americas Mortgage Loan" in this prospectus supplement, pari passu in right of payment with the 1166 Avenue of the Americas Mortgage Loan.

     "A/B LOAN COMBINATION" means each Loan Combination identified as an A/B
Loan Combination in the chart under "Description of the Mortgage Pool--Loan
Combinations--General" in this prospectus supplement.

     "A/B LOAN COMBINATION CO-LENDER AGREEMENT" means the Co-Lender Agreement related to each A/B Loan Combination.

     "A/B LOAN COMBINATION NON-TRUST LOAN" means the Non-Trust Loan that is part of an A/B Loan Combination.

     "A/B LOAN COMBINATION NON-TRUST LOAN NOTEHOLDER" means the holder of the promissory note for an A/B Loan Combination Non-Trust Loan.

     "ACTUAL/360 BASIS" means the accrual of interest based on the actual number of days elapsed during each one-month accrual period in a year assumed to consist of 360 days.

     "ADDITIONAL TRUST FUND EXPENSE" means an expense of the trust that--

     o  arises out of a default on a mortgage loan or an otherwise unanticipated event,

     o  is not required to be paid by any party to the series 2005-C7 pooling and servicing agreement,

     o  is not included in the calculation of a Realized Loss in respect of any particular underlying mortgage loan,

     o  is not covered by a servicing advance or a corresponding collection from the related borrower and is not offset by late payment charges and/or
        Default Interest on the related mortgage loan or by amounts otherwise payable to the holder of any related Serviced Non-Trust Loan, and

     o  causes a shortfall in the payments of interest or principal on any class of series 2005-C7 certificates (exclusive of the class A-MFL certificates) or the class A-MFL REMIC III regular interest.

     We provide some examples of Additional Trust Fund Expenses under
"Description of the Offered Certificates--
Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses" in this prospectus supplement.

     "ADMINISTRATIVE COST RATE" means, with respect to each mortgage loan in the trust, the sum of--

     o  the per annum rate at which the related master servicing fee (including any related primary servicing fee payable by the master servicer to any related sub-servicer who has entered into a sub-servicing agreement with the master servicer) is calculated under the series 2005-C7 pooling and servicing agreement,

     o  the per annum rate at which the monthly trustee fee is calculated under the series 2005-C7 pooling and servicing agreement, and

     o  solely with respect to each Outside Serviced Trust Mortgage Loan, the per annum rate at which the applicable servicing fee for the subject
        Outside Serviced Trust Mortgage Loan is calculated (on a 30/360 Basis)
        under the applicable pooling and servicing agreement.

     "ADR" means average daily rate.

     "ALLOCATED PRINCIPAL BALANCE" means:

     o  in the case of the Cherryvale Mall Pooled Portion, a principal amount equal to the lesser of--

        1. the excess, if any, of (a) the portion of the entire actual cut-off date principal balance of the Cherryvale Mall Mortgage Loan that is allocable to the Cherryvale Mall Pooled Portion (which initially is
           $84,000,000), over (b) all collections and/or advances of principal with respect to the Cherryvale Mall Mortgage Loan that have previously been allocated to the Cherryvale Mall Pooled Portion, and included in the Standard Available P&I Funds as described under
           "Description of the Mortgage Pool--The Pooled and Non-Pooled Portions
           of the Cherryvale Mall Mortgage Loan" in this prospectus supplement,
           and

        2. the then Stated Principal Balance of the Cherryvale Mall Mortgage
           Loan; and

                                     S-279

     o  in the case of the Cherryvale Mall Non-Pooled Portion, the excess, if any, of (a) the then Stated Principal Balance of the Cherryvale Mall
        Mortgage Loan, over (b) the then Allocated Principal Balance of the
        Cherryvale Mall Pooled Portion.

     "APPRAISAL REDUCTION AMOUNT" means, for any mortgage loan in the trust
(other than an Outside Serviced Trust Mortgage Loan) as to which an Appraisal
Trigger Event has occurred, an amount that will equal the excess, if any, of
"x" over "y" where--

     o  "x" is equal to the sum of:

        1. the Stated Principal Balance of the mortgage loan;

        2. to the extent not previously advanced by or on behalf of the master servicer, the trustee or the fiscal agent, all unpaid interest, other than any Default Interest, accrued on the mortgage loan through the most recent due date prior to the date of determination;

        3. all accrued but unpaid special servicing fees, liquidation fees and workout fees with respect to the mortgage loan;

        4. all related unreimbursed advances made by or on behalf of the master servicer, the special servicer, the trustee or the fiscal agent with respect to the mortgage loan, together with interest on those advances as permitted under the series 2005-C7 pooling and servicing agreement;

        5. any other unpaid items that could become Additional Trust Fund
           Expenses in respect of the mortgage loan; and

        6. all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents and any unfunded improvement and other applicable reserves, with respect to the related mortgaged real property, net of any escrow reserves held by the master servicer or the special servicer that cover any such item;
           and

     o  "y" is equal to the sum of:

        1. the excess, if any, of--

           (a)     90% of the resulting appraised or estimated value of the
                   related mortgaged real property or REO Property (which value may be subject to reduction by the special servicer, acting in accordance with the Servicing Standard, based on its
                   review of the related appraisal and other relevant
                   information), over

           (b)     the amount of any obligations secured by liens on the
                   property that are prior to the lien of the mortgage loan;

        2. the amount of escrow payments and reserve funds held by the master servicer with respect to the mortgage loan that--

           (a)     are not required to be applied to pay real estate taxes and assessments, insurance premiums or ground rents,

           (b)     are not otherwise scheduled to be applied (except to pay
                   debt service on the mortgage loan) within the 12-month
                   period following the date of determination, and

           (c)     may be used to reduce the principal balance of the mortgage loan; and

        3. the amount of any letter of credit that constitutes additional security for the mortgage loan that may be drawn upon for purposes of paying down the principal balance of the mortgage loan.

     If, however, with respect to any mortgage loan in the trust (other than an
        Outside Serviced Trust Mortgage Loan)--

     o  an Appraisal Trigger Event occurs,

     o  no appraisal or other valuation estimate, as described under "Servicing
        Under the Series 2005-C7 Pooling and Servicing Agreement--Required
        Appraisals," is obtained or performed within 60 days after the occurrence of that Appraisal Trigger Event, and

     o  either--

        1. no comparable appraisal or other valuation, or update of a comparable appraisal or other valuation, had been obtained or performed during the 12-month period prior to that Appraisal Trigger Event, or

                                     S-280

        2. there has been a material change in the circumstances surrounding the related mortgaged real property subsequent to any earlier appraisal or other valuation, or any earlier update of an appraisal or other valuation, that would, in the special servicer's judgment, materially affect the value of the property,

then until the required appraisal or other valuation is obtained or performed, the Appraisal Reduction Amount for the subject mortgage loan will equal 25% of the Stated Principal Balance of that mortgage loan. After receipt of the required appraisal or other valuation, the special servicer will determine the
Appraisal Reduction Amount, if any, for the subject mortgage loan as described in the first sentence of this definition. For purposes of this definition, each mortgage loan that is part of a group of cross-collateralized mortgage loans will be treated separately for purposes of calculating any Appraisal Reduction
Amount.

     Each Appraisal Reduction Amount for a mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan) will be reduced to zero as of the date the related mortgage loan becomes a corrected mortgage loan, it has remained current for at least three consecutive monthly payments and no other
Appraisal Trigger Event has occurred during the preceding three-month period;
and no Appraisal Reduction Amount shall exist as to any such mortgage loan after it has been paid in full, liquidated, repurchased or otherwise disposed
of.

     Notwithstanding the foregoing, each Loan Combination will be treated as a single underlying mortgage loan for purposes of calculating an Appraisal
Reduction Amount. In the case of the 200 Park Avenue Loan Combination and the
Courtyard by Marriott Portfolio Loan Combination, upon the occurrence of an
Appraisal Trigger Event with respect thereto, the Appraisal Reduction Amount, if any, with respect to the subject Loan Combination will be as calculated in accordance with the series 2005-C3 pooling and servicing agreement in generally the same manner as Appraisal Reduction Amounts are calculated under the series
2005-C7 pooling and servicing agreement. In the case of the 1166 Avenue of the
Americas Loan Combination, upon the occurrence of an Appraisal Trigger Event with respect thereto, the Appraisal Reduction Amount, if any, with respect to the 1166 Avenue of the Americas Loan Combination will be calculated under the series 2005-C6 trust and servicing agreement generally as described under
"Servicing of the 1166 Avenue of the Americas Loan Combination--Appraisal
Trigger Event/Appraisal Reduction Amount Under the Series 2005-C6 Trust and
Servicing Agreement" in this prospectus supplement. In the case of the Outside
Serviced Loan Combinations, however, interest payable on delinquency advances made with respect to all the securitized mortgage loans in the subject Loan
Combination may be taken into account, whether such delinquency advances and interest thereon are permitted under the series 2005-C7 pooling and servicing agreement or under the governing servicing agreement for the securitized non-trust loan.

     Any Appraisal Reduction Amount with respect to a Loan Combination will be allocated among the mortgage loans in that Loan Combination (in the case of the
Outside Serviced Loan Combinations, pursuant to the governing servicing agreement) as follows--

     o  with respect to the 200 Park Avenue Loan Combination, any Appraisal
        Reduction Amount will be allocated, first, to the 200 Park Avenue Note
        A1 Junior Non-Trust Loan Component (up to the amount of the outstanding principal balance of, and all accrued and unpaid interest (other than
        Default Interest) on, the 200 Park Avenue Note A1 Junior Non-Trust Loan
        Component), and then, on a pro rata basis by balance, between the 200
        Park Avenue Note A1 Senior Non-Trust Loan Component, the 200 Park Avenue
        Mortgage Loan and the 200 Park Avenue Note A2 Non-Trust Loan;

     o  with respect to the Courtyard by Marriott Portfolio Loan Combination,
        any resulting Appraisal Reduction Amount will be allocated, first, to the Courtyard by Marriott Portfolio Note B Non-Trust Loan (up to the
        amount of the outstanding principal balance of, and all accrued and unpaid interest (other than Default Interest) on, the Courtyard by
        Marriott Portfolio Note B Non-Trust Loan, and second, to the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component (up to the
        amount of the outstanding principal balance of, and all accrued and unpaid interest (other than Default Interest) on, the Courtyard by
        Marriott Portfolio Note A1 Junior Non-Trust Loan Component), and third, on a pro rata basis by balance, between the Courtyard by Marriott
        Portfolio Note A1 Senior Non-Trust Loan Component, the Courtyard by
        Marriott Portfolio Mortgage Loan and the Courtyard by Marriott Portfolio
        Note A2 Non-Trust Loan;

     o  with respect to the 1166 Avenue of the Americas Loan Combination, any
        resulting Appraisal Reduction Amount will be allocated, first, to the
        1166 Avenue of the Americas Junior Non-Trust Loan Components (up to the
        amount of the outstanding principal thereof), and thereafter, on a pro rata basis by balance, between the 1166 Avenue of the Americas Senior
        Non-Trust Loan Components and the 1166 Avenue of the Americas Mortgage
        Loan;

                                     S-281

     o  with respect to the Station Place I Loan Combination, any resulting
        Appraisal Reduction Amount will be allocated, first, to the Station
        Place I Non-Pooled Note B Trust Loan (up to the amount of the outstanding principal balance of, and all accrued and unpaid interest
        (other than Default Interest) on, the Station Place I Non-Pooled Note B
        Trust Loan, and second, on a pro rata basis by balance, between the
        Station Place I Mortgage Loan and the Station Place I Portfolio Note A2
        Non-Trust Loan; and

     o  with respect to each A/B Loan Combination, any resulting Appraisal
        Reduction Amount will, in each case, be allocated, first, to the related
        A/B Loan Combination Non-Trust Mortgage Loan (up to the amount of the outstanding principal balance of, and all accrued and unpaid interest
        (other than Default Interest) on, the related A/B Loan Combination
        Non-Trust Mortgage Loan), and then, to the underlying mortgage loan in that Loan Combination.

     "APPRAISAL TRIGGER EVENT" means, with respect to any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan) or any Serviced
Non-Trust Loan, any of the following events:

     o  the mortgage loan has been modified by the special servicer in a manner that--

        1. affects that amount or timing of any payment of principal or interest due on it, other than, or in addition to, bringing monthly debt service payments current with respect to the mortgage loan,

        2. except as expressly contemplated by the related loan documents, results in a release of the lien of the related mortgage instrument on any material portion of the related mortgaged real property without a corresponding principal prepayment in an amount, or the delivery by the related borrower of substitute real property collateral with a fair market value, that is not less than the fair market value of the property to be released, or

        3. in the judgment of the special servicer, otherwise materially impairs the security for the mortgage loan or materially reduces the likelihood of timely payment of amounts due on the mortgage loan;

     o  the mortgage loan is delinquent--

        1. except in the case of a balloon payment, for 60 days beyond the date the subject payment was due, or

        2. solely in the case of a balloon payment, if any, for one business day after the subject balloon payment was due or, in certain
           circumstances involving the delivery of a refinancing commitment, for
           30 days beyond the date on which that balloon payment was due (or for such shorter period ending on the date on which it is determined that the refinancing could not reasonably be expected to occur);

     o  a receiver or similar official is appointed and continues for 60 days in that capacity in respect of the mortgaged real property securing the mortgage loan;

     o  the related borrower becomes the subject of (1) voluntary bankruptcy, insolvency or similar proceedings, or (2) involuntary bankruptcy, insolvency or similar proceedings that remain undismissed for 60 days;

     o  the mortgaged real property securing the mortgage loan becomes an REO
        Property; or

     o  the mortgage loan remains outstanding five years after any extension of its maturity.

     Appraisal Trigger Events or the equivalent with respect to the 200 Park
Avenue Mortgage Loan and the Courtyard by Marriott Portfolio Mortgage Loan will be as set forth in, and appraisals of the 200 Park Avenue Mortgaged Property and the Courtyard by Marriott Portfolio Mortgaged Properties will be conducted under, the pooling and servicing agreement for the Series 2005-C3
Securitization (or other successor servicing agreement). Those Appraisal
Trigger Events or the equivalent will be similar, but may not be identical, to those described above.

     Appraisal Trigger Events or the equivalent with respect to the 1166 Avenue of the Americas Mortgage Loan will be as set forth in, and appraisals of the
1166 Avenue of the Americas Mortgaged Property will be conducted under, the pooling and servicing agreement for the Series 2005-C6 Securitization (or other successor servicing agreement). Those Appraisal Trigger Events or the equivalent are described under "Servicing of the 1166 Avenue of the Americas
Loan Combination--Appraisal Trigger Event/Appraisal Reduction Amount under the
Series 2005-C6 Trust and Servicing Agreement" in this prospectus supplement.

     "BETHESDA TOWERS BORROWER" means the borrower under the Bethesda Towers
Mortgage Loan.

     "BETHESDA TOWERS MORTGAGE LOAN" means the underlying mortgage loan secured by the Bethesda Towers Mortgaged Property.

                                     S-282

     "BETHESDA TOWERS MORTGAGE OBLIGORS" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Bethesda Tower Mortgage Loan--the Borrower, Property Owner and
Sponsor" in this prospectus supplement.

     "BETHESDA TOWERS MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Bethesda Towers.

     "BETHESDA TOWERS PROPERTY OWNER" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Bethesda Tower Mortgage Loan--the Borrower, Property Owner and
Sponsor" in this prospectus supplement.

     "BALLOON BALANCE" has the same meaning as "Maturity Balance."

     "BALLOON LOAN" means any mortgage loan in the trust fund that by its original terms or by virtue of any modification entered into as of the issue date for the series 2005-C7 certificates provides for an amortization schedule extending beyond its stated maturity date and as to which, in accordance with such terms, the scheduled payment due on its stated maturity date is significantly larger than the scheduled payment due on the due date next preceding its stated maturity date.

     "CAPITAL IMP. RESERVE" means, with respect to any mortgage loan in the trust, funded reserves escrowed for repairs, replacements and corrections of issues outlined in the engineering reports.

     "CBE" means corporate bond equivalent.

     "CERCLA" means the Federal Comprehensive Environmental, Response,
Compensation and Liability Act of 1980, as amended.

     "CHERRYVALE MALL BORROWER" means the borrower under the Cherryvale Mall
Mortgage Loan.

     "CHERRYVALE MALL MORTGAGE LOAN" means the underlying mortgage loan secured by the Cherryvale Mall Mortgaged Property.

     "CHERRYVALE MALL MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Cherryvale Mall.

     "CHERRYVALE MALL NON-POOLED PORTION" means the junior portion of the
Cherryvale Mall Mortgage Loan that consists of $10,000,000 of the entire actual cut-off date principal balance of the Cherryvale Mall Mortgage Loan.

     "CHERRYVALE MALL POOLED PORTION" means the senior portion of the
Cherryvale Mall Mortgage Loan that consists of $84,000,000 of the entire actual cut-off date principal balance of the Cherryvale Mall Mortgage Loan.

     "CLASS A-AB PLANNED PRINCIPAL BALANCE" has the meaning assigned to that term under "Description of the Certificates--Payments--Payments of Principal"
in this prospectus supplement.

     "CLASS A SENIOR PRINCIPAL PAYMENT CROSS-OVER DATE" means the first distribution date as of the commencement of business on which--

     o  the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, or any two or more of those classes, remain outstanding, and

     o  the total principal balance of the class A-MFL, A-M, A-J, B, C, D, E, F,
        G, H, J, K, L, M, N, P, Q, S and T certificates have previously been reduced to zero as described under "Description of the Offered
        Certificates--Reductions of Certificate Principal Balances in Connection
        with Realized Losses and Additional Trust Fund Expenses" in this prospectus supplement.

     "CLASS CM AVAILABLE P&I FUNDS" means funds allocable to interest on, principal of, and loss/expense reimbursements with respect to the Cherryvale
Mall Non-Pooled Portion in accordance with "Description of the Mortgage
Pool--The Pooled and Non-Pooled Portions of the Cherryvale Mall Mortgage Loan"
in this prospectus supplement.

     "CLASS CM REPRESENTATIVE" means a holder (or, in the case of a class of book-entry certificates, a beneficial owner) of the Class CM Principal Balance
Certificates selected by the holders (or, in the case of a class of book-entry certificates, beneficial owners) of more than 50% of the total principal balance of the Class CM Principal Balance Certificates, as certified by the certificate registrar from time to time; provided, however, that until a Class
CM Representative is so selected or after receipt of a notice from the holders
(or, in the case of a class of book-entry certificates, beneficial owners) of more than 50% of the total principal balance of the Class CM Principal Balance
Certificates that a Class CM Representative is no longer

                                     S-283

designated, the holder (or, in the case of a class of book-entry certificates, beneficial owner) of Class CM Principal Balance Certificates that beneficially owns Class CM Principal Balance Certificates evidencing the largest aggregate percentage of series 2005-C7 voting rights allocable to those certificates, will be the Class CM Representative.

     "CLASS CM PRINCIPAL BALANCE CERTIFICATES" means, collectively, the class
CM-1, CM-2, CM-3, CM-4, CM-5, CM-6 and CM-7 certificates.

     "CLASS CM PRINCIPAL PAYMENT AMOUNT" means, with respect to any distribution date, the amount of principal allocable to the Cherryvale Mall
Non-Pooled Portion, without regard to available funds, in accordance with clause fifth under "Description of the Mortgage Pool--The Pooled and Non-Pooled
Portions of the Cherryvale Mall Mortgage Loan" in this prospectus supplement.

     "CLEARSTREAM" means Clearstream Banking Luxembourg.

     "CO-LENDER AGREEMENT" means the co-lender agreement or other intercreditor agreement that has been executed in connection with each Loan Combination, that identifies the respective rights and obligations of the holders of the mortgage loans that comprise the subject Loan Combination, and that is described under
"Description of the Mortgage Pool--Loan Combinations" in this prospectus supplement.

     "COLLATERALIZATION EVENT" has the meaning given to that term under
"Description of the Swap Agreement--The Swap Agreement" in this prospectus supplement.

     "CONDEMNATION PROCEEDS" means all proceeds and other amounts received in connection with the condemnation or the taking by right of eminent domain of a mortgaged real property or an REO Property, other than any such proceeds applied to the restoration of the property or otherwise released to the related borrower or another appropriate person.

     "COURTYARD BY MARRIOTT PORTFOLIO AFFILIATE GROUND LEASES" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant
Underlying Mortgage Loans--The Courtyard by Marriott Portfolio Mortgage Loan--
Ground Leases" in this prospectus supplement.

     "COURTYARD BY MARRIOTT PORTFOLIO BORROWER" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying
Mortgage Loans--The Courtyard by Marriott Portfolio Mortgage Loan--The Borrower
and Sponsor" in this prospectus supplement.

     "COURTYARD BY MARRIOTT PORTFOLIO CO-LENDER AGREEMENT" means that certain
Co-Lender Agreement dated as of June 13, 2005, between the initial holder of the promissory note for the Courtyard by Marriott Portfolio Mortgage Loan and
the Courtyard by Marriott Portfolio Non-Trust Loan Noteholders.

     "COURTYARD BY MARRIOTT PORTFOLIO LOAN COMBINATION" means, together, the
Courtyard by Marriott Portfolio Mortgage Loan, the Courtyard by Marriott
Portfolio Note A1 Non-Trust Loan, the Courtyard by Marriott Portfolio Note A2
Non-Trust Loan and the Courtyard by Marriott Portfolio Note B Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO MANAGER" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Courtyard by Marriott Portfolio Mortgage Loan--Management Agreement"
in this prospectus supplement.

     "COURTYARD BY MARRIOTT PORTFOLIO MEZZANINE BORROWER" means the borrower under the Courtyard by Marriott Portfolio Mezzanine Loan, as identified under
"Description of the Mortgage Pool--Significant Underlying Mortgage Loans--The
Courtyard by Marriott Portfolio Mortgage Loan--Mezzanine Financing" in this prospectus supplement.

     "COURTYARD BY MARRIOTT PORTFOLIO MEZZANINE COLLATERAL" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant
Underlying Mortgage Loans--The Courtyard by Marriott Portfolio Mortgage Loan--
Mezzanine Financing" in this prospectus supplement.

     "COURTYARD BY MARRIOTT PORTFOLIO MEZZANINE INTERCREDITOR AGREEMENT" has
the meaning assigned to that term under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The Courtyard by Marriott
Portfolio Mortgage Loan--Mezzanine Financing" in this prospectus supplement.

     "COURTYARD BY MARRIOTT PORTFOLIO MEZZANINE LOAN" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying
Mortgage Loans--The Courtyard by Marriott Portfolio Mortgage Loan--Mezzanine
Financing" in this prospectus supplement.

     "COURTYARD BY MARRIOTT PORTFOLIO MORTGAGE LOAN" means the underlying mortgage loan secured by the Courtyard by Marriott Portfolio Mortgaged
Properties.

                                     S-284

     "COURTYARD BY MARRIOTT PORTFOLIO MORTGAGED PROPERTIES" means the portfolio of mortgaged real properties identified on Annex A-1 to this prospectus supplement as Courtyard by Marriott Portfolio.

     "COURTYARD BY MARRIOTT PORTFOLIO NON-TRUST LOANS" means, collectively, the
Courtyard by Marriott Portfolio Note A1 Non-Trust Loan, the Courtyard by
Marriott Portfolio Note A2 Non-Trust Loan and the Courtyard by Marriott
Portfolio Note B Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO NOTE A LOANS" means, together, the
Courtyard by Marriott Portfolio Mortgage Loan, the Courtyard by Marriott
Portfolio Note A1 Non-Trust Loan and the Courtyard by Marriott Portfolio Note
A2 Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO NOTE A1 JUNIOR NON-TRUST LOAN COMPONENT"
means the junior component of the Courtyard by Marriott Portfolio Note A1
Non-Trust Loan that is identified in the related loan agreement as "Component
A-1B", and that is, in general, subordinate in right of payment with the
Courtyard by Marriott Portfolio Mortgage Loan, the Courtyard by Marriott
Portfolio Note A1 Senior Non-Trust Loan Component and the Courtyard by Marriott
Portfolio Note A2 Non-Trust Loan and, in general, senior in right of payment with the Courtyard by Marriott Portfolio Note B Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO NOTE A1 NON-TRUST LOAN" means the
Non-Trust Loan secured by the Courtyard by Marriott Portfolio Mortgaged
Properties and evidenced by promissory note A-1, which Non-Trust Loan is comprised of (i) the Courtyard by Marriott Portfolio Note A1 Senior Non-Trust
Loan Component and (ii) the Courtyard by Marriott Portfolio Note A1 Junior
Non-Trust Loan Component.

     "COURTYARD BY MARRIOTT PORTFOLIO NOTE A1 NON-TRUST LOAN NOTEHOLDER" means the holder of the promissory note for the Courtyard by Marriott Portfolio Note
A1 Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO NOTE A1 SENIOR NON-TRUST LOAN COMPONENT"
means the senior component of the Courtyard by Marriott Portfolio Note A1
Non-Trust Loan, that is identified in the related loan agreement as "Component
A-1A", and that is, at all times, pari passu in right of payment with the
Courtyard by Marriott Portfolio Mortgage Loan and the Courtyard by Marriott
Portfolio Note A2 Non-Trust Loan, and, in general, senior in right of payment to the Courtyard by Marriott Portfolio Note A1 Junior Non-Trust Loan Component
and the Courtyard by Marriott Portfolio Note B Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO NOTE A2 NON-TRUST LOAN" means the
Non-Trust Loan secured by the Courtyard by Marriott Portfolio Mortgaged
Properties that is, at all times, pari passu in right of payment with the
Courtyard by Marriott Portfolio Mortgage Loan and the Courtyard by Marriott
Portfolio Note A1 Senior Non-Trust Loan Component, and, in general, senior in right of payment to the Courtyard by Marriott Portfolio Note A1 Junior
Non-Trust Loan Component and the Courtyard by Marriott Portfolio Note B
Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO NOTE B NON-TRUST LOAN" means the
Non-Trust Loan secured by the Courtyard by Marriott Portfolio Mortgaged
Properties and evidenced by promissory note B, which Non-Trust Loan is, in general, subordinate in right of payment to the Courtyard by Marriott Portfolio
Note A Loans.

     "COURTYARD BY MARRIOTT PORTFOLIO NOTE B NON-TRUST LOAN NOTEHOLDER" means the holder of the promissory note for the Courtyard by Marriott Portfolio Note
B Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO PARI PASSU NON-TRUST LOANS" means, together, the Courtyard by Marriott Portfolio Note A1 Non-Trust Loan and the
Courtyard by Marriott Portfolio Note A2 Non-Trust Loan.

     "COURTYARD BY MARRIOTT PORTFOLIO REINVENTION PROGRAM" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant
Underlying Mortgage Loans--The Courtyard by Marriott Portfolio Mortgage
Loan--The Mortgaged Properties" in this prospectus supplement.

     "COURTYARD BY MARRIOTT PORTFOLIO SPONSOR" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Courtyard by Marriott Portfolio Mortgage Loan--The Borrower and
Sponsor" in this prospectus supplement.

     "CPI" means consumer price index.

     "CPR" means an assumed constant prepayment rate each month, which is expressed on a per annum basis, relative to the then outstanding principal balance of a pool of mortgage loans for the life of those loans. The CPR model is the

                                     S-285

prepayment model that we use in this prospectus supplement, however, we do not make any representations about the appropriateness of the CPR model.

     "CUT-OFF DATE LOAN-TO-VALUE RATIO," "CUT-OFF DATE LTV RATIO" and "CUT-OFF
DATE LTV" each means:

     o  with respect to any mortgage loan in the trust (other than an Outside
        Serviced Trust Mortgage Loan and the Station Place I Mortgage Loan), the
        ratio, expressed as a percentage, of--

        1. the cut-off date principal balance of the subject underlying mortgage loan, as shown on Annex A-1 to this prospectus supplement, to

        2. the appraised value of the related mortgaged real property or properties, as shown on Annex A-1 to this prospectus supplement (but without regard to any mortgaged real property or properties that are collateral for the subject underlying mortgage loan solely by reason of cross-collateralization with another mortgage loan);

     o  with respect to the 200 Park Avenue Mortgage Loan, the ratio, expressed as a percentage, of--

        1. the aggregate cut-off date principal balance of (a) the 200 Park
           Avenue Mortgage Loan, as shown on Annex A-1 to this prospectus supplement, (b) the 200 Park Avenue Note A1 Senior Non-Trust Loan
           Component, and (c) the 200 Park Avenue Note A2 Non-Trust Loan, to

        2. the appraised value of the 200 Park Avenue Mortgaged Property, as shown on Annex A-1 to this prospectus supplement;

     o  with respect to the Courtyard by Marriott Portfolio Mortgage Loan, the
        ratio, expressed as a percentage, of--

        1. the aggregate cut-off date principal balance of (a) the Courtyard by
           Marriott Portfolio Mortgage Loan, as shown on Annex A-1 to this prospectus supplement, (b) the Courtyard by Marriott Portfolio Note
           A1 Senior Non-Trust Loan Component and (c) the Courtyard by Marriott
           Portfolio Note A2 Non-Trust Loan, to

        2. the appraised value of the Courtyard by Marriott Portfolio Mortgaged
           Properties, as shown on Annex A-1 to this prospectus supplement;

     o  with respect to the 1166 Avenue of the Americas Mortgage Loan, the
        ratio, expressed as a percentage, of--

        1. the aggregate cut-off date principal balance of (a) the 1166 Avenue of the Americas Mortgage Loan, as shown on Annex A-1 to this prospectus supplement, and (b) the 1166 Avenue of the Americas Senior
           Non-Trust Loan Components, to

        2. the appraised value of the 1166 Avenue of the Americas Mortgaged
           Property, as shown on Annex A-1 to this prospectus supplement; and

     o  with respect to the Station Place I Mortgage Loan, the ratio, expressed as a percentage, of--

        1. the aggregate cut-off date principal balance of (a) the Station Place
           I Mortgage Loan, as shown on Annex A-1 to this prospectus supplement, and (b) the Station Place I Note A2 Non-Trust Loan, to

        2. the appraised value of the Station Place I Mortgaged Property, as shown on Annex A-1 to this prospectus supplement.

     In addition, in the case of the Cherryvale Mall Mortgage Loan, unless the context clearly indicates otherwise, the related Cut-off Date Loan-to-Value
Ratio is presented in this prospectus supplement based solely on the Cherryvale
Mall Pooled Portion.

     "D(X)" means, with respect to any mortgage loan in the trust, a period of
x months during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that mortgage loan in order to obtain a release of one or more of the related mortgaged real properties.

     "DEFAULT INTEREST" means any interest that--

     o  accrues on a defaulted mortgage loan solely by reason of the subject default, and

     o  is in excess of all interest at the related mortgage interest rate accrued on the mortgage loan.

     "DISCOUNT RATE" means, with respect to any prepaid mortgage loan in the trust, a rate which, when compounded monthly, is equivalent to the "Yield
Maintenance Treasury Rate" when compounded semi-annually. The "Yield
Maintenance

                                     S-286

Treasury Rate" means the yield calculated by the master servicer by linear interpolation of the yields, as such yields are reported in Federal Reserve
Statistical Release H.15-Selected Interest Rates (519), under the heading U.S.
Government Securities/Treasury Constant Maturities, with respect to the maturity dates set forth thereunder, one longer and one shorter, most nearly approximating the maturity date of the relevant prepaid mortgage loan. If
Federal Reserve Statistical Release H.15 is no longer published or does not indicate the information set forth above, then the master servicer will select a comparable publication or source for the purposes of determining the Yield
Maintenance Treasury Rate.

     "DSCR" means debt service coverage ratio.

     "DSCR NET CASH FLOW" has the same meaning as Underwritten Debt Service
Coverage Ratio.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

     "ERISA PLAN" means any employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA.

     "EUROCLEAR" means The Euroclear System.

     "EXEMPTION-FAVORED PARTY" means any of--

     o  Lehman Brothers Inc.,

     o  any person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Lehman Brothers
        Inc., and

     o  any member of the underwriting syndicate or selling group of which a person described in the prior two bullets is a manager or co-manager with respect to the offered certificates.

     "FF&E" means furniture, fixtures and equipment.

     "FITCH" means Fitch, Inc.

     "FSMA" means the Financial Services and Markets Act 2000.

     "GAAP" means generally accepted accounting principles in the United States of America.

     "GLA" means gross leasable area.

     "GOVERNMENT SECURITIES" means non-callable United States Treasury obligations, and other non-callable government securities within the meaning of section 2(a)(16) of the Investment Company Act of 1940, as amended.

     "INITIAL LOAN GROUP NO. 1 BALANCE" means the aggregate principal balance, as of the cut-off date, of the underlying mortgage loans that are part of Loan
Group No. 1, excluding the Cherryvale Mall Non-Pooled Portion, after application of all scheduled payments of principal due on or before the cut-off date.

     "INITIAL LOAN GROUP NO. 2 BALANCE" means the aggregate principal balance, as of the cut-off date, of the underlying mortgage loans that are part of Loan
Group No. 2, after application of all scheduled payments of principal due on or before the cut-off date.

     "INITIAL MORTGAGE POOL BALANCE" means the aggregate principal balance, as of the cut-off date, of the mortgage loans that are included in the trust fund, excluding the Cherryvale Mall Non-Pooled Portion, after application of all scheduled payments of principal due on or before the cut-off date.

     "INSURANCE PROCEEDS" means all proceeds and other amounts received under any hazard, flood, title or other insurance policy that provides coverage with respect to a mortgaged real property or the related underlying mortgage loan, together with any comparable amounts received with respect to an REO Property, other than any such proceeds applied to the restoration of the property or otherwise released to the related borrower or another appropriate person.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

     "IRS" means the Internal Revenue Service.

     "ISSUE DATE" means the date of initial issuance for the series 2005-C7 certificates, which will be on or about November 4, 2005.

     "JUNIOR NON-TRUST LOAN COMPONENT" means the 200 Park Avenue Note A1 Junior
Non-Trust Loan Component, the Courtyard by Marriott Portfolio Note A1 Junior
Non-Trust Loan Component or any 1166 Avenue of the Americas Junior Non-Trust
Loan Component.

                                     S-287

     "LEASE TERMINATION PAYMENTS" means any fees or payments received from any tenant under a lease affecting a mortgaged real property in connection with termination cancellation, surrender, sale or other disposition of such lease.

     "LEHMAN MORTGAGE LOAN" means each mortgage loan that was, directly or indirectly, acquired by us from the Lehman Mortgage Loan Seller for inclusion in the trust.

     "LEHMAN MORTGAGE LOAN SELLER" means, individually and collectively, each of our affiliates that transferred mortgage loans to us for inclusion in the trust.

     "LIBOR" has the meaning given to that term under "Description of the
Offered Certificates--Payments--Calculation of Pass-Through Rates" in this prospectus supplement.

     "LIBOR BUSINESS DAY" has the meaning given to that term under "Description of the Offered Certificates--Payments--
Calculation of Pass-Through Rates" in this prospectus supplement.

     "LIBOR DETERMINATION DATE" has the meaning given to that term under
"Description of the Offered Certificates--
Payments--Calculation of Pass-Through Rates" in this prospectus supplement.

     "LIQUIDATION PROCEEDS" means, in general, all cash proceeds received and retained by the trust in connection with--

     o  the full or partial liquidation of defaulted mortgage loans by foreclosure or otherwise;

     o  the repurchase of any mortgage loan by us or the applicable mortgage loan seller, as described under "Description of the Mortgage Pool--Cures and Repurchases" in this prospectus supplement;

     o  the purchase of any specially serviced mortgage loan as to which a material default exists, by any holder of a purchase option, as described under "Servicing Under the Series 2005-C7 Pooling and
        Servicing Agreement--Fair Value Option" in this prospectus supplement;

     o  the purchase of all remaining mortgage loans and REO Properties in the trust by us, Lehman Brothers Inc., the special servicer, any certificateholder of the series 2005-C7 controlling class or the master servicer, as described under "Description of the Offered
        Certificates--Termination" in this prospectus supplement;

     o  the purchase of the Cherryvale Mall Mortgage Loan by the Class CM
        Representative, as described under "Servicing Under the Series 2005-C7
        Pooling and Servicing Agreement--The Series 2005-C7 Controlling Class
        Representative, the Class CM Representative and the Serviced Non-Trust
        Loan Noteholders--Additional Rights of the Class CM Representative;
        Right to Purchase and Right to Cure Defaults" in this prospectus supplement;

     o  the purchase of the 200 Park Avenue Mortgage Loan or the Courtyard by
        Marriott Portfolio Mortgage Loan by a series 2005-C3 certificateholder in accordance with the series 2005-C3 pooling and servicing agreement, as the case may be, as described under "Description of the Mortgage
        Pool--Loan Combinations" in this prospectus supplement;

     o  the purchase of an underlying mortgage loan that is part of a Loan
        Combination by a related Non-Trust Loan Noteholder in accordance with the related Co-Lender Agreement;

     o  the purchase of any defaulted mortgage loan in the trust by a mezzanine lender pursuant to a purchase right as set forth in the related intercreditor agreement; and

     o  the sale of an REO Property.

     "LOAN COMBINATION" means each of the Loan Combinations identified in the chart under "Description of the Mortgage Pool--Loan Combinations--General" in
this prospectus supplement.

     "LOAN COMBINATION CONTROLLING PARTY" means the party or, collectively, the parties designated as such with respect to each Loan Combination and having various rights and powers with respect to the subject Loan Combination, including (in the case of a Serviced Loan Combination) those described under
"Servicing Under the Series 2005-C7 Pooling and Servicing Agreement--The Series
2005-C7 Controlling Class Representative, the Class CM Representative and the
Serviced Non-Trust Loan Noteholders" in this prospectus supplement. The Loan
Combination Controlling Party for each Loan Combination is identified under each italicized subheading entitled "Co-Lender Agreement--Consent Rights" in the applicable section relating to the subject Loan Combination under
"Description of the Mortgage Pool--Loan Combinations" in this prospectus supplement.

     "LOAN GROUP NO. 1" has the meaning assigned to that term under
"Description of the Mortgage Pool--General" in this prospectus supplement.

                                     S-288

     "LOAN GROUP NO. 1 MULTIFAMILY PROPERTIES" means the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Bunker
Hill/Valley Forge, Sunchase at Longwood, East Hampton Village, Embassy
Apartments, Prestige Mobile Home Park, Harmony Pointe, 1900 Euclid Avenue, Oak
Orchard Mobile Home Park, Turtle Bay, Lake Estates, RV Ranch and Stor-More and
Northrup Mobile Home Park.

     "LOAN GROUP NO. 2" has the meaning assigned to that term under
"Description of the Mortgage Pool--General" in this prospectus supplement.

     "LOAN PER SF," "LOAN PER SQ. FT." and "LOAN PER SQUARE FOOT" each means, with respect to each underlying mortgage loan secured by a lien on a mortgaged real property that constitutes a retail, industrial/warehouse, self-storage or office property, the cut-off date principal balance of that mortgage loan (or, in the case of any such underlying mortgage loan that is part of a Loan
Combination that contains one or more related Pari Passu Non-Trust Loans, the total cut-off date principal balance of that mortgage loan and the related Pari
Passu Non-Trust Loan(s) (excluding, if applicable, any related Junior Non-Trust
Loan Component)), as shown on Annex A-1 to this prospectus supplement, divided by the net rentable square foot area of the related mortgaged real property.
The cut-off date principal balance of each underlying mortgage loan is shown on
Annex A-1 to this prospectus supplement.

     "LOAN PER UNIT" means, with respect to each underlying mortgage loan secured by a lien on a mortgaged real property that constitutes a multifamily rental apartment, a mobile home park property or a hospitality property, the cut-off date principal balance of that mortgage loan (or, in the case of the
Courtyard by Marriott Portfolio Mortgage Loan, the total cut-off date principal balance of that mortgage loan and the related Pari Passu Non-Trust Loans
(excluding the related Junior Non-Trust Loan Component)), as shown on Annex A-1 to this prospectus supplement, divided by the number of dwelling units, pads or guest rooms, as applicable, at or on the related mortgaged real property.

     "LOC" means letter of credit.

     "L(X)" means, with respect to any mortgage loan in the trust, a period of
x months during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

     "MATERIAL BREACH" has the meaning assigned to that term under "Description of the Mortgage Pool--Representations and Warranties" in this prospectus supplement.

     "MATERIAL DOCUMENT OMISSION" has the meaning assigned to that term under
"Description of the Mortgage Pool--Assignment of the Underlying Mortgage Loans"
in this prospectus supplement.

     "MATHILDA RESEARCH CENTRE BORROWER" means the borrower under the Mathilda
Research Centre Mortgage Loan, as identified under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The Mathilda Research Centre
Mortgage Loan--The Borrower and Sponsor" in this prospectus supplement.

     "MATHILDA RESEARCH CENTRE CO-LENDER AGREEMENT" means that certain
Co-Lender Agreement dated as of a date in November 2005, between the initial holder of the promissory note for the Mathilda Research Centre Mortgage Loan and the initial Mathilda Research Centre Non-Trust Loan Noteholder.

     "MATHILDA RESEARCH CENTRE LOAN COMBINATION" means, together, the Mathilda
Research Centre Mortgage Loan and the Mathilda Research Centre Non-Trust Loan.

     "MATHILDA RESEARCH CENTRE MORTGAGE LOAN" means the underlying mortgage loan secured by the Mathilda Research Centre Mortgaged Property.

     "MATHILDA RESEARCH CENTRE MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Mathilda
Research Centre.

     "MATHILDA RESEARCH CENTRE NON-TRUST LOAN" means the Non-Trust Loan secured by the Mathilda Research Centre Mortgaged Property that is, in general, subordinate in right of payment to the Mathilda Research Centre Mortgage Loan.

     "MATHILDA RESEARCH CENTRE NON-TRUST LOAN NOTEHOLDER" means the holder of the promissory note for the Mathilda Research Centre Non-Trust Loan.

     "MATURITY BALANCE" and "BALLOON BALANCE" each means, with respect to any mortgage loan in the trust, the expected balance of the subject mortgage loan on its maturity date, assuming no prepayments of principal or defaults.

     "MATURITY DATE LOAN-TO-VALUE RATIO," "MATURITY DATE LTV," "MATURITY LTV
RATIO" and "SCHEDULED MATURITY LTV" each means:

                                     S-289

     o  with respect to any mortgage loan in the trust fund (other than an
        Outside Serviced Trust Mortgage Loan and the Station Place I Mortgage
        Loan), the ratio, expressed as a percentage, of--

        1. the Maturity Balance of the subject underlying mortgage loan, to

        2. the appraised value of the related mortgaged real property or properties, as shown on Annex A-1 to this prospectus supplement (but without regard to any mortgaged real property or properties that are collateral for the subject underlying mortgage loan solely by reason of cross-collateralization with another mortgage loan);

     o  with respect to the 200 Park Avenue Mortgage Loan, the ratio, expressed as a percentage, of--

        1. the expected total principal balance on the related stated maturity date, assuming no prepayments of principal or defaults, of: (a) the
           200 Park Avenue Mortgage Loan; (b) the 200 Park Avenue Note A1 Senior
           Non-Trust Loan Component; and (c) the 200 Park Avenue Note A2
           Non-Trust Loan, to

        2. the appraised value of the 200 Park Avenue Mortgaged Property, as shown on Annex A-1 to this prospectus supplement;

     o  with respect to the Courtyard by Marriott Portfolio Mortgage Loan, the
        ratio, expressed as a percentage, of--

        1. the expected total principal balance on the related stated maturity date, assuming no prepayments of principal or defaults, of: (a) the
           Courtyard by Marriott Portfolio Mortgage Loan; (b) the Courtyard by
           Marriott Portfolio Note A1 Senior Non-Trust Loan Component; and (c)
           the Courtyard by Marriott Portfolio Note A2 Non-Trust Loan, to

        2. the appraised value of the Courtyard by Marriott Portfolio Mortgaged
           Property, as shown on Annex A-1 to this prospectus supplement;

     o  with respect to the 1166 Avenue of the Americas Mortgage Loan, the
        ratio, expressed as a percentage, of--

        1. the expected total principal balance on the related stated maturity date, assuming no prepayments of principal or defaults, of: (a) the
           1166 Avenue of the Americas Mortgage Loan; and (b) the 1166 Avenue of
           the Americas Senior Non-Trust Loan Components, to

        2. the appraised value of the 1166 Avenue of the Americas Mortgaged
           Property, as shown on Annex A-1 to this prospectus supplement; and

     o  with respect to the Station Place I Mortgage Loan, the ratio, expressed as a percentage, of--

        1. the aggregate cut-off date principal balance of (a) the Station Place
           I Mortgage Loan, as shown on Annex A-1 to this prospectus supplement, and (b) the Station Place I Note A2 Non-Trust Loan, to

        2. the appraised value of the Station Place I Mortgaged Property, as shown on Annex A-1 to this prospectus supplement.

     In addition, in the case of the Cherryvale Mall Mortgage Loan, unless the context clearly indicates otherwise, the related Maturity Date Loan-to-Value
Ratio is presented in this prospectus supplement based solely on the Cherryvale
Mall Pooled Portion.

     "METLIFE" means Metropolitan Life Insurance Company.

     "MODELING ASSUMPTIONS" means, collectively, the following assumptions regarding the series 2005-C7 certificates and the mortgage loans in the trust:

     o  the mortgage loans have the characteristics set forth on Annex A-1 and the Initial Mortgage Pool Balance is approximately $2,405,883,075; the
        Initial Loan Group No. 1 Balance is approximately $2,221,197,964 and the
        Initial Loan Group No. 2 Balance is approximately $184,685,111;

     o  the initial total principal balance or notional amount, as the case may be, of each class of series 2005-C7 certificates and the class A-MFL
        REMIC III regular interest is as described in this prospectus supplement;

     o  the pass-through rate for each class of series 2005-C7 certificates is as described in this prospectus supplement;

     o  there are no delinquencies or losses with respect to the mortgage loans;

     o  there are no modifications, extensions, waivers or amendments affecting the monthly payments by borrowers on the mortgage loans;

                                     S-290

     o  there are no Appraisal Reduction Amounts with respect to the mortgage loans;

     o  there are no casualties or condemnations affecting or property releases with respect to the corresponding mortgaged real properties;

     o  each of the mortgage loans provides for monthly payments which are timely received, and each of the mortgage loans accrues interest on an
        Actual/360 Basis or a 30/360 Basis, as applicable;

     o  all prepayments on the mortgage loans are assumed to be accompanied by a full month's interest;

     o  there are no breaches of our representations and warranties or those of the UBS Mortgage Loan Seller regarding the mortgage loans;

     o  no voluntary or involuntary prepayments are received as to any mortgage loan during that mortgage loan's prepayment lock-out period, defeasance period or prepayment consideration period, in each case if any;

     o  except as otherwise expressly assumed in any of the other bullets in this definition, prepayments are made on each of the mortgage loans at the indicated CPRs set forth in the subject tables or other relevant part of this prospectus supplement, without regard to any limitations in those mortgage loans on partial voluntary principal prepayments;

     o  no person or entity entitled thereto exercises its right of optional termination described in this prospectus supplement under "Description of the Offered Certificates--Termination;"

     o  there are no Material Breaches or Material Document Omissions with respect to the underlying mortgage loans;

     o  no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

     o  there are no Additional Trust Fund Expenses;

     o  with respect to the underlying mortgage loan secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as
        1155 Market Street, where the related borrower is required to make additional monthly amortization payments of $30,637.14, solely to the extent available from excess cash flow, (provided that until one of the leases at the mortgaged real property is renewed and upon the occurrence of certain events with respect to certain leases at the mortgaged real property, such amount is required to be deposited into a reserve account instead), during and after February 2008 (but not between February 2012 and January 2013), it is assumed that the related borrower does, in fact, make such additional monthly amortization payments;

     o  with respect to the underlying mortgage loan secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as
        Sunchase at Longwood, where the related borrower is required to make additional monthly amortization payments of $13,750.00, solely to the extent available from excess cash flow, during and after July 2008, it is assumed that the related borrower does, in fact, make such additional monthly amortization payments;

     o  with respect to the underlying mortgage loan secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as
        Oak Orchard Mobile Home Park, where the related borrower is required to make additional monthly amortization payments of $6,847.25, solely to the extent available from excess cash flow, during and after November
        2010, it is assumed that the related borrower does, in fact, make such additional monthly amortization payments;

     o  payments on the offered certificates are made on the 15th day of each month, commencing in November 2005; and

     o  the offered certificates are settled on November 4, 2005.

     For purposes of the Modeling Assumptions, a "prepayment consideration period" is any period during which a mortgage loan provides that voluntary prepayments be accompanied by prepayment consideration in the form of (a) a yield maintenance charge, (b) a prepayment premium calculated as a percentage
(which may decline over time) of the principal amount prepaid or (c) some combination of (a) and (b).

     "MOODY'S" means Moody's Investors Service, Inc.

     "N/A" and "NAP" mean that, with respect to a particular category of data, the data is not applicable.

     "NAV" means that, with respect to a particular category of data, the data is not available.

                                     S-291

     "NET AGGREGATE PREPAYMENT INTEREST SHORTFALL" means, with respect to any distribution date, the excess, if any, of--

     o  the total Prepayment Interest Shortfalls incurred with respect to the entire mortgage pool during the related collection period, over

     o  the total payments made by the master servicer to cover those Prepayment
        Interest Shortfalls.

     "NET CASH FLOW," "U/W NET CASH FLOW" and "U/W NCF" each means for any mortgaged real property securing a mortgage loan in the trust:

     o  the revenue derived from the use and operation of that property; less

     o  the total of the following items--

        (a)     allowances for vacancies and credit losses,

        (b)     operating expenses, such as utilities, administrative expenses, repairs and maintenance, management fees and advertising,

        (c)     fixed expenses, such as insurance, real estate taxes and ground lease payments, if applicable, and

        (d)     replacement reserves, and reserves for tenant improvement costs and leasing commissions, based either on actual reserves or on underwritten annualized amounts.

     Net Cash Flow does not reflect interest expenses and non-cash items, such as depreciation and amortization, and generally does not reflect capital expenditures.

     In determining the Net Cash Flow for any mortgaged real property securing a mortgage loan in the trust, the related originator relied on one or more of the following items supplied by the related borrower:

     o  rolling 12-month operating statements;

     o  applicable year-to-date financial statements, if available;

     o  full year budgeted financial statements, if available;

     o  except in the case of hospitality properties, single tenant properties and self-storage properties, rent rolls that were current as of a date not earlier than eight months prior to the respective date of origination; and

     o  in the case of single tenant properties, the payments due under the related lease.

     Except as described in the following sentence, the foregoing items were not audited or otherwise confirmed by an independent party. Solely in the case of the following underlying mortgage loans, some of the foregoing items were reviewed by an accountant under a set of agreed upon procedures: (i) the 10 largest underlying mortgage loans described under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans" above in this prospectus supplement; (ii) the Reckson Portfolio II Mortgage Loan and the Station Place I
Mortgage Loan; and (iii) the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as NTSB
Academy.

     In determining rental revenue for multifamily rental properties, self-storage properties and mobile home park properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

     In the case of hospitality properties, gross receipts were determined on the basis of historical operating levels shown on the borrower-supplied
12-month trailing operating statements.

     In general, any non-recurring revenue items and non-property related revenue were eliminated from the calculation of Net Cash Flow and U/W Net Cash
Flow.

     In determining the "revenue" component of Net Cash Flow for each mortgaged real property (other than a hospitality property), the related originator generally relied on the most recent rent roll supplied by the related borrower
(subject to the discussion in the following paragraph). In some cases, where the actual vacancy shown on that rent roll and the market vacancy was less than
5%, the originator generally assumed a minimum of 5% vacancy in determining revenue from rents, except that, in the case of certain anchored shopping centers, certain office properties and certain single tenant properties, space occupied by those anchor tenants, significant office tenants or single tenants may have been disregarded in performing

                                     S-292

the vacancy adjustment due to the length of the related leases or the creditworthiness of those tenants, in accordance with the originator's underwriting standards. For mortgaged real properties (other than hospitality properties), the related originator generally annualized rental revenue shown on the most recent certified rent roll, after applying the applicable vacancy factor, without further regard to the terms, including expiration dates, of the leases shown on that rent roll.

     In the case of some of the underlying mortgage loans, the calculation of
Net Cash Flow, U/W Net Cash Flow and U/W NCF for the related mortgaged real property or properties (which is, in turn, used in the calculation of underwritten debt service coverage ratios) was based on assumptions regarding projected rental income, annual net cash flow and/or occupancy, including, without limitation, one or more of the following:

     o  the assumption that a particular tenant at the subject mortgaged real property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date;

     o  the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject mortgaged real property or is out for signature will be executed and in place on a future date;

     o  the assumption that a portion of the currently vacant and unleased space at the subject mortgaged real property will be leased at current market rates and consistent with occupancy rates of comparable properties in the subject market;

     o  the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period or has not yet taken occupancy, will be paid commencing on such future date;

     o  assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject mortgaged real property;

     o  certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus supplement; and

     o  certain other assumptions regarding the payment of rent not currently being paid.

     There is no assurance that the foregoing assumptions made with respect to any subject underlying mortgage loan will, in fact, be consistent with actual property performance. If they are not consistent, actual annual Net Cash Flow for a mortgaged property may be less than the U/W Net Cash Flow presented with respect to that property in this prospectus supplement.

     In determining the "expense" component of Net Cash Flow for each mortgaged real property, the related originator generally relied on full-year or year-to-date financial statements, rolling 12-month operating statements and/or year-to-date financial statements supplied by the related borrower, except that:

     o  if tax or insurance expense information more current than that reflected in the financial statements was available, the newer information was generally used;

     o  property management fees were generally assumed to be 3.0% to 7.0%
        (depending on the property) of effective gross revenue (or, in the case of a hospitality property, gross receipts), except that, in some cases, property management fees were assumed to be capped at $1,000,000;

     o  in general, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; and

     o  expenses were generally, but not always, assumed to include annual replacement reserves equal to--

        (a)     in the case of retail, office, self-storage and
                industrial/warehouse properties, generally not less than $0.10 per square foot and not more than $0.30 per square foot of net rentable commercial area;

        (b)     in the case of multifamily rental apartments, generally not less than $200 or more than approximately $300 per residential unit per year, depending on the condition of the property;

                                     S-293

        (c)     in the case of mobile home park properties, generally $50 per pad per year; and

        (d)     in the case of hospitality properties, generally 4%, inclusive, of gross revenues.

     In some instances, the related originator (where it deemed appropriate)
recharacterized as capital expenditures those items reported by borrowers as operating expenses, thereby increasing "Net Cash Flow."

     For more detailed information regarding the Net Cash Flow with respect to specific underlying mortgage loans and/or the related mortgaged real properties, you should review Annex A-1--Certain Characteristics of Individual
Underlying Mortgage Loans and the footnotes thereto.

     "NET MORTGAGE PASS-THROUGH RATE" means:

     o  in the case of each underlying mortgage loan (other than an Outside
        Serviced Trust Mortgage Loan) that accrues interest on a 30/360 Basis, for any distribution date, an annual rate equal to--

        1. the mortgage interest rate in effect for that mortgage loan as of the
           Issue Date,

        minus

        2. the related Administrative Cost Rate;

     o  in the case of the 1166 Avenue of the Americas Mortgage Loan (which accrues interest on a 30/360 Basis), for any distribution date, an annual rate equal to--

        1. the mortgage interest rate in effect for the 1166 Avenue of the
           Americas Mortgage Loan as of the Issue Date, minus 0.005% (which is the related servicing fee rate under the series 2005-C6 trust and servicing agreement),

        minus

        2. the sum of the related master servicing fee rate and the trustee fee rate under the series 2005-C7 pooling and servicing agreement;

     o  in the case of each underlying mortgage loan that accrues interest on an
        Actual/360 Basis (other than an Outside Serviced Trust Mortgage Loan), for any distribution date, an annual rate generally equal to--

        1. the product of (a) 12, times (b) a fraction, expressed as a percentage, the numerator of which, subject to adjustment as described below in this definition, is the total amount of interest that accrued or would have accrued, as applicable, with respect to that mortgage loan on an Actual/360 Basis during the related interest accrual period, based on its Stated Principal Balance immediately preceding the subject distribution date and its mortgage interest rate in effect as of the Issue Date, and the denominator of which is the Stated Principal Balance of that mortgage loan immediately prior to the subject distribution date,

        minus

        2. the related Administrative Cost Rate;

     o  in the case of each the 200 Park Avenue Mortgage Loan and the Courtyard by Marriott Portfolio Mortgage Loan (each of which accrues interest on an Actual/360 Basis), for any distribution date, an annual rate generally equal to--

        1. the product of (a) 12, times (b) a fraction, expressed as a percentage, the numerator of which, subject to adjustment as described below in this definition, is the total amount of interest that accrued or would have accrued, as applicable, with respect to that mortgage loan on an Actual/360 Basis during the related interest accrual period, based on its Stated Principal Balance immediately preceding the subject distribution date and an annual rate equal to
           (i) its mortgage interest rate in effect as of the Issue Date, minus
           (ii) the actual/360 equivalent of 0.0100% (which is the related servicing fee rate on a 30/360 Basis under the series 2005-C3 pooling and servicing agreement), and the denominator of which is the Stated
           Principal Balance of that mortgage loan immediately prior to the subject distribution date,

        minus

        2. the sum of the related master servicing fee rate and the trustee fee rate under the series 2005-C7 pooling and servicing agreement; and

     o  in the case of each of the Cherryvale Mall Non-Pooled Portion and the
        Cherryvale Mall Pooled Portion, for any distribution date, an annual rate equal to--

                                     S-294

        1. the mortgage interest rate in effect for the subject mortgage loan as of the date of initial issuance of the offered certificates, minus

        2. the Administrative Cost Rate for the subject mortgage loan.

     Notwithstanding the foregoing, if the subject distribution date occurs during January, except during a leap year, or February, then the amount of interest that comprises the numerator of the fraction described in clause 1(b)
of each of the third and fourth bullets of this definition will be decreased to reflect any interest reserve amount with respect to the subject mortgage loan that is transferred from the trustee's collection account to the trustee's interest reserve account during that month. Furthermore, if the subject distribution date occurs during March, then the amount of interest that comprises the numerator of the fraction described in clause 1(b) of each of the third and fourth bullets of this definition will be increased to reflect any interest reserve amount(s) with respect to the subject mortgage loan that are transferred from the trustee's interest reserve account to the trustee's collection account during that month.

     "NET OPERATING INCOME," "U/W NET OPERATING INCOME" and "U/W NOI" each means, for any mortgaged real property securing a mortgage loan in the trust, an amount generally equal to:

     o  the U/W Net Cash Flow for that mortgaged real property;

        plus

     o  underwritten replacement reserves and tenant improvements and leasing commissions.

     "NET TOTAL PRINCIPAL PAYMENT AMOUNT" means the Total Principal Payment
Amount, exclusive of the Class CM Principal Payment Amount, for any distribution date.

     "NON-TRUST LOAN" means any mortgage loan that is part of a Loan
Combination but is not included in the trust.

     "NON-TRUST LOAN NOTEHOLDER" means any holder of the promissory note evidencing a Non-Trust Loan.

     "NOTE A LOAN(S)" means, individually or collectively, the 200 Park Avenue
Note A Loans, the Courtyard by Marriott Portfolio Note A Loans, the 1166 Avenue
of Americas Mortgage Loan, the 1166 Avenue of the Americas Non-Trust Loan, the
Station Place I Note A Loans and each underlying mortgage loan that is part of an A/B Loan Combination.

     "NR" means not rated.

     "O(Z)" means, with respect to any Mortgage Loan, a period of z months during which prepayments of principal are permitted without the payment of any prepayment premium or yield maintenance charge and no defeasance can be required.

     "OCCUPANCY PERCENTAGE" or "OCCUPANCY RATE" means:

     o  in the case of multifamily rental properties and mobile home park properties, the percentage of rental units or pads, as applicable, that are rented as of the date of determination;

     o  in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain underlying mortgage loans, one or more of the additional lease-up assumptions described in the following paragraph);

     o  in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and

     o  in the case of self-storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented for the trailing 12-month period ending on the date of determination, depending on borrower reporting.

     In the case of some of the underlying mortgage loans, the calculation of
Occupancy Percentage and Occupancy Rate for the related mortgaged real property or properties was based on assumptions regarding projected occupancy, including one or more of the following:

     o  the assumption that a particular tenant at the subject mortgaged real property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date;

     o  the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject mortgaged real property or is out for signature will be executed and in place on a future date;

     o  the assumption that a portion of the currently vacant and unleased space at the subject mortgaged real property will be leased at current market rates and consistent with occupancy rates of comparable properties in the subject market;

                                     S-295

     o  assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject mortgaged real property; and

     o  certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus supplement.

     There is no assurance that the foregoing assumptions made with respect to any subject underlying mortgage loan will, in fact, be consistent with actual property performance.

     For more detailed information regarding Occupancy Percentages and
Occupancy Rates with respect to specific underlying mortgage loans and/or the related mortgaged real properties, you should review Annex A-1--Certain
Characteristics of Individual Underlying Mortgage Loans and the footnotes thereto.

     "ORIGINAL AMORTIZATION TERM" means, with respect to each mortgage loan in the trust, the number of months from origination to the month in which that mortgage loan would fully amortize in accordance with its amortization schedule, without regard to any balloon payment that may be due, and assuming no prepayments of principal and no defaults.

     "ORIGINAL INTEREST-ONLY PERIOD" means, with respect to any mortgage loan in the trust, the period, if any, following the related origination date during which scheduled payments of interest only are required.

     "ORIGINAL TERM TO MATURITY" means, with respect to each mortgage loan in the trust, the number of months from origination to maturity.

     "OUTSIDE SERVICED LOAN COMBINATION" has the meaning assigned to that term under "Servicing Under the Series 2005-C7 Pooling and Servicing
Agreement--General" in this prospectus supplement.

     "OUTSIDE SERVICED TRUST MORTGAGE LOAN" has the meaning assigned to that term under "Servicing Under the Series 2005-C7 Pooling and Servicing
Agreement--General" in this prospectus supplement.

     "P&I" means principal and/or interest.

     "PARI PASSU LOAN" means the 200 Park Avenue Note A Loans, the Courtyard by
Marriott Portfolio Note A Loans, the 1166 Avenue of the Americas Mortgage Loan,
the 1166 Avenue of the Americas Non-Trust Loan, the Station Place I Note A
Loans.

     "PARI PASSU NON-TRUST LOAN NOTEHOLDER" means the holder of the promissory note for a Pari Passu Non-Trust Loan.

     "PARI PASSU NON-TRUST LOAN" means any Non-Trust Loan that is a Pari Passu
Loan.

     "PARTY IN INTEREST" means any person that is a "party in interest" within the meaning of ERISA or a "disqualified person" within the meaning of the
Internal Revenue Code.

     "PERMITTED ENCUMBRANCES" means, with respect to any mortgaged real property securing a mortgage loan in the trust, any and all of the following:

      o liens for real estate taxes, water charges, sewer rents and assessments not yet due and payable,

     o  covenants, conditions and restrictions, rights of way, easements and other matters that are of public record or that are omitted as exceptions in the related lender's title insurance policy (or, if not yet issued, omitted as exceptions in a fully binding pro forma title policy or title policy commitment),

     o  the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related mortgaged real property,

     o  condominium declarations of record and identified in the related lender's title insurance policy (or, if not yet issued, identified in a pro forma title policy or title policy commitment), and

     o  if the subject loan is a cross-collateralized mortgage loan, the lien of the mortgage instrument for any other mortgage loan in the trust with which the subject mortgage loan is cross-collateralized.

     "PERMITTED INVESTMENTS" means U.S. government securities and other investment grade obligations specified in the series 2005-C7 pooling and servicing agreement.

     "PLAN" means any ERISA Plan or any other employee benefit or retirement plan, arrangement or account, including any individual retirement account or
Keogh plan, that is subject to section 4975 of the Internal Revenue Code.

                                     S-296

     "PLAN ASSET REGULATIONS" means the regulations of the U.S. Department of
Labor promulgated under ERISA.

     "PREPAYMENT INTEREST EXCESS" means, with respect to any full or partial prepayment of an underlying mortgage loan made by the related borrower or otherwise received in connection with a casualty or condemnation, during any collection period after the due date for that loan, the amount of any interest collected on that prepayment for the period from and after that due date to the date of prepayment, less the amount of related master servicing fees (and, in the case of an Outside Serviced Trust Mortgage Loan, servicing fees under the governing servicing agreement) payable from that interest collection, and exclusive of any Default Interest included in that interest collection.

     "PREPAYMENT INTEREST SHORTFALL" means, with respect to any full or partial prepayment of an underlying mortgage loan made by the related borrower or otherwise received in connection with a casualty or condemnation, during any collection period prior to the due date for that loan, the amount of any uncollected interest that would have accrued on that prepayment from the date of prepayment to but not including that due date, less the amount of related master servicing fees (and, in the case of an Outside Serviced Trust Mortgage
Loan, servicing fees under the governing servicing agreement) that would have been payable from that uncollected interest, and exclusive of any portion of that uncollected interest that would have represented Default Interest.

     "PTCE" means prohibited transaction class exemption.

     "PTE" means prohibited transaction exemption.

     "RATING AGENCY TRIGGER EVENT" has the meaning given to that term under
"Description of the Swap Agreement--The Swap Agreement" in this prospectus supplement.

     "REALIZED LOSSES" mean losses on or with respect to the underlying mortgage loans arising from the inability to collect all amounts due and owing under those mortgage loans, including by reason of the fraud or bankruptcy of a borrower or, to the extent not covered by insurance, a casualty of any nature at a mortgaged real property. We discuss the calculation of Realized Losses under "Description of the Offered Certificates--Reductions of Certificate
Principal Balances in Connection with Realized Losses and Additional Trust Fund
Expenses" in this prospectus supplement.

     "RECKSON PORTFOLIO I BORROWER" means the borrower under the Reckson
Portfolio I Mortgage Loan.

     "RECKSON PORTFOLIO I CORE PROPERTY" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Reckson Portfolio I Mortgage Loan--The Mortgage Loan" in this prospectus supplement.

     "RECKSON PORTFOLIO I LOAN COMBINATION" means, together, the Reckson
Portfolio I Mortgage Loan and the Reckson Portfolio I Portfolio Non-Trust Loan.

     "RECKSON PORTFOLIO I MORTGAGE LOAN" means the underlying mortgage loan secured by the Reckson Portfolio I Portfolio Mortgaged Properties.

     "RECKSON PORTFOLIO I MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Reckson Portfolio I.

     "RECKSON PORTFOLIO I NON-CORE PROPERTY" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Reckson Portfolio I Mortgage Loan--The Mortgage Loan" in this prospectus supplement.

     "RECKSON PORTFOLIO I NON-TRUST LOAN" means the Non-Trust Loan secured by the Reckson Portfolio I Mortgaged Properties that is, in general, subordinate in right of payment to the Reckson Portfolio I Portfolio Mortgage Loan.

     "RECKSON PORTFOLIO I NON-TRUST LOAN NOTEHOLDER" means the holder of the promissory note for the Reckson Portfolio I Portfolio Non-Trust Loan.

     "RECOVERED AMOUNT" has the meaning assigned to that term in the definition of "Total Principal Payment Amount" below in this glossary.

     "RELEVANT IMPLEMENTATION DATE" has the meaning assigned to that term under
"Method of Distribution" in this prospectus supplement.

     "RELEVANT MEMBER STATE" has the meaning assigned to that term under
"Method of Distribution" in this prospectus supplement.

                                     S-297

     "REMAINING AMORTIZATION TERM" means, with respect to each mortgage loan in the trust, the number of months remaining from the cut-off date to the month in which that mortgage loan would fully amortize in accordance with its amortization schedule, without regard to any balloon payment that may be due and assuming no prepayments of principal and no defaults.

     "REMAINING INTEREST-ONLY PERIOD" means, with respect to any mortgage loan in the trust, the period, if any, following the cut-off date during which scheduled payments of interest only are required.

     "REMAINING TERM TO MATURITY" means, with respect to each mortgage loan in the trust, the number of months remaining to maturity.

     "REMIC" means a real estate mortgage investment conduit as defined in section 860D of the Internal Revenue Code.

     "REO PROPERTY" means any mortgaged real property or interest therein that is acquired by or on behalf of the trust through foreclosure, deed-in-lieu of foreclosure or otherwise following a default on the corresponding underlying mortgage loan.

     "REPLACEMENT RESERVE" means, with respect to any mortgage loan in the trust, funded reserves escrowed for ongoing items such as repairs and replacements, including, in the case of hospitality properties, reserves for furniture, fixtures and equipment. In some cases, however, the reserve will be subject to a maximum amount, and once that maximum amount is reached, the reserve will not thereafter be funded, except to the extent it is drawn upon.

     "RESTRICTED GROUP" means, collectively--

     1.  the trustee,

     2.  the Exemption-Favored Parties,

     3.  us,

     4.  the master servicer,

     5.  the special servicer,

     6.  any sub-servicers,

     7.  any party having servicing responsibilities with respect to an Outside
         Serviced Trust Mortgage Loan or any related REO Property;

     8.  the mortgage loan sellers,

     9.  the swap counterparty,

     10. each borrower, if any, with respect to mortgage loans constituting more than 5.0% of the total unamortized principal balance of the mortgage pool as of the Issue Date, and

     11. any and all affiliates of any of the aforementioned persons.

     "REVPAR" means, with respect to any hospitality property, revenues per available room.

     "S&P" means Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc.

     "SEC" means the Securities and Exchange Commission.

     "SENIOR NON-TRUST LOAN COMPONENT" means the 200 Park Avenue Note A1 Senior
Non-Trust Loan Component, the Courtyard by Marriott Portfolio Note A1 Senior
Non-Trust Loan Component or any 1166 Avenue of the Americas Senior Non-Trust
Loan Component.

     "SERIES 2005-C3 SECURITIZATION" means the securitization that includes the
200 Park Avenue Note A1 Non-Trust Loan and the Courtyard by Marriott Portfolio
Note A1 Non-Trust Loan, and in connection with which the LB-UBS Commercial
Mortgage Trust 2005-C3, Commercial Mortgage Pass-Through Certificates, Series
2005-C3, were issued.

     "SERIES 2005-C6 SECURITIZATION" means the securitization that includes the
1166 Avenue of the Americas Non-Trust Loan, and in connection with which the
1166 Avenue of the Americas Commercial Mortgage Trust II, Commercial Mortgage
Pass-Through Certificates, Series 2005-C6, were issued.

     "SERVICED LOAN COMBINATION" has the meaning assigned to that term under
"Servicing Under the Series 2005-C7 Pooling and Servicing Agreement--General"
in this prospectus supplement.

                                     S-298

     "SERVICED NON-TRUST LOAN" has the meaning assigned to that term under
"Servicing Under the Series 2005-C7 Pooling and Servicing Agreement--General"
in this prospectus supplement.

     "SERVICED NON-TRUST LOAN NOTEHOLDER" has the meaning assigned to that term under "Servicing Under the Series 2005-C7 Pooling and Servicing
Agreement--General" in this prospectus supplement.

     "SERVICING FILE" means, in general, with respect to each underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan), to the extent obtained in connection with such underlying mortgage loan, the following documents: copies of any final appraisal, final survey, final engineering report, final environmental report, opinion letters of counsel to a related borrower delivered in connection with the closing of that mortgage loan, escrow agreements, reserve agreements, organizational documentation for the related borrower, the related guarantor or the related indemnitor (if the related guarantor or indemnitor is an entity), insurance certificates or insurance review reports, leases for tenants representing 10% or more of the annual income with respect to the related mortgaged real property, final seismic report and property management agreements, rent roll, property operating statement and financial statements for the related guarantor or indemnitor, cash management or lockbox agreement and zoning letters or zoning reports.

     "SERVICING STANDARD" means, with respect to either the master servicer or the special servicer, to service and administer, for the benefit of the series
2005-C7 certificateholders (or, with respect to a Serviced Loan Combination, for the benefit of the series 2005-C7 certificateholders and the related
Serviced Non-Trust Loan Noteholder(s)), those mortgage loans and any REO
Properties that such party is obligated to service and administer under the series 2005-C7 pooling and servicing agreement:

     o  in accordance with the higher of the following standards of care--

        1. the same manner in which, and with the same care, skill, prudence and diligence with which, the master servicer or the special servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable foreclosure properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and foreclosure properties, and

        2. the same manner in which, and with the same care, skill, prudence and diligence with which, the master servicer or special servicer, as the case may be, services and administers comparable mortgage loans and foreclosure properties owned by the master servicer or special servicer, as the case may be,

in either case exercising reasonable business judgment and acting in accordance with applicable law, the terms of the series 2005-C7 pooling and servicing agreement and the terms of the respective subject mortgage loans and any applicable co-lender, intercreditor and/or similar agreements;

     o  with a view to--

        1. the timely recovery of all payments of principal and interest, including balloon payments, under those mortgage loans, or

        2. in the case of (a) a specially serviced mortgage loan or (b) a mortgage loan as to which the related mortgaged real property has become an REO Property, the maximization of recovery on that mortgage loan to the series 2005-C7 certificateholders (as a collective whole)
           (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on the subject Loan Combination to the series 2005-C7 certificateholders and the related Serviced Non-Trust
           Loan Noteholder(s) (as a collective whole)) of principal and interest, including balloon payments, on a present value basis; and

     o  without regard to--

        1. any relationship, including as lender on any other debt (including mezzanine debt or a Non-Trust Loan), that the master servicer or the special servicer, as the case may be, or any affiliate thereof, may have with any of the underlying borrowers, or any affiliate thereof, or any other party to the series 2005-C7 pooling and servicing agreement,

        2. the ownership by the master servicer or the special servicer, as the case may be, or any affiliate thereof of any series 2005-C7 certificate or any interest in a Non-Trust Loan,

        3. the obligation of the master servicer or the special servicer, as the case may be, to make advances,

        4. the right of the master servicer or the special servicer, as the case may be, or any affiliate of either of them, to receive compensation or reimbursement of costs under the series 2005-C7 pooling and servicing agreement generally or with respect to any particular transaction, and

                                     S-299

        5. the ownership, servicing or management for others of any mortgage loan or real property not subject to the series 2005-C7 pooling and servicing agreement by the master servicer or the special servicer, as the case may be, or any affiliate thereof.

     With respect to the 200 Park Avenue Mortgage Loan and the Courtyard by
Marriott Portfolio Mortgage Loan, which are being serviced under the series
2005-C3 pooling and servicing agreement, the governing servicing agreement provides for a servicing standard which is similar, but may not be identical, to the foregoing. For a discussion of the servicing standard with respect to the 1166 Avenue of the Americas Mortgage Loan, see "Servicing of the 1166
Avenue of the Americas Loan Combination--The series 2005-C6 Servicing Standard"
in this prospectus supplement.

     "SERVICING TRANSFER EVENT" means, with respect to any mortgage loan being serviced under the series 2005-C7 pooling and servicing agreement, any of the following events:

     1. the related borrower (or any related guarantor) fails to make when due any scheduled debt service payment, including a balloon payment, and the failure actually continues, or the master servicer determines that it will continue, or the special servicer (with the consent of the series
        2005-C7 controlling class representative) determines that it will continue, unremedied (without regard to any grace period)--

        (a)     except in the case of a delinquent balloon payment, for 60 days beyond the date the subject payment was due, or

        (b)     solely in the case of a delinquent balloon payment, for one business day after the subject balloon payment was due or, in certain circumstances involving the delivery of a refinancing commitment prior to the related maturity date, for 30 days beyond the date on which that balloon payment was due (or for such shorter period ending on the date on which it is
                determined that the refinancing could not reasonably be
                expected to occur);

     2. a default (other than as described in clause 1. of this definition, and other than as a result of a failure by the borrower to maintain all-risk casualty insurance or other insurance with respect to a mortgaged real property that covers acts of terrorism provided that the special servicer has determined that such insurance (a) is not available at commercially reasonable rates and such hazards are not commonly insured against at the time for properties similar to the subject mortgaged real property and located in and around the region in which the subject mortgaged real property is located or (b) is not available at any rate)
        occurs under the mortgage loan that the master servicer or the special servicer has determined, in accordance with the Servicing Standard, materially impairs the value of the corresponding mortgaged real property as security for the mortgage loan or otherwise materially adversely affects the interests of series 2005-C7 certificateholders or, in the case of a Serviced Non-Trust Loan, the interests of the related
        Serviced Non-Trust Loan Noteholder, and the default continues unremedied for either (i) one business day (but only if the subject default gives rise to immediate acceleration without application of a cure period under the terms of the mortgage loan) or (ii) otherwise, the greater of
        (A) the applicable cure period under the terms of the mortgage loan and
        (B) 30 days; provided that any default requiring a servicing advance will be deemed to materially and adversely affect the interests of the series 2005-C7 certificateholders or, in the case of a Serviced
        Non-Trust Loan, the interests of the related Serviced Non-Trust Loan
        Noteholder;

     3. the master servicer determines, or the special servicer (with the consent of the series 2005-C7 controlling class representative)
        determines, in each case in accordance with the Servicing Standard, that
        (a) a default in the making of a monthly debt service payment, including a balloon payment, is likely to occur and the default is likely to remain unremedied (without regard to any grace period) for at least the applicable period contemplated in clause 1. of this definition or (b) a default (other than as described in clause 1. of this definition, and other than as a result of a failure by the borrower to maintain all-risk casualty insurance or other insurance with respect to a mortgaged real property that covers acts of terrorism provided that the special servicer has determined that such insurance (i) is not available at commercially reasonable rates and such hazards are not commonly insured against at the time for properties similar to the subject mortgaged real property and located in and around the region in which the subject mortgaged real property is located or (ii) is not available at any rate)
        is likely to occur under the mortgage loan that will materially impair the value of the corresponding mortgaged real property as security for the mortgage loan or otherwise materially adversely affect the interests of series 2005-C7 certificateholders or, in the case of a Serviced
        Non-Trust Loan, the interests of the related Serviced Non-Trust Loan
        Noteholder and the default is likely to remain unremedied for at least the applicable period contemplated in clause 2. of this definition;

     4. various events of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings occur with respect to the related borrower or the corresponding mortgaged real property, or the related borrower takes various actions indicating its bankruptcy, insolvency or inability to pay its obligations; or

                                     S-300

     5. the master servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding mortgaged real property.

     A Servicing Transfer Event will cease to exist, if and when:

     o  with respect to the circumstances described in clause 1. of this definition, the related borrower makes three consecutive full and timely monthly debt service payments under the terms of the mortgage loan, as those terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the master servicer or the special servicer;

     o  with respect to the circumstances described in clause 2. of this definition, the default is cured in the judgment of the special servicer;

     o  with respect to the circumstances described in clauses 3. and 4. of this definition, those circumstances cease to exist in the judgment of the special servicer, but, with respect to any bankruptcy or insolvency proceedings contemplated by clause 4., no later than the entry of an order or decree dismissing the proceeding; and

     o  with respect to the circumstances described in clause 5. of this definition, the proceedings are terminated.

     If a Servicing Transfer Event exists with respect to one mortgage loan in a Serviced Loan Combination, it will also be considered to exist for the other mortgage loans in that Loan Combination provided that, if a Serviced Non-Trust
Loan Noteholder prevents the occurrence of a Servicing Transfer Event with respect to the related mortgage loan in the trust through the exercise of cure rights as set forth in the related Co-Lender Agreement, then the existence of such Servicing Transfer Event with respect to the related Serviced Non-Trust
Loan will not, in and of itself, result in the existence of a Servicing
Transfer Event with respect to the related mortgage loan in the trust, or the transfer to special servicing of the applicable Loan Combination, unless a separate Servicing Transfer Event has occurred with respect thereto.

     The 200 Park Avenue Mortgage Loan and the Courtyard by Marriott Portfolio
Mortgage Loan are not being serviced under the series 2005-C7 pooling and servicing agreement, and the servicing transfer events or the equivalent with respect thereto under the series 2005-C3 pooling and servicing agreement (which governs the servicing of the 200 Park Avenue Loan Combination and the Courtyard
by Marriott Portfolio Loan Combination) will be similar, but may not be identical, to the foregoing, including with respect to the provisions described in the preceding paragraph relating to limited automatic servicing transfer events with respect to all of the mortgage loans comprising a Loan Combination.
If a Non-Trust Loan Noteholder prevents the occurrence of a servicing transfer event with respect to the 200 Park Avenue Mortgage Loan or the Courtyard by
Marriott Portfolio Mortgage Loan through the exercise of cure rights as set forth in the related Co-Lender Agreement or the series 2005-C3 pooling and servicing agreement, then the existence of such servicing transfer event with respect to such Non-Trust Loan will not, in and of itself, result in the existence of a servicing transfer event with respect to the subject underlying mortgage loan or the transfer to special servicing of the subject Outside
Serviced Loan Combination, unless a separate servicing transfer event has occurred with respect thereto.

     Furthermore, the 1166 Avenue of the Americas Mortgage Loan are not being serviced under the series 2005-C7 pooling and servicing agreement, and the servicing transfer events or the equivalent with respect thereto under the series 2005-C6 trust and servicing agreement are described under "Servicing of the 1166 Avenue of the Americas Loan Combination--Specially Serviced Mortgage
Loan Under the Series 2005-C6 Trust and Servicing Agreement" in this prospectus supplement.

     "SETH PORTFOLIO -- BAYOU PARK APARTMENTS BORROWER" means the borrower under the Seth Portfolio--Bayou Park Apartments Mortgage Loan, as identified under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Seth Portfolio Mortgage Loans--The Borrowers and Sponsors" in this prospectus supplement.

     "SETH PORTFOLIO -- BAYOU PARK APARTMENTS MORTGAGE LOAN" means the underlying mortgage loan secured by the Seth Portfolio--Bayou Park Apartments
Mortgaged Property.

     "SETH PORTFOLIO -- BAYOU PARK APARTMENTS MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Seth Portfolio--Bayou Park Apartments.

     "SETH PORTFOLIO -- SANDSTONE APARTMENTS BORROWER" means the borrower under the Seth Portfolio--Sandstone Apartments Mortgage Loan, as identified under
"Description of the Mortgage Pool--Significant Underlying Mortgage Loans--The
Seth Portfolio Mortgage Loans--The Borrowers and Sponsors" in this prospectus supplement.

     "SETH PORTFOLIO -- SANDSTONE APARTMENTS MORTGAGE LOAN" means the underlying mortgage loan secured by the Seth Portfolio--Sandstone Apartments
Mortgaged Property.

                                     S-301

     "SETH PORTFOLIO -- SANDSTONE APARTMENTS MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Seth Portfolio--Sandstone Apartments.

     "SETH PORTFOLIO BORROWER" means, together, the Seth Portfolio--Bayou Park
Apartments Borrower and the Seth Portfolio--Sandstone Apartments Borrower, as
identified under "Description of the Mortgage Pool--Significant Underlying
Mortgage Loans--The Seth Portfolio Mortgage Loans--The Borrowers and Sponsors"
in this prospectus supplement.

     "SETH PORTFOLIO INTERCREDITOR AGREEMENT" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Seth Portfolio Mortgage Loan--Mezzanine Financing" in this prospectus supplement.

     "SETH PORTFOLIO MEZZANINE BORROWER" means the borrower under the Seth
Portfolio Mezzanine Loan, as identified under "Description of the Mortgage
Pool--Significant Underlying Mortgage Loans--The Seth Portfolio Mortgage Loan--
Mezzanine Financing" in this prospectus supplement.

     "SETH PORTFOLIO MEZZANINE COLLATERAL" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Seth Portfolio Mortgage Loan--Mezzanine Financing" in this prospectus supplement.

     "SETH PORTFOLIO MEZZANINE LENDER" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Seth Portfolio Mortgage Loan--Mezzanine Financing" in this prospectus supplement.

     "SETH PORTFOLIO MEZZANINE LOAN" has the meaning assigned to that term under "Description of the Mortgage Pool--Significant Underlying Mortgage
Loans--The Seth Portfolio Mortgage Loan--Mezzanine Financing" in this prospectus supplement.

     "SETH PORTFOLIO MORTGAGE LOANS" means, together, the Seth Portfolio--Bayou
Park Apartments Mortgage Loan and the Seth Portfolio--Sandstone Apartments
Mortgage Loan.

     "SETH PORTFOLIO MORTGAGED PROPERTIES" means, together, the Seth
Portfolio--Bayou Park Apartments Mortgaged Property and the Seth
Portfolio--Sandstone Apartments Mortgaged Property.

     "SF" means square feet.

     "SHADOW" means, with respect to any mortgaged real property used for retail purposes, a store or other business that materially affects the draw of customers to that property, but which may be located at a nearby property or on a portion of that property that does not constitute security for the related mortgage loan in the trust.

     "SHADOW RATING" means that it has been confirmed to us by S&P and Fitch that the subject underlying mortgage loan has, in the context of its inclusion in the trust, credit characteristics consistent with the specified ratings.

     "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984, as
amended.

     "STANDARD AVAILABLE P&I FUNDS" means the total amount available to make payments of interest and principal on the series 2005-C7 certificates
(exclusive of the class A-MFL certificates and the Class CM Principal Balance
Certificates) and the class A-MFL REMIC III regular interest on each distribution date. The Available P&I Funds are more particularly described under "Description of the Offered Certificates--Collection
Account--Withdrawals" in this prospectus supplement.

     "STATED PRINCIPAL BALANCE" means, for each mortgage loan in the trust, an amount that:

     o  will initially equal its cut-off date principal balance; and

     o  will be permanently reduced on each distribution date, to not less than zero, by--

        1. that portion, if any, of the Total Principal Payment Amount for that distribution date that is attributable to that mortgage loan (without regard to any reduction in, or addition to, that Total Principal
           Payment Amount contemplated by the second paragraph and/or third paragraph of the definition of "Total Principal Payment Amount" below in this glossary), and

        2. the principal portion of any Realized Loss incurred with respect to that mortgage loan during the related collection period in connection with a final liquidation or a forgiveness of debt.

     However, the "Stated Principal Balance" of an underlying mortgage loan will, in all cases, be zero as of the first distribution date following the end of the collection period in which it is determined that all amounts ultimately collectable with respect to the mortgage loan or any related REO Property have been received.

                                     S-302

     In the case of the Cherryvale Mall Mortgage Loan, the related Stated
Principal Balance is intended to reflect both the Cherryvale Mall Pooled
Portion and the Cherryvale Mall Non-Pooled Portion.

     "STATION PLACE I CO-LENDER AGREEMENT" means that certain Co-Lender
Agreement dated as of a date in November 2005, between the initial holder of the promissory note for the Station Place I Mortgage Loan and the Station Place
I Non-Pooled Trust Loan Noteholders.

     "STATION PLACE I LOAN COMBINATION" means, together, the Station Place I
Mortgage Loan, the Station Place I Note A2 Non-Trust Loan and the Station Place
I Non-Pooled Note B Trust Loan.

     "STATION PLACE I MORTGAGE LOAN" means the underlying mortgage loan secured by the Station Place I Mortgaged Property.

     "STATION PLACE I MORTGAGED PROPERTY" means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Station Place I.

     "STATION PLACE I NON-POOLED NOTE B TRUST LOAN" means the mortgage loan secured by the Station Place I Mortgaged Properties and evidenced by promissory note B, which mortgage loan is, in general, subordinate in right of payment to the Station Place I Note A Loans.

     "STATION PLACE I NON-POOLED NOTE B TRUST LOAN NOTEHOLDER" means the holder of the promissory note for the Station Place I Non-Pooled Note B Trust Loan.

     "STATION PLACE I NOTE A LOANS" means, together, the Station Place I
Mortgage Loan and the Station Place I Note A2 Non-Trust Loan.

     "STATION PLACE I NOTE A2 NON-TRUST LOAN" means the Non-Trust Loan secured by the Station Place I Mortgaged Properties that is, at all times, pari passu in right of payment with the Station Place I Mortgage Loan, and, in general, senior in right of payment to the Station Place I Non-Pooled Note B Trust Loan.

     "STATION PLACE I PARI PASSU NON-TRUST LOAN" means the Station Place I
Portfolio Note A2 Non-Trust Loan.

     "SUBORDINATE NON-TRUST LOAN" means, individually or collectively, as the context may require, the Courtyard by Marriott Portfolio Note B Non-Trust Loan
and the Non-Trust Loan comprising each A/B Loan Combination, as applicable.

     "SUBORDINATE NON-TRUST LOAN NOTEHOLDER" means the holder of the promissory note evidencing a Subordinate Non-Trust Loan.

     "SWAP DEFAULT" has the meaning given to that term under "Description of the Swap Agreement--The Swap Agreement" in this prospectus supplement.

     "SWAP PAYMENT DEFAULT" has the meaning given to that term under
"Description of the Swap Agreement--The Swap Agreement" in this prospectus supplement.

     "SWAP PREMIUM" has the meaning given to that term under "U.S. Federal
Income Tax Consequences--The Class A-MFL Certificates" in this prospectus supplement.

     "TI/LC" means tenant improvements and leasing commissions. In certain cases, however, the reserve will be subject to a maximum amount, and once that maximum amount is reached, the reserve will not thereafter be funded, except to the extent it is drawn upon. With respect to each Outside Serviced Trust
Mortgage Loan, any of the foregoing reserves are collected and held by a servicer under the applicable governing servicing agreement.

     "TI/LC RESERVE" means, with respect to any mortgage loan in the trust, funded reserves escrowed for tenant improvement allowances and leasing commissions. In certain cases, however, the reserve will be subject to a maximum amount, and once that maximum amount is reached, the reserve will not thereafter be funded, except to the extent it is drawn upon. With respect to each Outside Serviced Trust Mortgage Loan, the foregoing reserves are collected and held by a servicer under the applicable governing servicing agreement.

     "TOTAL PRINCIPAL PAYMENT AMOUNT" means, for any distribution date, an amount equal to the total, without duplication, of the following:

     o  all payments of principal, including voluntary principal prepayments, received by or on behalf of the trust on the underlying mortgage loans during the related collection period, in each case exclusive of any portion of the particular payment that represents a late collection of principal for which an advance was previously made for a prior distribution date or that represents a monthly payment of principal due on or before the cut-off date or on a due date subsequent to the end of the related collection period;

                                     S-303

     o  all monthly payments of principal received by or on behalf of the trust on the underlying mortgage loans prior to, but that are due during, the related collection period;

     o  all other collections, including Liquidation Proceeds, Condemnation
        Proceeds and Insurance Proceeds, that were received by or on behalf of the trust on or with respect to any of the underlying mortgage loans or any related REO Properties during the related collection period and that were identified and applied by the master servicer as recoveries of principal of the subject underlying mortgage loan or, in the case of an
        REO Property, of the related underlying mortgage loan, in each case exclusive of any portion of the particular collection that represents a late collection of principal due on or before the cut-off date or for which an advance of principal was previously made for a prior distribution date; and

     o  all advances of principal made with respect to the underlying mortgage loans for that distribution date.

     Notwithstanding the foregoing, if the master servicer, the special servicer, the trustee or the fiscal agent reimburses itself out of general collections on the mortgage pool for any advance that it has determined is not recoverable out of collections on the related mortgage loan (together with accrued interest thereon), then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2005-C7 principal balance certificates
(exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest (with a corresponding reduction in the applicable Total
Principal Payment Amount), prior to being deemed reimbursed out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series 2005-C7 certificates (exclusive of the class A-MFL certificates) and the class A-MFL REMIC III regular interest. In addition, if payments and other collections of principal on the mortgage pool are applied to reimburse, or pay interest on, any advance that is determined to be nonrecoverable from collections on the related underlying mortgage loan, as described in the prior sentence, then that advance will be reimbursed, and/or interest thereon will be paid, first out of payments or other collections of principal on the loan group that includes the subject underlying mortgage loan as to which the advance was made, and prior to using payments or other collections of principal on the other loan group. As a result, the Total
Principal Payment Amount for the corresponding distribution date would be reduced, to not less than zero, by the amount of any such reimbursement.

     If any advance is considered to be nonrecoverable from collections on the related underlying mortgage loan and is, therefore, reimbursed out of payments and other collections of principal with respect to the entire mortgage pool as described in the preceding paragraph, and if there is a subsequent recovery of that item, the amount of that recovered item (a "Recovered Amount") would generally be included as part of the Total Principal Payment Amount for the distribution date following the collection period in which that recovered item was received. In addition, if and to the extent that any advance is determined to be nonrecoverable from collections on the related underlying mortgage loan and, therefore, interest on such advance is paid out of general principal collections on the mortgage pool, and if interest on such advance is subsequently reimbursed to the trust out of Default Interest, late payment charges or any other amounts collected on the underlying mortgage loan as to which such advance was made, then an amount equal to that portion of such
Default Interest, late payment charge or other amount that was applied to reimburse the trust for interest on such advance (also, a "Recovered Amount")
would generally be included as part of the Total Principal Payment Amount for the distribution date following the collection period in which that Default
Interest, late payment charge or other amount was received. For purposes of determining the respective portions of the Total Principal Payment Amount attributable to each loan group, those Recovered Amounts will be deemed allocated to offset the corresponding prior reductions in amounts attributable to each loan group in reverse order to that set forth in the next to last sentence of the prior paragraph.

     The Total Principal Payment Amount will not include any payments or other collections of principal with respect to any Serviced Non-Trust Loan.

     "TRIA" means the Terrorism Risk Insurance Act of 2002 as the same may be amended from time to time.

     "UBS MORTGAGE LOAN" means each mortgage loan that was acquired by us from the UBS Mortgage Loan Seller for inclusion in the trust.

     "UBS MORTGAGE LOAN SELLER" means UBS Real Estate Investments Inc.

     "UNDERWRITER EXEMPTION" means Prohibited Transaction Exemption 91-14, as amended to date, including by Prohibited Transaction Exemption 2000-58 and
Prohibited Transaction Exemption 2002-41, as described under "ERISA
Considerations" in this prospectus supplement.

     "UNDERWRITING RESERVES" means, with respect to any mortgage loan in the trust, estimated annual capital costs, as used by the related originator in determining Net Cash Flow.

                                     S-304

     "UNDERWRITTEN DEBT SERVICE COVERAGE RATIO," "DSCR NET CASH FLOW" and "U/W
NCF DSCR" each means, with respect to any mortgage loan in the trust (except as otherwise described below), the ratio of--

     o  the Net Cash Flow for the related mortgaged real property or properties
        (without regard to any mortgaged real property or properties that are collateral for the subject underlying mortgage loan solely by reason of cross-collateralization with another mortgage loan), to

     o  twelve times the amount of monthly debt service that will be payable under the subject mortgage loan commencing on the first due date after the cut-off date or, if the subject mortgage loan is currently in an initial interest-only period, on the first due date after the commencement of the scheduled amortization.

     Notwithstanding the foregoing, the calculation of Underwritten Debt
Service Coverage Ratio for the following mortgage loans that we intend to include in the trust will take into account the adjustments described below:

     o  in the case of the Cherryvale Mall Mortgage Loan, unless the context clearly indicates otherwise, the amount described in the second bullet of the preceding paragraph is exclusive of the portion of those monthly debt service payments attributable to the Cherryvale Mall Non-Pooled
        Portion;

     o  in the case of the Station Place I Mortgage Loan, unless the context clearly indicates otherwise, the amount described in the second bullet of the preceding paragraph is based upon the monthly debt service payments for the entire Station Place I Loan Combination, exclusive of the portion of those payments attributable to the Station Place I
        Non-Pooled Note B Loan;

     o  with respect to each of the Outside Serviced Trust Mortgage Loans, unless the context clearly indicates otherwise, the amount described in the second bullet of the preceding paragraph is based on the monthly debt service payments for all of the Pari Passu Loans in the subject
        Outside Serviced Loan Combination, excluding, if applicable, any related
        Junior Non-Trust Loan Component (see "Description of the Mortgage
        Pool--Loan Combinations" in this prospectus supplement); and

     o  in the case of any mortgage loan that provides for payments of interest only until the related stated maturity date, the amount described in the second bullet of the preceding paragraph is based upon the actual interest-only payments (calculated in accordance with the related loan documents) due with respect to the subject mortgage loan (or, in the case of an Outside Serviced Trust Mortgage Loan, with respect to all of the Pari Passu Loans in the subject Outside Serviced Loan Combination, excluding, if applicable, any related Junior Non-Trust Loan Component)
        during the 12-month period following the cut-off date.

     Unless the context clearly indicates otherwise, the Underwritten Debt
Service Coverage Ratio for an underlying mortgage loan that is part of a Loan
Combination does not take into account any related Subordinate Non-Trust Loan.

     In the case of some of the underlying mortgage loans, the calculation of
Underwritten Debt Service Coverage Ratio, DSCR Net Cash Flow and U/W NCF DSCR
for the related mortgaged real property or properties was based on assumptions regarding projected rental income, annual net cash flow and/or occupancy, including one or more of the following:

     o  the assumption that a particular tenant at the subject mortgaged real property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date;

     o  the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject mortgaged real property or is out for signature will be executed and in place on a future date;

     o  the assumption that a portion of the currently vacant and unleased space at the subject mortgaged real property will be leased at current market rates and consistent with occupancy rates of comparable properties in the subject market;

     o  the assumption that certain rental income that is to be payable commencing on a future date under a signed lease but where the subject tenant is in an initial rent abatement or free rent period or has not yet taken occupancy will be paid commencing on such future date;

     o  assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject mortgaged real property;

     o  certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus supplement; and

                                     S-305

     o  certain other assumptions regarding the payment of rent not currently being paid.

     There is no assurance that the foregoing assumptions made with respect to any subject underlying mortgage loan will, in fact, be consistent with actual property performance and, in such event, actual annual net cash flow for a mortgaged property may be less than the underwritten annual net cash flow presented with respect to that property in this prospectus supplement.

     For more detailed information regarding the Underwritten Debt Service
Coverage Ratio, DSCR Net Cash Flow and U/W NCF DSCR with respect to specific underlying mortgage loans and/or the related mortgaged real properties, you should review Annex A-1--Certain Characteristics of Individual Underlying
Mortgage Loans and the footnotes thereto.

     "UNITED STATES PERSON" means--

     o  a citizen or resident of the United States,

     o  a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any state or the District of
        Columbia;

     o  an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

     o  a trust as to which--

        1. a court in the United States is able to exercise primary supervision over the administration of the trust, and

        2. one or more United States persons have the authority to control all substantial decisions of the trust.

     In addition, to the extent provided in the Treasury Regulations, a trust will be a United States person if it was in existence on August 20, 1996 and it elected to be treated as a United States person.

     "U/W NCF" has the same meaning as Net Cash Flow.

     "U/W NCF DSCR" has the same meaning as Underwritten Debt Service Coverage
Ratio.

     "U/W NET CASH FLOW" has the same meaning as Net Cash Flow.

     "U/W NET OPERATING INCOME" has the same meaning as Net Operating Income.

     "U/W NOI" has the same meaning as Net Operating Income.

     "WACHOVIA" means Wachovia Bank, National Association.

     "WEIGHTED AVERAGE POOL PASS-THROUGH RATE" means, for each interest accrual period, the weighted average of the respective Net Mortgage Pass-Through Rates for all of the underlying mortgage loans (or, in the case of the Cherryvale
Mall Mortgage Loan, for the Cherryvale Mall Pooled Portion) for the related distribution date, weighted on the basis of those mortgage loans' respective
Stated Principal Balances (or, in the case of the Cherryvale Mall Mortgage
Loan, the Allocated Principal Balance of the Cherryvale Mall Pooled Portion)
immediately prior to the related distribution date.

     "YEAR BUILT" means the year that a mortgaged real property was originally constructed. With respect to any mortgaged real property that was constructed in phases, "Year Built" refers to the year that the first phase was originally constructed.

     "YEAR RENOVATED" means the year that a mortgaged real property was most recently renovated in a substantial manner.

     "YM(Y)" means, with respect to any mortgage loan in the trust, a period of
y months during which prepayments of principal are permitted, but must be accompanied by a yield maintenance charge calculated pursuant to a yield maintenance formula.

     "YM(X)% (Y)" means, with respect to any mortgage loan in the trust, a period of y months during which prepayments of principal are permitted, but must be accompanied by a yield maintenance charge equal to the greater of an amount calculated pursuant to a yield maintenance formula and x% of the principal amount prepaid.

                                     S-306

                                   ANNEX A-1

        CERTAIN CHARACTERISTICS OF INDIVIDUAL UNDERLYING MORTGAGE LOANS

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                      [THIS PAGE INTENTIONALLY LEFT BLANK]

LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

ITALICS Indicate Loans Secured by Multiple Properties

CONTROL  FOOTNOTE  GROUP
  NO.       NO.     NO.              PROPERTY NAME                                            ADDRESS
-----------------------------------------------------------------------------------------------------------------------------------

   1        (1)      1    200 Park Avenue                                           200 Park Avenue
   2        (2)      1    99 High Street                                            99 High Street
   3        (3)      1    Courtyard By Marriott Portfolio                           Various
  3A1                1    Courtyard by Marriott Poughkeepsie                        2641 South Road
  3A2                1    Courtyard by Marriott Lincroft - Red Bank                 245 Half Mile Road
-----------------------------------------------------------------------------------------------------------------------------------
  3A3                1    Courtyard by Marriott Norwalk                             474 Main Avenue
  3A4                1    Courtyard by Marriott Rye                                 631 Midland Avenue
  3A5                1    Courtyard by Marriott Annapolis                           2559 Riva Road
  3A6                1    Courtyard by Marriott St. Louis - Creve Coeur             828 N. New Ballas Road
  3A7                1    Courtyard by Marriott Birmingham - Homewood               500 Shades Creek Parkway
-----------------------------------------------------------------------------------------------------------------------------------
  3A8                1    Courtyard by Marriott Silver Spring                       12521 Prosperity Drive
  3A9                1    Courtyard by Marriott Boulder                             4710 Pearl East Circle
 3A10                1    Courtyard by Marriott Tampa - Westshore                   3805 West Cypress Street
 3A11                1    Courtyard by Marriott Chicago - Lincolnshire              505 Milwaukee Avenue
 3A12                1    Courtyard by Marriott Philadelphia - Devon                762 W. Lancaster Avenue
-----------------------------------------------------------------------------------------------------------------------------------
 3A13                1    Courtyard by Marriott Marin - Larkspur                    2500 Larkspur Landing Circle
 3A14                1    Courtyard by Marriott San Francisco - Foster City         550 Shell Boulevard
 3A15                1    Courtyard by Marriott St. Petersburg                      3131 Executive Drive
 3A16                1    Courtyard by Marriott Oakbrook Terrace                    6 Trans Am Plaza Drive
 3A17                1    Courtyard by Marriott Detroit - Livonia                   17200 N. Laurel Park Drive
-----------------------------------------------------------------------------------------------------------------------------------
 3A18                1    Courtyard by Marriott Manassas                            10701 Battleview Parkway
 3A19                1    Courtyard by Marriott St. Louis - Westport                11888 Westline Industrial Drive
 3A20                1    Courtyard by Marriott New Haven - Wallingford             600 Northrop Road
 3A21                1    Courtyard by Marriott Chicago - Deerfield                 800 Lake Cook Road
 3A22                1    Courtyard by Marriott Torrance                            2633 West Sepulveda Boulevard
-----------------------------------------------------------------------------------------------------------------------------------
 3A23                1    Courtyard by Marriott West Palm Beach                     600 Northpoint Parkway
 3A24                1    Courtyard by Marriott Kansas City - Overland Park         11301 Metcalf Avenue
 3A25                1    Courtyard by Marriott Chicago - Highland Park             1505 Lake Cook Road
 3A26                1    Courtyard by Marriott Detroit - Airport                   30653 Flynn Drive
 3A27                1    Courtyard by Marriott Chicago - Arlington Heights         100 West Algonquin Road
-----------------------------------------------------------------------------------------------------------------------------------
 3A28                1    Courtyard by Marriott San Jose - Cupertino                10605 North Wolfe Road
 3A29                1    Courtyard by Marriott Los Angeles - Hacienda Heights      1905 S Azusa Avenue
 3A30                1    Courtyard by Marriott Palm Springs                        1300 Tahquitz Canyon Way
 3A31                1    Courtyard by Marriott Ft. Myers                           4455 Metro Parkway
 3A32                1    Courtyard by Marriott Ft. Lauderdale - Plantation         7780 Southwest 6th Street
-----------------------------------------------------------------------------------------------------------------------------------
 3A33                1    Courtyard by Marriott Fresno                              140 East Shaw Avenue
 3A34                1    Courtyard by Marriott Little Rock                         10900 Financial Centre Drive
 3A35                1    Courtyard by Marriott Rockford                            7676 East State Street
 3A36                1    Courtyard by Marriott Oklahoma City - Airport             4301 Highline Boulevard
 3A37                1    Courtyard by Marriott Birmingham - Hoover                 1824 Montgomery Highway South
-----------------------------------------------------------------------------------------------------------------------------------
 3A38                1    Courtyard by Marriott Huntsville                          4804 University Drive
 3A39                1    Courtyard by Marriott Indianapolis                        8670 Allisonville Road
 3A40                1    Courtyard by Marriott Lexington - North                   775 Newtown Court
 3A41                1    Courtyard by Marriott Seattle - South Center              400 Andover Park West
 3A42                1    Courtyard by Marriott Nashville - Airport                 2508 Elm Hill Pike
-----------------------------------------------------------------------------------------------------------------------------------
 3A43                1    Courtyard by Marriott Atlanta - Airport South             2050 Sullivan Road
 3A44                1    Courtyard by Marriott Waukegan                            3800 Northpoint Boulevard
 3A45                1    Courtyard by Marriott Tucson - Airport                    2505 East Executive Drive
 3A46                1    Courtyard by Marriott Atlanta - Gwinnett Mall             3550 Venture Parkway
 3A47                1    Courtyard by Marriott Toledo - Airport                    1435 East Mall Drive
-----------------------------------------------------------------------------------------------------------------------------------
 3A48                1    Courtyard by Marriott Bakersfield                         3601 Marriott Drive
 3A49                1    Courtyard by Marriott Charlottesville                     638 Hillside Drive
 3A50                1    Courtyard by Marriott Minneapolis - Airport               1352 Northland Drive
 3A51                1    Courtyard by Marriott Atlanta - Perimeter Center          6250 Peachtree-Dunwoody Road
 3A52                1    Courtyard by Marriott Denver - Southeast Tech Center      6565 South Boston Street
-----------------------------------------------------------------------------------------------------------------------------------
 3A53                1    Courtyard by Marriott Phoenix - Mesa                      1221 South Westwood Avenue
 3A54                1    Courtyard by Marriott Memphis - Airport                   1780 Nonconnah Blvd
 3A55                1    Courtyard by Marriott Plano Parkway                       4901 West Plano Parkway
 3A56                1    Courtyard by Marriott Raleigh - Cary                      102 Edinburgh Drive South
 3A57                1    Courtyard by Marriott Dayton - Miamisburg                 100 Prestige Place
-----------------------------------------------------------------------------------------------------------------------------------
 3A58                1    Courtyard by Marriott Charlotte - South Park              6023 Park South Drive
 3A59                1    Courtyard by Marriott San Antonio - Downtown              600 Santa Rosa South
 3A60                1    Courtyard by Marriott Phoenix - Metrocenter               9631 North Black Canyon Highway
 3A61                1    Courtyard by Marriott Portland - Beaverton                8500 S.W. Nimbus Drive
 3A62                1    Courtyard by Marriott Richardson - NE Richardson Square   1000 South Sherman
-----------------------------------------------------------------------------------------------------------------------------------
 3A63                1    Courtyard by Marriott Boston - Andover                    10 Campanelli Drive
 3A64                1    Courtyard by Marriott Greenville                          70 Orchard Park Drive
   4        (4)      1    Reckson Portfolio I                                       Various
  4A                 1    225 High Ridge Road                                       225 High Ridge Road
  4B                 1    660 White Plains Road                                     660 White Plains Road
-----------------------------------------------------------------------------------------------------------------------------------
  4C                 1    150 Motor Parkway                                         150 Motor Parkway
  4D                 1    492 River Road                                            492 River Road
  4E                 1    35 Pinelawn Road                                          35 Pinelawn Road
  4F                 1    200 Executive Drive                                       200 Executive Drive
  4G                 1    100 Executive Drive                                       100 Executive Drive
-----------------------------------------------------------------------------------------------------------------------------------
  4H                 1    80 Grasslands Road                                        80 Grasslands Road
  4I                 1    100 Grasslands Road                                       100 Graslands Road
   5        (5)      1    1166 Avenue of the Americas                               1166 Ave. of the Americas
   6        (6)      1    Mathilda Research Centre                                  1184, 1194 & 1220 North Mathilda Avenue
   7        (7)      1    Bethesda Towers                                           4330, 4340, 4350 East West Highway
-----------------------------------------------------------------------------------------------------------------------------------
   8        (8)      1    Cherryvale Mall                                           7200 Harrison Avenue
   9        (9)      1    300 South Wacker                                          300 South Wacker Drive
  10       (10)      1    Station Place I                                           100 F Street, NE
  11                 1    Tri-County Business Park                                  13300 McCormick Drive
  12       (11)      1    Sarasota Main Plaza                                       1991 Main Street
-----------------------------------------------------------------------------------------------------------------------------------
  13       (12)      2    Seth Portfolio - Bayou Park Apartments                    4400 Memorial Drive
  14       (13)      1    Reckson Portfolio II                                      Various
  14A                1    50 Marcus Drive                                           50 Marcus Drive
  14B                1    520 Broadhollow Road                                      520 Broadhollow Road
  14C                1    1660 Walt Whitman Road                                    1660 Walt Whitman Road
-----------------------------------------------------------------------------------------------------------------------------------
  15     (14, 42)    1    3200 Wilshire Boulevard                                   3200 Wilshire Boulevard
  16       (12)      2    Seth Portfolio - Sandstone Apartments                     4201 Fairmont Parkway
  17       (15)      1    Wachovia Place                                            15 South Main Street
  18                 1    Bunker Hill/Valley Forge                                  1370 and 1400 Church Street
  19       (16)      1    1155 Market Street                                        1155 Market Street
-----------------------------------------------------------------------------------------------------------------------------------
  20                 1    Home Depot                                                600 Meacham Road
  21       (17)      1    Paseo Sepulveda                                           9000-9054 Sepulveda Boulevard &
                                                                                      15316 Nordhoff Street
  22                 1    Chesterfield Commons East                                 2-34; 42-62; & 102-104 THF Boulevard
  23                 1    Shop City Shopping Center                                 1802 Teall Avenue
  24                 1    Mission Trace Shopping Center                             3811-3995 East 120th Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  25       (18)      1    NTSB Academy                                              45065 Riverside Parkway
  26                 1    East Park Plaza                                           200 North 66th Street
  27       (19)      1    Plum Tree Shopping Center                                 2250 North University Parkway
  28                 1    Shops at Sea Island                                       600 Sea Island Road At Frederica Road
  29                 1    Allen Central Market                                      204 North Central Expressway
-----------------------------------------------------------------------------------------------------------------------------------
  30                 1    LaPlata Plaza                                             40 Shining Willow Way
  31                 1    BJ's at Cape Coral                                        Northpoint Center, 1929 NE Pine Island Road
  32                 1    Holtsville Residence Inn                                  25 Middle Avenue
  33                 1    Storage Deluxe                                            111 Danbury Road
  34       (42)      1    162-21 Jamaica Avenue                                     162-21 Jamaica Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  35       (20)      1    Sunchase at Longwood                                      501 Sunchase Boulevard
  36                 1    East Hampton Village                                      105 Oak View Highway
  37                 1    The Terraces at University Place                          9600 North Tryon Street
  38                 2    Maple Brook Village Apartments                            5800 Maple Brook Drive
  39                 2    Silver Blue Lake Apartments                               1301-1601 Northwest 103rd Street
-----------------------------------------------------------------------------------------------------------------------------------
  40                 1    Route 17 North - Paramus                                  350 Route 17 North
  41                 1    PGA Commons Parcel 3 West                                 4580-4620 PGA Boulevard
  42                 1    Hilton Garden Inn                                         705 Central Expressway
  43                 1    Tower 14                                                  21700 Northwestern Highway
  44       (27)      1    Gleneagles                                                5930 West Park Boulevard
-----------------------------------------------------------------------------------------------------------------------------------
  45       (21)      1    96th Street                                               743-745 Amsterdam Avenue
  46       (22)      1    Lanier Commons Shopping Center                            3480 Keith Bridge Road
  47                 1    Giant Eagle of Seven Fields                               Seven Fields Boulevard
  48       (23)      2    Westminster Apartments                                    921 Parliament Place
  49                 1    Foremost Business Park                                    12720-12860 Danielson Court
-----------------------------------------------------------------------------------------------------------------------------------
  50                 1    Embassy Apartments                                        1223 Federal Avenue
  51                 1    Lilburn Corners                                           375 Rockbridge Road
  52     (24, 42)    2    Oliver Multifamily Portfolio                              Various
  52A                2    Railview                                                  1015 2nd Avenue
  52B                2    Tropicana                                                 825 Partridge Street
-----------------------------------------------------------------------------------------------------------------------------------
  52C                2    Spirit Mountain Apartments                                9416 Mountain Drive
  52D                2    Piedmont  Manor                                           2501 Leonard Street
  52E                2    Linderhof Park                                            1100 16th Street, North
  52F                2    Deering Manor                                             201 Third Street
  53                 1    Prestige Mobile Home Park                                 3180 State Route 96
-----------------------------------------------------------------------------------------------------------------------------------
  54                 1    Nob Hill Shopping Center                                  2112 W. Nob Hill Blvd.
  55       (25)      1    Harmony Pointe                                            3500 NE 17th Street
  56       (26)      1    Courtyard Norwich                                         181 West Town Street
  57                 1    GRM San Francisco                                         41099 Boyce Road
  58                 2    Embassy Manor Apartments                                  5043 E Outer Drive
-----------------------------------------------------------------------------------------------------------------------------------
  59                 1    9894 Bissonnet                                            9894 Bissonnet Street
  60                 2    Fleming, Highland and Eastway Apartments                  Various
  60A                2    Fleming Creek Apartments                                  360 Britton Road
  60B                2    Eastway Manor Apartments                                  1237 Bay Road
  60C                2    Highland Bay Apartments                                   1515 North Winton Road
-----------------------------------------------------------------------------------------------------------------------------------
  61                 1    2815 Camino Del Rio South                                 2815 Camino del Rio South
  62                 1    Holiday Inn-Solana Beach                                  621 South Highway 101
  63                 1    Murphy Crossing                                           120-280 East FM 544
  64                 1    Gleneagles Court Shopping Center                          4780 Riverdale Road
  65                 1    Conejo Valley Plaza                                       1388-1436 N. Moorpark Road &
                                                                                      620-652 E. Janss Road
-----------------------------------------------------------------------------------------------------------------------------------
  66                 1    The Orchard                                               2277 Fair Oaks Boulevard
  67                 2    Executive Lodge Apartments                                1535 Sparkman Drive
  68       (27)      1    Jackson Village                                           1550 Highway 15 South
  69                 1    1900 Euclid Avenue                                        1900 Euclid Avenue
  70                 2    Brentwood Timberlane Apartments                           4515 Maplewood Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  71                 1    1445 North Loop Office Building                           1445 North Loop West Office Building
  72       (42)      1    Lowe's Home Improvement Center                            2888 Brice Street
  73                 1    Tower Plaza Center                                        14703-14707 Baltimore Avenue
  74                 1    Holiday Inn Youngstown South                              7410 South Avenue
  75                 1    Springhill Suites                                         401 North Frontage Road
-----------------------------------------------------------------------------------------------------------------------------------
  76                 1    Hampton Inn Portfolio                                     Various
  76A                1    Hampton Inn Birch Run                                     12130 Tiffany Boulevard
  76B                1    Hampton Inn Gaylord                                       230 South Dickerson Road
  77                 1    Emporium Shoppes                                          4587, 4595, 4603, 4611, 4619 and
                                                                                      4661 Okeechobee Blvd.
  78       (28)      1    Oak Orchard Mobile Home Park                              3322 Oak Orchard Road
-----------------------------------------------------------------------------------------------------------------------------------
  79                 2    Meadowbrook Apartments                                    4396 Northwest 36th Street
  80       (29)      1    Havana Exchange                                           2800 South Havana Street
  81       (30)      1    Turtle Bay                                                400 Harkless Drive
  82                 2    Village on Broadway Apartments                            12523 E. Broadway
  83       (31)      1    Lake Estates                                              1 EMS B 37Lane, Lot 77
-----------------------------------------------------------------------------------------------------------------------------------
  84     (32, 42)    1    Phoenix Building                                          2901 Fox Street
  85                 2    Royal Coast Apartments                                    9001 SW 156th Street
  86                 1    Airport Circle Shopping Center                            7500 S. Crescent Boulevard
  87                 1    American Storage                                          5220 South Jones Boulevard
  88                 1    645 Penn Street                                           645 Penn Street
-----------------------------------------------------------------------------------------------------------------------------------
  89      (33,42)    1    McClellan Hospital Building                               624 McClellan Street
  90                 1    AAA Friendly Storage                                      12324 State Highway 155 South
  91                 1    The Shoppes at Hunt Club                                  474 South Hunt Club  Boulevard
  92                 1    CVS - Margate                                             5300 Coconut Creek Parkway
  93                 1    Grand Mesa Pad Sites                                      2466, 2474 & 2478 Highway 6 & 50
-----------------------------------------------------------------------------------------------------------------------------------
  94       (34)      1    Walgreens - Anderson                                      2539 W. Whitner Street
  95                 1    Page Plaza                                                600 Elm Street
  96                 1    Lankershim Retail                                         4444 Lankershim Boulevard
  97                 1    Lincoln Park Delray                                       5859-5869 West Atlantic Boulevard
  98                 2    Madison Gardens Apartments                                6315 Old Madison Pike
-----------------------------------------------------------------------------------------------------------------------------------
  99       (35)      1    SafKeep Self Storage                                      1680 South Main Street
  100      (36)      1    Bennigans Plaza                                           3900 NW Federal Highway
  101                1    Towne Square at Due West Shopping Center                  3894 Due West Road
  102                1    Santa Rosa Plaza                                          4942 US Highway 98 West
  103                1    Storage Bunker                                            420 Rutherford Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  104                1    Pompano Plaza                                             401 N. Federal Highway
  105                1    Eckerd - Southern Pines                                   1690 US Highway 1
  106      (37)      1    Acworth Commons                                           3344 Cobb Parkway
  107      (38)      1    Walgreens - Dallas                                        4702 Jim Miller Road
  108                1    107 Pacific Avenue                                        107 Pacific Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  109                1    Cortez Village Plaza                                      6620 Cortez Road
  110      (39)      1    Stock Building Supply                                     1224 West Stock Road
  111      (40)      1    Storage Malls                                             Various
 111A                1    Storage Malls - Johnson City                              621 Field Street
 111B                1    Storage Malls - Binghamton                                260 Front Street
-----------------------------------------------------------------------------------------------------------------------------------
  112                2    Foxwood Apartments                                        1704 West Olive Avenue
  113                1    Loring Building                                           3685 Main Street
  114                1    RV Ranch and Stor-More                                    Various
 114A                1    RV Ranch                                                  2301 South Burleson Boulevard
 114B                1    Stor-More                                                 2932 West Division Street
-----------------------------------------------------------------------------------------------------------------------------------
  115                1    Riverside Plaza                                           320-420 South Main Street
  116                1    Northrup Mobile Home Park                                 8199 State Route 5 and 20
  117                2    Colonial Apartments                                       800 & 900 N. Durham Street
  118                2    Bayonne Mobile Home Park                                  191-197 and 184-194 West 24th Street
  119      (42)      1    Eckerd - Lower Pottsgrove                                 2223 E. High Street
-----------------------------------------------------------------------------------------------------------------------------------
  120                1    Edmond Road Self Storage                                  620 West Edmond Road
  121                1    67 North Main Street                                      67 North Main Street
  122                1    Highlands Ranch Self Storage                              745 Monument Drive
  123                1    Brooksville Plaza                                         13370 Cortez Boulevard
  124                2    Ashford Terrace Apartments                                650 Wynn Drive
-----------------------------------------------------------------------------------------------------------------------------------
  125                1    Belle Isle Self Storage                                   5700 North Classen Blvd
  126                1    Edgecombe Square                                          1101 Western Boulevard
  127                1    Killeen Satellite Center                                  1801 East Central Texas Expressway
  128                1    Desiard Plaza                                             7929 Desiard Street
  129                2    Lazy Daze Mobile Home Park                                4202 West Van Buren Street
-----------------------------------------------------------------------------------------------------------------------------------
  130                1    Danforth Self Storage                                     100 West Danforth Road
  131                1    University Self Storage                                   1008 Waterwood Parkway
  132                2    Alegra Palms Apartments                                   801 South Allen Genoa Road
  133                1    Shops at Silver Creek                                     4055 West Parmer Lane
  134      (41)      1    White Wing Centre                                         5405 State Highway 6
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  135                1    Beltline Regent Retail Center                             8251 Beltline Road
  136      (42)      2    Countryside Mobile Home Park                              7410 Old Military Road
  137      (42)      2    Monte Carlo Mobile Home Park                              4294-4306 Caledonia-Avon Road, State Route 5
  138                1    Gateway Plaza                                             14700 FM-2100
  139                2    Golden Triangle Mobile Home Park                          11001 Rancho Place
-----------------------------------------------------------------------------------------------------------------------------------
  140                2    Four Seasons Apartments                                   133 East Drive
  141      (42)      2    Green Acres Mobile Home Park                              7522 Seneca Road North
  142                1    Frankford & Euless Portfolio                              Various
 142A                1    Frankford                                                 1849 & 1855 East Frankford Rd
 142B                1    Euless                                                    304 South Industrial Boulevard
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  143                2    Riverview Apartments                                      5252 Courtney Lane
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                                                             CROSS            ORIGINAL             CUT-OFF DATE    % OF AGGREGATE
 CONTROL                                                COLLATERALIZED         BALANCE                BALANCE       CUT-OFF DATE
   NO.            CITY           STATE        ZIP          GROUPS (43)           ($)                    ($)            BALANCE
----------------------------------------------------------------------------------------------------------------------------------

    1     New York              NY            10166     No                 285,131,898.00         285,131,898.00            11.9%
    2     Boston                MA            02110     No                 185,000,000.00         185,000,000.00             7.7%
    3     Various               Various       Various   No                 177,900,000.00         177,900,000.00             7.4%
   3A1    Poughkeepsie          NY            12601     Yes (LB-B)
   3A2    Red Bank              NJ            07701     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
   3A3    Norwalk               CT            06851     Yes (LB-B)
   3A4    Rye                   NY            10580     Yes (LB-B)
   3A5    Annapolis             MD            21401     Yes (LB-B)
   3A6    Creve Coeur           MO            63146     Yes (LB-B)
   3A7    Homewood              AL            35209     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
   3A8    Silver Spring         MD            20904     Yes (LB-B)
   3A9    Boulder               CO            80301     Yes (LB-B)
  3A10    Tampa                 FL            33607     Yes (LB-B)
  3A11    Lincolnshire          IL            60069     Yes (LB-B)
  3A12    Wayne                 PA            19087     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A13    Larkspur              CA            94939     Yes (LB-B)
  3A14    Foster City           CA            94404     Yes (LB-B)
  3A15    St. Petersburg        FL            33762     Yes (LB-B)
  3A16    Oakbrook Terrace      IL            60181     Yes (LB-B)
  3A17    Livonia               MI            48152     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A18    Manassas              VA            20109     Yes (LB-B)
  3A19    St. Louis             MO            63146     Yes (LB-B)
  3A20    Wallingford           CT            06492     Yes (LB-B)
  3A21    Deerfield             IL            60015     Yes (LB-B)
  3A22    Torrance              CA            90505     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A23    West Palm Beach       FL            33407     Yes (LB-B)
  3A24    Overland Park         KS            66210     Yes (LB-B)
  3A25    Highland Park         IL            60035     Yes (LB-B)
  3A26    Romulus               MI            48174     Yes (LB-B)
  3A27    Arlington Heights     IL            60005     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A28    Cupertino             CA            95014     Yes (LB-B)
  3A29    Hacienda Heights      CA            91745     Yes (LB-B)
  3A30    Palm Springs          CA            92262     Yes (LB-B)
  3A31    Ft. Myers             FL            33916     Yes (LB-B)
  3A32    Plantation            FL            33324     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A33    Fresno                CA            93710     Yes (LB-B)
  3A34    Little Rock           AR            72211     Yes (LB-B)
  3A35    Rockford              IL            61108     Yes (LB-B)
  3A36    Oklahoma City         OK            73108     Yes (LB-B)
  3A37    Hoover                AL            35244     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A38    Huntsville            AL            35816     Yes (LB-B)
  3A39    Indianapolis          IN            46250     Yes (LB-B)
  3A40    Lexington             KY            40511     Yes (LB-B)
  3A41    Tukwila               WA            98188     Yes (LB-B)
  3A42    Nashville             TN            37214     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A43    College Park          GA            30337     Yes (LB-B)
  3A44    Waukegan              IL            60085     Yes (LB-B)
  3A45    Tucson                AZ            85706     Yes (LB-B)
  3A46    Duluth                GA            30096     Yes (LB-B)
  3A47    Holland               OH            43528     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A48    Bakersfield           CA            93308     Yes (LB-B)
  3A49    Charlottesville       VA            22901     Yes (LB-B)
  3A50    Mendota Heights       MN            55120     Yes (LB-B)
  3A51    Atlanta               GA            30328     Yes (LB-B)
  3A52    Greenwood Village     CO            80111     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A53    Mesa                  AZ            85210     Yes (LB-B)
  3A54    Memphis               TN            38132     Yes (LB-B)
  3A55    Plano                 TX            75093     Yes (LB-B)
  3A56    Cary                  NC            27511     Yes (LB-B)
  3A57    Miamisburg            OH            45432     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A58    Charlotte             NC            28210     Yes (LB-B)
  3A59    San Antonio           TX            78204     Yes (LB-B)
  3A60    Phoenix               AZ            85051     Yes (LB-B)
  3A61    Beaverton             OR            97008     Yes (LB-B)
  3A62    Richardson            TX            75081     Yes (LB-B)
----------------------------------------------------------------------------------------------------------------------------------
  3A63    Andover               MA            01810     Yes (LB-B)
  3A64    Greenville            SC            29615     Yes (LB-B)
    4     Various               Various       Various   No                 122,850,000.00         122,850,000.00             5.1%
   4A     Stamford              CT            06905     Yes (UBS-A)
   4B     Tarrytown             NY            10591     Yes (UBS-A)
----------------------------------------------------------------------------------------------------------------------------------
   4C     Hauppauge             NY            11788     Yes (UBS-A)
   4D     Nutley                NJ            07110     Yes (UBS-A)
   4E     Melville              NY            11747     Yes (UBS-A)
   4F     West Orange           NJ            07052     Yes (UBS-A)
   4G     West Orange           NJ            07052     Yes (UBS-A)
----------------------------------------------------------------------------------------------------------------------------------
   4H     Elmsford              NY            10523     Yes (UBS-A)
   4I     Elmsford              NY            10523     Yes (UBS-A)
    5     New York              NY            10036     No                 116,000,000.00         116,000,000.00             4.8%
    6     Sunnyvale             CA            94089     No                 110,000,000.00         110,000,000.00             4.6%
    7     Bethesda              MD            20814     No                  87,210,000.00          87,210,000.00             3.6%
----------------------------------------------------------------------------------------------------------------------------------
    8     Rockford              IL            61112     No                  84,000,000.00          84,000,000.00             3.5%
    9     Chicago               IL            60606     No                  57,500,000.00          57,500,000.00             2.4%
   10     Washington            DC            20549     No                  40,626,606.00          40,359,999.83             1.7%
   11     Tampa                 FL            33626     No                  38,160,000.00          38,160,000.00             1.6%
   12     Sarasota              FL            34236     No                  36,000,000.00          36,000,000.00             1.5%
----------------------------------------------------------------------------------------------------------------------------------
   13     Houston               TX            77007     Yes (LB-C)          35,200,000.00          35,200,000.00             1.5%
   14     Melville              NY            11747     No                  31,032,268.00          31,032,268.00             1.3%
   14A    Melville              NY            11747     Yes (UBS-B)
   14B    Melville              NY            11747     Yes (UBS-B)
   14C    Melville              NY            11747     Yes (UBS-B)
----------------------------------------------------------------------------------------------------------------------------------
   15     Los Angeles           CA            90010     No                  30,000,000.00          30,000,000.00             1.2%
   16     Pasadena              TX            77504     Yes (LB-C)          26,700,000.00          26,700,000.00             1.1%
   17     Greenville            SC            29601     No                  25,000,000.00          25,000,000.00             1.0%
   18     Bohemia               NY            11716     No                  25,000,000.00          25,000,000.00             1.0%
   19     San Francisco         CA            94103     No                  22,750,000.00          22,750,000.00             0.9%
----------------------------------------------------------------------------------------------------------------------------------
   20     Elk Grove Village     IL            60007     No                  20,360,000.00          20,360,000.00             0.8%
   21     Los Angeles           CA            91343     No                  20,000,000.00          20,000,000.00             0.8%
   22     Chesterfield          MO            63005     No                  19,500,000.00          19,444,007.70             0.8%
   23     Syracuse              NY            13206     No                  18,500,000.00          18,460,344.95             0.8%
   24     Thornton              CO            80233     No                  18,250,000.00          18,250,000.00             0.8%
----------------------------------------------------------------------------------------------------------------------------------
   25     Ashburn               VA            20147     No                  17,250,000.00          17,191,816.55             0.7%
   26     Lincoln               NE            68505     No                  16,000,000.00          16,000,000.00             0.7%
   27     Provo                 UT            84604     No                  15,500,000.00          15,500,000.00             0.6%
   28     St. Simons Island     GA            31522     No                  15,250,000.00          15,250,000.00             0.6%
   29     Allen                 TX            75013     No                  14,595,000.00          14,595,000.00             0.6%
----------------------------------------------------------------------------------------------------------------------------------
   30     La Plata              MD            20646     No                  14,500,000.00          14,500,000.00             0.6%
   31     Cape Coral            FL            33909     No                  14,320,000.00          14,320,000.00             0.6%
   32     Holtsville            NY            11742     No                  14,250,000.00          14,213,557.93             0.6%
   33     Wilton                CT            06897     No                  13,500,000.00          13,500,000.00             0.6%
   34     Jamaica               NY            11432     No                  12,999,000.00          12,999,000.00             0.5%
----------------------------------------------------------------------------------------------------------------------------------
   35     Farmville             VA            23901     No                  12,800,000.00          12,800,000.00             0.5%
   36     East Hampton          NY            11937     No                  12,700,000.00          12,700,000.00             0.5%
   37     Charlotte             NC            28262     No                  12,576,000.00          12,576,000.00             0.5%
   38     Grand Blanc           MI            48507     No                  12,500,000.00          12,500,000.00             0.5%
   39     Miami                 FL            33147     No                  11,750,000.00          11,750,000.00             0.5%
----------------------------------------------------------------------------------------------------------------------------------
   40     Paramus               NJ            07652     No                  11,700,000.00          11,700,000.00             0.5%
   41     Palm Beach Gardens    FL            33418     No                  11,400,000.00          11,364,656.43             0.5%
   42     Allen                 TX            75013     No                  11,250,000.00          11,250,000.00             0.5%
   43     Southfield            MI            48075     No                  11,200,000.00          11,200,000.00             0.5%
   44     Plano                 TX            75093     Yes (LB-D)          11,040,000.00          11,040,000.00             0.5%
----------------------------------------------------------------------------------------------------------------------------------
   45     New York              NY            10025     No                  11,000,000.00          11,000,000.00             0.5%
   46     Cumming               GA            30041     No                  10,600,000.00          10,600,000.00             0.4%
   47     Seven Fields Borough  PA            16046     No                  10,600,000.00          10,588,332.06             0.4%
   48     Greenwood             IN            46142     No                  10,400,000.00          10,400,000.00             0.4%
   49     Poway                 CA            92064     No                  10,300,000.00          10,300,000.00             0.4%
----------------------------------------------------------------------------------------------------------------------------------
   50     Los Angeles           CA            90025     No                  10,000,000.00          10,000,000.00             0.4%
   51     Lilburn               GA            30047     No                   9,710,000.00           9,699,332.00             0.4%
   52     Various               MN            Various   No                   9,500,000.00           9,500,000.00             0.4%
   52A    Proctor               MN            55810     Yes (UBS-D)
   52B    Duluth                MN            55811     Yes (UBS-D)
----------------------------------------------------------------------------------------------------------------------------------
   52C    Proctor               MN            55810     Yes (UBS-D)
   52D    Duluth                MN            55811     Yes (UBS-D)
   52E    New Ulm               MN            56073     Yes (UBS-D)
   52F    Nashwauk              MN            55769     Yes (UBS-D)
   53     Clifton Springs       NY            14432     No                   9,500,000.00           9,500,000.00             0.4%
----------------------------------------------------------------------------------------------------------------------------------
   54     Yakima                WA            98902     No                   9,500,000.00           9,489,737.91             0.4%
   55     Gresham               OR            97030     No                   9,450,000.00           9,450,000.00             0.4%
   56     Norwich               CT            06360     No                   9,400,000.00           9,400,000.00             0.4%
   57     Fremont               CA            94538     No                   9,200,000.00           9,191,683.07             0.4%
   58     Detroit               MI            48234     No                   8,640,000.00           8,640,000.00             0.4%
----------------------------------------------------------------------------------------------------------------------------------
   59     Houston               TX            77036     No                   8,500,000.00           8,500,000.00             0.4%
   60     Various               NY            Various   No                   8,264,000.00           8,254,748.48             0.3%
   60A    Rochester             NY            14616     Yes (UBS-F)
   60B    Webster               NY            14580     Yes (UBS-F)
   60C    Rochester             NY            14609     Yes (UBS-F)
----------------------------------------------------------------------------------------------------------------------------------
   61     San Diego             CA            92108     No                   8,200,000.00           8,190,785.68             0.3%
   62     Solana Beach          CA            92075     No                   7,900,000.00           7,887,769.86             0.3%
   63     Murphy                TX            75094     No                   7,785,000.00           7,785,000.00             0.3%
   64     Memphis               TN            38141     No                   7,600,000.00           7,591,650.02             0.3%
   65     Thousand Oaks         CA            91362     No                   7,600,000.00           7,575,856.82             0.3%
----------------------------------------------------------------------------------------------------------------------------------
   66     Sacramento            CA            95825     No                   7,500,000.00           7,500,000.00             0.3%
   67     Huntsville            AL            35816     Yes (LB-A)           7,500,000.00           7,467,560.64             0.3%
   68     Jackson               KY            41339     Yes (LB-D)           6,550,000.00           6,542,803.64             0.3%
   69     Cleveland             OH            44115     No                   6,480,000.00           6,480,000.00             0.3%
   70     Wichita Falls         TX            76308     No                   6,480,000.00           6,466,051.02             0.3%
----------------------------------------------------------------------------------------------------------------------------------
   71     Houston               TX            77008     No                   6,400,000.00           6,400,000.00             0.3%
   72     Columbus              OH            43232     No                   6,400,000.00           6,400,000.00             0.3%
   73     Laurel                MD            20707     No                   6,400,000.00           6,393,456.25             0.3%
   74     Boardman              OH            44512     No                   6,370,000.00           6,350,929.36             0.3%
   75     Waterford             CT            06385     No                   6,335,000.00           6,335,000.00             0.3%
----------------------------------------------------------------------------------------------------------------------------------
   76     Various               MI            Various   No                   6,300,000.00           6,283,005.63             0.3%
   76A    Birch Run             MI            48415     Yes (UBS-G)
   76B    Gaylord               MI            49735     Yes (UBS-G)
   77     West Palm Beach       FL            33417     No                   6,000,000.00           6,000,000.00             0.2%
   78     Albion                NY            14411     No                   5,984,000.00           5,984,000.00             0.2%
----------------------------------------------------------------------------------------------------------------------------------
   79     Oklahoma City         OK            73112     No                   5,840,000.00           5,833,143.63             0.2%
   80     Aurora                CO            80014     No                   5,650,000.00           5,650,000.00             0.2%
   81     Syracuse              IN            46567     No                   5,505,000.00           5,505,000.00             0.2%
   82     Spokane               WA            99216     No                   5,500,000.00           5,500,000.00             0.2%
   83     Warsaw                IN            46580     No                   5,474,000.00           5,474,000.00             0.2%
----------------------------------------------------------------------------------------------------------------------------------
   84     Philadelphia          PA            19129     No                   5,450,000.00           5,450,000.00             0.2%
   85     Miami                 FL            33157     No                   5,250,000.00           5,250,000.00             0.2%
   86     Pennsauken Township   NJ            08109     No                   5,200,000.00           5,200,000.00             0.2%
   87     Las Vegas             NV            89118     No                   5,200,000.00           5,194,467.07             0.2%
   88     Reading               PA            19601     No                   5,120,000.00           5,120,000.00             0.2%
----------------------------------------------------------------------------------------------------------------------------------
   89     Schenectady           NY            12304     No                   5,000,000.00           5,000,000.00             0.2%
   90     Tyler                 TX            75703     No                   5,000,000.00           4,994,496.26             0.2%
   91     Altamonte Springs     FL            32703     No                   4,700,000.00           4,700,000.00             0.2%
   92     Margate               FL            33063     No                   4,600,000.00           4,600,000.00             0.2%
   93     Grand Junction        CO            81505     No                   4,500,000.00           4,494,692.26             0.2%
----------------------------------------------------------------------------------------------------------------------------------
   94     Anderson              SC            29624     No                   4,410,000.00           4,410,000.00             0.2%
   95     Page                  AZ            86040     No                   4,400,000.00           4,373,551.99             0.2%
   96     North Hollywood       CA            91602     No                   4,300,000.00           4,300,000.00             0.2%
   97     Delray Beach          FL            33484     No                   4,300,000.00           4,300,000.00             0.2%
   98     Huntsville            AL            35816     Yes (LB-A)           4,260,000.00           4,241,574.44             0.2%
----------------------------------------------------------------------------------------------------------------------------------
   99     Milpitas              CA            95035     No                   4,100,000.00           4,057,051.96             0.2%
   100    Jensen Beach          FL            34957     No                   4,000,000.00           4,000,000.00             0.2%
   101    Marietta              GA            30064     No                   4,000,000.00           4,000,000.00             0.2%
   102    Santa Rosa            FL            32459     No                   4,000,000.00           3,991,925.06             0.2%
   103    Charlestown           MA            02129     No                   3,950,000.00           3,950,000.00             0.2%
----------------------------------------------------------------------------------------------------------------------------------
   104    Pompano Beach         FL            33062     No                   3,900,000.00           3,892,279.23             0.2%
   105    Southern Pines        NC            28387     No                   3,837,000.00           3,837,000.00             0.2%
   106    Acworth               GA            30101     No                   3,800,000.00           3,780,163.91             0.2%
   107    Dallas                TX            75227     No                   3,780,000.00           3,780,000.00             0.2%
   108    Jersey City           NJ            07304     No                   3,675,000.00           3,667,532.90             0.2%
----------------------------------------------------------------------------------------------------------------------------------
   109    Bradenton             FL            34210     No                   3,650,000.00           3,642,209.31             0.2%
   110    Ogden                 UT            84401     No                   3,615,000.00           3,615,000.00             0.2%
   111    Various               NY            Various   No                   3,600,000.00           3,596,395.57             0.1%
  111A    Johnson City          NY            13790     Yes (UBS-E)
  111B    Binghamton            NY            13905     Yes (UBS-E)
----------------------------------------------------------------------------------------------------------------------------------
   112    Porterville           CA            93257     No                   3,575,000.00           3,575,000.00             0.1%
   113    Riverside             CA            92501     No                   3,550,000.00           3,550,000.00             0.1%
   114    Various               TX            Various   No                   3,500,000.00           3,494,851.55             0.1%
  114A    Burleson              TX            76028     Yes (UBS-H)
  114B    Arlington             TX            76012     Yes (UBS-H)
----------------------------------------------------------------------------------------------------------------------------------
   115    Red Bluff             CA            96080     No                   3,350,000.00           3,350,000.00             0.1%
   116    Bloomfield            NY            14469     No                   3,350,000.00           3,350,000.00             0.1%
   117    Houston               TX            77007     No                   3,350,000.00           3,346,221.49             0.1%
   118    Bayonne               NJ            07002     No                   3,300,000.00           3,300,000.00             0.1%
   119    Lower Pottsgrove      PA            19464     No                   3,300,000.00           3,300,000.00             0.1%
----------------------------------------------------------------------------------------------------------------------------------
   120    Edmond                OK            73003     No                   3,175,000.00           3,175,000.00             0.1%
   121    New City              NY            10956     No                   2,888,000.00           2,888,000.00             0.1%
   122    Highlands Ranch       CO            80129     No                   2,800,000.00           2,796,877.14             0.1%
   123    Brooksville           FL            34613     No                   2,725,000.00           2,716,589.18             0.1%
   124    Huntsville            AL            35810     Yes (LB-A)           2,720,000.00           2,708,235.33             0.1%
----------------------------------------------------------------------------------------------------------------------------------
   125    Oklahoma City         OK            73118     No                   2,650,000.00           2,650,000.00             0.1%
   126    Tarboro               NC            27886     No                   2,640,000.00           2,637,005.56             0.1%
   127    Killeen               TX            76543     No                   2,425,000.00           2,425,000.00             0.1%
   128    Monroe                LA            71203     No                   2,419,000.00           2,413,945.69             0.1%
   129    Phoenix               AZ            85009     No                   2,368,000.00           2,365,293.94             0.1%
----------------------------------------------------------------------------------------------------------------------------------
   130    Edmond                OK            73003     No                   2,256,000.00           2,256,000.00             0.1%
   131    Edmond                OK            73034     No                   2,175,000.00           2,175,000.00             0.1%
   132    South Houston         TX            77587     No                   2,170,000.00           2,167,473.56             0.1%
   133    Austin                TX            78727     No                   2,100,000.00           2,093,518.25             0.1%
   134    Missouri City         TX            77459     No                   2,000,000.00           1,997,823.22             0.1%
----------------------------------------------------------------------------------------------------------------------------------
   135    Irving                TX            75063     No                   1,840,000.00           1,834,333.39             0.1%
   136    Bremerton             WA            98311     No                   1,800,000.00           1,800,000.00             0.1%
   137    Caledonia             NY            14423     No                   1,700,000.00           1,700,000.00             0.1%
   138    Crosby                TX            77532     No                   1,675,000.00           1,671,522.63             0.1%
   139    Keller                TX            76248     No                   1,668,000.00           1,668,000.00             0.1%
----------------------------------------------------------------------------------------------------------------------------------
   140    Mobile                AL            36608     Yes (LB-A)           1,560,000.00           1,553,252.61             0.1%
   141    Hornell               NY            14843     No                   1,500,000.00           1,500,000.00             0.1%
   142    Various               TX            Various   No                   1,325,000.00           1,318,840.52             0.1%
  142A    Carrollton            TX            75007     Yes (LB-E)
  142B    Euless                TX            76040     Yes (LB-E)
----------------------------------------------------------------------------------------------------------------------------------
   143    Joplin                MO            64804     No                   1,300,000.00           1,298,555.53             0.1%
----------------------------------------------------------------------------------------------------------------------------------

                    CUMULATIVE %                     ADMINISTRATIVE      INTEREST                                     ORIGINAL
    CONTROL       OF INITIAL POOL     MORTGAGE            COST            ACCRUAL         AMORTIZATION             INTEREST-ONLY
      NO.             BALANCE         RATE (%)          RATE (%)           BASIS              TYPE                 PERIOD (MOS.)
------------------------------------------------------------------------------------------------------------------------------------

       1                       11.9%   5.4896646              0.0208    Actual/360    Interest-Only                           120
       2                       19.5%   5.5245000              0.0208    Actual/360    Interest-Only                           121
       3                       26.9%   5.6903889              0.0208    Actual/360    Interest-Only, Balloon                   36
      3A1
      3A2
------------------------------------------------------------------------------------------------------------------------------------
      3A3
      3A4
      3A5
      3A6
      3A7
------------------------------------------------------------------------------------------------------------------------------------
      3A8
      3A9
     3A10
     3A11
     3A12
------------------------------------------------------------------------------------------------------------------------------------
     3A13
     3A14
     3A15
     3A16
     3A17
------------------------------------------------------------------------------------------------------------------------------------
     3A18
     3A19
     3A20
     3A21
     3A22
------------------------------------------------------------------------------------------------------------------------------------
     3A23
     3A24
     3A25
     3A26
     3A27
------------------------------------------------------------------------------------------------------------------------------------
     3A28
     3A29
     3A30
     3A31
     3A32
------------------------------------------------------------------------------------------------------------------------------------
     3A33
     3A34
     3A35
     3A36
     3A37
------------------------------------------------------------------------------------------------------------------------------------
     3A38
     3A39
     3A40
     3A41
     3A42
------------------------------------------------------------------------------------------------------------------------------------
     3A43
     3A44
     3A45
     3A46
     3A47
------------------------------------------------------------------------------------------------------------------------------------
     3A48
     3A49
     3A50
     3A51
     3A52
------------------------------------------------------------------------------------------------------------------------------------
     3A53
     3A54
     3A55
     3A56
     3A57
------------------------------------------------------------------------------------------------------------------------------------
     3A58
     3A59
     3A60
     3A61
     3A62
------------------------------------------------------------------------------------------------------------------------------------
     3A63
     3A64
       4                       32.0%   5.2000000              0.0208    Actual/360    Interest-Only                            60
      4A
      4B
------------------------------------------------------------------------------------------------------------------------------------
      4C
      4D
      4E
      4F
      4G
------------------------------------------------------------------------------------------------------------------------------------
      4H
      4I
       5                       36.9%   5.7010000              0.0158    30/360        Fully Amortizing                          0
       6                       41.4%   5.7475000              0.0208    Actual/360    Interest-Only, Balloon                   36
       7                       45.1%   6.2150000              0.0208    Actual/360    Interest-Only                            61
------------------------------------------------------------------------------------------------------------------------------------
       8                       48.6%   5.0000000              0.0208    30/360        Balloon                                   0
       9                       50.9%   5.3540000              0.0208    Actual/360    Interest-Only, Balloon                   60
      10                       52.6%   5.5310000              0.0208    Actual/360    Fully Amortizing                          0
      11                       54.2%   5.7800000              0.0208    Actual/360    Interest-Only                            60
      12                       55.7%   5.6000000              0.0208    Actual/360    Interest-Only, Balloon                   60
------------------------------------------------------------------------------------------------------------------------------------
      13                       57.2%   5.2050000              0.0208    Actual/360    Interest-Only                            60
      14                       58.5%   5.2000000              0.0208    Actual/360    Interest-Only                            60
      14A
      14B
      14C
------------------------------------------------------------------------------------------------------------------------------------
      15                       59.7%   5.5760000              0.0208    Actual/360    Balloon                                   1
      16                       60.8%   5.2050000              0.0208    Actual/360    Interest-Only                            60
      17                       61.9%   5.4850000              0.0208    Actual/360    Interest-Only                            60
      18                       62.9%   5.5660000              0.0208    Actual/360    Interest-Only, Balloon                   60
      19                       63.8%   5.5900000              0.0208    Actual/360    Interest-Only                           120
------------------------------------------------------------------------------------------------------------------------------------
      20                       64.7%   5.2300000              0.0208    Actual/360    Interest-Only                           120
      21                       65.5%   5.3100000              0.0208    Actual/360    Interest-Only                            84
      22                       66.3%   5.6800000              0.0208    Actual/360    Balloon                                   0
      23                       67.1%   5.2700000              0.0208    Actual/360    Balloon                                   0
      24                       67.8%   5.2200000              0.0608    Actual/360    Interest-Only, Balloon                   59
------------------------------------------------------------------------------------------------------------------------------------
      25                       68.6%   4.9550000              0.0208    Actual/360    Balloon                                   0
      26                       69.2%   5.5500000              0.1108    Actual/360    Interest-Only, Balloon                   12
      27                       69.9%   5.6000000              0.0208    Actual/360    Interest-Only, Balloon                   24
      28                       70.5%   5.1700000              0.0208    Actual/360    Interest-Only, Balloon                   36
      29                       71.1%   5.8300000              0.0208    Actual/360    Interest-Only, Balloon                   60
------------------------------------------------------------------------------------------------------------------------------------
      30                       71.7%   5.1400000              0.0208    Actual/360    Balloon                                   0
      31                       72.3%   5.3500000              0.0208    Actual/360    Interest-Only, Balloon                   60
      32                       72.9%   5.4820000              0.0208    Actual/360    Balloon                                   0
      33                       73.5%   5.1700000              0.0208    Actual/360    Interest-Only, Balloon                   60
      34                       74.0%   5.6250000              0.0208    Actual/360    Balloon                                   1
------------------------------------------------------------------------------------------------------------------------------------
      35                       74.5%   5.5000000              0.0208    Actual/360    Interest-Only                           120
      36                       75.1%   5.5650000              0.0208    Actual/360    Interest-Only, Balloon                   60
      37                       75.6%   5.4200000              0.0208    Actual/360    Interest-Only, Balloon                   60
      38                       76.1%   5.3300000              0.0208    Actual/360    Interest-Only, Balloon                   60
      39                       76.6%   6.0800000              0.0208    Actual/360    Interest-Only, Balloon                   24
------------------------------------------------------------------------------------------------------------------------------------
      40                       77.1%   5.3820000              0.0208    Actual/360    Interest-Only                           120
      41                       77.6%   5.3400000              0.0208    Actual/360    Balloon                                   0
      42                       78.0%   5.3700000              0.0208    Actual/360    Balloon                                   0
      43                       78.5%   5.4530000              0.0208    Actual/360    Interest-Only, Balloon                   24
      44                       78.9%   5.6883000              0.0208    Actual/360    Interest-Only, Balloon                   60
------------------------------------------------------------------------------------------------------------------------------------
      45                       79.4%   5.5940000              0.0208    Actual/360    Interest-Only                           120
      46                       79.8%   5.1600000              0.0208    Actual/360    Interest-Only, Balloon                   30
      47                       80.3%   5.4700000              0.0208    Actual/360    Balloon                                   0
      48                       80.7%   6.3300000              0.0208    Actual/360    Interest-Only, Balloon                   29
      49                       81.1%   5.2100000              0.0208    Actual/360    Interest-Only, Balloon                   57
------------------------------------------------------------------------------------------------------------------------------------
      50                       81.6%   5.3100000              0.0208    Actual/360    Interest-Only                           120
      51                       82.0%   5.4800000              0.0208    Actual/360    Balloon                                   0
      52                       82.4%   6.0560000              0.0208    Actual/360    Balloon                                   1
      52A
      52B
------------------------------------------------------------------------------------------------------------------------------------
      52C
      52D
      52E
      52F
      53                       82.7%   5.2400000              0.0208    Actual/360    Interest-Only, Balloon                   60
------------------------------------------------------------------------------------------------------------------------------------
      54                       83.1%   5.5700000              0.0208    Actual/360    Balloon                                   0
      55                       83.5%   5.4600000              0.0208    Actual/360    Interest-Only, Balloon                   60
      56                       83.9%   5.6325000              0.0208    Actual/360    Interest-Only, Balloon                   36
      57                       84.3%   6.5000000              0.0208    Actual/360    Balloon                                   0
      58                       84.7%   5.4800000              0.0208    Actual/360    Interest-Only, Balloon                   30
------------------------------------------------------------------------------------------------------------------------------------
      59                       85.0%   5.2650000              0.0208    Actual/360    Interest-Only, Balloon                   36
      60                       85.4%   5.3800000              0.0208    Actual/360    Balloon                                   0
      60A
      60B
      60C
------------------------------------------------------------------------------------------------------------------------------------
      61                       85.7%   5.3600000              0.0208    Actual/360    Balloon                                   0
      62                       86.0%   5.5400000              0.0208    Actual/360    Balloon                                   0
      63                       86.4%   5.7056000              0.0208    Actual/360    Interest-Only, Balloon                   60
      64                       86.7%   5.4800000              0.0208    Actual/360    Balloon                                   0
      65                       87.0%   5.2300000              0.0808    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      66                       87.3%   5.3000000              0.0208    Actual/360    Interest-Only, Balloon                   48
      67                       87.6%   5.2500000              0.0208    Actual/360    Balloon                                   0
      68                       87.9%   5.4800000              0.0208    Actual/360    Balloon                                   0
      69                       88.2%   6.6200000              0.0208    Actual/360    Interest-Only                            60
      70                       88.4%   5.2500000              0.0208    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      71                       88.7%   5.3800000              0.0208    Actual/360    Interest-Only, Balloon                   36
      72                       89.0%   5.6250000              0.0208    Actual/360    Balloon                                   1
      73                       89.2%   5.8600000              0.0208    Actual/360    Balloon                                   0
      74                       89.5%   5.4500000              0.0608    Actual/360    Balloon                                   0
      75                       89.7%   5.6325000              0.0208    Actual/360    Interest-Only, Balloon                   36
------------------------------------------------------------------------------------------------------------------------------------
      76                       90.0%   6.0600000              0.0208    Actual/360    Balloon                                   0
      76A
      76B
      77                       90.3%   5.5100000              0.0208    Actual/360    Interest-Only, Balloon                   36
      78                       90.5%   5.7500000              0.0208    Actual/360    Interest-Only                           120
------------------------------------------------------------------------------------------------------------------------------------
      79                       90.7%   5.1250000              0.0208    Actual/360    Balloon                                   0
      80                       91.0%   5.2000000              0.0808    Actual/360    Interest-Only, Balloon                   36
      81                       91.2%   5.4900000              0.0208    Actual/360    Interest-Only, Balloon                   37
      82                       91.4%   5.3900000              0.0208    Actual/360    Interest-Only, Balloon                   60
      83                       91.7%   5.4900000              0.0208    Actual/360    Interest-Only, Balloon                   37
------------------------------------------------------------------------------------------------------------------------------------
      84                       91.9%   6.8560000              0.0208    Actual/360    Balloon                                   1
      85                       92.1%   5.5200000              0.0208    Actual/360    Balloon                                   0
      86                       92.3%   5.5500000              0.0208    Actual/360    Balloon                                   0
      87                       92.5%   5.6500000              0.0208    Actual/360    Balloon                                   0
      88                       92.8%   5.1800000              0.0208    Actual/360    Interest-Only, Balloon                   25
------------------------------------------------------------------------------------------------------------------------------------
      89                       93.0%   5.5860000              0.0208    Actual/360    Balloon                                   1
      90                       93.2%   5.4700000              0.0208    Actual/360    Balloon                                   0
      91                       93.4%   5.2700000              0.0208    Actual/360    Interest-Only, Balloon                   24
      92                       93.6%   5.5300000              0.0208    Actual/360    Interest-Only                           120
      93                       93.7%   5.1000000              0.0208    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      94                       93.9%   5.4500000              0.0208    Actual/360    Interest-Only                           121
      95                       94.1%   5.6300000              0.0208    Actual/360    Balloon                                   0
      96                       94.3%   5.2000000              0.1108    Actual/360    Interest-Only, Balloon                   36
      97                       94.5%   5.2800000              0.0208    Actual/360    Interest-Only, Balloon                   36
      98                       94.6%   5.2500000              0.0208    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      99                       94.8%   6.0300000              0.0208    Actual/360    Balloon                                   0
      100                      95.0%   5.7200000              0.0208    Actual/360    Balloon                                   1
      101                      95.1%   5.3300000              0.0808    Actual/360    Balloon                                   0
      102                      95.3%   5.5500000              0.0208    Actual/360    Balloon                                   0
      103                      95.5%   5.7700000              0.0808    Actual/360    Interest-Only, Balloon                   12
------------------------------------------------------------------------------------------------------------------------------------
      104                      95.6%   5.6400000              0.1108    Actual/360    Balloon                                   0
      105                      95.8%   5.5000000              0.0208    Actual/360    Interest-Only                           120
      106                      96.0%   5.9010000              0.0208    Actual/360    Balloon                                   0
      107                      96.1%   5.5000000              0.0208    Actual/360    Interest-Only                           120
      108                      96.3%   5.5200000              0.0208    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      109                      96.4%   5.2900000              0.0808    Actual/360    Balloon                                   0
      110                      96.6%   5.7300000              0.0208    Actual/360    Balloon                                   0
      111                      96.7%   5.9700000              0.0208    Actual/360    Balloon                                   0
     111A
     111B
------------------------------------------------------------------------------------------------------------------------------------
      112                      96.9%   5.4600000              0.0808    Actual/360    Interest-Only, Balloon                   24
      113                      97.0%   5.6100000              0.0808    Actual/360    Interest-Only, Balloon                   24
      114                      97.2%   5.8750000              0.0208    Actual/360    Balloon                                   0
     114A
     114B
------------------------------------------------------------------------------------------------------------------------------------
      115                      97.3%   6.1150000              0.0208    Actual/360    Balloon                                   0
      116                      97.4%   5.2600000              0.0208    Actual/360    Interest-Only, Balloon                   60
      117                      97.6%   5.3400000              0.0208    Actual/360    Balloon                                   0
      118                      97.7%   5.8300000              0.0208    Actual/360    Balloon                                   0
      119                      97.8%   5.9960000              0.0208    Actual/360    Balloon                                   1
------------------------------------------------------------------------------------------------------------------------------------
      120                      98.0%   5.5000000              0.0208    Actual/360    Interest-Only, Balloon                   24
      121                      98.1%   5.3750000              0.0208    Actual/360    Balloon                                   0
      122                      98.2%   5.4000000              0.0208    Actual/360    Balloon                                   0
      123                      98.3%   5.3600000              0.0208    Actual/360    Balloon                                   0
      124                      98.4%   5.2500000              0.0208    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      125                      98.6%   5.5000000              0.0208    Actual/360    Interest-Only, Balloon                   24
      126                      98.7%   5.3100000              0.0208    Actual/360    Balloon                                   0
      127                      98.8%   5.3500000              0.0208    Actual/360    Interest-Only, Balloon                   24
      128                      98.9%   5.3900000              0.0208    Actual/360    Balloon                                   0
      129                      99.0%   5.2700000              0.0808    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      130                      99.1%   5.5000000              0.0208    Actual/360    Interest-Only, Balloon                   24
      131                      99.1%   5.5000000              0.0208    Actual/360    Interest-Only, Balloon                   24
      132                      99.2%   5.1700000              0.0208    Actual/360    Balloon                                   0
      133                      99.3%   5.3600000              0.1108    Actual/360    Balloon                                   0
      134                      99.4%   5.5300000              0.0208    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      135                      99.5%   5.3700000              0.0208    Actual/360    Balloon                                   0
      136                      99.6%   5.8560000              0.0208    Actual/360    Balloon                                   1
      137                      99.6%   5.7560000              0.0208    Actual/360    Balloon                                   1
      138                      99.7%   5.4200000              0.0208    Actual/360    Balloon                                   0
      139                      99.8%   5.7300000              0.0208    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------
      140                      99.8%   5.2500000              0.0208    Actual/360    Balloon                                   0
      141                      99.9%   6.0060000              0.0208    Actual/360    Balloon                                   1
      142                      99.9%   5.1500000              0.0208    Actual/360    Balloon                                   0
     142A
     142B
------------------------------------------------------------------------------------------------------------------------------------
      143                     100.0%   5.4200000              0.0208    Actual/360    Balloon                                   0
------------------------------------------------------------------------------------------------------------------------------------

                  REMAINING           ORIGINAL            REMAINING           ORIGINAL              REMAINING
    CONTROL     INTEREST-ONLY         TERM TO              TERM TO          AMORTIZATION          AMORTIZATION         ORIGINATION
      NO.       PERIOD (MOS.)     MATURITY (MOS.)      MATURITY (MOS.)       TERM (MOS.)           TERM (MOS.)             DATE
------------------------------------------------------------------------------------------------------------------------------------

       1                   115                 120                  115                 0                     0            5/4/2005
       2                   121                 121                  121                 0                     0
       3                    30                 120                  114               294                   294           3/29/2005
      3A1
      3A2
------------------------------------------------------------------------------------------------------------------------------------
      3A3
      3A4
      3A5
      3A6
      3A7
------------------------------------------------------------------------------------------------------------------------------------
      3A8
      3A9
     3A10
     3A11
     3A12
------------------------------------------------------------------------------------------------------------------------------------
     3A13
     3A14
     3A15
     3A16
     3A17
------------------------------------------------------------------------------------------------------------------------------------
     3A18
     3A19
     3A20
     3A21
     3A22
------------------------------------------------------------------------------------------------------------------------------------
     3A23
     3A24
     3A25
     3A26
     3A27
------------------------------------------------------------------------------------------------------------------------------------
     3A28
     3A29
     3A30
     3A31
     3A32
------------------------------------------------------------------------------------------------------------------------------------
     3A33
     3A34
     3A35
     3A36
     3A37
------------------------------------------------------------------------------------------------------------------------------------
     3A38
     3A39
     3A40
     3A41
     3A42
------------------------------------------------------------------------------------------------------------------------------------
     3A43
     3A44
     3A45
     3A46
     3A47
------------------------------------------------------------------------------------------------------------------------------------
     3A48
     3A49
     3A50
     3A51
     3A52
------------------------------------------------------------------------------------------------------------------------------------
     3A53
     3A54
     3A55
     3A56
     3A57
------------------------------------------------------------------------------------------------------------------------------------
     3A58
     3A59
     3A60
     3A61
     3A62
------------------------------------------------------------------------------------------------------------------------------------
     3A63
     3A64
       4                    59                  60                   59                 0                     0           8/26/2005
      4A
      4B
------------------------------------------------------------------------------------------------------------------------------------
      4C
      4D
      4E
      4F
      4G
------------------------------------------------------------------------------------------------------------------------------------
      4H
      4I
       5                     0                 157                  157               157                   157           9/29/2005
       6                    30                 120                  114               260                   260            4/5/2005
       7                    61                  61                   61                 0                     0          10/12/2005
------------------------------------------------------------------------------------------------------------------------------------
       8                     0                 120                  120               360                   360           10/4/2005
       9                    58                 120                  118               360                   360           7/28/2005
      10                     0                 121                  120               121                   120           8/23/2005
      11                    59                  60                   59                 0                     0           8/30/2005
      12                    59                 120                  119               360                   360           8/12/2005
------------------------------------------------------------------------------------------------------------------------------------
      13                    58                  60                   58                 0                     0            8/3/2005
      14                    60                  60                   60                 0                     0           9/12/2005
      14A
      14B
      14C
------------------------------------------------------------------------------------------------------------------------------------
      15                     1                 121                  121               360                   360          10/26/2005
      16                    58                  60                   58                 0                     0            8/3/2005
      17                    58                  60                   58                 0                     0           7/27/2005
      18                    59                 120                  119               360                   360           8/26/2005
      19                   120                 120                  120                 0                     0           9/30/2005
------------------------------------------------------------------------------------------------------------------------------------
      20                   120                 120                  120                 0                     0           9/29/2005
      21                    84                  84                   84                 0                     0           9/23/2005
      22                     0                 180                  177               360                   357           6/23/2005
      23                     0                 120                  118               360                   358           7/27/2005
      24                    57                 120                  118               360                   360           8/10/2005
------------------------------------------------------------------------------------------------------------------------------------
      25                     0                 120                  117               360                   357           6/24/2005
      26                     7                 120                  115               360                   360            5/5/2005
      27                    21                 120                  117               360                   360           6/16/2005
      28                    34                 120                  118               360                   360            8/2/2005
      29                    54                 180                  174               360                   360            4/7/2005
------------------------------------------------------------------------------------------------------------------------------------
      30                     0                 120                  120               360                   360           9/23/2005
      31                    60                 120                  120               360                   360           9/30/2005
      32                     0                  60                   58               324                   322           7/28/2005
      33                    58                 120                  118               360                   360            8/8/2005
      34                     1                 121                  121               360                   360          10/26/2005
------------------------------------------------------------------------------------------------------------------------------------
      35                   117                 120                  117                 0                     0           6/30/2005
      36                    59                 120                  119               360                   360           8/26/2005
      37                    58                 180                  178               360                   360           8/11/2005
      38                    57                 120                  117               360                   360           6/21/2005
      39                    23                  84                   83               360                   360           8/19/2005
------------------------------------------------------------------------------------------------------------------------------------
      40                   119                 120                  119                 0                     0           8/30/2005
      41                     0                 120                  117               360                   357           6/29/2005
      42                     0                 120                  120               360                   360           9/29/2005
      43                    20                 120                  116               360                   360           5/31/2005
      44                    57                 180                  177               360                   360           6/30/2005
------------------------------------------------------------------------------------------------------------------------------------
      45                   119                 120                  119                 0                     0           8/18/2005
      46                    26                 120                  116               360                   360           5/20/2005
      47                     0                 120                  119               360                   359           8/16/2005
      48                    27                  77                   75               360                   360            8/5/2005
      49                    57                 117                  117               336                   336           10/5/2005
------------------------------------------------------------------------------------------------------------------------------------
      50                   119                 120                  119                 0                     0           8/24/2005
      51                     0                 120                  119               360                   359           8/12/2005
      52                     1                 121                  121               360                   360          10/26/2005
      52A
      52B
------------------------------------------------------------------------------------------------------------------------------------
      52C
      52D
      52E
      52F
      53                    60                 120                  120               360                   360           9/30/2005
------------------------------------------------------------------------------------------------------------------------------------
      54                     0                  84                   83               360                   359           8/31/2005
      55                    58                 120                  118               360                   360           8/10/2005
      56                    34                 120                  118               360                   360            8/9/2005
      57                     0                 120                  119               360                   359            9/2/2005
      58                    28                 120                  118               360                   360            8/1/2005
------------------------------------------------------------------------------------------------------------------------------------
      59                    33                 120                  117               360                   360            7/6/2005
      60                     0                 120                  119               360                   359            9/1/2005
      60A
      60B
      60C
------------------------------------------------------------------------------------------------------------------------------------
      61                     0                 120                  119               360                   359           8/22/2005
      62                     0                  84                   83               300                   299           8/17/2005
      63                    57                 180                  177               360                   360           6/22/2005
      64                     0                 120                  119               360                   359           8/12/2005
      65                     0                 120                  117               360                   357           6/22/2005
------------------------------------------------------------------------------------------------------------------------------------
      66                    46                 120                  118               360                   360           7/14/2005
      67                     0                 120                  116               360                   356           6/10/2005
      68                     0                 120                  119               360                   359           8/23/2005
      69                    58                  60                   58                 0                     0            8/4/2005
      70                     0                 120                  118               360                   358            8/1/2005
------------------------------------------------------------------------------------------------------------------------------------
      71                    33                 120                  117               360                   360           6/24/2005
      72                     1                 121                  121               360                   360          10/26/2005
      73                     0                 120                  119               360                   359            9/6/2005
      74                     0                 120                  118               300                   298           7/15/2005
      75                    34                 120                  118               360                   360            8/9/2005
------------------------------------------------------------------------------------------------------------------------------------
      76                     0                  60                   58               300                   298           7/29/2005
      76A
      76B
      77                    36                 120                  120               360                   360           10/7/2005
      78                   120                 120                  120                 0                     0           9/30/2005
------------------------------------------------------------------------------------------------------------------------------------
      79                     0                 120                  119               360                   359            9/7/2005
      80                    34                 120                  118               360                   360           7/22/2005
      81                    37                  85                   85               360                   360          10/12/2005
      82                    59                 120                  119               360                   360           8/31/2005
      83                    37                  85                   85               360                   360          10/12/2005
------------------------------------------------------------------------------------------------------------------------------------
      84                     1                 121                  121               300                   300          10/26/2005
      85                     0                 120                  120               360                   360           9/16/2005
      86                     0                 144                  144               360                   360           9/16/2005
      87                     0                 120                  119               360                   359           8/18/2005
      88                    22                 120                  117               360                   360            7/7/2005
------------------------------------------------------------------------------------------------------------------------------------
      89                     1                 121                  121               360                   360          10/26/2005
      90                     0                 120                  119               360                   359           8/31/2005
      91                    24                 120                  120               360                   360           9/20/2005
      92                   118                 120                  118                 0                     0            8/1/2005
      93                     0                 120                  119               360                   359           8/16/2005
------------------------------------------------------------------------------------------------------------------------------------
      94                   121                 121                  121                 0                     0          10/26/2005
      95                     0                 120                  114               360                   354           3/18/2005
      96                    33                  60                   57               360                   360           6/21/2005
      97                    34                 120                  118               360                   360           7/18/2005
      98                     0                 120                  116               360                   356           6/10/2005
------------------------------------------------------------------------------------------------------------------------------------
      99                     0                 120                  108               360                   348           10/6/2004
      100                    1                 121                  121               360                   360
      101                    0                 120                  120               360                   360           9/16/2005
      102                    0                 120                  118               360                   358           7/21/2005
      103                    9                 120                  117               360                   360           6/30/2005
------------------------------------------------------------------------------------------------------------------------------------
      104                    0                 120                  118               360                   358            8/3/2005
      105                  118                 120                  118                 0                     0            8/5/2005
      106                    0                 120                  114               360                   354           3/28/2005
      107                  120                 120                  120                 0                     0           9/30/2005
      108                    0                 120                  118               360                   358           7/26/2005
------------------------------------------------------------------------------------------------------------------------------------
      109                    0                 120                  118               360                   358           8/11/2005
      110                    0                 120                  120               360                   360           9/12/2005
      111                    0                 120                  119               360                   359           8/25/2005
     111A
     111B
------------------------------------------------------------------------------------------------------------------------------------
      112                   24                 120                  120               360                   360           9/20/2005
      113                   22                 120                  118               360                   360           8/10/2005
      114                    0                 120                  119               300                   299            9/1/2005
     114A
     114B
------------------------------------------------------------------------------------------------------------------------------------
      115                    0                 120                  120               300                   300           10/6/2005
      116                   60                 120                  120               360                   360           9/30/2005
      117                    0                 120                  119               360                   359            9/7/2005
      118                    0                 120                  120               360                   360           9/30/2005
      119                    1                 121                  121               360                   360          10/26/2005
------------------------------------------------------------------------------------------------------------------------------------
      120                   23                 120                  119               360                   360           8/15/2005
      121                    0                 120                  120               360                   360           9/21/2005
      122                    0                 120                  119               360                   359           8/18/2005
      123                    0                 120                  117               360                   357            7/1/2005
      124                    0                 120                  116               360                   356           6/10/2005
------------------------------------------------------------------------------------------------------------------------------------
      125                   23                 120                  119               360                   360           8/15/2005
      126                    0                 120                  119               360                   359           8/23/2005
      127                   22                 120                  118               360                   360           7/29/2005
      128                    0                 120                  118               360                   358           7/29/2005
      129                    0                 120                  119               360                   359            9/7/2005
------------------------------------------------------------------------------------------------------------------------------------
      130                   23                 120                  119               360                   360           8/15/2005
      131                   23                 120                  119               360                   360           8/15/2005
      132                    0                 120                  119               360                   359            9/1/2005
      133                    0                 120                  117               360                   357           6/23/2005
      134                    0                 120                  119               360                   359           8/19/2005
------------------------------------------------------------------------------------------------------------------------------------
      135                    0                  60                   57               360                   357           6/14/2005
      136                    1                 121                  121               360                   360          10/26/2005
      137                    1                 121                  121               360                   360          10/26/2005
      138                    0                 120                  118               360                   358           7/18/2005
      139                    0                 120                  120               240                   240           10/6/2005
------------------------------------------------------------------------------------------------------------------------------------
      140                    0                 120                  116               360                   356           6/10/2005
      141                    1                 121                  121               360                   360          10/26/2005
      142                    0                 120                  118               240                   238            8/1/2005
     142A
     142B
------------------------------------------------------------------------------------------------------------------------------------
      143                    0                 120                  119               360                   359           8/23/2005
------------------------------------------------------------------------------------------------------------------------------------

                   MATURITY OR
    CONTROL        ANTICIPATED       BALLOON                     PROPERTY                               PREPAYMENT
      NO.        REPAYMENT DATE    BALANCE ($)                     TYPE                              PROVISIONS (44)
------------------------------------------------------------------------------------------------------------------------------------

       1                5/11/2015  285,131,898        Office                                L(30),D(87),O(3)
       2              11/11//2015  185,000,000        Office                                L(25),D(90),O(6)
       3                4/11/2015  148,909,816        Hotel                                 L(31),D(86),O(3)
      3A1                                             Hotel
      3A2                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
      3A3                                             Hotel
      3A4                                             Hotel
      3A5                                             Hotel
      3A6                                             Hotel
      3A7                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
      3A8                                             Hotel
      3A9                                             Hotel
     3A10                                             Hotel
     3A11                                             Hotel
     3A12                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A13                                             Hotel
     3A14                                             Hotel
     3A15                                             Hotel
     3A16                                             Hotel
     3A17                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A18                                             Hotel
     3A19                                             Hotel
     3A20                                             Hotel
     3A21                                             Hotel
     3A22                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A23                                             Hotel
     3A24                                             Hotel
     3A25                                             Hotel
     3A26                                             Hotel
     3A27                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A28                                             Hotel
     3A29                                             Hotel
     3A30                                             Hotel
     3A31                                             Hotel
     3A32                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A33                                             Hotel
     3A34                                             Hotel
     3A35                                             Hotel
     3A36                                             Hotel
     3A37                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A38                                             Hotel
     3A39                                             Hotel
     3A40                                             Hotel
     3A41                                             Hotel
     3A42                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A43                                             Hotel
     3A44                                             Hotel
     3A45                                             Hotel
     3A46                                             Hotel
     3A47                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A48                                             Hotel
     3A49                                             Hotel
     3A50                                             Hotel
     3A51                                             Hotel
     3A52                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A53                                             Hotel
     3A54                                             Hotel
     3A55                                             Hotel
     3A56                                             Hotel
     3A57                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A58                                             Hotel
     3A59                                             Hotel
     3A60                                             Hotel
     3A61                                             Hotel
     3A62                                             Hotel
------------------------------------------------------------------------------------------------------------------------------------
     3A63                                             Hotel
     3A64                                             Hotel
       4                9/11/2010  122,850,000        Office                                L(26),D(33),O(1)
      4A                                              Office
      4B                                              Office
------------------------------------------------------------------------------------------------------------------------------------
      4C                                              Office
      4D                                              Office
      4E                                              Office
      4F                                              Office
      4G                                              Office
------------------------------------------------------------------------------------------------------------------------------------
      4H                                              Office
      4I                                              Office
       5               10/11/2035            0        Office                                YM(157)
       6                4/11/2015   88,729,310        Office                                L(31),D(83),O(6)
       7               11/11/2010   87,210,000        Office                                L(7),YM(30),2%(12),1%(9),O(3)
------------------------------------------------------------------------------------------------------------------------------------
       8                10/5/2015   66,461,540        Retail                                L(25),D(92),O(3)
       9                8/11/2015   53,308,064        Office                                L(27),D(90),O(3)
      10               10/11/2015            0        Office                                L(26),D(95)
      11                9/11/2010   38,160,000        Office                                L(26),D(22),D or 1%(9),O(3)
      12                9/11/2015   33,491,462        Retail                                L(24),YM(90),O(6)
------------------------------------------------------------------------------------------------------------------------------------
      13                8/11/2010   35,200,000        Multifamily                           L(27),D(30),O(3)
      14               10/11/2010   31,032,268        Office                                L(25),D(34),O(1)
      14A                                             Office
      14B                                             Office
      14C                                             Office
------------------------------------------------------------------------------------------------------------------------------------
      15               11/11/2015   25,114,675        Office                                L(25),D(93),O(3)
      16                8/11/2010   26,700,000        Multifamily                           L(27),D(30),O(3)
      17                8/11/2010   25,000,000        Mixed-Use                             L(27),D(30),O(3)
      18                9/11/2015   23,246,849        Mobile Home Park                      L(26),D(91),O(3)
      19               10/11/2015   20,268,392        Office                                L(25),D(92),O(3)
------------------------------------------------------------------------------------------------------------------------------------
      20               10/11/2015   20,360,000        Retail                                L(25),D(92),O(3)
      21               10/11/2012   20,000,000        Retail                                L(48),D(36)
      22                7/11/2020   14,006,756        Retail                                L(28),D(150),O(2)
      23                8/11/2015   15,341,741        Retail                                L(27),D(93)
      24                8/11/2015   16,862,483        Retail                                L(48),D(69),O(3)
------------------------------------------------------------------------------------------------------------------------------------
      25                7/11/2015   14,161,482        Office                                L(28),D(89),O(3)
      26                5/11/2015   13,719,891        Retail                                L(30),D(87),O(3)
      27                7/11/2015   13,612,088        Retail                                L(48),D(72)
      28                8/11/2015   13,547,874        Retail                                L(48),D(71),O(1)
      29                4/11/2020   12,317,428        Retail                                L(25),YM1%(143),O(12)
------------------------------------------------------------------------------------------------------------------------------------
      30               10/11/2015   11,974,484        Retail                                L(48),D(66),O(6)
      31               10/11/2015   13,275,147        Retail                                L(25),D(92),O(3)
      32                8/11/2010   12,985,756        Hotel                                 L(27),D(30),O(3)
      33                8/11/2015   12,482,130        Self-Storage                          L(48),D(72)
      34               11/11/2015   10,898,547        Retail                                L(25),D(95),O(1)
------------------------------------------------------------------------------------------------------------------------------------
      35                7/11/2015   11,631,250        Multifamily                           L(28),D(89),O(3)
      36                9/11/2015   11,809,233        Mobile Home Park                      L(26),D(91),O(3)
      37                8/11/2020   10,480,483        Retail                                L(25),YM1%(143),O(12)
      38                7/11/2015   11,585,076        Multifamily                           L(48),D(72)
      39                9/11/2012   11,004,976        Multifamily                           L(26),D(57),O(1)
------------------------------------------------------------------------------------------------------------------------------------
      40                9/11/2015   11,700,000        Retail                                L(26),D(91),O(3)
      41                7/11/2015    9,475,643        Mixed-Use                             L(28),D(92)
      42               10/11/2015    9,358,767        Hotel                                 L(48),D(72)
      43                6/11/2015    9,800,797        Office                                L(48),D(69),O(3)
      44                7/11/2020    9,277,942        Retail                                L(25),YM1%(143),O(12)
------------------------------------------------------------------------------------------------------------------------------------
      45                9/11/2015   11,000,000        Retail                                L(26),D(91),O(3)
      46                6/11/2015    9,313,533        Retail                                L(48),D(71),O(1)
      47                9/11/2015    8,845,024        Retail                                L(26),YM1%(90),O(4)
      48                1/11/2012    9,913,280        Multifamily                           L(27),D(49),O(1)
      49                7/11/2015    9,412,840        Industrial/Warehouse                  L(48),D(69)
------------------------------------------------------------------------------------------------------------------------------------
      50                9/11/2015   10,000,000        Multifamily                           L(26),D(92),O(2)
      51                9/11/2015    8,104,926        Retail                                L(48),D(66),O(6)
      52               11/11/2015    8,068,234        Multifamily                           L(25),D(93),O(3)
      52A                                             Multifamily
      52B                                             Multifamily
------------------------------------------------------------------------------------------------------------------------------------
      52C                                             Multifamily
      52D                                             Multifamily
      52E                                             Multifamily
      52F                                             Multifamily
      53               10/11/2015    8,792,723        Mobile Home Park                      L(25),D(92),O(3)
------------------------------------------------------------------------------------------------------------------------------------
      54                9/11/2012    8,511,468        Retail                                L(36),YM1%(45),O(3)
      55                8/11/2015    8,774,428        Multifamily                           L(27),D(92),O(1)
      56                8/11/2015    8,431,585        Hotel                                 L(27),D(90),O(3)
      57                9/11/2015    7,913,362        Industrial/Warehouse                  L(48),D(71),O(1)
      58                8/11/2015    7,644,703        Multifamily                           L(48),D(72)
------------------------------------------------------------------------------------------------------------------------------------
      59                7/11/2015    7,566,937        Office                                L(36),D(81),O(3)
      60                9/11/2015    6,876,426        Multifamily                           L(26),D(92),O(2)
      60A                                             Multifamily
      60B                                             Multifamily
      60C                                             Multifamily
------------------------------------------------------------------------------------------------------------------------------------
      61                9/11/2015    6,818,888        Office                                L(48),YM1%(69),O(3)
      62                9/11/2012    6,699,160        Hotel                                 L(48),D(36)
      63                7/11/2020    6,545,858        Retail                                L(25),YM1%(143),O(12)
      64                9/11/2015    6,343,686        Retail                                L(48),D(66),O(6)
      65                7/11/2015    6,295,074        Retail                                L(28),D(91),O(1)
------------------------------------------------------------------------------------------------------------------------------------
      66                8/11/2015    6,818,103        Office                                L(27),D(92),O(1)
      67                6/11/2015    6,215,793        Multifamily                           L(48),D(71),O(1)
      68                9/11/2015    5,467,256        Retail                                L(48),D(66),O(6)
      69                8/11/2010    6,480,000        Multifamily                           L(24),YM(33),O(3)
      70                8/11/2015    5,370,340        Multifamily                           L(27),D(90),O(3)
------------------------------------------------------------------------------------------------------------------------------------
      71                7/11/2015    5,711,247        Office                                L(48),D(72)
      72               11/11/2015    5,365,852        Retail                                L(25),D(95),O(1)
      73                9/11/2015    5,404,211        Retail                                L(48),D(72)
      74                8/11/2015    4,839,874        Hotel                                 L(48),D(72)
      75                8/11/2015    5,682,350        Hotel                                 L(27),D(90),O(3)
------------------------------------------------------------------------------------------------------------------------------------
      76                8/11/2010    5,701,401        Hotel                                 L(27),D(31),O(2)
      76A                                             Hotel
      76B                                             Hotel
      77               10/11/2015    5,368,354        Retail                                L(48),D(72)
      78               10/11/2015    5,573,165        Mobile Home Park                      L(25),D(92),O(3)
------------------------------------------------------------------------------------------------------------------------------------
      79                9/11/2015    4,820,190        Multifamily                           L(26),D(91),O(3)
      80                8/11/2015    5,022,591        Retail                                L(48),D(69),O(3)
      81               11/11/2012    5,200,704        Mobile Home Park                      L(25),D(56),O(4)
      82                9/11/2015    5,101,504        Multifamily                           L(36),YM1%(81),O(3)
      83               11/11/2012    5,171,418        Mobile Home Park                      L(25),D(56),O(4)
------------------------------------------------------------------------------------------------------------------------------------
      84               11/11/2015    4,338,681        Industrial/Warehouse                  L(25),D(93),O(3)
      85               10/11/2015    4,387,905        Multifamily                           L(25),D(95)
      86               10/11/2017    4,115,472        Retail                                L(48),D(95),O(1)
      87                9/11/2015    4,363,187        Self-Storage                          L(26),YM1%(93),O(1)
      88                7/11/2015    4,458,631        Office                                L(48),D(72)
------------------------------------------------------------------------------------------------------------------------------------
      89               11/11/2015    4,187,066        Office                                L(25),D(93),O(3)
      90                9/11/2015    4,172,182        Self-Storage                          L(26),YM1%(93),O(1)
      91               10/11/2015    4,094,434        Retail                                L(25),D(92),O(3)
      92                8/11/2015    4,600,000        Retail                                L(27),D(90),O(3)
      93                9/11/2015    3,711,193        Retail                                L(26),D(92),O(2)
------------------------------------------------------------------------------------------------------------------------------------
      94               11/11/2015    4,410,000        Retail                                L(25),D(93),O(3)
      95                4/11/2015    3,690,199        Retail                                L(48),D(66),O(6)
      96                7/11/2010    4,180,877        Retail                                L(36),YM1%(23),O(1)
      97                8/11/2015    3,828,993        Retail                                L(48),YM1%(72)
      98                6/11/2015    3,530,570        Multifamily                           L(48),D(71),O(1)
------------------------------------------------------------------------------------------------------------------------------------
      99               10/11/2014    3,479,283        Self-Storage                          L(48),D(71),O(1)
      100              11/11/2015    3,363,365        Retail                                L(49),D(69),O(3)
      101              10/11/2015    3,323,373        Retail                                L(48),D(69),O(3)
      102               8/11/2015    3,346,341        Retail                                L(48),YM1%(72)
      103               7/11/2015    3,407,208        Self-Storage                          L(28),D(92)
------------------------------------------------------------------------------------------------------------------------------------
      104               8/11/2015    3,271,713        Retail                                L(48),D(72)
      105               8/11/2015    3,837,000        Retail                                L(27),D(90),O(3)
      106               4/11/2015    3,212,885        Retail                                L(48),D(72)
      107              10/11/2015    3,780,000        Retail                                L(25),D(92),O(3)
      108               8/11/2015    3,071,602        Office                                L(27),D(90),O(3)
------------------------------------------------------------------------------------------------------------------------------------
      109               8/11/2015    3,028,806        Retail                                L(48),D(72)
      110              10/11/2015    3,040,869        Industrial/Warehouse                  L(48),D(69),O(3)
      111               9/11/2015    3,049,806        Self-Storage                          L(26),D(91),O(3)
     111A                                             Self-Storage
     111B                                             Self-Storage
------------------------------------------------------------------------------------------------------------------------------------
      112              10/11/2015    3,128,817        Multifamily                           L(48),D(71),O(1)
      113               8/11/2015    3,118,132        Office                                L(27),D(90),O(3)
      114               9/11/2015    2,698,360        Mobile Home Park/Self-Storage         L(26),D(91),O(3)
     114A                                             Mobile Home Park
     114B                                             Self-Storage
------------------------------------------------------------------------------------------------------------------------------------
      115              10/11/2015    2,603,955        Retail                                L(25),D(92),O(3)
      116              10/11/2015    3,101,501        Mobile Home Park                      L(25),D(92),O(3)
      117               9/11/2015    2,784,012        Multifamily                           L(48),D(72)
      118              10/11/2015    2,784,270        Mobile Home Park                      L(25),D(92),O(3)
      119              11/11/2015    2,797,724        Retail                                L(25),D(94),O(2)
------------------------------------------------------------------------------------------------------------------------------------
      120               9/11/2015    2,781,266        Self-Storage                          L(48),D(71),O(1)
      121              10/11/2015    2,402,877        Office                                L(25),D(92),O(3)
      122               9/11/2015    2,331,325        Self-Storage                          L(48),D(69),O(3)
      123               7/11/2015    2,266,441        Retail                                L(48),D(72)
      124               6/11/2015    2,254,261        Multifamily                           L(48),D(71),O(1)
------------------------------------------------------------------------------------------------------------------------------------
      125               9/11/2015    2,321,371        Self-Storage                          L(48),D(71),O(1)
      126               9/11/2015    2,191,892        Retail                                L(48),D(66),O(6)
      127               8/11/2015    2,116,726        Retail                                L(48),D(71),O(1)
      128               8/11/2015    2,013,651        Retail                                L(48),D(72)
      129               9/11/2015    1,963,572        Mobile Home Park                      L(48),D(70),O(2)
------------------------------------------------------------------------------------------------------------------------------------
      130               9/11/2015    1,976,232        Self-Storage                          L(48),D(71),O(1)
      131               9/11/2015    1,905,277        Self-Storage                          L(48),D(71),O(1)
      132               9/11/2015    1,793,656        Multifamily                           L(26),D(93),O(1)
      133               7/11/2015    1,746,614        Retail                                L(48),YM1%(72)
      134               9/11/2015    1,671,979        Retail                                L(48),D(72)
------------------------------------------------------------------------------------------------------------------------------------
      135               7/11/2010    1,706,290        Retail                                L(48),D(12)
      136              11/11/2015    1,519,715        Mobile Home Park                      L(25),D(93),O(3)
      137              11/11/2015    1,430,986        Mobile Home Park                      L(25),D(93),O(3)
      138               8/11/2015    1,395,633        Retail                                L(48),D(72)
      139              10/11/2015    1,082,066        Mobile Home Park                      L(25),D(92),O(3)
------------------------------------------------------------------------------------------------------------------------------------
      140               6/11/2015    1,292,885        Multifamily                           L(48),D(71),O(1)
      141              11/11/2015    1,272,067        Mobile Home Park                      L(25),D(93),O(3)
      142               8/11/2015      840,043        Retail                                L(48),D(72)
     142A                                             Retail
     142B                                             Retail
------------------------------------------------------------------------------------------------------------------------------------
      143               9/11/2015    1,083,078        Multifamily                           L(48),D(72)
------------------------------------------------------------------------------------------------------------------------------------

                      ANNUAL               U/W NET            U/W NET       U/W                                         CUT-OFF
    CONTROL            DEBT               OPERATING            CASH         NCF           APPRAISED      APPRAISAL       DATE
      NO.          SERVICE ($)           INCOME ($)          FLOW ($)     DSCR (X)        VALUE ($)        DATE         LTV (%)
-----------------------------------------------------------------------------------------------------------------------------------

       1             15,870,184.80         83,962,322         78,056,834       1.65     1,850,000,000       5/1/2005          45.9
       2             10,362,273.96         13,983,684         12,835,325       1.24       276,200,000       8/1/2005          67.0
       3             13,635,975.60         75,161,429         62,624,234       1.71       856,500,000        Various          55.7
      3A1                                                                                  21,700,000       1/4/2005
      3A2                                                                                  21,300,000       1/3/2005
-----------------------------------------------------------------------------------------------------------------------------------
      3A3                                                                                  20,400,000       1/4/2005
      3A4                                                                                  20,300,000       1/6/2005
      3A5                                                                                  17,800,000       1/7/2005
      3A6                                                                                  17,700,000       1/6/2005
      3A7                                                                                  17,500,000       1/5/2005
-----------------------------------------------------------------------------------------------------------------------------------
      3A8                                                                                  17,700,000      1/11/2005
      3A9                                                                                  17,200,000       1/4/2005
     3A10                                                                                  17,100,000       1/6/2005
     3A11                                                                                  16,100,000       1/4/2005
     3A12                                                                                  16,300,000       1/1/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A13                                                                                  16,300,000       1/3/2005
     3A14                                                                                  16,100,000       1/4/2005
     3A15                                                                                  15,700,000       1/6/2005
     3A16                                                                                  16,400,000       1/3/2005
     3A17                                                                                  16,200,000       1/6/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A18                                                                                  15,800,000      1/12/2005
     3A19                                                                                  15,200,000       1/6/2005
     3A20                                                                                  14,500,000       1/7/2005
     3A21                                                                                  14,800,000       1/5/2005
     3A22                                                                                  16,000,000     12/21/2004
-----------------------------------------------------------------------------------------------------------------------------------
     3A23                                                                                  15,200,000      1/10/2005
     3A24                                                                                  14,600,000       1/7/2005
     3A25                                                                                  14,500,000       1/5/2005
     3A26                                                                                  14,500,000       1/7/2005
     3A27                                                                                  13,600,000       1/4/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A28                                                                                  15,000,000       1/4/2005
     3A29                                                                                  14,200,000     12/22/2004
     3A30                                                                                  13,600,000     12/20/2004
     3A31                                                                                  14,300,000       1/7/2005
     3A32                                                                                  13,200,000       1/9/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A33                                                                                  14,000,000     12/30/2004
     3A34                                                                                  13,000,000      1/10/2005
     3A35                                                                                  12,900,000       1/7/2005
     3A36                                                                                  12,700,000       1/6/2005
     3A37                                                                                  12,600,000       1/6/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A38                                                                                  12,500,000       1/7/2005
     3A39                                                                                  12,700,000       1/6/2005
     3A40                                                                                  12,700,000      1/11/2005
     3A41                                                                                  13,000,000       1/7/2005
     3A42                                                                                  11,900,000      1/12/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A43                                                                                  11,900,000       1/4/2005
     3A44                                                                                  11,500,000       1/7/2005
     3A45                                                                                  11,800,000       1/7/2005
     3A46                                                                                  11,200,000       1/5/2005
     3A47                                                                                  11,100,000       1/4/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A48                                                                                  11,100,000     12/27/2004
     3A49                                                                                  10,400,000      1/13/2005
     3A50                                                                                  10,300,000     12/29/2004
     3A51                                                                                   9,900,000       1/6/2005
     3A52                                                                                  12,900,000       1/3/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A53                                                                                   9,200,000       1/7/2005
     3A54                                                                                   9,000,000      1/11/2005
     3A55                                                                                   9,700,000     12/29/2004
     3A56                                                                                   9,200,000       1/4/2005
     3A57                                                                                   8,000,000      1/10/2005
-----------------------------------------------------------------------------------------------------------------------------------
     3A58                                                                                   7,700,000       1/5/2005
     3A59                                                                                   7,200,000       1/5/2005
     3A60                                                                                  10,700,000      1/10/2005
     3A61                                                                                   7,300,000       1/5/2005
     3A62                                                                                   6,600,000     12/29/2004
-----------------------------------------------------------------------------------------------------------------------------------
     3A63                                                                                   5,700,000       1/7/2005
     3A64                                                                                   5,300,000       1/6/2005
       4              6,476,925.00         17,556,559         15,719,652       2.43       270,500,000        Various          45.4
      4A                                                                                   76,500,000       7/1/2005
      4B                                                                                   53,600,000       7/1/2005
-----------------------------------------------------------------------------------------------------------------------------------
      4C                                                                                   36,600,000       7/1/2005
      4D                                                                                   29,700,000       7/1/2005
      4E                                                                                   19,400,000       7/1/2005
      4F                                                                                   16,700,000       7/1/2005
      4G                                                                                   15,200,000      6/28/2005
-----------------------------------------------------------------------------------------------------------------------------------
      4H                                                                                   14,600,000       7/1/2005
      4I                                                                                    8,200,000       7/1/2005
       5             12,619,846.56         45,014,186         45,014,186       1.71       650,000,000      11/1/2005          55.0
       6              8,881,096.56         13,317,076         12,746,182       1.44       174,000,000      3/22/2005          63.2
       7              5,495,380.68          7,232,702          6,595,165       1.20       127,800,000       6/1/2005          68.2
-----------------------------------------------------------------------------------------------------------------------------------
       8              5,555,347.96         10,960,537         10,499,630       1.89       156,000,000      8/18/2005          53.8
       9              3,854,772.00          5,611,128          4,912,054       1.27        82,000,000       6/3/2005          70.1
      10              5,289,333.07         20,964,226         20,787,355       1.57       350,000,000      6/21/2005          51.9
      11              2,236,281.96          3,155,617          2,697,966       1.21        49,000,000       6/7/2006          77.9
      12              2,480,021.28          2,768,102          2,585,760       1.04        45,000,000      4/23/2005          80.0
-----------------------------------------------------------------------------------------------------------------------------------
      13              1,857,606.72          2,917,979          2,780,379       1.50        46,250,000      6/29/2005          76.1
      14              1,636,090.08          4,813,547          4,400,203       2.69        74,400,000       7/1/2005          41.7
      14A                                                                                  40,000,000       7/1/2005
      14B                                                                                  17,400,000       7/1/2005
      14C                                                                                  17,000,000       7/1/2005
-----------------------------------------------------------------------------------------------------------------------------------
      15              2,061,239.40          3,100,977          2,767,560       1.34        37,500,000      8/24/2005          80.0
      16              1,409,036.88          2,259,710          2,120,510       1.50        34,100,000      6/29/2005          78.3
      17              1,390,295.16          1,968,080          1,894,791       1.36        32,000,000      6/23/2005          78.1
      18              1,715,810.52          2,013,861          2,004,136       1.17        32,900,000      7/18/2005          76.0
      19              1,587,704.04          1,936,529          1,728,936       1.34        32,300,000      8/10/2005          70.4
-----------------------------------------------------------------------------------------------------------------------------------
      20              1,079,617.32          1,543,338          1,515,266       1.40        25,600,000      7/18/2005          79.5
      21              1,076,750.04          1,619,578          1,605,592       1.49        26,650,000       8/6/2005          75.0
      22              1,355,172.72          1,730,317          1,631,906       1.20        26,470,000       4/8/2005          73.5
      23              1,228,643.76          1,712,879          1,583,557       1.29        29,100,000       6/2/2005          63.4
      24              1,205,259.96          1,649,106          1,546,448       1.28        24,000,000       7/5/2005          76.0
-----------------------------------------------------------------------------------------------------------------------------------
      25              1,105,536.00          1,996,353          1,972,370       1.78        30,300,000       6/8/2005          56.7
      26              1,096,185.72          1,510,609          1,397,582       1.27        20,400,000       3/8/2005          78.4
      27              1,067,786.88          1,416,019          1,365,776       1.28        19,600,000       8/1/2005          79.1
      28              1,001,484.12          1,269,610          1,211,444       1.21        20,155,000       7/1/2005          75.7
      29              1,030,987.68          1,336,208          1,245,293       1.21        21,500,000       2/7/2005          67.9
-----------------------------------------------------------------------------------------------------------------------------------
      30                949,013.88          1,290,840          1,269,882       1.34        19,425,000      8/10/2005          74.6
      31                959,578.08          1,183,781          1,168,233       1.22        17,900,000      7/22/2005          80.0
      32              1,012,388.52          1,588,776          1,416,930       1.40        21,500,000       6/1/2005          66.1
      33                886,559.76          1,223,740          1,210,336       1.37        18,000,000      7/14/2005          75.0
      34                897,954.96          1,129,095          1,077,573       1.20        18,300,000      8/23/2005          71.0
-----------------------------------------------------------------------------------------------------------------------------------
      35                846,739.80            972,400            926,900       1.30        16,200,000      3/25/2005          79.0
      36                871,535.76          1,014,327          1,009,502       1.16        16,400,000      7/18/2005          77.4
      37                849,302.40          1,225,663          1,174,445       1.38        16,675,000       6/4/2005          75.4
      38                835,753.68          1,124,443            999,318       1.20        15,625,000       5/6/2005          80.0
      39                852,632.04          1,076,215          1,028,415       1.21        15,000,000      6/13/2005          78.3
-----------------------------------------------------------------------------------------------------------------------------------
      40                638,439.72            877,283            858,060       1.34        15,100,000       7/1/2005          77.5
      41                763,058.40          1,035,537          1,010,693       1.32        14,250,000       7/1/2005          79.8
      42                755,540.40          1,275,717          1,084,069       1.43        15,000,000      6/22/2005          75.0
      43                759,149.52          1,214,750            946,323       1.25        14,375,000      3/20/2005          77.9
      44                767,928.48            963,305            921,570       1.20        14,900,000      5/27/2005          74.1
-----------------------------------------------------------------------------------------------------------------------------------
      45                623,886.36            909,701            870,492       1.40        14,700,000      6/13/2005          74.8
      46                695,329.32            915,906            890,099       1.28        13,105,000       4/4/2005          80.9
      47                719,835.24            945,635            928,263       1.29        15,000,000      6/22/2005          70.6
      48                774,920.16          1,105,619            952,985       1.23        13,800,000      6/24/2005          75.4
      49                699,876.60            958,132            855,725       1.22        16,150,000      4/28/2005          63.8
-----------------------------------------------------------------------------------------------------------------------------------
      50                538,374.96            728,402            713,652       1.33        14,100,000       6/6/2005          70.9
      51                660,123.96            930,594            858,665       1.30        14,200,000       8/2/2005          68.3
      52                687,597.36            947,780            866,180       1.26        13,895,000       8/1/2005          68.4
      52A                                                                                   2,980,000       8/1/2005
      52B                                                                                   2,825,000       8/1/2005
-----------------------------------------------------------------------------------------------------------------------------------
      52C                                                                                   2,150,000       8/1/2005
      52D                                                                                   2,150,000       8/1/2005
      52E                                                                                   2,100,000       8/1/2005
      52F                                                                                   1,690,000       8/1/2005
      53                628,806.36            850,507            832,307       1.32        12,900,000      7/25/2005          73.6
-----------------------------------------------------------------------------------------------------------------------------------
      54                652,295.04            839,945            814,812       1.25        12,300,000      3/15/2005          77.2
      55                641,029.68            741,159            682,759       1.07        11,900,000       7/5/2005          79.4
      56                649,874.64            947,104            797,753       1.35        13,900,000      6/29/2005          67.6
      57                697,803.12            885,842            844,206       1.21        11,520,000      4/28/2005          79.8
      58                587,383.32            845,108            751,922       1.28        10,800,000       6/9/2005          80.0
-----------------------------------------------------------------------------------------------------------------------------------
      59                564,195.84            910,501            733,734       1.30        10,650,000       6/1/2005          79.8
      60                555,621.48            815,574            759,424       1.37        10,330,000      5/25/2005          79.9
      60A                                                                                   5,210,000      5/25/2005
      60B                                                                                   3,050,000      5/25/2005
      60C                                                                                   2,070,000      5/25/2005
-----------------------------------------------------------------------------------------------------------------------------------
      61                550,091.88            763,392            662,483       1.20        10,550,000       6/8/2005          77.6
      62                584,421.72            982,114            901,401       1.54        10,600,000      5/26/2005          74.4
      63                542,542.68            697,401            656,723       1.21        10,850,000       5/1/2005          71.8
      64                516,679.80            722,409            667,432       1.29         9,625,000      7/28/2005          78.9
      65                502,480.68            687,277            642,962       1.28         9,750,000      1/11/2005          77.7
-----------------------------------------------------------------------------------------------------------------------------------
      66                499,774.20            723,759            624,485       1.25        10,700,000      6/24/2005          70.1
      67                496,983.36            724,819            643,199       1.29         9,375,000       4/8/2005          79.7
      68                445,296.36            634,916            568,611       1.28         8,200,000      7/22/2005          79.8
      69                434,934.00            545,712            524,962       1.21         8,200,000       6/2/2005          79.0
      70                429,393.60            622,990            561,575       1.31         8,100,000      4/12/2005          79.8
-----------------------------------------------------------------------------------------------------------------------------------
      71                430,297.32            721,597            564,423       1.31         8,125,000       3/5/2005          78.8
      72                442,104.12            719,633            665,521       1.51        10,600,000      6/18/2005          60.4
      73                453,564.96            709,347            673,008       1.48         9,300,000     12/10/2004          68.7
      74                467,128.80            904,435            656,298       1.40         9,700,000      4/28/2005          65.5
      75                437,974.08            687,337            599,296       1.37         8,600,000      6/28/2005          73.7
-----------------------------------------------------------------------------------------------------------------------------------
      76                489,868.44            893,546            775,342       1.58         9,400,000        Various          66.8
      76A                                                                                   4,400,000      5/27/2005
      76B                                                                                   5,000,000      5/26/2005
      77                409,260.00            573,076            528,130       1.29         8,525,000       9/1/2005          70.4
      78                419,437.04            519,066            507,316       1.45         7,040,000      7/25/2005          85.0
-----------------------------------------------------------------------------------------------------------------------------------
      79                381,576.48            537,182            478,682       1.25         7,400,000      6/20/2005          78.8
      80                372,297.12            603,829            539,623       1.45         7,800,000       7/1/2005          72.4
      81                374,667.00            458,299            449,599       1.20         7,600,000      9/30/2008          72.4
      82                370,198.44            613,788            576,788       1.56         8,000,000       6/8/2005          68.8
      83                372,557.16            453,404            447,104       1.20         7,100,000      9/30/2008          77.1
-----------------------------------------------------------------------------------------------------------------------------------
      84                456,243.24            701,309            626,939       1.37         7,825,000      2/22/2005          69.6
      85                358,497.96            513,021            464,955       1.30         7,000,000       8/2/2005          75.0
      86                356,260.32            482,089            443,952       1.25         6,500,000      4/29/2005          80.0
      87                360,195.12            497,396            488,817       1.36         6,975,000      7/27/2005          74.5
      88                336,615.00            500,872            426,050       1.27         7,400,000       7/1/2005          69.2
-----------------------------------------------------------------------------------------------------------------------------------
      89                343,917.84            681,498            628,454       1.83         7,600,000      8/11/2005          65.8
      90                339,544.92            546,833            517,137       1.52         6,670,000      7/13/2005          74.9
      91                312,141.96            589,976            523,507       1.68         8,200,000      8/11/2005          57.3
      92                257,913.00            411,378            408,095       1.58         6,825,000       7/6/2005          67.4
      93                293,192.88            383,967            360,916       1.23         5,700,000       7/8/2005          78.9
-----------------------------------------------------------------------------------------------------------------------------------
      94                243,683.13            305,143            302,920       1.24         4,900,000       8/1/2005          90.0
      95                304,113.24            444,382            387,559       1.27         6,000,000       1/7/2005          72.9
      96                283,341.24            443,343            416,587       1.47         6,800,000      5/23/2005          63.2
      97                285,896.64            504,490            467,472       1.64         6,500,000      3/31/2005          66.2
      98                282,286.56            444,445            391,045       1.39         5,400,000      4/11/2005          78.5
-----------------------------------------------------------------------------------------------------------------------------------
      99                296,484.24            378,940            372,826       1.26         6,840,000      8/22/2005          59.3
      100               279,200.88            350,436            338,269       1.21         5,200,000      10/1/2005          76.9
      101               267,441.12            383,915            354,541       1.33         5,500,000       8/5/2005          72.7
      102               274,046.40            400,170            376,730       1.37         5,000,000      2/22/2005          79.8
      103               277,216.08            370,305            364,859       1.32         5,000,000      5/18/2005          79.0
-----------------------------------------------------------------------------------------------------------------------------------
      104               269,850.60            338,112            322,737       1.20         5,200,000       7/5/2005          74.9
      105               213,966.00            310,640            308,568       1.44         4,515,000      5/25/2005          85.0
      106               270,755.88            359,710            341,926       1.26         5,200,000      6/10/2005          72.7
      107               210,787.56            264,574            262,351       1.24         4,200,000      7/16/2005          90.0
      108               250,948.56            347,642            335,347       1.34         4,900,000      3/11/2005          74.8
-----------------------------------------------------------------------------------------------------------------------------------
      109               242,951.52            368,865            338,167       1.39         5,000,000      6/27/2005          72.8
      110               252,603.00            382,711            374,179       1.48         5,500,000       8/1/2005          65.7
      111               258,173.16            453,540            434,274       1.68         4,800,000      4/26/2005          74.9
     111A                                                                                   2,700,000      4/26/2005
     111B                                                                                   2,100,000      4/26/2005
-----------------------------------------------------------------------------------------------------------------------------------
      112               242,505.96            311,145            296,238       1.22         4,800,000       7/8/2005          74.5
      113               244,826.28            336,250            305,469       1.25         5,250,000      6/30/2005          67.6
      114               267,406.44            446,096            429,611       1.61         5,700,000        Various          61.3
     114A                                                                                   3,700,000      3/22/2005
     114B                                                                                   2,000,000      3/28/2005
-----------------------------------------------------------------------------------------------------------------------------------
      115               261,842.40            446,058            378,990       1.45         6,900,000      6/26/2005          48.6
      116               222,234.96            331,940            324,940       1.46         4,330,000      7/25/2005          77.4
      117               224,232.12            315,649            275,713       1.23         4,300,000      5/17/2005          77.8
      118               233,111.28            286,570            281,070       1.21         5,000,000       8/9/2005          66.0
      119               237,320.16            350,667            337,757       1.42         5,075,000      8/27/2005          65.0
-----------------------------------------------------------------------------------------------------------------------------------
      120               216,327.60            289,174            278,512       1.29         4,030,000       6/6/2005          78.8
      121               194,063.64            291,699            266,128       1.37         3,850,000      5/19/2005          75.0
      122               188,674.32            245,511            239,229       1.27         4,130,000      5/15/2005          67.7
      123               182,804.88            254,833            242,462       1.33         3,550,000       3/8/2005          76.5
      124               180,239.28            258,446            228,806       1.27         3,400,000      4/11/2005          79.7
-----------------------------------------------------------------------------------------------------------------------------------
      125               180,556.92            269,690            264,333       1.46         3,330,000       6/6/2005          79.6
      126               176,117.28            268,382            221,185       1.26         3,300,000      7/28/2005          79.9
      127               162,498.36            248,924            225,475       1.39         3,100,000       4/4/2005          78.2
      128               162,819.96            237,602            198,543       1.22         3,200,000      5/11/2005          75.4
      129               157,266.36            277,383            272,733       1.73         2,960,000      7/21/2005          79.9
-----------------------------------------------------------------------------------------------------------------------------------
      130               153,711.84            246,892            241,442       1.57         2,820,000       6/6/2005          80.0
      131               148,192.92            199,897            193,542       1.31         2,780,000       6/6/2005          78.2
      132               142,506.24            199,622            172,372       1.21         2,800,000      7/11/2005          77.4
      133               140,877.24            193,444            185,627       1.32         2,780,000      5/11/2005          75.3
      134               136,721.40            184,878            177,319       1.30         2,515,000       7/1/2005          79.4
-----------------------------------------------------------------------------------------------------------------------------------
      135               123,572.88            170,645            160,097       1.30         2,300,000      5/20/2005          79.8
      136               127,509.96            159,538            155,788       1.22         2,330,000      6/18/2005          77.3
      137               119,126.64            167,391            163,891       1.38         2,125,000      4/20/2005          80.0
      138               113,118.72            150,379            143,629       1.27         2,150,000       6/7/2005          77.7
      139               140,300.64            198,605            192,405       1.37         2,500,000       5/4/2005          66.7
-----------------------------------------------------------------------------------------------------------------------------------
      140               103,372.56            161,531            140,579       1.36         2,050,000      4/21/2005          75.8
      141               107,988.48            143,920            139,170       1.29         2,055,000      5/25/2005          73.0
      142               106,254.96            174,290            164,926       1.55         1,930,000        Various          68.3
     142A                                                                                   1,450,000       6/9/2005
     142B                                                                                     480,000      6/27/2005
-----------------------------------------------------------------------------------------------------------------------------------
      143                87,793.68            115,476            110,404       1.26         1,700,000       6/2/2005          76.4
-----------------------------------------------------------------------------------------------------------------------------------

                 SCHEDULED          HOSPITALITY                                                         SQ FEET,           UNIT
    CONTROL      MATURITY/            AVERAGE                YEAR                     YEAR             PADS, ROOMS          OF
      NO.         LTV (%)          DAILY RATE ($)            BUILT                  RENOVATED             UNITS          MEASURE
------------------------------------------------------------------------------------------------------------------------------------

       1               45.9                                  1963             1991-1994, 1999-2004        2,850,323   Sq Feet
       2               67.0                                  1971                   1992-1995               731,204   Sq Feet
       3               46.6                 99.76          1985-1990               2003 - 2005                9,443   Rooms
      3A1                                  113.50            1987                  2004, 2005                   149   Rooms
      3A2                                  118.42            1988                     2004                      146   Rooms
------------------------------------------------------------------------------------------------------------------------------------
      3A3                                  113.53            1988                  2003, 2005                   145   Rooms
      3A4                                  128.46            1988                  2004, 2005                   145   Rooms
      3A5                                  108.39            1989                     2005                      149   Rooms
      3A6                                   96.97            1988                  2004, 2005                   154   Rooms
      3A7                                  110.42            1985                     2004                      140   Rooms
------------------------------------------------------------------------------------------------------------------------------------
      3A8                                  112.17            1988                     2005                      146   Rooms
      3A9                                  106.97            1988                     2005                      149   Rooms
     3A10                                  128.14            1986                  2004, 2005                   145   Rooms
     3A11                                   91.87            1987                  2004, 2005                   146   Rooms
     3A12                                  115.52            1988                     2004                      149   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A13                                  119.54            1987                     2004                      146   Rooms
     3A14                                  103.06            1987                     2003                      147   Rooms
     3A15                                  105.77            1989                  1999, 2005                   149   Rooms
     3A16                                  102.21            1986                     2003                      147   Rooms
     3A17                                  108.22            1988                  2004, 2005                   149   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A18                                   99.20            1989                                               149   Rooms
     3A19                                   95.32            1988                     2005                      149   Rooms
     3A20                                  103.60            1990                  2004, 2005                   149   Rooms
     3A21                                   91.77            1986                     2005                      131   Rooms
     3A22                                  105.66            1988                     2005                      149   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A23                                  122.49            1989                  2004, 2005                   149   Rooms
     3A24                                   98.80            1988                     2005                      149   Rooms
     3A25                                   90.34            1987                     2005                      149   Rooms
     3A26                                   98.10            1987                     2005                      146   Rooms
     3A27                                   93.92            1985                     2004                      146   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A28                                  114.89            1988                     2004                      149   Rooms
     3A29                                   94.04            1989                                               150   Rooms
     3A30                                  100.91            1988                                               149   Rooms
     3A31                                  114.42            1988                  2004, 2005                   149   Rooms
     3A32                                   94.87            1988                  1997, 2005                   149   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A33                                  103.52            1986                                               146   Rooms
     3A34                                   86.24            1988                  1999, 2005                   149   Rooms
     3A35                                   82.61            1986                     2005                      147   Rooms
     3A36                                   80.48            1988                     2005                      149   Rooms
     3A37                                   91.37            1987                     2005                      153   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A38                                   82.94            1987                     2005                      149   Rooms
     3A39                                   88.97            1987                     2005                      146   Rooms
     3A40                                   93.00            1988             1999, 2003, 2004, 2005            146   Rooms
     3A41                                  102.53            1989                  1999, 2005                   149   Rooms
     3A42                                   92.05            1988                     2005                      145   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A43                                   99.49            1986                     2005                      144   Rooms
     3A44                                   89.94            1988                  2004, 2005                   149   Rooms
     3A45                                   83.30            1988                     2005                      149   Rooms
     3A46                                   82.26            1986                     2005                      146   Rooms
     3A47                                   90.52            1988                     2005                      149   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A48                                   92.22            1988                     2004                      146   Rooms
     3A49                                   79.65            1987                                               150   Rooms
     3A50                                   93.68            1988                  2004, 2005                   146   Rooms
     3A51                                   98.71            1987                  2004, 2005                   145   Rooms
     3A52                                   78.68            1987                     2005                      155   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A53                                   84.34            1988                     2005                      149   Rooms
     3A54                                   79.04            1987                     2005                      145   Rooms
     3A55                                   89.76            1988                  2004, 2005                   149   Rooms
     3A56                                   86.07            1988                  2004, 2005                   149   Rooms
     3A57                                   80.49            1987               1997, 2000, 2005                146   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A58                                   81.07            1989                  1999, 2005                   149   Rooms
     3A59                                   94.86            1990                  2004, 2005                   149   Rooms
     3A60                                  101.90            1987                     2005                      146   Rooms
     3A61                                   78.69            1989                     2005                      149   Rooms
     3A62                                   81.13            1988                  2004, 2005                   149   Rooms
------------------------------------------------------------------------------------------------------------------------------------
     3A63                                   93.10            1988                     2005                      146   Rooms
     3A64                                   74.50            1988                     2005                      146   Rooms
       4               45.4                                 Various                  Various              1,304,238   Sq Feet
      4A                                                     1989                                           231,876   Sq Feet
      4B                                                     1983                                           275,998   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      4C                                                     1984                                           193,880   Sq Feet
      4D                                                     1952                     2000                  130,009   Sq Feet
      4E                                                     1980                                           114,190   Sq Feet
      4F                                                     1980                                           109,183   Sq Feet
      4G                                                     1978                                            94,035   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      4H                                                     1989                                            87,613   Sq Feet
      4I                                                     1964                     2001                   67,454   Sq Feet
       5                0.0                                  1974                   1995-2001               902,232   Sq Feet
       6               51.0                                2000-2002                                        424,825   Sq Feet
       7               68.2                               1973 - 1977                 2000                  532,904   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
       8               42.6                                  1973                     2004                  683,731   Sq Feet
       9               65.0                                  1971                     1990                  512,354   Sq Feet
      10               27.7                                  2004                                           707,483   Sq Feet
      11               77.9                       1980, 1981-1985, 1987-1988                                676,165   Sq Feet
      12               74.4                               1986, 1996                  1999                  253,504   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      13               76.1                                  1970                   2001-2005                   688   Units
      14               41.7                                 Various                                         326,749   Sq Feet
      14A                                                    2000                                           163,763   Sq Feet
      14B                                                    1978                                            85,835   Sq Feet
      14C                                                    1980                                            77,151   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      15               67.0                               1961 & 1971                                       397,828   Sq Feet
      16               78.3                                1978-1979                                            696   Units
      17               78.1                                  1974                     2004                  199,344   Sq Feet
      18               70.7                               1971, 1982                                            389   Pads
      19               62.8                                  1983                    Ongoing                140,781   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      20               79.5                                  1993                     2004                  187,145   Sq Feet
      21               75.0                                  2005                                            73,235   Sq Feet
      22               52.9                                  2003                                           118,963   Sq Feet
      23               52.7                                  1952                  1990, 1996               236,080   Sq Feet
      24               70.3                                  1985                                           168,195   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      25               46.7                                  2003                                            79,945   Sq Feet
      26               67.3                                1979-1997                                        212,655   Sq Feet
      27               69.4                                  1987                     2005                  159,629   Sq Feet
      28               67.2                                  1996                                            90,274   Sq Feet
      29               57.3                                  2000                                            85,037   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      30               61.6                                  2004                                            69,859   Sq Feet
      31               74.2                                  2005                                           119,598   Sq Feet
      32               60.4                112.77            2004                                               124   Rooms
      33               69.3                                  1963                     1998                   86,660   Sq Feet
      34               59.6                                  1937                     2005                   79,500   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      35               71.8                                  2002                                               140   Units
      36               72.0                               1959, 1972                                            193   Pads
      37               62.9                                  2000                                            65,018   Sq Feet
      38               74.1                                  1980                                               455   Units
      39               73.4                            1964, 1965, 1968               2005                      239   Units
------------------------------------------------------------------------------------------------------------------------------------
      40               77.5                                  2002                                            34,395   Sq Feet
      41               66.5                                  2005                                            64,242   Sq Feet
      42               62.4                 95.11            2002                                               150   Rooms
      43               68.2                                  1973                     1999                  253,459   Sq Feet
      44               62.3                                  1999                                            39,948   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      45               74.8                                  1927                     2000                   35,600   Sq Feet
      46               71.1                                  2004                                            74,471   Sq Feet
      47               59.0                                  2005                                            86,858   Sq Feet
      48               71.8                                  1971                   2003-2005                   438   Units
      49               58.3                                  1999                                           112,062   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      50               70.9                                  1991                     2003                       59   Units
      51               57.1                                  1989                     2003                  105,161   Sq Feet
      52               58.1                                 Various                                             272   Units
      52A                                                    1978                                                60   Units
      52B                                                    1978                                                47   Units
------------------------------------------------------------------------------------------------------------------------------------
      52C                                                    1978                                                34   Units
      52D                                                    1976                                                34   Units
      52E                                                    1977                                                56   Units
      52F                                                    1978                                                41   Units
      53               68.2                             1975, 2001-2002                                         364   Pads
------------------------------------------------------------------------------------------------------------------------------------
      54               69.2                                  1989                                            86,988   Sq Feet
      55               73.7                                  1977                                               201   Units
      56               60.7                 97.70         1984, 1997               2003, 2005                   144   Rooms
      57               68.7                                  1975                     2005                  208,180   Sq Feet
      58               70.8                               1966, 1969                                            334   Units
------------------------------------------------------------------------------------------------------------------------------------
      59               71.1                                  1981                                           161,480   Sq Feet
      60               66.6                                 Various                                             215   Units
      60A                                                 1965, 1972                                            100   Units
      60B                                                    1967                                                60   Units
      60C                                                    1965                                                55   Units
------------------------------------------------------------------------------------------------------------------------------------
      61               64.6                                  1982                     1997                   66,001   Sq Feet
      62               63.2                102.47            2000                                                80   Rooms
      63               60.3                                  1999                     2003                   48,563   Sq Feet
      64               65.9                                  1988                                           110,056   Sq Feet
      65               64.6                               1978, 1982                                         29,000   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      66               63.7                                  1978                     1984                   65,392   Sq Feet
      67               66.3                                1980-1984                                            312   Units
      68               66.7                                  1983                     2000                  146,296   Sq Feet
      69               79.0                                  1910                     2003                       83   Units
      70               66.3                                  1980                                               216   Units
------------------------------------------------------------------------------------------------------------------------------------
      71               70.3                                  1979                                           119,082   Sq Feet
      72               50.6                                  1995                                           125,357   Sq Feet
      73               58.1                                1986-1988                                         47,085   Sq Feet
      74               49.9                 93.27         1987, 1999                  2003                      158   Rooms
      75               66.1                 93.60            1998                     2005                       80   Rooms
------------------------------------------------------------------------------------------------------------------------------------
      76               60.7                 72.73            1997                                               172   Rooms
      76A                                   71.97            1997                                                89   Rooms
      76B                                   73.36            1997                                                83   Rooms
      77               63.0                                  1984                     2005                   51,882   Sq Feet
      78               79.2                               1972, 1993                                            235   Pads
------------------------------------------------------------------------------------------------------------------------------------
      79               65.1                                  1971                   1995-1997                   234   Units
      80               64.4                                  1980                                            88,965   Sq Feet
      81               68.4                               1970, 1983                                            174   Units
      82               63.8                                  1996                                               148   Units
      83               72.8                                  1960                     1997                      126   Units
------------------------------------------------------------------------------------------------------------------------------------
      84               55.4                                  1904                     1988                  247,900   Sq Feet
      85               62.7                                  1979                     1995                      174   Units
      86               63.3                                 1950's                  2004-2005               111,431   Sq Feet
      87               62.6                                  1996                                            57,195   Sq Feet
      88               60.3                                  1978                   2003-2004               108,402   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      89               55.1                                  1995                                            45,302   Sq Feet
      90               62.6                                  1994                     2004                  197,969   Sq Feet
      91               49.9                                  1984                                            91,668   Sq Feet
      92               67.4                                  2004                                            13,187   Sq Feet
      93               65.1                                2003-2005                                         19,869   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      94               90.0                                  2005                                            14,820   Sq Feet
      95               61.5                                  1982                                           100,484   Sq Feet
      96               61.5                                  1991                                            23,716   Sq Feet
      97               58.9                                  1985                     1999                   40,747   Sq Feet
      98               65.4                               1963, 1965                                            178   Units
------------------------------------------------------------------------------------------------------------------------------------
      99               50.9                                  1999                                            61,137   Sq Feet
      100              64.7                                  2005                                            21,450   Sq Feet
      101              60.4                                2003-2005                                         30,000   Sq Feet
      102              66.9                                  2000                                            29,890   Sq Feet
      103              68.1                                  1954                     2002                   36,368   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      104              62.9                                  1970                                            32,062   Sq Feet
      105              85.0                                  2002                                            10,908   Sq Feet
      106              61.8                                  2003                                            34,949   Sq Feet
      107              90.0                                  2005                                            14,820   Sq Feet
      108              62.7                                  2004                                            19,350   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      109              60.6                                  1990                                            36,566   Sq Feet
      110              55.3                                  2005                                            56,876   Sq Feet
      111              63.5                                 Various                                           1,014   Units
     111A                                                 1980, 1985                                            564   Units
     111B                                                    1986                                               450   Units
------------------------------------------------------------------------------------------------------------------------------------
      112              65.2                                  1978                                                65   Units
      113              59.4                                  1890                  1918, 1993                24,277   Sq Feet
      114              47.3                                 Various                  Various             166/45,418   Pads/Sq Feet
     114A                                                    2000                     2005                      166   Pads
     114B                                                    1982                     2001                   45,418   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      115              37.7                                  1965                                            68,979   Sq Feet
      116              71.6                               1968, 1994                                            140   Pads
      117              64.7                                  1965                                               156   Units
      118              55.7                                  1953                     1994                      110   Pads
      119              55.1                                  2004                                            13,589   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      120              69.0                                  1984                     1998                  106,624   Sq Feet
      121              62.4                                  1985                                            19,882   Sq Feet
      122              56.4                                  1998                                            62,820   Sq Feet
      123              63.8                                2004-2005                                         11,782   Sq Feet
      124              66.3                                  1979                                               104   Units
------------------------------------------------------------------------------------------------------------------------------------
      125              69.7                                  2000                                            55,770   Sq Feet
      126              66.4                                  1990                                            85,690   Sq Feet
      127              68.3                                  1986                                            16,737   Sq Feet
      128              62.9                                  1983                                            65,439   Sq Feet
      129              66.3                                  1958                                                93   Pads
------------------------------------------------------------------------------------------------------------------------------------
      130              70.1                                  1984                                            54,500   Sq Feet
      131              68.5                                  1994                     2004                   63,550   Sq Feet
      132              64.1                                  1972                     2002                      109   Units
      133              62.8                                  2005                                             9,270   Sq Feet
      134              66.5                                  2004                                             8,625   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      135              74.2                                  1999                                            11,200   Sq Feet
      136              65.2                           1974 & 1978 & 1986                                         75   Pads
      137              67.3                                  1978                     1987                       54   Units
      138              64.9                                  2005                                            11,250   Sq Feet
      139              43.3                                  1984                                               124   Pads
------------------------------------------------------------------------------------------------------------------------------------
      140              63.1                                  1975                                                72   Units
      141              61.9                                  1960                                                95   Pads
      142              43.5                                1982-1983                                          9,204   Sq Feet
     142A                                                    1983                                             6,804   Sq Feet
     142B                                                    1982                                             2,400   Sq Feet
------------------------------------------------------------------------------------------------------------------------------------
      143              63.7                                  2004                                                32   Units
------------------------------------------------------------------------------------------------------------------------------------

                     LOAN                                                RENT
    CONTROL          PER                     OCCUPANCY                   ROLL                    OWNERSHIP
      NO.            UNIT               PERCENTAGE (%) (45)              DATE                     INTEREST
-----------------------------------------------------------------------------------------------------------------

       1                   298                            100             1/1/2005          Fee Simple
       2                   253                           91.6             6/1/2005          Fee Simple
       3                50,545                           70.4            8/12/2005          Fee Simple/Leasehold
      3A1                                                71.0            8/12/2005          Leasehold
      3A2                                                81.0            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
      3A3                                                83.8            8/12/2005          Leasehold
      3A4                                                76.8            8/12/2005          Leasehold
      3A5                                                72.3            8/12/2005          Leasehold
      3A6                                                68.6            8/12/2005          Leasehold
      3A7                                                66.3            8/12/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      3A8                                                76.9            8/12/2005          Leasehold
      3A9                                                63.7            8/12/2005          Leasehold
     3A10                                                72.5            8/12/2005          Leasehold
     3A11                                                68.9            8/12/2005          Fee Simple
     3A12                                                76.2            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A13                                                73.1            8/12/2005          Leasehold
     3A14                                                69.6            8/12/2005          Leasehold
     3A15                                                62.0            8/12/2005          Leasehold
     3A16                                                68.9            8/12/2005          Fee Simple
     3A17                                                64.5            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A18                                                78.6            8/12/2005          Leasehold
     3A19                                                70.3            8/12/2005          Leasehold
     3A20                                                70.5            8/12/2005          Leasehold
     3A21                                                70.6            8/12/2005          Fee Simple
     3A22                                                74.2            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A23                                                68.5            8/12/2005          Leasehold
     3A24                                                65.8            8/12/2005          Leasehold
     3A25                                                67.3            8/12/2005          Leasehold
     3A26                                                72.1            8/12/2005          Leasehold
     3A27                                                70.9            8/12/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
     3A28                                                62.4            8/12/2005          Leasehold
     3A29                                                75.0            8/12/2005          Leasehold
     3A30                                                66.9            8/12/2005          Leasehold
     3A31                                                80.8            8/12/2005          Leasehold
     3A32                                                74.8            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A33                                                76.9            8/12/2005          Leasehold
     3A34                                                66.9            8/12/2005          Leasehold
     3A35                                                71.6            8/12/2005          Fee Simple
     3A36                                                71.5            8/12/2005          Leasehold
     3A37                                                70.2            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A38                                                62.4            8/12/2005          Leasehold
     3A39                                                71.0            8/12/2005          Leasehold
     3A40                                                62.0            8/12/2005          Leasehold
     3A41                                                71.7            8/12/2005          Leasehold
     3A42                                                65.1            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A43                                                64.6            8/12/2005          Fee Simple
     3A44                                                64.7            8/12/2005          Leasehold
     3A45                                                78.7            8/12/2005          Leasehold
     3A46                                                63.7            8/12/2005          Leasehold
     3A47                                                67.4            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A48                                                73.4            8/12/2005          Leasehold
     3A49                                                72.2            8/12/2005          Leasehold
     3A50                                                69.7            8/12/2005          Leasehold
     3A51                                                67.5            8/12/2005          Leasehold
     3A52                                                65.2            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A53                                                72.7            8/12/2005          Leasehold
     3A54                                                78.3            8/12/2005          Leasehold
     3A55                                                69.8            8/12/2005          Fee Simple
     3A56                                                71.4            8/12/2005          Leasehold
     3A57                                                61.5            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A58                                                68.8            8/12/2005          Leasehold
     3A59                                                78.5            8/12/2005          Leasehold
     3A60                                                55.1            8/12/2005          Leasehold
     3A61                                                60.7            8/12/2005          Leasehold
     3A62                                                64.3            8/12/2005          Leasehold
-----------------------------------------------------------------------------------------------------------------
     3A63                                                53.4            8/12/2005          Leasehold
     3A64                                                67.6            8/12/2005          Leasehold
       4                    94                           94.4              Various          Fee Simple
      4A                                                 98.7             8/8/2005          Fee Simple
      4B                                                 91.4             7/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      4C                                                 84.1             7/1/2005          Fee Simple
      4D                                                100.0             7/1/2005          Fee Simple
      4E                                                 96.4             7/1/2005          Fee Simple
      4F                                                 93.4             7/1/2005          Fee Simple
      4G                                                 85.7             7/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      4H                                                100.0             7/1/2005          Fee Simple
      4I                                                100.0             7/1/2005          Fee Simple
       5                   396                          100.0            9/29/2005          Fee Simple
       6                   259                          100.0             4/1/2005          Fee Simple
       7                   164                           71.2            9/12/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
       8                   123                           96.5            9/20/2005          Fee Simple
       9                   112                           87.1             7/1/2005          Fee Simple
      10                   257                          100.0            4/27/2005          Fee Simple
      11                    56                           88.0             8/1/2005          Fee Simple
      12                   142                           99.3             8/9/2005          Fee Simple/Leasehold
-----------------------------------------------------------------------------------------------------------------
      13                51,163                           94.8             7/1/2005          Fee Simple
      14                    95                           92.9            7/12/2005          Fee Simple/Leasehold
      14A                                               100.0            7/12/2005          Fee Simple/Leasehold
      14B                                                81.4            7/12/2005          Fee Simple
      14C                                                87.1            7/12/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      15                    75                           93.0             8/1/2005          Fee Simple
      16                38,362                           95.3             7/1/2005          Fee Simple
      17                   125                           92.2            7/22/2005          Fee Simple
      18                64,267                           98.5            6/29/2005          Fee Simple
      19                   162                          100.0            8/19/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      20                   109                          100.0            8/22/2005          Fee Simple
      21                   273                          100.0            10/4/2005          Fee Simple
      22                   163                           94.1            5/12/2005          Fee Simple
      23                    78                           82.2            7/20/2005          Fee Simple
      24                   109                           95.2             8/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      25                   215                          100.0            5/31/2005          Fee Simple
      26                    75                           88.0             5/4/2005          Fee Simple
      27                    97                           95.6            6/16/2005          Fee Simple
      28                   169                          100.0             8/2/2005          Fee Simple
      29                   172                           88.3            9/13/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      30                   208                          100.0            8/23/2005          Fee Simple
      31                   120                          100.0            9/16/2005          Fee Simple
      32               114,625                           81.6            8/31/2005          Fee Simple
      33                   156                           95.4            7/25/2005          Fee Simple
      34                   164                          100.0            6/30/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      35                91,429                           91.9             9/7/2005          Fee Simple
      36                65,803                           99.5            6/29/2005          Fee Simple
      37                   193                           90.4            8/23/2005          Fee Simple
      38                27,473                           91.4            5/13/2005          Fee Simple
      39                49,163                           98.7             6/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      40                   340                          100.0            8/16/2005          Leasehold
      41                   177                           87.8            6/15/2005          Fee Simple
      42                75,000                           69.2            5/31/2005          Fee Simple
      43                    44                           87.9            5/17/2005          Fee Simple
      44                   276                          100.0            6/23/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      45                   309                          100.0             6/1/2005          Fee Simple
      46                   142                           97.7            7/12/2005          Fee Simple
      47                   122                          100.0            8/19/2005          Fee Simple
      48                23,744                           85.6            8/15/2005          Fee Simple
      49                    92                           83.6            9/30/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      50               169,492                           93.2            6/21/2005          Fee Simple
      51                    92                           91.3            8/11/2005          Fee Simple
      52                34,926                           94.8             8/2/2005          Fee Simple
      52A                                               100.0             8/2/2005          Fee Simple
      52B                                               100.0             8/2/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      52C                                                91.2             8/2/2005          Fee Simple
      52D                                               100.0             8/2/2005          Fee Simple
      52E                                                96.4             8/2/2005          Fee Simple
      52F                                                73.2             8/2/2005          Fee Simple
      53                26,099                           89.3             7/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      54                   109                           97.4            8/25/2005          Fee Simple
      55                47,015                           81.1            8/10/2005          Fee Simple
      56                65,278                           65.1            7/31/2005          Fee Simple
      57                    44                          100.0             9/2/2005          Fee Simple
      58                25,868                           87.7            7/11/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      59                    53                           91.6            5/31/2005          Fee Simple
      60                38,394                           95.9            5/24/2005          Fee Simple
      60A                                                96.0            5/24/2005          Fee Simple
      60B                                                96.7            5/24/2005          Fee Simple
      60C                                                94.5            5/24/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      61                   124                           80.2             7/1/2005          Fee Simple
      62                98,597                           69.2            3/31/2005          Fee Simple
      63                   160                           90.9            6/20/2005          Fee Simple
      64                    69                           91.4            8/11/2005          Fee Simple
      65                   261                          100.0             6/9/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      66                   115                           97.1            7/11/2005          Fee Simple
      67                23,934                           91.0            9/15/2005          Fee Simple
      68                    45                           95.5            8/23/2005          Fee Simple
      69                78,072                           97.6             7/8/2005          Fee Simple
      70                29,935                           92.6            8/31/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      71                    54                           87.8             7/1/2005          Fee Simple
      72                    51                          100.0            4/16/2005          Fee Simple
      73                   136                          100.0            7/28/2005          Fee Simple
      74                40,196                           64.1            4/30/2005          Fee Simple
      75                79,188                           78.6            7/31/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      76                36,529                           61.5            4/30/2005          Fee Simple
      76A                                                54.6            4/30/2005          Fee Simple
      76B                                                70.2            4/30/2005          Fee Simple
      77                   116                          100.0             8/1/2005          Fee Simple
      78                25,464                           93.2             7/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      79                24,928                           94.0            8/30/2005          Fee Simple
      80                    64                           90.2            7/18/2005          Fee Simple
      81                31,638                           92.0             9/1/2005          Fee Simple
      82                37,162                           94.6            6/24/2005          Fee Simple
      83                43,444                           95.2             9/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      84                    22                          100.0             6/1/2005          Fee Simple
      85                30,172                           98.9            8/15/2005          Fee Simple
      86                    47                           93.9            9/20/2005          Fee Simple
      87                    91                           91.6            7/27/2005          Fee Simple
      88                    47                           77.1             7/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      89                   110                          100.0            9/28/2005          Leasehold
      90                    25                           79.4            7/13/2005          Fee Simple
      91                    51                           95.0            7/27/2005          Fee Simple
      92                   349                          100.0             8/1/2005          Fee Simple
      93                   226                          100.0             8/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      94                   298                          100.0             8/1/2005          Fee Simple
      95                    44                           91.8            9/16/2005          Fee Simple
      96                   181                           95.9            5/17/2005          Fee Simple
      97                   106                          100.0             7/1/2005          Fee Simple
      98                23,829                           92.1            9/15/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      99                    66                           87.3            8/23/2005          Fee Simple
      100                  186                          100.0            9/20/2005          Fee Simple
      101                  133                           84.5            8/22/2005          Fee Simple
      102                  134                          100.0             7/1/2005          Fee Simple
      103                  109                           71.4            4/30/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      104                  121                          100.0             8/3/2005          Fee Simple
      105                  352                          100.0             7/1/2005          Fee Simple
      106                  108                          100.0            9/28/2005          Fee Simple
      107                  255                          100.0            9/29/2005          Fee Simple
      108                  190                          100.0             6/3/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      109                  100                          100.0             8/1/2005          Fee Simple
      110                   64                          100.0            6/27/2005          Fee Simple
      111                3,547                           92.4            5/23/2005          Fee Simple
     111A                                                95.9            5/23/2005          Fee Simple
     111B                                                88.4            5/23/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      112               55,000                           98.5             9/2/2005          Fee Simple
      113                  146                          100.0             8/1/2005          Fee Simple/Leasehold
      114                8,894                           72.5              Various          Fee Simple
     114A                                                61.5            6/30/2005          Fee Simple
     114B                                                92.8            9/15/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      115                   49                          100.0             5/1/2005          Fee Simple
      116               23,929                           95.7             7/1/2005          Fee Simple
      117               21,450                           87.2             5/5/2005          Fee Simple
      118               30,000                           96.4            6/22/2005          Fee Simple
      119                  243                          100.0            9/15/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      120                   30                           77.2            9/15/2005          Fee Simple
      121                  145                          100.0             8/9/2005          Fee Simple
      122                   45                           91.3            5/31/2005          Fee Simple
      123                  231                          100.0            6/25/2005          Fee Simple
      124               26,041                           98.1            9/15/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      125                   48                           93.7            9/15/2005          Fee Simple
      126                   31                          100.0            8/23/2005          Fee Simple
      127                  145                           92.8             6/1/2005          Fee Simple
      128                   37                           92.5            7/18/2005          Fee Simple
      129               25,433                           97.8            8/22/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      130                   41                           91.3            9/15/2005          Fee Simple
      131                   34                           74.0            9/15/2005          Fee Simple
      132               19,885                           90.8            8/16/2005          Fee Simple
      133                  226                           90.0            7/11/2005          Fee Simple
      134                  232                          100.0             6/1/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      135                  164                          100.0             6/1/2005          Fee Simple
      136               24,000                           98.7            5/20/2005          Fee Simple
      137               31,481                          100.0            5/21/2005          Fee Simple
      138                  149                           80.7            6/21/2005          Fee Simple
      139               13,452                           91.1             5/4/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      140               21,573                           98.6            9/15/2005          Fee Simple
      141               15,789                          100.0            7/14/2005          Fee Simple
      142                  143                          100.0            6/22/2005          Fee Simple
     142A                                               100.0            6/22/2005          Fee Simple
     142B                                               100.0            6/22/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------
      143               40,580                           96.9            7/20/2005          Fee Simple
-----------------------------------------------------------------------------------------------------------------

                                                    LARGEST                                         LARGEST              LARGEST
    CONTROL                                         TENANT                                        TENANT AREA         TENANT LEASE
      NO.                                            NAME                                       LEASED (SQ. FT.)        EXP. DATE
------------------------------------------------------------------------------------------------------------------------------------

       1        The Dreyfus Corp.                                                                       351,585           3/31/2019
       2        KPMG LLP                                                                                153,885           5/31/2010
       3        N/A                                                                                         N/A                 N/A
      3A1       N/A                                                                                         N/A                 N/A
      3A2       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      3A3       N/A                                                                                         N/A                 N/A
      3A4       N/A                                                                                         N/A                 N/A
      3A5       N/A                                                                                         N/A                 N/A
      3A6       N/A                                                                                         N/A                 N/A
      3A7       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      3A8       N/A                                                                                         N/A                 N/A
      3A9       N/A                                                                                         N/A                 N/A
     3A10       N/A                                                                                         N/A                 N/A
     3A11       N/A                                                                                         N/A                 N/A
     3A12       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A13       N/A                                                                                         N/A                 N/A
     3A14       N/A                                                                                         N/A                 N/A
     3A15       N/A                                                                                         N/A                 N/A
     3A16       N/A                                                                                         N/A                 N/A
     3A17       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A18       N/A                                                                                         N/A                 N/A
     3A19       N/A                                                                                         N/A                 N/A
     3A20       N/A                                                                                         N/A                 N/A
     3A21       N/A                                                                                         N/A                 N/A
     3A22       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A23       N/A                                                                                         N/A                 N/A
     3A24       N/A                                                                                         N/A                 N/A
     3A25       N/A                                                                                         N/A                 N/A
     3A26       N/A                                                                                         N/A                 N/A
     3A27       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A28       N/A                                                                                         N/A                 N/A
     3A29       N/A                                                                                         N/A                 N/A
     3A30       N/A                                                                                         N/A                 N/A
     3A31       N/A                                                                                         N/A                 N/A
     3A32       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A33       N/A                                                                                         N/A                 N/A
     3A34       N/A                                                                                         N/A                 N/A
     3A35       N/A                                                                                         N/A                 N/A
     3A36       N/A                                                                                         N/A                 N/A
     3A37       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A38       N/A                                                                                         N/A                 N/A
     3A39       N/A                                                                                         N/A                 N/A
     3A40       N/A                                                                                         N/A                 N/A
     3A41       N/A                                                                                         N/A                 N/A
     3A42       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A43       N/A                                                                                         N/A                 N/A
     3A44       N/A                                                                                         N/A                 N/A
     3A45       N/A                                                                                         N/A                 N/A
     3A46       N/A                                                                                         N/A                 N/A
     3A47       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A48       N/A                                                                                         N/A                 N/A
     3A49       N/A                                                                                         N/A                 N/A
     3A50       N/A                                                                                         N/A                 N/A
     3A51       N/A                                                                                         N/A                 N/A
     3A52       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A53       N/A                                                                                         N/A                 N/A
     3A54       N/A                                                                                         N/A                 N/A
     3A55       N/A                                                                                         N/A                 N/A
     3A56       N/A                                                                                         N/A                 N/A
     3A57       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A58       N/A                                                                                         N/A                 N/A
     3A59       N/A                                                                                         N/A                 N/A
     3A60       N/A                                                                                         N/A                 N/A
     3A61       N/A                                                                                         N/A                 N/A
     3A62       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
     3A63       N/A                                                                                         N/A                 N/A
     3A64       N/A                                                                                         N/A                 N/A
       4        N/A                                                                                         N/A                 N/A
      4A        Synapse Group Inc.                                                                       74,945           9/30/2016
      4B        Ampacet Corporation                                                                      41,908           3/31/2010
------------------------------------------------------------------------------------------------------------------------------------
      4C        Twin Laboratories Inc.                                                                   25,446           8/31/2009
      4D        Radianz U.S. No. 2 Inc.                                                                 130,009           5/14/2011
      4E        North Shore Regional Health                                                              15,917           3/31/2010
      4F        Lincoln Educational SRV                                                                  41,657           7/31/2015
      4G        Herbert L. Jamison & Co.                                                                 31,391           5/31/2014
------------------------------------------------------------------------------------------------------------------------------------
      4H        Amscan Inc.                                                                              60,739          12/31/2014
      4I        Amscan Inc.                                                                              59,285          12/31/2014
       5        Marsh & McLennan Companies, Inc.                                                        902,232          10/11/2035
       6        Juniper Networks, Inc.                                                                  424,825           6/30/2012
       7        GSA - US Consumer Product Safety Commission                                             113,839           8/25/2013
------------------------------------------------------------------------------------------------------------------------------------
       8        Marshall Field & Company                                                                147,632           1/31/2009
       9        McDonnell Boehnen Hulbert & Berghoff                                                     60,782          10/31/2014
      10        United States of America, by the Securities and Exchange Commission                     704,415           4/25/2019
      11        The Technical Resource Connection, Inc.                                                  57,000           2/28/2006
      12        R.C. Cobb, Inc.                                                                          76,118           5/31/2017
------------------------------------------------------------------------------------------------------------------------------------
      13        N/A                                                                                         N/A                 N/A
      14        N/A                                                                                         N/A                 N/A
      14A       Arrow Electronics Inc.                                                                  163,762          12/31/2013
      14B       American Home Mortgage                                                                   57,063           1/31/2009
      14C       Vacation Station LLC                                                                     13,243           7/31/2010
------------------------------------------------------------------------------------------------------------------------------------
      15        Los Angeles County Mental Health Servies                                                 44,298          10/31/2015
      16        N/A                                                                                         N/A                 N/A
      17        Sherman Financial Group                                                                  76,923          11/30/2013
      18        N/A                                                                                         N/A                 N/A
      19        City and County of San Francisco                                                        139,956           1/31/2008
------------------------------------------------------------------------------------------------------------------------------------
      20        Home Depot U.S.A., Inc.                                                                 187,145           1/31/2020
      21        TJX Companies                                                                            25,104           8/31/2015
      22        Circuit City                                                                             33,125           1/31/2019
      23        The Penn Traffic Company                                                                 51,704           4/30/2018
      24        Jacob's Well                                                                             18,100           5/31/2010
------------------------------------------------------------------------------------------------------------------------------------
      25        National Transporation Safety Board                                                      79,945           7/31/2023
      26        Linens N Things                                                                          31,650           1/31/2016
      27        Ream's Grocery                                                                           61,100          10/14/2020
      28        Harris Teeter                                                                            34,947           4/30/2015
      29        Chuck E. Cheese                                                                          11,080          10/31/2010
------------------------------------------------------------------------------------------------------------------------------------
      30        Safeway                                                                                  57,860           5/31/2029
      31        BJ's Wholesale Club                                                                     119,598            8/5/2025
      32        N/A                                                                                         N/A                 N/A
      33        N/A                                                                                         N/A                 N/A
      34        Jamaica 162-21 Realty Corp (dba Shoppers World)                                          75,000           8/31/2014
------------------------------------------------------------------------------------------------------------------------------------
      35        N/A                                                                                         N/A                 N/A
      36        N/A                                                                                         N/A                 N/A
      37        New England Audio Co., Inc.                                                               9,778           8/31/2016
      38        N/A                                                                                         N/A                 N/A
      39        N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      40        The Container Store, Inc.                                                                28,001           2/28/2021
      41        Spoto's Oakwood Grill                                                                     4,659          11/30/2014
      42        N/A                                                                                         N/A                 N/A
      43        Health Alliance Plan                                                                    122,716           7/31/2017
      44        Fitness Evolution, L.P.                                                                  12,534          12/31/2011
------------------------------------------------------------------------------------------------------------------------------------
      45        Claremont Children's School LLC                                                          18,000           9/30/2020
      46        Publix Super Market                                                                      44,271           3/31/2024
      47        Giant Eagle                                                                              86,858           6/30/2025
      48        N/A                                                                                         N/A                 N/A
      49        Pump It Up of Poway, Inc.                                                                11,226          10/31/2008
------------------------------------------------------------------------------------------------------------------------------------
      50        N/A                                                                                         N/A                 N/A
      51        Publix                                                                                   44,271          11/30/2023
      52        N/A                                                                                         N/A                 N/A
      52A       N/A                                                                                         N/A                 N/A
      52B       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      52C       N/A                                                                                         N/A                 N/A
      52D       N/A                                                                                         N/A                 N/A
      52E       N/A                                                                                         N/A                 N/A
      52F       N/A                                                                                         N/A                 N/A
      53        N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      54        Safeway Inc.                                                                             55,580           3/19/2014
      55        N/A                                                                                         N/A                 N/A
      56        N/A                                                                                         N/A                 N/A
      57        GRM Information Management Services of San Francisco, LLC                               208,180            9/2/2020
      58        N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      59        Enterprise Recovery Systems, Inc.                                                        10,422           1/31/2006
      60        N/A                                                                                         N/A                 N/A
      60A       N/A                                                                                         N/A                 N/A
      60B       N/A                                                                                         N/A                 N/A
      60C       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      61        D.P. Associates                                                                          11,000          12/31/2007
      62        N/A                                                                                         N/A                 N/A
      63        McDonald's Corporation                                                                    4,719           3/31/2021
      64        Kroger                                                                                   63,986          11/29/2012
      65        Wilshire Home Entertainment                                                               7,500           6/15/2010
------------------------------------------------------------------------------------------------------------------------------------
      66        Molina Healthcare Inc. of Delaware                                                        5,191          10/31/2009
      67        N/A                                                                                         N/A                 N/A
      68        Walmart                                                                                  48,542           7/11/2010
      69        N/A                                                                                         N/A                 N/A
      70        N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      71        Pacific Dental                                                                           21,850           4/30/2010
      72        Lowe's Companies Inc.                                                                   125,357          12/31/2013
      73        Bare Feet Shoes                                                                           9,788           7/31/2014
      74        N/A                                                                                         N/A                 N/A
      75        N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      76        N/A                                                                                         N/A                 N/A
      76A       N/A                                                                                         N/A                 N/A
      76B       N/A                                                                                         N/A                 N/A
      77        Tuesday Morning, Inc.                                                                     7,425           1/15/2010
      78        N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      79        N/A                                                                                         N/A                 N/A
      80        Bicycle Village                                                                          24,652           3/31/2013
      81        N/A                                                                                         N/A                 N/A
      82        N/A                                                                                         N/A                 N/A
      83        N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      84        Guaranteed Records Management                                                           247,900            7/1/2020
      85        N/A                                                                                         N/A                 N/A
      86        Supremo Supermarket                                                                      60,915           3/31/2024
      87        N/A                                                                                         N/A                 N/A
      88        Surety Administrators                                                                    11,866          10/12/2006
------------------------------------------------------------------------------------------------------------------------------------
      89        St. Clare's Hospital                                                                     22,274           3/31/2021
      90        N/A                                                                                         N/A                 N/A
      91        Ross Dress for Less, Inc.                                                                44,000           8/31/2009
      92        CVS EGL Margate Pompano FL, LLC                                                          12,739          10/23/2024
      93        Bear Rock Cafe (Ealge Rock Partners, LLC)                                                 4,500           8/31/2011
------------------------------------------------------------------------------------------------------------------------------------
      94        Walgreen Co.                                                                             14,820           1/31/2080
      95        Safeway                                                                                  40,453           2/28/2007
      96        Rapid Pedal Movement, Inc.                                                                3,425           1/31/2006
      97        Furniture Today, Inc.                                                                     5,560          10/31/2009
      98        N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      99        N/A                                                                                         N/A                 N/A
      100       Bassett Furniture                                                                        12,000           8/31/2015
      101       Lost Mountain Martial Arts, Inc.                                                          3,150           2/28/2009
      102       Gugliemo's                                                                                3,600            3/1/2009
      103       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      104       Nutrition Depot                                                                          10,617           9/30/2014
      105       Eckerd Corporation                                                                       10,908          11/20/2022
      106       Staples                                                                                  20,597          11/30/2017
      107       Walgreen Co.                                                                             14,820           8/31/2080
      108       Bio-Medical Applications of New Jersey d/b/a FMC Dialysis Services of Jersey City        19,350           8/31/2014
------------------------------------------------------------------------------------------------------------------------------------
      109       House Call Medical Resources                                                              8,000           5/31/2008
      110       Stock Building Supply                                                                    56,876            6/1/2020
      111       N/A                                                                                         N/A                 N/A
     111A       N/A                                                                                         N/A                 N/A
     111B       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      112       N/A                                                                                         N/A                 N/A
      113       US Trustee                                                                                6,934           9/22/2012
      114       N/A                                                                                         N/A                 N/A
     114A       N/A                                                                                         N/A                 N/A
     114B       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      115       Morgan Theatres                                                                          16,520           5/31/2008
      116       N/A                                                                                         N/A                 N/A
      117       N/A                                                                                         N/A                 N/A
      118       N/A                                                                                         N/A                 N/A
      119       Eckerd Corporation                                                                       13,589           8/31/2029
------------------------------------------------------------------------------------------------------------------------------------
      120       N/A                                                                                         N/A                 N/A
      121       Montalbano, Condon & Frank, PC                                                           11,205            3/9/2015
      122       N/A                                                                                         N/A                 N/A
      123       Amscot                                                                                    4,042           1/31/2015
      124       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      125       N/A                                                                                         N/A                 N/A
      126       Food Lion                                                                                38,000            9/1/2018
      127       Caroline's Apparel                                                                        4,450           9/30/2010
      128       Brookshire Grocery Company                                                               34,019          11/30/2009
      129       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      130       N/A                                                                                         N/A                 N/A
      131       N/A                                                                                         N/A                 N/A
      132       N/A                                                                                         N/A                 N/A
      133       Bear Rock Cafe                                                                            3,500           5/31/2012
      134       E Floors Carpet & Wood                                                                    3,400          11/30/2009
------------------------------------------------------------------------------------------------------------------------------------
      135       Green Pepper                                                                              2,500           1/31/2011
      136       N/A                                                                                         N/A                 N/A
      137       N/A                                                                                         N/A                 N/A
      138       Center for Family Medicine                                                                3,525           2/28/2012
      139       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
      140       N/A                                                                                         N/A                 N/A
      141       N/A                                                                                         N/A                 N/A
      142       PN Cleaners                                                                               2,800           7/31/2007
     142A       PN Cleaners                                                                               2,800           7/31/2007
     142B       New York Pizza & Deli                                                                     2,400           4/30/2007
------------------------------------------------------------------------------------------------------------------------------------
      143       N/A                                                                                         N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------

                                         2ND LARGEST                              2ND LARGEST              2ND LARGEST
    CONTROL                                 TENANT                                TENANT AREA              TENANT LEASE
      NO.                                    NAME                              LEASED (SQ. FT.)             EXP. DATE
-------------------------------------------------------------------------------------------------------------------------

       1        Winston & Strawn LLP                                                     335,094              11/23/2011
       2        National Union Fire Insurance Company of Pittsburgh, PA                   87,815               3/31/2009
       3        N/A                                                                          N/A                     N/A
      3A1       N/A                                                                          N/A                     N/A
      3A2       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      3A3       N/A                                                                          N/A                     N/A
      3A4       N/A                                                                          N/A                     N/A
      3A5       N/A                                                                          N/A                     N/A
      3A6       N/A                                                                          N/A                     N/A
      3A7       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      3A8       N/A                                                                          N/A                     N/A
      3A9       N/A                                                                          N/A                     N/A
     3A10       N/A                                                                          N/A                     N/A
     3A11       N/A                                                                          N/A                     N/A
     3A12       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A13       N/A                                                                          N/A                     N/A
     3A14       N/A                                                                          N/A                     N/A
     3A15       N/A                                                                          N/A                     N/A
     3A16       N/A                                                                          N/A                     N/A
     3A17       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A18       N/A                                                                          N/A                     N/A
     3A19       N/A                                                                          N/A                     N/A
     3A20       N/A                                                                          N/A                     N/A
     3A21       N/A                                                                          N/A                     N/A
     3A22       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A23       N/A                                                                          N/A                     N/A
     3A24       N/A                                                                          N/A                     N/A
     3A25       N/A                                                                          N/A                     N/A
     3A26       N/A                                                                          N/A                     N/A
     3A27       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A28       N/A                                                                          N/A                     N/A
     3A29       N/A                                                                          N/A                     N/A
     3A30       N/A                                                                          N/A                     N/A
     3A31       N/A                                                                          N/A                     N/A
     3A32       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A33       N/A                                                                          N/A                     N/A
     3A34       N/A                                                                          N/A                     N/A
     3A35       N/A                                                                          N/A                     N/A
     3A36       N/A                                                                          N/A                     N/A
     3A37       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A38       N/A                                                                          N/A                     N/A
     3A39       N/A                                                                          N/A                     N/A
     3A40       N/A                                                                          N/A                     N/A
     3A41       N/A                                                                          N/A                     N/A
     3A42       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A43       N/A                                                                          N/A                     N/A
     3A44       N/A                                                                          N/A                     N/A
     3A45       N/A                                                                          N/A                     N/A
     3A46       N/A                                                                          N/A                     N/A
     3A47       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A48       N/A                                                                          N/A                     N/A
     3A49       N/A                                                                          N/A                     N/A
     3A50       N/A                                                                          N/A                     N/A
     3A51       N/A                                                                          N/A                     N/A
     3A52       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A53       N/A                                                                          N/A                     N/A
     3A54       N/A                                                                          N/A                     N/A
     3A55       N/A                                                                          N/A                     N/A
     3A56       N/A                                                                          N/A                     N/A
     3A57       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A58       N/A                                                                          N/A                     N/A
     3A59       N/A                                                                          N/A                     N/A
     3A60       N/A                                                                          N/A                     N/A
     3A61       N/A                                                                          N/A                     N/A
     3A62       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
     3A63       N/A                                                                          N/A                     N/A
     3A64       N/A                                                                          N/A                     N/A
       4        N/A                                                                          N/A                     N/A
      4A        Clairol Corp.                                                             42,152               4/30/2007
      4B        Quaker Sales and Distribution                                             24,514               3/31/2009
-------------------------------------------------------------------------------------------------------------------------
      4C        Northstar Financial                                                       18,391               2/28/2006
      4D        N/A                                                                          N/A                     N/A
      4E        Aramis Inc.                                                                6,439              10/31/2012
      4F        Verizon Directory Services                                                35,855               6/30/2008
      4G        Patient Care Inc.                                                         14,503               8/31/2012
-------------------------------------------------------------------------------------------------------------------------
      4H        Liberty Mutual Insurance                                                  18,476              12/31/2007
      4I        Cooper Electric Supply                                                     8,169               3/31/2008
       5        N/A                                                                          N/A                     N/A
       6        N/A                                                                          N/A                     N/A
       7        GSA - Health and Human Services                                          100,872               8/26/2008
-------------------------------------------------------------------------------------------------------------------------
       8        H.C. Prange Co. (Bergner's)                                              128,330               1/31/2007
       9        Wayne Hummer Investments, L.L.C.                                          48,102              10/31/2007
      10        Louis Dreyfus Properties LLC                                               3,068               3/31/2010
      11        The Stailey Company                                                       51,800               6/30/2007
      12        Sarasota County Hospital Public Board                                     60,000               4/30/2011
-------------------------------------------------------------------------------------------------------------------------
      13        N/A                                                                          N/A                     N/A
      14        N/A                                                                          N/A                     N/A
      14A       Onsite Access LLC                                                              1              12/31/2005
      14B       Environmental Resource                                                    12,798              10/31/2008
      14C       Eckerd Corp                                                               12,641               2/28/2012
-------------------------------------------------------------------------------------------------------------------------
      15        Wilshire State Bank                                                       35,253                3/1/2015
      16        N/A                                                                          N/A                     N/A
      17        Wachovia Bank                                                             51,987               2/28/2015
      18        N/A                                                                          N/A                     N/A
      19        Kwok Pang                                                                    425              12/31/2009
-------------------------------------------------------------------------------------------------------------------------
      20        N/A                                                                          N/A                     N/A
      21        Walgreens                                                                 14,380               9/30/2030
      22        Golf Galaxy                                                               16,106               4/30/2013
      23        A.J. Wright                                                               25,178              11/30/2012
      24        Ace Hardware                                                              16,380               6/30/2014
-------------------------------------------------------------------------------------------------------------------------
      25        N/A                                                                          N/A                     N/A
      26        Big Lots                                                                  25,000               1/31/2012
      27        Cinemark                                                                  24,203               6/30/2011
      28        CVS                                                                        8,450               4/30/2010
      29        MDC Enterprises LP                                                         7,120               9/30/2010
-------------------------------------------------------------------------------------------------------------------------
      30        Blockbuster                                                                4,799               4/30/2009
      31        N/A                                                                          N/A                     N/A
      32        N/A                                                                          N/A                     N/A
      33        N/A                                                                          N/A                     N/A
      34        Pretty Girl of Jamaica Ave                                                 4,500               9/30/2009
-------------------------------------------------------------------------------------------------------------------------
      35        N/A                                                                          N/A                     N/A
      36        N/A                                                                          N/A                     N/A
      37        Lotus Buffet Inc.                                                          6,680               5/15/2012
      38        N/A                                                                          N/A                     N/A
      39        N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      40        TD Waterhouse Investor Services, Inc.                                      2,319               4/30/2012
      41        Studio E Gallery                                                           2,815               2/28/2015
      42        N/A                                                                          N/A                     N/A
      43        Lutheran Social Services                                                  33,860              12/31/2007
      44        The Vitamin Shoppe                                                         4,940               4/30/2013
-------------------------------------------------------------------------------------------------------------------------
      45        CVS Amsterdam Avenue, LLC                                                 12,000               9/30/2013
      46        Inside-Out                                                                 5,950               7/31/2010
      47        N/A                                                                          N/A                     N/A
      48        N/A                                                                          N/A                     N/A
      49        Teradyne, Inc.                                                            11,073               3/31/2008
-------------------------------------------------------------------------------------------------------------------------
      50        N/A                                                                          N/A                     N/A
      51        Bealls Outlet                                                             11,148               4/30/2010
      52        N/A                                                                          N/A                     N/A
      52A       N/A                                                                          N/A                     N/A
      52B       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      52C       N/A                                                                          N/A                     N/A
      52D       N/A                                                                          N/A                     N/A
      52E       N/A                                                                          N/A                     N/A
      52F       N/A                                                                          N/A                     N/A
      53        N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      54        Rite-Aid                                                                  22,936               5/30/2009
      55        N/A                                                                          N/A                     N/A
      56        N/A                                                                          N/A                     N/A
      57        N/A                                                                          N/A                     N/A
      58        N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      59        E.K. Williams and Co.-Houston Southwest                                    3,173              12/31/2005
      60        N/A                                                                          N/A                     N/A
      60A       N/A                                                                          N/A                     N/A
      60B       N/A                                                                          N/A                     N/A
      60C       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      61        The Lenders Group, LLC                                                    10,750                1/1/2009
      62        N/A                                                                          N/A                     N/A
      63        Blockbuster Inc.                                                           3,500              12/31/2009
      64        Fashion Express                                                            5,480               4/30/2009
      65        Toppers Pizza                                                              4,500               7/10/2017
-------------------------------------------------------------------------------------------------------------------------
      66        Fidelity Home Mortgage                                                     4,519               2/28/2007
      67        N/A                                                                          N/A                     N/A
      68        Foodtown / Slones                                                         35,750               6/30/2011
      69        N/A                                                                          N/A                     N/A
      70        N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      71        USFDA                                                                     10,804               5/31/2006
      72        N/A                                                                          N/A                     N/A
      73        Buddy's                                                                    7,390              12/31/2016
      74        N/A                                                                          N/A                     N/A
      75        N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      76        N/A                                                                          N/A                     N/A
      76A       N/A                                                                          N/A                     N/A
      76B       N/A                                                                          N/A                     N/A
      77        Vitamin Shoppe Industries Inc.                                             3,669               5/31/2010
      78        N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      79        N/A                                                                          N/A                     N/A
      80        Mr. Panda Restaurant                                                      11,320               9/30/2008
      81        N/A                                                                          N/A                     N/A
      82        N/A                                                                          N/A                     N/A
      83        N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      84        N/A                                                                          N/A                     N/A
      85        N/A                                                                          N/A                     N/A
      86        Super Dollar City - Store                                                 33,612               8/31/2014
      87        N/A                                                                          N/A                     N/A
      88        Sneaker Villa                                                              7,161               7/31/2009
-------------------------------------------------------------------------------------------------------------------------
      89        Patricia Fox, MD                                                           5,329               3/28/2006
      90        N/A                                                                          N/A                     N/A
      91        Seminole Community College-District Board of Trustees                     16,932               6/30/2007
      92        BankAtlantic Commercial Mortgage Capital, LLC                                448               3/10/2014
      93        Genghis Grill (Black Dog Grills, LLC)                                      3,348               9/30/2008
-------------------------------------------------------------------------------------------------------------------------
      94        N/A                                                                          N/A                     N/A
      95        Family Dollar                                                             14,915              12/31/2007
      96        Cranial Therapies, Inc.                                                    2,850               4/30/2009
      97        Sherwin Williams Company, Inc                                              5,016               3/31/2010
      98        N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      99        N/A                                                                          N/A                     N/A
      100       Moe's SW Grill                                                             2,450               3/31/2015
      101       Daystar Dance Academy                                                      3,000              12/14/2006
      102       South Walton Physical Therapy                                              3,000               11/1/2008
      103       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      104       Pet Supermarket                                                           10,000               3/31/2006
      105       N/A                                                                          N/A                     N/A
      106       Hibbett Sporting Goods                                                     5,000               1/31/2009
      107       N/A                                                                          N/A                     N/A
      108       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      109       Blake Medical Center                                                       5,500               3/31/2007
      110       N/A                                                                          N/A                     N/A
      111       N/A                                                                          N/A                     N/A
     111A       N/A                                                                          N/A                     N/A
     111B       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      112       N/A                                                                          N/A                     N/A
      113       Tiggy Winkles                                                              4,038               8/31/2006
      114       N/A                                                                          N/A                     N/A
     114A       N/A                                                                          N/A                     N/A
     114B       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      115       Grocery Outlet, Inc.                                                      13,750               2/28/2006
      116       N/A                                                                          N/A                     N/A
      117       N/A                                                                          N/A                     N/A
      118       N/A                                                                          N/A                     N/A
      119       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      120       N/A                                                                          N/A                     N/A
      121       Administrators for the Professions, Inc.                                   4,747              12/31/2009
      122       N/A                                                                          N/A                     N/A
      123       EB Games                                                                   1,720               2/28/2010
      124       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      125       N/A                                                                          N/A                     N/A
      126       Farmer's Home Furniture                                                   25,000               2/28/2009
      127       Family Bookstores                                                          4,007               4/30/2008
      128       Family Dollar Stores, Inc.                                                 8,450              12/31/2006
      129       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      130       N/A                                                                          N/A                     N/A
      131       N/A                                                                          N/A                     N/A
      132       N/A                                                                          N/A                     N/A
      133       Image Sun Tanning                                                          2,350               5/31/2010
      134       Dry Clean Planet #8                                                        2,625               2/28/2010
-------------------------------------------------------------------------------------------------------------------------
      135       Mohammed Al-Tayyeb                                                         1,820               5/31/2010
      136       N/A                                                                          N/A                     N/A
      137       N/A                                                                          N/A                     N/A
      138       East Houston Regional Medical Center                                       3,000               2/28/2012
      139       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      140       N/A                                                                          N/A                     N/A
      141       N/A                                                                          N/A                     N/A
      142       New York Pizza & Deli                                                      2,400               4/30/2007
     142A       Joe's Pizza                                                                2,160               7/31/2015
     142B       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------
      143       N/A                                                                          N/A                     N/A
-------------------------------------------------------------------------------------------------------------------------

                                     3RD LARGEST                        3RD LARGEST            3RD LARGEST
    CONTROL                            TENANT                           TENANT AREA            TENANT LEASE
      NO.                               NAME                          LEASED (SQ. FT.)          EXP. DATE
-------------------------------------------------------------------------------------------------------------

       1        Barclays Bank PLC                                              333,822             7/31/2017
       2        AON Risk Services, Inc.                                         63,765             3/31/2008
       3        N/A                                                                N/A                   N/A
      3A1       N/A                                                                N/A                   N/A
      3A2       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      3A3       N/A                                                                N/A                   N/A
      3A4       N/A                                                                N/A                   N/A
      3A5       N/A                                                                N/A                   N/A
      3A6       N/A                                                                N/A                   N/A
      3A7       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      3A8       N/A                                                                N/A                   N/A
      3A9       N/A                                                                N/A                   N/A
     3A10       N/A                                                                N/A                   N/A
     3A11       N/A                                                                N/A                   N/A
     3A12       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A13       N/A                                                                N/A                   N/A
     3A14       N/A                                                                N/A                   N/A
     3A15       N/A                                                                N/A                   N/A
     3A16       N/A                                                                N/A                   N/A
     3A17       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A18       N/A                                                                N/A                   N/A
     3A19       N/A                                                                N/A                   N/A
     3A20       N/A                                                                N/A                   N/A
     3A21       N/A                                                                N/A                   N/A
     3A22       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A23       N/A                                                                N/A                   N/A
     3A24       N/A                                                                N/A                   N/A
     3A25       N/A                                                                N/A                   N/A
     3A26       N/A                                                                N/A                   N/A
     3A27       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A28       N/A                                                                N/A                   N/A
     3A29       N/A                                                                N/A                   N/A
     3A30       N/A                                                                N/A                   N/A
     3A31       N/A                                                                N/A                   N/A
     3A32       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A33       N/A                                                                N/A                   N/A
     3A34       N/A                                                                N/A                   N/A
     3A35       N/A                                                                N/A                   N/A
     3A36       N/A                                                                N/A                   N/A
     3A37       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A38       N/A                                                                N/A                   N/A
     3A39       N/A                                                                N/A                   N/A
     3A40       N/A                                                                N/A                   N/A
     3A41       N/A                                                                N/A                   N/A
     3A42       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A43       N/A                                                                N/A                   N/A
     3A44       N/A                                                                N/A                   N/A
     3A45       N/A                                                                N/A                   N/A
     3A46       N/A                                                                N/A                   N/A
     3A47       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A48       N/A                                                                N/A                   N/A
     3A49       N/A                                                                N/A                   N/A
     3A50       N/A                                                                N/A                   N/A
     3A51       N/A                                                                N/A                   N/A
     3A52       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A53       N/A                                                                N/A                   N/A
     3A54       N/A                                                                N/A                   N/A
     3A55       N/A                                                                N/A                   N/A
     3A56       N/A                                                                N/A                   N/A
     3A57       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A58       N/A                                                                N/A                   N/A
     3A59       N/A                                                                N/A                   N/A
     3A60       N/A                                                                N/A                   N/A
     3A61       N/A                                                                N/A                   N/A
     3A62       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
     3A63       N/A                                                                N/A                   N/A
     3A64       N/A                                                                N/A                   N/A
       4        N/A                                                                N/A                   N/A
      4A        Philip Morris Mgmt Co.                                          41,911             9/30/2010
      4B        Schmersal LLC                                                   10,583             6/30/2011
-------------------------------------------------------------------------------------------------------------
      4C        New York State United                                           14,066             9/30/2013
      4D        N/A                                                                N/A                   N/A
      4E        Access Information Technologies                                  5,711            11/30/2009
      4F        Goldberg Mufson & Spa                                            5,019            10/31/2007
      4G        Booker Rabinowitz TRE                                           10,952             5/31/2010
-------------------------------------------------------------------------------------------------------------
      4H        Steinfink Napoleon                                               4,678            11/30/2006
      4I        N/A                                                                N/A                   N/A
       5        N/A                                                                N/A                   N/A
       6        N/A                                                                N/A                   N/A
       7        Discovery Communications Inc.                                   33,306            12/31/2008
-------------------------------------------------------------------------------------------------------------
       8        Sears, Roebuck and Co.                                         114,118             9/30/2008
       9        Franczek & Sullivan P.C.                                        30,252             8/31/2014
      10        N/A                                                                N/A                   N/A
      11        Leader Tech, Inc.                                               28,750            12/31/2007
      12        State of Florida Department of Revenue                          26,090             4/30/2008
-------------------------------------------------------------------------------------------------------------
      13        N/A                                                                N/A                   N/A
      14        N/A                                                                N/A                   N/A
      14A       N/A                                                                N/A                   N/A
      14B       Open Access Inc.                                                    51            11/14/2012
      14C       Avaya Inc.                                                      10,180             2/28/2008
-------------------------------------------------------------------------------------------------------------
      15        ICT College                                                     22,099            12/31/2011
      16        N/A                                                                N/A                   N/A
      17        Arthur J. Gallagher & Co.                                       10,081             8/30/2011
      18        N/A                                                                N/A                   N/A
      19        Dao Tran                                                           200             9/30/2007
-------------------------------------------------------------------------------------------------------------
      20        N/A                                                                N/A                   N/A
      21        MIRY                                                             6,000             2/15/2015
      22        Pier 1 Imports                                                  13,000             2/28/2014
      23        Eckerd                                                          14,499             9/30/2009
      24        Carpet Mill Outlet                                               8,140             7/31/2007
-------------------------------------------------------------------------------------------------------------
      25        N/A                                                                N/A                   N/A
      26        B&R Stores (Supermarket)                                        25,000             5/24/2014
      27        Dollar Tree Stores                                               8,192             1/31/2008
      28        Sea Island Coastal Properties LLC                                6,222            12/31/2006
      29        Comerica                                                         6,991            10/31/2014
-------------------------------------------------------------------------------------------------------------
      30        Mattress Warehouse                                               4,000             9/30/2014
      31        N/A                                                                N/A                   N/A
      32        N/A                                                                N/A                   N/A
      33        N/A                                                                N/A                   N/A
      34        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      35        N/A                                                                N/A                   N/A
      36        N/A                                                                N/A                   N/A
      37        Stool Pigeons Casual Dining                                      6,448            12/31/2011
      38        N/A                                                                N/A                   N/A
      39        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      40        New Cingular Wireless PCS, LLC, d/b/a Cingular Wireless          2,229             4/30/2012
      41        Colonial Bank                                                    2,488            11/30/2014
      42        N/A                                                                N/A                   N/A
      43        Meklir, Nolish, Freidman                                        12,194             4/30/2006
      44        Beauty Brands                                                    4,933            11/30/2005
-------------------------------------------------------------------------------------------------------------
      45        West Side One Stop Senior Services, Inc.                         5,600             8/31/2013
      46        Hollywood Entertainment                                          5,000             1/31/2015
      47        N/A                                                                N/A                   N/A
      48        N/A                                                                N/A                   N/A
      49        PNDF Enterprises, Inc. DBA Projector Doctor                      7,536             1/31/2006
-------------------------------------------------------------------------------------------------------------
      50        N/A                                                                N/A                   N/A
      51        Jade Buffet                                                      6,000             2/28/2014
      52        N/A                                                                N/A                   N/A
      52A       N/A                                                                N/A                   N/A
      52B       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      52C       N/A                                                                N/A                   N/A
      52D       N/A                                                                N/A                   N/A
      52E       N/A                                                                N/A                   N/A
      52F       N/A                                                                N/A                   N/A
      53        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      54        Big Cheese Pizza                                                 2,240            12/31/2009
      55        N/A                                                                N/A                   N/A
      56        N/A                                                                N/A                   N/A
      57        N/A                                                                N/A                   N/A
      58        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      59        M.R., Inc.                                                       3,086             5/31/2008
      60        N/A                                                                N/A                   N/A
      60A       N/A                                                                N/A                   N/A
      60B       N/A                                                                N/A                   N/A
      60C       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      61        Debt Relief                                                      6,450             5/31/2007
      62        N/A                                                                N/A                   N/A
      63        Fesler Orthodontics                                              2,606             7/31/2014
      64        Blockbuster Video                                                4,875             8/31/2006
      65        Thousand Oaks Urgent Care                                        2,720             5/31/2012
-------------------------------------------------------------------------------------------------------------
      66        Rushford & Bonotto                                               4,189             1/31/2009
      67        N/A                                                                N/A                   N/A
      68        Dollar Store                                                     8,450            10/31/2008
      69        N/A                                                                N/A                   N/A
      70        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      71        OAG                                                             10,286             1/15/2010
      72        N/A                                                                N/A                   N/A
      73        Laurel Laser                                                     7,310             9/30/2008
      74        N/A                                                                N/A                   N/A
      75        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      76        N/A                                                                N/A                   N/A
      76A       N/A                                                                N/A                   N/A
      76B       N/A                                                                N/A                   N/A
      77        Farmer's Emporium Inc.                                           3,600            11/30/2010
      78        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      79        N/A                                                                N/A                   N/A
      80        Sherwin-Williams                                                 4,756             2/28/2006
      81        N/A                                                                N/A                   N/A
      82        N/A                                                                N/A                   N/A
      83        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      84        N/A                                                                N/A                   N/A
      85        N/A                                                                N/A                   N/A
      86        Olympia Sports                                                   7,174             3/31/2010
      87        N/A                                                                N/A                   N/A
      88        Harrison Career Institute                                        5,750            11/30/2006
-------------------------------------------------------------------------------------------------------------
      89        Capital Care Medical Group                                       4,701              3/7/2021
      90        N/A                                                                N/A                   N/A
      91        Donald F. Eslinger-Seminole County Sheriff's Office              7,088             9/30/2007
      92        N/A                                                                N/A                   N/A
      93        Hansen Bros. Golf & Hockey Inc.                                  2,900             4/30/2010
-------------------------------------------------------------------------------------------------------------
      94        N/A                                                                N/A                   N/A
      95        Beall's                                                         11,920             9/30/2009
      96        Star Wok                                                         1,838             8/31/2010
      97        3 Garnetts South, Inc. (dba 3 G's Deli)                          4,532             7/31/2007
      98        N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      99        N/A                                                                N/A                   N/A
      100       Planet Smoothie                                                  1,575                   MTM
      101       Shane's Rib Shack                                                2,400             7/31/2010
      102       Ball's Out Sports Bar                                            2,700              6/1/2006
      103       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      104       Velocity Martial Arts                                            4,000             4/30/2009
      105       N/A                                                                N/A                   N/A
      106       Beef O'Brady's                                                   3,200             8/31/2008
      107       N/A                                                                N/A                   N/A
      108       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      109       Anna Maria Oyster Bar                                            4,580            11/30/2007
      110       N/A                                                                N/A                   N/A
      111       N/A                                                                N/A                   N/A
     111A       N/A                                                                N/A                   N/A
     111B       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      112       N/A                                                                N/A                   N/A
      113       Citizens Business Bank                                           3,675             5/31/2006
      114       N/A                                                                N/A                   N/A
     114A       N/A                                                                N/A                   N/A
     114B       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      115       Dollar Tree (Red Bluff)                                         11,700             3/31/2009
      116       N/A                                                                N/A                   N/A
      117       N/A                                                                N/A                   N/A
      118       N/A                                                                N/A                   N/A
      119       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      120       N/A                                                                N/A                   N/A
      121       The New York State Assembly                                      1,700            12/31/2006
      122       N/A                                                                N/A                   N/A
      123       Quizno's                                                         1,720             1/31/2015
      124       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      125       N/A                                                                N/A                   N/A
      126       Sears Hardware                                                   8,450             3/31/2011
      127       Household Finance                                                1,800            12/31/2007
      128       KMS School Uniforms                                              5,600            12/31/2008
      129       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      130       N/A                                                                N/A                   N/A
      131       N/A                                                                N/A                   N/A
      132       N/A                                                                N/A                   N/A
      133       It's a Grind Coffee House                                        1,560             5/31/2015
      134       Sheri Leighton, DDS                                              1,500            11/30/2014
-------------------------------------------------------------------------------------------------------------
      135       Subway                                                           1,750            12/20/2010
      136       N/A                                                                N/A                   N/A
      137       N/A                                                                N/A                   N/A
      138       Physiotherapy Associates                                         2,550              5/6/2010
      139       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      140       N/A                                                                N/A                   N/A
      141       N/A                                                                N/A                   N/A
      142       Joe's Pizza                                                      2,160             7/31/2015
     142A       Five Star Nails                                                    944             5/31/2007
     142B       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------
      143       N/A                                                                N/A                   N/A
-------------------------------------------------------------------------------------------------------------

FOOTNOTES TO ANNEX A-1

   (1) 200 PARK AVENUE        U/W Net Operating Income and U/W Net Operating Cash
                              Flow reflect in-place U/W Net Operating Income and U/W
                              Net Cash Flow. The U/W Net Operating Income and U/W
                              Net Cash Flow of the 200 Park Avenue Mortgaged Property
                              are projected to be $135,778,637 and $129,864,120
                              respectively, based on assumed mark-to-market rent
                              adjustment and certain other lease-up assumptions.

                              U/W NCF DSCR is based on the in-place U/W Net Cash
                              Flow. The U/W NCF DSCR is based on a loan amount of
                              $848,763,796, including the $285,131,898 200 Park Avenue
                              Mortgage Loan, the $278,500,000 200 Park Avenue Note A1
                              Senior Non-Trust Loan Component and the $285,131,898 200
                              Park Avenue Note A2 Non-Trust Loan. Based on the
                              projected U/W Net Cash Flow, the U/W NCF DSCR is 2.75x.
                              The U/W NCF DSCR for the entire 200 Park Avenue Loan
                              Combination based on the in-place U/W Net Cash Flow
                              would be 1.55x. Based on projected U/W Net Cash, the U/W
                              NCF DSCR for the entire 200 Park Avenue Loan
                              Combination would be 2.59x.

                              Cut-Off Date LTV and Maturity Date LTV are based on a
                              loan amount of $848,763,796 including the $285,131,898 200
                              Park Avenue Mortgage Loan, the $278,500,000 200 Park
                              Avenue Note A1 Senior Non-Trust Loan Component and the
                              $285,131,898 200 Park Avenue Note A2 Non-Trust Loan. The
                              Cut-off Date LTV and Maturity Date LTV, of the entire 200
                              Park Avenue Loan Combination would be 48.6%.

                              Tenant 2 - Winston & Strawn LLP's lease expiration consists of 112,951 square feet and 93,599 square feet expiring
                              November 23 and 30, respectively, in year 2011, 125,105
                              square feet expiring April 30, 2007, and 3,439 square feet on a month-to-month basis.

                              The 200 Park Avenue Mortgage Loan is secured by a first
                              priority mortgage lien on both the underlying fee simple
                              interest and the leasehold interest in the 200 Park Avenue
                              Mortgaged Property.

   (2) 99 HIGH STREET         The U/W Net Cash Flow for the 99 High Street Mortgaged
                              Property is projected to be $15,591,898 based on assumed
                              lease-up of a portion of soon to be vacated space and
                              assumed mark-to-market rent adjustments applied to
                              below-market and, where applicable, above-market tenant
                              leases and certain other lease-up assumptions.

                              Based on the projected U/W Net Cash Flow for the 99 High
                              Street Mortgaged Property of $15,591,898, described above, the 99 High Street Mortgage Loan has an U/W DSCR of
                              1.50x.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

                                    Tenant 1: KPMG LLP's lease expiration consists of 10,355
                                    square feet expiring February 28, 2006 and 143,530 square
                                    feet expiring May 31, 2010.

                                    The original Interest-Only Period (mos.), Remaining
                                    Interest-Only Period (mos.), Original Term to Maturity
                                    (mos.), Remaining Term to Maturity (mos.) and Prepayment
                                    Provisions were adjusted to include one interest-only period to reflect the interest payment the trust will receive on
                                    November 11, 2005.

   (3) COURTYARD BY MARRIOTT        U/W NOI and U/W NCF reflects in-place U/W Net
       PORTFOLIO                    Operating Income and in-place U/W Net Cash Flow. The
                                    U/W Net Operating Income and U/W Net Cash Flow of the
                                    Courtyard by Marriott Portfolio Mortgaged Properties is
                                    projected to be $92,285,404 and $78,636,673, respectively, based on assumed increases in the weighted average
                                    occupancy, ADR and RevPar of the Courtyard by Marriott
                                    Portfolio Mortgaged Properties.

                                    U/W NCF DSCR is calculated based on the in-place U/W
                                    Net Cash Flow and takes into account the Courtyard by
                                    Marriott Portfolio Mortgage Loan, the Courtyard by Marriott
                                    Portfolio Note A1 Senior Non-Trust Loan Component and
                                    the Courtyard by Marriott Portfolio Note A2 Non-Trust
                                    Loan. Based on the projected U/W Net Cash Flow, the U/W
                                    NCF DSCR is 2.15x. The U/W NCF DSCR based on the
                                    in-place U/W Net Cash Flow for the entire Courtyard by
                                    Marriott Portfolio Loan Combination would be 1.48x. Based
                                    on projected U/W Net Cash Flow for the entire Courtyard by
                                    Marriott Portfolio Loan Combination, the U/W NCF DSCR
                                    would be 1.86x.

                                    The Cut-off Date LTV Ratio and the Maturity LTV Ratio are
                                    based on the Courtyard by Marriott Portfolio Mortgage Loan, the Courtyard by Marriott Portfolio Note A1 Senior
                                    Non-Trust Loan Component and the Courtyard by Marriott
                                    Portfolio Note A2 Non-Trust Loan (excluding the Courtyard
                                    by Marriott Portfolio Note A1 Junior Non-Trust Loan
                                    Component and the Courtyard by Marriott Portfolio Note B
                                    Non-Trust Loan). The Cut-off Date LTV Ratio and the
                                    Maturity LTV Ratio based on the entire Courtyard by
                                    Marriott Portfolio Loan Combination would be 64.2% and
                                    53.8%.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

                                  The allocated loan amounts for the Courtyard by Marriott
                                  Portfolio Mortgaged Properties, identified as Courtyard by
                                  Marriott Poughkeepsie and Courtyard by Marriott Fresno,
                                  have amortization terms of 156 and 126 months, respectively.
                                  The allocated loan amount for the other Courtyard by
                                  Marriott Portfolio Mortgaged Properties has an amortization term of 300 months. The weighted average amortization term of the portfolio by allocated balance is approximately 294 months.

                                  The appraisal value reflects the market values assuming fully funded reserves for the reinvention project, as of December
                                  2004--January 2005. This market value assumes that any costs for a planned 2005 reinvention project have already been
                                  funded and thus would not be funded by a new owner.

                                  The Courtyard by Marriott Portfolio Mortgage Loan is
                                  secured by an additional six hotel properties with a total of
                                  893 rooms, which are freely releasable at any time without payment and have not been assigned an allocated loan
                                  amount nor any value in the underwriting of the Courtyard
                                  Marriott Portfolio Mortgage Loan.

                                  Weighted average for the trailing twelve months as of June
                                  17, 2005, based on the allocated loan amount for each
                                  Courtyard by Marriott Portfolio Mortgaged Property.

   (4) RECKSON PORTFOLIO I        Original balance and Cut-off Date balance reflects the
                                  Reckson Portfolio Pool I Mortgage Loan. The Reckson
                                  Portfolio Pool I Non-Trust Loan totals $73,218,300.

                                  Maturity Date Balance reflects the balance at maturity of the
                                  Reckson Portfolio Pool I Mortgage Loan. At maturity, the
                                  Reckson Portfolio Pool I Loan Combination is expected to
                                  have an outstanding principal balance of $196,068,300.

                                  Cut-Off Date LTV and Maturity Date LTV are based on the
                                  Reckson Portfolio Pool I Mortgage Loan only. The Cut-Off
                                  Date LTV of the Reckson Portfolio Pool I Loan Combination
                                  is 72.5%.

                                  The loan per square foot reflects the Reckson Portfolio Pool
                                  I Mortgage Loan only.

                                  U/W NCF DSCR is based on the Reckson Portfolio Pool I
                                  Mortgage Loan only. The DSCR of the Reckson Portfolio
                                  Pool I Loan Combination is 1.52x.

                                  The scheduled annual debt service is based on the Reckson
                                  Portfolio Pool I Mortgage Loan. The scheduled annual debt
                                  service for the Reckson Portfolio Pool I Loan Combination is approximately $10,337,156.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

                                   Clairol Corp. (Clairol), the largest tenant at 225 High Ridge
                                   Road subleases 74,945 square feet to Synapse Group Inc.
                                   through September 30, 2016. Clairol has exercised an option to terminate its lease on 117,097 square feet of space on April
                                   30, 2007, at which date the 74,945 square feet that is currently subleased, will be directly leased to Synapse Group Inc.
                                   pursuant to an executed lease.

                                   Ampacet Corporation has the right to terminate its lease as of March 31, 2008 or March 31, 2009, in each case upon 12
                                   months prior written notice, subject to the payment of a
                                   termination fee pursuant to the lease.

                                   Quaker Sales and Distribution has the right to terminate its lease with respect to all space (other than the storage space)
                                   as of March 31, 2007 upon 10 months prior written notice,
                                   subject to the payment of a termination fee pursuant to the lease.

                                   Lincoln Educational SRV has the right to terminate its lease on January 31, 2009 upon no less than 45 days nor more than
                                   90 days prior notice, subject to the payment of a termination fee pursuant to the lease.

   (5) 1166 AVENUE OF THE
       AMERICAS                    The entire 1166 Avenue of the Americas Loan Combination
                                   amortizes on a 30-year schedule. The 1166 Avenue of the
                                   Americas Mortgage Loan, which is senior in priority for all principal payments prior to the occurrence of certain uncured events of default, is expected to fully amortize by November
                                   11, 2018. Original term to maturity and amortization reflect the expected repayment of the 1166 Avenue of the Americas
                                   Mortgage Loan by November 11, 2018.

                                   The 1166 Avenue of the Americas Mortgaged Property is
                                   comprised of multiple commercial condominium units with an aggregate size of 902,232 square feet and a corresponding
                                   56.5866% share of the common elements of the overall office property.

                                   The U/W NCF reflects the U/W Net Cash Flow based on the
                                   Sponsor Lease. The U/W DSCR is calculated taking into
                                   account the 1166 Avenue of the Americas Mortgage Loan
                                   and the 1166 Avenue of the Americas Senior Non-Trust Loan
                                   Components (excluding the 1166 Avenue of the Americas
                                   Junior Non-Trust Loan Components). The U/W DSCR taking
                                   into account the entire 1166 Avenue of the Americas Loan
                                   Combination would be 1.36x.

                                   The appraised value of the subject property is based on the
                                   Sponsor Lease.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

                                   The Cut-off Date LTV Ratio is based on the 1166 Avenue of
                                   the Americas Mortgage Loan and the 1166 Avenue of the
                                   Americas Senior Non-Trust Loan Components (excluding the
                                   1166 Avenue of the Americas Junior Non-Trust Loan
                                   Components). The Cut-off Date LTV Ratio taking into
                                   account the entire 1166 Avenue of the Americas Loan
                                   Combination is 73.1%

                                   The Maturity LTV Ratio is calculated assuming that the 1166
                                   Avenue of the Americas Mortgage Loan fully amortizes by
                                   November 11, 2018.

                                   Sponsor, Marsh & McLennan Companies, Inc., which master
                                   leases 100% of the 1166 Avenue of the Americas Mortgaged
                                   Property that is comprised of multiple condominium units
                                   aggregating 902,232 square feet which are leased to the five
                                   Primary Tenants. The three largest Primary Tenants other
                                   than the Sponsor are Marsh USA Inc., Mercer Human
                                   Resources Consulting, Inc., and Mercer Management
                                   Consulting, Inc., which are all operating subsidiaries of the
                                   Sponsor. The five separate thirty-year triple net leases expire on October 11, 2035.

   (6) MATHILDA RESEARCH CENTRE    Size represents the aggregate square footage of the three
                                   buildings that make up the Mathilda Research Centre
                                   Mortgaged Property. The Mathilda Research Centre
                                   Mortgaged Property consists of three, four-story Class A
                                   office buildings; 1194 N. Mathilda Avenue with 144,315
                                   square feet built in 2000, 1184 N. Mathilda Avenue with
                                   122,435 square feet built in 2001 and 1220 N. Mathilda
                                   Avenue with 158,075 square feet built in 2002. The Mathilda
                                   Research Centre Mortgaged Property also includes 1,484
                                   surface parking spaces.

                                   The U/W NCF DSCR is based on the Mathilda Research
                                   Centre Mortgage Loan and does not take into account the
                                   Mathilda Research Centre Non-Trust Loan. The U/W NCF
                                   DSCR of the entire Mathilda Research Centre Loan
                                   Combination is 1.14x.

                                   The Cut-off Date LTV Ratio and the Maturity LTV Ratio are
                                   based on the Mathilda Research Centre Mortgage Loan and
                                   do not take into account the Mathilda Research Centre
                                   Non-Trust Loan. The Cut-off Date LTV Ratio and the
                                   Maturity LTV Ratio based on the entire Mathilda Research
                                   Centre Loan Combination are 79.9% and 64.7% respectively.

                                   Juniper Networks, Inc. fully leases each of the three buildings comprising the Mathilda Research Centre Mortgaged
                                   Property. Juniper Networks, Inc.'s leases expire 6/30/2012,
                                   2/14/2013 and 5/31/2014 and each lease provides for two,
                                   5-year renewal options at fair market rent upon 9-12 months prior notice.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

   (7) BETHESDA TOWERS             Occupancy Percentage, U/W Net Cash Flow and U/W NCF
                                   DSCR were calculated including rent from GSA -- Health &
                                   Human Services, which leases 100,872 square feet, most of
                                   which is currently dark (92,130 square feet). Additionally,
                                   GSA -- Health & Human Services may terminate its lease on
                                   August 27, 2006 with 120 days prior notice. GSA -- Health &
                                   Human Services continues to make rental payments under its lease. Excluding the GSA -- Health & Human Services space, the property is 52.3% occupied.

   (8) CHERRYVALE MALL             Occupancy Percentage reflects the overall occupancy of the mall. In-line occupancy is 90.8%

                                   Original balance and Cut-off Date balance reflect the
                                   Cherryvale Mall Pooled Component. The Cherryvale Mall
                                   Non-Pooled Component totals $10,000,000.

                                   Maturity Date Balance reflects the balance at maturity of the
                                   Cherryvale Mall Pooled Component. At maturity, the
                                   Cherryvale Mall Loan Combination is expected to have an
                                   outstanding principal balance of $76,461,540.

                                   Cut-Off Date LTV and Maturity Date LTV are based on the
                                   Cherryvale Mall Pooled Component only. The Cut-Off Date
                                   LTV of the Cherryvale Mall Loan Combination is 60.3% and
                                   the Maturity Date LTV of the Cherryvale Mall Loan
                                   Combination is 49.0%.

                                   The loan per square foot reflects the Cherryvale Mall Pooled
                                   Component only.

                                   Amortization term is based on the whole loan combination.

                                   U/W NCF DSCR is based on U/W Net Cash Flow divided by
                                   the product of (i) the initial principal balance of the
                                   Cherryvale Mall Pooled Component and (ii) the actual debt
                                   service constant of the Cherryvale Mall Pooled Component of
                                   6.6135%. The DSCR of the Cherryvale Mall Loan
                                   Combination, utilizing the Loan Combination debt service
                                   constant of approximately 6.4419% is 1.73x.

                                   The scheduled annual debt service is based on the Cherryvale
                                   Mall Pooled Component. The scheduled annual debt service
                                   for the Cherryvale Mall Loan Combination is approximately
                                   $6,055,348.

   (9) 300 SOUTH WACKER            The Stabilized Appraised Value as of March 1, 2007 is
                                   $ 89,000,000.

                                   McDonnell Boehnen Hulbert & Berghoff has an on-going
                                   option to terminate, at any time, any one of four leased floors upon 12 months prior notice and the payment of a
                                   termination fee.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

                                   Franczek & Sullivan has a one-time option to terminate its lease at any time after September 1, 2009 upon 12 months of prior notice and payment of a termination fee.

  (10) STATION PLACE I             Original balance and Cut-off Date balance reflect the Station
                                   Place I Mortgage Loan. The Station Place I Non-Pooled B
                                   Note Trust Loan and the Station Place I Note A2 Non-Trust
                                   Loan total $204,373,394. The Station Place I Loan
                                   Combination totals $245,000,000, consisting of the Station
                                   Place I Mortgage Loan, an additional $141,373,394 A Loan
                                   (the Station Place I Note A2 Non-Trust Loan) and a
                                   $63,000,000 subordinate loan (the Station Place I Note A2
                                   Non-Trust Loan).

                                   Maturity Date Balance reflects the balance after month 121 of the fully-amortizing Station Place I Mortgage Loan. At the maturity of the Station Place I Mortgage Loan, the Station
                                   Place I A Loans are expected to have an outstanding
                                   principal balance of $141,371,884. The Station Place I A
                                   Loans and the Station Place I Loan Combination are
                                   expected to have balloon balances at maturity of
                                   approximately $96,888,944 and $159,888,944, respectively.

                                   Cut-Off Date LTV and Maturity Date LTV are based on the
                                   Station Place I A Loans, with a total cut-off balance of
                                   $181,733,394 and total balance after the 121st month of
                                   $141,371,884. The Cut-Off Date LTV of the Station Place I
                                   Loan Combination is approximately 70.0%.

                                   The loan per square foot reflects the Station Place I A Loans.

                                   Original Term to Maturity, Remaining Term to Maturity,
                                   Original Amortization Term, and Remaining Amortization
                                   Term reflect the Station Place I Mortgage Loan only. The
                                   Station Place I Loan Combination has an Original Term to
                                   Maturity of 240 months, an Original Amortization Term of 30 years and a Remaining Amortization Term of 30 years, with
                                   interest-only payments required for the last three years
                                   thereof.

                                   U/W NCF DSCR is based on U/W Net Cash Flow divided by
                                   the product of (i) the aggregate initial principal balance of the Station Place I Mortgage Loan and the Station Place I
                                   Note A2 Non-Trust Loan and (ii) the actual debt service
                                   constant of the Station Place I A Loans of 7.2623%. The
                                   DSCR of the Station Place I Loan Combination, utilizing the
                                   Loan Combination debt service constant during the
                                   amortization period of approximately 6.8368% is 1.24x. The principals of the related borrower have the right to incur mezzanine debt, subject to satisfaction of certain conditions as indicated in the mortgage loan documentation, including but not limited to a loan to value no greater than 70.0% and a debt service coverage ratio no less than 1.24x.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

                                   The scheduled debt service was calculated by adding the first 12 monthly payments due with respect to the Station Place I Mortgage
                                   Loan and the Station Place I Note A2 Non-Trust Loan, during the first 12 months of the Station Place I Loan Combination. Such monthly payments are comprised of (i) principal payments computed by allocating all principal payments during the first 121 months of the loan term (beginning October 11, 2005) to the Station
                                   Place I Mortgage Loan and (ii) interest payments computed by applying the 5.5310% coupon to the aggregate outstanding
                                   principal balance of the Station Place I Mortgage Loan and the
                                   Station Place I Note A2 Non-Trust Loan. The resulting loan constant for the Station Place I Mortgage Loan and the Station
                                   Place I Note A2 Non-Trust Loan is 7.2623%.

                                   During the first year of the lease term, SEC may request
                                   additional tenant improvement payments from the related borrower in an amount not to exceed $35 per square foot. SEC must repay any additional tenant improvement payments either (i) in whole, plus 9% interest, on or before the first anniversary of the lease or (ii) through an additional rental payment, which provides for full amortization thereof at a 9% interest rate over the
                                   remaining term of the lease. Approximately $11,874,835 was escrowed at the closing of the mortgage loan (which amount may be substituted with a letter of credit) in connection with this obligation. The sponsors of the related borrower guarantee the remaining portion to the extent such obligations exceed the remaining amount of reserve funds.

                                   In the event, the SEC Lease is not extended during the loan term, then the related borrower is required to deposit a
                                   monthly amount of (i) $250,000 from May 11, 2013 through
                                   April 11, 2016, and (ii) $333,333 from May 11, 2016 through
                                   April 11, 2019. In the event the SEC extends its lease an
                                   additional six years, the related borrower is required to
                                   deposit the amount of $7,000,000 on each of September 11,
                                   2022, September 11, 2023 and September 11, 2024, for a total of $21,000,000 in lieu of the foregoing monthly deposits.
                                   The related borrower may substitute letters of credit for
                                   such reserves.

                                   The related borrow er is required to deposit a monthly
                                   amount of $41,666 for a 12-month period commencing on both
                                   April 11, 2009 and April 11, 2014 in order to make two
                                   $500,000 payments due to the SEC pursuant to the lease.

                                   At the closing of the mortgage loan the principals of the related borrower escrowed the amount of $19,120,263 to pay for certain post-closing costs, which include retainage and punch list items.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

  (11) SARASOTA MAIN PLAZA         Sarasota County Hospital Board may terminate its lease on
                                   April 30, 2009 without penalty, with 12 months prior notice.

                                   State of Florida Department of Revenue may terminate its
                                   lease at any time with six months prior written notice if a state-owned building becomes available to the tenant for
                                   occupancy. The tenant's obligation to perform under the lease is contingent upon annual appropriation by the state
                                   legislature.

  (12) SETH PORTFOLIO -- BAYOU     The Seth Portfolio Mortgage Loans are comprised of two
       PARK & SANDSTONE            cross-collateralized and cross-defaulted loans, a $35,200,000
       APARTMENTS                  loan (the "Seth Portfolio -- Bayou Park Apartment Mortgage
                                   Loan") and a $26,700,000 loan (the "Seth Portfolio --
                                   Sandstone Apartments Mortgage Loan"). The Seth Portfolio
                                   Mortgage Loans have combined cut-off date balance of
                                   $61,900,000.

                                   The weighted average occupancy for the Seth Portfolio
                                   Mortgaged Loans is 95.0%.

                                   The aggregate U/W NCF for the Seth Portfolio Mortgage
                                   Loans is $4,900,889.

                                   The weighted average U/W DSCR for the Seth Portfolio
                                   Mortgage Loans is 1.50x.

                                   The aggregate appraised value for the Seth Portfolio
                                   Mortgaged Loans is $80,350,000.

                                   The weighted average Cut-off Date LTV for the Seth
                                   Portfolio Mortgaged Loans is 77.1%.

  (13) RECKSON PORTFOLIO II        Original balance and Cut-off Date balance reflect the
                                   Reckson Portfolio Pool II Mortgage Loan. The Reckson
                                   Portfolio Pool II Non-Trust Loan totals $20,500,000.

                                   Maturity Date Balance reflects the balance at maturity of the
                                   Reckson Portfolio Pool II Mortgage Loan. At maturity, the
                                   Reckson Portfolio Pool II Loan Combination is expected to
                                   have an outstanding principal balance of $51,532,268.

                                   Cut-Off Date LTV and Maturity Date LTV are based on the
                                   Reckson Portfolio Pool II Mortgage Loan only. The Cut-Off
                                   Date LTV of the Reckson Portfolio Pool II Loan
                                   Combination is 69.3%.

                                   The loan per square foot reflects the Reckson Portfolio Pool
                                   II Mortgage Loan only.

                                   U/W NCF DSCR is based on the Reckson Portfolio Pool II
                                   Mortgage Loan only. The DSCR of the Reckson Portfolio
                                   Pool II Loan Combination is 1.62x.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

                                    The scheduled annual debt service is based on the Reckson
                                    Portfolio Pool II Mortgage Loan. The scheduled annual debt service for the Reckson Portfolio Pool II Loan Combination is approximately $2,716,896.

                                    U/W Net Cash Flow and U/W NCF DSCR were calculated
                                    including income from a tenant at 1660 Walt Whitman Road,
                                    Vacation Station LLC, which has been dark since July 4,
                                    2005. The guarantor of the mortgage loan has executed a
                                    lease guaranty, guaranteeing the Vacation Station LLC rent which is due and payable for the term of the Vacation Station
                                    LLC lease, less any excess amounts from any replacement
                                    lease rent, as indicated in the mortgage loan documents.
                                    Excluding the Vacation Station LLC space, the 1660 Walt
                                    Whitman Road mortgaged real property is 87.1% leased and
                                    69.9% occupied. Vacation Station LLC has recently filed for bankruptcy protection and is expected to reject this lease.

                                    Arrow Electronics Inc. has the right to terminate its current lease if the landlord provides a larger space in a
                                    newly-acquired building within a one-mile radius. A
                                    termination fee in an amount calculated as indicated in the mortgage loan documentation is required to be paid if the
                                    newly-acquired space is 400,000 or less square feet. The
                                    sponsor of the related borrower has provided a non-recourse carve out indemnifying the lender against loss, cost or
                                    damage related to the termination of the Arrow Electronics
                                    Inc. lease.

                                    Vacation Station LLC has recently filed for Bankruptcy
                                    Protection and is expected to reject its lease.

  (14) 3200 WILSHIRE BOULEVARD      Los Angeles County Mental Health Services has executed a
                                    lease commencing January 1, 2006. The related borrower has escrowed the amount of $215,714, equal to five months of
                                    rent, at the closing of the mortgage loan. Such escrow is
                                    required to be released when, among other things, the tenant has taken occupancy and commenced paying unabated rent.

                                    Los Angeles County Mental Health Services has an option to terminate its lease on December 31, 2008 with nine months
                                    prior notice and reimbursement of unamortized or otherwise unpaid tenant improvement allowances, pursuant to the lease.

                                    The principal of the related borrower executed a master lease effective as of the closing of the mortgage loan as a guaranty of any rents for aggregate vacancies in excess of 10% of the leaseable space at the mortgaged real property. The rental rate for any vacant space subject to the master lease will be fair market value as determined by the lender.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

  (15) WACHOVIA PLACE           Occupancy Percentage is calculated based on the total square footage of the subject property, which includes the following:
                                158,505 sq feet of office space, 14,598 sq feet of retail space, and 26,241 sq feet (22 units) of apartment space. The
                                individual occupancy percentages for each specific property type are as follows: office (92.3%), retail (100.0%), and
                                multifamily (95.5% based on number of units).

  (16) 1155 MARKET STREET       In addition to monthly payments of interest-only due on the outstanding principal amount of the mortgage loan, the
                                related borrower is required to make a constant additional monthly principal payment from excess cash flow in the
                                amount of $30,637.14. Until such time as the PUC lease is
                                renewed or the related premises are leased to an approved
                                tenant under an approved lease and, during any leasing sweep period, as defined in the loan documents, in lieu of applying the required additional principal payments to amortization, such amounts are required to be deposited instead into the rollover reserve escrow fund. The failure to make such
                                required additional principal payment is not an event of
                                default if excess cash flow is not sufficient to make such required additional principal payment; however, shortfalls between the required additional principal payment and the
                                amount of excess cash flow will accrue, and ultimately must be satisfied before any excess cash flow is distributed to the related borrower. During any leasing sweep period, the
                                related borrower is required to deposit all excess cash flow into the rollover reserve escrow fund. It is assumed in the calculations of Monthly P&I, Annual Debt Service, Balloon
                                Balance, and Balloon LTV that the required additional
                                principal payments will be made and that the PUC lease is
                                renewed on each lease expiration date during the term of the mortgage loan. PUC has two five-year renewal options, with the lease expiration date of January 31, 2008 being the first of these options. UW Net Cash Flow DSCR is calculated based
                                on interest only payments.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

  (17) PASEO SEPULVEDA           The related borrower has the right at any time to request, upon the satisfaction of certain specified conditions set forth in the loan documents, that such mortgage loan be split and severed into two separate underlying mortgage loans secured by two separate mortgaged real properties. Each new
                                 underlying mortgage loan will be represented by a separate promissory note and secured by a separate mortgage
                                 representing a lien on only a portion of the property that constituted the Paseo Sepulveda mortgaged real property as of the cut-off date.  Each of those two parcels will therefore be released from the lien of the original mortgage and subject only to the lien of the new mortgage.  Upon the severance of the Paseo Sepulveda underlying mortgage loan, the two new
                                 Paseo Sepulveda underlying mortgage loans will consist of (a)
                                 one (1) underlying mortgage loan in the principal amount of
                                 $15,000,000, secured by the Paseo Sepulveda mortgaged real property identified as Paseo Sepulveda-Retail Center, and
                                 representing the obligation of the original borrower, and (b)
                                 one (1) underlying mortgage loan in the principal amount of
                                 $5,000,000, secured by the Paseo Sepulveda mortgaged real
                                 property identified as Paseo Sepulveda-Walgreenas Parcel,
                                 representing the obligation of a new borrower.

  (18) NTSB ACADEMY              The tenant, National Transportation Safety Board, is an
                                 independent federal agency of the United States of America, the signatory on the lease.

  (19) PLUM TREE SHOPPING        Cut-off Date LTV and Maturity Date LTV are based on the
       CENTER                    "As Stabilized" value of $19,600,000 as of August 1, 2005.
                                 This value reflects the completed renovations to the Ream's tenant space, and the signing of the new lease agreement
                                 between the borrower and tenant "Ream's". Based on the
                                 "As Is" value of $18,210,000 the Cut-off Date LTV is 79.1%, and the maturity date LTV is 69.4%.

  (20) SUNCHASE AT LONGWOOD      The mortgage loan is interest only; however, beginning in the
                                 36th month of the mortgage loan, after application of funds towards debt service and all escrow and reserve accounts
                                 maintained in accordance with the terms of the mortgage
                                 loan documentation, the lender is required to release
                                 expenses based on the operating budget to the related
                                 borrower on a monthly basis. To the extent that there is
                                 excess cash flow available at the property, the borrower is required to pay up to a maximum of $165,000 per annum to
                                 be applied to amortization of the mortgage loan. Any
                                 remaining funds will be returned to the related borrower on a monthly basis. It is assumed in the calculation of monthly
                                 P&I, annual debt service, balloon balance, and balloon LTV that such additional monthly amortization payments will be made. UW Net Cash Flow DSCR is calculated based on
                                 interest only payments.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

                                 The principal of the related borrower executed a $2,000,000 guaranty of payment which provides that the loan is full
                                 recourse until the trailing-12 month net operating income
                                 exceeds $1,150,000.

                                 The subject property has 42 general market units (i.e.
                                 non-students) that are 98.6% occupied and 98 student units
                                 (including one model unit) with 392 beds that are 91.6%
                                 occupied resulting in an overall occupancy rate of 91.9%.

  (21) 96TH STREET               Commencing upon the earlier of (i) the date, if any, that CVS
                                 Corporation delivers notice of its intention to terminate its lease and (ii) January 11, 2012, an excess cash flow sweep will commence and all funds are required to be deposited with
                                 the lender as additional security for the mortgage loan.

  (22) LANIER COMMONS SHOPPING   The related borrower received a single earn-out advance in
       CENTER                    the amount of $1,120,000 on July 22, 2005, which is included in the original principal balance of the mortgage loan.
                                 Pursuant to the terms of the earn-out agreement, the annual debt service was recalculated based on the new outstanding principal balance of $10,600,000, the mortgage rate and a
                                 Remaining Amortization Term of 360 months.

  (23) WESTMINSTER APARTMENTS    The related borrower received a single earn-out advance in the amount of $1,450,000 on August 5, 2005, pursuant to the terms of the Earn Out Agreement. This amount has been
                                 added to the outstanding principal amount of Note A of
                                 $8,500,000, resulting in a current outstanding principal
                                 balance of $9,950,000. This amount has since been combined with the outstanding principal amount of Note B of $450,000, to form a single, new, consolidated and amended Promissory
                                 Note A with an original balance of $10,400,000. The annual debt service has been recalculated based on the new
                                 outstanding principal balance of $10,400,000, mortgage rate, and an Amortization Term of 360 months.

  (24) OLIVER MULTIFAMILY        The amount of $750,000 was escrowed at the closing of the
       PORTFOLIO                 mortgage loan, which amount is required to be released to
                                 the related borrower upon, among other things, the Tropicana mortgaged real property achieving an occupancy percentage
                                 of 95% and the mortgage loan achieving an underwritten debt service coverage ratio of 1.25x, based on trailing-12 month financials and calculated as indicated in the mortgage loan documentation.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

  (25) HARMONY POINTE             Cut-off Date LTV and Maturity Date LTV are based on the
                                  "As Complete" value of $11,900,000 as of July 5, 2005. This number reflects the anticipated market value of the property based on increased rental income once current renovations of the subject property have been completed by the borrower.
                                  The current renovations are scheduled to be completed
                                  within the next 12-18 months. Based on the "As Is" value of
                                  $9,950,000, the Cut-off Date LTV is 95.0% and the Maturity
                                  Date LTV is 88.2%.

  (26) COURTYARD NORWICH          U/W Net Cash Flow and U/W NCF DSCR is based on
                                  expected cash flow. The amount of $1,960,932, representing the proceeds allocable to the cash flow differential between the current in-place net cash flow and the expected net cash flow, was held back at the closing of the mortgage loan. The
                                  $1,960,932 is required to be released to the related borrower upon the property achieving an actual DSCR of 1.35x for two consecutive quarters, based on trailing twelve-month
                                  financials. Based on the current in-place cash flow, the DSCR is 1.23x.

  (27) GLENEAGLES COURT SHOPPING  The Jackson Village mortgage loan is secured by both the
       CENTER, JACKSON VILLAGE    Gleneagles Court Shopping Center mortgaged real property
                                  and the Jackson Village mortgaged real property, however,
                                  the Gleneagles Court Shopping Center mortgage loan is only secured by the Gleneagles Court Shopping Center mortgaged
                                  real property. The Jackson Village mortgage loan will cease to be secured by the Gleneagles Court Shopping Center
                                  mortgaged real property upon the satisfaction of certain
                                  leasing criteria.

  (28) OAK ORCHARD MOBILE HOME    The related borrower is required to make additional monthly
       PARK                       amortization payments, to the extent available from excess cash flow, beginning with the November 2010 payment date
                                  and continuing until maturity, in the amount of $6,847.25, which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. It is assumed in the calculations of Monthly P&I, Annual Debt Service,
                                  Balloon Balance, and Balloon LTV that such additional
                                  monthly amortization payments will be made, with Monthly
                                  P&I and Annual Debt Service being calculated based on the
                                  average of the monthly payments due from the payment date
                                  in November 2010 through the Maturity Date. UW Net Cash
                                  Flow DSCR is calculated based on interest only payments.

  (29) HAVANA EXCHANGE            Reflects Occupancy Percentage at the time of origination,
                                  based on the rent roll dated July 18, 2005 provided by the borrower. This includes the tenant Sloane Carpet whose lease ends on September 30, 2005. The current Occupancy
                                  Percentage, based on the Sloane Carpet vacancy is 82.1%.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

  (30) TURTLE BAY                 U/W Net Cash Flow and U/W NCF DSCR were calculated
                                  based on potential rent increases at the mortgaged real
                                  property, which have not yet been implemented. A letter of credit in the amount of $588,500, representing proceeds
                                  allocable to the net cash flow differential between the current net cash flow and the net cash flow resulting from the
                                  potential rent increases, was posted at the closing of the mortgage loan. The letter of credit may also be substituted with cash from the proceeds of the mortgage loan and is
                                  required to be released upon satisfaction of certain net cash flow and DSCR requirements, as indicated in the mortgage
                                  loan documentation.

  (31) LAKE ESTATES               U/W Net Cash Flow and U/W NCF DSCR were calculated
                                  based on potential rent increases at the mortgaged real
                                  property, which have not yet been implemented. A letter of credit in the amount of $587,400, representing proceeds
                                  allocable to the net cash flow differential between the current net cash flow and the net cash flow resulting from the
                                  potential rent increases, was posted at the closing of the mortgage loan. The letter of credit may also be substituted with cash from the proceeds of the mortgage loan and is
                                  required to be released upon satisfaction of certain net cash flow and DSCR requirements, as indicated in the mortgage
                                  loan documentation.

  (32) PHOENIX BUILDING           Appraised Value, Cut-off Date LTV and Maturity Date LTV
                                  are based on a stabilized value as of February 22, 2005,
                                  reflecting certain capital improvements scheduled to be
                                  completed at the mortgaged real property. Based on the
                                  "as-is" value, Appraised Value, Cut-off Date LTV and
                                  Maturity Date LTV are $6,325,000 (as of February 22, 2005),
                                  86.2%, and 68.6%, respectively.

  (33) MCCLELLAN HOSPITAL         St. Clare's Hospital, which leases 22,274 square feet, occupies
       BUILDING                   multiple spaces at the mortgaged real property with lease
                                  expiration dates as follows: 17,983 square feet expiring on
                                  February 28, 2021, 2,515 square feet expiring on July 31, 2022, and 1,776 square feet expiring on March 31, 2021.

  (34) WALGREENS -- ANDERSON      Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (January 2030), and every five years thereafter, pursuant to the lease.

  (35) SAFKEEP SELF STORAGE       The related borrower received a single earn-out advance in the amount of $300,000 on September 23, 2005, which is
                                  included in the original principal balance of the mortgage loan. Pursuant to the terms of the earn-out agreement, the annual debt service was recalculated based on the outstanding principal balance of $4,057,052 as of October 11, 2005 at the mortgage rate and a Remaining Amortization Term of 348
                                  months.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

  (36) BENNIGANS PLAZA             The original Interest-Only Period (mos.), Remaining
                                   Interest-Only Period (mos.), Original Term to Maturity
                                   (mos.), Remaining Term to Maturity (mos.) and Prepayment
                                   Provisions were adjusted to include one interest-only period to reflect the interest payment the trust will receive on
                                   November 11, 2005.

  (37) ACWORTH COMMONS             The related borrower received a single earn-out advance in the amount of $300,000 on October 7, 2005, which is included in the original principal balance of the mortgage loan.
                                   Pursuant to the terms of the earn-out agreement, the annual debt service was recalculated based on the outstanding
                                   principal balance of $3,780,164 as of October 11, 2005 at the mortgage rate and a Remaining Amortization Term of 354
                                   months.

  (38) WALGREENS -- DALLAS         Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (August 2030), and every five years thereafter, pursuant to the lease.

  (39) STOCK BUILDING SUPPLY       Cut-off Date and Maturity Date LTV are based on the "As
                                   Stabilized" value of $5,500,000. This number reflects the value of the property at stabilized occupancy, based on the August
                                   1, 2005 completion of improvements/renovations to the
                                   Subject. Based on the "As Is" value of $5,400,000 the Cut-off
                                   Date LTV is 66.9% and the Maturity Date LTV is 56.3%.

  (40) STORAGE MALLS               The amount of $400,000 was escrowed at the closing of the
                                   mortgage loan. The related borrower has the right on
                                   February 28, 2006, and on two other occasions after February
                                   28, 2006 and before the second anniversary of the first
                                   payment date, to request a release of the $400,000. The
                                   $400,000 is required to be released upon satisfaction of
                                   certain requirements, as indicated in the mortgage loan
                                   documentation, including but not limited to a recalculation of the loan amount based upon actual net cash flow and
                                   assuming an actual debt service coverage ratio of 1.65 and a constant based on the actual interest rate.

  (41) WHITE WING CENTRE           Cut-off Date and Maturity Date LTV are based on the "As
                                   Stabilized" value of $2,515,000 as of July 1, 2005. This value reflects the stabilized value of the property based on the completed payment by borrower of all outstanding "Lease-up
                                   Costs" including $56,975 for unpaid TI and $8,622 for unpaid commissions. Based on the "As Is" value of $2,450,000 the
                                   Cut-off Date LTV is 79.4% and Maturity Date LTV is 66.5%.

FOOTNOTES TO ANNEX A-1 -- CONTINUED

  (42) 162-21 JAMAICA AVENUE,       The corresponding mortgage loans referenced, collectively
       3200 WILSHIRE BOULEVARD,     representing 3.2% of the initial mortgage pool balance, have
       COUNTRYSIDE MOBILE HOME      not closed as of the date of this preliminary prospectus
       PARK, ECKERD -- LOWER        Supplement and therefore, certain mortgage loan
       POTTSGROVE, GREEN ACRES      characteristics, including the interest rate, have been
       MOBILE HOME PARK, LOWE'S     estimated. As a result, certain statistical information in the
       HOME IMPROVEMENT CENTER,     prospectus supplement may change if those mortgage loans
       MCCLELLAN HOSPITAL           bear a different interest rate than estimated.
       BUILDING, MONTE CARLO
       MOBILE HOME PARK,
       OLIVER MULTIFAMILY
       PORTFOLIO, PHOENIX
       BUILDING

  (43)                              With regard to multi-property mortgage loans or
                                    cross-collaterialized mortgage loans, each such mortgage loan or related mortgage real property with a particular letter designation in the "Cross-Collaterialized Groups" column is either part of a multi-property loan or cross-collateralized with each of the other mortgage loans or mortgage properties with the same letter designation.

  (44)                              The number in any parenthetical reflects the number of
                                    months in the applicable period during which the subject
                                    prepayment provision is in effect.

  (45)                              The weighted average occupancy for multi-property loans is based on allocated loan amounts.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                   ANNEX A-2

                  CERTAIN CHARACTERISTICS OF THE MORTGAGE POOL

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                     ANNEX A-2-1

                              AMORTIZATION TYPES
                                (MORTGAGE POOL)

                                             TOTAL         % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
                              NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
AMORTIZATION TYPES           OF LOANS       BALANCE          BALANCE        BALANCE
--------------------------- ---------- ----------------- -------------- --------------

Amortizing Balloon(2) .....     119     $1,275,537,909         53.0%     $10,718,806
Interest Only .............      22        973,985,166         40.5       44,272,053
Fully Amortizing ..........       2        156,360,000          6.5       78,180,000
                                ---     --------------        -----      -----------
TOTAL/AVG/WTD AVG: ........     143     $2,405,883,075        100.0%     $16,824,357

                                MAXIMUM
                             CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
                               PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
AMORTIZATION TYPES              BALANCE          LTV          DSCR      RATE(1)      RATE
--------------------------- -------------- -------------- ----------- ----------- ----------

Amortizing Balloon(2) .....  $177,900,000        69.1%        1.41x       94.4%      5.512%
Interest Only .............   285,131,898        60.1         1.59        93.7       5.509
Fully Amortizing ..........   116,000,000        54.2         1.67       100.0       5.657
                             ------------        ----         ----       -----       -----
TOTAL/AVG/WTD AVG: ........  $285,131,898        64.5%        1.50x       94.5%      5.520%

-------
(1)  Excludes mortgage loans secured by hospitality properties.

(2)  Includes mortgage loans, representing 31.8% of the initial mortgage pool balance, that provide for payments of interest-only for a specified number of periods, followed by payments of principal and interest up to the maturity date. 61.7% of these loans, by balance, have three years or less of interest-only payments.

                                                                     ANNEX A-2-2

                       CUT-OFF DATE LOAN-TO-VALUE RATIOS
                                (MORTGAGE POOL)

                                               TOTAL         % BY TOTAL       AVERAGE
                                            CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF CUT-OFF DATE           NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
LOAN-TO-VALUE RATIOS (%)       OF LOANS       BALANCE          BALANCE        BALANCE
----------------------------- ---------- ----------------- -------------- --------------

40.1 - 45.0 .................       1     $   31,032,268          1.3%     $ 31,032,268
45.1 - 50.0 .................       3        411,331,898         17.1       137,110,633
50.1 - 55.0 .................       3        240,360,000         10.0        80,120,000
55.1 - 60.0 .................       4        203,848,869          8.5        50,962,217
60.1 - 65.0 .................       7        156,255,197          6.5        22,322,171
65.1 - 70.0 .................      22        394,863,999         16.4        17,948,364
70.1 - 75.0 .................      33        321,088,206         13.3         9,729,946
75.1 - 80.0 .................      65        618,491,639         25.7         9,515,256
80.1  (greater than) = ......       5         28,611,000          1.2         5,722,200
                                   --     --------------        -----      ------------
TOTAL/AVG/WTD AVG: ..........     143     $2,405,883,075        100.0%     $ 16,824,357

                                  MAXIMUM
                               CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF CUT-OFF DATE            PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
LOAN-TO-VALUE RATIOS (%)          BALANCE          LTV          DSCR      RATE(1)      RATE
----------------------------- -------------- -------------- ----------- ----------- ----------

40.1 - 45.0 .................  $ 31,032,268        41.7%        2.69x       92.9%      5.200%
45.1 - 50.0 .................   285,131,898        45.8         1.88        98.3       5.408
50.1 - 55.0 .................   116,000,000        54.1         1.75        98.8       5.427
55.1 - 60.0 .................   177,900,000        55.9         1.71        97.1       5.625
60.1 - 65.0 .................   110,000,000        63.1         1.41        96.1       5.644
65.1 - 70.0 .................   185,000,000        67.4         1.28        87.3       5.728
70.1 - 75.0 .................    57,500,000        72.6         1.32        94.7       5.456
75.1 - 80.0 .................    38,160,000        78.3         1.28        93.8       5.487
80.1  (greater than) = ......    10,600,000        84.9         1.33        97.7       5.419
                               ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: ..........  $285,131,898        64.5%        1.50x       94.5%      5.520%

Weighted Average Cut-off Date LTV Ratio: 64.5%

-------
(1)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-2-3

                           ORIGINAL TERM TO MATURITY
                                (MORTGAGE POOL)

                                              TOTAL        % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF ORIGINAL TERMS        NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
TO MATURITY (MONTHS)          OF LOANS       BALANCE         BALANCE        BALANCE
---------------------------- ---------- ---------------- -------------- --------------

 49 -  60 ..................      11     $  312,053,165        13.0%     $ 28,368,470
 61 -  72 ..................       1         87,210,000         3.6        87,210,000
 73 -  84 ..................       5         59,527,508         2.5        11,905,502
 85 - 108 ..................       2         10,979,000         0.5         5,489,500
109 - 120 ..................     103      1,438,054,395        59.8        13,961,693
121 - 144 ..................      15        316,619,000        13.2        21,107,933
157 - 168 ..................       1        116,000,000         4.8       116,000,000
169 - 180 ..................       5         65,440,008         2.7        13,088,002
                                 ---     --------------       -----      ------------
TOTAL/AVG/WTD AVG: .........     143     $2,405,883,075       100.0%     $ 16,824,357

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF ORIGINAL TERMS         PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY    MORTGAGE   ORIGINAL
TO MATURITY (MONTHS)             BALANCE          LTV          DSCR      RATE(1)       RATE       TERM
---------------------------- -------------- -------------- ----------- ----------- ----------- ----------

 49 -  60 ..................  $122,850,000        60.4%        1.93x       93.5%       5.355%       60
 61 -  72 ..................    87,210,000        68.2         1.20        71.2        6.215        61
 73 -  84 ..................    20,000,000        76.0         1.36        96.3        5.712        83
 85 - 108 ..................     5,505,000        74.7         1.20        93.6        5.490        85
109 - 120 ..................   285,131,898        64.4         1.47        96.0        5.470       120
121 - 144 ..................   185,000,000        67.2         1.31        94.2        5.588       121
157 - 168 ..................   116,000,000        55.0         1.71       100.0        5.701       157
169 - 180 ..................    19,444,008        72.5         1.24        92.7        5.668       180
                              ------------        ----         ----       -----        -----       ---
TOTAL/AVG/WTD AVG: .........  $285,131,898        64.5%        1.50x       94.5%       5.520%      113

Weighted Average Original Term to Maturity: 113 months.

-------
(1)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-2-4

                          REMAINING TERM TO MATURITY
                                (MORTGAGE POOL)

                                              TOTAL        % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF REMAINING TERMS       NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
TO MATURITY (MONTHS)          OF LOANS       BALANCE         BALANCE        BALANCE
---------------------------- ---------- ---------------- -------------- --------------

 49 -  60 ..................      11    $  312,053,165         13.0%     $ 28,368,470
 61 -  72 ..................       1        87,210,000          3.6        87,210,000
 73 -  84 ..................       5        59,527,508          2.5        11,905,502
 85 - 108 ..................       3        15,036,052          0.6         5,012,017
109 - 120 ..................     103     1,474,357,343         61.3        14,314,149
121 - 144 ..................      14       276,259,000         11.5        19,732,786
157 - 168 ..................       1       116,000,000          4.8       116,000,000
169 - 180 ..................       5        65,440,008          2.7        13,088,002
                                 ---    --------------        -----      ------------
TOTAL/AVG/WTD AVG: .........     143    $2,405,883,075        100.0%     $ 16,824,357

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF REMAINING TERMS        PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY    MORTGAGE   REMAINING
TO MATURITY (MONTHS)             BALANCE          LTV          DSCR      RATE(1)       RATE       TERM
---------------------------- -------------- -------------- ----------- ----------- ----------- ----------

 49 -  60 ..................  $122,850,000        60.4%        1.93x       93.5%       5.355%       59
 61 -  72 ..................    87,210,000        68.2         1.20        71.2        6.215        61
 73 -  84 ..................    20,000,000        76.0         1.36        96.3        5.712        82
 85 - 108 ..................     5,505,000        70.6         1.22        91.9        5.636        91
109 - 120 ..................   285,131,898        64.1         1.47        96.1        5.470       117
121 - 144 ..................   185,000,000        69.4         1.27        93.3        5.597       121
157 - 168 ..................   116,000,000        55.0         1.71       100.0        5.701       157
169 - 180 ..................    19,444,008        72.5         1.24        92.7        5.668       177
                              ------------        ----         ----       -----        -----       ---
TOTAL/AVG/WTD AVG: .........  $285,131,898        64.5%        1.50x       94.5%       5.520%      110

Weighted Average Remaining Term to Maturity: 110 months.

-------
(1)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-2-5

                   MORTGAGED PROPERTIES BY PROPERTY TYPE(1)
                                (MORTGAGE POOL)

                                                   TOTAL         % BY TOTAL       AVERAGE
                                                CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
                                  NUMBER         PRINCIPAL        PRINCIPAL      PRINCIPAL
PROPERTY TYPE                 OF PROPERTIES       BALANCE          BALANCE        BALANCE
---------------------------- --------------- ----------------- -------------- --------------

Office .....................        33        $1,205,202,301         50.1%     $36,521,282
Retail .....................        58           553,370,922         23.0        9,540,878
Hotel ......................        72           239,620,262         10.0        3,328,059
Multifamily ................        31           211,081,817          8.8        6,809,091
Mobile Home Park ...........        14            82,114,882          3.4        5,865,349
Self Storage ...............        13            49,571,552          2.1        3,813,196
Mixed Use ..................         2            36,364,656          1.5       18,182,328
Industrial/Warehouse .......         4            28,556,683          1.2        7,139,171
                                    --        --------------        -----      -----------
TOTAL/AVG/WTD AVG: .........       227        $2,405,883,075        100.0%     $10,598,604

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
                                PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
PROPERTY TYPE                    BALANCE          LTV          DSCR      RATE(2)      RATE
---------------------------- -------------- -------------- ----------- ----------- ----------

Office .....................  $285,131,898        58.4%        1.58x       94.2%      5.550%
Retail .....................    84,000,000        71.5         1.38        96.4       5.390
Hotel ......................    14,213,558        59.3         1.64          --       5.658
Multifamily ................    35,200,000        77.0         1.34        93.2       5.473
Mobile Home Park ...........    25,000,000        75.7         1.26        95.2       5.551
Self Storage ...............    13,500,000        74.1         1.40        87.9       5.525
Mixed Use ..................    25,000,000        78.6         1.35        90.8       5.440
Industrial/Warehouse .......    10,300,000        70.3         1.28        94.1       6.005
                              ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: .........  $285,131,898        64.5%        1.50x       94.5%      5.520%

-------
(1)  Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-2-6

                        CUT-OFF DATE PRINCIPAL BALANCES
                                (MORTGAGE POOL)

                                                     TOTAL         % BY TOTAL       AVERAGE
                                                  CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF CUT-OFF                      NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
DATE PRINCIPAL BALANCES ($)          OF LOANS       BALANCE          BALANCE        BALANCE
----------------------------------- ---------- ----------------- -------------- --------------

          1 -   2,000,000 .........      10     $   16,342,328          0.7%     $  1,634,233
  2,000,001 -   4,000,000 .........      34        108,486,518          4.5         3,190,780
  4,000,001 -   6,000,000 .........      23        115,631,978          4.8         5,027,477
  6,000,001 -   8,000,000 .........      15        103,459,083          4.3         6,897,272
  8,000,001 -  10,000,000 .........      12        109,816,287          4.6         9,151,357
 10,000,001 -  15,000,000 .........      21        255,896,546         10.6        12,185,550
 15,000,001 -  20,000,000 .........       8        140,096,169          5.8        17,512,021
 20,000,001 -  25,000,000 .........       4         93,110,000          3.9        23,277,500
 25,000,001 -  50,000,000 .........       7        237,452,268          9.9        33,921,753
 50,000,001 -  75,000,000 .........       1         57,500,000          2.4        57,500,000
 75,000,001 - 100,000,000 .........       2        171,210,000          7.1        85,605,000
100,000,001 - 125,000,000 .........       3        348,850,000         14.5       116,283,333
150,000,001  (greater than) = .....       3        648,031,898         26.9       216,010,633
                                         --     --------------        -----      ------------
TOTAL/AVG/WTD AVG: ................     143     $2,405,883,075        100.0%     $ 16,824,357

                                        MAXIMUM
                                     CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF CUT-OFF                       PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
DATE PRINCIPAL BALANCES ($)             BALANCE          LTV          DSCR      RATE(1)      RATE
----------------------------------- -------------- -------------- ----------- ----------- ----------

          1 -   2,000,000 .........  $  1,997,823        75.7%        1.33x       96.6%      5.558%
  2,000,001 -   4,000,000 .........     4,000,000        74.5         1.35        94.0       5.555
  4,000,001 -   6,000,000 .........     6,000,000        72.7         1.39        94.0       5.505
  6,000,001 -   8,000,000 .........     7,887,770        73.8         1.35        94.8       5.580
  8,000,001 -  10,000,000 .........    10,000,000        75.0         1.26        91.2       5.565
 10,000,001 -  15,000,000 .........    14,595,000        74.9         1.28        94.8       5.494
 15,000,001 -  20,000,000 .........    20,000,000        72.1         1.35        94.4       5.345
 20,000,001 -  25,000,000 .........    25,000,000        76.0         1.31        97.5       5.477
 25,000,001 -  50,000,000 .........    40,360,000        69.1         1.53        94.9       5.459
 50,000,001 -  75,000,000 .........    57,500,000        70.1         1.27        87.1       5.354
 75,000,001 - 100,000,000 .........    87,210,000        61.1         1.54        83.6       5.619
100,000,001 - 125,000,000 .........   122,850,000        54.2         1.88        98.0       5.539
150,000,001  (greater than) = .....   285,131,898        54.6         1.55        96.7       5.555
                                     ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: ................  $285,131,898        64.5%        1.50x       94.5%      5.520%

Average Cut-off Date Principal Balance: $16,824,357

-------
(1)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-2-7

                                 U/W NCF DSCR
                                (MORTGAGE POOL)

                                              TOTAL         % BY TOTAL       AVERAGE
                                           CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF U/W NCF               NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
DSCR (X)                      OF LOANS       BALANCE          BALANCE        BALANCE
---------------------------- ---------- ----------------- -------------- --------------

0.00 - 1.19 ................       4     $   83,150,000          3.5%     $20,787,500
1.20 - 1.29 ................      61        798,881,482         33.2       13,096,418
1.30 - 1.39 ................      37        289,185,013         12.0        7,815,811
1.40 - 1.49 ................      17        235,603,944          9.8       13,859,056
1.50 - 1.59 ................      11        141,500,112          5.9       12,863,647
1.60 - 1.69 ................       5        301,223,145         12.5       60,244,629
1.70 - 1.79 ................       4        313,457,110         13.0       78,364,278
1.80 - 1.89 ................       2         89,000,000          3.7       44,500,000
2.00  (greater than) = .....       2        153,882,268          6.4       76,941,134
                                  --     --------------        -----      -----------
TOTAL/AVG/WTD AVG: .........     143     $2,405,883,075        100.0%     $16,824,357

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF U/W NCF                PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
DSCR (X)                         BALANCE          LTV          DSCR      RATE(1)      RATE
---------------------------- -------------- -------------- ----------- ----------- ----------

0.00 - 1.19 ................  $ 36,000,000        78.3%        1.10x       97.0%      5.569%
1.20 - 1.29 ................   185,000,000        72.2         1.24        90.0       5.612
1.30 - 1.39 ................    30,000,000        75.8         1.34        93.8       5.459
1.40 - 1.49 ................   110,000,000        68.5         1.44        99.3       5.591
1.50 - 1.59 ................    40,360,000        67.8         1.53        96.4       5.405
1.60 - 1.69 ................   285,131,898        46.9         1.65        99.5       5.493
1.70 - 1.79 ................   177,900,000        55.7         1.71       100.0       5.651
1.80 - 1.89 ................    84,000,000        54.5         1.89        96.7       5.033
2.00  (greater than) = .....   122,850,000        44.7         2.48        94.1       5.200
                              ------------        ----         ----       -----       -----
TOTAL/AVG/WTD AVG: .........  $285,131,898        64.5%        1.50x       94.5%      5.520%

Weighted Average U/W NCF DSCR: 1.50x.

-------
(1)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-2-8

                             OCCUPANCY RATES(1)(2)
                                (MORTGAGED POOL)

                                                   TOTAL        % BY TOTAL       AVERAGE
                                               CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF OCCUPANCY                NUMBER         PRINCIPAL       PRINCIPAL      PRINCIPAL
RATES (%)                     OF PROPERTIES       BALANCE         BALANCE        BALANCE
---------------------------- --------------- ---------------- -------------- --------------

(less than) = 65.0 ... .....         1        $    2,268,588        0.1%      $ 2,268,588
70.1 - 75.0 ................         4            94,490,452        3.9        23,622,613
75.1 - 80.0 ................         3            13,289,496        0.6         4,429,832
80.1 - 85.0 ................         8            74,307,801        3.1         9,288,475
85.1 - 90.0 ................        16           209,358,986        8.7        13,084,937
90.1 - 95.0 ................        37           494,664,108       20.6        13,369,300
95.1  (greater than) = .....        86         1,277,883,382       53.1        14,859,109
                                    --        --------------       ----       -----------
TOTAL/AVG/WTD AVG: .........       155        $2,166,262,812       90.0%      $13,975,889

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF OCCUPANCY              PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
RATES (%)                        BALANCE          LTV          DSCR        RATE       RATE
---------------------------- -------------- -------------- ----------- ----------- ----------

(less than) = 65.0 ... .....  $  2,268,588        61.3%        1.61x       61.5%      5.875%
70.1 - 75.0 ................    87,210,000        68.9         1.21        71.3       6.178
75.1 - 80.0 ................     5,120,000        73.6         1.37        78.0       5.365
80.1 - 85.0 ................    18,460,345        62.1         1.61        82.4       5.281
85.1 - 90.0 ................    57,500,000        72.2         1.35        87.6       5.541
90.1 - 95.0 ................   185,000,000        70.7         1.38        92.2       5.454
95.1  (greater than) = .....   285,131,898        61.5         1.56        99.2       5.483
                              ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: .........  $285,131,898        65.1%        1.48x       94.5%      5.505%

Weighted average occupancy rate: 94.5%

-------
(1)  Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-2-9

                         REMAINING AMORTIZATION TERMS
                                (MORTGAGE POOL)

                                                  TOTAL         % BY TOTAL       AVERAGE
                                               CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF REMAINING                 NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
AMORTIZATION TERMS (MONTHS)(1)    OF LOANS       BALANCE          BALANCE        BALANCE
-------------------------------- ---------- ----------------- -------------- --------------

IO(2) ..........................      22     $  973,985,166         40.5%    $44,272,053
109 - 120 ......................       1         40,360,000          1.7      40,360,000
157 - 168 ......................       1        116,000,000          4.8     116,000,000
229 - 240 ......................       2          2,986,841          0.1       1,493,420
253 - 264 ......................       1        110,000,000          4.6     110,000,000
289 - 300 ......................       7        210,716,556          8.8      30,102,365
313 - 324 ......................       1         14,213,558          0.6      14,213,558
325 - 336 ......................       1         10,300,000          0.4      10,300,000
337 - 348 ......................       1          4,057,052          0.2       4,057,052
349 - 360 ......................     106        923,263,902         38.4       8,710,037
                                     ---     --------------        -----     -----------
TOTAL/AVG/WTD AVG: .............     143     $2,405,883,075        100.0%    $16,824,357

                                     MAXIMUM                                                         WTD. AVG.
                                  CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.    REMAINING
RANGE OF REMAINING                  PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY    MORTGAGE   AMORTIZATION
AMORTIZATION TERMS (MONTHS)(1)       BALANCE          LTV          DSCR      RATE(3)       RATE       TERM(4)
-------------------------------- -------------- -------------- ----------- ----------- ----------- -------------

IO(2) .......................... $285,131,898         60.1%        1.59x       93.7%       5.509%         0
109 - 120 ......................   40,360,000         51.9         1.57       100.0        5.531        120
157 - 168 ......................  116,000,000         55.0         1.71       100.0        5.701        157
229 - 240 ......................    1,668,000         67.4         1.45        95.0        5.474        239
253 - 264 ......................  110,000,000         63.2         1.44       100.0        5.748        260
289 - 300 ......................  177,900,000         57.4         1.68        92.2        5.728        295
313 - 324 ......................   14,213,558         66.1         1.40          --        5.482        322
325 - 336 ......................   10,300,000         63.8         1.22        83.6        5.210        336
337 - 348 ......................    4,057,052         59.3         1.26        87.3        6.030        348
349 - 360 ......................   84,000,000         72.6         1.35        94.0        5.436        359
                                 ------------         ----         ----       -----        -----        ---
TOTAL/AVG/WTD AVG: ............. $285,131,898         64.5%        1.50x       94.5%       5.520%       318

Weighted Average Remaining Amortization Term: 318 months.(4)

-------
(1)  Ranges of Remaining Amortization Terms (other than IO) may include mortgage loans that have an interest-only period ending prior to maturity date but exclude mortgage loans that provide for payments of interest only up to the maturity date.

(2)  Interest-only up to maturity date.

(3)  Excludes mortgage loans secured by hospitality properties.

(4)  Includes mortgage loans that have an interest-only period ending prior to maturity date, but excludes mortgage loans that provide for payments of interest only up to maturity date.

                                                                    ANNEX A-2-10

                                MORTGAGE RATES
                                (MORTGAGE POOL)

                                           TOTAL         % BY TOTAL       AVERAGE
                                        CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF MORTGAGE           NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
RATES (%)                  OF LOANS       BALANCE          BALANCE        BALANCE
------------------------- ---------- ----------------- -------------- --------------

4.751 - 5.000 ...........       2     $  101,191,817          4.2%     $50,595,908
5.001 - 5.250 ...........      25        386,938,949         16.1       15,477,558
5.251 - 5.500 ...........      56        721,535,607         30.0       12,884,564
5.501 - 5.750 ...........      38        956,975,095         39.8       25,183,555
5.751 - 6.000 ...........      11         84,069,867          3.5        7,642,715
6.001 - 6.250 ...........       7        123,650,058          5.1       17,664,294
6.251 - 6.500 ...........       2         19,591,683          0.8        9,795,842
6.501 - 6.750 ...........       1          6,480,000          0.3        6,480,000
6.751 - 7.000 ...........       1          5,450,000          0.2        5,450,000
                               --     --------------        -----      -----------
TOTAL/AVG/WTD AVG: ......     143     $2,405,883,075        100.0%     $16,824,357

                              MAXIMUM
                           CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF MORTGAGE            PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
RATES (%)                     BALANCE          LTV          DSCR      RATE(1)      RATE
------------------------- -------------- -------------- ----------- ----------- ----------

4.751 - 5.000 ...........  $ 84,000,000        54.3%        1.87x       97.1%      4.992%
5.001 - 5.250 ...........   122,850,000        63.5         1.81        94.7       5.200
5.251 - 5.500 ...........   285,131,898        63.3         1.45        95.1       5.431
5.501 - 5.750 ...........   185,000,000        65.2         1.43        96.7       5.629
5.751 - 6.000 ...........    38,160,000        73.5         1.29        89.5       5.823
6.001 - 6.250 ...........    87,210,000        68.3         1.23        77.6       6.171
6.251 - 6.500 ...........    10,400,000        77.5         1.22        92.4       6.410
6.501 - 6.750 ...........     6,480,000        79.0         1.21        97.6       6.620
6.751 - 7.000 ...........     5,450,000        69.6         1.37       100.0       6.856
                           ------------        ----         ----       -----       -----
TOTAL/AVG/WTD AVG: ......  $285,131,898        64.5%        1.50x       94.5%      5.520%

Weighted Average Mortgage Rate: 5.520%

-------
(1)  Excludes mortgage loans secured by hospitality properties.

                                                                    ANNEX A-2-11

                      MATURITY DATE LOAN-TO-VALUE RATIOS
                                (MORTGAGE POOL)

                                               TOTAL         % BY TOTAL       AVERAGE
                                            CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF MATURITY DATE        NUMBER         PRINCIPAL        PRINCIPAL      PRINCIPAL
LOAN-TO-VALUE RATIOS (%)       OF LOANS       BALANCE          BALANCE        BALANCE
----------------------------- ---------- ----------------- -------------- --------------

(less than) = 0.0 ..... .....       1     $  116,000,000          4.8%     $116,000,000
25.1 - 30.0 .................       1         40,360,000          1.7        40,360,000
35.1 - 40.0 .................       1          3,350,000          0.1         3,350,000
40.1 - 45.0 .................       4        118,019,109          4.9        29,504,777
45.1 - 50.0 .................       7        617,619,495         25.7        88,231,356
50.1 - 55.0 .................       5        158,361,405          6.6        31,672,281
55.1 - 60.0 .................      15        105,386,997          4.4         7,025,800
60.1 - 65.0 .................      41        298,262,151         12.4         7,274,687
65.1 - 70.0 .................      36        515,688,585         21.4        14,324,683
70.1 - 75.0 .................      21        251,224,333         10.4        11,963,063
75.1 - 80.0 .................       8        169,584,000          7.0        21,198,000
80.1 - 85.0 .................       1          3,837,000          0.2         3,837,000
85.1  (greater than) = ......       2          8,190,000          0.3         4,095,000
                                   --     --------------        -----      ------------
TOTAL/AVG/WTD AVG: ..........     143     $2,405,883,075        100.0%     $ 16,824,357

                                  MAXIMUM
                               CUT-OFF DATE     WTD. AVG.     WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF MATURITY DATE           PRINCIPAL    MATURITY DATE    U/W NCF    OCCUPANCY   MORTGAGE
LOAN-TO-VALUE RATIOS (%)          BALANCE          LTV           DSCR      RATE(1)      RATE
----------------------------- -------------- --------------- ----------- ----------- ----------

(less than) = 0.0 ..... .....  $116,000,000          --          1.71x       100.0%     5.701%
25.1 - 30.0 .................    40,360,000        27.7%         1.57        100.0      5.531
35.1 - 40.0 .................     3,350,000        37.7          1.45        100.0      6.115
40.1 - 45.0 .................    84,000,000        42.4          2.09         95.5      5.065
45.1 - 50.0 .................   285,131,898        46.1          1.82         98.1      5.475
50.1 - 55.0 .................   110,000,000        51.4          1.39         96.9      5.686
55.1 - 60.0 .................    14,595,000        57.7          1.32         95.2      5.700
60.1 - 65.0 .................    57,500,000        63.0          1.33         92.8      5.456
65.1 - 70.0 .................   185,000,000        67.4          1.26         88.9      5.613
70.1 - 75.0 .................    36,000,000        72.6          1.24         95.5      5.498
75.1 - 80.0 .................    38,160,000        77.9          1.38         94.0      5.464
80.1 - 85.0 .................     3,837,000        85.0          1.44        100.0      5.500
85.1  (greater than) = ......     4,410,000        90.0          1.24        100.0      5.473
                               ------------        ----          ----        -----      -----
TOTAL/AVG/WTD AVG: ..........  $285,131,898        56.1%         1.50x       94.5%     5.520%

Weighted Average Maturity Date LTV Ratio for all Mortgage Loans: 56.1%

-------
(1)  Excludes mortgage loans secured by hospitality properties.

                                                                    ANNEX A-2-12

                            PROPERTIES BY STATE(1)
                                (MORTGAGE POOL)

                                           TOTAL           % BY TOTAL
                                        CUT-OFF DATE      CUT-OFF DATE
                        NUMBER           PRINCIPAL         PRINCIPAL
STATE               OF PROPERTIES         BALANCE           BALANCE
----------------   ---------------   -----------------   -------------

NY .............          30          $  635,567,295          26.4%
CA .............          24          $  286,014,814          11.9
MA .............           3          $  190,113,719           7.9
IL .............          10          $  183,219,056           7.6
FL .............          20          $  170,447,549           7.1
TX .............          26          $  163,507,049           6.8
MD .............           5          $  115,503,753           4.8
CT .............           6          $   71,385,646           3.0
NJ .............           8          $   57,748,718           2.4
GA .............           8          $   50,338,242           2.1
MI .............           7          $   45,024,849           1.9
DC .............           1          $   40,360,000           1.7
CO .............           6          $   36,748,693           1.5
VA .............           4          $   35,493,095           1.5
SC .............           3          $   30,565,073           1.3
PA .............           5          $   27,845,240           1.2
MO .............           4          $   27,770,887           1.2
AL .............           7          $   25,113,317           1.0
IN .............           4          $   24,100,273           1.0
OH .............           5          $   23,303,050           1.0
NC .............           5          $   22,495,646           0.9
WA .............           4          $   19,413,123           0.8
UT .............           2          $   19,115,000           0.8
OK .............           6          $   18,849,572           0.8
NE .............           1          $   16,000,000           0.7
AZ .............           5          $   12,525,582           0.5
TN .............           3          $   12,153,208           0.5
MN .............           7          $   11,594,793           0.5
OR .............           2          $   10,761,358           0.4
KY .............           2          $    9,224,922           0.4
NV .............           1          $    5,194,467           0.2
KS .............           1          $    3,171,556           0.1
AR .............           1          $    2,799,583           0.1
LA .............           1          $    2,413,946           0.1
                          --          --------------         -----
TOTAL: .........         227          $2,405,883,075         100.0%

-------
(1)  Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

                                   ANNEX A-3

                  CERTAIN CHARACTERISTICS OF LOAN GROUP NO. 1

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                     ANNEX A-3-1

                              AMORTIZATION TYPES
                                   (GROUP 1)

                                             TOTAL         % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
                              NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
AMORTIZATION TYPES           OF LOANS       BALANCE          BALANCE        BALANCE
--------------------------- ---------- ----------------- -------------- --------------

Amortizing Balloon(2) .....      95     $ 1,152,752,799        51.9%     $ 12,134,240
Interest Only .............      20         912,085,166        41.1        45,604,258
Fully Amortizing ..........       2         156,360,000         7.0        78,180,000
                                 --     ---------------       -----      ------------
TOTAL/AVG/WTD AVG: ........     117     $ 2,221,197,965       100.0%     $ 18,984,598

                                 MAXIMUM
                              CUT-OFF DATE      WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
                                PRINCIPAL     CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
AMORTIZATION TYPES               BALANCE           LTV          DSCR      RATE(1)      RATE
--------------------------- ---------------- -------------- ----------- ----------- ----------

Amortizing Balloon(2) .....  $ 177,900,000         68.3%        1.42x       94.6%      5.504%
Interest Only .............    285,131,898         59.0         1.60        93.6       5.530
Fully Amortizing ..........    116,000,000         54.2         1.67       100.0       5.657
                             -------------         ----         ----       -----       -----
TOTAL/AVG/WTD AVG: ........  $ 285,131,898         63.5%        1.51x       94.5%      5.526%

-------
(1)   Excludes mortgage loans secured by hospitality properties.

(2)   Includes mortgage loans, representing 32.0% of the initial loan group 1 balance, that provide for payments of interest-only for a specified number of periods, followed by payments of principal and interest up to the maturity date. 61.5% of these loans, by balance, have three years or less of interest-only payments.

                                                                     ANNEX A-3-2

                       CUT-OFF DATE LOAN-TO-VALUE RATIOS
                                   (GROUP 1)

                                               TOTAL         % BY TOTAL       AVERAGE
                                            CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF CUT-OFF DATE           NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
LOAN-TO-VALUE RATIOS (%)       OF LOANS       BALANCE          BALANCE        BALANCE
----------------------------- ---------- ----------------- -------------- --------------

40 - 45.0 ...................       1     $   31,032,268          1.4%     $ 31,032,268
45.1 - 50.0 .................       3        411,331,898         18.5       137,110,633
50.1 - 55.0 .................       3        240,360,000         10.8        80,120,000
55.1 - 60.0 .................       4        203,848,869          9.2        50,962,217
60.1 - 65.0 .................       7        156,255,197          7.0        22,322,171
65.1 - 70.0 .................      18        374,895,999         16.9        20,827,555
70.1 - 75.0 .................      30        310,763,206         14.0        10,358,774
75.1 - 80.0 .................      46        464,099,529         20.9        10,089,120
80.1  (greater than) = ......       5         28,611,000          1.3         5,722,200
                                   --     --------------        -----      ------------
TOTAL/AVG/WTD AVG: ..........     117     $2,221,197,965        100.0%     $ 18,984,598

                                   MAXIMUM
                                CUT-OFF DATE      WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF CUT-OFF DATE             PRINCIPAL     CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
LOAN-TO-VALUE RATIOS (%)           BALANCE           LTV          DSCR      RATE(1)      RATE
----------------------------- ---------------- -------------- ----------- ----------- ----------

40 - 45.0 ...................  $  31,032,268         41.7%        2.69x       92.9%      5.200%
45.1 - 50.0 .................    285,131,898         45.8         1.88        98.3       5.408
50.1 - 55.0 .................    116,000,000         54.1         1.75        98.8       5.427
55.1 - 60.0 .................    177,900,000         55.9         1.71        97.1       5.625
60.1 - 65.0 .................    110,000,000         63.1         1.41        96.1       5.644
65.1 - 70.0 .................    185,000,000         67.4         1.28        86.8       5.724
70.1 - 75.0 .................     57,500,000         72.6         1.32        94.6       5.452
75.1 - 80.0 .................     38,160,000         78.3         1.26        93.9       5.514
80.1  (greater than) = ......     10,600,000         84.9         1.33        97.7       5.419
                               -------------         ----         ----        ----       -----
TOTAL/AVG/WTD AVG: ..........  $ 285,131,898         63.5%        1.51x       94.5%      5.526%

Weighted Average Cut-off Date LTV Ratio: 63.5%

-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-3-3

                           ORIGINAL TERM TO MATURITY
                                   (GROUP 1)

                                              TOTAL        % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF ORIGINAL TERMS        NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
TO MATURITY (MONTHS)          OF LOANS       BALANCE         BALANCE        BALANCE
---------------------------- ---------- ---------------- -------------- --------------

 49 -  60 ..................       9     $  250,153,165        11.3%     $ 27,794,796
 61 -  72 ..................       1         87,210,000         3.9        87,210,000
 73 -  84 ..................       3         37,377,508         1.7        12,459,169
 85 - 108 ..................       2         10,979,000         0.5         5,489,500
109 - 120 ..................      85      1,351,919,284        60.9        15,904,933
121 - 144 ..................      11        302,119,000        13.6        27,465,364
157 - 168 ..................       1        116,000,000         5.2       116,000,000
169 - 180 ..................       5         65,440,008         2.9        13,088,002
                                  --     --------------       -----      ------------
TOTAL/AVG/WTD AVG: .........     117     $2,221,197,965       100.0%     $ 18,984,598

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF ORIGINAL TERMS         PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY    MORTGAGE   ORIGINAL
TO MATURITY (MONTHS)             BALANCE          LTV          DSCR      RATE(1)       RATE       TERM
---------------------------- -------------- -------------- ----------- ----------- ----------- ----------

 49 -  60 ..................  $122,850,000        56.3%        2.03x       93.1%       5.393%       60
 61 -  72 ..................    87,210,000        68.2         1.20        71.2        6.215        61
 73 -  84 ..................    20,000,000        75.4         1.44        99.2        5.425        84
 85 - 108 ..................     5,505,000        74.7         1.20        93.6        5.490        85
109 - 120 ..................   285,131,898        63.6         1.48        96.2        5.477       120
121 - 144 ..................   185,000,000        67.0         1.31        94.1        5.569       121
157 - 168 ..................   116,000,000        55.0         1.71       100.0        5.701       157
169 - 180 ..................    19,444,008        72.5         1.24        92.7        5.668       180
                              ------------        ----         ----       -----        -----       ---
TOTAL/AVG/WTD AVG: .........  $285,131,898        63.5%        1.51x       94.5%       5.526%      114

Weighted Average Original Term to Maturity: 114 months.

-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-3-4
                          REMAINING TERM TO MATURITY
                                   (GROUP 1)

                                              TOTAL        % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF REMAINING TERMS       NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
TO MATURITY (MONTHS)          OF LOANS       BALANCE         BALANCE        BALANCE
---------------------------- ---------- ---------------- -------------- --------------

 49 -  60 ..................       9     $  250,153,165        11.3%     $ 27,794,796
 61 -  72 ..................       1         87,210,000         3.9        87,210,000
 73 -  84 ..................       3         37,377,508         1.7        12,459,169
 85 - 108 ..................       3         15,036,052         0.7         5,012,017
109 - 120 ..................      85      1,388,222,232        62.5        16,332,026
121 - 144 ..................      10        261,759,000        11.8        26,175,900
157 - 168 ..................       1        116,000,000         5.2       116,000,000
169 - 180 ..................       5         65,440,008         2.9        13,088,002
                                  --     --------------       -----      ------------
TOTAL/AVG/WTD AVG: .........     117     $2,221,197,965       100.0%     $ 18,984,598

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF REMAINING TERMS        PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY    MORTGAGE   ORIGINAL
TO MATURITY (MONTHS)             BALANCE          LTV          DSCR      RATE(1)       RATE       TERM
---------------------------- -------------- -------------- ----------- ----------- ----------- ----------

 49 -  60 ..................  $122,850,000        56.3%        2.03x       93.1%       5.393%       59
 61 -  72 ..................    87,210,000        68.2         1.20        71.2        6.215        61
 73 -  84 ..................    20,000,000        75.4         1.44        99.2        5.425        84
 85 - 108 ..................     5,505,000        70.6         1.22        91.9        5.636        91
109 - 120 ..................   285,131,898        63.2         1.48        96.4        5.477       117
121 - 144 ..................   185,000,000        69.3         1.27        93.1        5.575       121
157 - 168 ..................   116,000,000        55.0         1.71       100.0        5.701       157
169 - 180 ..................    19,444,008        72.5         1.24        92.7        5.668       177
                              ------------        ----         ----       -----        -----       ---
TOTAL/AVG/WTD AVG: .........  $285,131,898        63.5%        1.51x       94.5%       5.526%      112

-------
Weighted Average Remaining Term to Maturity: 112 months.

(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-3-5

                   MORTGAGED PROPERTIES BY PROPERTY TYPE(1)
                                   (GROUP 1)

                                                   TOTAL         % BY TOTAL       AVERAGE
                                                CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
                                  NUMBER         PRINCIPAL        PRINCIPAL      PRINCIPAL
PROPERTY TYPE                 OF PROPERTIES       BALANCE          BALANCE        BALANCE
---------------------------- --------------- ----------------- -------------- --------------

Office .....................        33        $1,205,202,301         54.3%     $ 36,521,282
Retail .....................        58           553,370,922         24.9         9,540,878
Hotel ......................        72           239,620,262         10.8         3,328,059
Mobile Home Park ...........         8            69,781,588          3.1         8,722,699
Self Storage ...............        13            49,571,552          2.2         3,813,196
Multifamily ................         4            38,730,000          1.7         9,682,500
Mixed Use ..................         2            36,364,656          1.6        18,182,328
Industrial/Warehouse .......         4            28,556,683          1.3         7,139,171
                                    --        --------------        -----      ------------
TOTAL/AVG/WTD AVG: .........       194        $2,221,197,964        100.0%     $ 11,449,474

                                  MAXIMUM
                               CUT-OFF DATE      WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
                                 PRINCIPAL     CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
PROPERTY TYPE                     BALANCE           LTV          DSCR      RATE(2)      RATE
---------------------------- ---------------- -------------- ----------- ----------- ----------

Office .....................  $ 285,131,898         58.4%        1.58x       94.2%      5.550%
Retail .....................     84,000,000         71.5         1.38        96.4       5.390
Hotel ......................     14,213,558         59.3         1.64          --       5.658
Mobile Home Park ...........     25,000,000         76.1         1.25        94.9       5.521
Self Storage ...............     13,500,000         74.1         1.40        87.9       5.525
Multifamily ................     12,800,000         77.0         1.24        90.6       5.629
Mixed Use ..................     25,000,000         78.6         1.35        90.8       5.440
Industrial/Warehouse .......     10,300,000         70.3         1.28        94.1       6.005
                              -------------         ----         ----        ----       -----
TOTAL/AVG/WTD AVG: .........  $ 285,131,898         63.5%        1.51x       94.5%      5.526%

-------
(1)   Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-3-6

                        CUT-OFF DATE PRINCIPAL BALANCES
                                   (GROUP 1)

                                                      TOTAL         % BY TOTAL       AVERAGE
                                                  CUT-OFF DATE     CUT-OFF DATE   CUT-OFF DATE
RANGE OF CUT-OFF                      NUMBER        PRINCIPAL        PRINCIPAL      PRINCIPAL
DATE PRINCIPAL BALANCES ($)          OF LOANS        BALANCE          BALANCE        BALANCE
----------------------------------- ---------- ------------------ -------------- --------------

         1 -   2,000,000 ..........       4     $     6,822,520          0.3%     $  1,705,630
  2,000,001 -   4,000,000 .........      28          91,024,293          4.1         3,250,868
  4,000,001 -   6,000,000 .........      19          94,807,260          4.3         4,989,856
  6,000,001 -   8,000,000 .........      13          89,525,472          4.0         6,886,575
  8,000,001 -  10,000,000 .........       9          83,421,539          3.8         9,269,060
 10,000,001 -  15,000,000 .........      18         221,246,546         10.0        12,291,475
 15,000,001 -  20,000,000 .........       8         140,096,169          6.3        17,512,021
 20,000,001 -  25,000,000 .........       4          93,110,000          4.2        23,277,500
 25,000,001 -  50,000,000 .........       5         175,552,268          7.9        35,110,454
 50,000,001 -  75,000,000 .........       1          57,500,000          2.6        57,500,000
 75,000,001 - 100,000,000 .........       2         171,210,000          7.7        85,605,000
100,000,001 - 125,000,000 .........       3         348,850,000         15.7       116,283,333
150,000,001  (greater than) = .....       3         648,031,898         29.2       216,010,633
                                         --     ---------------        -----      ------------
TOTAL/AVG/WTD AVG: ................     117     $ 2,221,197,965        100.0%     $ 18,984,598

                                         MAXIMUM
                                      CUT-OFF DATE      WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF CUT-OFF                        PRINCIPAL     CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
DATE PRINCIPAL BALANCES ($)              BALANCE           LTV          DSCR      RATE(1)      RATE
----------------------------------- ---------------- -------------- ----------- ----------- ----------

         1 -   2,000,000 ..........  $   1,997,823   76.9%              1.34x   95.3%       5.387%
  2,000,001 -   4,000,000 .........      4,000,000   74.3               1.36    93.9        5.582
  4,000,001 -   6,000,000 .........      6,000,000   72.2               1.40    93.8        5.546
  6,000,001 -   8,000,000 .........      7,887,770   72.9               1.36    95.5        5.631
  8,000,001 -  10,000,000 .........     10,000,000   74.8               1.26    90.7        5.536
 10,000,001 -  15,000,000 .........     14,595,000   74.4               1.29    95.2        5.433
 15,000,001 -  20,000,000 .........     20,000,000   72.1               1.35    94.4        5.345
 20,000,001 -  25,000,000 .........     25,000,000   76.0               1.31    97.5        5.477
 25,000,001 -  50,000,000 .........     40,360,000   66.3               1.54    94.8        5.548
 50,000,001 -  75,000,000 .........     57,500,000   70.1               1.27    87.1        5.354
 75,000,001 - 100,000,000 .........     87,210,000   61.1               1.54    83.6        5.619
100,000,001 - 125,000,000 .........    122,850,000   54.2               1.88    98.0        5.539
150,000,001  (greater than) = .....    285,131,898   54.6               1.55    96.7        5.555
                                     -------------   -----              ----    -----       ------
TOTAL/AVG/WTD AVG: ................  $ 285,131,898   63.5%              1.51x   94.5%       5.526%

Average Cut-off Date  Principal Balance: $18,984,598

-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-3-7

                                 U/W NCF DSCR
                                   (GROUP 1)

                                               TOTAL         % BY TOTAL       AVERAGE
                                           CUT-OFF DATE     CUT-OFF DATE   CUT-OFF DATE
RANGE OF U/W NCF               NUMBER        PRINCIPAL        PRINCIPAL      PRINCIPAL
DSCR (X)                      OF LOANS        BALANCE          BALANCE        BALANCE
---------------------------- ---------- ------------------ -------------- --------------

0.00 - 1.19 ................       4     $    83,150,000          3.7%     $ 20,787,500
1.20 - 1.29 ................      46         713,095,292         32.1        15,502,072
1.30 - 1.39 ................      30         260,051,387         11.7         8,668,380
1.40 - 1.49 ................      17         235,603,944         10.6        13,859,056
1.50 - 1.59 ................       8          74,100,112          3.3         9,262,514
1.60 - 1.69 ................       5         301,223,145         13.6        60,244,629
1.70 - 1.79 ................       3         311,091,817         14.0       103,697,272
1.80 - 1.89 ................       2          89,000,000          4.0        44,500,000
2.00  (greater than) = .....       2         153,882,268          6.9        76,941,134
                                  --     ---------------        -----      ------------
TOTAL/AVG/WTD AVG: .........     117     $ 2,221,197,965        100.0%     $ 18,984,598

                                  MAXIMUM
                               CUT-OFF DATE      WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF U/W NCF                 PRINCIPAL     CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
DSCR (X)                          BALANCE           LTV          DSCR      RATE(1)      RATE
---------------------------- ---------------- -------------- ----------- ----------- ----------

0.00 - 1.19 ................  $  36,000,000   78.3%              1.10x       97.0%   5.569%
1.20 - 1.29 ................    185,000,000   71.7               1.24        89.6    5.605
1.30 - 1.39 ................     30,000,000   75.6               1.34        93.7    5.467
1.40 - 1.49 ................    110,000,000   68.5               1.44        99.3    5.591
1.50 - 1.59 ................     40,360,000   60.0               1.56        98.0    5.573
1.60 - 1.69 ................    285,131,898   46.9               1.65        99.5    5.493
1.70 - 1.79 ................    177,900,000   55.5               1.71       100.0    5.654
1.80 - 1.89 ................     84,000,000   54.5               1.89        96.7    5.033
2.00  (greater than) = .....    122,850,000   44.7               2.48        94.1    5.200
                              -------------   -----              ----       -----    ------
TOTAL/AVG/WTD AVG: .........  $ 285,131,898   63.5%              1.51x       94.5%   5.526%

Weighted Average U/W NCF DSCR: 1.51x

-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-3-8

                             OCCUPANCY RATES(1)(2)
                                   (GROUP 1)

                                                    TOTAL         % BY TOTAL       AVERAGE
                                                CUT-OFF DATE     CUT-OFF DATE   CUT-OFF DATE
RANGE OF OCCUPANCY                NUMBER          PRINCIPAL        PRINCIPAL      PRINCIPAL
RATES (%)                     OF PROPERTIES        BALANCE          BALANCE        BALANCE
---------------------------- --------------- ------------------ -------------- --------------

(less than) = 65.0 ... .....         1        $     2,268,588         0.1%      $  2,268,588
70.1 - 75.0 ................         3             93,335,000         4.2         31,111,667
75.1 - 80.0 ................         3             13,289,496         0.6          4,429,832
80.1 - 85.0 ................         8             74,307,801         3.3          9,288,475
85.1 - 90.0 ................        13            186,972,765         8.4         14,382,520
90.1 - 95.0 ................        26            410,499,402        18.5         15,788,439
95.1  (greater than) = .....        68          1,200,904,650        54.1         17,660,363
                                    --        ---------------        ----       ------------
TOTAL/AVG/WTD AVG: .........       122        $ 1,981,577,702        89.2%      $ 16,242,440

                                  MAXIMUM
                               CUT-OFF DATE      WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF OCCUPANCY               PRINCIPAL     CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
RATES (%)                         BALANCE           LTV          DSCR        RATE       RATE
---------------------------- ---------------- -------------- ----------- ----------- ----------

(less than) = 65.0 ... .....  $   2,268,588         61.3%        1.61x       61.5%      5.875%
70.1 - 75.0 ................     87,210,000         68.9         1.21        71.3       6.180
75.1 - 80.0 ................      5,120,000         73.6         1.37        78.0       5.365
80.1 - 85.0 ................     18,460,345         62.1         1.61        82.4       5.281
85.1 - 90.0 ................     57,500,000         71.6         1.36        87.7       5.503
90.1 - 95.0 ................    185,000,000         69.5         1.37        92.0       5.492
95.1  (greater than) = .....    285,131,898         60.5         1.58        99.3       5.480
                              -------------         ----         ----        ----       -----
TOTAL/AVG/WTD AVG: .........  $ 285,131,898         64.0%       1.50X        94.5%      5.510%

Weighted average occupancy rate: 94.5%

-------
(1)   Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-3-9

                         REMAINING AMORTIZATION TERMS
                                   (GROUP 1)

                                                                   % BY
                                                                  TOTAL
                                                   TOTAL         CUT-OFF       AVERAGE
                                               CUT-OFF DATE        DATE     CUT-OFF DATE
RANGE OF REMAINING                 NUMBER        PRINCIPAL      PRINCIPAL     PRINCIPAL
AMORTIZATION TERMS (MONTHS)(1)    OF LOANS        BALANCE        BALANCE       BALANCE
-------------------------------- ---------- ------------------ ----------- --------------

    IO(2) ......................      20     $   912,085,166       41.1%   $ 45,604,258
109 - 120 ......................       1          40,360,000        1.8      40,360,000
157 - 168 ......................       1         116,000,000        5.2     116,000,000
229 - 240 ......................       1           1,318,841        0.1       1,318,841
241 - 288 ......................       1         110,000,000        5.0     110,000,000
289 - 300 ......................       7         210,716,556        9.5      30,102,365
313 - 324 ......................       1          14,213,558        0.6      14,213,558
325 - 336 ......................       1          10,300,000        0.5      10,300,000
337 - 348 ......................       1           4,057,052        0.2       4,057,052
349 - 360 ......................      83         802,146,792       36.1       9,664,419
                                      --     ---------------      -----    ------------
TOTAL/AVG/WTD AVG: .............     117     $ 2,221,197,965      100.0%   $ 18,984,598

                                      MAXIMUM      WTD. AVG.   WTD. AVG.                            WTD. AVG.
                                   CUT-OFF DATE     CUT-OFF       U/W      WTD. AVG.   WTD. AVG.    REMAINING
RANGE OF REMAINING                   PRINCIPAL        DATE        NCF      OCCUPANCY    MORTGAGE   AMORTIZATION
AMORTIZATION TERMS (MONTHS)(1)        BALANCE         LTV         DSCR      RATE(3)       RATE       TERM(4)
-------------------------------- ---------------- ----------- ----------- ----------- ----------- -------------

    IO(2) ......................  $ 285,131,898      59.0%        1.60x       93.6%      5.530%          0
109 - 120 ......................     40,360,000      51.9         1.57       100.0       5.531         120
157 - 168 ......................    116,000,000      55.0         1.71       100.0       5.701         157
229 - 240 ......................      1,318,841      68.3         1.55       100.0       5.150         238
241 - 288 ......................    110,000,000      63.2         1.44       100.0       5.748         260
289 - 300 ......................    177,900,000      57.4         1.68        92.2       5.728         295
313 - 324 ......................     14,213,558      66.1         1.40          --       5.482         322
325 - 336 ......................     10,300,000      63.8         1.22        83.6       5.210         336
337 - 348 ......................      4,057,052      59.3         1.26        87.3       6.030         348
349 - 360 ......................     84,000,000      72.0         1.36        94.0       5.414         359
                                  -------------      -----        ----       -----       ------        ---
TOTAL/AVG/WTD AVG: .............  $ 285,131,898      63.5%        1.51x       94.5%      5.526%        315

Weighted Average Remaining Amortization Term: 315 months. (4)

-------
(1)   Ranges of Remaining Amortization Terms (other than IO) may include mortgage loans that have an interest-only period ending prior to maturity date but exclude mortgage loans that provide for payments of interest only up to the maturity date.

(2)   Interest-only up to maturity date.

(3)   Excludes mortgage loans secured by hospitality properties.

(4)   Includes mortgage loans that have an interest-only period ending prior to maturity date, but excludes mortgage loans that provide for payments of interest only up to maturity date.

                                                                    ANNEX A-3-10

                                MORTGAGE RATES
                                   (GROUP 1)

                                            TOTAL         % BY TOTAL       AVERAGE
                                        CUT-OFF DATE     CUT-OFF DATE   CUT-OFF DATE
RANGE OF MORTGAGE           NUMBER        PRINCIPAL        PRINCIPAL      PRINCIPAL
RATES (%)                  OF LOANS        BALANCE          BALANCE        BALANCE
------------------------- ---------- ------------------ -------------- --------------

4.751 - 5.000 ...........       2     $   101,191,817          4.6%     $ 50,595,908
5.001 - 5.250 ...........      16         294,601,658         13.3        18,412,604
5.251 - 5.500 ...........      48         676,055,787         30.4        14,084,496
5.501 - 5.750 ...........      36         950,057,095         42.8        26,390,475
5.751 - 6.000 ...........       8          77,269,867          3.5         9,658,733
6.001 - 6.250 ...........       4         100,900,058          4.5        25,225,014
6.251 - 6.500 ...........       1           9,191,683          0.4         9,191,683
6.501 - 6.750 ...........       1           6,480,000          0.3         6,480,000
6.751 - 7.000 ...........       1           5,450,000          0.2         5,450,000
                               --     ---------------        -----      ------------
TOTAL/AVG/WTD AVG: ......     117     $ 2,221,197,965        100.0%     $ 18,984,598

                               MAXIMUM
                            CUT-OFF DATE      WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF MORTGAGE             PRINCIPAL     CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
RATES (%)                      BALANCE           LTV          DSCR      RATE(1)      RATE
------------------------- ---------------- -------------- ----------- ----------- ----------

4.751 - 5.000 ...........  $  84,000,000        54.3%         1.87x       97.1%     4.992%
5.001 - 5.250 ...........    122,850,000        59.1          1.93        94.8      5.196
5.251 - 5.500 ...........    285,131,898        62.3          1.46        95.2      5.434
5.501 - 5.750 ...........    185,000,000        65.1          1.43        96.7      5.630
5.751 - 6.000 ...........     38,160,000        73.6          1.29        88.8      5.824
6.001 - 6.250 ...........     87,210,000        67.1          1.23        72.9      6.195
6.251 - 6.500 ...........      9,191,683        79.8          1.21       100.0      6.500
6.501 - 6.750 ...........      6,480,000        79.0          1.21        97.6      6.620
6.751 - 7.000 ...........      5,450,000        69.6          1.37       100.0      6.856
                           -------------        -----         ----       -----      ------
TOTAL/AVG/WTD AVG: ......  $ 285,131,898        63.5%         1.51x       94.5%     5.526%

Weighted Average Mortgage Rate: 5.526%

-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                    ANNEX A-3-11

                      MATURITY DATE LOAN-TO-VALUE RATIOS
                                   (GROUP 1)

                                                  TOTAL         % BY TOTAL       AVERAGE
                                               CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF MATURITY DATE             NUMBER       PRINCIPAL        PRINCIPAL      PRINCIPAL
LOAN-TO-VALUE RATIOS (%)          OF LOANS       BALANCE          BALANCE        BALANCE
-------------------------------- ---------- ----------------- -------------- --------------

    (less than) = 0.0 . ........       1     $  116,000,000          5.2%    $116,000,000
25.1 - 30.0 ....................       1         40,360,000          1.8       40,360,000
35.1 - 40.0 ....................       1          3,350,000          0.2        3,350,000
40.1 - 45.0 ....................       3        116,351,109          5.2       38,783,703
45.1 - 50.0 ....................       7        617,619,495         27.8       88,231,356
50.1 - 55.0 ....................       5        158,361,405          7.1       31,672,281
55.1 - 60.0 ....................      13         92,586,997          4.2        7,122,077
60.1 - 65.0 ....................      34        277,646,648         12.5        8,166,078
65.1 - 70.0 ....................      26        471,276,977         21.2       18,126,038
70.1 - 75.0 ....................      17        207,934,333          9.4       12,231,431
75.1 - 80.0 ....................       6        107,684,000          4.8       17,947,333
80.1 - 85.0 ....................       1          3,837,000          0.2        3,837,000
85.1  (greater than) = .........       2          8,190,000          0.4        4,095,000
                                      --     --------------        -----     ------------
TOTAL/AVG/WTD AVG: .............     117     $2,221,197,965        100.0%    $ 18,984,598

                                     MAXIMUM
                                  CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF MATURITY DATE              PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
LOAN-TO-VALUE RATIOS (%)             BALANCE          LTV          DSCR      RATE(1)      RATE
-------------------------------- -------------- -------------- ----------- ----------- ----------

    (less than) = 0.0 . ........ $116,000,000           --         1.71x       100.0%     5.701%
25.1 - 30.0 ....................   40,360,000         27.7%        1.57        100.0      5.531
35.1 - 40.0 ....................    3,350,000         37.7         1.45        100.0      6.115
40.1 - 45.0 ....................   84,000,000         42.4         2.10         95.6      5.055
45.1 - 50.0 ....................  285,131,898         46.1         1.82         98.1      5.475
50.1 - 55.0 ....................  110,000,000         51.4         1.39         96.9      5.686
55.1 - 60.0 ....................   14,595,000         57.7         1.33         95.2      5.659
60.1 - 65.0 ....................   57,500,000         62.9         1.33         92.6      5.459
65.1 - 70.0 ....................  185,000,000         67.5         1.26         88.4      5.641
70.1 - 75.0 ....................   36,000,000         72.6         1.24         96.4      5.434
75.1 - 80.0 ....................   38,160,000         78.3         1.31         93.4      5.613
80.1 - 85.0 ....................    3,837,000         85.0         1.44        100.0      5.500
85.1  (greater than) = .........    4,410,000         90.0         1.24        100.0      5.473
                                 ------------         ----         ----        -----      -----
TOTAL/AVG/WTD AVG: ............. $285,131,898         54.9%        1.51x        94.5%     5.526%

Weighted Average Maturity Date LTV Ratio: 54.9%

-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                    ANNEX A-3-12

                            PROPERTIES BY STATE(1)
                                   (GROUP 1)

                                            TOTAL           % BY TOTAL
                                        CUT-OFF DATE       CUT-OFF DATE
                        NUMBER            PRINCIPAL         PRINCIPAL
STATE               OF PROPERTIES          BALANCE           BALANCE
----------------   ---------------   ------------------   -------------

NY .............          25          $   624,112,547          28.1%
CA .............          23              282,439,814          12.7
MA .............           3              190,113,719           8.6
IL .............          10              183,219,056           8.2
FL .............          18              153,447,549           6.9
MD .............           5              115,503,753           5.2
TX .............          20               87,959,303           4.0
CT .............           6               71,385,646           3.2
NJ .............           7               54,448,718           2.5
GA .............           8               50,338,242           2.3
DC .............           1               40,360,000           1.8
CO .............           6               36,748,693           1.7
VA .............           4               35,493,095           1.6
SC .............           3               30,565,073           1.4
PA .............           5               27,845,240           1.3
MO .............           3               26,472,331           1.2
MI .............           5               23,884,849           1.1
OH .............           5               23,303,050           1.0
NC .............           5               22,495,646           1.0
UT .............           2               19,115,000           0.9
NE .............           1               16,000,000           0.7
IN .............           3               13,700,273           0.6
OK .............           5               13,016,428           0.6
TN .............           3               12,153,208           0.5
WA .............           2               12,113,123           0.5
OR .............           2               10,761,358           0.5
AZ .............           4               10,160,288           0.5
KY .............           2                9,224,922           0.4
AL .............           3                9,142,694           0.4
NV .............           1                5,194,467           0.2
KS .............           1                3,171,556           0.1
AR .............           1                2,799,583           0.1
LA .............           1                2,413,946           0.1
MN .............           1                2,094,793           0.1
                          --          ---------------         -----
TOTAL: .........         194          $ 2,221,197,964         100.0%

-------
(1)   Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

                                   ANNEX A-4

                  CERTAIN CHARACTERISTICS OF LOAN GROUP NO. 2

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                     ANNEX A-4-1

                              AMORTIZATION TYPES
                                   (GROUP 2)

                                             TOTAL        % BY TOTAL       AVERAGE
                                         CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
                              NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
AMORTIZATION TYPES           OF LOANS       BALANCE         BALANCE        BALANCE
--------------------------- ---------- ---------------- -------------- --------------

Amortizing Balloon(2) .....     24      $ 122,785,111         66.5%     $ 5,116,046
Interest Only .............      2         61,900,000         33.5       30,950,000
                                --      -------------        -----      -----------
TOTAL/AVG/WTD AVG: ........     26      $ 184,685,111        100.0%     $ 7,103,273

                                MAXIMUM
                             CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
                               PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
AMORTIZATION TYPES              BALANCE          LTV          DSCR      RATE(1)      RATE
--------------------------- -------------- -------------- ----------- ----------- ----------

Amortizing Balloon(2) .....  $ 12,500,000        76.6%        1.29x       93.5%      5.585%
Interest Only .............    35,200,000        77.0         1.50        95.0       5.205
                             ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: ........  $ 35,200,000        76.8%        1.36x       94.0%      5.457%

-------
(1)   Excludes mortgage loans secured by hospitality properties.

(2)   Includes mortgage loans, representing 28.4% of the initial mortgage pool balance, that provide for payments of interest-only for a specified number of periods, followed by payments of principal and interest up to the maturity date. 65.6% of these loans, by balance, have three years or less of interest-only payments.

                                                                     ANNEX A-4-2

                       CUT-OFF DATE LOAN-TO-VALUE RATIOS
                                   (GROUP 2)

                                              TOTAL        % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF CUT-OFF DATE          NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
LOAN-TO-VALUE RATIOS (%)      OF LOANS       BALANCE         BALANCE        BALANCE
---------------------------- ---------- ---------------- -------------- --------------

65.1 - 70.0 ................      4      $  19,968,000         10.8%     $ 4,992,000
70.1 - 75.0 ................      3         10,325,000          5.6        3,441,667
75.1 - 80.0 ................     19        154,392,111         83.6        8,125,901
                                 --      -------------        -----      -----------
TOTAL/AVG/WTD AVG: .........     26      $ 184,685,111        100.0%     $ 7,103,273

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF CUT-OFF DATE           PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
LOAN-TO-VALUE RATIOS (%)         BALANCE          LTV          DSCR      RATE(1)      RATE
---------------------------- -------------- -------------- ----------- ----------- ----------

65.1 - 70.0 ................  $  9,500,000        68.0%        1.34x       94.7%      5.808%
70.1 - 75.0 ................     5,250,000        74.5         1.27        98.9       5.570
75.1 - 80.0 ................    35,200,000        78.1         1.37        93.6       5.405
                              ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: .........  $ 35,200,000        76.8%        1.36x       94.0%      5.457%

Weighted Average Cut-off Date LTV Ratio: 76.8%
-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-4-3
                           ORIGINAL TERM TO MATURITY
                                   (GROUP 2)

                                              TOTAL        % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF ORIGINAL TERMS        NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
TO MATURITY (MONTHS)          OF LOANS       BALANCE         BALANCE        BALANCE
---------------------------- ---------- ---------------- -------------- --------------

49 - 60 ....................      2      $  61,900,000         33.5%     $30,950,000
73 - 84 ....................      2         22,150,000         12.0       11,075,000
109 - 120 ..................     18         86,135,111         46.6        4,785,284
121 - 144 ..................      4         14,500,000          7.9        3,625,000
                                 --      -------------        -----      -----------
TOTAL/AVG/WTD AVG: .........     26      $ 184,685,111        100.0%     $ 7,103,273

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF ORIGINAL TERMS         PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY    MORTGAGE   ORIGINAL
TO MATURITY (MONTHS)             BALANCE          LTV          DSCR      RATE(1)       RATE       TERM
---------------------------- -------------- -------------- ----------- ----------- ----------- ----------

49 - 60 ....................  $ 35,200,000        77.0%        1.50x       95.0%       5.205%       60
73 - 84 ....................    11,750,000        76.9         1.22        92.5        6.197        81
109 - 120 ..................    12,500,000        77.5         1.31        93.3        5.359       120
121 - 144 ..................     9,500,000        71.3         1.27        96.4        5.991       121
                              ------------        ----         ----        ----        -----       ---
TOTAL/AVG/WTD AVG: .........  $ 35,200,000        76.8%        1.36x       94.0%       5.457%       95

Weighted Average Original Term to Maturity: 95 months.
-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-4-4

                          REMAINING TERM TO MATURITY
                                   (GROUP 2)

                                              TOTAL        % BY TOTAL       AVERAGE
                                          CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF REMAINING TERMS       NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
TO MATURITY (MONTHS)          OF LOANS       BALANCE         BALANCE        BALANCE
---------------------------- ---------- ---------------- -------------- --------------

49 - 60 ....................      2      $  61,900,000         33.5%     $ 30,950,000
73 - 84 ....................      2         22,150,000         12.0        11,075,000
109 - 120 ..................     18         86,135,111         46.6         4,785,284
121 - 144 ..................      4         14,500,000          7.9         3,625,000
                                 --      -------------        -----      ------------
TOTAL/AVG/WTD AVG: .........     26      $ 184,685,111        100.0%     $  7,103,273

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF REMAINING TERMS        PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY    MORTGAGE   REMAINING
TO MATURITY (MONTHS)             BALANCE          LTV          DSCR      RATE(1)       RATE       TERM
---------------------------- -------------- -------------- ----------- ----------- ----------- ----------

49 - 60 ....................  $ 35,200,000        77.0%        1.50x       95.0%       5.205%       58
73 - 84 ....................    11,750,000        76.9         1.22        92.5        6.197        79
109 - 120 ..................    12,500,000        77.5         1.31        93.3        5.359       118
121 - 144 ..................     9,500,000        71.3         1.27        96.4        5.991       121
                              ------------        ----         ----        ----        -----       ---
TOTAL/AVG/WTD AVG: .........  $ 35,200,000        76.8%        1.36x       94.0%       5.457%       94

Weighted Average Remaining Term to Maturity: 94 months.
-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-4-5
                   MORTGAGED PROPERTIES BY PROPERTY TYPE(1)
                                   (GROUP 2)

                                                TOTAL        % BY TOTAL       AVERAGE
                                            CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
                               NUMBER         PRINCIPAL       PRINCIPAL      PRINCIPAL
PROPERTY TYPE              OF PROPERTIES       BALANCE         BALANCE        BALANCE
------------------------- --------------- ---------------- -------------- --------------

Multifamily .............        27        $ 172,351,817         93.3%     $ 6,383,401
Mobile Home Park ........         6           12,333,294          6.7        2,055,549
                                 --        -------------        -----      -----------
TOTAL/AVG/WTD AVG: ......        33        $ 184,685,111        100.0%     $ 5,596,519

                              MAXIMUM
                           CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
                             PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
PROPERTY TYPE                 BALANCE          LTV          DSCR      RATE(2)      RATE
------------------------- -------------- -------------- ----------- ----------- ----------

Multifamily .............  $ 35,200,000        77.0%        1.36x       93.8%      5.438%
Mobile Home Park ........     3,300,000        73.2         1.37        97.2       5.724
                           ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: ......  $ 35,200,000        76.8%        1.36x       94.0%      5.457%

-------
(1)  Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-4-6

                        CUT-OFF DATE PRINCIPAL BALANCES
                                   (GROUP 2)

                                                  TOTAL        % BY TOTAL       AVERAGE
                                              CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF CUT-OFF                   NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
DATE PRINCIPAL BALANCES ($)       OF LOANS       BALANCE         BALANCE        BALANCE
-------------------------------- ---------- ---------------- -------------- --------------

1. - 2,000,000 .................      6      $   9,519,808          5.2%     $ 1,586,635
2,000,001. - 4,000,000 .........      6         17,462,224          9.5        2,910,371
4,000,001. - 6,000,000 .........      4         20,824,718         11.3        5,206,180
6,000,001. - 8,000,000 .........      2         13,933,612          7.5        6,966,806
8,000,001. - 10,000,000 ........      3         26,394,748         14.3        8,798,249
10,000,001. - 15,000,000 .......      3         34,650,000         18.8       11,550,000
25,000,001. - 50,000,000 .......      2         61,900,000         33.5       30,950,000
                                      -      -------------        -----      -----------
TOTAL/AVG/WTD AVG: .............     26      $ 184,685,111        100.0%     $ 7,103,273

                                     MAXIMUM
                                  CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF CUT-OFF                    PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
DATE PRINCIPAL BALANCES ($)          BALANCE          LTV          DSCR      RATE(1)      RATE
-------------------------------- -------------- -------------- ----------- ----------- ----------

1. - 2,000,000 .................  $  1,800,000        74.9%        1.31x       97.5%      5.681%
2,000,001. - 4,000,000 .........     3,575,000        75.4         1.30        94.8       5.413
4,000,001. - 6,000,000 .........     5,833,144        75.1         1.37        95.0       5.320
6,000,001. - 8,000,000 .........     7,467,561        79.7         1.30        91.7       5.250
8,000,001. - 10,000,000 ........     9,500,000        75.8         1.30        92.8       5.656
10,000,001. - 15,000,000 .......    12,500,000        78.0         1.21        92.1       5.884
25,000,001. - 50,000,000 .......    35,200,000        77.0         1.50        95.0       5.205
                                  ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: .............  $ 35,200,000        76.8%        1.36x       94.0%      5.457%

Average Cut-off Date Principal Balance: $7,103,273
-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-4-7

                                 U/W NCF DSCR
                                   (GROUP 2)

                                        TOTAL        % BY TOTAL       AVERAGE
                                    CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF U/W NCF         NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
DSCR (x)                OF LOANS       BALANCE         BALANCE        BALANCE
---------------------- ---------- ---------------- -------------- --------------

1.20 - 1.29 ..........     15      $  85,786,190         46.4%     $ 5,719,079
1.30 - 1.39 ..........      7         29,133,627         15.8        4,161,947
1.50 - 1.59 ..........      3         67,400,000         36.5       22,466,667
1.70 - 1.79 ..........      1          2,365,294          1.3        2,365,294
                           --      -------------        -----      -----------
TOTAL/AVG/WTD AVG: ...     26      $ 184,685,111        100.0%     $ 7,103,273

                           MAXIMUM
                        CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF U/W NCF          PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
DSCR (X)                   BALANCE          LTV          DSCR      RATE(1)      RATE
---------------------- -------------- -------------- ----------- ----------- ----------

1.20 - 1.29 ..........  $ 12,500,000        76.7%        1.24x       92.8%      5.671%
1.30 - 1.39 ..........     8,254,748        77.8         1.35        95.3       5.392
1.50 - 1.59 ..........    35,200,000        76.4         1.50        95.0       5.220
1.70 - 1.79 ..........     2,365,294        79.9         1.73        97.8       5.270
                        ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: ...  $ 35,200,000        76.8%        1.36x       94.0%      5.457%

Weighted Average U/W NCF DSCR: 1.36x.
-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-4-8

                             OCCUPANCY RATES(1)(2)
                                   (GROUP 2)

                                                   TOTAL        % BY TOTAL       AVERAGE
                                               CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF OCCUPANCY                NUMBER         PRINCIPAL       PRINCIPAL      PRINCIPAL
RATES (%)                     OF PROPERTIES       BALANCE         BALANCE        BALANCE
---------------------------- --------------- ---------------- -------------- --------------

70.1 - 75.0 ................         1        $   1,155,452          0.6%      $1,155,452
85.1 - 90.0 ................         3           22,386,221         12.1        7,462,074
90.1 - 95.0 ................        11           84,164,706         45.6        7,651,337
95.1  (greater than) = .....        18           76,978,731         41.7        4,276,596
                                    --        -------------        -----       ----------
TOTAL/AVG/WTD AVG: .........        33        $ 184,685,111        100.0%      $5,596,519

                                 MAXIMUM
                              CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF OCCUPANCY              PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
RATES (%)                        BALANCE          LTV          DSCR        RATE       RATE
---------------------------- -------------- -------------- ----------- ----------- ----------

70.1 - 75.0 ................  $  1,155,452       68.4%         1.26x       73.2%       6.056%
85.1 - 90.0 ................    10,400,000       77.5          1.25        86.6        5.854
90.1 - 95.0 ................    35,200,000       76.9          1.39        93.3        5.268
95.1  (greater than) = .....    26,700,000       76.6          1.36        97.2        5.541
                              ------------       -----         ----        -----       ------
TOTAL/AVG/WTD AVG: .........  $ 35,200,000       76.8%         1.36x       94.0%       5.457%

Weighted average occupancy rate: 94.0%

-------
(1)  Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)  Excludes mortgage loans secured by hospitality properties.

                                                                     ANNEX A-4-9

                         REMAINING AMORTIZATION TERMS
                                   (GROUP 2)

                                                  TOTAL        % BY TOTAL       AVERAGE
                                              CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF REMAINING                 NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
AMORTIZATION TERMS (MONTHS)(1)    OF LOANS       BALANCE         BALANCE        BALANCE
-------------------------------- ---------- ---------------- -------------- --------------

IO(2) ..........................      2      $  61,900,000         33.5%     $30,950,000
229 - 240 ......................      1          1,668,000          0.9        1,668,000
349 - 360 ......................     23        121,117,111         65.6        5,265,961
                                     --      -------------        -----      -----------
TOTAL/AVG/WTD AVG: .............     26      $ 184,685,111        100.0%     $ 7,103,273

                                     MAXIMUM                                                         WTD. AVG.
                                  CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.    REMAINING
RANGE OF REMAINING                  PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY    MORTGAGE   AMORTIZATION
AMORTIZATION TERMS (MONTHS)(1)       BALANCE          LTV          DSCR      RATE(3)       RATE       TERM(4)
-------------------------------- -------------- -------------- ----------- ----------- ----------- -------------

IO(2) ..........................  $ 35,200,000        77.0%        1.50x       95.0%       5.205%         0
229 - 240 ......................     1,668,000        66.7         1.37        91.1        5.730        240
349 - 360 ......................    12,500,000        76.8         1.29        93.6        5.583        359
                                  ------------        ----         ----        ----        -----        ---
TOTAL/AVG/WTD AVG: .............  $ 35,200,000        76.8%        1.36x       94.0%       5.457%       358

Weighted Average Remaining Amortization Term: 358 months. (4)

----------
(1)   Ranges of Remaining Amortization Terms (other than IO) may include mortgage loans that have an interest-only period ending prior to maturity date but exclude mortgage loans that provide for payments of interest only up to the maturity date.

(2)   Interest-only up to maturity date.

(3)   Excludes mortgage loans secured by hospitality properties.

(4)   Includes mortgage loans that have an interest-only period ending prior to maturity date, but excludes mortgage loans that provide for payments of interest only up to maturity date.

                                                                    ANNEX A-4-10

                                MORTGAGE RATES
                                   (GROUP 2)

                                          TOTAL        % BY TOTAL       AVERAGE
                                      CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF MORTGAGE          NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
RATES (%)                 OF LOANS       BALANCE         BALANCE        BALANCE
------------------------ ---------- ---------------- -------------- --------------

5.001 - 5.250 ..........      9      $  92,337,291         50.0%     $10,259,699
5.251 - 5.500 ..........      8         45,479,819         24.6        5,684,977
5.501 - 5.750 ..........      2          6,918,000          3.7        3,459,000
5.751 - 6.000 ..........      3          6,800,000          3.7        2,266,667
6.001 - 6.250 ..........      3         22,750,000         12.3        7,583,333
6.251 - 6.500 ..........      1         10,400,000          5.6       10,400,000
                             --      -------------        -----      -----------
TOTAL/AVG/WTD AVG: .....     26      $ 184,685,111        100.0%     $ 7,103,273

                             MAXIMUM
                          CUT-OFF DATE     WTD. AVG.    WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF MORTGAGE           PRINCIPAL    CUT-OFF DATE    U/W NCF    OCCUPANCY   MORTGAGE
RATES (%)                    BALANCE          LTV          DSCR      RATE(1)      RATE
------------------------ -------------- -------------- ----------- ----------- ----------

5.001 - 5.250 ..........  $ 35,200,000        77.7%        1.43x       94.4%      5.210%
5.251 - 5.500 ..........    12,500,000        77.9         1.32        92.6       5.385
5.501 - 5.750 ..........     5,250,000        73.0         1.32        97.0       5.571
5.751 - 6.000 ..........     3,300,000        72.5         1.26        97.9       5.818
6.001 - 6.250 ..........    11,750,000        73.8         1.24        97.2       6.065
6.251 - 6.500 ..........    10,400,000        75.4         1.23        85.6       6.330
                          ------------        ----         ----        ----       -----
TOTAL/AVG/WTD AVG: .....  $ 35,200,000        76.8%        1.36x       94.0%      5.457%

Weighted Average Mortgage Rate: 5.457%
-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                    ANNEX A-4-11

                      MATURITY DATE LOAN-TO-VALUE RATIOS
                                   (GROUP 2)

                                               TOTAL        % BY TOTAL       AVERAGE
                                           CUT-OFF DATE    CUT-OFF DATE   CUT-OFF DATE
RANGE OF MATURITY DATE          NUMBER       PRINCIPAL       PRINCIPAL      PRINCIPAL
LOAN-TO-VALUE RATIOS (%)       OF LOANS       BALANCE         BALANCE        BALANCE
----------------------------- ---------- ---------------- -------------- --------------

40.1 - 45.0 .................      1      $   1,668,000          0.9%     $ 1,668,000
55.1 - 60.0 .................      2         12,800,000          6.9        6,400,000
60.1 - 65.0 .................      7         20,615,503         11.2        2,945,072
65.1 - 70.0 .................     10         44,411,607         24.0        4,441,161
70.1 - 75.0 .................      4         43,290,000         23.4       10,822,500
75.1 - 80.0 .................      2         61,900,000         33.5       30,950,000
                                  --      -------------        -----      -----------
TOTAL/AVG/WTD AVG: ..........     26      $ 184,685,111        100.0%     $ 7,103,273

                                  MAXIMUM
                               CUT-OFF DATE     WTD. AVG.     WTD. AVG.   WTD. AVG.   WTD. AVG.
RANGE OF MATURITY DATE           PRINCIPAL    MATURITY DATE    U/W NCF    OCCUPANCY   MORTGAGE
LOAN-TO-VALUE RATIOS (%)          BALANCE          LTV           DSCR      RATE(1)      RATE
----------------------------- -------------- --------------- ----------- ----------- ----------

40.1 - 45.0 .................  $  1,668,000        43.3%         1.37x       91.1%      5.730%
55.1 - 60.0 .................     9,500,000        57.5          1.25        95.2       5.998
60.1 - 65.0 .................     5,500,000        63.5          1.35        94.9       5.428
65.1 - 70.0 .................     8,254,748        66.0          1.33        94.7       5.320
70.1 - 75.0 .................    12,500,000        72.7          1.23        91.2       5.804
75.1 - 80.0 .................    35,200,000        77.0          1.50        95.0       5.205
                               ------------        ----          ----        ----       -----
TOTAL/AVG/WTD AVG: ..........  $ 35,200,000        70.2%         1.36x       94.0%      5.457%

Weighted Average Maturity Date LTV Ratio: 70.2%
-------
(1)   Excludes mortgage loans secured by hospitality properties.

                                                                    ANNEX A-4-12

                            PROPERTIES BY STATE(1)
                                   (GROUP 2)

                                                    TOTAL         % BY TOTAL
                                                CUT-OFF DATE      CUT-OFF DATE
                                 NUMBER           PRINCIPAL        PRINCIPAL
STATE                        OF PROPERTIES         BALANCE          BALANCE
-------------------------   ---------------   ----------------   -------------

TX ......................           6          $  75,547,746          40.9%
MI ......................           2             21,140,000          11.4
FL ......................           2             17,000,000           9.2
AL ......................           4             15,970,623           8.6
NY ......................           5             11,454,748           6.2
IN ......................           1             10,400,000           5.6
MN ......................           6              9,500,000           5.1
WA ......................           2              7,300,000           4.0
OK ......................           1              5,833,144           3.2
CA ......................           1              3,575,000           1.9
NJ ......................           1              3,300,000           1.8
AZ ......................           1              2,365,294           1.3
MO ......................           1              1,298,556           0.7
                                   --          -------------         -----
Total: ..................          33          $ 184,685,111         100.0%

-------
(1)  Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

                                   ANNEX A-5

            CERTAIN MONETARY TERMS OF THE UNDERLYING MORTGAGE LOANS

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                     ANNEX A-5-1

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

                                                                       ORIGINAL            REMAINING
  CONTROL     FOOTNOTE                                               INTEREST-ONLY       INTEREST-ONLY           AMORTIZATION
    NO.          NO.                     PROPERTY NAME               PERIOD (MOS.)       PERIOD (MOS.)               TYPE
------------------------------------------------------------------------------------------------------------------------------------

           1     (1)     200 Park Avenue                                        120                115   Interest-Only
           2     (2)     99 High Street                                         121                121   Interest-Only
           3     (3)     Courtyard By Marriott Portfolio                         36                 30   Interest-Only, Balloon
           4     (4)     Reckson Portfolio I                                     60                 59   Interest-Only
           5     (5)     1166 Avenue of the Americas                              0                  0   Fully Amortizing
           6     (6)     Mathilda Research Centre                                36                 30   Interest-Only, Balloon
           7     (7)     Bethesda Towers                                         61                 61   Interest-Only
           8     (8)     Cherryvale Mall                                          0                  0   Balloon
           9             300 South Wacker                                        60                 58   Interest-Only, Balloon
          10    (10)     Station Place I                                          0                  0   Fully Amortizing
          11             Tri-County Business Park                                60                 59   Interest-Only
          12             Sarasota Main Plaza                                     60                 59   Interest-Only, Balloon
          13    (11)     Seth Portfolio - Bayou Park Apartments                  60                 58   Interest-Only
          14    (12)     Reckson Portfolio II                                    60                 60   Interest-Only
          15   (13,28)   3200 Wilshire Boulevard                                  1                  1   Balloon
          16    (11)     Seth Portfolio - Sandstone Apartments                   60                 58   Interest-Only
          17             Wachovia Place                                          60                 58   Interest-Only
          18             Bunker Hill/Valley Forge                                60                 59   Interest-Only, Balloon
          19    (14)     1155 Market Street                                     120                120   Interest-Only
          20             Home Depot                                             120                120   Interest-Only
          21    (29)     Paseo Sepulveda                                         84                 84   Interest-Only
          22             Chesterfield Commons East                                0                  0   Balloon
          23             Shop City Shopping Center                                0                  0   Balloon
          24             Mission Trace Shopping Center                           59                 57   Interest-Only, Balloon
          25             NTSB Academy                                             0                  0   Balloon
          26             East Park Plaza                                         12                  7   Interest-Only, Balloon
          27    (16)     Plum Tree Shopping Center                               24                 21   Interest-Only, Balloon
          28             Shops at Sea Island                                     36                 34   Interest-Only, Balloon
          29             Allen Central Market                                    60                 54   Interest-Only, Balloon
          30             LaPlata Plaza                                            0                  0   Balloon
          31             BJ's at Cape Coral                                      60                 60   Interest-Only, Balloon
          32             Holtsville Residence Inn                                 0                  0   Balloon
          33             Storage Deluxe                                          60                 58   Interest-Only, Balloon
          34    (28)     162-21 Jamaica Avenue                                    1                  1   Balloon
          35    (17)     Sunchase at Longwood                                   120                117   Interest-Only
          36             East Hampton Village                                    60                 59   Interest-Only, Balloon
          37             The Terraces at University Place                        60                 58   Interest-Only, Balloon
          38             Maple Brook Village Apartments                          60                 57   Interest-Only, Balloon
          39             Silver Blue Lake Apartments                             24                 23   Interest-Only, Balloon
          40             Route 17 North - Paramus                               120                119   Interest-Only
          41             PGA Commons Parcel 3 West                                0                  0   Balloon
          42             Hilton Garden Inn                                        0                  0   Balloon
          43             Tower 14                                                24                 20   Interest-Only, Balloon
          44             Gleneagles                                              60                 57   Interest-Only, Balloon
          45             96th Street                                            120                119   Interest-Only
          46             Lanier Commons Shopping Center                          30                 26   Interest-Only, Balloon
          47             Giant Eagle of Seven Fields                              0                  0   Balloon
          48             Westminster Apartments                                  29                 27   Interest-Only, Balloon
          49             Foremost Business Park                                  57                 57   Interest-Only, Balloon
          50             Embassy Apartments                                     120                119   Interest-Only
          51             Lilburn Corners                                          0                  0   Balloon
          52    (28)     Oliver Multifamily Portfolio                             1                  1   Balloon
          53             Prestige Mobile Home Park                               60                 60   Interest-Only, Balloon
          54             Nob Hill Shopping Center                                 0                  0   Balloon
          55    (18)     Harmony Pointe                                          60                 58   Interest-Only, Balloon
          56    (19)     Courtyard Norwich                                       36                 34   Interest-Only, Balloon
          57             GRM San Francisco                                        0                  0   Balloon
          58             Embassy Manor Apartments                                30                 28   Interest-Only, Balloon
          59             9894 Bissonnet                                          36                 33   Interest-Only, Balloon
          60             Fleming, Highland and Eastway Apartments                 0                  0   Balloon
          61             2815 Camino Del Rio South                                0                  0   Balloon
          62             Holiday Inn-Solana Beach                                 0                  0   Balloon
          63             Murphy Crossing                                         60                 57   Interest-Only, Balloon
          64             Gleneagles Court Shopping Center                         0                  0   Balloon
          65             Conejo Valley Plaza                                      0                  0   Balloon
          66             The Orchard                                             48                 46   Interest-Only, Balloon
          67             Executive Lodge Apartments                               0                  0   Balloon
          68             Jackson Village                                          0                  0   Balloon

                                                                          REMAINING     REMAINING
                                                ORIGINAL                   TERM TO       LOCKOUT/       U/W     CUT-OFF   SCHEDULED
  CONTROL     MATURITY         MORTGAGE      AMORTIZATION   SEASONING      MATURITY     DEFEASANCE      NCF       DATE    MATURITY/
    NO.         DATE            RATE(%)       TERM (MOS.)     (MOS.)        (MOS.)    PERIOD (MOS.)   DSCR (X)  LTV (%)  ARD LTV (%)
------------------------------------------------------------------------------------------------------------------------------------

       1        5/11/2015       5.4896646             0          5          115             112        1.65        45.9       45.9
       2       11/11/2015       5.5245000             0          0          121             115        1.24        67.0       67.0
       3        4/11/2015       5.6903889           294          6          114             111        1.71        55.7       46.6
       4        9/11/2010       5.2000000             0          1           59              58        2.43        45.4       45.4
       5       10/11/2035       5.7010000           157          0          157               0        1.71        55.0        0.0
       6        4/11/2015       5.7475000           260          6          114             108        1.44        63.2       51.0
       7       11/11/2010       6.2150000             0          0           61               7        1.20        68.2       68.2
       8        10/5/2015       5.0000000           360          0          120             117        1.89        53.8       42.6
       9        8/11/2015       5.3540000           360          2          118             115        1.27        70.1       65.0
      10       10/11/2015       5.5310000           121          1          120             120        1.57        51.9       27.7
      11        9/11/2010       5.7800000             0          1           59              47        1.21        77.9       77.9
      12        9/11/2015       5.6000000           360          1          119              23        1.04        80.0       74.4
      13        8/11/2010       5.2050000             0          2           58              55        1.50        76.1       76.1
      14       10/11/2010       5.2000000             0          0           60              59        2.69        41.7       41.7
      15       11/11/2015       5.5760000           360          0          121             118        1.34        80.0       67.0
      16        8/11/2010       5.2050000             0          2           58              55        1.50        78.3       78.3
      17        8/11/2010       5.4850000             0          2           58              55        1.36        78.1       78.1
      18        9/11/2015       5.5660000           360          1          119             116        1.17        76.0       70.7
      19       10/11/2015       5.5900000             0          0          120             117        1.34        70.4       62.8
      20       10/11/2015       5.2300000             0          0          120             117        1.40        79.5       79.5
      21       10/11/2012       5.3100000             0          0           84              84        1.49        75.0       75.0
      22        7/11/2020       5.6800000           360          3          177             175        1.20        73.5       52.9
      23        8/11/2015       5.2700000           360          2          118             118        1.29        63.4       52.7
      24        8/11/2015       5.2200000           360          2          118             115        1.28        76.0       70.3
      25        7/11/2015       4.9550000           360          3          117             114        1.78        56.7       46.7
      26        5/11/2015       5.5500000           360          5          115             112        1.27        78.4       67.3
      27        7/11/2015       5.6000000           360          3          117             117        1.28        79.1       69.4
      28        8/11/2015       5.1700000           360          2          118             117        1.21        75.7       67.2
      29        4/11/2020       5.8300000           360          6          174              19        1.21        67.9       57.3
      30       10/11/2015       5.1400000           360          0          120             114        1.34        74.6       61.6
      31       10/11/2015       5.3500000           360          0          120             117        1.22        80.0       74.2
      32        8/11/2010       5.4820000           324          2           58              55        1.40        66.1       60.4
      33        8/11/2015       5.1700000           360          2          118             118        1.37        75.0       69.3
      34       11/11/2015       5.6250000           360          0          121             120        1.20        71.0       59.6
      35        7/11/2015       5.5000000             0          3          117             114        1.30        79.0       71.8
      36        9/11/2015       5.5650000           360          1          119             116        1.16        77.4       72.0
      37        8/11/2020       5.4200000           360          2          178              23        1.38        75.4       62.9
      38        7/11/2015       5.3300000           360          3          117             117        1.20        80.0       74.1
      39        9/11/2012       6.0800000           360          1           83              82        1.21        78.3       73.4
      40        9/11/2015       5.3820000             0          1          119             116        1.34        77.5       77.5
      41        7/11/2015       5.3400000           360          3          117             117        1.32        79.8       66.5
      42       10/11/2015       5.3700000           360          0          120             120        1.43        75.0       62.4
      43        6/11/2015       5.4530000           360          4          116             113        1.25        77.9       68.2
      44        7/11/2020       5.6883000           360          3          177              22        1.20        74.1       62.3
      45        9/11/2015       5.5940000             0          1          119             116        1.40        74.8       74.8
      46        6/11/2015       5.1600000           360          4          116             115        1.28        80.9       71.1
      47        9/11/2015       5.4700000           360          1          119              25        1.29        70.6       59.0
      48        1/11/2012       6.3300000           360          2           75              74        1.23        75.4       71.8
      49        7/11/2015       5.2100000           336          0          117             117        1.22        63.8       58.3
      50        9/11/2015       5.3100000             0          1          119             117        1.33        70.9       70.9
      51        9/11/2015       5.4800000           360          1          119             113        1.30        68.3       57.1
      52       11/11/2015       6.0560000           360          0          121             118        1.26        68.4       58.1
      53       10/11/2015       5.2400000           360          0          120             117        1.32        73.6       68.2
      54        9/11/2012       5.5700000           360          1           83              35        1.25        77.2       69.2
      55        8/11/2015       5.4600000           360          2          118             117        1.07        79.4       73.7
      56        8/11/2015       5.6325000           360          2          118             115        1.35        67.6       60.7
      57        9/11/2015       6.5000000           360          1          119             118        1.21        79.8       68.7
      58        8/11/2015       5.4800000           360          2          118             118        1.28        80.0       70.8
      59        7/11/2015       5.2650000           360          3          117             114        1.30        79.8       71.1
      60        9/11/2015       5.3800000           360          1          119             117        1.37        79.9       66.6
      61        9/11/2015       5.3600000           360          1          119              47        1.20        77.6       64.6
      62        9/11/2012       5.5400000           300          1           83              83        1.54        74.4       63.2
      63        7/11/2020       5.7056000           360          3          177              22        1.21        71.8       60.3
      64        9/11/2015       5.4800000           360          1          119             113        1.29        78.9       65.9
      65        7/11/2015       5.2300000           360          3          117             116        1.28        77.7       64.6
      66        8/11/2015       5.3000000           360          2          118             117        1.25        70.1       63.7
      67        6/11/2015       5.2500000           360          4          116             115        1.29        79.7       66.3
      68        9/11/2015       5.4800000           360          1          119             113        1.28        79.8       66.7

                                                                     ANNEX A-5-2

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

                                                                       ORIGINAL            REMAINING
  CONTROL     FOOTNOTE                                               INTEREST-ONLY       INTEREST-ONLY           AMORTIZATION
    NO.          NO.                     PROPERTY NAME               PERIOD (MOS.)       PERIOD (MOS.)               TYPE
------------------------------------------------------------------------------------------------------------------------------------

       69                1900 Euclid Avenue                                    60                    58   Interest-Only
       70                Brentwood Timberlane Apartments                        0                     0   Balloon
       71                1445 North Loop Office Building                       36                    33   Interest-Only, Balloon
       72    (28)        Lowe's Home Improvement Center                         1                     1   Balloon
       73                Tower Plaza Center                                     0                     0   Balloon
       74                Holiday Inn Youngstown South                           0                     0   Balloon
       75                Springhill Suites                                     36                    34   Interest-Only, Balloon
       76                Hampton Inn Portfolio                                  0                     0   Balloon
       77                Emporium Shoppes                                      36                    36   Interest-Only, Balloon
       78    (20)        Oak Orchard Mobile Home Park                         120                   120   Interest-Only
       79                Meadowbrook Apartments                                 0                     0   Balloon
       80                Havana Exchange                                       36                    34   Interest-Only, Balloon
       81    (21)        Turtle Bay                                            37                    37   Interest-Only, Balloon
       82                Village on Broadway Apartments                        60                    59   Interest-Only, Balloon
       83    (22)        Lake Estates                                          37                    37   Interest-Only, Balloon
       84   (23,28)      Phoenix Building                                       1                     1   Balloon
       85                Royal Coast Apartments                                 0                     0   Balloon
       86                Airport Circle Shopping Center                         0                     0   Balloon
       87                American Storage                                       0                     0   Balloon
       88                645 Penn Street                                       25                    22   Interest-Only, Balloon
       89    (28)        McClellan Hospital Building                            1                     1   Balloon
       90                AAA Friendly Storage                                   0                     0   Balloon
       91                The Shoppes at Hunt Club                              24                    24   Interest-Only, Balloon
       92                CVS - Margate                                        120                   118   Interest-Only
       93                Grand Mesa Pad Sites                                   0                     0   Balloon
       94                Walgreens - Anderson                                 121                   121   Interest-Only
       95                Page Plaza                                             0                     0   Balloon
       96                Lankershim Retail                                     36                    33   Interest-Only, Balloon
       97                Lincoln Park Delray                                   36                    34   Interest-Only, Balloon
       98                Madison Gardens Apartments                             0                     0   Balloon
       99                SafKeep Self Storage                                   0                     0   Balloon
      100    (24)        Bennigans Plaza                                        1                     1   Balloon
      101                Towne Square at Due West Shopping Center               0                     0   Balloon
      102                Santa Rosa Plaza                                       0                     0   Balloon
      103                Storage Bunker                                        12                     9   Interest-Only, Balloon
      104                Pompano Plaza                                          0                     0   Balloon
      105                Eckerd - Southern Pines                              120                   118   Interest-Only
      106                Acworth Commons                                        0                     0   Balloon
      107                Walgreens - Dallas                                   120                   120   Interest-Only
      108                107 Pacific Avenue                                     0                     0   Balloon
      109                Cortez Village Plaza                                   0                     0   Balloon
      110    (25)        Stock Building Supply                                  0                     0   Balloon
      111    (26)        Storage Malls                                          0                     0   Balloon
      112                Foxwood Apartments                                    24                    24   Interest-Only, Balloon
      113                Loring Building                                       24                    22   Interest-Only, Balloon
      114                RV Ranch and Stor-More                                 0                     0   Balloon
      115                Riverside Plaza                                        0                     0   Balloon
      116                Northrup Mobile Home Park                             60                    60   Interest-Only, Balloon
      117                Colonial Apartments                                    0                     0   Balloon

                                                                        REMAINING     REMAINING
                                              ORIGINAL                   TERM TO       LOCKOUT/       U/W     CUT-OFF   SCHEDULED
  CONTROL   MATURITY         MORTGAGE      AMORTIZATION   SEASONING      MATURITY     DEFEASANCE      NCF       DATE    MATURITY/
    NO.       DATE            RATE(%)       TERM (MOS.)     (MOS.)        (MOS.)    PERIOD (MOS.)   DSCR (X)  LTV (%)  ARD LTV (%)
----------------------------------------------------------------------------------------------------------------------------------

       69       8/11/2010       6.6200000           0             2             58            22        1.21     79.0        79.0
       70       8/11/2015       5.2500000         360             2            118           115        1.31     79.8        66.3
       71       7/11/2015       5.3800000         360             3            117           117        1.31     78.8        70.3
       72      11/11/2015       5.6250000         360             0            121           120        1.51     60.4        50.6
       73       9/11/2015       5.8600000         360             1            119           119        1.48     68.7        58.1
       74       8/11/2015       5.4500000         300             2            118           118        1.40     65.5        49.9
       75       8/11/2015       5.6325000         360             2            118           115        1.37     73.7        66.1
       76       8/11/2010       6.0600000         300             2             58            56        1.58     66.8        60.7
       77      10/11/2015       5.5100000         360             0            120           120        1.29     70.4        63.0
       78      10/11/2015       5.7500000           0             0            120           117        1.45     85.0        79.2
       79       9/11/2015       5.1250000         360             1            119           116        1.25     78.8        65.1
       80       8/11/2015       5.2000000         360             2            118           115        1.45     72.4        64.4
       81      11/11/2012       5.4900000         360             0             85            81        1.20     72.4        68.4
       82       9/11/2015       5.3900000         360             1            119            35        1.56     68.8        63.8
       83      11/11/2012       5.4900000         360             0             85            81        1.20     77.1        72.8
       84      11/11/2015       6.8560000         300             0            121           118        1.37     69.6        55.4
       85      10/11/2015       5.5200000         360             0            120           120        1.30     75.0        62.7
       86      10/11/2017       5.5500000         360             0            144           143        1.25     80.0        63.3
       87       9/11/2015       5.6500000         360             1            119            25        1.36     74.5        62.6
       88       7/11/2015       5.1800000         360             3            117           117        1.27     69.2        60.3
       89      11/11/2015       5.5860000         360             0            121           118        1.83     65.8        55.1
       90       9/11/2015       5.4700000         360             1            119            25        1.52     74.9        62.6
       91      10/11/2015       5.2700000         360             0            120           117        1.68     57.3        49.9
       92       8/11/2015       5.5300000           0             2            118           115        1.58     67.4        67.4
       93       9/11/2015       5.1000000         360             1            119           117        1.23     78.9        65.1
       94      11/11/2015       5.4500000           0             0            121           118        1.24     90.0        90.0
       95       4/11/2015       5.6300000         360             6            114           108        1.27     72.9        61.5
       96       7/11/2010       5.2000000         360             3             57            33        1.47     63.2        61.5
       97       8/11/2015       5.2800000         360             2            118            46        1.64     66.2        58.9
       98       6/11/2015       5.2500000         360             4            116           115        1.39     78.5        65.4
       99      10/11/2014       6.0300000         360            12            108           107        1.26     59.3        50.9
      100      11/11/2015       5.7200000         360             0            121           118        1.21     76.9        64.7
      101      10/11/2015       5.3300000         360             0            120           117        1.33     72.7        60.4
      102       8/11/2015       5.5500000         360             2            118            46        1.37     79.8        66.9
      103       7/11/2015       5.7700000         360             3            117           117        1.32     79.0        68.1
      104       8/11/2015       5.6400000         360             2            118           118        1.20     74.9        62.9
      105       8/11/2015       5.5000000           0             2            118           115        1.44     85.0        85.0
      106       4/11/2015       5.9010000         360             6            114           114        1.26     72.7        61.8
      107      10/11/2015       5.5000000           0             0            120           117        1.24     90.0        90.0
      108       8/11/2015       5.5200000         360             2            118           115        1.34     74.8        62.7
      109       8/11/2015       5.2900000         360             2            118           118        1.39     72.8        60.6
      110      10/11/2015       5.7300000         360             0            120           117        1.48     65.7        55.3
      111       9/11/2015       5.9700000         360             1            119           116        1.68     74.9        63.5
      112      10/11/2015       5.4600000         360             0            120           119        1.22     74.5        65.2
      113       8/11/2015       5.6100000         360             2            118           115        1.25     67.6        59.4
      114       9/11/2015       5.8750000         300             1            119           116        1.61     61.3        47.3
      115      10/11/2015       6.1150000         300             0            120           117        1.45     48.6        37.7
      116      10/11/2015       5.2600000         360             0            120           117        1.46     77.4        71.6
      117       9/11/2015       5.3400000         360             1            119           119        1.23     77.8        64.7

                                                                     ANNEX A-5-3

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

                                                                       ORIGINAL            REMAINING
  CONTROL     FOOTNOTE                                               INTEREST-ONLY       INTEREST-ONLY           AMORTIZATION
    NO.          NO.                     PROPERTY NAME               PERIOD (MOS.)       PERIOD (MOS.)               TYPE
------------------------------------------------------------------------------------------------------------------------------------

      118                Bayonne Mobile Home Park                               0                     0   Balloon
      119    (28)        Eckerd - Lower Pottsgrove                              1                     1   Balloon
      120                Edmond Road Self Storage                              24                    23   Interest-Only, Balloon
      121                67 North Main Street                                   0                     0   Balloon
      122                Highlands Ranch Self Storage                           0                     0   Balloon
      123                Brooksville Plaza                                      0                     0   Balloon
      124                Ashford Terrace Apartments                             0                     0   Balloon
      125                Belle Isle Self Storage                               24                    23   Interest-Only, Balloon
      126                Edgecombe Square                                       0                     0   Balloon
      127                Killeen Satellite Center                              24                    22   Interest-Only, Balloon
      128                Desiard Plaza                                          0                     0   Balloon
      129                Lazy Daze Mobile Home Park                             0                     0   Balloon
      130                Danforth Self Storage                                 24                    23   Interest-Only, Balloon
      131                University Self Storage                               24                    23   Interest-Only, Balloon
      132                Alegra Palms Apartments                                0                     0   Balloon
      133                Shops at Silver Creek                                  0                     0   Balloon
      134    (27)        White Wing Centre                                      0                     0   Balloon
      135                Beltline Regent Retail Center                          0                     0   Balloon
      136    (28)        Countryside Mobile Home Park                           1                     1   Balloon
      137    (28)        Monte Carlo Mobile Home Park                           1                     1   Balloon
      138                Gateway Plaza                                          0                     0   Balloon
      139                Golden Triangle Mobile Home Park                       0                     0   Balloon
      140                Four Seasons Apartments                                0                     0   Balloon
      141    (28)        Green Acres Mobile Home Park                           1                     1   Balloon
      142                Frankford & Euless Portfolio                           0                     0   Balloon
      143                Riverview Apartments                                   0                     0   Balloon

                                                                        REMAINING     REMAINING
                                              ORIGINAL                   TERM TO       LOCKOUT/       U/W     CUT-OFF   SCHEDULED
  CONTROL   MATURITY         MORTGAGE      AMORTIZATION   SEASONING      MATURITY     DEFEASANCE      NCF       DATE    MATURITY/
    NO.       DATE            RATE(%)       TERM (MOS.)     (MOS.)        (MOS.)    PERIOD (MOS.)   DSCR (X)  LTV (%)  ARD LTV (%)
----------------------------------------------------------------------------------------------------------------------------------

      118   10/11/2015       5.8300000             360           0            120           117        1.21      66.0        55.7
      119   11/11/2015       5.9960000             360           0            121           119        1.42      65.0        55.1
      120    9/11/2015       5.5000000             360           1            119           118        1.29      78.8        69.0
      121   10/11/2015       5.3750000             360           0            120           117        1.37      75.0        62.4
      122    9/11/2015       5.4000000             360           1            119           116        1.27      67.7        56.4
      123    7/11/2015       5.3600000             360           3            117           117        1.33      76.5        63.8
      124    6/11/2015       5.2500000             360           4            116           115        1.27      79.7        66.3
      125    9/11/2015       5.5000000             360           1            119           118        1.46      79.6        69.7
      126    9/11/2015       5.3100000             360           1            119           113        1.26      79.9        66.4
      127    8/11/2015       5.3500000             360           2            118           117        1.39      78.2        68.3
      128    8/11/2015       5.3900000             360           2            118           118        1.22      75.4        62.9
      129    9/11/2015       5.2700000             360           1            119           117        1.73      79.9        66.3
      130    9/11/2015       5.5000000             360           1            119           118        1.57      80.0        70.1
      131    9/11/2015       5.5000000             360           1            119           118        1.31      78.2        68.5
      132    9/11/2015       5.1700000             360           1            119           118        1.21      77.4        64.1
      133    7/11/2015       5.3600000             360           3            117            45        1.32      75.3        62.8
      134    9/11/2015       5.5300000             360           1            119           119        1.30      79.4        66.5
      135    7/11/2010       5.3700000             360           3             57            57        1.30      79.8        74.2
      136   11/11/2015       5.8560000             360           0            121           118        1.22      77.3        65.2
      137   11/11/2015       5.7560000             360           0            121           118        1.38      80.0        67.3
      138    8/11/2015       5.4200000             360           2            118           118        1.27      77.7        64.9
      139   10/11/2015       5.7300000             240           0            120           117        1.37      66.7        43.3
      140    6/11/2015       5.2500000             360           4            116           115        1.36      75.8        63.1
      141   11/11/2015       6.0060000             360           0            121           118        1.29      73.0        61.9
      142    8/11/2015       5.1500000             240           2            118           118        1.55      68.3        43.5
      143    9/11/2015       5.4200000             360           1            119           119        1.26      76.4        63.7

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

FOOTNOTES TO ANNEX A-5

   (1)  200 PARK AVENUE             U/W NCF DSCR is based on the in-place U/W
                                    Net Cash Flow, on monthly debt service
                                    payments for the 200 Park Avenue Mortgage
                                    Loan, the 200 Park Avenue Note A1 Senior
                                    Non-Trust Loan Component and the 200 Park
                                    Avenue Note A2 Non-Trust Loan.

                                    Maturity Date LTV is based on an
                                    $848,763,796 loan amount consisting of the
                                    200 Park Avenue Mortgage Loan, the 200 Park
                                    Avenue Note A1 Senior Non-Trust Loan
                                    Component and the 200 Park Avenue Note A2
                                    Non-Trust Loan.

   (2) 99 HIGH STREET               The U/W Net Cash Flow for the 99 High Street
                                    Mortgaged Property is projected to be
                                    $15,591,898 based on assumed lease-up of a
                                    portion of soon to be vacated space and
                                    assumed mark-to-market rent adjustments
                                    applied to below-market and, where
                                    applicable, above-market tenant leases and
                                    certain other lease-up assumptions.

                                    U/W NCF DSCR is based on in-place U/W Net
                                    Cash Flow. Based on the projected U/W Net
                                    Cash Flow for the 99 High Street Mortgaged
                                    Property of $15,591,898, described above,
                                    the 99 High Street Mortgage Loan has an U/W
                                    DSCR of 1.50x.

                                    The original Interest-Only Period (mos.),
                                    Remaining Interest-Only Period (mos.),
                                    Original Term to Maturity (mos.), Remaining
                                    Term to Maturity (mos.) and Prepayment
                                    Provisions were adjusted to include one
                                    interest-only period to reflect the interest
                                    payment the trust will receive on November
                                    11, 2005.

   (3) COURTYARD BY MARRIOTT        U/W NCF DSCR is calculated based on the
       PORTFOLIO                    in-place U/W Net Cash Flow and monthly debt
                                    service payments for the Courtyard by
                                    Marriott Portfolio Mortgage Loan, the
                                    Courtyard by Marriott Portfolio Note A1
                                    Senior Non-Trust Loan Component and the
                                    Courtyard by Marriott Portfolio Note A2
                                    Non-Trust Loan. The U/W DSCR for the entire
                                    Courtyard by Marriott Portfolio Loan
                                    Combination based on entire in-place U/W Net
                                    Cash Flow would be 1.48x. Based on the
                                    projected U/W Net Cash Flow for the entire
                                    Courtyard by Marriott Portfolio Loan
                                    Combination, the U/W NCF DSCR is 1.86x.

                                    Based on monthly debt service payments for
                                    the Courtyard by Marriott Portfolio Mortgage
                                    Loan, the Courtyard by Marriott Portfolio
                                    Note A1 Senior Non-Trust Loan Component and
                                    the Courtyard by Marriott Portfolio Note A3
                                    Non-Trust Loan.

FOOTNOTES TO ANNEX A-5 -- CONTINUED

                                    Based on a $477,300,000 loan amount
                                    consisting of the Courtyard by Marriott
                                    Portfolio Mortgage Loan, the Courtyard by
                                    Marriott Portfolio Note A1 Senior Non-Trust
                                    Loan Component and the Courtyard by Marriott
                                    Portfolio Note A3 Non-Trust Loan.

                                    Allocated loan amounts for two Courtyard by
                                    Marriott Portfolio Mortgaged Properties,
                                    Courtyard by Marriott Poughkeepsie and
                                    Courtyard by Marriott Fresno, have
                                    amortization terms of 156 and 126 months,
                                    respectively. Allocated loan amount for
                                    remaining Courtyard by Marriott Mortgaged
                                    Properties has an amortization term of 300
                                    months. The weighted average amortization
                                    term of the whole portfolio by allocated
                                    loan amount is approximately 294 months.

   (4) RECKSON PORTFOLIO I          Cut-Off Date LTV and Maturity Date LTV are
                                    based on the Reckson Portfolio Pool I
                                    Mortgage Loan only. The Cut-Off Date LTV of
                                    the Reckson Portfolio Pool I Loan
                                    Combination is 72.5%.

                                    U/W NCF DSCR is based on the Reckson
                                    Portfolio Pool I Mortgage Loan only. The
                                    DSCR of the Reckson Portfolio Pool I Loan
                                    Combination is 1.52x.

   (5) 1166 AVENUE OF THE AMERICAS  The 1166 Avenue of the Americas Loan
                                    Combination amortizes on a 30-year schedule.
                                    The 1166 Avenue of the Americas Mortgage
                                    Loan, which is senior in priority for all
                                    principal payments prior to the occurrence
                                    of certain uncured events of default, is
                                    expected to fully amortize by November 11,
                                    2018. Original term to maturity and
                                    amortization reflect the expected repayment
                                    of the 1166 Avenue of the Americas Mortgage
                                    Loan by November 11, 2018.

                                    The U/W NCF reflects the U/W Net Cash Flow
                                    based on the Sponsor Lease. The U/W DSCR is
                                    calculated taking into account the 1166
                                    Avenue of the Americas Mortgage Loan and the
                                    1166 Avenue of the Americas Senior Non-Trust
                                    Loan Components (excluding the 1166 Avenue
                                    of the Americas Junior Non-Trust Loan
                                    Components. The U/W DSCR taking into account
                                    the entire 1166 Avenue of the Americas Loan
                                    Combination would be 1.36x.

                                    The Cut-off Date LTV Ratio is based on the
                                    1166 Avenue of the Americas Mortgage Loan
                                    and the 1166 Avenue of the Americas Senior
                                    Non-Trust Loan Components (excluding the
                                    1166 Avenue of the Americas Junior Non-Trust
                                    Loan Components). The Cut-off Date LTV Ratio
                                    taking into account the entire 1166 Avenue
                                    of the Americas Loan Combination is 73.1%

FOOTNOTES TO ANNEX A-5 -- CONTINUED

                                    The Maturity LTV Ratio is calculated
                                    assuming that the 1166 Avenue of the
                                    Americas Mortgage Loan fully amortizes by
                                    November 11, 2018.

   (6) MATHILDA RESEARCH CENTRE     The U/W NCF DSCR is based solely on the
                                    Mathilda Research Centre Mortgage Loan and
                                    does not take into account the Mathilda
                                    Research Centre Non-Trust Loan. The U/W NCF
                                    DSCR of the entire Mathilda Research Centre
                                    Loan Combination is 1.14x taking into
                                    account the Mathilda Research Centre
                                    Non-Trust Loan and treating the Mathilda
                                    Research Centre Loan Combination as a single
                                    underlying mortgage loan.

                                    The Cut-off Date LTV Ratio and the Maturity
                                    LTV Ratio are based solely on the Mathilda
                                    Research Centre Mortgage Loan and does not
                                    take into account the Mathilda Research
                                    Centre Non-Trust Loan. The Cut-off Date LTV
                                    Ratio and the Maturity LTV Ratio are based
                                    on the entire Mathilda Research Centre Loan
                                    Combination are 79.9% and 64.7%
                                    respectively, (taking into account the
                                    Mathilda Research Centre Non-Trust Loan and
                                    treating the Mathilda Research Centre Loan
                                    Combination as a single underlying mortgage
                                    loan).

   (7) BETHESDA TOWERS              Occupancy Percentage, U/W Net Cash Flow and
                                    U/W NCF DSCR were calculated including rent
                                    from GSA -- Health & Human Services, which
                                    leases 100,872 square feet, most of which is
                                    currently dark (92,130 square feet).
                                    Additionally, GSA -- Health & Human Services
                                    may terminate its lease on August 27, 2006
                                    with 120 days prior notice. GSA -- Health &
                                    Human Services continues to make rental
                                    payments under its lease. Excluding the GSA
                                    -- Health & Human Services space, the
                                    property is 52.3% occupied.

   (8) CHERRYVALE MALL              Cut-Off Date LTV and Maturity Date LTV are
                                    based on the Cherryvale Mall Pooled
                                    Component only. The Cut-Off Date LTV of the
                                    Cherryvale Mall Loan Combination is 60.3%
                                    and the Maturity Date LTV of the Cherryvale
                                    Mall Loan Combination is 49.0%.

                                    U/W NCF DSCR is based on U/W Net Cash Flow
                                    divided by the product of (i) the initial
                                    principal balance of the Cherryvale Mall
                                    Pooled Component and (ii) the actual debt
                                    service constant of the Cherryvale Mall
                                    Pooled Component of 6.6135%. The DSCR of the
                                    Cherryvale Mall Loan Combination, utilizing
                                    the Loan Combination debt service constant
                                    of approximately 6.4419% is 1.73x.

   (9) RESERVED

FOOTNOTES TO ANNEX A-5 -- CONTINUED

  (10) STATION PLACE I              Cut-Off Date LTV and Maturity Date LTV are
                                    based on the Station Place I A Loans, with a
                                    total cut-off balance of $181,733,394 and
                                    total balance after the 121st month of
                                    $141,371,884. The Cut-Off Date LTV of the
                                    Station Place I Loan Combination is
                                    approximately 70.0%.

                                    Original Term to Maturity, Remaining Term to
                                    Maturity, Original Amortization Term, and
                                    Remaining Amortization Term reflect the
                                    Station Place I Pooled Component only. The
                                    Station Place I Loan Combination has an
                                    Original Term to Maturity of 240 months, an
                                    Original Amortization Term of 30 years and a
                                    Remaining Amortization Term of 30 years,
                                    with interest-only payments required for the
                                    last three years thereof.

                                    U/W NCF DSCR is based on U/W Net Cash Flow
                                    divided by the product of (i) the aggregate
                                    initial principal balance of the Station
                                    Place I Pooled Component and the Station
                                    Place I Non-Trust Component and (ii) the
                                    actual debt service constant of the Station
                                    Place I A Loans of 7.2623%. The DSCR of the
                                    Station Place I Loan Combination, utilizing
                                    the Loan Combination debt service constant
                                    during the amortization period of
                                    approximately 6.8368% is 1.24x. The
                                    principals of the related borrower have the
                                    right to incur mezzanine debt, subject to
                                    satisfaction of certain conditions as
                                    indicated in the mortgage loan
                                    documentation, including but not limited to
                                    a loan to value no greater than 70.0% and a
                                    debt service coverage ratio no less than
                                    1.24x.

  (11) SETH PORTFOLIO -- BAYOU PARK The aggregate U/W NCF for the Seth Portfolio
       & SANDSTONE APARTMENTS       Mortgage Loans is $4,900,889.

                                    The weighted average U/W DSCR for the Seth
                                    Portfolio Mortgage Loans is 1.50x.

                                    The weighted average Cut-off Date LTV for
                                    the Seth Portfolio Mortgaged Loans is 77.1%.

  (12) RECKSON PORTFOLIO II         Cut-Off Date LTV and Maturity Date LTV are
                                    based on the Reckson Portfolio Pool II
                                    Mortgage Loan only. The Cut-Off Date LTV of
                                    the Reckson Portfolio Pool II Loan
                                    Combination is 69.3%.

                                    U/W NCF DSCR is based on the Reckson
                                    Portfolio Pool II Mortgage Loan only. The
                                    DSCR of the Reckson Portfolio Pool II Loan
                                    Combination is 1.62x.

FOOTNOTES TO ANNEX A-5 -- CONTINUED

                                    U/W Net Cash Flow and U/W NCF DSCR were
                                    calculated including income from a tenant at
                                    1660 Walt Whitman Road, Vacation Station
                                    LLC, which has been dark since July 4, 2005.
                                    The guarantor of the mortgage loan has
                                    executed a lease guaranty, guaranteeing the
                                    Vacation Station LLC rent which is due and
                                    payable for the term of the Vacation Station
                                    LLC lease, less any excess amounts from any
                                    replacement lease rent, as indicated in the
                                    mortgage loan documents. Excluding the
                                    Vacation Station LLC space, the 1660 Walt
                                    Whitman Road mortgaged real property is
                                    87.1% leased and 69.9% occupied. Vacation
                                    Station LLC has recently filed for
                                    bankruptcy protection and is expected to
                                    reject this lease.

 (13)  3200 WILSHIRE BOULEVARD      Los Angeles County Mental Health Services
                                    has executed a lease commencing January 1,
                                    2006. The related borrower has escrowed the
                                    amount of $215,714, equal to five months of
                                    rent, at the closing of the mortgage loan.
                                    Such escrow is required to be released when,
                                    among other things, the tenant has taken
                                    occupancy and commenced paying unabated
                                    rent.

                                    The principal of the related borrower
                                    executed a master lease effective as of the
                                    closing of the mortgage loan as a guaranty
                                    of any rents for aggregate vacancies in
                                    excess of 10% of the leaseable space at the
                                    mortgaged real property. The rental rate for
                                    any vacant space subject to the master lease
                                    will be fair market value as determined by
                                    the lender.

FOOTNOTES TO ANNEX A-5 -- CONTINUED

  (14) 1155 MARKET STREET           In addition to monthly payments of
                                    interest-only due on the outstanding
                                    principal amount of the mortgage loan, the
                                    related borrower is required to make a
                                    constant additional monthly principal
                                    payment from excess cash flow in the amount
                                    of $30,637.14. Until such time as the PUC
                                    lease is renewed or the related premises are
                                    leased to an approved tenant under an
                                    approved lease and, during any leasing sweep
                                    period, as defined in the loan documents, in
                                    lieu of applying the required additional
                                    principal payment to amortization, such
                                    amounts are required to be deposited instead
                                    into the rollover reserve escrow fund. The
                                    failure to make such required additional
                                    principal payment is not an event of default
                                    if excess cash flow is not sufficient to
                                    make such required additional principal
                                    payment; however, shortfalls between the
                                    required additional principal payment and
                                    the amount of excess cash flow will accrue,
                                    and ultimately must be satisfied before any
                                    excess cash flow is distributed to the
                                    related borrower. During any leasing sweep
                                    period, the related borrower is required to
                                    deposit all excess cash flow into the
                                    rollover reserve escrow fund. It is assumed
                                    in the calculations of Monthly P&I, Annual
                                    Debt Service, Balloon Balance, and Balloon
                                    LTV that the required additional principal
                                    payments will be made and that the PUC lease
                                    is renewed on each lease expiration date
                                    during the term of the mortgage loan. PUC
                                    has two five-year renewal options, with the
                                    lease expiration date of January 31, 2008
                                    being the first of these options. UW Net
                                    Cash Flow DSCR is calculated based on
                                    interest only payments.

  (15)                              Reserved

  (16) PLUM TREE SHOPPING CENTER    Cut-off Date LTV and Maturity Date LTV and
                                    based on the "As Stabilized" value of
                                    $19,600,000 as of August 1, 2005. This value
                                    reflects the completed renovations to the
                                    Ream's tenant space, and the signing of the
                                    new lease agreement between the borrower and
                                    tenant "Ream's". Based on the "As Is" value
                                    of $18,210,000, the Cut-Off Date LTV is
                                    79.1%, and the Maturity Date LTV 69.4%.

FOOTNOTES TO ANNEX A-5 -- CONTINUED

  (17) SUNCHASE AT LONGWOOD         The mortgage loan is interest only; however,
                                    beginning in the 36th month of the mortgage
                                    loan, after application of funds towards
                                    debt service and all escrow and reserve
                                    accounts maintained in accordance with the
                                    terms of the mortgage loan documentation,
                                    the lender is required to release expenses
                                    based on the operating budget to the related
                                    borrower on a monthly basis. To the extent
                                    that there is excess cash flow available at
                                    the property, the borrower is required to
                                    pay up to a maximum of $165,000 per annum to
                                    be applied to amortization of the mortgage
                                    loan. Any remaining funds will be returned
                                    to the related borrower on a monthly basis.
                                    It is assumed in the calculation of monthly
                                    P&I, Annual Debt Service, Balloon Balance
                                    and Balloon LTV that such additional monthly
                                    amortization payments will be made. UW Net
                                    Cash Flow DSCR is calculated based on
                                    interest only payment.

                                    The principal of the related borrower
                                    executed a $2,000,000 guaranty of payment
                                    which provides that the loan is full
                                    recourse until the trailing-12 month net
                                    operating income exceeds $1,150,000.

                                    The subject property has 42 general market
                                    units (i.e. non-students) that are 98.6%
                                    occupied and 98 students units (including
                                    one model unit) with 392 beds that are 91.6%
                                    occupied resulting in an overall occupancy
                                    rate of 91.9%.

  (18) HARMONY POINTE               Cut-off Date LTV and Maturity Date LTV are
                                    based on the "As Complete" value of
                                    $11,900,000 as of July 5, 2005. This number
                                    reflects the anticipated market value of the
                                    property based on increased rental income
                                    once current renovations of the subject
                                    property have been completed by the
                                    borrower. The current renovations are
                                    scheduled to be completed within the next
                                    12-18 months. Based on the "As Is" value of
                                    $9,950,000, the Cut-off Date LTV is 79.4%,
                                    and the Maturity Date LTV is 73.7%.

  (19) COURTYARD NORWICH            U/W Net Cash Flow and U/W NCF DSCR
                                    is based on expected cash flow. The amount
                                    of $1,960,932, representing the proceeds
                                    allocable to the cash flow differential
                                    between the current in-place net cash flow
                                    and the expected net cash flow, was held
                                    back at the closing of the mortgage loan.
                                    The $1,960,932 is required to be released to
                                    the related borrower upon the property
                                    achieving an actual DSCR of 1.35x for two
                                    consecutive quarters, based on trailing
                                    twelve-month financials. Based on the
                                    current in-place cash flow, the DSCR is
                                    1.23x.

FOOTNOTES TO ANNEX A-5 -- CONTINUED

  (20) OAK ORCHARD MOBILE HOME      The related borrower is required to make
       PARK                         additional monthly amortization payments, to
                                    the extent available from excess cash flow,
                                    beginning with the November 2010 payment
                                    date and continuing until maturity, in the
                                    amount of $6,847.25, which payments will
                                    accrue if not made. The failure to make such
                                    additional monthly amortization payments
                                    will not be an event of default if excess
                                    cash flow is not sufficient to make such
                                    additional monthly amortization payments. It
                                    is assumed in the calculations of Monthly
                                    P&I, Annual Debt Service, Balloon Balance,
                                    and Balloon LTV that such additional monthly
                                    amortization payments will be made, with
                                    Monthly P&I and Annual Debt Service being
                                    calculated based on the average of the
                                    monthly payments due from the payment date
                                    in November 2010 through the Maturity Date.
                                    UW Net Cash Flow DSCR is calculated based on
                                    interest only payments.

  (21) TURTLE BAY                   U/W Net Cash Flow and U/W NCF DSCR were
                                    calculated based on potential rent increases
                                    at the mortgaged real property, which have
                                    not yet been implemented. A letter of credit
                                    in the amount of $588,500, representing
                                    proceeds allocable to the net cash flow
                                    differential between the current net cash
                                    flow and the net cash flow resulting from
                                    the potential rent increases, was posted at
                                    the closing of the mortgage loan. The letter
                                    of credit may also be substituted with cash
                                    from the proceeds of the mortgage loan and
                                    is required to be released upon satisfaction
                                    of certain net cash flow and DSCR
                                    requirements, as indicated in the mortgage
                                    loan documentation.

  (22) LAKE ESTATES                 U/W Net Cash Flow and U/W NCF DSCR were
                                    calculated based on potential rent increases
                                    at the mortgaged real property, which have
                                    not yet been implemented. A letter of credit
                                    in the amount of $587,400, representing
                                    proceeds allocable to the net cash flow
                                    differential between the current net cash
                                    flow and the net cash flow resulting from
                                    the potential rent increases, was posted at
                                    the closing of the mortgage loan. The letter
                                    of credit may also be substituted with cash
                                    from the proceeds of the mortgage loan and
                                    is required to be released upon satisfaction
                                    of certain net cash flow and DSCR
                                    requirements, as indicated in the mortgage
                                    loan documentation.

  (23) PHOENIX BUILDING             Appraised Value, Cut-off Date LTV and
                                    Maturity Date LTV are based on a stabilized
                                    value as of February 22, 2005, reflecting
                                    certain capital improvements scheduled to be
                                    completed at the mortgaged real property.
                                    Based on the "as-is" value, Appraised Value,
                                    Cut-off Date LTV and Maturity Date LTV are
                                    $6,325,000 (as of February 22, 2005), 86.2%
                                    and 68.6%, respectively.

FOOTNOTES TO ANNEX A-5 -- CONTINUED

  (24) BENNIGANS PLAZA              The original Interest-Only Period (mos.),
                                    Remaining Interest-Only Period (mos.),
                                    Original Term to Maturity (mos.), Remaining
                                    Term to Maturity (mos.) and Prepayment
                                    Provisions were adjusted to include one
                                    interest-only period to reflect the interest
                                    payment the trust will receive on November
                                    11, 2005.

  (25) STOCK BUILDING SUPPLY        Cut-off Date LTV and Maturity Date LTV are
                                    based on the "As Stabilized" value of
                                    $5,500,000. This number reflects the value
                                    of the property at stabilized occupancy,
                                    based on the August 1, 2005 completion of
                                    improvements/renovations to the Subject.
                                    Based on the "As Is" value of $5,400,000,
                                    the Cut-off Date LTV is 66.9% and the
                                    Maturity Date LTV is 56.3%.

  (26) STORAGE MALLS                The amount of $400,000 was escrowed at the
                                    closing of the mortgage loan. The related
                                    borrower has the right on February 28, 2006,
                                    and on two other occasions after February
                                    28, 2006 and before the second anniversary
                                    of the first payment date, to request a
                                    release of the $400,000. The $400,000 is
                                    required to be released upon satisfaction of
                                    certain requirements, as indicated in the
                                    mortgage loan documentation, including but
                                    not limited to a recalculation of the loan
                                    amount based upon actual net cash flow and
                                    assuming an actual debt service coverage
                                    ratio of 1.65 and a constant based on the
                                    actual interest rate.

  (27) WHITE WING CENTRE            Cut-off Date LTV and Maturity Date LTV are
                                    based on the "As Stabilized" value of
                                    $2,515,000 as of July 1, 2005. This value
                                    reflects the stabilized value of the
                                    property based on the completed payment by
                                    borrower of all outstanding "Lease-up Costs"
                                    including $56,975 for unpaid TI and $8,622
                                    for unpaid commissions. Based on the "As Is"
                                    value of $2,450,000. The Cut-off Date LTV is
                                    79.4% and Maturity Date LTV is 66.5%.

  (28) 162-21 JAMAICA AVENUE,       The corresponding mortgage loans referenced,
       3200 WILSHIRE BOULEVARD,     collectiely representing 3.2% of the initial
       COUNTRYSIDE MOBILE HOME      mortgage pool balance, have not closed as of
       PARK, ECKERD -- LOWER        the date of this preliminary prospectus
       POTTSGROVE, GREEN ACRES      Supplement and therefore, certain mortgage
       MOBILE HOME PARK, LOWE'S     loan characteristics, including the interest
       HOME IMPROVEMENT CENTER,     rate, have been estimated. As a result,
       MCCLELLAN HOSPITAL BUILDING, certain statistical information in the
       MONTE CARLO MOBILE HOME      prospectus supplement may change if those
       PARK, OLIVER MULTIFAMILY     mortgage loans bear a different interest
       PORTFOLIO, PHOENIX BUILDING  rate than estimated.

FOOTNOTES TO ANNEX A-5 -- CONTINUED

  (29) PASEO SEPULVEDA              The related borrower has the right at any
                                    time to request, upon the satisfaction of
                                    certain specified conditions set forth in
                                    the loan documents, that such mortgage loan
                                    be split and severed into two separate
                                    underlying mortgage loans secured by two
                                    separate mortgaged real properties. Each new
                                    underlying mortgage loan will be represented
                                    by a separate promissory note and secured by
                                    a separate mortgage representing a lien on
                                    only a portion of the property that
                                    constituted the Paseo Sepulveda mortgaged
                                    real property as of the cut-off date. Each
                                    of those two parcels will therefore be
                                    released from the lien of the original
                                    mortgage and subject only to the lien of the
                                    new mortgage. Upon the severance of the
                                    Paseo Sepulveda underlying mortgage loan,
                                    the two new Paseo Sepulveda underlying
                                    mortgage loans will consist of (a) one (1)
                                    underlying mortgage loan in the principal
                                    amount of $15,000,000, secured by the Paseo
                                    Sepulveda mortgaged real property identified
                                    as Paseo Sepulveda-Retail Center, and
                                    representing the obligation of the original
                                    borrower, and (b) one (1) underlying
                                    mortgage loan in the principal amount of
                                    $5,000,000, secured by the Paseo Sepulveda
                                    mortgaged real property identified as Paseo
                                    Sepulveda-Walgreen's Parcel, representing
                                    the obligation of a new borrower.

                                    ANNEX A-6

                     CERTAIN INFORMATION REGARDING RESERVES

                      [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                     Annex A-6-1

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

                                                                                                                   INITIAL DEPOSIT
                                                                                                                   TO THE DEFERRED
 CONTROL                                                           PROPERTY                                          MAINTENANCE
   NO.     FOOTNOTE    PROPERTY NAME                               TYPE                            SPECIFIC          ACCOUNT ($)
------------------------------------------------------------------------------------------------------------------------------------

     1                 200 Park Avenue                             Office                                                3,406,712
     2        (1)      99 High Street                              Office                                                        0
     3        (2)      Courtyard By Marriott Portfolio             Hotel                                                   764,161
     4        (3)      Reckson Portfolio I                         Office                                                        0
     5        (4)      1166 Avenue of the Americas                 Office                                                        0
     6                 Mathilda Research Centre                    Office                                                        0
     7        (5)      Bethesda Towers                             Office                                                1,376,295
     8                 Cherryvale Mall                             Retail                          Regional Mall                 0
     9                 300 South Wacker                            Office                                                        0
    10        (6)      Station Place I                             Office                                                        0
    11        (7)      Tri-County Business Park                    Office                                                        0
    12                 Sarasota Main Plaza                         Retail                          Unanchored                    0
    13        (8)      Seth Portfolio - Bayou Park Apartments      Multifamily                                             176,956
    14        (9)      Reckson Portfolio II                        Office                                                        0
    15                 3200 Wilshire Boulevard                     Office                                                  131,688
    16                 Seth Portfolio - Sandstone Apartments       Multifamily                                              35,963
    17                 Wachovia Place                              Mixed Use                                                     0
    18                 Bunker Hill/Valley Forge                    Mobile Home Park                                         11,250
    19       (10)      1155 Market Street                          Office                                                        0
    20                 Home Depot                                  Retail                          Anchored                      0
    21                 Paseo Sepulveda                             Retail                          Anchored                      0
    22       (11)      Chesterfield Commons East                   Retail                          Anchored                      0
    23                 Shop City Shopping Center                   Retail                          Anchored                142,813
    24                 Mission Trace Shopping Center               Retail                          Anchored                 59,835
    25                 NTSB Academy                                Office                                                        0
    26                 East Park Plaza                             Retail                          Anchored                      0
    27       (12)      Plum Tree Shopping Center                   Retail                          Anchored                      0
    28                 Shops at Sea Island                         Retail                          Anchored                  3,125
    29                 Allen Central Market                        Retail                          Anchored                 19,063
    30                 LaPlata Plaza                               Retail                          Anchored                      0
    31                 BJ's at Cape Coral                          Retail                          Anchored                      0
    32       (13)      Holtsville Residence Inn                    Hotel                                                         0
    33                 Storage Deluxe                              Self Storage                                              2,125
    34                 162-21 Jamaica Avenue                       Retail                          Unanchored                    0
    35                 Sunchase at Longwood                        Multifamily                                                   0
    36                 East Hampton Village                        Mobile Home Park                                          3,125
    37                 The Terraces at University Place            Retail                          Unanchored                    0
    38                 Maple Brook Village Apartments              Multifamily                                              81,289
    39                 Silver Blue Lake Apartments                 Multifamily                                                   0
    40                 Route 17 North - Paramus                    Retail                          Anchored                      0
    41                 PGA Commons Parcel 3 West                   Mixed Use                                                     0
    42       (14)      Hilton Garden Inn                           Hotel                                                         0
    43                 Tower 14                                    Office                                                   55,469
    44                 Gleneagles                                  Retail                          Anchored                  1,250
    45       (15)      96th Street                                 Retail                          Unanchored                    0
    46                 Lanier Commons Shopping Center              Retail                          Anchored                      0
    47                 Giant Eagle of Seven Fields                 Retail                          Anchored                      0
    48                 Westminster Apartments                      Multifamily                                             151,200
    49                 Foremost Business Park                      Industrial/Warehouse                                     67,500
    50                 Embassy Apartments                          Multifamily                                                   0
    51                 Lilburn Corners                             Retail                          Anchored                      0
    52                 Oliver Multifamily Portfolio                Multifamily                                             250,000
    53                 Prestige Mobile Home Park                   Mobile Home Park                                          3,750
    54                 Nob Hill Shopping Center                    Retail                          Anchored                      0
    55       (16)      Harmony Pointe                              Multifamily                                                   0
    56       (17)      Courtyard Norwich                           Hotel                                                     6,750
    57                 GRM San Francisco                           Industrial/Warehouse                                          0
    58                 Embassy Manor Apartments                    Multifamily                                             110,275

                 ANNUAL DEPOSIT         REPLACEMENT          ANNUAL            CURRENT          TI & LC           AS OF
               TO THE REPLACEMENT         RESERVE        DEPOSIT TO THE    BALANCE OF THE       RESERVE          DATE OF
 CONTROL             RESERVE              ACCOUNT           TI & LC            TI & LC          ACCOUNT          TI & LC
   NO.             ACCOUNT ($)            CAP ($)         ACCOUNT ($)        ACCOUNT ($)        CAP ($)          ACCOUNT
----------------------------------------------------------------------------------------------------------------------------

     1                     420,000                 0                 0         16,671,640                0      October-05
     2                           0                 0                 0                  0                0      October-05
     3                           0                 0                 0                  0                0      October-05
     4                           0                 0         1,514,169                  0                0      October-05
     5                           0                 0                 0                  0                0      October-05
     6                     106,200                 0                 0                  0                0      October-05
     7                           0                 0                 0          5,000,000        2,000,000      October-05
     8                           0                 0                 0                  0                0      October-05
     9                     128,088                 0           492,000          3,050,544                0      October-05
    10                           0                 0                 0         11,874,835                0      October-05
    11                           0           300,000                 0          2,000,000        1,000,000      October-05
    12                      50,701           152,103           126,752                  0                0      October-05
    13                     172,000                 0                 0                  0                0      October-05
    14                           0                 0                 0                  0                0      October-05
    15                      53,674            59,674           397,828                  0          397,828      October-05
    16                     174,000                 0                 0                  0                0      October-05
    17                      49,636                 0                 0                  0                0      October-05
    18                       9,725                 0                 0                  0                0      October-05
    19                      35,195           175,976           140,781                  0                0      October-05
    20                           0                 0                 0                  0                0      October-05
    21                       8,412                 0            10,020              1,000                0      October-05
    22                           0                 0                 0                  0                0      October-05
    23                      59,271                 0            70,824            161,804                0      October-05
    24                      16,820            33,639            85,838              7,153          171,676      October-05
    25                      23,988                 0                 0                  0                0      October-05
    26                      31,032            62,064            81,636             27,212          240,000      October-05
    27                      15,963            48,000                 0                  0           80,000      October-05
    28                      14,448            28,896            36,108              3,009          144,432      October-05
    29                      17,858            53,574            10,000              5,005           50,000      October-05
    30                      10,479            31,437            13,972              1,164           77,543      October-05
    31                      17,940                 0                 0                  0                0      October-05
    32                     149,138                 0                 0                  0                0      October-05
    33                      12,780                 0                 0                  0                0      October-05
    34                      11,880            23,760            69,170                  0                0      October-05
    35                      45,500                 0                 0                  0                0      October-05
    36                       4,825                 0                 0                  0                0      October-05
    37                      14,926            44,778            20,000                  0           70,000      October-05
    38                     125,125           250,250                 0                  0                0      October-05
    39                      47,800                 0                 0                  0                0      October-05
    40                       5,160                 0            21,606                  0                0      October-05
    41                       6,424            12,848            25,000              6,250           75,000      October-05
    42                      39,978           119,934                 0                  0                0      October-05
    43                      50,364                 0           214,068             71,356          642,205      October-05
    44                       3,995            11,985            20,000              5,002           60,000      October-05
    45                       7,120                 0            12,000                  0           57,000      October-05
    46                       7,452            14,904            12,000              4,000           48,000      October-05
    47                       8,686            26,058                 0                  0                0      October-05
    48                     146,820                 0                 0                  0                0      October-05
    49                      22,412                 0            50,000              4,167          250,000      October-05
    50                      14,750                 0                 0                  0                0      October-05
    51                      21,032            63,097            50,477              4,206          116,729      October-05
    52                      81,600                 0                 0                  0                0      October-05
    53                      18,200                 0                 0                  0                0      October-05
    54                      10,439            52,193            13,048                  0           75,000      October-05
    55                      50,000                 0                 0                  0                0      October-05
    56                     142,621                 0                 0                  0                0      October-05
    57                      41,636                 0                 0                  0                0      October-05
    58                      93,186            93,186                 0                  0                0      October-05

                                                                     Annex A-6-2

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

                                                                                                                   INITIAL DEPOSIT
                                                                                                                   TO THE DEFERRED
 CONTROL                                                           PROPERTY                                          MAINTENANCE
   NO.     FOOTNOTE    PROPERTY NAME                               TYPE                            SPECIFIC          ACCOUNT ($)
------------------------------------------------------------------------------------------------------------------------------------

    59                 9894 Bissonnet                              Office                                                    1,706
    60                 Fleming, Highland and Eastway Apartments    Multifamily                                                   0
    61                 2815 Camino Del Rio South                   Office                                                        0
    62       (18)      Holiday Inn-Solana Beach                    Hotel                                                         0
    63                 Murphy Crossing                             Retail                          Anchored                  6,250
    64                 Gleneagles Court Shopping Center            Retail                          Anchored                 88,263
    65                 Conejo Valley Plaza                         Retail                          Anchored                 30,031
    66                 The Orchard                                 Office                                                   56,919
    67                 Executive Lodge Apartments                  Multifamily                                                   0
    68                 Jackson Village                             Retail                          Anchored                  6,250
    69                 1900 Euclid Avenue                          Multifamily                                                   0
    70                 Brentwood Timberlane Apartments             Multifamily                                             124,125
    71                 1445 North Loop Office Building             Office                                                        0
    72                 Lowe's Home Improvement Center              Retail                          Anchored                  6,268
    73                 Tower Plaza Center                          Retail                          Unanchored                3,300
    74       (19)      Holiday Inn Youngstown South                Hotel                                                         0
    75       (20)      Springhill Suites                           Hotel                                                         0
    76                 Hampton Inn Portfolio                       Hotel                                                         0
    77                 Emporium Shoppes                            Retail                          Unanchored                    0
    78                 Oak Orchard Mobile Home Park                Mobile Home Park                                              0
    79                 Meadowbrook Apartments                      Multifamily                                              40,625
    80                 Havana Exchange                             Retail                          Unanchored              279,214
    81                 Turtle Bay                                  Mobile Home Park                                         33,413
    82                 Village on Broadway Apartments              Multifamily                                               8,563
    83                 Lake Estates                                Mobile Home Park                                          8,250
    84                 Phoenix Building                            Industrial/Warehouse            Anchored                 60,625
    85                 Royal Coast Apartments                      Multifamily                                                   0
    86       (21)      Airport Circle Shopping Center              Retail                          Anchored                      0
    87                 American Storage                            Self Storage                                                  0
    88                 645 Penn Street                             Office                                                        0
    89                 McClellan Hospital Building                 Office                                                        0
    90                 AAA Friendly Storage                        Self Storage                                                  0
    91                 The Shoppes at Hunt Club                    Retail                          Anchored                 30,000
    92                 CVS - Margate                               Retail                          Anchored                      0
    93       (22)      Grand Mesa Pad Sites                        Retail                          Anchored                    650
    94                 Walgreens - Anderson                        Retail                          Anchored                      0
    95                 Page Plaza                                  Retail                          Anchored                 54,506
    96                 Lankershim Retail                           Retail                          Unanchored              137,248
    97                 Lincoln Park Delray                         Retail                          Unanchored                    0
    98                 Madison Gardens Apartments                  Multifamily                                             132,500
    99                 SafKeep Self Storage                        Self Storage                                              5,750
   100                 Bennigans Plaza                             Retail                          Anchored                      0
   101                 Towne Square at Due West Shopping Center    Retail                          Unanchored                    0
   102                 Santa Rosa Plaza                            Retail                          Unanchored                1,875
   103                 Storage Bunker                              Self Storage                                              4,999
   104                 Pompano Plaza                               Retail                          Unanchored                9,776
   105                 Eckerd - Southern Pines                     Retail                          Anchored                      0
   106                 Acworth Commons                             Retail                          Anchored                  1,000
   107                 Walgreens - Dallas                          Retail                          Anchored                      0
   108       (26)      107 Pacific Avenue                          Office                                                        0
   109                 Cortez Village Plaza                        Retail                          Unanchored                    0
   110                 Stock Building Supply                       Industrial/Warehouse                                          0
   111                 Storage Malls                               Self Storage                                                  0
   112                 Foxwood Apartments                          Multifamily                                             153,163
   113       (23)      Loring Building                             Office                                                        0
   114                 RV Ranch and Stor-More                      Mobile Home Park/Self-Storage                            82,063
   115                 Riverside Plaza                             Retail                          Unanchored              137,500
   116                 Northrup Mobile Home Park                   Mobile Home Park                                              0
   117                 Colonial Apartments                         Multifamily                                              21,000

                ANNUAL DEPOSIT         REPLACEMENT          ANNUAL            CURRENT          TI & LC           AS OF
              TO THE REPLACEMENT         RESERVE        DEPOSIT TO THE    BALANCE OF THE       RESERVE          DATE OF
 CONTROL           RESERVE              ACCOUNT           TI & LC            TI & LC          ACCOUNT          TI & LC
   NO.           ACCOUNT ($)            CAP ($)         ACCOUNT ($)        ACCOUNT ($)        CAP ($)          ACCOUNT
----------------------------------------------------------------------------------------------------------------------------

    59               24,222                  72,650           161,480             26,913          323,000      October-05
    60               56,150                       0                 0                  0                0      October-05
    61                8,580                       0            75,000             35,000          135,000      October-05
    62               80,713                       0                 0                  0                0      October-05
    63                9,000                  27,000            20,000              5,002           60,000      October-05
    64               24,212                  72,637            30,816              2,568          122,162      October-05
    65                8,442                  20,000            35,873              5,979           30,000      October-05
    66               17,747                       0            81,624              6,802                0      October-05
    67               77,004                 154,008                 0                  0                0      October-05
    68               30,722                  92,166            36,000              3,000          162,389      October-05
    69               20,750                       0                 0                  0                0      October-05
    70               61,344                 306,720                 0                  0                0      October-05
    71               17,862                       0            59,541              9,924          300,000      October-05
    72               25,071                       0            29,040                  0                0      October-05
    73                7,063                       0            29,276              2,440                0      October-05
    74              247,104                       0                 0                  0                0      October-05
    75               87,501                       0                 0                  0                0      October-05
    76              118,204                       0                 0                  0                0      October-05
    77               14,008                  28,016            25,801              2,150           51,600      October-05
    78               11,750                       0                 0                  0                0      October-05
    79               58,500                       0                 0                  0                0      October-05
    80               13,345                  40,034            50,948            154,246          152,844      October-05
    81                8,700                  17,400                 0                  0                0      October-05
    82               37,000                 111,000                 0                  0                0      October-05
    83                6,300                  12,600                 0                  0                0      October-05
    84               74,370                       0                 0                  0                0      October-05
    85               48,066                 144,197                 0                  0                0      October-05
    86               23,326                  46,652            15,000                  0                0      October-05
    87                    0                  25,466                 0                  0                0      October-05
    88               16,068                       0            60,000            110,000          225,000      October-05
    89                9,038                       0            41,313                  0                0      October-05
    90                    0                  89,086                 0                  0                0      October-05
    91               22,000                       0                 0                  0                0      October-05
    92                    0                       0                 0                  0                0      October-05
    93                    0                   8,940                 0                  0           96,000      October-05
    94                    0                       0                 0                  0                0      October-05
    95               15,073                  45,218            41,198             24,042          111,537      October-05
    96                4,272                   6,408            23,648              3,941           35,472      October-05
    97                8,964                  17,929            15,000              3,750           30,000      October-05
    98               44,496                  88,992                 0                  0                0      October-05
    99                6,978                       0                 0                  0                0      October-05
   100                3,018                   4,290             4,320                360           12,960      October-05
   101                3,000                   6,000            15,000                  0           30,000      October-05
   102                4,484                   4,484            25,000              2,083           75,000      October-05
   103                5,448                  16,338                 0                  0                0      October-05
   104                4,809                       0            17,634             51,470                0      October-05
   105                2,070                       0                 0                  0                0      October-05
   106                5,242                       0            13,366              6,683           40,097      October-05
   107                2,070                       0                 0                  0                0      October-05
   108                2,903                       0             9,392                783                0      October-05
   109                5,487                  10,974            15,000              1,250           45,000      October-05
   110                2,844                       0             2,844                  0                0      October-05
   111               15,105                  45,315                 0                  0                0      October-05
   112               14,907                  30,000                 0                  0                0      October-05
   113                3,642                   7,283            30,470            100,000          100,000      October-05
   114               16,486                       0                 0                  0                0      October-05
   115               10,347                       0            35,000            100,000                0      October-05
   116                7,000                       0                 0                  0                0      October-05
   117               31,200                  62,400                 0                  0                0      October-05

                                                                     Annex A-6-3

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

                                                                                                                   INITIAL DEPOSIT
                                                                                                                   TO THE DEFERRED
 CONTROL                                                           PROPERTY                                         MAINTENANCE
   NO.     FOOTNOTE    PROPERTY NAME                               TYPE                           SPECIFIC          ACCOUNT ($)
------------------------------------------------------------------------------------------------------------------------------------

   118                 Bayonne Mobile Home Park                    Mobile Home Park                                              0
   119                 Eckerd - Lower Pottsgrove                   Retail                          Anchored                      0
   120                 Edmond Road Self Storage                    Self Storage                                              2,000
   121                 67 North Main Street                        Office                                                    7,950
   122                 Highlands Ranch Self Storage                Self Storage                                                  0
   123                 Brooksville Plaza                           Retail                          Anchored                      0
   124                 Ashford Terrace Apartments                  Multifamily                                              11,875
   125                 Belle Isle Self Storage                     Self Storage                                              1,875
   126       (24)      Edgecombe Square                            Retail                          Anchored                 29,350
   127                 Killeen Satellite Center                    Retail                          Anchored                 20,763
   128                 Desiard Plaza                               Retail                          Anchored                    625
   129                 Lazy Daze Mobile Home Park                  Mobile Home Park                                          1,125
   130                 Danforth Self Storage                       Self Storage                                              3,250
   131                 University Self Storage                     Self Storage                                                  0
   132                 Alegra Palms Apartments                     Multifamily                                             122,994
   133                 Shops at Silver Creek                       Retail                          Unanchored                    0
   134                 White Wing Centre                           Retail                          Unanchored                    0
   135                 Beltline Regent Retail Center               Retail                          Unanchored                    0
   136                 Countryside Mobile Home Park                Mobile Home Park                                              0
   137                 Monte Carlo Mobile Home Park                Mobile Home Park                                          3,750
   138       (25)      Gateway Plaza                               Retail                          Unanchored                    0
   139                 Golden Triangle Mobile Home Park            Mobile Home Park                                          6,250
   140                 Four Seasons Apartments                     Multifamily                                               1,906
   141                 Green Acres Mobile Home Park                Mobile Home Park                                              0
   142                 Frankford & Euless Portfolio                Retail                          Unanchored               19,375
   143                 Riverview Apartments                        Multifamily                                                   0

                ANNUAL DEPOSIT         REPLACEMENT          ANNUAL            CURRENT          TI & LC           AS OF
              TO THE REPLACEMENT         RESERVE        DEPOSIT TO THE    BALANCE OF THE       RESERVE          DATE OF
 CONTROL            RESERVE              ACCOUNT           TI & LC            TI & LC          ACCOUNT          TI & LC
   NO.            ACCOUNT ($)            CAP ($)         ACCOUNT ($)        ACCOUNT ($)        CAP ($)          ACCOUNT
----------------------------------------------------------------------------------------------------------------------------

   118              5,500                    0                 0                  0                0         October-05
   119              2,038               10,190            10,871                  0           54,355         October-05
   120             10,662                    0                 0                  0                0         October-05
   121              5,766                    0            19,806                  0                0         October-05
   122              7,716               23,162                 0                  0                0         October-05
   123              1,767                    0            11,311              1,885                0         October-05
   124             26,000               52,000                 0                  0                0         October-05
   125              5,357                    0                 0                  0                0         October-05
   126             21,423               64,268            25,776              2,148           95,116         October-05
   127              4,959                    0            16,000              2,667           48,000         October-05
   128              9,932                    0            29,243             77,437          116,972         October-05
   129              4,650                9,300                 0                  0                0         October-05
   130              5,450                    0                 0                  0                0         October-05
   131              6,355                    0                 0                  0                0         October-05
   132             27,250                    0                 0                  0                0         October-05
   133              1,483                    0             5,100             50,850           15,300         October-05
   134                863                    0             4,313             25,000                0         October-05
   135              1,120                    0             8,868              1,478           34,746         October-05
   136              3,750                    0                 0                  0                0         October-05
   137              3,500                    0                 0                  0                0         October-05
   138              1,128                3,375             5,628             30,000           16,875         October-05
   139                  0                    0                 0                  0                0         October-05
   140             18,000               36,000                 0                  0                0         October-05
   141              4,750                    0                 0                  0                0         October-05
   142              1,741                    0             7,488              1,248           22,464         October-05
   143              8,000                    0                 0                  0                0         October-05

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

FOOTNOTES TO ANNEX A-6

  (1) 99 HIGH STREET                 The 99 High Street Borrower is required to
                                     deposit into a lease termination payment
                                     reserve account all lease termination
                                     payments paid by a major tenant as defined
                                     in the related loan documents for the
                                     payment of tenant improvement, leasing
                                     commissions and other costs incurred in
                                     connection with the re-leasing of the
                                     related terminated space or other vacant
                                     space at the property. Upon the re-leasing
                                     of the applicable terminated space or other
                                     vacant space at the property and
                                     commencement of full rental payments
                                     related to the re-leased space including
                                     payment of all related tenant improvement
                                     and leasing commission obligations, and
                                     subject to no event of default, the
                                     remaining portion of the related lease
                                     termination payment will be disbursed to
                                     the 99 High Street Borrower.

  (2) COURTYARD BY MARRIOTT          Borrower is required to make monthly
      PORTFOLIO                      deposits into an FF&E reserve account in an
                                     amount equal to 5.0% of the total gross
                                     revenues for the accounting period.

  (3) RECKSON PORTFOLIO I            No ongoing reserves will be required for
                                     tenant improvements/leasing commissions,
                                     capital expenditures or immediate repairs
                                     provided that the related borrower
                                     maintains certain conditions described in
                                     the mortgage loan documents. In lieu of
                                     such reserves, the related borrower
                                     provided a guaranty with respect to (a)
                                     monthly deposits of $126,181 for tenant
                                     improvement/leasing commissions, (b)
                                     monthly deposits of $334,375 for capital
                                     expenditures and (c) $267,500 for immediate
                                     repairs.

  (4) 1166 AVENUE OF THE AMERICAS    Upon the occurrence and continuance of a
                                     Trigger Event, the 1166 Avenue of the
                                     Americas Borrowers are required to make a
                                     deposit into a rent reserve account in an
                                     amount equal to 3 months' rent payable
                                     under the Sponsor Lease. Upon the
                                     occurrence and continuance of a Trigger
                                     Event, the 1166 Avenue of the Americas
                                     Borrowers are required to make monthly
                                     escrow deposits into a common charge
                                     reserve account in an amount equal to
                                     one-twelfth of the estimated annual
                                     condominium common charges payable during
                                     the next ensuing 12 months.

                                     Upon the occurrence and continuance of a
                                     Trigger Event, the 1166 Avenue of the
                                     Americas Borrowers are required to make
                                     monthly escrow deposits into a replacement
                                     reserve account in an amount equal to
                                     one-twelfth of the estimated annual
                                     replacement and repair costs payable during
                                     the next ensuing 12 months, which amount
                                     shall in no event exceed $0.35 per rentable
                                     square foot (which amount shall increase
                                     annually based on the corresponding
                                     increase in the consumer price index).

FOOTNOTES TO ANNEX A-6 -- CONTINUED

                                     A "Trigger Event" will be deemed to occur
                                     upon the occurrence of any of the following
                                     events: (a) an event of default under the
                                     related loan documents, (b) an event of
                                     default under the Primary Leases or the
                                     Sponsor Lease or (c) a Sponsor Downgrade
                                     Event. A "Sponsor Downgrade Event" will be
                                     deemed to occur during any period of time
                                     during which the long term unsecured debt
                                     obligations of the Sponsor are rated below
                                     "BB (stable outlook)" by S&P or Fitch or
                                     "Ba3 (stable outlook)" by Moody's.

                                     Provided no event of default under the loan
                                     documents has occurred and is then
                                     continuing, the 1166 Avenue of the Americas
                                     Borrowers may provide letters of credit,
                                     satisfying the applicable conditions set
                                     forth in the related loan agreement, in
                                     lieu of these reserves.

  (5) BETHESDA TOWERS                The amount of $5,000,000 was escrowed at
                                     the closing of the mortgage loan for
                                     TI/LC's. In the event the amount on deposit
                                     in the TI/LC reserve account falls below
                                     $2,000,000, monthly deposits will be
                                     required, subject to a cap of $ 2,000,000.

  (6) STATION PLACE I                During the first year of the lease term,
                                     SEC may request additional tenant
                                     improvement payments from the related
                                     borrower in an amount not to exceed $35 per
                                     square foot. SEC must repay any additional
                                     tenant improvement payments either (i) in
                                     whole, plus 9% interest, on or before the
                                     first anniversary of the lease or (ii)
                                     through an additional rental payment, which
                                     provides for full amortization thereof at a
                                     9% interest rate over the remaining term of
                                     the lease. Approximately $11,874,835 was
                                     escrowed at the closing of the mortgage
                                     loan (which amount may be substituted with
                                     a letter of credit) in connection with this
                                     obligation. The sponsors of the related
                                     borrower guarantee the remaining portion to
                                     the extent such obligations exceed the
                                     remaining amount of reserve funds.

                                     The related borrower is required to deposit
                                     a monthly amount of (i) $250,000 from May
                                     11, 2013 through April 11, 2016, and (ii)
                                     $333,333 from May 11, 2016 through April
                                     11, 2019. In the event the SEC extends its
                                     lease an additional six years, the related
                                     borrower is required to deposit the amount
                                     of $7,000,000 on each of September 11,
                                     2022, September 11, 2023 and September 11,
                                     2024 in lieu of the foregoing monthly
                                     deposits. The related borrower may
                                     substitute letters of credit for such
                                     reserves.

                                     The related borrower is required to deposit
                                     a monthly amount of $41,666 for a 12-month
                                     period commencing on both April 11, 2009
                                     and April 11, 2014 in order to make two
                                     $500,000 payments due to the SEC pursuant
                                     to the lease.

FOOTNOTES TO ANNEX A-6 -- CONTINUED

                                     At the closing of the mortgage loan the
                                     principals of the related borrower escrowed
                                     the amount of $19,120,263 to pay for
                                     certain post-closing costs, which include
                                     retainage and punch list items.

  (7) TRI-COUNTY BUSINESS PARK       Ongoing deposits into the replacement
                                     reserves account will be capped at $300,000
                                     and ongoing deposits into the TI/LC reserve
                                     account will be capped at $1,000,000.

  (8) SETH PORTFOLIO -- BAYOU PARK   At closing, the Seth Portfolio -- Bayou
      APARTMENTS                     Park Apartments Borrower was required to
                                     reserve $100,922.50 from the Seth Portfolio
                                     -- Bayou Park Apartments Mortgage Loan and
                                     deposit such amount into a holdback reserve
                                     account. Upon completion of the on-going
                                     foundation work on building 10 as described
                                     in the Property Condition Assessment and
                                     the six units affected have been renovated,
                                     the holdback reserve will be released to
                                     the borrower.

  (9) RECKSON PORTFOLIO II           No ongoing reserves will be required for
                                     tenant improvements/leasing commissions or
                                     capital expenditures provided that the
                                     related borrower maintains certain
                                     conditions described in the mortgage loan
                                     documents. In lieu of such reserves, the
                                     related borrower provided a guaranty at the
                                     closing of the mortgage loan with respect
                                     to (a) monthly deposits of $331,656 for
                                     tenant improvement/leasing commissions that
                                     may be incurred, (b) monthly deposits of
                                     $81,687 for capital expenditures, and (c)
                                     $93,053 for immediate repairs.
                                     Additionally, the related borrower provided
                                     a guaranty at the closing of the mortgage
                                     loan in an amount equal to the ground rent
                                     that will be payable each month under the
                                     ground lease.

FOOTNOTES TO ANNEX A-6 -- CONTINUED

  (10) 1155 MARKET STREET            In addition to monthly payments of
                                     interest-only due on the outstanding
                                     principal amount of the mortgage loan, the
                                     related borrower is required to make a
                                     constant additional monthly principal
                                     payment from excess cash flow in the amount
                                     of $30,637.14. Until such time as the PUC
                                     lease is renewed or the related premises
                                     are leased to an approved tenant under an
                                     approved lease and, during any leasing
                                     sweep period, as defined in the loan
                                     documents, in lieu of applying the required
                                     additional principal payments to
                                     amortization, such amounts are required to
                                     be deposited instead into the rollover
                                     reserve escrow fund. The failure to make
                                     such required additional principal payment
                                     is not an event of default if excess cash
                                     flow is not sufficient to make such
                                     required additional principal payment;
                                     however, shortfalls between the required
                                     additional principal payment and the amount
                                     of excess cash flow will accrue, and
                                     ultimately must be satisfied before any
                                     excess cash flow is distributed to the
                                     related borrower. During any leasing sweep
                                     period, the related borrower is required to
                                     deposit all excess cash flow into the
                                     rollover reserve escrow fund. It is assumed
                                     in the calculations of Monthly P&I, Annual
                                     Debt Service, Balloon Balance, and Balloon
                                     LTV that the required additional principal
                                     payments will be made and that the PUC
                                     lease is renewed on each lease expiration
                                     date during the term of the mortgage loan.
                                     PUC has two five-year renewal options, with
                                     the lease expiration date of January 31,
                                     2008 being the first of these options. UW
                                     Net Cash Flow DSCR is calculated based on
                                     interest only payments.

  (11) CHESTERFIELD COMMONS EAST     The Monthly Leasing Account Deposit is not
                                     required because E. Stanley Kroenke and
                                     Michael H. Staenberg have delivered a
                                     Guaranty of Payment of the Loan with
                                     liabilities there under limited to
                                     $305,000.

                                     The Monthly Replacement Account Deposit is
                                     not required because E. Stanley Kroenke and
                                     Michael H. Staenberg have delivered a
                                     Guaranty of Payment of the Loan with
                                     liabilities there under limited to
                                     $305,000.

                                     The Monthly Tax and Insurance Account
                                     Deposit is not required because E. Stanley
                                     Kroenke and Michael H. Staenberg have
                                     delivered a Guaranty of Payment of Taxes
                                     and Insurance Premiums in form acceptable
                                     to lender.

  (12) PLUM TREE SHOPPING CENTER     The related borrower provided a letter of
                                     credit in the amount of $150,000 for a all
                                     tenant improvements/leasing commissions and
                                     capital expenditures. Absent any event of
                                     default, the borrower shall not be required
                                     to make monthly deposits to the Leasing
                                     Account.

FOOTNOTES TO ANNEX A-6 -- CONTINUED

  (13) HOLTSVILLE RESIDENCE INN      The Monthly Replacement Account Deposit
                                     means, for each calendar year, a Monthly
                                     Replacement Account Deposit shall be due
                                     from Borrower to Lender in an amount equal
                                     to one-twelfth of three and one-half (3.5%)
                                     percent of the Gross Income derived from
                                     the operation of the Property during the
                                     preceding calendar year. The amount of the
                                     Monthly Replacement Account Deposit shall
                                     be recalculated each year on January 1
                                     during the term of the loan, such that the
                                     Monthly Replacement Account shall be equal
                                     to three and one-half (3.5%) percent of the
                                     prior calendar year's Gross Income divided
                                     by twelve; provided, however, that the
                                     Monthly Replacement Account Deposit shall
                                     never be less than the Initial Monthly
                                     Replacement Account Deposit of $ 12,428.16.

  (14) HILTON GARDEN INN             The Monthly Replacement Account Deposit
                                     means, for each calendar year, a Monthly
                                     Replacement Account Deposit shall be due
                                     from Borrower to Lender in an amount equal
                                     to one-twelfth of four (4%) percent of the
                                     Gross Income derived from the operation of
                                     the Property during the preceding calendar
                                     year. The amount of the Monthly Replacement
                                     Account Deposit shall be recalculated each
                                     year on January 1 during the term of the
                                     loan, such that the Monthly Replacement
                                     Account shall be equal to four (4%) percent
                                     of the prior calendar year's Gross Income
                                     divided by twelve; provided, however, that
                                     the Monthly Replacement Account Deposit
                                     shall never be less than the Initial
                                     Monthly Replacement Account Deposit of
                                     $3,331.50.

  (15) 96TH STREET                   Commencing upon the earlier of (i) the
                                     date, if any, that CVS Corporation delivers
                                     notice of its intention to terminate its
                                     lease and (ii) January 11, 2012, an excess
                                     cash flow sweep will commence and all funds
                                     are required to be deposited with the
                                     lender as additional security for the
                                     mortgage loan.

  (16) HARMONY POINTE                $1,850,000 of the original funding was
                                     "held back" in escrow for property
                                     renovations/upgrades including:
                                     washers/dryers and other appliance
                                     replacements, a new clubhouse, fitness
                                     center, substantial site improvements (i.e.
                                     landscaping, parking, irrigation, etc.) and
                                     general interior and exterior improvements.
                                     The renovations are anticipated to be
                                     completed within the next 12-18 months.

  (17) COURTYARD NORWICH             Commencing on the January 2007 payment
                                     date, and continuing on each subsequent
                                     January payment date, the annual
                                     replacement reserves amount is required to
                                     be increased to an amount equal to 4% of
                                     the gross income from operations for the
                                     previous calendar year, as indicated in the
                                     mortgage loan documentation.

FOOTNOTES TO ANNEX A-6 -- CONTINUED

  (18) HOLIDAY INN -- SOLANA BEACH   The Monthly Replacement Account Deposit
                                     means, for each calendar year, a Monthly
                                     Replacement Account Deposit shall be due
                                     from Borrower to Lender in an amount equal
                                     to one-twelfth of four (4%) percent of the
                                     Gross Income derived from the operation of
                                     the Property during the preceding calendar
                                     year. The amount of the Monthly Replacement
                                     Account Deposit shall be recalculated each
                                     year on January 1 during the term of the
                                     loan, such that the Monthly Replacement
                                     Account shall be equal to four (4%) percent
                                     of the prior calendar year's Gross Income
                                     divided by twelve; provided, however, that
                                     the Monthly Replacement Account Deposit
                                     shall never be less than the Initial
                                     Monthly Replacement Account Deposit of
                                     $6,726.08.

  (19) HOLIDAY INN YOUNGSTOWN        The Monthly Replacement Account Deposit
       SOUTH                         means, for each calendar year, a Monthly
                                     Replacement Account Deposit shall be due
                                     from Borrower to Lender in an amount equal
                                     to one-twelfth of four (4%) percent of the
                                     Gross Income derived from the operation of
                                     the Property during the preceding calendar
                                     year. The amount of the Monthly Replacement
                                     Account Deposit shall be recalculated each
                                     year on January 1 during the term of the
                                     loan, such that the Monthly Replacement
                                     Account shall be equal to four (4%) percent
                                     of the prior calendar year's Gross Income
                                     divided by twelve; provided, however, that
                                     the Monthly Replacement Account Deposit
                                     shall never be less than the Initial
                                     Monthly Replacement Account Deposit of
                                     $20,592.09.

  (20) SPRINGHILL SUITES             Commencing on the January 2007 payment
                                     date, and continuing on each subsequent
                                     January payment date, the annual
                                     replacement reserves amount is required to
                                     be increased to an amount equal to 4% of
                                     the gross income from operations for the
                                     previous calendar year, as indicated in the
                                     mortgage loan documentation.

  (21) AIRPORT CIRCLE SHOPPING       For each monthly payment after the Monthly
       CENTER                        Payment Date occurring in October, 2010,
                                     the Monthly Leasing Account Deposit shall
                                     be equal to $2,500; following the Monthly
                                     Payment Date occurring in October 2014 the
                                     Leasing Account Cap shall be set equal to
                                     $195,000.

  (22) GRAND MESA PAD SITES          The Monthly Leasing Account Deposit is not
                                     required because E. Stanley Kroenke and
                                     Michael H. Staenberg delivered a Guaranty
                                     of Payment of the Loan with liabilities
                                     there under limited to $105,565.

                                     The Monthly Replacement Account Deposit is
                                     not required as long as E. Stanley Kroenke
                                     and Michael H. Staenberg deliver a Guaranty
                                     of Payment of the Loan with liabilities
                                     there under limited to $105,565.

FOOTNOTES TO ANNEX A-6 -- CONTINUED

                                     The Monthly Tax and Insurance Account
                                     Deposit are not required as long as E.
                                     Stanley Kroenke and Michael H. Staenberg
                                     deliver a Guaranty of Payment of Taxes and
                                     Insurance Premiums in form acceptable to
                                     lender.

  (23) LORING BUILDING               If the "US Trustee Lease" is not terminated
                                     prior to September 23, 2007, the Leasing
                                     Account Cap shall be reduced to $60,000
                                     with all sums in the Account in excess of
                                     $60,000 being refunded to Borrower. If the
                                     "US Trustee Lease" is not renewed, than the
                                     cap shall remain at $100,000, and all rents
                                     shall be paid into the Lock Box Account.

  (24) EDGECOMBE SQUARE              Upon Lender's request delivered no more
                                     than once per year, Borrower shall increase
                                     the amount of the Insurance Premium Deposit
                                     such that the Insurance Premium Deposit
                                     equals one-fourth of the portion of the
                                     year's insurance premium allocated to the
                                     Property under the blanket insurance policy
                                     covering the Property.

  (25) GATEWAY PLAZA                 Upon closing, the Borrower made an Initial
                                     Leasing Account Deposit in the amount of
                                     $30,000 to the TI/LC Account. As outlined
                                     in the Reserve Letter, this Initial TI/LC
                                     Deposit shall only be available to pay for
                                     the costs of Tenant Improvements and
                                     Leasing Commissions with respect to leases
                                     of Suite 3 of the Property.

  (26) 107 PACIFIC AVENUE            Commencing September 1, 2013 unless
                                     Bio-Medical Applications of New Jersey
                                     renews its lease, 100% or excess cash flow
                                     will be deposited into a TI/LC reserve. If
                                     the tenant exercises the first of its
                                     three, five year renewal options, or if the
                                     space is retenanted with a tenant
                                     satisfactory to lender, the excess cash
                                     flow sweep will cease.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                    ANNEX B

              CERTAIN INFORMATION REGARDING MULTIFAMILY PROPERTIES

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                     ANNEX B-1-1

              LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

  CONTROL                                  PROPERTY                                   CUT-OFF DATE      UTILITIES PAID
    NO.        FOOTNOTE                      NAME                       COUNTY         BALANCE ($)         BY TENANT
-----------------------------------------------------------------------------------------------------------------------

     13                    Seth Portfolio - Bayou Park Apartments    Harris            35,200,000.00    Yes
     16                    Seth Portfolio - Sandstone Apartments     Harris            26,700,000.00    Yes
     18                    Bunker Hill/Valley Forge                  Suffolk           25,000,000.00    Yes
     35                    Sunchase at Longwood                      Prince Edward     12,800,000.00    Yes
     36                    East Hampton Village                      Suffolk           12,700,000.00    Yes
     38                    Maple Brook Village Apartments            Genesee           12,500,000.00    Yes
     39                    Silver Blue Lake Apartments               Miami-Dade        11,750,000.00    Yes
     48                    Westminster Apartments                    Johnson           10,400,000.00    Yes
     50                    Embassy Apartments                        Los Angeles       10,000,000.00    Yes
     52                    Oliver Multifamily Portfolio              Various            9,500,000.00    Various
    52A                    Railview                                  Saint Louis                        No
    52B                    Tropicana                                 Saint Louis                        Yes
    52C                    Spirit Mountain Apartments                Saint Louis                        Yes
    52D                    Piedmont  Manor                           Saint Louis                        No
    52E                    Linderhof Park                            Brown                              No
    52F                    Deering Manor                             Itasca                             No
     53                    Prestige Mobile Home Park                 Ontario            9,500,000.00    Yes
     55                    Harmony Pointe                            Multnomah          9,450,000.00    Yes
     58                    Embassy Manor Apartments                  Wayne              8,640,000.00    Yes
     60                    Fleming, Highland and Eastway Apartments  Monroe             8,254,748.48    Yes
    60A                    Fleming Creek Apartments                  Monroe                             Yes
    60B                    Eastway Manor Apartments                  Monroe                             Yes
    60C                    Highland Bay Apartments                   Monroe                             Yes
     67                    Executive Lodge Apartments                Madison            7,467,560.64    Yes
     69                    1900 Euclid Avenue                        Cuyahoga           6,480,000.00    Yes
     70                    Brentwood Timberlane Apartments           Wichita            6,466,051.02    Yes
     78                    Oak Orchard Mobile Home Park              Orleans            5,984,000.00    Yes
     79                    Meadowbrook Apartments                    Oklahoma           5,833,143.63    Yes
     81                    Turtle Bay                                Kosciusko          5,505,000.00    Yes
     82                    Village on Broadway Apartments            Spokane            5,500,000.00    Yes
     83                    Lake Estates                              Kosciusko          5,474,000.00    Yes
     85                    Royal Coast Apartments                    Miami-Dade         5,250,000.00    Yes
     98                    Madison Gardens Apartments                Madison            4,241,574.44    Yes
    112                    Foxwood Apartments                        Tulare             3,575,000.00    Yes
    116                    Northrup Mobile Home Park                 Ontario            3,350,000.00    Yes
    117                    Colonial Apartments                       Harris             3,346,221.49    No
    118                    Bayonne Mobile Home Park                  Hudson             3,300,000.00    Yes
    124                    Ashford Terrace Apartments                Madison            2,708,235.33    Yes
    129                    Lazy Daze Mobile Home Park                Maricopa           2,365,293.94    Yes
    114A  (1)              RV Ranch                                  Johnson            2,268,588.02    Yes
    132                    Alegra Palms Apartments                   Harris             2,167,473.56    Yes
    136                    Countryside Mobile Home Park              Kitsap             1,800,000.00    Yes
    137                    Monte Carlo Mobile Home Park              Livingston         1,700,000.00    Yes
    139                    Golden Triangle Mobile Home Park          Tarrant            1,668,000.00    Yes
    140                    Four Seasons Apartments                   Mobile             1,553,252.61    Yes
    141                    Green Acres Mobile Home Park              Steuben            1,500,000.00    Yes
    143                    Riverview Apartments                      Newton             1,298,555.53    Yes

    (1)      RV Ranch is one of two properties securing a $3,494,852 mortgage loan.

  CONTROL                               UTILITIES PAID                        # OF     AVG. RENT    MAX. RENT   # OF     AVG. RENT
    NO.                                   BY TENANT                           PADS      PADS ($)    PADS ($)   STUDIOS  STUDIOS ($)
-------------- ---------------------------------------------------------------------------------------------------------------------

     13         Electric, Water & Sewer                                            0           0            0      41          654
     16         Electric, Water & Sewer                                            0           0            0       0            0
     18         Electric                                                         389         637          669       0            0
     35         Electric                                                           0           0            0       0            0
     36         Electric                                                         193         584          669       0            0
     38         Electric                                                           0           0            0       6          380
     39         Electric                                                           0           0            0       0            0
     48         Electric, Water, Sewer & Gas                                       0           0            0       0            0
     50         Electric                                                           0           0            0       0            0
     52         Various                                                            0           0            0       0            0
    52A         None                                                               0           0            0       0            0
    52B         Electric, Gas                                                      0           0            0       0            0
    52C         Electric                                                           0           0            0       0            0
    52D         None                                                               0           0            0       0            0
    52E         None                                                               0           0            0       0            0
    52F         None                                                               0           0            0       0            0
     53         Water, Sewer                                                     364         372          750       0            0
     55         Electric, Gas                                                      0           0            0       0            0
     58         Electric                                                           0           0            0       0            0
     60         Electric                                                           0           0            0       2          550
    60A         Electric                                                           0           0            0       0            0
    60B         Electric                                                           0           0            0       0            0
    60C         Electric                                                           0           0            0       2          550
     67         Electric, Water and Sewer                                          0           0            0      76          411
     69         Electric                                                           0           0            0       7          695
     70         Electric, Water                                                    0           0            0      54          342
     78         Water, Sewer                                                     235         315          315       0            0
     79         Electric, Water                                                    0           0            0       1          436
     81         Water                                                            174         292          569       0            0
     82         Electric, Water, Sewer & Gas                                       0           0            0       0            0
     83         Water                                                            126         379          417       0            0
     85         Electric, Gas                                                      0           0            0       0            0
     98         Electric, Water and Sewer                                          0           0            0       0            0
    112         Electric, Gas                                                      0           0            0       0            0
    116         Water                                                            140         349          367       0            0
    117         None                                                               0           0            0       0            0
    118         Electric                                                         110         473          752       0            0
    124         Electric                                                           0           0            0       0            0
    129         Electric, Water, Sewer & Gas                                      93         380          509       0            0
    114A  (1)   None (Daily and Weekly Tenants), Electric (Monthly Tenants)      166         316          316       0            0
    132         Electric                                                           0           0            0       0            0
    136         Electric                                                          75         327          330       0            0
    137         Water, Sewer, Gas                                                 54         384          675       0            0
    139         Electric, Water, Sewer, Gas                                      124         270          270       0            0
    140         Electric                                                           0           0            0       0            0
    141         Water                                                             95         231          580       0            0
    143         Electric                                                           0           0            0       0            0

  CONTROL       MAX. RENT          # OF 1          AVG. RENT         MAX. RENT
    NO.         STUDIOS ($)       BEDROOMS       1 BEDROOMS ($)   1 BEDROOMS ($)
--------------  ------------------------------------------------------------------

     13            1,300              528                778           1,020
     16                0              348                525             575
     18                0                0                  0               0
     35                0                0                  0               0
     36                0                0                  0               0
     38              380              257                459             530
     39                0              133                615             725
     48                0              121                448             480
     50                0               38              1,492           1,685
     52                0              158                541             660
    52A                0               56                536             598
    52B                0                0                  0               0
    52C                0               16                553             580
    52D                0               22                628             660
    52E                0               24                416             416
    52F                0               40                587             587
     53                0                0                  0               0
     55                0               48                543             923
     58                0              240                530             640
     60              550               86                627             705
    60A                0               20                593             620
    60B                0               28                697             705
    60C              550               38                601             625
     67              709              173                420             914
     69              725               42                779           1,103
     70              383               84                405             463
     78                0                0                  0               0
     79              436               84                365             394
     81                0                0                  0               0
     82                0               37                513             550
     83                0                0                  0               0
     85                0              126                481             548
     98                0               56                411             469
    112                0               10                624             645
    116                0                0                  0               0
    117                0               78                585             625
    118                0                0                  0               0
    124                0               24                407             419
    129                0                0                  0               0
    114A  (1)          0                0                  0               0
    132                0               45                451             549
    136                0                0                  0               0
    137                0                0                  0               0
    139                0                0                  0               0
    140                0               16                445             452
    141                0                0                  0               0
    143                0                0                  0               0

                                                                     ANNEX B-1-2

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7

  CONTROL      # OF 2           AVG. RENT           MAX. RENT            # OF 3             AVG. RENT          MAX. RENT
    NO.       BEDROOMS       2 BEDROOMS ($)       2 BEDROOMS ($)        BEDROOMS         3 BEDROOMS ($)     3 BEDROOMS ($)
------------------------------------------------------------------------------------------------------------------------------

     13              119               1,045              1,390                0                     0                 0
     16              334                 699                870               14                   953               975
     18                0                   0                  0                0                     0                 0
     35               30                 679                720               12                   798               820
     36                0                   0                  0                0                     0                 0
     38              168                 562                785               24                   830               860
     39               89                 736                750               17                   843               850
     48              231                 515                725               86                   665               725
     50               21               1,859              2,050                0                     0                 0
     52               94                 612                740               20                   690               900
    52A                4                 576                598                0                     0                 0
    52B               35                 663                675               12                   769               900
    52C               18                 634                650                0                     0                 0
    52D               12                 706                740                0                     0                 0
    52E               24                 475                497                8                   553               553
    52F                1                   0                  0                0                     0                 0
     53                0                   0                  0                0                     0                 0
     55               96                 584                695               57                   739               825
     58               94                 637                640                0                     0                 0
     60              125                 718                795                2                   720               730
    60A               78                 708                760                2                   730               730
    60B               32                 795                805                0                     0                 0
    60C               15                 657                670                0                     0                 0
     67               55                 538                657                4                   779               784
     69               31               1,076              1,650                0                     0                 0
     70               78                 498                563                0                     0                 0
     78                0                   0                  0                0                     0                 0
     79              118                 482                830               31                   581               624
     81                0                   0                  0                0                     0                 0
     82               79                 580                635               32                   733               775
     83                0                   0                  0                0                     0                 0
     85               48                 626                652                0                     0                 0
     98              106                 507                612               16                   653               664
    112               46                 682                915                9                   859               900
    116                0                   0                  0                0                     0                 0
    117               78                 678                725                0                     0                 0
    118                0                   0                  0                0                     0                 0
    124               64                 508                652               16                   636               656
    129                0                   0                  0                0                     0                 0
    114A               0                   0                  0                0                     0                 0
    132               56                 561                599                8                   695               695
    136                0                   0                  0                0                     0                 0
    137                0                   0                  0                0                     0                 0
    139                0                   0                  0                0                     0                 0
    140               56                 522                570                0                     0                 0
    141                0                   0                  0                0                     0                 0
    143               32                 529                545                0                     0                 0

                                                                      # OF       AVG. RENT     MAX. RENT
  CONTROL      # OF 4          AVG. RENT        MAX. RENT        COMMERCIAL    COMMERCIAL    COMMERCIAL                    TOTAL
    NO.       BEDROOMS      4 BEDROOMS ($)    4 BEDROOMS ($)        UNITS       UNITS ($)     UNITS ($)        ELEVATOR    UNITS
----------  -----------------------------------------------------------------------------------------------------------------------

     13              0                  0               0                  0            0             0     No               688
     16              0                  0               0                  0            0             0     No               696
     18              0                  0               0                  0            0             0     N/A              389
     35             98              1,062           1,305                  0            0             0     No               140
     36              0                  0               0                  0            0             0     N/A              193
     38              0                  0               0                  0            0             0     No               455
     39              0                  0               0                  0            0             0     No               239
     48              0                  0               0                  0            0             0     No               438
     50              0                  0               0                  0            0             0     Yes               59
     52              0                  0               0                  0            0             0     Yes              272
    52A              0                  0               0                  0            0             0     Yes               60
    52B              0                  0               0                  0            0             0     No                47
    52C              0                  0               0                  0            0             0     No                34
    52D              0                  0               0                  0            0             0     No                34
    52E              0                  0               0                  0            0             0     No                56
    52F              0                  0               0                  0            0             0     Yes               41
     53              0                  0               0                  0            0             0     N/A              364
     55              0                  0               0                  0            0             0     No               201
     58              0                  0               0                  0            0             0     No               334
     60              0                  0               0                  0            0             0     No               215
    60A              0                  0               0                  0            0             0     No               100
    60B              0                  0               0                  0            0             0     No                60
    60C              0                  0               0                  0            0             0     No                55
     67              0                  0               0                  4          313           400     No               312
     69              0                  0               0                  3        2,262         3,000     Yes               83
     70              0                  0               0                  0            0             0     No               216
     78              0                  0               0                  0            0             0     N/A              235
     79              0                  0               0                  0            0             0     No               234
     81              0                  0               0                  0            0             0     N/A              174
     82              0                  0               0                  0            0             0     No               148
     83              0                  0               0                  0            0             0     N/A              126
     85              0                  0               0                  0            0             0     No               174
     98              0                  0               0                  0            0             0     No               178
    112              0                  0               0                  0            0             0     No                65
    116              0                  0               0                  0            0             0     N/A              140
    117              0                  0               0                  0            0             0     No               156
    118              0                  0               0                  0            0             0     N/A              110
    124              0                  0               0                  0            0             0     No               104
    129              0                  0               0                  0            0             0     No                93
    114A             0                  0               0                  0            0             0     N/A              166
    132              0                  0               0                  0            0             0     No               109
    136              0                  0               0                  0            0             0     N/A               75
    137              0                  0               0                  0            0             0     N/A               54
    139              0                  0               0                  0            0             0     N/A              124
    140              0                  0               0                  0            0             0     No                72
    141              0                  0               0                  0            0             0     N/A               95
    143              0                  0               0                  0            0             0     No                32

                                    ANNEX C-1

                               PRICE/YIELD TABLES

                      [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                    ANNEX C-2

                                DECREMENT TABLES

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                     ANNEX C-2-1

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-1 CERTIFICATES

                                                   0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              ---------------------------------------------------------
DISTRIBUTION DATE                             0% CPR    25% CPR      50% CPR    75% CPR     100% CPR
-----------------                             ------    -------      -------    -------     --------

Initial Percentage......................       100%      100%       100%       100%       100%
October 2006............................        85         85          85          85          85
October 2007............................        68         68          68          68          68
October 2008............................        47         47          47          47          47
October 2009............................        20         20          20          20          20
October 2010 and thereafter.............         0          0           0           0           0

Weighted Average Life (in years)........      2.67       2.67        2.66        2.66        2.66

                                                                     ANNEX C-2-2

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-2 CERTIFICATES

                                                    0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                           OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR      25% CPR     50% CPR     75% CPR   100% CPR
-----------------                             ------      -------     -------     -------   --------

Initial Percentage......................        100%      100%       100%        100%     100%
October 2006............................        100        100         100          100       100
October 2007............................        100        100         100          100       100
October 2008............................        100        100         100          100       100
October 2009............................        100        100         100          100       100
October 2010............................         26         24          22           19         1
October 2011 and thereafter.............          0          0           0            0         0

Weighted Average Life (in years)........       4.90       4.89        4.88         4.87      4.74

                                                                     ANNEX C-2-3

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-3 CERTIFICATES

                                                    0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR      50% CPR     75% CPR    100% CPR
-----------------                             ------     -------      -------     -------    --------

Initial Percentage......................        100%      100%        100%        100%      100%
October 2006............................        100        100          100          100        100
October 2007............................        100        100          100          100        100
October 2008............................        100        100          100          100        100
October 2009............................        100        100          100          100        100
October 2010............................        100        100          100          100        100
October 2011............................        100        100          100          100        100
October 2012............................         26         24           22           19          7
October 2013 and thereafter.............          0          0            0            0          0

Weighted Average Life (in years)........       6.94       6.94         6.93         6.92       6.84

                                                                     ANNEX C-2-4

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-AB CERTIFICATES

                                                    0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage......................        100%     100%        100%       100%      100%
October 2006............................        100       100          100         100        100
October 2007............................        100       100          100         100        100
October 2008............................        100       100          100         100        100
October 2009............................        100       100          100         100        100
October 2010............................        100       100          100         100        100
October 2011............................         76        76           76          76         76
October 2012............................         53        53           53          53         53
October 2013............................         28        28           28          28         28
October 2014 and thereafter.............          0         0            0           0          0

Weighted Average Life (in years)........       7.06      7.06         7.06        7.06       7.06

                                                                     ANNEX C-2-5

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-4 CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage......................        100%     100%        100%       100%      100%
October 2006 ...........................        100       100          100         100        100
October 2007 ...........................        100       100          100         100        100
October 2008 ...........................        100       100          100         100        100
October 2009 ...........................        100       100          100         100        100
October 2010 ...........................        100       100          100         100        100
October 2011 ...........................        100       100          100         100        100
October 2012 ...........................        100       100          100         100        100
October 2013 ...........................        100       100          100         100        100
October 2014 ...........................         99        99           99          98         88
October 2015 and thereafter ............          0         0            0           0          0

Weighted Average Life (in years) .......       9.57      9.55         9.53        9.49       9.30

                                                                     ANNEX C-2-6

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-1A CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%       100%      100%
October 2006 ...........................        100       100          100         100        100
October 2007 ...........................         99        99           99          99         99
October 2008 ...........................         98        98           98          98         98
October 2009 ...........................         97        97           97          97         97
October 2010 ...........................         63        63           63          63         63
October 2011 ...........................         62        62           62          62         62
October 2012 ...........................         50        50           50          50         50
October 2013 ...........................         49        49           49          49         49
October 2014 ...........................         48        48           48          48         48
October 2015 and thereafter ............          0         0            0           0          0

Weighted Average Life (in years) .......       7.38      7.35         7.35        7.34       7.17

                                                                     ANNEX C-2-7

 PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-MFL CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%       100%      100%
October 2006............................        100       100          100         100        100
October 2007............................        100       100          100         100        100
October 2008............................        100       100          100         100        100
October 2009............................        100       100          100         100        100
October 2010............................        100       100          100         100        100
October 2011............................        100       100          100         100        100
October 2012............................        100       100          100         100        100
October 2013............................        100       100          100         100        100
October 2014............................        100       100          100         100        100
October 2015 and thereafter.............          0         0            0           0          0

Weighted Average Life (in years)........       9.89      9.88         9.84        9.82       9.63

                                                                     ANNEX C-2-8

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-M CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%       100%      100%
October 2006............................        100       100          100         100        100
October 2007............................        100       100          100         100        100
October 2008............................        100       100          100         100        100
October 2009............................        100       100          100         100        100
October 2010............................        100       100          100         100        100
October 2011............................        100       100          100         100        100
October 2012............................        100       100          100         100        100
October 2013............................        100       100          100         100        100
October 2014............................        100       100          100         100        100
October 2015 and thereafter.............          0         0            0           0          0

Weighted Average Life (in years)........       9.89      9.88         9.84        9.82       9.63

                                                                     ANNEX C-2-9

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-J CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%       100%      100%
October 2006............................        100       100          100         100        100
October 2007............................        100       100          100         100        100
October 2008............................        100       100          100         100        100
October 2009............................        100       100          100         100        100
October 2010............................        100       100          100         100        100
October 2011............................        100       100          100         100        100
October 2012............................        100       100          100         100        100
October 2013............................        100       100          100         100        100
October 2014............................        100       100          100         100        100
October 2015............................         38        24            6           0          0
October 2016 and thereafter.............          0         0            0           0          0

Weighted Average Life (in years)........       9.98      9.97         9.95        9.92       9.70

                                                                    ANNEX C-2-10

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS B CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%        100%     100%
October 2006............................        100       100          100          100       100
October 2007............................        100       100          100          100       100
October 2008............................        100       100          100          100       100
October 2009............................        100       100          100          100       100
October 2010............................        100       100          100          100       100
October 2011............................        100       100          100          100       100
October 2012............................        100       100          100          100       100
October 2013............................        100       100          100          100       100
October 2014............................        100       100          100          100       100
October 2015............................        100       100          100            0         0
October 2016 and thereafter.............          0         0            0            0         0

Weighted Average Life (in years)........      10.03     10.03        10.03         9.95      9.78

                                                                    ANNEX C-2-11

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS C CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%       100%      100%
October 2006............................        100       100          100         100        100
October 2007............................        100       100          100         100        100
October 2008............................        100       100          100         100        100
October 2009............................        100       100          100         100        100
October 2010............................        100       100          100         100        100
October 2011............................        100       100          100         100        100
October 2012............................        100       100          100         100        100
October 2013............................        100       100          100         100        100
October 2014............................        100       100          100         100        100
October 2015............................        100       100          100          48          0
October 2016 and thereafter.............          0         0            0           0          0

Weighted Average Life (in years)........      10.03     10.03        10.03        9.99       9.78

                                                                    ANNEX C-2-12

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS D CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%       100%      100%
October 2006............................        100       100          100         100        100
October 2007............................        100       100          100         100        100
October 2008............................        100       100          100         100        100
October 2009............................        100       100          100         100        100
October 2010............................        100       100          100         100        100
October 2011............................        100       100          100         100        100
October 2012............................        100       100          100         100        100
October 2013............................        100       100          100         100        100
October 2014............................        100       100          100         100        100
October 2015............................        100       100          100         100          0
October 2016 and thereafter.............          0         0            0           0          0

Weighted Average Life (in years).........     10.03     10.03        10.03       10.03       9.78

                                                                    ANNEX C-2-13

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS E CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%       100%      100%
October 2006............................        100       100          100         100        100
October 2007............................        100       100          100         100        100
October 2008............................        100       100          100         100        100
October 2009............................        100       100          100         100        100
October 2010............................        100       100          100         100        100
October 2011............................        100       100          100         100        100
October 2012............................        100       100          100         100        100
October 2013............................        100       100          100         100        100
October 2014............................        100       100          100         100        100
October 2015............................        100       100          100         100          0
October 2016 and thereafter.............          0         0            0           0          0

Weighted Average Life (in years).........     10.03     10.03        10.03       10.03       9.78

                                                                    ANNEX C-2-14

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS F CERTIFICATES

                                                  0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                                            OTHERWISE AT INDICATED CPR
                                              -------------------------------------------------------
DISTRIBUTION DATE                             0% CPR     25% CPR     50% CPR    75% CPR    100% CPR
-----------------                             ------     -------     -------    -------    --------

Initial Percentage .....................        100%     100%        100%       100%      100%
October 2006............................        100       100          100         100        100
October 2007............................        100       100          100         100        100
October 2008............................        100       100          100         100        100
October 2009............................        100       100          100         100        100
October 2010............................        100       100          100         100        100
October 2011............................        100       100          100         100        100
October 2012............................        100       100          100         100        100
October 2013............................        100       100          100         100        100
October 2014............................        100       100          100         100        100
October 2015............................        100       100          100         100          0
October 2016 and thereafter.............          0         0            0           0          0

Weighted Average Life (in years).........     10.03     10.03        10.03       10.03       9.79

                                    ANNEX D

                      FORM OF DISTRIBUTION DATE STATEMENT

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
135 S. LaSalle Street Suite 1625                           SERIES 2005-C7                         Prior Payment:              N/A
Chicago, IL   60603                                                                               Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                       ABN AMRO ACCT: XX-XXXX-XX-X
Administrator:                                                                                    Analyst:
                                                   REPORTING PACKAGE TABLE OF CONTENTS
====================================================================================================================================

===============================   =======================================================  =========================================
                                |                                                Page(s) |  Closing Date:
                                |                                                ------- |  First Payment Date:           11/17/2005
Issue Id:              LUBS05C7 | REMIC Certificate Report                               |  Assumed Final Payment Date:
Monthly Data File Name:         | Bond Interest Reconciliation                           |  ========================================
          LUBS05C7_YYYYMM_3.zip | Cash Reconciliation Summary                            |
=============================== | 15 Month Historical Loan Status Summary                |
                                | 15 Month Historical Payoff/Loss Summary                |
                                | Historical Collateral Level Prepayment Report          |
                                | Delinquent Loan Detail                                 |
                                | Mortgage Loan Characteristics                          |
                                | Loan Level Detail                                      |
                                | Specially Serviced Report                              |
                                | Modified Loan Detail                                   |
                                | Realized Loss Detail                                   |
                                | Appraisal Reduction Detail                             |
===============================   =======================================================  =========================================

====================================================================================================================================
                                                     PARTIES TO THE TRANSACTION
------------------------------------------------------------------------------------------------------------------------------------
                                              DEPOSITOR: Structured Asset Securities Corporation II
                                        UNDERWRITER: Lehman Brothers Inc., UBS Securities LLC
                                                 MASTER SERVICER: Wachovia Bank, National Association
                                                SPECIAL SERVICER: Midland Loan Services, Inc.
                                   RATING AGENCY: Standard & Poor's Rating Services, Fitch, Inc.

====================================================================================================================================

====================================================================================================================================
                                 INFORMATION IS AVAILABLE FOR THIS ISSUE FROM THE FOLLOWING SOURCES
------------------------------------------------------------------------------------------------------------------------------------
                                LaSalle Web Site                                    www.etrustee.net
                                Servicer Website
                                LaSalle Factor Line                                   (800) 246-5761
====================================================================================================================================

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO
LaSalle Bank N.A.
                                                 LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
WAC:                                       COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
WA Life Term:                                              SERIES 2005-C7                         Prior Payment:              N/A
WA Amort Term:                                                                                    Next Payment:        12/19/2005
Current Index:                                                                                    Record Date:         10/31/2005
Next Index:                                            ABN AMRO ACCT: XX-XXXX-XX-X

                                                        REMIC CERTIFICATE REPORT

===================================================================================================================================
          ORIGINAL    |  OPENING     PRINCIPAL    PRINCIPAL       NEGATIVE   |   CLOSING    INTEREST      INTEREST     PASS-THROUGH
 CLASS  FACE VALUE (1)|  BALANCE      PAYMENT    ADJ. OR LOSS   AMORTIZATION |   BALANCE   PAYMENT (2)   ADJUSTMENT        RATE
 CUSIP    Per 1,000   | Per 1,000    Per 1,000    Per 1,000       Per 1,000  |  Per 1,000   Per 1,000    Per 1,000     Next Rate (3)
----------------------|------------------------------------------------------|------------------------------------------------------

                      |                                                      |
                      |                                                      |
                      |                                                      |
                      |                                                      |
                      |                                                      |
                      |                                                      |
                      |                                                      |
------------------------------------------------------------------------------------------------------------------------------------
             0.00           0.00          0.00        0.00           0.00            0.00         0.00      0.00
====================================================================================================================================
                                                                               Total P&I Payment  0.00
                                                                               ========================

Notes:  (1) N denotes notional balance not included in total
        (2) Accrued Interest plus/minus Interest Adjustment minus Deferred
            Interest equals Interest Payment
        (3) Estimated

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                          LB-UBS COMMERCIAL MORTGAGE TRUST                Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                          SERIES 2005-C7                          Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                   ABN AMRO ACCT: XX-XXXX-XX-X

                                                  BOND INTEREST RECONCILIATION

================================================================
         |                   |                 |
         |                   |                 |
         |     Accrual       |                 |     Accrued
         |  -------------    |    Pass Thru    |   Certificate
  Class  |   Method  Days    |       Rate      |     Interest
---------|-------------------|-----------------|----------------
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |
         |                   |                 |    ----------
         |                   |                 |        0.00
===============================================================

========================================================================================================
                Deductions               |                         Additions
-----------------------------------------|--------------------------------------------------------------
               Deferred &                |     Prior         Int Accrual        Prepay-        Other
 Allocable     Accretion       Interest  |   Int. Short-       on prior          ment         Interest
   PPIS         Interest       Loss/Exp  |    falls Due      Shortfall (3)     Penalties    Proceeds (1)
-----------------------------------------|--------------------------------------------------------------

           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
           |               |             |               |                 |              |
--------------------------------------------------------------------------------------------------------
    0.00          0.00          0.00            0.00                                  0.00         0.00
========================================================================================================

=================================================================================
              |          |                |   Remaining  |
Distributable | Interest | Current Period |  Outstanding |   Credit Support
 Certificate  |  Payment | (Shortfall)/   |   Interest   |-----------------------
Interest (2)  |  Amount  |   Recovery     |  Shortfalls  | Original | Current (4)
---------------------------------------------------------------------------------
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
              |          |                |              |          |
---------------------------------------------------------
         0.00     0.00                               0.00
=================================================================================

(1) Other Interest Proceeds are additional interest amounts specifically allocated to the bond(s) and used in determining the Distributable Interest of the bonds.
(2) Accrued - Deductions + Additional Interest.
(3) Where applicable.
(4) Determined as follows: (A) the ending balance of all the classes less (B)
    the sum of (i) the ending balance of the class and (ii) the ending balance of all classes which are not subordinate to the class divided by (A).

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                          SERIES 2005-C7                          Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                 CASH RECONCILIATION SUMMARY

========================================================             ========================================================

-----------------------------------------------------                --------------------------------------------------------
         INTEREST SUMMARY                                                           PRINCIPAL SUMMARY
-----------------------------------------------------                --------------------------------------------------------
Current Scheduled Interest                                           SCHEDULED PRINCIPAL:
Less Deferred Interest                                               --------------------
Less PPIS Reducing Scheduled Int                                     Current Scheduled Principal
Plus Gross Advance Interest                                          Advanced Scheduled Principal
Less ASER Interest Adv Reduction                                     --------------------------------------------------------
Less Other Interest Not Advanced                                     Scheduled Principal
Less Other Adjustment                                                --------------------------------------------------------
-----------------------------------------------------                UNSCHEDULED PRINCIPAL:
Total                                                                ----------------------
-----------------------------------------------------                Curtailments
UNSCHEDULED INTEREST:                                                Advanced Scheduled Principal
-----------------------------------------------------                Liquidation Proceeds
Prepayment Penalties                                                 Repurchase Proceeds
Yield Maintenance Penalties                                          Other Principal Proceeds
Other Interest Proceeds                                              --------------------------------------------------------
-----------------------------------------------------                Total Unscheduled Principal
Total                                                                --------------------------------------------------------
-----------------------------------------------------                Remittance Principal
Less Fees Paid to Servicer                                           --------------------------------------------------------
Less Fee Strips Paid by Servicer                                     Remittance P&I Due Trust
-----------------------------------------------------                --------------------------------------------------------
LESS FEES & EXPENSES PAID BY/TO SERVICER                             Remittance P&I Due Certs
-----------------------------------------------------                --------------------------------------------------------
Special Servicing Fees
Workout Fees
Liquidation Fees
Interest Due Serv on Advances
Non Recoverable Advances                                             --------------------------------------------------------
Misc. Fees & Expenses                                                                   POOL BALANCE SUMMARY
-----------------------------------------------------                --------------------------------------------------------
Plus Trustee Fees Paid by Servicer                                                                 Balance           Count
-----------------------------------------------------                --------------------------------------------------------
Total Unscheduled Fees & Expenses                                    Beginning Pool
-----------------------------------------------------                Scheduled Principal
Total Interest Due Trust                                             Unscheduled Principal
-----------------------------------------------------                Deferred Interest
LESS FEES & EXPENSES PAID BY/TO TRUST                                Liquidations
-----------------------------------------------------                Repurchases
Trustee Fee                                                          --------------------------------------------------------
Fee Strips                                                           Ending Pool
Misc. Fees                                                           --------------------------------------------------------
Interest Reserve Withholding
Plus Interest Reserve Deposit
-----------------------------------------------------
Total
-----------------------------------------------------
Total Interest Due Certs
-----------------------------------------------------

========================================================

-------------------------------------------------------
             SERVICING FEE SUMMARY
-------------------------------------------------------
Current Servicing Fees
Plus Fees Advanced for PPIS
Less Reduction for PPIS
Plus Delinquent Servicing Fees
-------------------------------------------------------
Total Servicing Fees
-------------------------------------------------------

-------------------------------------------------------
                   PPIS SUMMARY
-------------------------------------------------------
Gross PPIS
Reduced by PPIE
Reduced by Shortfalls in Fees
Reduced by Other Amounts
-------------------------------------------------------
PPIS Reducing Scheduled Interest
-------------------------------------------------------
PPIS Reducing Servicing Fee
-------------------------------------------------------
PPIS Due Certificate
-------------------------------------------------------

-------------------------------------------------------
      ADVANCE SUMMARY (ADVANCE MADE BY SERVICER)
-------------------------------------------------------
                           Principal         Interest
-------------------------------------------------------
Prior Outstanding
Plus Current Period
Less Recovered
Less Non Recovered
-------------------------------------------------------
Ending Outstanding
-------------------------------------------------------

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                          SERIES 2005-C7                          Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                   ASSET BACKED FACTS ~15 MONTH HISTORICAL LOAN STATUS SUMMARY

=================   =======================================================================================================
                                                           Delinquency Aging Categories
                    -------------------------------------------------------------------------------------------------------
 Distribution            Delinq 1 Month       Delinq 2 Months     Delinq 3+ Months      Foreclosure           REO
                    -------------------------------------------------------------------------------------------------------
     Date              #       Balance        #      Balance      #      Balance       #      Balance     #       Balance
================    =======================================================================================================

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

----------------    -------------------------------------------------------------------------------------------------------

================    =======================================================================================================

===============================================================
              Special Event Categories (1)
---------------------------------------------------------------
    Modifications      Specially Serviced      Bankruptcy
---------------------------------------------------------------
   #       Balance      #      Balance       #      Balance
===============================================================

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

---------------------------------------------------------------

===============================================================

(1) Modification, Specially Serviced & Bankruptcy Totals are Included in the
    Appropriate Delinquency Aging Category.

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                          SERIES 2005-C7                          Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                     ASSET BACKED FACTS ~15 MONTH HISTORICAL PAYOFF/LOSS SUMMARY

====================================================================================================================================
Distribution   Ending Pool (1)       Payoffs (2)          Penalties     Appraisal Reduct. (2)  Liquidations (2)  Realized Losses (2)
            ------------------------------------------------------------------------------------------------------------------------
    Date       #       Balance     #       Balance     #      Amount      #       Balance       #      Balance      #      Amount
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

===========================================
  Remaining Term     Curr Weighted Avg.
-------------------------------------------
  Life     Amort.    Coupon       Remit
===========================================

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

-------------------------------------------

===========================================

(1) Percentage based on pool as of cutoff.
(2) Percentage based on pool as of beginning of period.

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                          SERIES 2005-C7                          Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                          HISTORICAL COLLATERAL LEVEL PREPAYMENT REPORT

=========================== =====================================================================
  Disclosure      Payoff        Initial                                 Payoff        Penalty
   Control #      Period        Balance               Type              Amount        Amount
--------------------------- =====================================================================

================================================================================================
                            CURRENT                                              0             0
                            CUMULATIVE
                                                                    ============================

===========================  ============================================
 Prepayment     Maturity            Property             Geographic
    Date          Date                Type                Location
===========================  ============================================

============================================================================

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                          SERIES 2005-C7                          Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                      DELINQUENT LOAN DETAIL

============================================================================================================
                                         Paid                          Outstanding         Out. Property
   Disclosure                            Thru         Current P&I          P&I               Protection
    Control #                            Date           Advance         Advances**            Advances
============================================================================================================

=============================================================================================================
A.  P&I Advance - Loan in Grace Period                             1.  P&I Advance - Loan delinquent 1 month
B.  P&I Advance - Late Payment but (less than) 1 month delinq      2.  P&I Advance - Loan delinquent 2 months
=============================================================================================================

======================================================================================
                      Special
     Advance          Servicer       Foreclosure       Bankruptcy          REO
 Description (1)   Transfer Date         Date             Date             Date
======================================================================================

======================================================================================

3.  P&I Advance - Loan delinquent 3 months or More    7. P&I Advance (Foreclosure)
4.  Matured Balloon/Assumed Scheduled Payment         9. P&I Advance (REO)
5.  Prepaid in Full                                   9. REO
6.  Specially Serviced                               10. DPO
                                                     11. Modification
======================================================================================

**  Outstanding P&I Advances include the current period P&I Advance

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                          SERIES 2005-C7                          Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                  MORTGAGE LOAN CHARACTERISTICS

                  DISTRIBUTION OF PRINCIPAL BALANCES
================================================================================
 Current Scheduled     # of     Scheduled     % of        Weighted Average
                                                     ---------------------------
     Balances          Loans    Balance     Balance    Term    Coupon    DSCR
================================================================================

================================================================================
                           0              0    0.00%
================================================================================
Average Scheduled Balance
Maximum Scheduled Balance
Minimum Scheduled Balance

              DISTRIBUTION OF REMAINING TERM (FULLY AMORTIZING)
===============================================================================
  Fully Amortizing    # of     Scheduled     % of         Weighted Average
                                                    ---------------------------
   Mortgage Loans     Loans     Balance    Balance    Term    Coupon    DSCR
===============================================================================

===============================================================================
                          0           0      0.00%
===============================================================================
                                             Minimum Remaining Term
                                             Maximum Remaining Term

                    DISTRIBUTION OF MORTGAGE INTEREST RATES
================================================================================
   Current Mortgage      # of    Scheduled    % of         Weighted Average
                                                     ---------------------------
    Interest Rate       Loans     Balance    Balance   Term    Coupon     DSCR
================================================================================

================================================================================
                             0          0     0.00%
================================================================================
Minimum Mortgage Interest Rate              10.0000%
Maximum Mortgage Interest Rate              10.0000%

                   DISTRIBUTION OF REMAINING TERM (BALLOON)
================================================================================
        Balloon            # of   Scheduled    % of         Weighted Average
                                                       -------------------------
    Mortgage Loans        Loans    Balance    Balance   Term   Coupon    DSCR
================================================================================
   0       to       60
  61       to      120
 121       to      180
 181       to      240
 241       to      360

================================================================================
                               0        0     0.00%
================================================================================
Minimum Remaining Term        0
Maximum Remaining Term        0

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                           SERIES 2005-C7                         Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                  MORTGAGE LOAN CHARACTERISTICS

                       DISTRIBUTION OF DSCR (CURRENT)
================================================================================
   Debt Service         # of     Scheduled     % of
  Coverage Ratio        Loans    Balance     Balance    WAMM     WAC      DSCR
================================================================================

================================================================================
                            0              0    0.00%
================================================================================
Maximum  DSCR               0.000
Minimum  DSCR               0.000

                      DISTRIBUTION OF DSCR (CUTOFF)
================================================================================
   Debt Service        # of     Scheduled     % of
  Coverage Ratio       Loans    Balance     Balance    WAMM     WAC      DSCR
================================================================================

================================================================================
                           0              0    0.00%
================================================================================
Maximum  DSCR            0.00
Minimum  DSCR            0.00

                         GEOGRAPHIC DISTRIBUTION
================================================================================
                       # of     Scheduled    % of
  Geographic Location  Loans     Balance    Balance   WAMM     WAC       DSCR
================================================================================

================================================================================
                                     0                 0.00%
================================================================================

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                          SERIES 2005-C7                          Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                  MORTGAGE LOAN CHARACTERISTICS

                    DISTRIBUTION OF PROPERTY TYPES
================================================================================
                        # of     Scheduled     % of
   Property Types       Loans    Balance     Balance    WAMM     WAC      DSCR
================================================================================

================================================================================
                            0              0    0.00%
================================================================================

                   DISTRIBUTION OF AMORTIZATION TYPE
================================================================================
                        # of     Scheduled     % of
   Amortization Type    Loans    Balance     Balance    WAMM     WAC      DSCR
================================================================================

================================================================================

================================================================================

                       DISTRIBUTION OF LOAN SEASONING
================================================================================
                      # of      Scheduled    % of
  Number of Years     Loans     Balance    Balance   WAMM     WAC       DSCR
================================================================================

================================================================================
                         0           0    0.00%
================================================================================

                  DISTRIBUTION OF YEAR LOANS MATURING
================================================================================
                     # of    Scheduled     % of
        Year        Loans     Balance     Balance    WAMM     WAC    DSCR
================================================================================
        2005
        2006
        2007
        2008
        2009
        2010
        2011
        2012
        2013
        2014
   2015 & Longer
================================================================================
                       0          0      0.00%
================================================================================

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                       SERIES 2005-C7                             Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                        LOAN LEVEL DETAIL

======================================================================================================
                                                                      Operating                Ending
   Disclosure              Property                                   Statement   Maturity   Principal
   Control #     Grp         Type         State    DSCR      NOI        Date       Date       Balance
======================================================================================================

======================================================================================================
======================================================================================================
                                          W/Avg    0.00           0                                 0
======================================================================================================

================================================================================
                              Spec.       Loan

  Note      Scheduled   Mod.  Serv  ASER  Status            Prepayment
                                                 -------------------------------
  Rate         P&I      Flag  Flag  Flag  Code(1)  Amount     Penalty      Date
================================================================================

================================================================================
                   0                                   0           0
================================================================================

================================================================================
    *   NOI and DSCR, if available and reportable under the terms of the Pooling and Servicing Agreement, are based on information obtained from the related borrower, and no other party to the agreement shall be held liable for the accuracy or methodology used to determine such figures.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)   Legend:    A.  P&I Adv -  in Grace Period
                 B.  P&I Adv -  (less than) one month delinq
                 1.  P&I Adv -  delinquent 1 month
                 2.  P&I Adv -  delinquent 2 months
                 3.  P&I Adv -  delinquent 3+ months
                 4.  Mat. Balloon/Assumed  P&I
                 5.  Prepaid in Full
                 6.  Specially  Serviced
                 7.  Foreclosure
                 8.  Bankruptcy
                 9.  REO
                 10. DPO
                 11. Modification
 ===============================================================================

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                         SERIES 2005-C7                           Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                              SPECIALLY SERVICED (PART I) ~ LOAN DETAIL

=========================== =========== ==================================
  Disclosure    Transfer    Loan Status               Balance
                                        ----------------------------------
  Control #       Date       Code (1)      Scheduled          Actual
=========================== =========== ==================================

=========================== =========== ==================================

========================================= ================================== ====================================
  Note       Maturity    Remaining Term            Property                                             NOI
                         ----------------
  Rate         Date       Life   Amort.              Type             State       NOI        DSCR      Date
========================================= ================================== ====================================

========================================= ================================== ====================================

(1)   Legend:    A.  P&I Adv -  in Grace Period
                 B.  P&I Adv -  (less than) one month delinq
                 1.  P&I Adv -  delinquent 1 month
                 2.  P&I Adv -  delinquent 2 months
                 3.  P&I Adv -  delinquent 3+ months
                 4.  Mat. Balloon/Assumed  P&I
                 5.  Prepaid in Full
                 6.  Specially  Serviced
                 7.  Foreclosure
                 8.  Bankruptcy
                 9.  REO
                 10. DPO
                 11. Modification

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                         SERIES 2005-C7                           Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                  SPECIALLY SERVICED LOAN DETAIL (PART II) ~ SERVICER COMMENTS

=========================================================================================================
   Disclosure                Resolution
    Control #                 Strategy                                      Comments
=========================================================================================================

=========================================================================================================

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                         SERIES 2005-C7                           Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                    MODIFIED LOAN DETAIL

========================================================================================================================
                                 Cutoff       Modified
  Disclosure    Modification    Maturity      Maturity                                      Modification
   Control #        Date          Date          Date                                         Description
------------------------------------------------------------------------------------------------------------------------

========================================================================================================================

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                         SERIES 2005-C7                           Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                     REALIZED LOSS DETAIL

=====================================================================================================
                                                                     Beginning
                     Disclosure       Appraisal      Appraisal       Scheduled           Gross
     Period          Control #          Date           Value          Balance          Proceeds
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
CURRENT TOTAL                                                                 0.00              0.00
CUMULATIVE                                                                    0.00              0.00
=====================================================================================================

================================================================================
   Gross Proceeds       Aggregate       Net        Net Proceeds
    as a % of         Liquidation   Liquidation      as a % of      Realized
  Sched Principal      Expenses *    Proceeds     Sched. Balance      Loss
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             0.00            0.00                           0.00
                             0.00            0.00                           0.00
================================================================================

 * Aggregate liquidation expenses also include outstanding P&I advances and unpaid servicing fees, unpaid trustee fees, etc.

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

ABN AMRO                                         LB-UBS COMMERCIAL MORTGAGE TRUST                 Statement Date:      11/17/2005
LaSalle Bank N.A.                          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          Payment Date:        11/17/2005
                                                         SERIES 2005-C7                           Prior Payment:              N/A
                                                                                                  Next Payment:        12/19/2005
                                                                                                  Record Date:         10/31/2005
                                                 ABN AMRO ACCT: XX-XXXX-XX-X

                                                  APPRAISAL REDUCTION DETAIL

=========================== ==================================================
  Disclosure    Appraisal    Scheduled       ARA      Current P&I
   Control #    Red. Date     Balance       Amount      Advance       ASER
=========================== ==================================================

=========================== ==================================================

========================================== ============================= ======== ============================
  Note       Maturity     Remaining Term          Property                                  Appraisal
                         -----------------                                        ----------------------------
  Rate         Date        Life   Amort.            Type          State   DSCR        Value         Date
========================================== ============================= ======== ============================

========================================== ============================= ======== ============================

10/12/2005 - 12:22 (MXXX-MXXX)  (C) 2000  LaSalle Bank N.A.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                    ANNEX E

                            REFERENCE RATE SCHEDULE

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                    ANNEX F

                 CLASS A-AB PLANNED PRINCIPAL BALANCE SCHEDULE

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                    ANNEX G
         GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     Except in limited circumstances, the globally offered LB-UBS Commercial
Mortgage Trust 2005-C7, Commercial Mortgage Pass-Through Certificates, Series
2005-C7, Class X-CP, Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4,
Class A-1A, Class A-MFL, Class A-M, Class A-J, Class B, Class C, Class D, Class
E and Class F, will be available only in book-entry form.

     The book-entry certificates will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding book-entry certificates through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional Eurobond practice, which is seven calendar days' settlement.

     Secondary market trading between investors holding book-entry certificates through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

     Secondary cross-market trading between member organizations of Clearstream or Euroclear and DTC participants holding book-entry certificates will be accomplished on a delivery against payment basis through the respective depositaries of Clearstream and Euroclear, in that capacity, as DTC participants.

     As described under "Certain U.S. Federal Income Tax Documentation
Requirements" below, non-U.S. holders of book-entry certificates will be subject to U.S. withholding taxes unless those holders meet specific requirements and deliver appropriate U.S. tax documents to the securities clearing organizations of their participants.

INITIAL SETTLEMENT

     All certificates of each class of offered certificates will be held in registered form by DTC in the name of Cede & Co. as nominee of DTC. Investors'
interests in the book-entry certificates will be represented through financial institutions acting on their behalf as direct and indirect DTC participants. As a result, Clearstream and Euroclear will hold positions on behalf of their member organizations through their respective depositaries, which in turn will hold positions in accounts as DTC participants.

     Investors' securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their book-entry certificates through
Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional Eurobonds, except that there will be no temporary global security and no "lock up" or restricted period. Global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC participants will be settled in same-day funds.

     Trading between Clearstream and/or Euroclear Participants. Secondary market trading between member organizations of Clearstream or Euroclear will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

     Trading between DTC Seller and Clearstream or Euroclear Purchaser. When
book-entry certificates are to be transferred from the account of a DTC participant to the account of a member organization of Clearstream or
Euroclear, the purchaser will send instructions to Clearstream or Euroclear through that member organization at least one business day prior to settlement.
Clearstream or Euroclear, as the case may be, will instruct the respective depositary to receive the book-entry certificates against payment. Payment will include interest accrued on the book-entry certificates from and including the commencement of the applicable interest accrual period beginning in the calendar month in which the last coupon distribution date occurs (or, if no coupon distribution date has occurred, from and including October 11, 2005 or, in the case of the class A-MFL certificates, from and including the Issue Date)
to and excluding the settlement date, calculated

                                      G-1

on a 30/360 Basis (or, in the case of the class A-MFL certificates, for so long as the Swap Agreement is in effect and there is no continuing Swap Payment
Default, an Actual/360 Basis). Payment will then be made by the respective depositary to the DTC participant's account against delivery of the book-entry certificates. After settlement has been completed, the book-entry certificates will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the account of the member organization of Clearstream or Euroclear, as the case may be. The securities credit will appear the next day, European time, and the cash debit will be back-valued to, and the interest on the book-entry certificates will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date, which means the trade fails, the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

     Member organizations of Clearstream and Euroclear will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the book-entry certificates are credited to their accounts one day later.

     As an alternative, if Clearstream or Euroclear has extended a line of credit to them, member organizations of Clearstream or Euroclear can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, the member organizations purchasing book-entry certificates would incur overdraft charges for one day, assuming they cleared the overdraft when the book-entry certificates were credited to their accounts. However, interest on the book-entry certificates would accrue from the value date. Therefore, in many cases the investment income on the book-entry certificates earned during that one-day period may substantially reduce or offset the amount of those overdraft charges, although this result will depend on the cost of funds of the respective member organization of
Clearstream or Euroclear.

     Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry certificates to the respective depositary for the benefit of member organizations of Clearstream or Euroclear. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two
DTC participants.

     Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to
time zone differences in their favor, member organizations of Clearstream or
Euroclear may employ their customary procedures for transactions in which book-entry certificates are to be transferred by the respective clearing system, through the respective depositary, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a member organization of Clearstream or Euroclear at least one business day prior to settlement. In these cases, Clearstream or Euroclear, as appropriate, will instruct the respective depositary to deliver the book-entry certificates to the DTC participant's account against payment. Payment will include interest accrued on the book-entry certificates from and including the commencement of the applicable interest accrual period beginning in the the calendar month in which the last coupon distribution date occurs (or, if no coupon distribution date has occurred, from and including October 11, 2005 or, in the case of the class A-MFL certificates, from and including the Issue Date) to and excluding the settlement date, calculated on a 30/360 Basis (or, in the case of the class
A-MFL certificates, for so long as the Swap Agreement is in effect and there is no continuing Swap Payment Default, an Actual/360 Basis). The payment will then be reflected in the account of the member organization of Clearstream or
Euroclear the following day, and receipt of the cash proceeds in the account of that member organization of Clearstream or Euroclear would be back-valued to the value date, which would be the preceding day, when settlement occurred in
New York. Should the member organization of Clearstream or Euroclear have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over the one-day period. If settlement is not completed on the intended value date, which means the trade fails, receipt of the cash proceeds in the account of the member organization of Clearstream or Euroclear would be valued instead as of the actual settlement date.

     Finally, day traders that use Clearstream or Euroclear and that purchase book-entry certificates from DTC participants for delivery to member organizations of Clearstream or Euroclear should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

     o    borrowing through Clearstream or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream or
          Euroclear accounts, in accordance with the clearing system's customary procedures;

                                      G-2

     o    borrowing the book-entry certificates in the United States from a DTC participant no later than one day prior to settlement, which would allow sufficient time for the book-entry certificates to be reflected in their Clearstream or Euroclear accounts in order to settle the sale side of the trade; or

     o    staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the member organization of Clearstream or Euroclear.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     A holder that is not a "United States person" (a "U.S. person") within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a "non-U.S.
holder") holding a book-entry certificate through Clearstream, Euroclear or DTC may be subject to U.S. withholding tax unless such holder provides certain documentation to the issuer of such holder's book-entry certificate, the paying agent or any other entity required to withhold tax (any of the foregoing, a
"U.S. withholding agent") establishing an exemption from withholding. A
non-U.S. holder may be subject to withholding unless each U.S. withholding agent receives:

          1.   from a non-U.S. holder that is classified as a corporation for
               U.S. federal income tax purposes or is an individual, and is eligible for the benefits of the portfolio interest exemption or an exemption (or reduced rate) based on a treaty, a duly
               completed and executed IRS Form W-8BEN (or any successor form);

          2.   from a non-U.S. holder that is eligible for an exemption on the basis that the holder's income from the certificate is
               effectively connected to its U.S. trade or business, a duly completed and executed IRS Form W-8ECI (or any successor form);

          3.   from a non-U.S. holder that is classified as a partnership for
               U.S. federal income tax purposes, a duly completed and executed
               IRS Form W-8IMY (or any successor form) with all supporting documentation (as specified in the U.S. Treasury Regulations)
               required to substantiate exemptions from withholding on behalf of its partners; certain partnerships may enter into agreements with the IRS providing for different documentation requirements and it is recommended that such partnerships consult their tax advisors with respect to these certification rules;

          4.   from a non-U.S. holder that is an intermediary (i.e., a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a certificate):

               (a)  if the intermediary is a "qualified intermediary" within the meaning of section 1.1441-1(e)(5)(ii) of the U.S. Treasury
                    Regulations (a "qualified intermediary"), a duly completed and executed IRS Form W-8IMY (or any successor or substitute form)--

                    (i)  stating the name, permanent residence address and
                         qualified intermediary employer identification number
                         of the qualified intermediary and the country under the
                         laws of which the qualified intermediary is created,
                         incorporated or governed,

                    (ii) certifying that the qualified intermediary has
                         provided, or will provide, a withholding statement as
                         required under section 1.1441-1(e)(5)(v) of the U.S.
                         Treasury Regulations,

                    (iii) certifying that, with respect to accounts it
                         identifies on its withholding statement, the qualified
                         intermediary is not acting for its own account but is
                         acting as a qualified intermediary, and

                    (iv) providing any other information, certifications, or
                         statements that may be required by the IRS Form W-8IMY
                         or accompanying instructions in addition to, or in lieu
                         of, the information and certifications described in
                         section 1.1441-1(e)(3)(ii) or 1.1441-1(e)(5)(v) of the
                         U.S. Treasury Regulations; or

               (b)  if the intermediary is not a qualified intermediary (a
                    "nonqualified intermediary"), a duly completed and executed
                    IRS Form W-8IMY (or any successor or substitute form)--

                    (i)  stating the name and permanent residence address of the nonqualified intermediary and the country under the
                         laws of which the nonqualified intermediary is created,
                         incorporated or governed,

                    (ii) certifying that the nonqualified intermediary is not
                         acting for its own account,

                   (iii) certifying that the nonqualified intermediary has
                         provided, or will provide, a withholding statement that
                         is associated with the appropriate IRS Forms W-8 and
                         W-9 required to substantiate exemptions from
                         withholding on behalf of such nonqualified
                         intermediary's beneficial owners, and

                                      G-3

                    (iv) providing any other information, certifications or
                         statements that may be required by the IRS Form W-8IMY
                         or accompanying instructions in addition to, or in lieu
                         of, the information, certifications, and statements
                         described in section 1.1441-1(e)(3)(iii) or (iv) of the
                         U.S. Treasury Regulations; or

          5.   from a non-U.S. holder that is a trust, depending on whether the trust is classified for U.S. federal income tax purposes as the beneficial owner of the certificate, either an IRS Form W-8BEN or
               W-8IMY; any non-U.S. holder that is a trust should consult its tax advisors to determine which of these forms it should provide.

     All non-U.S. holders will be required to update the above-listed forms and any supporting documentation in accordance with the requirements under the U.S.
Treasury Regulations. These forms generally remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Under certain circumstances, an IRS Form
W-8BEN, if furnished with a taxpayer identification number, remains in effect until the status of the beneficial owner changes, or a change in circumstances makes any information on the form incorrect.

     In addition, all holders, including holders that are U.S. persons, holding book-entry certificates through Clearstream, Euroclear or DTC may be subject to backup withholding unless the holder--

     o    provides the appropriate IRS Form W-8 (or any successor or substitute form), duly completed and executed, if the holder is a non-U.S.
          holder;

     o    provides a duly completed and executed IRS Form W-9, if the holder is a U.S. person; or

     o    can be treated as an "exempt recipient" within the meaning of section
          1.6049-4(c)(1)(ii) of the U.S. Treasury Regulations (e.g., a
          corporation or a financial institution such as a bank).

     This summary does not deal with all of the aspects of U.S. federal income tax withholding or backup withholding that may be relevant to investors that are non-U.S. holders. Such holders are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of book-entry certificates.

                                      G-4

PROSPECTUS

                  STRUCTURED ASSET SECURITIES CORPORATION II,

                                 THE DEPOSITOR

                      MORTGAGE PASS-THROUGH CERTIFICATES,
                              ISSUABLE IN SERIES

     Our name is Structured Asset Securities Corporation II. We intend to offer from time to time mortgage pass-through certificates. These offers may be made through one or more different methods, including offerings through underwriters. We do not currently intend to list the offered certificates of any series on any national securities exchange or the NASDAQ stock market. See
"Method of Distribution."

-------------------------------------------------------------------------------
                            THE OFFERED CERTIFICATES:

The offered certificates will be issuable in series. Each series of offered certificates will--

o    have its own series designation,

o    consist of one or more classes with various payment characteristics,

o    evidence beneficial ownership interests in a trust established by us, and

o    be payable solely out of the related trust assets.

No governmental agency or instrumentality will insure or guarantee payment on the offered certificates. Neither we nor any of our affiliates are responsible for making payments on the offered certificates if collections on the related trust assets are insufficient.

                                THE TRUST ASSETS:

The assets of each of our trusts will include--

o    mortgage loans secured by first and junior liens on, or security interests in, various interests in commercial and multifamily real properties,

o    mortgage-backed securities that directly or indirectly evidence interests in, or are directly or indirectly secured by, those types of mortgage loans, or

o    some combination of those types of mortgage loans and mortgage-backed securities.

Trust assets may also include letters of credit, surety bonds, insurance policies, guarantees, reserve funds, guaranteed investment contracts, interest rate exchange agreements, interest rate cap or floor agreements, currency exchange agreements, or other similar instruments and agreements.

-------------------------------------------------------------------------------

     In connection with each offering, we will prepare a supplement to this prospectus in order to describe in more detail the particular certificates being offered and the related trust assets. In that document, we will also state the price to the public for each class of offered certificates or explain the method for determining that price. In that document, we will also identify the applicable lead or managing underwriter(s), if any, and provide information regarding the relevant underwriting arrangements and the underwriters'
compensation. You may not purchase the offered certificates of any series unless you have also received the prospectus supplement for that series.

-------------------------------------------------------------------------------
 YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 13 IN THIS
 PROSPECTUS, AS WELL AS THOSE SET FORTH IN THE RELATED PROSPECTUS SUPPLEMENT,
 PRIOR TO INVESTING.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS AUGUST 15, 2005.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                          -----

      IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED IN THIS PROSPECTUS

     When deciding whether to invest in any of the offered certificates, you should only rely on the information contained in this prospectus and the related prospectus supplement. We have not authorized any dealer, salesman or other person to give any information or to make any representation that is different. In addition, information in this prospectus or any related prospectus supplement is current only as of the date on its cover. By delivery of this prospectus and any related prospectus supplement, we are not offering to sell any securities, and are not soliciting an offer to buy any securities, in any state where the offer and sale is not permitted.

               AVAILABLE INFORMATION; INCORPORATION BY REFERENCE

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the certificates offered by this prospectus. This prospectus is part of that registration statement, but the registration statement contains additional information. Our registration statement and the exhibits to it may be read and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street,
N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
The SEC maintains an internet website that contains reports and other information regarding issuers that file electronically with the SEC, in addition to copies of these materials, and that internet website is located at
http://www.sec.gov.

     All documents that are subsequently filed for the related trust pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as
amended, prior to the termination of an offering of certificates by this prospectus, shall be deemed incorporated by reference into this prospectus.
Upon written or oral request, we will provide, at no charge, to each person receiving this prospectus in connection with an offering, a copy of any or all documents or reports that are so incorporated by reference and that have not been delivered with the prospectus. All requests should be directed to
Structured Asset Securities Corporation II, 745 Seventh Avenue, New York, New
York 10019. Our main telephone number is 212-526-7000.

                             SUMMARY OF PROSPECTUS

     This summary contains selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. TO UNDERSTAND ALL OF THE TERMS OF A PARTICULAR OFFERING OF
CERTIFICATES, YOU SHOULD READ CAREFULLY THIS PROSPECTUS AND THE RELATED
PROSPECTUS SUPPLEMENT IN FULL.

WHO WE ARE....................   Structured Asset Securities Corporation II.
                                 We are a Delaware corporation. Our principal
                                 offices are located at 745 Seventh Avenue, New
                                 York, New York 10019. Our main telephone number
                                 is 212-526-7000. See "Structured Asset
                                 Securities Corporation II."

THE SECURITIES BEING OFFERED...  The securities that will be offered by this prospectus and the related prospectus
                                 supplements consist of mortgage pass-through
                                 certificates. These certificates will be issued
                                 in series, and each series will, in turn,
                                 consist of one or more classes. Each class of
                                 offered certificates must, at the time of
                                 issuance, be assigned an investment grade
                                 rating by at least one nationally recognized
                                 statistical rating organization. Typically, the
                                 four highest rating categories, within which
                                 there may be sub-categories or gradations to
                                 indicate relative standing, signify investment
                                 grade. See "Rating."

                                 Each series of offered certificates will
                                 evidence beneficial ownership interests in a
                                 trust established by us and containing the
                                 assets described in this prospectus and the
                                 related prospectus supplement.

THE OFFERED CERTIFICATES MAY BE
ISSUED WITH OTHER CERTIFICATES.. We may not publicly offer all the mortgage pass-through certificates evidencing interests
                                 in one of our trusts. We may elect to retain
                                 some of those certificates, to place some
                                 privately with institutional investors or to
                                 deliver some to the applicable seller as
                                 partial consideration for the related mortgage
                                 assets. In addition, some of those certificates
                                 may not satisfy the rating requirement for
                                 offered certificates described under "--The
                                 Securities Being Offered" above.

THE GOVERNING DOCUMENTS.......   In general, a pooling and servicing agreement
                                 or other similar agreement or collection of
                                 agreements will govern, among other things--

                                 o the issuance of each series of offered
                                   certificates,

                                 o the creation of and transfer of assets to
                                   the related trust, and

                                 o the servicing and administration of those
                                   assets.

                                 The parties to the governing document(s) for a
                                 series of offered certificates will always
                                 include us and a trustee. We will be
                                 responsible for establishing the trust
                                 relating to each series of offered
                                 certificates. In addition, we will transfer or
                                 arrange for the transfer of the initial trust
                                 assets to that trust.

                                 In general, the trustee for a series of
                                 offered certificates will be responsible for,
                                 among other things, making payments and
                                 preparing and disseminating various reports to
                                 the holders of those offered certificates.

                                 If the trust assets for a series of offered
                                 certificates include mortgage loans, the
                                 parties to the governing document(s) will also
                                 include--

                                 o a master servicer that will generally be
                                   responsible for performing customary
                                   servicing duties with respect to those
                                   mortgage loans that are not defaulted,
                                   nonperforming or otherwise problematic in any
                                   material respect, and

                                 o a special servicer that will generally be
                                   responsible for servicing and administering
                                   those mortgage loans that are defaulted,
                                   nonperforming or otherwise problematic in any
                                   material respect and real estate assets
                                   acquired as part of the related trust with
                                   respect to defaulted mortgage loans.

                                 The same person or entity, or affiliated
                                 entities, may act as both master servicer and
                                 special servicer for any trust.

                                 If the trust assets for a series of offered
                                 certificates include mortgage-backed
                                 securities, the parties to the governing
                                 document(s) may also include a manager that
                                 will be responsible for performing various
                                 administrative duties with respect to those
                                 mortgage-backed securities. If the related
                                 trustee assumes those duties, however, there
                                 will be no manager.

                                 In the related prospectus supplement, we will
                                 identify the trustee and any master servicer,
                                 special servicer or manager for each series of
                                 offered certificates and will describe their
                                 respective duties in further detail. See
                                 "Description of the Governing Documents."
CHARACTERISTICS OF THE
MORTGAGE ASSETS................  The trust assets with respect to any series of offered certificates will, in general, include
                                 mortgage loans. Each of those mortgage loans
                                 will constitute the obligation of one or more
                                 persons to repay a debt. The performance of
                                 that obligation will be secured by a first or
                                 junior lien on, or security interest in, the
                                 ownership, leasehold or other interest(s) of
                                 the related borrower or another person in or
                                 with respect to one or more commercial or
                                 multifamily real properties. In particular,
                                 those properties may include:

                                 o rental or cooperatively-owned buildings with
                                   multiple dwelling units;

                                 o retail properties related to the sale of
                                   consumer goods and other products, or related
                                   to providing entertainment, recreational or
                                   personal services, to the general public;

                                 o office buildings;

                                 o hospitality properties;

                                 o casino properties;

                                 o health care-related facilities;

                                 o industrial facilities;

                                 o warehouse facilities, mini-warehouse
                                   facilities and self-storage facilities;

                                 o restaurants, taverns and other establishments
                                   involved in the food and beverage industry;

                                 o manufactured housing communities, mobile home
                                   parks and recreational vehicle parks;

                                 o recreational and resort properties;

                                 o arenas and stadiums;

                                 o churches and other religious facilities;

                                 o parking lots and garages;

                                 o mixed use properties;

                                 o other income-producing properties; and/or

                                 o unimproved land.

                                 The mortgage loans underlying a series of
                                 offered certificates may have a variety of
                                 payment terms. For example, any of those
                                 mortgage loans--

                                 o may provide for the accrual of interest at a
                                   mortgage interest rate that is fixed over its
                                   term, that resets on one or more specified
                                   dates or that otherwise adjusts from time to
                                   time;

                                 o may provide for the accrual of interest at a
                                   mortgage interest rate that may be converted
                                   at the borrower's election from an adjustable
                                   to a fixed interest rate or from a fixed to
                                   an adjustable interest rate;

                                 o may provide for no accrual of interest;

                                 o may provide for level payments to stated
                                   maturity, for payments that reset in amount
                                   on one or more specified dates or for
                                   payments that otherwise adjust from time to
                                   time to accommodate changes in the mortgage
                                   interest rate or to reflect the occurrence of
                                   specified events;

                                 o may be fully amortizing or, alternatively,
                                   may be partially amortizing or nonamortizing,
                                   with a substantial payment of principal due
                                   on its stated maturity date;

                                 o may permit the negative amortization or
                                   deferral of accrued interest;

                                 o may prohibit some or all voluntary
                                   prepayments or require payment of a premium,
                                   fee or charge in connection with those
                                   prepayments;

                                 o may permit defeasance and the release of real
                                   property collateral in connection with that
                                   defeasance;

                                 o may provide for payments of principal,
                                   interest or both, on due dates that occur
                                   monthly, bi-monthly, quarterly,
                                   semi-annually, annually or at some other
                                   interval; and/or

                                 o may have two or more component parts, each
                                   having characteristics that are otherwise
                                   described in this prospectus as being
                                   attributable to separate and distinct
                                   mortgage loans.

                                 Most, if not all, of the mortgage loans
                                 underlying a series of offered certificates
                                 will be secured by liens on real properties
                                 located in the United States, its territories
                                 and possessions. However, some of those
                                 mortgage loans may be secured by liens on real
                                 properties located outside the United States,
                                 its territories and possessions, provided that
                                 foreign mortgage loans do not represent more
                                 than 10% of the related mortgage asset pool,
                                 by balance.

                                 We do not originate mortgage loans. However,
                                 some or all of the mortgage loans included in
                                 one of our trusts may be originated by our
                                 affiliates.

                                 Neither we nor any of our affiliates will
                                 guarantee or insure repayment of any of the
                                 mortgage loans underlying a series of offered
                                 certificates. Unless we expressly state
                                 otherwise in the related prospectus
                                 supplement, no governmental agency or
                                 instrumentality will guarantee or insure
                                 repayment of any of the mortgage loans
                                 underlying a series of offered certificates.
                                 See "Description of the Trust Assets--Mortgage
                                 Loans."

                                 The trust assets with respect to any series of
                                 offered certificates may also include mortgage
                                 participations, mortgage pass-through
                                 certificates, collateralized mortgage
                                 obligations and other mortgage-backed
                                 securities, that evidence an interest in, or
                                 are secured by a pledge of, one or more
                                 mortgage loans of the type described above. We
                                 will not include a mortgage-backed security
                                 among the trust assets with respect to any
                                 series of offered certificates unless--

                                 o the security has been registered under the
                                   Securities Act of 1933, as amended, or

                                 o we would be free to publicly resell the
                                   security without registration.

                                 See "Description of the Trust
                                 Assets--Mortgage-Backed Securities."

                                 We will describe the specific characteristics
                                 of the mortgage assets underlying a series of
                                 offered certificates in the related prospectus
                                 supplement.

                                 In general, the total outstanding principal
                                 balance of the mortgage assets transferred by
                                 us to any particular trust will equal or
                                 exceed the initial total outstanding principal
                                 balance of the related series of certificates.
                                 In the event that the total outstanding
                                 principal balance of the related mortgage
                                 assets initially delivered by us to the
                                 related trustee is less than the initial total
                                 outstanding principal balance of any series of
                                 certificates, we may deposit or arrange for
                                 the deposit of cash or liquid investments on
                                 an interim basis with the related trustee to
                                 cover the shortfall. For 90 days following the
                                 date of initial issuance of that series of
                                 certificates, we will be entitled to obtain a
                                 release of the deposited cash or investments
                                 if we deliver or arrange for delivery of a
                                 corresponding amount of mortgage assets. If we
                                 fail, however, to deliver mortgage assets
                                 sufficient to make up the entire shortfall,
                                 any of the cash or, following liquidation,
                                 investments remaining on deposit with the
                                 related trustee will be used by the related
                                 trustee to pay down the total principal
                                 balance of the related series of certificates,
                                 as described in the related prospectus
                                 supplement.

SUBSTITUTION, ACQUISITION AND
REMOVAL OF MORTGAGE ASSETS...... If so specified in the related prospectus supplement, we or another specified person or
                                 entity may be permitted, at our or its option,
                                 but subject to the conditions specified in that
                                 prospectus supplement, to acquire from the
                                 related trust particular mortgage assets
                                 underlying a series of certificates in exchange
                                 for:

                                 o cash that would be applied to pay down the
                                   principal balances of certificates of that
                                   series; and/or

                                 o other mortgage loans or mortgage-backed
                                   securities that--

                                   1. conform to the description of mortgage
                                      assets in this prospectus, and

                                   2. satisfy the criteria set forth in the
                                      related prospectus supplement.

                                 In addition, if so specified in the related
                                 prospectus supplement, the related trustee may
                                 be authorized or required, to apply
                                 collections on the mortgage assets underlying
                                 a series of offered certificates to acquire
                                 new mortgage loans or mortgage-backed
                                 securities that--

                                 1. conform to the description of mortgage
                                    assets in this prospectus, and

                                 2. satisfy the criteria set forth in the
                                    related prospectus supplement.

                                 No replacement of mortgage assets or
                                 acquisition of new mortgage assets will be
                                 permitted if it would result in a
                                 qualification, downgrade or withdrawal of the
                                 then-current

                                 rating assigned by any rating agency to any
                                 class of affected offered certificates.

                                 Further, if so specified under circumstances
                                 described in the related prospectus
                                 supplement, a certificateholder of a series of
                                 certificates that includes offered
                                 certificates may exchange the certificates it
                                 holds for one or more of the mortgage loans or
                                 mortgage-backed securities constituting part
                                 of the mortgage pool underlying those
                                 certificates.

CHARACTERISTICS OF THE OFFERED
CERTIFICATES..................   An offered certificate may entitle the holder
                                 to receive:

                                 o a stated principal amount;

                                 o interest on a principal balance or notional
                                   amount, at a fixed, variable or adjustable
                                   pass-through rate;

                                 o specified, fixed or variable portions of the
                                   interest, principal or other amounts received
                                   on the related mortgage assets;

                                 o payments of principal, with disproportionate,
                                   nominal or no payments of interest;

                                 o payments of interest, with disproportionate,
                                   nominal or no payments of principal;

                                 o payments of interest or principal that
                                   commence only as of a specified date or only
                                   after the occurrence of specified events,
                                   such as the payment in full of the interest
                                   and principal outstanding on one or more
                                   other classes of certificates of the same
                                   series;

                                 o payments of principal to be made, from time
                                   to time or for designated periods, at a rate
                                   that is--

                                   1. faster and, in some cases, substantially
                                      faster, or

                                   2. slower and, in some cases, substantially
                                      slower,

                                   than the rate at which payments or other
                                   collections of principal are received on the
                                   related mortgage assets;

                                 o payments of principal to be made, subject to
                                   available funds, based on a specified
                                   principal payment schedule or other
                                   methodology; or

                                 o payments of all or part of the prepayment or
                                   repayment premiums, fees and charges, equity
                                   participations payments or other similar
                                   items received on the related mortgage
                                   assets.

                                 Any class of offered certificates may be
                                 senior or subordinate to one or more other
                                 classes of certificates of the same series,
                                 including a non-offered class of certificates
                                 of that series, for purposes of some or all
                                 payments and/or allocations of losses.

                                 A class of offered certificates may have two
                                 or more component parts, each having
                                 characteristics that are otherwise described
                                 in this prospectus as being attributable to
                                 separate and distinct classes.

                                 We will describe the specific characteristics
                                 of each class of offered certificates in the
                                 related prospectus supplement. See
                                 "Description of the Certificates."

CREDIT SUPPORT AND REINVESTMENT,
INTEREST RATE AND CURRENCY
RELATED PROTECTION FOR THE
OFFERED CERTIFICATES...........  Some classes of offered certificates may be protected in full or in part against defaults
                                 and losses, or select types of defaults and
                                 losses, on the related mortgage assets through
                                 the subordination of one or more other classes
                                 of certificates of the same series or by other
                                 types of credit support. The other types of
                                 credit support may include a letter of credit,
                                 a surety bond, an insurance policy, a
                                 guarantee, a credit derivative or a reserve
                                 fund. We will describe the credit support, if
                                 any, for each class of offered certificates in
                                 the related prospectus supplement.

                                 The trust assets with respect to any series of
                                 offered certificates may also include any of
                                 the following agreements:

                                 o guaranteed investment contracts in accordance
                                   with which moneys held in the funds and
                                   accounts established with respect to those
                                   offered certificates will be invested at a
                                   specified rate;

                                 o interest rate exchange agreements, interest
                                   rate cap or floor agreements, or other
                                   agreements and arrangements designed to
                                   reduce the effects of interest rate
                                   fluctuations on the related mortgage assets
                                   or on one or more classes of those offered
                                   certificates; or

                                 o currency exchange agreements or other
                                   agreements and arrangements designed to
                                   reduce the effects of currency exchange rate
                                   fluctuations with respect to the related
                                   mortgage assets and one or more classes of
                                   those offered certificates.

                                 We will describe the types of reinvestment,
                                 interest rate and currency related protection,
                                 if any, for each class of offered certificates
                                 in the related prospectus supplement.

                                 See "Risk Factors," "Description of the Trust
                                 Assets" and "Description of Credit Support."

ADVANCES WITH RESPECT TO THE
MORTGAGE ASSETS...............   If the trust assets for a series of offered
                                 certificates include mortgage loans, then, as
                                 and to the extent described in the related
                                 prospectus supplement, the related master
                                 servicer, the related special servicer, the
                                 related trustee, any related provider of credit
                                 support and/or any other specified person

                                       10

                                 may be obligated to make, or may have the
                                 option of making, advances with respect to
                                 those mortgage loans to cover--

                                 o delinquent scheduled payments of principal
                                   and/or interest, other than balloon payments,

                                 o property protection expenses,

                                 o other servicing expenses, or

                                 o any other items specified in the related
                                   prospectus supplement.

                                 Any party making advances will be entitled to
                                 reimbursement from subsequent recoveries on
                                 the related mortgage loan and as otherwise
                                 described in this prospectus or the related
                                 prospectus supplement. That party may also be
                                 entitled to receive interest on its advances
                                 for a specified period. See "Description of
                                 the Certificates--Advances."

                                 If the trust assets for a series of offered
                                 certificates include mortgage-backed
                                 securities, we will describe in the related
                                 prospectus supplement any comparable advancing
                                 obligations with respect to those
                                 mortgage-backed securities or the underlying
                                 mortgage loans.

OPTIONAL TERMINATION..........   We will describe in the related prospectus
                                 supplement any circumstances in which a
                                 specified party is permitted or obligated to
                                 purchase or sell any of the mortgage assets
                                 underlying a series of offered certificates. In
                                 particular, a master servicer, special servicer
                                 or other designated party may be permitted or
                                 obligated to purchase or sell--

                                 o all the mortgage assets in any particular
                                   trust, thereby resulting in a termination of
                                   the trust, or

                                 o that portion of the mortgage assets in any
                                   particular trust as is necessary or
                                   sufficient to retire one or more classes of
                                   offered certificates of the related series.

                                 See "Description of the Certificates--
                                 Termination."

FEDERAL INCOME
 TAX CONSEQUENCES..............  Any class of offered certificates will constitute or evidence ownership of:

                                 o regular interests or residual interests in a
                                   real estate mortgage investment conduit under
                                   Sections 860A through 860G of the Internal
                                   Revenue Code of 1986; or

                                 o interests in a grantor trust under Subpart E
                                   of Part I of Subchapter J of the Internal
                                   Revenue Code of 1986.

                                 See "Federal Income Tax Consequences."

ERISA CONSIDERATIONS..........   If you are a fiduciary or any other person
                                 investing assets of an employee benefit plan or
                                 other retirement plan or arrangement, you
                                 should review with your legal advisor whether
                                 the purchase or holding of offered certificates
                                 could give rise to

                                       11

                                 a transaction that is prohibited under the
                                 Employee Retirement Income Security Act of
                                 1974, as amended, or the Internal Revenue Code
                                 of 1986. See "ERISA Considerations."

LEGAL INVESTMENT..............   If your investment authority is subject to
                                 legal investment laws and regulations,
                                 regulatory capital requirements, or review by
                                 regulatory authorities, then you may be subject
                                 to restrictions on investment in the offered
                                 certificates. You should consult your legal
                                 advisor to determine whether and to what extent
                                 the offered certificates constitute a legal
                                 investment for you. We will specify in the
                                 related prospectus supplement which classes of
                                 the offered certificates will constitute
                                 mortgage related securities for purposes of the
                                 Secondary Mortgage Market Enhancement Act of
                                 1984, as amended. See "Legal Investment."

                                       12

                                  RISK FACTORS

     You should consider the following factors, as well as the factors set forth under "Risk Factors" in the related prospectus supplement, in deciding whether to purchase offered certificates.

LACK OF LIQUIDITY WILL IMPAIR YOUR ABILITY TO SELL YOUR OFFERED CERTIFICATES
AND MAY HAVE AN ADVERSE EFFECT ON THE MARKET VALUE OF YOUR OFFERED CERTIFICATES

     The offered certificates may have limited or no liquidity. We cannot assure you that a secondary market for your offered certificates will develop.
There will be no obligation on the part of anyone to establish a secondary market. Even if a secondary market does develop for your offered certificates, it may provide you with less liquidity than you anticipated and it may not continue for the life of your offered certificates.

     We will describe in the related prospectus supplement the information that will be available to you with respect to your offered certificates. The limited nature of the information may adversely affect the liquidity of your offered certificates.

     We do not currently intend to list the offered certificates on any national securities exchange or the NASDAQ stock market.

     Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

     If you decide to sell your offered certificates, you may have to sell them at a discount from the price you paid for reasons unrelated to the performance of your offered certificates or the related mortgage assets. Pricing information regarding your offered certificates may not be generally available on an ongoing basis.

THE MARKET VALUE OF YOUR OFFERED CERTIFICATES MAY BE ADVERSELY AFFECTED BY
FACTORS UNRELATED TO THE PERFORMANCE OF YOUR OFFERED CERTIFICATES AND THE
UNDERLYING MORTGAGE ASSETS, SUCH AS FLUCTUATIONS IN INTEREST RATES AND THE
SUPPLY AND DEMAND OF CMBS GENERALLY

     The market value of your offered certificates can decline even if those certificates and the underlying mortgage assets are performing at or above your expectations.

     The market value of your offered certificates will be sensitive to fluctuations in current interest rates. However, a change in the market value of your offered certificates as a result of an upward or downward movement in current interest rates may not equal the change in the market value of your offered certificates as a result of an equal but opposite movement in interest rates.

     The market value of your offered certificates will also be influenced by the supply of and demand for commercial mortgage-backed securities generally.
The supply of commercial mortgage-backed securities will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolio, that are available for securitization. A number of factors will affect investors' demand for commercial mortgage-backed securities, including--

     o    the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid,

     o    legal and other restrictions that prohibit a particular entity from investing in commercial mortgage-backed securities or limit the amount or types of commercial mortgage-backed securities that it may acquire,

     o    investors' perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on mortgage loans secured by income-producing properties,
          and

     o    investors' perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial and multifamily real estate markets.

                                       13

     If you decide to sell your offered certificates, you may have to sell at discount from the price you paid for reasons unrelated to the performance of your offered certificates or the related mortgage assets. Pricing information regarding your offered certificates may not be generally available on an ongoing basis.

PAYMENTS ON THE OFFERED CERTIFICATES WILL BE MADE SOLELY FROM THE LIMITED
ASSETS OF THE RELATED TRUST, AND THOSE ASSETS MAY BE INSUFFICIENT TO MAKE ALL
REQUIRED PAYMENTS ON THOSE CERTIFICATES

     The offered certificates do not represent obligations of any person or entity and do not represent a claim against any assets other than those of the related trust. No governmental agency or instrumentality will guarantee or insure payment on the offered certificates. In addition, neither we nor our affiliates are responsible for making payments on the offered certificates if collections on the related trust assets are insufficient. If the related trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. Any advances made by a master servicer or other party with respect to the mortgage assets underlying your offered certificates are intended solely to provide liquidity and not credit support. The party making those advances will have a right to reimbursement, probably with interest, which is senior to your right to receive payment on your offered certificates.

ANY CREDIT SUPPORT FOR YOUR OFFERED CERTIFICATES MAY BE INSUFFICIENT TO PROTECT
YOU AGAINST ALL POTENTIAL LOSSES

     The Amount of Credit Support Will Be Limited. The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See
"Description of the Certificates--Allocation of Losses and Shortfalls" and
"Description of Credit Support." If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

     Credit Support May Not Cover All Types of Losses. The credit support, if any, for your offered certificates may not cover all of your potential losses.
For example, some forms of credit support may not cover or may provide limited protection against losses that you may suffer by reason of fraud or negligence or as a result of uninsured casualties at the real properties securing the underlying mortgage loans. You may be required to bear any losses which are not covered by the credit support.

     Disproportionate Benefits May Be Given to Some Classes and Series to the
Detriment of Others. If a form of credit support covers multiple classes or series and losses exceed the amount of that credit support, it is possible that the holders of offered certificates of another series or class will be disproportionately benefited by that credit support to your detriment.

THE INVESTMENT PERFORMANCE OF YOUR OFFERED CERTIFICATES WILL DEPEND UPON
PAYMENTS, DEFAULTS AND LOSSES ON THE UNDERLYING MORTGAGE LOANS; AND THOSE
PAYMENTS, DEFAULTS AND LOSSES MAY BE HIGHLY UNPREDICTABLE

     The Terms of the Underlying Mortgage Loans Will Affect Payments on Your
Offered Certificates. Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

     In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include--

     o    an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

                                       14

     o    a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

     The Terms of the Underlying Mortgage Loans Do Not Provide Absolute
Certainty as Regards the Rate, Timing and Amount of Payments on Your Offered
Certificates. Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

     The investment performance of your offered certificates may vary materially and adversely from your expectations due to--

     o    the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

     o    the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

     The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used. If the trust assets underlying your offered certificates include mortgage-backed securities, the terms of those securities may soften or enhance the effects to you that may result from prepayments, defaults and losses on the mortgage loans that ultimately back those securities.

     Prepayments on the Underlying Mortgage Loans Will Affect the Average Life
of Your Offered Certificates; and the Rate and Timing of Those Prepayments May
Be Highly Unpredictable. Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the related mortgage assets. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred. The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

     The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may--

     o    vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates of the same series, or

     o    be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

     We will describe the terms and provisions of your offered certificates more fully in the related prospectus supplement.

     Prepayments on the Underlying Mortgage Loans Will Affect the Yield on Your
Offered Certificates; and the Rate and Timing of Those Prepayments May Be
Highly Unpredictable. If you purchase your

                                       15

offered certificates at a discount or premium, the yield on your offered certificates will be sensitive to prepayments on the underlying mortgage loans.
If you purchase your offered certificates at a discount, you should consider the risk that a slower than anticipated rate of principal payments on the underlying mortgage loans could result in your actual yield being lower than your anticipated yield. Alternatively, if you purchase your offered certificates at a premium, you should consider the risk that a faster than anticipated rate of principal payments on the underlying mortgage loans could result in your actual yield being lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large, as compared to the amount of principal payable on your offered certificates, you may fail to recover your original investment under some prepayment scenarios. The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates.

     Delinquencies, Defaults and Losses on the Underlying Mortgage Loans May
Affect the Amount and Timing of Payments on Your Offered Certificates; and the
Rate and Timing of Those Delinquencies and Defaults, and the Severity of Those
Losses, Are Highly Unpredictable. The rate and timing of delinquencies and defaults, and the severity of losses, on the underlying mortgage loans will impact the amount and timing of payments on a series of offered certificates to the extent that their effects are not offset by delinquency advances or some form of credit support.

     Unless otherwise covered by delinquency advances or some form of credit support, defaults on the underlying mortgage loans may delay payments on a series of offered certificates while the defaulted mortgage loans are worked-out or liquidated. However, liquidations of defaulted mortgage loans prior to maturity could affect the yield and average life of an offered certificate in a manner similar to a voluntary prepayment.

     If you calculate your anticipated yield to maturity based on an assumed rate of default and amount of losses on the underlying mortgage loans that is lower than the default rate and amount of losses actually experienced, then, to the extent that you are required to bear the additional losses, your actual yield to maturity will be lower than you calculated and could, under some scenarios, be negative. Furthermore, the timing of losses on the underlying mortgage loans can affect your yield. In general, the earlier you bear any loss on an underlying mortgage loan, the greater the negative effect on your yield.

     See "--Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon
the Performance and Value of the Underlying Real Property, Which May Decline
Over Time, and the Related Borrower's Ability to Refinance the Property, of
Which There Is No Assurance" below.

     There Is an Increased Risk of Default Associated with Balloon
Payments. Any of the mortgage loans underlying your offered certificates may be nonamortizing or only partially amortizing. The borrower under a mortgage loan of that type is required to make substantial payments of principal and interest, which are commonly called balloon payments, on the maturity date of the loan. The ability of the borrower to make a balloon payment depends upon the borrower's ability to refinance or sell the real property securing the loan. The ability of the borrower to refinance or sell the property will be affected by a number of factors, including:

     o    the fair market value and condition of the underlying real property;

     o    the level of interest rates;

     o    the borrower's equity in the underlying real property;

     o    the borrower's financial condition;

     o    the operating history of the underlying real property;

     o    changes in zoning and tax laws;

     o    changes in competition in the relevant area;

     o    changes in rental rates in the relevant area;

                                       16

     o    changes in governmental regulation and fiscal policy;

     o    prevailing general and regional economic conditions;

     o    the state of the fixed income and mortgage markets; and

     o    the availability of credit for multifamily rental or commercial properties.

     See "--Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon
the Performance and Value of the Underlying Real Property, Which May Decline
Over Time, and the Related Borrower's Ability to Refinance the Property, of
Which There Is No Assurance" below.

     Neither we nor any of our affiliates will be obligated to refinance any mortgage loan underlying your offered certificates.

     The related master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The related master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

REPAYMENT OF A COMMERCIAL OR MULTIFAMILY MORTGAGE LOAN DEPENDS UPON THE
PERFORMANCE AND VALUE OF THE UNDERLYING REAL PROPERTY, WHICH MAY DECLINE OVER
TIME, AND THE RELATED BORROWER'S ABILITY TO REFINANCE THE PROPERTY, OF WHICH
THERE IS NO ASSURANCE

     Most of the Mortgage Loans Underlying Your Offered Certificates Will Be
Nonrecourse. You should consider all of the mortgage loans underlying your offered certificates to be nonrecourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

     o    the sufficiency of the net operating income of the applicable real property;

     o    the market value of the applicable real property at or prior to maturity; and

     o    the ability of the related borrower to refinance or sell the applicable real property.

     In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property's value and ability to generate net operating income.

     Unless we state otherwise in the related prospectus supplement, none of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

     The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because multifamily rental and commercial real estate lending involves larger loans and, as described above, repayment is dependent upon the successful operation and value of the related real estate project.

     Many Risk Factors Are Common to Most or All Multifamily and Commercial
Properties. The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

     o    the age, design and construction quality of the property;

     o    perceptions regarding the safety, convenience and attractiveness of the property;

     o    the characteristics of the neighborhood where the property is located;

     o    the proximity and attractiveness of competing properties;

                                       17

     o    the existence and construction of competing properties;

     o    the adequacy of the property's management and maintenance;

     o    national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

     o    local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

     o    demographic factors;

     o    customer tastes and preferences;

     o    retroactive changes in building codes; and

     o    changes in governmental rules, regulations and fiscal policies, including environmental legislation.

     Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

     o    an increase in interest rates, real estate taxes and other operating expenses;

     o    an increase in the capital expenditures needed to maintain the property or make improvements;

     o    a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

     o    an increase in vacancy rates;

     o    a decline in rental rates as leases are renewed or replaced; and

     o    natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions or riots.

     The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

     o    the length of tenant leases;

     o    the creditworthiness of tenants;

     o    the rental rates at which leases are renewed or replaced;

     o    the percentage of total property expenses in relation to revenue;

     o    the ratio of fixed operating expenses to those that vary with revenues; and

     o    the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self-storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

     The Successful Operation of a Multifamily or Commercial Property Depends
on Tenants. Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

     o    to pay for maintenance and other operating expenses associated with the property;

     o    to fund repairs, replacements and capital improvements at the property; and

     o    to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

                                       18

     Factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income from lease and rental payments include:

     o    an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

     o    an increase in tenant payment defaults;

     o    a decline in rental rates as leases are entered into, renewed or extended at lower rates;

     o    an increase in the capital expenditures needed to maintain the property or to make improvements; and

     o    a decline in the financial condition of a major or sole tenant.

     Various factors that will affect the operation and value of a commercial property include:

     o    the business operated by the tenants;

     o    the creditworthiness of the tenants; and

     o    the number of tenants.

     Dependence on a Single Tenant or a Small Number of Tenants Makes a
Property Riskier Collateral. In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

     An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

     Tenant Bankruptcy Adversely Affects Property Performance. The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property.
Under the U.S. Bankruptcy Code, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord's claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

     o    the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition or any earlier surrender of the leased premises, plus

     o    an amount, not to exceed three years' rent, equal to the greater of one year's rent and 15% of the remaining reserved rent.

     The Success of an Income-Producing Property Depends on Reletting Vacant
Spaces. The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted.
Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial and could reduce cash flow from the income-producing properties. Moreover, if a tenant at a income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

     If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

                                       19

     Property Value May Be Adversely Affected Even When Current Operating
Income Is Not. Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

     o    changes in interest rates;

     o    the availability of refinancing sources;

     o    changes in governmental regulations, licensing or fiscal policy;

     o    changes in zoning or tax laws; and

     o    potential environmental or other legal liabilities.

     Property Management May Affect Property Operations and Value. The
operation of an income-producing property will depend upon the property manager's performance and viability. The property manager generally is responsible for:

     o    responding to changes in the local market;

     o    planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

     o    operating the property and providing building services;

     o    managing operating expenses; and

     o    ensuring that maintenance and capital improvements are carried out in a timely fashion.

     Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self-storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

     By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can--

     o    maintain or improve occupancy rates, business and cash flow,

     o    reduce operating and repair costs, and

     o    preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

     Maintaining a Property in Good Condition Is Expensive. The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property's ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s)
that may encumber that property.

     Competition Will Adversely Affect the Profitability and Value of an
Income-Producing Property. Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

     o    rental rates;

     o    location;

     o    type of business or services and amenities offered; and

     o    nature and condition of the particular property.

     The profitability and value of an income-producing property may be adversely affected by a comparable property that:

                                       20

     o    offers lower rents;

     o    has lower operating costs;

     o    offers a more favorable location; or

     o    offers better facilities.

     Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

     Various Types of Income-Producing Properties May Present Special
Risks. The relative importance of any factor affecting the value or operation of an income-producing property will depend on the type and use of the property. In addition, the type and use of a particular income-producing property may present special risks. For example--

     o    Health care-related facilities and casinos are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties.

     o    Multifamily rental properties, manufactured housing communities and mobile home parks may be subject to rent control or rent stabilization laws and laws governing landlord/tenant relationships.

     o    Hospitality and restaurant properties are often operated under franchise, management or operating agreements, which may be terminable by the franchisor or operator. Moreover, the transferability of a hotel's or restaurant's operating, liquor and other licenses upon a transfer of the hotel or restaurant is subject to local law requirements.

     o    Depending on their location, recreational and resort properties, properties that provide entertainment services, hospitality properties, restaurants and taverns, mini-warehouses and self-storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties.

     o    Marinas will be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

     o    Some recreational and hospitality properties may have seasonal fluctuations and/or may be adversely affected by prolonged unfavorable weather conditions.

     o    Churches and other religious facilities may be highly dependent on donations which are likely to decline as economic conditions decline.

     o    Properties used as gas stations, automotive sales and service centers, dry cleaners, warehouses and industrial facilities may be more likely to have environmental issues.

     Additionally, many types of commercial properties are not readily convertible to alternative uses if the original use is not successful or may require significant capital expenditures to effect any conversion to an alternative use. As a result, the liquidation value of any of those types of property would be substantially less than would otherwise be the case. See
"Description of the Trust Assets--Mortgage Loans--A Discussion of the Various
Types of Multifamily and Commercial Properties that May Secure Mortgage Loans
Underlying a Series of Offered Certificates."

BORROWER CONCENTRATION WITHIN A TRUST EXPOSES INVESTORS TO GREATER RISK OF
DEFAULT AND LOSS

     A particular borrower or group of related borrowers may be associated with multiple real properties securing the mortgage loans underlying a series of offered certificates. The bankruptcy or insolvency of, or other financial problems with respect to, that borrower or group of borrowers could have an adverse effect on--

     o    the operation of all of the related real properties, and

     o    the ability of those properties to produce sufficient cash flow to make required payments on the related mortgage loans.

For example, if a borrower or group of related borrowers that owns or controls several real properties experiences financial difficulty at one of those properties, it could defer maintenance at another of those

                                       21

properties in order to satisfy current expenses with respect to the first property. That borrower or group of related borrowers could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on all the related mortgage loans for an indefinite period. In addition, multiple real properties owned by the same borrower or related borrowers are likely to have common management. This would increase the risk that financial or other difficulties experienced by the property manager could have a greater impact on the owner of the related loans.

LOAN CONCENTRATION WITHIN A TRUST EXPOSES INVESTORS TO GREATER RISK OF DEFAULT
AND LOSS

     Any of the mortgage assets in one of our trusts may be substantially larger than the other assets in that trust. In general, the inclusion in a trust of one or more mortgage assets that have outstanding principal balances that are substantially larger than the other mortgage assets in the trust can result in losses that are more severe, relative to the size of the related mortgage asset pool, than would be the case if the total principal balance of that pool were distributed more evenly.

GEOGRAPHIC CONCENTRATION WITHIN A TRUST EXPOSES INVESTORS TO GREATER RISK OF
DEFAULT AND LOSS

     If a material concentration of mortgage loans underlying a series of offered certificates is secured by real properties in a particular locale, state or region, then the holders of those certificates will have a greater exposure to:

     o    any adverse economic developments that occur in the locale, state or region where the properties are located;

     o    changes in the real estate market where the properties are located;

     o    changes in governmental rules and fiscal policies in the governmental jurisdiction where the properties are located; and

     o    acts of nature, including floods, tornadoes and earthquakes, in the areas where properties are located.

CHANGES IN POOL COMPOSITION WILL CHANGE THE NATURE OF YOUR INVESTMENT

     The mortgage loans underlying any series of offered certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the related mortgage asset pool will change over time.

     If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

     In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

ADJUSTABLE RATE MORTGAGE LOANS MAY ENTAIL GREATER RISKS OF DEFAULT TO LENDERS
THAN FIXED RATE MORTGAGE LOANS

     Some or all of the mortgage loans underlying a series of offered certificates may provide for adjustments to their respective mortgage interest rates and corresponding adjustments to their respective periodic debt service payments. As the periodic debt service payment for any of those mortgage loans increases, the likelihood that cash flow from the underlying real property will be insufficient to make that periodic debt service payment and pay operating expenses also increases.

SUBORDINATE DEBT INCREASES THE LIKELIHOOD THAT A BORROWER WILL DEFAULT ON A
MORTGAGE LOAN UNDERLYING YOUR OFFERED CERTIFICATES

     Some or all of the mortgage loans included in one of our trusts may permit the related borrower to encumber the related real property with additional secured debt.

                                       22

     Even if a mortgage loan prohibits further encumbrance of the related real property, a violation of this prohibition may not become evident until the affected mortgage loan otherwise defaults. Accordingly, a lender, such as one of our trusts, may not realistically be able to prevent a borrower from incurring subordinate debt.

     The existence of any secured subordinated indebtedness increases the difficulty of refinancing a mortgage loan at the loan's maturity. In addition, the related borrower may have difficulty repaying multiple loans. The existence of other debt, secured or otherwise, may also increase the likelihood of a borrower bankruptcy. Moreover, the filing of a petition in bankruptcy by, or on behalf of, a junior lienholder may stay the senior lienholder from taking action to foreclose out the junior lien. See "Legal Aspects of Mortgage
Loans--Subordinate Financing."

BORROWER BANKRUPTCY PROCEEDINGS CAN DELAY AND IMPAIR RECOVERY ON A MORTGAGE
LOAN UNDERLYING YOUR OFFERED CERTIFICATES

     Under the U.S. Bankruptcy Code, the filing of a petition in bankruptcy by or against a borrower will stay the sale of a real property owned by that borrower, as well as the commencement or continuation of a foreclosure action.

     In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property.
This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

     A bankruptcy court also may:

     o    grant a debtor a reasonable time to cure a payment default on a mortgage loan;

     o    reduce monthly payments due under a mortgage loan;

     o    change the rate of interest due on a mortgage loan; or

     o    otherwise alter a mortgage loan's repayment schedule.

     Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as one of our trusts, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

     Under the U.S. Bankruptcy Code, a lender will be stayed from enforcing a borrower's assignment of rents and leases. The U.S. Bankruptcy Code also may interfere with a lender's ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

     As a result of the foregoing, the related trust's recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

JURISDICTIONS WITH ONE ACTION OR SECURITY FIRST RULES AND/OR ANTI-DEFICIENCY
LEGISLATION MAY LIMIT THE ABILITY OF THE SPECIAL SERVICER TO FORECLOSE ON A
REAL PROPERTY OR TO REALIZE ON OBLIGATIONS SECURED BY A REAL PROPERTY

     Several states, including California, have laws that prohibit more than one "judicial action" to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender's realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the

                                       23

underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which "one action", "security first" and/or "anti-deficiency"
rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust's rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional -- and perhaps significantly additional
-- delay and expense in foreclosing on the underlying real properties located in states affected by "one action", "security first" or "anti-deficiency"
rules. See "Legal Aspects of Mortgage Loans--Foreclosure--One Action and
Security First Rules" and "--Foreclosure--Anti-Deficiency Legislation".

TAXES ON FORECLOSURE PROPERTY WILL REDUCE AMOUNTS AVAILABLE TO MAKE PAYMENTS ON
THE OFFERED CERTIFICATES

     One of our trusts may be designated, in whole or in part, as a real estate mortgage investment conduit or a financial asset securitization investment trust for federal income tax purposes. If that trust acquires a real property through a foreclosure or deed in lieu of foreclosure, then the related special servicer may be required to retain an independent contractor to operate and manage the property. Receipt of the following types of income on that property will subject the trust to federal, and possibly state or local, tax on that income at the highest marginal corporate tax rate:

     o    any net income from that operation and management that does not consist of qualifying rents from real property within the meaning of
          Section 856(d) of the Internal Revenue Code of 1986, and

     o    any rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of building involved.

These taxes would reduce the net proceeds available for payment with respect to the related offered certificates.

ENVIRONMENTAL LIABILITIES WILL ADVERSELY AFFECT THE VALUE AND OPERATION OF THE
CONTAMINATED PROPERTY AND MAY DETER A LENDER FROM FORECLOSING

     There can be no assurance--

     o    as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

     o    that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

     o    that the results of the environmental testing were accurately evaluated in all cases;

     o    that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

     o    that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

     Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

     In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by--

     o    tenants at the property, such as gasoline stations or dry cleaners, or

     o    conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

                                       24

     Various environmental laws may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, there are laws that impose liability for release of asbestos containing materials into the air or require the removal or containment of the materials. The owner's liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner's or operator's ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure the costs of cleanup. Depending on the state, this lien may have priority over the lien of an existing mortgage, deed of trust or other security instrument.
In addition, third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

     The federal Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an
"owner" or "operator" of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if--

     o    agents or employees of the lender are deemed to have participated in the management of the borrower, or

     o    the lender actually takes possession of a borrower's property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

     Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal
Comprehensive Environmental Response, Compensation and Liability Act of 1980,
as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

     Federal law requires owners of residential housing constructed prior to
1978--

     o    to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

     o    to deliver to potential residents or purchasers a United States
          Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

     Property owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

SOME PROVISIONS IN THE MORTGAGE LOANS UNDERLYING YOUR OFFERED CERTIFICATES MAY
BE CHALLENGED AS BEING UNENFORCEABLE

     Cross-Collateralization Arrangements. It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower's loan. In order to do so, the court would have to determine that--

     o    the bankrupt party--

          1.   was insolvent at the time of granting the lien,

                                       25

          2.   was rendered insolvent by the granting of the lien,

          3.   was left with inadequate capital, or

          4.   was not able to pay its debts as they matured; and

     o    the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower's loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization.

     Prepayment Premiums, Fees and Charges. Under the laws of a number of states, the enforceability of any mortgage loan provisions that require payment of a prepayment premium, fee or charge upon an involuntary prepayment, is unclear. If those provisions were unenforceable, borrowers would have an incentive to default in order to prepay their loans.

     Due-on-Sale and Debt Acceleration Clauses. Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of--

     o    the related real property, or

     o    a majority ownership interest in the related borrower.

     We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

     The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

     o    the default is deemed to be immaterial,

     o    the exercise of those remedies would be inequitable or unjust, or

     o    the circumstances would render the acceleration unconscionable.

     Assignments of Leases. Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender's ability to collect the rents. See "Legal Aspects of Mortgage Loans--Bankruptcy Laws."

     Defeasance. A mortgage loan underlying a series of offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required
United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

                                       26

CERTAIN ASPECTS OF SUBORDINATION AGREEMENTS, INCLUDING CO-LENDER AGREEMENTS
EXECUTED IN CONNECTION WITH MORTGAGE LOANS UNDERLYING YOUR OFFERED CERTIFICATES
THAT ARE PART OF A SPLIT LOAN STRUCTURE, MAY BE UNENFORCEABLE.

     Pursuant to co-lender agreements for certain of the mortgage loans included in one of our trusts, which mortgage loans are either part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan, or are senior to a second mortgage loan made to a common borrower, the subordinate lenders may have agreed that they will not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust (through an applicable servicer) will have all rights to direct all such actions. There can be no assurance that in the event of the borrower's bankruptcy, a court will enforce such restrictions against a subordinated lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re
203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10,
2000), the United States Bankruptcy Court for the Northern District of Illinois
refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee's claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by the Bankruptcy Code. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinated lender's objections.
In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trustee's recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

LACK OF INSURANCE COVERAGE EXPOSES A TRUST TO RISK FOR PARTICULAR SPECIAL HAZARD
LOSSES

     In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in the related policy. Most insurance policies typically do not cover any physical damage resulting from, among other things:

     o    war,

     o    revolution,

     o    governmental actions,

     o    floods and other water-related causes,

     o    earth movement, including earthquakes, landslides and mudflows,

     o    wet or dry rot,

     o    vermin, and

     o    domestic animals.

     Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

GROUND LEASES CREATE RISKS FOR LENDERS THAT ARE NOT PRESENT WHEN LENDING ON AN
ACTUAL OWNERSHIP INTEREST IN A REAL PROPERTY

     In order to secure a mortgage loan, a borrower may grant a lien on its leasehold interest in a real property as tenant under a ground lease. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

                                       27

     In addition, upon the bankruptcy of a landlord or a tenant under a ground lease, the debtor entity has the right to assume or reject the ground lease. If a debtor landlord rejects the lease, the tenant has the right to remain in possession of its leased premises at the rent reserved in the lease for the term, including renewals. If a debtor tenant rejects any or all of its leases, the tenant's lender may not be able to succeed to the tenant's position under the lease unless the landlord has specifically granted the lender that right.
If both the landlord and the tenant are involved in bankruptcy proceedings, the trustee for your offered certificates may be unable to enforce the bankrupt tenant's obligation to refuse to treat as terminated a ground lease rejected by a bankrupt landlord. In those circumstances, it is possible that the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the lease or mortgage loan documents.

     Further, in a recent decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 2003 U.S.
App. LEXIS 7612 (7th Cir. Apr. 23, 2003)), the court ruled that where a statutory sale of the leased property occurs under Section 363(f) of the U.S.
Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee's possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to
Section 363(e) of the U.S. Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, there can be no assurance that, in the event of a statutory sale of leased property pursuant to
Section 363(f) of the Bankruptcy Code, the lessee may be able to maintain possession of the property under the ground lease. In addition, there can be no assurance that the lessee and/or the lender (to the extent it can obtain standing to intervene) will be able to recuperate the full value of the leasehold interest in bankruptcy court.

CHANGES IN ZONING LAWS MAY ADVERSELY AFFECT THE USE OR VALUE OF A REAL PROPERTY

     Due to changes in zoning requirements since construction, an income-producing property may not comply with current zoning laws, including density, use, parking and set back requirements. Accordingly, the property may be a permitted non-conforming structure or the operation of the property may be a permitted non-conforming use. This means that the owner is not required to alter the property's structure or use to comply with the new law, but the owner may be limited in its ability to rebuild the premises "as is" in the event of a substantial casualty loss. This may adversely affect the cash flow available following the casualty. If a substantial casualty were to occur, insurance proceeds may not be sufficient to pay a mortgage loan secured by the property in full. In addition, if the property were repaired or restored in conformity with the current law, its value or revenue-producing potential may be less than that which existed before the casualty.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990 MAY BE EXPENSIVE

     Under the Americans with Disabilities Act of 1990, all public accommodations are required to meet federal requirements related to access and use by disabled persons. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants.

LITIGATION MAY ADVERSELY AFFECT A BORROWER'S ABILITY TO REPAY ITS MORTGAGE LOAN

     The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

     o    breach of contract involving a tenant, a supplier or other party;

     o    negligence resulting in a personal injury, or

                                       28

     o    responsibility for an environmental problem.

     Litigation will divert the owner's attention from operating its property.
If the litigation were decided adversely to the owner, the award to the plaintiff may adversely affect the owner's ability to repay a mortgage loan secured by the property.

RESIDUAL INTERESTS IN A REAL ESTATE MORTGAGE INVESTMENT CONDUIT HAVE ADVERSE TAX
CONSEQUENCES

     Inclusion of Taxable Income in Excess of Cash Received. If you own a
certificate that is a residual interest in a real estate mortgage investment conduit, or REMIC, for federal income tax purposes, you will have to report on your income tax return as ordinary income your pro rata share of the taxable income of that REMIC, regardless of the amount or timing of your possible receipt of any cash on the certificate. As a result, your offered certificate may have phantom income early in the term of the REMIC because the taxable income from the certificate may exceed the amount of economic income, if any, attributable to the certificate. While you will have a corresponding amount of tax losses later in the term of the REMIC, the present value of the phantom income may significantly exceed the present value of the tax losses. Therefore, the after-tax yield on any REMIC residual certificate may be significantly less than that of a corporate bond or other instrument having similar cash flow characteristics. In fact, some offered certificates that are residual interests, may have a negative value.

     You will have to report your share of the taxable income and net loss of the REMIC until all the certificates in the related series have a principal balance of zero. See "Federal Income Tax Consequences--REMICs."

     Some Taxable Income of a Residual Interest Cannot Be Offset Under the
Internal Revenue Code of 1986. A portion of the taxable income from a REMIC residual certificate may be treated as excess inclusions under the Internal
Revenue Code of 1986. You will have to pay tax on the excess inclusions regardless of whether you have other credits, deductions or losses. In particular, the tax on excess inclusion:

     o    generally will not be reduced by losses from other activities,

     o    for a tax-exempt holder, will be treated as unrelated business taxable income, and

     o    for a foreign holder, will not qualify for any exemption from withholding tax.

     Individuals and Certain Entities Should Not Invest in REMIC Residual
Certificates. The fees and non-interest expenses of a REMIC will be allocated pro rata to certificates that are residual interests in the REMIC. However, individuals will only be able to deduct these expenses as miscellaneous itemized deductions, which are subject to numerous restrictions and limitations under the Internal Revenue Code of 1986. Therefore, the certificates that are residual interests generally are not appropriate investments for:

     o    individuals,

     o    estates,

     o    trusts beneficially owned by any individual or estate, and

     o    pass-through entities having any individual, estate or trust as a shareholder, member or partner.

     In addition, the REMIC residual certificates will be subject to numerous transfer restrictions. These restrictions will reduce your ability to liquidate a REMIC residual certificate. For example, unless we indicate otherwise in the related prospectus supplement, you will not be able to transfer a REMIC residual certificate to--

     o    a foreign person under the Internal Revenue Code of 1986, or

     o    a U.S. person that is classified as a partnership under the Internal
          Revenue Code of 1986, unless all of its beneficial owners are U.S.
          taxpayers, or

     o    a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of a U.S. taxpayer

                                       29

     See "Federal Income Tax Consequences--REMICs--Taxation of Owners of REMIC
Residual Certificates."

PROBLEMS WITH BOOK-ENTRY REGISTRATION

     Your offered certificates may be issued in book-entry form through the facilities of the Depository Trust Company. As a result--

     o    you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

     o    you may have only limited access to information regarding your offered certificates;

     o    you may suffer delays in the receipt of payments on your offered certificates; and

     o    your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

     See "Description of the Certificates--Book-Entry Registration and
Definitive Certificates."

POTENTIAL CONFLICTS OF INTEREST CAN AFFECT A PERSON'S PERFORMANCE

     The master servicer or special servicer for one of our trusts, or any of their respective affiliates, may purchase certificates evidencing interests in that trust.

     In addition, the master servicer or special servicer for one of our trusts, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans.

     In servicing the mortgage loans in any of our trusts, the related master servicer and special servicer will each be required to observe the terms of the governing document(s) for the related series of offered certificates and, in particular, to act in accordance with the servicing standard described in the related prospectus supplement. You should consider, however, that either of these parties, if it or an affiliate owns certificates, or has financial interests in or other financial dealings with any of the related borrowers, may have interests when dealing with the mortgage loans underlying your offered certificates that are in conflict with your interests. For example, if the related special servicer owns any certificates, it could seek to mitigate the potential loss on its certificates from a troubled mortgage loan by delaying enforcement in the hope of realizing greater proceeds in the future. However, this action by a special servicer could result a lower recovery to the related trust than would have been the case if the special servicer had not delayed in taking enforcement action.

     Furthermore, the master servicer or special servicer for any of our trusts may service existing and new loans for third parties, including portfolios of loans similar to the mortgage loans included in that trust. The properties securing these other loans may be in the same markets as and compete with the properties securing mortgage loans in our trust. Accordingly, that master servicer or special servicer may be acting on behalf of parties with conflicting interests.

                   CAPITALIZED TERMS USED IN THIS PROSPECTUS

     From time to time we use capitalized terms in this prospectus. Each of those capitalized terms will have the meaning assigned to it in the "Glossary"
attached to this prospectus.

                                       30

                        DESCRIPTION OF THE TRUST ASSETS

GENERAL

     We will be responsible for establishing the trust underlying each series of offered certificates. The assets of the trust will primarily consist of:

     o    various types of multifamily and/or commercial mortgage loans;

     o    mortgage participations, pass-through certificates, collateralized mortgage obligations or other mortgage-backed securities that directly or indirectly evidence interests in, or are secured by pledges of, one or more of various types of multifamily and/or commercial mortgage loans; or

     o    a combination of mortgage loans and mortgage-backed securities of the types described above.

     We do not originate mortgage loans. Accordingly, we must acquire each of the mortgage loans to be included in one of our trusts from the originator or a subsequent assignee. In some cases, that originator or subsequent assignee will be one of our affiliates.

     Unless we indicate otherwise in the related prospectus supplement, we will acquire, directly or through one of our affiliates, in the secondary market, any mortgage-backed security to be included in one of our trusts.

     Neither we nor any of our affiliates will guarantee any of the mortgage assets included in one of our trusts. Furthermore, unless we indicate otherwise in the related prospectus supplement, no governmental agency or instrumentality will guarantee or insure any of those mortgage assets.

MORTGAGE LOANS

     General. Each mortgage loan underlying the offered certificates will constitute the obligation of one or more persons to repay a debt. That obligation will be evidenced by a promissory note or bond. In addition, that obligation will be secured by a mortgage, deed of trust or other security instrument that creates a first or junior lien on, or security interest in, an interest in one or more of the following types of real property:

     o    rental or cooperatively-owned buildings with multiple dwelling units;

     o    retail properties related to the sale of consumer goods and other products to the general public, such as shopping centers, malls, factory outlet centers, automotive sales centers, department stores and other retail stores, grocery stores, specialty shops, convenience stores and gas stations;

     o    retail properties related to providing entertainment, recreational and personal services to the general public, such as movie theaters, fitness centers, bowling alleys, salons, dry cleaners and automotive service centers;

     o    office properties;

     o    hospitality properties, such as hotels, motels and other lodging facilities;

     o    casino properties;

     o    health care-related properties, such as hospitals, skilled nursing facilities, nursing homes, congregate care facilities and, in some cases, assisted living centers and senior housing;

     o    industrial properties;

     o    warehouse facilities, mini-warehouse facilities and self-storage facilities;

     o    restaurants, taverns and other establishments involved in the food and beverage industry;

     o    manufactured housing communities, mobile home parks and recreational vehicle parks;

     o    recreational and resort properties, such as golf courses, marinas, ski resorts and amusement parks;

     o    arenas and stadiums;

                                       31

     o    churches and other religious facilities;

     o    parking lots and garages;

     o    mixed use properties;

     o    other income-producing properties; and

     o    unimproved land.

     The real property interests that may be encumbered in order to secure a mortgage loan underlying your offered certificates, include--

     o    a fee interest or estate, which consists of ownership of the property for an indefinite period,

     o    an estate for years, which consists of ownership of the property for a specified period of years,

     o    a leasehold interest or estate, which consists of a right to occupy and use the property for a specified period of years, subject to the terms and conditions of a lease,

     o    shares in a cooperative corporation which owns the property, or

     o    any other real estate interest under applicable local law.

Any of these real property interests may be subject to deed restrictions, easements, rights of way and other matters of public record with respect to the related property. In addition, the use of, and improvements that may be constructed on, any particular real property will, in most cases, be subject to zoning laws and other legal restrictions.

     Most, if not all, of the mortgage loans underlying a series of offered certificates will be secured by liens on real properties located in the United
States, its territories and possessions. However, some of those mortgage loans may be secured by liens on real properties located outside the United States, its territories and possessions, provided that foreign mortgage loans do not represent more than 10% of the related mortgage asset pool, by balance.

     If we so indicate in the related prospectus supplement, one or more of the mortgage loans underlying a series of offered certificates may be secured by a junior lien on the related real property. However, the loan or loans secured by the more senior liens on that property may not be included in the related trust. The primary risk to the holder of a mortgage loan secured by a junior lien on a real property is the possibility that the foreclosure proceeds remaining after payment of the loans secured by more senior liens on that property will be insufficient to pay the junior loan in full. In a foreclosure proceeding, the sale proceeds are applied--

     o    first, to the payment of court costs and fees in connection with the foreclosure,

     o    second, to the payment of real estate taxes, and

     o    third, to the payment of any and all principal, interest, prepayment or acceleration penalties, and other amounts owing to the holder of the senior loans.

The claims of the holders of the senior loans must be satisfied in full before the holder of the junior loan receives any payments with respect to the junior loan. If a lender forecloses on a junior loan, it does so subject to any related senior loans.

     If we so indicate in the related prospectus supplement, the mortgage loans underlying a series of offered certificates may be delinquent as of the date the certificates are initially issued. In those cases, we will describe in the related prospectus supplement--

     o    the period of the delinquency,

     o    any forbearance arrangement then in effect,

     o    the condition of the related real property, and

     o    the ability of the related real property to generate income to service the mortgage debt.

We will not, however, transfer any mortgage loan to a trust if we know that the mortgage loan is, at the time of transfer, more than 90 days delinquent with respect to any scheduled payment of principal or interest or in foreclosure.

                                       32

     A Discussion of the Various Types of Multifamily and Commercial Properties
that May Secure Mortgage Loans Underlying a Series of Offered Certificates. The
mortgage loans underlying a series of offered certificates may be secured by numerous types of multifamily and commercial properties. As we discuss below under "--Mortgage Loans--Default and Loss Considerations with Respect to
Commercial and Multifamily Mortgage Loans," the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the indicated types of multifamily and commercial properties.

     Multifamily Rental Properties. Factors affecting the value and operation of a multifamily rental property include:

     o    the physical attributes of the property, such as its age, appearance, amenities and construction quality;

     o    the types of services offered at the property;

     o    the location of the property;

     o    the characteristics of the surrounding neighborhood, which may change over time;

     o    the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

     o    the ability of management to provide adequate maintenance and insurance;

     o    the property's reputation;

     o    the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

     o    the existence or construction of competing or alternative residential properties, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

     o    the dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs or tax credits to developers to provide certain types of development;

     o    the ability of management to respond to competition;

     o    the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

     o    adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

     o    state and local regulations, which may affect the property owner's ability to increase rent to the market rent for an equivalent apartment;

     o    the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

     o    the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase; and

     o    the extent to which increases in operating costs may be passed through to tenants.

     Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

     Some states regulate the relationship of an owner and its tenants at a multifamily rental property. Among other things, these states may--

                                       33

     o    require written leases;

     o    require good cause for eviction;

     o    require disclosure of fees;

     o    prohibit unreasonable rules;

     o    prohibit retaliatory evictions;

     o    prohibit restrictions on a resident's choice of unit vendors;

     o    limit the bases on which a landlord may increase rent; or

     o    prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner's building.

     Apartment building owners have been the subject of suits under state
Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

     Some counties and municipalities also impose rent control regulations on apartment buildings. These regulations may limit rent increases to--

     o    fixed percentages,

     o    percentages of increases in the consumer price index,

     o    increases set or approved by a governmental agency, or

     o    increases determined through mediation or binding arbitration.

     In many cases, the rent control laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord's ability to raise rents at a multifamily rental property may impair the landlord's ability to repay a mortgage loan secured by the property or to meet operating costs.

     Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

     Some mortgage loans underlying the offered certificates will be secured by--

     o    the related borrower's interest in multiple units in a residential condominium project, and

     o    the related voting rights in the owners' association for the project.

Due to the nature of condominiums, a default on any of those mortgage loans will not allow the related special servicer the same flexibility in realizing on the real property collateral as is generally available with respect to multifamily rental properties that are not condominiums. The rights of other unit owners, the governing documents of the owners' association and the state and local laws applicable to condominiums must be considered and respected.
Consequently, servicing and realizing upon the collateral for those mortgage loans could subject the related trust to greater delay, expense and risk than a loan secured by a multifamily rental property that is not a condominium.

     Cooperatively-Owned Apartment Buildings. Some multifamily properties are owned or leased by cooperative corporations. In general, each shareholder in the corporation is entitled to occupy a particular apartment unit under a long-term proprietary lease or occupancy agreement.

                                       34

     A tenant/shareholder of a cooperative corporation must make a monthly maintenance payment to the corporation. The monthly maintenance payment represents a tenant/shareholder's pro rata share of the corporation's--

     o    mortgage loan payments,

     o    real property taxes,

     o    maintenance expenses, and

     o    other capital and ordinary expenses of the property.

These monthly maintenance payments are in addition to any payments of principal and interest the tenant/shareholder must make on any loans of the tenant/shareholder secured by its shares in the corporation.

     A cooperative corporation is directly responsible for building maintenance and payment of real estate taxes and hazard and liability insurance premiums. A cooperative corporation's ability to meet debt service obligations on a mortgage loan secured by, and to pay all other operating expenses of, the cooperatively owned property depends primarily upon the receipt of--

     o    maintenance payments from the tenant/shareholders, and

     o    any rental income from units or commercial space that the cooperative corporation might control.

     A cooperative corporation may have to impose special assessments on the tenant/shareholders in order to pay unanticipated expenditures. Accordingly, a cooperative corporation is highly dependent on the financial well being of its tenant/shareholders. A cooperative corporation's ability to pay the amount of any balloon payment due at the maturity of a mortgage loan secured by the cooperatively owned property depends primarily on its ability to refinance the property. Additional factors likely to affect the economic performance of a cooperative corporation include--

     o    the failure of the corporation to qualify for favorable tax treatment as a "cooperative housing corporation" each year, which may reduce the cash flow available to make debt service payments on a mortgage loan secured by cooperatively owned property; and

     o    the possibility that, upon foreclosure, if the cooperatively owned property becomes a rental property, certain units could be subject to rent control, stabilization and tenants' rights law, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the ensuing rental property as a whole.

     In a typical cooperative conversion plan, the owner of a rental apartment building contracts to sell the building to a newly formed cooperative corporation. Shares are allocated to each apartment unit by the owner or sponsor. The current tenants have a specified period to subscribe at prices discounted from the prices to be offered to the public after that period. As part of the consideration for the sale, the owner or sponsor receives all the unsold shares of the cooperative corporation. In general the sponsor controls the corporation's board of directors and management for a limited period of time. If the sponsor holds the shares allocated to a large number of apartment units, the lender on a mortgage loan secured by a cooperatively owned property may be adversely affected by a decline in the creditworthiness of the sponsor.

     Many cooperative conversion plans are non-eviction plans. Under a non-eviction plan, a tenant at the time of conversion who chooses not to purchase shares is entitled to reside in its apartment unit as a subtenant from the owner of the shares allocated to that unit. Any applicable rent control or rent stabilization laws would continue to be applicable to the subtenancy. In addition, the subtenant may be entitled to renew its lease for an indefinite number of years with continued protection from rent increases above those permitted by any applicable rent control and rent stabilization laws. The owner/shareholder is responsible for the maintenance payments to the cooperative corporation without regard to whether it receives rent from the subtenant or whether the rent payments are lower than maintenance payments on the unit. Newly-formed cooperative corporations typically have the greatest concentration of non-tenant/ shareholders.

                                       35

     Retail Properties. The term "retail property" encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include--

     o    shopping centers,

     o    factory outlet centers,

     o    malls,

     o    automotive sales and service centers,

     o    consumer oriented businesses,

     o    department stores,

     o    grocery stores,

     o    convenience stores,

     o    specialty shops,

     o    gas stations,

     o    movie theaters,

     o    fitness centers,

     o    bowling alleys,

     o    salons, and

     o    dry cleaners.

     Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to--

     o    lower rents,

     o    grant a potential tenant a free rent or reduced rent period,

     o    improve the condition of the property generally, or

     o    make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

     A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

     o    competition from other retail properties;

     o    perceptions regarding the safety, convenience and attractiveness of the property;

     o    perceptions regarding the safety of the surrounding area;

     o    demographics of the surrounding area;

     o    the strength and stability of the local, regional and national economies;

     o    traffic patterns and access to major thoroughfares;

     o    the visibility of the property;

     o    availability of parking;

     o    the particular mixture of the goods and services offered at the property;

                                       36

     o    customer tastes, preferences and spending patterns; and

     o    the drawing power of other tenants.

     The success of a retail property is often dependent on the success of its tenants' businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues.
Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants' ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord's rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

     Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

     The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. An anchor tenant is, in general, a retail tenant whose space is substantially larger in size than that of other tenants at the same retail property and whose operation is vital in attracting customers to the property. At some retail properties, the anchor tenant owns the space it occupies. In those cases where the property owner does not control the space occupied by the anchor tenant, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant. In some cases, an anchor tenant may cease to operate at the property, thereby leaving its space unoccupied even though it continues to own or pay rent on the vacant space. If an anchor tenant ceases operations at a retail property, other tenants at the property may be entitled to terminate their leases prior to the scheduled termination date or to pay rent at a reduced rate for the remaining term of the lease.

     Various factors will adversely affect the economic performance of an anchored retail property, including:

     o    an anchor tenant's failure to renew its lease;

     o    termination of an anchor tenant's lease;

     o    the bankruptcy or economic decline of an anchor tenant or a self-owned anchor;

     o    the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be;
          or

     o    a loss of an anchor tenant's ability to attract shoppers.

     Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

     o    factory outlet centers;

     o    discount shopping centers and clubs;

     o    catalogue retailers;

     o    television shopping networks and programs;

     o    internet web sites; and

     o    telemarketing.

     Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

                                       37

     Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

     Office Properties. Factors affecting the value and operation of an office property include:

     o    the number and quality of the tenants, particularly significant tenants, at the property;

     o    the physical attributes of the building in relation to competing buildings;

     o    the location of the property with respect to the central business district or population centers;

     o    demographic trends within the metropolitan area to move away from or towards the central business district;

     o    social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

     o    tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

     o    local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

     o    the quality and philosophy of building management;

     o    access to mass transportation; and

     o    changes in zoning laws.

     Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

     Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

     o    rental rates;

     o    the building's age, condition and design, including floor sizes and layout;

     o    access to public transportation and availability of parking; and

     o    amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

     The cost of refitting office space for a new tenant is often higher than for other property types.

     The success of an office property also depends on the local economy.
Factors influencing a company's decision to locate in a given area include:

     o    the cost and quality of labor;

     o    tax incentives; and

     o    quality of life matters, such as schools and cultural amenities.

     The strength and stability of the local or regional economy will affect an office property's ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

     Hospitality Properties. Hospitality properties may involve different types of hotels and motels, including:

     o    full service hotels;

     o    resort hotels with many amenities;

     o    limited service hotels;

                                       38

     o    hotels and motels associated with national or regional franchise chains;

     o    hotels that are not affiliated with any franchise chain but may have their own brand identity; and

     o    other lodging facilities.

     Factors affecting the economic performance of a hospitality property include:

     o    the location of the property and its proximity to major population centers or attractions;

     o    the seasonal nature of business at the property;

     o    the level of room rates relative to those charged by competitors;

     o    quality and perception of the franchise affiliation;

     o    economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

     o    the existence or construction of competing hospitality properties;

     o    nature and quality of the services and facilities;

     o    financial strength and capabilities of the owner and operator;

     o    the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

     o    increases in operating costs, which may not be offset by increased room rates;

     o    the property's dependence on business and commercial travelers and tourism;

     o    changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

     o    changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

     Because limited service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature.

     Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

     The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

                                       39

     o    the continued existence and financial strength of the franchisor;

     o    the public perception of the franchise service mark; and

     o    the duration of the franchise licensing agreement.

     The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure.

     A lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable. Further, in the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated liquor license. That party would be required to apply in its own right for a new liquor license. There can be no assurance that a new license could be obtained or that it could be obtained promptly.

     Casino Properties. Factors affecting the economic performance of a casino property include:

     o    location, including proximity to or easy access from major population centers;

     o    appearance;

     o    economic conditions, either local, regional or national, which may limit the amount of disposable income that potential patrons may have for gambling;

     o    the existence or construction of competing casinos;

     o    dependence on tourism; and

     o    local or state governmental regulation.

     Competition among major casinos may involve attracting patrons by--

     o    providing alternate forms of entertainment, such as performers and sporting events, and

     o    offering low-priced or free food and lodging.

     Casino owners may expend substantial sums to modernize, refurbish and maintain existing facilities.

     Because of their dependence on disposable income of patrons, casino properties are likely to respond quickly to a downturn in the economy.

     The ownership and operation of casino properties is often subject to local or state governmental regulation. A government agency or authority may have jurisdiction over or influence with respect to the foreclosure of a casino property or the bankruptcy of its owner or operator. In some jurisdictions, it may be necessary to receive governmental approval before foreclosing, thereby resulting in substantial delays to a lender. Gaming licenses are not transferable, including in connection with a foreclosure. There can be no assurance that a lender or another purchaser in foreclosure or otherwise will be able to obtain the requisite approvals to continue operating the foreclosed property as a casino.

     Any given state or municipality that currently allows legalized gambling could pass legislation banning it.

     The loss of a gaming license for any reason would have a material adverse effect on the value of a casino property.

     Health Care-Related Properties. Health-care related properties include:

     o    hospitals;

     o    medical offices;

     o    skilled nursing facilities;

     o    nursing homes;

                                       40

     o    congregate care facilities; and

     o    in some cases, assisted living centers and housing for seniors.

     Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

     o    statutory and regulatory changes;

     o    retroactive rate adjustments;

     o    administrative rulings;

     o    policy interpretations;

     o    delays by fiscal intermediaries; and

     o    government funding restrictions.

All of the foregoing can adversely affect revenues from the operation a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

     Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

     o    federal and state licensing requirements;

     o    facility inspections;

     o    rate setting;

     o    reimbursement policies; and

     o    laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services.

     Under applicable federal and state laws and regulations, Medicare and
Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services.
Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted.

     Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties.

     Industrial Properties. Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

                                       41

     The value and operation of an industrial property depends on:

     o    location of the property, the desirability of which in a particular instance may depend on--

          1.   availability of labor services,

          2.   proximity to supply sources and customers, and

          3.   accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

     o    building design of the property, the desirability of which in a particular instance may depend on--

          1.   ceiling heights,

          2.   column spacing,

          3.   number and depth of loading bays,

          4.   divisibility,

          5.   floor loading capacities,

          6.   truck turning radius,

          7.   overall functionality, and

          8.   adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities;
               and

     o    the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

     Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types.

     Warehouse, Mini-Warehouse and Self-Storage Facilities. Warehouse,
mini-warehouse and self-storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self-storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

     Successful operation of a warehouse, mini-warehouse or self-storage property depends on--

     o    building design,

     o    location and visibility,

     o    tenant privacy,

     o    efficient access to the property,

     o    proximity to potential users, including apartment complexes or commercial users,

     o    services provided at the property, such as security,

     o    age and appearance of the improvements, and

     o    quality of management.

     In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self-storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities.
Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self-storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to

                                       42

provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

     Restaurants and Taverns. Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

     o    competition from facilities having businesses similar to a particular restaurant or tavern;

     o    perceptions by prospective customers of safety, convenience, services and attractiveness;

     o    the cost, quality and availability of food and beverage products;

     o    negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

     o    changes in demographics, consumer habits and traffic patterns;

     o    the ability to provide or contract for capable management; and

     o    retroactive changes to building codes, similar ordinances and other legal requirements.

     Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

     The food and beverage service industry is highly competitive. The principal means of competition are--

     o    market segment,

     o    product,

     o    price,

     o    value,

     o    quality,

     o    service,

     o    convenience,

     o    location, and

     o    the nature and condition of the restaurant facility.

     A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have--

     o    lower operating costs,

     o    more favorable locations,

     o    more effective marketing,

     o    more efficient operations, or

     o    better facilities.

     The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

                                       43

     Factors affecting the success of a regionally- or nationally-known chain restaurant include:

     o    actions and omissions of any franchisor, including management practices that--

          1.   adversely affect the nature of the business, or

          2.   require renovation, refurbishment, expansion or other
               expenditures;

     o    the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

     o    the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

     Chain restaurants may be operated under franchise agreements. Those agreements typically do not contain provisions protective of lenders. A borrower's rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

     Manufactured Housing Communities, Mobile Home Parks and Recreational
Vehicle Parks. Manufactured housing communities and mobile home parks consist of land that is divided into "spaces" or "home sites" that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. Due to relocation costs and, in some cases, demand for homesites, the value of a mobile home or other housing unit in place in a manufactured housing community or mobile home park is generally higher, and can be significantly higher, than the value of the same unit not placed in a manufactured housing community or mobile home park. As a result, a well-operated manufactured housing community or mobile home park that has achieved stabilized occupancy is typically able to maintain occupancy at or near that level. For the same reason, a lender that provided financing for the home of a tenant who defaulted in his or her space rent generally has an incentive to keep rental payments current until the home can be resold in place, rather than to allow the unit to be removed from the park. In general, the individual mobile homes and other housing units will not constitute collateral for a mortgage loan underlying a series of offered certificates.

     Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. In general, parks that lease recreational vehicle spaces can be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes. However, it is not unusual for the owner of a recreational vehicle to leave the vehicle at the park on a year-round basis or to use the vehicle as low cost housing and reside in the park indefinitely.

     Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include:

     o    location of the manufactured housing property;

     o    the ability of management to provide adequate maintenance and insurance;

     o    the number of comparable competing properties in the local market;

     o    the age, appearance, condition and reputation of the property;

     o    the quality of management; and

     o    the types of facilities and services it provides.

     Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including--

                                       44

     o    multifamily rental properties,

     o    cooperatively-owned apartment buildings,

     o    condominium complexes, and

     o    single-family residential developments.

     Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

     Manufactured housing communities, mobile home parks and recreational vehicle parks are special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

     Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

     In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to--

     o    fixed percentages,

     o    percentages of increases in the consumer price index,

     o    increases set or approved by a governmental agency, or

     o    increases determined through mediation or binding arbitration.

     In many cases, the rent control laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite.
Local authority to impose rent control on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control is not imposed at the state level in those states. In some states, however, local rent control ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control with respect to those tenants.

     Recreational and Resort Properties. Any mortgage loan underlying a series of offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort.
Factors affecting the economic performance of a property of this type include:

     o    the location and appearance of the property;

     o    the appeal of the recreational activities offered;

     o    the existence or construction of competing properties, whether or not they offer the same activities;

     o    the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;

     o    geographic location and dependence on tourism;

     o    changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;

     o    seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;

                                       45

     o    sensitivity to weather and climate changes; and

     o    local, regional and national economic conditions.

     A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

     Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties.

     Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

     Arenas and Stadiums. The success of an arena or stadium generally depends on its ability to attract patrons to a variety of events, including:

     o    sporting events;

     o    musical events;

     o    theatrical events;

     o    animal shows; and/or

     o    circuses.

     The ability to attract patrons is dependent on, among others, the following factors:

     o    the appeal of the particular event;

     o    the cost of admission;

     o    perceptions by prospective patrons of the safety, convenience, services and attractiveness of the arena or stadium;

     o    perceptions by prospective patrons of the safety of the surrounding area; and

     o    the alternative forms of entertainment available in the particular locale.

     In some cases, an arena's or stadium's success will depend on its ability to attract and keep a sporting team as a tenant. An arena or stadium may become unprofitable, or unacceptable to a tenant of that type, due to decreased attendance, competition and age of improvements. Often, substantial expenditures must be made to modernize, refurbish and/or maintain existing facilities.

     Arenas and stadiums are special purpose properties which cannot be readily convertible to alternative uses. This will adversely affect their liquidation value.

     Churches and Other Religious Facilities. Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

     Parking Lots and Garages. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

     o    the number of rentable parking spaces and rates charged;

     o    the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

     o    the amount of alternative parking spaces in the area;

     o    the availability of mass transit; and

                                       46

     o    the perceptions of the safety, convenience and services of the lot or garage.

     Unimproved Land. The value of unimproved land is largely a function of its potential use. This may depend on--

     o    its location,

     o    its size,

     o    the surrounding neighborhood, and

     o    local zoning laws.

     Default and Loss Considerations with Respect to Commercial and Multifamily
Mortgage Loans. Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon--

     o    the successful operation of the property, and

     o    its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be nonrecourse loans.

     The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of--

     o    the amount of income derived or expected to be derived from the related real property for a twelve-month period that is available to pay debt service, to

     o    the annualized scheduled payments of principal and/or interest on the mortgage loan and any other senior loans that are secured by the related real property.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. We will provide a more detailed discussion of its calculation in the related prospectus supplement.

     The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to--

     o    make the loan payments on the related mortgage loan,

     o    cover operating expenses, and

     o    fund capital improvements at any given time.

     Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as--

     o    some health care-related facilities,

     o    hotels and motels,

     o    recreational vehicle parks, and

     o    mini-warehouse and self-storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as--

     o    warehouses,

     o    retail stores,

                                       47

     o    office buildings, and

     o    industrial facilities.

     Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

     Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

     o    increases in energy costs and labor costs;

     o    increases in interest rates and real estate tax rates; and

     o    changes in governmental rules, regulations and fiscal policies.

     Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

     Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of--

     o    the then outstanding principal balance of the mortgage loan and any other senior loans that are secured by the related real property, to

     o    the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

     A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances--

     o    the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

     o    the lender has greater protection against loss on liquidation following a borrower default.

     Loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of a series of offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on--

     o    the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

     o    the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

     o    the income capitalization method, which takes into account the property's projected net cash flow; or

     o    a selection from the values derived from the foregoing methods.

     Each of these appraisal methods presents analytical difficulties. For example--

     o    it is often difficult to find truly comparable properties that have recently been sold;

                                       48

     o    the replacement cost of a property may have little to do with its current market value; and

     o    income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

     If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

     The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

     We believe that the foregoing considerations are important factors that generally distinguish mortgage loans secured by liens on income-producing real estate from single-family mortgage loans. However, the originators of the mortgage loans underlying your offered certificates may not have considered all of those factors for all or any of those loans.

     See "Risk Factors--Repayment of a Commercial or Multifamily Mortgage Loan
Depends on the Performance and Value of the Underlying Real Property, Which May
Decline Over Time, and the Related Borrower's Ability to Refinance the
Property, of Which There Is No Assurance."

     Payment Provisions of the Mortgage Loans. Each of the mortgage loans included in one of our trusts will have the following features:

     o    an original term to maturity of not more than approximately 40 years;
          and

     o    scheduled payments of principal, interest or both, to be made on specified dates, that occur monthly, bi-monthly, quarterly, semi-annually, annually or at some other interval.

     A mortgage loan included in one of our trusts may also include terms that:

     o    provide for the accrual of interest at a mortgage interest rate that is fixed over its term, that resets on one or more specified dates or that otherwise adjusts from time to time;

     o    provide for the accrual of interest at a mortgage interest rate that may be converted at the borrower's election from an adjustable to a fixed interest rate or from a fixed to an adjustable interest rate;

     o    provide for no accrual of interest;

     o    provide for level payments to stated maturity, for payments that reset in amount on one or more specified dates or for payments that otherwise adjust from time to time to accommodate changes in the coupon rate or to reflect the occurrence of specified events;

     o    be fully amortizing or, alternatively, may be partially amortizing or nonamortizing, with a substantial payment of principal due on its stated maturity date;

     o    permit the negative amortization or deferral of accrued interest;

     o    permit defeasance and the release of the real property collateral in connection with that defeasance; and/or

     o    prohibit some or all voluntary prepayments or require payment of a premium, fee or charge in connection with those prepayments.

     Mortgage Loan Information in Prospectus Supplements. We will describe in the related prospectus supplement the characteristics of the mortgage loans that we will include in any of our trusts. In general, we will provide in the related prospectus supplement, among other items, the following information on the particular mortgage loans in one of our trusts:

     o    the total outstanding principal balance and the largest, smallest and average outstanding principal balance of the mortgage loans;

                                       49

     o    the type or types of property that provide security for repayment of the mortgage loans;

     o    the earliest and latest origination date and maturity date of the mortgage loans;

     o    the original and remaining terms to maturity of the mortgage loans, or the range of each of those terms to maturity, and the weighted average original and remaining terms to maturity of the mortgage loans;

     o    loan-to-value ratios of the mortgage loans either at origination or as of a more recent date, or the range of those loan-to-value ratios, and the weighted average of those loan-to-value ratios;

     o    the mortgage interest rates of the mortgage loans, or the range of those mortgage interest rates, and the weighted average mortgage interest rate of the mortgage loans;

     o    if any mortgage loans have adjustable mortgage interest rates, the index or indices upon which the adjustments are based, the adjustment dates, the range of gross margins and the weighted average gross margin, and any limits on mortgage interest rate adjustments at the time of any adjustment and over the life of the loan;

     o    information on the payment characteristics of the mortgage loans, including applicable prepayment restrictions;

     o    debt service coverage ratios of the mortgage loans either at origination or as of a more recent date, or the range of those debt service coverage ratios, and the weighted average of those debt service coverage ratios; and

     o    the geographic distribution of the properties securing the mortgage loans on a state-by-state basis.

     If we are unable to provide the specific information described above at the time a series of offered certificates is initially offered, we will provide--

     o    more general information in the related prospectus supplement, and

     o    specific information in a report which will be filed with the SEC as part of a Current Report on Form 8-K within 15 days following the issuance of those certificates.

     If any mortgage loan, or group of related mortgage loans, included in one of our trusts represents a material concentration of credit risk, we will include in the related prospectus supplement financial statements or other financial information on the related real property or properties.

MORTGAGE-BACKED SECURITIES

     The mortgage-backed securities underlying a series of offered certificates may include:

     o    mortgage participations, mortgage pass-through certificates, collateralized mortgage obligations or other mortgage-backed securities that are not insured or guaranteed by any governmental agency or instrumentality, or

     o    certificates issued and/or insured or guaranteed by Freddie Mac,
          Fannie Mae, Ginnie Mae, Farmer Mac, or another federal or state governmental agency or instrumentality.

     In addition, each of those mortgage-backed securities will directly or indirectly evidence an interest in, or be secured by a pledge of, multifamily and/or commercial mortgage loans.

     Each mortgage-backed security included in one of our trusts--

     o    will have been registered under the Securities Act of 1933, as amended, or

     o    will be exempt from the registration requirements of that Act, or

     o    will have been held for at least the holding period specified in Rule
          144(k) under that Act, or

     o    may otherwise be resold by us publicly without registration under that
          Act.

     We will describe in the related prospectus supplement the characteristics of the mortgage-backed securities that we will include in any of our trusts. In general, we will provide in the related prospectus supplement, among other items, the following information on the particular mortgage-backed securities included in one of our trusts:

                                       50

     o    the initial and outstanding principal amount(s) and type of the securities;

     o    the original and remaining term(s) to stated maturity of the securities;

     o    the pass-through or bond rate(s) of the securities or the formula for determining those rate(s);

     o    the payment characteristics of the securities;

     o    the identity of the issuer(s), servicer(s) and trustee(s) for the securities;

     o    a description of the related credit support, if any;

     o    the type of mortgage loans underlying the securities;

     o    the circumstances under which the related underlying mortgage loans, or the securities themselves, may be purchased prior to maturity;

     o    the terms and conditions for substituting mortgage loans backing the securities; and

     o    the characteristics of any agreements or instruments providing interest rate protection to the securities.

     With respect to any mortgage-backed security included in one of our trusts, we will provide in our reports filed under the Securities Exchange Act of 1934, as amended, the same information regarding the security as is provided by the issuer of the security in its own reports filed under that Act, if the security was publicly offered, or in the reports the issuer of the security provides to the related trustee, if the security was privately issued.

SUBSTITUTION, ACQUISITION AND REMOVAL OF MORTGAGE ASSETS

     If so specified in the related prospectus supplement, we or another specified person or entity may be permitted, at our or its option, but subject to the conditions specified in that prospectus supplement, to acquire from the related trust particular mortgage assets underlying a series of offered certificates in exchange for:

     o    cash that would be applied to pay down the principal balances of the certificates of that series; and/or

     o    other mortgage loans or mortgage-backed securities that--

          1.   conform to the description of mortgage assets in this prospectus,
               and

          2.   satisfy the criteria set forth in the related prospectus
               supplement.

     In addition, if so specified in the related prospectus supplement, the trustee may be authorized or required to apply collections on the related mortgage assets to acquire new mortgage loans or mortgage-backed securities that--

          1.   conform to the description of mortgage assets in this prospectus,
               and

          2.   satisfy the criteria set forth in the related prospectus
               supplement.

     No replacement of mortgage assets or acquisition of new mortgage assets will be permitted if it would result in a qualification, downgrade or withdrawal of the then-current rating assigned by any rating agency to any class of affected offered certificates.

     Further, if so specified in the related prospectus supplement, a certificateholder of a series of certificates that includes offered certificates may exchange the certificates it holds for one or more of the mortgage loans or mortgage-backed securities constituting part of the mortgage pool underlying those certificates. We will describe in the related prospectus supplement the circumstances under which the exchange may occur.

UNDELIVERED MORTGAGE ASSETS

     In general, the total outstanding principal balance of the mortgage assets transferred by us to any particular trust will equal or exceed the initial total outstanding principal balance of the related series of

                                       51

certificates. In the event that the total outstanding principal balance of the related mortgage assets initially delivered by us to the related trustee is less than the initial total outstanding principal balance of any series of certificates, we may deposit or arrange for the deposit of cash or liquid investments on an interim basis with the related trustee to cover the shortfall. For 90 days following the date of initial issuance of that series of certificates, we will be entitled to obtain a release of the deposited cash or investments if we deliver or arrange for delivery of a corresponding amount of mortgage assets. If we fail, however, to deliver mortgage assets sufficient to make up the entire shortfall, any of the cash or, following liquidation, investments remaining on deposit with the related trustee will be used by the related trustee to pay down the total principal balance of the related series of certificates, as described in the related prospectus supplement.

ACCOUNTS

     The trust assets underlying a series of offered certificates will include one or more accounts established and maintained on behalf of the holders. All payments and collections received or advanced on the mortgage assets and other trust assets will be deposited and held in those accounts. We will identify and describe those accounts, and will further describe the deposits to and withdrawals from those accounts, in the related prospectus supplement.

CREDIT SUPPORT

     The holders of any class of offered certificates may be the beneficiaries of credit support designed to protect them partially or fully against all or particular defaults and losses on the related mortgage assets. The types of credit support that may benefit the holders of a class of offered certificates include:

     o    the subordination of one or more other classes of certificates of the same series;

     o    a letter of credit;

     o    a surety bond;

     o    an insurance policy;

     o    a guarantee;

     o    a credit derivative; and/or

     o    a reserve fund.

     In the related prospectus supplement, we will describe the amount and types of any credit support benefiting the holders of a class of offered certificates.

ARRANGEMENTS PROVIDING REINVESTMENT, INTEREST RATE AND CURRENCY RELATED
PROTECTION

     The trust assets for a series of offered certificates may include guaranteed investment contracts in accordance with which moneys held in the funds and accounts established for that series will be invested at a specified rate. Those trust assets may also include:

     o    interest rate exchange agreements;

     o    interest rate cap agreements;

     o    interest rate floor agreements;

     o    currency exchange agreements; or

     o    other agreements or arrangements designed to reduce the effects of interest rate or currency exchange rate fluctuations with respect to the related mortgage assets and one or more classes of offered certificates.

     In the related prospectus supplement, we will describe any agreements or other arrangements designed to protect the holders of a class of offered certificates against shortfalls resulting from movements or fluctuations in interest rates or currency exchange rates. If applicable, we will also identify any obligor under the agreement or other arrangement.

                                       52

                       YIELD AND MATURITY CONSIDERATIONS

GENERAL

     The yield on your offered certificates will depend on--

     o    the price you paid for your offered certificates,

     o    the pass-through rate on your offered certificates,

     o    the amount and timing of payments on your offered certificates.

     The following discussion contemplates a trust established by us that consists only of mortgage loans. If one of our trusts also includes a mortgage-backed security, the payment terms of that security will soften or enhance the effects that the characteristics and behavior of mortgage loans backing that security can have on the yield to maturity and/or weighted average life of a class of offered certificates. If one of our trusts includes a mortgage-backed security, we will discuss in the related prospectus supplement the effect, if any, that the security may have on the yield to maturity and weighted average lives of the related offered certificates.

PASS-THROUGH RATE

     A class of interest-bearing offered certificates may have a fixed, variable or adjustable pass-through rate. We will specify in the related prospectus supplement the pass-through rate for each class of interest-bearing offered certificates or, if the pass-through rate is variable or adjustable, the method of determining the pass-through rate.

PAYMENT DELAYS

     There will be a delay between the date on which payments on the underlying mortgage loans are due and the date on which those payments are passed through to you and other investors. That delay will reduce the yield that would otherwise be produced if those payments were passed through on your offered certificates on the same date that they were due.

YIELD AND PREPAYMENT CONSIDERATIONS

     The yield to maturity on your offered certificates will be affected by the rate of principal payments on the underlying mortgage loans and the allocation of those principal payments to reduce the principal balance or notional amount of your offered certificates. The rate of principal payments on those mortgage loans will be affected by the following:

     o    the amortization schedules of the mortgage loans, which may change from time to time to reflect, among other things, changes in mortgage interest rates or partial prepayments of principal;

     o    the dates on which any balloon payments are due; and

     o    the rate of principal prepayments on the mortgage loans, including voluntary prepayments by borrowers and involuntary prepayments resulting from liquidations, casualties or purchases of mortgage loans.

     Because the rate of principal prepayments on the mortgage loans underlying your offered certificates will depend on future events and a variety of factors, we cannot give you any assurance as to that rate.

     The extent to which the yield to maturity of your offered certificates may vary from your anticipated yield will depend upon--

     o    whether you purchased your offered certificates at a discount or premium and, if so, the extent of that discount or premium, and

     o    when, and to what degree, payments of principal on the underlying mortgage loans are applied or otherwise result in the reduction of the principal balance or notional amount of your offered certificates.

                                       53

     If you purchase your offered certificates at a discount, you should consider the risk that a slower than anticipated rate of principal payments on the underlying mortgage loans could result in an actual yield to you that is lower than your anticipated yield. If you purchase your offered certificates at a premium, you should consider the risk that a faster than anticipated rate of principal payments on the underlying mortgage loans could result in an actual yield to you that is lower than your anticipated yield.

     If your offered certificates entitle you to payments of interest, with disproportionate, nominal or no payments of principal, you should consider that your yield will be extremely sensitive to prepayments on the underlying mortgage loans and, under some prepayment scenarios, may be negative.

     If a class of offered certificates accrues interest on a notional amount, that notional amount will, in general, either--

     o    be based on the principal balances of some or all of the mortgage assets in the related trust, or

     o    equal the total principal balance of one or more of the other classes of certificates of the same series.

Accordingly, the yield on that class of certificates will be inversely related to, as applicable, the rate at which--

     o    payments and other collections of principal are received on the mortgage assets referred to in the first bullet point of the prior sentence, or

     o    payments are made in reduction of the total principal balance of the class or classes of certificates referred to in the second bullet point of the prior sentence.

     The extent of prepayments of principal of the mortgage loans underlying your offered certificates may be affected by a number of factors, including:

     o    the availability of mortgage credit;

     o    the relative economic vitality of the area in which the related real properties are located;

     o    the quality of management of the related real properties;

     o    the servicing of the mortgage loans;

     o    possible changes in tax laws; and

     o    other opportunities for investment.

In general, those factors that increase--

     o    the attractiveness of selling or refinancing a commercial or multifamily property, or

     o    the likelihood of default under a commercial or multifamily mortgage loan,

would be expected to cause the rate of prepayment to accelerate. In contrast, those factors having an opposite effect would be expected to cause the rate of prepayment to slow.

     The rate of principal payments on the mortgage loans underlying your offered certificates may also be affected by the existence and enforceability of prepayment restrictions, such as--

     o    prepayment lock-out periods, and

     o    requirements that voluntary principal prepayments be accompanied by prepayment premiums, fees or charges.

If enforceable, those provisions could constitute either an absolute prohibition, in the case of a prepayment lock-out period, or a disincentive, in the case of a prepayment premium, fee or charge, to a borrower's voluntarily prepaying its mortgage loan, thereby slowing the rate of prepayments.

     The rate of prepayment on a pool of mortgage loans is likely to be affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level. As prevailing market interest rates decline, a borrower may have an increased incentive to refinance its mortgage loan. Even in the case

                                       54

of adjustable rate mortgage loans, as prevailing market interest rates decline, the related borrowers may have an increased incentive to refinance for the following purposes:

     o    to convert to a fixed rate loan and thereby lock in that rate, or

     o    to take advantage of a different index, margin or rate cap or floor on another adjustable rate mortgage loan.

     Subject to prevailing market interest rates and economic conditions generally, a borrower may sell a real property in order to--

     o    realize its equity in the property,

     o    meet cash flow needs or

     o    make other investments.

     Additionally, some borrowers may be motivated by federal and state tax laws, which are subject to change, to sell their properties prior to the exhaustion of tax depreciation benefits.

     We make no representation as to--

     o    the particular factors that will affect the prepayment of the mortgage loans underlying any series of offered certificates,

     o    the relative importance of those factors,

     o    the percentage of the principal balance of those mortgage loans that will be paid as of any date, or

     o    the overall rate of prepayment on those mortgage loans.

WEIGHTED AVERAGE LIFE AND MATURITY

     The rate at which principal payments are received on the mortgage loans underlying any series of offered certificates will affect the ultimate maturity and the weighted average life of one or more classes of those certificates. In general, weighted average life refers to the average amount of time that will elapse from the date of issuance of an instrument until each dollar allocable as principal of that instrument is repaid to the investor.

     The weighted average life and maturity of a class of offered certificates will be influenced by the rate at which principal on the underlying mortgage loans is paid to that class, whether in the form of--

     o    scheduled amortization, or

     o    prepayments, including--

          1.   voluntary prepayments by borrowers, and

          2.   involuntary prepayments resulting from liquidations, casualties or condemnations and purchases of mortgage loans out of the related trust.

     Prepayment rates on loans are commonly measured relative to a prepayment standard or model, such as the CPR prepayment model or the SPA prepayment model. CPR represents an assumed constant rate of prepayment each month, expressed as an annual percentage, relative to the then outstanding principal balance of a pool of mortgage loans for the life of those loans. SPA represents an assumed variable rate of prepayment each month, expressed as an annual percentage, relative to the then outstanding principal balance of a pool of mortgage loans, with different prepayment assumptions often expressed as percentages of SPA. For example, a prepayment assumption of 100% of SPA assumes prepayment rates of 0.2% per annum of the then outstanding principal balance of those loans in the first month of the life of the loans and an additional 0.2%
per annum in each month thereafter until the 30th month. Beginning in the 30th month, and in each month thereafter during the life of the loans, 100% of SPA assumes a constant prepayment rate of 6% per annum each month.

     Neither CPR nor SPA nor any other prepayment model or assumption is a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any particular pool of

                                       55

mortgage loans. Moreover, the CPR and SPA models were developed based upon historical prepayment experience for single-family mortgage loans. It is unlikely that the prepayment experience of the mortgage loans underlying your offered certificates will conform to any particular level of CPR or SPA.

     In the prospectus supplement for a series of offered certificates, we will include tables, if applicable, setting forth--

     o    the projected weighted average life of each class of those offered certificates with principal balances, and

     o    the percentage of the initial total principal balance of each class of those offered certificates that would be outstanding on specified dates,

based on the assumptions stated in that prospectus supplement, including assumptions regarding prepayments on the underlying mortgage loans. Those tables and assumptions illustrate the sensitivity of the weighted average lives of those offered certificates to various assumed prepayment rates and are not intended to predict, or to provide information that will enable you to predict, the actual weighted average lives of your offered certificates.

OTHER FACTORS AFFECTING YIELD, WEIGHTED AVERAGE LIFE AND MATURITY

     Balloon Payments; Extensions of Maturity. Some or all of the mortgage loans underlying a series of offered certificates may require that balloon payments be made at maturity. The ability of a borrower to make a balloon payment typically will depend upon its ability either--

     o    to refinance the loan, or

     o    to sell the related real property.

If a borrower is unable to refinance or sell the related real property, there is a possibility that the borrower may default on the mortgage loan or that the maturity of the mortgage loan may be extended in connection with a workout. If a borrower defaults, recovery of proceeds may be delayed by--

     o    the bankruptcy of the borrower, or

     o    adverse economic conditions in the market where the related real property is located.

     In order to minimize losses on defaulted mortgage loans, the related master servicer or special servicer may be authorized within prescribed limits to modify mortgage loans that are in default or as to which a payment default is reasonably foreseeable. Any defaulted balloon payment or modification that extends the maturity of a mortgage loan may delay payments of principal on your offered certificates and extend the weighted average life of your offered certificates.

     Negative Amortization. The weighted average life of a class of offered certificates can be affected by mortgage loans that permit negative amortization to occur. Those are the mortgage loans that provide for the current payment of interest calculated at a rate lower than the rate at which interest accrues on the mortgage loan, with the unpaid portion of that interest being added to the related principal balance. Negative amortization most commonly occurs with respect to an adjustable rate mortgage loan that:

     o    limits the amount by which its scheduled payment may adjust in response to a change in its mortgage interest rate;

     o    provides that its scheduled payment will adjust less frequently than its mortgage interest rate; or

     o    provides for constant scheduled payments regardless of adjustments to its mortgage interest rate.

     Negative amortization on one or more mortgage loans in any of our trusts may result in negative amortization on a related class of offered certificates.
We will describe in the related prospectus supplement, if applicable, the manner in which negative amortization with respect to the underlying mortgage loans is allocated among the respective classes of a series of offered certificates.

     The portion of any mortgage loan negative amortization allocated to a class of offered certificates may result in a deferral of some or all of the interest payable on those certificates. Deferred interest may

                                       56

be added to the total principal balance of a class of offered certificates. In addition, an adjustable rate mortgage loan that permits negative amortization would be expected during a period of increasing interest rates to amortize, if at all, at a slower rate than if interest rates were declining or were remaining constant. This slower rate of mortgage loan amortization would be reflected in a slower rate of amortization for one or more classes of certificates of the related series. Accordingly, there may be an increase in the weighted average lives of those classes of certificates to which any mortgage loan negative amortization would be allocated or that would bear the effects of a slower rate of amortization of the underlying mortgage loans.

     The extent to which the yield on your offered certificates may be affected by any negative amortization on the underlying mortgage loans will depend, in part, upon whether you purchase your offered certificates at a premium or a discount.

     During a period of declining interest rates, the scheduled payment on an adjustable rate mortgage loan may exceed the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable mortgage interest rate. The result is the accelerated amortization of the mortgage loan. The acceleration in amortization of a mortgage loan will shorten the weighted average lives of those classes of certificates that entitle their holders to a portion of the principal payments on the mortgage loan.

     Foreclosures and Payment Plans. The weighted average life of and yield on your offered certificates will be affected by--

     o    the number of foreclosures with respect to the underlying mortgage loans; and

     o    the principal amount of the foreclosed mortgage loans in relation to the principal amount of those mortgage loans that are repaid in accordance with their terms.

     Servicing decisions made with respect to the underlying mortgage loans, including the use of payment plans prior to a demand for acceleration and the restructuring of mortgage loans in bankruptcy proceedings or otherwise, may also affect the payment patterns of particular mortgage loans and, as a result, the weighted average life of and yield on your offered certificates.

     Losses and Shortfalls on the Mortgage Assets. The yield on your offered certificates will directly depend on the extent to which you are required to bear the effects of any losses or shortfalls in collections on the underlying mortgage loans and the timing of those losses and shortfalls. In general, the earlier that you bear any loss or shortfall, the greater will be the negative effect on the yield of your offered certificates.

     The amount of any losses or shortfalls in collections on the mortgage assets in any of our trusts will, to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support, be allocated among the various classes of certificates of the related series in the priority and manner, and subject to the limitations, that we specify in the related prospectus supplement. As described in the related prospectus supplement, those allocations may be effected by the following:

     o    a reduction in the entitlements to interest and/or the total principal balances of one or more classes of certificates; and/or

     o    the establishment of a priority of payments among classes of certificates.

     If you purchase subordinated certificates, the yield to maturity on those certificates may be extremely sensitive to losses and shortfalls in collections on the underlying mortgage loans.

     Additional Certificate Amortization. If your offered certificates have a principal balance, then they entitle you to a specified portion of the principal payments received on the underlying mortgage loans. They may also entitle you to payments of principal from the following sources:

     o    amounts attributable to interest accrued but not currently payable on one or more other classes of certificates of the applicable series;

     o    interest received or advanced on the underlying mortgage assets that is in excess of the interest currently accrued on the certificates of the applicable series;

                                       57

     o    prepayment premiums, fees and charges, payments from equity participations or any other amounts received on the underlying mortgage assets that do not constitute interest or principal; or

     o    any other amounts described in the related prospectus supplement.

     The amortization of your offered certificates out of the sources described in the prior paragraph would shorten their weighted average life and, if your offered certificates were purchased at a premium, reduce their yield to maturity.

                   STRUCTURED ASSET SECURITIES CORPORATION II

     We were incorporated in Delaware on October 25, 2002. We were organized, among other things, for the purposes of:

     o    acquiring mortgage loans, or interests in those loans, secured by first or junior liens on commercial and multifamily real properties;

     o    acquiring mortgage-backed securities that evidence interests in mortgage loans that are secured by commercial and multifamily real properties;

     o    forming pools of mortgage loans and mortgage-backed securities; and

     o    acting as depositor of one or more trusts formed to issue bonds, certificates of interest or other evidences of indebtedness that are secured by or represent interests in, pools of mortgage loans and mortgage-backed securities.

Our principal executive offices are located at 745 Seventh Avenue, New York,
New York 10019. Our telephone number is 212-526-7000. There can be no assurance that at any particular time we will have any significant assets.

                        DESCRIPTION OF THE CERTIFICATES

GENERAL

     Each series of offered certificates, together with any non-offered certificates of the same series, will represent the entire beneficial ownership interest in a trust established by us. Each series of offered certificates will consist of one or more classes. Any non-offered certificates of that series will likewise consist of one or more classes.

     A series of certificates consists of all those certificates that--

     o    have the same series designation;

     o    were issued under the same Governing Document; and

     o    represent beneficial ownership interests in the same trust.

     A class of certificates consists of all those certificates of a particular series that--

     o    have the same class designation; and

     o    have the same payment terms.

     The respective classes of offered and non-offered certificates of any series may have a variety of payment terms. An offered certificate may entitle the holder to receive:

     o    a stated principal amount, which will be represented by its principal balance;

     o    interest on a principal balance or notional amount, at a fixed, variable or adjustable pass-through rate;

     o    specified, fixed or variable portions of the interest, principal or other amounts received on the related mortgage assets;

     o    payments of principal, with disproportionate, nominal or no payments of interest;

                                       58

     o    payments of interest, with disproportionate, nominal or no payments of principal;

     o    payments of interest or principal that commence only as of a specified date or only after the occurrence of specified events, such as the payment in full of the interest and principal outstanding on one or more other classes of certificates of the same series;

     o    payments of principal to be made, from time to time or for designated periods, at a rate that is--

          1.   faster and, in some cases, substantially faster, or

          2.   slower and, in some cases, substantially slower,

than the rate at which payments or other collections of principal are received on the related mortgage assets;

     o    payments of principal to be made, subject to available funds, based on a specified principal payment schedule or other methodology; or

     o    payments of all or part of the prepayment or repayment premiums, fees and charges, equity participations payments or other similar items received on the related mortgage assets.

     Any class of offered certificates may be senior or subordinate to one or more other classes of certificates of the same series, including a non-offered class of certificates of that series, for purposes of some or all payments and/or allocations of losses or other shortfalls.

     A class of offered certificates may have two or more component parts, each having characteristics that are described in this prospectus as being attributable to separate and distinct classes. For example, a class of offered certificates may have a total principal balance on which it accrues interest at a fixed, variable or adjustable rate. That class of offered certificates may also accrue interest on a total notional amount at a different fixed, variable or adjustable rate. In addition, a class of offered certificates may accrue interest on one portion of its total principal balance or notional amount at one fixed, variable or adjustable rate and on another portion of its total principal balance or notional amount at a different fixed, variable or adjustable rate.

     Each class of offered certificates will be issued in minimum denominations corresponding to specified principal balances, notional amounts or percentage interests, as described in the related prospectus supplement. A class of offered certificates may be issued in fully registered, definitive form and evidenced by physical certificates or may be issued in book-entry form through the facilities of The Depository Trust Company. Offered certificates held in fully registered, definitive form may be transferred or exchanged, subject to any restrictions on transfer described in the related prospectus supplement, at the location specified in the related prospectus supplement, without the payment of any service charges, except for any tax or other governmental charge payable in connection with the transfer or exchange. Interests in offered certificates held in book-entry form will be transferred on the book-entry records of DTC and its participating organizations. If we so specify in the related prospectus supplement, we will arrange for clearance and settlement through Clearstream Banking Luxembourg or the Euroclear System, for so long as they are participants in DTC.

PAYMENTS ON THE CERTIFICATES

     General. Payments on a series of offered certificates may occur monthly, bi-monthly, quarterly, semi-annually, annually or at any other specified interval. In the prospectus supplement for each series of offered certificates, we will identify:

     o    the periodic payment date for that series, and

     o    the record date as of which certificateholders entitled to payments on any particular payment date will be established.

     All payments with respect to a class of offered certificates on any payment date will be allocated pro rata among the outstanding certificates of that class in proportion to the respective principal balances, notional amounts or percentage interests, as the case may be, of those certificates. Payments on an offered certificate will be made to the holder entitled thereto either--

                                       59

     o    by wire transfer of immediately available funds to the account of that holder at a bank or similar entity, provided that the holder has furnished the party making the payments with wiring instructions no later than the applicable record date, or a specified number of days prior to that date, and has satisfied any other conditions specified in the related prospectus supplement, or

     o    by check mailed to the address of that holder as it appears in the certificate register, in all other cases.

     In general, the final payment on any offered certificate will be made only upon presentation and surrender of that certificate at the location specified to the holder in notice of final payment.

     Payments of Interest. In the case of each class of interest-bearing offered certificates, interest will accrue from time to time, at the applicable pass-through rate and in accordance with the applicable interest accrual method, on the total outstanding principal balance or notional amount of that class.

     The pass-through rate for a class of interest-bearing offered certificates may be fixed, variable or adjustable. We will specify in the related prospectus supplement the pass-through rate for each class of interest-bearing offered certificates or, in the case of a variable or adjustable pass-through rate, the method for determining that pass-through rate.

     Interest may accrue with respect to any offered certificate on the basis of:

     o    a 360-day year consisting of 12 30-day months,

     o    the actual number of days elapsed during each relevant period in a year assumed to consist of 360 days,

     o    the actual number of days elapsed during each relevant period in a normal calendar year, or

     o    any other method identified in the related prospectus supplement.

     We will identify the interest accrual method for each class of offered certificates in the related prospectus supplement.

     Subject to available funds and any adjustments to interest entitlements described in the related prospectus supplement, accrued interest with respect to each class of interest-bearing offered certificates will normally be payable on each payment date. However, in the case of some classes of interest-bearing offered certificates, payments of accrued interest will only begin on a particular payment date or under the circumstances described in the related prospectus supplement. Prior to that time, the amount of accrued interest otherwise payable on that class will be added to its total principal balance on each date or otherwise deferred as described in the related prospectus supplement.

     If a class of offered certificates accrues interest on a total notional amount, that total notional amount, in general, will be either:

     o    based on the principal balances of some or all of the related mortgage assets; or

     o    equal to the total principal balances of one or more other classes of certificates of the same series.

     Reference to the notional amount of any certificate is solely for convenience in making calculations of interest and does not represent the right to receive any payments of principal.

     We will describe in the related prospectus supplement the extent to which the amount of accrued interest that is payable on, or that may be added to the total principal balance of, a class of interest-bearing offered certificates may be reduced as a result of any contingencies, including shortfalls in interest collections due to prepayments, delinquencies, losses and deferred interest on the related mortgage assets.

     Payments of Principal. An offered certificate may or may not have a principal balance. If it does, that principal balance outstanding from time to time will represent the maximum amount that the holder of that certificate will be entitled to receive as principal out of the future cash flow on the related mortgage assets and the other related trust assets.

                                       60

     The total outstanding principal balance of any class of offered certificates will be reduced by--

     o    payments of principal actually made to the holders of that class, and

     o    if and to the extent that we so specify in the related prospectus supplement, losses of principal on the related mortgage assets that are allocated to or are required to be borne by that class.

     A class of interest-bearing offered certificates may provide that payments of accrued interest will only begin on a particular payment date or under the circumstances described in the related prospectus supplement. If so, the total outstanding principal balance of that class may be increased by the amount of any interest accrued, but not currently payable, on that class.

     We will describe in the related prospectus supplement any other adjustments to the total outstanding principal balance of a class of offered certificates.

     Unless we so state in the related prospectus supplement, the initial total principal balance of all classes of a series will not be greater than the total outstanding principal balance of the related mortgage assets transferred by us to the related trust. We will specify the expected initial total principal balance of each class of offered certificates in the related prospectus supplement.

     The payments of principal to be made on a series of offered certificates from time to time will, in general, be a function of the payments, other collections and advances received or made with respect to the related prospectus supplement. Payments of principal on a series of offered certificates may also be made from the following sources:

     o    amounts attributable to interest accrued but not currently payable on one or more other classes of certificates of the applicable series;

     o    interest received or advanced on the underlying mortgage assets that is in excess of the interest currently accrued on the certificates of the applicable series;

     o    prepayment premiums, fees and charges, payments from equity participations or any other amounts received on the underlying mortgage assets that do not constitute interest or principal; or

     o    any other amounts described in the related prospectus supplement.

     We will describe in the related prospectus supplement the principal entitlement of each class of offered certificates on each payment date.

ALLOCATION OF LOSSES AND SHORTFALLS

     If and to the extent that any losses or shortfalls in collections on the mortgage assets in any of our trusts are not covered or offset by delinquency advances or draws on any reserve fund or under any instrument of credit support, they will be allocated among the various classes of certificates of the related series in the priority and manner, and subject to the limitations, specified in the related prospectus supplement. As described in the related prospectus supplement, the allocations may be effected as follows:

     o    by reducing the entitlements to interest and/or the total principal balances of one or more of those classes; and/or

     o    by establishing a priority of payments among those classes.

     See "Description of Credit Support."

ADVANCES

     If any trust established by us includes mortgage loans, then as and to the extent described in the related prospectus supplement, the related master servicer, the related special servicer, the related trustee, any related provider of credit support and/or any other specified person may be obligated to make, or may have the option of making, advances with respect to those mortgage loans to cover--

     o    delinquent payments of principal and/or interest, other than balloon payments,

                                       61

     o    property protection expenses,

     o    other servicing expenses, or

     o    any other items specified in the related prospectus supplement.

     If there are any limitations with respect to a party's advancing obligations, we will discuss those limitations in the related prospectus supplement.

     Advances are intended to maintain a regular flow of scheduled interest and principal payments to certificateholders. Advances are not a guarantee against losses. The advancing party will be entitled to recover all of its advances out of--

     o    subsequent recoveries on the related mortgage loans, including amounts drawn under any fund or instrument constituting credit support, and

     o    any other specific sources identified in the related prospectus supplement.

     If and to the extent that we so specify in the related prospectus supplement, any entity making advances will be entitled to receive interest on some or all of those advances for a specified period during which they are outstanding at the rate specified in that prospectus supplement. That entity may be entitled to payment of interest on its outstanding advances--

     o    periodically from general collections on the mortgage assets in the related trust, prior to any payment to the related series of certificateholders, or

     o    at any other times and from any sources as we may describe in the related prospectus supplement.

     If any trust established by us includes mortgage-backed securities, we will discuss in the related prospectus supplement any comparable advancing obligations with respect to those securities or the mortgage loans that back them.

REPORTS TO CERTIFICATEHOLDERS

     On or about each payment date, the related master servicer, manager or trustee will forward, upon request, or otherwise make available, to each offered certificateholder a statement substantially in the form, or specifying the information, set forth in the related prospectus supplement. In general, that statement will include information regarding--

    o the payments made on that payment date with respect to the applicable class of offered certificates, and

    o the recent performance of the mortgage assets.

     Within a reasonable period of time after the end of each calendar year, upon request, the related master servicer, manager or trustee, as the case may be, will be required to furnish to each person who at any time during the calendar year was a holder of an offered certificate a statement containing information regarding the principal, interest and other amounts paid on the applicable class of offered certificates, aggregated for--

     o    that calendar year, or

     o    the applicable portion of that calendar year during which the person was a certificateholder.

The obligation to provide that annual statement will be deemed to have been satisfied by the related master servicer, manager or trustee, as the case may be, to the extent that substantially comparable information is provided in accordance with any requirements of the Internal Revenue Code.

     If one of our trusts includes mortgage-backed securities, the ability of the related master servicer, manager or trustee, as the case may be, to include in any payment date statement information regarding the mortgage loans that back those securities will depend on comparable reports being received with respect to them.

VOTING RIGHTS

     Voting rights will be allocated among the respective classes of offered and non-offered certificates of each series in the manner described in the related prospectus supplement. Certificateholders will generally not have a right to vote, except--

                                       62

     o    with respect to those amendments to the governing documents described under "Description of the Governing Documents--Amendment," or

     o    as otherwise specified in this prospectus or in the related prospectus supplement.

     As and to the extent described in the related prospectus supplement, the certificateholders entitled to a specified amount of the voting rights for a particular series will have the right to act as a group to remove or replace the related trustee, master servicer, special servicer or manager. In general, that removal or replacement must be for cause. We will identify exceptions in the related prospectus supplement.

TERMINATION

     The trust for each series of offered certificates will terminate and cease to exist following:

     o    the final payment or other liquidation of the last mortgage asset in that trust; and

     o    the payment, or provision for payment, to the certificateholders of that series of all amounts required to be paid to them.

     Written notice of termination of a trust will be given to each affected certificateholder. The final payment will be made only upon presentation and surrender of the certificates of the related series at the location to be specified in the notice of termination.

     If we so specify in the related prospectus supplement, one or more designated parties will be entitled to purchase all of the mortgage assets underlying a series of offered certificates, thereby effecting early retirement of the certificates and early termination of the related trust. We will describe in the related prospectus supplement the circumstances under which that purchase may occur.

     If we so specify in the related prospectus supplement, one or more certificateholders will be entitled to exchange all of the certificates of a particular series for all of the mortgage assets underlying that series, thereby effecting early termination of the related trust. We will describe in the related prospectus supplement the circumstances under which that exchange may occur.

     In addition, if we so specify in the related prospectus supplement, on a specified date or upon the reduction of the total principal balance of a specified class or classes of certificates by a specified percentage or amount, a party designated in the related prospectus supplement may be authorized or required to solicit bids for the purchase of all the mortgage assets of the related trust or of a sufficient portion of the mortgage assets to retire that class or those classes of certificates. The solicitation of bids must be conducted in a commercially reasonable manner, and assets will, in general, be sold at their fair market value. If the fair market value of the mortgage assets being sold is less than their unpaid balance, then the certificateholders of one or more classes of certificates may receive an amount less than the total principal balance of, and accrued and unpaid interest on, their certificates.

BOOK-ENTRY REGISTRATION

     General. Any class of offered certificates may be issued in book-entry form through the facilities of DTC. If so, that class will be represented by one or more global certificates registered in the name of DTC or its nominee.
If we so specify in the related prospectus supplement, we will arrange for clearance and settlement through the Euroclear System or Clearstream Banking
Luxembourg,, for so long as they are participants in DTC.

     DTC, Euroclear and Clearstream. DTC is:

     o    a limited-purpose trust company organized under the New York Banking
          Law,

     o    a "banking corporation" within the meaning of the New York Banking
          Law,

     o    a member of the Federal Reserve System,

     o    a "clearing corporation" within the meaning of the New York Uniform
          Commercial Code, and

     o    a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

                                       63

     DTC was created to hold securities for participants in the DTC system and to facilitate the clearance and settlement of securities transactions between those participants through electronic computerized book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. Organizations that maintain accounts with DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. DTC is owned by a number of its participating organizations and by the New York Stock Exchange, Inc., the American Stock
Exchange, Inc. and the National Association of Securities Dealers, Inc. Access
to the DTC system is also available to others such as banks, brokers, dealers and trust companies that directly or indirectly clear through or maintain a custodial relationship with one of the organizations that maintains an account with DTC. The rules applicable to DTC and its participating organizations are on file with the SEC.

     It is our understanding that Clearstream holds securities for its member organizations and facilitates the clearance and settlement of securities transactions between its member organizations through electronic book-entry changes in accounts of those organizations, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in over 28 currencies, including United States dollars. Clearstream provides to its member organizations, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 39 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg. It is subject to regulation by the Commission de Surveillance du Secteur
Financier, which supervises Luxembourg banks. Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's
U.S. customers are limited to securities brokers and dealers, and banks.
Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of
Clearstream. Clearstream and Euroclear have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

     It is our understanding that Euroclear holds securities for its member organizations and facilitates the clearance and settlement of securities transactions between its member organizations through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Over 210,000 different securities are accepted for settlement through Euroclear, the majority of which are domestic securities from over 30 markets. Transactions may be settled in Euroclear in any of over
30 currencies, including United States dollars. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below in this "--Book-Entry
Registration" section. Euroclear is operated by Euroclear Bank S.A./N.V., as
Euroclear Operator, under a license agreement with Euroclear Clearance System
Public Limited Company. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not ECSPLC. ECSPLC establishes policy for the Euroclear system on behalf of more than 120 member organizations of
Euroclear. Those member organizations include banks, including central banks, securities brokers and dealers and other professional financial intermediaries.
Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a member organization of Euroclear, either directly or indirectly. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

     Securities clearance accounts and cash accounts with the Euroclear
Operator are governed by the Euroclear Terms and Conditions. The Euroclear
Terms and Conditions govern transfers of securities and cash within the
Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system.
All securities in the Euroclear system are held on a fungible basis without attribution of specific securities to specific securities clearance accounts.
The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of member organizations of Euroclear and has no record of or relationship with persons holding through those member organizations.

                                       64

     The information in this prospectus concerning DTC, Euroclear and
Clearstream, and their book-entry systems, has been obtained from sources believed to be reliable, but we do not take any responsibility for the accuracy or completeness of that information.

     Holding and Transferring Book-Entry Certificates. Purchases of book-entry certificates under the DTC system must be made by or through, and will be recorded on the records of, the Financial Intermediary that maintains the beneficial owner's account for that purpose. In turn, the Financial
Intermediary's ownership of those certificates will be recorded on the records of DTC or, alternatively, if the Financial Intermediary does not maintain an account with DTC, on the records of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC. A beneficial owner of book-entry certificates must rely on the foregoing procedures to evidence its beneficial ownership of those certificates. DTC has no knowledge of the actual beneficial owners of the book-entry certificates. DTC's records reflect only the identity of the direct participants to whose accounts those certificates are credited, which may or may not be the actual beneficial owners. The participants in the DTC system will remain responsible for keeping account of their holdings on behalf of their customers.

     Transfers between participants in the DTC system will be effected in the ordinary manner in accordance with DTC's rules and will be settled in same-day funds. Transfers between direct account holders at Euroclear and Clearstream, or between persons or entities participating indirectly in Euroclear or
Clearstream, will be effected in the ordinary manner in accordance with their respective procedures and in accordance with DTC's rules.

     Cross-market transfers between direct participants in DTC, on the one hand, and member organizations at Euroclear or Clearstream, on the other, will be effected through DTC in accordance with DTC's rules and the rules of
Euroclear or Clearstream, as applicable. These cross-market transactions will require, among other things, delivery of instructions by the applicable member organization to Euroclear or Clearstream, as the case may be, in accordance with the rules and procedures and within deadlines, Brussels time, established in Euroclear or Clearstream, as the case may be. If the transaction complies with all relevant requirements, Euroclear or Clearstream, as the case may be, will then deliver instructions to its depositary to take action to effect final settlement on its behalf.

     Because of time-zone differences, the securities account of a member organization of Euroclear or Clearstream purchasing an interest in a global certificate from a DTC participant that is not a member organization, will be credited during the securities settlement processing day, which must be a business day for Euroclear or Clearstream, as the case may be, immediately following the DTC settlement date. Transactions in interests in a book-entry certificate settled during any securities settlement processing day will be reported to the relevant member organization of Euroclear or Clearstream on the same day. Cash received in Euroclear or Clearstream as a result of sales of interests in a book-entry certificate by or through a member organization of
Euroclear or Clearstream, as the case may be, to a DTC participant that is not a member organization will be received with value on the DTC settlement date, but will not be available in the relevant Euroclear or Clearstream cash account until the business day following settlement in DTC. The related prospectus supplement will contain additional information regarding clearance and settlement procedures for the book-entry certificates and with respect to tax documentation procedures relating to the book-entry certificates.

     Conveyance of notices and other communications by DTC to DTC participants, and by DTC participants to Financial Intermediaries and beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payments on the book-entry certificates will be made to DTC. DTC's practice is to credit DTC participants' accounts on the related payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date.
Disbursement of those payments by DTC participants to Financial Intermediaries and beneficial owners will be--

     o    governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and

                                       65

     o    the sole responsibility of each of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

     Under a book-entry system, beneficial owners may receive payments after the related payment date.

     The only "certificateholder" of book-entry certificates will be DTC or its nominee. Parties to the governing documents for any series of offered certificates need not recognize beneficial owners of book-entry certificates as
"certificateholders." The beneficial owners of book-entry certificates will be permitted to exercise the rights of "certificateholders" only indirectly through the DTC participants, who in turn will exercise their rights through
DTC. We have been informed that DTC will take action permitted to be taken by a
"certificateholder" only at the direction of one or more DTC participants. DTC may take conflicting actions with respect to the book-entry certificates to the extent that those actions are taken on behalf of Financial Intermediaries whose holdings include those certificates.

     Because DTC can act only on behalf of DTC participants, who in turn act on behalf of Financial Intermediaries and beneficial owners of the applicable book-entry securities, the ability of a beneficial owner to pledge its interest in a class of book-entry certificates to persons or entities that do not participate in the DTC system, or otherwise to take actions with respect to its interest in a class of book-entry certificates, may be limited due to the lack of a physical certificate evidencing that interest.

     Issuance of Definitive Certificates. Unless we specify otherwise in the related prospectus supplement, beneficial owners of affected offered certificates initially issued in book-entry form will not be able to obtain physical certificates that represent those offered certificates, unless:

     o    we advise the related trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to those offered certificates and we are unable to locate a qualified successor; or

     o    we notify DTC of our intent to terminate the book-entry system through
          DTC with respect to those offered certificates and, in the event applicable law and/or DTC's procedures require that the DTC participants holding beneficial interests in those offered certificates submit a withdrawal request to DTC in order to so terminate the book-entry system, we additionally notify those DTC participants and they submit a withdrawal request with respect to such termination.

     Upon the occurrence of either of the two events described in the prior paragraph, the trustee or other designated party will be required to notify all
DTC participants, through DTC, of the availability of physical certificates with respect to the affected offered certificates. Upon surrender by DTC of the certificate or certificates representing a class of book-entry offered certificates, together with instructions for registration, the related trustee or other designated party will be required to issue to the beneficial owners identified in those instructions physical certificates representing those offered certificates.

                     DESCRIPTION OF THE GOVERNING DOCUMENTS

GENERAL

     The "Governing Document" for purposes of issuing the offered certificates of each series will be a pooling and servicing agreement or other similar agreement or collection of agreements. In general, the parties to the Governing
Document for a series of offered certificates will include us, a trustee, a master servicer and a special servicer. However, if the related trust assets include mortgage-backed securities, the Governing Document may include a manager as a party, but may not include a master servicer, special servicer or other servicer as a party. We will identify in the related prospectus supplement the parties to the Governing Document for a series of offered certificates.

     If we so specify in the related prospectus supplement, a party from whom we acquire mortgage assets or one of its affiliates may perform the functions of master servicer, special servicer or manager for the trust to which we transfer those assets. The same person or entity may act as both master servicer and special servicer for one of our trusts.

     Any party to the Governing Document for a series of offered certificates, or any of its affiliates, may own certificates issued thereunder. However, except in limited circumstances, including with respect to

                                       66

required consents to amendments to the Governing Document for a series of offered certificates, certificates that are held by the related master servicer, special servicer or manager will not be allocated voting rights.

     A form of a pooling and servicing agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. However, the provisions of the Governing Document for each series of offered certificates will vary depending upon the nature of the certificates to be issued thereunder and the nature of the related trust assets. The following summaries describe select provisions that may appear in the Governing Document for each series of offered certificates. The prospectus supplement for each series of offered certificates will provide material additional information regarding the
Governing Document for that series. The summaries in this prospectus do not purport to be complete, and you should refer to the provisions of the Governing
Document for your offered certificates and, further, to the description of those provisions in the related prospectus supplement. We will provide a copy of the Governing Document, exclusive of exhibits, that relates to your offered certificates, without charge, upon written request addressed to our principal executive offices specified under "Structured Asset Securities Corporation II."

ASSIGNMENT OF MORTGAGE ASSETS

     At the time of initial issuance of any series of offered certificates, we will assign or cause to be assigned to the designated trustee the mortgage assets and any other assets to be included in the related trust. We will specify in the related prospectus supplement all material documents to be delivered, and all other material actions to be taken, by us or any prior holder of the related mortgage assets in connection with that assignment. We will also specify in the related prospectus supplement any remedies available to the related certificateholders, or the related trustee on their behalf, in the event that any of those material documents are not delivered or any of those other material actions are not taken as required. Concurrently with that assignment, the related trustee will deliver to us or our designee the certificates of that series in exchange for the mortgage assets and the other assets to be included in the related trust.

     Each mortgage asset included in one of our trusts will be identified in a schedule appearing as an exhibit to the related Governing Document. That schedule generally will include detailed information about each mortgage asset transferred to the related trust, including:

     o    in the case of a mortgage loan--

          1.   the address of the related real property,

          2.   the mortgage interest rate and, if applicable, the applicable index, gross margin, adjustment date and any rate cap
               information,

          3.   the remaining term to maturity,

          4.   if the mortgage loan is a balloon loan, the remaining
               amortization term, and

          5.   the outstanding principal balance; and

     o    in the case of a mortgage-backed security--

          1.   the outstanding principal balance, and

          2.   the pass-through rate or coupon rate.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE ASSETS

     Unless we state otherwise in the prospectus supplement for any series of offered certificates, we will, with respect to each mortgage asset in the related trust, make or assign, or cause to be made or assigned, a limited set of representations and warranties covering, by way of example:

     o    the accuracy of the information set forth for each mortgage asset on the schedule of mortgage assets appearing as an exhibit to the
          Governing Document for that series;

     o    the warranting party's title to each mortgage asset and the authority of the warranting party to sell that mortgage asset; and

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     o    in the case of a mortgage loan--

          1.   the enforceability of the related mortgage note and mortgage,

          2.   the existence of title insurance insuring the lien priority of the related mortgage, and

          3.   the payment status of the mortgage loan.

     We will identify the warranting party, and give a more complete sampling of the representations and warranties made thereby, in the related prospectus supplement. We will also specify in the related prospectus supplement any remedies against the warranting party available to the related certificateholders, or the related trustee on their behalf, in the event of a breach of any of those representations and warranties. In most cases, the warranting party will be a prior holder of the particular mortgage assets.

COLLECTION AND OTHER SERVICING PROCEDURES WITH RESPECT TO MORTGAGE LOANS

     The Governing Document for each series of offered certificates will govern the servicing and administration of any mortgage loans included in the related trust.

     In general, the related master servicer and special servicer, directly or through sub-servicers, will be obligated to service and administer for the benefit of the related certificateholders the mortgage loans in any of our trusts. The master servicer and the special servicer will be required to service and administer those mortgage loans in accordance with applicable law and, further, in accordance with the terms of the related Governing Document, the mortgage loans themselves and any instrument of credit support included in that trust. Subject to the foregoing, the master servicer and the special servicer will each have full power and authority to do any and all things in connection with that servicing and administration that it may deem necessary and desirable.

     As part of its servicing duties, each of the master servicer and the special servicer for one of our trusts will be required to make reasonable efforts to collect all payments called for under the terms and provisions of the related mortgage loans that it services. In general, each of the master servicer and the special servicer for one of our trusts will be obligated to follow those collection procedures as are consistent with the servicing standard set forth in the related Governing Document. Consistent with the foregoing, the master servicer and the special servicer will each be permitted, in its discretion, to waive any default interest or late payment charge in connection with collecting a late payment on any defaulted mortgage loan.

     The master servicer and/or the special servicer for one or our trusts, directly or through sub-servicers, will also be required to perform various other customary functions of a servicer of comparable loans, including:

     o    maintaining escrow or impound accounts for the payment of taxes, insurance premiums, ground rents and similar items, or otherwise monitoring the timely payment of those items;

     o    ensuring that the related properties are properly insured;

     o    attempting to collect delinquent payments;

     o    supervising foreclosures;

     o    negotiating modifications;

     o    responding to borrower requests for partial releases of the encumbered property, easements, consents to alteration or demolition and similar matters;

     o    protecting the interests of certificateholders with respect to senior lienholders;

     o    conducting inspections of the related real properties on a periodic or other basis;

     o    collecting and evaluating financial statements for the related real properties;

     o    managing or overseeing the management of real properties acquired on behalf of the trust through foreclosure, deed-in-lieu of foreclosure or otherwise; and

     o    maintaining servicing records relating to mortgage loans in the trust.

                                       68

     We will specify in the related prospectus supplement when, and the extent to which, servicing of a mortgage loan is to be transferred from a master servicer to a special servicer. In general, a special servicer for any of our trusts will be responsible for the servicing and administration of:

     o    mortgage loans that are delinquent with respect to a specified number of scheduled payments;

     o    mortgage loans as to which there is a material non-monetary default;

     o    mortgage loans as to which the related borrower has--

          1.   entered into or consented to bankruptcy, appointment of a
               receiver or conservator or similar insolvency proceeding, or

          2.   become the subject of a decree or order for such a proceeding which has remained in force undischarged or unstayed for a specified number of days; and

     o    real properties acquired as part of the trust with respect to defaulted mortgage loans.

     The related Governing Document may also provide that if, in the judgment of the related master servicer or other specified party, a payment default or a material non-monetary default is reasonably foreseeable, the related master servicer may elect or be required to transfer the servicing of that mortgage loan, in whole or in part, to the related special servicer. When the circumstances no longer warrant a special servicer's continuing to service a particular mortgage loan, such as when the related borrower is paying in accordance with the forbearance arrangement entered into between the special servicer and that borrower, the master servicer will generally resume the servicing duties with respect to the particular mortgage loan.

     A borrower's failure to make required mortgage loan payments may mean that operating income from the related real property is insufficient to service the mortgage debt, or may reflect the diversion of that income from the servicing of the mortgage debt. In addition, a borrower that is unable to make mortgage loan payments may also be unable to make timely payment of taxes and otherwise to maintain and insure the related real property. In general, with respect to each series of offered certificates, the related special servicer will be required to monitor any mortgage loan in the related trust that is in default, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related real property, initiate corrective action in cooperation with the mortgagor if cure is likely, inspect the related real property and take any other actions as it deems necessary and appropriate. A significant period of time may elapse before a special servicer is able to assess the success of any corrective action or the need for additional initiatives. The time period within which a special servicer can--

     o    make the initial determination of appropriate action,

     o    evaluate the success of corrective action,

     o    develop additional initiatives,

     o    institute foreclosure proceedings and actually foreclose, or

     o    accept a deed to a real property in lieu of foreclosure, on behalf of the certificateholders of the related series,

may vary considerably depending on the particular mortgage loan, the related real property, the borrower, the presence of an acceptable party to assume the mortgage loan and the laws of the jurisdiction in which the related real property is located. If a borrower files a bankruptcy petition, the special servicer may not be permitted to accelerate the maturity of the defaulted loan or to foreclose on the related real property for a considerable period of time.
See "Legal Aspects of Mortgage Loans--Bankruptcy Laws."

     A special servicer for one of our trusts may also perform limited duties with respect to mortgage loans in that trust for which the related master servicer is primarily responsible, such as--

     o    performing property inspections and collecting, and

     o    evaluating financial statements.

                                       69

     A master servicer for one of our trusts may perform limited duties with respect to any mortgage loan in that trust for which the related special servicer is primarily responsible, such as--

     o    continuing to receive payments on the mortgage loan,

     o    making calculations with respect to the mortgage loan, and

     o    making remittances and preparing reports to the related trustee and/or certificateholders with respect to the mortgage loan.

     The duties of the master servicer and special servicer for your series will be more fully described in the related prospectus supplement.

     Unless we state otherwise in the related prospectus supplement, the master servicer for your series will be responsible for filing and settling claims with respect to particular mortgage loans for your series under any applicable instrument of credit support. See "Description of Credit Support" in this prospectus.

SUB-SERVICERS

     A master servicer or special servicer may delegate its servicing obligations to one or more third-party servicers or sub-servicers. However, unless we specify otherwise in the related prospectus supplement, the master servicer or special servicer will remain obligated under the related Governing
Document. Each sub-servicing agreement between a master servicer or special servicer, as applicable, and a sub-servicer must provide for servicing of the applicable mortgage loans consistent with the related Governing Document. Any master servicer and special servicer for one of our trusts will each be required to monitor the performance of sub-servicers retained by it.

     Unless we specify otherwise in the related prospectus supplement, any master servicer or special servicer for one of our trusts will be solely liable for all fees owed by it to any sub-servicer, regardless of whether the master servicer's or special servicer's compensation under the related Governing
Document is sufficient to pay those fees. Each sub-servicer will be entitled to reimbursement from the related trust, through the master servicer or special servicer, as the case may be, that retained it, for expenditures which it makes, generally to the same extent the master servicer or special servicer would be reimbursed under the related Governing Document.

COLLECTION OF PAYMENTS ON MORTGAGE-BACKED SECURITIES

     Unless we specify otherwise in the related prospectus supplement, if a mortgage-backed security is included among the trust assets underlying any series of offered certificates, then--

     o    that mortgage-backed security will be registered in the name of the related trustee or its designee;

     o    the related trustee will receive payments on that mortgage-backed security; and

     o    subject to any conditions described in the related prospectus supplement, the related trustee or a designated manager will, on behalf and at the expense of the trust, exercise all rights and remedies with respect to that mortgaged-backed security, including the prosecution of any legal action necessary in connection with any payment default.

MATTERS REGARDING THE MASTER SERVICER, THE SPECIAL SERVICER, THE MANAGER AND US

     Unless we specify otherwise in the related prospectus supplement, no master servicer, special servicer or manager for any of our trusts may resign from its obligations in that capacity, except upon--

     o    the appointment of, and the acceptance of that appointment by, a successor to the resigning party and receipt by the related trustee of written confirmation from each applicable rating agency that the resignation and appointment will not result in a withdrawal or downgrade of any rating assigned by that rating agency to any class of certificates of the related series, or

     o    a determination that those obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by the resigning party.

                                       70

     In general, no resignation will become effective until the related trustee or other successor has assumed the obligations and duties of the resigning master servicer, special servicer or manager, as the case may be.

     With respect to each series of offered certificates, we and the related master servicer, special servicer and/or manager, if any, will, in each case, be obligated to perform only those duties specifically required under the related Governing Document.

     In no event will we, any master servicer, special servicer or manager for one of our trusts, or any of our or their respective members, managers, directors, officers, employees or agents, be under any liability to that trust or the related certificateholders for any action taken, or not taken, in good faith under the related Governing Document or for errors in judgment. Neither we nor any of those other parties to the related Governing Document will be protected, however, against any liability that would otherwise be imposed by reason of--

     o    willful misfeasance, bad faith or gross negligence in the performance of obligations or duties under the related Governing Document for any series of offered certificates, or

     o    reckless disregard of those obligations and duties.

     Furthermore, the Governing Document for each series of offered certificates will entitle us, the master servicer, special servicer and/or manager for the related trust, and our and their respective members, managers, directors, officers, employees and agents, to indemnification out of the related trust assets for any loss, liability or expense incurred in connection with any legal action or claim that relates to that Governing Document or series of offered certificates or to the related trust. The indemnification will not extend, however, to any such loss, liability or expense:

     o    specifically required to be borne by the relevant party, without right of reimbursement, under the terms of that Governing Document;

     o    incurred in connection with any legal action or claim against the relevant party resulting from any breach of a representation or warranty made in that Governing Document; or

     o    incurred in connection with any legal action or claim against the relevant party resulting from any willful misfeasance, bad faith or gross negligence in the performance of obligations or duties under that Governing Document or reckless disregard of those obligations and duties.

     Neither we nor any master servicer, special servicer or manager for the related trust will be under any obligation to appear in, prosecute or defend any legal action unless:

     o    the action is related to the respective responsibilities of that party under the Governing Document for the affected series of offered certificates; and

     o    either--

          1.   that party is specifically required to bear the expense of the action, or

          2.   the action will not, in its opinion, involve that party in any ultimate expense or liability for which it would not be
               reimbursed under the Governing Document for the affected series of offered certificates.

     However, we and each of those other parties may undertake any legal action that may be necessary or desirable with respect to the enforcement or protection of the rights and duties of the parties to the Governing Document for any series of offered certificates and the interests of the certificateholders of that series under that Governing Document. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the related trust and payable out of related trust assets.

     With limited exception, any person or entity--

     o    into which we or any related master servicer, special servicer or manager may be merged or consolidated, or

     o    resulting from any merger or consolidation to which we or any related master servicer, special servicer or manager is a party, or

                                       71

     o    succeeding to all or substantially all of our business or the business of any related master servicer, special servicer or manager,

will be the successor of us or that master servicer, special servicer or manager, as the case may be, under the Governing Document for a series of offered certificates.

     The compensation arrangements with respect to any master servicer, special servicer or manager for any of our trusts will be set forth in the related prospectus supplement. In general, that compensation will be payable out of the related trust assets.

EVENTS OF DEFAULT

     We will identify in the related prospectus supplement the various events of default under the Governing Document for each series of offered certificates for which any related master servicer, special servicer or manager may be terminated in that capacity.

AMENDMENT

     The Governing Document for each series of offered certificates may be amended by the parties thereto, without the consent of any of the holders of those certificates, or of any non-offered certificates of the same series, for the following reasons:

     1.   to cure any ambiguity;

     2.   to correct, modify or supplement any provision in the Governing
          Document which may be inconsistent with any other provision in that document or with the description of that document set forth in this prospectus or the related prospectus supplement;

     3.   to add any other provisions with respect to matters or questions arising under the Governing Document that are not inconsistent with the existing provisions of that document;

     4.   to the extent applicable, to relax or eliminate any requirement under the Governing Document imposed by the provisions of the Internal
          Revenue Code relating to REMICs or grantor trusts if the provisions of the Internal Revenue Code are amended or clarified so as to allow for the relaxation or elimination of that requirement;

     5.   to relax or eliminate any requirement under the Governing Document imposed by the Securities Act of 1933, as amended, or the rules under that Act if that Act or those rules are amended or clarified so as to allow for the relaxation or elimination of that requirement;

     6.   to comply with any requirements imposed by the Internal Revenue Code or any final, temporary or, in some cases, proposed regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws, or to avoid a prohibited transaction or reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC or grantor trust created under the Governing Document;

     7.   to the extent applicable, to modify, add to or eliminate the transfer restrictions relating to the certificates which are residual interests in a REMIC; or

     8.   to otherwise modify or delete existing provisions of the Governing
          Document.

     However, no such amendment of the Governing Document for any series of offered certificates that is covered solely by clauses 3. or 8. above, may adversely affect in any material respect the interests of any holders of offered or non-offered certificates of that series. In addition, if the related trust is intended to be a "qualifying special purpose entity" under FASB 140, then no such amendment may significantly change the activities of the related trust.

     In general, the Governing Document for a series of offered certificates may also be amended by the parties to that document, with the consent of the holders of offered and non-offered certificates representing, in total, not less than 66 2/3%, or any other percentage specified in the related prospectus supplement, of all the voting rights allocated to those classes of that series that are affected by the amendment. However, the Governing Document for a series of offered certificates may not be amended to--

                                       72

     o    reduce in any manner the amount of, or delay the timing of, payments received on the related mortgage assets that are required to be distributed on any offered or non-offered certificate of that series without the consent of the holder of that certificate; or

     o    adversely affect in any material respect the interests of the holders of any class of offered or non-offered certificates of that series in any other manner without the consent of the holders of all certificates of that class; or

     o    if the related trust is intended to be a "qualifying special purpose entity" under FASB 140, significantly change the activities of the related trust without the consent of the holders of offered and/or non-offered certificates of that series representing, in total, not less than 51% of the voting rights for that series, not taking into account certificates of that series held by us or any of our affiliates or agents; or

     o    modify the provisions of the Governing Document relating to amendments of that document without the consent of the holders of all offered and non-offered certificates of that series then outstanding; or

     o    modify the specified percentage of voting rights which is required to be held by certificateholders to consent, approve or object to any particular action under the Governing Document without the consent of the holders of all offered and non-offered certificates of that series then outstanding.

LIST OF CERTIFICATEHOLDERS

     Upon written request of three or more certificateholders of record of any series made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the related Governing
Document, the related trustee or other certificate registrar of that series will afford the requesting certificateholders access during normal business hours to the most recent list of certificateholders of that series. However, the trustee may first require a copy of the communication that the requesting certificateholders propose to send.

THE TRUSTEE

     The trustee for each series of offered certificates will be named in the related prospectus supplement. The commercial bank, banking association, banking corporation or trust company that serves as trustee for any series of offered certificates may have typical banking relationships with the us and our affiliates and with any of the other parties to the related Governing Document and its affiliates.

DUTIES OF THE TRUSTEE

     The trustee for each series of offered certificates will not--

     o    make any representation as to the validity or sufficiency of those certificates, the related Governing Document or any underlying mortgage asset or related document, or

     o    be accountable for the use or application by or on behalf of any other party to the related Governing Document of any funds paid to that party with respect to those certificates or the underlying mortgage assets.

     If no event of default has occurred and is continuing under the related
Governing Document, the trustee for each series of offered certificates will be required to perform only those duties specifically required under the related
Governing Document. However, upon receipt of any of the various certificates, reports or other instruments required to be furnished to it under the related
Governing Document, the trustee must examine those documents and determine whether they conform to the requirements of that Governing Document.

MATTERS REGARDING THE TRUSTEE

     As and to the extent described in the related prospectus supplement, the fees and normal disbursements of the trustee for any series of offered certificates may be the expense of the related master servicer or other specified person or may be required to be paid by the related trust assets.

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     The trustee for each series of offered certificates and each of its directors, officers, employees and agents will be entitled to indemnification, out of related trust assets, for any loss, liability or expense incurred by that trustee or any of those other persons in connection with that trustee's acceptance or administration of its trusts under the related Governing
Document. However, the indemnification of a trustee or any of its directors, officers, employees and agents will not extend to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence on the part of the trustee in the performance of its obligations and duties under the related Governing Document.

     No trustee for any series of offered certificates will be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized by the related Governing Document.

     No trustee for any series of offered certificates will be under any obligation to exercise any of the trusts or powers vested in it by the related
Governing Document or to institute, conduct or defend any litigation under or in relation to that Governing Document at the request, order or direction of any of the certificateholders of that series, unless those certificateholders have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

     No trustee for any series of offered certificates will be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the related Governing Document, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

     The trustee for each series of offered certificates will be entitled to execute any of its trusts or powers and perform any of its duties under the related Governing Document, either directly or by or through agents or attorneys. The trustee will not be responsible for any willful misconduct or gross negligence on the part of any agent or attorney appointed by it with due care.

     The protections, immunities and indemnities afforded to the trustee for one of our trusts will also be available to it in its capacity as authenticating agent, certificate registrar, tax administrator and custodian for that trust.

RESIGNATION AND REMOVAL OF THE TRUSTEE

     The trustee for any series of offered certificates may resign at any time.
We will be obligated to appoint a successor to a resigning trustee. We may also remove the trustee for any series of offered certificates if that trustee ceases to be eligible to continue as such under the related Governing Document or if that trustee becomes insolvent. Unless we indicate otherwise in the related prospectus supplement, the trustee for any series of offered certificates may also be removed at any time by the holders of the offered and non-offered certificates of that series evidencing not less than 51%, or any other percentage specified in the related prospectus supplement, of the voting rights for that series. However, if the removal was without cause, the certificateholders effecting the removal may be responsible for any costs and expenses incurred by the terminated trustee in connection with its removal. Any resignation or removal of a trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee.

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                         DESCRIPTION OF CREDIT SUPPORT

GENERAL

     Credit support may be provided with respect to one or more classes of the offered certificates of any series or with respect to the related mortgage assets. That credit support may be in the form of any of the following:

     o    the subordination of one or more other classes of certificates of the same series;

     o    the use of a letter of credit, a surety bond, an insurance policy, a guarantee or a credit derivative;

     o    the establishment of one or more reserve funds; or

     o    any combination of the foregoing.

     If and to the extent described in the related prospectus supplement, any of the above forms of credit support may provide credit enhancement for non-offered certificates, as well as offered certificates, or for more than one series of certificates.

     If you are the beneficiary of any particular form of credit support, that credit support may not protect you against all risks of loss and will not guarantee payment to you of all amounts to which you are entitled under your offered certificates. If losses or shortfalls occur that exceed the amount covered by that credit support or that are of a type not covered by that credit support, you will bear your allocable share of deficiencies. Moreover, if that credit support covers the offered certificates of more than one class or series and total losses on the related mortgage assets exceed the amount of that credit support, it is possible that the holders of offered certificates of other classes and/or series will be disproportionately benefited by that credit support to your detriment.

     If you are the beneficiary of any particular form of credit support, we will include in the related prospectus supplement a description of the following:

     o    the nature and amount of coverage under that credit support;

     o    any conditions to payment not otherwise described in this prospectus;

     o    any conditions under which the amount of coverage under that credit support may be reduced and under which that credit support may be terminated or replaced; and

     o    the material provisions relating to that credit support.

     Additionally, we will set forth in the related prospectus supplement information with respect to the obligor, if any, under any instrument of credit support.

SUBORDINATE CERTIFICATES

     If and to the extent described in the related prospectus supplement, one or more classes of certificates of any series may be subordinate to one or more other classes of certificates of that series. If you purchase subordinate certificates, your right to receive payments out of collections and advances on the related trust assets on any payment date will be subordinated to the corresponding rights of the holders of the more senior classes of certificates.
If and to the extent described in the related prospectus supplement, the subordination of a class of certificates may not cover all types of losses or shortfalls. In the related prospectus supplement, we will set forth information concerning the method and amount of subordination provided by a class or classes of subordinate certificates in a series and the circumstances under which that subordination will be available.

     If the mortgage assets in any trust established by us are divided into separate groups, each supporting a separate class or classes of certificates of the related series, credit support may be provided by cross-support provisions requiring that payments be made on senior certificates evidencing interests in one group of those mortgage assets prior to payments on subordinate certificates evidencing interests in a different group of those mortgage assets. We will describe in the related prospectus supplement the manner and conditions for applying any cross-support provisions.

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INSURANCE OR GUARANTEES WITH RESPECT TO MORTGAGE LOANS

     The mortgage loans included in any trust established by us may be covered for some default risks by insurance policies or guarantees. If so, we will describe in the related prospectus supplement the nature of those default risks and the extent of that coverage.

LETTERS OF CREDIT

     If and to the extent described in the related prospectus supplement, deficiencies in amounts otherwise payable on a series of offered certificates or select classes of those certificates will be covered by one or more letters of credit, issued by a bank or other financial institution specified in the related prospectus supplement. The issuer of a letter of credit will be obligated to honor draws under that letter of credit in a total fixed dollar amount, net of unreimbursed payments under the letter of credit, generally equal to a percentage specified in the related prospectus supplement of the total principal balance of some or all of the related mortgage assets as of the date the related trust was formed or of the initial total principal balance of one or more classes of certificates of the applicable series. The letter of credit may permit draws only in the event of select types of losses and shortfalls. The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments thereunder and may otherwise be reduced as described in the related prospectus supplement. The obligations of the letter of credit issuer under the letter of credit for any series of offered certificates will expire at the earlier of the date specified in the related prospectus supplement or the termination of the related trust.

CERTIFICATE INSURANCE AND SURETY BONDS

     If and to the extent described in the related prospectus supplement, deficiencies in amounts otherwise payable on a series of offered certificates or select classes of those certificates will be covered by insurance policies or surety bonds provided by one or more insurance companies or sureties. Those instruments may cover, with respect to one or more classes of the offered certificates of the related series, timely payments of interest and principal or timely payments of interest and payments of principal on the basis of a schedule of principal payments set forth in or determined in the manner specified in the related prospectus supplement. We will describe in the related prospectus supplement any limitations on the draws that may be made under any of those instruments.

CREDIT DERIVATIVES

     If and to the extent described in the related prospectus supplement, deficiencies in amounts otherwise payable on a series of offered certificates or select classes of those certificates will be covered by credit derivatives, such as credit default swaps and total return swaps. A credit derivative is a financial instrument designed to offset losses and shortfalls derived from the credit risk of an underlying or reference asset or the credit risk of an underlying or reference credit. We will describe in the related prospectus supplement when and how payments are made under the particular instrument and the specific credit risk that is being covered.

RESERVE FUNDS

     If and to the extent described in the related prospectus supplement, deficiencies in amounts otherwise payable on a series of offered certificates or select classes of those certificates will be covered, to the extent of available funds, by one or more reserve funds in which cash, a letter of credit, permitted investments, a demand note or a combination of the foregoing, will be deposited, in the amounts specified in the related prospectus supplement. If and to the extent described in the related prospectus supplement, the reserve fund for the related series of offered certificates may also be funded over time.

     Amounts on deposit in any reserve fund for a series of offered certificates will be applied for the purposes, in the manner, and to the extent specified in the related prospectus supplement. If and to the extent described in the related prospectus supplement, reserve funds may be established to provide protection only against select types of losses and shortfalls.
Following each payment date for the related series of offered certificates, amounts in a reserve fund in excess of any required balance may be released from the reserve fund under the conditions and to the extent specified in the related prospectus supplement.

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CREDIT SUPPORT WITH RESPECT TO MBS

     If and to the extent described in the related prospectus supplement, any mortgage-backed security included in one of our trusts and/or the mortgage loans that back that security may be covered by one or more of the types of credit support described in this prospectus. We will specify in the related prospectus supplement, as to each of those forms of credit support, the information indicated above with respect to that mortgage-backed security, to the extent that the information is material and available.

                        LEGAL ASPECTS OF MORTGAGE LOANS

     Most, if not all, of the mortgage loans underlying a series of offered certificates will be secured by multifamily and commercial properties in the
United States, its territories and possessions. However, some of those mortgage loans may be secured by multifamily and commercial properties outside the
United States, its territories and possessions.

     The following discussion contains general summaries of select legal aspects of mortgage loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the mortgage loans underlying the offered certificates is situated. Accordingly, you should be aware that the summaries are qualified in their entirety by reference to the applicable laws of those states. See "Description of the Trust Assets--Mortgage
Loans."

     If a significant percentage of mortgage loans underlying a series of offered certificates, are secured by properties in a particular state, we will discuss the relevant state laws, to the extent they vary materially from this discussion, in the related prospectus supplement.

GENERAL

     Each mortgage loan underlying a series of offered certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as "mortgages." A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on--

     o    the terms of the mortgage,

     o    the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

     o    the knowledge of the parties to the mortgage, and

     o    in general, the order of recordation of the mortgage in the appropriate public recording office.

     However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

TYPES OF MORTGAGE INSTRUMENTS

     There are two parties to a mortgage--

     o    a mortgagor, who is the owner of the encumbered interest in the real property, and

     o    a mortgagee, who is the lender.

     In general, the mortgagor is also the borrower.

     In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are--

     o    the trustor, who is the equivalent of a mortgagor,

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     o    the trustee to whom the real property is conveyed, and

     o    the beneficiary for whose benefit the conveyance is made, who is the lender.

     Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

     A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

     Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

     The mortgagee's authority under a mortgage, the trustee's authority under a deed of trust and the grantee's authority under a deed to secure debt are governed by:

     o    the express provisions of the related instrument,

     o    the law of the state in which the real property is located,

     o    various federal laws, and

     o    in some deed of trust transactions, the directions of the beneficiary.

INSTALLMENT CONTRACTS

     The mortgage loans underlying your offered certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

     The seller's enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser's equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

     However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller's procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

LEASES AND RENTS

     A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of

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rents and leases, the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

     If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

     In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a mortgage loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in one of our trusts even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender's security interest in room rates is perfected under applicable nonbankruptcy law.

     In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower--

     o    without a hearing or the lender's consent, or

     o    unless the lender's interest in the room rates is given adequate protection.

     For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See "--Bankruptcy Laws" below.

PERSONALTY

     Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property's value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

FORECLOSURE

     General. Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

     Foreclosure Procedures Vary From State to State. The two primary methods of foreclosing a mortgage are--

     o    judicial foreclosure, involving court proceedings, and

     o    nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

     Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

     A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

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     Judicial Foreclosure. A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon--

     o    all parties having a subordinate interest of record in the real property, and

     o    all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

     Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender's right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

     Equitable and Other Limitations on Enforceability of Particular
Provisions. United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions.
These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

     o    alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

     o    require the lender to undertake affirmative actions to determine the cause of the borrower's default and the likelihood that the borrower will be able to reinstate the loan;

     o    require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

     o    limit the right of the lender to foreclose in the case of a nonmonetary default, such as*

          1.   a failure to adequately maintain the mortgaged property, or

          2.   an impermissible further encumbrance of the mortgaged property.

     Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have--

     o    upheld the reasonableness of the notice provisions, or

     o    found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger
          constitutional protections.

     In addition, some states may have statutory protection such as the right of the borrower to reinstate its mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

     Nonjudicial Foreclosure/Power of Sale. In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee's sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following--

     o    a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

     o    notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

     In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must--

     o    record a notice of default and notice of sale, and

     o    send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

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In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers.
Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender's expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

     Public Sale. A third party may be unwilling to purchase a mortgaged property at a public sale because of--

     o    the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist,
          and

     o    the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

     As a result of the foregoing, it is common for the lender to purchase the mortgaged property and become its owner, subject to the borrower's right in some states to remain in possession during a redemption period. In that case, the lender will have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make repairs necessary to render the property suitable for sale. The costs of operating and maintaining a commercial or multifamily residential property may be significant and may be greater than the income derived from that property. The lender also will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale or lease of the property. Whether, the ultimate proceeds of the sale of the property equal the lender's investment in the property depends upon market conditions. Moreover, because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on the related mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

     The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

     Rights of Redemption. The purposes of a foreclosure action are--

     o    to enable the lender to realize upon its security, and

     o    to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

     The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

     The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a

                                       81

foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee's sale under a deed of trust.

     One Action and Security First Rules. Some states (including California)
have laws that prohibit more than one "judicial action" to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term "judicial action" broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property mortgage loan is secured by real properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where such "one action" and/or "security first" rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with "one action" rules might be precluded because of a prior first action, even if such first action occurred in a state without "one action" rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a "one action" or "security first" jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust
(unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

     Anti-Deficiency Legislation. Some or all of the mortgage loans underlying a series of offered certificates may be nonrecourse loans. Recourse in the case of a default on a non-recourse mortgage loan will generally be limited to the underlying real property and any other assets that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower's other assets, a lender's ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the "power of sale" under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security.
Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

     Leasehold Considerations. Some or all of the mortgage loans underlying a series of offered certificates may be secured by a mortgage on the borrower's leasehold interest under a ground lease. Leasehold mortgage loans are subject to some risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower's leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

     o    requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

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     o    permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

     o    contains other protective provisions typically required by prudent lenders to be included in a ground lease.

     Some mortgage loans underlying a series of offered certificates, however, may be secured by ground leases which do not contain these provisions.

     Cooperative Shares. Some or all of the mortgage loans underlying a series of offered certificates may be secured by a security interest on the borrower's ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative's building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid.
Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

     Under the laws applicable in many states, "foreclosure" on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the
UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender's security interest. A recognition agreement, however, generally provides that the lender's right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases.

BANKRUPTCY LAWS

     Operation of the U.S. Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the U.S. Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the U.S. Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

     Under the U.S. Bankruptcy Code, the amount and terms of a mortgage loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things--

     o    reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

     o    reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

     o    extend or shorten the term to maturity of the loan;

     o    permit the bankrupt borrower to cure of the subject loan default by paying the arrearage over a number of years; or

     o    permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor's petition.

                                       83

     Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower's assignment of rents and leases related to the mortgaged property. A lender may be stayed from enforcing the assignment under the U.S. Bankruptcy Code. In addition, the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender's receipt of the rents. However, recent amendments to the U.S. Bankruptcy Code may minimize the impairment of the lender's ability to enforce the borrower's assignment of rents and leases. In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, the amendments provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

     A borrower's ability to make payment on a mortgage loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the U.S. Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for--

     o    past due rent,

     o    accelerated rent,

     o    damages, or

     o    a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant's bankruptcy petition.

     In addition, the U.S. Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

     o    assume the lease and either retain it or assign it to a third party,
          or

     o    reject the lease.

     If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The U.S. Bankruptcy Code also limits a lessor's damages for lease rejection to:

     o    the rent reserved by the lease without regard to acceleration for the greater of one year, or 15%, not to exceed three years, of the remaining term of the lease, plus

     o    unpaid rent to the earlier of the surrender of the property or the lessee's bankruptcy filing.

ENVIRONMENTAL CONSIDERATIONS

     General. A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender's loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

     Superlien Laws. Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, that lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to that superlien.

     CERCLA. The federal Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended, imposes strict liability on present and past
"owners" and "operators" of contaminated real property for the costs of clean-up. A secured lender may be liable as an "owner" or

                                       84

"operator" of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA's definition of
"owner" or "operator," however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called "secured creditor exemption."

     The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996
amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that
"merely having the capacity to influence, or unexercised right to control"
operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if--

     o    it exercises decision-making control over a borrower's environmental compliance and hazardous substance handling and disposal practices, or

     o    assumes day-to-day management of operational functions of a mortgaged property.

     The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

     Other Federal and State Laws. Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

     Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may--

     o    impose liability for releases of or exposure to asbestos-containing materials, and

     o    provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

     Federal law requires owners of residential housing constructed prior to
1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

     In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

     Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower's ability to meet its loan obligations.

                                       85

     Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower's ability to meet its loan obligations.

     Additional Considerations. The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the related trust and occasion a loss to the related certificateholders.

     If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

     In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure.
This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially.

DUE-ON-SALE AND DUE-ON-ENCUMBRANCE PROVISIONS

     Some or all of the mortgage loans underlying a series of offered certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the a mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St
Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder.

JUNIOR LIENS; RIGHTS OF HOLDERS OF SENIOR LIENS

     Any of our trusts may include mortgage loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of mortgage loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

     In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

     o    first, to the payment of court costs and fees in connection with the foreclosure;

     o    second, to real estate taxes;

     o    third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

     o    last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior mortgage loan.

SUBORDINATE FINANCING

     Some mortgage loans underlying a series of offered certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable.
Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

     o    the borrower may have difficulty servicing and repaying multiple loans;

     o    if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

                                       86

     o    acts of the senior lender that prejudice the junior lender or impair the junior lender's security, such as the senior lender's agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

     o    if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

     o    the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

DEFAULT INTEREST AND LIMITATIONS ON PREPAYMENTS

     Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower's payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states.

APPLICABILITY OF USURY LAWS

     Title V of the Depository Institutions Deregulation and Monetary Control
Act of 1980 provides that state usury limitations shall not apply to various types of residential, including multifamily, first mortgage loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law.
In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

AMERICANS WITH DISABILITIES ACT

     Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals.
The "readily achievable" standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the "readily achievable"
standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

SERVICEMEMBERS CIVIL RELIEF ACT

     Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower's mortgage loan, including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower's active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are

                                       87

members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast
Guard and officers of the U.S. Public Health Service assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

     Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on an affected mortgage loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of certificates of the related series, and would not be covered by advances or, unless otherwise specified in the related prospectus supplement, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a master servicer or special servicer to foreclose on an affected mortgage loan during the borrower's period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

FORFEITURES IN DRUG, RICO AND MONEY LAUNDERING PROCEEDINGS

     Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses can be seized by and ordered forfeited to the United States of America. The offenses which can trigger such a seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt
Organizations Act, the Bank Secrecy Act, the anti-money-laundering laws and regulations, including the Uniting and Strengthening America by Providing
Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the
"USA Patriot Act") and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the
Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties "known to have an alleged interest in the property," including the holders of mortgage loans.

     A lender may avoid forfeiture of its interest in the property if it establishes that--

     o    its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before any other crime upon which the forfeiture is based, or

     o    the lender was, at the time of execution of the mortgage, "reasonably without cause to believe that the property was subject to forfeiture."

     However, there is no assurance that such defense will be successful.

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                        FEDERAL INCOME TAX CONSEQUENCES
GENERAL

     This is a general discussion of the material federal income tax consequences of owning the offered certificates. This discussion is directed to certificateholders that hold the offered certificates as capital assets within the meaning of Section 1221 of the Internal Revenue Code. It does not discuss all federal income tax consequences that may be relevant to owners of offered certificates, particularly as to investors subject to special treatment under the Internal Revenue Code, including:

     o    banks,

     o    insurance companies,

     o    foreign investors.

     o    tax exempt investors,

     o    holders whose "functional currency" is not the United States dollar,

     o    United States expatriates, and

     o    holders holding the offered certificates as part of a hedge, straddle, or conversion transaction.

     Further, this discussion and any legal opinions referred to in this discussion are based on authorities that can change, or be differently interpreted, with possible retroactive effect. No rulings have been or will be sought from the IRS with respect to any of the federal income tax consequences discussed below. Accordingly, the IRS may take contrary positions.

     Investors and preparers of tax returns should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is--

     o    given with respect to events that have occurred at the time the advice is rendered, and

     o    is directly relevant to the determination of an entry on a tax return.

     Accordingly, even if this discussion addresses an issue regarding the tax treatment of the owner of the offered certificates, investors should consult their own tax advisors regarding that issue. Investors should do so not only as to federal taxes, but also as to state and local taxes. See "State and Other
Tax Consequences."

     The following discussion addresses securities of two general types:

     o    REMIC certificates, representing interests in a trust, or a portion of the assets of that trust, as to which a specified person or entity will make a real estate mortgage investment conduit, or REMIC, election under sections 860A through 860G of the Internal Revenue
          Code; and

     o    grantor trust certificates, representing interests in a trust, or a portion of the assets of that trust, as to which no REMIC election will be made.

     We will indicate in the prospectus supplement for each series of offered certificates whether the related trustee, another party to the related
Governing Document or an agent appointed by that trustee or other party will act as tax administrator for the related trust. If the related tax administrator is required to make a REMIC election, we also will identify in the related prospectus supplement all regular interests, residual interests and/or ownership interests, as applicable, in the resulting REMIC.

     The following discussion is limited to certificates offered under this prospectus. In addition, this discussion applies only to the extent that the related trust holds only mortgage loans. If a trust holds assets other than mortgage loans, such as mortgage-backed securities, we will disclose in the related prospectus supplement the tax consequences associated with those other assets being included. In addition, if agreements other than guaranteed investment contracts are included in a trust to provide interest rate protection for the related offered certificates, the anticipated material tax consequences associated with those agreements also will be discussed in the related prospectus supplement. See "Description of the Trust
Assets--Arrangements Providing Reinvestment, Interest Rate and Currency Related
Protection."

                                       89

     The following discussion is based in part on the rules governing original issue discount in sections 1271-1273 and 1275 of the Internal Revenue Code and in the Treasury regulations issued under those sections. It is also based in part on the rules governing REMICs in sections 860A-860G of the Internal
Revenue Code and in the Treasury regulations issued or proposed under those sections. The regulations relating to original issue discount do not adequately address all issues relevant to, and in some instances provide that they are not applicable to, securities such as the offered certificates.

REMICS

     General. With respect to each series of offered certificates as to which the related tax administrator will make a REMIC election, our counsel will deliver its opinion generally to the effect that, assuming compliance with all provisions of the related Governing Document, and subject to any other assumptions set forth in the opinion:

     o    the related trust, or the relevant designated portion of the trust, will qualify as a REMIC, and

     o    those offered certificates will represent--

          1.   regular interests in the REMIC, or

          2.   residual interests in the REMIC.

     Any and all offered certificates representing interests in a REMIC will be either--

     o    REMIC regular certificates, representing regular interests in the
          REMIC, or

     o    REMIC residual certificates, representing residual interests in the
          REMIC.

     If an entity electing to be treated as a REMIC fails to comply with the ongoing requirements of the Internal Revenue Code for REMIC status, it may lose its REMIC status. If so, the entity may become taxable as a corporation.
Therefore, the related certificates may not be given the tax treatment summarized below. Although the Internal Revenue Code authorizes the Treasury
Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, the Treasury Department has not done so. Any relief mentioned above, moreover, may be accompanied by sanctions. These sanctions could include the imposition of a corporate tax on all or a portion of a trust's income for the period in which the requirements for REMIC status are not satisfied. The Governing Document with respect to each REMIC will include provisions designed to maintain its status as a REMIC under the
Internal Revenue Code.

     Characterization of Investments in REMIC Certificates. Unless we state otherwise in the related prospectus supplement, the offered certificates that are REMIC certificates will be treated as--

     o    "real estate assets" within the meaning of section 856(c)(5)(B) of the
          Internal Revenue Code in the hands of a real estate investment trust,
          and

     o    "loans secured by an interest in real property" or other assets described in section 7701(a)(19)(C) of the Internal Revenue Code in the hands of a thrift institution,

in the same proportion that the assets of the related REMIC are so treated.

     However, to the extent that the REMIC assets constitute mortgage loans on property not used for residential or other prescribed purposes, the related offered certificates will not be treated as assets qualifying under section
7701(a)(19)(C) of the Internal Revenue Code. If 95% or more of the assets of the REMIC qualify for any of the foregoing characterizations at all times during a calendar year, the related offered certificates will qualify for the corresponding status in their entirety for that calendar year.

     In addition, unless we state otherwise in the related prospectus supplement, offered certificates that are REMIC regular certificates will be
"qualified mortgages" within the meaning of section 860G(a)(3) of the Internal
Revenue Code in the hands of another REMIC.

     Finally, interest, including original issue discount, on offered certificates that are REMIC regular certificates, and income allocated to offered certificates that are REMIC residual certificates, will be interest described in section 856(c)(3)(B) of the Internal Revenue Code if received by a real estate

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investment trust, to the extent that these certificates are treated as "real estate assets" within the meaning of section 856(c)(5)(B) of the Internal
Revenue Code.

     The related tax administrator will determine the percentage of the REMIC's assets that constitute assets described in the above-referenced sections of the
Internal Revenue Code with respect to each calendar quarter based on the average adjusted basis of each category of the assets held by the REMIC during that calendar quarter. The related tax administrator will report those determinations to certificateholders in the manner and at the times required by applicable Treasury regulations.

     The assets of the REMIC will include, in addition to mortgage loans--

     o    collections on mortgage loans held pending payment on the related offered certificates, and

     o    any property acquired by foreclosure held pending sale, and may include amounts in reserve accounts.

     It is unclear whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the mortgage loans, or whether these assets otherwise would receive the same treatment as the mortgage loans for purposes of the above-referenced sections of the
Internal Revenue Code. In addition, in some instances, the mortgage loans may not be treated entirely as assets described in those sections of the Internal
Revenue Code. If so, we will describe in the related prospectus supplement those mortgage loans that are characterized differently. The Treasury regulations do provide, however, that cash received from collections on mortgage loans held pending payment is considered part of the mortgage loans for purposes of section 856(c)(5)(B) of the Internal Revenue Code, relating to real estate investment trusts.

     To the extent a REMIC certificate represents ownership of an interest in a mortgage loan that is secured in part by the related borrower's interest in a bank account, that mortgage loan is not secured solely by real estate.
Accordingly:

     o    a portion of that certificate may not represent ownership of "loans secured by an interest in real property" or other assets described in section 7701(a)(19)(C) of the Internal Revenue Code;

     o    a portion of that certificate may not represent ownership of "real estate assets" under section 856(c)(5)(B) of the Internal Revenue
          Code; and

     o    the interest on that certificate may not constitute "interest on obligations secured by mortgages on real property" within the meaning of section 856(c)(3)(B) of the Internal Revenue Code.

     Tiered REMIC Structures. For some series of REMIC certificates, the related tax administrator may make two or more REMIC elections as to the related trust for federal income tax purposes. As to each of these series of
REMIC certificates, our counsel will opine that each portion of the related trust as to which a REMIC election is to be made will qualify as a REMIC. Each of these series will be treated as interests in one REMIC solely for purposes of determining:

     o    whether the related REMIC certificates will be "real estate assets"
          within the meaning of section 856(c)(5)(B) of the Internal Revenue
          Code,

     o    whether the related REMIC certificates will be "loans secured by an interest in real property" under section 7701(a)(19)(C) of the
          Internal Revenue Code, and

     o    whether the interest/income on the related REMIC certificates is interest described in section 856(c)(3)(B) of the Internal Revenue
          Code.

     Taxation of Owners of REMIC Regular Certificates.

     General. Except as otherwise stated in this discussion, the Internal
Revenue Code treats REMIC regular certificates as debt instruments issued by the REMIC and not as ownership interests in the REMIC or its assets. Holders of
REMIC regular certificates that otherwise report income under the cash method of accounting must nevertheless report income with respect to REMIC regular certificates under the accrual method.

     Original Issue Discount. Some REMIC regular certificates may be issued with original issue discount within the meaning of section 1273(a) of the
Internal Revenue Code. Any holders of REMIC

                                       91

regular certificates issued with original issue discount generally will have to include original issue discount in income as it accrues, in accordance with a constant yield method, prior to the receipt of the cash attributable to that income. The Treasury Department has issued regulations under sections 1271 to
1275 of the Internal Revenue Code generally addressing the treatment of debt instruments issued with original issue discount. section 1272(a)(6) of the
Internal Revenue Code provides special rules applicable to the accrual of original issue discount on, among other things, REMIC regular certificates. The
Treasury Department has not issued regulations under that section. You should be aware, however, that section 1272(a)(6) and the regulations under sections
1271 to 1275 of the Internal Revenue Code do not adequately address all issues relevant to, or are not applicable to, prepayable securities such as the offered certificates. We recommend that you consult with your own tax advisor concerning the tax treatment of your offered certificates.

     The Internal Revenue Code requires, in computing the accrual of original issue discount on REMIC regular certificates, that a reasonable assumption be used concerning the rate at which borrowers will prepay the mortgage loans held by the related REMIC. Further, adjustments must be made in the accrual of that original issue discount to reflect differences between the prepayment rate actually experienced and the assumed prepayment rate. The prepayment assumption is to be determined in a manner prescribed in Treasury regulations that the
Treasury Department has not yet issued. The Committee Report indicates that the regulations should provide that the prepayment assumption used with respect to a REMIC regular certificate is determined once, at initial issuance, and must be the same as that used in pricing. The prepayment assumption used in reporting original issue discount for each series of REMIC regular certificates will be consistent with this standard and will be disclosed in the related prospectus supplement. However, neither we nor any other person will make any representation that the mortgage loans underlying any series of REMIC regular certificates will in fact prepay at a rate conforming to the prepayment assumption or at any other rate or that the IRS will not challenge on audit the prepayment assumption used.

     The original issue discount, if any, on a REMIC regular certificate will be the excess of its stated redemption price at maturity over its issue price.

     The issue price of a particular class of REMIC regular certificates will be the first cash price at which a substantial amount of those certificates are sold, excluding sales to bond houses, brokers and underwriters. If less than a substantial amount of a particular class of REMIC regular certificates is sold for cash on or prior to the related date of initial issuance of those certificates, the issue price for that class will be the fair market value of that class on the date of initial issuance.

     Under the Treasury regulations, the stated redemption price of a REMIC regular certificate is equal to the total of all payments to be made on that certificate other than qualified stated interest. Qualified stated interest is interest that is unconditionally payable at least annually, during the entire term of the instrument, at:

     o    a single fixed rate,

     o    a "qualified floating rate,"

     o    an "objective rate,"

     o    a combination of a single fixed rate and one or more "qualified floating rates,"

     o    a combination of a single fixed rate and one "qualified inverse floating rate," or

     o    a combination of "qualified floating rates" that does not operate in a manner that accelerates or defers interest payments on the REMIC regular certificate.

     In the case of REMIC regular certificates bearing adjustable interest rates, the determination of the total amount of original issue discount and the timing of the inclusion of that discount will vary according to the characteristics of those certificates. If the original issue discount rules apply to those certificates, we will describe in the related prospectus supplement the manner in which those rules will be applied with respect to those certificates in preparing information returns to the certificateholders and the IRS.

     Some classes of REMIC regular certificates may provide that the first interest payment with respect to those certificates be made more than one month after the date of initial issuance, a period that is longer

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than the subsequent monthly intervals between interest payments. Assuming the accrual period for original issue discount is the monthly period that ends on each payment date, then, as a result of this long first accrual period, some or all interest payments may be required to be included in the stated redemption price of the REMIC regular certificate and accounted for as original issue discount. Because interest on REMIC regular certificates must in any event be accounted for under an accrual method, applying this analysis would result in only a slight difference in the timing of the inclusion in income of the yield on the REMIC regular certificates.

     In addition, if the accrued interest to be paid on the first payment date is computed with respect to a period that begins prior to the date of initial issuance, a portion of the purchase price paid for a REMIC regular certificate will reflect that accrued interest. In those cases, information returns provided to the certificateholders and the IRS will be based on the position that the portion of the purchase price paid for the interest accrued prior to the date of initial issuance is treated as part of the overall cost of the
REMIC regular certificate. Therefore, the portion of the interest paid on the first payment date in excess of interest accrued from the date of initial issuance to the first payment date is included in the stated redemption price of the REMIC regular certificate. However, the Treasury regulations state that all or some portion of this accrued interest may be treated as a separate asset, the cost of which is recovered entirely out of interest paid on the first payment date. It is unclear how an election to do so would be made under these regulations and whether this election could be made unilaterally by a certificateholder.

     Notwithstanding the general definition of original issue discount, original issue discount on a REMIC regular certificate will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the certificate multiplied by its weighted average maturity. For this purpose, the weighted average maturity of a REMIC regular certificate is computed as the sum of the amounts determined, as to each payment included in the stated redemption price of the certificate, by multiplying:

     o    the number of complete years, rounding down for partial years, from the date of initial issuance, until that payment is expected to be made, presumably taking into account the prepayment assumption, by

     o    a fraction--

          1.   the numerator of which is the amount of the payment, and

          2.   the denominator of which is the stated redemption price at maturity of the certificate.

     Under the Treasury regulations, original issue discount of only a de minimis amount, other than de minimis original issue discount attributable to a so-called "teaser" interest rate or an initial interest holiday, will be included in income as each payment of stated principal is made, based on the product of:

     o    the total amount of the de minimis original issue discount, and

     o    a fraction--

          1.   the numerator of which is the amount of the principal payment,
               and

          2.   the denominator of which is the outstanding stated principal amount of the subject REMIC regular certificate.

     The Treasury regulations also would permit you to elect to accrue de minimis original issue discount into income currently based on a constant yield method. See "--REMICs--Taxation of Owners of REMIC Regular Certificates--Market
Discount" below for a description of that election under the applicable
Treasury regulations.

     If original issue discount on a REMIC regular certificate is in excess of a de minimis amount, the holder of the certificate must include in ordinary gross income the sum of the daily portions of original issue discount for each day during its taxable year on which it held the certificate, including the purchase date but excluding the disposition date. In the case of an original holder of a REMIC regular certificate, the daily portions of original issue discount will be determined as described below in this "--Original Issue
Discount" subsection.

     As to each accrual period, the related tax administrator will calculate the original issue discount that accrued during that accrual period. For these purposes, an accrual period is, unless we otherwise state in

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the related prospectus supplement, the period that begins on a date that corresponds to a payment date, or in the case of the first accrual period, begins on the date of initial issuance, and ends on the day preceding the immediately following payment date. The portion of original issue discount that accrues in any accrual period will equal the excess, if any, of:

     o    the sum of:

          1.   the present value, as of the end of the accrual period, of all of the payments remaining to be made on the subject REMIC regular certificate, if any, in future periods, presumably taking into account the prepayment assumption, and

          2.   the payments made on that certificate during the accrual period of amounts included in the stated redemption price, over

     o    the adjusted issue price of the subject REMIC regular certificate at the beginning of the accrual period.

     The adjusted issue price of a REMIC regular certificate is:

     o    the issue price of the certificate, increased by

     o    the total amount of original issue discount previously accrued on the certificate, reduced by

     o    the amount of all prior payments of amounts included in its stated
          redemption price.

The present value of the remaining payments referred to in item 1. of the second preceding sentence will be calculated:

     o    assuming that payments on the REMIC regular certificate will be received in future periods based on the related mortgage loans being prepaid at a rate equal to the prepayment assumption;

     o    using a discount rate equal to the original yield to maturity of the certificate, based on its issue price and the assumption that the related mortgage loans will be prepaid at a rate equal to the prepayment assumption; and

     o    taking into account events, including actual prepayments, that have occurred before the close of the accrual period.

     The original issue discount accruing during any accrual period, computed as described above, will be allocated ratably to each day during the accrual period to determine the daily portion of original issue discount for that day.

     A subsequent purchaser of a REMIC regular certificate that purchases the certificate at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, that is less than its remaining stated
redemption price, will also be required to include in gross income the daily portions of any original issue discount with respect to the certificate.
However, the daily portion will be reduced, if the cost is in excess of its adjusted issue price, in proportion to the ratio that the excess bears to the total original issue discount remaining to be accrued on the certificate. The adjusted issue price of a REMIC regular certificate, as of any date of determination, equals the sum of:

     o    the adjusted issue price or, in the case of the first accrual period, the issue price, of the certificate at the beginning of the accrual period which includes that date of determination, and

     o    the daily portions of original issue discount for all days during that accrual period prior to that date of determination.

     If the foregoing method for computing original issue discount results in a negative amount of original issue discount as to any accrual period with respect to a REMIC regular certificate held by you, the amount of original issue discount accrued for that accrual period will be zero. You may not deduct the negative amount currently. Instead, you will only be permitted to offset it against future positive original issue discount, if any, attributable to the certificate. Although not free from doubt, it is possible that you may be permitted to recognize a loss to the extent your basis in the certificate exceeds the maximum amount of payments that you could ever receive with respect to the certificate. However, the loss may be

                                       94

a capital loss, which is limited in its deductibility. The foregoing considerations are particularly relevant to certificates that have no, or a disproportionately small, amount of principal because they can have negative yields if the mortgage loans held by the related REMIC prepay more quickly than anticipated. See "Risk Factors--The Investment Performance of Your Offered
Certificate Will Depend Upon Payments, Defaults and Losses on the Underlying
Mortgage Loans; and Those Payments, Defaults and Losses may be Highly
Unpredictable."

     The Treasury regulations in some circumstances permit the holder of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer. Accordingly, it is possible that you may be able to select a method for recognizing original issue discount that differs from that used by the trust in preparing reports to you and the IRS. Prospective purchasers of the REMIC regular certificates should consult their tax advisors concerning the tax treatment of these certificates in this regard.

     Market Discount. You will be considered to have purchased a REMIC regular certificate at a market discount if--

     o    in the case of a certificate issued without original issue discount, you purchased the certificate at a price less than its remaining stated principal amount, or

     o    in the case of a certificate issued with original issue discount, you purchased the certificate at a price less than its adjusted issue price.

     If you purchase a REMIC regular certificate with more than a de minimis amount of market discount, you will recognize gain upon receipt of each payment representing stated redemption price. Under section 1276 of the Internal
Revenue Code, you generally will be required to allocate the portion of each payment representing some or all of the stated redemption price first to accrued market discount not previously included in income. You must recognize ordinary income to that extent. You may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing. If made, this election will apply to all market discount bonds acquired by you on or after the first day of the first taxable year to which this election applies.

     The Treasury regulations also permit you to elect to accrue all interest and discount, including de minimis market or original issue discount, in income as interest, and to amortize premium, based on a constant yield method. Your making this election with respect to a REMIC regular certificate with market discount would be deemed to be an election to include currently market discount in income with respect to all other debt instruments with market discount that you acquire during the taxable year of the election or thereafter, and possibly previously acquired instruments. Similarly, your making this election as to a certificate acquired at a premium would be deemed to be an election to amortize bond premium, with respect to all debt instruments having amortizable bond premium that you own or acquire. See "--REMICs--Taxation of Owners of REMIC
Regular Certificates--Premium" below.

     Each of the elections described above to accrue interest and discount, and to amortize premium, with respect to a certificate on a constant yield method or as interest would be irrevocable except with the approval of the IRS.

     However, market discount with respect to a REMIC regular certificate will be considered to be de minimis for purposes of section 1276 of the Internal
Revenue Code if the market discount is less than 0.25% of the remaining stated
redemption price of the certificate multiplied by the number of complete years to maturity remaining after the date of its purchase. In interpreting a similar rule with respect to original issue discount on obligations payable in installments, the Treasury regulations refer to the weighted average maturity of obligations. It is likely that the same rule will be applied with respect to market discount, presumably taking into account the prepayment assumption. If market discount is treated as de minimis under this rule, it appears that the actual discount would be treated in a manner similar to original issue discount of a de minimis amount. See "--REMICs--Taxation of Owners of REMIC Regular
Certificates--Original Issue Discount" above. This treatment would result in discount being included in income at a slower rate than discount would be required to be included in income using the method described above.

     Section 1276(b)(3) of the Internal Revenue Code specifically authorizes the Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal

                                       95

of which is payable in more than one installment. Until regulations are issued by the Treasury Department, the relevant rules described in the Committee
Report apply. The Committee Report indicates that in each accrual period, you may accrue market discount on a REMIC regular certificate held by you, at your option:

     o    on the basis of a constant yield method,

     o    in the case of a certificate issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the certificate as of the beginning of the accrual period, or

     o    in the case of a certificate issued with original issue discount, in an amount that bears the same ratio to the total remaining market discount as the original issue discount accrued in the accrual period bears to the total amount of original issue discount remaining on the certificate at the beginning of the accrual period.

     The prepayment assumption used in calculating the accrual of original issue discount is also used in calculating the accrual of market discount.

     To the extent that REMIC regular certificates provide for monthly or other periodic payments throughout their term, the effect of these rules may be to require market discount to be includible in income at a rate that is not significantly slower than the rate at which the discount would accrue if it were original issue discount. Moreover, in any event a holder of a REMIC regular certificate generally will be required to treat a portion of any gain on the sale or exchange of the certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.

     Further, section 1277 of the Internal Revenue Code may require you to defer a portion of your interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a REMIC regular certificate purchased with market discount. For these purposes, the de minimis rule referred to above applies. Any deferred interest expense would not exceed the market discount that accrues during the related taxable year and is, in general, allowed as a deduction not later than the year in which the related market discount is includible in income. If you have elected, however, to include market discount in income currently as it accrues, the interest deferral rule described above would not apply.

     Premium. A REMIC regular certificate purchased at a cost, excluding any portion of the cost attributable to accrued qualified stated interest, that is greater than its remaining stated redemption price will be considered to be purchased at a premium. You may elect under section 171 of the Internal Revenue
Code to amortize the premium over the life of the certificate. If you elect to amortize bond premium, bond premium would be amortized on a constant yield method and would be applied as an offset against qualified stated interest. If made, this election will apply to all debt instruments having amortizable bond premium that you own or subsequently acquire. The IRS has issued regulations on the amortization of bond premium, but they specifically do not apply to holders of REMIC regular certificates.

     The Treasury regulations also permit you to elect to include all interest, discount and premium in income based on a constant yield method, further treating you as having made the election to amortize premium generally. See
"--Taxation of Owners of REMIC Regular Certificates--Market Discount" above.
The Committee Report states that the same rules that apply to accrual of market discount and require the use of a prepayment assumption in accruing market discount with respect to REMIC regular certificates without regard to whether those certificates have original issue discount, will also apply in amortizing bond premium under section 171 of the Internal Revenue Code.

     Whether you will be treated as holding a REMIC regular certificate with amortizable bond premium will depend on--

     o    the purchase price paid for your offered certificate, and

     o    the payments remaining to be made on your offered certificate at the time of its acquisition by you.

                                       96

     If you acquire an interest in any class of REMIC regular certificates issued at a premium, you should consider consulting your own tax advisor regarding the possibility of making an election to amortize the premium.

     Realized Losses. Under section 166 of the Internal Revenue Code, if you are either a corporate holder of a REMIC regular certificate or a noncorporate holder of a REMIC regular certificate that acquires the certificate in connection with a trade or business, you should be allowed to deduct, as ordinary losses, any losses sustained during a taxable year in which your offered certificate becomes wholly or partially worthless as the result of one or more realized losses on the related mortgage loans. However, if you are a noncorporate holder that does not acquire a REMIC regular certificate in connection with a trade or business, it appears that--

     o    you will not be entitled to deduct a loss under section 166 of the
          Internal Revenue Code until your offered certificate becomes wholly worthless, which is when its principal balance has been reduced to zero, and

     o    the loss will be characterized as a short-term capital loss.

     You will also have to accrue interest and original issue discount with respect to your REMIC regular certificate, without giving effect to any reductions in payments attributable to defaults or delinquencies on the related mortgage loans, until it can be established that those payment reductions are not recoverable. As a result, your taxable income in a period could exceed your economic income in that period. If any of those amounts previously included in taxable income are not ultimately received due to a loss on the related mortgage loans, you should be able to recognize a loss or reduction in income.
However, the law is unclear with respect to the timing and character of this loss or reduction in income.

     Taxation of Owners of REMIC Residual Certificates.

     General. Although a REMIC is a separate entity for federal income tax purposes, the Internal Revenue Code does not subject a REMIC to entity-level taxation, except with regard to prohibited transactions and the other transactions described under "--REMICs--Prohibited Transactions Tax and Other
Taxes" below. Rather, a holder of REMIC residual certificates must generally include in income the taxable income or net loss of the related REMIC.
Accordingly, the Internal Revenue Code treats the REMIC residual certificates much differently than it would if they were direct ownership interests in the related mortgage loans or as debt instruments issued by the related REMIC.

     Holders of REMIC residual certificates generally will be required to report their daily portion of the taxable income or, subject to the limitations noted in this discussion, the net loss of the related REMIC for each day during a calendar quarter that they own those certificates. For this purpose, the taxable income or net loss of the REMIC will be allocated to each day in the calendar quarter ratably using a "30 days per month/90 days per quarter/360 days per year" convention unless we otherwise disclose in the related prospectus supplement. These daily amounts then will be allocated among the holders of the REMIC residual certificates in proportion to their respective ownership interests on that day. Any amount included in the residual certificateholders' gross income or allowed as a loss to them by virtue of this paragraph will be treated as ordinary income or loss. The taxable income of the
REMIC will be determined under the rules described below in "--REMICs--Taxation of Owners of REMIC Residual Certificates--Taxable Income of the REMIC." Holders
of REMIC residual certificates must report the taxable income of the related
REMIC without regard to the timing or amount of cash payments by the REMIC until the REMIC's termination. Income derived from the REMIC residual certificates will be "portfolio income" for the purposes of the limitations under section 469 of the Internal Revenue Code on the deductibility of "passive losses."

     A holder of a REMIC residual certificate that purchased the certificate from a prior holder also will be required to report on its federal income tax return amounts representing its daily share of the taxable income, or net loss, of the related REMIC for each day that it holds the REMIC residual certificate.
These daily amounts generally will equal the amounts of taxable income or net loss determined as described above. The Committee Report indicates that modifications of the general rules may be made, by regulations, legislation or otherwise to reduce, or increase, the income of a holder of a REMIC residual certificate. These modifications would occur when a holder purchases the REMIC residual certificate from

                                       97

a prior holder at a price other than the adjusted basis that the REMIC residual certificate would have had in the hands of an original holder of that certificate. The Treasury regulations, however, do not provide for these modifications.

     Any payments that you receive from the seller of a REMIC residual certificate in connection with the acquisition of that certificate will be income to you.

     The Treasury Department has issued final regulations, effective May 11,
2004, which address the federal income tax treatment of "inducement fees"
received by transferees of noneconomic REMIC residual interests. The final regulations require inducement fees to be included in income over a period reasonably related to the period in which the related REMIC residual interest is expected to generate taxable income or net loss to its holder. The final regulations provide two safe harbor methods which permit transferees to include inducement fees in income, either (a) in the same amounts and over the same period that the taxpayer uses for financial reporting purposes, provided that such period is not shorter than the period the REMIC is expected to generate taxable income or (b) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the REMIC, determined based on actual distributions projected as remaining to be made on such interests under the prepayment assumption. If the holder of a REMIC residual interest sells or otherwise disposes of the residual certificate, any unrecognized portion of the inducement fee must be taken into account at the time of the sale or disposition. The final regulations also provide that an inducement fee shall be treated as income from sources within the United
States. In addition, the IRS has issued administrative guidance addressing the procedures by which transferees of noneconomic REMIC residual interests may obtain automatic consent from the IRS to change the method of accounting for
REMIC inducement fee income to one of the safe harbor methods provided in these final regulations (including a change from one safe harbor method to the other safe harbor method). Prospective purchasers of the REMIC residual certificates should consult with their tax advisors regarding the effect of these final regulations and the related guidance regarding the procedures for obtaining automatic consent to change the method of accounting.

     Tax liability with respect to the amount of income that holders of REMIC residual certificates will be required to report, will often exceed the amount of cash payments received from the related REMIC for the corresponding period.
Consequently, you should have--

     o    other sources of funds sufficient to pay any federal income taxes due as a result of your ownership of REMIC residual certificates, or

     o    unrelated deductions against which income may be offset.

See, however, the rules discussed below relating to:

     o    excess inclusions,

     o    residual interests without significant value, and

     o    noneconomic residual interests.

     The fact that the tax liability associated with this income allocated to you may exceed the cash payments received by you for the corresponding period may significantly and adversely affect their after-tax rate of return. This disparity between income and payments may not be offset by corresponding losses or reductions of income attributable to your REMIC residual certificates until subsequent tax years. Even then, the extra income may not be completely offset due to changes in the Internal Revenue Code, tax rates or character of the income or loss. Therefore, REMIC residual certificates will ordinarily have a negative value at the time of issuance. See "Risk Factors--Residual Interests in a Real Estate Mortgage Investment Conduit Have Adverse Tax Consequences."

     Taxable Income of the REMIC. The taxable income of a REMIC will equal:

     o    the income from the mortgage loans and other assets of the REMIC; plus

     o    any cancellation of indebtedness income due to the allocation of realized losses to those REMIC certificates constituting regular interests in the REMIC; less the following items--

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          1.   the deductions allowed to the REMIC for interest, including original issue discount but reduced by any premium on issuance, on any class of REMIC certificates constituting regular interests in the REMIC, whether offered or not,

          2.   amortization of any premium on the mortgage loans held by the
               REMIC,

          3.   bad debt losses with respect to the mortgage loans held by the
               REMIC, and

          4.   except as described below in this "--Taxable Income of the REMIC"
               subsection, servicing, administrative and other expenses.

     For purposes of determining its taxable income, a REMIC will have an initial aggregate basis in its assets equal to the sum of the issue prices of all REMIC certificates, or in the case of REMIC certificates not sold initially, their fair market values. The aggregate basis will be allocated among the mortgage loans and the other assets of the REMIC in proportion to their respective fair market values. The issue price of any REMIC certificates offered hereby will be determined in the manner described above under
"--REMICs--Taxation of Owners of REMIC Regular Certificates--Original Issue
Discount." The issue price of a REMIC certificate received in exchange for an interest in mortgage loans or other property will equal the fair market value of the interests in the mortgage loans or other property. Accordingly, if one or more classes of REMIC certificates are retained initially rather than sold, the related tax administrator may be required to estimate the fair market value of these interests in order to determine the basis of the REMIC in the mortgage loans and other property held by the REMIC.

     Subject to possible application of the de minimis rules, the method of accrual by a REMIC of original issue discount income and market discount income with respect to mortgage loans that it holds will be equivalent to the method for accruing original issue discount income for holders of REMIC regular certificates. That method is a constant yield method taking into account the prepayment assumption. However, a REMIC that acquires loans at a market discount must include that market discount in income currently, as it accrues, on a constant yield basis. See "--REMICs--Taxation of Owners of REMIC Regular
Certificates" above, which describes a method for accruing the discount income that is analogous to that required to be used by a REMIC as to mortgage loans with market discount that it holds.

     A REMIC will acquire a mortgage loan with discount, or premium, to the extent that the REMIC's basis, determined as described in the preceding paragraph, is different from its stated redemption price. Discount will be includible in the income of the REMIC as it accrues, in advance of receipt of the cash attributable to that income, under a method similar to the method described above for accruing original issue discount on the REMIC regular certificates. A REMIC probably will elect under section 171 of the Internal
Revenue Code to amortize any premium on the mortgage loans that it holds.
Premium on any mortgage loan to which this election applies may be amortized under a constant yield method, presumably taking into account the prepayment assumption.

     A REMIC will be allowed deductions for interest, including original issue discount, on all of the certificates that constitute regular interests in the
REMIC, whether or not offered hereby, as if those certificates were indebtedness of the REMIC. Original issue discount will be considered to accrue for this purpose as described above under "--REMICs--Taxation of Owners of
REMIC Regular Certificates--Original Issue Discount." However, the de minimis rule described in that section will not apply in determining deductions.

     If a class of REMIC regular certificates is issued at a price in excess of the stated redemption price of that class, the net amount of interest deductions that are allowed to the REMIC in each taxable year with respect to those certificates will be reduced by an amount equal to the portion of that excess that is considered to be amortized in that year. It appears that this excess should be amortized under a constant yield method in a manner analogous to the method of accruing original issue discount described above under
"--REMICs--Taxation of Owners of REMIC Regular Certificates--Original Issue
Discount."

     As a general rule, the taxable income of a REMIC will be determined as if the REMIC were an individual having the calendar year as its taxable year and using the accrual method of accounting. However, no item of income, gain, loss or deduction allocable to a prohibited transaction will be taken into account.
See "--REMICs--Prohibited Transactions Tax and Other Taxes" below. Further, the

                                       99

limitation on miscellaneous itemized deductions imposed on individuals by section 67 of the Internal Revenue Code will not be applied at the REMIC level so that the REMIC will be allowed full deductions for servicing, administrative and other non-interest expenses in determining its taxable income. All those expenses will be allocated as a separate item to the holders of the related
REMIC certificates, subject to the limitation of section 67 of the Internal
Revenue Code. See "--REMICs--Taxation of Owners of REMIC Residual
Certificates--Possible Pass-Through of Miscellaneous Itemized Deductions"
below. If the deductions allowed to the REMIC exceed its gross income for a calendar quarter, the excess will be the net loss for the REMIC for that calendar quarter.

     Basis Rules, Net Losses and Distributions. The adjusted basis of a REMIC residual certificate will be equal to:

     o    the amount paid for that REMIC residual certificate,

     o    increased by amounts included in the income of the holder of that
          REMIC residual certificate, and

     o    decreased, but not below zero, by payments made, and by net losses allocated, to the holder of that REMIC residual certificate.

     A holder of a REMIC residual certificate is not allowed to take into account any net loss for any calendar quarter to the extent that the net loss exceeds the adjusted basis to that holder as of the close of that calendar quarter, determined without regard to that net loss. Any loss that is not currently deductible by reason of this limitation may be carried forward indefinitely to future calendar quarters and, subject to the same limitation, may be used only to offset income from the REMIC residual certificate.

     Any distribution on a REMIC residual certificate will be treated as a nontaxable return of capital to the extent it does not exceed the holder's adjusted basis in the REMIC residual certificate. To the extent a distribution on a REMIC residual certificate exceeds the holder's adjusted basis, it will be treated as gain from the sale of that REMIC residual certificate.

     A holder's basis in a REMIC residual certificate will initially equal the amount paid for the certificate and will be increased by that holder's allocable share of taxable income of the related REMIC. However, these increases in basis may not occur until the end of the calendar quarter, or perhaps the end of the calendar year, with respect to which the related REMIC's taxable income is allocated to that holder. To the extent the initial basis of the holder of a REMIC residual certificate is less than the distributions to that holder, and increases in the initial basis either occur after these distributions or, together with the initial basis, are less than the amount of these payments, gain will be recognized to that holder on these distributions.
This gain will be treated as gain from the sale of its REMIC residual certificate.

     The effect of these rules is that a holder of a REMIC residual certificate may not amortize its basis in a REMIC residual certificate, but may only recover its basis:

     o    through distributions,

     o    through the deduction of any net losses of the REMIC, or

     o    upon the sale of its REMIC residual certificate.

See "--REMICs--Sales of REMIC Certificates" below.

     For a discussion of possible modifications of these rules that may require adjustments to income of a holder of a REMIC residual certificate other than an original holder see "--REMICs--Taxation of Owners of REMIC Residual
Certificates--General" above. These adjustments could require a holder of a
REMIC residual certificate to account for any difference between the cost of the certificate to the holder and the adjusted basis of the certificate would have been in the hands of an original holder.

     Excess Inclusions. Any excess inclusions with respect to a REMIC residual certificate will be subject to federal income tax in all events. In general, the excess inclusions with respect to a REMIC residual certificate for any calendar quarter will be the excess, if any, of:

     o    the daily portions of REMIC taxable income allocable to that certificate, over

     o    the sum of the daily accruals for each day during the quarter that the certificate was held by that holder.

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     The daily accruals of a holder of a REMIC residual certificate will be determined by allocating to each day during a calendar quarter its ratable portion of a numerical calculation. That calculation is the product of the adjusted issue price of the REMIC residual certificate at the beginning of the calendar quarter and 120% of the long-term Federal rate in effect on the date of initial issuance. For this purpose, the adjusted issue price of a REMIC residual certificate as of the beginning of any calendar quarter will be equal to:

     o    the issue price of the certificate, increased by

     o    the sum of the daily accruals for all prior quarters, and decreased, but not below zero, by

     o    any payments made with respect to the certificate before the beginning of that quarter.

     The issue price of a REMIC residual certificate is the initial offering price to the public at which a substantial amount of the REMIC residual certificates were sold, but excluding sales to bond houses, brokers and underwriters or, if no sales have been made, their initial value. The long-term
Federal rate is an average of current yields on Treasury securities with a remaining term of greater than nine years, computed and published monthly by the IRS.

     Although it has not done so, the Treasury Department has authority to issue regulations that would treat the entire amount of income accruing on a
REMIC residual certificate as excess inclusions if the REMIC residual interest evidenced by that certificate is considered not to have significant value.

     For holders of REMIC residual certificates, excess inclusions:

     o    will not be permitted to be offset by deductions, losses or loss carryovers from other activities,

     o    will be treated as unrelated business taxable income to an otherwise tax-exempt organization, and

     o    will not be eligible for any rate reduction or exemption under any applicable tax treaty with respect to the 30% United States withholding tax imposed on payments to holders of REMIC residual certificates that are foreign investors.

See, however, "--REMICs--Foreign Investors in REMIC Certificates" below.

     Furthermore, for purposes of the alternative minimum tax:

     o    excess inclusions will not be permitted to be offset by the alternative tax net operating loss deduction, and

     o    alternative minimum taxable income may not be less than the taxpayer's excess inclusions.

     This last rule has the effect of preventing non-refundable tax credits from reducing the taxpayer's income tax to an amount lower than the alternative minimum tax on excess inclusions.

     In the case of any REMIC residual certificates held by a real estate investment trust, or REIT, the total excess inclusions with respect to these
REMIC residual certificates will be allocated among the shareholders of the
REIT in proportion to the dividends received by the shareholders from the REIT.
Any amount so allocated will be treated as an excess inclusion with respect to a REMIC residual certificate as if held directly by the shareholder. The total excess inclusions referred to in the previous sentence will be reduced, but not below zero, by any REIT taxable income, within the meaning of section 857(b)(2)
of the Internal Revenue Code, other than any net capital gain. Treasury regulations yet to be issued could apply a similar rule to:

     o    regulated investment companies,

     o    common trusts, and

     o    some cooperatives.

The Treasury regulations, however, currently do not address this subject.

     Noneconomic REMIC Residual Certificates. Under the Treasury regulations, transfers of noneconomic REMIC residual certificates will be disregarded for all federal income tax purposes if "a significant purpose of the transfer was to enable the transferor to impede the assessment or collection of tax." If a

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transfer is disregarded, the purported transferor will continue to remain liable for any taxes due with respect to the income on the noneconomic REMIC residual certificate. The Treasury regulations provide that a REMIC residual certificate is noneconomic unless, based on the prepayment assumption and on any required or permitted clean up calls, or required liquidation provided for in the related Governing Document:

     o    the present value of the expected future payments on the REMIC residual certificate equals at least the present value of the expected tax on the anticipated excess inclusions, and

     o    the transferor reasonably expects that the transferee will receive payments with respect to the REMIC residual certificate at or after the time the taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes.

     The present value calculation referred to above is calculated using the applicable Federal rate for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC residual certificate. This rate is computed and published monthly by the IRS.

     Accordingly, all transfers of REMIC residual certificates that may constitute noneconomic residual interests will be subject to restrictions under the terms of the related Governing Document that are intended to reduce the possibility of any transfer being disregarded. These restrictions will require an affidavit:

     o    from each party to the transfer, stating that no purpose of the transfer is to impede the assessment or collection of tax,

     o    from the prospective transferee, providing representations as to its financial condition and that it understands that, as the transferee of the non-economic REMIC residual certificate, it may incur tax liabilities in excess of any cash flows generated by the REMIC residual certificate and that such transferee intends to pay its taxes associated with holding such REMIC residual certificate as they become due, and

     o    from the prospective transferor, stating that it has made a reasonable investigation to determine the transferee's historic payment of its debts and ability to continue to pay its debts as they come due in the future.

     Final Treasury regulations issued on July 18, 2002 (the "Safe Harbor
Regulations"), provide that transfers of noneconomic residual interests must meet two additional requirements to qualify for the safe harbor: (a) the transferee must represent that it will not cause income from the noneconomic residual interest to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty, hereafter a
"foreign branch") of the transferee or another U.S. taxpayer, and (b) the transfer must satisfy either an "asset test" or a "formula test" provided under the REMIC Regulations. A transfer to an "eligible corporation," generally a domestic corporation, will satisfy the asset test if: at the time of the transfer, and at the close of each of the transferee's two fiscal years preceding the transferee's fiscal year of transfer, the transferee's gross and net assets for financial reporting purposes exceed $100 million and $10 million, respectively, in each case, exclusive of any obligations of certain related persons, the transferee agrees in writing that any subsequent transfer of the interest will be to another eligible corporation in a transaction that satisfies the asset test, and the transferor does not know or have reason to know, that the transferee will not honor these restrictions on subsequent transfers, and a reasonable person would not conclude, based on the facts and circumstances known to the transferor on or before the date of the transfer
(specifically including the amount of consideration paid in connection with the transfer of the noneconomic residual interest) that the taxes associated with the residual interest will not be paid. In addition, the direct or indirect transfer of the residual interest to a foreign branch of a domestic corporation is not treated as a transfer to an eligible corporation under the asset test.
The "formula test" makes the safe harbor unavailable unless the present value of the anticipated tax liabilities associated with holding the residual interest did not exceed the sum of:

     o    the present value of any consideration given to the transferee to acquire the interest,

     o    the present value of the expected future distributions on the interest, and

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     o    the present value of the anticipated tax savings associated with the holding of the interest as the REMIC generates losses.

     Present values must be computed using a discount rate equal to the applicable Federal short-term rate.

     If the transferee has been subject to the alternative minimum tax in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate, then it may use the alternative minimum tax rate in lieu of the corporate tax rate. In addition, the direct or indirect transfer of the residual interest to a foreign branch of a domestic corporation is not treated as a transfer to an eligible corporation under the formula test.

     The Governing Document will require that all transferees of residual certificates furnish an affidavit as to the applicability of one of the safe harbors of the Safe Harbor Regulations, unless the transferor has waived the requirement that the transferee do so.

     Prospective investors should consult their own tax advisors as to the applicability and effect of these alternative safe harbor tests.

     Prior to purchasing a REMIC residual certificate, prospective purchasers should consider the possibility that a purported transfer of a REMIC residual certificate to another party at some future date may be disregarded in accordance with the above-described rules. This would result in the retention of tax liability by the transferor with respect to that purported transfer.

     We will disclose in the related prospectus supplement whether the offered
REMIC residual certificates may be considered noneconomic residual interests under the Treasury regulations. However, we will base any disclosure that a
REMIC residual certificate will not be considered noneconomic upon various assumptions. Further, we will make no representation that a REMIC residual certificate will not be considered noneconomic for purposes of the above-described rules.

     See "--REMICs--Foreign Investors in REMIC Certificates" below for additional restrictions applicable to transfers of REMIC residual certificates to foreign persons.

     Mark-to-Market Rules. Regulations under section 475 of the Internal
Revenue Code require that a securities dealer mark to market securities held for sale to customers. This mark-to-market requirement applies to all securities owned by a dealer, except to the extent that the dealer has specifically identified a security as held for investment. These regulations provide that for purposes of this mark-to-market requirement, a REMIC residual certificate is not treated as a security for purposes of section 475 of the
Internal Revenue Code. Thus, a REMIC residual certificate is not subject to the mark-to-market rules. We recommend that prospective purchasers of a REMIC residual certificate consult their tax advisors regarding these regulations.

     Transfers of REMIC Residual Certificates to Investors That Are Foreign
Persons. Unless we otherwise state in the related prospectus supplement, transfers of REMIC residual certificates to investors that are foreign persons under the Internal Revenue Code will be prohibited under the related Governing
Documents.

     Pass-Through of Miscellaneous Itemized Deductions. Fees and expenses of a
REMIC generally will be allocated to the holders of the related REMIC residual certificates. The applicable Treasury regulations indicate, however, that in the case of a REMIC that is similar to a single class grantor trust, all or a portion of these fees and expenses should be allocated to the holders of the related REMIC regular certificates. Unless we state otherwise in the related prospectus supplement, however, these fees and expenses will be allocated to holders of the related REMIC residual certificates in their entirety and not to the holders of the related REMIC regular certificates.

     If the holder of a REMIC certificate receives an allocation of fees and expenses in accordance with the preceding discussion, and if that holder is:

     o    an individual,

     o    an estate or trust, or

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     o    a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts,

     then--

     o    an amount equal to this individual's, estate's or trust's share of these fees and expenses will be added to the gross income of this holder, and

     o    the individual's, estate's or trust's share of these fees and expenses will be treated as a miscellaneous itemized deduction allowable subject to the limitation of section 67 of the Internal Revenue Code, which permits the deduction of these fees and expenses only to the extent they exceed, in total, 2% of a taxpayer's adjusted gross income.

     In addition, section 68 of the Internal Revenue Code currently provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced. Such reduction is scheduled to be phased out between 2006 and 2010.

     Furthermore, in determining the alternative minimum taxable income of a holder of a REMIC certificate that is--

     o    an individual,

     o    an estate or trust, or

     o    a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts,

no deduction will be allowed for the holder's allocable portion of servicing fees and other miscellaneous itemized deductions of the REMIC, even though an amount equal to the amount of these fees and other deductions will be included in the holder's gross income.

     The amount of additional taxable income reportable by holders of REMIC certificates that are subject to the limitations of either section 67 or
Section 68 of the Internal Revenue Code, or the complete disallowance of the related expenses for alternative minimum tax purposes, may be substantial.

     Accordingly, REMIC certificates to which these expenses are allocated will generally not be appropriate investments for:

     o    an individual,

     o    an estate or trust, or

     o    a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts.

     We recommend that those prospective investors consult with their tax advisors prior to making an investment in a REMIC certificate to which these expenses are allocated.

     Sales of REMIC Certificates. If a REMIC certificate is sold, the selling certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its adjusted basis in the REMIC certificate. The adjusted basis of a REMIC regular certificate generally will equal:

     o    the cost of the certificate to that certificateholder, increased by

     o    income reported by that certificateholder with respect to the certificate, including original issue discount and market discount income, and reduced, but not below zero, by

     o    payments on the certificate received by that certificateholder, amortized premium and realized losses allocated to the certificate and previously deducted by the certificateholder.

     The adjusted basis of a REMIC residual certificate will be determined as described above under "--REMICs--Taxation of Owners of REMIC Residual
Certificates--Basis Rules, Net Losses and Distributions." Except as described below in this "--Sales of REMIC Certificates" subsection, any gain or loss from your sale of a REMIC certificate will be capital gain or loss, provided that you hold the certificate as a capital asset within the meaning of section 1221 of the Internal Revenue Code, which is generally property held for investment.

     In addition to the recognition of gain or loss on actual sales, the
Internal Revenue Code requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A

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constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer's risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that--

     o    entitle the holder to a specified principal amount,

     o    pay interest at a fixed or variable rate, and

     o    are not convertible into the stock of the issuer or a related party,

cannot be the subject of a constructive sale for this purpose. Because most
REMIC regular certificates meet this exception, section 1259 will not apply to most REMIC regular certificates. However, REMIC regular certificates that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

     Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include the net capital gain in total net investment income for the taxable year. A taxpayer would do so because of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer's net investment income.

     As of the date of this prospectus, the Internal Revenue Code provides for lower rates as to long-term capital gains than those applicable to the short-term capital gains and ordinary income recognized or received by individuals. No similar rate differential exists for corporations. In addition, the distinction between a capital gain or loss and ordinary income or loss is relevant for other purposes to both individuals and corporations.

     Gain from the sale of a REMIC regular certificate that might otherwise be a capital gain will be treated as ordinary income to the extent that the gain does not exceed the excess, if any, of:

     o    the amount that would have been includible in the seller's income with respect to that REMIC regular certificate assuming that income had accrued on the certificate at a rate equal to 110% of the applicable
          Federal rate determined as of the date of purchase of the certificate, which is a rate based on an average of current yields on Treasury securities having a maturity comparable to that of the certificate based on the application of the prepayment assumption to the certificate, over

     o    the amount of ordinary income actually includible in the seller's income prior to that sale.

     In addition, gain recognized on the sale of a REMIC regular certificate by a seller who purchased the certificate at a market discount will be taxable as ordinary income in an amount not exceeding the portion of that discount that accrued during the period the certificate was held by the seller, reduced by any market discount included in income under the rules described above under
"--REMICs--Taxation of Owners of REMIC Regular Certificates--Market Discount"
and "--Premium."

     REMIC certificates will be "evidences of indebtedness" within the meaning of Section 582(c)(1) of the Internal Revenue Code, so that gain or loss recognized from the sale of a REMIC certificate by a bank or thrift institution to which that section of the Internal Revenue Code applies will be ordinary income or loss.

     A portion of any gain from the sale of a REMIC regular certificate that might otherwise be capital gain may be treated as ordinary income to the extent that a holder holds the certificate as part of a "conversion transaction"
within the meaning of section 1258 of the Internal Revenue Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer's return is attributable to the time value of the taxpayer's net investment in that transaction. The amount of gain so realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate applicable Federal rate at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

     Except as may be provided in Treasury regulations yet to be issued, a loss realized on the sale of a REMIC residual certificate will be subject to the
"wash sale" rules of section 1091 of the Internal Revenue Code, if during the period beginning six months before, and ending six months after, the date of that sale the seller of that certificate:

                                      105

     o    reacquires that same REMIC residual certificate,

     o    acquires any other residual interest in a REMIC, or

     o    acquires any similar interest in a taxable mortgage pool, as defined in section 7701(i) of the Internal Revenue Code.

In that event, any loss realized by the holder of a REMIC residual certificate on the sale will not be recognized or deductible currently, but instead will be added to that holder's adjusted basis in the newly-acquired asset.

     Prohibited Transactions Tax and Other Taxes. The Internal Revenue Code
imposes a tax on REMICs equal to 100% of the net income derived from prohibited transactions. In general, subject to specified exceptions, a prohibited transaction includes:

     o    the disposition of a non-defaulted mortgage loan,

     o    the receipt of income from a source other than a mortgage loan or other permitted investments,

     o    the receipt of compensation for services, or

     o    the gain from the disposition of an asset purchased with collections on the mortgage loans for temporary investment pending payment on the
          REMIC certificates.

     It is not anticipated that any REMIC will engage in any prohibited transactions as to which it would be subject to this tax.

     In addition, some contributions to a REMIC made after the day on which the
REMIC issues all of its interests could result in the imposition of a tax on the REMIC equal to 100% of the value of the contributed property. The related
Governing Document will include provisions designed to prevent the acceptance of any contributions that would be subject to this tax.

     REMICs also are subject to federal income tax at the highest corporate rate on Net Income From Foreclosure Property, determined by reference to the rules applicable to REITs. The related Governing Documents may permit the special servicer to conduct activities with respect to a mortgaged property acquired by one of our trusts in a manner that causes the trust to incur this tax, if doing so would, in the reasonable discretion of the special servicer, maximize the net after-tax proceeds to certificateholders. However, under no circumstance may the special servicer allow the acquired mortgaged property to cease to be a "permitted investment" under section 860G(a)(5) of the Internal
Revenue Code.

     Unless we state otherwise in the related prospectus supplement, and to the extent permitted by then applicable laws, any tax on prohibited transactions, particular contributions or Net Income From Foreclosure Property, and any state or local income or franchise tax, that may be imposed on the REMIC will be borne by the related trustee, tax administrator, master servicer, special servicer or manager, in any case out of its own funds, provided that--

     o    the person has sufficient assets to do so, and

     o    the tax arises out of a breach of that person's obligations under select provisions of the related Governing Document.

     Any tax not borne by one of these persons would be charged against the related trust resulting in a reduction in amounts payable to holders of the related REMIC certificates.

     Tax and Restrictions on Transfers of REMIC Residual Certificates to
Particular Organizations. If a REMIC residual certificate is transferred to a
Disqualified Organization, a tax will be imposed in an amount equal to the product of:

     o    the present value of the total anticipated excess inclusions with respect to the REMIC residual certificate for periods after the transfer, and

     o    the highest marginal federal income tax rate applicable to corporations.

     The value of the anticipated excess inclusions is discounted using the applicable Federal rate for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC residual certificate.

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     The anticipated excess inclusions must be determined as of the date that the REMIC residual certificate is transferred and must be based on:

     o    events that have occurred up to the time of the transfer,

     o    the prepayment assumption, and

     o    any required or permitted clean up calls or required liquidation provided for in the related Governing Document.

     The tax on transfers to Disqualified Organizations generally would be imposed on the transferor of the REMIC residual certificate, except when the transfer is through an agent for a Disqualified Organization. In that case, the tax would instead be imposed on the agent. However, a transferor of a REMIC residual certificate would in no event be liable for the tax with respect to a transfer if:

     o    the transferee furnishes to the transferor an affidavit that the transferee is not a Disqualified Organization, and

     o    as of the time of the transfer, the transferor does not have actual knowledge that the affidavit is false.

     In addition, if a Pass-Through Entity includes in income excess inclusions with respect to a REMIC residual certificate, and a Disqualified Organization is the record holder of an interest in that entity, then a tax will be imposed on that entity equal to the product of:

     o    the amount of excess inclusions on the certificate that are allocable to the interest in the Pass-Through Entity held by the Disqualified
          Organization, and

     o    the highest marginal federal income tax rate imposed on corporations.

     A Pass-Through Entity will not be subject to this tax for any period, however, if each record holder of an interest in that Pass-Through Entity furnishes to that Pass-Through Entity:

     o    the holder's social security number and a statement under penalties of perjury that the social security number is that of the record holder,
          or

     o    a statement under penalties of perjury that the record holder is not a
          Disqualified Organization.

     If an Electing Large Partnership holds a REMIC residual certificate, all interests in the Electing Large Partnership are treated as held by Disqualified
Organizations for purposes of the tax imposed on pass-through entities described in the second preceding paragraph. This tax on Electing Large
Partnerships must be paid even if each record holder of an interest in that partnership provides a statement mentioned in the prior paragraph.

     In addition, a person holding an interest in a Pass-Through Entity as a nominee for another person will, with respect to that interest, be treated as a
Pass-Through Entity.

     Moreover, an entity will not qualify as a REMIC unless there are reasonable arrangements designed to ensure that:

     o    the residual interests in the entity are not held by Disqualified
          Organizations, and

     o    the information necessary for the application of the tax described in this prospectus will be made available.

     We will include in the related Governing Document restrictions on the transfer of REMIC residual certificates and other provisions that are intended to meet this requirement, and we will discuss those restrictions and provisions in any prospectus supplement relating to the offering of any REMIC residual certificate.

     Termination. A REMIC will terminate immediately after the payment date following receipt by the REMIC of the final payment with respect to the related mortgage loans or upon a sale of the REMIC's assets following the adoption by the REMIC of a plan of complete liquidation. The last payment on a REMIC regular certificate will be treated as a payment in retirement of a debt instrument. In the case of

                                      107

a REMIC residual certificate, if the last payment on that certificate is less than the REMIC residual certificateholder's adjusted basis in the certificate, that holder should, but may not, be treated as realizing a capital loss equal to the amount of that difference.

     Reporting and Other Administrative Matters. Solely for purposes of the administrative provisions of the Internal Revenue Code, a REMIC will be treated as a partnership and holders of the related REMIC residual certificates will be treated as partners. Unless we otherwise state in the related prospectus supplement, the related tax administrator will file REMIC federal income tax returns on behalf of the REMIC, and will be designated as and will act as or on behalf of the tax matters person with respect to the REMIC in all respects.

     As, or as agent for, the tax matters person, the related tax administrator, subject to applicable notice requirements and various restrictions and limitations, generally will have the authority to act on behalf of the REMIC and the holders of the REMIC residual certificates in connection with the administrative and judicial review of the REMIC's--

     o    income,

     o    deductions,

     o    gains,

     o    losses, and

     o    classification as a REMIC.

     Holders of REMIC residual certificates generally will be required to report these REMIC items consistently with their treatment on the related
REMIC's tax return. In addition, these holders may in some circumstances be bound by a settlement agreement between the related tax administrator, as, or as agent for, the tax matters person, and the IRS concerning any REMIC item.
Adjustments made to the REMIC's tax return may require these holders to make corresponding adjustments on their returns. An audit of the REMIC's tax return, or the adjustments resulting from that audit, could result in an audit of a holder's return.

     No REMIC will be registered as a tax shelter under section 6111 of the
Internal Revenue Code. Any person that holds a REMIC residual certificate as a nominee for another person may be required to furnish to the related REMIC, in a manner to be provided in Treasury regulations, the name and address of that other person, as well as other information.

     Reporting of interest income, including any original issue discount, with respect to REMIC regular certificates is required annually, and may be required more frequently under Treasury regulations. These information reports generally are required to be sent or made readily available through electronic means to individual holders of REMIC regular certificates and the IRS. Holders of REMIC regular certificates that are--

     o    corporations,

     o    trusts,

     o    securities dealers, and

     o    various other non-individuals,

will be provided interest and original issue discount income information and the information set forth in the following paragraphs. This information will be provided upon request in accordance with the requirements of the applicable regulations. The information must be provided by the later of:

     o    30 days after the end of the quarter for which the information was requested, or

     o    two weeks after the receipt of the request.

     Reporting with respect to REMIC residual certificates, including--

     o    income,

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     o    excess inclusions,

     o    investment expenses, and

     o    relevant information regarding qualification of the REMIC's assets,

will be made as required under the Treasury regulations, generally on a quarterly basis.

     As applicable, the REMIC regular certificate information reports will include a statement of the adjusted issue price of the REMIC regular certificate at the beginning of each accrual period. In addition, the reports will include information required by regulations with respect to computing the accrual of any market discount. Because exact computation of the accrual of market discount on a constant yield method would require information relating to the holder's purchase price that the REMIC may not have, the regulations only require that information pertaining to the appropriate proportionate method of accruing market discount be provided. See "--REMICs--Taxation of
Owners of REMIC Regular Certificates--Market Discount."

     Unless we otherwise specify in the related prospectus supplement, the responsibility for complying with the foregoing reporting rules will be borne by the related tax administrator for the subject REMIC.

     Backup Withholding with Respect to REMIC Certificates. Payments of interest and principal, as well as payments of proceeds from the sale of REMIC certificates, may be subject to the backup withholding tax under Section 3406 of the Internal Revenue Code if recipients of these payments:

     o    fail to furnish to the payor information regarding, among other things, their taxpayer identification numbers, or

     o    otherwise fail to establish an exemption from this tax.

     Any amounts deducted and withheld from a payment to a recipient would be allowed as a credit against the recipient's federal income tax. Furthermore, penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

     Foreign Investors in REMIC Certificates. Unless we otherwise disclose in the related prospectus supplement, a holder of a REMIC regular certificate that is--

     o    a foreign person, and

     o    not subject to federal income tax as a result of any direct or indirect connection to the United States in addition to its ownership of that certificate,

will normally not be subject to United States federal income or withholding tax with respect to a payment on a REMIC regular certificate. To avoid withholding or tax, that holder must comply with applicable identification requirements.
These requirements include delivery of a statement, signed by the certificateholder under penalties of perjury, certifying that the certificateholder is a foreign person and providing the name, address and such other information with respect to the certificateholder as may be required by regulations issued by the Treasury Department. Special rules apply to partnerships, estates and trusts, and in certain circumstances certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

     For these purposes, a foreign person is anyone other than a U.S. Person.

     It is possible that the IRS may assert that the foregoing tax exemption should not apply with respect to a REMIC regular certificate held by a person or entity that owns directly or indirectly a 10% or greater interest in the related REMIC residual certificates. If the holder does not qualify for exemption, payments of interest, including payments in respect of accrued original issue discount, to that holder may be subject to a tax rate of 30%, subject to reduction under any applicable tax treaty.

     It is possible, under regulations promulgated under Section 881 of the
Internal Revenue Code concerning conduit financing transactions, that the exemption from withholding taxes described above may also not be available to a holder who is a foreign person and either--

     o    owns 10% or more of one or more underlying mortgagors, or

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     o    if the holder is a controlled foreign corporation, is related to one or more mortgagors in the applicable trust.

     Further, it appears that a REMIC regular certificate would not be included in the estate of a nonresident alien individual and would not be subject to
United States estate taxes. However, it is recommended that certificateholders who are nonresident alien individuals consult their tax advisors concerning this question.

     Unless we otherwise state in the related prospectus supplement, the related Governing Document will prohibit transfers of REMIC residual certificates to investors that are:

     o    foreign persons, or

     o    U.S. Persons, if classified as a partnership under the Internal
          Revenue Code, unless all of their beneficial owners are U.S. Persons.

GRANTOR TRUSTS

     Classification of Grantor Trusts. With respect to each series of grantor trust certificates, our counsel will deliver its opinion to the effect that, assuming compliance with all provisions of the related Governing Document, the related trust, or relevant portion of that trust, will be classified as a grantor trust under subpart E, part I of subchapter J of the Internal Revenue
Code and not as a partnership or an association taxable as a corporation.

     A grantor trust certificate may be classified as either of the following types of certificate:

     o    a grantor trust fractional interest certificate representing an undivided equitable ownership interest in the principal of the mortgage loans constituting the related grantor trust, together with interest, if any, on those loans at a pass-through rate; or

     o    a grantor trust strip certificate representing ownership of all or a portion of the difference between--

          1.   interest paid on the mortgage loans constituting the related grantor trust, minus

          2.   the sum of:

               o    normal administration fees, and

               o    interest paid to the holders of grantor trust fractional
                    interest certificates issued with respect to that grantor
                    trust

     A grantor trust strip certificate may also evidence a nominal ownership interest in the principal of the mortgage loans constituting the related grantor trust.

     Characterization of Investments in Grantor Trust Certificates.

     Grantor Trust Fractional Interest Certificates. Unless we otherwise disclose in the related prospectus supplement, any offered certificates that are grantor trust fractional interest certificates will generally represent interests in:

     o    "loans . . . secured by an interest in real property" within the meaning of section 7701(a)(19)(C)(v) of the Internal Revenue Code, but only to the extent that the underlying mortgage loans have been made with respect to property that is used for residential or other prescribed purposes;

     o    "obligation[s] (including any participation or certificate of beneficial ownership therein) which . . . [are] principally secured by an interest in real property" within the meaning of section 860G(a)(3)
          of the Internal Revenue Code; and

     o    "real estate assets" within the meaning of section 856(c)(5)(B) of the
          Internal Revenue Code.

     In addition, interest on offered certificates that are grantor trust fractional interest certificates will, to the same extent, be considered
"interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of section 856(c)(3)(B) of the Internal
Revenue Code.

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     Grantor Trust Strip Certificates. Even if grantor trust strip certificates evidence an interest in a grantor trust--

     o    consisting of mortgage loans that are "loans . . . secured by an interest in real property" within the meaning of section
          7701(a)(19)(C)(v) of the Internal Revenue Code,

     o    consisting of mortgage loans that are "real estate assets" within the meaning of section 856(c)(5)(B) of the Internal Revenue Code, and

     o    the interest on which is "interest on obligations secured by mortgages on real property" within the meaning of section 856(c)(3)(B) of the
          Internal Revenue Code,

it is unclear whether the grantor trust strip certificates, and the income from those certificates, will be so characterized. We recommend that prospective purchasers to which the characterization of an investment in grantor trust strip certificates is material consult their tax advisors regarding whether the grantor trust strip certificates, and the income from those certificates, will be so characterized.

     The grantor trust strip certificates will be "obligation[s] (including any participation or certificate of beneficial ownership therein) which . . . [are]
principally secured by an interest in real property" within the meaning of section 860G(a)(3)(A) of the Internal Revenue Code.

     Taxation of Owners of Grantor Trust Fractional Interest Certificates.

     General. Holders of a particular series of grantor trust fractional interest certificates generally:

     o    will be required to report on their federal income tax returns their shares of the entire income from the underlying mortgage loans, including amounts used to pay reasonable servicing fees and other expenses, and

     o    will be entitled to deduct their shares of any reasonable servicing fees and other expenses.

     Because of stripped interests, market or original issue discount, or premium, the amount includible in income on account of a grantor trust fractional interest certificate may differ significantly from interest paid or accrued on the underlying mortgage loans.

     Section 67 of the Internal Revenue Code allows an individual, estate or trust holding a grantor trust fractional interest certificate directly or through some types of pass-through entities a deduction for any reasonable servicing fees and expenses only to the extent that the total of the holder's miscellaneous itemized deductions exceeds two percent of the holder's adjusted gross income.

     Section 68 of the Internal Revenue Code currently reduces the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount. Such reduction is scheduled to be phased out between 2006 and 2010.

     The amount of additional taxable income reportable by holders of grantor trust fractional interest certificates who are subject to the limitations of either section 67 or section 68 of the Internal Revenue Code may be substantial. Further, certificateholders, other than corporations, subject to the alternative minimum tax may not deduct miscellaneous itemized deductions in determining their alternative minimum taxable income.

     Although it is not entirely clear, it appears that in transactions in which multiple classes of grantor trust certificates, including grantor trust strip certificates, are issued, any fees and expenses should be allocated among those classes of grantor trust certificates. The method of this allocation should recognize that each class benefits from the related services. In the absence of statutory or administrative clarification as to the method to be used, we currently expect that information returns or reports to the IRS and certificateholders will be based on a method that allocates these fees and expenses among classes of grantor trust certificates with respect to each period based on the payments made to each class during that period.

     The federal income tax treatment of grantor trust fractional interest certificates of any series will depend on whether they are subject to the stripped bond rules of section 1286 of the Internal Revenue Code. Grantor trust fractional interest certificates may be subject to those rules if:

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     o    a class of grantor trust strip certificates is issued as part of the same series, or

     o    we or any of our affiliates retain, for our or its own account or for purposes of resale, a right to receive a specified portion of the interest payable on an underlying mortgage loan.

     Further, the IRS has ruled that an unreasonably high servicing fee retained by a seller or servicer will be treated as a retained ownership interest in mortgage loans that constitutes a stripped coupon. We will include in the related prospectus supplement information regarding servicing fees paid out of the assets of the related trust to:

     o    a master servicer,

     o    a special servicer,

     o    any sub-servicer, or

     o    their respective affiliates.

     With respect to certain categories of debt instruments, section 1272(a)(6)
of the Internal Revenue Code requires the use of a reasonable prepayment assumption in accruing original issue discount, and adjustments in the accrual of original issue discount when prepayments do not conform to the prepayment assumption.

     Legislation enacted in 1997 extended the scope of that section to cover investments in any pool of debt instruments the yield on which may be affected by reason of prepayments. The precise application of section 1272(a)(6) of the
Internal Revenue Code to pools of debt instruments is unclear in certain respects. For example, it is uncertain whether a prepayment assumption will be applied collectively to all of a taxpayer's investments in these pools of debt instruments, or on an investment-by-investment basis. Similarly, it is not clear whether the assumed prepayment rate as to investments in grantor trust fractional interest certificates is to be determined based on conditions at the time of the first sale of the certificate or, with respect to any holder, at the time of purchase of the certificate by that holder.

     We recommend that certificateholders consult their tax advisors concerning reporting original issue discount, market discount and premium with respect to grantor trust fractional interest certificates.

     If Stripped Bond Rules Apply. If the stripped bond rules apply, each grantor trust fractional interest certificate will be treated as having been issued with original issue discount within the meaning of section 1273(a) of the Internal Revenue Code. This is subject, however, to the discussion below regarding:

     o    the treatment of some stripped bonds as market discount bonds, and

     o    de minimismarket discount.

     See "--Grantor Trusts--Taxation of Owners of Grantor Trust Fractional
Interest Certificates-- Market Discount" below.

     The holder of a grantor trust fractional interest certificate will report interest income from its grantor trust fractional interest certificate for each month to the extent it constitutes "qualified stated interest" in accordance with its normal method of accounting. See "REMICs--Taxation of Owners of REMIC
Regular Certificates--Original Issue Discount" in this prospectus for a description of qualified stated interest.

     The original issue discount on a grantor trust fractional interest certificate will be the excess of the certificate's stated redemption price over its issue price. The issue price of a grantor trust fractional interest certificate as to any purchaser will be equal to the price paid by that purchaser of the grantor trust fractional interest certificate. The stated
redemption price of a grantor trust fractional interest certificate will be the sum of all payments to be made on that certificate, other than qualified stated
interest, if any, and the certificate's share of reasonable servicing fees and other expenses.

     See "--Grantor Trusts--Taxation of Owners of Grantor Trust Fractional
Interest Certificates--If Stripped Bond Rules Do Not Apply" for a definition of
"qualified stated interest." In general, the amount of that income that accrues in any month would equal the product of:

     o    the holder's adjusted basis in the grantor trust fractional interest certificate at the beginning of the related month, as defined in
          "--Grantor Trusts--Sales of Grantor Trust Certificates," and

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     o    the yield of that grantor trust fractional interest certificate to the holder.

     The yield would be computed at the rate, that, if used to discount the holder's share of future payments on the related mortgage loans, would cause the present value of those future payments to equal the price at which the holder purchased the certificate. This rate is compounded based on the regular interval between payment dates. In computing yield under the stripped bond rules, a certificateholder's share of future payments on the related mortgage loans will not include any payments made with respect to any ownership interest in those mortgage loans retained by us, a master servicer, a special servicer, a sub-servicer or our or their respective affiliates, but will include the certificateholder's share of any reasonable servicing fees and other expenses and is based generally on the method described in section 1272(a)(6) of the
Internal Revenue Code. The precise means of applying that method is uncertain in various respects. See "--Grantor Trusts--Taxation of Owners of Grantor Trust
Fractional Interest Certificates--General."

     In the case of a grantor trust fractional interest certificate acquired at a price equal to the principal amount of the related mortgage loans allocable to that certificate, the use of a prepayment assumption generally would not have any significant effect on the yield used in calculating accruals of interest income. In the case, however, of a grantor trust fractional interest certificate acquired at a price less than or greater than the principal amount, respectively, the use of a reasonable prepayment assumption would increase or decrease the yield. Therefore, the use of this prepayment assumption would accelerate or decelerate, respectively, the reporting of income.

     In the absence of statutory or administrative clarification, we currently expect that information reports or returns to the IRS and certificateholders will be based on:

     o    a prepayment assumption determined when certificates are offered and sold hereunder, which we will disclose in the related prospectus supplement, and

     o    a constant yield computed using a representative initial offering price for each class of certificates.

     However, neither we nor any other person will make any representation that--

     o    the mortgage loans in any of our trusts will in fact prepay at a rate conforming to the prepayment assumption used or any other rate, or

     o    the prepayment assumption will not be challenged by the IRS on audit.

     Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports that we send, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

     Under Treasury regulation section 1.1286-1, some stripped bonds are to be treated as market discount bonds. Accordingly, any purchaser of that bond is to account for any discount on the bond as market discount rather than original issue discount. This treatment only applies, however, if immediately after the most recent disposition of the bond by a person stripping one or more coupons from the bond and disposing of the bond or coupon:

     o    there is no original issue discount or only a de minimis amount of original issue discount, or

     o    the annual stated rate of interest payable on the original bond is no more than one percentage point lower than the gross interest rate payable on the related mortgage loans, before subtracting any servicing fee or any stripped coupon.

     If interest payable on a grantor trust fractional interest certificate is more than one percentage point lower than the gross interest rate payable on the related mortgage loans, we will disclose that fact in the related prospectus supplement. If the original issue discount or market discount on a grantor trust fractional interest certificate determined under the stripped bond rules is less than the product of:

     o    0.25% of the stated redemption price, and

     o    the weighted average maturity of the related mortgage loans,

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then the original issue discount or market discount will be considered to be de minimis. Original issue discount or market discount of only a de minimis amount will be included in income in the same manner as de minimis original issue discount and market discount described in "--Grantor Trusts--Taxation of Owners of Grantor Trust Fractional Interest Certificates--If Stripped Bond Rules Do
Not Apply" and "--Market Discount" below.

     If Stripped Bond Rules Do Not Apply. Subject to the discussion below on original issue discount, if the stripped bond rules do not apply to a grantor trust fractional interest certificate, the certificateholder will be required to report its share of the interest income on the related mortgage loans in accordance with the certificateholder's normal method of accounting. In that case, the original issue discount rules will apply, even if the stripped bond rules do not apply, to a grantor trust fractional interest certificate to the extent it evidences an interest in mortgage loans issued with original issue discount.

     The original issue discount, if any, on mortgage loans will equal the difference between:

     o    the stated redemption price of the mortgage loans, and

     o    their issue price.

     For a definition of "stated redemption price," see "--REMICs--Taxation of
Owners of REMIC Regular Certificates--Original Issue Discount" above. In general, the issue price of a mortgage loan will be the amount received by the borrower from the lender under the terms of the mortgage loan. If the borrower separately pays points to the lender that are not paid for services provided by the lender, such as commitment fees or loan processing costs, the amount of those points paid reduces the issue price.

     The stated redemption price of a mortgage loan will generally equal its principal amount. The determination as to whether original issue discount will be considered to be de minimis will be calculated using the same test as in the
REMIC discussion. See "--REMICs--Taxation of Owners of REMIC Regular
Certificates--Original Issue Discount" above.

     In the case of mortgage loans bearing adjustable or variable interest rates, we will describe in the related prospectus supplement the manner in which these rules will be applied with respect to the mortgage loans by the related trustee or master servicer, as applicable, in preparing information returns to certificateholders and the IRS.

     If original issue discount is in excess of a de minimis amount, all original issue discount with respect to a mortgage loan will be required to be accrued and reported in income each month, based generally on the method described in section 1272(a)(6) of the Internal Revenue Code. The precise means of applying that method is uncertain in various respects, however. See
"--Grantor Trusts--Taxation of Owners of Grantor Trust Fractional Interest
Certificates--General."

     A purchaser of a grantor trust fractional interest certificate may purchase the grantor trust fractional interest certificate at a cost less than the certificate's allocable portion of the total remaining stated redemption price of the underlying mortgage loans. In that case, the purchaser will also be required to include in gross income the certificate's daily portions of any original issue discount with respect to those mortgage loans. However, each daily portion will be reduced, if the cost of the grantor trust fractional interest certificate to the purchaser is in excess of the certificate's allocable portion of the aggregate adjusted issue prices of the underlying mortgage loans. The reduction will be approximately in proportion to the ratio that the excess bears to the certificate's allocable portion of the total original issue discount remaining to be accrued on those mortgage loans.

     The adjusted issue price of a mortgage loan on any given day equals the sum of:

     o    the adjusted issue price or the issue price, in the case of the first accrual period, of the mortgage loan at the beginning of the accrual period that includes that day, and

     o    the daily portions of original issue discount for all days during the accrual period prior to that day.

     The adjusted issue price of a mortgage loan at the beginning of any accrual period will equal:

     o    the issue price of the mortgage loan, increased by

     o    the total amount of original issue discount with respect to the mortgage loan that accrued in prior accrual periods, and reduced by

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     o    the amount of any payments made on the mortgage loan in prior accrual periods of amounts included in its stated redemption price.

     In the absence of statutory or administrative clarification, we currently expect that information reports or returns to the IRS and certificateholders will be based on:

     o    a prepayment assumption determined when the certificates are offered and sold hereunder and disclosed in the related prospectus supplement,
          and

     o    a constant yield computed using a representative initial offering price for each class of certificates.

     However, neither we nor any other person will make any representation that--

     o    the mortgage loans will in fact prepay at a rate conforming to the prepayment assumption or any other rate, or

     o    the prepayment assumption will not be challenged by the IRS on audit.

     Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

     Market Discount. If the stripped bond rules do not apply to a grantor trust fractional interest certificate, a certificateholder may be subject to the market discount rules of Sections 1276 through 1278 of the Internal Revenue
Code to the extent an interest in a mortgage loan is considered to have been purchased at a market discount. A mortgage loan is considered to have been purchased at a market discount if--

     o    in the case of a mortgage loan issued without original issue discount, it is purchased at a price less than its remaining stated redemption price, or

     o    in the case of a mortgage loan issued with original issue discount, it is purchased at a price less than its adjusted issue price.

     If market discount is in excess of a de minimis amount, the holder generally must include in income in each month the amount of the discount that has accrued, under the rules described in the next paragraph, through that month that has not previously been included in income. However, the inclusion will be limited, in the case of the portion of the discount that is allocable to any mortgage loan, to the payment of stated redemption price on the mortgage loan that is received by or, for accrual method certificateholders, due to the trust in that month. A certificateholder may elect to include market discount in income currently as it accrues, under a constant yield method based on the yield of the certificate to the holder, rather than including it on a deferred basis in accordance with the foregoing. Such market discount will be accrued based generally on the method described in section 1272(a)(6) of the Internal
Revenue Code. The precise means of applying that method is uncertain in various respects, however. See "Grantor Trusts--Taxation of Owners of Grantor Trust
Fractional Interest Certificates--General."

     We recommend that certificateholders consult their own tax advisors concerning accrual of market discount with respect to grantor trust fractional interest certificates. Certificateholders should also refer to the related prospectus supplement to determine whether and in what manner the market discount will apply to the underlying mortgage loans purchased at a market discount.

     To the extent that the underlying mortgage loans provide for periodic payments of stated redemption price, you may be required to include market discount in income at a rate that is not significantly slower than the rate at which that discount would be included in income if it were original issue discount.

     Market discount with respect to mortgage loans may be considered to be de minimis and, if so, will be includible in income under de minimis rules similar to those described under "--REMICs--Taxation of Owners of REMIC Regular
Certificates--Original Issue Discount" above.

     Further, under the rules described under "--REMICs--Taxation of Owners of
REMIC Regular Certificates--Market Discount" above, any discount that is not original issue discount and exceeds a de minimis amount may require the deferral of interest expense deductions attributable to accrued market

                                      115

discount not yet includible in income, unless an election has been made to report market discount currently as it accrues. This rule applies without regard to the origination dates of the underlying mortgage loans.

     Premium. If a certificateholder is treated as acquiring the underlying mortgage loans at a premium, which is a price in excess of their remaining stated redemption price, the certificateholder may elect under section 171 of the Internal Revenue Code to amortize the portion of that premium allocable to mortgage loans originated after September 27, 1985 using a constant yield method. Amortizable premium is treated as an offset to interest income on the related debt instrument, rather than as a separate interest deduction. However, premium allocable to mortgage loans originated before September 28, 1985 or to mortgage loans for which an amortization election is not made, should:

     o    be allocated among the payments of stated redemption price on the mortgage loan, and

     o    be allowed as a deduction as those payments are made or, for an accrual method certificateholder, due.

     It appears that a prepayment assumption should be used in computing amortization of premium allowable under section 171 of the Internal Revenue
Code similar to that described for calculating the accrual of market discount of grantor trust fractional interest certificates based generally on the method described in section 1272(a)(6) of the Internal Revenue Code. The precise means of applying that method is uncertain in various respects, however. See "Grantor
Trusts--Taxation of Owners of Grantor Trust Fractional Interest
Certificates--General."

     Taxation of Owners of Grantor Trust Strip Certificates. The stripped coupon rules of section 1286 of the Internal Revenue Code will apply to the grantor trust strip certificates. Except as described above under "--Grantor
Trusts--Taxation of Owners of Grantor Trust Fractional Interest
Certificates--If Stripped Bond Rules Apply," no regulations or published rulings under section 1286 of the Internal Revenue Code have been issued and some uncertainty exists as to how it will be applied to securities, such as the grantor trust strip certificates. Accordingly, we recommend that you consult your tax advisors concerning the method to be used in reporting income or loss with respect to those certificates.

     The Treasury regulations promulgated under the original discount rules do not apply to stripped coupons, although they provide general guidance as to how the original issue discount sections of the Internal Revenue Code will be applied.

     Under the stripped coupon rules, it appears that original issue discount will be required to be accrued in each month on the grantor trust strip certificates based on a constant yield method. In effect, you would include as interest income in each month an amount equal to the product of your adjusted basis in the grantor trust strip certificate at the beginning of that month and the yield of the grantor trust strip certificate to you. This yield would be calculated based on:

     o    the price paid for that grantor trust strip certificate by you, and

     o    the projected payments remaining to be made on that grantor trust strip certificate at the time of the purchase, plus

     o    an allocable portion of the projected servicing fees and expenses to be paid with respect to the underlying mortgage loans.

     Such yield will accrue based generally on the method described in section
1272(a)(6) of the Internal Revenue Code. The precise means of applying that method is uncertain in various respects, however. See "Grantor Trusts--Taxation of Owners of Grantor Trust Fractional Interest Certificates--General."

     If the method for computing original issue discount under section
1272(a)(6) results in a negative amount of original issue discount as to any accrual period with respect to a grantor trust strip certificate, the amount of original issue discount allocable to that accrual period will be zero. That is, no current deduction of the negative amount will be allowed to you. You will instead only be permitted to offset that negative amount against future positive original issue discount, if any, attributable to that certificate.
Although not free from doubt, it is possible that you may be permitted to deduct a loss to the extent his or her basis in the certificate exceeds the maximum amount of payments you could ever receive with

                                      116

respect to that certificate. However, the loss may be a capital loss, which is limited in its deductibility. The foregoing considerations are particularly relevant to grantor trust certificates with no, or disproportionately small, amounts of principal, which can have negative yields under circumstances that are not default related. See "Risk Factors--The Investment Performance of Your
Offered Certificates Will Depend Upon Payments, Defaults and Losses on the
Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be
Highly Unpredictable" above.

     The accrual of income on the grantor trust strip certificates will be significantly slower using a prepayment assumption than if yield is computed assuming no prepayments. In the absence of statutory or administrative clarification, we currently expect that information returns or reports to the
IRS and certificateholders will be based on:

     o    the prepayment assumption we will disclose in the related prospectus supplement, and

     o    a constant yield computed using a representative initial offering price for each class of certificates.

     However, neither we nor any other person will make any representation that--

     o    the mortgage loans in any of our trusts will in fact prepay at a rate conforming to the prepayment assumption or at any other rate or

     o    the prepayment assumption will not be challenged by the IRS on audit.

     We recommend that prospective purchasers of the grantor trust strip certificates consult their tax advisors regarding the use of the prepayment assumption.

     Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

     Sales of Grantor Trust Certificates. Any gain or loss recognized on the sale or exchange of a grantor trust certificate by an investor who holds that certificate as a capital asset, will be capital gain or loss, except as described below in this "--Sales of Grantor Trust Certificates" subsection. The amount recognized equals the difference between:

     o    the amount realized on the sale or exchange of a grantor trust certificate, and

     o    its adjusted basis.

     The adjusted basis of a grantor trust certificate generally will equal:

     o    its cost, increased by

     o    any income reported by the seller, including original issue discount and market discount income, and reduced, but not below zero, by

     o    any and all previously reported losses, amortized premium, and payments with respect to that grantor trust certificate.

     As of the date of this prospectus, the Internal Revenue Code provides for lower rates as to long-term capital gains than those applicable to the short-term capital gains and ordinary income realized or received by individuals. No similar rate differential exists for corporations. In addition, the distinction between a capital gain or loss and ordinary income or loss remains relevant for other purposes.

     Gain or loss from the sale of a grantor trust certificate may be partially or wholly ordinary and not capital in some circumstances. Gain attributable to accrued and unrecognized market discount will be treated as ordinary income.
Gain or loss recognized by banks and other financial institutions subject to
Section 582(c) of the Internal Revenue Code will be treated as ordinary income.

     Furthermore, a portion of any gain that might otherwise be capital gain may be treated as ordinary income to the extent that the grantor trust certificate is held as part of a "conversion transaction" within the meaning of
Section 1258 of the Internal Revenue Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer's return is attributable to the time value of the

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taxpayer's net investment in the transaction. The amount of gain realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate applicable Federal rate at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

     The Internal Revenue Code requires the recognition of gain upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer's risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that--

     o    entitle the holder to a specified principal amount,

     o    pay interest at a fixed or variable rate, and

     o    are not convertible into the stock of the issuer or a related party,

cannot be the subject of a constructive sale for this purpose. Because most grantor trust certificates meet this exception, this Section will not apply to most grantor trust certificates. However, some grantor trust certificates have no, or a disproportionately small amount of, principal and these certificates can be the subject of a constructive sale.

     Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include the net capital gain in total net investment income for the relevant taxable year. This election would be done for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer's net investment income.

     Grantor Trust Reporting. Unless otherwise provided in the related prospectus supplement, the related tax administrator will furnish or make readily available through electronic means to each holder of a grantor trust certificate with each payment a statement setting forth the amount of the payment allocable to principal on the underlying mortgage loans and to interest on those loans at the related pass-through rate. In addition, the related tax administrator will furnish, within a reasonable time after the end of each calendar year, to each person or entity that was the holder of a grantor trust certificate at any time during that year, information regarding:

     o    the amount of servicing compensation received by a master servicer or special servicer, and

     o    all other customary factual information the reporting party deems necessary or desirable to enable holders of the related grantor trust certificates to prepare their tax returns.

     The reporting party will furnish comparable information to the IRS as and when required by law to do so.

     Because the rules for accruing discount and amortizing premium with respect to grantor trust certificates are uncertain in various respects, there is no assurance the IRS will agree with the information reports of those items of income and expense. Moreover, those information reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders that bought their certificates at the representative initial offering price used in preparing the reports.

     On June 20, 2002, the Treasury Department published proposed regulations, which will, when effective, establish a reporting framework for interests in
"widely held fixed investment trusts" that will place the responsibility of reporting on the person in the ownership chain who holds an interest for a beneficial owner. A widely-held fixed investment trust is defined as any entity classified as a "trust" under Treasury regulation section 301.7701-4(c) in which any interest is held by a middleman, which includes, but is not limited to:

     o    a custodian of a person's account,

     o    a nominee, and

     o    a broker holding an interest for a customer in street name.

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     These regulations are proposed to be effective on January 1, 2004.

     Backup Withholding. In general, the rules described under
"--REMICs--Backup Withholding with Respect to REMIC Certificates" above will also apply to grantor trust certificates.

     Foreign Investors. In general, the discussion with respect to REMIC regular certificates under "--REMICs--Foreign Investors in REMIC Certificates"
above applies to grantor trust certificates. However, unless we otherwise specify in the related prospectus supplement, grantor trust certificates will be eligible for exemption from U.S. withholding tax, subject to the conditions described in the discussion above, only to the extent the related mortgage loans were originated after July 18, 1984.

     To the extent that interest on a grantor trust certificate would be exempt under sections 871(h)(1) and 881(c) of the Internal Revenue Code from United
States withholding tax, and the certificate is not held in connection with a certificateholder's trade or business in the United States, the certificate will not be subject to United States estate taxes in the estate of a nonresident alien individual.

                        STATE AND OTHER TAX CONSEQUENCES

     In addition to the federal income tax consequences described in "Federal
Income Tax Consequences," potential investors should consider the state and local tax consequences concerning the offered certificates. State tax law may differ substantially from the corresponding federal law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction. Therefore, we recommend that prospective investors consult their tax advisors with respect to the various tax consequences of investments in the offered certificates.

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                              ERISA CONSIDERATIONS

GENERAL

     The Employee Retirement Income Security Act of 1974, as amended, imposes various requirements on--

     o    ERISA Plans, and

     o    persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, ERISA Plans include corporate pension and profit sharing plans as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

     Governmental plans and, if they have not made an election under Section
410(d) of the Internal Revenue Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Internal Revenue Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and
501(a) of the Internal Revenue Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Internal Revenue Code.

     ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including--

     o    investment prudence and diversification, and

     o    compliance with the investing ERISA Plan's governing documents.

     Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a Party in Interest with respect to that ERISA Plan, unless a statutory or administrative exemption applies.
Section 4975 of the Internal Revenue Code contains similar prohibitions applicable to transactions involving the assets of an I.R.C. Plan. For purposes of this discussion, Plans include ERISA Plans as well as individual retirement accounts, Keogh plans and other I.R.C. Plans.

     The types of transactions between Plans and Parties in Interest that are prohibited include:

     o    sales, exchanges or leases of property;

     o    loans or other extensions of credit; and

     o    the furnishing of goods and services.

     Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Internal Revenue
Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

PLAN ASSET REGULATIONS

     A Plan's investment in offered certificates may cause the underlying mortgage assets and other assets of the related trust to be deemed assets of that Plan. Section 2510.3-101 of the Plan Asset Regulations provides that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include both Plans and some employee benefit plans not subject to ERISA or
Section 4975 of the Internal Revenue Code, is not significant. The equity participation by benefit plan investors will be significant on any date if 25%
or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons:

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     1.   those with discretionary authority or control over the assets of the entity,

     2.   those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

     3.   those who are affiliates of the persons described in the preceding clauses 1. and 2.

     In the case of one of our trusts, investments by us, by an underwriter, by the related trustee, the related master servicer, the related special servicer or any other party with discretionary authority over the related trust assets, or by the affiliates of these persons, will be excluded.

     A fiduciary of an investing Plan is any person who--

     o    has discretionary authority or control over the management or disposition of the assets of that Plan, or

     o    provides investment advice with respect to the assets of that Plan for a fee.

     If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the related trustee, master servicer or special servicer, or affiliates of any of these parties, may be*

     o    deemed to be a fiduciary with respect to the investing Plan, and

     o    subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are
Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Internal Revenue Code. For
example, if a borrower with respect to a mortgage loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of offered certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

     The Plan Asset Regulations provide that where a Plan purchases a
"guaranteed governmental mortgage pool certificate," the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a
"guaranteed governmental mortgage pool certificate" some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac.
Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not "guaranteed governmental mortgage pool certificates" within the meaning of the Plan Asset
Regulations.

     In addition, the acquisition or holding of offered certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the related trustee, master servicer or special servicer or any related underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

     If you are the fiduciary of a Plan, you should consult your counsel and review the ERISA discussion in the related prospectus supplement before purchasing any offered certificates.

PROHIBITED TRANSACTION EXEMPTIONS

     If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the offered certificates on behalf of a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

     o    Prohibited Transaction Class Exemption 75-1, which exempts particular transactions involving Plans and broker-dealers, reporting dealers and banks;

     o    Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

     o    Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in
          Interest;

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     o    Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of an ERISA Plan by a "qualified professional asset manager;"

     o    Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in
          Interest; and

     o    Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an "in-house asset manager."

     We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any class of offered certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment. The prospectus supplement with respect to the offered certificates of any series may contain additional information regarding the availability of other exemptions, with respect to those certificates.

UNDERWRITER'S EXEMPTION

     It is expected that Lehman Brothers Inc. will be the sole underwriter or the lead or co-lead managing underwriter in each underwritten offering of certificates made by this prospectus. The U.S. Department of Labor issued
Prohibited Transaction Exemption 91-14 to a predecessor in interest to Lehman
Brothers Inc. Subject to the satisfaction of the conditions specified in that exemption, PTE 91-14, as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41, generally exempts from the application of the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, various transactions relating to, among other things--

     o    the servicing and operation of some mortgage assets pools, such as the types of mortgage assets pools that will be included in our trusts,
          and

     o    the purchase, sale and holding of some certificates evidencing interests in those pools that are underwritten by Lehman Brothers Inc.
          or any person affiliated with Lehman Brothers Inc., such as particular classes of the offered certificates.

     The related prospectus supplement will state whether PTE 91-14 is or may be available with respect to any offered certificates underwritten by Lehman
Brothers Inc.

INSURANCE COMPANY GENERAL ACCOUNTS

     Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Internal Revenue Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer's general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

     Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section
401(c) of ERISA, may be treated as Plan assets. In addition, because Section
401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in offered certificates, you should consult your legal counsel as to the applicability of Section 401(c) of ERISA.

CONSULTATION WITH COUNSEL

If you are a fiduciary for a Plan and you intend to purchase offered certificates on behalf of or with assets of that Plan, you should:

                                      122

     o    consider your general fiduciary obligations under ERISA, and

     o    consult with your legal counsel as to--

          1.   the potential applicability of ERISA and Section 4975 of the
               Internal Revenue Code to that investment, and

          2.   the availability of any prohibited transaction exemption in connection with that investment.

TAX EXEMPT INVESTORS

     A Plan that is exempt from federal income taxation under Section 501 of the Internal Revenue Code will be subject to federal income taxation to the extent that its income is "unrelated business taxable income" within the meaning of Section 512 of the Internal Revenue Code. All excess inclusions of a
REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

     See "Federal Income Tax Consequences--REMICs--Taxation of Owners of REMIC
Residual Certificates--Excess Inclusions" in this prospectus.

                                LEGAL INVESTMENT

     If and to the extent specified in the related prospectus supplement, certain classes of the offered certificates of any series will constitute mortgage related securities for purposes of the Secondary Mortgage Market
Enhancement Act of 1984, as amended.

     Generally, the only classes of offered certificates that will qualify as
"mortgage related securities" will be those that: (1) are rated in one of two highest rating categories by at least one nationally recognized statistical rating organization; and (2) are part of a series evidencing interests in a trust fund consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate. The appropriate characterization of offered certificates not qualifying as "mortgage related securities" for purposes of SMMEA under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase such certificates, may be subject to significant interpretive uncertainties.
All investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the offered certificates constitute legal investments for them.

     "Mortgage related securities" are legal investments for persons, trusts, corporations, partnerships, associations, business trusts, and business entities, including depository institutions, insurance companies, trustees and pension funds--

     o    that are created or existing under the laws of the United States or any state, including the District of Columbia and Puerto Rico, and

     o    whose authorized investments are subject to state regulations,

to the same extent that, under applicable law, obligations issued by or guaranteed as to principal and interest by the United States or any of its agencies or instrumentalities are legal investments for those entities.

     Under SMMEA, a number of states enacted legislation, on or prior to the
October 3, 1991 cut-off for those enactments, limiting to various extents the ability of some entities (in particular, insurance companies) to invest in
"mortgage related securities" secured by liens on residential, or mixed residential and commercial properties, in most cases by requiring the affected investors to rely solely upon existing state law, and not SMMEA. Pursuant to
Section 347 of the Riegle Community Development and Regulatory Improvement Act
of 1994, which amended the definition of "mortgage related security" to include, in relevant part, certificates satisfying the rating and qualified originator requirements for "mortgage related securities," but evidencing interests in a trust fund consisting, in whole or in part, of first liens on one or more parcels of real estate upon which are located one or more commercial structures,

                                      123

states were authorized to enact legislation, on or before September 23, 2001, specifically referring to Section 347 and prohibiting or restricting the purchase, holding or investment by state-regulated entities in those types of certificates. Accordingly, the investors affected by any state legislation overriding the preemptive effect of SMMEA will be authorized to invest in offered certificates qualifying as "mortgage related securities" only to the extent provided in that legislation.

     SMMEA also amended the legal investment authority of federally chartered depository institutions as follows:

     o    federal savings and loan associations and federal savings banks may invest in, sell or otherwise deal in "mortgage related securities"
          without limitation as to the percentage of their assets represented by those securities; and

     o    federal credit unions may invest in "mortgage related securities" and national banks may purchase "mortgage related securities" for their own account without regard to the limitations generally applicable to investment securities prescribed in 12 U.S.C. Section 24 (Seventh),

subject in each case to the regulations that the applicable federal regulatory authority may prescribe.

     Effective December 31, 1996, the OCC amended 12 C.F.R. Part 1 to authorize national banks to purchase and sell for their own account, without limitation as to a percentage of the bank's capital and surplus, but subject to compliance with certain general standards concerning "safety and soundness" and retention of credit information in 12 C.F.R. Section 1.5, some "Type IV securities", defined in 12 C.F.R. Section 1.2(m) to include certain commercial mortgage-related securities and residential mortgage-related securities. As defined, "commercial mortgage-related security" and "residential mortgage-related security" mean, in relevant part, a "mortgage related security" within the meaning of SMMEA, provided that, in the case of a
"commercial mortgage-related security", it "represents ownership of a promissory note or certificate of interest or participation that is directly secured by a first lien on one or more parcels of real estate upon which one or more commercial structures are located and that is fully secured by interests in a pool of loans to numerous obligors." In the absence of any rule or administrative interpretation by the OCC defining the term "numerous obligors,"
we make no representation as to whether any class of offered certificates will qualify as "commercial mortgage-related securities", and thus as "Type IV securities", for investment by national banks.

     The NCUA has adopted rules, codified at 12 C.F.R. Part 703, which permit federal credit unions to invest in "mortgage related securities" (other than stripped mortgage related securities (unless the credit union complies with the requirements of 12 C.F.R. Section 703.16 for investing in those securities), residual interests in mortgage related securities and commercial mortgage related securities), subject to compliance with general rules governing investment policies and practices; however, credit unions approved for the
NCUA's "investment pilot program" under 12 C.F.R.  Section  703.19 may be able to invest in those prohibited forms of securities, while "RegFlex credit unions" may invest in commercial mortgage related securities under certain conditions pursuant to 12 C.F.R.  Section  742.4(b)(2).

     The OTS has issued Thrift Bulletin 13a (December 1, 1998), "Management of
Interest Rate Risk, Investment Securities, and Derivatives Activities," and
Thrift Bulletin 73a (December 18, 2001), "Investing in Complex Securities,"
which thrift institutions subject to the jurisdiction of the OTS should consider before investing in any of the offered certificates.

     All depository institutions considering an investment in the offered certificates should review the "Supervisory Policy Statement on Investment
Securities and End-User Derivatives Activities" of the Federal Financial
Institutions Examination Council, which has been adopted by the Board of
Governors of the Federal Reserve System, the FDIC, the OCC and the OTS
effective May 26, 1998, and by the NCUA effective October 1, 1998. That statement sets forth general guidelines which depository institutions must follow in managing risks, including market, credit, liquidity, operational
(transaction), and legal risks, applicable to all securities, including mortgage pass-through securities and mortgage-derivative products used for investment purposes.

     Investors whose investment activities are subject to regulation by federal or state authorities should review rules, policies, and guidelines adopted from time to time by those authorities before purchasing

                                      124

any offered certificates, as certain classes may be deemed unsuitable investments, or may otherwise be restricted, under those rules, policies, or guidelines (in certain instances irrespective of SMMEA).

     The foregoing does not take into consideration the applicability of statues, rules, regulations, orders, guidelines, or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions that may restrict or prohibit investment in securities that are not
"interest-bearing" or "income-paying," and, with regard to any offered certificates issued in book-entry form, provisions that may restrict or prohibit investments in securities that are issued in book-entry form.

     Except as to the status of certain classes as "mortgage related securities," we make no representations as to the proper characterization of any class of offered certificates for legal investment, financial institution regulatory or other purposes. Also, we make no representations as to the ability of particular investors to purchase any class of offered certificates under applicable legal investment restrictions. These uncertainties (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the certificates) may adversely affect the liquidity of any class of offered certificates. Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, you should consult with your legal advisors in determining whether and to what extent--

     o    the offered certificates of any class and series constitute legal investments or are subject to investment, capital or other restrictions; and

     o    if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

                                USE OF PROCEEDS

     Unless otherwise specified in the related prospectus supplement, the net proceeds to be received from the sale of the offered certificates of any series will be applied by us to the purchase of assets for the related trust or will be used by us to cover expenses related to that purchase and the issuance of those certificates. We expect to sell the offered certificates from time to time, but the timing and amount of offerings of those certificates will depend on a number of factors, including the volume of mortgage assets acquired by us, prevailing interest rates, availability of funds and general market conditions.

                             METHOD OF DISTRIBUTION

     The certificates offered by this prospectus and the related prospectus supplements will be offered in series through one or more of the methods described in the next paragraph. The prospectus supplement prepared for the offered certificates of each series will describe the method of offering being utilized for those certificates and will state the net proceeds to us from the sale of those certificates.

     We intend that offered certificates will be offered through the following methods from time to time. We further intend that offerings may be made concurrently through more than one of these methods or that an offering of the offered certificates of a particular series may be made through a combination of two or more of these methods. The methods are as follows:

          1.   by negotiated firm commitment or best efforts underwriting and public offering by one or more underwriters specified in the related prospectus supplement;

          2.   by placements by us with institutional investors through dealers;
               and

          3.   by direct placements by us with institutional investors.

     In addition, if specified in the related prospectus supplement, the offered certificates of a series may be offered in whole or in part to the seller of the mortgage assets that would back those certificates. Furthermore, the related trust assets for any series of offered certificates may include other securities, the offering of which was registered under the registration statement of which this prospectus is a part.

     If underwriters are used in a sale of any offered certificates, other than in connection with an underwriting on a best efforts basis, the offered certificates will be acquired by the underwriters for their

                                      125

own account. These certificates may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices to be determined at the time of sale or at the time of commitment therefor. The managing underwriter or underwriters with respect to the offer and sale of offered certificates of a particular series will be described on the cover of the prospectus supplement relating to the series and the members of the underwriting syndicate, if any, will be named in the relevant prospectus supplement.

     Underwriters may receive compensation from us or from purchasers of the offered certificates in the form of discounts, concessions or commissions.
Underwriters and dealers participating in the payment of the offered certificates may be deemed to be underwriters in connection with those certificates. In addition, any discounts or commissions received by them from us and any profit on the resale of those offered certificates by them may be deemed to be underwriting discounts and commissions under the Securities Act of
1933, as amended.

     It is anticipated that the underwriting agreement pertaining to the sale of the offered certificates of any series will provide that--

     o    the obligations of the underwriters will be subject to various conditions precedent,

     o    the underwriters will be obligated to purchase all the certificates if any are purchased, other than in connection with an underwriting on a best efforts basis, and

     o    in limited circumstances, we will indemnify the several underwriters and the underwriters will indemnify us against civil liabilities relating to disclosure in our registration statement, this prospectus or any of the related prospectus supplements, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments required to be made with respect to any liabilities.

     The prospectus supplement with respect to any series offered by placements through dealers will contain information regarding the nature of the offering and any agreements to be entered into between us and purchasers of offered certificates of that series.

     We anticipate that the offered certificates will be sold primarily to institutional investors. Purchasers of offered certificates, including dealers, may, depending on the facts and circumstances of the purchases, be deemed to be
"underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with reoffers and sales by them of offered certificates. Holders of offered certificates should consult with their legal advisors in this regard prior to any reoffer or sale.

                                 LEGAL MATTERS

     Unless otherwise specified in the related prospectus supplement, particular legal matters in connection with the certificates of each series, including some federal income tax consequences, will be passed upon for us by--

     o    Sidley Austin Brown & Wood LLP;

     o    Cadwalader, Wickersham & Taft LLP;

     o    Skadden, Arps, Slate, Meagher & Flom LLP; or

     o    Thacher Proffitt & Wood LLP.

                             FINANCIAL INFORMATION

     A new trust will be formed with respect to each series of offered certificates. None of those trusts will engage in any business activities or have any assets or obligations prior to the issuance of the related series of offered certificates. Accordingly, no financial statements with respect to any trust will be included in this prospectus or in the related prospectus supplement. We have determined that our financial statements will not be material to the offering of any offered certificates.

                                     RATING

     It is a condition to the issuance of any class of offered certificates that, at the time of issuance, at least one nationally recognized statistical rating organization has rated those certificates in one of its generic

                                      126

rating categories which signifies investment grade. Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

     Ratings on mortgage pass-through certificates address the likelihood of receipt by the holders of all payments of interest and/or principal to which they are entitled. These ratings address the structural, legal and issuer-related aspects associated with the certificates, the nature of the underlying mortgage assets and the credit quality of any third-party credit enhancer. The rating(s) on a class of offered certificates will not represent any assessment of--

     o    whether the price paid for those certificates is fair;

     o    whether those certificates are a suitable investment for any particular investor;

     o    the tax attributes of those certificates or of the related trust;

     o    the yield to maturity or, if they have principal balances, the average life of those certificates;

     o    the likelihood or frequency of prepayments of principal on the underlying mortgage loans;

     o    the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;

     o    whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

     o    the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans; or

     o    if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

     A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating.

                                      127

                                    GLOSSARY

     The following capitalized terms will have the respective meanings assigned to them in this "Glossary" section whenever they are used in this prospectus.

     "ADA" means the Americans with Disabilities Act of 1990, as amended.

     "CERCLA" means the federal Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended.

     "Clearstream" means Clearstream Banking Luxembourg.

     "Committee Report" means the Conference Committee Report accompanying the
Tax Reform Act of 1986.

     "CPR" means an assumed constant rate of prepayment each month, which is expressed on a per annum basis, relative to the then outstanding principal balance of a pool of mortgage loans for the life of those loans.

     "Disqualified Organization" means:

     o    the United States,

     o    any State or political subdivision of the United States,

     o    any foreign government,

     o    any international organization,

     o    any agency or instrumentality of the foregoing, except for instrumentalities described in Section 168(h)(2)(D) of the Internal
          Revenue Code or the Freddie Mac,

     o    any organization, other than a cooperative described in Section 521 of the Internal Revenue Code, that is exempt from federal income tax, except if it is subject to the tax imposed by Section 511 of the
          Internal Revenue Code, or

     o    any organization described in Section 1381(a)(2)(C) of the Internal
          Revenue Code.

     "DTC" means The Depository Trust Company.

     "Electing Large Partnership" means any partnership having more than 100 members during the preceding tax year which elects to apply simplified reporting provisions under the Internal Revenue Code, except for some service partnerships and commodity pools.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

     "ERISA Plan" means any employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA.

     "ECSPLC" means Euroclear Clearance System Public Limited Company.

     "Euroclear Operator" means Euroclear Bank, S.A./N.V., as operator of the
Euroclear System, or any successor entity in that capacity.

     "Euroclear Terms and Conditions" means the Terms and Conditions Governing
Use of Euroclear and the related Operating Procedures of the Euroclear System and, to the extent that it applies to the operation of the Euroclear System,
Belgian law.

     "Fannie Mae" means the Federal National Mortgage Association.

     "Farmer Mac" means the Federal Agricultural Mortgage Corporation.

     "FASB 140" means the Financial Accounting Standards Board's Statement No.
140, entitled "Accounting for Transfers and Servicing of Financial Assets and
Extinguishment of Liabilities," issued in September 2002.

     "FDIC" means the Federal Deposit Insurance Corporation.

                                      128

     "Financial Intermediary" means a brokerage firm, bank, thrift institution or other financial intermediary that maintains an account of a beneficial owner of securities.

     "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

     "Ginnie Mae" means the Government National Mortgage Association.

     "Governing Document" means the pooling and servicing agreement or other similar agreement or collection of agreements, which governs the issuance of a series of offered certificates.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     "I.R.C. Plan" means a plan, arrangement or account that is subject to
Section 4975 of the Internal Revenue Code.

     "IRS" means the Internal Revenue Service.

     "Lender Liability Act" means the Asset Conservation Lender Liability and
Deposit Insurance Act of 1996, as amended.

     "Net Income From Foreclosure Property" means income from foreclosure property other than qualifying rents and other qualifying income for a REIT.

     "NCUA" means the National Credit Union Administration.

     "OCC" means the Office of the Comptroller of the Currency.

     "OTS" means the Office of Thrift Supervision.

     "Party In Interest" means any person that is a "party in interest" within the meaning of ERISA or a "disqualified person" within the meaning of Section
4975 of the Internal Revenue Code.

     "Pass-Through Entity" means any:

     o    regulated investment company,

     o    real estate investment trust,

     o    trust,

     o    partnership, or

     o    other entities described in Section 860E(e)(6) of the Internal Revenue
          Code.

     "Plan" means an ERISA Plan or an I.R.C. Plan.

     "Plan Asset Regulations" means the regulations of the U.S. Department of
Labor promulgated under ERISA describing what constitutes the assets of a Plan.

     "PTE" means a Prohibited Transaction Exemption issued by the U.S.
Department of Labor.

     "REIT" means a real estate investment trust within the meaning of Section
856(a) of the Internal Revenue Code.

     "Relief Act" means the Servicemembers Civil Relief Act.

     "REMIC" means a real estate mortgage investment conduit, within the meaning of, and formed in accordance with, the Tax Reform Act of 1986 and
Sections 860A through 860G of the Internal Revenue Code.

     "Safe Harbor Regulations" means the final Treasury regulations issued on
July 18, 2002.

     "SEC" means the Securities and Exchange Commission.

     "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984, as
amended.

     "SPA" means standard prepayment assumption.

     "UCC" means, for any jurisdiction, the Uniform Commercial Code as in effect in that jurisdiction.

                                      129

     "USA Patriot Act" means the Uniting and Strengthening America by Providing
Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

     "U.S. Person" means:

     o    a citizen or resident of the United States;

     o    a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any state or the District of
          Columbia;

     o    an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

     o    a trust as to which--

          1.   a court in the United States is able to exercise primary
               supervision over the administration of the trust, and

          2.   one or more United States persons have the authority to control all substantial decisions of the trust.

     In addition, to the extent provided in the Treasury Regulations, a trust will be a United States person if it was in existence on August 20, 1996 and it elected to be treated as a United States person.

                                      130

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                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

     The attached diskette contains one spreadsheet file that can be put on a user-specified hard drive or network drive. This spreadsheet file is
"LBUBS05C7.XLS." The spreadsheet file "LBUBS05C7.XLS" is a Microsoft Excel(1),
Version 5.0 spreadsheet. The file provides, in electronic format, some of the statistical information that appears under the caption "Description of the
Mortgage Pool" in, and on Annexes A-1, A-5, A-6 and B to, this prospectus supplement. Capitalized terms used, but not otherwise defined, in the spreadsheet file will have the respective meanings assigned to them in this prospectus supplement. All the information contained in the spreadsheet file is subject to the same limitations and qualifications contained in this prospectus supplement. Prospective investors are strongly urged to read this prospectus supplement and the accompanying prospectus in its entirety prior to accessing the spreadsheet file.

     (1) Microsoft Excel is a registered trademark of Microsoft Corporation.

================================================================================

                              PROSPECTUS SUPPLEMENT

Important Notice About the Information Contained in this

Servicing Under the Series 2005-C7 Pooling and Servicing
  Agreement ...........................................................    S-179
Servicing of the 200 Park Avenue Loan Combination and the

ANNEX A-1--Certain Characteristics of Individual Underlying

ANNEX A-5--Certain Monetary Terms of the Underlying Mortgage
  Loans ...............................................................      A-5
ANNEX A-6--Certain Information Regarding Reserves .....................      A-6
ANNEX B--Certain Information Regarding Multifamily Properties .........        B
ANNEX C-1--Price/Yield Tables .........................................      C-1
ANNEX C-2--Decrement Tables ...........................................      C-2
ANNEX D--Form of Distribution Date Statement ..........................        D
ANNEX E--Reference Rate Schedule ......................................        E
ANNEX F--Class A-AB Planned Principal Balance Schedule ................        F
ANNEX G--Global Clearance and Tax Documentation Procedures ............        G
ANNEX H--Additional Summary Information on The Transaction ............        H
                                   PROSPECTUS
Important Notice About the Information Presented in this

     UNTIL      , ALL DEALERS THAT EFFECT TRANSACTIONS IN THE OFFERED
CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO
DELIVER THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS
DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 $2,255,515,000
                                  (APPROXIMATE)

                                LB-UBS COMMERCIAL
                             MORTGAGE TRUST 2005-C7

                        COMMERCIAL MORTGAGE PASS-THROUGH
                          CERTIFICATES, SERIES 2005-C7

                  CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-AB,
                 CLASS A-4, CLASS A-1A, CLASS A-MFL, CLASS A-M,
                 CLASS A-J, CLASS B, CLASS C, CLASS D, CLASS E,
                             CLASS F AND CLASS X-CP

           -----------------------------------------------------------

                              PROSPECTUS SUPPLEMENT

           -----------------------------------------------------------

                               UBS INVESTMENT BANK

                                 LEHMAN BROTHERS

                                        , 2005

================================================================================

$2,255,515,000 (APPROXIMATE) LB-UBS COMMERCIAL MORTGAGE TRUST 2005-C7,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-C7